Form 10-K, Exhibit 13
period 1998-12-31
FEDERATED INVESTORS INC /PA/
filed 1999-03-26
CIK 1056288

Exhibit 13.01

                          Selected Portions of the 1998
                          Annual Report to Shareholders


SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except Managed and Administered Assets) of Federated for the five years ended Dec. 31, 1998 have been derived from the audited Consolidated Financial Statements of Federated. See the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements" sections which follow.


                                                                 Year Ended Dec. 31,

(dollars in thousands, except per

  share data)                                        1998       1997          1996         1995        1994
STATEMENT OF INCOME DATA:

Total revenue                                   $  522,127    $ 403,719    $ 321,793    $ 279,831    $ 271,190
Operating expenses:
Compensation and related                           146,927      139,373      126,966      101,534       90,003
Other operating expenses                           177,845      141,004      134,308      104,885      115,077
Amortization and revaluation of intangible
  assets                                            14,937       13,715        8,886       10,445      105,868
Total operating expenses                           339,709      294,092      270,160      216,864      310,948
Operating income (loss)                            182,418      109,627       51,633       62,967      (39,758)
Nonoperating expenses                               27,614       20,060       20,287        9,826       10,116
Minority interest                                    8,870        7,584        6,811        5,801        4,070
Income tax provision (benefit)                      53,565       30,957       10,930       18,809      (14,608)
Income (loss) before extraordinary item             92,369       51,026       13,605       28,531      (39,336)
Extraordinary item, net of tax                           0          449          986            0            0
Net income (loss)                                   92,369       50,577       12,619       28,531      (39,336)
Dividends on Preferred Stock                             0            0        3,025        6,000        6,108
Net income (loss) applicable to Common Stock      $ 92,369     $ 50,577      $ 9,594     $ 22,531    $ (45,444)
Cash dividends per common share 1                 $ 0.1350     $ 0.0583     $ 0.0417     $ 0.1667       $ 0.00
Earnings (loss) per common share--basic:

Income before extraordinary item 1                  $ 1.10       $ 0.62       $ 0.13       $ 0.25      $ (0.53)
Earnings (loss) per common share--
  assuming dilution:

Income before extraordinary item 1                  $ 1.07       $ 0.61       $ 0.13       $ 0.24      $ (0.53)
Operating margin percentage                             35%          27%          16%          23%         (15%)
BALANCE SHEET DATA AT PERIOD END:

Cash and cash equivalents                        $ 185,581     $ 22,912      $ 6,561     $  7,181      $ 7,968
Deferred sales commissions, net                    258,593      164,623       85,905       36,845       36,720
Intangible assets, net                              52,953       67,880       69,105       63,703       74,413
Total assets                                       580,020      337,156      247,377      185,402      178,150
Long-term debt--recourse                            98,698       98,950      244,125       68,062       88,690
Long-term debt--nonrecourse 2                      272,850      185,388            0            0            0
Total liabilities                                  490,643      377,800      333,485      155,883      156,284
Shareholders' equity                                88,706      (41,110)     (86,922)      28,692       20,733
Book value per common share                         $ 1.03      $ (0.49)    $  (1.04)    $   0.32       $ 0.23
MANAGED AND ADMINISTERED ASSETS AT PERIOD
 END (in millions):

Money market funds                               $  77,055     $ 63,622     $ 51,163     $ 40,610     $ 31,528
Fixed income funds                                  16,437       15,067       14,109       14,330       14,106
Equity funds                                        15,503       11,710        7,594        5,287        3,927
Separate accounts                                    2,558        2,141        1,976        1,486        1,257
Total Managed Assets                             $ 111,553     $ 92,540     $ 74,842     $ 61,713     $ 50,818
Total Administered Assets                        $  28,165     $ 46,999     $ 35,574     $ 22,089     $ 21,304

1 Reflects the one-for-one stock dividend paid in 1996 and the one-for-one stock dividend and one-for-two stock dividend paid in 1998.

2 See Note 6 to the Consolidated Financial Statements for information concerning nonrecourse debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

AVERAGE MANAGED AND ADMINISTERED ASSETS


                                                                    Percent

                                           Year Ended Dec. 31,      Change

(dollars in millions)                       1998      1997           1998
Money market funds                       $ 69,074    $ 55,636         24%
Fixed income funds                         15,851      14,382         10%
Equity funds                               13,777       9,690         42%
Separate accounts                           2,334       1,872         25%
Total average Managed Assets             $101,036    $ 81,580         24%
Total average Administered Assets        $ 53,136    $ 42,965         24%

COMPONENTS OF CHANGES IN EQUITY AND FIXED INCOME FUND MANAGED ASSETS

<Caption

                                                                 Percent

                                      Year Ended Dec. 31,        Change

(dollars in millions)                   1998       1997           1998
EQUITY FUNDS

Beginning assets                     $ 11,710     $ 7,594          54%
Sales                                   5,049       4,017          26%
Redemptions                            (3,098)     (2,196)         41%
Net sales                               1,951       1,821           7%
Net exchanges                             (17)        128        (113%)
Acquisition related                        --         353        (100%)
Other*                                  1,859       1,814           2%
Ending assets                        $ 15,503     $11,710          32%
FIXED INCOME FUNDS

Beginning assets                     $ 15,067    $ 14,109           7%
Sales                                   6,170       4,584          35%
Redemptions                            (4,831)     (4,416)          9%
Net sales                               1,339         168         697%
Net exchanges                            (274)        (72)       (281%)
Acquisition related                       --          175        (100%)
Other*                                    305         687         (56%)
Ending assets                        $ 16,437    $ 15,067           9%

* Primarily reinvested dividends and distributions, net investment income and changes in the value of securities held by the funds.

RESULTS OF OPERATIONS

GENERAL

Federated is a leading provider of investment management products and related financial services.

Federated derives a majority of its revenue through advising, distributing and servicing the Federated funds, separately managed accounts and other related products. Federated also derives revenue through distributing and servicing third-party mutual funds.

Investment advisory, distribution and the majority of the servicing fees are based on the net asset value of the investment portfolios that are managed or administered by Federated. As such, these revenues are dependent upon factors including market conditions and the ability to attract and maintain assets. Accordingly, revenues will fluctuate with changes in the total value and composition of the assets under management or administration.

YEAR ENDED DEC. 31, 1998, COMPARED TO THE YEAR ENDED DEC. 31, 1997

NET INCOME. Net income for the year ended Dec. 31, 1998, was $92.4 million, or $1.07 per diluted share, an 83% and 78% increase, respectively, over 1997. Revenue growth of 29% from higher levels of average Managed Assets as well as improvements in operating margins, from 27% to 35%, were the primary reasons for the improved financial performance. The higher levels of average Managed Assets occurred despite the recent market volatility. In 1998, net sales for equity and fixed income funds were $2.0 billion and $1.3 billion, respectively, resulting in increases of 7% and 697%, respectively, over 1997, as a result of the continued strong investment performance and expanded product menu of these asset classes. Increased assets in money market funds are due to the increased demand from customers for investment vehicles in which to place cash during periods of market volatility, as well as efforts to expand the corporate customer base.

REVENUE. Federated's consolidated revenue increased $118.4 million, or 29%, to $522.1 million for the year ended Dec. 31, 1998, from $403.7 million for 1997 primarily due to higher levels of Managed Assets. Average Managed Assets increased 24% from $81.6 billion for the year ended Dec. 31, 1997, to $101.0 billion for 1998, including increases of 24%, 10%, 42% and 25% in money market funds, fixed income funds, equity funds and separate accounts, respectively. Service-related revenues from sources other than Managed Assets increased by approximately $3.3 million primarily due to increased revenues within Federated's clearing and retirement plan recordkeeping services. Interest and dividends increased by $5.9 million, or 193%, over the prior year as a result of higher levels of invested cash resulting from the B Share advanced commission financing program, net proceeds from Federated's initial public offering in May 1998 and higher levels of cash generated from operations. Other income increased $5.0 million, or 91%, from $5.4 million for the year ended Dec. 31, 1997, to $10.4 million for 1998, principally as a result of servicing contract buyouts during 1998 totaling $6.0 million. Collectively, these clients, as well as certain other clients whose contracts had expired and were not renewed during 1998, had administered assets of $31.6 billion at the time of their departure. However, these assets accounted for less than 2% of 1998 total revenue. Due to the relatively lower revenues generated by Administered Assets, changes in the amount of Administered Assets generally have less impact on Federated's results of operations than changes in the amount of Managed Assets.

OPERATING EXPENSES. Total operating expenses increased from $294.1 million for the year ended Dec. 31, 1997, to $339.7 million for 1998, an increase of $45.6 million, or 16%. Expense management continues to be a major focus for Federated, with expense increases largely attributable to growth in assets under management and higher levels of profitability. As a result, expense growth has been contained at levels substantially below the 29% increase in revenues, and, accordingly, operating margins have improved to 35% for the year ended Dec. 31, 1998, from 27% for 1997.

Compensation and related expenses increased $7.5

million, or 5%, from $139.4 million for the year ended Dec. 31, 1997, to $146.9 million for 1998. This increase was primarily attributed to a 54% increase in variable-based compensation as a result of increased sales, favorable investment performance as compared to benchmarks and overall improved financial performance of Federated, as well as staff growth of 15% within investment research and 6% within certain service areas. These increases were partially offset by staffing reductions resulting from the outsourcing of the portfolio accounting function and the capitalization of certain salaries and employee benefits related to internally developed software.

Advertising and promotional expenses increased from $34.6 million for the year ended Dec. 31, 1997, to $46.0 million for 1998, an increase of $11.4 million, or 33%, primarily as a result of higher levels of marketing allowances being paid to brokers and bank clients for the retailing efforts of marketing funds, as well as increased spending in printed matter, advertising and promotional expenses to further build company name and brand awareness.

Office and occupancy expenses increased from $24.9 million for the year ended Dec. 31, 1997, to $27.2 million for 1998, an increase of $2.3 million, or 9%. This increase is primarily attributable to increased rent expense for leased space as a result of general rate increases with respect to current leased space and to Federated's acquisition of additional office space in the second quarter of 1998 as part of an effort to consolidate certain servicing functions. This consolidation eventually resulted in a net reduction of leased office space at the end of 1998.

Professional service fees increased $12.7 million, or 148%, from $8.5 million for the year ended Dec. 31, 1997, to $21.2 million for 1998. This increase is due to fees paid to a third party for portfolio accounting services which were performed internally throughout most of 1997, and was partially offset by reductions in consulting and legal fees.

Travel and related expenses declined $1.2 million, or 8%, from $15.0 million for the year ended Dec. 31, 1997, to $13.8 million for 1998 as a result of continued expense management.

Amortization of deferred sales commissions increased from $20.9 million for the year ended Dec. 31, 1997, to $32.1 million for 1998, an increase of $11.2 million, or 54%. This increase is due to higher levels of deferred sales commissions as a result of the continued sale of shares of funds which require Federated to advance commissions to the broker/dealers.

Amortization of intangible assets increased from $13.7 million for the year ended Dec. 31, 1997, to $14.9 million for 1998, an increase of $1.2 million, or 9%, as a result of an acquisition in the second quarter of 1997.

NONOPERATING EXPENSES. Nonoperating expenses increased by $7.5 million, or 38%, to $27.6 million for the year ended Dec. 31, 1998, as compared to $20.1 million for 1997. This increase is attributable to the interest and other debt-related expenses recognized relative to nonrecourse debt incurred for the securitization of certain B Share fund assets and was partially offset by the elimination of interest expense on Federated's revolving line of credit as a result of the reduction of debt previously held within Federated's Senior Secured Credit Agreement.

MINORITY INTEREST. The minority interest increased from $7.6 million for the year ended Dec. 31, 1997, to $8.9 million for 1998, an increase of $1.3 million, or 17%. This increase is a result of higher net income being recorded for the subsidiary for which Federated acts as the general partner with a majority interest of 50.5%. The increase in income is attributable to the higher average Managed Assets of the funds which the subsidiary advises.

INCOME TAXES. The income tax provision for the year ended Dec. 31, 1998, was $53.6 million as compared to $31.0 million for 1997, an increase of $22.6 million, or 73%. This increase was due primarily to the increase in the level of income before income taxes from $82.0 million for the year ended Dec. 31, 1997, to $145.9 million for 1998, an increase of $63.9 million, or 78%.

YEAR ENDED DEC. 31, 1997, COMPARED TO THE YEAR ENDED DEC. 31, 1996

NET INCOME. Net income applicable to Common Stock for the year ended Dec. 31, 1997, was $50.6 million, or $0.60 per diluted share, a 427% and 400% increase, respectively, over 1996. Revenue growth of 25% from higher levels of average Managed Assets and improvements in operating margins from 16% to 27% were the primary reasons for the improved financial performance.

REVENUE. Federated's consolidated revenue increased $81.9 million, or 25%, to $403.7 million for the year ended Dec. 31, 1997, from $321.8 million for 1996 primarily due to higher levels of Managed Assets. Average Managed Assets increased 23% from $66.1 billion for the year ended Dec. 31, 1996, to $81.6 billion for 1997, including increases of 26%, 3%, 54% and 11% in money market funds, fixed income funds, equity funds and separate accounts, respectively. Service-related revenues from sources other than Managed Assets increased by approximately $7.7 million, primarily due to increased revenues within Federated's clearing and retirement plan recordkeeping services, as well as revenues earned on bank proprietary administration, transfer agency and portfolio accounting contracts resulting from increased Administered Assets and accounts. Interest and dividends increased by $0.9 million, or 40%, over the prior year due to higher levels of invested cash resulting from the B Share advanced commission financing program initiated in the fourth quarter of 1997. Marketable securities gains decreased from $2.7 million for the year ended Dec. 31, 1996, to $0.1 million in 1997, a $2.6 million, or 98% decrease resulting from a reduced level of corporate investments being utilized to prime corporately sponsored mutual funds.

OPERATING EXPENSES. Total operating expenses increased from $270.2 million for the year ended Dec. 31, 1996, to $294.1 million for 1997, an increase of $23.9 million, or 9%. Federated's focus on expense management contained the increase in expenses at levels substantially below the 25% increase in revenues, improving operating margins to 27% for the year ended Dec. 31, 1997, from 16% for 1996.

Compensation and related expenses for the year ended Dec. 31, 1997, were $139.4 million as compared to $127.0 million in 1996, an increase of $12.4 million, or 10%. This increase was primarily due to a 56% increase in incentive compensation expense as a result of increased sales, favorable investment performance as compared to benchmarks and overall improved financial performance of Federated, as well as an increase of 7% in the average number of employees. This change does not reflect the reduction in the number of employees due to the outsourcing of the portfolio accounting function which occurred late in the fourth quarter of 1997. Staff growth was experienced in the area of investment research, with continued emphasis in domestic and global portfolio management, and in various service areas.

Advertising and promotional expenses increased from $30.6 million for the year ended Dec. 31, 1996, to $34.6 million for 1997, an increase of $4.0 million, or 13%, primarily as a result of higher levels of marketing allowances being paid to brokers and bank clients for the retailing efforts of marketing funds.

Systems and communications expense increased by $1.5 million, or 6%, from $25.6 million for the year ended Dec. 31, 1996, to $27.1 million in 1997, primarily as a result of an increase in costs related to third-party system vendors.

Office and occupancy expense was $24.9 million for the year ended Dec. 31, 1997, a decrease of $1.6 million, or 6%, as compared to the $26.5 million recorded for the year ended Dec. 31, 1996. This decrease was primarily due to the reduction of rent expense as the result of the early termination of leased space, a reduction in leasehold improvement depreciation and a reduction in other office expenses.

Professional service fees decreased from $10.0 million for the year ended Dec. 31, 1996, to $8.5 million for 1997, a decrease of $1.5 million, or 15%, as a result of reduced legal and other professional fee expenses.

Travel and related expenses declined $1.0 million, or 7%, from $16.0 million for the year ended Dec. 31, 1996, to $15.0 million for 1997 as a result of management's initiative to reduce discretionary spending in this expense category by negotiating more favorable discount arrangements with travel-related vendors and improved overall expense management.

Amortization of deferred sales commissions increased from $12.3 million for the year ended Dec. 31, 1996, to $20.9 million for 1997, an increase of $8.6 million, or 69%. This increase was due to higher levels of deferred sales commissions as a result of the continued sale of shares of funds which require Federated to advance commissions to the broker/dealers.

Amortization of intangible assets increased from $8.9 million for the year ended Dec. 31, 1996, to $13.7 million for 1997, an increase of $4.8 million, or 54%. This expense increased as a result of the purchase of several customer relationships in late 1996 and throughout 1997 and the resulting allocation of a portion of the purchase price to intangible assets on Federated's balance sheet.

Other expenses decreased $3.2 million, or 24%, from $13.2 million for the year ended Dec. 31, 1996, to $10.0 million for 1997. This reduction was principally the result of the reduction of taxes other than income taxes and the reduction of reserves for errors related to the various service businesses.

NONOPERATING EXPENSES. Nonoperating expenses decreased by 1% from $20.3 million for the year ended Dec. 31, 1996, to $20.1 million in 1997. The decrease was due to the early prepayment of term debt as a result of a debt restructuring in mid-1996 and the prepayment of the remaining term debt in the fourth quarter of 1997 as a result of the B Share financing program. In both instances, the allocable unamortized portions of the debt issuance costs related to the term debt which was prepaid were recorded as extraordinary items, net of tax.

MINORITY INTEREST. The minority interest increased from $6.8 million for the year ended Dec. 31, 1996, to $7.6 million for 1997, an increase of $0.8 million, or 11%. This increase is a result of the higher net income recorded for the subsidiary for which Federated acts as the general partner with a majority interest of 50.5%. The increase in income is attributable to the higher average Managed Assets of the funds which the subsidiary advises.

INCOME TAXES. The income tax provision for the year ended Dec. 31, 1997, was $31.0 million as compared to $10.9 million for 1996, an increase of $20.1 million, or 183%. This increase was primarily due to the increase in the level of income before income taxes from $24.5 million for the year ended Dec. 31, 1996, to $82.0 million for 1997, an increase of $57.5 million, or 234%.

CAPITAL RESOURCES AND LIQUIDITY

CASH FLOW. Cash provided by operating activities totaled $60.1 million for the year ended Dec. 31, 1998. The cash flow from operating activities was primarily utilized for the purchase of equipment, dividend payments, distributions to the minority interest and payments on long-term debt.

DEFERRED SALES COMMISSIONS AND NONRECOURSE DEBT.

Certain subsidiaries of Federated pay commissions to broker/dealers (deferred sales commissions) to promote investments in certain mutual funds. For mutual fund shares sold under such marketing programs, Federated retains certain distribution and servicing fees from the mutual fund over the outstanding life of such shares. These fees consist of 12b-1, shareholder service and contingent deferred sales charge (CDSC) fees. Both 12b-1 and shareholder service fees are calculated as a percentage of average Managed Assets associated with the related classes of shares. If shares are redeemed before the end of a specified holding period as outlined in the related mutual fund prospectus, the mutual fund shareholder is normally required to pay Federated a CDSC fee based on a percentage of the lower of the current market value or the original cost basis of the redeemed shares, such percentage diminishing over a recovery schedule not to exceed six years.

For non-B Share related sales, the up-front commissions Federated pays to broker/dealers are capitalized and recorded as deferred sales commissions and are amortized over the estimated benefit period not to exceed CDSC periods. The 12b-1 and shareholder service fees are recognized in the statements of income over the life of the mutual fund class share. Any CDSC fees collected are used to reduce the deferred sales commission asset.

In the fourth quarter of 1997, Federated entered into an agreement to sell certain of the future revenue streams associated with its existing B Share deferred sales commissions. This agreement also provided for Federated to sell, on a regular basis, the rights associated with such future revenue streams of future B Share deferred sales commissions during a three-year contract period. For accounting purposes, these agreements were accounted for as financings, and nonrecourse debt was recorded.

The following table demonstrates the effects of the B Share financing program since its inception in the fourth quarter of 1997 on both the Consolidated Balance Sheets and the Consolidated Statements of Income at, and for the periods ended, Dec. 31, 1998 and 1997, respectively:

                                                      4th

                                                      Quarter

(in thousands)                             1998       1997
DEC. 31
Assets
Deferred sales commissions, net*        $ 249,580   $ 162,398
Receivables--Federated funds                6,314       2,773
Other long-term assets                      2,798       3,664
Liabilities
Long-term debt--nonrecourse             $ 272,850   $ 185,388
Accounts payable                            3,951           0
PERIODS ENDED DEC. 31

Revenues
Other service fees, net--

Federated funds                          $ 51,912     $ 8,582
Expenses
Amortization of deferred sales
commissions                              $ 28,881     $ 4,191
Debt expense--nonrecourse                  18,759       1,936
Other expenses                                764         124

* Excludes deferred sales commissions related to B Share revenue streams which have not been financed as of the end of the period due to the timing of the sale of the revenue streams to the third party.

Due to the nonrecourse nature of this financing arrangement, the $18.1 million excess of B Share-related liabilities over the related assets at Dec. 31, 1998, will be recognized in income over the remaining life of the B Share cash flows.

CAPITAL EXPENDITURES. Capital expenditures totaled $7.5 million for the year ended Dec. 31, 1998, which excludes Year 2000-related project costs described below. It is anticipated that 1999 capital expenditures will range from $20.0 million to $25.0 million.

DIVIDENDS. In 1997, Federated paid a cash dividend of $0.0583 per share. Federated's board of directors adopted a policy in 1998 to declare and pay cash dividends on a quarterly basis. A dividend of $0.0208 per share was paid on Jan. 31, 1998, and dividends of $0.038 per share were paid on April 30, 1998, Aug. 10, 1998, and Nov. 13, 1998. Federated's board of directors declared a dividend of $0.038 per share that was paid on Feb. 15, 1999. After the payment of the dividend on Feb. 15, 1999, Federated, given current debt covenants as disclosed in the Common Stock footnote (Note 10 to the Consolidated Financial Statements), has the ability to pay dividends of approximately $51.4 million.

DEBT FACILITIES. Federated has the following recourse debt facilities:
Senior Secured Credit Agreement and Senior Secured Note Purchase Agreement.

SENIOR SECURED CREDIT AGREEMENT. At Dec. 31, 1998, the outstanding balance under the Senior Secured Credit Agreement was zero with an amount available to borrow of $150.0 million. The Senior Secured Credit Agreement contains various financial and other covenants. Federated was in compliance with all debt covenants at Dec. 31, 1998.

SENIOR SECURED NOTE PURCHASE AGREEMENT. The Senior Secured Note Purchase Agreement debt totaled $98.0 million as of Dec. 31, 1998. This note is due in seven annual $14.0 million installments beginning June 27, 2000, and maturing June 27, 2006. The Senior Secured Note Purchase Agreement contains various covenants with which Federated was in compliance at Dec. 31, 1998.

CAPITALIZED LEASE OBLIGATIONS. At Dec. 31, 1998, Federated had capitalized lease obligations totaling $0.9 million related to certain telephone equipment. The scheduled principal payments approximate $0.2 million per year for 1999 through 2002.

NONRECOURSE DEBT. Federated had nonrecourse debt obligations aggregating $272.9 million at Dec. 31, 1998. This obligation was incurred in connection with a three-year future commitment to exchange rights to certain future revenue streams associated with the B Share advance commissions. This debt will be repaid or amortized based solely on certain cash flows related to B Share assets. See Note 6 to the Consolidated Financial Statements.

SHAREHOLDERS' EQUITY. In May 1998, Federated Investors was merged with and into Federated Investors, Inc., its wholly owned subsidiary. All outstanding Class A and Class B Common Shares of Federated Investors were exchanged for an equal number of shares of no par Class A and Class B Common Stock of Federated Investors, Inc., respectively, with the same proportionate ownership and substantially similar rights. All Treasury Stock of Federated Investors was retired, and additional paid-in capital was transferred to the no par Class A and Class B Common Stock of Federated Investors, Inc. based on their relative proportionate values immediately prior to the merger.

Also in May 1998, Federated issued an additional 2,610,000 shares of Class B Common Stock in an initial public offering for net proceeds of approximately $46.2 million in cash.

FUTURE CASH REQUIREMENTS. Management expects that the principal needs for cash will be to advance sales commissions, fund increased property and equipment acquisitions, pay shareholder dividends, repurchase company stock, service debt and fund strategic business acquisitions. Management believes that Federated's existing liquid assets, together with the expected continuing cash flow from operations, its borrowing capacity under current credit facilities, its B Share financing arrangement and its ability to issue stock will be sufficient to meet its present and reasonably foreseeable cash needs.

YEAR 2000 READINESS DISCLOSURE

Many existing information technology (IT) products and systems and non-IT products and systems containing embedded processor technology were originally programmed to represent any date by using six digits (e.g., 12/31/99), as opposed to eight digits (e.g., 12/31/1999). Accordingly, such products and systems may experience miscalculations, malfunctions or disruptions when attempting to process information containing dates that fall after Dec. 31, 1999, or when attempting to recognize the year 2000 as a leap year. These potential problems are collectively referred to as the "Year 2000," or "Y2K" problem. Also, the occurrence of such problems may take place before the year 2000 if a computer system utilizes future dates during its processing.

STATE OF READINESS. Computer processing is critical to Federated's business operations, and the Y2K issue poses a significant potential risk to operations. Therefore, Federated has established an enterprise-wide project to address this issue. The project includes four phases: inventory/assessment, which includes the identification of all components of Federated's computing environment and the assessment of Y2K issues for these components; remediation of the Y2K issues identified in the inventory/assessment phase; testing to ensure that remediation was successful; and implementation of the modified systems.

The project scope has been divided into four segments which comprise Federated's computing environment as follows:

* systems developed internally by Federated's IT division--this constitutes the majority of Federated's Y2K efforts;

* mission-critical processing provided by the funds' service providers;

* other critical aspects of systems and operations within the business units, including both commercially available computer applications and the progress of key business partners; and

* embedded systems--for Federated's operations, embedded systems mainly consist of building systems and office equipment.

As of the end of 1998, Federated completed the inventory/assessment phase with respect to its internally developed systems. Federated has also substantially completed the remediation and unit testing of individual programs. Approximately 85% of applications have been implemented into production after unit level testing. In addition, approximately three quarters of these systems have finished the next phase, system level testing. The focus during 1999 is to complete implementation and system testing during the first half of the year and test with external interfacing systems.

Certain mission-critical processing is performed for Federated's funds by outside service providers, including the transfer agency, portfolio accounting, and custody functions. Federated has identified these service providers, is monitoring the progress of these companies in addressing Y2K issues via progress reports and meetings, and is working with these service providers to test their systems, as appropriate. As of the end of 1998, the critical service providers reported good progress and confidence in making their systems compliant.

Assessment and remediation are underway for business unit systems, key business partners and embedded systems. Federated currently expects to complete assessment and necessary remediation for these items by mid-1999.

Additionally, Federated is participating in the "industry-wide testing" being coordinated by the Securities Industry Association. This testing is being conducted to ensure that major broker/dealers, exchanges, clearing houses, and depositories are able to communicate properly in the year 2000. Federated participated in initial tests for processing of mutual fund transactions in both July and Oct. 1998. Federated is also participating in the full industry-wide test slated for March/April 1999.

COSTS TO ADDRESS Y2K. Federated estimates its Y2K project will cost approximately $10 million. Federated has incurred approximately $5.2 million from the inception of the Y2K project through Dec. 31, 1998, with $4.5 million being reflected within the current year's financial statements. Y2K costs are being funded from operating revenue and are being expensed as incurred. These cost estimates are subject to change as the project continues. The estimated total costs are not considered to have a material impact on Federated's results of operations or financial position.

While certain non-time sensitive IT projects have been delayed due to Y2K efforts and costs, no strategic projects or projects for legal or regulatory requirements have been deferred or canceled.

RISKS OF YEAR 2000 ISSUES. It must be realized that, as with all other companies in the financial services industry, many day-to-day functions of Federated are dependent on accurate computer processing. Further, this processing is conducted by an extensive network of systems, both internal to Federated and external, with both direct and indirect interaction. Accordingly, if not addressed, Y2K issues could result in Federated's inability to perform mission-critical functions, including the trading of securities and processing of fund shareowner transactions.

A portion of Federated's business involves international investments, thereby exposing Federated to operations, custody and settlement processes outside the United States. Federated is monitoring the progress of the funds' international custodians in these areas. Federated is also assessing Y2K issues for other aspects of its international operations.

Y2K is a risk for many of the issuers of the specific securities in which Federated's funds invest, in both the U.S. and international markets. Accordingly, Federated has incorporated assessment of Y2K risk into its investment management process.

CONTINGENCY PLANS. Because Federated's operations are reliant upon systems which are not under its direct control, Federated's Y2K plan includes the development of contingency plans to address its critical operations in the event of Y2K-related disruptions. However, in an operation as complex and geographically distributed as Federated's business, there are limited alternatives to certain of its mission-critical systems or public utilities. If certain mission-critical systems or public utilities are not made Year 2000 compliant or fail, there would be a material adverse impact upon Federated's business, financial condition and results of operations. Although Federated is investigating alternative solutions, it is unlikely that an adequate contingency plan can be developed to avoid such an adverse impact in the event mission-critical systems or public utilities fail to achieve compliance.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Year 2000 Readiness Disclosure and elsewhere in this report, constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance, or achievements of Federated, or industry results, to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. For a discussion of such risk factors, see the section titled Risk Factors and Cautionary Statements in Federated's Annual Report on Form 10-K for the year ended Dec. 31, 1998, and other reports on file with the Securities and Exchange Commission. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity, performance, or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Federated's investments are primarily money market funds. Occasionally, Federated invests in new fluctuating net asset value mutual funds (priming) sponsored by Federated in order to provide investable cash to the fund, allowing the fund to establish a yield history. Federated may use derivative financial instruments as an attempt to hedge these investments. As of Dec. 31, 1998, the book value of the priming investments and the derivative financial instruments were $12.0 million and $0.4 million, respectively. All of Federated's debt instruments carry fixed interest rates and therefore are not subject to market risk.

MANAGEMENT'S REPORT

Federated Investors, Inc. (Federated) management takes responsibility for the integrity and fair presentation of the financial statements in this annual report. These financial statements were prepared from accounting records which management believes fairly and accurately reflect the operations and financial position of Federated.

The financial statements were prepared in conformity with generally accepted accounting principles and, as such, include amounts based on management's best estimates and judgements considering currently available information and management's view of current conditions and circumstances. Management also prepared the other information in this report and is responsible for its accuracy and consistency with the financial statements.

Management is responsible for establishing and maintaining effective internal control designed to provide reasonable assurance that assets are protected from improper use and accounted for in accordance with its policies and that transactions are recorded accurately in Federated's records. The concept of reasonable assurance is based upon a recognition that the cost of the controls should not exceed the benefit derived. Even effective internal control, no matter how well designed, has inherent limitations -- including the possibility of circumvention or overriding of controls -- and therefore can only provide reasonable assurance with respect to financial statement preparation and safeguarding of assets.

The financial statements of Federated have been audited by Ernst & Young LLP, independent auditors. Their accompanying report is based on an audit conducted in accordance with generally accepted auditing standards.

Federated Investors, Inc.

[Graphic]

J. Christopher Donahue
President and Chief Executive Officer

[Graphic]

Thomas R. Donahue
Chief Financial Officer

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Federated Investors, Inc.

We have audited the consolidated balance sheets of Federated Investors, Inc. and subsidiaries (Federated Investors) as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Federated Investors' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

[Graphic]

Pittsburgh, Pennsylvania
January 26, 1999

CONSOLIDATED BALANCE SHEETS (dollars in thousands, except share data)


                                                                                          Dec. 31,
                                                                                  1998            1997

CURRENT ASSETS
Cash and cash equivalents                                                        $ 185,581   $   22,912
Marketable securities                                                               13,398        8,945
Receivables -- Federated funds                                                      26,097       20,062
Receivables -- other, net of reserve of $1,276 and $3,262, respectively              4,872        7,416
Accrued revenues                                                                     3,666        4,600
Prepaid expenses                                                                     4,688        2,853
Income taxes receivable                                                                  0        7,519
Other current assets                                                                 3,958        1,805
Total current assets                                                               242,260       76,112
LONG-TERM ASSETS

Customer relationships, net of accumulated amortization of $39,571 and

$26,907, respectively                                                               17,743       30,398
Goodwill, net of accumulated amortization of $13,762 and $11,512,
respectively                                                                        35,107       37,356
Other intangible assets, net of accumulated amortization of $3,608 and

$3,585, respectively                                                                   103          126
Deferred sales commissions, net                                                    258,593      164,623
Property and equipment, net                                                         21,550       22,163
Other long-term assets                                                               4,664        6,378
Total long-term assets                                                             337,760      261,044
Total assets                                                                     $ 580,020    $ 337,156
CURRENT LIABILITIES

Cash overdraft                                                                     $ 5,932      $ 7,680
Current portion of long-term debt -- recourse                                          239          280
Accrued expenses                                                                    51,096       34,939
Accounts payable                                                                    24,864       18,634
Income taxes payable                                                                 2,522            0
Other current liabilities                                                            1,675        2,520
Total current liabilities                                                           86,328       64,053
LONG-TERM LIABILITIES

Long-term debt -- recourse                                                          98,698       98,950
Long-term debt -- nonrecourse                                                      272,850      185,388
Deferred tax liability, net                                                         29,949       26,546
Other long-term liabilities                                                          2,818        2,863
Total long-term liabilities                                                        404,315      313,747
Total liabilities                                                                  490,643      377,800
Minority interest                                                                      671          466
SHAREHOLDERS' EQUITY Common Stock:

Class A, no par value, 20,000 shares authorized, 6,000 and 0 shares

issued and outstanding, respectively                                                   189            0
Class B, no par value, 900,000,000 shares authorized, 86,337,000 and 0 shares
issued, respectively                                                                75,090            0
Class A, $1.00 stated value, 99,000 shares authorized, 0 and 6,000 shares
issued and outstanding, respectively                                                     0            6
Class B, $.01 stated value, 149,700,000 shares authorized, 0 and

90,093,758 shares issued, respectively                                                   0          903
Additional paid-in capital                                                               0       28,574
Retained earnings                                                                   14,556       55,137
Treasury Stock, at cost, 138,750 and 6,666,758 shares Class B Common

Stock, respectively                                                                    (23)    (123,373)
Employee restricted stock plan                                                      (1,512)      (2,266)
Accumulated other comprehensive income                                                 406          (91)
Total shareholders' equity                                                          88,706      (41,110)
Total liabilities, minority interest, and shareholders' equity                  $  580,020    $ 337,156

(The accompanying notes are an integral part of these consolidated financial statements.)

CONSOLIDATED STATEMENTS OF INCOME (dollars in thousands, except per share data)

                                                                                    Year Ended Dec. 31,
                                                                               1998        1997         1996

REVENUE
Investment advisory fees, net -- Federated funds                           $ 269,971    $ 213,361    $ 174,585
Investment advisory fees, net -- other                                         7,360        5,507        4,636
Administrative service fees, net -- Federated funds                           72,101       60,934       51,239
Administrative service fees, net -- other                                     25,133       24,495       21,684
Other service fees, net -- Federated funds                                   101,252       67,494       44,590
Other service fees, net -- other                                              23,347       20,669       15,741
Commission income -- Federated funds                                           4,008        2,744        1,652
Interest and dividends                                                         8,887        3,032        2,160
Marketable securities (losses) gains                                            (295)          49        2,651
Other income                                                                  10,363        5,434        2,855
Total revenue                                                                522,127      403,719      321,793
OPERATING EXPENSES

Compensation and related                                                     146,927      139,373      126,966
Advertising and promotional                                                   46,042       34,609       30,556
Systems and communications                                                    27,840       27,118       25,630
Office and occupancy                                                          27,215       24,863       26,516
Professional service fees                                                     21,171        8,539       10,018
Travel and related                                                            13,802       14,968       16,020
Amortization of deferred sales commissions                                    32,117       20,882       12,349
Amortization of intangible assets                                             14,937       13,715        8,886
Other                                                                          9,658       10,025       13,219
Total operating expenses                                                     339,709      294,092      270,160
Operating income                                                             182,418      109,627       51,633
NONOPERATING EXPENSES

Debt expense--recourse                                                         8,855       18,124       20,287
Debt expense--nonrecourse                                                     18,759        1,936            0
Total nonoperating expenses                                                   27,614       20,060       20,287
Income before minority interest, income taxes and extraordinary item         154,804       89,567       31,346
Minority interest                                                              8,870        7,584        6,811
Income before income taxes and extraordinary item                            145,934       81,983       24,535
Income tax provision                                                          53,565       30,957       10,930
Income before extraordinary item                                              92,369       51,026       13,605
Extraordinary item related to debt restructuring costs, net of tax                 0          449          986
Net income                                                                    92,369       50,577       12,619
Dividends on Preferred Stock                                                       0            0        3,025
Net income applicable to Common Stock                                       $ 92,369     $ 50,577      $ 9,594
EARNINGS PER COMMON SHARE-BASIC

Income before extraordinary item                                              $ 1.10       $ 0.62       $ 0.13
Extraordinary item related to debt restructuring costs, net of tax                --        (0.01)       (0.01)
Net income per common share -- basic                                          $ 1.10       $ 0.61       $ 0.12
EARNINGS PER COMMON SHARE-ASSUMING DILUTION

Income before extraordinary item                                              $ 1.07       $ 0.61       $ 0.13
Extraordinary item related to debt restructuring costs, net of tax                --        (0.01)       (0.01)
Net income per common share -- assuming dilution                              $ 1.07       $ 0.60       $ 0.12
Cash dividends per common share                                             $ 0.1350     $ 0.0583     $ 0.0417

Per share amounts have been restated to reflect the one-for-one stock dividend paid in 1996 and the one-for-one stock dividend and one-for-two stock dividend paid in 1998.

(The accompanying notes are an integral part of these consolidated financial statements.)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (dollars in thousands, except per share data)


Years Ended Dec. 31, 1998, 1997 and 1996

                                                                                 Employee     Accumulated

                                          Additional                           Restricted            Other            Total
                       Preferred   Common    Paid-in     Retained    Treasury       Stock    Comprehensive     Shareholders'

                           Stock    Stock    Capital     Earnings       Stock        Plan           Income           Equity
BALANCE AT JAN. 1, 1996     $ 1     $ 153    $ 29,286      $ 4,034       $ (58)  $ (5,350)       $  626           $ 28,692
Net income                    0         0           0       12,619           0          0             0             12,619
Other comprehensive
 income, net of tax:

Unrealized loss on
 marketable securities,
 net of reclassification

 adjustment                   0         0           0            0           0          0          (599)              (599)
   Other                      0         0           0            0           0          0           (12)               (12)
Comprehensive income                                                                                                12,008
Amortization of employee

 restricted stock plan
 and other compensation

 plans                        0         0         371            0           0       2,183            0              2,554
Dividends declared on:
Common Stock                  0       141           0       (3,639)          0           0            0             (3,498)
Preferred Stock, $3,025

 per share                    0         0           0       (3,025)          0           0            0             (3,025)
Purchase of Treasury Stock    0         0           0            0    (123,653)          0            0           (123,653)
Conversion of Preferred
 Stock to Common Stock       (1)       53         (52)           0           0           0            0                  0
BALANCE AT DEC. 31, 1996      0       347      29,605        9,989    (123,711)     (3,167)          15            (86,922)
Net income                    0         0           0       50,577           0           0            0             50,577
Other comprehensive
 income, net of tax:

Unrealized loss on
 marketable securities,

net of reclassification

 adjustment                   0         0           0            0           0           0         (110)              (110)
   Other                      0         0           0            0           0           0            4                  4
Comprehensive income                                                                                                50,471
Amortization of employee

 restricted stock plan
 and other compensation

 plans                        0         0          257           0            0         28            0                285
Dividends declared on
 Common Stock                 0       562            0      (5,429)           0          0            0             (4,867)
Issuance of stock under
 employee restricted

 stock plan, net              0         0         (218)          0          440        (197)          0                 25
Restricted stock

 forfeitures                  0         0       (1,070)          0            0       1,070           0                  0
Purchase of Treasury Stock    0         0            0           0         (102)          0           0               (102)
BALANCE AT DEC. 31, 1997      0       909       28,574      55,137     (123,373)     (2,266)        (91)           (41,110)
Net income                    0         0            0      92,369            0          0            0             92,369
Other comprehensive
 income, net of tax:

 Unrealized gain on
 marketable securities,
 net of reclassification

 adjustment                   0         0            0           0            0          0          502                502
   Other                      0         0            0           0            0          0          (5)                 (5)
Comprehensive income                                                                                                92,866
Amortization of

 employee restricted
 stock plan and other

 compensation plans           0       216           42           0            0        512          0                  770
Dividends declared on

 Common Stock                 0         0            0     (11,480)           0          0          0              (11,480)
Initial public offering
 of Class B Common Stock      0    46,202            0           0            0          0          0               46,202
Merger of Federated
 Investors into

 Federated Investors, Inc.    0    27,707      (27,707)   (121,464)     121,464          0          0                    0
Issuance/exercise of
 stock options                0       487         (909)          0        1,909          0          0                1,487
Restricted stock

 forfeitures                  0      (242)           0           0            0        242          0                    0
Purchase of Treasury Stock    0         0            0           0          (23)         0          0                  (23)
Other                         0         0            0          (6)           0          0          0                   (6)
BALANCE AT DEC. 31, 1998    $ 0  $ 75,279         $  0    $ 14,556        $ (23)  $ (1,512)      $406             $ 88,706

(The accompanying notes are an integral part of these consolidated financial statements.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)


                                                                                Year Ended Dec. 31,
                                                                           1998          1997           1996

OPERATING ACTIVITIES
Net income                                                               $ 92,369      $ 50,577      $ 12,619
ADJUSTMENTS TO RECONCILE NET

 INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Extraordinary item related to debt restructuring costs                          0           690         1,516
Amortization of intangible assets                                          14,937        13,715         8,886
Depreciation and other amortization                                         7,923         8,674         9,398
Amortization of deferred sales commissions                                 32,117        20,882        12,349
Minority interest                                                           8,870         7,584         6,811
Write-off/loss on sale of property and equipment                            1,582           271           403
Amortization of employee restricted stock and other

 compensation plans                                                           770           285         2,554
Provision for deferred income taxes                                         3,123        11,117        17,088
Net realized loss/(gain) on sale of marketable securities                     295           (49)       (2,651)
Deferred sales commissions paid                                          (149,137)     (111,628)      (69,600)
Contingent deferred sales charges received                                 23,050        12,027         8,191
Other                                                                         (11)            4           (12)
Other changes in assets and liabilities:

Increase in receivables, net                                               (3,491)       (5,780)       (3,941)
Decrease (increase) in accrued revenues                                       934        (1,216)         (620)
(Increase) decrease in prepaid expenses and other current assets           (3,988)          116           684
Decrease (increase) in income taxes receivable/payable                     10,052          (961)       (2,066)
Decrease (increase) in other long-term assets                                 348        (1,870)       (4,805)
Increase in accounts payable and accrued expenses                          22,387        15,790        17,653
(Decrease) increase in other current liabilities                           (2,022)       (4,904)       11,485
(Decrease) increase in other long-term liabilities                            (45)         (257)        1,537
Net cash provided by operating activities                                  60,063        15,067        27,479
INVESTING ACTIVITIES

Proceeds from sale of property and equipment                                    0         2,454            14
Additions to property and equipment                                        (7,526)       (3,129)      (12,362)
Cash paid for acquisitions                                                   (580)      (14,699)      (12,128)
Purchases of marketable securities                                        (16,082)      (24,531)      (60,769)
Proceeds from redemptions of marketable securities                         12,104        29,230        65,122
Net cash used by investing activities                                     (12,084)      (10,675)      (20,123)
FINANCING ACTIVITIES

Distributions to minority interest                                         (8,665)       (7,932)       (6,824)
Dividends paid                                                            (11,480)       (4,867)       (6,523)
Proceeds from issuance of Common Stock/options                             47,689            25             0
Purchase of Treasury Stock                                                    (23)         (102)     (123,653)
Proceeds from new borrowings -- recourse                                        0        15,729       234,724
Proceeds from new borrowings -- nonrecourse                               142,977       195,156             0
Payments on debt -- recourse                                                 (293)     (176,282)     (105,700)
Payments on debt -- nonrecourse                                           (55,515)       (9,768)            0
Net cash provided (used) by financing activities                          114,690        11,959        (7,976)
Net increase (decrease) in cash and cash equivalents                      162,669        16,351          (620)
Cash and cash equivalents, beginning of period                             22,912         6,561         7,181
Cash and cash equivalents, end of period                                $ 185,581      $ 22,912       $ 6,561
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION Cash paid during the year for:

Interest                                                                 $ 15,251      $ 21,221      $ 16,758
Income taxes                                                               49,075        20,495           702

(The accompanying notes are an integral part of these consolidated financial statements.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Dec. 31, 1998, 1997 and 1996)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) NATURE OF OPERATIONS

Federated Investors, Inc. and its subsidiaries (Federated) sponsor, market and provide investment advisory, distribution and administrative services primarily to mutual funds. Federated also provides investment advisory and administrative services to corporations, employee benefit plans and private investment advisory accounts. The operations of Federated are organized into three principal functions: investment advisory, distribution and services.

A large portion of Federated's revenue is derived from investment advisory services provided to mutual funds and separately managed accounts through various subsidiaries and affiliates pursuant to investment advisory contracts. These subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940 and with certain states.

Shares of the portfolios or classes of shares under management or administration by Federated are distributed by indirect wholly owned subsidiaries which are registered broker/dealers under the Securities Exchange Act of 1934 and under applicable state laws. Federated's investment products are primarily distributed within the bank trust, broker/dealer and institutional markets.

Through indirect wholly owned subsidiaries, Federated provides mutual fund services to support the operation and administration of all mutual funds it sponsors.

(B) BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Federated Investors, Inc. and all of its subsidiaries including special purpose entities
(SPEs) (see Note 6). All significant intercompany accounts and transactions have been eliminated.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results will differ from those estimates, and such differences may be material to the consolidated financial statements.

(C) CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and investments which consist of interest-bearing deposits with banks, overnight federal funds sold, money market accounts, and other investments with an original maturity of less than three months.

(D) MARKETABLE SECURITIES

Marketable securities consist of equity and fixed income securities which are classified as "available for sale" and are carried at fair value. The unrealized gains or losses on these securities are included in the accumulated other comprehensive income component of shareholders' equity, net of tax. Realized gains and losses on these securities are computed on a specific identification basis and recognized in the statements of income.

(E) PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost, or fair value if acquired in connection with a business combination, and are depreciated using the straight-line method over their estimated useful lives ranging from 3 to 10 years. Leasehold improvements are depreciated using the straight-line method over their estimated useful lives or their respective lease terms, whichever is shorter. As property and equipment is placed out- of-service, the cost and related accumulated depreciation are removed and any residual net book value is reflected as other income in the Consolidated Statements of Income.

(F) INTANGIBLE ASSETS

Goodwill and other intangible assets are amortized on a straight-line basis over the estimated period of benefit, not to exceed 25 years. Customer relationships are amortized using the straight-line method over their estimated period of benefit (5 to 9 years). Federated continuously evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by Federated include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or an impairment in value, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, impairment is measured based on fair value using a discounted cash flow methodology. The discount rate utilized by Federated reflects its weighted average cost of capital. Impairment from changes in contractual provisions is based on the carrying value of the underlying asset, or component of the underlying asset when the restrictions change.

Measuring impairment for the customer relationship intangible asset is dependent upon the level of remaining managed assets for those relationships. A decline in the remaining managed asset balance in excess of the estimated attrition rate for those managed assets could have a considerable impact on the underlying value of the customer relationship intangible asset.

(G) DEFERRED SALES COMMISSIONS

Certain subsidiaries of Federated Investors, Inc. pay commissions to broker/ dealers (deferred sales commissions) to promote investments in certain mutual funds. For mutual fund shares sold under such marketing programs, Federated retains certain distribution and servicing fees from the mutual fund over the outstanding life of such shares. These fees consist of 12b-1, shareholder service and contingent deferred sales charge (CDSC) fees. Both 12b-1 and shareholder service fees are calculated as a percentage of average Managed Assets associated with the related classes of shares. If shares are redeemed before the end of a specified holding period as outlined in the related mutual fund prospectus, the mutual fund shareholder is normally required to pay Federated a CDSC fee based on a percentage of the lower of the current market value or the original cost basis of the redeemed shares, such percentage diminishing over a recovery schedule not to exceed six years.

For non-B Share related sales, the up-front commissions Federated pays to broker/dealers are capitalized and recorded as deferred sales commissions and are amortized over the estimated benefit period not to exceed CDSC periods. The 12b-1 and shareholder service fees are recognized in the income statement over the life of the mutual fund class share. Any CDSC fees collected are used to reduce the deferred sales commission asset.

In the fourth quarter of 1997, Federated entered into an agreement to sell certain of the future fee revenue streams associated with its existing B Share deferred sales commissions. This agreement also provided for Federated to sell, on a regular basis, the rights associated with such future revenue streams during a three-year contract period. For accounting purposes, these agreements have been accounted for as financings, and nonrecourse debt was recorded. The Consolidated Statements of Income reflect 12b-1 and shareholder service fees which are included in "Other service fees, net -- Federated funds" as well as debt expense associated with the nonrecourse debt, amortization of deferred sales commissions and other program-related expenses.

(H) FOREIGN CURRENCY TRANSACTIONS GAINS AND LOSSES

Federated has a foreign subsidiary, in which the subsidiary's financial statements are reported in U.S. dollars. Transaction gains and losses are reflected in the statements of income.

(I) REVENUE RECOGNITION

Revenue is recognized during the period in which the services are performed. Federated may waive certain fees for services (primarily investment advisory fees) for competitive reasons, or to meet regulatory requirements.

(J) REPORTING ON ADVERTISING COSTS

Federated expenses the cost of all advertising as incurred.

(K) INCOME TAXES

Federated accounts for income taxes under the liability method which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(L) COMPREHENSIVE INCOME

In 1998, Federated adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (SFAS 130) which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. Comprehensive income is reported within the Consolidated Statements of Changes in Shareholders' Equity.

(M) STOCK-BASED COMPENSATION

As allowed under the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," (SFAS 123) Federated has elected to apply Accounting Principles Board Opinion No. 25 (APB 25) "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based plans.

(N) RECLASSIFICATION OF PRIOR PERIODS' STATEMENTS

Certain items previously reported have been reclassified to conform with the current year's presentation.

(O) RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," (SOP 98-1) was adopted effective Jan. 1, 1998. SOP 98-1 requires the capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Qualifying software costs are capitalized and amortized over the estimated useful life of the software. Prior to the adoption of SOP 98-1, software development costs were expensed as incurred. Restatement of prior year financial statements was not required. In 1998, Federated capitalized $1,396,000 of costs as a result of the adoption of this pronouncement.

Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities," (SOP 98-5) was adopted in 1998. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Prior to the adoption of SOP 98-5, these costs were capitalized and expensed over a period of time. Restatement of previously issued financial statements is not permitted. The adoption of this pronouncement did not have a material effect on the results of operations in 1998 as Federated did not incur a significant level of organization costs, as defined by this pronouncement.

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) requires that all derivatives, including hedges, be recorded at fair value and that all changes in fair value or cash flow of both the hedge and the hedged item be recognized in earnings in the same period. SFAS 133 is effective for years beginning after June 15, 1999, but companies may early adopt as of the beginning of any fiscal quarter that begins after June 1998. The adoption of SFAS 133 is not expected to have a significant effect on earnings or the financial position of Federated based on the current minimal use of derivatives.

(2) MARKETABLE SECURITIES

A summary of the cost and estimated market value of marketable securities is as follows:

                                    Estimated

                                      Gross Unrealized     Market

(in thousands)                Cost    Gains   (Losses)     Value
AVAILABLE-FOR-SALE:
Investments in fluctuating
value mutual funds
Dec. 31, 1998              $ 12,757   $ 719   $  (78)     $ 13,398
Dec. 31, 1997              $  9,076   $  60   $ (191)     $  8,945

Gross realized gains and (losses) on the sale of marketable securities were approximately $395,000 and $(690,000); $275,000 and $(226,000); and $3,126,000
and $(475,000), respectively, for the years ended Dec. 31, 1998, 1997 and 1996.

Federated enters into future and currency forward contracts (hedge instruments) to hedge against market and currency fluctuations related to investments in mutual funds it sponsors. These investments enable the funds to build a diversified portfolio and are redeemed as outside investors purchase the funds. To minimize the risk factors, Federated utilizes hedge instruments which resemble the investment's portfolio. The hedge instruments are carried at fair value in "Marketable securities" on the Consolidated Balance Sheets. At Dec. 31, 1998, the futures contracts had maturities of less than one year.

(3) PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
                                           Dec. 31,

(in thousands)                        1998        1997
Leasehold improvements            $ 17,810      $ 18,187
Computer equipment                  32,019        32,988
Office furniture and equipment      12,789        10,508
Transportation equipment             1,881         1,851
Total cost/fair value               64,499        63,534
Accumulated depreciation           (42,949)      (41,371)
Property and equipment, net       $ 21,550      $ 22,163

Depreciation expense was $6,557,000, $7,599,000 and $7,961,000 for the years ended Dec. 31, 1998, 1997 and 1996, respectively.

(4) INTANGIBLE ASSETS

In 1997, Federated assumed the investment management and distribution responsibilities for seven retail mutual funds. The acquisition was accounted for as a purchase for which Federated recorded a customer relationship intangible asset and paid $13,282,000 in cash.

(5) LONG-TERM DEBT--RECOURSE

Federated's long-term debt--recourse consisted of the following:
                                                   Dec. 31,

(in thousands)                                  1998       1997
Senior Secured Note Purchase Agreement      $ 98,000     $ 98,000
Capitalized leases                               937        1,230
Total debt                                    98,937       99,230
Less: current portion                            239          280
Total long-term debt -- recourse            $ 98,698     $ 98,950

In 1996, Federated obtained a bank Senior Secured Credit Agreement (Senior), maturing in 2001, consisting of a Revolving Credit Facility and a Term Loan Facility. Also in 1996, Federated entered into a $98,000,000 Senior Secured Note Purchase Agreement (Note), maturing in 2006. Pursuant to these agreements, Federated must meet certain financial and nonfinancial covenants. Federated was in compliance with all such covenants at both Dec. 31, 1998 and 1997.

The obligations of Federated under the Senior and the Note are secured by pledges of all the outstanding Common Stock or shares of beneficial interest of all of the subsidiaries owned by Federated Investors, Inc.

(A) SENIOR SECURED CREDIT AGREEMENT

The Term Loan Facility was fully repaid as of Dec. 31, 1997. The Revolving Credit Facility is used for general business purposes. Federated pays a commitment fee of 0.25% on the unused portion of the Revolving Credit Facility. At Dec. 31, 1998, the outstanding balance was $0, with availability of $150,000,000.

(B) SENIOR SECURED NOTE PURCHASE AGREEMENT

The Note is due in seven equal annual installments beginning in 2000 and maturing in 2006. The Note carries a fixed interest rate of 7.96%. Under the terms of the Note, Federated may prepay the debt at any time, however, a make-whole amount is required at the time of prepayment.

(C) MATURITIES

The aggregate contractual maturities of the recourse debt for the years following Dec. 31, 1998, are:

(in thousands)
1999                      $   239
2000                       14,258
2001                       14,280
2002                       14,160
2003                       14,000
2004 and thereafter        42,000
Total recourse debt      $ 98,937

(6) SECURITIZATION OF B SHARE ASSETS AND NONRECOURSE DEBT

In the fourth quarter of 1997, Federated entered into an agreement with a third party to sell the rights to the future revenue streams associated with the 12b-1, shareholder service and CDSC fees of the Class B Shares of various mutual funds it manages. This agreement includes both an initial sale of existent rights to future revenue streams, as well as a program to sell, on a continuous basis for a three-year period, the future rights associated with future revenue streams relating to the ongoing sale of B Shares. For accounting purposes, transactions executed under the agreement are reflected as financings, and nonrecourse debt has been recorded.

In the fourth quarter of 1997, Federated exchanged its rights to certain future cash flows associated with net deferred sales commission assets with a remaining book value of $88,738,000 for $110,214,000 in cash. Two special purpose entities
(SPEs) were established for the purpose of the initial transaction. A bankruptcy remote SPE was formed by Federated to purchase the rights to the future cash flows from a subsidiary, which in turn sold these future cash flows to a third-party SPE. The third-party SPE funded this purchase by issuing Class A and Class B notes.

The cash flows of the related B Share assets will be used by the third-party SPE to first pay trustee fees and other program-related expenses. After these fees are paid, interest and principal are paid in the following succession: Class A interest, Class B interest, Class A principal and Class B principal (only upon full payment of Class A principal). Any residual cash flow after full payment of all principal on the notes will be paid 90% to Federated and 10% to the holders of the Class B notes. As a result of Federated's 90% residual interest in the third-party SPE cash flows, this SPE is a consolidated subsidiary of Federated. The debt of this SPE is nonrecourse debt to Federated in the event the future cash flows associated with the rights sold do not cover the full obligation of the notes.

The outstanding balance of the Class A and Class B notes at Dec. 31 were as follows:

(in thousands)               1998           1997
Class A                   $ 74,251       $ 97,873
Class B                      9,700          9,700

The Class A and Class B notes carry fixed interest rates of 7.44% and 9.80%, respectively.

Also in the fourth quarter of 1997 and in calendar year 1998, Federated exchanged additional net deferred sales commission assets with a remaining book value of $79,190,000 and $139,961,000, respectively, for $81,056,000 and
$143,396,000, respectively, in cash. Additional third-party SPEs were formed, however, these entities are not consolidated on Federated's financial statements as a result of Federated having less than a 50% residual interest in these third-party SPEs' cash flows. These transactions were accounted for as financings, and the nonrecourse debt has been recorded with imputed interest rates based on current market conditions at the time of issuance ranging from 6.7% to 7.6%. Cash flows associated with these B Share assets will be applied by the third-party SPEs in the following succession: fees and other program-related expenses, interest and principal. Federated will participate in varying levels of any residual cash flow after full payment of program obligations. The outstanding balance of this nonrecourse debt was $188,899,000 and $77,815,000 as of Dec. 31, 1998 and 1997, respectively. The nonrecourse debt does not contain a contractual maturity but is amortized dependent upon the cash flows of the related B Share assets.

The third party has agreed into the fourth quarter of 2000 to purchase, on a semimonthly basis, the rights associated with certain future revenue streams of B Shares sold.

(7) EMPLOYEE BENEFIT PLANS

(A) 401(K)/PROFIT SHARING PLAN

The employees of Federated participate in a 401(k)/Profit Sharing Plan.

Federated offers a 401(k) plan covering substantially all employees. Under the 401(k) plan, employees can make contributions at a rate of 1% to 15% of their compensation (as defined in the 401(k) plan), subject to Internal Revenue Code limitations. Federated makes a matching contribution in an amount equal to 100% of a participant's first 2% of contributions and 50% of the next 4% of contributions. Forfeitures of nonvested matching contributions are used to offset future matching contributions.

In order to vest in Federated's matching contributions, a participant in the 401(k) plan must be employed at least three years and work at least 1,000 hours per year. Upon completion of three years of service, 20% of a participant's balance vests and 20% vests for each of the following four years, if the participant works 1,000 hours per year. Employees are immediately vested in their 401(k) salary reduction contributions.

Matching contributions to the 401(k) plan amounted to $2,976,000, $2,537,000 and $2,596,000, for the years ended Dec. 31, 1998, 1997 and 1996, respectively.

An employee of Federated becomes eligible to participate in the Profit Sharing Plan upon the first day of employment. The Profit Sharing Plan is a defined contribution plan to which Federated contributes amounts as authorized by its board of directors. An employee will receive a portion of Federated's contribution upon completion of 500 hours of service and if employed on the last day of the plan year. No contributions have been made to the Profit Sharing Plan in 1998, 1997 and 1996.

(B) EMPLOYEE STOCK PURCHASE PLAN

In July 1998, Federated established an Employee Stock Purchase Plan which allows employees to purchase a maximum of 500,000 shares of Class B Common Stock. Employees may contribute up to 10% of their salary to purchase shares of Federated's Class B Common Stock on a quarterly basis at the market price. The shares under the plan may be newly issued or may be shares purchased on the open market. In 1998, 3,732 shares were purchased by the plan on the open market.

(8) OTHER COMPENSATION PLANS

(A) DEFERRED COMPENSATION PLANS

In 1997, a deferred compensation arrangement was established for a group of key employees for the purpose of providing incentives to certain individuals who contribute to the success of Federated. Each annual award provided under this program is deferred until 2001, with the vesting period beginning in 1997. Termination of employment for any reason other than death, disability or retirement prior to the plan's vesting date of the third quarter 2001 causes the participant's benefit to be forfeited. The liability at Dec. 31, 1998 was $316,000 and is included in "Other long-term liabilities" on the Consolidated Balance Sheets. Amounts included in "Compensation and related" expense on the Consolidated Statements of Income were $232,000 and $71,000 for the years ended Dec.

31, 1998 and 1997, respectively.

(B) EMPLOYEE RESTRICTED STOCK PLAN

Under the Employee Restricted Stock Plan, Federated has sold to certain key employees, subject to restrictions, shares of Class B Common Stock. During the restricted period, the recipient receives dividends on the shares. The compensation cost to Federated (the difference between the estimated fair value of the stock and the amount paid by the key employees at issuance) is expensed over the period of employee performance during which the restrictions lapse, not to exceed 10 years. In 1998, 1997 and 1996, 0, 75,000 and 0 shares, respectively, of Class B Common Stock were sold under the Employee Restricted Stock Plan. Forfeitures of 139,000, 612,000 and 132,000 shares occurred in 1998, 1997 and 1996, respectively. For the years ended Dec. 31, 1998, 1997 and 1996, compensation expense related to the Employee Restricted Stock Plan was $512,000, $28,000 and $2,183,000, respectively.

(C) STOCK OPTIONS

Stock options are part of the Stock Incentive Plan offered by Federated to reward employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated.

In the first quarter of 1996, 2,997,000 SAR Plan rights were converted to stock options. In 1997, 1,683,000 stock options were granted to a group of key employees. In 1998, the remaining 48,000 SAR Plan rights were converted to stock options, 300,000 employee stock options were granted and 10,000 options were awarded to independent directors. The weighted-average grant date fair value of the options granted in 1998 was $4.86 per option. In the event the independent appraisals (prior to the public registration of Federated's Class B Common Stock in May 1998) or market value of the Class B Common Stock exceeds the exercise price of the options at the time of issuance, the difference is charged to compensation expense over the vesting period. For existing plans, vesting occurs over a 1- to 10-year period and may be accelerated as a result of meeting specific performance criteria. Each vested option may be exercised, during the stated exercise period, for the purchase of one share of Class B Common Stock at the exercise price.

For the years ended Dec. 31, 1998, 1997 and 1996, compensation expense related to the stock options was $(57,000), $231,000 and $365,000, respectively.

The following table summarizes the status of and changes in Federated's stock option plan during the past three years:

                                    Weighted-                 Weighted-
                                    Average                   Average
                                    Exercise   Options        Exercise

                         Options    Price      Exercisable    Price

Outstanding at

beginning of 1996              0     $0.00         0          $0.00
Granted                2,997,000      1.91
Exercised                      0      0.00
Forfeited               (264,000)     1.91
Outstanding at
end of 1996            2,733,000      1.91         0           0.00
Granted                1,683,000      5.53
Exercised                      0         0
Forfeited               (397,200)     1.91
Outstanding at
end of 1997            4,018,800      3.43         0           0.00
Granted                  358,000      8.58
Exercised               (300,000)     3.33
Forfeited               (249,450)     3.13
Outstanding at
end of 1998            3,827,350     $3.94         0          $0.00

Additional information regarding stock options outstanding at Dec. 31, 1998, follows:

                                          Weighted-
                                          Average

                              Weighted-   Remaining                  Weighted-

Range of                      Average     Contractual                Average
Exercise                      Exercise    Life                       Exercise
Prices          Outstanding   Price       (in Years)   Exercisable   Price
$1.91 to $1.93  2,208,600     $ 1.92        6.8           0           $0.00
$6.00 to $9.30  1,608,750       6.62        8.7           0            0.00
$19.00             10,000      19.00        9.7           0            0.00
                3,827,350     $ 3.94        7.6           0           $0.00

(D) PRO FORMA NET INCOME

Federated accounts for stock options and employee restricted stock in accordance with APB 25. The following pro forma information regarding net income assumes the adoption of SFAS 123 for stock options and employee restricted stock granted subsequent to Dec. 31, 1994. The estimated fair value of the options is amortized to expense over the option's vesting period. For stock options and employee restricted stock granted prior to Federated's initial public offering, the fair value was estimated at the date of grant using the Minimum Value option pricing model with the following weighted-average assumptions for 1998:

a risk-free interest rate of 5.72%; a dividend yield of 1.6%; and an expected life of 9.5 years. The estimated fair value of the restricted stock is expensed over the vesting period. The fair value was based on the estimated market price on the grant date. For stock options granted after Federated's initial public offering, Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0.89%; expected volatility of 29.6%; risk-free interest rate of 4.63% and expected lives of 5.5 years. The pro forma results are estimates of statements of income as if compensation expense had been recognized for all stock-based compensation plans and are not indicative of the impact on future periods.

                                              Year Ended Dec. 31,
                                    1998           1997         1996

Pro forma net income

(in thousands)                   $ 92,235      $ 50,501       $ 12,630
Pro forma basic earnings
 per common share                  $ 1.10        $ 0.61         $ 0.12
Pro forma diluted earnings
 per common share                  $ 1.07        $ 0.60         $ 0.12

(9) MINORITY INTEREST IN SUBSIDIARY

A subsidiary of Federated Investors, Inc. has a majority interest (50.5%) and acts as the general partner in Passport Research, Ltd., a limited partnership. Edward Jones is the limited partner with a 49.5% interest. The partnership acts as investment adviser to two registered investment companies.

(10) COMMON STOCK

On May 19, 1998, Federated Investors was merged with and into Federated Investors, Inc., its wholly owned subsidiary, with Federated Investors, Inc. continuing as the surviving corporation. All outstanding Class A and Class B Common Shares of Federated Investors were exchanged for an equal number of shares of no par Class A and Class B Common Stock of Federated Investors, Inc., respectively, with the same proportionate ownership and substantially similar rights, and all Treasury Stock of Federated Investors was retired.

As a condition precedent to the merger described above, Federated Investors, Inc. issued an additional 2,610,000 shares of Class B Common Stock in an initial public offering for net proceeds of approximately $46 million in cash. At Dec. 31, 1998, 6,000 and 86,198,250 shares of Class A and Class B Common Stock were outstanding, respectively.

The holders of the Class A Common Stock have the entire voting rights of Federated; however, without the consent of the majority of the holders of the Class B Common Stock, Class A Common Stock shareholders cannot alter Federated's structure, dispose of all or substantially all of Federated's assets, amend the Articles of Incorporation or Bylaws of Federated to adversely affect the Class B Common Stock shareholders, or liquidate or dissolve Federated.

Federated's Senior Secured Credit Agreement allows dividends in an amount not to exceed $20 million plus 50% of any net income (less 100% of any loss) of Federated during the period from Jan. 1, 1998, to and including the date of payment. The Senior Secured Note Purchase Agreement allows dividends to an amount of $5,000,000 plus 50% of any net income (less 100% of any loss) of Federated during the period from Jan. 1, 1996, to and including the date of payment. As of Dec. 31, 1998, approximately $54.7 million was available to pay dividends under the more restrictive of the two limitations. Cash dividends of $0.135, $0.0583 and $0.0417 per share, or $11,480,000, $4,867,000 and $3,498,000 were paid in 1998, 1997 and 1996, respectively, to holders of shares of Common Stock.

In 1996, Federated Investors entered into an agreement to convert 1,000 shares of Series A Preferred Stock into 5,302,758 shares of Class B Common Stock and to buy the converted shares back for $19.09 per share, or $101,233,000. Also in 1996, Federated Investors purchased 1,180,000 shares of Class B Common Stock from existing shareholders at $19.00 per share for a total of $22,420,000. The repurchased shares were recorded as Treasury Stock at cost.

(11) LEASES

Federated has various operating lease agreements primarily involving facilities, office and computer equipment, and vehicles. These leases are noncancellable and expire on various dates through the year 2007.

The following is a schedule by year of future minimum rental payments required under the operating leases that have initial or remaining noncancellable lease terms in excess of one year as of Dec. 31, 1998:

(in thousands)

1999                               $ 16,018
2000                                 13,749
2001                                 11,446
2002                                 11,259
2003                                 11,162
2004 and thereafter                  47,937
Total minimum lease payments      $ 111,571

Rent expense was approximately $18,204,000, $14,293,000 and $14,674,000 for the years ended Dec. 31, 1998, 1997 and 1996, respectively.

(12) INCOME TAXES

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense (benefit) consisted of the following:

                                 Year Ended Dec. 31,

(in thousands)                 1998        1997        1996
CURRENT

Federal                    $ 49,948    $ 19,597     $ (6,672)
State                           494         243          514
                             50,442      19,840       (6,158)

DEFERRED

Federal                       3,123      11,117       17,088
Extraordinary item                0        (241)        (530)
Total                      $ 53,565    $ 30,716     $ 10,400

For the years ended Dec. 31, 1998, 1997 and 1996, the foreign subsidiary had net operating income (losses) of $4,224,000, $1,449,000 and $(257,000), respectively, for which an income tax expense of $1,478,000, $0 and $0, respectively, had been provided.

The reconciliation between the federal statutory income tax rate and Federated's effective income tax rate consisted of the following:

                                   Year Ended Dec. 31,
                                1998     1997     1996

Expected statutory rate        35.0%    35.0%     35.0%
Increase:
State income taxes              0.2      0.2       1.4
Amortization of goodwill        0.5      1.0       3.2
Meals and entertainment
  limitation                    0.8      1.2       4.6
Other                           0.2      0.4       0.3
Total                          36.7%    37.8%     44.5%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities consisted of the following:

                                          Dec. 31,

(in thousands)                            1998       1997
DEFERRED TAX ASSETS
Intangible assets                      $ 15,419   $ 14,946
Organization costs                        1,399      1,399
Employee restricted stock plan              223        170
Property and equipment depreciation         164          0
Reserve for bad debts                       926      1,068
Other                                     1,133        246
Total gross deferred tax asset         $ 19,264   $ 17,829
DEFERRED TAX LIABILITIES

Deferred sales commissions             $ 33,718   $ 41,753
Deferred 12b-1 fee income                12,252          0
Other                                     3,243      2,622
Total gross deferred tax liability     $ 49,213   $ 44,375
Net deferred tax liability             $ 29,949   $ 26,546

(13) EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

                               Year Ended Dec. 31,

(in thousands, except per share data)            1998      1997        1996
NUMERATOR

Income from continuing operations              $ 92,369  $ 50,577   $ 12,619
Preferred stock dividends                             0         0      3,025
Numerator for basic and diluted earnings per share for continuing operations --

 income available to common stockholders       $ 92,369  $ 50,577    $ 9,594
DENOMINATOR

Denominator for basic earnings per share --

 weighted-average shares                         84,171    82,392     83,159
Effect of dilutive securities:
Dilutive potential common shares from
 stock-based compensation                         2,412     1,272        591
Denominator for diluted earnings per
 share -- adjusted weighted-average

 shares and assumed conversions                  86,583    83,664     83,750
Basic earnings per share                         $ 1.10    $ 0.61     $ 0.12
Diluted earnings per share                       $ 1.07    $ 0.60     $ 0.12

(14) ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income are as follows:

                              Unrealized
                              Gain/(Loss)

                              on                         Tax
                              Marketable   Other         (Expense)/

(in thousands)                Securities   Adjustments   Benefit      Total
Balance at
Dec. 31, 1995                  $  960      $   2         $(336)       $ 626
Total change in market value     (430)         0           151         (279)
Reclassification adjustment      (492)         0           172         (320)
Other adjustments                   0        (12)            0          (12)
Balance at
Dec. 31, 1996                      38        (10)          (13)          15
Total change in market value     (253)         0            89         (164)
Reclassification adjustment        84          0           (30)          54
Other adjustments                   0          4             0            4
Balance at
Dec. 31, 1997                    (131)        (6)           46          (91)
Total change in market value      604          0          (211)         393
Reclassification adjustment       168          0           (59)         109
Other adjustments                   0         (5)            0           (5)
Balance at
Dec. 31, 1998                   $ 641       $(11)        $(224)         $406

(15) DISCLOSURES OF FAIR VALUE

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of estimated fair values of certain on- and off-balance sheet financial instruments. The fair value estimates, as well as the related methods and assumptions used to value each of Federated's significant financial instruments, are set forth below.

(A) CASH AND CASH EQUIVALENTS AND MARKETABLE SECURITIES

The carrying amount of cash and cash equivalents approximates fair value due to the short maturities of these instruments. The fair value of marketable securities is based on quoted market prices.

(B) RECEIVABLES, ACCOUNTS PAYABLE, AND ACCRUED EXPENSES

The carrying amounts of these financial instruments approximate fair value due to the short maturities of these instruments.

(C) LONG-TERM DEBT --RECOURSE

The majority of Federated's recourse debt is comprised of the Note. The fair value of Federated's Note is estimated based on the current market rates for debt of the same remaining maturities. The estimated fair values of the Note are as follows:

                                      Dec. 31,

(in thousands)                 1998          1997
Carrying amount            $  98,000      $  98,000
Fair value                 $ 102,519      $ 100,035

For accounting purposes, Federated treats the sale of revenue streams related to the B Share financing program as nonrecourse debt. Based on the nature of this debt and the uncertainty of the amounts and timing of the cash flows, Federated is not able to determine the fair value of the nonrecourse debt.

(D) FUTURES AND CURRENCY FORWARD CONTRACTS

Federated entered into futures and currency forward contracts to hedge against changes in market and currency values related to the shares of mutual funds it purchased. Federated's carrying value of $389,000 approximates the estimated fair value at Dec. 31, 1998.

(16) ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED
OR OBTAINED FOR INTERNAL USE

The effect of adopting SOP 98-1 was to increase operating income for the year ended Dec. 31, 1998 by $1,381,000, or $0.016 per diluted share.

(17) COMMITMENTS AND CONTINGENCIES

Federated has claims asserted against it that result from litigation in the ordinary course of business. Management believes that the ultimate resolution of such matters will not materially affect the financial position or results of operations of Federated.

(18) RELATED PARTY TRANSACTIONS

Federated provides investment advisory, administrative, distribution and shareholder services to the Federated group of funds (Federated funds). All of these services provided for the Federated funds are under contracts that definitively set forth the fees to be charged for these services and are approved by the funds' independent directors/trustees. Federated may waive certain fees charged for these services (primarily investment advisory fees) in order to make the Federated funds more competitive or to meet regulatory requirements.

(19) SUBSEQUENT EVENTS

In January 1999, Federated issued 750,000 options to certain key employees at an exercise price at or exceeding the market price at the time of grant. The contractual life of the options range from 9.5 to 10.5 years.

On Jan. 26, 1999, the board of directors declared a $0.038 per share dividend which was paid on Feb. 15, 1999.

On Jan. 26, 1999, the board of directors approved a share repurchase program authorizing Federated to purchase up to $20 million in Federated Class B Common Stock over the next 12 months. The program authorizes executive management to make purchases in open market transactions, with the timing of the purchases and the amount of shares to be determined by the Federated executive management team. The stock will be held in treasury for employee benefit plans, potential acquisitions and other corporate activities.

(20) SUPPLEMENTARY QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                       Quarter

(in thousands, except per share data)   1st        2nd        3rd         4th
1998
Revenues                              $122,592   $126,216   $133,068   $140,250
Net income before extraordinary item    20,837     21,071     23,610     26,850
Net income                              20,837     21,071     23,610     26,850
Basic earnings per share before

  extraordinary item                      0.25       0.25       0.28       0.32
Diluted earnings per share before
  extraordinary item                      0.25       0.24       0.27       0.31
Common Stock price per share1
   High                                    --     20 3/16     18 1/4    19 5/16
   Low                                     --          16     12 7/8         11

1997

Revenues                                91,627     93,457    106,560    112,073
Net income before extraordinary item     8,843      9,090     16,009     17,083
Net income                               8,843      9,090     16,009     16,634
Basic earnings per share before
  extraordinary item                      0.11       0.11       0.19       0.20
Diluted earnings per share before
  extraordinary item                      0.11       0.11       0.19       0.20
Common Stock price per share1
   High                                    --         --         --        --
   Low                                     --         --         --        --

1 Prior to May 14, 1998, there was no public market for the Common Stock.