Form 10-K, Exhibit 13
period 1999-12-31
FEDERATED INVESTORS INC /PA/
filed 2000-03-29
CIK 1056288

FINANCIAL REVIEW

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries' (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed and administered assets) of Federated for the five years ended December 31, 1999 have been derived from the audited consolidated financial statements of Federated. See the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and the consolidated financial statements which follow.

                                                                            Year Ended December 31,
(dollars in thousands, except per share data)        1999             1998         1997          1996            1995
STATEMENT OF INCOME DATA:
Total revenue                                    $  601,098     $   522,127      $403,719     $ 321,793     $  279,831

Operating expenses:
Compensation and related                            152,469         146,927       139,373       126,966        101,534
Other operating expenses                            201,278         177,845       141,004       134,308        104,885
Amortization of intangible assets                    10,405          14,937        13,715         8,886         10,445
Total operating expenses                            364,152         339,709       294,092       270,160        216,864
Operating income                                    236,946         182,418       109,627        51,633         62,967
Nonoperating expenses                                31,846          27,614        20,060        20,287          9,826
Minority interest                                    10,219           8,870         7,584         6,811          5,801
Income tax provision                                 70,861          53,565        30,957        10,930         18,809
Income before extraordinary item                    124,020          92,369        51,026        13,605         28,531
Extraordinary item, net of tax                            0             0             449           986              0
Net income                                          124,020          92,369        50,577        12,619         28,531
Dividends on preferred stock                              0             0               0         3,025          6,000
Net income applicable to common stock            $  124,020      $   92,369      $ 50,577     $   9,594     $   22,531
Cash dividends per common share 1                $   0.1640      $   0.1350      $ 0.0583     $  0.0417     $   0.1667
Earnings per common
share-basic:
Income before extraordinary item 1               $     1.49      $     1.10     $     0.62     $    0.13     $     0.25
Earnings per common share-assuming dilution:
Income before extraordinary item 1               $     1.44      $     1.07     $     0.61     $    0.13     $     0.24
Operating margin                                         39%            35%             27%           16%            23%
BALANCE SHEET DATA AT PERIOD END:
Cash and cash equivalents                        $  171,490      $  185,581      $  22,912     $   6,561     $    7,181
Securities available for sale                        66,438          13,398          8,945        13,761         16,387
Deferred sales commissions, net                     298,978         258,593        164,623        85,905         36,845
Intangible assets, net                               42,547          52,953         67,880        69,105         63,703
Total assets                                        673,193         581,656        338,435       248,231        185,402
Long-term debt-recourse                              84,446          98,698         98,950       244,125         68,062
Long-term debt-nonrecourse 2                        309,741         272,850        185,388             0              0
Total liabilities                                   553,785         492,279        379,079       334,339        155,883
Shareholders' equity                                118,812          88,706        (41,110)      (86,922)        28,692
Book value per common share                      $     1.45      $     1.03      $   (0.49)    $   (1.04)    $     0.32
MANAGED AND ADMINISTERED ASSETS AT PERIOD
 END (in millions):
Money market funds                               $   83,299      $   77,055      $ 63,622     $  51,163     $   40,610
Equity funds                                         20,941          15,503        11,710         7,594          5,287
Fixed-income funds                                   15,857          16,437        15,067        14,109         14,330
Separate accounts                                     4,723           2,558         2,141         1,976          1,486
Total managed assets                             $  124,820      $  111,553      $ 92,540     $  74,842     $   61,713
Total administered assets                        $   41,234      $   28,165      $ 46,999     $  35,574     $   22,089


 1 Reflects the one-for-one stock dividend paid in 1996 and the one-for-one stock dividend and one-for-two stock dividend paid in 1998.

 2 See Note 5 to the Consolidated Financial Statements for information concerning nonrecourse debt.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AVERAGE MANAGED AND ADMINISTERED ASSETS


                                                                Percent

                                   Year Ended December 31,      Change

(dollars in millions)                1999          1998
Money market funds                 $  79,253     $  69,074      15%
Equity funds                          17,531        13,777      27%
Fixed-income funds                    16,680        15,851       5%
Separate accounts                      4,109         2,334      76%
Total average managed assets       $ 117,573     $ 101,036      16%
Total average administered assets  $  35,079     $  53,136     (34%)


COMPONENTS OF CHANGES IN EQUITY AND FIXED-INCOME FUND MANAGED ASSETS


                                                     Percent

                         Year Ended December 31, Change

(dollars in millions)       1999         1998
EQUITY FUNDS
Beginning assets          $ 15,503     $ 11,710       32%
Sales                        6,536        5,049       29%
Redemptions                 (4,549)      (3,098)      47%
Net sales                    1,987        1,951        2%
Net exchanges                  128          (17)     853%
Other 1                      3,323        1,859       79%
Ending assets             $ 20,941     $ 15,503       35%

FIXED-INCOME FUNDS
Beginning assets          $ 16,437     $ 15,067        9%
Sales                        5,799        6,170       (6%)
Redemptions                 (5,891)      (4,831)      22%
Net (redemptions) sales        (92)       1,339     (107%)
Net exchanges                   50         (274)     118%
Other 1                       (538)         305     (276%)
Ending assets             $ 15,857     $ 16,437       (4%)


 1 Includes primarily reinvested dividends and distributions, net investment income and changes in the market value of securities held by the funds.

Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the "Selected Consolidated Financial Data" section and the consolidated financial statements appearing elsewhere in this report.

RESULTS OF OPERATIONS

GENERAL

Federated is a leading provider of investment management products and related financial services.

Federated derives a majority of its revenue through advising, distributing and servicing the Federated funds, separately managed accounts and other related products, in both domestic and international markets. Federated also derives revenue through servicing third-party mutual funds.

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

YEAR ENDED DECEMBER 31, 1999, COMPARED TO THE
YEAR ENDED DECEMBER 31, 1998

NET INCOME. Net income for the year ended December 31, 1999, was $124.0 million or $1.44 per diluted share as compared to $92.4 million or $1.07 per diluted share for 1998. This increase of 34% and 35%, respectively, reflects increased revenue primarily due to growth in fees earned from equity and money market assets, as well as improvements in operating margins, from 35% to 39%.

REVENUE. Total revenue increased $79.0 million or 15% to $601.1 million for 1999 from $522.1 for 1998. Reve nue from managed assets was $534.5 million for 1999 as compared to $457.4 million for 1998. This increase of $77.1 million or 17% reflects a 16% increase in average managed assets from $101.0 billion for 1998 to $117.6 billion for 1999. The significant asset growth included increases of 15%, 27%, 5% and 76% in money market funds, equity funds, fixed-income funds and separate accounts, respectively. Revenue from managed assets increased at a higher rate than the rate of average managed asset growth due to the composition of assets, with significant growth in equity fund assets, which earn the highest fees per invested dollar. Interest and dividends increased by $5.0 million or 57% over the prior year as a result of the investment of increased operating cash flows in interest-earning accounts and securities. Other income decreased $2.7 million or 35% from $7.6 million for 1998 to $4.9 million for 1999, principally as a result of servicing contract buyouts during 1998 totaling $6.0 million partially offset by a $3.0 million gain on the sale of certain nonearning assets in the second quarter of 1999.

OPERATING EXPENSES. Total operating expenses were $364.2 million in 1999 as compared to $339.7 million in 1998. This increase of $24.5 million or 7% is largely attributable to growth in sales and average assets under management as more than 85% of the change over 1998 is due to increases in expenses which fluctuate in correlation with changes in sales and average managed assets. These expenses include incentive compensation, marketing allowances and amortization of deferred sales commissions. Operating margins have improved to 39% for 1999 from 35% for 1998.

Advertising and promotional expenses were $55.1 million for 1999 as compared to $46.0 million for 1998. This increase of $9.1 million or 20% is primarily the result of higher levels of marketing allowances being paid to brokers and bank clients for the retailing efforts of marketing funds, as well as increased advertising, promotional and printing expenses to further build company name and brand awareness.

Professional service fees were $24.4 million for 1999 as compared to $21.2 million for 1998. This increase of $3.2 million or 15% is primarily due to higher fees paid to a third party for outsourced portfolio accounting services as a result of the increased average assets in 1999 as compared to 1998. To a lesser extent, the increase in professional service fees is attributable to increased consulting fees relating to certain information systems and other special projects in 1999.

Amortization of deferred sales commissions was $48.3 million for 1999 as compared to $32.1 million for 1998. This increase of $16.2 million or 50% is due to higher levels of deferred sales commissions as a result of the continued sale of shares of funds which require Federated to advance commissions to broker/dealers.

Amortization of intangible assets was $10.4 million for 1999 as compared to $14.9 million for 1998. This decrease of $4.5 million or 30% is attributable to certain intangible assets reaching the end of their amortization schedules in 1999.

Other expenses were $6.5 million for 1999 as compared to $9.7 million for 1998. This decrease of $3.2 million or 32% is primarily the result of a favorable settlement of certain non-income related taxes and a reduction in bad-debt expense as a result of improved collection of accounts receivable.

NONOPERATING EXPENSES. Nonoperating expenses were $31.8 million for 1999 as compared to $27.6 million for 1998. This increase of $4.2 million or 15% is primarily attributable to increased interest and other debt-related expenses recognized on higher levels of nonrecourse debt incurred in connection with the securitization of B Share fund assets.

MINORITY INTEREST. Minority interest was $10.2 million for 1999 as compared to $8.9 million for 1998. This increase of $1.3 million or 15% is a result of higher net income being recorded for a subsidiary for which Federated acts as the general partner with a majority interest of 50.5%. The increase in income is attributable to higher average managed assets of funds advised by the subsidiary.

INCOME TAXES. The income tax provision for 1999 was $70.9 million as compared to $53.6 million for 1998. This increase of $17.3 million or 32% is primarily due to the increase in the level of income before income taxes from $145.9 million for 1998 to $194.9 million for 1999, an increase of $49.0 million or 34%. The effective tax rate for 1999 and 1998 was 36.4% and 36.7%, respectively.

YEAR ENDED DECEMBER 31, 1998, COMPARED TO THE
YEAR ENDED DECEMBER 31, 1997

NET INCOME. Net income for the year ended December 31, 1998, was $92.4 million, or $1.07 per diluted share, an 83% and 78% increase, respectively, over 1997. Revenue growth of 29% from higher levels of average managed assets as well as improvements in operating margins, from 27% to 35%, were the primary reasons for the improved financial performance. The higher levels of average managed assets occurred despite the market volatility experi enced in 1998. In 1998, net sales for equity and fixed-income funds were $2.0 billion and $1.3 billion, respectively, resulting in increases of 7% and 697%, respectively, over 1997, as a result of the continued strong investment performance and expanded product menu of these asset classes. The increase in money market fund assets in 1998 was the result of increased customer demand for investment vehicles in which to place cash during periods of market volatility, as well as efforts to expand the corporate customer base.

REVENUE. Total revenue was $522.1 million for 1998 as compared to $403.7 million for 1997. This increase of $118.4 million or 29% is primarily due to higher levels of managed assets. Average managed assets increased 24% from $81.6 billion for 1997 to $101.0 billion for 1998, including increases of 24%, 42%, 10% and 25% in money market funds, equity funds, fixed-income funds and separate accounts, respectively. Service-related revenues from sources other than managed assets increased by approximately $3.3 million primarily due to increased revenues within Federated's clearing and retirement plan recordkeeping services. Interest and dividends increased by $5.9 million or 193% over the prior year as a result of higher levels of invested cash resulting from the B Share advanced commission financing program, net proceeds from Federated's initial public offering in May 1998 and higher levels of cash generated from operations. Other income increased $4.3 million or 126%, from $3.4 million for 1997 to $7.6 million for 1998, principally as a result of servicing contract buyouts during 1998 totaling $6.0 million. Collectively, these clients, as well as certain other clients whose contracts had expired and were not renewed during 1998, had administered assets of $31.6 billion at the time of their departure. However, these assets generated less than 2% of 1998 total revenue.

OPERATING EXPENSES. Total operating expenses were $339.7 million for 1998 as compared to $294.1 million for 1997. This increase of $45.6 million or 16% is largely the result of continued expense management, with expense increases largely attributable to growth in sales and assets under management. Expense growth has been contained at levels substantially below the 29% increase in revenues, and, accordingly, operating margins have improved to 35% for 1998 from 27% for 1997.

Compensation and related expenses were $146.9 million for 1998 as compared to $139.4 million for 1997. This increase of $7.5 million or 5% is primarily attributed to a 54% increase in variable-based compensation as a result of increased sales, favorable investment performance as compared to benchmarks and overall improved financial performance of Federated, as well as staff growth of 15% within the investment research area and 6% within certain service areas. These increases were partially offset by staffing reductions resulting from the outsourcing of the portfolio accounting function and the capitalization of certain salaries and employee benefits related to internally developed software.

Advertising and promotional expenses were $46.0 million for 1998 as compared to $34.6 million for 1997. This increase of $11.4 million or 33% is primarily the result of higher levels of marketing allowances being paid to brokers and bank clients for the retailing efforts of marketing funds, as well as increased spending for printing, advertising and promotional expenses to further build company name and brand awareness.

Office and occupancy expenses were $27.2 million for 1998 as compared to $24.9 million for 1997. This increase of $2.3 million or 9% is primarily attributable to increased rent expense for leased space as a result of general rate increases and to Federated's acquisition of additional office space in the second quarter of 1998 as part of an effort to consolidate certain servicing functions. This consolidation eventually resulted in a net reduction of leased office space at the end of 1998.

Professional service fees were $21.2 million for 1998 as compared to $8.5 million for 1997. This increase of $12.7 million or 148% is due to fees paid to a third party for portfolio accounting services, which were performed internally throughout most of 1997, and was partially offset by reductions in consulting and legal fees.

Amortization of deferred sales commissions was $32.1 million for 1998 as compared to $20.9 million for 1997. This increase of $11.2 million or 54% is due to higher levels of deferred sales commissions as a result of the continued sale of shares of funds which require Federated to advance commissions to broker/dealers.

Amortization of intangible assets was $14.9 million for 1998 as compared to $13.7 million for 1997. This increase of $1.2 million or 9% is the result of a business acquisition in the second quarter of 1997.

NONOPERATING EXPENSES. Nonoperating expenses were $27.6 million for 1998 as compared to $20.1 million for 1997. This increase of $7.5 million or 38% is attributable to interest and other debt-related expenses recognized relative to higher levels of nonrecourse debt incurred for the securitization of B Share fund assets and was partially offset by the elimination of interest expense on Federated's revolving line of credit as a result of the reduction of debt previously held within Federated's Senior Secured Credit Agreement.

MINORITY INTEREST. Minority interest was $8.9 million for 1998 as compared to $7.6 million for 1997. This increase of $1.3 million or 17% is the result of higher net income being recorded for a subsidiary for which Fed erated acts as the general partner with a majority interest of 50.5%. The increase in income is attributable to higher average managed assets of funds advised by the subsidiary.

INCOME TAXES. The income tax provision for 1998 was $53.6 million as compared to $31.0 million for 1997, an increase of $22.6 million or 73%. This increase was due primarily to the level of income before income taxes increasing from $82.0 million for 1997 to $145.9 million for 1998, an increase of $63.9 million or 78%. The effective tax rate for 1998 and 1997 was 36.7% and 37.8%, respectively.

CAPITAL RESOURCES AND LIQUIDITY

CASH FLOW. Cash and cash equivalents and securities available for sale totaled $237.9 million in 1999 as compared to $199.0 million in 1998.

Cash provided by operating activities totaled $132.1 million for 1999 as compared to $60.1 million for 1998. This increase is due primarily to higher net income in 1999 and a decrease in sales commissions paid to brokers due to reduced sales of B shares. In 1999, the cash flow from operating activities was primarily utilized for the purchase of securities, treasury stock and equipment, dividend payments, distributions to the minority interest partner and payments on debt.

CAPITAL EXPENDITURES. Capital expenditures totaled $17.5 million for the year ended December 31, 1999, which excludes Year 2000-related project costs described below. It is anticipated that 2000 capital expenditures will range from $10 million to $15 million.

DIVIDENDS. In 1998, Federated's board of directors adopted a policy to declare and pay cash dividends on a quarterly basis. Dividends paid per share in 1999, 1998 and 1997 were $0.1640, $0.1350 and $0.0583, respectively. In January 2000,
Federated's board of directors declared a dividend of $0.042 per share that was paid on February 15, 2000. After the payment of the dividend on February 15, 2000, and stock repurchase payments through March 6, 2000, given current debt covenants as disclosed in the Common Stock footnote (Note 9 to the consolidated financial statements), Federated has the ability to pay dividends of approximately $14.1 million.

DEBT FACILITIES. Federated has the following recourse debt facilities: Senior Secured Credit Agreement and
Senior Secured Note Purchase Agreement.

SENIOR SECURED CREDIT AGREEMENT. At December 31, 1999, the outstanding balance under the Senior Secured Credit Agreement was zero with an amount available to borrow of $150.0 million. The Senior Secured Credit Agreement contains various financial and other covenants. Federated was in compliance with all debt cov enants at December 31, 1999.

SENIOR SECURED NOTE PURCHASE AGREEMENT. The Senior Secured Note Purchase Agreement debt totaled $98.0 million as of December 31, 1999. This note is due in seven annual $14.0 million installments beginning June 2000 and ending June 2006. The Senior Secured Note Purchase Agreement contains various financial and other covenants. Federated was in compliance with all debt covenants at December 31, 1999.

CAPITALIZED LEASE OBLIGATIONS. At December 31, 1999, Federated had capitalized lease obligations totaling $0.7 million related to certain telephone equipment. The scheduled principal payments approximate $0.3 million per year for 2000 through 2002.

DEFERRED SALES COMMISSIONS AND NONRECOURSE DEBT. Certain subsidiaries of Federated pay commissions to broker/dealers (deferred sales commissions) to promote investments in certain mutual funds. For mutual fund shares sold under such programs, Federated receives certain distribution and servicing fees from the mutual fund over the outstanding life of such shares. These fees consist of 12b-1 fees, shareholder service fees and contingent deferred sales charges (CDSCs). Both 12b-1 and shareholder service fees are calculated as a percentage of average managed assets associated with the related classes of shares. If shares are redeemed before the end of a specified holding period, as outlined in the related mutual fund prospectus, the mutual fund shareholder is normally required to pay Federated a CDSC based on a percentage of the lower of the current market value or the original cost basis of the redeemed shares, such percentage diminishing over a recovery schedule not to exceed six years.

For non-B Share-related sales, Federated capitalizes up-front commissions paid to broker/dealers as deferred sales commissions and amortizes them over the estimated benefit period not to exceed CDSC periods. The 12b-1 and shareholder service fees are recognized in the Consolidated Statements of Income over the life of the mutual fund class share. Any CDSCs collected are used to reduce the deferred sales commission asset.

For B Share-related sales, Federated finances up-front commissions paid to broker/dealers through the sale of the rights to future revenue streams associated with B Share deferred sales commissions. For accounting purposes, these sales are accounted for as financings, and nonrecourse debt is recorded. The current financing agreement expires in October 2000.

The following table demonstrates the effects of the B Share financing program on the Consolidated Balance Sheets at December 31, 1999 and 1998 and the Consolidated Statements of Income for the years ended December 31, 1999, 1998 and 1997, respectively:

(in thousands)                               1999             1998
DECEMBER 31
Assets
Deferred sales

commissions, net 1                      $    288,844        $    249,580
Receivables-Federated funds                    8,363               6,314
Other long-term assets                         2,075               2,798
Liabilities
Long-term debt-

 nonrecourse                            $    309,741        $    272,850
Accounts payable                               6,186               3,951

(in thousands)                                1999         1998          1997 2
PERIODS ENDED DECEMBER  31
Revenues

Other service fees, net-Federated       $    72,311   $    52,472   $      8,582
funds
Expenses
Amortization of deferred
sales commissions                       $    43,080   $    28,881   $      4,191
Debt expense-nonrecourse                     22,979        18,759          1,936
Other expenses                                 599           764             124


1 Excludes deferred sales commissions related to B Share revenue streams which have not been financed as of the end of the period due to the timing of the sale of the revenue streams to the third party.

2 Represents activity from the inception of the B Share financing program in the fourth quarter 1997 through December 31, 1997.

Due to the nonrecourse nature of this financing arrangement, the $16.6 million excess of B Share-related liabilities over the related assets at December 31, 1999, will be recognized in income over the remaining life of the

B Share cash flows.

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

In 1999, the Federated board of directors approved two separate share repurchase programs authorizing

Federated to purchase up to $20.0 million of Federated Class B common stock under the first program and up to five million shares of Federated Class B common stock under the second program. Under each of the programs, shares can be repurchased in open market transactions over a period of 12 months from the date of the board resolution. In addition, under the second program, shares can also be purchased in private transactions. The programs authorize executive management to determine the timing and the amount of shares for each purchase. The repurchased stock will be held in treasury to be used for employee benefit plans, potential acquisitions and other corporate activities. As of December 31, 1999, Federated has purchased 4,348,610 shares of Class B common stock under these programs and can repurchase an additional 1,836,043 shares through its current authorized programs, subject to debt-covenant restrictions.

FUTURE CASH REQUIREMENTS. Management expects that the principal needs for cash will be to advance sales commissions, repurchase company stock, service recourse debt, fund property and equipment acquisitions, pay shareholder dividends, seed new products and fund strategic business acquisitions. Management believes that Federated's existing liquid assets, together with the expected continuing cash flow from operations, its borrowing capacity under current credit facilities, its B Share financing arrangement and its ability to issue stock will be sufficient to meet its present and reasonably foreseeable cash needs.

YEAR 2000 DISCLOSURE

Federated completed all of its year 2000 (Y2K) readiness work for its computer systems prior to December 31, 1999, and closely managed the period from the end of December through the beginning of January 2000 to ensure its systems and operations functioned correctly through this period. Federated encountered no significant Y2K problems with its computer systems. Only minor problems were encountered, all of which were quickly detected and corrected with little or no incremental cost to Federated.

Federated incurred costs of approximately $10.0 million through December 31, 1999, to address the Y2K issue, with approximately $4.8 million being reflected within the current year's financial statements.

Federated's preparation for Y2K illustrates that widespread computer problems may have an adverse impact on Federated's results of operations and financial position. It is not possible to predict with certainty all of the adverse effects that could result from a failure of third parties to address computer system problems or whether such effects could have a material adverse impact on Federated. Federated will continue to monitor its computing environment.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Year 2000 Readiness Disclosure, Future Cash Requirements and elsewhere in this report constitute forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of Federated or industry results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For a discussion of such risk factors, see the section titled Risk Factors and Cautionary Statements in Federated's Annual Report on Form 10-K for the year ended December 31, 1999, and other reports on file with the Securities and Exchange Commission. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity, performance or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such state ments.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Federated's investments are primarily money market funds and fluctuating value mutual funds with investments of two years or less. In addition, as of December 31, 1999,

Federated had an investment in high yield asset-backed securities which is included in "Other long-term assets" on the Consolidated Balance Sheets. Occasionally,

Federated invests in new fluctuating value mutual

funds (performance seeds) sponsored by Federated in order to provide investable cash to the fund allowing the fund to establish a performance history. Federated may use derivative financial instruments to hedge these investments. As of December 31, 1999, the book value of the performance seed investments and the derivative financial instruments were $17.1 million and $(0.1) million, respectively. All of Federated's debt instruments carry fixed interest rates and therefore are not subject to market risk.

MANAGEMENT'S REPORT

Federated Investors, Inc. (Federated) management takes responsibility for the integrity and fair presentation of the financial statements in this annual report. These financial statements were prepared from accounting records which management believes fairly and accurately reflect Federated's operations and financial position.

The financial statements were prepared in conformity with accounting principles generally accepted in the United States and, as such, include amounts based on management's best estimates and judgements considering currently available information and management's view of current conditions and circumstances. Management also prepared the other information in this report and is responsible for its accuracy and consistency with the financial statements.

Management is responsible for establishing and maintaining effective internal control designed to provide reasonable assurance that assets are protected from improper use and accounted for in accordance with its policies and that transactions are recorded accurately in Federated's records. The concept of reasonable assurance is based upon a recognition that the cost of the controls should not exceed the benefit derived. Even effective internal control, no matter how well designed, has inherent limitations - including the possibility of circumvention or overriding of controls - and therefore can only provide reasonable assurance with respect to financial statement preparation and safeguarding of assets.

The financial statements of Federated have been audited by Ernst & Young LLP, independent auditors. Their accompanying report is based on an audit conducted in accordance with auditing standards generally accepted in the United States.

Federated Investors, Inc.

[Graphic]

J. Christopher Donahue
President and Chief Executive Officer

[Graphic]

Thomas R. Donahue
Chief Financial Officer

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Federated Investors, Inc.

We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. and subsidiaries (Federated) as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in share holders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Federated's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Pittsburgh, Pennsylvania

January 24, 2000

CONSOLIDATED BALANCE SHEETS (dollars in thousands, except share data)

                                                            December 31,
                                                       1999           1998
CURRENT ASSETS
Cash and cash equivalents                         $   171,490        $185,581
Securities available for sale                          66,438          13,398
Receivables - Federated funds                          29,750          26,097
Receivables - other, net of reserve of $184
and $1,276, respectively                                5,413           4,872
Accrued revenues                                        6,050           3,666
Prepaid expenses                                        3,305           4,688
Current deferred tax asset, net                         1,382           1,636
Other current assets                                      319           3,958
Total current assets                                  284,147         243,896
LONG-TERM ASSETS
Customer relationships, net of accumulated
amortization of $12,800 and $39,571,
respectively                                            9,613          17,743
Goodwill, net of accumulated amortization
of $16,013 and $13,762, respectively                   32,856          35,107
Other intangible assets, net of accumulated
amortization of $112 and $3,608,
respectively                                               78             103
Deferred sales commissions, net of
accumulated amortization of $79,365 and
$82,517, respectively                                 298,978         258,593
Property and equipment, net                            31,305          21,550
Other long-term assets                                 16,216           4,664
Total long-term assets                                389,046         337,760
Total assets                                      $   673,193       $ 581,656
CURRENT LIABILITIES
Cash overdraft                                    $     9,111        $  5,932
Current portion of long-term debt -
 recourse                                              14,259             239
Accrued expenses                                       58,768          51,096
Accounts payable                                       29,321          24,864
Income taxes payable                                    2,865           2,522
Other current liabilities                               1,148           1,675
Total current liabilities                             115,472          86,328
LONG-TERM LIABILITIES
Long-term debt - recourse                              84,446          98,698
Long-term debt - nonrecourse                          309,741         272,850
Long-term deferred tax liability, net                  37,177          31,585
Other long-term liabilities                             6,949           2,818
Total long-term liabilities                           438,313         405,951
Total liabilities                                     553,785         492,279
Minority interest                                         596             671
SHAREHOLDERS' EQUITY Common stock:

Class A, no par value, 20,000 shares
authorized, 6,000 shares issued and
outstanding                                               189             189
Class B, no par value, 900,000,000 shares
authorized, 86,337,000 shares issued                   75,087          75,090
Retained earnings                                     124,653          14,556
Treasury stock, at cost, 4,622,360 and
138,750 shares Class B common stock,
respectively                                          (79,976)            (23)
Employee restricted stock plan                         (1,046)         (1,512)
Accumulated other comprehensive income                    (95)            406
Total shareholders' equity                            118,812          88,706
Total liabilities, minority interest, and
shareholders' equity                             $    673,193        $581,656


(The accompanying notes are an integral part of these consolidated financial statements.)

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)


Year Ended December 31,

                                                       1999               1998                   1997
REVENUE

Investment advisory fees, net - Federated funds        $313,725       $      272,686       $ 215,405
Investment advisory fees, net - other                   11,198                7,360           5,507
Administrative service fees, net - Federated funds      80,993               72,101          60,934
Administrative service fees, net - other                23,388               25,133          24,495
Other service fees, net - Federated funds              124,188              101,252          67,494
Other service fees, net - other                         23,512               23,347          20,669
Commission income                                        4,407                4,008           2,744
Interest and dividends                                  13,926                8,887           3,032
Gain (loss) on sale of securities available for sale       820                 (295)             49
Other income                                             4,941                7,648           3,390
Total revenue                                          601,098              522,127         403,719
OPERATING EXPENSES
Compensation and related                               152,469              146,927         139,373
Advertising and promotional                             55,132               46,042          34,609
Systems and communications                              27,809               27,840          27,118
Office and occupancy                                    25,313               27,215          24,863
Professional service fees                               24,431               21,171           8,539
Travel and related                                      13,797               13,802          14,968
Amortization of deferred sales commissions              48,275               32,117          20,882
Amortization of intangible assets                       10,405               14,937          13,715
Other                                                    6,521                9,658          10,025
Total operating expenses                               364,152              339,709         294,092
Operating income                                       236,946              182,418         109,627
NONOPERATING EXPENSES
Debt expense-recourse                                    8,867                8,855          18,124
Debt expense-nonrecourse                                22,979               18,759           1,936
Total nonoperating expenses                             31,846               27,614          20,060
Income before minority interest,
      income taxes and extraordinary item              205,100              154,804          89,567
Minority interest                                       10,219                8,870           7,584
Income before income taxes and extraordinary item      194,881              145,934          81,983
Income tax provision                                    70,861               53,565          30,957
Income before extraordinary item                       124,020               92,369          51,026
Extraordinary item related to debt
     restructuring costs, net of tax                        0                    0             449
Net income                                             $124,020       $       92,369       $  50,577
EARNINGS PER SHARE-BASIC
Income before extraordinary item                         $1.49       $         1.10       $    0.62
Extraordinary item related to debt
     restructuring costs, net of tax                       --                   --           (0.01)
Net income per share - basic                             $1.49       $         1.10       $    0.61
EARNINGS PER SHARE-ASSUMING DILUTION

Income before extraordinary item                         $1.44       $         1.07       $    0.61
Extraordinary item related to debt restructuring
      costs, net of tax                                   --                  --            (0.01)
Net income per share - assuming dilution                 $1.44       $         1.07       $    0.60
Cash dividends per share                                 $0.1640       $       0.1350       $  0.0583


Per share amounts have been restated to reflect the one-for-one stock dividend and one-for-two stock dividend paid in 1998.

(The accompanying notes are an integral part of these consolidated financial statements.)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(dollars in thousands)

Years Ended December 31, 1999, 1998 and 1997

                                                                                               Additional
                                                                    Shares      Common           Paid-in
                                    Class A         Class B        Treasury     Stock            Capital
BALANCE AT
JANUARY 1, 1997                      2,000       27,988,000       6,487,758   $   347         $   29,605
Net income                            0                0              0            0                  0
Other comprehensive income,
net of tax: Unrealized
loss on securities
available for sale, net of
reclassification adjustment           0                0              0            0                  0
   Other                              0                0              0            0                  0
Comprehensive
income
Amortization of employee
restricted stock plan and
other compensation plans              0                0              0            0                257
Dividends declared                    0                0              0          562                  0
Issuance of stock under
employee restricted
stock plan, net                       0                0              0            0               (218)
Restricted stock forfeitures          0                0              0            0             (1,070)
Purchase of treasury stock            0           (179,000)       179,000          0                  0
BALANCE AT DECEMBER
31, 1997                           2,000       27,809,000       6,666,758          909             28,574
Net income                            0                0              0            0                  0
Other comprehensive
income, net of tax:
Unrealized gain on
securities available
for sale, net of
reclassification
adjustment                            0                 0            0             0                  0
Other                                 0                 0            0             0                  0
Comprehensive
income

Amortization of employee
restricted stock plan and
other compensation plans              0               0              0             216                 42
Dividends declared                     4,000      55,818,000     13,333,516         0                  0
Initial public offering of
Class B common stock                       0       2,610,000         0           46,202                0
Merger of Federated
Investors into Federated

Investors, Inc.                            0               0      (20,000,274)   27,707            (27,707)
Issuance/exercise of stock
options                                    0         100,000          0          487               (909)
Restricted stock forfeitures               0               0          0         (242)                 0
Purchase of treasury stock                 0         (138,750)     138,750          0                 0
Other                                      0                0         0             0                 0
BALANCE AT DECEMBER 31, 1998           6,000       86,198,250         138,750   75,279                0
Net income                                 0                0         0            0                  0
Other comprehensive income,
net of tax: Unrealized loss
on securities available for
sale, net of reclassification
adjustment                                 0                0         0            0                  0
 Foreign currency translation              0                0         0            0                  0
Other                                      0                0         0            0                  0
Comprehensive
income

Amortization of employee
restricted stock plan and
other compensation plans                   0                0         0          260                  0
Dividends declared                         0                0         0            0                  0
Restricted stock

forfeitures                                0                0          0         (263)                 0
Purchase of treasury

stock                                      0       (4,483,610)       4,483,610      0                  0
Other                                      0                0          0            0                  0
BALANCE AT

DECEMBER 31, 1999                      6,000       81,714,640       4,622,360    $75,276              $   0






                                                                                   Accumulated
                                                                   Employee          Other           Total
                                                                  Restricted         Compre-         Share-
                                     Retained        Treasury         Stock          hensive         holders'
                                     Earnings        Stock            Plan           Income          Equity

BALANCE AT

JANUARY 1, 1997                       $   9,989     $   (123,711)    $   (3,167)     $      15      $   (86,922)
Net income                               50,577                0               0             0           50,577
Other comprehensive income,
net of tax: Unrealized
loss on securities
available for sale, net of
reclassification adjustment                   0                0               0          (110)            (110)
   Other                                      0                0               0             4                4
Comprehensive income                                                                                       50,471
Amortization of employee
restricted stock plan and
other compensation plans                      0                0              28             0              285
Dividends declared                       (5,429)               0               0             0           (4,867)
Issuance of stock under
employee restricted
stock plan, net                               0              440            (197)            0               25
Restricted stock forfeitures                  0                0           1,070             0                0
Purchase of treasury stock                    0             (102)              0             0             (102)
BALANCE AT DECEMBER
31, 1997                                 55,137         (123,373)         (2,266)          (91)         (41,110)
Net income                               92,369                0               0             0           92,369
Other comprehensive
income, net of tax:
Unrealized gain on
securities available
for sale, net of
reclassification
adjustment                                    0                0               0           502              502
Other                                         0                0               0            (5)              (5)
Comprehensive
income                                                                                                    92,866
Amortization of employee
restricted stock plan and
other compensation plans                      0                0             512             0              770
Dividends declared                      (11,480)               0               0             0          (11,480)
Initial public offering of
Class B common stock                          0                0               0             0           46,202
Merger of Federated
Investors into Federated
Investors, Inc.                        (121,464)         121,464               0             0                0
Issuance/exercise of stock
options                                       0            1,909               0             0            1,487
Restricted stock forfeitures                  0                0             242             0                0
Purchase of treasury stock                    0              (23)              0             0              (23)
Other                                        (6)               0               0             0               (6)
BALANCE AT DECEMBER 31, 1998             14,556              (23)         (1,512)          406           88,706
Net income                              124,020                0               0             0          124,020
Other comprehensive income,
net of tax: Unrealized loss
on securities available for
sale, net of reclassification
adjustment                                    0                0               0          (449)            (449)
 Foreign currency translation                 0                0               0           (63)             (63)
Other                                         0                0               0            11               11
Comprehensive
income

123,519

Amortization of employee
restricted stock plan and
other compensation plans                      0                0             203             0              463
Dividends declared                      (13,924)               0               0             0          (13,924)
Restricted stock

forfeitures                                   0                0             263             0                0
Purchase of treasury
stock                                         0          (79,953)              0             0          (79,953)
Other                                         1                0               0             0                1
BALANCE AT
DECEMBER 31, 1999                     $ 124,653      $   (79,976)    $   (1,046)        $   (95)      $  118,812











(The accompanying notes are an integral part of these consolidated financial statements.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)




                                                Year Ended December 31,
                                                1999      1998      1997
OPERATING
ACTIVITIES

Net income                                      $  124,020       $   92,369       $50,577

ADJUSTMENTS TO RECONCILE NET
INCOME TO NET CASH PROVIDED BY
OPERATING
ACTIVITIES

Extraordinary loss                                       0              0              690
Amortization of intangible assets                   10,405           14,937          13,715

Depreciation and other amortization                  7,712            8,693            8,833
Amortization of deferred sales commissions          48,275           32,117           20,882

Minority interest                                   10,219            8,870            7,584

(Gain) loss on disposal of property and
equipment                                           (2,973)            1,582             271
Provision for deferred income taxes                  4,540            3,123           11,117

Net realized (gain) loss on sale of securities
available for sale                                    (820)            295              (49)
Deferred sales commissions paid                   (128,059)        (149,137)         (111,628)

Contingent deferred sales charges received          39,399           23,050           12,027

Other changes in assets and liabilities:

Increase in receivables, net                        (4,194)          (3,491)         (5,780)

(Increase) decrease in accrued revenues             (2,384)             934          (1,216)

Decrease (increase) in other current assets          5,276            (4,345)           (183)
(Increase) decrease in other long-term
assets                                                (501)             348           (1,870)

Increase in accounts payable and accrued
expenses                                            12,129           22,387           15,790

Increase (decrease) in income taxes
payable                                                343            10,052             (961)
Increase (decrease) in other current
liabilities                                          2,652           (2,022)           (4,904)

Increase (decrease) in other long-term
liabilities                                          6,106              301              172
Net cash provided by operating
activities                                         132,145           60,063            15,067
INVESTING
ACTIVITIES

Proceeds from disposal of property and
equipment                                            4,007                0            2,454

Additions to property and equipment                (17,451)          (7,526)          (3,129)

Cash paid for business acquisitions and
investments in joint ventures                       (2,158)            (580)         (14,699)

Purchases of securities available for sale         (88,950)         (16,082)         (24,531)

Proceeds from redemptions of securities
available for sale                                  25,828           12,104           29,230

Net cash used by investing activities              (78,724)         (12,084)         (10,675)
FINANCING
ACTIVITIES

Distributions to minority interest                 (10,294)          (8,665)         (7,932)

Dividends paid                                     (13,924)         (11,480)         (4,867)

Proceeds from issuance of common stock/
options                                                  0            47,689              25
Purchases of treasury stock                        (79,953)            (23)            (102)
Proceeds from new borrowings - recourse                  0                0           15,729

Proceeds from new borrowings -
 nonrecourse                                       123,372          142,977          195,156

Payments on debt - recourse                           (232)            (293)        (176,282)

Payments on debt - nonrecourse                     (86,481)         (55,515)         (9,768)

Net cash (used) provided by financing
activities                                         (67,512)         114,690           11,959

Net (decrease) increase in cash and cash
equivalents                                        (14,091)         162,669           16,351

Cash and cash equivalents, beginning of
period                                             185,581           22,912            6,561
Cash and cash equivalents, end of period        $  171,490       $  185,581       $   22,912

SUPPLEMENTAL DISCLOSURE OF CASH
FLOW
INFORMATION

Cash paid during the year for:

Interest                                        $   13,611       $   15,345       $  21,444

Income taxes                                        63,957           49,075          20,495


(The accompanying notes are an integral part of these consolidated financial statements.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (December 31, 1999, 1998 and 1997)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) NATURE OF OPERATIONS

Federated Investors, Inc. and its subsidiaries (Federated) sponsor, market and provide investment advisory, distribution and administrative services primarily to mutual funds. Federated also provides investment advisory and adminis-trative services to corporations, employee benefit plans and private investment advisory accounts. The operations of Federated are organized into three principal functions: investment advisory, distribution and services.

A large portion of Federated's revenue is derived from investment advisory services provided to mutual funds and separately managed accounts through various subsidiaries and affiliates pursuant to investment advisory contracts. These subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940 and with certain states.

Shares of the portfolios or classes of shares under management or administration by Federated are distributed by wholly-owned subsidiaries, which are registered broker/ dealers under the Securities Exchange Act of 1934 and under applicable state laws. Federated's investment products are primarily distributed within the bank trust, broker/dealer and institutional markets.

Through wholly-owned subsidiaries, Federated provides mutual fund services to support the operation and administration of all mutual funds it sponsors.

(B) BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Federated Investors, Inc. and its subsidiaries including special purpose entities (SPEs) (see Note 5). All significant intercompany accounts and transactions have been eliminated. The consolidated financial statements have been pre-pared in accordance with accounting principles generally accepted in the United States. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Actual results may differ from those estimates, and such differences may be material to the consolidated financial statements.

(C) CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and investments, which consist of interest-bearing deposits with banks, overnight federal funds sold, money market accounts, and other investments with an original maturity of less than three months.

(D) SECURITIES AVAILABLE FOR SALE

Securities available for sale are carried at fair value based on quoted market prices or discounted cash flows. These investments are classified as current or long-term assets and included in "Securities available for sale" or "Other long-term assets," respectively, on the Consolidated Balance Sheets based on management's intention to sell the investment. The unrealized gains or losses on these securities are included in "Accumulated other comprehensive income" on the Consolidated Balance Sheets, net of tax. Realized gains and losses on these securities are computed on a specific identification basis and recognized in the Consolidated Statements of Income.

(E) DERIVATIVES

Federated enters into futures contracts and swap agreements (hedge instruments) to hedge against market fluctuations related to certain investments (performance seeds) in mutual funds it sponsors. Performance seeds enable the funds to build a diversified portfolio and generally are redeemed as outside investors purchase shares of the funds. To minimize market risk, Federated may utilize hedge instruments which resemble the fund's portfolio. The hedge instruments are carried at fair value based on various indices or dealer quotes and are included in "Securities available for sale" on the Consolidated Balance Sheets. At December 31, 1999, the futures contract and swap agreement had maturities of less than one year.

Unrealized gains and losses on hedge instruments are recorded net of tax as part of "Accumulated other comprehensive income" on the Consolidated Balance Sheets. These unrealized gains and losses will be recognized upon redemption of the instrument or termination of the agreement.

(F) PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost, or fair value if acquired in connection with a business combination, and are depreciated using the straight-line method over their estimated useful lives ranging from three to 25 years. Leasehold improvements are depreciated using the straight-line method over their estimated useful lives or their respective lease terms, whichever is shorter. As property and equipment are placed out-of-service, the cost and related accumulated depreciation are removed and any residual net book value is reflected as other income in the Consolidated Statements of Income.

(G) COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

Certain internal and external costs incurred in connection with developing or obtaining software for internal use are capitalized in accordance with the American Institute of Certified Public Accountants' Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." These capitalized costs are included in "Property and equipment, net" on the Consolidated Balance Sheets and are amortized using the straight-line method over the shorter of the estimated useful life of the software or four years.

(H) INTANGIBLE ASSETS

Goodwill and other intangible assets are amortized on a straight-line basis over the estimated period of benefit, not to exceed 25 years. Customer relationships are amortized using the straight-line method over their estimated period of benefit (five to nine years). Federated continuously evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by Federated include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or an impairment in value, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to its fair value.

Measuring impairment for the customer relationship intangible asset is dependent upon the level of remaining managed assets for those relationships. A decline in the remaining managed asset balance in excess of the estimated attrition rate for those managed assets could have a considerable impact on the underlying value of the customer relationship intangible asset.

(I) EQUITY INVESTMENT

Federated owns a 50% interest in a joint-venture company, Federated Fonds-Service GmbH, which administers separate accounts for institutional investors in Germany. This joint venture is accounted for under the equity method of accounting. The equity investment is carried at Federated's share of net assets and included in "Other long-term assets" on the Consolidated Balance Sheets. The proportionate share of income or loss from this entity is included in "Other income" on the Consolidated Statements of Income.

(J) DEFERRED SALES COMMISSIONS

Certain subsidiaries of Federated pay commissions to broker/dealers (deferred sales commissions) to promote investments in certain mutual funds. For mutual fund shares sold under such marketing programs, Federated receives certain distribution and servicing fees from the mutual fund over the life of such shares. These fees consist of 12b-1 fees, shareholder service fees and contingent deferred sales charges (CDSCs). Both 12b-1 and shareholder service fees are calculated as a percentage of average managed assets associated with the related classes of shares. If shares are redeemed before the end of a specified holding period, as outlined in the related mutual fund prospectus, the mutual fund shareholder is normally required to pay Federated a CDSC based on a percentage of the lower of the current market value or the original cost basis of the redeemed shares, such percentage diminishing over a recovery schedule not to exceed six years.

For non-B Share-related sales, Federated capitalizes up-front commissions paid to broker/dealers as deferred sales commissions and amortizes them over the estimated benefit period not to exceed CDSC periods. The 12b-1 and shareholder service fees are recognized in the Consolidated Statements of Income over the life of the mutual fund class share. Any CDSCs collected are used to reduce the deferred sales commission asset.

For B Share-related sales, Federated finances up-front commissions paid to broker/dealers through the sale of the rights to future revenue streams associated with B Share deferred sales commissions. For accounting purposes, these sales are accounted for as financings, and nonrecourse debt is recorded. The Consolidated Statements of Income reflect 12b-1 and shareholder service fees which are included in "Other service fees, net-Federated funds" as well as debt expense associated with the nonrecourse debt, amortization of deferred sales commissions and other program-related expenses.

(K) FOREIGN CURRENCY TRANSLATION

Federated's equity investment in the joint-venture company is translated at the current exchange rate as of the end of the accounting period and the related share of income or loss is translated at the average exchange rate in effect during the period. Net exchange gains and losses resulting from translation are excluded from income and are recorded in "Accumulated other comprehensive income" on the Consolidated Balance Sheets. Foreign currency transaction gains and losses relating to Federated's foreign subsidiaries are reflected in the Consolidated Statements of Income.

(L) REVENUE RECOGNITION

Revenue is recognized during the period in which the services are performed. Federated may waive certain fees for services (primarily investment advisory fees) for competitive reasons, or to meet regulatory requirements.

(M) REPORTING ON ADVERTISING

Federated expenses the cost of all advertising as incurred.

(N) INCOME TAXES

Federated accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(O) COMPREHENSIVE INCOME

Federated reports all changes in comprehensive income in the Consolidated Statements of Changes in Shareholders' Equity, in accordance with the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). Comprehensive income includes net income, unrealized gains and losses on securities available for sale, net of tax, and foreign currency translation adjustments, net of tax.

(P) STOCK-BASED COMPENSATION

As allowed under the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), Federated has elected to apply Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based plans.

(Q) RECLASSIFICATION OF PRIOR PERIODS' STATEMENTS

Certain items previously reported have been reclassified to conform with the current year's presentation.

(R) RECENT ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133) requires that all derivatives, including hedges, be recorded at fair value and that all changes in fair value or cash flow of both the hedge and the hedged item be recognized in earnings in the same period. SFAS 133 is effective for years beginning after June 15, 2000. Federated intends to adopt SFAS 133 effective January 1, 2001. The impact of adopting the provisions of this statement on Federated's earnings and financial position will depend on the nature and extent of Federated's investment in derivative instruments at the time of adoption.

(2) SECURITIES AVAILABLE FOR SALE

Current and long-term securities available for sale (see Note 1) consisted of investments in fluctuating value mutual funds and asset-backed securities and were as follows:

                                                                Estimated

                                         Gross Unrealized       Market

(in thousands)           Cost           Gains     (Losses)      Value
December 31, 1999   $     76,772       $ 1,032   $ (1,081)    $ 76,723
December 31, 1998   $     12,757       $   719   $    (78)    $ 13,398


The amounts above include Federated's derivative instruments as of December 31, 1999. Federated remains at risk for possible changes in the market value of the derivatives; however, such risks should be mitigated by market fluctuations in the underlying hedged item. The following table sets forth quantitative information for the derivatives as of December 31, 1999.

                                                   Recorded       Aggregate

                         Fair       Carrying       Deferred       Contract
(in thousands)           Value      Amount         Loss           Value
Swap agreement         $ (244)        $ (244)       $ (244)       $     15,000
Futures contract       $  110         $  110        $ (101)       $      1,530


Gross realized gains and (losses) on the sale of securities available for sale were approximately $1,162,000 and $(342,000); $395,000 and $(690,000); and
$275,000 and $(226,000), respectively, for the years ended December 31, 1999, 1998 and 1997.

(3) PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                     December 31,
(in thousands)                                1999              1998
Computer equipment                        $  28,833        $  30,701
Leasehold improvements                       19,532           19,322
Transportation equipment                     11,845            1,881
Office furniture and equipment               11,200           11,199
Software development                          4,500            1,396
Total cost/fair value                        75,910           64,499
Accumulated depreciation                    (44,605)         (42,949)
Property and equipment, net                $ 31,305         $ 21,550


Depreciation expense was $6,663,000, $6,557,000 and $7,599,000 for the years ended December 31, 1999, 1998 and 1997, respectively, and included the amortization of assets recorded under capital leases.

(4) LONG-TERM DEBT-RECOURSE

Federated's long-term debt -recourse consisted of the following:

                                                               December 31,
(in thousands)                                           1999            1998
Senior Secured Note Purchase Agreement (a)           $  98,000       $    98,000
Capitalized leases                                         705               937
Total debt                                              98,705            98,937
Less: current portion                                   14,259               239
Total long-term debt - recourse                       $ 84,446       $    98,698


(a) The Senior Secured Note Purchase Agreement (the Note) is due in seven equal annual installments begin ning in 2000 and ending in 2006. The Note carries a fixed interest rate of 7.96%. Under the terms of the Note, Federated may prepay the debt at any time, however, a make-whole amount, equal to approximately $2.0 to $3.0 million at December 31, 1999, is required at the time of prepayment. Borrowings under this agreement are secured by pledges of all the outstanding common stock or shares of beneficial interest of all of the subsidiaries owned by Federated Investors, Inc. The Note contains various financial and nonfinancial covenants. Federated was in compliance with all such covenants at both December 31, 1999 and 1998.

The aggregate contractual maturities of the recourse debt for the years following December 31, 1999, are:

(in thousands)
2000                   $  14,259
2001                      14,281
2002                      14,165
2003                      14,000
2004                      14,000
2005 and thereafter       28,000
Total recourse debt    $  98,705


The Senior Secured Credit Agreement, which terminates in 2001, provides for borrowing under a $150,000,000 revolving credit facility. Interest on borrowings is based on a fluctuating rate generally based on, at the option of Federated, a defined prime rate, the Federal Funds rate or the London Interbank Offering Rate. During the term of this agreement, Federated pays a commitment fee of 0.25% on the unused portion of the revolving credit facility. At December 31, 1999, the outstanding balance under this agreement was $0. Borrowings under this agreement are secured by pledges of all the outstanding common stock or shares of beneficial interest of all of the subsidiaries owned by Federated Investors, Inc. The Senior Secured Credit Agreement contains various financial and nonfinancial covenants. Federated was in compliance with all such covenants at both December 31, 1999 and 1998.

(5) SECURITIZATION OF B SHARE ASSETS AND NONRECOURSE DEBT

In 1997, Federated entered into an agreement with a third party to sell the rights to the future revenue streams associated with the 12b-1 fees, shareholder service fees and CDSCs of the Class B Shares of various mutual funds it manages. This agreement includes both an initial sale of existent rights to future revenue streams, as well as a program to sell, on a continuous basis, the future rights associated with future revenue streams relating to the ongoing sale of B Shares. For accounting purposes, transactions executed under the agreement are reflected as financings, and nonrecourse debt has been recorded. This agreement expires in the fourth quarter 2000. Management intends to negotiate an arrangement to continue the sale of the rights to these future revenue streams after this first agreement expires.

In 1997, Federated exchanged its rights to certain future cash flows associated with net deferred sales commission assets with a remaining book value of $88,738,000 for $110,214,000 in cash. Two special purpose entities (SPEs) were established for the purpose of the initial transaction. A bankruptcy remote SPE was formed by Federated to purchase the rights to the future cash flows from a subsidiary, which in turn sold these future cash flows to a third-party SPE. The third-party SPE funded this purchase by issuing Class A and Class B notes.

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

From 1997 through the end of 1999, Federated exchanged additional net deferred sales commission assets for cash and additional third-party SPEs were formed. However, these SPEs are not consolidated on Federated's financial statements as a result of Federated having less than a 50% residual interest in these third-party SPEs' cash flows. These transactions were accounted for as financings, and the nonrecourse debt has been recorded with imputed interest rates based on current market conditions at the time of issuance. Cash flows associated with these B Share assets will be applied by the third-party SPEs in the following succession: fees and other program- related expenses, interest and principal. Federated will participate in varying levels of any residual cash flow after full payment of program obligations. The nonrecourse debt does not contain a contractual maturity but is amortized dependent upon the cash flows of the related B Share assets.

The following tables summarize the changes in the deferred sales commissions related to this agreement:

(in thousands)
Financed balance at January 1, 1998        $ 162,398
B Share sales commissions financed           139,961
CDSCs collected                              (23,898)
Amortization                                 (28,881)
Financed balance at December 31, 1998        249,580
B Share sales commissions financed           120,418
CDSCs collected                              (38,074)
Amortization                                 (43,080)
Financed balance at December 31, 1999      $ 288,844


Below is the activity of the nonrecourse debt tranches:

                                             Balance                                 Balance
                                 Interest    Dec. 31,     Additional                 Dec. 31,
(in thousands)                   Rate        1998         Financings     Payments     1999


1997-1 Class A                   7.44%        $  74,251     $     0      $  21,275   $  52,976
       Class B                   9.80%            9,700           0             0        9,700
Financings 10/97 through 12/99   6.68%-
                                 8.01%          188,899      123,372        65,206      247,065
                                              $ 272,850     $123,372     $  86,481   $  309,741


(6) EMPLOYEE BENEFIT PLANS

(A) 401(K)/PROFIT SHARING PLAN

The employees of Federated participate in a 401(k)/Profit Sharing Plan.

Federated offers a 401(k) plan covering substantially all employees. Under the 401(k) plan, employees can make salary deferral contributions at a rate of 1% to 15% of their annual compensation (as defined in the 401(k) plan), subject to Internal Revenue Code limitations. Federated makes a matching contribution in an amount equal to 100% of the first 2% that each participant deferred and 50% of the next 4% of deferral contributions. Forfeitures of nonvested matching contributions are used to offset future matching contributions.

Vesting in Federated's matching contributions commences once a participant in the 401(k) plan has been employed at least three years and worked at least 1,000 hours per year. Upon completion of three years of service, 20% of Federated's contribution included in a participant's account vests and 20% vests for each of the following four years, if the participant works 1,000 hours per year. Employees are immediately vested in their 401(k) salary deferral contributions.

Matching contributions to the 401(k) plan amounted to $2,241,000, $2,976,000 and $2,537,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

A Federated employee becomes eligible to participate in the Profit Sharing Plan upon the first day of employment. The Profit Sharing Plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the Profit Sharing Plan in 1999, 1998 or 1997.

(B) EMPLOYEE STOCK PURCHASE PLAN

In July 1998, Federated established an Employee Stock Purchase Plan which allows employees to purchase a maximum of 500,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated's Class B common stock on a quarterly basis at the market price. The shares under the plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 1999, 16,223 shares were purchased by the plan on the open market since the plan's inception.

(7) OTHER COMPENSATION PLANS

(A) DEFERRED COMPENSATION PLANS

In 1997, a deferred compensation arrangement was established for a group of key employees for the purpose of providing incentives to certain individuals who contribute to the success of Federated. Each annual award provided under this program is deferred until 2001, with the vesting period beginning in 1997. Termination of employment for any reason other than death, disability or retirement, prior to the plan's vesting date of the third quarter 2001, causes the participant's benefit to be forfeited. The liability at December 31, 1999 and 1998, was $863,000 and $316,000, respectively, and is included in "Other long-term liabilities" on the Consolidated Balance Sheets. Amounts included in "Compensation and related" expense on the Consolidated Statements of Income were $508,000, $232,000 and $71,000 for the years ended December 31, 1999, 1998 and
1997, respectively.

(B) EMPLOYEE RESTRICTED STOCK PLAN

Under the Employee Restricted Stock Plan, Federated has sold to certain key employees, subject to restrictions, shares of Class B common stock. During the restricted period, the recipient receives dividends on the shares. The compensation cost to Federated (the difference between the estimated fair value of the stock and the amount paid by the key employees at issuance) is expensed over the period of employee performance during which the restrictions lapse, not to exceed 10 years. In 1999, 1998 and 1997, 0, 0 and 75,000 shares, respectively, of Class B common stock were sold under the Employee Restricted Stock Plan. Forfeitures of 135,000, 139,000 and 612,000 shares occurred in 1999, 1998 and 1997, respectively. For the years ended December 31, 1999, 1998 and 1997, compensation expense related to the Employee Restricted Stock Plan was $203,000, $512,000 and $28,000, respectively.

(C) STOCK OPTIONS

Stock options are part of the Stock Incentive Plan offered by Federated to reward employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated.

In 1997, 1,683,000 stock options were granted to a group of key employees. In 1998, the final 48,000 stock appreciation rights under a discontinued Stock Appreciation Rights Plan were converted to stock options, 300,000 employee stock options were granted and 10,000 options were awarded to independent directors. In 1999, 570,000 employee stock options were granted, 200,000 options were awarded to executive officers in lieu of a portion of their 1998 earned bonus awards and 3,000 options were awarded to independent directors. In the event the independent appraisals (prior to the public registration of Federated's Class B common stock in May 1998) or market value of the Class B common stock exceeds the exercise price of the options at the time of issuance, the difference is charged to compensation expense over the vesting period. For existing plans, vesting occurs over a 0- to 10-year period and may be accelerated as a result of meeting specific performance criteria. Each vested option may be exercised, during the stated exercise period, for the purchase of one share of Class B common stock at the exercise price.

For the years ended December 31, 1999, 1998 and 1997, compensation expense related to the stock options was $260,000, $(57,000) and $231,000, respectively.

The following table summarizes the status of and changes in Federated's stock option plan during the past three years:

                                  Weighted-                  Weighted-
                                  Average                    Average
                                  Exercise     Options       Exercise
                    Options       Price        Exercisable   Price
Outstanding at

beginning of 1997      2,733,000     $1.91         0             $0.00
Granted                1,683,000      5.53
Forfeited               (397,200)     1.91
Outstanding at
end of 1997            4,018,800      3.43         0             0.00
Granted                  358,000      8.58
Exercised               (300,000)     3.33
Forfeited               (249,450)     3.13
Outstanding at
end of 1998            3,827,350      3.94         0             0.00
Granted                  773,000     18.57
Forfeited               (131,550)     4.95
Outstanding at
end of 1999            4,468,800     $6.44     207,000         $17.64


Additional information regarding stock options outstanding at December 31, 1999, follows:

                                                 Weighted-
                                                 Average
                                 Weighted-       Remaining                      Weighted-
Range of                          Average        Contractual                    Average
Exercise                          Exercise       Life                           Exercise
Prices             Outstanding    Price          (in Years)    Exercisable      Price
$1.91 to $1.93     2,143,800      $  1.92         5.8                  0       $0.00

$6.00 to $9.30     1,551,750         6.64         7.7                  0        0.00

$16.50 to $19.00     773,250        18.57         8.9            207,000       17.64

                   4,468,800      $  6.44         7.0            207,000      $17.64


Information regarding the fair value of options granted in 1999, 1998 and 1997 follows:

                                                             1999      1998     1997

Exercise price equals market price on date of
grant:
Weighted average grant-date fair value                       $  7.44   $  0.00  $1.89

Weight average exercise price                                  18.56      0.00  6.00

Exercise price is more than market price on date of grant:

Weighted average grant-date fair value                       $  7.19   $  1.70  $0.00

Weight average exercise price                                  19.00      9.61  0.00

Exercise price is less than market price on date of grant:

Weighted average grant-date fair value                       $  0.00   $15.66   $0.00

Weight average exercise price                                   0.00      1.91  0.00


Federated accounts for stock options and employee restricted stock in accordance with APB 25. Had compensation costs for stock options and employee restricted stock been determined based upon fair values at the grant dates in accordance with SFAS 123, Federated would have experienced net income and earnings per share similar to the pro forma amounts indicated below. For purposes of pro forma results, the estimated fair values of the options and restricted stock are recognized as expenses over the awards' vesting periods.

                                       Year Ended December 31,
                                            1999              1998            1997


Pro forma net income (in thousands)     $  122,635        $    92,235       $50,501

Pro forma basic earnings per share      $     1.47        $      1.10       $0.61

Pro forma diluted earnings per share    $     1.43        $      1.07       $0.60


For stock options and restricted stock granted prior to Federated's initial public offering, the fair value was estimated at the date of grant using the Minimum Value option-pricing model with the following weighted average assumptions: a risk-free interest rate of 5.72%; a dividend yield of 1.6%; and an expected life of 9.5 years. For stock options granted after Federated's initial public offering, Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1999 and 1998, respectively: dividend yields of 0.88% and 0.89%; expected volatility factors of 29.2% and 29.6%; risk-free interest rates of 4.96% and 4.63%; and an expected life of 8.0 years and 5.5 years.

(8) MINORITY INTEREST IN SUBSIDIARY

A subsidiary of Federated Investors, Inc. has a majority interest (50.5%) and acts as the general partner in Passport
Research, Ltd., a limited partnership. Edward Jones is the limited partner with a 49.5% interest. The partnership acts as investment adviser to two registered investment companies.

(9) COMMON STOCK

In May 1998, Federated Investors was merged with and into Federated Investors, Inc., its wholly-owned subsidiary, with Federated Investors, Inc. continuing as the surviving corporation. All outstanding Class A and Class B common shares of Federated Investors were exchanged for an equal number of shares of no par Class A and Class
B common stock of Federated Investors, Inc., respectively, with the same proportionate ownership and substantially similar rights, and all treasury stock of Federated
Investors was retired. As a condition precedent to the merger, Federated Investors, Inc. issued an additional
2,610,000 shares of Class B common stock in an initial public offering for net proceeds of approximately
$46,200,000 in cash. The

Class A common stockholder has the entire voting rights

of Federated; however, without the consent of the majority of the holders of the Class B common stock, the Class A common stockholder cannot alter Federated's structure, dispose of all or substantially all of Federated's assets, amend the Articles of Incorporation or Bylaws of Federated to adversely affect the Class B common stockholders, or liquidate or dissolve Federated.

Federated's Senior Secured Credit Agreement allows dividends in an amount not to exceed $20,000,000 plus 50% of any net income (less 100% of any loss) of Federated less any stock repurchase payments during the period from January 1, 1998, to and including the date of payment. The Senior Secured Note Purchase Agreement allows dividends to an amount of $5,000,000 plus 50% of any net income (less 100% of any loss) of Federated during the period from January 1, 1996, to and including the date of payment. As of December 31, 1999, approximately $22,814,000 was available to pay dividends under the more restrictive of the two limitations. Cash dividends of $0.164, $0.135 and $0.0583 per share, or $13,924,000, $11,480,000 and $4,867,000 were paid in 1999, 1998 and 1997, respectively, to holders of shares of common stock.

In January 1999, the board of directors approved a share repurchase program authorizing Federated to purchase up to $20,000,000 of Federated Class B common stock during a 12-month period beginning January 26, 1999, in open market transactions. In July 1999, a second share repurchase program was approved by the board of directors authorizing Federated to purchase an additional five million shares of Federated Class B common stock in open market and private transactions during a 12-month period beginning July 20, 1999. The programs authorize executive management to determine the timing and the amount of shares for each purchase. The stock will be held in treasury for employee benefit plans, potential acquisitions and other corporate activities. In 1999, Federated purchased 4,348,610 shares of Class B common stock under these programs for approximately $79,930,000. Of this amount, Federated expended the total allowable amount under the first program of $20,000,000 with the purchase of 1,184,653 shares of Class B common stock and purchased an additional 3,163,957 shares of Class B common stock for $59,930,000 under the second program.

(10) LEASES

Federated has various operating lease agreements primarily involving facilities, office and computer equipment, and vehicles. These leases are noncancellable and expire on various dates through the year 2009. Most leases include renewal options and, in certain leases, escalation clauses.

The following is a schedule by year of future minimum rental payments required under the operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1999:

(in thousands)
2000                           $ 14,848
2001                             14,672
2002                             13,517
2003                             11,646
2004                             11,706
2005 and thereafter              37,295
Total minimum lease payments   $ 103,684


Rent expense was approximately $17,723,000, $18,204,000 and $14,293,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

(11) INCOME TAXES

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense (benefit) consisted of the following:

                                      Year Ended December 31,
(in thousands)            1999             1998                   1997
CURRENT

Federal              $    65,414       $    49,948         $    19,597
State                        907               494                 243
                          66,321            50,442              19,840
DEFERRED

Federal                    4,540             3,123               11,117
Extraordinary item             0                 0                 (241)
Total                $    70,861       $    53,565         $    30,716


For the years ended December 31, 1999, 1998 and 1997, the foreign subsidiaries had net income of $2,354,000, $4,224,000 and $1,449,000, respectively, for which income tax expense of $974,000, $1,478,000 and $0, respectively, has been provided.

The reconciliation between the federal statutory income tax rate and Federated's effective income tax rate consisted of the following:

                                   Year Ended December 31,
                                        1999        1998       1997
Expected statutory rate                 35.0%       35.0%     35.0%
Increase:
State income taxes                       0.3         0.2       0.2
Amortization of goodwill                 0.4         0.5       1.0
Meals and entertainment limitation       0.6         0.8       1.2
Other                                    0.1         0.2       0.4
Total                                   36.4%       36.7%     37.8%


The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities consisted of the following:

                                                      December 31,
(in thousands)                                   1999            1998
DEFERRED TAX ASSETS
Intangible assets                          $    14,665       $    15,419
Organization costs                               1,399             1,399
Employee restricted stock plan                     294               223
Property and equipment depreciation                469               164
Reserve for bad debts                               64               926
Other                                            1,352             1,133
Total gross deferred tax asset                  18,243            19,264
DEFERRED TAX LIABILITIES
Deferred sales commissions                      31,004            33,718
Deferred 12b-1 fee income                       17,498            12,252
Other                                            5,536             3,243
Total gross deferred tax liability              54,038            49,213
Net deferred tax liability                 $    35,795       $    29,949


(12) EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

(in thousands, except per share data)                   Year Ended December 31,

                                                               1999             1998            1997
NUMERATOR

Net income                                                 $   124,020        $92,369      $    50,577
DENOMINATOR
Denominator for basic earnings per share -
weighted-average shares                                         83,492         84,171           82,392
Effect of dilutive securities:
Dilutive potential shares from stock-based compensation          2,565          2,412            1,272
Denominator for diluted earnings per share - adjusted
weighted-average shares and assumed conversions                 86,057          86,583           83,664
Basic earnings per share                                   $      1.49        $ 1.10      $      0.61
Diluted earnings per share                                 $      1.44        $ 1.07      $      0.60


(13) ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income, net of tax, are as follows:

                               Unrealized Foreign

                               Gain/(Loss)            Currency
                               on                     Translation
                               Securities             and Other

(in thousands)                 Available for Sale     Adjustments     Total
Balance at December 31, 1996      $    25              $ (10)         $   15
Total change in market value 1       (164)                 0            (164)
Reclassification adjustment 2          54                  0              54
Other adjustments                       0                  4               4
Balance at December 31, 1997          (85)                (6)            (91)
Total change in market value 1        393                  0             393
Reclassification adjustment 2         109                  0             109
Other adjustments                       0                 (5)             (5)
Balance at December 31, 1998          417                (11)            406
Total change in market value 1         84                  0              84
Reclassification adjustment 2        (533)                 0            (533)
Loss on currency conversion 3           0                (63)            (63)
Other adjustments                       0                 11              11
Balance at December 31, 1999     $    (32)             $ (63)         $  (95)


1 The tax (expense)/benefit on the change in market value of securities available for sale was $(46), $(211) and $89 for 1999, 1998 and 1997, respectively.

2 The tax benefit/(expense) on the reclassification adjustment for securities available for sale was $287, $(59) and $(30) for 1999, 1998 and 1997, respectively.

3 The tax benefit on the foreign currency translation loss was $34 in 1999.

(14) DISCLOSURES OF FAIR VALUE

Estimated fair values of Federated's financial instruments have been determined using available market information and appropriate valuation methodologies, as set forth below. These fair values are not necessarily indicative of the amounts that would be realized upon exchange of these instruments or Federated's intent to dispose of these instruments.

Carrying amounts approximate fair value for the following financial instruments due to their short maturities:

* Cash and cash equivalents

* Receivables

* Accounts payable

* Accrued expenses

Securities available for sale, including hedge instruments, are carried at fair value (see Note 1).

The majority of Federated's recourse debt is comprised of the Note. The fair value of Federated's Note is estimated based on the current market rates for debt of the same remaining maturities. The estimated fair values of the Note are as follows:

                                 December 31,
(in thousands)             1999              1998
Carrying amount       $   98,000          $ 98,000
Fair value            $   97,345          $ 102,519


For accounting purposes, Federated treats the sale of revenue streams related to the B Share deferred sales commissions as a financing and nonrecourse debt is recorded. Based on the nature of this debt and the uncertainty of the amounts and timing of the cash flows, Federated is not able to determine the fair value of the nonrecourse debt.

(15) COMMITMENTS AND CONTINGENCIES

Federated has claims asserted against it that result from litigation in the ordinary course of business. Management believes that the ultimate resolution of such matters will not materially affect the financial position or results of operations of Federated.

(16) RELATED PARTY TRANSACTIONS

Federated provides investment advisory, administrative, distribution and shareholder services to the Federated group of funds (Federated funds). All of these services provided for the Federated funds are under contracts that definitively set forth the fees to be charged for these services and are approved by the funds' independent directors/ trustees. Federated may waive certain fees charged for these services (primarily investment advisory fees) in order to make the Federated funds more competitive or to meet regulatory requirements.

(17) SUBSEQUENT EVENTS

On January 21, 2000, Federated, pursuant to an agreement with United Asset Management Corporation, acquired InvestLink Technologies, Inc., a software developer and marketer of applications for the recordkeeping, administration and servicing of defined contribution plans. The acquisition was accounted for under the purchase method of accounting. Also in January, and in connection with the acquisition, Federated received cash from certain key employees of the acquired company in exchange for a total of 10 percent interest in InvestLink Technologies, Inc.

On January 25, 2000, the board of directors declared a $0.042 per share dividend which was paid on February 15, 2000.

 From January 1, 2000, to March 6, 2000, Federated repurchased an additional 787,505 shares of Class B common stock for $17,011,000 under the share repurchase program approved by the board of directors in July 1999.

(18) SUPPLEMENTARY QUARTERLY FINANCIAL DATA (UNAUDITED)



Quarter

(in thousands, except per share data)
                                     1st             2nd                  3rd                4th
1999

Revenues                             $141,267            $150,178            $152,197            $157,455
Operating income                       51,993               58,523              59,851              66,577
Net income                             26,721               30,517              31,164              35,618
Basic earnings per share                 0.31                 0.36                0.38                0.44
Diluted earnings per share               0.31                 0.35                0.36                0.42
Cash dividends per share                 0.038                0.042               0.042               0.042
Stock price per share1
   High                                 19 3/4             18 5/8               19 13/16             21 3/16
   Low                                  15 1/16            15 7/8               16 5/8               15 3/8

1998                                   122,592             126,216              133,068             140,250
Operating income                        39,893              43,176               47,492              51,857
Net income                              20,837              21,071               23,610              26,850
Basic earnings per share                 0.25                 0.25                 0.28                0.32
Diluted earnings per share               0.25                 0.24                 0.27                0.31
Cash dividends per share                 0.021                0.038                0.038               0.038
Stock price per share1
   High                                   --                20 3/16                 18 1/4              19 5/16
   Low                                    --                16                      12 7/8                 11

1 Federated's common stock is traded on the New York Stock Exchange under the symbol "FII." Prior to May 14, 1998, there was no public market for the common stock.


The approximate number of recordholders of Federated's Class A and Class B common stock as of February 24, 2000, was one and 10,979, respectively.