Form 10-K, Exhibit 13
period 2000-12-31
FEDERATED INVESTORS INC /PA/
filed 2001-03-23
CIK 1056288

Selected Consolidated Financial Data

DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries' (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed and administered assets) of Federated for the five years ended December 31, 2000, have been derived from the audited consolidated financial statements of Federated. See the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and the consolidated financial statements which follow.

Years Ended December 31,	2000	1999	1998	1997	1996
STATEMENT OF INCOME DATA
Total revenue	$680,768	$601,098	$522,127	$403,719	$321,793
Operating expenses:
Compensation and related	162,284	152,469	146,927	139,373	126,966
Other operating expenses	224,014	201,278	177,845	141,004	134,308
Amortization of intangible assets	7,560	10,405	14,937	13,715	8,886
Total operating expenses	393,858	364,152	339,709	294,092	270,160
Operating income	286,910	236,946	182,418	109,627	51,633
Nonoperating expenses	34,180	31,846	27,614	20,060	20,287
Minority interest	10,208	10,219	8,870	7,584	6,811
Income tax provision	87,162	70,861	53,565	30,957	10,930
Income before extraordinary item	155,360	124,020	92,369	51,026	13,605
Extraordinary item, net of tax	0	0	0	449	986
Net income	155,360	124,020	92,369	50,577	12,619
Dividends on preferred stock	0	0	0	0	3,025
Net income applicable to common stock	$155,360	$124,020	$92,369	$50,577	$9,594
Cash dividends per common share[1]	$0.1387	$0.1093	$0.0898	$0.0389	$0.0278
Earnings per common share--basic:
Income before extraordinary item[1]	$1.32	$0.99	$0.73	$0.41	$0.08
Earnings per common share--diluted:
Income before extraordinary item[1]	$1.27	$0.96	$0.71	$0.41	$0.08
Operating margin	42%	39%	35%	27%	16%
BALANCE SHEET DATA AT PERIOD END
Cash and cash equivalents	$149,920	$171,490	$185,581	$22,912	$6,561
Securities available for sale	85,305	66,438	13,398	8,945	13,761
Deferred sales commissions, net	315,612	298,978	258,593	164,623	85,905
Intangible assets, net	46,977	42,547	52,953	67,880	69,105
Total assets	704,750	673,193	581,656	338,435	248,231
Long-term debt--recourse	70,174	84,446	98,698	98,950	244,125
Long-term debt--nonrecourse	323,818	309,741	272,850	185,388	0
Total liabilities	556,344	553,785	492,279	379,079	334,339
Shareholders' equity	147,868	118,812	88,706	(41,110)	(86,922)
Book value per common share[1]	$1.26	$0.97	$0.69	$(0.33)	$(0.69)
MANAGED AND ADMINISTERED ASSETS AT PERIOD END (in millions)
Money market funds	$98,797	$83,299	$77,055	$63,622	$51,163
Equity funds	20,641	20,941	15,503	11,710	7,594
Fixed-income funds	14,268	15,857	16,437	15,067	14,109
Separate accounts	5,878	4,723	2,558	2,141	1,976
Total managed assets	$139,584	$124,820	$111,553	$92,540	$74,842
Total administered assets	$39,732	$41,234	$28,165	$46,999	$35,574

1 Reflects the two-for-one and three-for-two stock splits paid in 1998 and the three-for-two stock split paid in 2000.

Management's Discussion and Analysis

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

AVERAGE MANAGED AND ADMINISTERED ASSETS

			Percent Change
dollars in millions for the years ended December 31,	2000	1999
Money market funds	$86,406	$79,253	9%
Equity funds	22,107	17,531	26%
Fixed-income funds	14,713	16,680	(12%	)
Separate accounts	5,168	4,109	26%
Total average managed assets	$128,394	$117,573	9%
Total average administered assets	$41,966	$35,079	20%

COMPONENTS OF CHANGES IN EQUITY AND FIXED-INCOME FUND MANAGED ASSETS

			Percent Change
dollars in millions for the years ended December 31,	2000	1999
EQUITY FUNDS
Beginning assets	$20,941	$15,503	35%
Sales	10,306	6,536	58%
Redemptions	(7,489)	(4,549)	65%
Net sales	2,817	1,987	42%
Net exchanges	34	128	(73%	)
Acquisition related	319	0	100%
Other[1]	(3,470)	3,323	(204%	)
Ending assets	$20,641	$20,941	(1%	)

FIXED-INCOME FUNDS
Beginning assets	$15,857	$16,437	(4%	)
Sales	4,031	5,799	(30%	)
Redemptions	(5,295)	(5,891)	(10%	)
Net redemptions	(1,264)	(92)	1,274%
Net exchanges	(470)	50	(1,040%	)
Acquisition related	11	0	100%
Other[1]	134	(538)	125%
Ending assets	$14,268	$15,857	(10%	)

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

RESULTS OF OPERATIONS

General

Federated is a leading provider of investment management products and related financial services. The majority of Federated's revenue is derived from advising, distributing and servicing Federated mutual funds, separately managed accounts and other related products, in both domestic and international markets. Federated also derives revenue through servicing third-party mutual funds.

Investment advisory, distribution and the majority of servicing fees are based on the net asset value of the investment portfolios that are managed or administered by Federated. As such, these revenues are dependent upon factors including market conditions and the ability to attract and maintain assets. Accordingly, revenues will fluctuate with changes in the total value and composition of the assets under management or administration.

Federated grew assets during 2000 through mutual fund sales, the addition of new separate accounts and acquisitions. Money market funds led in asset growth with a 19% increase during 2000. During the fourth quarter 2000, Federated announced the acquisition of the Kaufmann Fund, a $3.4 billion growth fund as of December 31, 2000, with a strong long-term performance record and brand recognition. Upon closing the transaction, Federated will introduce the Federated Kaufmann Fund through Federated's existing distribution channels, and for the first time, this fund will become available through financial intermediaries.

Net Income. The table below presents highlights of Federated's operations for the three years ended December 31.

				2000 vs 1999		1999 vs 1998
	2000	1999	1998
Net income (in millions)	$155.4	$124.0	$92.4	25%		34%
Earnings per share[1]
Basic	$1.32	$0.99	$0.73	33%		36%
Diluted	$1.27	$0.96	$0.71	32%		35%
Revenue (in millions)
Revenue from managed assets	$611.3	$534.5	$457.4	14%		17%
Service-related revenue from sources other than managed assets	51.1	46.9	48.5	9%		(3%)
Other	18.4	19.7	16.2	(7%	)	22%
Total revenue	$680.8	$601.1	$522.1	13%		15%
Operating margin	42%	39%	35%	8%		11%

1 Per share amounts have been restated to reflect the three-for-two stock split paid in July 2000.

Net income for 2000 and 1999 increased 25% and 34%, respectively, over the prior year's net income. These increases primarily reflect increased revenue from managed assets as a result of continued growth in fees from equity and money market fund assets and improved operating margins. Net income for 1999 included a nonrecurring after-tax gain from the sale of nonearning assets of $2.0 million. Excluding this gain, net income for 2000 increased 27% compared to 1999. Expense growth has been contained at levels substantially below Federated's revenue growth rate of 13% and 15% in 2000 and 1999, respectively. As a result, operating margins have improved to 42% in 2000 compared to 39% in 1999 and 35% in 1998.

Revenue. Total revenue increased $79.7 million in 2000 and $79.0 million in 1999 primarily as a result of increased revenue from managed assets. Average managed assets continued to climb from $101.0 billion for 1998 to $117.6 billion for 1999 and to $128.4 billion for 2000. These increases included significant asset growth in equity funds, separate accounts and money market funds. Revenue from managed assets increased at a rate higher than the rate of average managed asset growth during these periods due to the continued shift over the years in the managed asset mix towards equity products that earn higher-than-average fees per invested dollar.

Service-related revenues from sources other than managed assets increased $4.2 million in 2000 due primarily to the growth in average administered assets.

Operating Expenses. Operating expenses for the three years ended December 31 are set forth in the following table:

in millions	2000	1999	1998
Compensation and related	$162.3	$152.5	$146.9
Advertising and promotional	60.2	55.1	46.0
Amortization of deferred sales commissions	59.0	48.3	32.1
Other	112.4	108.3	114.7
Total operating expenses	$393.9	$364.2	$339.7

Total operating expenses increased $29.7 million in 2000 and $24.5 million in 1999. More than 60% of the change in 2000 and 1999 related to the increase in certain operating expenses that tend to increase with increases in sales and/or managed assets. These expenses include incentive compensation (included in Compensation and related), marketing allowances (included in Advertising and promotional) and the amortization of deferred sales commissions. Each of these expenses increased over the prior year due in large part to increased sales and/or managed assets.

Income Taxes. The income tax provision for 2000, 1999 and 1998 was $87.2 million, $70.9 million and $53.6 million, respectively. The provision increased in 2000 and in 1999 over the prior year primarily as a result of the increases in the level of income before income taxes. The effective tax rate was 35.9%, 36.4% and 36.7% for 2000, 1999 and 1998, respectively.

FINANCIAL CONDITION, CAPITAL RESOURCES AND LIQUIDITY

Deferred Sales Commissions and Nonrecourse Debt. Deferred sales commissions and nonrecourse debt increased $16.6 million and $14.1 million, respectively, in 2000 largely as a result of new sales of Class B shares of Federated mutual funds ("B shares"). Federated finances up-front commissions paid to broker/dealers on the sale of B shares through the sale of the rights to future revenue streams associated with B-share deferred sales commissions. Under Federated's first B-share financing arrangement which expired September 30, 2000, these sales were accounted for as financings for reporting purposes and nonrecourse debt was recorded. In October 2000, as a result of entering into a new financing arrangement, Federated began accounting for the sale of certain B-share-related future revenue streams as true sales and continues to account for the sale of the rights to future servicing fees on the B shares as financings. The following table demonstrates the effects of the B-share financing programs on the Consolidated Balance Sheets at December 31:

in millions	2000	1999
Assets
Deferred sales commissions, net[1]	$305.5	$288.8
Receivables--Federated funds	7.5	8.4
Other assets	2.6	2.1

Liabilities
Long-term debt--nonrecourse	$323.8	$309.7
Accounts payable	6.1	6.2

1 Excludes deferred sales commissions related to B-share revenue streams which have not been financed as of the end of the period due to the timing of the sale of the revenue streams.

Due to the nonrecourse nature of the financing arrangements, the $14.3 million excess of B-share-related liabilities over the related assets at December 31, 2000, will be recognized in income over the remaining life of certain B-share cash flows.

Shareholders' Equity. Shareholders' equity increased by $29.1 million in 2000 mainly as a result of net income, partially offset by treasury stock purchases and dividends paid. During 2000, Federated repurchased 5,451,108 shares (split adjusted) of Class B common stock for approximately $107.6 million under the stock repurchase programs. As of December 31, 2000, Federated can repurchase an additional 4,392,330 shares through its authorized programs subject to current debt-covenant restrictions which limit cash payments for additional stock repurchases to $63.4 million. On March 7, 2001, the board of directors approved the extension of Federated's current share repurchase program through March 31, 2002.

In June 2000, the board of directors approved a three-for-two stock split on Federated's common stock. The stock split was effected as a dividend and new shares were distributed in July 2000. Earnings and dividends per share, as well as other share data, have been adjusted to reflect the stock distribution.

Cash Flow. At December 31, 2000, cash and cash equivalents and the current portion of securities available for sale totaled $235.2 million as compared to $237.9 million in 1999. Federated also had $150.0 million available for borrowings under its credit facility as of December 31, 2000 (see Note 4 to the consolidated financial statements).

Cash provided by operating activities totaled $169.8 million for 2000 as compared to $132.1 million for 1999. This increase is primarily attributable to higher profitability in 2000. In 2000, net cash used by investing activities included an investment totaling $23.0 million in four new equity funds and one new fixed-income fund (performance seeds), $12.2 million paid for business acquisitions including the purchase of Investment Advisers, Inc.'s mutual fund assets, $11.5 million invested in asset-backed securities, and $12.3 million paid to acquire property and equipment. Other uses of cash flow from operating activities in 2000 included payments on debt, the purchase of treasury stock, dividend payments and distributions to a minority interest partner.

Capital Expenditures. Capital expenditures totaled $12.3 million and $17.5 million for the years ended December 31, 2000 and 1999, respectively.

Dividends Paid. Dividends paid per share in 2000, 1999 and 1998 were $0.1387, $0.1093 and $0.0898, respectively. In January 2001, Federated's board of directors declared a dividend of $0.037 per share that was paid on February 15, 2001. After considering earnings through December 31, 2000, the dividend payment on February 15, 2001, and certain stock repurchases, Federated, given current debt covenants as disclosed in the Common Stock footnote (Note 9 to the consolidated financial statements), has the ability to pay dividends of approximately $59.1 million.

Future Cash Requirements. Management expects that the principal needs for cash will be to fund strategic business acquisitions, including the pending acquisition relating to the Kaufmann Fund, advance sales commissions, repurchase company stock, service recourse debt, fund property and equipment acquisitions, pay shareholder dividends and seed new products. Management believes that Federated's existing liquid assets, together with the expected continuing cash flow from operations, its borrowing capacity under current credit facilities, the B-share financing arrangement and its ability to issue stock will be sufficient to meet its present and reasonably foreseeable cash needs.

Recent Accounting Pronouncements. In the first quarter 2001, Federated adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended. The standard requires that all derivatives, including hedges, be recorded at fair value and that all changes in fair value or cash flow of both the hedge and the hedged item be recognized in earnings in the same period. The adoption had no effect on Federated's earnings or financial position due to Federated's marginal use of derivative instruments at January 1, 2001.

In the second quarter 2001, Federated will adopt Emerging Issues Task Force Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" (EITF 99-20). EITF 99-20 states that interest income earned on retained or purchased beneficial interests in securitized financial assets should be recognized over the life of the investment based on an anticipated yield determined by periodically estimating cash flows. Interest income should be revised prospectively for changes in cash flows. Additionally, impairment should be recognized if the fair value of the beneficial interest has declined below its carrying amount and the decline is other than temporary. The impact of adopting this statement on Federated's earnings and financial position will depend on changes in default and interest rates at the time of adoption.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Certain statements under "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in Future Cash Requirements and elsewhere in this report, constitute forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of Federated or industry results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For a discussion of such risk factors, see the section titled Risk Factors and Cautionary Statements in Federated's Annual Report on Form 10-K for the year ended December 31, 2000, and other reports on file with the Securities and Exchange Commission. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity, performance or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of its business, Federated is exposed to the risk of securities market and general economic fluctuations. Federated's approach has been to limit the use of derivative instruments to hedging activities. Federated's investments are primarily money market funds and mutual funds with investments which have a duration of two years or less. Occasionally, Federated invests in new mutual funds (performance seeds) sponsored by Federated in order to provide investable cash to the fund allowing the fund to establish a performance history. Federated may use derivative financial instruments to hedge these investments. As of December 31, 2000, the fair value of performance seed investments was $34.3 million. As of December 31, 2000, Federated did not hold any derivative investments to hedge its performance seeds.

In addition, as of December 31, 2000, Federated had investments in high-yield, asset-backed securities and mortgage-backed securities which are included in "Securities available for sale" and "Other long-term assets" on the Consolidated Balance Sheets. These investments expose Federated to credit and interest rate risk. However, Federated does not believe that the effect of reasonably possible near-term changes in default rates or interest rates on its financial position, results of operations or cash flow would be material given the relative size of these investments.

All of Federated's debt instruments carry fixed interest rates.

Management's Report

Federated Investors, Inc.'s (Federated) management takes responsibility for the integrity and fair presentation of the financial statements in this annual report. These financial statements were prepared from accounting records which management believes fairly and accurately reflect Federated's operations and financial position.

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

Management is responsible for establishing and maintaining effective internal controls designed to provide reasonable assurance that assets are protected from improper use and accounted for in accordance with its policies and that transactions are recorded accurately in Federated's records. The concept of reasonable assurance is based upon a recognition that the cost of the controls should not exceed the benefit derived. Even effective internal control, no matter how well designed, has inherent limitations -- including the possibility of circumvention or overriding of controls -- and therefore can only provide reasonable assurance with respect to financial statement preparation and safeguarding of assets.

The financial statements of Federated have been audited by Ernst & Young LLP, independent auditors. Their accompanying report is based on an audit conducted in accordance with auditing standards generally accepted in the United States.

Federated Investors, Inc.

J. Christopher Donahue

J. Christopher Donahue
President and Chief Executive Officer

Thomas R. Donahue

Thomas R. Donahue
Chief Financial Officer

January 23, 2001

Report of Ernst & Young LLP, Independent Auditors

Board of Directors
Federated Investors, Inc.

We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. and subsidiaries (Federated) as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Federated's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

Pittsburgh, Pennsylvania
January 23, 2001

Consolidated Balance Sheets

DOLLARS IN THOUSANDS

December 31,	2000	1999
CURRENT ASSETS
Cash and cash equivalents	$149,920	$171,490
Securities available for sale	85,305	66,438
Receivables -- Federated funds	31,176	29,750
Receivables -- other, net of reserve of $86 and $184, respectively	5,767	5,413
Accrued revenues	6,594	6,050
Prepaid expenses	3,156	3,305
Current deferred tax asset, net	2,349	1,382
Other current assets	280	319
Total current assets	284,547	284,147
LONG-TERM ASSETS
Goodwill, net of accumulated amortization of $18,949 and $16,013, respectively	32,099	32,856
Other intangible assets, net of accumulated amortization of $17,527 and $12,912, respectively	14,878	9,691
Deferred sales commissions, net of accumulated amortization of $136,409 and $79,365, respectively	315,612	298,978
Property and equipment, net	36,406	31,305
Other long-term assets	21,208	16,216
Total long-term assets	420,203	389,046
Total assets	$704,750	$673,193
CURRENT LIABILITIES
Cash overdraft	$1,090	$9,111
Current portion of long-term debt -- recourse	14,280	14,259
Accrued expenses	56,806	58,768
Accounts payable	30,161	29,321
Income taxes payable	8,162	2,865
Other current liabilities	5,023	1,148
Total current liabilities	115,522	115,472
LONG-TERM LIABILITIES
Long-term debt -- recourse	70,174	84,446
Long-term debt -- nonrecourse	323,818	309,741
Long-term deferred tax liability, net	40,565	37,177
Other long-term liabilities	6,265	6,949
Total long-term liabilities	440,822	438,313
Total liabilities	556,344	553,785
Minority interest	538	596
SHAREHOLDERS' EQUITY
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 and 6,000 shares, respectively, issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 and 86,337,000 shares issued, respectively	75,287	75,087
Retained earnings	263,456	124,653
Treasury stock, at cost, 12,384,647 and 4,622,360 shares Class B common stock, respectively	(187,582)	(79,976)
Employee restricted stock plan	(736)	(1,046)
Accumulated other comprehensive income	(2,746)	(95)
Total shareholders' equity	147,868	118,812
Total liabilities, minority interest, and shareholders' equity	$704,750	$673,193

(The accompanying notes are an integral part of these consolidated financial statements.)

Consolidated Statements of Income

DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA

Years Ended December 31,	2000	1999	1998
REVENUE
Investment advisory fees, net -- Federated funds	$366,599	$313,725	$272,686
Investment advisory fees, net -- other	13,635	11,198	7,360
Administrative service fees, net -- Federated funds	87,268	80,993	72,101
Administrative service fees, net -- other	22,602	23,388	25,133
Other service fees, net -- Federated funds	137,916	124,188	101,252
Other service fees, net -- other	28,440	23,512	23,347
Commission income	5,922	4,407	4,008
Interest and dividends	19,042	13,926	8,887
(Loss) gain on sale of securities available for sale	(89)	820	(295)
Other income, net	(567)	4,941	7,648
Total revenue	680,768	601,098	522,127
OPERATING EXPENSES
Compensation and related	162,284	152,469	146,927
Advertising and promotional	60,162	55,132	46,042
Systems and communications	30,163	27,809	27,840
Professional service fees	26,848	24,431	21,171
Office and occupancy	25,331	25,313	27,215
Travel and related	14,684	13,797	13,802
Amortization of deferred sales commissions	59,041	48,275	32,117
Amortization of intangible assets	7,560	10,405	14,937
Other	7,785	6,521	9,658
Total operating expenses	393,858	364,152	339,709
Operating income	286,910	236,946	182,418
NONOPERATING EXPENSES
Debt expense--recourse	8,317	8,867	8,855
Debt expense--nonrecourse	25,863	22,979	18,759
Total nonoperating expenses	34,180	31,846	27,614
Income before minority interest and income taxes	252,730	205,100	154,804
Minority interest	10,208	10,219	8,870
Income before income taxes	242,522	194,881	145,934
Income tax provision	87,162	70,861	53,565
Net income	$155,360	$124,020	$92,369
EARNINGS PER SHARE
Net income per share -- basic	$1.32	$0.99	$0.73
Net income per share -- diluted	$1.27	$0.96	$0.71
Cash dividends per share	$0.1387	$0.1093	$0.0898

Per share amounts have been restated to reflect the three-for-two stock split paid in 2000.

(The accompanying notes are an integral part of these consolidated financial statements.)

Consolidated Statements of Changes in Shareholders' Equity

DOLLARS IN THOUSANDS

Years Ended December 31, 2000, 1999 and 1998
	Shares			Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Employee Restricted Stock Plan	Accumu-lated Other Compre-hensive Income	Total Share-holders' Equity
	Class A Class B Treasury
BALANCE AT JANUARY 1, 1998	2,000	27,809,000	6,666,758	$909	$28,574	$55,137	$(123,373)	$(2,266)	$(91)	$(41,110)
Net income	0	0	0	0	0	92,369	0	0	0	92,369
Other comprehensive income, net of tax: Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	502	502
Other	0	0	0	0	0	0	0	0	(5)	(5)
Comprehensive income										92,866
Amortization of employee restricted stock plan and other compensation plans	0	0	0	216	42	0	0	512	0	770
Issuance of stock splits	4,000	55,818,000	13,333,516	0	0	0	0	0	0	0
Dividends declared	0	0	0	0	0	(11,480)	0	0	0	(11,480)
Initial public offering of Class B common stock	0	2,610,000	0	46,202	0	0	0	0	0	46,202
Merger of Federated Investors into Federated Investors, Inc.	0	0	(20,000,274)	27,707	(27,707)	(121,464)	121,464	0	0	0
Issuance/exercise of stock options	0	100,000	0	487	(909)	0	1,909	0	0	1,487
Restricted stock forfeitures	0	0	0	(242)	0	0	0	242	0	0
Purchase of treasury stock	0	(138,750)	138,750	0	0	0	(23)	0	0	(23)
Other	0	0	0	0	0	(6)	0	0	0	(6)
BALANCE AT DECEMBER 31, 1998	6,000	86,198,250	138,750	75,279	0	14,556	(23)	(1,512)	406	88,706
Net income	0	0	0	0	0	124,020	0	0	0	124,020
Other comprehensive income, net of tax: Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	(449)	(449)
Foreign currency translation	0	0	0	0	0	0	0	0	(63)	(63)
Other	0	0	0	0	0	0	0	0	11	11
Comprehensive income										123,519
Amortization of employee restricted stock plan and other compensation plans	0	0	0	260	0	0	0	203	0	463
Dividends declared	0	0	0	0	0	(13,924)	0	0	0	(13,924)
Restricted stock forfeitures	0	0	0	(263)	0	0	0	263	0	0
Purchase of treasury stock	0	(4,483,610)	4,483,610	0	0	0	(79,953)	0	0	(79,953)
Other	0	0	0	0	0	1	0	0	0	1
BALANCE AT DECEMBER 31, 1999	6,000	81,714,640	4,622,360	75,276	0	124,653	(79,976)	(1,046)	(95)	118,812
Net income	0	0	0	0	0	155,360	0	0	0	155,360
Other comprehensive income, net of tax: Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	(2,596)	(2,596)
Foreign currency translation	0	0	0	0	0	0	0	0	(55)	(55)
Comprehensive income										152,709
Amortization of employee restricted stock plan and other compensation plans	0	0	0	200	0	0	0	310	0	510
Issuance of three-for-two stock split	3,000	39,501,774	3,666,682	0	0	0	0	0	0	0
Dividends declared	0	0	0	0	0	(16,557)	0	0	0	(16,557)
Purchase of treasury stock	0	(4,095,605)	4,095,605	0	0	0	(107,606)	0	0	(107,606)
BALANCE AT DECEMBER 31, 2000	9,000	117,120,809	12,384,647	$75,476	$0	$263,456	$(187,582)	$(736)	$(2,746)	$147,868

(The accompanying notes are an integral part of these consolidated financial statements.)

Consolidated Statements of Cash Flows

DOLLARS IN THOUSANDS

Years Ended December 31,	2000	1999	1998
OPERATING ACTIVITIES
Net income	$155,360	$124,020	$92,369
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES
Amortization of intangible assets	7,560	10,405	14,937
Depreciation and other amortization	8,236	7,712	8,693
Amortization of deferred sales commissions	59,041	48,275	32,117
Minority interest	10,208	10,219	8,870
(Gain) loss on disposal of assets	(757)	(2,973)	1,582
Provision for deferred income taxes	2,981	4,540	3,123
Net realized loss (gain) on sale of securities available for sale	89	(820)	295
Deferred sales commissions paid	(134,115)	(128,059)	(149,137)
Contingent deferred sales charges received	45,564	39,399	23,050
Proceeds from sale of certain future revenues	13,825	0	0
Other changes in assets and liabilities:
Increase in receivables, net	(1,496)	(4,194)	(3,491)
(Increase) decrease in accrued revenues	(485)	(2,384)	934
(Increase) decrease in other current assets	(2,100)	5,276	(4,345)
Decrease (increase) in other long-term assets	4,740	(501)	348
(Decrease) increase in accounts payable and accrued expenses	(1,738)	12,129	22,387
Increase in income taxes payable	5,297	343	10,052
(Decrease) increase in other current liabilities	(4,160)	2,652	(2,022)
Increase in other long-term liabilities	1,791	6,106	301
Net cash provided by operating activities	169,841	132,145	60,063
INVESTING ACTIVITIES
Proceeds from disposal of property and equipment	157	4,007	0
Additions to property and equipment	(12,314)	(17,451)	(7,526)
Cash paid for business acquisitions and investment in joint venture	(12,196)	(2,158)	(580)
Purchases of securities available for sale	(35,442)	(88,950)	(16,082)
Proceeds from sales of securities available for sale	2,987	25,828	12,104
Net cash used by investing activities	(56,808)	(78,724)	(12,084)
Financing Activities
Distributions to minority interest	(10,266)	(10,294)	(8,665)
Dividends paid	(16,557)	(13,924)	(11,480)
Proceeds from issuance of common stock/options	0	0	47,689
Purchases of treasury stock	(107,606)	(79,953)	(23)
Proceeds from new borrowings -- nonrecourse	114,831	123,372	142,977
Payments on debt -- recourse	(14,251)	(232)	(293)
Payments on debt -- nonrecourse	(100,754)	(86,481)	(55,515)
Net cash (used) provided by financing activities	(134,603)	(67,512)	114,690
Net (decrease) increase in cash and cash equivalents	(21,570)	(14,091)	162,669
Cash and cash equivalents, beginning of period	171,490	185,581	22,912
Cash and cash equivalents, end of period	$149,920	$171,490	$185,581
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$11,223	$13,611	$15,345
Income taxes	77,990	63,957	49,075

(The accompanying notes are an integral part of these consolidated financial statements.)

Notes to Consolidated Financial Statements

(DECEMBER 31, 2000, 1999 AND 1998)

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

(B) BASIS OF PRESENTATION

The consolidated financial statements include the accounts of Federated Investors, Inc. and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates, and such differences may be material to the consolidated financial statements.

(C) BUSINESS COMBINATIONS

Business combinations have been accounted for under the purchase method of accounting. Results of operations of acquired businesses are included from the dates of acquisition. Acquired assets and assumed liabilities are recorded at their estimated fair value as of the date of acquisition.

(D) CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and investments, which consist of interest-bearing deposits with banks, overnight federal funds sold, money market accounts, and other investments with an original maturity of less than three months.

(E) SECURITIES AVAILABLE FOR SALE

Securities available for sale, including hedge instruments, are carried at fair value based on quoted market prices or discounted cash flows. These investments are classified as current or long-term assets and are included in "Securities available for sale" or "Other long-term assets," respectively, on the Consolidated Balance Sheets based on management's intention to sell the investment. The unrealized gains or losses on these securities are included in "Accumulated other comprehensive income" on the Consolidated Balance Sheets, net of tax. Realized gains and losses on these securities are computed on a specific identification basis and recognized in the Consolidated Statements of Income.

On a periodic basis, management evaluates the carrying value of securities that have declined in fair value for impairment. If, after considering various criteria, management believes that a decline is other than temporary, or, in the case of purchased beneficial interests in asset-backed and mortgage-backed securities, if the expected rate of return is less than the risk-free rate, the carrying value of the security is written down to fair value. Impairment adjustments are recognized in "Other income, net" on the Consolidated Statements of Income.

(F) PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost, or fair value if acquired in connection with a business combination, and are depreciated using the straight-line method over their estimated useful lives ranging from three to 25 years. Leasehold improvements are depreciated using the straight-line method over their estimated useful lives or their respective lease terms, whichever is shorter. As property and equipment are placed out-of-service, the cost and related accumulated depreciation are removed and any residual net book value is reflected as a loss in "Other income, net" in the Consolidated Statements of Income.

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

(H) INTANGIBLE ASSETS

Goodwill and other intangible assets are amortized on a straight-line basis over the estimated period of benefit, not to exceed 25 years. Customer relationships, included in "Other intangible assets" on the Consolidated Balance Sheets, are amortized using the straight-line method over their estimated period of benefit (five to 14 years). Management continuously evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or an impairment in value, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to its fair value.

Measuring impairment for customer relationship intangible assets is dependent upon the level of remaining managed assets for those relationships. A decline in the remaining managed asset balance in excess of the estimated attrition rate for those managed assets could have a considerable impact on the underlying value of a customer relationship intangible asset.

(I) EQUITY INVESTMENT

Federated owns a 50% interest in a joint-venture company, Federated Fonds-Service GmbH, which administers separate accounts for institutional investors in Germany. This joint venture is accounted for under the equity method of accounting. The equity investment is carried at Federated's share of net assets and included in "Other long-term assets" on the Consolidated Balance Sheets. The proportionate share of income or loss from this entity is included in "Other income, net" on the Consolidated Statements of Income.

(J) DEFERRED SALES COMMISSIONS

Federated pays commissions to broker/dealers (deferred sales commissions) to promote the sale of certain mutual fund shares. For shares sold under such marketing programs, Federated receives distribution and servicing fees from the mutual fund over the life of such shares. These fees are calculated as a percentage of average managed assets associated with the related classes of shares.

For non-B-share-related sales, Federated capitalizes up-front commissions paid to broker/dealers as deferred sales commissions and amortizes them over the estimated period of benefit not to exceed six years. The distribution and servicing fees are recognized in the Consolidated Statements of Income over the life of the mutual fund share class. Contingent deferred sales charges collected from redeeming shareholders are used to reduce the deferred sales commission asset.

In 1997, Federated began selling its rights to future revenue streams associated with B-share deferred sales commissions (distribution and servicing fees as well as deferred sales charges) to a third party. For accounting purposes, sales of these rights from inception of the program in 1997 through September 2000 are accounted for as financings, and nonrecourse debt is recorded. As a result, "Other service fees, net--Federated funds" in the Consolidated Statements of Income reflect distribution and servicing fees earned on B shares sold through September 2000. In addition, debt expense associated with the nonrecourse debt, amortization of deferred sales commissions and other program-related expenses are also recorded relative to sales of future revenue streams which occurred through September 2000.

Beginning in October 2000, pursuant to the terms of a new sales program with another third party, Federated accounted for the sales of its rights to future distribution fees and deferred sales charges as true sales and the related gains are included in "Other service fees, net--Federated funds" in the Consolidated Statements of Income. Sales of Federated's rights to future servicing fees continue to be accounted for as financings, and nonrecourse debt, interest expense, amortization of deferred sales commissions and revenue earned on services provided are recorded.

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

(L) TREASURY STOCK

Federated accounts for acquisitions of treasury stock at cost and reports total treasury stock held as a deduction from total shareholders' equity on the Consolidated Balance Sheets.

(M) REVENUE RECOGNITION

Revenue is recognized during the period in which the services are performed. Federated may waive certain fees for services (primarily investment advisory fees) for competitive reasons, or to meet regulatory requirements. Investment advisory fees, administrative service fees and other service fees are recorded net of subadvisory arrangements and third-party distribution and service costs.

(N) STOCK-BASED COMPENSATION

As allowed under the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), Federated has elected to apply Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock-based plans.

(O) REPORTING ON ADVERTISING

Federated expenses the cost of all advertising as incurred.

(P) INCOME TAXES

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

(Q) EARNINGS PER SHARE

Earnings per share are calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which requires that both basic and diluted earnings per share be presented. Basic earnings per share are based on the weighted-average number of common shares outstanding during each period reduced by nonvested restricted stock. Diluted earnings per share are based on basic shares as determined above plus incremental shares that would be issued upon the assumed exercise of in-the-money stock options and nonvested restricted stock using the treasury stock method.

(R) COMPREHENSIVE INCOME

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

(S) BUSINESS SEGMENTS

Federated has not presented business segment data in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," because it operates predominantly in one business segment, the investment advisory and asset management business.

(T) RECLASSIFICATION OF PRIOR PERIODS' STATEMENTS

Certain items previously reported have been reclassified to conform with the current year presentation.

(U) RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133, as amended, requires that all derivatives, including hedges, be recorded at fair value and that all changes in fair value or cash flow of both the hedge and the hedged item be recognized in earnings in the same period. Federated adopted SFAS 133 effective January 1, 2001, as required. The adoption had no effect on Federated's earnings or financial position due to Federated's marginal use of derivative instruments at January 1, 2001.

In July 2000, the FASB issued Emerging Issues Task Force Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" (EITF 99-20). EITF 99-20 states that interest income earned on retained or purchased beneficial interests in securitized financial assets should be recognized over the life of the investment based on an anticipated yield determined by periodically estimating cash flows. Interest income should be revised prospectively for changes in cash flows. Additionally, impairment should be recognized if the fair value of the beneficial interest has declined below its carrying amount and the decline is other than temporary. Federated is required to adopt EITF 99-20 in the second quarter 2001. The impact of adopting the provisions of this statement on Federated's earnings and financial position will depend on changes in default and interest rates at the time of adoption.

(2) SECURITIES AVAILABLE FOR SALE

Current and long-term securities available for sale (see Note 1) were as follows:

in thousands	Cost	Gross Unrealized		Estimated Market Value
		Gains (Losses)
					Fluctuating-value mutual funds	$88,802	$68	$(4,956)	$83,914
Asset-backed securities	17,374	844	0	18,218
Total as of December 31, 2000	$106,176	$912	$(4,956)	$102,132
Fluctuating-value mutual funds	$66,487	$1,032	$(1,081)	$66,438
Asset-backed securities	10,285	0	0	10,285
Total as of December 31, 1999	$76,772	$1,032	$(1,081)	$76,723

Gross realized gains and (losses) on the sale of securities available for sale were approximately $850,000 and $(939,000); $1,162,000 and $(342,000); and $395,000 and $(690,000), respectively, for the years ended December 31, 2000, 1999 and 1998.

(3) Property and Equipment

Property and equipment consisted of the following at December 31:

in thousands	2000	1999
Computer equipment	$22,035	$28,833
Leasehold improvements	21,209	19,532
Office furniture and equipment	11,972	11,200
Transportation equipment	11,884	11,845
Software development	8,785	4,500
Total cost/fair value	75,885	75,910
Accumulated depreciation	(39,479)	(44,605)
Property and equipment, net	$36,406	$31,305

Depreciation expense was $7,288,000, $6,663,000 and $6,557,000 for the years ended December 31, 2000, 1999 and 1998, respectively, and included the amortization of assets recorded under capital leases.

(4) Long-Term DebT--Recourse

Federated's long-term debt--recourse consisted of the following at December 31:

in thousands	2000	1999
Senior Secured Note Purchase Agreements (a)	$84,000	$98,000
Capitalized leases	454	705
Total debt	84,454	98,705
Less: current portion	14,280	14,259
Total long-term debt -- recourse	$70,174	$84,446

(a) The Senior Secured Note Purchase Agreements (the Notes) are due in $14.0 million annual installments and mature in June 2006. The first of these installments was paid in June 2000. The Notes carry a fixed interest rate of 7.96%. Under the terms of the Notes, Federated may prepay the debt at any time; however, a make-whole amount, equal to approximately $5 million at December 31, 2000, is required at the time of prepayment. Borrowings under the agreements are secured by pledges of all the outstanding common stock or shares of beneficial interest of all of the domestic subsidiaries owned by Federated Investors, Inc. The Notes contain various financial and nonfinancial covenants. Federated was in compliance with all such covenants at both December 31, 2000 and 1999.

The aggregate contractual maturities of the recourse debt for the years following December 31, 2000, are:

in thousands
2001	$14,280
2002	14,174
2003	14,000
2004	14,000
2005	14,000
2006	14,000
Total recourse debt	$84,454

As of December 31, 2000, Federated was able to borrow up to $150,000,000 under the provisions of the Senior Secured Credit Agreement (the Credit Facility), the term of which was scheduled to expire in January 2001. Under this agreement, Federated paid a commitment fee of 0.25% on the unused portion of the revolving credit facility. At December 31, 2000, the outstanding balance under the Credit Facility was zero. Borrowings under the Credit Facility were secured by pledges of all the outstanding common stock or shares of beneficial interest of all of the domestic subsidiaries owned by Federated Investors, Inc. The Credit Facility contained various financial and nonfinancial covenants. Federated was in compliance with all such covenants at both December 31, 2000 and 1999. On January 23, 2001, Federated extended the original term of the Senior Secured Credit Agreement by signing the Amended and Restated Senior Secured Credit Agreement (see Note 18).

In March 2000, a wholly-owned subsidiary of Federated, entered into a discretionary line of credit agreement with a bank under which it can borrow up to $45,000,000 for the payment of obligations associated with daily net settlements of mutual funds processed through the National Securities Clearing Corporation. Borrowings under this agreement bear interest at a rate defined by the bank at the time of the borrowing and are payable on demand. At December 31, 2000, the outstanding balance under this agreement was zero.

(5) NONRECOURSE DEBT

Federated sells the rights to receive future 12b-1 fees, shareholder service fees and contingent deferred sales charges on Class B shares of various mutual funds it manages. For accounting purposes, certain transactions executed under the sales agreements are reflected as financings, and various tranches of nonrecourse debt have been recorded. The debt is nonrecourse debt for Federated in the event the future cash flows associated with the rights sold do not cover the full obligation of the notes.

Below is the activity of the nonrecourse debt tranches:

in thousands	Interest Rate	Balance Dec. 31, 1999	Additional Financings	Payments	Balance Dec. 31, 2000
1997-1 Class A	7.44%	$52,976	$0	$16,558	$36,418
Class B	9.80%	9,700	0	0	9,700
Financings 10/97 through 9/00	6.68%- 8.60%	247,065	112,000	84,116	274,949
Financings 10/00 through 12/00	8.60%	0	2,831	80	2,751
		$309,741	$114,831	$100,754	$323,818

For the 1997-1 Class A and B debt tranches, cash flows of the related B-share assets are applied in the following succession: trustee fees, other program-related expenses, Class A interest, Class B interest, Class A principal and Class B principal (only upon full payment of Class A principal).

For all other financings, cash flows associated with these B-share assets will be applied first to interest and then principal. The nonrecourse debt does not contain a contractual maturity but is amortized dependent upon the cash flows of the related B-share assets. Interest rates are imputed based on current market conditions at the time of issuance.

Pursuant to Federated's sale agreement with a third party, any residual cash flow after full payment of all principal on the 1997-1 Class A and B notes will be paid 90% to Federated and 10% to the holders of the Class B notes. For financings through September 2000, Federated will participate in varying levels of any residual cash flow after full payment of program obligations. For all other financings, Federated is not entitled to any residual cash flows.

(6) EMPLOYEE BENEFIT PLANS

(A) 401(K)/PROFIT SHARING PLAN

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

Matching contributions to the 401(k) plan amounted to $3,017,000, $2,241,000 and $2,976,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

A Federated employee becomes eligible to participate in the Profit Sharing Plan upon the first day of employment. The Profit Sharing Plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the Profit Sharing Plan in 2000, 1999 or 1998.

(B) EMPLOYEE STOCK PURCHASE PLAN

Federated offers an Employee Stock Purchase Plan which allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated's Class B common stock on a quarterly basis at the market price. The shares under the plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2000, 36,332 shares were purchased by the plan on the open market since the plan's inception in 1998.

(7) OTHER COMPENSATION PLANS

(A) DEFERRED COMPENSATION PLANS

In 1997, a deferred compensation arrangement was established for a group of key employees for the purpose of providing incentives to certain individuals who contribute to the success of Federated. Each annual award provided under this program is deferred until July 2001, with the vesting period beginning in 1997. Termination of employment for any reason other than death, disability or retirement, prior to the plan's payment date in the third quarter 2001, causes the participant's benefit to be forfeited. The liability at December 31, 2000 and 1999, was $1,644,000 and $863,000, respectively, and is included in "Other current liabilities" and "Other long-term liabilities," respectively, on the Consolidated Balance Sheets. Amounts included in "Compensation and related" expense on the Consolidated Statements of Income were $706,000, $508,000 and $232,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

(B) EMPLOYEE RESTRICTED STOCK PLAN

Under the Employee Restricted Stock Plan and subject to restrictions, Federated has sold shares of Class B common stock to certain key employees. During the restricted period, the recipient receives dividends on the shares. The compensation cost to Federated (the difference between the estimated fair value of the stock and the amount paid by the key employees at issuance) is expensed over the period of employee performance during which the restrictions lapse, not to exceed 10 years. Federated did not sell any shares of Class B common stock under the Employee Restricted Stock Plan in 2000, 1999 or 1998. There were no forfeitures in 2000 and 202,500 and 208,500 shares (split adjusted) were forfeited in 1999 and 1998, respectively. For the years ended December 31, 2000, 1999 and 1998, compensation expense related to the Employee Restricted Stock Plan was $311,000, $203,000 and $512,000, respectively.

(C) STOCK OPTIONS

Option and option-related data have been restated to reflect stock splits.

Stock options are part of the Stock Incentive Plan offered by Federated to reward its employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated.

In 1998, the final 72,000 stock appreciation rights under a discontinued Stock Appreciation Rights Plan were converted to stock options, 450,000 employee stock options were granted and 15,000 options were awarded to independent directors. In 1999, 855,000 employee stock options were granted, 300,000 options were awarded to executive officers in lieu of a portion of their 1998 earned bonus awards and 4,500 options were awarded to independent directors. In 2000, 5,476,500 employee stock options were granted, 300,000 options were awarded to executive officers in lieu of a portion of their 1999 earned bonus awards and 4,500 options were awarded to independent directors. In the event the independent appraisals (prior to the public registration of Federated's Class B common stock in May 1998) or market value of the Class B common stock exceeds the exercise price of the options at the time of issuance, the difference is charged to compensation expense over the vesting period. For existing plans, vesting occurs over a 0- to 10-year period and may be accelerated as a result of meeting specific performance criteria. Each vested option may be exercised, during the stated exercise period, for the purchase of one share of Class B common stock at the exercise price.

For the years ended December 31, 2000, 1999 and 1998, compensation expense related to stock options was $200,000, $260,000 and $(57,000), respectively.

The following table summarizes the status of and changes in Federated's stock option plan during the past three years:

	Options	Weighted- Average Exercise Price	Options Exercisable	Weighted- Average Exercise Price
Outstanding at beginning of 1998	6,028,200	$ 2.29	0	$ 0.00
Granted	537,000	$ 5.72
Exercised	(450,000)	$ 2.22
Forfeited	(374,175)	$ 2.09
Outstanding at end of 1998	5,741,025	$ 2.63	0	$ 0.00
Granted	1,159,500	$12.38
Forfeited	(197,325)	$ 3.30
Outstanding at end of 1999	6,703,200	$ 4.29	310,500	$11.76
Granted	5,781,000	$24.55
Forfeited	(317,000)	$ 5.74
Outstanding at end of 2000	12,167,200	$13.88	1,744,500	$ 6.54

Additional information regarding stock options outstanding at December 31, 2000, follows:

Range of Exercise Prices	Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in Years)	Exercisable	Weighted- Average Exercise Price
$1.28 to $1.29	3,057,300	$ 1.28	3.8	675,000	$ 1.29
$4.00 to $6.20	2,254,275	$ 4.44	6.7	450,000	$ 6.20
$11.00 to $13.29	2,299,875	$12.62	8.3	615,000	$12.47
$17.75 to $24.88	2,315,750	$24.17	10.4	4,500	$17.75
$27.50 to $35.00	2,240,000	$31.25	10.4	0	$ 0.00
	12,167,200	$13.88	7.7	1,744,500	$ 6.54

Information regarding the fair value of options granted in 2000, 1999 and 1998 follows:

	2000	1999	1998
Exercise price equals market price on date of grant:
Weighted-average grant-date fair value	$10.51	$ 4.96	$ 0.00
Weighted-average exercise price	20.32	12.37	0.00
Exercise price is more than market price on date of grant:
Weighted-average grant-date fair value	$11.65	$ 4.79	$ 1.13
Weighted-average exercise price	31.25	12.67	6.41
Exercise price is less than market price on date of grant:
Weighted-average grant-date fair value	$0.00	$ 0.00	$10.44
Weighted-average exercise price	0.00	0.00	1.27

Federated accounts for stock options and employee restricted stock in accordance with APB 25. Had compensation costs for stock options and employee restricted stock been determined based upon fair values at the grant dates in accordance with SFAS 123, Federated would have experienced net income and earnings per share similar to the pro forma amounts indicated below for the years ended December 31. For purposes of pro forma results, the estimated fair values of the options and restricted stock are recognized as expenses over the awards' vesting periods.

	2000	1999	1998
Pro forma net income (in thousands)	$151,703	$122,635	$92,235
Pro forma basic earnings per share	$1.29	$0.98	$0.73
Pro forma diluted earnings per share	$1.24	$0.95	$0.71

For stock options and restricted stock granted prior to Federated's initial public offering, the fair value was estimated at the date of grant using the Minimum Value option-pricing model with the following weighted-average assumptions: a risk-free interest rate of 5.72%; a dividend yield of 1.6%; and an expected life of 9.5 years. For stock options granted after Federated's initial public offering, Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2000, 1999 and 1998, respectively: dividend yields of 0.68%, 0.88% and 0.89%; expected volatility factors of 30.6%, 29.2% and 29.6%; risk-free interest rates of 6.35%, 4.96% and 4.63%; and an expected life of 10.1 years, 8.0 years and 5.5 years.

Because options vest over several years and Federated anticipates making additional grants, the effects of applying SFAS 123 on the pro forma disclosures are not likely to be representative of the effects on pro forma disclosures for future years.

(8) MINORITY INTEREST IN SUBSIDIARies

A subsidiary of Federated Investors, Inc. has a majority interest (50.5%) and acts as the general partner in Passport Research, Ltd., a limited partnership. Edward Jones is the limited partner with a 49.5% interest. The partnership acts as investment adviser to two registered investment companies.

Federated also owns a majority interest (90%) in InvestLink Technologies, Inc. (InvestLink), a software developer and marketer of applications for the recordkeeping, administration and servicing of defined contribution plans. The remaining 10% of the subsidiary is owned by certain key employees of InvestLink.

(9) COMMON STOCK

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

Federated's recourse debt agreements contain restrictions on payments of dividends and purchases of treasury stock. The more restrictive of the agreements limits cash payments for these purposes to $5.0 million plus 50% of net income during the period from January 1, 1996, to and including the payment date, less certain payments for dividends and stock repurchases. As of December 31, 2000, approximately $63,444,000 was available to pay dividends or repurchase stock under the more restrictive limitation. Cash dividends of $16,557,000, $13,924,000 and $11,480,000 were paid in 2000, 1999 and 1998, respectively, to holders of shares of common stock.

In 1999 and 2000, the board of directors approved various share repurchase programs authorizing Federated to purchase Federated Class B common stock. Under the programs, shares can be repurchased in open market and private transactions over a period of 12 months from the date of the board resolution. The programs authorize executive management to determine the timing and the amount of shares for each purchase. The repurchased stock will be held in treasury for employee benefit plans, potential acquisitions and other corporate activities. As of December 31, 2000, under these programs, Federated can repurchase an additional 4,392,330 shares subject to current debt-covenant restrictions which limit cash payments for additional stock repurchases to $63,444,000.

(10) LEASES

Federated has various operating lease agreements primarily involving facilities, office and computer equipment, and vehicles. These leases are noncancellable and expire on various dates through the year 2009. Most leases include renewal options and, in certain leases, escalation clauses.

The following is a schedule by year of future minimum rental payments required under the operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 2000:

in thousands
2001	$15,261
2002	14,977
2003	13,803
2004	11,774
2005	11,808
2006 and thereafter	26,468
Total minimum lease payments	$94,091

Rent expense was approximately $17,940,000, $17,723,000 and $18,204,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

(11) Income Taxes

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense consisted of the following for the years ended December 31:

in thousands	2000	1999	1998
Current
Federal	$83,528	$65,414	$49,948
State	653	907	494
	84,181	66,321	50,442
Deferred
Federal	2,981	4,540	3,123
Total	$87,162	$70,861	$53,565

For the years ended December 31, 2000, 1999 and 1998, the foreign subsidiaries had net income of $3,115,000, $2,354,000 and $4,224,000, respectively, for which income tax expense of $1,250,000, $974,000 and $1,478,000, respectively, has been provided.

The reconciliation between the federal statutory income tax rate and Federated's effective income tax rate consisted of the following for the years ended December 31:

	2000	1999	1998
Expected statutory rate	35.0%	35.0%	35.0%
Increase:
State income taxes	0.2	0.3	0.2
Amortization of goodwill	0.3	0.4	0.5
Meals and entertainment limitation	0.5	0.6	0.8
Other	(0.1)	0.1	0.2
Total	35.9%	36.4%	36.7%

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities consisted of the following as of December 31:

in thousands	2000	1999
Deferred Tax Assets
Intangible assets	$13,121	$14,665
Organization costs	1,399	1,399
Unrealized gain on sale of securities	1,711	16
Other	1,210	2,163
Total gross deferred tax asset	17,441	18,243
Deferred Tax Liabilities
Deferred sales commissions	30,065	31,004
Deferred 12b-1 fee income	17,947	17,498
Other	7,645	5,536
Total gross deferred tax liability	55,657	54,038
Net deferred tax liability	$38,216	$35,795

(12) Earnings Per Share

Share and per share data have been restated to reflect stock splits. The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

in thousands, except per share data	2000	1999	1998
NUMERATOR
Net income	$155,360	$124,020	$92,369
Denominator
Denominator for basic earnings per share -- weighted-average shares less nonvested restricted stock	117,557	125,238	126,257
Effect of dilutive securities:
Dilutive potential shares from stock-based compensation	4,738	3,848	3,618
Denominator for diluted earnings per share -- adjusted weighted-average shares and assumed conversions	122,295	129,086	129,875
Basic earnings per share	$1.32	$0.99	$0.73
Diluted earnings per share	$1.27	$0.96	$0.71

(13) accumulated other comprehensive income

The components of accumulated other comprehensive income, net of tax, are as follows:

in thousands	Unrealized Gain/(Loss) on Securities Available for Sale	Foreign Currency Translation and Other Adjustments	Total
Balance at January 1, 1998	$(85)	$ (6)	(91)
Total change in market value[1]	393	0	393
Reclassification adjustment[2]	109	0	109
Other adjustments	0	(5)	(5)
Balance at December 31, 1998	417	(11)	406
Total change in market value[1]	84	0	84
Reclassification adjustment[2]	(533)	0	(533)
Loss on currency conversion[3]	0	(63)	(63)
Other adjustments	0	11	11
Balance at December 31, 1999	(32)	(63)	(95)
Total change in market value[1]	(2,654)	0	(2,654)
Reclassification adjustment[2]	58	0	58
Loss on currency conversion[3]	0	(55)	(55)
Balance at December 31, 2000	$(2,628)	$(118)	$(2,746)

1 The tax benefit/(expense) on the change in market value of securities available for sale was $1,429, $(46) and $(211) for 2000, 1999 and 1998, respectively.

2 The tax (expense)/benefit on the reclassification adjustment for securities available for sale was $(31), $287 and $(59) for 2000, 1999 and 1998, respectively.

3 The tax benefit on the foreign currency translation loss was $30 and $34 in 2000 and 1999, respectively.

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

  Cash and cash equivalents
  Receivables
  Accounts payable
  Accrued expenses

Securities available for sale, including hedge instruments, are carried at fair value (see Note 1).

The majority of Federated's recourse debt is comprised of the Notes. The fair value of Federated's Notes is estimated based on the current market rates for debt of the same remaining maturities. The estimated fair value of the Notes as of December 31 is as follows:

in thousands	2000	1999
Carrying amount	$84,000	$98,000
Fair value	$85,759	$97,345

With respect to Federated's nonrecourse debt, based on the nature of the debt and the uncertainty of the amounts and timing of the cash flows, Federated is not able to determine its fair value.

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

(17) Business Combination

In the fourth quarter 2000, Federated signed a definitive agreement to acquire the business of New York-based Edgemont Asset Management Corporation, the advisor for the $3.4 billion Kaufmann Fund (Fund). The offer has been approved by Federated's corporate and fund boards and by the board of directors of the Kaufmann Fund, but is still subject to approval by shareholders of the Fund. The transaction includes an up-front payment due at the transaction closing date, 95% of which is payable in cash and 5% of which is payable with the issuance of Federated Class B common stock. Federated may also make a series of additional cash payments over six years contingent upon revenue growth. The up-front purchase price and the maximum available contingent payments will be set on the closing date based on the level of average assets of the Fund 30 days before closing. Based on assets at December 31, 2000, the up-front purchase price would approximate $200 million, and if revenue targets are met, the contingent payments, consisting of both additional purchase price and incentive compensation, could aggregate to as much as $220 million. This acquisition will be accounted for using the purchase method of accounting.

(18) Subsequent Events

On January 23, 2001, Federated extended its $150,000,000 Senior Secured Credit Agreement, the term of which was originally scheduled to expire in January 2001, by signing the Amended and Restated Senior Secured Credit Agreement (the New Credit Facility). The New Credit Facility has a term of 364 days and can be renewed for additional 364-day terms. Under the New Credit Facility, borrowings bear interest, at the option of Federated, at a spread over a defined prime rate, the Federal Funds rate or the London Interbank Offering Rate. Federated will pay a commitment fee of 0.10% on the unused portion of the revolving credit facility. The New Credit Facility includes various financial and nonfinancial covenants, which are similar in nature to the covenants contained in the original Senior Secured Credit Agreement.

Also on January 23, 2001, the board of directors declared a $0.037 per share dividend which was paid on February 15, 2001, and Federated awarded 220,000 options, primarily to executive officers in lieu of a portion of their 2000 earned bonus awards.

On March 7, 2001, the board of directors agreed to extend Federated's current share repurchase program through March 31, 2002.

(19) SUPPLEMENTARY QUARTERLY FINANCIAL DATA (UNAUDITED)

in thousands, except per share data, for the quarters ended	1st	2nd	3rd	4th
2000
Revenues	$168,873	$168,287	$173,100	$170,508
Operating income	69,922	67,884	73,956	75,147
Net income	37,648	36,630	40,012	41,070
Basic earnings per share[1]	0.31	0.31	0.34	0.36
Diluted earnings per share[1]	0.30	0.30	0.33	0.34
Cash dividends per share[1]	0.0280	0.0367	0.0370	0.0370
Stock price per share1,[2] High Low	18.58 12.46	23.75 17.50	27.44 21.38	31.69 22.69
1999
Revenues	$141,267	$150,178	$152,197	$157,455
Operating income	51,993	58,523	59,851	66,577
Net income	26,721	30,517	31,164	35,618
Basic earnings per share[1]	0.21	0.24	0.25	0.29
Diluted earnings per share[1]	0.20	0.23	0.24	0.28
Cash dividends per share[1]	0.0253	0.0280	0.0280	0.0280
Stock price per share[1,2] High Low	13.17 10.04	12.42 10.59	13.21 11.09	14.13 10.25

1 Reflects the three-for-two stock split paid in July 2000.

2 Federated's common stock is traded on the New York Stock Exchange under the symbol "FII."

The approximate number of record holders of Federated's Class A and Class B common stock as of March 9, 2001, was 1 and 10,821, respectively.