Form 10-K, Exhibit 13
period 2002-12-31
FEDERATED INVESTORS INC /PA/
filed 2003-03-20
CIK 1056288

Exhibit 13.01

Financial Contents

Certain statements in this report, including those related to the strategy for future growth and the prospects for industry growth and certain statements included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Liquidity and Capital Resources” and “Critical Accounting Policies” and elsewhere in this report, constitute forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of Federated or industry results to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For a discussion of such risk factors, see the section titled “Risk Factors and Cautionary Statements” in Federated’s Annual Report on Form 10-K for the year ended December 31, 2002, and other reports on file with the Securities and Exchange Commission. Many of these factors may be more likely to occur as a result of the ongoing threat of terrorism. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such statements.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data and managed and administered assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed and administered assets) of Federated for the five years ended December 31, 2002, have been derived from the audited Consolidated Financial Statements of Federated. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements which follow.

Years Ended December 31,	2002	2001	2000	1999	1998

Statement of Income Data
Total revenue	$711,069	$719,763	$664,942	$583,527	$515,116
Less: Certain B-share-related distribution fees[1]	0	48,070	63,792	54,561	39,335

Adjusted total revenue	$711,069	$671,693	$601,150	$528,966	$475,781
Operating income[1,2]	331,630	314,190	271,084	219,375	175,407
Income before income taxes[1,2,3]	315,714	263,035	242,522	194,881	145,934
Net income[1,2,3]	203,760	168,447	155,360	124,020	92,369
Operating margin[1,2]	47%	44%	41%	38%	34%

Share Data[4]
Basic earnings per share	$1.81	$1.46	$1.32	$0.99	$0.73
Diluted earnings per share	$1.74	$1.40	$1.27	$0.96	$0.71
Book value per share at period end	$3.03	$2.06	$1.26	$0.97	$0.69
Cash dividends per share	$0.2170	$0.1750	$0.1387	$0.1093	$0.0898
Weighted-average shares outstanding – basic	112,375	115,012	117,557	125,238	126,257
Weighted-average shares outstanding – assuming dilution	117,304	119,992	122,295	129,086	129,875

Balance Sheet Data at Period End
Total assets[5]	$530,007	$431,553	$704,750	$673,193	$581,656
Long-term debt—recourse[3]	1,385	0	70,174	84,446	98,698
Long-term debt—nonrecourse[5]	57,858	54,954	323,818	309,741	272,850
Total liabilities and minority interest	189,290	194,456	556,882	554,381	492,950
Shareholders’ equity	340,717	237,097	147,868	118,812	88,706

Managed and Administered Assets (in millions)
As of period end:
Managed assets	$195,353	$179,687	$139,584	$124,820	$111,553
Administered assets	34,827	44,684	39,732	41,234	28,165
Average for the period:
Managed assets	189,242	160,593	128,394	117,573	101,036
Administered assets	38,032	41,982	41,966	35,079	53,136

1

Revenue, operating expenses and nonoperating income (expenses) for the years ended December 31, 2001, 2000, 1999 and 1998 included certain Class B share distribution- and financing-related income and expenses. Beginning in 2002, as a result of Federated’s sale in 2001 of its retained interest in residual cash flows under the B-share sales program, Federated no longer recognizes such B-share distribution- and financing-related income or expenses. See Note (7) to the Consolidated Financial Statements for information concerning the accounting impact on 2002 of the sale of the B-share retained interest.

2

Beginning January 1, 2002, Federated no longer amortizes goodwill in accordance with the provisions of Statement of Financial Accounting Standards No.142, “Goodwill and Other Intangible Assets” (SFAS 142). See Note (4) to the Consolidated Financial Statements for pro forma information for 2001 and 2000 that assumes SFAS 142 was adopted as of January 1, 2000.

3	See Note (6) to the Consolidated Financial Statements for information concerning the early retirement of recourse debt in 2001.

4	The share data presented as of and for the years ended December 31, 1999 and 1998 has been restated to reflect the three-for-two stock split paid in 2000.

5

The declines in total assets and long-term debt – nonrecourse in 2001 as compared to 2000 are primarily the result of the reversal in 2001 of the deferred sales commissions and long-term debt – nonrecourse balances relating to distribution fees sold under the B-share sales program. See Note (7) to the Consolidated Financial Statements for information concerning the accounting impact of the sale of the B-share retained interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.

General

Federated Investors, Inc. (together with its subsidiaries, “Federated”) is one of the largest investment management companies in the United States with over $195 billion in managed assets as of December 31, 2002. The majority of Federated’s revenue is derived from advising and administrating Federated mutual funds, separately managed accounts and other Federated-sponsored products, in both domestic and international markets. Federated also derives revenue from administrating mutual funds sponsored by third parties and from providing various other mutual fund-related services, including distribution, shareholder, transfer agency, fund accounting, trade execution and clearing and retirement plan recordkeeping services (collectively, “Other Services”).

Investment advisory, administrative and certain Other Services fees, such as distribution and shareholder service fees, are contract-based fees that are calculated as a percentage of the net assets of the investment portfolios that are managed or administered by Federated. As such, Federated’s revenue is primarily dependent upon factors that affect the value of managed and administered assets including market conditions and the ability to attract and maintain assets. Rates for Federated’s services generally vary by asset type and investment objective and, in certain instances, decline as the average net assets of the individual portfolios exceed certain threshold levels. Generally, rates charged for services provided to equity products are higher than rates charged on money market and fixed-income products. Accordingly, revenue is also dependent upon the relative composition of average assets under management or administration. Federated pays a significant portion of its distribution and shareholder service fees to financial intermediaries who sell Federated-sponsored products to the public on its behalf. These payments are generally calculated as a percentage of net assets attributable to the party receiving the payment and are recorded as reductions to revenue earned by Federated on the Consolidated Statements of Income.

Federated’s remaining Other Services fees are based on fixed rates per fund, account, transaction or retirement plan participant. Revenue relating to these services will vary with changes in the number of mutual funds, accounts, transactions and plan participants which are impacted by sales and marketing efforts, competitive fund performance, introduction and market reception of new products and acquisitions.

Federated’s most significant operating expenses include compensation and related costs, which represent fixed and variable compensation and related employee benefits, and marketing and promotional costs.

Asset Highlights

Managed and Administered Assets at Period End

in millions as of December 31,	2002	2001	Percent Change

Managed Assets
By Asset Type
Money market	$150,745	$136,034	11%
Fixed-income	26,541	21,055	26%
Equity	18,067	22,598	(20)%

Total managed assets	$195,353	$179,687	9%

By Product Type
Mutual Funds:
Money market	$136,374	$135,092	1%
Fixed-income	22,169	17,378	28%
Equity	16,240	20,760	(22)%

Total mutual fund assets	174,783	173,230	1%

Separate Accounts:
Money market	14,371	942	1,426%
Fixed-income	4,372	3,677	19%
Equity	1,827	1,838	(1)%

Total separate account assets	20,570	6,457	219%

Total managed assets	$195,353	$179,687	9%

Administered Assets	$34,827	$44,684	(22)%

Federated Investors 2002 Annual Report 19

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

in millions for the years ended December 31,	2002	2001	2000	2002 vs. 2001	2001vs. 2000

Average Managed Assets
By Asset Type
Money market	$145,288	$118,622	$86,774	22%	37%
Fixed-income	23,673	19,466	17,780	22%	9%
Equity	20,281	22,505	23,840	(10)%	(6)%

Total average managed assets	$189,242	$160,593	$128,394	18%	25%

By Product Type
Mutual Funds:
Money market	$135,506	$117,784	$86,406	15%	36%
Fixed-income	19,773	15,859	14,713	25%	8%
Equity	18,483	20,682	22,107	(11)%	(6)%

Total average mutual fund assets	173,762	154,325	123,226	13%	25%

Separate Accounts:
Money market	9,782	838	368	1,067%	128%
Fixed-income	3,900	3,607	3,067	8%	18%
Equity	1,798	1,823	1,733	(1)%	5%

Total average separate account assets	15,480	6,268	5,168	147%	21%

Total average managed assets	$189,242	$160,593	$128,394	18%	25%

Average Administered Assets	$38,032	$41,982	$41,966	(9)%	0%

Changes in Federated’s average asset mix year over year have a direct impact on Federated’s total revenue due to the difference in the fees per invested dollar earned on each asset type. Equity products generally have a higher management fee rate than fixed-income or money market products. The following table presents the relative composition of average managed assets and the percent of total revenue derived from each asset type over the last three years:

	Percentage of Total Average Managed Assets			Percent of Total Revenue

	2002	2001	2000	2002	2001	2000

Money market assets	77%	74%	68%	47%	41%	34%
Fixed-income assets	12%	12%	14%	18%	18%	19%
Equity assets	11%	14%	18%	29%	35%	38%
Other activities	—	—	—	6%	6%	9%

Federated grew total and average managed assets in 2002 and 2001. Period-end managed assets increased 9% in 2002 and 29% in 2001. Average managed assets grew 18% in 2002 and 25% in 2001. Federated benefited from the quality and performance of its products, the strength of its relationships with intermediaries and institutions, and an increase in cash-management relationships with corporations, government entities and other institutions. These increases in total and average managed assets during 2002 and 2001 reflect strong sales of money market and fixed-income products in each year. Net sales of fixed-income fund assets grew 43% in 2002. This growth was reflective of a shift toward short-term bond funds during the year as interest rates and yields on money market funds continued to fall. Money market average assets grew 22% in 2002 and ended the year with more than $150 billion in assets. This strong growth included the addition in the second quarter of 2002 of $13.2 billion in money market assets for TexPool, Texas’ local government investment pool. In 2001, money market products led in average asset growth with a 37% increase over the prior year. Average equity assets declined in both 2002 and 2001 primarily as a result of market depreciation, although net equity sales were positive for 2002.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Components of Changes in Equity and Fixed-Income Fund Managed Assets

in millions for the years ended December 31,	2002	2001	Percent Change

Equity Funds
Beginning assets	$20,760	$20,641	1%

Sales	5,817	5,338	9%
Redemptions	(5,770)	(5,994)	(4)%

Net sales (redemptions)	47	(656)	107%
Net exchanges	(191)	(189)	(1)%
Acquisition related	41	3,383	(99)%
Other[1]	(4,417)	(2,419)	(83)%

Ending assets	$16,240	$20,760	(22)%

Fixed-Income Funds
Beginning assets	$17,378	$14,268	22%

Sales	14,701	8,809	67%
Redemptions	(10,771)	(6,067)	78%

Net sales	3,930	2,742	43%
Net exchanges	188	27	596%
Other[1]	673	341	97%

Ending assets	$22,169	$17,378	28%

1	Includes primarily changes in the market value of securities held by the funds, reinvested dividends and distributions and net investment income.

Federated’s investment products are primarily distributed in four markets. These markets and the relative percentage of managed assets at December 31, 2002 attributable to such markets are as follows:  trust market (52%), broker/dealer market (23%), institutional market (14%) and international market (1%).

Results of Operations

Federated reported net income of $203.8 million or $1.74 per diluted share in 2002 as compared to $168.4 million or $1.40 per diluted share in 2001 and $155.4 million or $1.27 per diluted share in 2000. Federated’s results of operations for the years ended December 31, 2002, 2001 and 2000 were affected by the following significant transactions and accounting developments (the “Significant Transactions and Accounting Developments”). To simplify the year-over-year comparisons of revenue, operating expenses and nonoperating income (expenses), certain amounts reported in 2002, 2001 and 2000 have been adjusted to reflect the effects of the following Significant Transactions and Accounting Developments.

Significant Transactions and Accounting Developments

Asset Impairment. In 2002, Federated determined that the carrying value of certain assets, primarily software related, used in connection with its retirement services operations were not fully recoverable. As a result, Federated recorded a $2.1 million pretax impairment charge in “Operating Expenses – Other” in the Consolidated Statements of Income to write-down the carrying value of the assets to fair value. See Note (5) to the Consolidated Financial Statements.

CBO Impairments. In each of 2002, 2001 and 2000, “Loss on securities, net” in the Consolidated Statements of Income included pretax impairment charges of $1.8 million, $14.1 million and $2.9 million, respectively, to recognize other-than-temporary declines in the fair values of Federated’s collateralized bond obligation (CBO) investments. See Note (3) to the Consolidated Financial Statements.

Performance Seed Investment Losses. In 2002, 2001 and 2000, Federated recorded pretax losses of $0.2 million, $7.5 million and $0.1 million, respectively, on its performance seed investments. The losses were recorded in “Loss on securities, net” in the Consolidated Statements of Income and represented realized losses resulting from declines in the fair values of certain performance seed investments. See Note (3) to the Consolidated Financial Statements.

Goodwill Amortization. Beginning on January 1, 2002, with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” Federated no longer amortizes goodwill. Amortization expense for goodwill recorded in 2001 and 2000 was $5.9 million and $2.9 million, respectively. See Note (4) to the Consolidated Financial Statements.

Extinguishment of Recourse Debt. In 2001, Federated prepaid the remaining balance of $70.0 million of its recourse debt utilizing existing cash and recorded a $6.6 million pretax make-whole charge. The make-whole payment was classified as an extraordinary loss, net of tax, in the prior year Consolidated Financial Statements. The amount was reclassified in the current year to “Debt expense

Federated Investors 2002 Annual Report 21

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

– recourse” in the Consolidated Statements of Income in accordance with the provisions of Statement of Financial Accounting Standards No. 145. See Notes (1)(v) and (6) to the Consolidated Financial Statements.

Sale of B-Share Retained Interest. In 2001 and prior, revenue, operating expenses and nonoperating expenses included certain Class B share distribution- and financing-related income and expenses. On December 31, 2001, Federated sold its retained interest in residual cash flows that existed under one of its B-share sales programs to an independent third party. As a result of the sale, Federated recorded a $9.0 million pretax gain in “Nonoperating Income (Expenses) – Other, net” in the Consolidated Statement of Income for the year ended December 31, 2001. Beginning January 1, 2002, Federated no longer recognizes such B-share distribution- and financing-related income or expense in its Consolidated Statements of Income. “Other service fees, net-affiliates,” “Amortization of deferred sales commissions” and “Debt expense – nonrecourse” for the years ended December 31, 2001 and 2000, included $48.1 million and $63.8 million, $26.3 million and $37.6 million and $19.1 million and $22.4 million, respectively, recorded in connection with the B-share-related distribution fees. See Note (7) to the Consolidated Financial Statements for more information regarding Federated’s B-share sales programs and related accounting.

Revenue
Federated reported total revenue of $711.1 million for 2002 as compared to $719.8 million and $664.9 million for 2001 and 2000, respectively. Revenue adjusted for the effects of the Significant Transactions and Accounting Developments for the three years ended December 31 is set forth in the following table:

(in millions)	2002	2001	2000	2002 vs. 2001	2001 vs. 2000

Adjusted revenue from managed assets[1]	$667.2	$621.1	$547.5	7%	13%
Revenue from sources other than managed assets	43.9	50.6	53.6	(13%)	(6)%

Adjusted total revenue[1]	$711.1	$671.7	$601.1	6%	12%

1	2001 and 2000 amounts are adjusted to give effect to the Sale of the B-Share Retained Interest as though it occurred prior to January 1, 2000.

Adjusted total revenue increased $39.4 million in 2002 and $70.6 million in 2001 as a result of increased revenue from managed assets. Adjusted revenue from managed assets, which includes investment advisory, administrative and other service fees and commission income earned in connection with investment portfolios managed by Federated, increased in both 2002 and 2001 over the prior year. These increases reflect significant asset and sales growth in money market and fixed-income products in 2002 and 2001, which more than offset the decreases in the market value of equity assets. Adjusted revenue from managed assets grew year over year in 2002 and 2001, but to a lesser degree than growth in average assets each year due to a higher composition of money market and fixed-income products.

Revenue from sources other than managed assets decreased $6.7 million in 2002 and $3.0 million in 2001. The decreases were due largely to certain bank customers internalizing administrative services previously provided by Federated as well as other changes in services provided to bank customers.

Operating Expenses
Federated reported total operating expenses of $379.4 million for 2002 as compared to $405.6 million and $393.9 million for 2001 and 2000, respectively. Operating expenses adjusted for the effects of the Significant Transactions and Accounting Developments for the three years ended December 31 are set forth in the following table:

(in millions)	2002	2001	2000	2002 vs. 2001		2001 vs. 2000

Compensation and related	$177.8	$173.5	$162.3	2%		7%
Marketing and promotional	75.3	68.1	62.0	11%		10%
Adjusted amortization of deferred sales commissions[1]	14.5	17.6	21.4	(18	) %	(18)%
Adjusted amortization of intangible assets[2]	11.3	11.2	4.7	1%		138%
Adjusted other[3]	98.4	103.0	103.0	(4	) %	0%

Adjusted total operating expenses[1,2,3]	$377.3	$373.4	$353.4	1%		6%

1	2001 and 2000 amounts are adjusted to give effect to the Sale of the B-Share Retained Interest as though it occurred prior to January 1, 2000.
2	2001 and 2000 amounts are adjusted to exclude the effect of Goodwill Amortization.
3	2002 amount is adjusted to exclude the effect of the Asset Impairment.

Adjusted total operating expenses for 2002 increased 1% over 2001. The 11% increase in marketing and promotional expense primarily reflects increases in marketing allowances due to significant increases in the cost of marketing our products to intermediaries

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

during the year and increased assets. Adjusted amortization of deferred sales commissions decreased in 2002 as net asset values of and cash flows from equity fund assets decreased. All other expenses remained relatively flat year over year.

Adjusted total operating expenses for 2001 increased 6% over 2000. The 7% increase in compensation and related expense primarily reflects increased base salary and variable-based compensation as a result of the acquisition of substantially all of the business of Edgemont Asset Management Corporation (Edgemont Acquisition) in 2001. The increase in marketing and promotional expense reflects increases in marketing allowances due mainly to significant asset growth during the year. Adjusted amortization of deferred sales commissions decreased in 2001 as net asset values of and cash flows from equity fund assets decreased. Adjusted amortization of intangible assets increased as a result of the Edgemont Acquisition. All other expenses remained relatively flat year over year.

Nonoperating Income (Expenses)
Federated reported total net nonoperating expenses of $5.1 million for 2002 as compared to $40.3 million and $18.4 million for 2001 and 2000, respectively. Nonoperating income (expenses) adjusted for the effects of the Significant Transactions and Accounting Developments for the three years ended December 31 are set forth in the following table:

(in millions)	2002	2001	2000	2002 vs. 2001	2001 vs. 2000

Interest and dividends	$2.4	$9.7	$19.0	$(7.3)	$(9.3)
Adjusted loss on securities, net[1]	(0.5)	(0.6)	0	0.1	(0.6)
Adjusted debt expense – recourse[2]	(0.5)	(6.6)	(8.3)	6.1	1.7
Adjusted debt expense – nonrecourse[3]	(4.3)	(4.0)	(3.5)	(0.3)	(0.5)
Adjusted other, net[3]	(0.2)	(0.5)	(0.2)	0.3	(0.3)

Adjusted total nonoperating income (expenses)[1,2,3]	$(3.1)	$(2.0)	$7.0	$(1.1)	$(9.0)

1	2002, 2001 and 2000 amounts are adjusted to exclude the effects of the CBO Impairments and the Performance Seed Investment Losses.

2	2001 amount is adjusted to exclude the effect of the Extinguishment of Recourse Debt.

3	2001 and 2000 amounts are adjusted to give effect to the Sale of the B-Share Retained Interest as though it occurred prior to January 1, 2000.

Adjusted total nonoperating expenses, net for 2002 increased $1.1 million as compared to 2001. Interest and dividend income decreased in 2002 due mainly to lower investment yields. Recourse debt expense decreased in 2002 as a result of lower levels of outstanding debt due to the early retirement of Federated’s 7.96% Senior Secured Notes in the fourth quarter of 2001. Adjusted total nonoperating income (expenses) decreased $9.0 million in 2001 as compared to the prior year primarily as a result of a decline in interest and dividend income in 2001 due to lower investment balances as a result of cash used to complete the Edgemont Acquisition in the second quarter 2001 and decreased investment yields in 2001.

Income Taxes
The income tax provision for 2002, 2001 and 2000 was $112.0 million, $94.6 million and $87.2 million, respectively. The provision increased in 2002 and 2001 over the prior year primarily as a result of the increases in the level of income before income taxes. The effective tax rate was 35.5% for 2002, 36.0% for 2001 and 35.9% for 2000.

Federated Investors 2002 Annual Report 23

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Liquidity and Capital Resources
At December 31, 2002, liquid assets, consisting of cash and cash equivalents, the current portion of marketable securities and receivables, totaled $182.1 million as compared to $110.7 million in 2001. The balance at the end of 2002 was higher than the balance at the end of 2001 as a result of cash generated by operations during 2002. Federated also had $150.0 million available for borrowings under its credit facility as of December 31, 2002 (see Note (6) to the Consolidated Financial Statements).

Operating Activities.  Net cash provided by operating activities totaled $222.3 million for 2002 as compared to $280.6 million for 2001. This decrease is primarily attributable to the effects of certain cash payments made in 2002 and the elimination of CDSCs received on Class B shares of Federated’s mutual funds as a result of the Sale of the B-Share Retained Interest, partially offset by higher profitability in 2002. Cash payments made in 2002 included taxes paid on the Sale of the B-Share Retained Interest and the payment of normal operating expenses accrued as of the end of 2001.

Investing Activities.  In 2002, Federated made a $33.1 million contingent purchase price payment related to the Edgemont Acquisition, paid $7.3 million to acquire property and equipment and to develop internally used software and received $4.7 million from redemptions of available-for-sale securities.

Financing Activities.  In 2002, Federated used $109.2 million for financing activities. Of this amount, Federated used $76.2 million to repurchase 2.7 million shares of Class B common stock in the open market under the stock repurchase programs. As of December 31, 2002, Federated can repurchase an additional 4.4 million shares through its authorized programs.

Federated paid dividends in 2002 equal to $24.8 million or $0.217 per share. In January 2003, Federated’s board of directors declared a dividend of $0.057 per share that was paid on February 14, 2003.

Stock repurchases and dividend payments are subject to restrictions under the Second Amended and Restated Credit Agreement, as amended on January 20, 2003. These restrictions limit cash payments for additional stock repurchases and dividends to 50% of net income from January 1, 2000 to and including the payment date. After considering earnings through December 31, 2002 Federated, given current debt covenants as disclosed in the Subsequent Events footnote (Note (20) to the Consolidated Financial Statements), has the ability to make additional stock repurchase or dividend payments of more than $260 million.

Payments on debt-nonrecourse were significantly lower during 2002 than in 2001 as a result of the Sale of the B-Share Retained Interest in the fourth quarter 2001. Payments on debt-recourse were lower during 2002 than amounts in 2001 due to the early retirement of Federated’s 7.96% Senior Secured Notes in the fourth quarter 2001.

Contractual Obligations, Contingent Liabilities and Future Cash Needs.  The following table presents as of December 31, 2002, Federated’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments.  Further discussion of the nature of each obligation is included in the referenced Note to the Consolidated Financial Statements.

	Payments due in

(in millions)	Note Reference	1 year or less	1-3 years	3-5 years	Over 5 years	Total

Capital leases	(6)	$1.1	$1.6	—	—	$2.7
Operating leases	(12)	$15.8	$27.8	$24.7	$3.4	$71.7

Federated is a party to various service contracts pursuant to which it receives certain support services including outsourced legal, fund accounting, literature fulfillment and offshore accounting services as well as access to various fund-related databases and tracking systems. Certain of these contracts are noncancelable. The contracts expire on various dates through the year 2005. Costs for such services are expensed as incurred.

Pursuant to various acquisition agreements entered into by Federated in 2001 and 2002, Federated may be required to make additional payments to the seller in each acquisition contingent upon the occurrence of certain events. In 2001, Federated completed the Edgemont Acquisition. In addition to the upfront purchase price paid at the date of the acquisition, the acquisition agreement provides for additional purchase price payments based upon the achievement of specified revenue growth through 2007. Federated could pay an additional $132.3 million between 2003 and 2007 as contingent purchase price if revenue targets are met. In addition, in 2001, Federated signed an agreement with Lincoln Investment Planning, Inc. and Rightime Econometrics, Inc. (Rightime Acquisition) and in 2002, Federated signed an agreement with FirstMerit Advisors, Inc. and FirstMerit Corporation (FirstMerit Acquisition). As a result of these agreements, assets previously managed by Rightime Econometrics, Inc. and FirstMerit Advisors, Inc. were merged into various Federated funds. Pursuant to both agreements, Federated is required to make contingent payments on a periodic basis calculated as a percentage of average assets under management in any Federated fund shareholder account for which the seller is the

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

named broker/dealer of record. In the case of the Rightime Acquisition, the payments occur quarterly and could last through first quarter 2007. Contingent payments relating to the FirstMerit Acquisition occur on a monthly basis through third quarter 2005.

In addition to the contractual obligations and contingent liabilities discussed above, management expects that the principal uses of cash will be to advance sales commissions, fund marketing allowances, repurchase company stock, fund new strategic business acquisitions, pay shareholder dividends, pay incentive compensation, fund property and equipment acquisitions and seed new products. Federated has experienced increases in the cost of insurance and management expects these increases, including the assumption of additional risk, to be significant going forward. Management believes that Federated’s existing liquid assets, together with the expected continuing cash flow from operations, its borrowing capacity under the current credit facility, the B-share sales program and its ability to issue stock will be sufficient to meet its present and reasonably foreseeable cash needs.

Alternative Products

Federated acts as the investment manager for two high-yield collateralized bond obligation (CBO) products and a mortgage-backed CBO product pursuant to the terms of an investment management agreement between Federated and each CBO. The CBOs are alternative investment products that were structured using special-purpose entities. As of December 31, 2002, aggregate total assets and aggregate total obligations of the CBOs approximated $1.1 billion, respectively.

The financial condition and results of operations of these CBOs are not included in Federated’s Consolidated Financial Statements as of and for the year ended December 31, 2002, or for any prior period. In each case, there exists a majority owner(s) that is an independent third party from Federated owning at least three percent equity in the CBO. Federated has not guaranteed nor has any recourse related to any of the notes issued by the CBOs. As of December 31, 2002, the remaining $0.6 million carrying value of Federated’s investments in the CBOs represents Federated’s maximum exposure to loss as a result of its involvement with the CBOs.

In January 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” (FIN 46).  The objective of FIN 46 is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation are currently effective upon issuance for all new VIEs and as of July 1, 2003, for all VIEs that existed at the date of its issuance. Management is currently assessing the impact FIN 46 may have on Federated’s results of operations and financial position as it applies to Federated’s investments in the CBOs as well as other aspects of Federated’s business.

Recent Accounting Pronouncements

In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections,” (SFAS 145).  Among other things, SFAS 145 eliminates the requirement under FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt” to report gains and losses from extinguishment of debt as extraordinary items in the income statement.  Similarly, FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” has been rescinded.  As a result, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 shall not be reported as extraordinary items and such gains or losses previously reported as extraordinary items shall be reclassified unless the extinguishment qualifies as an extraordinary item under the provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”  SFAS 145 also amends FASB Statement No. 13 to require that certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). Federated adopted the provisions of SFAS 145 in 2002. Accordingly, the loss from the extinguishment of debt reported as an extraordinary item in the prior year Consolidated Financial Statements was reclassified to “Nonoperating Income (Expenses) – Debt expense – recourse” in the Consolidated Statements of Income appearing in this report.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” (SFAS 146). SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The principal difference between SFAS 146 and Issue No. 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS 146 requires that such a liability be recognized when the liability is incurred as opposed to the date of an entity’s commitment to an exit plan, as defined in Issue No. 94-3. Federated adopted the provisions of SFAS 146 in 2002. The adoption of SFAS 146 did not have a material impact on Federated’s results of operations or financial position.

In October 2002, the Emerging Issues Task Force of the FASB reached a consensus on Issue No. 02-17, “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination.”  This issue requires that a company consider all aspects of a

Federated Investors 2002 Annual Report 25

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

customer relationship when determining the fair value of a customer-related intangible asset acquired in a business combination. The consensus is effective for all business combinations occurring after October 25, 2002. Accordingly, Federated’s policy for valuing customer-related intangible assets for any new business combinations will not only consider estimated redemption rates and effects of market appreciation and depreciation but also expected future sales to customers acquired as part of the combination.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (FIN 45). This statement elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. As of December 31, 2002, Federated has not issued any guarantees other than on an intercompany basis and as such, does not believe that the adoption of FIN 45 will have a material impact on Federated’s results of operations or financial position.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” (SFAS 148). This statement provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123 to require prominent annual and interim disclosures about the method used to account for stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. Management is currently deliberating whether to adopt the expense recognition provisions of recording the fair value of stock-based compensation under the guidance of SFAS 123 and intends to reach a final decision in 2003.

Critical Accounting Policies

Federated’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Management continually evaluates the accounting policies and estimates it uses to prepare the Consolidated Financial Statements. In general, management’s estimates are based on historical experience, on information from third party professionals and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results may differ from those estimates made by management and those differences may be significant.

Of the significant accounting policies described in Note (1) to the Consolidated Financial Statements, management believes that its policies regarding accounting for intangible assets and income taxes involve a higher degree of judgment and complexity (see Note (1) of the Consolidated Financial Statements).

Accounting for intangible assets. Two aspects of accounting for intangible assets require significant management estimates and judgment: (1) valuation in connection with the initial purchase price allocation and (2) ongoing evaluation for impairment. The process of allocating purchase price based on the fair value of identifiable intangible assets at the date of acquisition requires management estimates and judgment as to expectations for profit margins on the assets, asset redemption rates, growth from sales efforts and the effects of market conditions. If actual operating margins or the rate of changes in assets, among other assumptions, differ significantly from the estimates and judgments used in the initial valuation for the purchase price allocation, the intangible asset amounts recorded in the financial statements could be subject to possible impairment or could require an acceleration in amortization expense which could have a material adverse effect on Federated’s consolidated financial position and results of operations.

The level, if any, of impairment of customer-related intangible assets, such as advisory contract intangible assets, is highly dependent upon the level of managed assets acquired in connection with a business combination. Over 80% of the carrying value of Federated’s customer-related intangible assets as of December 31, 2002 relates to a single renewable investment advisory contract with one fund. A decline in the managed asset balance in this particular fund in excess of the estimated rate of change in the acquired assets could have a considerable impact on the underlying value of Federated’s customer-related intangible assets.

Accounting for income taxes. Significant management judgment is required in developing Federated’s provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. As of December 31, 2002, Federated has not recorded a valuation allowance on the $6.6 million deferred tax assets relating to Federated’s CBO other-than-temporary impairment losses. Federated considered the following facts in connection with its evaluation of the realizability of the deferred tax asset: (1) the impairment losses do not represent capital losses for tax purposes until the losses are realized, (2) the actual amount of capital loss associated with Federated’s investment in the CBOs will not be known until such time as Federated’s investments are either redeemed by the CBOs or sold by Federated, (3) the carry-forward period for capital losses is five years, and (4) Federated has historically generated capital gains in times of favorable market conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize the capital loss carry-forwards in the future. In the event that Federated’s preliminary strategies do not materialize, Federated may be required to record a valuation allowance of as much as $6.6 million for these deferred tax assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of our business, Federated is exposed to the risk of loss due to fluctuations in the securities market and general economy. Management is responsible for identifying, assessing and managing market and other risks. Federated’s investments are primarily money market funds and mutual funds with investments which have a duration of two years or less. Federated also invests in mutual funds sponsored by Federated (performance seeds) in order to provide investable cash to the fund allowing the fund to establish a performance history. Federated may use derivative financial instruments to hedge these investments. At December 31, 2002, Federated was exposed to price risk with regard to its $0.4 million of investments in fluctuating-value mutual funds. Price risk is the risk that the fair value of the investments will decline and ultimately result in the recognition of a loss for Federated. Federated did not hold any derivative investments to hedge its performance seeds at December 31, 2002.

During 2002, Federated recorded a $1.8 million pretax impairment charge related to an other-than-temporary decline in the fair value of its investment in its mortgage-backed CBO product. Federated’s remaining investment in this product, which totaled $0.6 million at December 31, 2002, is subject to interest rate risk and may be adversely affected by increases in interest rates.

It is also important to note that a significant portion of Federated’s revenue is based on the market value of managed and administered assets. Declines in the market values of assets as a result of changes in market or other conditions will therefore negatively impact revenue and net income. For further discussion of assets and factors that impact Federated’s revenue see the sections entitled “General” and “Asset Highlights” herein.

Federated Investors 2002 Annual Report 27

MANAGEMENT’S REPORT

Federated Investors, Inc.’s (Federated) management takes responsibility for the integrity and fair presentation of the financial statements in this annual report. These financial statements were prepared from accounting records which management believes fairly and accurately reflect Federated’s operations and financial position.

The financial statements were prepared in conformity with accounting principles generally accepted in the United States and, as such, include amounts based on management’s best estimates and judgments considering currently available information and management’s view of current conditions and circumstances. Management also prepared the other information in this report and is responsible for its accuracy and consistency with the financial statements.

Management is responsible for establishing and maintaining effective disclosure controls and procedures, including internal controls designed to provide reasonable assurance that assets are protected from improper use and accounted for in accordance with its policies and that transactions are recorded accurately in Federated’s records. The concept of reasonable assurance is based upon a recognition that the cost of the controls should not exceed the benefit derived. Even effective internal control, no matter how well designed, has inherent limitations—including the possibility of circumvention or overriding of controls—and therefore can only provide reasonable assurance with respect to financial statement preparation and safeguarding of assets.

The financial statements of Federated have been audited by Ernst & Young LLP, independent auditors. Their accompanying report is based on an audit conducted in accordance with auditing standards generally accepted in the United States.

FEDERATED INVESTORS, INC.

/s/ J. CHRISTOPHER DONAHUE	/s/ THOMAS R. DONAHUE

J. Christopher Donahue	Thomas R. Donahue
President and Chief Executive Officer	Chief Financial Officer

January 24, 2003

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors
Federated Investors, Inc.

We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. and subsidiaries (Federated) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of Federated’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
January 24, 2003

CONSOLIDATED BALANCE SHEETS
(dollars  in thousands)

December 31,	2002	2001

Current Assets
Cash and cash equivalents	$149,909	$73,511
Marketable securities	1,023	4,602
Receivables—affiliates	24,194	26,844
Receivables—other, net of reserve of $275 and $315, respectively	6,991	5,737
Accrued revenue	6,033	6,596
Prepaid expenses	7,335	2,633
Current deferred tax asset, net	1,166	2,025
Other current assets	3,037	361

Total current assets	199,688	122,309

Long-Term Assets
Goodwill, net	164,944	131,867
Investment advisory contracts, net	58,995	65,409
Other intangible assets, net	11,227	14,617
Deferred sales commissions, net of accumulated amortization of $57,057 and $47,222, respectively	58,606	56,875
Property and equipment, net	33,722	34,521
Other long-term assets	2,825	5,955

Total long-term assets	330,319	309,244

Total assets	$530,007	$431,553

Current Liabilities
Cash overdraft	$5,548	$5,085
Accrued expenses	67,826	58,275
Accounts payable	27,436	29,102
Income taxes payable	708	26,543
Other current liabilities	6,402	6,103

Total current liabilities	107,920	125,108

Long-Term Liabilities
Long-term debt—recourse	1,385	0
Long-term debt—nonrecourse	57,858	54,954
Long-term deferred tax liability, net	15,065	7,036
Other long-term liabilities	6,482	6,995

Total long-term liabilities	80,790	68,985

Total liabilities	188,710	194,093

Minority interest	580	363

Shareholders’ Equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	82,374	82,299
Additional paid-in capital from treasury stock transactions	3,610	3,543
Retained earnings	590,418	411,447
Treasury stock, at cost, 16,953,735 and 14,144,515 shares Class B common stock, respectively	(335,699)	(259,626)
Employee restricted stock plan	(196)	(469)
Accumulated other comprehensive income (loss), net of tax	21	(286)

Total shareholders’ equity	340,717	237,097

Total liabilities, minority interest, and shareholders’ equity	$530,007	$431,553

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

Federated Investors 2002 Annual Report 29

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

Years Ended December 31,	2002	2001	2000

Revenue
Investment advisory fees, net—affiliates	$440,600	$412,417	$369,823
Investment advisory fees, net—other	13,000	10,563	10,411
Administrative service fees, net—affiliates	123,567	109,519	87,268
Administrative service fees, net—other	17,544	20,845	22,602
Other service fees, net—affiliates	86,738	133,585	137,916
Other service fees, net—other	24,488	27,595	28,440
Other, net	5,132	5,239	8,482

Total revenue	711,069	719,763	664,942

Operating Expenses
Compensation and related	177,816	173,462	162,284
Marketing and promotional	75,318	68,067	61,979
Systems and communications	27,720	29,142	30,163
Office and occupancy	26,132	27,124	25,331
Professional service fees	22,445	27,205	26,848
Travel and related	12,930	12,993	14,684
Amortization of deferred sales commissions	14,513	43,860	59,041
Amortization of intangible assets	11,266	17,121	7,560
Other	11,299	6,599	5,968

Total operating expenses	379,439	405,573	393,858

Operating income	331,630	314,190	271,084

Nonoperating Income (Expenses)
Interest and dividends	2,422	9,743	19,042
Loss on securities, net	(2,547)	(22,269)	(3,024)
Debt expense—recourse	(484)	(13,168)	(8,317)
Debt expense—nonrecourse	(4,304)	(23,121)	(25,863)
Other, net	(151)	8,540	(192)

Total nonoperating expenses, net	(5,064)	(40,275)	(18,354)

Income before minority interest and income taxes	326,566	273,915	252,730
Minority interest	10,852	10,880	10,208

Income before income taxes	315,714	263,035	242,522
Income tax provision	111,954	94,588	87,162

Net income	$203,760	$168,447	$155,360

Earnings Per Share
Net income per share—basic	$1.81	$1.46	$1.32
Net income per share—diluted	$1.74	$1.40	$1.27

Cash dividends per share	$0.2170	$0.1750	$0.1387

Federated’s loss on the extinguishment of recourse debt incurred in 2001 and presented in prior year Consolidated Financial Statements as an extraordinary loss has been reclassified as “Debt expense – recourse” in connection with Federated’s adoption of Statement of Financial Accounting Standards No. 145. See Note (6) for further discussion.

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
(dollars in thousands)

Years Ended December 31, 2002, 2001 and 2000

				Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Employee Restricted Stock Plan	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total Shareholders’ Equity
	Shares

	Class A	Class B	Treasury

Balance at January 1, 2000	6,000	81,714,640	4,622,360	$75,276	$0	$124,653	$(79,976)	$(1,046)	$(95)	$118,812
Net income	0	0	0	0	0	155,360	0	0	0	155,360
Other comprehensive loss, net of tax:
Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	(2,596)	(2,596)
Foreign currency translation	0	0	0	0	0	0	0	0	(55)	(55)

Comprehensive income										152,709

Amortization of employee restricted stock plan and other compensation plans	0	0	0	200	0	0	0	310	0	510
Issuance of three-for-two stock split	3,000	39,501,774	3,666,682	0	0	0	0	0	0	0
Dividends declared	0	0	0	0	0	(16,557)	0	0	0	(16,557)
Purchase of treasury stock	0	(4,095,605)	4,095,605	0	0	0	(107,606)	0	0	(107,606)

Balance at December 31, 2000	9,000	117,120,809	12,384,647	75,476	0	263,456	(187,582)	(736)	(2,746)	147,868
Net income	0	0	0	0	0	168,447	0	0	0	168,447
Other comprehensive income, net of tax:
Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	2,510	2,510
Foreign currency translation	0	0	0	0	0	0	0	0	(50)	(50)

Comprehensive income										170,907

Amortization of employee restricted stock plan and other compensation plans	0	0	0	309	0	0	0	267	0	576
Dividends declared	0	0	0	0	0	(20,456)	0	0	0	(20,456)
Stock issuance for business combination	0	315,732	(315,732)	0	6,683	0	2,237	0	0	8,920
Exercise of stock options	0	693,600	(693,600)	6,703	(3,140)	0	4,227	0	0	7,790
Purchase of treasury stock	0	(2,769,200)	2,769,200	0	0	0	(78,508)	0	0	(78,508)

Balance at December 31, 2001	9,000	115,360,941	14,144,515	82,488	3,543	411,447	(259,626)	(469)	(286)	237,097
Net income	0	0	0	0	0	203,760	0	0	0	203,760
Other comprehensive income, net of tax:
Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	113	113
Foreign currency translation	0	0	0	0	0	0	0	0	194	194

Comprehensive income										204,067

Amortization of employee restricted stock plan and other compensation plans	0	0	0	165	0	0	0	101	0	266
Restricted stock forfeitures	0	(146,250)	146,250	(172)	0	0	(16)	172	0	(16)
Dividends declared	0	0	0	0	0	(24,789)	0	0	0	(24,789)
Exercise of stock options	0	14,000	(14,000)	82	67	0	151	0	0	300
Purchase of treasury stock	0	(2,676,970)	2,676,970	0	0	0	(76,208)	0	0	(76,208)

Balance at December 31, 2002	9,000	112,551,721	16,953,735	$82,563	$3,610	$590,418	$(335,699)	$(196)	$21	$340,717

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

Federated Investors 2002 Annual Report 31

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

Years Ended December 31,	2002	2001	2000

Operating Activities
Net income	$203,760	$168,447	$155,360
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Amortization of deferred sales commissions	14,513	43,860	59,041
Depreciation and other amortization	19,229	25,980	15,803
Minority interest	10,852	10,880	10,208
Gain on disposal of assets	(3,223)	(5,099)	(668)
Provision (benefit) for deferred income taxes	7,654	(18,633)	2,981
Tax benefit from exercise of stock options	82	6,703	0
Net payment for trading securities	(640)	0	0
Deferred sales commissions paid	(78,825)	(69,135)	(134,115)
Contingent deferred sales charges received	716	30,872	45,564
Proceeds from sale of certain future revenues	66,766	59,580	13,825
Other changes in assets and liabilities:
Decrease (increase) in receivables, net	1,396	3,544	(1,496)
Decrease in other assets	423	15,128	2,148
Increase (decrease) in accounts payable and accrued expenses	7,316	58	(1,738)
(Decrease) increase in income taxes payable	(25,835)	18,381	5,297
(Decrease) increase in other current liabilities	(1,970)	4,919	(4,160)
Increase (decrease) in other long-term liabilities	93	(14,839)	1,791

Net cash provided by operating activities	222,307	280,646	169,841

Investing Activities
Proceeds from disposal of property and equipment	116	43	157
Additions to property and equipment	(7,323)	(7,089)	(12,314)
Cash paid for business acquisitions	(33,764)	(173,375)	(12,196)
Purchases of securities available for sale	(414)	(25,505)	(35,442)
Proceeds from redemptions of securities available for sale	4,656	102,321	2,987

Net cash used by investing activities	(36,729)	(103,605)	(56,808)

Financing Activities
Distributions to minority interest	(10,635)	(11,055)	(10,266)
Dividends paid	(24,789)	(20,456)	(16,557)
Proceeds from exercise of stock options	218	1,087	0
Purchases of treasury stock	(76,224)	(78,508)	(107,606)
Proceeds from new borrowings—nonrecourse	13,675	12,214	114,831
Payments on debt—recourse	(654)	(84,297)	(14,251)
Payments on debt—nonrecourse	(10,771)	(72,435)	(100,754)

Net cash used by financing activities	(109,180)	(253,450)	(134,603)

Net increase (decrease) in cash and cash equivalents	76,398	(76,409)	(21,570)
Cash and cash equivalents, beginning of year	73,511	149,920	171,490

Cash and cash equivalents, end of year	$149,909	$73,511	$149,920

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$2,279	$9,581	$11,223
Income taxes	132,557	102,241	77,990

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(December 31, 2002, 2001 and 2000)

(1) Summary of Significant Accounting Policies

(a) Nature of Operations
Federated Investors, Inc. and its subsidiaries (Federated) provide investment advisory, administrative, distribution and other services primarily to Federated mutual funds, separately managed accounts and other Federated-sponsored products in both domestic and international markets. Federated also provides investment advisory and administrative services to corporations, employee benefit plans and private investment advisory accounts.

The majority of Federated’s revenue is derived from investment advisory services provided to mutual funds and separately managed accounts through various subsidiaries pursuant to investment advisory contracts. These subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940 and with certain states.

Federated also derives revenue from providing administrative and other fund-related services to both Federated-sponsored and third party investment products. Other fund-related services include distribution, shareholder, transfer agency, fund accounting, trade execution and clearing and retirement plan recordkeeping services.

Shares of the portfolios or classes of shares under management or administration by Federated are distributed by wholly owned subsidiaries, which are registered broker/dealers under the Securities Exchange Act of 1934 and under applicable state laws. Federated’s investment products are primarily distributed within the bank trust, broker/dealer and institutional markets.

(b) Basis of Presentation
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

(c) Consolidation
The Consolidated Financial Statements include the accounts of Federated Investors, Inc. and entities in which Federated has a controlling financial interest as determined by voting interests and the extent of substantive participating rights of other shareholders. All significant intercompany accounts and transactions have been eliminated. In determining whether consolidation of Federated’s alternative products is appropriate, Federated considers whether the majority owner of the entity is an independent third party who has made a substantive capital investment in the entity, whether the majority owner has the substantive risks and rewards of ownership and whether the majority owner controls the activities of the entity.

(d) Business Combinations
Business combinations have been accounted for under the purchase method of accounting. Results of operations of an acquired business are included from the date of acquisition. Management allocates the cost of an acquired entity to acquired assets, including identifiable intangible assets, and assumed liabilities based on their estimated fair values as of the date of acquisition. Any excess cost of the acquired entity that exists after this allocation process is recorded as “Goodwill” on the Consolidated Balance Sheets.

(e) Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, amounts due from banks and investments, which consist of interest-bearing deposits with banks, overnight federal funds sold, money market accounts, and other investments with an original maturity of less than three months.

(f) Marketable Securities
Marketable securities include available-for-sale and trading securities held by Federated. Federated’s available-for-sale securities include investments in fluctuating-value mutual funds and asset-backed securities. These investments are carried at fair value based on quoted market prices or, in the absence of quoted market prices, discounted cash flows. These investments are classified as current or long-term assets and are included in “Marketable securities” or “Other long-term assets,” respectively, on the Consolidated Balance Sheets based on management’s intention to sell the investment. The unrealized gains or losses on these securities are included net of tax in “Accumulated other comprehensive income (loss), net of tax” on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific identification basis and recognized in “Loss on securities, net” in the Consolidated Statements of Income.

On a periodic basis, management evaluates the carrying value of marketable securities for impairment. With respect to its investments in fluctuating-value mutual funds, management considers various criteria, including the duration and extent of a decline in fair value, the ability and intent of management to retain the investment for a period of time sufficient to allow the value to recover and the financial condition and near-term prospects of the investment, to determine whether a decline in fair value is other than temporary. If, after considering these criteria, management believes that a decline is other than temporary, the carrying value of the security is

Federated Investors 2002 Annual Report 33

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

written down to fair value through the Consolidated Statements of Income. With respect to Federated’s investments in asset-backed securities, estimates of future cash flows are updated each quarter based on actual defaults, changes in anticipated default rates or other portfolio changes. The carrying values of these investments are written down to fair value at that time, as appropriate. Impairment adjustments are recognized in “Loss on securities, net” in the Consolidated Statements of Income.

Federated classifies an investment as a trading security when it is management’s intent at the time of purchase to sell the security within a short period of time. Trading securities are carried at fair value based on quoted market prices. The unrealized and realized gains and losses on trading securities are recognized in “Loss on securities, net” in the Consolidated Statements of Income.

(g) Property and Equipment
Property and equipment are recorded at cost, or fair value if acquired in connection with a business combination, and are depreciated using the straight-line method over their estimated useful lives ranging from two to 25 years. Leasehold improvements are depreciated using the straight-line method over their estimated useful lives or their respective lease terms, whichever is shorter. As property and equipment are placed out-of-service, the cost and related accumulated depreciation are removed and any residual net book value is reflected as a loss in “Nonoperating Income (Expenses) - Other, net” in the Consolidated Statements of Income.

Management reviews the remaining useful lives and carrying values of property and equipment assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decrease in the market price of the asset, an accumulation of costs significantly in excess of the amount originally expected in the acquisition or development of the asset, historical and projected cash flow losses associated with the asset and an expectation that the asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Should there be an indication of a change in the useful life or an impairment in value, Federated compares the carrying value of the asset to the probability-weighted undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to fair value determined based on prices of similar assets if available or discounted cash flows. Impairment adjustments are recognized in “Operating Expenses – Other” in the Consolidated Statements of Income.

(h) Costs of Computer Software Developed or Obtained for Internal Use
Certain internal and external costs incurred in connection with developing or obtaining software for internal use are capitalized. These capitalized costs are included in “Property and equipment, net” on the Consolidated Balance Sheets and are amortized using the straight-line method over the shorter of the estimated useful life of the software or four years. These assets are subject to the three-step impairment test used for other categories of property and equipment described in Note (1)(g).

(i) Intangible Assets
Intangible assets, consisting primarily of goodwill, investment advisory contracts and employment and noncompete agreements acquired in connection with various business combinations, are recorded at fair value determined using a discounted cash flow model as of the date of acquisition. The discounted cash flow model considers various factors to project the present value of future cash flows expected to be generated from the asset. Given the investment advisory nature of Federated’s business and of the businesses acquired over the years, these factors typically include:  (1) an estimated rate of change for underlying managed assets; (2) expected revenue per managed asset; (3) incremental operating expenses; (4) useful life of the acquired asset; and (5) a discount rate. Management estimates a rate of change for underlying managed assets based on a combination of an estimated rate of market appreciation or depreciation and an estimated redemption rate. Expected revenue per managed asset, incremental operating expenses and the useful life of the acquired asset are generally based on contract terms and historical experience. The discount rate is equal to Federated’s weighted-average cost of capital. After the fair value of all separately identifiable assets has been estimated, the cost of the acquisition in excess of the sum of the fair values of these assets is allocated to goodwill.

In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142) which Federated adopted on January 1, 2002, Federated no longer amortizes goodwill but rather tests it for impairment at least annually or when indicators of potential impairment exist. Federated uses a two-step process to test for and measure impairment that begins with an estimation of the fair value of its reporting unit. This first step is a screen for potential impairment, and if impairment has occurred, the second step measures the amount of impairment.

Federated continues to amortize separately identifiable intangible assets using the straight-line method, or an accelerated method if deemed more appropriate, over their estimated useful lives, which range from one to 14 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or an impairment in value, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has occurred. If the carrying value of the asset exceeds the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

undiscounted cash flows, the asset is written down to its fair value determined using discounted cash flows. Federated reverses the cost and accumulated amortization balances for all fully amortized intangible assets.

(j) Equity Investment
Federated owns a 50% interest in a joint-venture company, Federated Asset Management GmbH, which administers separate accounts and distributes Federated offshore fund products in Germany. This joint venture is accounted for under the equity method of accounting. The equity investment is carried at Federated’s share of net assets and included in “Other long-term assets” on the Consolidated Balance Sheets. The proportionate share of income or loss from this entity is included in “Revenue - Other, net” in the Consolidated Statements of Income.

(k) Deferred Sales Commissions and Nonrecourse Debt
Federated pays commissions to broker/dealers to promote the sale of certain mutual fund shares. Under various fund-related contracts, Federated is entitled to distribution and servicing fees from the mutual fund over the life of such shares. Both of these fees are calculated as a percentage of average managed assets associated with the related classes of shares. For certain share classes, Federated is also entitled to receive a contingent deferred sales charge (CDSC) which is collected from redeeming shareholders.

For share classes that offer both a distribution fee and CDSC, excluding Class B shares, Federated capitalizes all or a portion of the upfront commissions as deferred sales commissions. The capitalized portion, equal to 85% or 100% of the paid commission dependent upon expected recoverability rates, is amortized over the estimated period of benefit ranging from one to four years. The distribution and servicing fees are recognized in the Consolidated Statements of Income over the life of the mutual fund share class. CDSCs collected on these share classes are used to reduce the deferred sales commission asset.

For share classes that do not offer both a distribution fee and CDSC, Federated expenses the cost of the upfront commission in “Marketing and promotional” in the Consolidated Statements of Income as it is incurred and credits “Marketing and promotional” for any CDSCs collected.

For Class B shares, Federated sells its rights to receive future distribution fees, servicing fees and CDSCs to independent third parties. For accounting purposes, sales of distribution fees and CDSCs through September 2000 were reflected as financings due to Federated retaining an interest in the residual cash flows under this sales program. Servicing fees sold through September 2000 were also accounted for as financings due to the same retained interest as well as Federated’s ongoing involvement in performing shareholder-servicing activities. As a result, the related upfront commissions paid were capitalized and nonrecourse debt was recorded. On December 31, 2001, Federated sold its retained interest in any residual cash flows under this program allowing sales treatment accounting on the distribution and CDSCs sold through September 2000.

Sales of distribution fees and CDSCs since October 2000 are reflected as sales and the related gains were included in “Other service fees, net - affiliates” in the Consolidated Statements of Income. Sales of shareholder service fees since October 2000 continued to be accounted for as financings. See Note (7) for additional detail on these transactions.

(l) Foreign Currency Translation
Federated’s equity investment in the joint-venture company is translated at the current exchange rate as of the end of the accounting period and the related share of income or loss is translated at the average exchange rate in effect during the period. Net exchange gains and losses resulting from translation are excluded from income and are recorded in “Accumulated other comprehensive income (loss), net of tax” on the Consolidated Balance Sheets. Foreign currency transaction gains and losses relating to Federated’s foreign subsidiaries are reflected in the Consolidated Statements of Income.

(m) Treasury Stock
Federated accounts for acquisitions of treasury stock at cost and reports total treasury stock held as a deduction from total shareholders’ equity on the Consolidated Balance Sheets. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a specific identification basis. If Federated reissues treasury stock for more or less than the cost of the shares, the “Additional paid-in capital from treasury stock transactions” account on the Consolidated Balance Sheets is credited or debited, respectively.

(n) Revenue Recognition
Revenue from providing investment advisory, administrative and other services (including distribution, shareholder servicing and accounting) is recognized during the period in which the services are performed. Investment advisory, administrative and the majority of other service fees are based on the net asset value of the investment portfolios that are managed or administered by Federated. Federated may waive certain fees for services for competitive reasons or to meet regulatory requirements. Investment advisory fees, administrative service fees and other service fees are recorded net of subadvisory arrangements and third-party distribution and service costs.

Federated Investors 2002 Annual Report 35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

(o) Stock-Based Compensation
As allowed under the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (SFAS 123), Federated has elected to apply Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for its stock-based awards granted through December 31, 2002. Had compensation costs for stock options and employee restricted stock been determined based upon fair values at the grant dates in accordance with SFAS 123, Federated would have experienced net income and earnings per share similar to the pro forma amounts indicated below for the years ended December 31. For purposes of pro forma results, the estimated fair values of the options and restricted stock are recognized as expenses on a straight-line basis over the awards’ vesting periods.

(in thousands, except per share data)	2002	2001	2000

Net income	$203,760	$168,447	$155,360
Add back: Stock-based compensation expense included in reported net income, net of tax	30	214	144
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of tax	(6,926)	(6,527)	(3,801)

Pro forma net income	$196,864	$162,134	$151,703

Earnings per share:
Basic earnings per share	$1.81	$1.46	$1.32
Pro forma basic earnings per share	$1.75	$1.41	$1.29
Diluted earnings per share	$1.74	$1.40	$1.27
Pro forma diluted earnings per share	$1.68	$1.35	$1.24

Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2002, 2001 and 2000, respectively: dividend yields of 0.72%, 0.53% and 0.68%; expected volatility factors of 28.4%, 29.9% and 30.6%; risk-free interest rates of 4.22%, 5.30% and 6.35%; and an expected life of 6.7 years, 8.3 years and 10.1 years.

Because the vesting schedules for Federated’s stock-based awards vary in length from 0 to 11 years and given that Federated anticipates making additional grants, the effects of applying SFAS 123 on the pro forma disclosures are not likely to be representative of the effects on pro forma disclosures for future years.

(p) Advertising Costs
Federated expenses the cost of all advertising as incurred. Advertising expense for 2002, 2001 and 2000 was $4.5 million, $6.3 million  and $5.4 million, respectively.

(q) Income Taxes
Federated accounts for income taxes under the liability method, which requires the recognition of deferred tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Federated recognizes a valuation allowance if, based on the weight of available evidence regarding future taxable income, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(r) Earnings Per Share
Earnings per share are calculated in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share,” which requires that both basic and diluted earnings per share be presented. Basic earnings per share are based on the weighted-average number of common shares outstanding during each period reduced by nonvested restricted stock. Diluted earnings per share are based on basic shares as determined above plus incremental shares that would be issued upon the assumed exercise of in-the-money stock options and nonvested restricted stock using the treasury stock method.

(s) Comprehensive Income
Federated reports all changes in comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity, in accordance with the provisions of Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income.” Comprehensive income includes net income, unrealized gains and losses on securities available for sale, net of tax, and foreign currency translation adjustments, net of tax.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

(t) Business Segments
Federated has not presented business segment data in accordance with Statement of Financial Accounting Standards No. 131, “Disclosure About Segments of an Enterprise and Related Information,” because it operates predominantly in one business segment, the investment advisory and asset management business.

(u) Reclassification of Prior Periods’ Statements
Certain items previously reported have been reclassified to conform with the current year presentation.

(v) Recent Accounting Pronouncements
In April 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44, and 62, Amendment of FASB Statement No. 13, and Technical Corrections,” (SFAS 145).  Among other things, SFAS 145 eliminates the requirement under FASB Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt” to report gains and losses from extinguishment of debt as extraordinary items in the income statement.  Similarly, FASB Statement No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements” has been rescinded.  As a result, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 shall not be reported as extraordinary items and such gains or losses previously reported as extraordinary items shall be reclassified unless the extinguishment qualifies as an extraordinary item under the provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.”  SFAS 145 also amends FASB Statement No. 13 to require that certain modifications to capital leases be treated as a sale-leaseback and modifies the accounting for sub-leases when the original lessee remains a secondary obligor (or guarantor). Federated adopted the provisions of SFAS 145 in 2002. Accordingly, the loss from the extinguishment of debt reported as an extraordinary item in the prior year Consolidated Financial Statements was reclassified to “Nonoperating Income (Expenses) – Debt expense – recourse” in the Consolidated Statements of Income appearing in this report.

In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” (SFAS 146). SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The principal difference between SFAS 146 and Issue No. 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS 146 requires that such a liability be recognized when the liability is incurred as opposed to the date of an entity’s commitment to an exit plan, as defined in Issue No. 94-3. Federated adopted the provisions of SFAS 146 in 2002. The adoption of SFAS 146 did not have a material impact on Federated’s results of operations or financial position.

In October 2002, the Emerging Issues Task Force of the FASB reached a consensus on Issue No. 02-17, “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination.”  This issue requires that a company consider all aspects of a customer relationship when determining the fair value of a customer-related intangible asset acquired in a business combination. The consensus is effective for all business combinations occurring after October 25, 2002. Accordingly, Federated’s policy for valuing customer-related intangible assets for any new business combinations will not only consider estimated redemption rates and effects of market appreciation and depreciation but also expected future sales to customers acquired as part of the combination.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (FIN 45). This statement elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. As of December 31, 2002, Federated has not issued any guarantees other than on an intercompany basis and as such, does not believe that the adoption of FIN 45 will have a material impact on Federated’s results of operations or financial position.

In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure,” (SFAS 148). This statement provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123 to require prominent annual and interim disclosures about the method used to account for stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. Management is currently deliberating whether to adopt the expense recognition provisions of recording the fair value of stock-based compensation under the guidance of SFAS 123 and intends to reach a final decision in 2003.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” (FIN 46).  The objective of FIN 46 is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns, if

Federated Investors 2002 Annual Report 37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation were effective upon issuance for all new VIEs and as of July 1, 2003, for all VIEs that existed at the date of its issuance. Management is currently assessing the impact FIN 46 may have on Federated’s results of operations and financial position as it applies to Federated’s investments in the CBOs as well as other aspects of Federated’s business.

(2) Variable Interest Entities

Federated acts as the investment manager for two high-yield collateralized bond obligation (CBO) products and a mortgage-backed CBO product pursuant to the terms of an investment management agreement between Federated and each CBO. The CBOs are alternative investment products that were structured using special-purpose entities. As of December 31, 2002, aggregate total assets and aggregate total obligations of the CBOs approximated $1.1 billion, respectively.

The financial condition and results of operations of these CBOs are not included in Federated’s Consolidated Financial Statements as of and for the year ended December 31, 2002, or for any prior period. In each case, there exists a majority owner(s) that is an independent third party from Federated owning at least three percent equity in the CBO. Federated has not guaranteed nor has any recourse related to any of the notes issued by the CBOs. As of December 31, 2002, the remaining $0.6 million carrying value of Federated’s investments in the CBOs represents Federated’s maximum exposure to loss as a result of its involvement with the CBOs.

(3) Marketable Securities

Marketable securities as of December 31, 2002 and 2001 included available-for-sale securities only as no trading securities were held at either date. Current and long-term marketable securities (see Note (1)(f)) were as follows:

		Gross Unrealized

(in thousands)	Cost	Gains	(Losses)	Estimated Market Value

Fluctuating-value mutual funds	$412	$1	$(8)	$405
Asset-backed securities	618	0	0	618

Total as of December 31, 2002	$1,030	$1	$(8)	$1,023

Fluctuating-value mutual funds	$4,783	$8	$(189)	$4,602
Asset-backed securities	2,500	0	0	2,500

Total as of December 31, 2001	$7,283	$8	$(189)	$7,102

The following table presents gains and losses recognized in connection with marketable securities for the years ended December 31,:

(in thousands)	2002	2001	2000

CBO impairment losses[1]	$(1,836)	$(14,127)	$(2,935)
Performance seed investment losses	0	(1,092)	0
Unrealized gain on trading security	105	0	0
Realized gains[2]	23	245	850
Realized losses[2]	(839)	(7,295)	(939)

Loss on securities, net	$(2,547)	$(22,269)	$(3,024)

1

In  2001 and 2000, the CBO impairment losses relate to the write down of the two high-yield CBO investments due to other-than-temporary declines in their fair values as a result of the rise in default rates over the two-year period. In 2001, Federated ultimately wrote these investments down to zero. In 2002, an impairment loss was recognized on the mortgage-backed CBO investment due to the significant declines in the value of the underlying securities held by the CBO.

2	Of the 2002 realized gains and (losses), $10 and $(650), respectively, related to the disposal of trading securities previously held by Federated.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

(4) Intangible Assets and Goodwill

Federated’s identifiable intangible assets consisted of the following at December 31,:

	2002			2001

(in thousands)	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value

Investment advisory contracts	$71,255	$(12,260)	$58,995	$78,920	$(13,511)	$65,409
Noncompete agreements	15,400	(5,219)	10,181	15,400	(2,139)	13,261
Other	1,786	(740)	1,046	1,780	(424)	1,356

Total identifiable intangible assets	$88,441	$(18,219)	$70,222	$96,100	$(16,074)	$80,026

Amortization expense for identifiable intangible assets was $11.3 million, $11.2 million and $4.6 million for the years ended December 31, 2002, 2001 and 2000, respectively. Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five years following December 31, 2002 assuming no new acquisitions or impairments:

(in thousands)

2003	$10,457
2004	$10,347
2005	$10,136
2006	$7,785
2007	$6,827

The balance representing goodwill at December 31, 2002 was $164.9 million as compared to $131.9 million at December 31, 2001. The $33.0 million increase in goodwill predominantly reflects the first contingent purchase price payment for the acquisition of substantially all of the business of Edgemont Asset Management Corporation completed in 2001. The first contingent purchase price payment was made during the second quarter 2002, and represented approximately 20% of the total amount of contingent purchase price available to be paid over the first six years following the closing date of the acquisition, provided certain revenue targets are met.

The following table presents adjusted net income for the years ended December 31, 2002, 2001 and 2000, reflecting net income and basic and diluted earnings per share as though Federated had adopted the provisions of SFAS 142 on January 1, 2000:

(in thousands, except per share data)	2002	2001	2000

Net income	$203,760	$168,447	$155,360
Add back: Goodwill amortization, net of tax	0	4,613	2,678

Adjusted net income	$203,760	$173,060	$158,038

Basic earnings per share	$1.81	$1.46	$1.32
Add back: Goodwill amortization, net of tax	0.00	0.04	0.02

Adjusted basic earnings per share	$1.81	$1.50	$1.34

Diluted earnings per share	$1.74	$1.40	$1.27
Add back: Goodwill amortization, net of tax	0.00	0.04	0.02

Adjusted diluted earnings per share	$1.74	$1.44	$1.29

Federated Investors 2002 Annual Report 39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

(5) Property and Equipment

Property and equipment consisted of the following at December 31:

(in thousands)	2002	2001

Computer equipment[1]	$19,104	$23,251
Software development	13,744	12,506
Office furniture and equipment	12,185	12,134
Transportation equipment	11,920	11,908
Leasehold improvements	10,727	21,986

Total cost/fair value	67,680	81,785
Accumulated depreciation	(33,958)	(47,264)

Property and equipment, net	$33,722	$34,521

1	Amounts include $2,794 and zero recorded under capital lease arrangements for 2002 and 2001, respectively.

Depreciation expense was $8.4 million for both years ended December 31, 2002 and 2001 and $7.3 million for the year ended December 31, 2000, and included the amortization of assets recorded under capital lease arrangements.

During the fourth quarter 2002, Federated evaluated the recoverability of the assets associated with its retirement services operations, consisting primarily of internally developed software. The implementation date of the internally developed software was significantly delayed as a result of ongoing development efforts. This delay negatively impacted the estimate of future cash flows expected to be generated by the assets. Based on this evaluation, management determined that the assets were impaired and recorded a $2.1 million pretax charge in “Operating Expenses – Other” to write down the carrying value of the assets to estimated fair value as of December 31, 2002.  Fair value was estimated based on expected future cash flows discounted using a risk-free rate.

(6) Long-Term Debt—Recourse

Federated’s total recourse debt balance of $2.3 million and $0.2 million at December 31, 2002 and 2001, respectively, represented liabilities on capital leases. During 2002, Federated repaid all outstanding liabilities on the capital leases held as of December 31, 2001. Federated entered into three new capital leases for computer hardware in 2002. These leases had an average interest rate of 4.27% for the year ended December 31, 2002, and will expire in 2005. The aggregate contractual maturities of the capital leases are:  $1.1 million, $1.1 million and $0.5 million in 2003, 2004 and 2005, respectively. These contractual maturity amounts include executory costs of $0.2 million and imputed interest costs of $0.2 million.

On December 31, 2001, Federated used existing cash to repay the remaining balance of $70.0 million on the Senior Secured Note Purchase Agreements (the Notes), which were scheduled to mature in June 2006. The Notes carried a fixed interest rate of 7.96%. In connection with the early retirement of the Notes, Federated paid a make-whole amount equal to $6.6 million pretax. The make-whole payment was classified as an extraordinary loss, net of tax, in the prior year Consolidated Financial Statements. The amount was reclassified in the current year to “Debt expense – recourse” in the Consolidated Statements of Income in accordance with the provisions of SFAS 145 (see Note (1)(v)).

As of December 31, 2002, Federated was able to borrow up to $150.0 million under the provisions of the Second Amended and Restated Credit Agreement (the Credit Facility), the term of which was scheduled to expire in January 2003. Under this agreement, Federated paid a facility fee of 0.10% on the revolving credit commitment. At December 31, 2002, the outstanding balance under the Credit Facility was zero. The Credit Facility contained various financial and nonfinancial covenants. Federated was in compliance with all such covenants at December 31, 2002. On January 20, 2003, Federated renewed the Credit Facility (see Note (20)) for an additional 364-day term. Several of Federated’s wholly owned subsidiaries guarantee any obligation of Federated that arises pursuant to the Credit Facility.

(7) B-Share Sales Programs

Federated sells its rights to future cash flow streams associated with B-share deferred sales commissions (distribution and servicing fees as well as CDSCs) to an independent third party. For accounting purposes, sales of these distribution fees and CDSCs from inception of the first program in 1997 through September 2000 were accounted for as financings as a result of Federated’s retained interest in any residual cash flows in this program. Sales of servicing fees under the first program were also accounted for as financings due to the same retained interest as well as Federated’s ongoing involvement in performing shareholder-servicing activities. Accordingly, nonrecourse debt was recorded.  As a result, “Other service fees, net – affiliates” in the Consolidated Statements of Income reflected distribution and servicing fees earned on B shares sold through September 2000.  In addition, debt expense associated with the nonrecourse debt, amortization of deferred sales commissions and other program-related expenses were recorded for sales through September 2000.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

Beginning in October 2000, pursuant to the terms of a second sales program with an independent third party, Federated accounted for the sales of its rights to future distribution fees and CDSCs as sales.  Sales of Federated’s rights to future servicing fees continued to be accounted for as financings due to Federated’s ongoing involvement in performing shareholder-servicing activities.  Accordingly, nonrecourse debt has been recorded. Total nonrecourse debt at December 31, 2002 and 2001, was $57.9 million and $55.0 million, respectively. The nonrecourse debt carries interest rates ranging from 5.80% to 8.60% with weighted average interest rates of 7.36% and 7.79% at December 31, 2002 and 2001, respectively. The current B-share program allows Federated to sell its rights to future cash flow streams associated with B-share deferred sales commissions through December 2003.

On December 31, 2001, Federated sold its retained interest in the residual cash flows under its first B-share program to an independent third party.  As a result, Federated recognized sale treatment accounting for B-share distribution fees and CDSCs sold under this program. The recognition of sale treatment resulted in a $9.0 million pretax gain, which was recorded in “Nonoperating Income (Expenses) - Other, net” in the Consolidated Statements of Income and the reversal of certain asset and liability balances associated with this program as of December 31, 2001. Beginning January 1, 2002, Federated no longer recognizes revenue and expense items in its Consolidated Statements of Income for these sold distribution fees and CDSCs or the related asset and liability balances. Federated continues to account for the prior sale of rights to future servicing fees as financings.  The following table presents adjusted components of net income for the years ended December 31, 2002, 2001 and 2000 reflecting the effect of the sale of Federated’s retained interest under the first B-share program as though it occurred prior to January 1, 2000:

(in thousands)	2002	2001	2000

Revenue	$711,069	$719,763	$664,942
Deduct: Distribution fee revenue for B shares	0	(48,070)	(63,792)

Adjusted revenue	$711,069	$671,693	$601,150

Operating expenses	$(379,439)	$(405,573)	$(393,858)
Add back: Amortization of B-share deferred sales commissions	0	26,275	37,611

Adjusted operating expenses	$(379,439)	$(379,298)	$(356,247)

Total nonoperating expenses, net	$(5,064)	$(40,275)	$(18,354)
Add back: Debt expense – nonrecourse	0	19,082	22,379
Deduct: Gain on the Sale of the B-Share Retained Interest	0	(9,017)	0

Adjusted total nonoperating (expenses) income, net	$(5,064)	$(30,210)	$4,025

The debt is considered nonrecourse debt for Federated and does not contain a contractual maturity but is amortized dependent upon the cash flows of the related B-share fund assets, which are applied first to interest and then principal. Interest rates are imputed based on current market conditions at the time of issuance.

(8) Employee Benefit Plans

(a) 401(k)/Profit Sharing Plan
Federated offers a 401(k) plan covering substantially all employees. Under the 401(k) plan, employees can make salary deferral contributions at a rate of 1% to 25% of their annual compensation (as defined in the 401(k) plan), subject to Internal Revenue Code limitations. Federated makes a matching contribution in an amount equal to 100% of the first 2% that each participant deferred and 50% of the next 4% of deferral contributions. Forfeitures of nonvested matching contributions are used to offset future matching contributions.

Vesting in Federated’s matching contributions commences once a participant in the 401(k) plan has been employed at least two years and worked at least 1,000 hours per year. Upon completion of two years of service, 20% of Federated’s contribution included in a participant’s account vests and 20% vests for each of the following four years if the participant works 1,000 hours per year. Employees are immediately vested in their 401(k) salary deferral contributions.

Matching contributions to the 401(k) plan amounted to $3.5 million, $3.4 million and $3.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

A Federated employee becomes eligible to participate in the Profit Sharing Plan upon the first day of employment. The Profit Sharing Plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the Profit Sharing Plan in 2002, 2001 or 2000. At December 31, 2002, the Profit Sharing Plan held 1.8 million shares of Federated Class B common stock.

Federated Investors 2002 Annual Report 41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (cotinued)
(December 31, 2002, 2001 and 2000)

(b) Employee Stock Purchase Plan
Federated offers an Employee Stock Purchase Plan which allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares under the plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2002, 56,614 shares were purchased by the plan on the open market since the plan’s inception in 1998.

(9) Other Compensation Plans

Federated’s long-term incentive compensation has been provided for under the Stock Incentive Plan, as amended and subsequently approved by shareholders in April 2002. Stock-based awards are granted to reward Federated’s employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated. Under the plan, a total of 20.3 million shares of Class B common stock have been authorized for granting stock-based awards in the form of restricted stock, stock options or other stock-based awards.

(a) Restricted Stock
Under the Stock Incentive Plan and subject to restrictions, Federated has sold shares of Class B common stock to certain key employees. During the restricted period, the recipient receives dividends on the shares. The compensation cost to Federated (the difference between the estimated fair value of the stock and the amount paid by the key employees at issuance) is expensed over the period of employee performance during which the restrictions lapse, not to exceed 10 years. Federated did not sell any shares of Class B common stock under the Stock Incentive Plan in 2002, 2001 or 2000. Forfeitures of 146,250 shares occurred in 2002. There were no forfeitures in 2001 or 2000. Compensation expense related to the Employee Restricted Stock Plan was $0.1 million for the year ended December 31, 2002 and $0.3 million for both 2001 and 2000.

(b) Stock Options
Option and option-related data have been restated to reflect stock splits.

In 2000, 5,476,500 employee stock options were granted, 300,000 options were awarded to executive officers in lieu of a portion of their 1999 earned bonus awards and 4,500 options were awarded to independent directors. In 2001, 45,000 employee stock options were granted, 199,980 options were awarded to executive officers in lieu of a portion of their 2000 earned bonus awards and 12,000 options were awarded to independent directors. In 2002, 430,000 employee stock options were granted, 200,000 options were awarded to executive officers in lieu of a portion of their 2001 earned bonus awards, 315,624 options were awarded to executive and senior management in connection with their 2002 earned bonus awards and 6,750 options were awarded to independent directors. In the event the independent appraisals (prior to the public registration of Federated’s Class B common stock in May 1998) or market value of the Class B common stock exceeds the exercise price of the options at the time of issuance, the difference is charged to compensation expense over the vesting period. For existing plans, vesting occurs over a 0- to 11-year period and may be accelerated as a result of meeting specific performance criteria. Each vested option may be exercised, during the stated exercise period, for the purchase of one share of Class B common stock at the exercise price. In 2002, 14,000 stock options were exercised.

For the years ended December 31, 2002, 2001 and 2000, compensation expense related to stock options was $0.2 million, $0.3 million and $0.2 million, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

The following table summarizes the status of and changes in Federated’s stock option program during the past three years:

	Options	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price

Outstanding at beginning of 2000	6,703,200	$4.29	310,500	$11.76
Granted	5,781,000	$24.55
Forfeited	(317,000)	$5.74

Outstanding at end of 2000	12,167,200	$13.88	1,744,500	$6.54
Granted	256,980	$29.50
Exercised	(693,600)	$1.57
Forfeited	(174,175)	$12.09

Outstanding at end of 2001	11,556,405	$15.00	1,259,880	$13.07
Granted	952,374	$28.96
Exercised	(14,000)	$15.55
Forfeited	(583,975)	$15.13

Outstanding at end of 2002	11,910,804	$16.11	1,771,254	$17.37

Additional information regarding stock options outstanding at December 31, 2002, follows:

Range of Exercise Prices	Outstanding	Weighted-Average Exercise Price	Weighted- Average Remaining Contractual Life (in Years)	Exercisable	Weighted-Average Exercise Price

$1.28 to $1.29	2,279,700	$1.28	2.6	0	$0.00
$4.00 to $6.20	2,113,875	$4.47	4.7	450,000	$6.20
$11.00 to $13.29	2,064,375	$12.64	6.4	591,150	$12.50
$17.75 to $25.35	2,321,124	$24.24	8.6	317,874	$25.30
$26.95 to $35.00	3,131,730	$31.01	8.7	412,230	$30.41

	11,910,804	$16.11	6.4	1,771,254	$17.37

Information regarding the fair value of options granted in 2002, 2001 and 2000 follows:

	2002	2001	2000

Exercise price equals market price on date of grant:
Weighted-average grant-date fair value	$10.29	$13.07	$10.51
Weighted-average exercise price	28.96	29.50	20.32

Exercise price is more than market price on date of grant:
Weighted-average grant-date fair value	$0.00	$0.00	$11.65
Weighted-average exercise price	0.00	0.00	31.25

No awards were granted with an exercise price that was less than the market price on the date of grant in 2002, 2001 or 2000.

(10) Minority Interest in Subsidiaries

A subsidiary of Federated Investors, Inc. has a majority interest (50.5%) and acts as the general partner in Passport Research Ltd., a limited partnership. Edward Jones & Co., L.P. is the limited partner with a 49.5% interest. The partnership acts as investment adviser to two registered investment companies.

Another subsidiary of Federated Investors, Inc. owns a majority interest (90%) in InvestLink Technologies, Inc. (InvestLink), a software developer and marketer of applications for the recordkeeping, administration and servicing of defined contribution plans. Certain key employees of InvestLink own the remaining 10% of the subsidiary.

(11) Common Stock

The Class A common stockholder has the entire voting rights of Federated; however, without the consent of the majority of the holders of the Class B common stock, the Class A common stockholder cannot alter Federated’s structure, dispose of all or substantially all of Federated’s assets, amend the Articles of Incorporation or Bylaws of Federated to adversely affect the Class B common stockholders, or liquidate or dissolve Federated.

Federated Investors 2002 Annual Report 43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

Cash dividends of $24.8 million, $20.5 million and $16.6 million were paid in 2002, 2001 and 2000, respectively, to holders of common stock.

In 2002, 2001 and 2000, the board of directors approved various share repurchase programs authorizing Federated to purchase Federated Class B common stock. Under the programs, shares can be repurchased in open market and private transactions through the life of the program. The current program will expire in April 2003. The programs authorize executive management to determine the timing and the amount of shares for each purchase. The repurchased stock will be held in treasury for employee benefit plans, potential acquisitions and other corporate activities. As of December 31, 2002, under these programs, Federated can repurchase an additional 4.4 million shares.

Stock repurchases and dividend payments are subject to restrictions under Federated’s Credit Facility, as amended on January 20, 2003. These restrictions limit cash payments for additional stock repurchases and dividends to 50% of net income earned during the period from January 1, 2000, to and including the payment date, less certain payments for dividends and stock repurchases. As of December 31, 2002, Federated, given current debt covenants as disclosed in Note (20), had the ability to make additional stock repurchase or dividend payments of more than $260 million under these restrictions.

(12) Leases

Federated has various operating lease agreements primarily involving facilities, office and computer equipment and vehicles. These leases are noncancelable and expire on various dates through the year 2011. Most leases include renewal options and, in certain leases, escalation clauses.

The following is a schedule by year of future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2002:

(in thousands)

2003	$15,858
2004	14,171
2005	13,556
2006	13,121
2007	11,602
2008 and thereafter	3,425

Total minimum lease payments	$71,733

Beginning in 2002, Federated subleases certain leased property. As of December 31, 2002, aggregate future minimum rentals to be received under a noncancelable sublease that expires in 2007 totaled $2.7 million.

Rental expenses were $15.6 million, $18.8 million and $17.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

(13) Income Taxes

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense consisted of the following components for the years ended December 31:

(in thousands)	2002	2001	2000

Current:
Federal	$102,022	$111,729	$83,165
State	1,760	984	653
Foreign	518	508	363

	104,300	113,221	84,181

Deferred:
Federal	7,654	(18,633)	2,981

Total	$111,954	$94,588	$87,162

For the years ended December 31, 2002, 2001 and 2000, the foreign subsidiaries had net income of $4.0 million, $4.4 million and $3.1 million, respectively, for which income tax expense of $1.6 million, $1.7 million and $1.3 million, respectively, has been provided.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

Federated’s effective income tax rate was 35.5%, 36.0% and 35.9% for the years ended December 31, 2002, 2001 and 2000, respectively. Differences between the statutory federal tax rate and the effective tax rate for these years are due primarily to state income taxes and the nondeductibility of certain meals and entertainment expenses and in 2001 and 2000, the amortization of certain nondeductible goodwill.

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following as of December 31:

(in thousands)	2002	2001

Deferred Tax Assets
Unrealized losses and impairment losses on marketable securities[1]	$6,948	$6,066
Capital losses[2]	3,936	3,670
Intangible assets	3,298	8,468
Other	2,377	2,750

Total gross deferred tax asset	16,559	20,954
Valuation allowance for capital loss carry-forwards[2]	(2,348)	0

Total deferred tax asset, net of valuation allowance	$14,211	$20,954

Deferred Tax Liabilities
Deferred sales commissions	$21,928	$21,197
Costs of internal-use software	3,055	2,842
Other	3,127	1,926

Total gross deferred tax liability	$28,110	$25,965

Net deferred tax liability	$13,899	$5,011

1

$6,614 of this amount represents deferred tax assets generated by the impairment charges recorded to write down the value of Federated’s three CBOs. The amount of actual capital loss associated with Federated’s investment in the CBOs will not be known until such time as Federated’s investments in the CBOs are either redeemed or sold. The five-year carry-forward period will begin in the first tax year after Federated’s CBO investments are disposed. Management believes it is more likely than not that Federated will be able to utilize the capital loss carry-forwards in the future.

2

$2,613 and $249 of this capital loss deferred tax asset will be carried forward and will expire in 2006 and 2007, respectively. A valuation allowance has been recognized on a portion of this deferred tax asset due to management’s uncertainty of realizing the benefit of these capital loss carry-forwards.

(14) Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

(in thousands, except per share data)	2002	2001	2000

Numerator
Net income	$203,760	$168,447	$155,360

Denominator
Denominator for basic earnings per share - weighted-average shares less nonvested restricted stock	112,375	115,012	117,557
Effect of dilutive securities:
Dilutive potential shares from stock-based compensation	4,929	4,980	4,738

Denominator for diluted earnings per share - adjusted weighted-average shares and assumed conversions	117,304	119,992	122,295

Basic earnings per share	$1.81	$1.46	$1.32

Diluted earnings per share	$1.74	$1.40	$1.27

Federated Investors 2002 Annual Report 45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

(15) Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss), net of tax, are as follows:

(in thousands)	Unrealized Gain/(Loss) on Securities Available for Sale	Foreign Currency Translation	Total

Balance at January 1, 2000	$(32)	$(63)	$(95)
Total change in market value[1]	(2,654)	0	(2,654)
Reclassification adjustment[2]	58	0	58
Loss on currency conversion[3]	0	(55)	(55)

Balance at December 31, 2000	(2,628)	(118)	(2,746)
Total change in market value[1]	(2,072)	0	(2,072)
Reclassification adjustment[2]	4,582	0	4,582
Loss on currency conversion[3]	0	(50)	(50)

Balance at December 31, 2001	(118)	(168)	(286)
Total change in market value[1]	(1)	0	(1)
Reclassification adjustment[2]	114	0	114
Gain on currency conversion[3]	0	194	194

Balance at December 31, 2002	$(5)	$26	$21

1	The tax benefit on the change in market value of securities available for sale was $1, $1,116 and $1,429 for 2002, 2001 and 2000, respectively.

2	The tax benefit on the reclassification adjustment for securities available for sale was $62, $2,468 and $31 for 2002, 2001 and 2000, respectively.

3	The tax (expense)/benefit on the foreign currency translation gain/loss was $(104), $27 and $30 for 2002, 2001 and 2000, respectively.

(16) Disclosures of Fair Value

Estimated fair values of Federated’s financial instruments have been determined using available market information and appropriate valuation methodologies, as set forth below. These fair values are not necessarily indicative of the amounts that would be realized upon exchange of these instruments or Federated’s intent to dispose of these instruments.

Carrying amounts approximate fair value for the following financial instruments due to their short maturities:

•	Cash and cash equivalents
•	Receivables
•	Accounts payable
•	Accrued expenses

Marketable securities are carried at fair value (see Note (1)(f)).

Federated’s recourse debt is comprised of capital lease liabilities. The fair value of each capital lease liability is estimated based on the current market rate for debt with a similar remaining maturity. Based on this fair value estimate, the carrying value of capital lease liabilities appearing in the Consolidated Balance Sheets approximate fair value.

With respect to Federated’s nonrecourse debt, based on the nature of the debt and the uncertainty of the amounts and timing of the cash flows, Federated is not able to determine its fair value. (See Note (7) for further information regarding Federated’s nonrecourse debt.)

(17) Commitments and Contingencies

Federated has claims asserted against it that result from litigation in the ordinary course of business. In the opinion of management, after consultation with counsel, it is unlikely that any adverse determination for any pending claim will  materially affect the financial position or results of operations of Federated.

(18) Related Party Transactions

Federated provides investment advisory, administrative, distribution and shareholder services to various Federated products including the Federated group of funds (Federated funds or affiliates). All of these services provided for the Federated funds are under contracts that definitively set forth the fees to be charged for these services and are approved by the funds’ independent directors/trustees.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

Federated may waive certain fees charged for these services  in order to make the Federated funds more competitive or to meet regulatory requirements.

(19) Business Combinations

In the second quarter 2002, Federated signed an agreement with FirstMerit Advisors, Inc. and FirstMerit Corporation pursuant to which assets totaling approximately $250 million, previously advised by FirstMerit, were merged into Federated funds.

In the fourth quarter 2001, assets of three mutual funds previously advised by Rightime Econometrics, Inc., totaling approximately $148.0 million were merged into Federated Capital Appreciation Fund and Automated Government Cash Reserves in connection with an agreement between Federated, Lincoln Investment Planning, Inc. and Rightime Econometrics, Inc.

In April 2001, Federated completed the acquisition of substantially all of the business of Edgemont Asset Management Corporation, the former adviser of The Kaufmann Fund (Edgemont Acquisition). The purchase price for this acquisition was $182.9 million. This price included cash payments of $174.0 million, including transaction costs, and 315,732 shares of Federated Class B common stock valued at $8.9 million. The acquisition agreement provides for additional purchase price payments and incentive compensation payments based upon the achievement of specified revenue growth through 2007. The purchase price payments are recorded as additional goodwill at the time of payment while the incentive compensation payments are recognized as compensation expense during the periods in which the payments are earned. These contingent payments could aggregate to approximately $200.0 million if revenue targets are met. In 2002, Federated made contingent payments of $40.0 million, $33.1 million of which was recorded as goodwill.

This acquisition was accounted for using the purchase method of accounting and, accordingly, the fair value of the assets acquired, primarily $77.0 million of identifiable intangible assets and $105.7 million of goodwill as of the acquisition date, as well as the results of those assets were included in Federated’s Consolidated Financial Statements beginning on the date of acquisition. The amount assigned to intangible assets represents the fair value of the advisory contract, the noncompete agreement and the workforce as of April 2001. These assets are being amortized on a straight-line basis over their useful lives, which range from four to ten years with a weighted average life of 9 years.

The following unaudited pro forma data for Federated includes the results of the assets purchased from Edgemont Asset Management Corporation, giving effect to the acquisition as if it occurred at the beginning of the periods presented. The pro forma data is based on historical information and does not reflect the actual results that would have occurred nor is it indicative of future results of operations.

	Pro Forma Data for the Year Ended December 31,

(in millions except per share data)	2001	2000

Revenue	$729.2	$730.2
Net income	169.6	156.6
Earnings per share:
Basic	1.47	1.33
Diluted	1.41	1.28

(20) Subsequent Events

On January 20, 2003, Federated renewed its $150.0 million Credit Facility by signing Amendment No. 2 to the Second Amended and Restated Credit Agreement (the Renewed Credit Facility). The Renewed Credit Facility has a term of 364 days and can be renewed for additional 364-day terms. Under the Renewed Credit Facility, borrowings bear interest, at the option of Federated, at a defined prime rate or at a spread over the Federal Funds rate or the London Interbank Offering Rate. Federated will pay a facility fee of 0.10% on the revolving credit commitment. The Renewed Credit Facility contains restrictions that limit cash payments for dividends and stock repurchases. Cash payments for dividends and stock repurchases are restricted to 50% of net income earned during the period from January 1, 2000, to and including the payment date, less certain payments for dividends and stock repurchases. The Renewed Credit Facility includes financial and nonfinancial covenants, which are similar in nature to the covenants contained in the original Credit Facility.

On January 22, 2003, the board of directors declared a $0.057 per share dividend.

Federated Investors 2002 Annual Report 47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2002, 2001 and 2000)

(21) Supplementary Quarterly Financial Data (Unaudited)

(in thousands, except per share data, for the quarters ended)	March 31,	June 30,	September 30,	December 31,

2002
Revenue	$181,620	$182,381	$173,235	$173,834
Operating income	85,671	84,088	83,718	78,153
Net income	52,323	52,611	49,927	48,899
Basic earnings per share	0.46	0.47	0.45	0.44
Diluted earnings per share	0.44	0.45	0.43	0.42
Cash dividends per share	0.046	0.057	0.057	0.057
Stock price per share[1]
High	34.62	35.75	36.18	28.51
Low	30.01	30.05	24.45	23.43
2001
Revenue	$167,430	$178,731	$184,746	$188,856
Operating income	71,716	75,080	80,739	86,655
Net income	41,644	42,874	43,191	40,738
Basic earnings per share	0.36	0.37	0.37	0.36
Diluted earnings per share	0.35	0.36	0.36	0.34
Cash dividends per share	0.037	0.046	0.046	0.046
Stock price per share[1]
High	31.30	32.77	32.80	32.00
Low	23.31	26.75	24.91	25.65

1	Federated’s common stock is traded on the New York Stock Exchange under the symbol “FII.”

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of February 26, 2003, was one and 16,716, respectively.