Form 10-K, Exhibit 13
period 2003-12-31
FEDERATED INVESTORS INC /PA/
filed 2004-03-12
CIK 1056288

Exhibit 13.01

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data and managed and administered assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed and administered assets) of Federated for the five years ended December 31, 2003, have been derived from the audited Consolidated Financial Statements of Federated. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements which follow.

Years Ended December 31,	2003	2002	2001	2000	1999
Statement of Income Data
Total revenue[1]	$823,248	$808,753	$814,697	$743,620	$653,792
Operating income[1,2,3]	312,462	331,630	314,190	271,084	219,375
Income before income taxes[1,2,3]	299,600	315,714	263,035	242,522	194,881
Net income[1,2,3]	191,485	203,760	168,447	155,360	124,020

Share Data[4]
Basic earnings per share	$1.78	$1.81	$1.46	$1.32	$0.99
Diluted earnings per share	$1.71	$1.74	$1.40	$1.27	$0.96
Book value per share at period end	$3.64	$3.03	$2.06	$1.26	$0.97
Cash dividends per share	$0.2970	$0.2170	$0.1750	$0.1387	$0.1093
Weighted-average shares outstanding – basic	107,839	112,375	115,012	117,557	125,238
Weighted-average shares outstanding – assuming dilution	112,059	117,304	119,992	122,295	129,086

Balance Sheet Data at Period End
Total assets	$879,228	$795,451	$693,748	$704,750	$673,193
Long-term debt—recourse[5]	542	1,385	0	70,174	84,446
Long-term debt—nonrecourse	327,142	319,328	312,871	323,818	309,741
Total liabilities and minority interest	483,375	454,734	456,651	556,882	554,381
Shareholders’ equity	395,853	340,717	237,097	147,868	118,812

Managed and Administered Assets (in millions)
As of period end:
Managed assets	$197,917	$195,353	$179,687	$139,584	$124,820
Administered assets	43,428	34,827	44,684	39,732	41,234
Average for the period:
Managed assets	199,483	189,242	160,593	128,394	117,573
Administered assets	39,513	38,032	41,982	41,966	35,079

1	Revenue and expenses for the years ended December 31, 2001, 2000 and 1999 included certain Class B share distribution- and financing-related income and expenses. In 2002 and 2003, Federated did not recognize such B-share distribution- and financing-related income or expenses. See Note (1)(k) to the Consolidated Financial Statements.
2	Operating expenses for the year ended December 31, 2003 included a $21.1 million pretax charge related to Federated’s internal review regarding past mutual fund trading practices. See Note (20) to the Consolidated Financial Statements for information concerning the review.
3	Beginning January 1, 2002, Federated no longer amortizes goodwill in accordance with the provisions of Statement of Financial Accounting Standards No.142, “Goodwill and Other Intangible Assets” (SFAS 142). See Note (3) to the Consolidated Financial Statements for pro forma information for 2001 that assumes SFAS 142 was adopted as of January 1, 2001.
4	The share data presented as of and for the year ended December 31, 1999 has been restated to reflect the three-for-two stock split paid in 2000.
5	See Note (5) to the Consolidated Financial Statements for information concerning the early retirement of recourse debt in 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS

of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.

General

Federated Investors, Inc. (together with its subsidiaries, “Federated”) is one of the largest investment management companies in the United States with $197.9 billion in managed assets as of December 31, 2003. The majority of Federated’s revenue is derived from advising and administering Federated mutual funds, separately managed accounts and other Federated-sponsored products, in both domestic and international markets. Federated also derives revenue from administering mutual funds sponsored by third parties and from providing various other mutual fund-related services, including distribution, shareholder, transfer agency, trade execution, trade clearing and retirement plan recordkeeping services (collectively, “Other Services”).

Investment advisory fees, administrative fees and certain fees for Other Services, such as distribution and shareholder service fees, are contract-based fees that are calculated as a percentage of the net assets of the investment portfolios that are managed or administered by Federated. As such, Federated’s revenue is primarily dependent upon factors that affect the value of managed and administered assets including market conditions and the ability to attract and maintain assets. Rates for Federated’s services generally vary by asset type and investment objective and, in certain instances, decline as the average net assets of the individual portfolios exceed certain threshold levels. Generally, rates charged for services provided to equity products are higher than rates charged on money market and fixed-income products. Accordingly, revenue is also dependent upon the relative composition of average assets under management.

Federated pays a significant portion of its distribution and shareholder service fees to financial intermediaries that sell and service Federated-sponsored products. These payments are generally calculated as a percentage of net assets attributable to the party receiving the payment and are recorded on the Consolidated Statements of Income either as reductions to revenue as in the case of certain shareholder service fee payments or as an expense as in the case of distribution fee payments.

Federated’s remaining Other Services fees are based on fixed rates per shareholder account, transaction or retirement plan participant. Revenue relating to these services will vary with changes in the number of shareholder accounts, transactions and plan participants which are impacted by sales and marketing efforts, competitive fund performance, introduction and market reception of new products and acquisitions.

Federated’s most significant operating expenses include compensation and related costs, which represent fixed and variable compensation and related employee benefits, and marketing and distribution costs.

Business Developments

Effective January 1, 2004, Federated will no longer be responsible for providing accounting services to the Federated-sponsored funds. Rather, the funds began contracting directly with an independent third-party provider of portfolio accounting services. As a result, beginning in 2004, Federated will no longer recognize revenue or third-party expenses in the Consolidated Statements of Income for portfolio accounting services provided to the Federated-sponsored funds. Federated’s revenue in 2003, 2002 and 2001 included $16.6 million, $16.3 million and $15.3 million, respectively, for these portfolio accounting services. In addition, on February 3, 2004, Federated announced its intent to outsource its transfer agency function to an independent third-party provider of these services by June 30, 2004. As negotiations are in the preliminary stages, management cannot reasonably estimate the total impact this transaction will have on Federated’s results of operations or financial condition. However, it is likely that upon completion of the outsourcing transaction, Federated will no longer recognize revenue for transfer agency services. Federated’s revenue in 2003, 2002 and 2001 included $27.5 million, $29.8 million and $30.6 million, respectively, for transfer agency services.

In the third quarter 2003, assets of eight mutual funds previously advised by Riggs Investment Advisors, Inc., a subsidiary of Riggs National Corporation, totaling approximately $465 million were acquired by eight Federated-sponsored mutual funds (Riggs Acquisition). This acquisition occurred in connection with an agreement between Federated, Riggs Investment Advisors, Inc., and Riggs Bank N.A. In the second quarter 2002, Federated signed an agreement with FirstMerit Advisors, Inc. and FirstMerit Corporation pursuant to which assets totaling approximately $250 million, previously advised by FirstMerit, were acquired by various Federated funds (FirstMerit Acquisition). In the fourth quarter 2001, assets of three mutual funds previously advised by Rightime Econometrics, Inc., totaling approximately $148 million were acquired by Federated Capital Appreciation Fund in connection with an agreement between Federated, Lincoln Investment Planning, Inc. and Rightime Econometrics, Inc. (Rightime Acquisition). In the second quarter 2001, Federated completed the acquisition of substantially all of the business of Edgemont Asset Management Corporation, the former adviser of The Kaufmann Fund (Edgemont Acquisition).

Federated Investors 2003 Annual Report 19

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Asset Highlights

Managed and Administered Assets at Period End

in millions as of December 31,	2003	2002	Percent Change
Managed Assets
By Asset Type
Money market	$142,773	$150,745	(5)%
Fixed-income	29,517	26,541	11%
Equity	25,627	18,067	42%

Total managed assets	$197,917	$195,353	1%

By Product Type
Mutual Funds:
Money market	$128,878	$136,374	(5)%
Fixed-income	24,004	22,169	8%
Equity	22,817	16,240	40%

Total mutual fund assets	175,699	174,783	1%

Separate Accounts:
Money market	13,895	14,371	(3)%
Fixed-income	5,513	4,372	26%
Equity	2,810	1,827	54%

Total separate account assets	22,218	20,570	8%

Total managed assets	$197,917	$195,353	1%

Administered Assets	$43,428	$34,827	25%

Average Managed and Administered Assets

in millions for the years ended December 31,	2003	2002	2001	2003 vs. 2002	2002 vs. 2001
Average Managed Assets
By Asset Type
Money market	$149,703	$145,288	$118,622	3%	22%
Fixed-income	28,931	23,673	19,466	22%	22%
Equity	20,849	20,281	22,505	3%	(10)%

Total average managed assets	$199,483	$189,242	$160,593	5%	18%

By Product Type
Mutual Funds:
Money market	$134,413	$135,506	$117,784	(1)%	15%
Fixed-income	23,869	19,773	15,859	21%	25%
Equity	18,702	18,483	20,682	1%	(11)%

Total average mutual fund assets	176,984	173,762	154,325	2%	13%

Separate Accounts:
Money market	15,290	9,782	838	56%	1,067%
Fixed-income	5,062	3,900	3,607	30%	8%
Equity	2,147	1,798	1,823	19%	(1)%

Total average separate account assets	22,499	15,480	6,268	45%	147%

Total average managed assets	$199,483	$189,242	$160,593	5%	18%

Average Administered Assets	$39,513	$38,032	$41,982	4%	(9)%

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

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

	Percentage of Total Average Managed Assets			Percent of Total Revenue
	2003	2002	2001	2003	2002	2001
Money market assets	75%	77%	74%	47%	50%	44%
Fixed-income assets	15%	12%	12%	20%	17%	17%
Equity assets	10%	11%	14%	27%	27%	33%
Other activities	—	—	—	6%	6%	6%

Federated grew total and average assets in 2003. Period-end managed assets increased slightly over 2002 period-end managed assets as a result of significant growth in total equity assets at a rate of 42% for the year. Equity assets benefited from improved market conditions and strong net sales during the year. Strong fixed-income asset sales in the first half of 2003 also contributed to overall growth in assets in 2003. Money market assets declined during the year as the rate advantage from the Federal Reserve Bank easings in late 2002 and in the first half of 2003 dissipated and as equity markets improved during the second half of 2003. Average managed assets grew 5% in 2003 due in large part to significant growth in fixed-income assets during the latter half of 2002 and the first half of 2003. Average equity assets also grew 3% in 2003 primarily as a result of market appreciation and to a lesser extent, positive net sales in equity fund assets during 2003. Money market average assets grew 3% in 2003 and ended the year with an average of $149.7 billion in assets.

Federated grew total and average managed assets in 2002. Period-end managed assets increased 9% in 2002 and average managed assets grew 18% in 2002. Net sales of fixed-income fund assets grew 43% in 2002. This growth was reflective of a shift toward short-term bond funds during the year as interest rates and yields on money market funds continued to fall. Money market average assets grew 22% in 2002 and ended the year with an average of more than $145 billion in assets. This strong growth included the addition in the second quarter of 2002 of $13.2 billion in money market assets for TexPool, Texas’ local government investment pool. Average equity assets declined in 2002 primarily as a result of market depreciation, although net equity sales were positive for 2002.

Components of Changes in Equity and Fixed-Income Fund Managed Assets

in millions for the years ended December 31,	2003	2002	Percent Change
Equity Funds
Beginning assets	$16,240	$20,760	(22)%

Sales	6,320	5,817	9%
Redemptions	(5,208)	(5,770)	(10)%

Net sales	1,112	47	2,266%
Net exchanges	298	(191)	256%
Acquisition related	47	41	15%
Other[1]	5,120	(4,417)	216%

Ending assets	$22,817	$16,240	40%

Fixed-Income Funds
Beginning assets	$22,169	$17,378	28%

Sales	14,206	14,701	(3)%
Redemptions	(13,134)	(10,771)	22%

Net sales	1,072	3,930	(73)%
Net exchanges	(362)	188	(293)%
Acquisition related	118	0	N/A
Other[1]	1,007	673	50%

Ending assets	$24,004	$22,169	8%

1	Includes changes in the market value of securities held by the funds, reinvested dividends and distributions and net investment income.

Federated’s investment products are primarily distributed in four markets. These markets and the relative percentage of managed assets at December 31, 2003 attributable to such markets are as follows: trust market (49%), broker/dealer market (24%), institutional market (15%) and international market (1%).

Federated Investors 2003 Annual Report 21

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Results of Operations

Net Income. The following table sets forth highlights of Federated’s operations for the three years ended December 31:

in millions, except per share data	2003	2002	2001	2003 vs. 2002	2002 vs. 2001
Net income	$191.5	$203.8	$168.4	(6)%	21%
Diluted earnings per share	$1.71	$1.74	$1.40	(2)%	24%
Weighted-average outstanding diluted shares	112.1	117.3	120.0	(4)%	(2)%

Net income decreased by 6% in 2003 as compared to 2002 primarily as a result of increased operating expenses partially offset by increased revenue. Operating expenses in 2003 were higher than in the prior year as a result of the inclusion of a $21.1 million pretax charge relating to costs associated with Federated’s internal review regarding past mutual fund trading practices ($13.5 million) as well as the establishment of a restoration fund ($7.6 million) (for more information, see the section entitled “Contractual Obligations and Contingent Liabilities – Restoration Fund” herein). Diluted earnings per share decreased by 2% in 2003 as compared to 2002. Stock repurchases in 2003 resulted in lower weighted-average diluted shares outstanding which helped to offset the impact of decreased net income on diluted earnings per share for 2003.

Net income and diluted earnings per share increased 21% and 24%, respectively, in 2002 as compared to 2001. The increases are primarily the result of improved operating margins and reduced nonoperating expenses in 2002 as compared to the prior year.

B-Share Sales Commission Funding Arrangements. Since 1997, Federated has funded the payment of commissions on the sale of Class B shares of Federated-sponsored mutual funds by selling its right to future cash flow streams associated with the B-share deferred sales commissions to independent third parties. During this period, these funding arrangements were accounted for as financings or sales based on the terms of the arrangements. In December 2003, after discussions with the staff at the Securities and Exchange Commission, Federated recorded deferred sales commissions and nonrecourse debt in the Consolidated Balance Sheets as of December 31, 2003, 2002 and 2001 to reflect financing accounting treatment consistently for all such funding arrangements. The Consolidated Statement of Income for 2001 reflects financing treatment and thus includes B-share distribution-related revenue of $48.1 million, amortization expense of $26.3 million and nonrecourse debt expense of $19.1 million. Federated previously applied sale accounting treatment to account for the sale of distribution fees (including CDSCs) in 2003 and 2002. No adjustments were made to the Consolidated Statements of Income for 2003 or 2002 to reflect financing accounting based on materiality. For purposes of evaluating trends in the company’s operating results, management generally excludes the impact of these income and expense items. See Note (6) to the Consolidated Financial Statements for more information regarding Federated’s accounting for B-share funding arrangements.

Revenue. The following table sets forth components of total revenue for the three years ended December 31:

in millions	2003	2002	2001	2003 vs. 2002	2002 vs. 2001
Revenue from managed assets
Investment advisory fees, net	$528.3	$516.4	$482.2	2%	7%
Administrative service fees, net	129.6	127.9	113.8	1%	12%
B-share-related distribution fees	0	0	48.1	0%	(100)%
All other	121.4	119.8	119.5	1%	0%

Revenue from managed assets	779.3	764.1	763.6	2%	0%
Revenue from sources other than managed assets	43.9	44.7	51.1	(2)%	(13)%

Total revenue	$823.2	$808.8	$814.7	2%	(1)%

Total revenue increased $14.4 million in 2003 as compared to 2002. The increase is the result of increased revenue from managed assets which reflects significant asset growth in equity and fixed-income products and significant equity product sales in 2003. These increases more than offset the decrease in money market assets. Revenue from managed assets grew year over year in 2003 and 2002, but to a lesser degree than growth in average assets due to a higher composition of money market and fixed-income products.

Total revenue decreased $5.9 million in 2002 as compared to 2001. 2001 revenue included B-share-related distribution fee income as a result of using financing treatment to account for the B-share funding arrangements. Excluding this B-share income, all other revenue for 2002 increased as compared to 2001. The increase reflects asset and sales growth in money market and fixed-income products, partially offset by the impact of decreases in the market value of equity assets.

Revenue from sources other than managed assets decreased $0.8 million in 2003 and $6.4 million in 2002. The decreases were due largely to certain bank customers internalizing administrative services previously provided by Federated, as well as other changes in services provided to bank customers.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Future revenue may be adversely affected by the recent and ongoing increased scrutiny by regulators and the financial press on fee levels associated with the mutual fund industry.

Operating Expenses. The following table sets forth operating expenses for the three years ended December 31:

in millions	2003	2002	2001	2003 vs. 2002	2002 vs. 2001
Compensation and related	$182.7	$177.8	$173.5	3%	2%
Marketing and distribution	156.1	146.2	131.9	7%	11%
Amortization of deferred sales commissions	14.9	14.5	43.9	3%	(67)%
Amortization of intangible assets	10.5	11.3	17.1	(7)%	(34)%
Other	146.6	127.3	134.1	15%	(5)%

Total operating expenses	$510.8	$477.1	$500.5	7%	(5)%

Total operating expenses for 2003 increased 7% or $33.7 million over 2002. The 7% increase in marketing and distribution expense primarily reflects increases in distribution expenses due to increases in the cost of distributing our products through intermediaries during the year and increased equity and fixed-income assets. Other operating expenses for 2003 included a $21.1 million charge relating to the internal review into past mutual fund trading practices (for more information, see the section entitled “Contractual Obligations and Contingent Liabilities – Restoration Fund” herein). All other operating expenses remained relatively flat year over year.

Total operating expenses for 2002 decreased 5% from 2001. Marketing and distribution expense increased 11% due primarily to increases in the cost of marketing our products to intermediaries during the year and increased assets. 2001 operating expenses included higher amortization expenses as a result of using financing treatment to account for the B-share funding arrangements and the change in accounting for goodwill in 2002. Other operating expenses for 2002 decreased 5% from 2001 due primarily to decreased professional service fees largely as a result of changes in services provided to certain bank customers.

Nonoperating Income (Expenses). Nonoperating income (expenses) for the three years ended December 31 are set forth in the following table:

in millions	2003	2002	2001	Note Reference
Collateralized Bond Obligation (CBO) impairments	$0	$(1.8)	$(14.1)	(2)
Performance seed investment losses	0	(0.2)	(7.5)	(2)
Extinguishment of recourse debt	0	0	(6.6)	(5)
B-share distribution-related net expense	0	0	(10.1)	(1)(k), (6)
All other nonoperating expenses, net	(2.7)	(3.1)	(2.0)

Total nonoperating expenses, net	$(2.7)	$(5.1)	$(40.3)

Federated reported total net nonoperating expenses of $2.7 million for 2003 as compared to $5.1 million for 2002. Of the $2.4 million decline in nonoperating expenses for 2003, $2.0 million related to investment losses recognized in 2002 for other-than-temporary and realized declines in the fair values of certain of Federated’s CBO and performance seed investments. The remaining $0.4 million decrease in nonoperating expenses for 2003 primarily relates to realized losses on the sale of trading securities in 2002, partially offset by lower interest and dividend income in 2003.

Total net nonoperating expenses for 2002 decreased $35.2 million as compared to 2001. Total net nonoperating expenses for 2001 included investment losses in excess of those recognized in 2002 as a result of other-than-temporary and realized declines in the fair values of certain CBO and performance seed investments. 2001 net nonoperating expenses also included a make-whole charge on the early extinguishment of Federated’s recourse debt, higher nonrecourse debt expense related to the use of financing treatment to account for the B-share funding arrangements and a gain on the sale of retained interests in residual cash flows associated with B-share funding arrangements. Excluding these items in 2002 and 2001, all other net nonoperating expenses increased $1.1 million in 2002 as compared to 2001. This fluctuation reflects a decrease in interest and dividend income in 2002 due mainly to lower investment yields, partially offset by lower recourse debt expense in 2002 as a result of the lower level of outstanding debt following the early extinguishment in 2001.

Income Taxes. The income tax provision for 2003, 2002 and 2001 was $108.1 million, $112.0 million and $94.6 million, respectively. The changes in the provision for 2003 as compared to 2002 and 2001 primarily reflect changes in the level of income before income taxes. The effective tax rate was 36.1% for 2003, 35.5% for 2002 and 36.0% for 2001.

Federated Investors 2003 Annual Report 23

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Liquidity and Capital Resources

At December 31, 2003, liquid assets, consisting of cash and cash equivalents, marketable securities and receivables, totaled $272.3 million as compared to $186.1 million in 2002. The balance at the end of 2003 was higher than the balance at the end of 2002 as a result of cash generated by operations during 2003. Federated also had a B-share funding arrangement with an independent third party and $150.0 million available for borrowings under its credit facility as of December 31, 2003 (see Notes (5) and (6) to the Consolidated Financial Statements).

Operating Activities. Net cash provided by operating activities totaled $248.8 million for 2003 as compared to $215.8 million for 2002. This increase is primarily attributable to the effects of certain cash payments made in 2002 including taxes paid on the sale of retained interests in residual cash flows associated with Class B shares of Federated-sponsored mutual funds.

Investing Activities. In 2003, Federated paid $6.3 million to acquire office-related equipment and to develop internally used software.

Financing Activities. In 2003, Federated used $158.3 million for financing activities. Of this amount, Federated used $120.0 million to repurchase 4.7 million shares of Class B common stock in the open market under the stock repurchase programs. As of December 31, 2003, Federated can repurchase an additional 4.9 million shares through its authorized programs.

Federated paid dividends in 2003 equal to $32.5 million or $0.297 per share. In February 2004, Federated’s board of directors declared a dividend of $0.085 per share that was paid on February 27, 2004.

Stock repurchases and dividend payments are subject to restrictions under the Second Amended and Restated Credit Agreement, as amended on January 16, 2004. These restrictions limit cash payments for additional stock repurchases and dividends to 50% of net income from January 1, 2000 to and including the payment date. After considering earnings through December 31, 2003 Federated, given current debt covenants as disclosed in the Subsequent Events footnote (Note (21) to the Consolidated Financial Statements), has the ability to make additional stock repurchase or dividend payments of more than $213 million.

Contractual Obligations and Contingent Liabilities

Contractual. The following table presents as of December 31, 2003, Federated’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included either in the referenced Note to the Consolidated Financial Statements or in a footnote to the table.

	Note Reference	Payments due in
in millions		2004	2005-2006	2007-2008	After 2008	Total
Capital lease obligations	(5)	$1.2	$0.6	$0	$0	$1.8
Operating lease obligations	(10)	13.2	24.2	19.2	39.4	96.0
Purchase obligations[1]		9.6	5.4	1.9	0	16.9
Employment-related commitments[2]		3.0	1.9	0	0	4.9

Total		$27.0	$32.1	$21.1	$39.4	$119.6

1	Federated is a party to various contracts pursuant to which it receives certain services including legal, trade order transmission and recovery services, as well as access to various fund-related information systems and research databases. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2008. Costs for such services are expensed as incurred.
2	Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2006.

Pursuant to various acquisition agreements entered into by Federated in 2001, 2002 and 2003, Federated may be required to make additional payments to the seller in each acquisition contingent upon the occurrence of certain events. In 2001, Federated completed the Edgemont Acquisition. In addition to the upfront purchase price paid at the date of the acquisition, the acquisition agreement provides for additional payments based upon the achievement of specified revenue growth through 2007. Federated could pay an additional $159.2 million between 2004 and 2007 as contingent payments if revenue targets are met, with as much as $79.6 million payable in the second quarter 2004. In addition, pursuant to the terms of the Rightime Acquisition, FirstMerit Acquisition and the Riggs Acquisition, Federated is required to make contingent payments on a periodic basis calculated as a percentage of average assets under management in any Federated fund shareholder account for which the seller is the named broker/dealer of record. In the case of the Rightime Acquisition, the payments occur quarterly and could continue through first quarter 2007. Contingent payments relating to the FirstMerit Acquisition occur on a monthly basis through third quarter 2005. Contingent payments for the Riggs Acquisition occur quarterly and could continue through fourth quarter 2008.

Restoration Fund. In September 2003, Federated received detailed requests for information on shareholder trading activity in Federated-sponsored mutual funds from the Securities and Exchange Commission, the New York State Attorney General and the National Association of Securities Dealers. Federated’s Board of Directors (Board) retained the law firm of Reed Smith LLP to assist

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Federated in responding to these requests and to conduct an internal review of the trading activity matters identified in the requests. The Board established a special investigative committee consisting of three independent directors, Federated’s chief executive officer and its chief legal officer, to oversee the review and make recommendations to the full Board. Attorneys from the law firm of Dickstein Shapiro Morin & Oshinsky, LLP, independent counsel for the Federated mutual funds, participated in the review and reported on its progress to the independent directors of the funds. In November, the Board also retained the law firm of Davis Polk & Wardwell to assist in the review.

The internal review found instances in which Federated personnel improperly permitted frequent trading or improperly accepted orders for fluctuating net asset value funds after the close of the New York Stock Exchange, as more fully detailed in Note (20)(b) to the Consolidated Financial Statements. In response to these findings and to Federated’s offer to remedy any damages to the Federated funds, the independent directors of the Federated funds retained an independent expert to determine the impact on the funds from the improper trading activities identified in the review. Based upon this expert’s findings, Federated established a restoration fund of approximately $7.6 million to compensate for the detrimental impact of the trading activities described above. The independent directors of the funds have not yet determined how to distribute the restoration fund and no government agency has passed on the establishment or amount of the restoration fund.

The Consolidated Financial Statements for the year ended December 31, 2003 reflect pretax charges of approximately $7.6 million for the restoration fund and approximately $13.5 million ($12.4 million of which was recorded in the fourth quarter of 2003) for other expenses related to the review, including expenses incurred by the funds. These amounts do not include fines, penalties or other amounts that may be sought by governmental agencies or through claims asserted in private litigation. In order to estimate the accrual for certain other expenses relating to Federated’s commitment to remedy any damages to the Federated funds, management made assumptions concerning the timing and effort involved to finalize the internal review and distribute the restoration fund. If actual experience differs significantly from the judgments used to determine the initial estimate, the amount recorded at December 31, 2003 would be subject to revision.

Federated is continuing to cooperate with ongoing governmental investigations, and will conduct further investigations as necessary.

Legal Proceedings. Federated has provided the Securities and Exchange Commission and the New York State Attorney General with information regarding frequent trading arrangements and improperly accepted orders. Federated has also furnished the National Association of Securities Dealers, the U.S. Attorney’s office in Pittsburgh and authorities in West Virginia with copies of all or a portion of this information. Representatives of the Securities and Exchange Commission and the New York State Attorney General have interviewed several current and former officers of Federated in connection with their investigation. Federated cannot predict what actions, if any, these authorities may take upon completion of their investigation.

Commencing with the public announcement of Federated’s internal investigation in October 2003 through February 2004, Federated was named as a defendant in 11 class action or derivative lawsuits filed on behalf of certain alleged shareholders in various Federated-sponsored mutual funds. Eight of these actions are pending in the United States District Court for the Western District of Pennsylvania, one is pending in the United States District Court for the Southern District of New York, one is pending in the United States District Court for the Central District of California and one is pending in the United States District Court for the Middle District of Florida. The Company is awaiting a court decision as to the consolidation of these cases and their proper venue. The cases generally involve claims arising from allegations that Federated illegally permitted improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused injury to the mutual fund shareholders. The case in Florida involves claims for excessive advisory and Rule 12b-1 fees allegedly charged to the Federated Kaufmann Fund. The suits seek unquantified damages, attorneys’ fees and expenses. Federated intends to defend this litigation.

Future Cash Needs. In addition to the acquisition-related contingent liabilities and costs associated with the aforementioned internal review, related legal proceedings and the restoration fund, management expects that principal uses of cash will include paying incentive and base compensation, advancing sales commissions, funding marketing and promotion expenditures, repurchasing company stock, paying shareholder dividends, funding business acquisitions including contingent payments on prior acquisitions, funding property and equipment acquisitions and seeding new products. As a result of recently adopted regulations and frequent requests for information from regulatory authorities, management expects that expenditures for compliance personnel, compliance systems and related professional and consulting fees will increase. Federated has also experienced increases in the cost of insurance, including professional liability, fidelity bond coverage and health care. Management expects these increases, including the assumption of additional risk, to be significant going forward. Management believes that Federated’s existing liquid assets, together with the expected continuing cash flow from operations, its borrowing capacity under the current credit facility, the current B-share funding arrangement and its ability to issue stock will be sufficient to meet its present and reasonably foreseeable cash needs. Management signed an agreement with an independent financial institution to continue financing the B-share sales commissions through December 2006.

In September 2003, a wholly owned subsidiary of Federated entered into a discretionary line of credit agreement with a bank under which it can borrow up to $50 million for the payment of obligations associated with daily net settlements of mutual funds processed through the National Securities Clearing Corporation. Borrowings under this 364-day agreement bear interest at a rate mutually agreed upon by the bank and the borrower at the time of the borrowing and are payable on demand. At December 31, 2003, the outstanding balance under this agreement was zero. Federated guarantees the payment of any obligation owed by the subsidiary in connection with this line of credit.

Federated Investors 2003 Annual Report 25

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Variable Interest Entities

In 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities,” (FIN 46). FIN 46 provides guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. Under FIN 46, a VIE must be consolidated by the entity that will absorb a majority of the VIE’s expected losses and/or receive a majority of the VIE’s expected residual returns. The consolidating entity is referred to as the primary beneficiary of the VIE.

Federated acts as the investment manager for two high-yield CBO products and a mortgage-backed CBO product pursuant to the terms of an investment management agreement between Federated and each CBO. The CBOs are alternative investment vehicles created in 1999 and 2000 for the sole purpose of issuing collateralized debt instruments that offer investors the opportunity for high return. The CBOs are subject to greater risk than traditional investment products. The notes issued by the CBOs are backed by diversified portfolios consisting primarily of structured debt and had original expected maturities of five to twelve years. As a result of their corporate governance, the CBOs meet the definition of a VIE under FIN 46. After performing an expected cash flow analysis for each CBO, management determined that Federated is not the primary beneficiary of the CBOs as defined by FIN 46 and thus is not required to consolidate the financial condition and results of operations of these CBOs in Federated’s Consolidated Financial Statements. As of December 31, 2003, aggregate total assets and aggregate total obligations of the CBOs approximated $1.1 billion, respectively.

Federated holds a minor investment in each CBO, which exposes it to risk of loss to the extent of the carrying value of the investments. As of December 31, 2003, the remaining $0.6 million carrying value of these investments represented Federated’s maximum exposure to loss over the remaining life of the CBOs.

Recent Accounting Pronouncements

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN 45). This statement elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Federated has not issued any guarantees other than on an intercompany basis and as such, the adoption of FIN 45 did not have a material impact on Federated’s results of operations or financial position.

In December 2002, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 148). This statement provides alternative methods of transition for a voluntary change to the fair-value-based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123, “Accounting for Stock-Based Compensation,” to require prominent annual and interim disclosures about the method used to account for stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. Federated adopted the expense recognition provisions of recording the fair value of stock-based compensation under the guidance of SFAS 123 on a prospective basis for all awards granted, modified or settled on or after January 1, 2003.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS 150). This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 represents a significant change in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. Federated adopted the provisions of this statement beginning July 1, 2003. The adoption did not have a material impact on Federated’s results of operations or financial position.

On December 31, 2003, Federated adopted the provisions of FIN 46 for all special-purpose entities, as that term is defined by FIN 46. See Note (16) to the Consolidated Financial Statements for a discussion regarding Federated’s variable interests as of December 31, 2003. The provisions of FIN 46 must be applied to account for all other variable interest entities by no later than March 31, 2004 for calendar-year companies. Management has substantially completed its analysis of the impact of adopting FIN 46 to account for any additional variable interest entities with which Federated interacts and has concluded that the adoption is not expected to have a material impact on Federated’s results of operations or financial position.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Critical Accounting Policies

Federated’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Management continually evaluates the accounting policies and estimates it uses to prepare the Consolidated Financial Statements. In general, management’s estimates are based on historical experience, on information from third-party professionals and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results may differ from those estimates made by management and those differences may be significant.

Of the significant accounting policies described in Note (1) to the Consolidated Financial Statements, management believes that its policies regarding accounting for intangible assets, income taxes and stock-based employee compensation involve a higher degree of judgment and complexity (see Note (1) of the Consolidated Financial Statements).

Accounting for Intangible Assets. Two aspects of accounting for intangible assets require significant management estimates and judgment: (1) valuation in connection with the initial purchase price allocation and (2) ongoing evaluation for impairment. The process of allocating purchase price based on the fair value of identifiable intangible assets at the date of acquisition requires management estimates and judgment as to expectations for profit margins on the assets, asset redemption rates, growth from sales efforts and the effects of market conditions. If actual operating margins or the rate of changes in assets, among other assumptions, differ significantly from the estimates and judgments used in the initial valuation for the purchase price allocation, the intangible asset amounts recorded in the financial statements could be subject to possible impairment or could require an acceleration in amortization expense that could have a material adverse effect on Federated’s consolidated financial position and results of operations.

The level, if any, of impairment of customer-related intangible assets, such as advisory contract intangible assets, is highly dependent upon the level of managed assets acquired in connection with a business combination. Over 80% of the carrying value of Federated’s customer-related intangible assets as of December 31, 2003 relates to a single renewable investment advisory contract with one fund. A decline in the managed asset balance in this particular fund in excess of the estimated rate of change in the acquired assets could have a considerable impact on the underlying value of Federated’s customer-related intangible assets. To date, the actual compound annual rate of change in the acquired assets in this fund since the acquisition in 2001 has been more favorable than the estimated rate. No changes have been made to this estimate in the current year.

Accounting for Income Taxes. Significant management judgment is required in developing Federated’s provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. As of December 31, 2003, Federated has not recorded a valuation allowance on the $6.6 million deferred tax assets relating to Federated’s CBO other-than-temporary impairment losses. Federated considered the following facts in connection with its evaluation of the realizability of the deferred tax asset: (1) the impairment losses do not represent capital losses for tax purposes until the losses are realized, (2) the actual amount of capital loss associated with Federated’s investment in the CBOs will not be known until such time as Federated’s investments are either redeemed by the CBOs or sold by Federated, (3) the carry-forward period for capital losses is five years, and (4) Federated has historically generated capital gains in times of favorable market conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize the capital loss carry-forwards in the future. In the event that Federated’s preliminary strategies do not materialize, Federated may be required to record a valuation allowance of as much as $6.6 million for these deferred tax assets.

Accounting for Stock-Based Employee Compensation. Federated adopted the fair-value recognition provisions of SFAS 123 for stock-based employee compensation for all stock-based awards granted, modified or settled on or after January 1, 2003. Awards granted prior to 2003 continue to be accounted for using the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25. Had compensation costs for all stock options and employee restricted stock been determined based upon fair values at the grant

Federated Investors 2003 Annual Report 27

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

dates in accordance with SFAS 123, Federated would have experienced net income and earnings per share similar to the pro forma amounts indicated below for the years ended December 31.

in thousands, except per share data	2003	2002	2001
Net income	$191,485	$203,760	$168,447
Add back: Stock-based employee compensation expense included in reported net income, net of related tax effects	217	30	214
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards[1], net of related tax effects	(4,735)	(6,926)	(6,527)

Pro forma net income	$186,967	$196,864	$162,134

Earnings per share:
Basic earnings per share	$1.78	$1.81	$1.46
Pro forma basic earnings per share	$1.73	$1.75	$1.41

Diluted earnings per share	$1.71	$1.74	$1.40
Pro forma diluted earnings per share	$1.67	$1.68	$1.35

1	“All awards” refers to awards granted, modified or settled on or after January 1, 1995, as required by SFAS 123.

Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2003, 2002 and 2001, respectively: dividend yields of 1.03%, 0.72% and 0.53%; expected volatility factors of 27.8%, 28.4% and 29.9%; risk-free interest rates of 2.77%, 4.22% and 5.30%; and an expected life of 5.0 years, 6.7 years and 8.3 years.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk – Investments. In the normal course of our business, Federated is exposed to the risk of loss due to fluctuations in the securities market and general economy. Management is responsible for identifying, assessing and managing market and other risks. Federated’s investments are primarily money market funds and mutual funds with investments which have a duration of two years or less. Federated also invests in mutual funds sponsored by Federated (performance seeds) in order to provide investable cash to the fund, thereby allowing the fund to establish a performance history. Federated may use derivative financial instruments to hedge these investments. At December 31, 2003, Federated was exposed to price risk with regard to its $0.9 million of investments in fluctuating-value mutual funds. Price risk is the risk that the fair value of the investments will decline and ultimately result in the recognition of a loss for Federated. Federated did not hold any derivative investments to hedge its performance seeds at December 31, 2003.

During 2002, Federated recorded a $1.8 million pretax impairment charge related to an other-than-temporary decline in the fair value of its investment in its mortgage-backed CBO product. Federated’s remaining investment in this product, which totaled $0.6 million at December 31, 2003, is subject to interest rate risk and may be adversely affected by increases in interest rates.

Market Risk – Revenue. It is important to note that a significant portion of Federated’s revenue is based on the market value of managed and administered assets. Declines in the market values of assets as a result of changes in the market or other conditions will therefore negatively impact revenue and net income.

Approximately 47% of Federated’s revenue in 2003 was from managed assets in money market products. In June 2003, the Federal Reserve Bank reduced the Federal Funds Rate by an additional 0.25%. Further decreases in interest rates from the record low levels at December 31, 2003 could have an adverse effect on Federated’s revenue from money market funds. As a result of the last 0.25% reduction in interest rates in June 2003, Federated and other service providers to the funds began waiving a portion of their fees in order to maintain positive yields, the impact of which is estimated to range between $0.01 to $0.02 in earnings per diluted share over a twelve-month period. Management estimates that an additional decrease of 0.25% or more in interest rates on money market investments could cause an adverse effect on Federated’s revenue.

For further discussion of managed assets and factors that impact Federated’s revenue, see the sections entitled “General,” “Asset Highlights” and “Contractual Obligations and Contingent Liabilities” herein as well as the sections entitled “Regulatory Matters” and “Risk Factors and Cautionary Statements” in Federated’s Annual Report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission.

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

February 19, 2004

Federated Investors 2003 Annual Report 29

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Board of Directors

Federated Investors, Inc.

We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. and subsidiaries (Federated) as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of Federated’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States.

As discussed in Note (1)(c), certain adjustments were made to the 2002 and 2001 consolidated financial statements.

Pittsburgh, Pennsylvania

February 19, 2004

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

December 31,	2003	2002
Current Assets
Cash and cash equivalents	$232,464	$149,909
Marketable securities	1,526	1,023
Receivables—affiliates	33,196	28,168
Receivables—other, net of reserve of $289 and $275, respectively	5,065	6,991
Accrued revenue	6,999	6,033
Prepaid expenses	8,219	7,335
Current deferred tax asset, net	3,545	1,166
Other current assets	318	3,037

Total current assets	291,332	203,662

Long-Term Assets
Goodwill, net	165,007	164,944
Investment advisory contracts, net	53,579	58,995
Other intangible assets, net	7,682	11,227
Deferred sales commissions, net of accumulated amortization of $240,657 and $218,423, respectively	327,717	320,076
Property and equipment, net	30,892	33,722
Other long-term assets	3,019	2,825

Total long-term assets	587,896	591,789

Total assets	$879,228	$795,451

Current Liabilities
Cash overdraft	$4,629	$5,548
Accrued expenses—affiliates	9,245	185
Accrued expenses—other	75,733	67,641
Accounts payable	34,626	31,410
Income taxes payable	1,819	708
Other current liabilities	4,349	6,402

Total current liabilities	130,401	111,894

Long-Term Liabilities
Long-term debt—recourse	542	1,385
Long-term debt—nonrecourse	327,142	319,328
Long-term deferred tax liability, net	19,614	15,065
Other long-term liabilities	5,116	6,482

Total long-term liabilities	352,414	342,260

Total liabilities	482,815	454,154

Minority interest	560	580

Commitments and contingencies (Note (20))
Shareholders’ Equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	87,932	82,374
Additional paid-in capital from treasury stock transactions	3,809	3,610
Retained earnings	749,410	590,418
Treasury stock, at cost, 20,849,698 and 16,953,735 shares Class B common stock, respectively	(445,153)	(335,699)
Employee restricted stock awards	(706)	(196)
Accumulated other comprehensive income, net of tax	372	21

Total shareholders’ equity	395,853	340,717

Total liabilities, minority interest, and shareholders’ equity	$879,228	$795,451

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

Federated Investors 2003 Annual Report 31

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

Years Ended December 31,	2003	2002	2001
Revenue
Investment advisory fees, net—affiliates	$511,618	$503,409	$471,649
Investment advisory fees, net—other	16,752	13,000	10,563
Administrative service fees, net—affiliates	129,612	127,862	113,761
Administrative service fees, net—other	15,261	17,544	20,845
Other service fees, net—affiliates	116,518	116,507	164,489
Other service fees, net—other	25,804	25,299	28,151
Other	7,683	5,132	5,239

Total revenue	823,248	808,753	814,697

Operating Expenses
Compensation and related	182,742	177,816	173,462
Marketing and distribution	156,093	146,235	131,850
Professional service fees	45,367	27,697	31,969
Office and occupancy	26,410	26,132	27,124
Systems and communications	26,012	27,720	29,142
Advertising and promotional	17,533	21,426	25,583
Travel and related	13,115	12,930	12,993
Amortization of deferred sales commissions	14,911	14,513	43,860
Amortization of intangible assets	10,540	11,266	17,121
Other	18,063	11,388	7,403

Total operating expenses	510,786	477,123	500,507

Operating income	312,462	331,630	314,190

Nonoperating Income (Expenses)
Interest and dividends	2,154	2,422	9,743
Gain/(loss) on securities, net	4	(2,547)	(22,269)
Debt expense—recourse	(491)	(484)	(13,168)
Debt expense—nonrecourse	(4,215)	(4,304)	(23,121)
Other, net	(108)	(151)	8,540

Total nonoperating expenses, net	(2,656)	(5,064)	(40,275)

Income before minority interest and income taxes	309,806	326,566	273,915
Minority interest	10,206	10,852	10,880

Income before income taxes	299,600	315,714	263,035
Income tax provision	108,115	111,954	94,588

Net income	$191,485	$203,760	$168,447

Earnings Per Share
Net income per share—basic	$1.78	$1.81	$1.46
Net income per share—diluted	$1.71	$1.74	$1.40

Cash dividends per share	$0.2970	$0.2170	$0.1750

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands)

Years Ended December 31, 2003, 2002 and 2001

	Shares			Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Employee Restricted Stock Awards	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total Shareholders’ Equity
	Class A	Class B	Treasury
Balance at January 1, 2001	9,000	117,120,809	12,384,647	$75,476	$0	$263,456	$(187,582)	$(736)	$(2,746)	$147,868
Net income	0	0	0	0	0	168,447	0	0	0	168,447
Other comprehensive income, net of tax:
Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	2,510	2,510
Foreign currency translation	0	0	0	0	0	0	0	0	(50)	(50)

Comprehensive income										170,907

Amortization of employee restricted stock and other compensation plans	0	0	0	309	0	0	0	267	0	576
Dividends declared	0	0	0	0	0	(20,456)	0	0	0	(20,456)
Stock issuance for business combination	0	315,732	(315,732)	0	6,683	0	2,237	0	0	8,920
Exercise of stock options	0	693,600	(693,600)	6,703	(3,140)	0	4,227	0	0	7,790
Purchase of treasury stock	0	(2,769,200)	2,769,200	0	0	0	(78,508)	0	0	(78,508)

Balance at December 31, 2001	9,000	115,360,941	14,144,515	82,488	3,543	411,447	(259,626)	(469)	(286)	237,097
Net income	0	0	0	0	0	203,760	0	0	0	203,760
Other comprehensive income, net of tax:
Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	113	113
Foreign currency translation	0	0	0	0	0	0	0	0	194	194

Comprehensive income										204,067

Amortization of employee restricted stock and other compensation plans	0	0	0	165	0	0	0	101	0	266
Restricted stock forfeitures	0	(146,250)	146,250	(172)	0	0	(16)	172	0	(16)
Dividends declared	0	0	0	0	0	(24,789)	0	0	0	(24,789)
Exercise of stock options	0	14,000	(14,000)	82	67	0	151	0	0	300
Purchase of treasury stock	0	(2,676,970)	2,676,970	0	0	0	(76,208)	0	0	(76,208)

Balance at December 31, 2002	9,000	112,551,721	16,953,735	82,563	3,610	590,418	(335,699)	(196)	21	340,717
Net income	0	0	0	0	0	191,485	0	0	0	191,485
Other comprehensive income, net of tax:
Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	77	77
Foreign currency translation	0	0	0	0	0	0	0	0	274	274

Comprehensive income										191,836

Amortization of employee restricted stock and other compensation plans	0	0	0	1,191	0	0	0	373	0	1,564
Restricted stock issuance	0	40,000	(40,000)	883	116	0	4	(883)	0	120
Dividends declared	0	0	0	0	0	(32,493)	0	0	0	(32,493)
Exercise of stock options	0	479,037	(479,037)	3,469	83	0	4,068	0	0	7,620
Purchase of treasury stock	0	(4,415,000)	4,415,000	0	0	0	(113,526)	0	0	(113,526)
Other	0	0	0	15	0	0	0	0	0	15

Balance at December 31, 2003	9,000	108,655,758	20,849,698	$88,121	$3,809	$749,410	$(445,153)	$(706)	$372	$395,853

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

Federated Investors 2003 Annual Report 33

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

Years Ended December 31,	2003	2002	2001
Operating Activities
Net income	$191,485	$203,760	$168,447
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Amortization of deferred sales commissions	14,911	14,513	43,860
Depreciation and other amortization	20,632	19,229	25,980
Minority interest	10,206	10,852	10,880
Gain on disposal of assets	(4,669)	(3,223)	(5,099)
Provision (benefit) for deferred income taxes	1,992	7,654	(18,633)
Tax benefit from exercise of stock options	3,469	82	6,703
Net payment for trading securities	0	(640)	0
Deferred sales commissions paid	(74,724)	(78,391)	(69,135)
Contingent deferred sales charges received	595	716	30,872
Proceeds from sale of certain B-share-related future revenues	63,152	66,766	59,580
Other changes in assets and liabilities:
(Increase) decrease in receivables, net	(1,387)	1,396	3,544
(Increase) decrease in other assets	(1,357)	423	15,128
Increase in accounts payable and accrued expenses	24,694	372	58
Increase (decrease) in income taxes payable	1,111	(25,835)	18,381
(Decrease) increase in other current liabilities	(3,350)	(1,970)	4,919
Increase (decrease) in other long-term liabilities	2,057	93	(14,839)

Net cash provided by operating activities	248,817	215,797	280,646

Investing Activities
Proceeds from disposal of property and equipment	18	116	43
Additions to property and equipment	(6,288)	(7,323)	(7,089)
Cash paid for business acquisitions	(1,263)	(33,487)	(173,375)
Purchases of securities available for sale	(834)	(414)	(25,505)
Proceeds from redemptions of securities available for sale	451	4,656	102,321

Net cash used by investing activities	(7,916)	(36,452)	(103,605)

Financing Activities
Distributions to minority interest	(10,228)	(10,635)	(11,055)
Dividends paid	(32,493)	(24,789)	(20,456)
Proceeds from shareholders for stock-based compensation and other	4,286	218	1,087
Purchases of treasury stock	(120,037)	(69,714)	(78,508)
Proceeds from new borrowings—nonrecourse	12,935	13,675	12,214
Payments on debt—recourse	(997)	(654)	(84,297)
Payments on debt—nonrecourse	(11,572)	(10,771)	(72,435)
Payments on acquired customer relationship obligation	(240)	(277)	0

Net cash used by financing activities	(158,346)	(102,947)	(253,450)

Net increase (decrease) in cash and cash equivalents	82,555	76,398	(76,409)
Cash and cash equivalents, beginning of year	149,909	73,511	149,920

Cash and cash equivalents, end of year	$232,464	$149,909	$73,511

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$160	$2,279	$9,581
Income taxes	103,032	133,270	102,608

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(December 31, 2003, 2002 and 2001)

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

Federated also derives revenue from providing administrative and other fund-related services to both Federated-sponsored and third party investment products. Other fund-related services include distribution, shareholder, transfer agency, fund accounting, trade execution, trade clearing and retirement plan recordkeeping services.

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

(c) Prior Period Financial Statements

Previously reported Consolidated Statements of Income reflect the reclassification of certain distribution-related and other third-party payments to better reflect Federated’s contractual obligations under the terms of the related third-party arrangements. These payments, which were previously recorded as an offset to revenue, have been reclassified primarily to “Marketing and distribution” and “Professional service fees” in the Consolidated Statements of Income.

The Consolidated Balance Sheet as of December 31, 2002, has been adjusted to record deferred sales commissions and nonrecourse debt of $261.5 million, respectively. The asset and nonrecourse debt balances are the result of applying financing accounting treatment to Federated’s ongoing arrangements with third parties to sell the rights to future revenue streams associated with deferred sales commissions of Class B shares of Federated-sponsored mutual funds. The adjustment was recorded to provide consistent application of financing accounting treatment to all such arrangements for all periods. No adjustments were made to the Consolidated Statements of Income. See Note (6) Deferred Sales Commissions and Nonrecourse Debt for additional details regarding these arrangements.

In addition, certain other items previously reported have been reclassified to conform with the current year presentation.

(d) Principles of Consolidation

Voting interest entities

The Consolidated Financial Statements include the accounts of Federated Investors, Inc. and entities in which Federated holds a controlling financial interest as determined by the extent of Federated’s decision-making ability and participation in the economic risks and rewards of ownership. Federated provides for minority interests in consolidated entities for which Federated’s controlling financial interest is less than 100 percent. All significant intercompany accounts and transactions have been eliminated.

The equity method of accounting is used to account for investments in entities in which Federated’s ownership is between 20 and 50 percent. The equity investment is carried at Federated’s share of net assets and is included in “Other long-term assets” on the Consolidated Balance Sheets. The proportionate share of income or loss from this entity is included in “Revenue – Other” in the Consolidated Statements of Income.

Variable interest entities

In 2003, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 established a new consolidation model for certain entities in which equity investors do not have the characteristics of a controlling financial interest or which require subordinated financial support in excess of the equity investment at risk. Under the FIN 46 consolidation model, these entities, referred to as Variable Interest Entities (VIEs), must be consolidated by the entity that will absorb a majority of the VIE’s expected losses or receive a majority of the VIE’s expected residual returns. The consolidating entity is referred to as the primary beneficiary of the VIE. As prescribed by FIN 46, expected losses and residual returns of a VIE represent the present value of the expected variability in net income or loss of the VIE.

Federated Investors 2003 Annual Report 35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

Determining the expected losses and residual returns of the VIE require management to make certain assumptions, including the timing and level of future cash flows and discount rates.

In determining whether consolidation of a VIE is appropriate, Federated applies the provisions of FIN 46 to determine whether Federated is the primary beneficiary of the entity. See Note (16) Variable Interest Entities for information regarding VIEs with which Federated is involved.

(e) Business Combinations

Business combinations have been accounted for under the purchase method of accounting. Results of operations of an acquired business are included from the date of acquisition. Management allocates the cost of an acquired entity to acquired assets, including identifiable intangible assets, and assumed liabilities based on their estimated fair values as of the date of acquisition. Any excess cost of the acquired entity that exists after this allocation process is recorded as “Goodwill, net” on the Consolidated Balance Sheets.

(f) Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing deposits with banks, overnight federal funds sold, money market accounts, and other investments with an original maturity of less than three months.

(g) Marketable Securities

Marketable securities include available-for-sale and trading securities held by Federated. Federated’s available-for-sale securities include investments in fluctuating-value mutual funds and asset-backed securities. These investments are carried at fair value based on quoted market prices or, in the absence of quoted market prices, discounted cash flows. These investments are classified as current or long-term assets and are included in “Marketable securities” or “Other long-term assets,” respectively, on the Consolidated Balance Sheets based on management’s intention to sell the investment. The unrealized gains or losses on securities available-for-sale are included net of tax in “Accumulated other comprehensive income, net of tax” on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific identification basis and recognized in “Gain/(loss) on securities, net” in the Consolidated Statements of Income.

On a periodic basis, management evaluates the carrying value of marketable securities for impairment. With respect to its investments in fluctuating-value mutual funds, management considers various criteria, including the duration and extent of a decline in fair value, the ability and intent of management to retain the investment for a period of time sufficient to allow the value to recover and the financial condition and near-term prospects of the investment, to determine whether a decline in fair value is other than temporary. If, after considering these criteria, management believes that a decline is other than temporary, the carrying value of the security is written down to fair value through the Consolidated Statements of Income. With respect to Federated’s investments in asset-backed securities, estimates of future cash flows are updated each quarter based on actual defaults, changes in anticipated default rates or other portfolio changes. The carrying values of these investments are written down to fair value at that time, as appropriate. Impairment adjustments are recognized in “Gain/(loss) on securities, net” in the Consolidated Statements of Income.

Federated classifies an investment as a trading security when it is management’s intent at the time of purchase to sell the security within a short period of time. Trading securities are carried at fair value based on quoted market prices. The unrealized and realized gains and losses on trading securities are recognized in “Gain/(loss) on securities, net” in the Consolidated Statements of Income.

(h) Property and Equipment

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

(i) Costs of Computer Software Developed or Obtained for Internal Use

Certain internal and external costs incurred in connection with developing or obtaining software for internal use are capitalized. These capitalized costs are included in “Property and equipment, net” on the Consolidated Balance Sheets and are amortized using the straight-line method over the shorter of the estimated useful life of the software or four years. These assets are subject to the impairment test used for other categories of property and equipment described in Note (1)(h).

(j) Intangible Assets

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

In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142) which Federated adopted in January 2002, Federated no longer amortizes goodwill but rather tests it for impairment at least annually or when indicators of potential impairment exist. Federated uses a two-step process to test for and measure impairment that begins with an estimation of the fair value of its reporting unit. This first step is a screen for potential impairment, and if impairment has occurred, the second step measures the amount of impairment.

Federated amortizes separately identifiable intangible assets using the straight-line method, or an accelerated method if deemed more appropriate, over their estimated useful lives, which range from four to 14 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or an impairment in value, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to its fair value determined using discounted cash flows. Federated reverses the cost and accumulated amortization balances for all fully amortized intangible assets.

(k) Deferred Sales Commissions

Federated pays commissions to broker/dealers to promote the sale of certain mutual fund shares. Under various fund-related contracts, Federated is entitled to distribution and servicing fees from the mutual fund over the life of such shares. Both of these fees are calculated as a percentage of average managed assets associated with the related classes of shares. For certain share classes, Federated is also entitled to receive a contingent deferred sales charge (CDSC), which is collected from redeeming shareholders.

For share classes that offer both a distribution fee and CDSC, excluding B-shares, Federated capitalizes all or a portion of the upfront commissions as deferred sales commissions, dependent upon expected recoverability rates. The deferred sales commission asset is amortized over the estimated period of benefit ranging from one to four years. The distribution and servicing fees are recognized in the Consolidated Statements of Income over the life of the mutual fund share class. CDSCs collected on these share classes are used to reduce the deferred sales commission asset.

For share classes that do not offer both a distribution fee and CDSC, Federated expenses the cost of the upfront commission in “Marketing and distribution” in the Consolidated Statements of Income as it is incurred and credits “Marketing and distribution” for any CDSCs collected.

For Class B shares, Federated funds the payment of upfront commissions through arrangements with independent third parties by selling the rights to all future distribution fees, servicing fees and CDSCs. For financial reporting purposes, these arrangements are treated as financings. As a result, Federated capitalizes all of the upfront commissions as deferred sales commissions and recognizes B-share-related distribution fees and servicing fees in the Consolidated Statements of Income even though legal title to these fees has been transferred to the third party. The deferred sales commission asset is amortized over the estimated life of the B-share fund asset dependent upon the cash flows of the sold future revenue streams, not to exceed eight years. CDSCs collected on the B-share fund assets are used to reduce the deferred sales commission asset.

Federated Investors 2003 Annual Report 37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

As previously reported in Federated’s Consolidated Financial Statements, sale accounting treatment was applied to account for the sale of distribution fees (including CDSCs) pursuant to the B-share funding arrangements in recent years. As a result, B-share-related distribution fees and related expenses are not reflected in Federated’s Consolidated Statements of Income for 2003 and 2002.

(l) Foreign Currency Translation

The balance sheet of one of Federated’s wholly owned foreign subsidiaries, as well as Federated’s equity investment in a German-based joint-venture company are translated at the current exchange rate as of the end of the accounting period and the related income or loss are translated at the average exchange rate in effect during the period. Net exchange gains and losses resulting from these translations are excluded from income and are recorded in “Accumulated other comprehensive income, net of tax” on the Consolidated Balance Sheets. Foreign currency transaction gains and losses relating to Federated’s foreign subsidiaries are reflected in the Consolidated Statements of Income.

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

Federated has contractual arrangements with third parties to provide certain fund-related services. Based on the nature of Federated’s involvement and obligations under these arrangements, Federated’s revenue is recorded gross or net of third-party payments. Investment advisory fees, administrative service fees, distribution fees and certain other service fees are recorded gross of payments made to third parties while shareholder service fees are recorded net of certain third-party payments. Third-party payments for shareholder services recorded as an offset to revenue for the years ended December 31, 2003, 2002 and 2001 were $171.5 million, $176.4 million and $171.8 million, respectively.

(o) Stock-Based Compensation

Effective January 1, 2003, Federated adopted, on a prospective basis, the fair-value-based method of accounting for stock-based awards under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 123). As a result of this adoption, Federated recognizes the estimated fair value of stock-based awards granted, modified or settled on or after January 1, 2003 as compensation expense on a straight-line basis over the awards’ vesting periods, which vary in length from 0 to 10 years. For all employee-related stock option awards granted prior to 2003, Federated continues to apply the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations. Under APB 25, compensation expense is not recognized for stock option awards granted with an exercise price equal to or greater than the market value of Federated’s Class B common stock on the date of grant.

With respect to restricted stock awards, the fair value of the award (the difference between the market value of Federated’s Class B common stock on the date of grant and the purchase price paid by the employee) is charged to “Employee restricted stock plan” on the Consolidated Balance Sheets when the restricted stock is awarded and recognized as compensation expense on a straight-line basis over the period of employee performance during which the restrictions lapse, which is typically 10 years. The adoption of the expense recognition provisions of SFAS 123 did not have a significant impact on the determination of compensation expense for restricted stock awards.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

Had compensation costs for all stock options and employee restricted stock been determined based upon fair values at the grant dates in accordance with SFAS 123, Federated would have experienced net income and earnings per share similar to the pro forma amounts indicated below for the years ended December 31.

in thousands, except per share data	2003	2002	2001
Net income	$191,485	$203,760	$168,447
Add back: Stock-based employee compensation expense included in reported net income, net of related tax effects	217	30	214
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards[1], net of related tax effects	(4,735)	(6,926)	(6,527)

Pro forma net income	$186,967	$196,864	$162,134

Earnings per share:
Basic earnings per share	$1.78	$1.81	$1.46
Pro forma basic earnings per share	$1.73	$1.75	$1.41

Diluted earnings per share	$1.71	$1.74	$1.40
Pro forma diluted earnings per share	$1.67	$1.68	$1.35

1	“All awards” refers to awards granted, modified or settled on or after January 1, 1995, as required by SFAS 123.

Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2003, 2002 and 2001, respectively: dividend yields of 1.03%, 0.72% and 0.53%; expected volatility factors of 27.8%, 28.4% and 29.9%; risk-free interest rates of 2.77%, 4.22% and 5.30%; and an expected life of 5.0 years, 6.7 years and 8.3 years.

The effects of applying SFAS 123 on the pro forma disclosures may not be representative of the effects on pro forma disclosures for future years.

(p) Advertising Costs

Federated expenses the cost of all advertising as incurred. Advertising expense for 2003, 2002 and 2001 was $1.4 million, $4.5 million and $6.3 million, respectively.

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

(r) Earnings Per Share

Earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share,” which requires that both basic and diluted earnings per share be presented. Basic earnings per share is based on the weighted-average number of common shares outstanding during each period excluding nonvested restricted stock. Diluted earnings per share are based on basic shares as determined above plus incremental shares that would be issued upon the assumed exercise of in-the-money stock options and nonvested restricted stock using the treasury stock method.

(s) Comprehensive Income

Federated reports all changes in comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity, in accordance with the provisions of SFAS No. 130, “Reporting Comprehensive Income.” Comprehensive income includes net income, unrealized gains and losses on securities available for sale, net of tax, and foreign currency translation adjustments, net of tax.

(t) Business Segments

Federated has not presented business segment data in accordance with SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information,” because it operates predominantly in one business segment, the investment advisory and asset management business.

Federated Investors 2003 Annual Report 39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

(u) Recent Accounting Pronouncements

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” (FIN 45). This statement elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Federated has not issued any guarantees other than on an intercompany basis and as such, the adoption of FIN 45 did not have a material impact on Federated’s results of operations or financial position.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” (SFAS 150). This statement establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS 150 represents a significant change in the accounting for a number of financial instruments, including mandatorily redeemable equity instruments and certain equity derivatives that frequently are used in connection with share repurchase programs. Federated adopted the provisions of this statement beginning July 1, 2003. The adoption did not have a material impact on Federated’s results of operations or financial position.

On December 31, 2003, Federated adopted the provisions of FIN 46 for all special-purpose entities, as that term is defined by FIN 46. See Note (16) Variable Interest Entities for a discussion regarding Federated’s variable interests as of December 31, 2003. The provisions of FIN 46 must be applied to account for all other variable interest entities by no later than March 31, 2004 for calendar-year companies. Management has substantially completed its analysis of the impact of adopting FIN 46 to account for any additional variable interest entities with which Federated interacts and has concluded that the adoption is not expected to have a material impact on Federated’s results of operations or financial position.

(2) Marketable Securities

Marketable securities as of December 31, 2003 and 2002 included available-for-sale securities only as no trading securities were held at either date. Marketable securities (see Note (1)(g)) were as follows:

		Gross Unrealized		Estimated Market Value
in thousands	Cost	Gains	(Losses)
Fluctuating-value mutual funds	$852	$110	$0	$962
Asset-backed securities[1]	564	0	0	564

Total as of December 31, 2003	$1,416	$110	$0	$1,526

Fluctuating-value mutual funds	$412	$1	$(8)	$405
Asset-backed securities[1]	618	0	0	618

Total as of December 31, 2002	$1,030	$1	$(8)	$1,023

1	Amount represents Federated’s remaining investment in its mortgage-backed collateralized bond obligation (CBO) product which has an expected maturity of May 2005.

The following table presents gains and losses recognized in connection with marketable securities for the years ended December 31:

in thousands	2003	2002	2001
CBO impairment losses[2]	$0	$(1,836)	$(14,127)
Performance seed impairment losses	0	0	(1,092)
Unrealized gain on trading security	0	105	0
Realized gains[3]	4	23	245
Realized losses[3]	0	(839)	(7,295)

Gain/(loss) on securities, net	$4	$(2,547)	$(22,269)

2	In 2001, the CBO impairment losses relate to the write-off of the two high-yield CBO investments due to other-than-temporary declines in their fair values as a result of the rise in default rates over the two-year period. In 2002, an impairment loss was recognized on the mortgage-backed CBO investment due to the significant declines in the value of the underlying securities held by the CBO.
3	Of the 2002 realized gains and (losses), $10 and $(650), respectively, related to the disposal of trading securities previously held by Federated.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

(3) Intangible Assets and Goodwill

Federated’s identifiable intangible assets consisted of the following at December 31:

	2003			2002
in thousands	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value
Investment advisory contracts	$72,834	$(19,255)	$53,579	$71,255	$(12,260)	$58,995
Noncompete agreements	15,400	(8,299)	7,101	15,400	(5,219)	10,181
Other	1,612	(1,031)	581	1,786	(740)	1,046

Total identifiable intangible assets	$89,846	$(28,585)	$61,261	$88,441	$(18,219)	$70,222

Amortization expense for identifiable intangible assets was $10.5 million, $11.3 million and $11.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five years following December 31, 2003 assuming no new acquisitions or impairments:

in thousands
2004	$10,532
2005	$10,312
2006	$7,953
2007	$6,989
2008	$6,968

Goodwill at December 31, 2003 and 2002 was $165.0 million and $164.9 million, respectively. More than 80% of the balances at December 31, 2003 and 2002 represented goodwill resulting from Federated’s acquisition of substantially all of the business of Edgemont Asset Management Corporation in 2001 (see Note (19) Business Combinations).

The following table presents adjusted net income for the years ended December 31, 2003, 2002 and 2001, reflecting net income and basic and diluted earnings per share as though Federated had adopted the provisions of SFAS 142 on January 1, 2001:

in thousands, except per share data	2003	2002	2001
Net income	$191,485	$203,760	$168,447
Add back: Goodwill amortization, net of tax	0	0	4,613

Adjusted net income	$191,485	$203,760	$173,060

Basic earnings per share	$1.78	$1.81	$1.46
Add back: Goodwill amortization, net of tax	0.00	0.00	0.04

Adjusted basic earnings per share	$1.78	$1.81	$1.50

Diluted earnings per share	$1.71	$1.74	$1.40
Add back: Goodwill amortization, net of tax	0.00	0.00	0.04

Adjusted diluted earnings per share	$1.71	$1.74	$1.44

Federated Investors 2003 Annual Report 41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

(4) Property and Equipment

Property and equipment consisted of the following at December 31:

in thousands	Estimated Useful Life	2003	2002
Computer equipment[1]	Up to 4 years	$23,220	$19,104
Transportation equipment	25 years	11,933	11,920
Leasehold improvements	Term of lease	10,992	10,727
Software development	4 years	10,114	13,744
Office furniture and equipment	10 years	9,055	12,185

Total cost/fair value		65,314	67,680
Accumulated depreciation		(34,422)	(33,958)

Property and equipment, net		$30,892	$33,722

1	Amounts include $3,185 and $2,901 recorded under capital lease arrangements for 2003 and 2002, respectively.

Depreciation expense was $9.3 million for the year ended December 31, 2003 and $8.4 million for both years ended December 31, 2002 and 2001, and included the depreciation of assets recorded under capital lease arrangements.

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

(5) Recourse Debt

Federated’s total recourse debt balance of $1.6 million and $2.3 million at December 31, 2003 and 2002, respectively, represented liabilities on capital leases. During 2002, Federated repaid all outstanding liabilities on the capital leases held as of December 31, 2001. Federated entered into three new capital leases for computer hardware in 2002 and one in 2003. The capital leases carry interest rates ranging from 2.90% to 4.55% with weighted-average interest rates of 3.77% and 3.92% at December 31, 2003 and 2002, respectively. The four capital leases outstanding at December 31, 2003 have expiration dates that range from the first quarter 2005 to the first quarter 2006. The aggregate contractual maturities of the capital leases are $1.2 million and $0.6 million in 2004 and 2005, respectively. These contractual maturity amounts include executory costs of $0.1 million and imputed interest costs of $0.1 million.

As of December 31, 2003, Federated was able to borrow up to $150.0 million under the provisions of the Second Amended and Restated Credit Agreement as amended (the Credit Facility), the term of which expired in January 2004. Under this agreement, Federated paid a facility fee of 0.10% on the revolving credit commitment. At December 31, 2003, the outstanding balance under the Credit Facility was zero. The Credit Facility contained various financial and nonfinancial covenants. Federated was in compliance with all such covenants at December 31, 2003. On January 16, 2004, Federated renewed the Credit Facility (see Note (21)) for an additional 364-day term. Several of Federated’s wholly owned subsidiaries guarantee any obligation of Federated that arises pursuant to the Credit Facility.

In September 2003, a wholly owned subsidiary of Federated entered into a discretionary line of credit agreement with a bank under which it can borrow up to $50 million for the payment of obligations associated with daily net settlements of mutual funds processed through the National Securities Clearing Corporation. Borrowings under this 364-day agreement bear interest at a rate mutually agreed upon by the bank and the borrower at the time of the borrowing and are payable on demand. At December 31, 2003, there was no outstanding balance under this agreement. Federated guarantees the payment of any obligation owed by the subsidiary in connection with this line of credit.

On December 31, 2001, Federated repaid the remaining balance of $70.0 million on the Senior Secured Note Purchase Agreements (the Notes), which were scheduled to mature in June 2006. The Notes carried a fixed interest rate of 7.96%. In connection with the early retirement of the Notes, Federated paid a make-whole amount equal to $6.6 million pretax. The make-whole payment was recorded as “Debt expense – recourse” in the Consolidated Statements of Income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

(6) Deferred Sales Commissions and Nonrecourse Debt

Deferred sales commissions consisted of the following at December 31:

in millions	2003	2002
Deferred sales commissions on B shares, net	$324.0	$318.2
Other deferred sales commissions, net	3.7	1.9

Deferred sales commissions, net	$327.7	$320.1

In 2003, Federated recorded deferred sales commissions relating to sales commissions on B shares as of December 31, 2003 and 2002, to reflect financing accounting treatment consistently for all periods.

Since 1997, Federated has funded sales commissions paid for Class B shares of Federated-sponsored mutual funds under various arrangements with independent third parties by selling its right to future cash flow streams associated with the B-share deferred sales commissions. As a result of these funding arrangements, Federated has recorded nonrecourse debt, which comprised the following at December 31:

	Weighted- Average Interest Rates		Remaining Amortization Period	2003	2002
dollars in millions	2003	2002
Financings through March 1997	7.60%	7.60%	1.3 years	$13.2	$17.1
Financings between April 1997 and September 2000	8.06%	7.93%	5 years	147.0	172.8
Financings between October 2000 and December 2003	5.55%	6.58%	8 years	166.9	129.4

Total long-term debt – nonrecourse				$327.1	$319.3

In 2003, Federated recorded nonrecourse debt as of December 31, 2003 and 2002, to reflect financing accounting treatment consistently for all periods.

Federated’s nonrecourse debt does not contain a contractual maturity but is amortized over eight years dependent upon the cash flows of the related B-share fund assets, which are applied first to interest and then principal. Interest rates are imputed based on current market conditions at the time of issuance.

In December 2003, Federated signed an agreement with an independent financial institution to continue funding the B-share sales commissions through December 2006.

In 2001, Federated sold its retained interest in residual cash flows under its first funding arrangement. As a result, Federated recorded a $9.0 million pretax gain in “Nonoperating Income (Expenses) – Other, net” in the Consolidated Statements of Income.

(7) Employee Benefit Plans

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

Matching contributions to the 401(k) plan amounted to $3.3 million, $3.5 million and $3.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

A Federated employee becomes eligible to participate in the Profit Sharing Plan upon the first day of employment. The Profit Sharing Plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the Profit Sharing Plan in 2003, 2002 or 2001. At December 31, 2003, the Profit Sharing Plan held 1.6 million shares of Federated Class B common stock.

Federated Investors 2003 Annual Report 43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

(b) Employee Stock Purchase Plan

Federated offers an Employee Stock Purchase Plan which allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares under the plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2003, 65,170 shares were purchased by the plan on the open market since the plan’s inception in 1998.

(8) Other Compensation Plans

Federated’s long-term incentive compensation has been provided for under the Stock Incentive Plan, as amended and subsequently approved by shareholders in April 2002. Stock-based awards are granted to reward Federated’s employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated. Under the plan, a total of 20.3 million shares of Class B common stock have been authorized for granting stock-based awards in the form of restricted stock, stock options or other stock-based awards. For existing plans, vesting occurs over a 0- to 10-year period and, in certain cases, may be accelerated as a result of meeting specific performance criteria.

(a) Restricted Stock

Under the Stock Incentive Plan and subject to restrictions, Federated has sold shares of Class B common stock to certain key employees. During the restricted period, the recipient receives dividends on the shares. In 2003, 40,000 shares of Class B common stock with a fair value of $22.08 per share were sold under the Stock Incentive Plan. No such sales under the Stock Incentive Plan occurred in 2002 and 2001. Forfeitures of 146,250 shares occurred in 2002; no forfeitures occurred in either 2003 or 2001. Compensation expense related to the Stock Incentive Plan was $0.5 million, $0.1 million and $0.3 million for the years ended 2003, 2002 and 2001, respectively.

(b) Stock Options

In 2001, 45,000 employee stock options were granted, 199,980 options were awarded to executive officers in lieu of a portion of their 2000 earned bonus awards and 12,000 options were awarded to independent directors. In 2002, 430,000 employee stock options were granted, 200,000 options were awarded to executive officers in lieu of a portion of their 2001 earned bonus awards, 315,624 options were awarded to executive and senior management in connection with their 2002 earned bonus awards and 6,750 options were awarded to independent directors. In 2003, 6,750 employee stock options were awarded to independent directors. Each vested option may be exercised, during the stated exercise period, for the purchase of one share of Class B common stock at the exercise price. In 2003, 479,037 stock options were exercised.

The following table summarizes the status of and changes in Federated’s stock option program during the past three years:

	Options	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
Outstanding at beginning of 2001	12,167,200	$13.88	1,744,500	$6.54
Granted	256,980	$29.50
Exercised	(693,600)	$1.57
Forfeited	(174,175)	$12.09

Outstanding at end of 2001	11,556,405	$15.00	1,259,880	$13.07
Granted	952,374	$28.96
Exercised	(14,000)	$15.55
Forfeited	(583,975)	$15.13

Outstanding at end of 2002	11,910,804	$16.11	1,771,254	$17.37
Granted	6,750	$27.22
Exercised	(479,037)	$8.67
Forfeited	(292,975)	$10.55

Outstanding at end of 2003	11,145,542	$16.58	1,302,217	$20.64

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

Additional information regarding stock options outstanding at December 31, 2003, follows:

Range of Exercise Prices	Outstanding	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in Years)	Exercisable	Weighted-Average Exercise Price of Exercisable Options
$1.28 to $1.29	2,186,100	$1.28	1.6	0	$0.00
$4.00 to $6.20	1,766,175	$4.19	3.6	150,000	$6.20
$11.00 to $13.29	1,800,150	$12.65	5.3	416,850	$12.52
$17.75 to $25.35	2,268,887	$24.23	7.6	314,137	$25.30
$26.95 to $35.00	3,124,230	$31.00	7.7	421,230	$30.35

	11,145,542	$16.58	5.5	1,302,217	$20.64

Information regarding the fair value of options granted in 2003, 2002 and 2001 follows:

	2003	2002	2001
Exercise price equals market price on date of grant:
Weighted-average grant-date fair value	$7.16	$10.29	$13.07
Weighted-average exercise price	$27.22	$28.96	$29.50

No awards were granted with an exercise price that was less than or greater than the market price on the date of grant in 2003, 2002 or 2001.

Total compensation expense related to stock options was $1.1 million, $0.2 million and $0.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

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

Cash dividends of $32.5 million, $24.8 million and $20.5 million were paid in 2003, 2002 and 2001, respectively, to holders of common stock.

In 2003, 2002 and 2001, the board of directors approved various share repurchase programs authorizing Federated to purchase Federated Class B common stock. Under the programs, shares can be repurchased in open market and private transactions through the life of the program. The programs authorize executive management to determine the timing and the amount of shares for each purchase. The repurchased stock will be held in treasury for employee benefit plans, potential acquisitions and other corporate activities. As of December 31, 2003, under these programs, Federated can repurchase an additional 4.9 million shares.

Stock repurchases and dividend payments are subject to restrictions under Federated’s Credit Facility, as amended. These restrictions limit cash payments for additional stock repurchases and dividends to 50% of net income earned during the period from January 1, 2000, to and including the payment date, less certain payments for dividends and stock repurchases. As of December 31, 2003, Federated, given current debt covenants as disclosed in Note (21), had the ability to make additional stock repurchase or dividend payments of more than $213 million under these restrictions.

(10) Leases

Federated has various operating lease agreements primarily involving facilities, office and computer equipment and vehicles. These leases are noncancelable and expire on various dates through the year 2014. Most leases include renewal options and, in certain leases, escalation clauses.

Federated extended the term of its operating lease for its corporate headquarters building in Pittsburgh, Pennsylvania, by signing an amendment, dated as of December 31, 2003, to the original lease agreement. The amended building lease expires in 2014, with renewal options for two successive terms of five years each. The amendment also provides for escalation clauses and certain penalties for early termination.

Federated Investors 2003 Annual Report 45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

The following is a schedule by year of future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2003:

in thousands
2004	$13,245
2005	12,558
2006	11,618
2007	10,110
2008	9,078
2009 and thereafter	39,354

Total minimum lease payments	$95,963

Federated began subleasing certain leased property in 2002. As of December 31, 2003, aggregate future minimum rentals to be received under a noncancelable sublease that expires in 2007 totaled $2.2 million.

Rental expenses were $14.1 million, $16.0 million and $17.3 million for the years ended December 31, 2003, 2002 and 2001, respectively.

(11) Income Taxes

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense consisted of the following components for the years ended December 31:

in thousands	2003	2002	2001
Current:
Federal	$101,870	$102,022	$111,729
State	3,655	1,760	984
Foreign	598	518	508

	106,123	104,300	113,221

Deferred:
Federal	1,992	7,654	(18,633)

Total	$108,115	$111,954	$94,588

For the years ended December 31, 2003, 2002 and 2001, the foreign subsidiaries had net income of $4.7 million, $4.0 million and $4.4 million, respectively, for which income tax expense of $1.9 million, $1.6 million and $1.7 million, respectively, has been provided.

Federated’s effective income tax rate was 36.1%, 35.5% and 36.0% for the years ended December 31, 2003, 2002 and 2001, respectively. Differences between the statutory federal tax rate and the effective tax rate for these years are due primarily to state income taxes and the nondeductibility of certain meals and entertainment expenses and in 2001, the amortization of certain nondeductible goodwill.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following as of December 31:

in thousands	2003	2002
Deferred Tax Assets
Unrealized losses and impairment losses on marketable securities[1]	$7,041	$6,948
Capital losses[2]	2,968	3,936
Intangible assets	0	3,298
Other	4,618	2,377

Total gross deferred tax asset	14,627	16,559
Valuation allowance for capital loss carry-forwards[2]	(2,348)	(2,348)

Total deferred tax asset, net of valuation allowance	$12,279	$14,211

Deferred Tax Liabilities
Intangible assets	$635	$0
Deferred sales commissions	22,183	21,928
Costs of internal-use software	2,164	3,055
Other	3,366	3,127

Total gross deferred tax liability	$28,348	$28,110

Net deferred tax liability	$16,069	$13,899

1	$6,614 of this amount represents deferred tax assets generated by the impairment charges recorded to write down the value of Federated’s three CBOs. The amount of actual capital loss associated with Federated’s investment in the CBOs will not be known until such time as Federated’s investments in the CBOs are either redeemed or sold. The five-year carry-forward period will begin in the first tax year after Federated’s CBO investments are disposed. Management believes it is more likely than not that Federated will be able to utilize the capital loss carry-forwards in the future.
2	$2,613, $249, and $106 of this capital loss deferred tax asset will be carried forward and will expire in 2006, 2007 and 2008, respectively. A valuation allowance has been recognized on a portion of this deferred tax asset due to management’s uncertainty of realizing the benefit of these capital loss carry-forwards.

(12) Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

in thousands, except per share data	2003	2002	2001
Numerator
Net income	$191,485	$203,760	$168,447

Denominator
Denominator for basic earnings per share - weighted-average shares less nonvested restricted stock	107,839	112,375	115,012
Effect of dilutive securities:
Dilutive potential shares from stock-based compensation	4,220	4,929	4,980

Denominator for diluted earnings per share - adjusted weighted-average shares and assumed conversions	112,059	117,304	119,992

Basic earnings per share	$1.78	$1.81	$1.46

Diluted earnings per share	$1.71	$1.74	$1.40

Federated uses the treasury stock method to reflect the dilutive effect of unvested restricted stock and unexercised stock options in diluted earnings per share. For the years ended December 31, 2003, 2002 and 2001, options to purchase 2.9 million, 1.8 million and 1.7 million shares of common stock, respectively, at a weighted-average exercise price per share of $31.37, $32.93 and $32.59, respectively, were outstanding but not included in the computation of diluted earnings per share for each year because the option exercise price was greater than the average market price of Federated Class B common stock. Under the treasury stock method, if the average market price of Federated common stock increases above the option’s exercise price, the proceeds that would be assumed to be realized from the exercise of the option would be assumed to be used to acquire outstanding shares of Federated common stock. As such, the dilutive effect of such shares of options would result in the addition of a net number of shares to the weighted-average number of shares used in the calculation of diluted earnings per share.

Federated Investors 2003 Annual Report 47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

(13) Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income (loss), net of tax, are as follows:

in thousands	Unrealized Gain/(Loss) on Securities Available for Sale	Foreign Currency Translation Gain/(Loss)	Total
Balance at January 1, 2001	$(2,628)	$(118)	$(2,746)
Total change in market value[1]	(2,072)	0	(2,072)
Reclassification adjustment – net realized loss[2]	4,582	0	4,582
Loss on currency conversion[3]	0	(50)	(50)

Balance at December 31, 2001	(118)	(168)	(286)
Total change in market value[1]	(1)	0	(1)
Reclassification adjustment – net realized loss[2]	114	0	114
Gain on currency conversion[3]	0	194	194

Balance at December 31, 2002	(5)	26	21
Total change in market value[1]	78	0	78
Reclassification adjustment – net realized gain[2]	(1)	0	(1)
Gain on currency conversion[3]	0	274	274

Balance at December 31, 2003	$72	$300	$372

1	The tax (expense)/benefit on the change in market value of securities available for sale was $(42), $1 and $1,116 for 2003, 2002 and 2001, respectively.
2	The tax (expense)/benefit on the reclassification adjustment for securities available for sale was $(1), $62 and $2,468 for 2003, 2002 and 2001, respectively.
3	The tax (expense)/benefit on the foreign currency translation gain/loss was $(148), $(104) and $27 for 2003, 2002 and 2001, respectively.

(14) Disclosures of Fair Value

Estimated fair values of Federated’s financial instruments have been determined using available market information and appropriate valuation methodologies, as set forth below. These fair values are not necessarily indicative of the amounts that would be realized upon exchange of these instruments or Federated’s intent to dispose of these instruments.

Carrying amounts approximate fair value for the following financial instruments due to their short maturities:

•	Cash and cash equivalents

•	Receivables

•	Accrued revenue

•	Accrued expenses

•	Accounts payable

Marketable securities are carried at fair value (see Note (1)(g)).

Federated’s recourse debt is comprised of capital lease liabilities. The fair value of each capital lease liability is estimated based on the current market rate for debt with a similar remaining maturity. Based on this fair value estimate, the carrying value of capital lease liabilities appearing in the Consolidated Balance Sheets approximate fair value.

With respect to Federated’s nonrecourse debt, based on the nature of the debt and the uncertainty of the amounts and timing of the cash flows, Federated is not able to determine its fair value. (See Note (6) for further information regarding Federated’s nonrecourse debt.)

(15) Minority Interest in Subsidiaries and Equity Investments

A subsidiary of Federated Investors, Inc. has a majority interest (50.5%) and acts as the general partner in Passport Research Ltd., a limited partnership. Edward D. Jones & Co., L.P. is the limited partner with a 49.5% interest. The partnership acts as investment adviser to two registered investment companies.

Another subsidiary of Federated Investors, Inc. owns a majority interest (90%) in InvestLink Technologies, Inc., a software developer and marketer of applications for the recordkeeping, administration and servicing of defined contribution plans.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

Federated owns a 50% interest in a joint-venture company, Federated Asset Management GmbH, which administers separate accounts and distributes Federated offshore fund products in Germany. This joint venture is accounted for under the equity method of accounting.

(16) Variable Interest Entities

Federated acts as the investment manager for two high-yield CBO products and a mortgage-backed CBO product pursuant to the terms of an investment management agreement between Federated and each CBO. The CBOs are alternative investment vehicles created in 1999 and 2000 for the sole purpose of issuing collateralized debt instruments that offer investors the opportunity for high return. The CBOs are subject to greater risk than traditional investment products. The notes issued by the CBOs are backed by diversified portfolios consisting primarily of structured debt and had original expected maturities of five to twelve years. As a result of their corporate governance, the CBOs meet the definition of a VIE under FIN 46. After performing an expected cash flow analysis for each CBO, management determined that Federated is not the primary beneficiary of the CBOs as defined by FIN 46 and thus is not required to consolidate the financial condition and results of operations of these CBOs in Federated’s Consolidated Financial Statements. As of December 31, 2003, aggregate total assets and aggregate total obligations of the CBOs approximated $1.1 billion, respectively.

Federated holds a minor investment in each CBO, which exposes it to risk of loss to the extent of the carrying value of the investments. As of December 31, 2003, the remaining $0.6 million carrying value of these investments represented Federated’s maximum exposure to loss over the remaining life of the CBOs.

(17) Related Party Transactions

Federated provides investment advisory, administrative, distribution and shareholder services to various Federated products including the Federated group of funds (Federated funds or affiliates). All of these services provided for the Federated funds are under contracts that definitively set forth the fees to be charged for these services and are approved by the funds’ independent directors/trustees. Federated may waive certain fees charged for these services in order to make the Federated funds more competitive or to meet regulatory requirements. At December 31, 2003 and 2002, Federated’s receivable from affiliates totaled $33.2 million and $28.2 million, respectively.

At December 31, 2003 and 2002, Federated’s payable to affiliates totaled $9.2 million and $0.2 million, respectively. For 2003, $9.1 million of this amount related to past mutual fund trading practices (see Note (20) Commitments and Contingencies for more detail). The remaining amounts primarily represent fund-related expenses assumed by Federated in certain cases in order to help a fund meet regulatory requirements.

(18) Concentration Risk

In terms of revenue concentration by product, approximately 10% of Federated’s total revenue for 2003 was derived from services provided to one Federated-sponsored fund. In addition, approximately 12% of Federated’s total revenue for 2003 related to one customer. In both cases, the majority of this revenue is dependent upon the level of assets under management in numerous individual fund shareholder accounts.

(19) Business Combinations

In the third quarter 2003, assets of eight mutual funds previously advised by Riggs Investment Advisors, Inc., a subsidiary of Riggs National Corporation, totaling approximately $465 million were acquired by eight Federated-sponsored mutual funds (Riggs Acquisition). This acquisition occurred in connection with an agreement between Federated, Riggs Investment Advisors, Inc., and Riggs Bank N.A. In the second quarter 2002, Federated signed an agreement with FirstMerit Advisors, Inc. and FirstMerit Corporation pursuant to which assets totaling approximately $250 million, previously advised by FirstMerit, were acquired by various Federated funds (FirstMerit Acquisition). In the fourth quarter 2001, assets of three mutual funds previously advised by Rightime Econometrics, Inc., totaling approximately $148 million, were acquired by Federated Capital Appreciation Fund in connection with an agreement between Federated, Lincoln Investment Planning, Inc. and Rightime Econometrics, Inc. (Rightime Acquisition). The upfront purchase price for each of these acquisitions was capitalized as an investment advisory contract intangible asset. The agreements also require Federated to pay certain contingent payments on a periodic basis (either monthly or quarterly) over the three- to five-year periods following the completion of the acquisitions calculated as a percentage of assets under management. See Note (20) Commitments and Contingencies for details regarding these contingent payments.

In the second quarter 2001, Federated completed the acquisition of substantially all of the business of Edgemont Asset Management Corporation, the former adviser of The Kaufmann Fund (Edgemont Acquisition). The purchase price for this acquisition was $182.9 million. This price included cash payments of $174.0 million, including transaction costs, and 315,732 shares of Federated Class B common stock valued at $8.9 million. The acquisition agreement provides for additional purchase price payments and incentive compensation payments based upon the achievement of specified revenue growth through 2007 (see Note (20) Commitments and Contingencies). This acquisition was accounted for using the purchase method of accounting and, accordingly, the fair value of the

Federated Investors 2003 Annual Report 49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

assets acquired, primarily $77.0 million of identifiable intangible assets and $105.7 million of goodwill as of the acquisition date, as well as the results of those assets were included in Federated’s Consolidated Financial Statements beginning on the date of acquisition. The amount assigned to intangible assets represents the fair value of the advisory contract, the noncompete agreement and the workforce as of the acquisition date. These assets are being amortized on a straight-line basis over their useful lives, which range from four to ten years with a weighted average life of nine years. In addition, $33.1 million of additional purchase price was paid in 2002 and was recorded as goodwill.

(20) Commitments and Contingencies

(a) Contractual

Pursuant to various acquisition agreements entered into by Federated in 2003, 2002 and 2001, Federated is required to make additional payments to the seller in each acquisition contingent upon the occurrence of certain events. Pursuant to the Edgemont Acquisition agreement, Federated could pay an additional $132.3 million as contingent purchase price and $26.9 million as contingent incentive compensation between 2004 and 2007 with as much as $79.6 million in total contingent payments payable in the second quarter 2004 if certain revenue targets are met. The purchase price payments are recorded as additional goodwill at the time of payment while the incentive compensation payments are recognized as compensation expense during the periods in which the payments are earned. In 2003, no contingent payments were made. In 2002, Federated made contingent payments of $40.0 million, $33.1 million of which was recorded as goodwill.

Pursuant to the Rightime, FirstMerit and Riggs Acquisitions, Federated is required to make contingent payments on a periodic basis calculated as a percentage of average assets under management in certain Federated fund shareholder accounts for which the seller is the named broker/dealer of record. In the case of the Rightime Acquisition, the payments occur quarterly and could continue through first quarter 2007. These contingent payments are considered to be additional purchase price payments. As of December 31, 2003, Federated had recorded a liability of $0.7 million representing the present value of expected future contingent purchase price payments relating to the assets under management originally acquired in connection with the Rightime Acquisition. Contingent payments relating to the FirstMerit Acquisition occur on a monthly basis through third quarter 2005. Contingent payments for the Riggs Acquisition occur quarterly and could continue through fourth quarter 2008. As the level of payments eligible under the FirstMerit and Riggs Acquisitions are commensurate with payments made to other brokers for similar services, these payments are expensed as incurred.

Federated has various lease agreements primarily involving facilities, office and computer equipment and vehicles. See Notes (5) Recourse Debt and (10) Leases for additional information on these contractual obligations.

(b) Internal Review of Mutual Fund Trading Activities

In September 2003, Federated received detailed requests for information on shareholder trading activity in Federated-sponsored mutual funds from the Securities and Exchange Commission, the New York State Attorney General and the National Association of Securities Dealers. Federated’s Board of Directors (Board) retained the law firm of Reed Smith LLP to assist Federated in responding to these requests and to conduct an internal review of the trading activity matters identified in the requests. The Board established a special investigative committee consisting of three independent directors, Federated’s chief executive officer and its chief legal officer, to oversee the review and make recommendations to the full Board. Attorneys from the law firm of Dickstein Shapiro Morin & Oshinsky, LLP, independent counsel for the Federated mutual funds, participated in the review and reported on its progress to the independent directors of the funds. In November, the Board also retained the law firm of Davis Polk & Wardwell to assist in the review.

The internal review of trading activity matters found that Federated personnel had arranged with three customers to permit frequent trading to occur in six domestic equity and two high-yield funds advised by Federated. Two arrangements were made in 2002 and one in 2003. The review also found that certain internal frequent trading reports were not reviewed during the period from May to September 2003, enabling two customers to engage in frequent trading in Federated funds during the period.

The review found that one of the investors who, without arrangement with Federated, engaged in frequent trading, also made late trades in Federated-advised funds by placing orders after the 4:00 p.m. cut-off time as stated in the fund’s prospectus. The review determined that during the past five years, Federated employees incorrectly accepted certain other late orders, but that these amounted to no more than a fraction of one percent of the total orders processed, and did not have any material impact on the funds. The review found no evidence that Federated or any of its employees had an arrangement with investors to accept late trades.

The internal review also found instances in which two portfolio managers engaged in trading within funds they managed that the Company regarded as unacceptable and two instances in which Federated employees improperly placed orders for fluctuating net asset value funds after 4:00 p.m. During the course of the review, attorneys also identified one instance in which an employee intentionally deleted e-mail messages related to the information subject to the investigation. Two employees have been terminated, two officers have resigned and five officers have been sanctioned in connection with the internal review.

The independent directors of the Federated mutual funds retained an independent expert to determine the impact on the funds from the trading activities identified in the review. Based upon this expert’s findings, Federated established a restoration fund of approximately $7.6 million to compensate for the detrimental impact of the improper trading activities described above. The independent directors of the funds have not yet determined how to distribute the restoration fund and no government agency has passed on the establishment or amount of the restoration fund.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

The Consolidated Financial Statements for the year ended December 31, 2003 reflect pretax charges of approximately $7.6 million for the restoration fund and approximately $13.5 million ($12.4 million of which was recorded in the fourth quarter of 2003) for other expenses related to the review, including expenses incurred by the funds. These amounts do not include fines, penalties or other amounts that may be sought by governmental agencies or through claims asserted in private litigation. In order to estimate the accrual for certain other expenses relating to Federated’s commitment to remedy any damages to the Federated funds, management made assumptions concerning the timing and effort involved to finalize the internal review and distribute the restoration fund. If actual experience differs significantly from the judgments used to determine the initial estimate, the amount recorded at December 31, 2003 would be subject to revision.

Federated is continuing to cooperate with ongoing governmental investigations, and will conduct further investigation as necessary.

(c) Legal Proceedings

During the period October 2003 through February 2004, Federated was named as a defendant in 11 class action or derivative lawsuits filed on behalf of certain alleged shareholders in various Federated-sponsored mutual funds. Eight of these actions are pending in the United States District Court for the Western District of Pennsylvania, one is pending in the United States District Court for the Southern District of New York, one is pending in the United States District Court for the Central District of California and one is pending in the United States District Court for the Middle District of Florida. The Company is awaiting a court decision as to the consolidation of these cases and their proper venue. The cases generally involve claims arising from allegations that Federated illegally permitted improper trading practices including market timing and late trading in concert with certain institutional traders, which allegedly caused injury to the mutual fund shareholders. The case in Florida involves claims for excessive advisory and Rule 12b-1 fees allegedly charged to the Federated Kaufmann Fund. The suits seek unquantified damages, attorneys’ fees and expenses. Federated intends to defend this litigation.

In addition, Federated has other claims asserted against it that result from litigation in the ordinary course of business. In the opinion of management, after consultation with counsel, it is unlikely that any adverse determination for any pending other claim will materially affect the financial position or results of operations of Federated.

(21) Subsequent Events

On January 16, 2004, Federated renewed its $150.0 million Credit Facility by signing Amendment No. 3 to the Second Amended and Restated Credit Agreement (the Renewed Credit Facility). The Renewed Credit Facility has a term of 364 days and can be renewed for additional 364-day terms. Under the Renewed Credit Facility, borrowings bear interest, at the option of Federated, at a defined prime rate or at a spread over the Federal Funds rate or the London Interbank Offering Rate. Federated will pay a facility fee of 0.10% on the revolving credit commitment. The Renewed Credit Facility contains restrictions that limit cash payments for dividends and stock repurchases. Cash payments for dividends and stock repurchases are restricted to 50% of net income earned during the period from January 1, 2000, to and including the payment date, less certain payments for dividends and stock repurchases. The Renewed Credit Facility includes financial and nonfinancial covenants, which are similar in nature to the covenants contained in the original Credit Facility.

On February 3, 2004, management announced its intention to outsource its transfer agent functions to Boston Financial Data Services (Boston Financial). The Company has entered into a non-binding letter of intent with Boston Financial and its parent company, State Street Bank & Trust Company, regarding negotiation of an agreement to effect the outsourcing of transfer agent activities by June 30, 2004. Negotiations with Boston Financial are in the preliminary stages and, as such, management cannot reasonably estimate the total impact this transaction will have on Federated’s results of operations or financial condition.

On February 5, 2004, the board of directors declared a $0.085 per share dividend, which was paid on February 27, 2004.

Federated Investors 2003 Annual Report 51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2003, 2002 and 2001)

(22) Supplementary Quarterly Financial Data (Unaudited)

in thousands, except per share data, for the quarters ended	March 31,	June 30,	September 30,	December 31,
2003
Revenue[1]	$194,054	$202,468	$209,976	$216,750
Operating income	78,805	79,984	83,169	70,504
Net income	48,711	49,060	50,940	42,774
Basic earnings per share	0.44	0.46	0.48	0.40
Diluted earnings per share	0.43	0.44	0.46	0.38
Cash dividends per share	0.057	0.070	0.085	0.085
Stock price per share[2]
High	27.83	28.70	30.94	31.90
Low	23.85	25.24	26.96	26.50

2002
Revenue[1]	$207,289	$206,684	$197,495	$197,285
Operating income	85,671	84,088	83,718	78,153
Net income	52,323	52,611	49,927	48,899
Basic earnings per share	0.46	0.47	0.45	0.44
Diluted earnings per share	0.44	0.45	0.43	0.42
Cash dividends per share	0.046	0.057	0.057	0.057
Stock price per share[2]
High	34.62	35.75	36.18	28.51
Low	30.01	30.05	24.45	23.43

1	Previously reported revenue reflects certain reclassifications to conform with current year presentation (see Note (1)(c) Summary of Significant Accounting Policies-Prior Period Financial Statements).
2	Federated’s common stock is traded on the New York Stock Exchange under the symbol “FII.”

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of March 1, 2004, was one and 16,538, respectively.