Form 10-K, Exhibit 13
period 2004-12-31
FEDERATED INVESTORS INC /PA/
filed 2005-03-04
CIK 1056288

Exhibit 13.01

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data and managed and administered assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed and administered assets) of Federated for the five years ended December 31, 2004, have been derived from the audited Consolidated Financial Statements of Federated. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements which follow.

Years Ended December 31,	2004	2003	2002	2001	2000
Statement of Income Data[1]
Total revenue[2]	$846,964	$795,773	$778,971	$784,104	$714,650
Operating income[2,3]	316,964	307,374	324,300	305,033	263,027
Income from continuing operations before income taxes[2,3]	289,264	294,333	308,036	252,715	232,363
Income from continuing operations[2,3]	179,058	188,061	198,769	161,739	148,757
Income from discontinued operations[3]	2,121	3,424	4,991	6,708	6,603
Net income[2,3]	181,179	191,485	203,760	168,447	155,360

Share Data
Basic earnings per share[1]
Income from continuing operations	$1.66	$1.74	$1.77	$1.41	$1.27
Income from discontinued operations	0.02	0.03	0.04	0.06	0.06
Net income[4]	1.68	1.78	1.81	1.46	1.32
Diluted earnings per share[1]
Income from continuing operations	$1.62	$1.68	$1.69	$1.35	$1.22
Income from discontinued operations	0.02	0.03	0.04	0.06	0.05
Net income[4]	1.64	1.71	1.74	1.40	1.27
Book value per share at period end	$4.28	$3.64	$3.03	$2.06	$1.26
Cash dividends per share	$0.4140	$0.2970	$0.2170	$0.1750	$0.1387
Weighted-average shares outstanding – basic	107,615	107,839	112,375	115,012	117,557
Weighted-average shares outstanding – assuming dilution	110,410	112,059	117,304	119,992	122,295

Balance Sheet Data at Period End
Total assets	$954,688	$879,228	$795,451	$693,748	$704,750
Long-term debt—recourse[5]	8	542	1,385	0	70,174
Long-term debt—nonrecourse	284,915	327,142	319,328	312,871	323,818
Total liabilities and minority interest	496,935	483,375	454,734	456,651	556,882
Shareholders’ equity	457,753	395,853	340,717	237,097	147,868

Managed and Administered Assets (in millions)
As of period end:
Managed assets	$179,268	$197,917	$195,353	$179,687	$139,584
Administered assets	37,164	43,428	34,827	44,684	39,732
Average for the period:
Managed assets	187,820	199,483	189,242	160,593	128,394
Administered assets	41,208	39,513	38,032	41,982	41,966

1	The Consolidated Financial Statements for the years ended December 31, 2004 and 2003 included a $31.2 million and a $21.1 million pretax charge respectively, related to Federated’s internal review and estimated settlement related to past mutual fund trading practices. See Note (23) to the Consolidated Financial Statements for information concerning the review and estimated settlement.
2	Revenue and expenses for the years ended December 31, 2004, 2001 and 2000 included certain Class B share distribution- and financing-related income and expenses. In 2002 and 2003, Federated did not recognize such B-share distribution- and financing-related income or expenses. See Note (1)(k) to the Consolidated Financial Statements.
3	Beginning January 1, 2002, Federated no longer amortizes goodwill which is in accordance with the provisions of Statement of Financial Accounting Standards No.142, “Goodwill and Other Intangible Assets” (SFAS 142).
4	Totals may not sum due to rounding.
5	On December 31, 2001, Federated repaid the remaining balance of its recourse debt which was scheduled to mature in June 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS

of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.

General

Federated Investors, Inc. (together with its subsidiaries, Federated) is one of the largest investment managers in the United States with $179.3 billion in managed assets as of December 31, 2004. The majority of Federated’s revenue is derived from advising and administering Federated mutual funds, separately managed accounts and other Federated-sponsored products, in both domestic and international markets. Federated also derives revenue from administering mutual funds sponsored by third parties and from providing various other mutual fund-related services, including distribution, shareholder servicing, trade clearing and retirement plan recordkeeping services (collectively, Other Services).

Investment advisory fees, administrative fees and certain fees for Other Services, such as distribution and shareholder service fees, are contract-based fees that are calculated as a percentage of the net assets of the investment portfolios that are managed or administered by Federated. As such, Federated’s revenue is primarily dependent upon factors that affect the value of managed and administered assets including market conditions and the ability to attract and maintain assets. Rates for Federated’s services generally vary by asset type and investment objective and, in certain instances, decline as the average net assets of the individual portfolios exceed certain threshold levels. Generally, rates charged for advisory services provided to equity products are higher than rates charged on money market and fixed-income products. Accordingly, revenue is also dependent upon the relative composition of average assets under management. Federated pays a significant portion of its distribution and shareholder service fees to financial intermediaries that sell and service Federated-sponsored products. These payments are generally calculated as a percentage of net assets attributable to the party receiving the payment and are recorded on the Consolidated Statements of Income either as reductions to revenue as in the case of certain shareholder service fee payments or as an expense as in the case of certain distribution fee payments.

Federated’s remaining Other Services fees are based on fixed rates per transaction or retirement plan participant. Revenue relating to these services will vary with changes in the number of transactions and plan participants which are impacted by sales and marketing efforts, competitive fund performance, introduction and market reception of new products and acquisitions.

Federated’s most significant operating expenses include compensation and related costs, which represent fixed and variable compensation and related employee benefits, and marketing and distribution costs.

Business Developments

The Consolidated Financial Statements for the years ended December 31, 2004 and 2003 reflect a $31.2 million and $21.1 million pretax charge, respectively, for various legal, regulatory and compliance matters, including costs incurred and estimated to complete Federated’s internal review as well as costs incurred on behalf of the funds. Of these amounts, $17.4 million and $7.6 million, respectively, represent management’s current estimate of the costs relating to an anticipated settlement of governmental investigations concerning market timing and late trading allegations (Settlement Charge). Neither the Securities and Exchange Commission (SEC) nor the New York State Attorney General has passed on the establishment or amount of this Settlement Charge. In order to estimate the accrual for expenses relating to remedying any damages to the Federated Funds, management made assumptions concerning the timing and effort involved to complete the internal review. If actual experience differs significantly from the judgments used to determine the initial estimate, the amount accrued as of December 31, 2004 would be subject to further revision. In addition, Federated’s management is unable to estimate the ultimate impact of any settlement proceedings, including the tax deductibility of these costs, and therefore final resolution of these matters may have a material impact on Federated’s consolidated results of operations, financial position or cash flows.

In the fourth quarter 2004, Federated reached a definitive agreement to acquire the cash management business of Alliance Capital Management L.P. (Alliance). Currently in connection with this acquisition, up to approximately $25 billion in assets from 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services is expected to be transitioned into Federated money market funds. This transaction has been approved by the boards of directors of both Federated and Alliance, as well as by each mutual fund’s board of directors/trustees. This transaction, which is expected to close in phases between the first and third quarters of 2005, includes upfront cash payments totaling approximately $25 million due at the transaction closing dates as well as contingent purchase price payments payable over five years. The contingent purchase price payments will be calculated as a percentage of revenue less operating expenses directly attributed to these assets. At the current levels, these additional payments would approximate $68 million over five years. This acquisition will be accounted for using the purchase method of accounting. In the third quarter 2004, assets of four mutual funds previously advised by Banknorth N.A., a subsidiary of Banknorth Group, Inc., totaling approximately $265 million were acquired by four Federated-sponsored mutual funds. This transaction occurred in connection with an agreement between Federated, Banknorth Group, Inc. and Banknorth N.A. In the third quarter 2003, assets of eight mutual funds previously advised by Riggs Investment Advisors, Inc., a subsidiary of Riggs National Corporation, totaling approximately $465 million were acquired by eight Federated-sponsored mutual funds (Riggs Acquisition). This acquisition occurred in connection with an agreement between Federated, Riggs Investment Advisors, Inc., and Riggs Bank N.A. In the second quarter 2002, Federated signed an agreement with

Federated Investors 2004 Annual Report    17

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

FirstMerit Advisors, Inc. and FirstMerit Corporation pursuant to which assets totaling approximately $250 million, previously advised by FirstMerit, were acquired by various Federated funds (FirstMerit Acquisition).

On June 30, 2004, Federated completed the sale of its transfer agency function to an independent third-party provider of these services. The operating results of this business were reported net of tax as discontinued operations on the Consolidated Financial Statements included elsewhere in this report for all periods presented.

Effective January 1, 2004, Federated was no longer responsible for providing accounting services to the Federated-sponsored funds. Rather, the funds began contracting directly with an independent third-party provider of portfolio accounting services. As a result, beginning in 2004, Federated no longer recognizes revenue or third-party expenses in the Consolidated Statements of Income for portfolio accounting services provided to the Federated-sponsored funds. Federated’s revenue in 2003 and 2002 included $16.6 million and $16.3 million, respectively, for these portfolio accounting services.

Since 1997, Federated has funded the payment of commissions on the sale of Class B shares of Federated-sponsored mutual funds by selling its right to future cash flow streams associated with the B-share deferred sales commissions to independent third parties. During this period, these funding arrangements were accounted for as financings or sales based on the terms of the arrangements. Since December 2003, after discussions with the staff at the SEC, Federated has recorded deferred sales commissions and nonrecourse debt in the Consolidated Balance Sheets to reflect financing accounting treatment consistently for all such funding arrangements. Federated previously applied sale accounting treatment to account for the sale of distribution fees (including CDSCs) in the Consolidated Statements of Income for 2003 and 2002. No adjustments were made to the Consolidated Statements of Income for 2003 or 2002 to reflect financing accounting based on materiality. Beginning January 1, 2004, the sale of distribution fees (including CDSCs) are reflected as financing arrangements in the Consolidated Statement of Income. For purposes of evaluating trends in the company’s operating results, management generally excludes the impact of these income and expense items. See Note (9) to the Consolidated Financial Statements for more information regarding Federated’s accounting for B-share funding arrangements.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Asset Highlights

Managed and Administered Assets at Period End

in millions as of December 31,	2004	2003	Percent Change
Managed Assets
By Asset Type
Money market	$124,302	$142,773	(13)%
Fixed-income	25,953	29,517	(12)%
Equity	29,013	25,627	13%

Total managed assets	$179,268	$197,917	(9)%

By Product Type
Mutual Funds:
Money market	$110,559	$128,878	(14)%
Fixed-income	21,137	24,004	(12)%
Equity	25,951	22,817	14%

Total mutual fund assets	157,647	175,699	(10)%

Separate Accounts:
Money market	13,743	13,895	(1)%
Fixed-income	4,816	5,513	(13)%
Equity	3,062	2,810	9%

Total separate account assets	21,621	22,218	(3)%

Total managed assets	$179,268	$197,917	(9)%

Administered Assets	$37,164	$43,428	(14)%

Average Managed and Administered Assets

in millions for the years ended December 31,	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Average Managed Assets
By Asset Type
Money market	$134,096	$149,703	$145,288	(10)%	3%
Fixed-income	27,248	28,931	23,673	(6)%	22%
Equity	26,476	20,849	20,281	27%	3%

Total average managed assets	$187,820	$199,483	$189,242	(6)%	5%

By Product Type
Mutual Funds:
Money market	$119,745	$134,413	$135,506	(11)%	(1)%
Fixed-income	22,301	23,869	19,773	(7)%	21%
Equity	23,827	18,702	18,483	27%	1%

Total average mutual fund assets	165,873	176,984	173,762	(6)%	2%

Separate Accounts:
Money market	14,351	15,290	9,782	(6)%	56%
Fixed-income	4,947	5,062	3,900	(2)%	30%
Equity	2,649	2,147	1,798	23%	19%

Total average separate account assets	21,947	22,499	15,480	(2)%	45%

Total average managed assets	$187,820	$199,483	$189,242	(6)%	5%

Average Administered Assets	$41,208	$39,513	$38,032	4%	4%

Federated Investors 2004 Annual Report    19

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

	Percentage of Total Average Managed Assets			Percent of Total Revenue
	2004	2003	2002	2004	2003	2002
Money market assets	71%	75%	77%	40%	48%	51%
Fixed-income assets	15%	15%	12%	19%	20%	17%
Equity assets	14%	10%	11%	37%	27%	26%
Other activities	—	—	—	4%	5%	6%

The December 31, 2004 period-end managed assets decreased 9% over period-end managed assets at December 31, 2003. Average managed assets for the year ended December 31, 2004 decreased 6% over average managed assets for 2003. Equity assets benefited from positive market conditions and net sales during the year, increasing 13% to $29.0 billion as of December 31, 2004 from December 31, 2003. Average equity assets grew 27% during 2004 to $26.5 billion as compared to the same period last year. Total and average fixed-income and money market assets declined in 2004 as compared to 2003 due largely to the expectation and occurrence of rising short-term interest rates. Fixed-income assets decreased 12% as of December 31, 2004 as compared to December 31, 2003 while average fixed-income assets decreased 6% for 2004 as compared to 2003. Money market assets at December 31, 2004 declined 13% as compared to December 31, 2003 while average money market assets declined 10% for 2004 as compared to 2003.

Federated grew total and average assets in 2003. Period-end managed assets increased slightly over 2002 period-end managed assets principally as a result of significant growth in total equity assets at a rate of 42% for the year. Equity assets benefited from improved market conditions and strong net sales during the year. Strong fixed-income asset sales in the first half of 2003 also contributed to overall growth in assets in 2003. Money market assets declined during the year as the rate advantage from the Federal Reserve Bank easings in late 2002 and in the first half of 2003 dissipated and as equity markets improved during the second half of 2003. Average managed assets grew 5% in 2003 due in large part to significant growth in fixed-income assets during the latter half of 2002 and the first half of 2003. Average equity assets also grew 3% in 2003 primarily as a result of market appreciation and to a lesser extent, positive net sales in equity fund assets during 2003. Money market average assets grew 3% in 2003 and ended the year with an average of $149.7 billion in assets.

Components of Changes in Equity and Fixed-Income Fund Managed Assets

in millions for the years ended December 31,	2004	2003	Percent Change
Equity Funds
Beginning assets	$22,817	$16,240	40%

Sales	5,972	6,320	(6)%
Redemptions	(5,532)	(5,208)	6%

Net sales	440	1,112	(60)%
Net exchanges	257	298	(14)%
Acquisition related	105	47	123%
Other[1]	2,332	5,120	(54)%

Ending equity fund assets	$25,951	$22,817	14%

Fixed-Income Funds
Beginning assets	$24,004	$22,169	8%

Sales	7,719	14,206	(46)%
Redemptions	(11,209)	(13,134)	(15)%

Net (redemptions) sales	(3,490)	1,072	(426)%
Net exchanges	11	(362)	103%
Acquisition related	220	118	86%
Other[1]	392	1,007	(61)%

Ending fixed-income fund assets	$21,137	$24,004	(12)%

1	Includes changes in the market value of securities held by the funds, reinvested dividends and distributions and net investment income.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Federated’s investment products are primarily distributed in four markets. These markets and the relative percentage of managed assets at December 31, 2004 attributable to such markets are as follows: trust market (49%), broker/dealer market (27%), institutional market (13%) and international market (2%).

Results of Operations

Revenue. The following table sets forth components of total revenue for the three years ended December 31:

in millions	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Revenue from managed assets
Investment advisory fees, net	$546.2	$528.4	$516.4	3%	2%
Administrative service fees, net	121.9	129.6	127.9	(6)%	1%
All other, net	139.8	99.9	96.8	40%	3%

Revenue from managed assets	807.9	757.9	741.1	7%	2%
Revenue from sources other than managed assets	39.1	37.9	37.9	3%	0%

Total revenue	$847.0	$795.8	$779.0	6%	2%

Revenue from managed assets increased $50.0 million in 2004 as compared to 2003 due to 1) an increase of $69.6 million resulting from significant asset growth in average equity assets under management, 2) a $49.0 million increase in “Other service fees, net – affiliates” relating to the application of financing treatment in 2004 to account for all B-share funding arrangements, 3) a $3.0 million reduction in advisory fee waivers due to reduced portfolio accounting expenses of the funds, offset by 4) a reduction in fixed-income and money market assets resulted in a $56.8 million decrease in revenue from managed assets, 5) a $16.3 million reduction in “Other service fees, net – affiliates” due to changes in the Federated-fund-related portfolio accounting contracts effective for 2004 and 6) a reduction of $1.4 million in “Other service fees, net – affiliates” due to the accrual for the return of shareholder service fees to various Federated funds resulting from an administrative delay in the implementation of contractual terms.

Revenue from managed assets increased $16.8 million in 2003 as compared to 2002. Significant asset growth in equity and fixed-income products contributed to an increase in revenue from managed assets of $32.8 million while a reduction in money market assets resulted in a $10.9 million decrease in revenue from managed assets. Revenue from managed assets grew to a lesser degree than growth in average assets due to a higher composition of money market and fixed-income products.

Revenue from sources other than managed assets increased $1.2 million in 2004 as compared to 2003 and remained flat in 2003 as compared to 2002. The increase in 2004 primarily reflects increased revenue of $2.7 million resulting from increased assets for clearing and retirement services partially offset by a decrease of $2.1 million due to a reduction in the number of bank clients for fund administration and accounting services. Management estimates a $7.3 million reduction in revenue from sources other than managed assets in 2005 as compared to 2004 as a direct result of these reductions in the number of bank clients for fund administration and accounting services. These reductions will be partially offset by revenue from managed assets to be earned on certain previously administered assets acquired by Federated in 2004 and a reduction in related marketing and distribution expenses. After giving consideration to these offsets, management expects the net reduction in operating income resulting from these client changes to approximate $5.5 million for 2005 as compared to 2004.

Future revenue may be adversely affected by the recent and ongoing increased scrutiny by regulators and the financial press on fee levels associated with the mutual fund industry.

Operating Expenses. The following table sets forth operating expenses for the three years ended December 31:

in millions	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Compensation and related	$171.8	$169.7	$165.4	1%	3%
Marketing and distribution	156.4	156.1	146.2	0%	7%
Amortization of deferred sales commissions	55.7	14.9	14.5	274%	3%
Amortization of intangible assets	10.7	10.5	11.2	2%	(6)%
Other	135.4	137.2	117.4	(1)%	17%

Total operating expenses	$530.0	$488.4	$454.7	9%	7%

The Consolidated Financial Statements for the years ended December 31, 2004 and 2003 reflect a $31.2 million and $21.1 million pretax charge, respectively, for various legal, regulatory and compliance matters, including costs incurred and estimated to complete Federated’s internal review as well as costs incurred on behalf of the funds. Of these amounts, $17.4 million and $7.6 million, respectively, relate to the Settlement Charge. Neither the SEC nor the New York State Attorney General has passed on the

Federated Investors 2004 Annual Report    21

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

establishment or amount of this Settlement Charge. In order to estimate the accrual for expenses relating to remedying any damages to the Federated Funds, management made assumptions concerning the timing and effort involved to complete the internal review. If actual experience differs significantly from the judgments used to determine the initial estimate, the amount accrued as of December 31, 2004 would be subject to further revision. In addition, Federated’s management is unable to estimate the ultimate impact of any settlement proceedings, including the tax deductibility of these costs, and therefore final resolution of these matters may have a material impact on Federated’s consolidated results of operations, financial position or cash flows.

Total operating expenses for 2004 increased 9% or $41.6 million over 2003. Compensation and related expense increased $2.1 million in 2004 over 2003 due to 1) a $1.8 million increase in the accrual for contingent incentive compensation associated with the acquisition of substantially all of the business of the former advisor of the Kaufmann Fund (Kaufmann Acquisition), 2) a $2.2 million increase in other bonus programs, 3) a $1.7 million increase in employer-related taxes due principally to the exercise of options and taxable transfer of restricted stock, 4) a $1.1 million increase in salary levels, offset by 5) a $5.5 million reduction relating to a new bonus program available to certain employees in 2004, pursuant to which a portion of the bonus earned in 2004 will be paid out in the form of restricted stock to be granted in the first quarter 2005 with a three-year prospective vesting term.

Amortization of deferred sales commissions increased in 2004 as compared to 2003 primarily as a result of applying financing treatment in 2004 to account for all B-share funding arrangements in the Consolidated Statements of Income.

All other expenses decreased $1.8 million in 2004 as compared to 2003. This decrease relates primarily to decreases in “Professional service fees,” “Advertising and promotional” and “Office and Occupancy” partially offset by an increase in “Other.” The $10.4 million decrease in “Professional service fees” is composed primarily of a $13.7 million decrease related to the elimination of portfolio accounting expenses resulting from changes in the Federated-fund-related contracts partially offset by an increase of $2.9 million due to increased legal fees. The $2.0 million decrease in “Advertising and promotional” was due primarily to a $0.9 million reduction in marketing materials expense primarily as a result of decreased sales and a $1.0 million decrease in Federated’s advertising campaign. The $2.8 million decrease in “Office and occupancy” was due to: 1) a decrease of $1.4 million caused by an amendment in early 2004 to the building lease for Federated’s corporate headquarters which included the surrender of certain floors and resulted in the reversal of unamortized balances of related refurbishment allowances and deferred rent associated with these surrendered floors, 2) a $0.7 million decrease in postage expenses associated with the internal investigation into past mutual fund trading activities and 3) a $0.7 million decrease in depreciation expense due to certain capitalized projects becoming fully depreciated in 2004. The $13.7 million increase in “Other” is composed primarily of 1) a $9.8 million increase as a result of the Settlement Charge, 2) a $1.9 million charge to return shareholder service fees to various Federated funds resulting from an administrative delay in the implementation of contractual terms, and 3) a $1.7 million charge for remedial actions related to various fund transactions and trading issues.

Total operating expenses for 2003 increased 7% or $33.7 million over 2002. Compensation and related expense increased $4.3 million in 2003 over 2002. This increase relates to 1) a $2.3 million increase in the accrual for contingent incentive compensation associated with the Kaufmann Acquisition, 2) a $3.9 million increase related to other bonus programs, offset by 3) a decrease of $2.3 million due to the outsourcing of Federated’s mutual fund legal staff in 2002.

The 7% increase in marketing and distribution expense primarily reflects an increase of $7.5 million due to increases in the cost of distributing Federated products through intermediaries during the year, an increase of $3.7 million related to increased equity and fixed-income assets, partially offset by a decrease of $3.3 million related to decreased money market assets. Other operating expenses for 2003 included a $21.1 million charge for the internal review and estimated settlement related to past mutual fund trading practices, which was primarily recorded in “Professional service fees” ($12.5 million) and “Other” ($7.6 million Settlement Charge).

Nonoperating Income (Expenses). The following table sets forth nonoperating income (expenses) for the three years ended December 31:

in millions	2004	2003	2002	Note Reference
Collateralized Debt Obligation (CDO) impairments	$0	$0	$(1.8)	(3)
Performance seed investment losses	0	0	(0.2)
All other nonoperating expenses, net	(17.7)	(2.8)	(3.4)

Total nonoperating expenses, net	$(17.7)	$(2.8)	$(5.4)

Federated’s total net nonoperating expense increased $14.9 million in 2004 as compared to 2003 primarily as a result of applying financing treatment in 2004 to account for all B-share funding arrangements, which increased expense by $16.8 million in 2004 and was partially offset by a $1.4 million increase in dividend income.

Federated reported total net nonoperating expenses of $2.8 million for 2003 as compared to $5.4 million for 2002. Of the $2.6 million decline in net nonoperating expenses for 2003, $2.0 million related to investment losses recognized in 2002 for other-than-temporary

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

and realized declines in the fair values of certain of Federated’s CDO and performance seed investments. The remaining $0.6 million decrease in net nonoperating expenses for 2003 primarily relates to realized losses of $0.7 million on the sale of trading securities in 2002, partially offset by $0.1 million in lower interest and dividend income in 2003.

Income Taxes on Continuing Operations. The income tax provision for continuing operations for 2004, 2003 and 2002 was $110.2 million, $106.3 million and $109.3 million, respectively. The change in the provision for 2004 as compared to 2003 is primarily due to the non-deductible portion of the Settlement Charge ($3.5 million) and increased state taxes ($3.1 million) whereas the change in the provision for 2003 as compared to 2002 primarily reflects changes in the level of income from continuing operations before income taxes. The effective tax rate was 38.1% for 2004, 36.1% for 2003 and 35.5% for 2002.

Income from Continuing Operations. The following table sets forth highlights of Federated’s operations for the three years ended December 31:

in millions, except per share data	2004	2003	2002	2004 vs. 2003	2003 vs. 2002
Income from continuing operations	$179.1	$188.1	$198.8	(5)%	(5)%
Income from discontinued operations	2.1	3.4	5.0	(38)%	(31)%
Net income	181.2	191.5	203.8	(5)%	(6)%
Diluted earnings per share:
Income from continuing operations	$1.62	$1.68	$1.69	(4)%	(1)%
Income from discontinued operations	$0.02	$0.03	$0.04	(33)%	(25)%
Net income[1]	$1.64	$1.71	$1.74	(4)%	(2)%
Weighted-average shares outstanding – assuming dilution	110.4	112.1	117.3	(1)%	(4)%

1	Totals may not sum due to rounding.

Income from continuing operations decreased 5% or $9.0 million in 2004 as compared to 2003 primarily as a result of the changes in revenues and expenses noted above. In 2004, diluted earnings per share for income from continuing operations decreased 4% or $0.06 per diluted share as the impact of decreased income from continuing operations was slightly offset by lower weighted-average diluted shares outstanding.

Income from continuing operations decreased 5% or $10.7 million in 2003 as compared to 2002 primarily as a result of the changes in revenues and expenses noted above. In 2003, diluted earnings per share for income from continuing operations decreased 1% or $0.01 per diluted share from 2002 as the impact of decreased income from continuing operations was largely offset by lower weighted-average diluted shares outstanding.

Income from Discontinued Operations. Discontinued operations reflect the sale of Federated’s transfer agency business on June 30, 2004. The sale did not result in a material gain or loss on disposal. For the years ended December 31, 2004, 2003, and 2002, Federated reported income from discontinued operations of $2.1 million, $3.4 million and $5.0 million, respectively, which primarily reflects the after-tax results of operations of the sold business (see Note (2) to the Consolidated Financial Statements).

Liquidity and Capital Resources

At December 31, 2004, liquid assets, consisting of cash and cash equivalents, marketable securities and receivables, totaled $292.1 million as compared to $272.3 million in 2003. The balance at the end of 2004 was higher than the balance at the end of 2003 as a result of cash generated by operations during 2004. Federated also had a B-share funding arrangement with an independent third party and $150.0 million available for borrowings under its credit facility as of December 31, 2004 (see Notes (8) and (9) to the Consolidated Financial Statements).

Operating Activities. Net cash provided by operating activities totaled $297.0 million for 2004 as compared to $248.8 million for 2003. The change in 2004 to financing accounting treatment of all B-share funding arrangements resulted in the elimination of proceeds from sale of certain B-share-related future revenues and was the primary cause of the significant increases in both the amortization of deferred sales commissions ($40.8 million) and the contingent deferred sales charges received ($24.5 million). Deferred sales commissions paid decreased $26.3 million primarily as a result of reduced sales of the B-share asset class. An increase of $36.0 million in the tax benefit from stock-based compensation resulted from the vesting and employee tax realization of 1.9 million shares of restricted stock and the exercise of 2.1 million options during the year. This tax benefit was recorded as an increase to “Class B Common Stock”, and due to the nature of the calculation of estimated federal income taxes, served to increase “Prepaid and other current assets” as of December 31, 2004. Cash provided by operating activities for the year ended December 31, 2004 also included the receipt of $16.5 million related to an insurance recovery for a claim submitted to cover costs associated with the internal review into past mutual fund trading practices (see Note (7) to the Consolidated Financial Statements).

Federated Investors 2004 Annual Report    23

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Investing Activities. In 2004, Federated used $71.8 million for investing activities. Of this amount, Federated paid $66.2 million in contingent purchase price payments related to the Kaufmann Acquisition, which resulted in additional goodwill. In addition, Federated paid $5.5 million to acquire property and equipment, $3.5 million of which was computer related.

Financing Activities. In 2004, Federated used $201.5 million for financing activities. Of this amount, Federated used $119.6 million to repurchase 4.1 million shares of Class B common stock in the open market and in private transactions under the stock repurchase program. As of December 31, 2004, Federated can repurchase an additional 5.8 million shares through its authorized programs through December 31, 2006.

Federated paid dividends to holders of its common stock in 2004 equal to $44.7 million or $0.414 per share. Federated’s board of directors declared a dividend of $0.125 per share, effective February 3, 2005, that was paid on February 28, 2005.

Stock repurchases and dividend payments are subject to restrictions under the Second Amended and Restated Credit Agreement, as amended. These restrictions limit cash payments for additional stock repurchases and dividends to 50% of net income from January 1, 2000 to and including the payment date. After considering earnings through December 31, 2004 Federated, given current debt covenants as disclosed in the Subsequent Events footnote (Note (24) to the Consolidated Financial Statements), has the ability to make additional stock repurchase or dividend payments of more than $137 million.

Contractual Obligations and Contingent Liabilities

Contractual. The following table presents as of December 31, 2004, Federated’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included either in the referenced Note to the Consolidated Financial Statements or in a footnote to the table.

in millions	Note Reference	Payments due in				Total
		2005	2006-2007	2008-2009	After 2009
Capital lease obligations	(8)	$0.6	$0	$0	$0	$0.6
Operating lease obligations	(13)	13.1	23.9	18.6	39.1	94.7
Purchase obligations[1]		10.7	12.5	0.8	0	24.0
Employment-related commitments[2]		5.0	1.5	0	0	6.5
Kaufmann contingent payment	(4)	29.5	0	0	0	29.5

Total		$58.9	$37.9	$19.4	$39.1	$155.3

1	Federated is a party to various contracts pursuant to which it receives certain services including legal, trade order transmission and recovery services, as well as access to various fund-related information systems and research databases. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2008. Costs for such services are expensed as incurred.
2	Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2007.

Pursuant to various acquisition agreements entered into by Federated in 2001, 2002 and 2003, Federated may be required to make additional payments to the seller in each acquisition contingent upon the occurrence of certain events. In 2001, Federated completed the Kaufmann Acquisition. In addition to the upfront purchase price paid at the date of the acquisition, the acquisition agreement provides for additional payments based upon the achievement of specified revenue growth through April 2007. As of December 31, 2004, $29.5 million of contingent payments have been accrued in “Other current liabilities—affiliates” to be paid in 2005. In addition to the $29.5 million accrued at December 31, 2004, Federated could pay an additional $50.1 million between 2005 and 2007 as contingent payments if revenue targets are met.

In addition, pursuant to certain remaining acquisition agreements, Federated is required to make contingent payments on a periodic basis calculated as a percentage of average assets under management on certain Federated fund shareholder accounts for which the seller is the named broker/dealer of record. In these cases, the payments occur monthly or quarterly and could continue through fourth quarter 2008.

Internal Review of Mutual Fund Trading Activities. As previously reported, since September 2003 Federated has conducted an internal review into certain mutual fund trading activities in response to requests for information from the SEC, National Association of Securities Dealers (NASD) and New York State Attorney General. Federated subsequently received inquiries relating to such trading activities from the U.S. Attorneys Office for the Western District of Pennsylvania, the Commodity Futures Trading Commission, the Securities Commissioner and the Attorney General of West Virginia, and the Connecticut Banking Commission. Attorneys from the law firms of Reed Smith LLP and Davis, Polk & Wardwell are conducting the review at the direction of a special investigative committee of Federated’s board of directors. The special investigative committee is currently comprised of the board as a whole. Attorneys from the law firm of Dickstein Shapiro Morin & Oshinsky, LLP, independent

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

counsel for the Federated mutual funds, participated in the review and reported on its progress to the independent directors of the funds.

In February 2004, the Company announced that the special investigative committee of the Board of Directors had substantially completed its assessment of the impact of past mutual fund trading issues. Based upon the findings of the internal review and of an independent expert retained by the Federated mutual funds, Federated paid restoration of $8.0 million (of which a $7.6 million Settlement Charge was recorded in 2003) to compensate for the detrimental impact from the improper trading activities identified in the review. Federated has substantially completed its review of information relating to trading activities.

Federated announced on January 24, 2005 that it was in settlement discussions with the SEC and New York State Attorney General.

The Consolidated Financial Statements for the years ended December 31, 2004 and 2003 reflect a $31.2 million and $21.1 million pretax charge, respectively, for various legal, regulatory and compliance matters, including costs incurred and estimated to complete Federated’s internal review as well as costs incurred on behalf of the funds. Of these amounts, $17.4 million and $7.6 million, respectively, relate to the Settlement Charge. Neither the SEC nor the New York State Attorney General has passed on the establishment or amount of this Settlement Charge. In order to estimate the accrual for expenses relating to remedying any damages to the Federated Funds, management made assumptions concerning the timing and effort involved to complete the internal review. If actual experience differs significantly from the judgments used to determine the initial estimate, the amount accrued as of December 31, 2004 would be subject to further revision. In addition, Federated’s management is unable to estimate the ultimate impact of any settlement proceedings, including the tax deductibility of these costs, and therefore final resolution of these matters may have a material impact on Federated’s consolidated results of operations, financial position or cash flows.

Legal Proceedings. Since October 2003, Federated Investors, Inc. and related entities (collectively, the Federated Defendants) have been named as defendants in twenty-one cases filed in various federal district courts and state courts involving allegations relating to market timing, late trading and excess fees. All of the pending cases involving allegations related to market timing and late trading have been transferred to the U.S. District Court for the District of Maryland and consolidated for pre-trial proceedings. One market timing/late trading case was voluntarily dismissed by the plaintiff without prejudice.

The six excessive fee cases were originally filed in four different federal courts and one state court. Four of the federal cases are now pending in the U.S. District Court for the Western District of Pennsylvania. The fifth federal case was pending in the Western District of Tennessee as of December 31, 2004, but on February 15, 2005, the court granted Federated’s motion to transfer that case to the Western District of Pennsylvania. A state court case was voluntarily dismissed by the plaintiff without prejudice.

In addition to the market timing and excessive fee litigation, certain Federated entities have recently been named defendants in a new class action filed in the U.S District Court for the Eastern District of Pennsylvania. Plaintiffs in this case claim that Federated has failed to ensure that the Federated Funds participated in class action settlements for which they were eligible.

All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated intends to defend this litigation. The potential impact of these recent lawsuits and future potential similar suits is uncertain. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s financial position, results of operations or liquidity in the period in which the effect becomes reasonably estimable.

In addition, Federated has other claims asserted and threatened against it in the ordinary course of business. These other claims are subject to inherent uncertainties. In the opinion of management, after consultation with counsel, it is unlikely that any adverse determination for any pending or threatened other claim will materially affect the financial position, results of operations or liquidity of Federated.

Future Cash Needs. In addition to the contractual obligations and contingent liabilities described above, management expects that principal uses of cash will include paying incentive and base compensation, advancing sales commissions, funding marketing and promotion expenditures, repurchasing company stock, paying shareholder dividends, funding business acquisitions, funding property and equipment acquisitions, including computer-related equipment, seeding new products, and settling with the SEC and New York Attorney General. As a result of recently adopted regulations and frequent requests for information from regulatory authorities, management anticipates that expenditures for compliance personnel, compliance systems and related professional and consulting fees will increase. Resolution of the matters described above regarding the internal review, other regulatory inquiries and legal proceedings could result in payments, including fines and/or penalties which may have a significant impact on Federated’s liquidity, capital resources and results of operations. Federated has also experienced increases in the cost of insurance, including professional liability, fidelity bond coverage and health care. Management expects these increases in the cost of insurance, including the assumption of additional risk, to be significant going forward. Management believes that Federated’s existing liquid assets, together with the expected continuing cash flow from operations, its borrowing capacity under the current credit facility, the current B-share funding arrangement and its ability to issue stock will be sufficient to meet its present and reasonably foreseeable cash needs.

In September 2004, a wholly owned subsidiary of Federated entered into a discretionary line of credit agreement with a bank under which it can borrow up to $50 million for the payment of obligations associated with daily net settlements of mutual funds processed through the National Securities Clearing Corporation. Borrowings under this 364-day agreement bear interest at a rate mutually agreed

Federated Investors 2004 Annual Report    25

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

upon by the bank and the borrower at the time of the borrowing and are payable on demand. At December 31, 2004, the outstanding balance under this agreement was zero. Federated guarantees the payment of any obligation owed by the subsidiary in connection with this line of credit.

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

At December 31, 2004, Federated acted as the investment manager for two high-yield CDO products and a mortgage-backed CDO product pursuant to the terms of an investment management agreement between Federated and each CDO. The CDOs are alternative investment vehicles created in 1999 and 2000 for the sole purpose of issuing collateralized debt instruments that offer investors the opportunity for returns that vary with the risk level of their investment. Certain securities issued by the CDOs are subject to greater risk than traditional investment products. The notes issued by the CDOs are backed by diversified portfolios consisting primarily of structured debt and had original expected maturities of five to twelve years. As a result of their corporate governance, the CDOs meet the definition of a VIE under FIN 46. After performing an expected cash flow analysis for each CDO, management determined that Federated is not the primary beneficiary of the CDOs as defined by FIN 46 and thus has not consolidated the financial condition and results of operations of these CDOs in Federated’s Consolidated Financial Statements. As of December 31, 2004, aggregate total assets and aggregate total obligations of the CDOs approximated $1 billion, respectively.

Federated holds an investment in each CDO, which exposes it to risk of loss to the extent of the carrying value of the investments. As of December 31, 2004, the remaining $0.6 million carrying value of one of these investments represented Federated’s maximum exposure to loss over the remaining life of the CDOs. In January 2005, this investment was liquidated for $0.7 million.

In addition, a number of Federated-sponsored investment products, including offshore money market and fluctuating-value fund products, closed-end fixed-income funds and a group trust meet the definition of VIEs under FIN 46. Federated is not the primary beneficiary of these VIEs and therefore Federated has not consolidated these entities. As of December 31, 2004, total assets under management in these investment products approximated $9 billion. Federated’s investments in these products represent its maximum exposure to loss. As of December 31, 2004, Federated’s investment in these investment products was $25.3 million, of which $25.1 million was invested in Irish-domiciled money market funds.

Recent Accounting Pronouncements

In December 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”. In accordance with the applicable transition provisions, management applied a two-step approach to its adoption of FIN 46. As of December 31, 2003, management adopted the provisions of FIN 46 for all special-purpose entities and concluded that its relationship with the CDO products, for which Federated acts as investment manager, met the definition of significant variable interests. As of March 31, 2004, management completed its analysis of the impact of adopting FIN 46 to account for any additional VIEs with which Federated is involved. The adoption did not have a material impact on Federated’s results of operations or financial position. See Note (19) Variable Interest Entities for a discussion regarding Federated’s significant variable interests as of December 31, 2004.

On December 16, 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) 123 (revised 2004), “Share-Based Payment,” which is a revision of SFAS 123, “Accounting for Stock-Based Compensation”. SFAS 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), and amends SFAS 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123, which as discussed in Note (1)(o), Federated adopted on a prospective basis as of January 1, 2003. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123(R) must be adopted no later than the first interim or annual period beginning after June 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued.

SFAS 123(R) permits public companies to adopt its requirements using one of two methods. (1) A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date. (2) A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Federated plans to adopt SFAS 123(R) no later than July 1, 2005, but has not yet determined which method of adoption it will use. Federated adopted the fair-value-based method of accounting for share-based payments effective January 1, 2003 using the prospective method described in SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” Currently, Federated uses the Black-Scholes formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of SFAS 123(R). Because SFAS 123(R) must be applied not only to new awards but to previously granted awards that are not fully vested on the effective date, and because Federated adopted SFAS 123 using the prospective transition method (which applied only to awards granted, modified or settled after the adoption date), compensation cost for certain previously granted awards that were not recognized under SFAS 123 will be recognized under SFAS 123(R). However, had Federated adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note (1)(o). SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While Federated cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such tax deductions were $39.5 million, $3.5 million, and $0.1 million in 2004, 2003 and 2002, respectively.

In December 2004, the FASB issued Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004” (FSP 109-2) which provides guidance with respect to reporting the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004. FSP 109-2 allows additional time beyond the financial reporting period to evaluate the effects under which the repatriation of certain foreign earnings will qualify for preferential tax treatment. See Note (14) to the Consolidated Financial Statements for the required disclosure of FSP 109-2.

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

Of the significant accounting policies described in Note (1) to the Consolidated Financial Statements, management believes that its policies regarding accounting for intangible assets, income taxes, stock-based employee compensation and loss contingencies involve a higher degree of judgment and complexity (see Note (1) of the Consolidated Financial Statements).

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

The level, if any, of impairment of customer-related intangible assets, such as investment advisory contract intangible assets, is highly dependent upon the remaining level of managed assets acquired in connection with an acquisition. Approximately 80% of the carrying value of Federated’s customer-related intangible assets as of December 31, 2004 relates to a single renewable investment advisory contract with one fund. Consecutive annual declines in the managed asset balance in this particular fund in excess of 60% over its remaining useful life could have a considerable impact on the underlying value of Federated’s customer-related intangible assets. To date, the actual compound annual rate of change in the acquired assets in this fund since the acquisition in 2001 has been more favorable than the assumed rate. No changes have been made to this estimate in the current year.

Accounting for Income Taxes. Significant management judgment is required in developing Federated’s provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. As of December 31, 2004, Federated had not recorded a valuation allowance on the $6.6 million deferred tax asset relating to Federated’s CDO other-than-temporary impairment losses. In January 2005, Federated’s investment in one CDO was liquidated. Federated considered the following facts in connection with its evaluation of the realizability of the deferred tax asset: (1) the majority of the impairment losses have not been realized for tax purposes, (2) the actual amount of capital loss associated with Federated’s remaining investment in the CDOs will not be known until such time as those investments are either redeemed by the CDOs or sold by Federated, (3) the January 2005 liquidation of Federated’s investment in one of the CDOs resulted in the realization of $0.6 million of the deferred tax asset which may be offset within the 2005 tax year before recognition as a capital loss carryforward, (4) the carry-forward period for capital losses is five years, and (5) Federated has historically generated capital gains in times of favorable market

Federated Investors 2004 Annual Report    27

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize these losses in the future. In the event that Federated’s preliminary strategies do not materialize, Federated may be required to record a valuation allowance of as much as $6.6 million for these deferred tax assets.

Accounting for Stock-Based Employee Compensation. In 2003, Federated adopted the fair-value recognition provisions of SFAS 123, “Accounting for Stock-Based Compensation” as amended by SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” for employee stock-based compensation for all stock-based awards granted, modified or settled on or after January 1, 2003. Awards granted prior to 2003 continue to be accounted for using the intrinsic-value method prescribed by APB 25, “Accounting for Stock Issued to Employees.”

Had compensation costs for all stock options and employee restricted stock been determined based upon fair values at the grant dates in accordance with SFAS 123, Federated would have experienced net income and earnings per share similar to the pro forma amounts indicated below for the years ended December 31. As allowed by SFAS 123, Federated calculates compensation as if all instruments granted are expected to vest and recognizes the effect of actual forfeitures as they occur.

in millions, except per share data	2004	2003	2002
Net income	$181.2	$191.5	$203.8
Add back: Stock-based employee compensation expense included in reported net income, net of related tax effects	0.5	0.2	0.0
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards[1], net of related tax effects	(2.9)	(5.6)	(7.8)

Pro forma net income	$178.8	$186.1	$196.0

Earnings per share:
Basic earnings per share	$1.68	$1.78	$1.81
Pro forma basic earnings per share	$1.66	$1.73	$1.74

Diluted earnings per share	$1.64	$1.71	$1.74
Pro forma diluted earnings per share	$1.62	$1.66	$1.67

1	“All awards” refers to awards granted, modified or settled on or after January 1, 1995, as required by SFAS 123.

Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2004, 2003 and 2002, respectively: dividend yields of 1.34%, 1.03% and 0.72%; expected volatility factors of 24.9%, 27.8% and 28.4%; risk-free interest rates of 3.69%, 2.77% and 4.22%; and an expected life of 5.6 years, 5.0 years and 6.7 years.

The effects of applying SFAS 123 on the pro forma disclosures may not be representative of the effects on pro forma disclosures for future years.

Accounting for Loss Contingencies. In accordance with SFAS 5, “Accounting for Contingencies,” Federated accrues for estimated costs related to existing lawsuits, claims and proceedings when it is probable that a liability has been incurred and the costs can be reasonably estimated. Accruals are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a suit and management’s estimate. These differences could have a material impact on Federated’s results of operations, financial position or cash flows.

Certifications

J. Christopher Donahue and Thomas R. Donahue have provided certifications to the Securities and Exchange Commission as required by Section 302 of the Sarbanes-Oxley Act of 2002. These certifications are included as Exhibit 31.01 of Federated’s Form 10-K for the year ended December 31, 2004. As required by the New York Stock Exchange (NYSE), on May 18, 2004, J. Christopher Donahue submitted his annual certification to the NYSE as required by Section 303A.12 of the NYSE Corporate Governance Rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Quantitative and Qualitative Disclosures About Market Risk

Market Risk – Investments. In the normal course of our business, Federated is exposed to the risk of loss due to fluctuations in the securities market and general economy. Management is responsible for identifying, assessing and managing market and other risks. Federated’s securities investments are primarily money market funds and mutual funds with investments which have a duration of two years or less. Federated also invests in mutual funds sponsored by Federated (initial seedings) in order to provide investable cash to the fund thereby allowing the fund to establish a performance history. Federated may use derivative financial instruments to hedge these investments. At December 31, 2004, Federated was exposed to price risk with regard to its $1.0 million of investments in fluctuating-value mutual funds. Price risk is the risk that the fair value of the investments will decline and ultimately result in the recognition of a loss for Federated. At December 31, 2004, Federated also held a $0.5 million investment in the common stock of large-cap companies which exposed it to price risk. Federated did not hold any derivative investments at December 31, 2004.

During 2002, Federated recorded a $1.8 million pretax impairment charge related to an other-than-temporary decline in the fair value of its investment in its mortgage-backed CDO product. Federated’s remaining investment in this product, which totaled $0.6 million at December 31, 2004, is subject to interest rate risk and may be adversely affected by increases in interest rates. In January 2005, this investment was liquidated for $0.7 million.

Market Risk – Revenue. It is important to note that a significant portion of Federated’s revenue is based on the market value of managed and administered assets. Declines in the market values of assets as a result of changes in the market or other conditions will therefore negatively impact revenue and net income.

Approximately 40% of Federated’s revenue in 2004 was from managed assets in money market products. After reaching record lows, short-term interest rates began to rise in 2004 and are expected to continue to increase. In a rising rate environment, certain institutional investors using money market funds and other short-term duration fixed-income products for cash management purposes may shift these investments to direct investments in comparable instruments in order to realize higher yields than those available in money market and other fund products holding lower-yielding instruments. In addition, rising interest rates will tend to reduce the market value of bonds held in various mutual fund portfolios and other products. Thus, increases in interest rates could have an adverse effect on Federated’s revenue from money market funds and from other fixed-income products.

For further discussion of managed assets and factors that impact Federated’s revenue, see the sections entitled “General,” “Asset Highlights” and “Contractual Obligations and Contingent Liabilities” herein as well as the sections entitled “Regulatory Matters” and “Risk Factors and Cautionary Statements” in Federated’s Annual Report on Form 10-K for the year ended December 31, 2004 on file with the Securities and Exchange Commission.

Federated Investors 2004 Annual Report    29

MANAGEMENT’S ASSESSMENT OF INTERNAL CONTROL OVER FINANCIAL REPORTING

Federated Investors, Inc.’s (Federated) management is responsible for the preparation, integrity and fair presentation of the consolidated financial statements in this annual report. These consolidated financial statements and notes have been prepared in conformity with U.S. generally accepted accounting principles from accounting records which management believes fairly and accurately reflect Federated’s operations and financial position. The consolidated financial statements include amounts based on management’s best estimates and judgments considering currently available information and management’s view of current conditions and circumstances.

Management is responsible for establishing and maintaining adequate internal control over financial reporting that is designed to provide reasonable assurance of the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. The system of internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability. Actions are taken to correct potential deficiencies as they are identified. Any system of internal control, no matter how well designed, has inherent limitations, including the possibility that a control can be circumvented or overridden and misstatements due to error or fraud may occur and not be detected. Also, because of changes in conditions, internal control effectiveness may vary over time. Accordingly, even an effective system of internal control will provide only reasonable assurance with respect to financial statement preparation.

Management assessed the effectiveness of Federated’s internal control over financial reporting as of December 31, 2004, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2004, its system of internal control over financial reporting is properly designed and operating effectively to achieve the criteria of the “Internal Control – Integrated Framework.” Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an audit report on management’s assessment of Federated’s internal control over financial reporting.

Federated Investors, Inc.

J. Christopher Donahue	Thomas R. Donahue
President and Chief Executive Officer	Chief Financial Officer

March 2, 2005

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

ON CONSOLIDATED FINANCIAL STATEMENTS

The Shareholders and Board of Directors

Federated Investors, Inc.

We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. and subsidiaries (Federated) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of Federated’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2005, expressed an unqualified opinion thereon.

Pittsburgh, Pennsylvania

March 2, 2005

Federated Investors 2004 Annual Report    31

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Shareholders and Board of Directors

Federated Investors, Inc.

We have audited management’s assessment, included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting, that Federated Investors, Inc. maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Federated Investors, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Federated Investors, Inc. maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Federated Investors, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Federated Investors, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004, of Federated Investors, Inc. and our report dated March 2, 2005, expressed an unqualified opinion thereon.

Pittsburgh, Pennsylvania

March 2, 2005

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

December 31,	2004	2003
Current Assets
Cash and cash equivalents	$256,213	$232,464
Marketable securities	2,058	1,526
Receivables—affiliates	30,790	33,196
Receivables—other, net of reserve of $52 and $289, respectively	3,037	5,065
Accrued revenue—affiliates	1,146	958
Accrued revenue—other	6,078	6,041
Current deferred tax asset, net	8,916	3,545
Prepaid and other current assets	14,262	8,537

Total current assets	322,500	291,332

Long-Term Assets
Goodwill	260,045	165,007
Intangible assets, net	51,929	61,261
Deferred sales commissions, net of accumulated amortization of $298,033 and $240,657, respectively	286,650	327,717
Property and equipment, net	27,166	30,892
Other long-term assets	6,398	3,019

Total long-term assets	632,188	587,896

Total assets	$954,688	$879,228

Current Liabilities
Cash overdraft	$3,811	$4,629
Current portion of long-term debt—recourse	533	1,043
Current portion of long-term debt—nonrecourse	3,016	0
Accrued compensation and benefits	42,603	51,412
Accounts payable and accrued expenses—affiliates	10,263	10,217
Accounts payable and accrued expenses—other	62,496	59,491
Income taxes payable	2,171	1,819
Other current liabilities—affiliates	29,468	0
Other current liabilities—other	21,006	1,790

Total current liabilities	175,367	130,401

Long-Term Liabilities
Long-term debt—recourse	8	542
Long-term debt—nonrecourse	284,915	327,142
Long-term deferred tax liability, net	23,479	19,614
Other long-term liabilities—affiliates	4,000	0
Other long-term liabilities—other	8,580	5,116

Total long-term liabilities	320,982	352,414

Total liabilities	496,349	482,815

Minority interest	586	560

Commitments and contingencies (Note (23))

Shareholders’ Equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	137,401	87,932
Additional paid-in capital from treasury stock transactions	0	3,809
Retained earnings	865,348	749,410
Treasury stock, at cost, 22,505,641 and 20,849,698 shares Class B common stock, respectively	(536,446)	(445,153)
Employee restricted stock awards	(9,268)	(706)
Accumulated other comprehensive income, net of tax	529	372

Total shareholders’ equity	457,753	395,853

Total liabilities, minority interest, and shareholders’ equity	$954,688	$879,228

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

Federated Investors 2004 Annual Report    33

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

Years Ended December 31,	2004	2003	2002
Revenue
Investment advisory fees, net—affiliates	$527,237	$511,618	$503,409
Investment advisory fees, net—other	18,930	16,752	13,000
Administrative service fees, net—affiliates	121,847	129,612	127,862
Administrative service fees, net—other	14,004	15,261	17,544
Other service fees, net—affiliates	134,428	95,021	93,510
Other service fees, net—other	23,036	19,826	18,514
Other, net	7,482	7,683	5,132

Total revenue	846,964	795,773	778,971

Operating Expenses
Compensation and related	171,846	169,749	165,417
Marketing and distribution	156,442	156,093	146,235
Professional service fees	34,900	45,254	27,530
Office and occupancy	21,737	24,507	24,029
Systems and communications	19,562	19,326	20,555
Advertising and promotional	15,391	17,437	21,323
Travel and related	12,259	12,864	12,655
Amortization of deferred sales commissions	55,716	14,911	14,513
Amortization of intangible assets	10,673	10,494	11,215
Other	31,474	17,764	11,199

Total operating expenses	530,000	488,399	454,671

Operating income	316,964	307,374	324,300

Nonoperating Income (Expenses)
Interest and dividends	3,385	1,962	2,057
Gain/(loss) on securities, net	37	4	(2,547)
Debt expense—recourse	(373)	(491)	(484)
Debt expense—nonrecourse	(20,655)	(4,215)	(4,304)
Other, net	(143)	(95)	(134)

Total nonoperating expenses, net	(17,749)	(2,835)	(5,412)

Income from continuing operations before minority interest and income taxes	299,215	304,539	318,888
Minority interest	9,951	10,206	10,852

Income from continuing operations before income taxes	289,264	294,333	308,036
Income tax provision	110,206	106,272	109,267

Income from continuing operations	179,058	188,061	198,769
Discontinued operations, net of tax	2,121	3,424	4,991

Net income	$181,179	$191,485	$203,760

Earnings Per Share—basic
Income from continuing operations	$1.66	$1.74	$1.77
Income from discontinued operations	0.02	0.03	0.04

Net income[1]	$1.68	$1.78	$1.81

Earnings Per Share—diluted
Income from continuing operations	$1.62	$1.68	$1.69
Income from discontinued operations	0.02	0.03	0.04

Net income[1]	$1.64	$1.71	$1.74

Cash dividends per share	$0.414	$0.297	$0.217

[1]	Totals may not sum due to rounding.

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands)

Years Ended December 31, 2004, 2003 and 2002

	Shares			Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Employee Restricted Stock Awards	Accumulated Other Comprehensive Income (Loss), Net of Tax	Total Shareholders’ Equity
	Class A	Class B	Treasury
Balance at January 1, 2002	9,000	115,360,941	14,144,515	$82,488	$3,543	$411,447	$(259,626)	$(469)	$(286)	$237,097
Net income	0	0	0	0	0	203,760	0	0	0	203,760
Other comprehensive income, net of tax:
Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	113	113
Foreign currency translation	0	0	0	0	0	0	0	0	194	194

Comprehensive income										204,067

Amortization of employee restricted stock and other compensation plans	0	0	0	165	0	0	0	101	0	266
Restricted stock forfeitures	0	(146,250)	146,250	(172)	0	0	(16)	172	0	(16)
Dividends declared	0	0	0	0	0	(24,789)	0	0	0	(24,789)
Exercise of stock options	0	14,000	(14,000)	82	67	0	151	0	0	300
Purchase of treasury stock	0	(2,676,970)	2,676,970	0	0	0	(76,208)	0	0	(76,208)

Balance at December 31, 2002	9,000	112,551,721	16,953,735	82,563	3,610	590,418	(335,699)	(196)	21	340,717
Net income	0	0	0	0	0	191,485	0	0	0	191,485
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	77	77
Foreign currency translation	0	0	0	0	0	0	0	0	274	274

Comprehensive income										191,836

Amortization of employee restricted stock and other compensation plans	0	0	0	1,191	0	0	0	373	0	1,564
Restricted stock issuance	0	40,000	(40,000)	883	116	0	4	(883)	0	120
Dividends declared	0	0	0	0	0	(32,493)	0	0	0	(32,493)
Exercise of stock options	0	479,037	(479,037)	3,469	83	0	4,068	0	0	7,620
Purchase of treasury stock	0	(4,415,000)	4,415,000	0	0	0	(113,526)	0	0	(113,526)
Other	0	0	0	15	0	0	0	0	0	15

Balance at December 31, 2003	9,000	108,655,758	20,849,698	88,121	3,809	749,410	(445,153)	(706)	372	395,853
Net income	0	0	0	0	0	181,179	0	0	0	181,179
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	0	35	35
Foreign currency translation	0	0	0	0	0	0	0	0	122	122

Comprehensive income										181,336

Amortization of employee restricted stock and other compensation plans	0	0	0	936	0	0	0	682	0	1,618
Restricted stock issuance	0	362,000	(362,000)	28,655	(320)	(3,019)	4,425	(9,244)	0	20,497
Dividends declared	0	0	0	0	0	(44,703)	0	0	0	(44,703)
Exercise of stock options	0	2,135,958	(2,135,958)	20,085	(3,489)	(17,519)	25,679	0	0	24,756
Purchase of treasury stock	0	(4,153,901)	4,153,901	0	0	0	(121,397)	0	0	(121,397)
Other	0	0	0	(207)	0	0	0	0	0	(207)

Balance at December 31, 2004	9,000	106,999,815	22,505,641	$137,590	$0	$865,348	$(536,446)	$(9,268)	$529	$457,753

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

Federated Investors 2004 Annual Report    35

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

Years Ended December 31,	2004	2003	2002
Operating Activities
Net income	$181,179	$191,485	$203,760
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Amortization of deferred sales commissions	55,716	14,911	14,513
Depreciation and other amortization	18,995	20,632	19,229
Minority interest	9,951	10,206	10,852
Gain on disposal of assets	(110)	(4,669)	(3,223)
(Benefit) provision for deferred income taxes	(1,592)	1,992	7,654
Tax benefit from stock-based compensation	39,497	3,469	82
Net payments for trading securities	(483)	0	(640)
Deferred sales commissions paid	(48,431)	(74,724)	(78,391)
Contingent deferred sales charges received	25,081	595	716
Proceeds from sale of certain B-share-related future revenues	0	63,152	66,766
Other changes in assets and liabilities:
Decrease (increase) in receivables, net	4,072	(1,387)	1,396
(Increase) decrease in other assets	(5,855)	1,023	(437)
(Decrease) increase in accounts payable and accrued expenses	(3,967)	24,694	372
Increase (decrease) in income taxes payable	352	1,099	(14,835)
Increase (decrease) in other current liabilities	16,428	(3,350)	202
Increase (decrease) in other long-term liabilities	6,212	(311)	(12,219)

Net cash provided by operating activities	297,045	248,817	215,797

Investing Activities
Proceeds from disposal of property and equipment	60	18	116
Additions to property and equipment	(5,527)	(6,288)	(7,323)
Net proceeds from business disposal	1,211	0	0
Cash paid for business acquisitions	(67,589)	(1,263)	(33,487)
Purchases of securities available for sale	(41)	(834)	(414)
Proceeds from redemptions of securities available for sale	73	451	4,656

Net cash used by investing activities	(71,813)	(7,916)	(36,452)

Financing Activities
Distributions to minority interest	(9,925)	(10,228)	(10,635)
Dividends paid	(44,703)	(32,493)	(24,789)
Proceeds from shareholders for stock-based compensation and other	5,546	4,286	218
Purchases of treasury stock	(119,558)	(120,037)	(69,714)
Proceeds from new borrowings—nonrecourse	42,720	12,935	13,675
Payments on debt—recourse	(1,043)	(997)	(654)
Payments on debt—nonrecourse	(74,306)	(11,572)	(10,771)
Payments on acquired customer relationship obligation	(214)	(240)	(277)

Net cash used by financing activities	(201,483)	(158,346)	(102,947)

Net increase in cash and cash equivalents	23,749	82,555	76,398
Cash and cash equivalents, beginning of year	232,464	149,909	73,511

Cash and cash equivalents, end of year	$256,213	$232,464	$149,909

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$89	$160	$2,279
Income taxes	77,879	103,032	133,270

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(December 31, 2004, 2003 and 2002)

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

Federated also derives revenue from providing administrative and other fund-related services to both Federated-sponsored and third party investment products. Other fund-related services include distribution, shareholder servicing, trade clearing and retirement plan recordkeeping services.

Shares of the portfolios or classes of shares under management or administration by Federated are distributed by wholly owned subsidiaries, which are registered broker/dealers under the Securities Exchange Act of 1934 and under applicable state laws. Federated’s investment products are primarily distributed within the bank trust, broker/dealer and institutional markets.

(b) Basis of Presentation

The Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results may differ from those estimates, and such differences may be material to the Consolidated Financial Statements.

(c) Prior Period Financial Statements

The Consolidated Statements of Income for 2003 and 2002 reflect the reclassification of the results of the transfer agency business as discontinued operations to reflect the sale of this business.

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

The equity method of accounting is used to account for investments in entities in which Federated’s ownership is between 20 and 50 percent. The equity investment is carried at Federated’s share of net assets and is included in “Other long-term assets” on the Consolidated Balance Sheets. The proportionate share of income or loss is included in “Revenue – Other, net” in the Consolidated Statements of Income.

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

In determining whether consolidation of a VIE is appropriate, Federated applies the provisions of FIN 46 to determine whether Federated is the primary beneficiary of the entity. See Note (19) Variable Interest Entities for information regarding VIEs with which Federated is involved.

Federated Investors 2004 Annual Report    37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

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

(f) Cash and Cash Equivalents

Cash and cash equivalents include interest-bearing deposits with banks, overnight federal funds sold and money market accounts.

(g) Marketable Securities

Marketable securities include available-for-sale and trading securities held by Federated. Federated’s available-for-sale securities include investments in fluctuating-value mutual funds and asset-backed securities. These investments are carried at fair value based on quoted market prices or, in the absence of quoted market prices, discounted cash flows. These investments are classified as current or long-term assets and are included in “Marketable securities” or “Other long-term assets,” respectively, on the Consolidated Balance Sheets based on management’s intention to sell the investment. At December 31, 2004 and 2003, Federated did not hold any available-for-sale securities that were classified as long-term assets. The unrealized gains or losses on securities available-for-sale are included net of tax in “Accumulated other comprehensive income, net of tax” on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific identification basis and recognized in “Gain/(loss) on securities, net” in the Consolidated Statements of Income.

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

Federated classifies an investment as a trading security when it is management’s intent at the time of purchase to sell the security within a short period of time. Trading securities are carried at fair value based on quoted market prices. Federated’s trading securities held at December 31, 2004 are classified as current and are included in “Marketable securities” on the Consolidated Balance Sheets. Federated did not hold any trading securities at December 31, 2003. The unrealized and realized gains and losses on trading securities are recognized in “Gain/(loss) on securities, net” in the Consolidated Statements of Income.

(h) Property and Equipment

Property and equipment are recorded at cost, or fair value if acquired in connection with a business combination, and are depreciated using the straight-line method over their estimated useful lives ranging from one to 25 years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or their respective lease terms, whichever is shorter. As property and equipment are placed out-of-service, the cost and related accumulated depreciation and amortization are removed and any residual net book value is reflected as a loss in “Nonoperating Income (Expenses)—Other, net” in the Consolidated Statements of Income.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

(j) Intangible Assets

Intangible assets, consisting primarily of goodwill, investment advisory contracts and noncompete and employment agreements acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of acquisition. The discounted cash flow model considers various factors to project the present value of future cash flows expected to be generated from the asset. Given the investment advisory nature of Federated’s business and of the businesses acquired over the years, these factors typically include: (1) an estimated rate of change for underlying managed assets; (2) expected revenue per managed asset; (3) incremental operating expenses; (4) useful life of the acquired asset; and (5) a discount rate. Management estimates a rate of change for underlying managed assets based on a combination of an estimated rate of market appreciation or depreciation and an estimated net redemption or sales rate. Expected revenue per managed asset, incremental operating expenses and the useful life of the acquired asset are generally based on contract terms and historical experience. The discount rate is equal to Federated’s weighted-average cost of capital. After the fair value of all separately identifiable assets has been estimated, the cost of the acquisition in excess of the sum of the fair values of these assets is allocated to goodwill.

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

Federated amortizes separately identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. Historically, Federated has used either straight-line or an accelerated method of amortization after considering specific characteristics of the underlying shareholder base to forecast the pattern in which the economic benefits will be consumed, including shareholder behavior, demographics and persistency levels. The assets are amortized over their estimated useful lives, which range from four to 14 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or impairment in value, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to its fair value determined using discounted cash flows. Federated writes-off the cost and accumulated amortization balances for all fully amortized intangible assets.

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

Federated funds the payment of upfront commissions paid upon the sale of Class B shares of Federated-sponsored mutual funds through arrangements with independent third parties by selling the rights to all related future distribution fees, servicing fees and CDSCs. For financial reporting purposes, these arrangements are treated as financings. As a result, Federated capitalizes all of the upfront commissions as deferred sales commissions and recognizes B-share-related distribution fees and servicing fees in the Consolidated Statements of Income even though legal title to these fees has been transferred to the third party. In addition, Federated records nonrecourse debt equal to the proceeds received on the sale of future revenue streams. The debt does not contain a contractual maturity or stated interest rate. Interest rates are imputed based on current market conditions at the time of issuance. The deferred sales commission asset and nonrecourse debt balance are amortized over the estimated life of the B-share fund asset dependent upon the level and timing of cash flows from the sold future revenue streams, not to exceed eight years. CDSCs collected on the B-share fund assets are used to reduce the deferred sales commission asset. Management accelerates the write off of these asset and debt balances when reasonably estimable future cash flows indicate that cash flows will not be sufficient to fully amortize the remaining deferred sales commission asset and nonrecourse debt balance.

Federated Investors 2004 Annual Report    39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

Sale accounting treatment was applied to account for the sale of distribution fees and CDSCs pursuant to the B-share funding arrangements in 2003 and 2002. As a result, B-share-related distribution fees and related expenses are not reflected in Federated’s Consolidated Statements of Income for 2003 and 2002. In addition, the Consolidated Statement of Cash Flows for 2003 and 2002 reflect sale accounting treatment while 2004 reflects financing treatment.

(l) Foreign Currency Translation

The balance sheet of one of Federated’s wholly owned foreign subsidiaries, as well as Federated’s equity investment in a German-based joint-venture company are translated at the current exchange rate as of the end of the accounting period and the related income or loss are translated at the average exchange rate in effect during the period. Net exchange gains and losses resulting from these translations are excluded from income and are recorded in “Accumulated other comprehensive income, net of tax” on the Consolidated Balance Sheets. Foreign currency transaction gains and losses relating to Federated’s foreign subsidiaries are reflected in “Operating Expenses – Other” in the Consolidated Statements of Income.

(m) Treasury Stock

Federated accounts for acquisitions of treasury stock at cost and reports total treasury stock held as a deduction from total shareholders’ equity on the Consolidated Balance Sheets. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a specific identification basis. The “Additional paid-in capital from treasury stock transactions” account on the Consolidated Balance Sheets is increased as Federated reissues treasury stock for more than the cost of the shares. If Federated issues treasury stock for less than its cost, “Additional paid-in capital from treasury stock transactions” is reduced up to any credit amount in this account. Once this account is at zero, any further required reductions are recorded to “Retained earnings” on the Consolidated Balance Sheets.

(n) Revenue Recognition

Revenue from providing investment advisory, administrative and other services (including distribution, shareholder servicing, clearing and recordkeeping) is recognized during the period in which the services are performed. Investment advisory, administrative and the majority of other service fees are based principally on the net asset value of the investment portfolios that are managed or administered by Federated. Federated may waive certain fees for services for competitive reasons or to meet regulatory or contractual requirements.

Federated has contractual arrangements with third parties to provide certain fund-related services. Management considers various factors to determine whether Federated’s revenue should be recorded based on the gross amount payable by the funds or net of payments to third-party service providers. Our analysis is based on whether Federated is acting as the principal service provider or is performing as an agent. The primary factors considered include: (1) whether the customer holds Federated or the service provider responsible for the fulfillment and acceptability of the services to be provided; (2) whether Federated has any practical latitude in negotiating the price to pay a third-party provider; (3) whether Federated or the customer selects the ultimate service provider; and (4) whether Federated has credit risk in the arrangement. Generally, the less the customer is directly involved with or participates in making decisions regarding the ultimate third-party service provider, the more supportive the facts are that Federated is acting as the principal in these transactions and should therefore report gross revenues. As a result of considering these factors, investment advisory fees, administrative service fees, distribution fees and certain other service fees are recorded gross of payments made to third parties. By contrast, management determined that in the case of shareholder services Federated acts as an agent; thus Federated records shareholder service fees net of certain third-party payments. Management reached this conclusion based largely on the fact that given the personalized nature of shareholder services, the customer, in this case the shareholder, has a direct relationship with their financial intermediary for the provision of shareholder services. Third-party payments for shareholder services recorded as an offset to revenue for the years ended December 31, 2004, 2003 and 2002 were $165.8 million, $171.5 million and $176.4 million, respectively.

(o) Stock-Based Compensation

Effective January 1, 2003, Federated adopted, on a prospective basis, the fair-value-based method of accounting for stock-based awards under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 123). As a result of this adoption, Federated recognizes the estimated fair value of stock-based awards granted, modified or settled on or after January 1, 2003 as compensation expense on a straight-line basis over the awards’ vesting periods, which vary in length from zero to ten years. For all employee-related stock option awards granted prior to 2003, Federated continues to apply the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations. Under APB 25, compensation expense is not recognized for stock option awards granted with an exercise price equal to or greater than the market value of Federated’s Class B common stock on the date of grant.

With respect to restricted stock awards, the fair value of the award (the difference between the market value of Federated’s Class B common stock on the date of grant and the purchase price paid by the employee) is charged to “Employee restricted stock awards” on the Consolidated Balance Sheets when the restricted stock is awarded and recognized as compensation expense on a straight-line or modified straight-line basis over the period of employee performance during which the awards vest, which ranges from five to ten years. The adoption of the expense recognition provisions of SFAS 123 did not have a significant impact on the determination of compensation expense for restricted stock awards.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

Had compensation costs for all employee stock options and restricted stock been determined based upon fair values at the grant dates in accordance with SFAS 123, Federated would have experienced net income and earnings per share similar to the pro forma amounts indicated below for the years ended December 31. As allowed by SFAS 123, Federated calculates compensation as if all instruments granted are expected to vest and recognizes the effect of actual forfeitures as they occur.

in thousands, except per share data	2004	2003	2002
Net income	$181,179	$191,485	$203,760
Add back: Stock-based employee compensation expense included in reported net income, net of related tax effects	540	217	30
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards[1], net of related tax effects	(2,884)	(5,600)	(7,800)

Pro forma net income	$178,835	$186,102	$195,990

Earnings per share:
Basic earnings per share	$1.68	$1.78	$1.81
Pro forma basic earnings per share	$1.66	$1.73	$1.74

Diluted earnings per share	$1.64	$1.71	$1.74
Pro forma diluted earnings per share	$1.62	$1.66	$1.67

1	“All awards” refers to awards granted, modified or settled on or after January 1, 1995, as required by SFAS 123.

Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2004, 2003 and 2002, respectively: dividend yields of 1.34%, 1.03% and 0.72%; expected volatility factors of 24.9%, 27.8% and 28.4%; risk-free interest rates of 3.69%, 2.77% and 4.22%; and an expected life of 5.6 years, 5.0 years and 6.7 years.

The effects of applying SFAS 123 on the pro forma disclosures may not be representative of the effects on pro forma disclosures for future years.

(p) Advertising Costs

Federated expenses the cost of all advertising as incurred. Advertising expense for 2004, 2003 and 2002 was $0.4 million, $1.4 million and $4.5 million, respectively.

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

(t) Loss Contingencies

In accordance with SFAS 5, “Accounting for Contingencies,” Federated accrues for estimated costs related to existing lawsuits, claims and proceedings when it is probable that a liability has been incurred and the costs can be reasonably estimated. Accruals are reviewed at

Federated Investors 2004 Annual Report    41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a suit and management’s estimate. These differences could have a material impact on Federated’s results of operations, financial position or cash flows.

(u) Business Segments

SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information” (SFAS 131) establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and assess performance.

Federated operates in one operating segment, the asset management business. Federated’s Chief Executive Officer (CEO) is the Company’s chief operating decision maker as defined by SFAS 131. Federated’s CEO utilizes a consolidated approach to assess performance and allocate resources.

(v) Recent Accounting Pronouncements

In December 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities”. In accordance with the applicable transition provisions, management applied a two-step approach to its adoption of FIN 46. As of December 31, 2003, management adopted the provisions of FIN 46 for all special-purpose entities and concluded that its relationship with the three collateralized debt obligation (CDO) products, for which Federated acts as investment manager, met the definition of significant variable interests. As of March 31, 2004, management completed its analysis of the impact of adopting FIN 46 to account for any additional variable interest entities with which Federated is involved. The adoption did not have a material impact on Federated’s results of operations or financial position. See Note (19) Variable Interest Entities for a discussion regarding Federated’s significant variable interests as of December 31, 2004.

On December 16, 2004, the FASB issued SFAS 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123(R)). SFAS 123(R) supersedes APB 25, and amends SFAS 95, “Statement of Cash Flows”. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123, which as discussed above in Note (1)(o), Federated adopted on a prospective basis as of January 1, 2003. However, SFAS 123(R) requires all share-based payments to employees, including prior grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS 123(R) must be adopted no later than the first interim or annual period beginning after June 15, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued.

SFAS 123(R) permits public companies to adopt its requirements using one of two methods. (1) A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123(R) that remain unvested on the effective date; or (2) a “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

Federated plans to adopt SFAS 123(R) no later than July 1, 2005, but has not yet determined which method of adoption it will use. Federated adopted the fair-value-based method of accounting for share-based payments effective January 1, 2003 using the prospective method described in SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” Currently, Federated uses the Black-Scholes formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of SFAS 123(R). Since (1) SFAS 123(R) must be applied not only to new awards but to previously granted awards that are not fully vested on the effective date, and (2) Federated adopted SFAS 123 using the prospective transition method (which applied only to awards granted, modified or settled after the adoption date), compensation cost for certain previously granted awards that were not recognized under SFAS 123 will be recognized under SFAS 123(R). However, had Federated adopted SFAS 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note (1)(o). SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While Federated cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such tax deductions were $39.5 million, $3.5 million, and $0.1 million in 2004, 2003 and 2002, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

In December 2004, the FASB issued Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004” (FSP 109-2) which provides guidance with respect to reporting the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the Jobs Act). FSP 109-2 allows additional time beyond the financial reporting period to evaluate the effects under which the repatriation of certain foreign earnings will qualify for preferential tax treatment. See Note (14) for the required disclosure of FSP 109-2.

(2) Discontinued Operations

On June 30, 2004, Federated completed the sale of its transfer agency business to Boston Financial Data Services. Total net assets included in the transfer agency sale were approximately $1.1 million and consisted primarily of $0.7 million of goodwill and $0.7 million of fixed assets offset by $0.3 million of unamortized balances of specifically identified refurbishment allowances and deferred rent associated with the assignment of a building lease. There was no material gain or loss associated with this transaction.

The results of operations of the transfer agency business included in discontinued operations were as follows for the years ended December 31:

in thousands	2004	2003	2002
Net revenue from discontinued operations	$14,738	$27,499	$29,801
Pre-tax income from discontinued operations	3,097	5,268	7,678
Income tax provision	976	1,844	2,687

Income from discontinued operations, net of tax	$2,121	$3,424	$4,991

(3) Marketable Securities

Marketable securities as of December 31, 2004 included available-for-sale and trading securities, while marketable securities as of December 31, 2003 included available-for-sale securities only. All marketable securities as of December 31, 2004 and 2003 were classified as current and are included in “Marketable securities” on the Consolidated Balance Sheets. Marketable securities (see Note (1)(g)) were as follows:

in thousands	Cost	Gross Unrealized		Estimated Market Value
		Gains	(Losses)
Fluctuating-value mutual funds	$819	$166	$0	$985
Trading securities	481	28	0	509
Asset-backed securities[1]	564	0	0	564

Total as of December 31, 2004	$1,864	$194	$0	$2,058

Fluctuating-value mutual funds	$852	$110	$0	$962
Asset-backed securities[1]	564	0	0	564

Total as of December 31, 2003	$1,416	$110	$0	$1,526

1	Amount represents Federated’s remaining investment in its mortgage-backed CDO product which was liquidated in January 2005.

The following table presents gains and losses recognized in connection with marketable securities for the years ended December 31:

in thousands	2004	2003	2002
CDO impairment losses[1]	$0	$0	$(1,836)
Unrealized gain on trading security	28	0	105
Realized gains[2]	12	4	23
Realized losses[2]	(3)	0	(839)

Gain/(loss) on securities, net	$37	$4	$(2,547)

1	In 2002, an impairment loss was recognized on the mortgage-backed CDO investment due to the significant declines in the value of the underlying securities held by the CDO.
2	Of the 2002 realized gains and (losses), $10 and $(650), respectively, related to the disposal of trading securities previously held by Federated.

Federated Investors 2004 Annual Report    43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

(4) Intangible Assets and Goodwill

Federated’s identifiable intangible assets consisted of the following at December 31:

in thousands	WAA[1] (in years)	2004			2003
		Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value
Investment advisory contracts	10.5	$74,175	$(26,467)	$47,708	$72,834	$(19,255)	$53,579
Noncompete agreements	5.0	15,400	(11,379)	4,021	15,400	(8,299)	7,101
Other	4.4	1,612	(1,412)	200	1,612	(1,031)	581

Total identifiable intangible assets	9.5	$91,187	$(39,258)	$51,929	$89,846	$(28,585)	$61,261

[1]	Weighted average amortization period

Amortization expense for identifiable intangible assets was $10.7 million, $10.5 million and $11.2 million for the years ended December 31, 2004, 2003 and 2002, respectively. Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five years following December 31, 2004 assuming no new acquisitions or impairments:

in thousands
2005	$10,560
2006	8,161
2007	7,159
2008	7,102
2009	7,050

Goodwill at December 31, 2004 and 2003 was $260.0 million and $165.0 million, respectively. During the first quarter 2004, Federated recorded $66.2 million of additional goodwill to account for the contingent purchase price paid in May 2004 in connection with the acquisition of substantially all of the business of the former advisor of the Kaufmann Fund in 2001 (Kaufmann Acquisition). With this payment, 60% of the total contingent purchase price payment available to be paid over the first six years following the acquisition’s closing date has been paid. During the fourth quarter 2004, Federated recorded an additional $29.5 million of goodwill to account for the portion of the contingent purchase price to be paid in May 2005, but earned as of December 31, 2004. See Note (23) for details regarding the potential remaining payments. Approximately 89% and 82% of the balances at December 31, 2004 and 2003, respectively represented goodwill resulting from this acquisition.

On June 30, 2004, Federated sold $0.7 million in goodwill in connection with the sale of the transfer agency business. See Note (2) for further discussion of this sale transaction.

In accordance with SFAS 142, which Federated adopted in January 2002, Federated no longer amortizes goodwill but rather tests it for impairment at least annually or when indicators of potential impairment exist (see Note (1)(j)).

(5) Other Long-Term Assets

Federated’s other long-term assets consisted of the following at December 31:

in thousands	2004	2003
Lease-related receivable	$3,399	$0
Equity investment	2,578	2,618
Security deposits	301	306
Prepaid and other assets	120	95

Other long-term assets	$6,398	$3,019

The lease-related receivable represents a refurbishment allowance associated with Federated’s recently amended operating lease for its corporate headquarters. This allowance is payable in 2006 and was recorded as a long-term receivable as of January 1, 2004, the effective date of the amendment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

(6) Property and Equipment

Property and equipment consisted of the following at December 31:

in thousands	Estimated Useful Life	2004	2003
Computer equipment[1]	1 to 6 years	$20,170	$23,220
Transportation equipment	3 or 25 years	11,873	11,933
Leasehold improvements	Up to term of lease	8,879	10,992
Software development	Up to 4 years	8,874	10,114
Office furniture and equipment	2 to 10 years	8,772	9,055

Total cost/fair value		58,568	65,314
Accumulated depreciation and amortization		(31,402)	(34,422)

Property and equipment, net		$27,166	$30,892

[1]	Amounts include $3,185 recorded under capital lease arrangements for 2004 and 2003, respectively.

Depreciation and amortization expense was $8.1 million, $8.9 million and $8.0 million for the years ended December 31, 2004, 2003 and 2002, respectively, and included the depreciation of assets recorded under capital lease arrangements.

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

(7) Other Current Liabilities

Federated’s Other current liabilities – other as of December 31, 2004 included $16.5 million related to an insurance recovery for a claim submitted to cover costs associated with the internal review into past mutual fund trading practices. See Note (23) for further information on the internal review of mutual fund trading activities. The retention of this advance payment is contingent upon approval of the claim. In the event that all or a portion of the claim is denied, Federated will be required to repay all or a portion of this advance payment. Because the outcome of this claim is uncertain at this time, Federated recorded the advance payment as a liability and will continue to evaluate the contingency until it is resolved.

(8) Recourse Debt

Federated’s total recourse debt balance of $0.5 million and $1.6 million at December 31, 2004 and 2003, respectively, represented liabilities on capital leases. Federated entered into a new capital lease for computer hardware in 2003. The capital leases carry interest rates ranging from 2.90% to 4.55% with weighted-average interest rates of 3.60% and 3.77% at December 31, 2004 and 2003, respectively. The four capital leases outstanding at December 31, 2004 have expiration dates that range from the first quarter 2005 to the first quarter 2006. The aggregate contractual maturities of the capital leases is $0.6 million in 2005. This contractual maturity amount includes minimal amounts for executory costs and imputed interest costs.

As of December 31, 2004, Federated was able to borrow up to $150.0 million under the provisions of the Second Amended and Restated Credit Agreement as amended (the Credit Facility), the term of which expired in January 2005. Under this agreement, Federated paid a facility fee of 0.10% on the revolving credit commitment. At December 31, 2004, the outstanding balance under the Credit Facility was zero. The Credit Facility contained various financial and nonfinancial covenants. Federated was in compliance with all such covenants at December 31, 2004. On January 14, 2005, Federated renewed the Credit Facility (see Note (24)) for an additional 364-day term. Several of Federated’s wholly owned subsidiaries guarantee any obligation of Federated that arises pursuant to the Credit Facility.

In September 2004, a wholly owned subsidiary of Federated entered into a discretionary line of credit agreement with a bank under which it can borrow up to $50.0 million for the payment of obligations associated with daily net settlements of mutual funds processed through the National Securities Clearing Corporation. Borrowings under this 364-day agreement bear interest at a rate mutually agreed upon by the bank and the borrower at the time of the borrowing and are payable on demand. At December 31, 2004, there was no outstanding balance under this agreement. Federated guarantees the payment of any obligation owed by the subsidiary in connection with this line of credit.

Federated Investors 2004 Annual Report    45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

(9) Deferred Sales Commissions and Nonrecourse Debt

Deferred sales commissions consisted of the following at December 31:

in thousands	2004	2003
Deferred sales commissions on B shares, net	$283,056	$324,030
Other deferred sales commissions, net	3,594	3,687

Deferred sales commissions, net	$286,650	$327,717

In 2004 and at December 31, 2003, Federated recorded deferred sales commissions on B shares to reflect financing accounting treatment.

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

dollars in thousands	Weighted-Average Interest Rates		Remaining Amortization Period	2004	2003
	2004[1]	2003[2]
Financings through March 1997	7.60%	7.60%	0.3 years	$3,016	$13,239
Financings between April 1997 and September 2000	8.21%	8.06%	3.8 years	124,370	146,967
Financings between October 2000 and December 2003	5.34%	5.55%	7.0 years	125,031	166,936
Financings between January 2004 and December 2004	4.75%	N/A	8.0 years	35,514	0

Total long-term debt – nonrecourse				$287,931	$327,142

1	As of December 31, 2004
2	As of December 31, 2003

In 2004 and 2003, Federated recorded nonrecourse debt to reflect financing accounting treatment.

Federated’s nonrecourse debt does not contain a contractual maturity but is amortized up to eight years dependent upon the cash flows of the related B-share fund assets, which are applied first to interest and then principal. Interest rates are imputed based on current market conditions at the time of issuance.

Management accelerates the write off of these asset and debt balances when reasonably estimable future cash flows indicate that cash flows will not be sufficient to fully amortize the remaining deferred sales commission asset and nonrecourse debt balance.

In December 2003, Federated signed an agreement with an independent financial institution to continue funding the B-share sales commissions through December 2006.

(10) Employee Benefit Plans

(a) 401(k)/Profit Sharing Plan

Federated offers a 401(k) plan covering substantially all employees. Under the 401(k) plan, employees can make salary deferral contributions at a rate of 1% to 25% of their annual compensation (as defined in the 401(k) plan), subject to Internal Revenue Code limitations. Federated makes a matching contribution in an amount equal to 100% of the first 2% that each participant defers and 50% of the next 4% of deferral contributions. Forfeitures of nonvested matching contributions are used to offset future matching contributions.

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

Matching contributions to the 401(k) plan recognized in “Compensation and related” expense amounted to $3.0 million, $3.0 million and $3.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

A Federated employee becomes eligible to participate in the Profit Sharing Plan upon the first day of employment. The Profit Sharing Plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the Profit Sharing Plan in 2004, 2003 or 2002. At December 31, 2004, the Profit Sharing Plan held 1.4 million shares of Federated Class B common stock.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

(b) Employee Stock Purchase Plan

Federated offers an Employee Stock Purchase Plan which allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares under the plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2004, 71,697 shares were purchased by the plan on the open market since the plan’s inception in 1998.

(11) Other Compensation Plans

Federated’s long-term incentive compensation has been provided for under the Stock Incentive Plan, as amended and subsequently approved by shareholders in April 2002. Stock-based awards are granted to reward Federated’s employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated. Under the plan, a total of 20.3 million shares of Class B common stock have been authorized for granting stock-based awards in the form of restricted stock, stock options or other stock-based awards. For existing plans, vesting occurs over a zero- to ten-year period and, in certain cases, may be accelerated as a result of meeting specific performance criteria.

(a) Restricted Stock

Under the Stock Incentive Plan and subject to restrictions, Federated has sold shares of Class B common stock to certain key employees. During the restricted period, the recipient receives dividends on the shares. Forfeitures of 146,250 shares occurred in 2002; no forfeitures occurred in either 2004 or 2003. The following table presents information on restricted stock grants made under the Stock Incentive Plan during the years ending:

	2004	2003	2002
Number of shares granted	362,000	40,000	0
Weighted-average grant-date fair value per share	$25.53	$22.08	N/A

Compensation expense related to restricted stock was $0.7 million, $0.4 million and $0.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Beginning in 2004, Federated instituted a program in which certain key employees will receive a portion of their bonus in the form of restricted stock. Shares will be awarded, beginning in 2005, at a 15% discount from fair market value of Federated’s stock price on the bonus payment date. This restricted stock will vest over a future three-year service period. During the restricted period, the recipient will receive dividends on the shares.

(b) Stock Options

In 2002, 430,000 employee stock options were granted, 200,000 options were awarded to executive officers in lieu of a portion of their 2001 earned bonus awards, 315,624 options were awarded to executive and senior management in connection with their 2002 earned bonus awards and 6,750 options were awarded to independent directors. In 2003 and 2004, independent directors were awarded 6,750 and 16,500 employee stock options, respectively. Each vested option may be exercised, during the stated exercise period, for the purchase of one share of Class B common stock at the exercise price. In 2004, 2003 and 2002, 2,135,958, 479,037 and 14,000 stock options, respectively, were exercised.

The following table summarizes the status of and changes in Federated’s stock option program during the past three years:

	Options	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
Outstanding at beginning of 2002	11,556,405	$15.00	1,259,880	$13.07
Granted	952,374	$28.96
Exercised	(14,000)	$15.55
Forfeited	(583,975)	$15.13

Outstanding at end of 2002	11,910,804	$16.11	1,771,254	$17.37
Granted	6,750	$27.22
Exercised	(479,037)	$8.67
Forfeited	(292,975)	$10.55

Outstanding at end of 2003	11,145,542	$16.58	1,302,217	$20.64
Granted	16,500	$30.42
Exercised	(2,135,958)	$2.19
Forfeited	(886,000)	$22.34

Outstanding at end of 2004	8,140,084	$19.75	1,155,709	$21.69

Federated Investors 2004 Annual Report    47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

Additional information regarding stock options outstanding at December 31, 2004 follows:

Range of Exercise Prices	Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in Years)	Exercisable	Weighted-Average Exercise Price of Exercisable Options
$1.28 to $1.29	270,792	$1.28	1.1	95,292	$1.28
$4.00	1,484,325	$4.00	2.5	0	$0.00
$11.04 to $13.29	1,573,350	$12.65	4.3	318,300	$12.50
$18.08 to $25.35	2,173,137	$24.21	6.6	311,887	$25.35
$26.95 to $35.00	2,638,480	$31.08	6.7	430,230	$30.36

	8,140,084	$19.75	5.3	1,155,709	$21.69

Information regarding the fair value of options granted in 2004, 2003 and 2002 follows:

	2004	2003	2002
Exercise price equals market price on date of grant:
Weighted-average grant-date fair value	$7.97	$7.16	$10.29
Weighted-average exercise price	$30.42	$27.22	$28.96

No awards were granted with an exercise price that was less than or greater than the market price on the date of grant in 2004, 2003 or 2002.

Total compensation expense related to stock options was $0.9 million, $1.2 million and $0.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(12) Common Stock

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

Cash dividends of $44.7 million, $32.5 million and $24.8 million were paid in 2004, 2003 and 2002, respectively, to holders of common stock.

In 2004, 2003 and 2002, the board of directors approved various share repurchase programs authorizing executive management to purchase Federated Class B common stock. Under the programs, shares can be repurchased in open market and private transactions through the life of the program. The programs authorize executive management to determine the timing and the amount of shares for each purchase. The repurchased stock will be held in treasury for employee benefit plans, potential acquisitions and other corporate activities. As of December 31, 2004, under these programs, Federated can repurchase an additional 5.8 million shares.

Stock repurchases and dividend payments are subject to restrictions under Federated’s Credit Facility, as amended. These restrictions limit cash payments for additional stock repurchases and dividends to 50% of net income earned during the period from January 1, 2000, to and including the payment date, less certain payments for dividends and stock repurchases. As of December 31, 2004, Federated, given current debt covenants as disclosed in Note (24), had the ability to make additional stock repurchase or dividend payments of more than $137 million under these restrictions.

(13) Leases

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

The following is a schedule by year of future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2004:

in thousands
2005	$13,079
2006	12,419
2007	11,511
2008	10,414
2009	8,202
2010 and thereafter	39,041

Total minimum lease payments	$94,666

Federated began subleasing certain leased property in 2002. As of December 31, 2004, aggregate future minimum rentals to be received under a noncancelable sublease that expires in 2007 totaled $1.6 million.

Rental expenses were $11.2 million, $13.0 million and $15.0 million for the years ended December 31, 2004, 2003 and 2002, respectively.

(14) Income Taxes

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense consisted of the following components for the years ended December 31:

in thousands	2004	2003	2002
Current:
Federal continuing operations	$105,954	$100,027	$99,335
Federal discontinued operations	976	1,844	2,687
State	5,206	3,655	1,760
Foreign	638	598	518

	112,774	106,124	104,300
Deferred:
Federal	(3,157)	1,992	7,654
State	1,565	0	0

Total	$111,182	$108,116	$111,954

For the years ended December 31, 2004, 2003 and 2002, the foreign subsidiaries had net income of $4.0 million, $4.7 million and $4.0 million, respectively, for which income tax expense of $1.6 million, $1.9 million and $1.6 million, respectively, has been provided.

Federated’s effective income tax rate from continuing operations was 38.1%, 36.1% and 35.5% for the years ended December 31, 2004, 2003 and 2002, respectively.

The reconciliation between the Federal statutory income tax rate and Federated’s effective income tax rate attributable to continuing operations consisted of the following for the years ended December 31:

	2004	2003	2002
Expected statutory rate	35.0%	35.0%	35.0%
Increase:
State income taxes, net of Federal benefit	1.5	0.8	0.4
Non-deductible expenses relating to the Settlement Charge[1]	1.2	0.0	0.0
Other	0.4	0.3	0.1

Total	38.1%	36.1%	35.5%

[1]	Federated’s results of operations for the years ended December 31, 2004 and 2003 include a charge to income of $17.4 million and $7.6 million, respectively, representing management’s current estimate of the costs relating to an anticipated settlement of governmental investigations concerning market timing and late trading allegations (Settlement Charge). Neither the Securities and Exchange Commission (SEC) nor the New York State Attorney General has passed on the establishment or amount of this Settlement Charge. Federated’s management is unable to estimate the ultimate impact of any settlement proceedings, including the tax deductibility of these costs, and therefore final resolution of these matters may have a material impact on Federated’s consolidated results of operations, financial position or cash flows.

Federated Investors 2004 Annual Report    49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

On December 21, 2004, the FASB issued Staff Position No. 109-2 which provides guidance with respect to reporting the potential impact of the repatriation provisions of the Jobs Act. The Jobs Act provides conditions under which the repatriation of certain foreign earnings in either 2004 or 2005 will qualify for preferential tax treatment. If these conditions are met, a maximum 5.25% income tax rate rather than the maximum regular tax rate of 35% would apply to eligible repatriations of certain foreign earnings.

Federated is currently evaluating these provisions in conjunction with an analysis of its foreign earnings subject to tax upon repatriation to determine the feasibility of developing and implementing a plan that would qualify it for this preferential tax treatment. Additional interpretive guidance relating to the application of these provisions is anticipated and may impact this analysis which is expected to be completed in 2005. At this time, the amount under consideration for application of this one-time reduced tax rate ranges from $0 to $4.6 million resulting in an estimated impact to Federated’s federal income tax provision ranging from $0 to a benefit of approximately $1.4 million.

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following as of December 31:

in thousands	2004	2003
Deferred Tax Assets
Advisory fees	$1,750	$0
Deferred income	5,760	0
Unrealized losses and impairment losses on marketable securities[1]	7,204	7,041
Capital losses[2]	3,061	2,968
Contingent payments	1,658	3,268
State taxes	714	0
Other	1,782	1,350

Total gross deferred tax asset	21,929	14,627

Valuation allowance for capital loss carry-forwards[2]	(2,560)	(2,348)

Total deferred tax asset, net of valuation allowance	$19,369	$12,279

Deferred Tax Liabilities
Property and equipment	$3,738	$1,562
Intangible assets	4,507	635
Deferred sales commissions	19,835	22,183
Costs of internal-use software	1,885	2,164
State taxes	2,067	0
Other	1,900	1,804

Total gross deferred tax liability	$33,932	$28,348

Net deferred tax liability	$14,563	$16,069

1	$6,614 of this amount represents deferred tax assets generated by the impairment charges recorded to write down the value of Federated’s three CDOs. One of these three CDO investments was liquidated in January 2005 resulting in the realization of $0.6 million of the deferred tax asset and may be offset within the 2005 tax year before recognition as a capital loss carry-forward. The amount of actual capital loss associated with Federated’s remaining investment in the CDOs will not be known until such time as Federated’s investments in the CDOs are either redeemed or sold. The five-year carry-forward period will begin in the first tax year after Federated’s CDO investments are disposed. Management believes it is more likely than not that Federated will be able to utilize these losses in the future.
2	$2,849, $270, $95 and $104 of this capital loss deferred tax asset will be carried forward and will expire in 2006, 2007, 2008 and 2009, respectively. A valuation allowance has been recognized on a portion of this deferred tax asset due to management’s uncertainty of realizing the benefit of these capital loss carry-forwards.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

(15) Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

in thousands, except per share data	2004	2003	2002
Numerator
Income from continuing operations	$179,058	$188,061	$198,769
Income from discontinued operations	2,121	3,424	4,991

Net income	$181,179	$191,485	$203,760

Denominator
Denominator for basic earnings per share - weighted-average shares less nonvested restricted stock	107,615	107,839	112,375
Effect of dilutive securities:
Dilutive potential shares from stock-based compensation	2,795	4,220	4,929

Denominator for diluted earnings per share - adjusted weighted-average shares and assumed conversions	110,410	112,059	117,304

Basic earnings per share
Income from continuing operations	$1.66	$1.74	$1.77
Income from discontinued operations	0.02	0.03	0.04

Net income[1]	$1.68	$1.78	$1.81

Diluted earnings per share
Income from continuing operations	$1.62	$1.68	$1.69
Income from discontinued operations	0.02	0.03	0.04

Net income[1]	$1.64	$1.71	$1.74

1	Totals may not sum due to rounding.

Federated uses the treasury stock method to reflect the dilutive effect of unvested restricted stock and unexercised stock options in diluted earnings per share. For the years ended December 31, 2004, 2003 and 2002, options to purchase 1.7 million, 2.9 million and 1.8 million shares of common stock, respectively, at a weighted-average exercise price per share of $32.41, $31.37 and $32.93, respectively, were outstanding but not included in the computation of diluted earnings per share for each year due to the option exercise price being greater than the average market price of Federated Class B common stock. Under the treasury stock method, in the event the options become dilutive, their dilutive effect would result in the addition of a net number of shares to the weighted-average number of shares used in the calculation of diluted earnings per share.

Federated Investors 2004 Annual Report    51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

(16) Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income (loss), net of tax, are as follows:

In thousands	Unrealized Gain/(Loss) on Securities Available for Sale	Foreign Currency Translation Gain/(Loss)	Total
Balance at January 1, 2002	$(118)	$(168)	$(286)
Total change in market value[1]	(1)	0	(1)
Reclassification adjustment – net realized loss[2]	114	0	114
Gain on currency conversion[3]	0	194	194

Balance at December 31, 2002	(5)	26	21
Total change in market value[1]	78	0	78
Reclassification adjustment – net realized gain[2]	(1)	0	(1)
Gain on currency conversion[3]	0	274	274

Balance at December 31, 2003	72	300	372
Total change in market value[1]	41	0	41
Reclassification adjustment – net realized gain[2]	(6)	0	(6)
Gain on currency conversion[3]	0	122	122

Balance at December 31, 2004	$107	$422	$529

1	The tax (expense)/benefit on the change in market value of securities available for sale was $(23), $(42) and $1 for 2004, 2003 and 2002, respectively.
2	The tax (expense)/benefit on the reclassification adjustment for securities available for sale was $(3), $(1) and $62 for 2004, 2003 and 2002, respectively.
3	The tax (expense) on the foreign currency translation gain was $(66), $(148) and $(104) for 2004, 2003 and 2002, respectively.

(17) Disclosures of Fair Value

Estimated fair values of Federated’s financial instruments have been determined using available market information and appropriate valuation methodologies, as set forth below. These fair values are not necessarily indicative of the amounts that would be realized upon exchange of these instruments or Federated’s intent to dispose of these instruments.

Carrying amounts approximate fair value for the following financial instruments due to their short maturities:

•	Cash and cash equivalents

•	Receivables—affiliates

•	Receivables—other

•	Accrued revenue – affiliates

•	Accrued revenue – other

•	Accrued compensation and benefits

•	Accounts payable and accrued expenses—affiliates

•	Accounts payable and accrued expenses—other

Marketable securities are carried at fair value (see Note (1)(g)).

Federated’s recourse debt is comprised of capital lease liabilities. The fair value of each capital lease liability is estimated based on the current market rate for debt with a similar remaining maturity. Based on this fair value estimate, the carrying value of capital lease liabilities appearing in the Consolidated Balance Sheets approximates fair value.

The fair value of Federated’s nonrecourse debt is estimated based on estimated annual redemption and market appreciation rates. Based on this estimate, the carrying value of nonrecourse debt appearing on the Consolidated Balance Sheets approximates fair value.

(18) Minority Interest in Subsidiaries and Equity Investments

A subsidiary of Federated Investors, Inc. has a majority interest (50.5%) and acts as the general partner in Passport Research Ltd., a limited partnership. Edward D. Jones & Co., L.P. is the limited partner with a 49.5% interest. The partnership acts as investment adviser to a registered investment company.

A second subsidiary of Federated Investors, Inc. has a majority interest (50.5%) and acts as the general partner in Passport Research II, Ltd., a limited partnership. Edward D. Jones & Co., L.P. is the limited partner with a 49.5% interest. The partnership acts as investment adviser to a registered investment company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

A third subsidiary of Federated Investors, Inc. owns a majority interest (95%) in InvestLink Technologies, Inc., a software developer and marketer of applications for the recordkeeping, administration and servicing of defined contribution plans.

Federated owns a 50% interest in a joint-venture company, Federated Asset Management GmbH (FAM), which administers separate accounts and distributes Federated offshore fund products in Germany and other German-speaking countries in Europe. This joint venture is accounted for under the equity method of accounting.

(19) Variable Interest Entities

At December 31, 2004, Federated acted as the investment manager for two high-yield CDO products and a mortgage-backed CDO product pursuant to the terms of an investment management agreement between Federated and each CDO. The CDOs are alternative investment vehicles created in 1999 and 2000 for the sole purpose of issuing collateralized debt instruments that offer investors the opportunity for returns that vary with the risk level of their investment. Certain securities issued by the CDOs are subject to greater risk than traditional investment products. The notes issued by the CDOs are backed by diversified portfolios consisting primarily of structured debt and had original expected maturities of five to twelve years. As a result of their corporate governance, the CDOs meet the definition of a VIE under FIN 46. After performing an expected cash flow analysis for each CDO, management determined that Federated is not the primary beneficiary of the CDOs as defined by FIN 46 and thus has not consolidated the financial condition and results of operations of these CDOs in Federated’s Consolidated Financial Statements. As of December 31, 2004, aggregate total assets and aggregate total obligations of the CDOs approximated $1 billion, respectively.

Federated holds an investment in each CDO, which exposes it to risk of loss to the extent of the carrying value of the investments. As of December 31, 2004, the remaining $0.6 million carrying value of one of these investments represented Federated’s maximum exposure to loss over the remaining life of the CDOs. In January 2005, this investment was liquidated for $0.7 million.

In addition, a number of Federated-sponsored investment products, including offshore money market and fluctuating-value fund products, closed-end fixed-income funds and a group trust meet the definition of VIEs under FIN 46. Federated is not the primary beneficiary of these VIEs and therefore Federated has not consolidated these entities. As of December 31, 2004, total assets under management in these investment products approximated $9 billion. Federated’s investments in these products represent its maximum exposure to loss. As of December 31, 2004, Federated’s investment in these investment products was $25.3 million, of which $25.1 million was invested in Irish-domiciled money market funds.

(20) Related Party Transactions

Federated has classified certain entities as affiliates in accordance with SFAS 57 “Related Party Disclosures.”

At December 31, 2004 and 2003, Receivables—affiliates totaled $30.8 million and $33.2 million, respectively and Accrued revenue—affiliates totaled $1.1 million and $1.0 million, respectively relating to services provided to various Federated products.

At December 31, 2004 and 2003, Accounts payable and accrued expenses—affiliates totaled $10.3 million and $10.2 million, respectively. For 2004 and 2003, $3.6 million and $9.1 million, respectively of this amount related to the internal review and estimated settlement related to past mutual fund trading practices (see Note (23) for more detail) while for 2004, $3.3 million related to shareholder service fees payable to various Federated funds resulting from an administrative delay in the implementation of contractual terms, $2.0 million related to remedial actions in connection with various fund transactions and trading issues, $0.6 million related to distribution fees payable to FAM and $0.3 million related to a contribution to a foundation. The remaining amounts primarily represent fund-related expenses assumed by Federated in certain cases in order to make the fund more competitive or to meet regulatory requirements.

At December 31, 2004, Other long-term liabilities—affiliates totaled $4.0 million and represented the long-term portion of the Settlement Charge (see Note (23)).

At December 31, 2004, Other current liabilities—affiliates totaled $29.5 million and represented the accrual for the contingent purchase price payment earned as of December 31, 2004 related to the Kaufmann Acquisition (see Note (4)).

(21) Concentration Risk

In terms of revenue concentration by product, approximately 15% of Federated’s total revenue for 2004 was derived from services provided to one Federated-sponsored fund. In addition, approximately 12% of Federated’s total revenue for 2004 related to one customer. In both cases, the majority of this revenue is dependent upon the level of assets under management in numerous individual fund shareholder accounts.

(22) Business Combinations and Acquisitions

In the fourth quarter 2004, Federated reached a definitive agreement to acquire the cash management business of Alliance Capital Management L.P. (Alliance). Currently in connection with this acquisition, up to approximately $25 billion in assets from 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services is expected to be transitioned into Federated

Federated Investors 2004 Annual Report    53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

money market funds. This transaction has been approved by the boards of directors of both Federated and Alliance, as well as by each mutual fund’s board of directors/trustees. This transaction, which is expected to close in phases between the first and third quarters of 2005, includes upfront cash payments totaling approximately $25 million due at the transaction closing dates as well as contingent purchase price payments payable over five years. The contingent purchase price payments will be calculated as a percentage of revenue less operating expenses directly attributed to these assets. At the current levels, these additional payments would approximate $68 million over five years. This acquisition will be accounted for using the purchase method of accounting.

In the third quarter 2004, assets of four mutual funds previously advised by Banknorth N.A., a subsidiary of Banknorth Group, Inc., totaling approximately $265 million were acquired by four Federated-sponsored mutual funds. This transaction occurred in connection with an agreement between Federated, Banknorth Group, Inc. and Banknorth N.A. As a result of this transaction, Federated recorded $1.1 million as an investment advisory contract intangible asset, which included the capitalization of transaction costs. This asset is being amortized on an accelerated basis over a ten-year useful life.

In the third quarter 2003, assets of eight mutual funds previously advised by Riggs Investment Advisors, Inc., a subsidiary of Riggs National Corporation, totaling approximately $465 million were acquired by eight Federated-sponsored mutual funds (Riggs Acquisition). This acquisition occurred in connection with an agreement between Federated, Riggs Investment Advisors, Inc., and Riggs Bank N.A. In the second quarter 2002, Federated signed an agreement with FirstMerit Advisors, Inc. and FirstMerit Corporation pursuant to which assets totaling approximately $250 million, previously advised by FirstMerit, were acquired by various Federated funds (FirstMerit Acquisition). In the fourth quarter 2001, assets of three mutual funds previously advised by Rightime Econometrics, Inc., totaling approximately $148 million, were acquired by Federated Capital Appreciation Fund in connection with an agreement between Federated, Lincoln Investment Planning, Inc. and Rightime Econometrics, Inc. (Rightime Acquisition). The upfront purchase price for each of these acquisitions was capitalized as an investment advisory contract intangible asset. The agreements also require Federated to pay certain contingent payments on a periodic basis (either monthly or quarterly) over the three- to five-year periods following the completion of the acquisitions calculated as a percentage of assets under management. See Note (23) for information regarding these contingent payments.

In the second quarter 2001, Federated completed the acquisition of substantially all of the business of Edgemont Asset Management Corporation, the former adviser of The Kaufmann Fund. The purchase price for this acquisition was $182.9 million. This price included cash payments of $174.0 million, including transaction costs, and 315,732 shares of Federated Class B common stock valued at $8.9 million. The acquisition agreement provides for additional purchase price payments and incentive compensation payments based upon the achievement of specified revenue growth through April 2007 (see Note (23)). This acquisition was accounted for using the purchase method of accounting and, accordingly, the fair value of the assets acquired, primarily $77.0 million of identifiable intangible assets and $105.7 million of goodwill as of the acquisition date, as well as the results of those assets were included in Federated’s Consolidated Financial Statements beginning on the date of acquisition. The amount assigned to intangible assets represents the fair value of the advisory contract, the noncompete agreement and the workforce as of the acquisition date. These assets are being amortized on a straight-line basis over their useful lives, which range from four to ten years with a weighted average life of nine years. In addition, $66.2 million and $33.1 million of additional purchase price was paid in 2004 and 2002, respectively, and was recorded as goodwill.

(23) Commitments and Contingencies

(a) Contractual

Federated is obligated to make certain future payments under various agreements to which it is a party, including capital and operating leases. The following table summarizes payments due on unrecorded service contracts and employment arrangements:

	Payments due in					Total
in millions	2005	2006	2007	2008	2009
Purchase obligations[1]	$10.7	$9.6	$2.9	$0.8	$0.0	$24.0
Employment-related commitments[2]	5.0	1.3	0.2	0.0	0.0	6.5

Total	$15.7	$10.9	$3.1	$0.8	$0.0	$30.5

1	Federated is a party to various contracts pursuant to which it receives certain services including legal, trade order transmission and recovery services, as well as access to various fund-related information systems and research databases. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2008. Costs for such services are expensed as incurred.
2	Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2007.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

Pursuant to various acquisition agreements entered into by Federated in 2003, 2002 and 2001, Federated is required to make additional payments to the seller in each acquisition contingent upon the occurrence of certain events. In 2001, Federated completed the acquisition of substantially all of the business of the former advisor of the Kaufmann Fund. Pursuant to this acquisition agreement, Federated could pay an additional $66.2 million as contingent purchase price ($29.5 million of which is accrued at December 31, 2004 (see Note (4))) and $13.4 million as contingent incentive compensation ($4.7 million of which is accrued at December 31, 2004) between 2005 and 2007 if certain revenue targets are met. The purchase price payments are recorded as additional goodwill at such time as performance targets have been met, while the incentive compensation payments are recognized as compensation expense during the periods in which the payments are earned. In 2004, Federated made contingent payments of $79.6 million, $66.2 million of which was recorded as goodwill. In 2003, no contingent payments were made. In 2002, Federated made contingent payments of $39.9 million, $33.1 million of which was recorded as goodwill.

Pursuant to certain remaining acquisition agreements, Federated is required to make contingent payments on a periodic basis calculated as a percentage of average assets under management on certain Federated fund shareholder accounts for which the seller is the named broker/dealer of record. In these cases, the payments occur monthly or quarterly and could continue through fourth quarter 2008.

(b) Guarantees and Indemnifications

Federated has not issued any guarantees for the obligations of third parties. On an intercompany basis, various wholly owned subsidiaries of Federated guarantee certain financial obligations of Federated Investors, Inc. and Federated Investors, Inc. guarantees certain financial and performance-related obligations of various wholly owned subsidiaries. In addition, in the normal course of business, Federated has entered into contracts that provide a variety of indemnifications. Typically, obligations to indemnify third parties arise in the context of contracts entered into by Federated, under which Federated agrees to hold the other party harmless against losses arising out of the contract, provided the other party’s actions are not deemed to have breached an agreed upon standard of care. In each of these circumstances, payment by Federated is contingent on the other party making a claim for indemnity, subject to Federated’s right to challenge the other party’s claim. Further, Federated’s obligations under these agreements may be limited in terms of time and/or amount. It is not possible to predict the maximum potential amount of future payments under these or similar agreements due to the conditional nature of Federated’s obligations and the unique facts and circumstances involved in each particular agreement. Management believes that if Federated were to incur a loss in any of these matters, such loss should not have a material effect on its business, financial position or results of operations.

(c) Internal Review of Mutual Fund Trading Activities

As previously reported, since September 2003 Federated has conducted an internal review into certain mutual fund trading activities in response to requests for information from the SEC, National Association of Securities Dealers (NASD) and New York State Attorney General. Federated subsequently received inquiries relating to such trading activities from the U.S. Attorneys Office for the Western District of Pennsylvania, the Commodity Futures Trading Commission, the Securities Commissioner and the Attorney General of West Virginia, and the Connecticut Banking Commission. Attorneys from the law firms of Reed Smith LLP and Davis, Polk & Wardwell are conducting the review at the direction of a special investigative committee of Federated’s board of directors. The special investigative committee is currently comprised of the board as a whole. Attorneys from the law firm of Dickstein Shapiro Morin & Oshinsky, LLP, independent counsel for the Federated mutual funds, participated in the review and reported on its progress to the independent directors of the funds.

In February 2004, the Company announced that the special investigative committee of the Board of Directors had substantially completed its assessment of the impact of past mutual fund trading issues. Based upon the findings of the internal review and of an independent expert retained by the Federated mutual funds, Federated paid restoration of $8.0 million (of which $7.6 million was recorded in 2003) to compensate for the detrimental impact from the improper trading activities identified in the review. Federated has substantially completed its review of information relating to trading activities.

Federated announced on January 24, 2005 that it was in settlement discussions with the SEC and New York State Attorney General.

The Consolidated Financial Statements for the years ended December 31, 2004 and 2003 reflect a $31.2 million and $21.1 million pretax charge, respectively, for various legal, regulatory and compliance matters, including costs incurred and estimated to complete Federated’s internal review as well as costs incurred on behalf of the funds. Of these amounts, $17.4 million and $7.6 million, respectively, relate to the Settlement Charge. Neither the SEC nor the New York State Attorney General has passed on the establishment or amount of this Settlement Charge. In order to estimate the accrual for expenses relating to remedying any damages to the Federated Funds, management made assumptions concerning the timing and effort involved to complete the internal review. If actual experience differs significantly from the judgments used to determine the initial estimate, the amount accrued as of December 31, 2004 would be subject to further revision. In addition, Federated’s management is unable to estimate the ultimate impact of any settlement proceedings, including the tax deductibility of these costs, and therefore final resolution of these matters may have a material impact on Federated’s consolidated results of operations, financial position or cash flows.

Federated Investors 2004 Annual Report    55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

(d) Legal Proceedings

Since October 2003, Federated Investors, Inc. and related entities (collectively, the Federated Defendants) have been named as defendants in twenty-one cases filed in various federal district courts and state courts involving allegations relating to market timing, late trading and excess fees. All of the pending cases involving allegations related to market timing and late trading have been transferred to the U.S. District Court for the District of Maryland and consolidated for pre-trial proceedings. One market timing/late trading case was voluntarily dismissed by the plaintiff without prejudice.

The six excessive fee cases were originally filed in four different federal courts and one state court. Four of the federal cases are now pending in the U.S. District Court for the Western District of Pennsylvania. The fifth federal case was pending in the Western District of Tennessee as of December 31, 2004, but on February 15, 2005, the court granted Federated’s motion to transfer that case to the Western District of Pennsylvania. A state court case was voluntarily dismissed by the plaintiff without prejudice.

In addition to the market timing and excessive fee litigation, certain Federated entities have recently been named defendants in a new class action filed in the U.S District Court for the Eastern District of Pennsylvania. Plaintiffs in this case claim that Federated has failed to ensure that the Federated Funds participated in class action settlements for which they were eligible.

All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated intends to defend this litigation. The potential impact of these recent lawsuits and future potential similar suits is uncertain. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s financial position, results of operations or liquidity in the period in which the effect becomes reasonably estimable.

In addition, Federated has other claims asserted and threatened against it in the ordinary course of business. These other claims are subject to inherent uncertainties. In the opinion of management, after consultation with counsel, it is unlikely that any adverse determination for any pending or threatened other claim will materially affect the financial position, results of operations or liquidity of Federated.

(24) Subsequent Events

On January 7, 2005, a termination event, as defined in the applicable CDO agreement, occurred requiring the liquidation and distribution of the CDO’s collateral. As a result of this liquidation, Federated received $0.7 million as a return of capital on that investment, resulting in a $0.1 million gain which was recorded in 2005.

On January 14, 2005, Federated renewed its $150.0 million Credit Facility by signing Amendment No. 4 to the Second Amended and Restated Credit Agreement (the Renewed Credit Facility). The Renewed Credit Facility has a term of 364 days and can be renewed for additional 364-day terms. Under the Renewed Credit Facility, borrowings bear interest, at the option of Federated, at a defined prime rate or at a spread over the Federal Funds rate or the London Interbank Offering Rate. The Renewed Credit Facility contains restrictions that limit cash payments for dividends and stock repurchases. Cash payments for dividends and stock repurchases are restricted to 50% of net income earned during the period from January 1, 2000, to and including the payment date, less certain payments for dividends and stock repurchases. The Renewed Credit Facility includes financial and nonfinancial covenants, which are similar in nature to the covenants contained in the Second Amended and Restated Credit Agreement, as previously amended. In addition, certain registered broker/dealer subsidiaries of Federated were released from the Guaranty Agreement.

Federated’s board of directors declared a $0.125 per share dividend, effective February 3, 2005, which was paid on February 28, 2005.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2004, 2003 and 2002)

(25) Supplementary Quarterly Financial Data (Unaudited)

in thousands, except per share data, for the quarters ended	March 31,	June 30,	September 30,	December 31,
2004
Revenue[1]	$220,680	$213,084	$205,189	$208,011
Operating income[2]	88,265	83,170	81,373	64,156
Income from continuing operations[2]	51,187	48,649	47,201	32,021
Income (loss) from discontinued operations	546	2,000	(150)	(275)
Net income[2]	51,733	50,649	47,051	31,746
Basic earnings per share
Income from continuing operations[2]	0.47	0.45	0.44	0.30
Income (loss) from discontinued operations	0.01	0.02	(0.00)	(0.00)
Net income[2]	0.48	0.47	0.44	0.30
Diluted earnings per share
Income from continuing operations[2]	0.46	0.44	0.43	0.29
Income (loss) from discontinued operations	0.00	0.02	(0.00)	(0.00)
Net income[2]	0.46	0.46	0.43	0.29
Cash dividends per share	0.085	0.102	0.102	0.125
Stock price per share[4]
High	33.79	32.45	30.34	31.74
Low	28.78	27.70	26.72	27.07

2003
Revenue[1]	$187,364	$195,735	$203,074	$209,600
Operating income[2]	77,755	78,745	81,621	69,252
Income from continuing operations[2]	47,994	48,210	49,905	41,952
Income from discontinued operations	717	850	1,035	822
Net income[2]	48,711	49,060	50,940	42,774
Basic earnings per share
Income from continuing operations[2]	0.44	0.45	0.47	0.39
Income from discontinued operations	0.01	0.01	0.01	0.01
Net income[2,3]	0.44	0.46	0.48	0.40
Diluted earnings per share
Income from continuing operations[2]	0.42	0.43	0.45	0.38
Income from discontinued operations	0.01	0.01	0.01	0.01
Net income[2,3]	0.43	0.44	0.46	0.38
Cash dividends per share	0.057	0.070	0.085	0.085
Stock price per share[4]
High	27.83	28.70	30.94	31.90
Low	23.85	25.24	26.96	26.50

1	Previously reported revenue reflects certain reclassifications to conform with current year presentation (see Note (1)(c) Summary of Significant Accounting Policies-Prior Period Financial Statements).
2	The Consolidated Financial Statements for the quarters ended December 31, 2004 and 2003 included a $20.6 million and a $20.0 million pretax charge respectively, related to Federated’s internal review and estimated settlement related to past mutual fund trading practices. See Note (23) for information concerning the review and estimated settlement.
3	Totals may not sum due to rounding.
4	Federated’s common stock is traded on the New York Stock Exchange under the symbol “FII.”

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of February 24, 2005, was one and 15,217, respectively.

Federated Investors 2004 Annual Report    57