Form 10-K, Exhibit 13
period 2005-12-31
FEDERATED INVESTORS INC /PA/
filed 2006-03-02
CIK 1056288

EXHIBIT 13.01

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data and managed and administered assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed and administered assets) of Federated for the five years ended December 31, 2005, have been derived from the audited Consolidated Financial Statements of Federated. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes which follow.

Years Ended December 31,	2005	2004	2003	2002	2001
Statement of Income Data[1]
Total revenue[2]	$909,216	$843,349	$792,308	$775,838	$781,442
Operating income[2]	299,056	317,979	308,655	326,315	308,318
Income from continuing operations before income taxes	280,011	290,279	295,614	310,360	255,782
Income from continuing operations	163,292	179,720	188,894	200,388	163,655
(Loss) income from discontinued operations	(3,009)	1,459	2,591	3,372	4,792
Net income	160,283	181,179	191,485	203,760	168,447

Share Data
Basic earnings per share[1]
Income from continuing operations	$1.54	$1.67	$1.75	$1.78	$1.42
(Loss) income from discontinued operations	(0.03)	0.01	0.02	0.03	0.04
Net income[3]	1.51	1.68	1.78	1.81	1.46
Diluted earnings per share[1]
Income from continuing operations	$1.51	$1.63	$1.69	$1.71	$1.36
(Loss) income from discontinued operations	(0.03)	0.01	0.02	0.03	0.04
Net income	1.48	1.64	1.71	1.74	1.40
Book value per share at period end	$5.05	$4.28	$3.64	$3.03	$2.06
Cash dividends per share	$0.575	$0.414	$0.297	$0.217	$0.175
Weighted-average shares outstanding – basic	106,114	107,615	107,839	112,375	115,012
Weighted-average shares outstanding – assuming dilution	108,252	110,410	112,059	117,304	119,992

Balance Sheet Data at Period End
Total assets[4]	$896,621	$954,688	$879,228	$795,451	$693,748
Long-term debt—nonrecourse[4]	159,784	284,915	327,142	319,328	312,871
Total liabilities and minority interest	356,292	496,935	483,375	454,734	456,651
Shareholders’ equity	540,329	457,753	395,853	340,717	237,097

Managed and Administered Assets (in millions)
As of period end:
Managed assets[5]	$213,423	$179,268	$197,917	$195,353	$179,687
Administered assets[6]	18,271	37,164	43,428	34,827	44,684
Average for the period:
Managed assets	197,647	187,820	199,483	189,242	160,593
Administered assets[6]	18,239	41,208	39,513	38,032	41,982

1	The Consolidated Financial Statements for the years ended December 31, 2005, 2004 and 2003 included charges related to Federated’s internal review and settlement related to past mutual fund trading practices. See Note (23) to the Consolidated Financial Statements.
2	Revenue and expenses for the years ended December 31, 2005, 2004 and 2001 included certain Class B share distribution- and financing-related income and expenses. In 2002 and 2003, Federated did not recognize such B-share distribution- and financing-related income or expenses. See Note (1)(m) to the Consolidated Financial Statements.
3	Totals may not sum due to rounding.
4	In 2005 and 2004, Federated wrote-down the carrying value of certain B-share-related deferred sales commission assets and corresponding nonrecourse debt. See Note (11) to the Consolidated Financial Statements.
5	During 2005, Federated acquired the cash management business of Alliance Capital Management L.P. See Note (2) to the Consolidated Financial Statements.
6	In 2005, Federated experienced a reduction in the number of bank clients for fund administration and accounting services.

MANAGEMENT’S DISCUSSION AND ANALYSIS

of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.

General

Federated Investors, Inc. (together with its subsidiaries, Federated) is one of the largest investment managers in the United States with $213.4 billion in managed assets as of December 31, 2005. The majority of Federated’s revenue is derived from advising and administering Federated mutual funds, separately managed accounts and other sponsored products, in both domestic and international markets. Federated also derives revenue from administering mutual funds sponsored by third parties and from providing various other mutual fund-related services, including distribution, shareholder servicing, trade clearing and retirement plan recordkeeping services (collectively, Other Services).

Investment advisory fees, administrative fees and certain fees for Other Services, such as distribution and shareholder service fees, are contract-based fees that are calculated as a percentage of the net assets of the investment portfolios that are managed or administered by Federated. As such, Federated’s revenue is primarily dependent upon factors that affect the value of managed and administered assets including market conditions and the ability to attract and retain assets. Fee rates for Federated’s services generally vary by asset type and investment objective and, in certain instances, decline as the average net assets of the individual portfolios exceed certain thresholds. Generally, rates charged for advisory services provided to equity products are higher than rates charged on money market and fixed-income products. Accordingly, revenue is also dependent upon the relative composition of average assets under management. Since Federated’s products are largely distributed and serviced through financial intermediaries, Federated pays a significant portion of the distribution and shareholder service fees from sponsored products to the financial intermediaries that sell and service these products. These payments are generally calculated as a percentage of net assets attributable to the party receiving the payment and are recorded on the Consolidated Statements of Income either as reductions to revenue as in the case of certain shareholder service fee payments or as an expense as in the case of certain distribution fee payments.

Federated’s remaining Other Services fees are based on fixed rates per transaction or retirement plan participant. Revenue relating to these services will vary with changes in the number of transactions and plan participants which are impacted by sales and marketing efforts, competitive fund performance, introduction and market reception of new products and acquisitions.

Federated’s most significant operating expenses include marketing and distribution costs and compensation and related costs, which represent fixed and variable compensation and related employee benefits.

Business Developments

Settlement Expense

As previously reported, beginning in September 2003 Federated has conducted an internal review into certain mutual fund trading activities in response to requests for information from the Securities and Exchange Commission (SEC), National Association of Securities Dealers and New York State Attorney General (NYAG). Federated announced on November 28, 2005 that it had entered into settlement agreements with the SEC and NYAG to resolve the past mutual fund trading issues. Under the terms of the settlements, Federated paid for the benefit of fund shareholders a total of $72.0 million in addition to the $8.0 million paid in 2004. In addition, Federated has agreed to reduce the investment advisory fees on certain Federated funds by $4.0 million per year for the five-year period beginning January 1, 2006 based upon effective fee rates and assets under management as of September 30, 2005. Depending upon the level of assets under management in these funds during the five-year period, the actual investment advisory fee reduction could be greater or less than $4.0 million per year. Costs related to certain other undertakings required by these agreements will be incurred in future periods and the significance of such costs is currently not determinable.

Net income for 2005, 2004 and 2003 reflected settlement expenses of $55.6 million, $17.4 million and $7.6 million primarily representing civil penalties and restoration to fund shareholders associated with the aforementioned settlements. Other costs associated with various legal, regulatory and compliance matters, including costs related to Federated’s internal review and costs incurred on behalf of the funds resulted in pretax charges of $9.6 million, $15.4 million and $13.5 million in 2005, 2004 and 2003, respectively. In addition, 2005 net income included a $23.6 million pretax insurance recovery of certain of these costs which was recorded as a reduction to the various income statement line items to which these costs were originally charged.

Acquisitions

Since 1998, Federated has participated in a joint venture arrangement in Germany with LVM Landwirtschaftlicher-Versicherungsverein Munster a.G. (LVM), whereby each investor owned a 50% interest in Federated Asset Management GmbH (FAM), an administrator of separate accounts and distributor of Federated offshore fund products in Germany and other German-speaking countries in Europe. On December 30, 2005, Federated acquired LVM’s shares in FAM. This transaction was accounted for using the purchase method of accounting and as a result, Federated consolidated the assets and liabilities of FAM in its Consolidated Balance Sheet as of December 31, 2005 based on their fair values. Due to the end-of-the-year closing of this acquisition, Federated’s equity interest in the operating results of FAM for 2005 is included in “Revenue – Other, net” in the Consolidated Statements of Income.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

In the third quarter 2005, assets of three equity mutual funds previously advised by Investors Management Group Ltd., a wholly owned subsidiary of AMCORE Financial, Inc. totaling approximately $142.0 million were acquired by two sponsored mutual funds (AMCORE Acquisition). As a result of the transaction, Federated recorded an investment advisory contract intangible asset, which is being amortized on an accelerated basis over a seven-year useful life.

During the second quarter 2005, Federated completed the acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition). As a result of the acquisition, approximately $19.3 billion in assets from 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services were transitioned into Federated money market funds. The upfront cost of this acquisition was $27.1 million, which included $25.0 million in purchase price and $2.1 million in transaction costs. The purchase agreement also provides for contingent purchase price payments payable over five years. The contingent purchase price payments are calculated as 1) a percentage of revenues less certain operating expenses directly attributed to these assets over the five-year period and 2) a one-time payment payable if certain net revenue targets are met. At current asset levels, these additional payments would approximate $79.7 million over the five-year period. This acquisition was accounted for using the purchase method of accounting. Accordingly, Federated began recognizing revenue and expenses related to the acquired assets in the Consolidated Statements of Income as of the acquisition date and allocated the cost of the acquisition to the acquired assets based on their estimated fair values as of the acquisition date. Federated recorded two investment advisory contract intangible assets totaling $23.4 million. These assets are being amortized on an accelerated basis over a weighted-average amortization period of nine years. Federated also recorded an intangible asset of $5.0 million representing the fair value of the noncompete agreement obtained from Alliance. This asset is being amortized on a straight-line basis over a seven-year useful life. Contingent purchase price payments totaling $8.4 million were recorded as a liability in “Other current liabilities – other” in the Consolidated Balance Sheets at December 31, 2005, and will be paid in the second quarter of 2006. Goodwill of $7.0 million, which represents the excess recorded costs of this acquisition over the fair value of the investment advisory contract and noncompete agreement intangible assets, has been recorded as of December 31, 2005 and is deductible for tax purposes.

Dispositions

On February 15, 2006, an indirect, wholly owned subsidiary of Federated, signed a definitive agreement to sell certain assets associated with its TrustConnect® mutual fund processing business (the Business) to Matrix Settlement and Clearance Services, LLC (MSCS), one of the leading providers of mutual fund clearing and settlement processing for banks, trust companies and 401(k) providers. The transaction, which is subject to customary closing conditions including approval by the National Association of Securities Dealers, Inc., is expected to close in a series of closings over the first and second quarters of 2006. The assets included in the sale of the Business consist primarily of customer relationships, customer contracts and intellectual property, which have no recorded carrying values on Federated’s Consolidated Balance Sheet as of December 31, 2005. In exchange for the assets of the Business, Federated will be entitled to receive upfront cash consideration ranging between $7.0 million and $8.6 million due on a pro-rata basis over the series of closings, as well as contingent consideration due approximately 2  1/2 years after the initial closing date. The contingent consideration will be calculated as a percentage of net revenue above a specific threshold directly attributed to the Business. Both Federated and MSCS have made customary representations, warranties and covenants in the agreement.

In the third quarter 2005, Federated sold its interest in InvestLink Technologies, Inc., an indirect, wholly owned subsidiary (InvestLink), to an independent third party. InvestLink’s primary business was to provide software-related solutions for third-party administrators of defined contribution plans. Federated recognized a loss on the sale of InvestLink of $1.7 million, which included tax expense of $0.3 million. InvestLink’s results of operations and the loss on sale have been reflected net of tax as discontinued operations in the Consolidated Statements of Income included elsewhere in this report for all periods presented.

B-Shares

In 2004 and 2005, management performed recoverability analyses of the deferred sales commission assets and nonrecourse debt related to B-share financings closed through September 2000. The evaluations indicated that future cash flows will not be sufficient to fully amortize the related asset and debt balances. As such, in addition to the normal amortization occurring during the period based on B-share-related distribution, shareholder service and CDSC fee cash flows, the B-share-related deferred sales commission asset balance was written down by $87.9 million and $7.5 million during 2005 and 2004, respectively, with a corresponding write-down of nonrecourse debt in each period. There was no material impact on the results of operations as a result of this write-down. For purposes of evaluating trends in the company’s operating results, management generally excludes the impact of these income and expense items. See Note (11) to the Consolidated Financial Statements for more information regarding Federated’s accounting for B-share funding arrangements.

Consolidations

Under Financial Accounting Standards Board (FASB) Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46), most of Federated’s sponsored mutual funds meet the definition of a Variable Interest Entity (VIEs). In 2005, Federated invested in certain newly launched products sponsored by Federated in order to provide investable cash to the product

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

thereby allowing the product to establish a performance history. As the sole or majority investor in these various new products, Federated was deemed to be the primary beneficiary. At December 31, 2005, the aggregate assets and debt of the products that Federated consolidated were $36.0 million and $0.1 million, respectively, and Federated recorded $0.7 million to “Minority interest” on Federated’s Consolidated Balance Sheets. The assets of the products are primarily classified as “Investments” on Federated’s Consolidated Balance Sheets. Neither creditors nor equity investors in the products have any recourse to Federated’s general credit.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Asset Highlights

Managed and Administered Assets at Period End

in millions as of December 31,	2005	2004	Percent Change
Managed Assets
By Asset Type
Money market	$160,621	$124,302	29%
Equity	29,785	29,013	3%
Fixed-income	23,017	25,953	(11)%

Total managed assets	$213,423	$179,268	19%

By Product Type
Mutual Funds:
Money market	$145,289	$110,559	31%
Equity	26,031	25,951	0%
Fixed-income	19,037	21,137	(10)%

Total mutual fund assets	190,357	157,647	21%

Separate Accounts:
Money market	15,332	13,743	12%
Equity	3,754	3,062	23%
Fixed-income	3,980	4,816	(17)%

Total separate account assets	23,066	21,621	7%

Total managed assets	$213,423	$179,268	19%

Administered Assets	$18,271	$37,164	(51)%

Average Managed and Administered Assets

in millions for the years ended December 31,	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
Average Managed Assets
By Asset Type
Money market	$144,356	$134,096	$149,703	8%	(10)%
Equity	28,940	26,476	20,849	9%	27%
Fixed-income	24,351	27,248	28,931	(11)%	(6)%

Total average managed assets	$197,647	$187,820	$199,483	5%	(6)%

By Product Type
Mutual Funds:
Money market	$129,531	$119,745	$134,413	8%	(11)%
Equity	25,609	23,827	18,702	7%	27%
Fixed-income	20,170	22,301	23,869	(10)%	(7)%

Total average mutual fund assets	175,310	165,873	176,984	6%	(6)%

Separate Accounts:
Money market	14,825	14,351	15,290	3%	(6)%
Equity	3,331	2,649	2,147	26%	23%
Fixed-income	4,181	4,947	5,062	(15)%	(2)%

Total average separate account assets	22,337	21,947	22,499	2%	(2)%

Total average managed assets	$197,647	$187,820	$199,483	5%	(6)%

Average Administered Assets	$18,239	$41,208	$39,513	(56)%	4%

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Changes in Federated’s average asset mix year-over-year have a direct impact on Federated’s total revenue due to the difference in the fee rates per invested dollar earned on each asset type. Equity products generally have a higher management fee rate than fixed-income and money market products. The following table presents the relative composition of average managed assets and the percent of total revenue derived from each asset type over the last three years:

	Percentage of Total Average Managed Assets			Percent of Total Revenue
	2005	2004	2003	2005	2004	2003
Money market assets	73%	71%	75%	43%	40%	49%
Equity assets	15%	14%	10%	38%	37%	27%
Fixed-income assets	12%	15%	15%	16%	19%	20%
Other activities	—	—	—	3%	4%	4%

December 31, 2005 period-end managed assets increased 19% over period-end managed assets at December 31, 2004 driven by increases in money market assets net of declines in fixed-income assets. Average managed assets for 2005 increased 5% over average managed assets for 2004. Period-end and average money market assets increased 29% and 8%, respectively, for 2005 compared to 2004 principally due to the Alliance Acquisition and organic growth. Period-end equity assets increased 3% primarily as a result of increases in net asset values partially offset by net redemptions. Average equity assets grew 9% during 2005 as compared to 2004. Period-end and average fixed-income assets each declined 11% for 2005 as compared to 2004 primarily from net redemptions.

The December 31, 2004 period-end managed assets decreased 9% compared to period-end managed assets at December 31, 2003. Average managed assets for 2004 decreased 6% compared to average managed assets for 2003. Equity assets benefited from positive market conditions and net sales during the year, increasing 13% to $29.0 billion as of December 31, 2004 from December 31, 2003. Average equity assets grew 27% during 2004 to $26.5 billion as compared to the same period in 2003. Total and average fixed-income and money market assets declined in 2004 as compared to 2003 due largely to the expectation and occurrence of rising short-term interest rates. Fixed-income assets decreased 12% as of December 31, 2004 as compared to December 31, 2003, while average fixed-income assets decreased 6% for 2004 as compared to 2003. Money market assets at December 31, 2004 declined 13% as compared to December 31, 2003, while average money market assets declined 10% for 2004 as compared to 2003.

Components of Changes in Equity and Fixed-Income Fund Managed Assets

in millions for the years ended December 31,	2005	2004	Percent Change
Equity Funds
Beginning assets	$25,951	$22,817	14%

Sales	5,054	5,972	(15)%
Redemptions	(6,666)	(5,532)	20%

Net (redemptions) sales	(1,612)	440	(466)%
Net exchanges	25	257	(90)%
Acquisition related	142	105	35%
Other[1]	1,525	2,332	(35)%

Ending equity fund assets	$26,031	$25,951	0%

Fixed-Income Funds
Beginning assets	$21,137	$24,004	(12)%

Sales	5,061	7,719	(34)%
Redemptions	(7,376)	(11,209)	(34)%

Net redemptions	(2,315)	(3,490)	(34)%
Net exchanges	(100)	11	(1,009)%
Acquisition related	50	220	(77)%
Other[1]	265	392	(32)%

Ending fixed-income fund assets	$19,037	$21,137	(10)%

1	Includes changes in the market value of securities held by the funds, reinvested dividends and distributions and net investment income.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Federated’s investment products are primarily distributed in four markets. These markets and the relative percentage of managed assets at December 31, 2005 attributable to such markets are as follows: trust market (45%), broker/dealer market (34%), institutional market (10%) and international market (1%).

Results of Operations

Revenue. The following table sets forth components of total revenue for the three years ended December 31:

in millions	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
Revenue from managed assets	$883.3	$809.0	$759.3	9%	7%
Revenue from sources other than managed assets	25.9	34.3	33.0	(24)%	4%

Total revenue	$909.2	$843.3	$792.3	8%	6%

Revenue from managed assets increased $74.3 million in 2005 as compared to 2004 due to a $67.1 million revenue increase generated from money market assets acquired in connection with the Alliance Acquisition along with a $30.8 million revenue increase from a 9% increase in average equity assets under management, partially offset by a $20.5 million decline in fixed-income revenue related to an 11% decrease in fixed-income average managed assets and a reduction of $4.4 million from lower average money market assets (excluding the assets from the Alliance Acquisition).

Revenue from managed assets increased $49.7 million in 2004 as compared to 2003 due to 1) an increase of $69.6 million resulting from significant asset growth in average equity assets under management, 2) a $49.0 million increase in “Other service fees, net – affiliates” relating to the application of financing treatment in 2004 to account for all B-share funding arrangements, 3) a $3.0 million reduction in advisory fee waivers due to reduced portfolio accounting expenses of the funds, offset by 4) a reduction in fixed-income and money market assets resulting in a $56.8 million decrease in revenue from managed assets, 5) a $16.3 million reduction in “Other service fees, net – affiliates” due to changes in the Federated-fund-related portfolio accounting contracts effective for 2004 and 6) a non-recurring reduction of $1.4 million in “Other service fees, net – affiliates” due to the accrual for the return of shareholder service fees to various Federated funds resulting from an administrative delay in the implementation of contractual terms.

Revenue from sources other than managed assets, which represents 3% of Federated’s 2005 revenue, decreased $8.4 million principally as a result of a $7.2 million decrease in revenue from a reduction in the number of bank clients for fund administration and accounting services. These reductions were partially offset by revenue from managed assets earned on certain previously administered assets acquired by Federated in 2004 and a reduction in related marketing and distribution expenses.

Revenue from sources other than managed assets increased $1.3 million in 2004 as compared to 2003. The increase in 2004 primarily reflected increased revenue of $2.7 million resulting from increased assets for clearing and retirement services partially offset by a net decrease of $1.7 million due to a reduction in the number of bank clients for fund administration and accounting services.

As previously discussed, as part of its required undertakings in the settlements with the SEC and NYAG, Federated will reduce its management fee charged to certain of its mutual funds effective January 1, 2006. For more information, please refer to the section entitled “Business Developments.”

Operating Expenses. The following table sets forth operating expenses for the three years ended December 31:

in millions	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
Marketing and distribution	$222.7	$156.4	$156.1	42%	0%
Compensation and related	175.6	169.7	167.0	3%	2%
Amortization of deferred sales commissions	51.7	55.7	14.9	(7)%	274%
Amortization of intangible assets	14.2	10.7	10.5	33%	2%
Settlement expense	55.6	17.4	7.6	220%	129%
All other	90.4	115.5	127.6	(22)%	(9)%

Total operating expenses	$610.2	$525.4	$483.7	16%	9%

Total operating expenses for 2005 increased $84.8 million compared to 2004. Marketing and distribution expense increased $66.3 million in 2005 as compared to 2004 primarily due to $54.3 million of additional expenses associated with the increase in assets under management from the Alliance Acquisition. In addition, a change in the asset mix within money market products caused an increase of $9.7 million and an increase in average equity assets caused an increase of $6.3 million. The $3.5 million increase in amortization of intangible assets in 2005 as compared to 2004 arose mainly from $4.9 million of additional amortization expense associated with the Alliance Acquisition. All other expenses decreased $25.1 million in 2005 as compared to 2004 principally as a result of recognizing the aforementioned $23.6 million insurance recovery. The insurance recovery was primarily recorded as a reduction to “Professional service fees” and “Office and occupancy” of $22.1 million and $1.3 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

As previously discussed, Federated announced on November 28, 2005 that it had entered into settlement agreements with the SEC and NYAG to resolve past mutual fund trading issues. For 2005 and 2004, “Settlement Expense” and “All other” were affected by costs associated with resolving these past mutual fund trading issues. For more information please refer to the section entitled “Business Developments.”

Total operating expenses for 2004 increased 9% or $41.7 million over 2003. Compensation and related expense increased $2.7 million in 2004 over 2003 due to 1) a $1.8 million increase in the accrual for contingent incentive compensation associated with the acquisition of substantially all of the business of the former advisor of the Kaufmann Fund (Kaufmann Acquisition), 2) a $2.2 million increase in other bonus programs, 3) a $1.8 million increase in employer-related taxes due principally to the exercise of options and taxable transfer of restricted stock, 4) a $1.7 million increase in salary levels, offset by 5) a $5.5 million reduction relating to a new bonus program available to certain employees in 2004, pursuant to which a portion of the bonus earned in 2004 was paid out in the form of restricted stock granted in the first quarter 2005 with a three-year prospective vesting term.

Amortization of deferred sales commissions increased in 2004 as compared to 2003 primarily as a result of applying financing treatment in 2004 to account for all B-share funding arrangements in the Consolidated Statements of Income.

All other expenses decreased $12.1 million in 2004 as compared to 2003. This decrease related primarily to decreases in “Professional service fees,” “Office and Occupancy” and “Advertising and promotional” partially offset by an increase in “Other.” The $10.4 million decrease in “Professional service fees” primarily reflected a $13.7 million decrease related to the elimination of portfolio accounting expenses resulting from changes in the Federated-fund-related contracts partially offset by an increase of $2.9 million due to increased legal fees. The $3.1 million decrease in “Office and occupancy” was due to: 1) a decrease of $1.4 million caused by an amendment in early 2004 to the building lease for Federated’s corporate headquarters which included the surrender of certain floors and resulted in the reversal of unamortized balances of related refurbishment allowances and deferred rent associated with these surrendered floors, 2) a $1.1 million decrease in depreciation expense primarily due to certain capitalized projects becoming fully depreciated in 2004 and 3) a $0.7 million decrease in postage expenses associated with the internal investigation into past mutual fund trading activities. The $2.1 million decrease in “Advertising and promotional” was due primarily to a $0.9 million reduction in marketing materials expense primarily as a result of decreased sales and a $1.0 million decrease in Federated’s advertising campaign. The $4.0 million increase in “Other” is composed primarily of a $1.9 million charge to return shareholder service fees to various Federated funds resulting from an administrative delay in the implementation of contractual terms and a $1.7 million charge for remedial actions related to various fund transactions and trading issues.

Nonoperating Income (Expenses). Nonoperating expense, net, decreased $8.9 million in 2005 as compared to 2004 primarily as a result of an increase in “Interest and dividends” of $5.3 million primarily as a result of higher yields earned on investments due to rising interest rates and a $3.1 million decrease in “Debt expense – nonrecourse” attributable to a lower amount of average nonrecourse debt outstanding.

Federated’s total net nonoperating expense increased $14.9 million in 2004 as compared to 2003 primarily as a result of applying financing treatment in 2004 to account for all B-share funding arrangements, which increased expense by $16.4 million in 2004, partially offset by a $1.4 million increase in interest and dividend income primarily due to higher average balances ($0.7 million) along with higher yields earned on investments caused by rising interest rates ($0.6 million).

Income Taxes on Continuing Operations. The income tax provision for continuing operations for 2005, 2004 and 2003 was $116.7 million, $110.6 million and $106.7 million, respectively. The $6.1 million increase in the provision for 2005 as compared to 2004 was primarily due to the estimated federal tax effect of the increase in the non-deductible portion of the current period settlement expense ($8.8 million) and increased state taxes ($1.7 million) partially offset by the federal tax effect of lower income from continuing operations before taxes ($3.6 million). The $3.8 million increase in the provision for 2004 as compared to 2003 is primarily due to the non-deductible portion of settlement expense ($3.5 million) and increased state taxes ($3.1 million) partially offset by the federal tax effect of lower income from continuing operations before taxes ($1.9 million). The effective tax rate was 41.7% for 2005, 38.1% for 2004 and 36.1% for 2003. The increase in the effective tax rate for 2005 as compared to 2004 as well as 2004 over 2003 is primarily due to the increase in the non-deductible portion of settlement expense and increased state taxes (see Note (16) to the Consolidated Financial Statements).

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Income from Continuing Operations. The following table sets forth highlights of Federated’s operations for the three years ended December 31:

in millions, except per share data	2005	2004	2003	2005 vs. 2004	2004 vs. 2003
Income from continuing operations	$163.3	$179.7	$188.9	(9)%	(5)%
(Loss) income from discontinued operations	(3.0)	1.5	2.6	(300)%	(42)%
Net income	160.3	181.2	191.5	(12)%	(5)%
Diluted earnings per share:
Income from continuing operations	$1.51	$1.63	$1.69	(7)%	(4)%
(Loss) income from discontinued operations	$(0.03)	$0.01	$0.02	(400)%	(50)%
Net income	$1.48	$1.64	$1.71	(10)%	(4)%
Weighted-average shares outstanding – assuming dilution	108.3	110.4	112.1	(2)%	(1)%

Income from continuing operations decreased $16.4 million in 2005 as compared to 2004 and decreased $9.2 million in 2004 as compared to 2003 primarily as a result of the changes in revenues and expenses noted above. In 2005 and 2004, diluted earnings per share for income from continuing operations decreased $0.12 and $0.06 per diluted share, respectively, as the impact of decreased income from continuing operations was slightly offset by lower weighted-average diluted shares outstanding.

(Loss) Income from Discontinued Operations. Discontinued operations, net of tax, reflects the sale of InvestLink in the third quarter 2005 and Federated’s transfer agency business in the second quarter 2004. In 2005, Federated reported a loss from discontinued operations, net of tax, of $3.0 million which included a $1.7 million after-tax loss on the sale of InvestLink. In 2004 and 2003, Federated reported a gain from discontinued operations, net of tax, of $1.5 million and $2.6 million, respectively, which primarily reflects the after-tax results of operations of the sold businesses (see Note (3) to the Consolidated Financial Statements).

Liquidity and Capital Resources

At December 31, 2005, liquid assets, consisting of cash and cash equivalents, short-term investments and receivables, totaled $330.0 million as compared to $292.1 million in 2004. The balance at the end of 2005 was higher than the balance at the end of 2004 as a result of cash generated by operations during 2005. Federated also had a B-share funding arrangement with an independent third party and $150.0 million available for borrowings under its credit facility as of December 31, 2005 (see Note (10) and Note (11) to the Consolidated Financial Statements).

Operating Activities. Net cash provided by operating activities totaled $186.0 million for 2005 as compared to $297.0 million for 2004. Principally, the $111.0 million decline was driven by payments made as part of settlement agreements with the SEC and NYAG totaling $72.0 million in 2005 compared to $8.0 million in 2004. For more information, please see the section entitled “Business Developments.”

A $37.0 million decrease in the tax benefit from stock-based compensation plans resulted primarily from the vesting and employee tax realization of 1.9 million shares of restricted stock during the first quarter of 2004 ($19.4 million) and the exercise and employee tax realization of 1.7 million stock options during the third quarter 2004 ($15.9 million).

An increase of $35.3 million in net purchases of trading securities resulted primarily from Federated’s 2005 investment in various sponsored investment products, which were consolidated in the Consolidated Financial Statements.

Deferred sales commissions paid decreased $17.6 million primarily as a result of reduced sales of the B-share asset class.

Investing Activities. In 2005, Federated used $61.4 million for investing activities. Of this amount, Federated paid $60.9 million for business acquisitions net of cash acquired consisting primarily of 1) $33.1 million in contingent purchase price payments related to the Kaufmann Acquisition, of which $29.5 million was accrued in “Other current liabilities – affiliates” in the Consolidated Balance Sheets at December 31, 2004, (see Note (2) to the Consolidated Financial Statements) 2) $26.9 million related to the Alliance Acquisition and 3) $1.5 million related to the AMCORE Acquisition. In addition, Federated paid $2.3 million to acquire property and equipment, $2.0 million of which was computer related.

Financing Activities. In 2005, Federated used $135.0 million for financing activities. Of this amount, Federated paid $61.5 million or $0.575 per share in dividends to holders of its common stock in 2005. Federated’s board of directors declared a dividend of $0.15 per share, for shareholders of record on February 8, 2006, that was paid on February 15, 2006.

Federated used $25.7 million to repurchase 0.9 million shares of Class B common stock in the open market and in private transactions under the stock repurchase program. As of December 31, 2005, Federated can repurchase an additional 4.8 million shares through its authorized programs through December 31, 2006.

Stock repurchases and dividend payments are subject to restrictions under the Second Amended and Restated Credit Agreement, as amended. These restrictions limit cash payments for additional stock repurchases and dividends to 50% of net income from January 1, 2000 to and including the payment date. After considering earnings through December 31, 2005, given current debt covenants, Federated has the ability to make additional stock repurchase or dividend payments of more than $131 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Of the distributions to minority interest holders of $30.2 million, $20.1 million represents cash distributed to third-party equity holders in sponsored products that have been consolidated by Federated. The remaining amount represents partnership distributions of $10.1 million made to a noncontrolling partner in Federated’s limited partnerships (see Note (20) to the Consolidated Financial Statements).

Contributions from minority interest holders of $20.7 million represents third-party equity investments in sponsored products that have been consolidated by Federated.

Financial Position

“Deferred sales commissions, net of accumulated amortization” and “Long-term debt – nonrecourse” at December 31, 2005 decreased by $129.1 million and $125.1 million, respectively, from December 31, 2004 primarily as a result of the previously discussed write down of B-share-related deferred sales commission assets, with a corresponding write down of nonrecourse debt. For more information, please refer to the section entitled “Business Developments.”

“Accounts payable and accrued expenses – affiliates” at December 31, 2005 decreased $8.9 million from December 31, 2004 due to payments or adjustments of $3.6 million related to the internal review and settlement related to past mutual fund trading practices, $2.7 million related to shareholder service fees payable to various Federated funds resulting from an administrative delay in the implementation of contractual terms and $2.0 million related to remedial actions in connection with various fund transaction and trading issues.

“Other current liabilities – other” at December 31, 2005 decreased $8.3 million from December 31, 2004 primarily as a result of recognizing the insurance recovery proceeds in the Consolidated Statements of Income during the third quarter 2005, of which $16.5 million had been received and recorded as a liability as of December 31, 2004, partially offset by $8.4 million accrued as of December 31, 2005 related to the cost of the Alliance Acquisition.

“Prepaid and other current assets,” which includes prepaid taxes, at December 31, 2005 decreased $7.6 million from December 31, 2004 due primarily to required projections used in the calculation of estimated federal income tax payments resulting in an overpayment of federal taxes in 2004.

Contractual Obligations and Contingent Liabilities

Contractual. The following table presents as of December 31, 2005, Federated’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included either in the referenced Note to the Consolidated Financial Statements or in a footnote to the table.

in millions	Note Reference	Payments due in				Total
		2006	2007-2008	2009-2010	After 2010
Capital lease obligations	(15)	$0.1	$0.2	$0.1	$0	$0.4
Operating lease obligations	(15)	13.2	23.9	18.0	31.1	86.2
Purchase obligations[1]		10.6	5.6	0	0	16.2
Employment-related commitments[2]		2.1	1.2	0	0	3.3

Total		$26.0	$30.9	$18.1	$31.1	$106.1

1	Federated is a party to various contracts pursuant to which it receives certain services including legal, trade order transmission and recovery services, as well as access to various fund-related information systems and research databases. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2008. Costs for such services are expensed as incurred.
2	Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2008.

Pursuant to various acquisition agreements entered into by Federated since 2001, Federated may be required to make additional payments to the seller in each acquisition contingent upon the occurrence of certain events. In 2001, Federated completed the Kaufmann Acquisition. In addition to the upfront purchase price paid at the date of the acquisition, Federated agreed to pay up to $165.5 million in additional purchase price contingent upon the achievement of specified revenue growth. To date Federated has paid $132.4 million in contingent payments. As of December 31, 2005, a $33.1 million contingent payment has been accrued in “Other current liabilities – affiliates” and will be paid in 2006. This represents the final contingent purchase price payment under the terms of the acquisition agreement.

As part of the Alliance Acquisition, Federated is required to make contingent purchase price payments over a five-year period. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first contingent purchase price payment will be paid in the second quarter of 2006, $8.4 million of which was accrued in “Other current liabilities – other” at December 31, 2005.

In addition, pursuant to certain other acquisition agreements, Federated is required to make contingent payments on a periodic basis calculated as a percentage of average assets under management on certain Federated fund shareholder accounts for which the seller is the named broker/dealer of record. In these cases, the payments occur monthly or quarterly and could continue through fourth quarter 2008.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Internal Review of Mutual Fund Trading Activities. As previously reported, since September 2003 Federated has conducted an internal review into certain mutual fund trading activities in response to requests for information from the SEC, National Association of Securities Dealers and NYAG. Federated subsequently received inquiries relating to such trading activities from the U.S. Attorneys Office for the Western District of Pennsylvania, the Commodity Futures Trading Commission, the Securities Commissioner and the Attorney General of West Virginia, and the Connecticut Banking Commission. Attorneys from the law firms of Reed Smith LLP and Davis, Polk & Wardwell conducted the review at the direction of a special investigative committee of Federated’s board of directors. The special investigative committee was comprised of the current board. Attorneys from the law firm of Dickstein Shapiro Morin & Oshinsky, LLP, independent counsel for the Federated mutual funds, participated in the review and reported on its progress to the independent directors of the funds.

In February 2004, the Company announced that the special investigative committee of the board of directors had substantially completed its assessment of the impact of past mutual fund trading issues. Based upon the findings of the internal review and of an independent expert retained by the Federated mutual funds, Federated paid restoration of $8.0 million to compensate for the detrimental impact from the improper trading activities identified in the review. Federated has completed its review of information relating to trading activities.

As previously discussed, Federated announced on November 28, 2005 that it had entered into settlement agreements with the SEC and NYAG to resolve the past mutual fund trading issues. For more information, please refer to the section entitled “Business Developments.”

Legal Proceedings. Since October 2003, Federated Investors, Inc. and related entities have been named as defendants in twenty-three cases filed in various federal district courts and state courts involving allegations relating to market timing, late trading and excessive fees. All of the pending cases involving allegations related to market timing and late trading have been transferred to the U.S. District Court for the District of Maryland and consolidated for pre-trial proceedings. One market timing/late trading case was voluntarily dismissed by the plaintiff without prejudice.

The seven excessive fee cases were originally filed in five different federal courts and one state court. All six of the federal cases are now pending in the U.S. District Court for the Western District of Pennsylvania. The state court case was voluntarily dismissed by the plaintiff without prejudice.

All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated intends to defend this litigation. The potential impact of these recent lawsuits and future potential similar suits is uncertain. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

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

Future Cash Needs. In addition to the contractual obligations and contingent liabilities described above, management expects that principal uses of cash will include paying incentive and base compensation, advancing sales commissions, funding marketing and promotion expenditures, repurchasing company stock, paying shareholder dividends, funding business acquisitions, funding property and equipment acquisitions, including computer-related equipment, and seeding new products. As a result of recently adopted regulations and frequent requests for information from regulatory authorities, management anticipates that expenditures for compliance personnel, compliance systems and related professional and consulting fees will increase. Resolution of the matters described above regarding the internal review, other regulatory inquiries and legal proceedings could result in payments which may have a significant impact on Federated’s liquidity, capital resources and results of operations. Management believes that Federated’s existing liquid assets, together with the expected continuing cash flow from operations, its borrowing capacity under the current credit facility, the current B-share funding arrangement and its ability to issue stock will be sufficient to meet its present and reasonably foreseeable cash needs.

On November 22, 2005, Federated renewed its $150.0 million credit facility by signing Amendment No. 5 to the Second Amended and Restated Credit Agreement (the Renewed Credit Facility). The Renewed Credit Facility has a term of 364 days and can be renewed for additional 364-day terms. Under the Renewed Credit Facility, Federated will pay a facility fee of 0.125% on the revolving credit commitment. The Renewed Credit Facility expands the limited ability to provide guarantees of third-party obligations, otherwise, no changes were made to the financial and nonfinancial covenants contained in the Second Amended and Restated Credit Agreement, as previously amended.

In September 2005, a wholly owned subsidiary of Federated extended its discretionary line of credit agreement with a bank under which it can borrow up to $50 million for the payment of obligations associated with daily net settlements of mutual funds processed through the National Securities Clearing Corporation. Borrowings under this 364-day agreement bear interest at a rate mutually agreed upon by the bank and the borrower at the time of the borrowing and are payable on demand. At December 31, 2005, the outstanding balance under this agreement was zero. Federated guarantees the payment of any obligation owed by the subsidiary in connection with this line of credit.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Variable Interest Entities

Federated is involved with various entities in the normal course of business that may be deemed to be VIEs. In 2005, Federated determined that it was the primary beneficiary of certain VIEs and, as a result, consolidated the assets, liabilities and operations of these VIEs in its Consolidated Financial Statements. See Note (4) to the Consolidated Financial Statements for more information.

Recent Accounting Pronouncements

SFAS 123(R) – In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123(R)). SFAS 123(R) supersedes APB 25, and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123, which as discussed in Note (1) to the Consolidated Financial Statements, Federated adopted on a prospective basis as of January 1, 2003. However, SFAS 123(R) requires all share-based payments to employees, including prior grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The SEC announced in April 2005 that it would require that registrants that are not small business issuers adopt SFAS 123(R) no later than the beginning of the first fiscal year beginning after June 15, 2005. Federated adopted SFAS 123(R) using the modified prospective method effective January 1, 2006.

Since (1) SFAS 123(R) must be applied not only to new awards but to previously granted awards that are not fully vested on the effective date, and (2) Federated adopted SFAS 123 using the prospective transition method, which applied only to awards granted, modified or settled after the adoption date, compensation costs for certain previously granted awards that were not recognized under SFAS 123 will be recognized under SFAS 123(R). SFAS 123(R) will require Federated to change its policy for accounting for retirement-eligible employees on a prospective basis. In addition, SFAS 123(R) will require Federated to change its policy for accounting for forfeitures. SFAS 123(R) requires companies to include estimated forfeitures in the initial estimate of compensation cost. Upon implementation of SFAS 123(R), Federated will recognize a cumulative effect of a change in accounting principle, net of tax to reflect the compensation cost that would not have been recognized in prior periods had forfeitures been estimated in those periods. Assuming no additional grants or modifications to awards that are not fully vested as of the date of adoption, the impact of adopting SFAS 123(R) will approximate the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note (1) to the Consolidated Financial Statements for at least the next three years. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation costs to be reported as a financing cash flow, rather than as an operating cash flow as required under literature applicable to Federated for 2005 reporting. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While Federated cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized for such tax deductions were $2.5 million, $39.5 million and $3.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.

FSP 109-2 – In December 2004, the FASB issued Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004,” which provides guidance with respect to reporting the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the Jobs Act). The Jobs Act provides conditions under which the repatriation of certain foreign earnings in either 2004 or 2005 will qualify for preferential tax treatment. If these conditions are met, a maximum 5.25% income tax rate rather than the maximum regular tax rate of 35% would apply to eligible repatriations of certain foreign earnings.

Federated has completed its evaluation of these provisions in conjunction with an analysis of its foreign earnings available for repatriation. As a result of that review, Federated has determined that it is not feasible to pay the level of dividend required to obtain this preferential tax treatment.

FSP EITF 85-24-1 – In March 2005, the FASB issued Staff Position EITF 85-24-1 “Application of EITF Issue No. 85-24, ‘Distribution Fees by Distributors of Mutual Funds That Do Not Have a Front-End Sales Charge,’ When Cash for the Right to Future Distribution Fees for Shares Previously Sold Is Received from Third Parties” (FSP EITF 85-24-1). FSP EITF 85-24-1, which addresses when revenue should be recognized by the seller for sales of rights to future cash flows relating to certain distribution fees, was effective for reporting periods beginning after March 11, 2005. Funding of the payments made by Federated of upfront commissions paid upon the sale of Class B shares of sponsored mutual funds is made through arrangements with independent third parties by selling the rights to all related future distribution fees, servicing fees and CDSCs. Federated adopted the provisions of FSP EITF 85-24-1 effective April 1, 2005. The adoption did not have an impact on Federated’s results of operations or financial position. For financial reporting purposes, Federated continues to account for these arrangements as financings.

EITF 04-5 – In June 2005, the FASB ratified the consensus in EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (EITF 04-5). EITF 04-5 provides guidance for determining whether a general partner controls a limited partnership. The guidance broadly

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

provides that the general partner in a limited partnership is presumed to control that limited partnership. However, that presumption can be overcome if the limited partners have either substantive kick-out rights or substantive participating rights. The effective date for applying the guidance in EITF 04-5 is June 29, 2005 for all new or recently modified limited partnerships and no later than the first reporting period in fiscal years beginning after December 15, 2005, for all other limited partnerships. During 2005, Federated applied the provisions of EITF 04-5 to account for a wholly owned subsidiary’s general partnership interest in a newly formed limited partnership. The adoption of this EITF did not have a material impact on Federated’s financial position or results of operations.

Critical Accounting Policies

Federated’s Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Management continually evaluates the accounting policies and estimates it uses to prepare the Consolidated Financial Statements. In general, management’s estimates are based on historical experience, on information from third-party professionals and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results may differ from those estimates made by management and those differences may be significant.

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

The level, if any, of impairment of customer-related intangible assets, such as investment advisory contract intangible assets, is highly dependent upon the remaining level of managed assets acquired in connection with an acquisition. Approximately 53% of the carrying value of Federated’s customer-related intangible assets as of December 31, 2005 relates to a single renewable investment advisory contract with one fund. Consecutive annual declines in the managed asset balance in this particular fund in excess of 60% over its remaining useful life could have a considerable impact on the underlying value of Federated’s customer-related intangible assets. To date, the actual compound annual rate of change in the acquired assets in this fund since the acquisition in 2001 has been more favorable than the assumed rate. No changes have been made to this estimate in the current year.

Accounting for Income Taxes. Significant management judgment is required in developing Federated’s provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. As of December 31, 2005, Federated had not recorded a valuation allowance on the $6.0 million deferred tax asset relating to Federated’s CDO other-than-temporary impairment losses (unrecognized for tax purposes). Federated considered the following facts in connection with its evaluation of the realizability of the $6.0 million deferred tax asset: (1) the actual amount of capital loss associated with Federated’s remaining investment in the CDOs will not be known until such time as those investments are either redeemed by the CDOs or sold by Federated; (2) the carry-forward period for capital losses is five years, and (3) Federated has historically generated capital gains in times of favorable market conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize these losses in the future. In the event that Federated’s preliminary strategies do not materialize, Federated may be required to record a valuation allowance of as much as $6.0 million for these deferred tax assets.

Accounting for Stock-Based Employee Compensation. In 2003, Federated adopted the fair-value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” for employee stock-based compensation for all stock-based awards granted, modified or settled on or after January 1, 2003. Awards granted prior to 2003 continue to be accounted for using the intrinsic-value method prescribed by APB 25, “Accounting for Stock Issued to Employees.”

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

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

in millions, except per share data	2005	2004	2003
Net income	$160.3	$181.2	$191.5
Add back: Stock-based employee compensation expense included in reported net income, net of related tax effects	2.2	0.5	0.2
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards[1], net of related tax effects	(5.4)	(2.9)	(5.6)

Pro forma net income	$157.1	$178.8	$186.1

Earnings per share:
Basic earnings per share	$1.51	$1.68	$1.78
Pro forma basic earnings per share	$1.48	$1.66	$1.73

Diluted earnings per share	$1.48	$1.64	$1.71
Pro forma diluted earnings per share	$1.45	$1.62	$1.66

1	“All awards” refers to awards granted, modified or settled on or after January 1, 1995, as required by SFAS 123.

Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2005, 2004 and 2003, respectively: dividend yields of 2.19%, 1.34% and 1.03%; expected volatility factors of 21.6%, 24.9% and 27.8%; risk-free interest rates of 3.77%, 3.69% and 2.77%; and an expected life of 5.0 years, 5.6 years and 5.0 years.

Accounting for Loss Contingencies. In accordance with SFAS No. 5, “Accounting for Contingencies,” Federated accrues for estimated costs, including legal costs related to existing lawsuits, claims and proceedings when it is probable that a liability has been incurred and the costs can be reasonably estimated. Accruals are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a suit and management’s estimate. These differences could have a material impact on Federated’s results of operations, financial position or cash flows.

Certifications

J. Christopher Donahue and Thomas R. Donahue have provided certifications to the Securities and Exchange Commission as required by Section 302 of the Sarbanes-Oxley Act of 2002. These certifications are included as Exhibit 31.01 of Federated’s Form 10-K for the year ended December 31, 2005. As required by the New York Stock Exchange (NYSE), on May 11, 2005, J. Christopher Donahue submitted his annual certification to the NYSE as required by Section 303A.12 of the NYSE Corporate Governance Rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Quantitative and Qualitative Disclosures About Market Risk

Market Risk – Investments. In the normal course of its business, Federated is exposed to the risk of loss due to fluctuations in the securities market and general economy. Management is responsible for identifying, assessing and managing market and other risks. At December 31, 2005, Federated was exposed to price risk with regard to its $2.0 million investment in sponsored fluctuating-value mutual funds. Price risk is the risk that the fair value of the investment will decline and ultimately result in the recognition of a loss for Federated. At December 31, 2005, Federated also held certain investments for trading purposes, which exposed it to price risk, including a $0.5 million investment in the common stock of large-cap companies and three S&P 500-indexed derivative financial instruments with a combined notional value of $5.0 million.

At December 31, 2005, Federated was exposed to interest-rate and credit risk as a result of its $35.9 million investment in short-term debt and asset-backed securities held by certain sponsored funds consolidated by Federated. Interest-rate risk is the risk that unplanned fluctuations in earnings will result from interest-rate volatility while credit risk is the risk that an issuer of debt securities may default on its obligations. Approximately $25.0 million of these securities represented the portfolio investments of a consolidated enhanced cash product and the remaining $10.9 million primarily represented investment-grade securities held as portfolio investments of certain consolidated fixed-income products. Due to the short duration of these financial instruments, a change of 100 basis points in interest rates would not have a material effect on Federated’s financial condition or results of operations.

Market Risk – Revenue. It is important to note that a significant portion of Federated’s revenue is based on the market value of managed and administered assets. Declines in the market values of assets as a result of changes in the market or other conditions will therefore negatively impact revenue and net income.

Approximately 43% of Federated’s revenue in 2005 was from managed assets in money market products. After reaching record lows, short-term interest rates began to rise in 2004 and are expected to continue to increase. In a rising rate environment, certain institutional investors using money market products and other short-term duration fixed-income products for cash management purposes may shift these investments to direct investments in comparable instruments in order to realize higher yields than those available in money market and other fund products holding lower-yielding instruments. In addition, rising interest rates will tend to reduce the market value of bonds held in various investment portfolios and other products. Thus, increases in interest rates could have an adverse effect on Federated’s revenue from money market portfolios and from other fixed-income products.

For further discussion of managed assets and factors that impact Federated’s revenue, see the sections entitled “General,” “Asset Highlights” and “Contractual Obligations and Contingent Liabilities” herein as well as the sections entitled “Regulatory Matters” and “Risk Factors” in Federated’s Annual Report on Form 10-K for the year ended December 31, 2005 on file with the SEC.

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

Management assessed the effectiveness of Federated’s internal control over financial reporting as of December 31, 2005, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2005, its system of internal control over financial reporting is properly designed and operating effectively to achieve the criteria of the “Internal Control – Integrated Framework.” Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an audit report on management’s assessment of Federated’s internal control over financial reporting.

Federated Investors, Inc.

/s/ J. Christopher Donahue	/s/ Thomas R. Donahue
J. Christopher Donahue	Thomas R. Donahue
President and Chief Executive Officer	Chief Financial Officer

February 15, 2006

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

The Shareholders and Board of Directors

Federated Investors, Inc.

We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. and subsidiaries (Federated) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of Federated’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 15, 2006, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 15, 2006

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Shareholders and Board of Directors

Federated Investors, Inc.

We have audited management’s assessment, included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting, that Federated Investors, Inc. maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Federated Investors, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Federated Investors, Inc. maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Federated Investors, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Federated Investors, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005, of Federated Investors, Inc. and our report dated February 15, 2006, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 15, 2006

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

December 31,	2005	2004
Current Assets
Cash and cash equivalents	$245,846	$256,213
Restricted cash equivalents	587	0
Investments	38,372	2,058
Receivables—affiliates	40,631	30,790
Receivables—other, net of reserve of $117 and $52, respectively	5,173	3,037
Accrued revenue—affiliates	823	1,146
Accrued revenue—other	5,882	6,078
Current deferred tax asset, net	2,433	8,916
Prepaid and other current assets	6,676	14,262

Total current assets	346,423	322,500

Long-Term Assets
Goodwill	303,194	260,045
Intangible assets, net	66,832	51,929
Deferred sales commissions, net of accumulated amortization of $287,836 and $290,583, respectively	157,562	286,650
Property and equipment, net	22,006	27,166
Other long-term assets	604	6,398

Total long-term assets	550,198	632,188

Total assets	$896,621	$954,688

Current Liabilities
Cash overdraft	$2,292	$3,811
Current portion of long-term debt—nonrecourse	0	3,016
Accrued compensation and benefits	44,433	42,603
Accounts payable and accrued expenses—affiliates	1,399	10,263
Accounts payable and accrued expenses—other	70,746	62,496
Income taxes payable	1,098	2,171
Other current liabilities—affiliates	33,082	29,468
Other current liabilities—other	13,250	21,539

Total current liabilities	166,300	175,367

Long-Term Liabilities
Long-term debt—nonrecourse	159,784	284,915
Long-term deferred tax liability, net	21,433	23,479
Other long-term liabilities—affiliates	28	4,000
Other long-term liabilities—other	7,494	8,588

Total long-term liabilities	188,739	320,982

Total liabilities	355,039	496,349

Minority interest	1,253	586

Commitments and contingencies (Note (23))
Shareholders’ Equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	134,922	128,133
Additional paid-in capital from treasury stock transactions	768	0
Retained earnings	954,710	865,348
Treasury stock, at cost, 22,471,600 and 22,505,641 shares Class B common stock, respectively	(550,586)	(536,446)
Accumulated other comprehensive income, net of tax	326	529

Total shareholders’ equity	540,329	457,753

Total liabilities, minority interest, and shareholders’ equity	$896,621	$954,688

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

Years Ended December 31,	2005	2004	2003
Revenue
Investment advisory fees, net—affiliates	$548,739	$527,237	$511,618
Investment advisory fees, net—other	21,956	18,930	16,752
Administrative service fees, net—affiliates	128,243	121,847	129,612
Administrative service fees, net—other	6,827	14,004	15,261
Other service fees, net—affiliates	177,881	134,428	95,022
Other service fees, net—other	18,312	19,421	16,360
Other, net	7,258	7,482	7,683

Total revenue	909,216	843,349	792,308

Operating Expenses
Marketing and distribution	222,689	156,442	156,093
Compensation and related	175,629	169,688	166,961
Office and occupancy	21,328	20,852	23,912
Systems and communications	19,964	18,829	18,839
Advertising and promotional	15,435	15,352	17,406
Travel and related	12,031	12,167	12,787
Professional service fees	8,778	34,371	44,791
Amortization of deferred sales commissions	51,732	55,716	14,911
Amortization of intangible assets	14,165	10,673	10,494
Settlement expense	55,592	17,410	7,590
Other	12,817	13,870	9,869

Total operating expenses	610,160	525,370	483,653

Operating income	299,056	317,979	308,655

Nonoperating Income (Expenses)
Interest and dividends	8,732	3,385	1,962
Gain on securities, net	263	37	4
Debt expense—recourse	(369)	(373)	(491)
Debt expense—nonrecourse	(17,517)	(20,655)	(4,215)
Other, net	51	(143)	(95)

Total nonoperating expenses, net	(8,840)	(17,749)	(2,835)

Income from continuing operations before minority interest and income taxes	290,216	300,230	305,820
Minority interest	10,205	9,951	10,206

Income from continuing operations before income taxes	280,011	290,279	295,614
Income tax provision	116,719	110,559	106,720

Income from continuing operations	163,292	179,720	188,894
Discontinued operations, net of tax	(3,009)	1,459	2,591

Net income	$160,283	$181,179	$191,485

Earnings Per Share—basic
Income from continuing operations	$1.54	$1.67	$1.75
(Loss) income from discontinued operations	(0.03)	0.01	0.02

Net income[1]	$1.51	$1.68	$1.78

Earnings Per Share—diluted
Income from continuing operations	$1.51	$1.63	$1.69
(Loss) income from discontinued operations	(0.03)	0.01	0.02

Net income	$1.48	$1.64	$1.71

Cash dividends per share	$0.575	$0.414	$0.297

[1]	Totals may not sum due to rounding.

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands)

	Shares			Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income, Net of Tax	Total Shareholders’ Equity
	Class A	Class B	Treasury
Balance at January 1, 2003	9,000	112,551,721	16,953,735	$82,367	$3,610	$590,418	$(335,699)	$21	$340,717
Net income	0	0	0	0	0	191,485	0	0	191,485
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	77	77
Foreign currency translation	0	0	0	0	0	0	0	274	274

Comprehensive income									191,836

Amortization of employee restricted stock and other compensation plans	0	0	0	1,564	0	0	0	0	1,564
Restricted stock issuance	0	40,000	(40,000)	0	116	0	4	0	120
Dividends declared	0	0	0	0	0	(32,493)	0	0	(32,493)
Exercise of stock options	0	479,037	(479,037)	3,469	83	0	4,068	0	7,620
Purchase of treasury stock	0	(4,415,000)	4,415,000	0	0	0	(113,526)	0	(113,526)
Other	0	0	0	15	0	0	0	0	15

Balance at December 31, 2003	9,000	108,655,758	20,849,698	87,415	3,809	749,410	(445,153)	372	395,853
Net income	0	0	0	0	0	181,179	0	0	181,179
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	35	35
Foreign currency translation	0	0	0	0	0	0	0	122	122

Comprehensive income									181,336

Amortization of employee restricted stock and other compensation plans	0	0	0	1,618	0	0	0	0	1,618
Restricted stock issuance	0	362,000	(362,000)	19,411	(320)	(3,019)	4,425	0	20,497
Dividends declared	0	0	0	0	0	(44,703)	0	0	(44,703)
Exercise of stock options	0	2,135,958	(2,135,958)	20,085	(3,489)	(17,519)	25,679	0	24,756
Purchase of treasury stock	0	(4,153,901)	4,153,901	0	0	0	(121,397)	0	(121,397)
Other	0	0	0	(207)	0	0	0	0	(207)

Balance at December 31, 2004	9,000	106,999,815	22,505,641	128,322	0	865,348	(536,446)	529	457,753
Net income	0	0	0	0	0	160,283	0	0	160,283
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	27	27
Foreign currency translation	0	0	0	0	0	0	0	(230)	(230)

Comprehensive income									160,080

Amortization of employee restricted stock and other compensation plans	0	0	0	4,252	0	0	0	0	4,252
Restricted stock issuance	0	679,796	(679,796)	198	46	(7,020)	8,375	0	1,599
Dividends declared	0	0	0	0	0	(61,465)	0	0	(61,465)
Exercise of stock options	0	274,348	(274,348)	2,339	722	(2,436)	2,958	0	3,583
Purchase of treasury stock	0	(920,103)	920,103	0	0	0	(25,473)	0	(25,473)

Balance at December 31, 2005	9,000	107,033,856	22,471,600	$135,111	$768	$954,710	$(550,586)	$326	$540,329

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

Years Ended December 31,	2005	2004	2003
Operating Activities
Net income	$160,283	$181,179	$191,485
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Amortization of deferred sales commissions	51,732	55,716	14,911
Depreciation and other amortization	24,006	18,916	20,506
Minority interest	10,205	9,951	10,206
Loss (gain) on disposal of assets	908	(110)	(4,669)
Provision (benefit) for deferred income taxes	4,485	(1,592)	1,992
Tax benefit from stock-based compensation	2,537	39,497	3,469
Net purchases of trading securities	(35,811)	(483)	0
Deferred sales commissions paid	(30,836)	(48,431)	(74,724)
Contingent deferred sales charges received	20,012	25,081	595
Proceeds from sale of certain B-share-related future revenues	0	0	63,152
Other changes in assets and liabilities:
(Increase) decrease in receivables, net	(9,122)	4,072	(1,387)
Decrease (increase) in other assets	8,409	(5,776)	1,149
Increase (decrease) in accounts payable and accrued expenses	1,717	(3,967)	24,694
(Decrease) increase in income taxes payable	(1,073)	352	1,099
(Decrease) increase in other current liabilities	(17,522)	16,428	(3,350)
(Decrease) increase in other long-term liabilities	(3,924)	6,212	(311)

Net cash provided by operating activities	186,006	297,045	248,817

Investing Activities
Additions to property and equipment	(2,341)	(5,527)	(6,288)
Net proceeds from disposal of business, property, equipment and other assets	2,002	1,271	18
Cash paid for business acquisitions, net of cash acquired	(60,908)	(67,589)	(1,263)
Purchases of securities available for sale	(215)	(41)	(834)
Proceeds from redemptions of securities available for sale	695	73	451
Increase in restricted cash equivalents	(587)	0	0

Net cash used by investing activities	(61,354)	(71,813)	(7,916)

Financing Activities
Distributions to minority interest	(30,212)	(9,925)	(10,228)
Contributions from minority interest	20,674	0	0
Dividends paid	(61,465)	(44,703)	(32,493)
Proceeds from shareholders for stock-based compensation and other	2,650	5,546	4,286
Purchases of treasury stock	(25,732)	(119,558)	(120,037)
Proceeds from new borrowings—nonrecourse	26,021	42,720	12,935
Payments on debt—nonrecourse	(66,147)	(74,306)	(11,572)
Other financing activities	(808)	(1,257)	(1,237)

Net cash used by financing activities	(135,019)	(201,483)	(158,346)

Net (decrease) increase in cash and cash equivalents	(10,367)	23,749	82,555
Cash and cash equivalents, beginning of year	256,213	232,464	149,909

Cash and cash equivalents, end of year	$245,846	$256,213	$232,464

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$51	$89	$2,279
Income taxes	103,542	77,879	133,270

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(December 31, 2005, 2004 and 2003)

(1) Summary of Significant Accounting Policies

(a) Nature of Operations

Federated Investors, Inc. and its subsidiaries (Federated) provide investment advisory, administrative, distribution and other services primarily to Federated mutual funds, separately managed accounts and other sponsored products in both domestic and international markets. Federated also provides investment advisory and administrative services to corporations, employee benefit plans and private investment advisory accounts.

The majority of Federated’s revenue is derived from investment advisory services provided to mutual funds and separately managed accounts through various subsidiaries pursuant to investment advisory contracts. These subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940 and with certain states.

Federated also derives revenue from providing administrative and other fund-related services to both sponsored and third-party investment products. Other fund-related services include distribution, shareholder servicing, trade clearing and retirement plan recordkeeping services.

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

(c) Reclassification of Prior Period Financial Statements

Certain items previously reported have been reclassified to conform with the current year’s presentation.

(d) Principles of Consolidation

The Consolidated Financial Statements include the accounts of Federated Investors, Inc. and entities or sponsored products in which Federated holds a controlling financial interest. A controlling financial interest is determined either by the extent of Federated’s decision-making ability through voting interests, as prescribed by Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 94, “Consolidation of All Majority-Owned Subsidiaries,” or by the extent of Federated’s participation in the economic risks and rewards of the entity through variable interests pursuant to FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46). Federated provides for minority interests in consolidated entities for which Federated’s controlling financial interest is less than 100 percent. All significant intercompany accounts and transactions have been eliminated.

The equity method of accounting is used to account for investments in entities in which Federated’s ownership is between 20 and 50 percent and for investments in certain limited partnerships in which Federated is a general partner. Equity investments are carried at Federated’s share of net assets and are included in either “Investments” or “Other long-term assets” on the Consolidated Balance Sheets dependent upon management’s ability and intent to sell the investment. The proportionate share of income or loss is included in “Revenue – Other, net” in the Consolidated Statements of Income.

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

(f) Cash and Cash Equivalents

Cash and cash equivalents include money market accounts, interest-bearing deposits with banks and overnight federal funds sold.

(g) Restricted Cash Equivalents

Restricted cash equivalents represent an investment in a third-party sponsored money market account held in escrow as required by an agreement with certain sponsored mutual funds. The restricted cash equivalents represent a return of shareholder service fees to various sponsored mutual funds resulting from an administrative delay in the implementation of contractual terms. The restricted cash equivalents are being distributed to various mutual funds over a period not to exceed 18 months, ending in January 2007 in accordance with a payment schedule established by the independent boards of directors/trustees of the mutual funds. The offsetting obligation to the mutual funds is primarily recorded as a current liability in “Accounts payable and accrued expenses – affiliates” (see Note (21)). All interest earned on the escrow account is payable to the mutual funds.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

(h) Investments

Investments include trading and available-for-sale securities held by Federated. Federated’s trading securities primarily represent investments in short-term, investment-grade debt instruments held by certain sponsored money market and fixed-income products, which are consolidated by Federated as a result of Federated’s relationship as the primary beneficiary of the product (see Note (4)). Trading securities are carried at fair value based on quoted market prices. Federated’s trading securities held at December 31, 2005 and 2004 are classified as current and are included in “Investments” on the Consolidated Balance Sheets. Changes in the fair values of trading securities are recognized in “Gain on securities, net” in the Consolidated Statements of Income.

Federated’s available-for-sale securities include investments in fluctuating-value mutual funds and asset-backed securities. These investments are carried at fair value based on quoted market prices or, in the absence of quoted market prices, discounted cash flows. These investments are classified as current or long-term assets and are included in “Investments” or “Other long-term assets,” respectively, on the Consolidated Balance Sheets based on management’s ability to sell the investment. At December 31, 2005 and 2004, Federated did not hold any available-for-sale securities that were classified as long-term assets. The unrealized gains or losses on securities available-for-sale are included net of tax in “Accumulated other comprehensive income, net of tax” on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific-identification basis and recognized in “Gain on securities, net” in the Consolidated Statements of Income.

On a periodic basis, management evaluates the carrying value of investments for impairment. With respect to its investments in fluctuating-value mutual funds, management considers various criteria, including the duration and extent of a decline in fair value, the ability and intent of management to retain the investment for a period of time sufficient to allow the value to recover and the financial condition and near-term prospects of the investment, to determine whether a decline in fair value is other than temporary. If, after considering these criteria, management believes that a decline is other than temporary, the carrying value of the security is written down to fair value through the Consolidated Statements of Income. With respect to Federated’s investments in asset-backed securities, estimates of future cash flows are updated each quarter based on actual defaults, changes in anticipated default rates or other portfolio changes. The carrying values of these investments are written down to fair value at that time, as appropriate. Impairment adjustments are recognized in “Gain on securities, net” in the Consolidated Statements of Income.

(i) Derivatives

From time to time, Federated may consolidate a sponsored investment product that holds freestanding derivative financial instruments for trading purposes. Federated recognizes derivative instruments at fair value and records the changes in fair value in Nonoperating Income (Expense) on the Consolidated Statements of Income. Federated may also enter into derivative financial instruments to hedge price or interest-rate exposures with respect to seed investments in sponsored products or to hedge foreign-currency exchange risk. As of December 31, 2005, Federated did not hold any derivatives designated in a formal hedge relationship under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(j) Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from one to 25 years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or their respective lease terms, whichever is shorter. As property and equipment are placed out-of-service, the cost and related accumulated depreciation and amortization are removed and any residual net book value is reflected as a loss in “Nonoperating Income (Expenses) – Other, net” in the Consolidated Statements of Income.

Management reviews the remaining useful lives and carrying values of property and equipment assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decrease in the market price of the asset, an accumulation of costs significantly in excess of the amount originally expected in the acquisition or development of the asset, historical and projected cash flows associated with the asset and an expectation that the asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Should there be an indication of a change in the useful life or an impairment in value, Federated compares the carrying value of the asset to the probability-weighted undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to fair value determined based on prices of similar assets if available or discounted cash flows. Impairment adjustments are recognized in “Operating Expenses – Other” in the Consolidated Statements of Income.

(k) Costs of Computer Software Developed or Obtained for Internal Use

Certain internal and external costs incurred in connection with developing or obtaining software for internal use are capitalized. These capitalized costs are included in “Property and equipment, net” on the Consolidated Balance Sheets and are amortized using the straight-line method over the shorter of the estimated useful life of the software or four years. These assets are subject to the impairment test used for other categories of property and equipment described in Note (1)(j).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

(l) Intangible Assets

Intangible assets, consisting primarily of goodwill, investment advisory contracts and noncompete agreements acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of acquisition. The discounted cash flow model considers various factors to project future cash flows expected to be generated from the asset. Given the investment advisory nature of Federated’s business and of the businesses acquired over the years, these factors typically include: (1) an estimated rate of change for underlying managed assets; (2) expected revenue per managed asset; (3) incremental operating expenses; (4) useful life of the acquired asset; and (5) a discount rate. Management estimates a rate of change for underlying managed assets based on a combination of an estimated rate of market appreciation or depreciation and an estimated net redemption or sales rate. Expected revenue per managed asset, incremental operating expenses and the useful life of the acquired asset are generally based on contract terms and historical experience. The discount rate is estimated at the current market rate of return. After the fair value of all separately identifiable assets has been estimated, the cost of the acquisition in excess of the sum of the fair values of these assets is allocated to goodwill.

Federated tests goodwill for impairment at least annually or when indicators of potential impairment exist. Federated uses a two-step process to test for and measure impairment that begins with an estimation of the fair value of its reporting unit. This first step is a screen for potential impairment, and if impairment has occurred, the second step measures the amount of impairment.

Federated amortizes separately identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used. Federated uses either the straight-line or an accelerated method of amortization after considering specific characteristics of the underlying fund shareholder base to forecast the pattern in which the economic benefits will be consumed, including fund shareholder behavior, demographics and persistency levels. The assets are amortized over their estimated useful lives, which range from five to 14 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or impairment in value, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to its fair value determined using discounted cash flows. Federated writes-off the cost and accumulated amortization balances for all fully amortized intangible assets.

(m) Deferred Sales Commissions and Nonrecourse Debt

Federated pays upfront commissions to broker/dealers to promote the sale of certain mutual fund shares. Under various fund-related contracts, Federated is entitled to distribution and servicing fees from the mutual fund over the life of such shares. Both of these fees are calculated as a percentage of average managed assets associated with the related classes of shares. For certain share classes, Federated is also entitled to receive a contingent deferred sales charge (CDSC), which is collected from certain redeeming shareholders.

For share classes that pay both a distribution fee and CDSC, excluding B-shares, Federated capitalizes all or a portion of the upfront commissions as deferred sales commissions, dependent upon expected recoverability rates. The deferred sales commission asset is amortized over the estimated period of benefit ranging from one to four years. The distribution and servicing fees are recognized in the Consolidated Statements of Income over the life of the mutual fund share class. CDSCs collected on these share classes are used to reduce the deferred sales commission asset.

For share classes that do not charge both a distribution fee and CDSC, Federated expenses the cost of the upfront commission in “Marketing and distribution” in the Consolidated Statements of Income as it is incurred and credits “Marketing and distribution” for any CDSCs collected.

Funding of the payments made by Federated of upfront commissions paid upon the sales of Class B shares of sponsored mutual funds is made through arrangements with independent third parties by selling the rights to all related future distribution fees, servicing fees and CDSCs. For financial reporting purposes, these arrangements are treated as financings. As a result, Federated capitalizes all of the upfront commissions as deferred sales commissions and recognizes B-share-related distribution fees and servicing fees in the Consolidated Statements of Income even though legal title to these fees has been transferred to the third party. In addition, Federated records nonrecourse debt equal to the proceeds received on the sale of future revenue streams. The debt does not contain a contractual maturity or stated interest rate. Interest rates are imputed based on current market conditions at the time of issuance. The deferred sales commission asset and nonrecourse debt balance are amortized over the estimated life of the B-share fund asset dependent upon the level and timing of cash flows from the sold future revenue streams, not to exceed eight years. CDSCs collected on the B-share fund assets are used to reduce the deferred sales commission asset.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

Federated reviews the carrying value of B-share-related deferred sales commission assets on a periodic basis to determine whether a significant long-term decline in the equity or bond markets or other events or circumstances indicate that an impairment in value may have occurred. Should there be an indication of an impairment in value, Federated compares the carrying value of the asset to the probability-weighted undiscounted cash flows from the sold future revenue streams over the remaining life of the underlying B-share fund asset to determine whether an impairment has occurred. Management writes down these asset and debt balances to fair value when reasonably estimable expected future cash flows indicate that cash flows will not be sufficient to fully amortize the remaining deferred sales commission asset and nonrecourse debt balance.

Sale accounting treatment was applied to account for the sale of distribution fees and CDSCs pursuant to the B-share funding arrangements in 2003. As a result, B-share-related distribution fees and related expenses are not reflected in Federated’s Consolidated Statements of Income for 2003. In addition, the Consolidated Statement of Cash Flows for 2003 reflects sale accounting treatment while 2005 and 2004 reflect financing treatment.

(n) Foreign Currency Translation

The balance sheets of certain wholly owned foreign subsidiaries of Federated are translated at the current exchange rate as of the end of the accounting period and the related income or loss are translated at the average exchange rate in effect during the period. Net exchange gains and losses resulting from these translations are excluded from income and are recorded in “Accumulated other comprehensive income, net of tax” on the Consolidated Balance Sheets. Foreign currency transaction gains and losses relating to Federated’s foreign subsidiaries are reflected in “Operating Expenses – Other” in the Consolidated Statements of Income.

(o) Treasury Stock

Federated accounts for acquisitions of treasury stock at cost and reports total treasury stock held as a deduction from total shareholders’ equity on the Consolidated Balance Sheets. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a specific-identification basis. The “Additional paid-in capital from treasury stock transactions” account on the Consolidated Balance Sheets is increased as Federated reissues treasury stock for more than the cost of the shares. If Federated issues treasury stock for less than its cost, “Additional paid-in capital from treasury stock transactions” is reduced to no less than zero. Once this account is at zero, any further required reductions are recorded to “Retained earnings” on the Consolidated Balance Sheets.

(p) Revenue Recognition

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

Federated has contractual arrangements with third parties to provide certain fund-related services. Management considers various factors to determine whether Federated’s revenue should be recorded based on the gross amount payable by the funds or net of payments to third-party service providers. Management’s analysis is based on whether Federated is acting as the principal service provider or is performing as an agent. The primary factors considered include: (1) whether the customer holds Federated or the service provider responsible for the fulfillment and acceptability of the services to be provided; (2) whether Federated has any practical latitude in negotiating the price to pay a third-party provider; (3) whether Federated or the customer selects the ultimate service provider; and (4) whether Federated has credit risk in the arrangement. Generally, the less the customer is directly involved with or participates in making decisions regarding the ultimate third-party service provider, the more supportive the facts are that Federated is acting as the principal in these transactions and should therefore report gross revenues. As a result of considering these factors, investment advisory fees, administrative service fees, distribution fees and certain other service fees are recorded gross of payments made to third parties. By contrast, management determined that in the case of shareholder services Federated acts as an agent; thus Federated records shareholder service fees net of certain third-party payments. Management reached this conclusion based largely on the fact that given the personalized nature of shareholder services, the customer, in this case the shareholder, has a direct relationship with their financial intermediary for the provision of shareholder services. Third-party payments for shareholder services recorded as an offset to revenue for the years ended December 31, 2005, 2004 and 2003 were $199.2 million, $165.8 million and $171.5 million, respectively.

(q) Employee Stock-Based Compensation

Federated uses the fair-value-based method of accounting for stock-based awards under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 123) for all awards granted, modified or settled in 2003 or later. Accordingly, Federated recognizes the estimated fair value of the stock-based awards as compensation expense on a straight-line or modified straight-line basis over the awards’ vesting periods, which vary in length from zero to ten years. For all employee-related stock option awards granted prior to 2003 with no subsequent modifications, Federated continues to apply the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations. Under APB 25, compensation expense is not recognized for stock option awards granted with an exercise price equal to or greater than the market value of Federated’s Class B common stock on the date of grant.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

With respect to restricted stock awards, the fair value of the award (the difference between the market value of Federated’s Class B common stock on the date of grant and the purchase price paid by the employee) is charged to compensation expense on a straight-line or modified straight-line basis over the period of employee performance during which the awards vest, which ranges from three to ten years.

Had compensation costs for all employee stock options and restricted stock been determined based upon fair values at the grant dates in accordance with SFAS 123, Federated would have experienced net income and earnings per share similar to the pro forma amounts indicated below for the years ended December 31. As allowed by SFAS 123, Federated calculates compensation as if all instruments granted are expected to vest and recognizes the effect of actual forfeitures as they occur. In addition, for awards with provisions that allow for accelerated vesting upon retirement, Federated recognizes the expense over the vesting period, regardless of the employee’s attainment of retirement age.

In thousands, except per share data	2005	2004	2003
Net income	$160,283	$181,179	$191,485
Add back: Stock-based employee compensation expense included in reported net income, net of related tax effects	2,181	540	217
Deduct: Total stock-based employee compensation expense determined under fair-value-based method for all awards[1], net of related tax effects	(5,401)	(2,884)	(5,600)

Pro forma net income	$157,063	$178,835	$186,102

Earnings per share:
Basic earnings per share	$1.51	$1.68	$1.78
Pro forma basic earnings per share	$1.48	$1.66	$1.73

Diluted earnings per share	$1.48	$1.64	$1.71
Pro forma diluted earnings per share	$1.45	$1.62	$1.66

1	“All awards” refers to awards granted, modified or settled on or after January 1, 1995, as required by SFAS 123.

Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2005, 2004 and 2003, respectively: dividend yields of 2.19%, 1.34% and 1.03%; expected volatility factors of 21.6%, 24.9% and 27.8%; risk-free interest rates of 3.77%, 3.69% and 2.77%; and an expected life of 5.0 years, 5.6 years and 5.0 years.

(r) Leases

Federated classifies leases as either capital or operating leases in accordance with the provisions of SFAS No. 13, “Accounting for Leases.” Rent expense under noncancelable operating leases with scheduled rent increases or rent holidays is accounted for on a straight-line basis over the lease term, beginning on the date of initial possession or the effective date of the lease agreement. The amount of the excess of straight-line rent expense over scheduled payments is recorded as a deferred liability. Build-out allowances and other such lease incentives are recorded as deferred credits, and are amortized on a straight-line basis as a reduction of rent expense beginning in the period they are deemed to be earned, which generally coincides with the effective date of the lease. The current portion of unamortized deferred lease costs and build-out allowances is included in “Other current liabilities – other” and the long-term portion is included in “Other long-term liabilities – other” on the Consolidated Balance Sheets.

(s) Advertising Costs

Federated generally expenses the cost of all advertising and promotional activities as incurred. Certain printed matter, however, such as sales brochures, are accounted for as prepaid supplies and are included in “Prepaid and other current assets” on the Consolidated Balance Sheets until they no longer are owned or expected to be used, at which time their costs are expensed.

(t) Income Taxes

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

taxable income in the years in which those temporary differences are expected to be recovered or settled. Federated recognizes a valuation allowance if, based on the weight of available evidence regarding future taxable income, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

(u) Earnings Per Share

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

(v) Comprehensive Income

Federated reports all changes in comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity, in accordance with the provisions of SFAS No. 130, “Reporting Comprehensive Income.” Comprehensive income includes net income, unrealized gains and losses on securities available for sale, net of tax, and foreign currency translation adjustments, net of tax.

(w) Loss Contingencies

In accordance with SFAS No. 5, “Accounting for Contingencies,” Federated accrues for estimated costs, including legal costs related to existing lawsuits, claims and proceedings when it is probable that a liability has been incurred and the costs can be reasonably estimated. Accruals are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a suit and management’s estimate. These differences could have a material impact on Federated’s results of operations, financial position or cash flows. Recoveries of losses are recognized in the Consolidated Statements of Income when receipt is deemed probable.

(x) Business Segments

SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information,” (SFAS 131) establishes standards for reporting information about operating segments. Operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and assess performance.

Federated operates in one operating segment, the asset management business. Federated’s Chief Executive Officer (CEO) is the Company’s chief operating decision maker as defined by SFAS 131. Federated’s CEO utilizes a consolidated approach to assess performance and allocate resources.

(y) Recent Accounting Pronouncements

SFAS 123(R) – In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123(R)). SFAS 123(R) supersedes APB 25, and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123, which as discussed above in Note (1)(q), Federated adopted on a prospective basis as of January 1, 2003. However, SFAS 123(R) requires all share-based payments to employees, including prior grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The Securities and Exchange Commission (SEC) announced in April 2005 that it would require that registrants that are not small business issuers adopt SFAS 123(R) no later than the beginning of the first fiscal year beginning after June 15, 2005. Federated adopted SFAS 123(R) using the modified prospective method effective January 1, 2006.

Since (1) SFAS 123(R) must be applied not only to new awards but to previously granted awards that are not fully vested on the effective date, and (2) Federated adopted SFAS 123 using the prospective transition method, which applied only to awards granted, modified or settled after the adoption date, compensation costs for certain previously granted awards that were not recognized under SFAS 123 will be recognized under SFAS 123(R). SFAS 123(R) will require Federated to change its policy for accounting for retirement-eligible employees on a prospective basis. In addition, SFAS 123(R) will require Federated to change its policy for accounting for forfeitures. SFAS 123(R) requires companies to include estimated forfeitures in the initial estimate of compensation cost. Upon implementation of SFAS 123(R), Federated will recognize a cumulative effect of a change in accounting principle, net of tax to reflect the compensation cost that would not have been recognized in prior periods had forfeitures been estimated in those periods. Assuming no additional grants or modifications to awards that are not fully vested as of the date of adoption, the impact of adopting SFAS 123(R) will approximate the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note (1)(q) for at least the next three years. SFAS 123(R) also requires the benefits of tax deductions in excess of recognized compensation costs to be reported as a financing cash flow, rather than as an operating cash flow as required under literature applicable to Federated for 2005 reporting. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While Federated cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized for such tax deductions were $2.5 million, $39.5 million and $3.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

FSP 109-2 – In December 2004, the FASB issued Staff Position No. 109-2, “Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004,” which provides guidance with respect to reporting the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the Jobs Act). The Jobs Act provides conditions under which the repatriation of certain foreign earnings in either 2004 or 2005 will qualify for preferential tax treatment. If these conditions are met, a maximum 5.25% income tax rate rather than the maximum regular tax rate of 35% would apply to eligible repatriations of certain foreign earnings.

Federated completed its evaluation of these provisions in conjunction with an analysis of its foreign earnings available for repatriation. As a result of that review, Federated determined that it was not feasible to pay the level of dividend required to obtain this preferential tax treatment.

FSP EITF 85-24-1 – In March 2005, the FASB issued Staff Position EITF 85-24-1 “Application of EITF Issue No. 85-24, ‘Distribution Fees by Distributors of Mutual Funds That Do Not Have a Front-End Sales Charge,’ When Cash for the Right to Future Distribution Fees for Shares Previously Sold Is Received from Third Parties” (FSP EITF 85-24-1). FSP EITF 85-24-1, which addresses when revenue should be recognized by the seller for sales of rights to future cash flows relating to certain distribution fees, was effective for reporting periods beginning after March 11, 2005. Funding of the payments made by Federated of upfront commissions paid upon the sale of Class B shares of sponsored mutual funds is made through arrangements with independent third parties by selling the rights to all related future distribution fees, servicing fees and CDSCs. Federated adopted the provisions of FSP EITF 85-24-1 effective April 1, 2005. The adoption did not have an impact on Federated’s results of operations or financial position. For financial reporting purposes, Federated continues to account for these arrangements as financings.

EITF 04-5 – In June 2005, the FASB ratified the consensus in EITF Issue No. 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (EITF 04-5). EITF 04-5 provides guidance for determining whether a general partner controls a limited partnership. The guidance broadly provides that the general partner in a limited partnership is presumed to control that limited partnership. However, that presumption can be overcome if the limited partners have either substantive kick-out rights or substantive participating rights. The effective date for applying the guidance in EITF 04-5 is June 29, 2005 for all new or recently modified limited partnerships and no later than the first reporting period in fiscal years beginning after December 15, 2005, for all other limited partnerships. During 2005, Federated applied the provisions of EITF 04-5 to account for a wholly owned subsidiary’s general partnership interest in a newly formed limited partnership. The adoption of this EITF did not have a material impact on Federated’s financial position or results of operations.

(2) Business Combinations and Acquisitions

Since 1998, Federated has participated in a joint venture arrangement in Germany with LVM Landwirtschaftlicher-Versicherungsverein Munster a.G. (LVM), whereby each investor owned a 50% interest in Federated Asset Management GmbH (FAM), an administrator of separate accounts and distributor of Federated offshore fund products in Germany and other German-speaking countries in Europe. On December 30, 2005, Federated acquired LVM’s shares in FAM. This transaction was accounted for using the purchase method of accounting and as a result, Federated consolidated the assets and liabilities of FAM in its Consolidated Balance Sheet as of December 31, 2005 based on their fair values. Federated’s equity interest in the operating results of FAM for 2005 is included in “Revenue – Other, net” in the Consolidated Statements of Income.

In the third quarter 2005, assets of three equity mutual funds previously advised by Investors Management Group Ltd., a wholly owned subsidiary of AMCORE Financial, Inc. totaling approximately $142.0 million were acquired by two sponsored mutual funds. As a result of the transaction, Federated recorded an investment advisory contract intangible asset, which is being amortized on an accelerated basis over a seven-year useful life.

During the second quarter 2005, Federated completed the acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition). As a result of the acquisition, approximately $19.3 billion in assets from 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services were transitioned into Federated money market funds. The upfront cost of this acquisition was $27.1 million, which included $25.0 million in purchase price and $2.1 million in transaction costs. The purchase agreement also provides for contingent purchase price payments payable over five years. The contingent purchase price payments are calculated as (1) a percentage of revenues less certain operating expenses directly attributed to these assets over the five-year period and (2) a one-time payment payable if certain net revenue targets are met. At current asset levels, these additional payments would approximate $79.7 million over the five-year period. This acquisition was accounted for using the purchase method of accounting. Accordingly, Federated began recognizing revenue and expenses related to the acquired assets in the Consolidated Statements of Income as of the acquisition date and allocated the cost of the acquisition to the acquired assets based on their estimated fair values as of the acquisition date. Federated recorded two investment advisory contract intangible assets totaling $23.4 million. These assets are being amortized on an accelerated basis over a weighted-average amortization period of nine years. Federated also recorded an intangible asset of $5.0 million representing the fair value of the noncompete agreement obtained from Alliance. This asset is being amortized on a straight-line basis

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

over a seven-year useful life. Contingent purchase price payments totaling $8.4 million were recorded as a liability in “Other current liabilities – other” in the Consolidated Balance Sheets at December 31, 2005, and will be paid in the second quarter of 2006. Goodwill of $7.0 million, which represents the excess recorded costs of this acquisition over the fair value of the investment advisory contract and noncompete agreement intangible assets, has been recorded as of December 31, 2005 and is deductible for tax purposes.

The following table summarizes unaudited pro forma financial information assuming the Alliance Acquisition occurred at the beginning of the years ended December 31, 2005 and 2004. This pro forma financial information is for informational purposes only and is not indicative of actual results that would have occurred had the Alliance Acquisition been completed on the assumed dates and it is not indicative of future results. In addition, the following pro forma financial information has not been adjusted to reflect any operating efficiencies that may be realized as a result of the Alliance Acquisition.

in thousands, except per share data	2005	2004
Revenue	$945,987	$943,354
Income from continuing operations	$164,933	$183,955
Net income	$161,924	$185,414

Income from continuing operations per basic share	$1.55	$1.71
Income from continuing operations per diluted share	$1.52	$1.67
Net income per basic share	$1.53	$1.72
Net income per diluted share	$1.50	$1.68

In the third quarter 2004, assets of four mutual funds previously advised by Banknorth N.A., a subsidiary of Banknorth Group, Inc., totaling approximately $265 million were acquired by four sponsored mutual funds. This transaction occurred in connection with an agreement between Federated, Banknorth Group, Inc. and Banknorth N.A. As a result of this transaction, Federated recorded an investment advisory contract intangible asset, which is being amortized on an accelerated basis over a ten-year useful life.

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

In the second quarter 2001, Federated completed the acquisition of substantially all of the business of the former advisor of the Kaufmann Fund (Kaufmann Acquisition). Federated agreed to pay up to $165.5 million in additional purchase price contingent upon the achievement of specified revenue growth (see Note (23)). In 2005, 2004 and 2002, $33.1 million, $66.2 million and $33.1 million, respectively, of additional purchase price was paid and recorded as goodwill. As of December 31, 2005, a $33.1 million contingent payment has been accrued in “Other current liabilities – affiliates” and will be paid in 2006. This represents the final contingent purchase price payment under the terms of the acquisition agreement.

(3) Discontinued Operations

(a) Sale of InvestLink Technologies, Inc.

During the third quarter 2005, Federated sold its interest in InvestLink Technologies, Inc., an indirect, wholly owned subsidiary (InvestLink), to an independent third party. InvestLink’s primary business was to provide software-related solutions for third-party administrators of defined contribution plans. The sale resulted in the disposal of $1.8 million in total InvestLink net assets, which consisted primarily of $0.8 million of goodwill, $0.7 million of fixed assets and $0.3 million of receivables/accrued revenues. After taking selling costs into consideration, Federated recognized a loss on the sale of InvestLink of $1.7 million, which included tax expense of $0.3 million. This loss on sale was included in “Discontinued Operations, net of tax” on the Consolidated Statements of Income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

The results of operations of InvestLink, also included in “Discontinued operations, net of tax,” were as follows for the years ended December 31:

in thousands	2005	2004	2003
Net revenue from discontinued operations	$1,385	$3,615	$3,466
Pre-tax loss from discontinued operations	(1,750)	(1,015)	(1,281)
Income tax benefit	(612)	(354)	(448)

Loss from discontinued operations, net of tax	$(1,138)	$(661)	$(833)

(b) Sale of Federated’s Transfer Agency Business

In the second quarter 2004, Federated completed the sale of its transfer agency business to Boston Financial Data Services. Total net assets included in the transfer agency sale were approximately $1.1 million and consisted primarily of $0.7 million of goodwill and $0.7 million of fixed assets offset by $0.3 million of unamortized balances of specifically identified refurbishment allowances and deferred rent associated with the assignment of a building lease. There was no material gain or loss associated with this transaction.

The results of operations of the transfer agency business included in “Discontinued operations, net of tax” were as follows for the years ended December 31:

in thousands	2005	2004	2003
Net revenue from discontinued operations	$0	$14,738	$27,499
Pre-tax (loss) income from discontinued operations	(290)	3,018	5,268
Income tax (benefit) provision	(101)	1,056	1,844

(Loss) income from discontinued operations, net of tax	$(189)	$1,962	$3,424

For the year ended December 31, 2005, Federated reported a $0.2 million loss from the transfer agency business discontinued operations, net of tax, which was primarily attributable to residual costs associated with the sold transfer agency business.

(4) Variable Interest Entities

Federated is involved with various entities in the normal course of business that may be deemed to be variable interest entities (VIEs). In 2005, Federated determined that it was the primary beneficiary of certain VIEs and, as a result, consolidated the assets, liabilities and operations of these VIEs in its Consolidated Financial Statements.

(a) Consolidated VIEs

Under FIN 46, most of Federated’s sponsored mutual funds meet the definition of a VIE. In 2005, Federated invested in certain newly launched products sponsored by Federated in order to provide investable cash to the product thereby allowing the product to establish a performance history. As the sole or majority investor in these various new products, Federated was deemed to be the primary beneficiary. At December 31, 2005, the aggregate assets and debt of the products that Federated consolidated were $36.0 million and $0.1 million, respectively, and Federated recorded $0.7 million to “Minority interest” on Federated’s Consolidated Balance Sheets. The assets of the products are primarily classified as “Investments” on Federated’s Consolidated Balance Sheets. Neither creditors nor equity investors in the products have any recourse to Federated’s general credit.

(b) Non-Consolidated VIEs

Federated acts as the investment manager for certain investment products which are deemed to be VIEs. In addition to Federated’s involvement as the investment manager, Federated may also hold investments in these products. The products generally include domestic and offshore money market and fluctuating-value fund products, closed-end fixed-income funds and a group trust. Federated is not the primary beneficiary of these VIEs and therefore Federated has not consolidated these entities. As of December 31, 2005, total assets under management in these investment products approximated $166.3 billion. Federated’s investments in these products represent its maximum exposure to loss. As of December 31, 2005, Federated’s investment in these investment products was $240.5 million, all but $1.8 million of which was invested in money market products.

At December 31, 2005, Federated also acted as the investment manager for two collateralized debt obligations (CDOs) which meet the definition of a VIE. The CDOs are alternative investment vehicles created for the sole purpose of issuing collateralized debt instruments that offer investors the opportunity for returns that vary with the risk level of their investment. The notes issued by the CDOs are backed by diversified portfolios consisting primarily of structured debt and had original expected maturities of twelve years. As of December 31, 2005, aggregate total assets and aggregate total obligations of the CDOs approximated $287.6 million and $357.3 million, respectively. Federated has no remaining carrying value for its investments in these CDOs and therefore has no related risk of loss.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

(5) Investments

Investments as of December 31, 2005 and 2004 included trading and available-for-sale securities. All investments held as of December 31, 2005 and 2004 were classified as current and are included in “Investments” on the Consolidated Balance Sheets.

Federated’s trading securities totaled $36.4 million and $0.5 million at December 31, 2005 and 2004, respectively. Federated consolidated certain sponsored products into its Consolidated Financial Statements as a result of Federated’s relationship as the primary beneficiary of the products (see Note (4)). As a result, all investments held by these sponsored products were included in Federated’s Consolidated Balance Sheet as of December 31, 2005 as trading securities. These investments primarily represented short-term, investment-grade debt securities.

Available-for-sale securities (see Note (1)(h)) were as follows:

in thousands	Cost	Gross Unrealized		Estimated Market Value
		Gains	(Losses)
At December 31, 2005
Fluctuating-value mutual funds	$1,801	$206	$0	$2,007

At December 31, 2004
Fluctuating-value mutual funds	$819	$166	$0	$985
Asset-backed securities[1]	564	0	0	564

Total available-for-sale securities	$1,383	$166	$0	$1,549

1	Amount represents Federated’s investment in its mortgage-backed CDO which was liquidated in January 2005.

At December 31, 2005, Federated consolidated three derivative financial instruments included in the investment portfolio of a wholly owned sponsored mutual fund. One such instrument was a total-return swap with a notional amount of $4.5 million and an asset balance recorded at fair value of $0.1 million. The other two instruments were futures contracts with an aggregate notional value of $0.5 million. The futures contracts are settled daily and as such, had no carrying value at December 31, 2005.

The following table presents gains and losses recognized in the Consolidated Statements of Income in connection with investments for the years ended December 31:

in thousands	2005	2004	2003
Unrealized gain on trading securities	$34	$28	$0
Realized gains[1]	256	12	4
Realized losses[2]	(27)	(3)	0

Gain on securities, net	$263	$37	$4

1	Of the realized gains, $71, $11 and $4 related to the disposal of available-for-sale securities in 2005, 2004 and 2003, respectively.
2	The realized losses recognized in 2005 and 2004 related entirely to the disposal of trading securities.

(6) Intangible Assets and Goodwill

Federated’s identifiable intangible assets consisted of the following at December 31:

	2005			2004
in thousands	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value
Investment advisory contracts[1]	$97,923	$(37,821)	$60,102	$74,175	$(26,467)	$47,708
Noncompete agreements[2]	20,448	(13,725)	6,723	15,400	(11,379)	4,021
Other	12	(5)	7	1,612	(1,412)	200

Total identifiable intangible assets[3]	$118,383	$(51,551)	$66,832	$91,187	$(39,258)	$51,929

1	Weighted average amortization period of 10.1 years
2	Weighted average amortization period of 6.2 years
3	Weighted average amortization period of 9.5 years

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

The increase in identifiable intangible assets relates primarily to the Alliance Acquisition. As a result of the acquisition, Federated recorded two investment advisory contract intangible assets totaling $23.4 million. These assets are being amortized on an accelerated basis over a weighted-average amortization period of nine years. Federated also recorded an intangible asset of $5.0 million representing the fair value of the noncompete agreement obtained from Alliance. This asset is being amortized on a straight-line basis over a seven-year useful life. See Note (2) for a complete discussion on recent acquisitions.

Amortization expense for identifiable intangible assets was $14.2 million, $10.7 million and $10.5 million in 2005, 2004 and 2003, respectively. Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five years following December 31, 2005 assuming no new acquisitions or impairments:

in thousands
2006	$15,294
2007	12,580
2008	10,914
2009	10,050
2010	9,295

Goodwill at December 31, 2005 and 2004 was $303.2 million and $260.0 million, respectively. During the first quarter 2005, Federated recorded $3.6 million of additional goodwill to account for the additional portion of the contingent purchase price paid in May 2005 in connection with the Kaufmann Acquisition. During the fourth quarter 2005, Federated recorded an additional $33.1 million of goodwill to account for the portion of the contingent purchase price to be paid in May 2006. Approximately 88% and 89% of total goodwill on the Consolidated Balance Sheets at December 31, 2005 and 2004, respectively, represented goodwill resulting from this acquisition.

During the second half of 2005, Federated recorded goodwill of $7.0 million applicable to the Alliance Acquisition. See Note (2) for additional information.

With the sale of Federated’s investment in InvestLink in the third quarter 2005 (see Note (3)(a)) Federated sold $0.8 million in goodwill.

(7) Other Long-Term Assets

Federated’s	other long-term assets consisted of the following at December 31:

in thousands	2005	2004
Lease-related receivable	$0	$3,399
Equity investment in the German joint venture company	0	2,578
Security deposits	296	301
Prepaid and other assets	308	120

Other long-term assets	$604	$6,398

The lease-related receivable represents a refurbishment allowance associated with Federated’s amended operating lease for its corporate headquarters. This allowance will be received in 2006 and accordingly, was reclassified to “Receivables – other, net” in 2005.

On December 30, 2005, Federated acquired all outstanding shares of FAM. This transaction was accounted for using the purchase method of accounting and as a result, Federated fully consolidated the assets and liabilities of FAM in its Consolidated Balance Sheet as of December 31, 2005 (see Note (2)).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

(8) Property and Equipment

Property and equipment consisted of the following at December 31:

in thousands	Estimated Useful Life	2005	2004
Computer equipment[1]	1 to 6 years	$18,561	$20,170
Transportation equipment	3 or 25 years	11,876	11,873
Leasehold improvements	Up to term of lease	8,726	8,879
Software development	Up to 4 years	5,504	8,874
Office furniture and equipment	2 to 10 years	7,556	8,772

Total cost/fair value		52,223	58,568
Accumulated depreciation and amortization[2]		(30,217)	(31,402)

Property and equipment, net		$22,006	$27,166

1	Amounts include $1,128 and $3,185 recorded under capital lease arrangements for 2005 and 2004, respectively.
2	Amounts include $786 and $2,580 related to capital lease arrangements for 2005 and 2004, respectively.

Depreciation and amortization expense from continuing operations was $6.3 million, $7.5 million and $8.6 million for the years ended December 31, 2005, 2004 and 2003, respectively, and included the depreciation of assets recorded under capital lease arrangements.

(9) Other Current Liabilities – Other

Federated’s “Other current liabilities – other” as of December 31, 2005 included $8.4 million related to the purchase price of the Alliance Acquisition. See Note (2) for additional information on this acquisition.

Federated’s “Other current liabilities – other” as of December 31, 2004 included $16.5 million related to an insurance recovery for a claim submitted to cover costs associated with the internal review, governmental investigations and civil litigation into past mutual fund trading practices. See Note (23) for further information on the internal review of mutual fund trading activities. The retention of this advance payment was contingent upon approval of the claim. In the event that all or a portion of the claim was denied, Federated would have been required to repay all or a portion of this advance payment. During the third quarter of 2005, final approval of this claim was obtained and the proceeds were recorded as reductions to the income statement line items originally charged.

(10) Recourse Debt

As of December 31, 2005, Federated was able to borrow up to $150.0 million under the provisions of the Second Amended and Restated Credit Agreement as amended (the Credit Facility), the term of which expires in November 2006 and may be renewed for additional 364-day periods. Under this agreement, Federated pays a facility fee of 0.125% on the revolving credit commitment. At December 31, 2005, the outstanding balance under the Credit Facility was zero. The Credit Facility contains various financial and nonfinancial covenants. Federated was in compliance with all such covenants at December 31, 2005. Several of Federated’s wholly owned subsidiaries guarantee any obligation of Federated that arises pursuant to the Credit Facility.

In September 2005, a wholly owned subsidiary of Federated extended its discretionary line of credit agreement with a bank under which it can borrow up to $50.0 million for the payment of obligations associated with daily net settlements of mutual funds processed through the National Securities Clearing Corporation. Borrowings under this 364-day agreement bear interest at a rate mutually agreed upon by the bank and the borrower at the time of the borrowing and are payable on demand. At December 31, 2005, there was no outstanding balance under this agreement. Federated guarantees the payment of any obligation owed by the subsidiary in connection with this line of credit.

See Note (15) for information on capital leases.

(11) Deferred Sales Commissions and Nonrecourse Debt

Deferred sales commissions consisted of the following at December 31:

in thousands	2005	2004
Deferred sales commissions on B-shares, net	$154,544	$283,056
Other deferred sales commissions, net	3,018	3,594

Deferred sales commissions, net	$157,562	$286,650

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

Since 1997, Federated has funded sales commissions paid for Class B shares of sponsored mutual funds under various arrangements with independent third parties by selling its right to future cash flow streams associated with the B-share deferred sales commissions. As a result of these funding arrangements, Federated has recorded nonrecourse debt, which comprised the following at December 31:

dollars in thousands	Weighted-Average Interest Rates at December 31,		Remaining Amortization Period at December 31, 2005	2005	2004
	2005	2004
Financings through March 1997	N/A	7.60%	N/A	$0	$3,016
Financings between April 1997 and September 2000	8.30%	8.21%	2.8 years	23,843	124,370
Financings between October 2000 and December 2003	5.14%	5.34%	6.0 years	86,445	125,031
Financings between January 2004 and December 2005	5.16%	4.75%	8.0 years	49,496	35,514

Total nonrecourse debt				$159,784	$287,931

Federated’s nonrecourse debt does not contain a contractual maturity but is amortized up to eight years dependent upon the cash flows of the related B-share fund assets, which are applied first to interest and then principal. Interest rates are imputed based on current market conditions at the time of issuance.

In 2004 and 2005, management performed recoverability analyses of the deferred sales commission assets and nonrecourse debt related to B-share financings closed through September 2000. The evaluations indicated that future cash flows will not be sufficient to fully amortize the related asset and debt balances. As such, in addition to the normal amortization occurring during the period based on B-share-related distribution, shareholder service and CDSC fee cash flows, the B-share-related deferred sales commission asset balance was written down by $87.9 million and $7.5 million during 2005 and 2004, respectively, while the nonrecourse debt was written down by $88.0 million and $7.6 million during 2005 and 2004, respectively. There was no material impact on the results of operations as a result of this write-down.

Federated has an agreement with an independent financial institution for funding of the B-share sales commissions through December 2006.

(12) Employee Benefit Plans

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

Matching contributions to the 401(k) plan recognized in “Compensation and related” expense amounted to $3.1 million, $3.0 million and $2.9 million for 2005, 2004 and 2003, respectively.

A Federated employee becomes eligible to participate in the Profit Sharing Plan upon the first day of employment. The Profit Sharing Plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the Profit Sharing Plan in 2005, 2004 or 2003. At December 31, 2005, the Profit Sharing Plan held 1.3 million shares of Federated Class B common stock.

(b) Employee Stock Purchase Plan

Federated offers an Employee Stock Purchase Plan which allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares under the plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2005, 77,348 shares were purchased by the plan on the open market since the plan’s inception in 1998.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

(13) Other Compensation Plans

Federated’s long-term incentive compensation has been provided for under the Stock Incentive Plan (the Plan), as amended and subsequently approved by shareholders in April 2002. Stock-based awards are granted to reward Federated’s employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated. Under the plan, a total of 20.3 million shares of Class B common stock have been authorized for granting stock-based awards in the form of restricted stock, stock options or other stock-based awards. On January 26, 2006, the board of directors, subject to approval by the Class A shareholder, amended the Plan to increase the number of shares awardable under the Plan by 3.3 million shares of Class B common stock. For existing plans, vesting occurs over a zero- to ten-year period and, in certain cases, may be accelerated as a result of meeting specific performance criteria.

(a) Restricted Stock

During 2005, Federated awarded 212,796 shares of restricted Federated Class B common stock in connection with a bonus program in which certain key employees received a portion of their bonus in the form of restricted stock under the Plan. This restricted stock was granted on the bonus payment date, was issued out of treasury and will vest over a three-year period. Also during 2005, Federated sold 467,000 shares of restricted Federated Class B common stock under the Plan to certain key employees. During the restricted period, the recipient receives dividends on the shares. Forfeitures of 85,203 shares occurred in 2005; no forfeitures occurred in either 2004 or 2003. In addition, during 2005, employees sold 2,480 shares of restricted stock to fund their tax liabilities related to the vesting of their shares.

The following table presents information on restricted stock grants made under the Plan during the years ending:

	2005	2004	2003
Number of shares granted	679,796	362,000	40,000
Weighted-average grant-date fair value per share	$27.52	$25.53	$22.08

Compensation expense related to restricted stock was $3.3 million, $0.7 million and $0.5 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(b) Stock Options

In 2005, 2004 and 2003, independent directors were awarded 12,000, 16,500 and 6,750 stock options, respectively. Each vested option may be exercised, during the stated exercise period, for the purchase of one share of Class B common stock at the exercise price. The number of stock options exercised in 2005, 2004 and 2003 were 274,348, 2,135,958 and 479,037, respectively.

The following table summarizes the status of and changes in Federated’s stock option program during the past three years:

	Options	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
Outstanding at end of 2002	11,910,804	$16.11	1,771,254	$17.37
Granted	6,750	$27.22
Exercised	(479,037)	$8.67
Forfeited	(292,975)	$10.55

Outstanding at end of 2003	11,145,542	$16.58	1,302,217	$20.64
Granted	16,500	$30.42
Exercised	(2,135,958)	$2.19
Forfeited	(886,000)	$22.34

Outstanding at end of 2004	8,140,084	$19.75	1,155,709	$21.69
Granted	12,000	$27.44
Exercised	(274,348)	$4.54
Forfeited	(129,625)	$16.63

Outstanding at end of 2005	7,748,111	$20.36	1,083,861	$22.75

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

Additional information regarding stock options outstanding at December 31, 2005 follows:

Range of Exercise Prices	Outstanding	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (in Years)	Exercisable	Weighted-Average Exercise Price of Exercisable Options
$1.29	36,000	$1.29	0.5	36,000	$1.29
$4.00	1,470,825	$4.00	1.5	0	$0.00
$11.04 to $13.29	1,494,225	$12.64	3.3	318,300	$12.50
$18.08 to $25.35	2,118,831	$24.18	5.6	298,081	$25.35
$26.95 to $35.00	2,628,230	$31.07	5.7	431,480	$30.31

	7,748,111	$20.36	4.4	1,083,861	$22.75

Information regarding the fair value of options granted in 2005, 2004 and 2003 follows:

	2005	2004	2003
Exercise price equals market price on date of grant:
Weighted-average grant-date fair value	$5.45	$7.97	$7.16
Weighted-average exercise price	$27.44	$30.42	$27.22

No awards were granted with an exercise price that was less than or greater than the market price on the date of grant in 2005, 2004 or 2003.

Total compensation expense related to stock options was $1.0 million, $0.9 million and $1.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(14) Common Stock

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

Cash dividends of $61.5 million, $44.7 million and $32.5 million were paid in 2005, 2004 and 2003, respectively, to holders of common stock.

In 2004, the board of directors approved a share repurchase program authorizing executive management to purchase Federated Class B common stock. Under the program, shares can be repurchased in open market and private transactions through the life of the program. The program authorizes executive management to determine the timing and the amount of shares for each purchase. The repurchased stock will be held in treasury for employee benefit plans, potential acquisitions and other corporate activities. During the year ended December 31, 2005, Federated repurchased 920,103 shares of its stock as part of its current buyback program. As of December 31, 2005, under the current program, Federated can repurchase an additional 4.8 million shares.

Stock repurchases and dividend payments are subject to restrictions under the Credit Facility, as amended. These restrictions limit cash payments for additional stock repurchases and dividends to 50% of net income earned during the period from January 1, 2000, to and including the payment date, less certain payments for dividends and stock repurchases. As of December 31, 2005, Federated, given current debt covenants, had the ability to make additional stock repurchase or dividend payments of more than $131 million under these restrictions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

(15) Leases

The following is a schedule by year of future minimum payments required under the capital leases and future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2005:

in thousands	Capital Leases	Operating Leases
2006	$121	$13,223
2007	104	12,545
2008	104	11,423
2009	86	9,204
2010	0	8,747
2011 and thereafter	0	31,101

Total minimum lease payments	$415	$86,243
Less executory costs and imputed interest costs	(72)

Present value of minimum lease payments	$343

Federated’s total capital lease obligation was $0.3 million and $0.5 million at December 31, 2005 and 2004, respectively, and was included in “Other current liabilities – other” and “Other long-term liabilities – other.” Federated entered into a new capital lease for computer hardware in 2005. The two capital leases outstanding at December 31, 2005 carried interest rates of 2.90% and 6.93% and expire in the first quarter 2006 and the fourth quarter 2009. The weighted-average interest rates for capital leases outstanding at December 31, 2005 and 2004 were 6.83% and 3.60%, respectively.

Federated held a material operating lease at December 31, 2005 for its corporate headquarters building in Pittsburgh, Pennsylvania. This lease expires in 2014 and has renewal options for two successive terms of five years each. This lease includes provisions for leasehold improvement incentives, rent escalation and certain penalties for early termination. In addition, at December 31, 2005, Federated had various other operating lease agreements primarily involving facilities, office and computer equipment and vehicles. These leases are noncancelable and expire on various dates through the year 2014. Most leases include renewal options and, in certain leases, escalation clauses.

Federated began subleasing certain leased property in 2002. Sublease income for the years ended December 31, 2005, 2004 and 2003 was $0.5 million, $0.6 million and $0.5 million, respectively. As of December 31, 2005, aggregate future minimum rentals to be received under a noncancelable sublease that expires in 2007 totaled $1.0 million.

Rental expenses related to continuing operations were $12.1 million, $10.9 million and $12.8 million for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

(16) Income Taxes

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense consisted of the following components for the years ended December 31:

in thousands	2005	2004	2003
Current:
Federal continuing operations	$104,284	$106,308	$100,474
Federal discontinued operations	(452)	623	1,396
State	7,395	5,205	3,656
Foreign	556	638	598

	111,783	112,774	106,124
Deferred:
Federal	3,444	(3,157)	1,992
State	1,040	1,565	0

Total	$116,267	$111,182	$108,116

For the years ended December 31, 2005, 2004 and 2003, the foreign subsidiaries had net income of $3.2 million, $4.0 million and $4.7 million, respectively, for which income tax expense of $1.4 million, $1.6 million and $1.9 million, respectively, has been provided.

Federated’s effective income tax rate from continuing operations was 41.7%, 38.1% and 36.1% for the years ended December 31, 2005, 2004 and 2003, respectively.

The reconciliation between the Federal statutory income tax rate and Federated’s effective income tax rate attributable to continuing operations consisted of the following for the years ended December 31:

	2005	2004	2003
Expected statutory rate	35.0%	35.0%	35.0%
Increase:
State income taxes, net of Federal benefit	2.0	1.5	0.8
Non-deductible portion of Settlement expense	4.4	1.2	0.0
Other	0.3	0.4	0.3

Total	41.7%	38.1%	36.1%

On December 21, 2004, the FASB issued Staff Position No. 109-2 which provides guidance with respect to reporting the potential impact of the repatriation provisions of the Jobs Act. The Jobs Act provides conditions under which the repatriation of certain foreign earnings in either 2004 or 2005 will qualify for preferential tax treatment. If these conditions are met, a maximum 5.25% income tax rate rather than the maximum regular tax rate of 35% would apply to eligible repatriations of certain foreign earnings. Federated completed its evaluation of these provisions in conjunction with an analysis of its foreign earnings available for repatriation. As a result of that review, Federated determined that it was not feasible to pay the level of dividend required to obtain this preferential tax treatment.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following as of December 31:

in thousands	2005	2004
Deferred Tax Assets

State tax net operating losses	$10,920	$11,094
Impairment losses on CDOs[1]	5,972	6,614
Capital losses	3,273	3,061
Contingent payments	1,658	1,658
State taxes	658	714
Deferred income	0	5,760
Advisory fees	0	1,750
Other	1,903	2,372

Total gross deferred tax asset	24,384	33,023

Valuation allowance[2]	(13,480)	(13,654)

Total deferred tax asset, net of valuation allowance	$10,904	$19,369

Deferred Tax Liabilities

Deferred sales commissions	$11,611	$19,835

Intangible assets	9,275	4,507
Property and equipment	3,091	3,738
State taxes	3,051	2,067
Costs of internal-use software	1,056	1,885
Other	1,820	1,900

Total gross deferred tax liability	$29,904	$33,932

Net deferred tax liability	$19,000	$14,563

1	This amount represents deferred tax assets generated by the impairment charges recorded to write down the value of Federated’s investment in the CDOs. The amount of actual capital loss associated with these investments will not be known until they are either redeemed or sold. The five-year carry-forward period will begin in the first tax year after Federated’s CDO investments are either redeemed or sold. Management believes it is more likely than not that Federated will be able to fully realize these deferred tax assets in the future.
2	A valuation allowance has been recognized for the entire deferred tax asset for state tax net operating losses and $2,560 of the capital losses deferred tax asset. The valuation allowance was recorded due to management’s belief that it is more likely than not that Federated will not be able to realize the benefit of these loss carry-forwards.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

(17) Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

in thousands, except per share data	2005	2004	2003
Numerator
Income from continuing operations	$163,292	$179,720	$188,894
(Loss) income from discontinued operations	(3,009)	1,459	2,591

Net income	$160,283	$181,179	$191,485

Denominator
Denominator for basic earnings per share – weighted-average shares less nonvested restricted stock	106,114	107,615	107,839
Effect of dilutive securities:
Dilutive potential shares from stock-based compensation	2,138	2,795	4,220

Denominator for diluted earnings per share – adjusted weighted-average shares and assumed conversions	108,252	110,410	112,059

Basic earnings per share
Income from continuing operations	$1.54	$1.67	$1.75
(Loss) income from discontinued operations	(0.03)	0.01	0.02

Net income[1]	$1.51	$1.68	$1.78

Diluted earnings per share
Income from continuing operations	$1.51	$1.63	$1.69
(Loss) income from discontinued operations	(0.03)	0.01	0.02

Net income	$1.48	$1.64	$1.71

1	Totals may not sum due to rounding.

Federated uses the treasury stock method to reflect the dilutive effect of unvested restricted stock and unexercised stock options in diluted earnings per share. For the years ended December 31, 2005, 2004 and 2003, options to purchase 1.3 million, 1.7 million and 2.9 million shares of common stock, respectively, at a weighted-average exercise price per share of $32.25, $32.41 and $31.37, respectively, were outstanding but not included in the computation of diluted earnings per share for each year due to the option exercise price being greater than the average market price of Federated Class B common stock for each respective year. Under the treasury stock method, in the event the options become dilutive, their dilutive effect would result in the addition of a net number of shares to the weighted-average number of shares used in the calculation of diluted earnings per share.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

(18) Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income (loss), net of tax, are as follows:

in thousands	Unrealized Gain (Loss) on Securities Available for Sale	Foreign Currency Translation Gain (Loss)	Total
Balance at January 1, 2003	$(5)	$26	$21
Total change in market value[1]	78	0	78
Reclassification adjustment – net realized gain[2]	(1)	0	(1)
Gain on currency conversion[3]	0	274	274

Balance at December 31, 2003	72	300	372
Total change in market value[1]	41	0	41
Reclassification adjustment – net realized gain[2]	(6)	0	(6)
Gain on currency conversion[3]	0	122	122

Balance at December 31, 2004	107	422	529
Total change in market value[1]	73	0	73
Reclassification adjustment – net realized gain[2]	(46)	0	(46)
Loss on currency conversion[3]	0	(230)	(230)

Balance at December 31, 2005	$134	$192	$326

1	The tax expense on the change in market value of securities available for sale was $39, $23 and $42 for 2005, 2004 and 2003, respectively.
2	The tax expense on the reclassification adjustment for securities available for sale was $25, $3 and $1 for 2005, 2004 and 2003, respectively.
3	The tax benefit (expense) on the foreign currency translation (loss) gain was $124, $(66) and $(148) for 2005, 2004 and 2003, respectively.

(19) Disclosures of Fair Value

Estimated fair values of Federated’s financial instruments have been determined using available market information and appropriate valuation methodologies, as set forth below. These fair values are not necessarily indicative of the amounts that would be realized upon exchange of these instruments or Federated’s intent to dispose of these instruments.

Carrying amounts approximate fair value for the following financial instruments due to their short maturities:

•	Cash and cash equivalents

•	Restricted cash equivalents

•	Receivables

•	Accrued revenue

•	Accrued compensation and benefits

•	Accounts payable and accrued expenses

Investments are carried at fair value (see Note (1)(h)).

Federated’s recourse debt is comprised of capital lease liabilities. The fair value of each capital lease liability is estimated based on the current market rate for debt with a similar remaining maturity. Based on this fair value estimate, the carrying value of capital lease liabilities approximates fair value and is included in “Other current liabilities – other” and “Other long-term liabilities – other” on the Consolidated Balance Sheets.

The fair value of Federated’s nonrecourse debt is estimated based on estimated annual redemption and market appreciation rates. Based on this estimate, the carrying value of nonrecourse debt appearing on the Consolidated Balance Sheets approximates fair value.

(20) Minority Interest in Subsidiaries and Equity Investments

Federated has a majority interest (50.5%) and acts as the general partner in Passport Research Ltd., a limited partnership. Edward D. Jones & Co., L.P. is the limited partner with a 49.5% interest. The partnership acts as investment adviser to a sponsored fund.

Federated has a majority interest (50.5%) and acts as the general partner in Passport Research II, Ltd., a limited partnership. Edward D. Jones & Co., L.P. is the limited partner with a 49.5% interest. The partnership acts as investment adviser to a sponsored fund.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

Since 1998, Federated has owned a 50% interest in a German joint-venture company. Federated accounted for this investment under the equity method of accounting through the end of 2005. Federated purchased the outstanding shares in the joint venture company effective December 30, 2005. See Note (2) for more discussion regarding this acquisition.

In 2005, Federated consolidated certain sponsored products, which were deemed to be VIEs. While Federated is the primary beneficiary and consolidator of the products, equity investments in certain of these products held by third parties are presented as minority interests in Federated’s Consolidated Financial Statements.

(21) Related Party Transactions

Federated has classified certain entities as affiliates in accordance with SFAS No. 57, “Related Party Disclosures.”

At December 31, 2005 and 2004, “Receivables – affiliates” totaled $40.6 million and $30.8 million, respectively, and “Accrued revenue – affiliates” totaled $0.8 million and $1.1 million, respectively, relating to services provided to various Federated products.

At December 31, 2005 and 2004, “Accounts payable and accrued expenses – affiliates” totaled $1.4 million and $10.3 million, respectively. For 2005, $0.6 million of this amount related to shareholder service fees payable to various Federated funds resulting from an administrative delay in the implementation of contractual terms, the cash for which is currently held in escrow, $0.1 million related to the internal review and settlement related to past mutual fund trading practices (see Note (23) for more detail) and $0.1 million related to remedial actions in connection with various fund transactions. With regard to 2004, $3.6 million related to the internal review and settlement related to past mutual fund trading practices (see Note (23) for more detail), $3.3 million related to shareholder service fees payable to various Federated funds resulting from an administrative delay in the implementation of contractual terms, $2.0 million related to remedial actions in connection with various fund transactions and trading issues, $0.6 million related to distribution fees payable to FAM and $0.3 million related to a contribution to a foundation. The remaining amounts in both 2005 and 2004 primarily represent fund-related expenses assumed by Federated in certain cases in order to make the fund more competitive or to meet regulatory requirements.

At December 31, 2005 and 2004, “Other current liabilities – affiliates” totaled $33.1 million and $29.5 million, respectively, and represented the accrual for the contingent purchase price payment earned as of that year-end related to the Kaufmann Acquisition (see Note (6)).

At December 31, 2004, “Other long-term liabilities – affiliates” totaled $4.0 million and represented the long-term portion of the then-estimated Settlement expense (see Note (23)).

(22) Concentration Risk

In terms of revenue concentration by product, approximately 16% of Federated’s total revenue for 2005 was derived from services provided to one sponsored fund. In addition, approximately 12% of Federated’s total revenue for 2005 related to one customer. In both cases, the majority of this revenue is dependent upon the level of assets under management in numerous individual fund shareholder accounts.

(23) Commitments and Contingencies

(a) Contractual

Federated is obligated to make certain future payments under various agreements to which it is a party, including capital and operating leases (see Note (15)). The following table summarizes payments due on unrecorded service contracts and employment arrangements:

in millions	Payments due in			Total
	2006	2007	2008
Purchase obligations[1]	$10.6	$4.8	$0.8	$16.2
Employment-related commitments[2]	2.1	0.9	0.3	3.3

Total	$12.7	$5.7	$1.1	$19.5

1	Federated is a party to various contracts pursuant to which it receives certain services including legal, trade order transmission and recovery services, as well as access to various fund-related information systems and research databases. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2008. Costs for such services are expensed as incurred.
2	Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2008.

Pursuant to various acquisition agreements, Federated is required to make additional payments to the seller in each acquisition contingent upon the occurrence of certain events. In 2001, Federated completed the acquisition of substantially all of the business of the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

former advisor of the Kaufmann Fund. Pursuant to this acquisition agreement, Federated will pay an additional $33.1 million as contingent purchase price (all of which is accrued at December 31, 2005 (see Note (6))) and could pay $6.7 million as contingent incentive compensation ($4.7 million of which is accrued at December 31, 2005) in 2006. The purchase price payments are recorded as additional goodwill at such time as performance targets have been met, while the incentive compensation payments are recognized as compensation expense during the periods in which the payments are earned. In 2005, Federated made contingent payments of $39.8 million, $33.1 million of which was recorded as goodwill. In 2004, Federated made contingent payments of $79.6 million, $66.2 million of which was recorded as goodwill. In 2003, no contingent payments were made.

As part of the Alliance Acquisition, Federated is required to make contingent purchase price payments over a five-year period. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first contingent purchase price payment will be paid in the second quarter of 2006, $8.4 million of which was accrued in “Other current liabilities-other” at December 31, 2005.

Pursuant to certain other acquisition agreements, Federated is required to make contingent payments on a periodic basis calculated as a percentage of average assets under management on certain Federated fund shareholder accounts for which the seller is the named broker/dealer of record. In these cases, the payments occur monthly or quarterly and could continue through fourth quarter 2008.

(b) Guarantees and Indemnifications

In connection with the sale of InvestLink (see Note (3)(a)), the real estate lease for office space was assigned to the purchaser of InvestLink. As of December 31, 2005, Federated was the named guarantor for this lease agreement. Pursuant to the guarantee agreement, the term of which expires December 31, 2008, Federated would be required to make the scheduled lease-related payments to the landlord in the event the lessee defaults on the payment. As of December 31, 2005, the maximum potential amount of future lease-related payments is $0.8 million. Management believes that the likelihood of making any payment under this guarantee is remote. Management estimated the fair value of the guarantee at inception by performing a probability-weighted future cash flow analysis which gave due regard to the remote likelihood that the lessee will default on the lease-related payments. Based on this analysis, management did not recognize a liability for the guarantee either at the inception of the guarantee or at December 31, 2005.

On an intercompany basis, various wholly owned subsidiaries of Federated guarantee certain financial obligations of Federated Investors, Inc., and Federated Investors, Inc. guarantees certain financial and performance-related obligations of various wholly owned subsidiaries. In addition, in the normal course of business, Federated has entered into contracts that provide a variety of indemnifications. Typically, obligations to indemnify third parties arise in the context of contracts entered into by Federated, under which Federated agrees to hold the other party harmless against losses arising out of the contract, provided the other party’s actions are not deemed to have breached an agreed upon standard of care. In each of these circumstances, payment by Federated is contingent on the other party making a claim for indemnity, subject to Federated’s right to challenge the other party’s claim. Further, Federated’s obligations under these agreements may be limited in terms of time and/or amount. It is not possible to predict the maximum potential amount of future payments under these or similar agreements due to the conditional nature of Federated’s obligations and the unique facts and circumstances involved in each particular agreement. Management believes that if Federated were to incur a loss in any of these matters, such loss should not have a material effect on its business, financial position or results of operations.

(c) Internal Review of Mutual Fund Trading Activities

As previously reported, beginning in September 2003 Federated has conducted an internal review into certain mutual fund trading activities in response to requests for information from the SEC, National Association of Securities Dealers and New York State Attorney General (NYAG). Federated subsequently received inquiries relating to such trading activities from the U.S. Attorneys Office for the Western District of Pennsylvania, the Commodity Futures Trading Commission, the Securities Commissioner and the Attorney General of West Virginia, and the Connecticut Banking Commission. Attorneys from the law firms of Reed Smith LLP and Davis, Polk & Wardwell conducted the review at the direction of a special investigative committee of Federated’s board of directors. The special investigative committee was comprised of the current board. Attorneys from the law firm of Dickstein Shapiro Morin & Oshinsky, LLP, independent counsel for the Federated mutual funds, participated in the review and reported on its progress to the independent directors of the funds.

In February 2004, the Company announced that the special investigative committee of the board of directors had substantially completed its assessment of the impact of past mutual fund trading issues. Based upon the findings of the internal review and of an independent expert retained by the Federated mutual funds, Federated paid restoration of $8.0 million to compensate for the detrimental impact from the improper trading activities identified in the review. Federated has completed its review of information relating to trading activities.

Federated announced on November 28, 2005 that it had entered into settlement agreements with the SEC and NYAG to resolve the past mutual fund trading issues. Under the terms of the settlements, Federated paid for the benefit of fund shareholders a total of $72.0 million in addition to the $8.0 million paid in 2004. In addition, Federated has agreed to reduce the investment advisory fees on certain Federated funds by $4.0 million per year for the five-year period beginning January 1, 2006, based upon effective fee rates and assets under management as of September 30, 2005. Depending upon the level of assets under management in these funds during the five-year

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

period, the actual investment advisory fee reduction could be greater or less than $4.0 million per year. Costs related to certain other undertakings required by these agreements will be incurred in future periods and the significance of such costs is currently not determinable.

Net income for 2005, 2004 and 2003 reflected settlement expenses of $55.6 million, $17.4 million and $7.6 million primarily representing civil penalties and restoration to fund shareholders associated with the aforementioned settlements. Other costs associated with various legal, regulatory and compliance matters, including costs related to Federated’s internal review and costs incurred on behalf of the funds resulted in pretax charges of $9.6 million, $15.4 million and $13.5 million in 2005, 2004 and 2003, respectively. In addition, 2005 net income included a $23.6 million pretax insurance recovery of certain of these costs which was recorded as a reduction to the various income statement line items to which these costs were originally charged.

(d) Legal Proceedings

Since October 2003, Federated Investors, Inc. and related entities have been named as defendants in twenty-three cases filed in various federal district courts and state courts involving allegations relating to market timing, late trading and excessive fees. All of the pending cases involving allegations related to market timing and late trading have been transferred to the U.S. District Court for the District of Maryland and consolidated for pre-trial proceedings. One market timing/late trading case was voluntarily dismissed by the plaintiff without prejudice.

The seven excessive fee cases were originally filed in five different federal courts and one state court. All six of the federal cases are now pending in the U.S. District Court for the Western District of Pennsylvania. The state court case was voluntarily dismissed by the plaintiff without prejudice.

All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated intends to defend this litigation. The potential impact of these recent lawsuits and future potential similar suits is uncertain. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

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

(24) Subsequent Events

On January 26, 2006, Federated’s board of directors declared a $0.15 per share dividend to shareholders of record as of February 8, 2006, which was paid on February 15, 2006. In addition, the board of directors amended the Plan to increase the number of shares awardable under the Plan by 3.3 million shares of Class B common stock. The amendment to the Plan is subject to shareholder approval at the 2006 annual shareholder meeting.

On February 15, 2006, an indirect, wholly owned subsidiary of Federated, signed a definitive agreement to sell certain assets associated with its TrustConnect® mutual fund processing business (the Business) to Matrix Settlement and Clearance Services, LLC (MSCS), one of the leading providers of mutual fund clearing and settlement processing for banks, trust companies and 401(k) providers. The transaction, which is subject to customary closing conditions including approval by the National Association of Securities Dealers, Inc., is expected to close in a series of closings over the first and second quarters of 2006. The assets included in the sale of the Business consist primarily of customer relationships, customer contracts and intellectual property which have no recorded carrying values on Federated’s Consolidated Balance Sheets as of December 31, 2005. In exchange for the assets of the Business, Federated will be entitled to receive upfront cash consideration ranging between $7.0 million and $8.6 million due on a pro-rata basis over the series of closings, as well as contingent consideration due approximately 2 1/2 years after the initial closing date. The contingent consideration will be calculated as a percentage of net revenue above a specific threshold directly attributed to the Business. Both Federated and MSCS have made customary representations, warranties and covenants in the agreement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2005, 2004 and 2003)

(25) Supplementary Quarterly Financial Data (Unaudited)

in thousands, except per share data, for the quarters ended	March 31,	June 30,	September 30,	December 31,
2005
Revenue[1]	$205,366	$220,732	$241,359	$241,759
Operating income[2]	29,957	74,522	108,300	86,278
Income from continuing operations[2]	7,526	38,442	65,498	51,827
(Loss) income from discontinued operations	(498)	(681)	(1,831)	0
Net income[2]	7,028	37,761	63,667	51,827
Basic earnings per share
Income from continuing operations[2]	0.07	0.36	0.62	0.49
(Loss) income from discontinued operations	(0.00)	(0.00)	(0.02)	0.00
Net income[2]	0.07	0.36	0.60	0.49
Diluted earnings per share
Income from continuing operations[2]	0.07	0.35	0.61	0.48
(Loss) income from discontinued operations	(0.00)	(0.00)	(0.02)	0.00
Net income[2,3]	0.06	0.35	0.59	0.48
Cash dividends per share	0.125	0.150	0.150	0.150
Stock price per share[4]
High	30.00	30.12	33.65	37.85
Low	27.80	27.03	29.65	32.85

2004
Revenue[1]	$219,439	$212,251	$204,414	$207,245
Operating income[2]	88,141	83,457	81,839	64,542
Income from continuing operations[2]	51,107	48,835	47,504	32,273
Income (loss) from discontinued operations[2]	626	1,814	(453)	(527)
Net income[2]	51,733	50,649	47,051	31,746
Basic earnings per share
Income from continuing operations[2]	0.47	0.45	0.44	0.30
Income (loss) from discontinued operations[2]	0.01	0.02	(0.00)	(0.00)
Net income[2]	0.48	0.47	0.44	0.30
Diluted earnings per share
Income from continuing operations[2]	0.46	0.44	0.43	0.30
Income (loss) from discontinued operations[2]	0.01	0.02	(0.00)	(0.00)
Net income[2,3]	0.46	0.46	0.43	0.29
Cash dividends per share	0.085	0.102	0.102	0.125
Stock price per share[4]
High	33.79	32.45	30.34	31.74
Low	28.78	27.70	26.72	27.07

1	Certain previously reported amounts reflect reclassifications, primarily related to discontinued operations, to conform with current year’s presentation.
2	The Consolidated Financial Statements for the quarters ended December 31, 2005, September 30, 2005, June 30, 2005 and March 31, 2005 included a $3.2 million, ($21.9) million, $6.9 million and $53.4 million pretax charge, net of insurance-related proceeds, respectively, related to Federated’s internal review and settlement regarding past mutual fund trading practices. The Consolidated Financial Statements for the quarters ended December 31, 2004, September 30, 2004, June 30, 2004 and March 31, 2004 included a $21.2 million, $2.0 million, $5.4 million and $4.3 million pretax charge, respectively, related to Federated’s internal review and settlement regarding past mutual fund trading practices. See Note (23)(c) for information concerning the internal review and settlement.
3	Totals may not sum due to rounding.
4	Federated’s common stock is traded on the New York Stock Exchange under the symbol “FII.”

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of February 22, 2006, was one and 19,039, respectively.