Form 10-K, Exhibit 13
period 2006-12-31
FEDERATED INVESTORS INC /PA/
filed 2007-02-28
CIK 1056288

Exhibit 13.01

Financial Contents

Certain statements in this Annual Report on Form 10-K and the 2006 Annual Report to Shareholders, including those related to Federated’s distribution strategy; its efforts to diversify its product mix; the ability to retain market share; expectations regarding market growth and the demand for money market assets; the pursuit of acquisitions; changes in the demand for mutual fund distribution and administration services; obligations to make additional contingent payments pursuant to acquisition agreements; the costs associated with the settlement with the Securities and Exchange Commission and the New York State Attorney General; legal proceedings; future cash needs; accounting for intangible assets; accounting for fair value measurements; accounting for income taxes; market risk of investments and revenue; the impact of Federated’s reclassification within the Edward Jones brokerage firm; the impact of increased regulation; and the various items set forth under Risk Factors constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance or achievements of Federated or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Among others, Federated’s risks and uncertainties include Federated’s ability to successfully execute its distribution strategy; to successfully diversify its product mix; to identify and complete suitable acquisitions; and to take actions necessary to retain experienced money managers. The number of clients for fund administration services is subject to the decisions of the clients to internalize or change service providers and the impact of mergers in the banking industry and the costs associated with the settlement may vary based in part on net assets of certain funds and costs associated with compliance with the terms of the settlement. Federated’s risks and uncertainties also include other regulatory inquiries, legal proceedings and future cash needs, which will be impacted by any additional information requests from or fines or penalties paid to governmental agencies; the cost associated with private litigation; and the costs to implement regulatory changes; the accounting for intangible assets and loss contingencies, which are based upon estimates and will be affected if actual results differ significantly; the accounting for fair value measurements; the accounting for income taxes; investments, which will be impacted by fluctuations in the securities markets; and revenue, which will be affected by changes in market values of assets under management; the impact of Federated’s reclassification within the Edward Jones brokerage firm; and the impact of interest changes on money market and fixed-income funds. Many of these factors may be more likely to occur as a result of the ongoing threat of terrorism and the increased scrutiny of the mutual fund industry by federal and state regulators. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such statements in the future. For more information on these items, see the section titled “Risk Factors” in Federated’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports on file with the Securities and Exchange Commission.

2006 Annual Report 7

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data and managed and administered assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed and administered assets) of Federated for the five years ended December 31, 2006 have been derived from the audited Consolidated Financial Statements of Federated. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes which follow.

Years Ended December 31,	2006	2005	2004	2003	2002
Statement of Income Data[1]
Total revenue[2,3]	$978,858	$896,238	$830,314	$781,754	$766,107
Operating income[2,3]	308,472	294,894	312,427	303,951	321,606
Income from continuing operations before income taxes	304,767	275,870	284,748	290,931	305,651
Income from continuing operations	191,048	160,974	176,535	186,226	197,709
Income (loss) from discontinued operations	6,681	(691)	4,644	5,259	6,051
Net income	197,729	160,283	181,179	191,485	203,760

Share Data
Basic earnings per share[1]
Income from continuing operations	$1.83	$1.52	$1.64	$1.73	$1.76
Income (loss) from discontinued operations	0.06	(0.01)	0.04	0.05	0.05
Net income[4]	1.90	1.51	1.68	1.78	1.81
Diluted earnings per share[1]
Income from continuing operations	$1.80	$1.49	$1.60	$1.66	$1.69
Income (loss) from discontinued operations	0.06	(0.01)	0.04	0.05	0.05
Net income	1.86	1.48	1.64	1.71	1.74
Book value per share at period end	$5.10	$5.05	$4.28	$3.64	$3.03
Cash dividends per share	$0.690	$0.575	$0.414	$0.297	$0.217
Weighted-average shares outstanding – basic	104,293	106,114	107,615	107,839	112,375
Weighted-average shares outstanding – assuming dilution	106,288	108,252	110,410	112,059	117,304

Balance Sheet Data at Period End
Total assets[5]	$810,294	$896,621	$954,688	$879,228	$795,451
Long-term debt – nonrecourse[5]	112,987	159,784	284,915	327,142	319,328
Total liabilities and minority interest[5]	280,919	356,292	496,935	483,375	454,734
Shareholders’ equity	529,375	540,329	457,753	395,853	340,717

Managed and Administered Assets (in millions)
As of period end:
Managed assets[2]	$237,440	$213,423	$179,268	$197,917	$195,353
Administered assets[6]	17,778	18,271	37,164	43,428	34,827
Average for the period:
Managed assets[2]	220,702	197,647	187,820	199,483	189,242
Administered assets[6]	18,272	18,239	41,208	39,513	38,032

[1]

The Consolidated Financial Statements for the years ended December 31, 2006, 2005, 2004, and 2003 included charges related to Federated’s internal review, settlements with government regulators and legal proceedings related to past mutual fund trading practices. See Note (22)(c) to the Consolidated Financial Statements.

[2]	During 2006, Federated acquired MDTA LLC and in 2005, Federated acquired the cash management business of Alliance Capital Management L.P. See Note (2) to the Consolidated Financial Statements.
[3]

Revenue and expenses for the years ended December 31, 2006, 2005 and 2004 included certain Class B share distribution- and financing-related income and expenses. In 2003 and 2002, Federated did not recognize such B-share distribution- and financing-related income or expenses. See Note (1)(m) to the Consolidated Financial Statements.

[4]	Totals may not sum due to rounding.
[5]

In 2006, 2005 and 2004, Federated wrote-down the carrying value of certain B-share-related deferred sales commission assets and corresponding nonrecourse debt. See Note (10) to the Consolidated Financial Statements.

[6]	Since 2003, Federated has experienced a reduction in the number of bank clients for fund administration and accounting services.

8 Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS

of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.

General

Federated Investors, Inc. (together with its subsidiaries, Federated) is one of the largest investment managers in the United States with $237.4 billion in managed assets as of December 31, 2006. The majority of Federated’s revenue is derived from advising and administering Federated mutual funds, Separate Accounts (which include separately managed accounts, institutional accounts and sub-advised funds, both variable annuity and other) and other sponsored products, in both domestic and international markets. Federated also derives revenue from administering mutual funds sponsored by third parties and from providing various other mutual fund-related services, including distribution, shareholder servicing, and retirement plan recordkeeping services (collectively, Other Services).

Federated’s investment products are primarily distributed in three markets. These markets and the relative percentage of managed assets at December 31, 2006 attributable to such markets are as follows: wealth management and trust (45%), broker/dealer (43%) and global institutional (9%).

Investment advisory fees, administrative fees and certain fees for Other Services, such as distribution and shareholder service fees, are contract-based fees that are calculated as a percentage of the net assets of the investment portfolios that are managed or administered by Federated. As such, Federated’s revenue is primarily dependent upon factors that affect the value of managed and administered assets including market conditions and the ability to attract and retain assets. Fee rates for Federated’s services generally vary by asset type and investment objective and, in certain instances, decline as the average net assets of the individual portfolios exceed certain thresholds. Generally, fee rates per invested dollar for advisory services provided to equity products are higher than those charged on money market and fixed-income products. Likewise, mutual funds typically earn a higher management fee rate than Separate Accounts. Accordingly, revenue is also dependent upon the relative composition of average assets under management across both asset and product types. Since Federated’s products are largely distributed and serviced through financial intermediaries, Federated pays a significant portion of the distribution fees from sponsored products to the financial intermediaries that sell these products. These payments are generally calculated as a percentage of net assets attributable to the party receiving the payment and are recorded on the Consolidated Statements of Income as a marketing and distribution expense.

Federated’s remaining Other Services fees are primarily based on fixed rates per retirement plan participant. Revenue relating to these services will vary with changes in the number of plan participants which generally react to sales and marketing efforts, competitive fund performance, introduction and market reception of new products and acquisitions.

Federated’s most significant operating expenses include marketing and distribution costs and compensation and related costs, which represent fixed and variable compensation and related employee benefits. Certain of these expenses are dependent upon product performance, levels of assets and asset mix.

The discussion and analysis of Federated’s financial condition and results of operations are based on Federated’s Consolidated Financial Statements. Management evaluates the company’s performance at the consolidated level based on the view that Federated operates in a single operating segment, the investment management business. In this highly competitive business, Federated’s growth and overall profitability are largely dependent upon its ability to attract and retain assets under management. Management analyzes all expected revenue and expenses and considers market demands in determining an overall fee structure for services provided and in evaluating the addition of new business. Fees for fund-related services are ultimately subject to the approval of the independent directors or trustees of the mutual funds. Management believes the most meaningful indicators of Federated’s performance are assets under management, total revenue and income from continuing operations, both in total and per diluted share.

Business Developments

Acquisitions

Sentinel Asset Management, Inc. In the fourth quarter 2006, assets of three mutual funds previously advised by Sentinel Asset Management, Inc. totaling approximately $73 million were acquired by three sponsored mutual funds. As a result of this transaction, no assets were recorded.

MDTA LLC. In the third quarter 2006, Federated acquired MDTA LLC (MDTA) which, through its registered investment advisory division, MDT Advisers, managed approximately $6.7 billion in invested assets as of July 14, 2006 (MDT Acquisition). MDTA grew its business using quantitative investment techniques, having successfully developed a disciplined quantitative process to invest in equities. As a result of the acquisition, Federated has enhanced its product offerings by creating a quantitative line of equity mutual funds to complement Federated’s existing equity products. Federated acquired approximately 89 percent of the outstanding equity interests of MDTA in July 2006 and paid approximately $102.0 million in cash as upfront purchase price. As of December 31, 2006, Federated incurred $1.2 million in transaction costs directly attributable to the MDT Acquisition. The remaining 11 percent minority interest was held by various MDTA employees and was subject to a put/call option whereby the minority interest holders could put their interest to Federated in January 2007 or Federated could call the interests in June 2007. The minority interest holders exercised their put option in

2006 Annual Report 9

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

January 2007. Federated paid approximately $8.0 million in cash as additional purchase price to acquire the remaining 11 percent on January 9, 2007. For financial reporting purposes, beginning July 14, 2006, Federated consolidated 100 percent of MDTA’s operations into the Consolidated Statements of Income and accounted for the $8.0 million in minority interests as a short-term financing of upfront purchase price (included in “Other current liabilities – affiliates” at December 31, 2006).

The acquisition agreement provides for additional annual purchase price payments over the three-year period following the acquisition closing date based upon growth in revenues during that period. The contingent purchase price payments, which could aggregate as much as $130.0 million, will be recorded as additional goodwill at the time the contingency is resolved.

Federated has engaged external valuation experts to determine the fair value of the identifiable intangible assets. Although preliminary results of the external valuation are reflected in both the Consolidated Financial Statements as of and for the year ended December 31, 2006 and the related footnotes, the final purchase price allocation may result in adjustments to this preliminary valuation and such adjustments may be material. Preliminary valuation results indicate $46.7 million of the purchase price is assignable to identifiable intangible assets with a weighted-average useful life of 9.7 years. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition closing date.

in millions	As of July 14, 2006
Investments (primarily investments of consolidated private investment funds)[1]	$15.2
Other current assets	1.9
Intangible assets
Customer relationships (10-year weighted-average useful life)	39.9
Noncompete (8-year weighted-average useful life)	6.8
Goodwill	68.8
Software (4-year weighted-average useful life)	3.0
Other long-term assets	1.3

Total assets acquired	136.9

Current liabilities[2]	(2.2)
Long-term deferred tax liability	(7.3)
Other long-term liabilities[2]	(1.3)
Minority interests in private investment funds[1]	(15.2)

Total assumed liabilities and minority interest	(26.0)

Total purchase price	$110.9

[1]	Subsequent to the acquisition and as of December 31, 2006, all but $0.5 million of the assets of the private funds were distributed to liquidate all but one of the private investment funds.
[2]

$0.6 million of the current liabilities balance and $1.1 million of the other long-term liabilities balance represent the present value of net future payments due under certain MDTA operating contracts which offer no future benefit to Federated. Payments made under these contracts will reduce these liabilities and will continue through July 2010.

Of the total customer relationship assets, approximately $14.9 million will be amortized on an accelerated basis over a ten-year useful life. The remaining $25.0 million in customer relationship assets, the noncompete asset and the software assets will be amortized on a straight-line basis over their respective useful lives. Of the total goodwill, approximately $48 million is expected to be deductible for tax purposes.

Wayne Hummer Asset Management Company. In the first quarter 2006, assets of an equity mutual fund previously advised by Wayne Hummer Asset Management Company, a direct subsidiary of Wintrust Financial Corporation, totaling approximately $158 million were acquired by a sponsored mutual fund. As a result of the transaction, Federated recorded a customer relationship intangible asset, which is being amortized on an accelerated basis over a seven-year useful life.

Mason Street Advisors, LLC. In the first quarter 2006, assets of an equity mutual fund previously advised by Mason Street Advisors, LLC, a wholly owned company of Northwestern Mutual, totaling approximately $218 million, were acquired by a sponsored mutual fund. As a result of this transaction, no assets were recorded.

Passport Research II, Ltd. In the first quarter 2006, Federated purchased the non-controlling interest in Passport Research II, Ltd. (Passport II), a registered investment advisor organized as a limited partnership between an indirect, wholly owned subsidiary of Federated and Edward D. Jones & Co. As a result of the transaction, the partnership was dissolved and the Passport II minority interest is no longer recorded. As part of the transaction, Federated recorded a customer relationship intangible asset, which is being amortized on an accelerated basis over a nine-year useful life, and goodwill.

10 Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Alliance Capital Management L.P. During the second quarter 2005, Federated completed the acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition). As a result of the acquisition, approximately $19.3 billion in assets from 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services were transitioned into Federated money market funds. The upfront cost of this acquisition was $27.1 million, which included $25.0 million in purchase price and $2.1 million in transaction costs. The purchase agreement also provides for contingent purchase price payments payable over five years. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first contingent purchase price payment totaling $10.7 million was paid in the second quarter 2006. At current asset levels, these additional payments would approximate $69 million over the remaining four-year period, of which $10.3 million was accrued in “Other current liabilities – other” as of December 31, 2006 and will be paid in the second quarter of 2007. Federated began recognizing revenue and expenses related to the acquired assets in the Consolidated Statements of Income as of the acquisition date and allocated the cost of the acquisition to the acquired assets based on their estimated fair values as of the acquisition date. Federated recorded two investment advisory contract intangible assets totaling $23.4 million. These assets are being amortized on an accelerated basis over a weighted-average amortization period of nine years. Federated also recorded an intangible asset of $5.0 million representing the fair value of the noncompete agreement obtained from Alliance. This asset is being amortized on a straight-line basis over a seven-year useful life. Goodwill of $19.6 million, which represents the excess recorded costs of this acquisition over the fair value of the investment advisory contract and noncompete agreement intangible assets, has been recorded as of December 31, 2006 and is deductible for tax purposes.

Dispositions

In the third quarter 2006, an indirect, wholly owned subsidiary of Federated completed the sale of certain assets associated with its TrustConnect® mutual fund processing business (the Clearing Business) to Matrix Settlement and Clearance Services, LLC, one of the leading providers of mutual fund clearing and settlement processing for banks, trust companies and 401(k) providers. The sale was completed over a series of closings, which began in the first quarter 2006 and was completed in the third quarter 2006. The assets included in the sale of the Clearing Business consisted primarily of customer relationships, customer contracts and intellectual property, which had no recorded carrying values on Federated’s Consolidated Balance Sheets. In exchange for the assets of the Clearing Business, Federated received upfront cash consideration on a pro-rata basis as the closings occurred, totaling $7.7 million. In addition, Federated is entitled to receive contingent consideration due in the third quarter 2008 if certain revenue targets are met. The contingent consideration will be calculated as a percentage of net revenue above a specific threshold directly attributed to the Clearing Business. After taking selling costs into consideration, Federated recognized a gain on the sale of the Clearing Business of $3.7 million, net of tax expense of $2.7 million. The majority of this gain, or $3.2 million, was recorded in the second quarter 2006 and $0.6 million was recorded in the third quarter 2006. This gain on sale was included in “Discontinued operations, net of tax” on the Consolidated Statements of Income for the year ended December 31, 2006.

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

B-Shares

In 2006, 2005 and 2004, management performed recoverability analyses of the deferred sales commission assets and nonrecourse debt related to B-share financings closed through September 2000. The evaluations indicated that future cash flows would not be sufficient to fully amortize the related asset and debt balances. As such, in addition to the normal amortization occurring during the period based on B-share-related distribution fee, shareholder service fee and contingent deferred sales charge cash flows, the B-share-related deferred sales commission asset balance was written down by $2.2 million, $87.9 million and $7.5 million during 2006, 2005 and 2004, respectively, with a corresponding write-down of nonrecourse debt in each period. There was no material impact on the results of operations as a result of these write-downs. For purposes of evaluating trends in the company’s operating results, management generally excludes the impact of these income and expense items. See Note (10) to the Consolidated Financial Statements for more information regarding Federated’s accounting for B-share funding arrangements.

Accounting for Share-Based Payments

Effective January 1, 2006, Federated adopted the fair-value-recognition provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) using the modified prospective method. Under SFAS 123(R), Federated recognizes compensation costs based on grant-date fair value for all share-based awards granted, modified or settled after January 1, 2006, as well as for any awards that were granted prior to adoption for which requisite service has not been provided as of January 1, 2006. For the year ended December 31, 2006, Federated recorded $4.4 million of share-based compensation expense in “Income from continuing operations before income taxes” related to Federated’s adoption of SFAS 123(R). For the year ended December 31, 2006, Federated recorded $2.8 million of share-based compensation expense in “Net income” related to Federated’s adoption of SFAS 123(R). This reduced both basic and diluted earnings per share for the year ended December 31, 2006 by $0.03.

2006 Annual Report 11

Prior to its adoption of SFAS 123(R), Federated used the fair-value-based method of accounting for share-based awards under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 123) for all awards granted, modified or settled in 2003 through 2005. For all employee-related stock-option awards granted prior to 2003 with no subsequent modifications, Federated applied the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations. Under APB 25, compensation expense was not recognized for stock option awards granted with an exercise price equal to or greater than the market value of Federated’s Class B common stock on the date of grant. Under the modified prospective method, prior periods are not restated for the effect of SFAS 123(R).

As of December 31, 2006, total compensation expense related to unvested share-based awards not yet recognized in the Statements of Income was approximately $44.6 million, which will be recognized over a weighted-average period of 6.4 years.

Other Business Developments

In the fourth quarter 2006, Federated launched a $1.0 billion collateralized debt obligation investment product (CDO). The CDO, which is a variable interest entity (VIE) as defined in FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46), invests primarily in high-grade, asset-backed securities and offers investors opportunity for returns that vary with the risk level of their investment. The CDO has a term to maturity of 40 years and an expected life of 10 years. Federated acts as the collateral manager for the CDO and holds an equity ownership of approximately $1.5 million which represents Federated’s maximum potential exposure to loss. Federated has neither guaranteed nor is contractually liable for any of the CDO’s obligations. Federated is not the primary beneficiary of the CDO and has therefore recorded its investment in the CDO at fair value as a long-term asset on the Consolidated Balance Sheets.

Historically, Federated has been classified as one of eight ‘preferred’ fund family firms within the Edward D. Jones & Co. (Edward Jones) brokerage firm. Preferred firms have the highest level of access and participation in various sales-related meetings and training conducted by Edward Jones. During the third quarter, Federated was reclassified as one of five ‘focus firms’. As a focus firm, Federated will continue to be able to contact Edward Jones investment representatives, but will not participate in certain sales-related meetings as it had done in the past. Edward Jones is the leading seller of Federated-sponsored equity and fixed-income mutual fund products. Due to Federated’s reclassification, sales in these fund products decreased and redemptions in these fund products have increased. Sustained decreases in sales and increases in redemptions over an extended period of time could adversely affect Federated’s revenue and results of operations.

12 Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Asset Highlights

Managed and Administered Assets at Period End

in millions as of December 31,	2006	2005	Percent Change

Managed Assets
By Asset Type
Money market	$173,644	$160,621	8%
Equity	40,894	29,785	37%
Fixed-income	22,902	23,017	(0)%

Total managed assets	$237,440	$213,423	11%

By Product Type
Mutual Funds:
Money market	$155,183	$145,289	7%
Equity	28,666	26,031	10%
Fixed-income	18,113	19,037	(5)%

Total mutual fund assets	201,962	190,357	6%

Separate Accounts:
Money market	18,461	15,332	20%
Equity	12,228	3,754	226%
Fixed-income	4,789	3,980	20%

Total separate account assets	35,478	23,066	54%

Total managed assets	$237,440	$213,423	11%

Administered Assets	$17,778	$18,271	(3)%

Average Managed and Administered Assets

in millions for the years ended December 31,	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Average Managed Assets
By Asset Type
Money market	$163,901	$144,356	$134,096	14%	8%
Equity	34,542	28,940	26,476	19%	9%
Fixed-income	22,259	24,351	27,248	(9)%	(11)%

Total average managed assets	$220,702	$197,647	$187,820	12%	5%

By Product Type
Mutual Funds:
Money market	$146,980	$129,531	$119,745	13%	8%
Equity	27,139	25,609	23,827	6%	7%
Fixed-income	18,323	20,170	22,301	(9)%	(10)%

Total average mutual fund assets	192,442	175,310	165,873	10%	6%

Separate Accounts:
Money market	16,921	14,825	14,351	14%	3%
Equity	7,403	3,331	2,649	122%	26%
Fixed-income	3,936	4,181	4,947	(6)%	(15)%

Total average separate account assets	28,260	22,337	21,947	27%	2%

Total average managed assets	$220,702	$197,647	$187,820	12%	5%

Average Administered Assets	$18,272	$18,239	$41,208	0%	(56)%

2006 Annual Report 13

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Changes in Federated’s average asset mix year-over-year across both asset and product types have a direct impact on Federated’s total revenue due to the difference in the fee rates per invested dollar earned on each asset and product type. Equity products generally have a higher management fee rate than fixed-income and money market products. Likewise, mutual fund products typically earn a higher management fee rate than Separate Accounts. The following table presents the relative composition of average managed assets and the percent of total revenue derived from each asset type over the last three years:

	Percent of Total Average Managed Assets			Percent of Total Revenue
	2006	2005	2004	2006	2005	2004
Money market assets	74%	73%	71%	47%	44%	40%

Equity assets	16%	15%	14%	39%	38%	38%

Fixed-income assets	10%	12%	15%	13%	16%	20%

Other activities	—	—	—	1%	2%	2%

December 31, 2006 period-end managed assets increased 11% over period-end managed assets at December 31, 2005 driven primarily by increases in money-market and equity assets. Average managed assets for 2006 increased 12% over average managed assets for 2005. Period-end money market assets increased 8% for 2006 compared to 2005 primarily due to organic growth. Average money market assets increased 14% for 2006 compared to 2005 primarily due to the Alliance Acquisition and organic growth. Period-end and average equity assets increased 37% and 19%, respectively, for 2006 compared to 2005 primarily due to the MDT Acquisition and market appreciation partially offset by net redemptions. Period-end fixed-income assets were flat for 2006 compared to 2005, while average fixed-income assets declined 9% for 2006 as compared to 2005 primarily from net redemptions partially offset by market appreciation.

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

Components of Changes in Equity and Fixed-Income Fund Managed Assets

in millions for the years ended December 31,	2006	2005	Percent Change
Equity Funds
Beginning assets	$26,031	$25,951	0%

Sales	5,851	5,054	16%
Redemptions	(7,062)	(6,666)	6%

Net redemptions	(1,211)	(1,612)	(25)%
Net exchanges	(5)	25	(120)%
Acquisition related	643	142	353%
Other[1]	3,208	1,525	110%

Ending assets	$28,666	$26,031	10%

Fixed-Income Funds
Beginning assets	$19,037	$21,137	(10)%

Sales	4,537	5,061	(10)%
Redemptions	(6,205)	(7,376)	(16)%

Net redemptions	(1,668)	(2,315)	(28)%
Net exchanges	22	(100)	122%
Acquisition related	107	50	114%
Other[1]	615	265	132%

Ending assets	$18,113	$19,037	(5)%

[1]	Includes changes in the market value of securities held by the funds, reinvested dividends and distributions and net investment income.

14 Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Components of Changes in Equity and Fixed-Income Separate Account Assets1

in millions	For the six months ended December 31, 2006[2]
Equity Separate Accounts
Beginning assets	$4,035

Net customer flows[3]	355
Acquisition related	6,420
Other[3]	1,418

Ending assets	$12,228

Fixed-Income Separate Accounts
Beginning assets	$3,708

Net customer flows[3]	892
Acquisition related	0
Other[3]	189

Ending assets	$4,789

1	Includes separately managed accounts (SMA), institutional accounts and sub-advised funds (variable annuity and other).
2	Data for periods prior to July 1, 2006 is not available for Changes in Equity and Fixed-Income Separate Account Assets.
3	For certain accounts, Net customer flows are calculated as the remaining difference between beginning and ending assets after the calculation of Other and the impact of Acquisition related. Other includes the approximate effect of changes in the market value of securities held in the portfolios, reinvested dividends and distributions and net investment income.

Results of Operations

Revenue. The following table sets forth components of total revenue from continuing operations for the three years ended December 31:

in millions	2006	2005	2004	2006 vs. 2005	2005 vs. 2004

Revenue from managed assets	$965.4	$882.7	$809.0	9%	9%
Revenue from sources other than managed assets	13.5	13.5	21.3	0%	(37)%

Total revenue	$978.9	$896.2	$830.3	9%	8%

Revenue from managed assets increased $82.7 million in 2006 as compared to 2005 primarily due to 1) a $43.2 million and $15.2 million increase generated from assets acquired in connection with the Alliance and MDT Acquisitions, respectively, 2) a $27.6 million and $27.5 million increase resulting from an increase in average money market and equity assets under management, respectively (excluding assets acquired in the Alliance and MDT Acquisitions), partially offset by 1) an $18.0 million decrease resulting from a decrease in average fixed-income assets under management, 2) an increase in certain fees waived by Federated resulting from increases in certain fund expenses reducing revenue by $7.5 million and 3) a decrease of $3.9 million from certain advisory fee reductions implemented January 1, 2006 (see Note (22)(c) to the Consolidated Financial Statements).

Revenue from managed assets increased $73.7 million in 2005 as compared to 2004 primarily due to 1) a $67.1 million increase generated from money market assets acquired in connection with the Alliance Acquisition and 2) a $30.8 million increase resulting from an increase in average equity assets under management, partially offset by a $20.5 million and $4.4 million decrease resulting from a decrease in fixed-income and money market average managed assets, respectively (excluding the assets from the Alliance Acquisition).

Revenue from sources other than managed assets, which represents 1% of Federated’s 2006 revenue, remained flat in 2006 as compared to 2005.

Revenue from sources other than managed assets, which represents 2% of Federated’s 2005 revenue, decreased $7.8 million primarily as a result of a $7.2 million decrease in revenue from a reduction in the number of bank clients for fund administration and accounting services. These reductions were partially offset by revenue from managed assets earned on certain previously administered assets acquired by Federated in 2004 and a reduction in related marketing and distribution expenses.

2006 Annual Report 15

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Operating Expenses. The following table sets forth operating expenses for the three years ended December 31:

in millions	2006	2005	2004	2006 vs. 2005	2005 vs. 2004
Marketing and distribution	$287.0	$219.5	$153.8	31%	43%
Compensation and related	192.1	172.4	167.0	11%	3%
Professional service fees	35.6	8.6	34.4	314%	(75)%
Amortization of deferred sales commissions	51.8	51.7	55.7	0%	(7)%
Settlement expense	0	55.6	17.4	(100)%	220%
All other	103.9	93.5	89.6	11%	4%

Total operating expenses	$670.4	$601.3	$517.9	11%	16%

Total operating expenses for 2006 increased $69.1 million compared to 2005. Marketing and distribution expense increased $67.5 million in 2006 as compared to 2005 primarily due to a 1) $36.3 million increase related to the Alliance Acquisition resulting from having 12 months of expense in 2006 as compared to a partial year in 2005 as well as growth within the business acquired, 2) a $19.8 million increase from higher average money market assets under management (excluding increases associated with the Alliance Acquisition) and 3) a $4.2 million increase from higher average equity assets under management ($0.3 million of which relates to the MDT Acquisition). Compensation and related expense increased $19.7 million primarily due to 1) a $6.0 million increase resulting from the MDT Acquisition in the third quarter 2006, 2) a $4.4 million increase due to the adoption of SFAS 123(R), 3) a $2.6 million increase in severance expense and 4) a $2.2 million increase related to additional share-based awards granted in 2006. Professional service fees increased $27.0 million due primarily to the recognition of a $23.6 million insurance recovery in the third quarter 2005 related to costs incurred for various legal, regulatory and compliance matters. The insurance recovery was primarily recorded as a reduction to Professional service fees and Office and occupancy of $22.1 million and $1.3 million, respectively, in 2005. Settlement expense decreased $55.6 million as a result of the settlement with the Securities and Exchange Commission (SEC) and New York State Attorney General (NYAG) in the fourth quarter of 2005 (see Note (22)(c) to the Consolidated Financial Statements). “All other” increased primarily due to an increase of $4.8 million in Amortization of intangible assets due primarily to a $2.4 million increase related to the MDT Acquisition and a $1.2 million increase related to the Alliance Acquisition primarily as a result of having 12 months of amortization expense in 2006 as compared to a partial year in 2005.

Total operating expenses for 2005 increased $83.4 million compared to 2004. Marketing and distribution expense increased $65.7 million in 2005 as compared to 2004 primarily due to 1) $54.3 million of additional expenses associated with the increase in assets under management from the Alliance Acquisition 2) a $9.7 million increase as a result of a change in the asset mix within money market products and 3) a $6.3 million increase as a result of increased average equity assets. The $25.8 million decrease in Professional service fees in 2005 as compared to 2004 was primarily a result of recognizing the aforementioned $23.6 million insurance recovery. The $38.2 million increase in Settlement expense is related to the above-mentioned settlement with the SEC and NYAG. “All other” increased primarily due to a $3.5 million increase in Amortization of intangible assets in 2005 as compared to 2004 due primarily to $4.9 million of additional amortization expense associated with the Alliance Acquisition.

Nonoperating Income (Expenses). Nonoperating income, net, increased $10.7 million in 2006 as compared to 2005 due primarily to a $9.8 million decrease in “Debt expense – nonrecourse” attributable to lower amounts of average nonrecourse debt due mainly to the impairment write-down of B-share-related deferred sales commissions and related non-recourse debt taken in 2006 ($2.2 million) and 2005 ($88.0 million).

Nonoperating expense, net, decreased $8.9 million in 2005 as compared to 2004 due primarily to increases in “Dividend income” and “Interest income” of $4.5 million and $0.9 million, respectively, largely as a result of higher yields earned on investments due to rising interest rates and a $3.1 million decrease in “Debt expense – nonrecourse” attributable to a lower amount of average nonrecourse debt outstanding due to the above-mentioned write down in 2005 and a $7.6 million write-down in 2004.

Income Taxes on Continuing Operations. The income tax provision for continuing operations for 2006, 2005 and 2004 was $113.7 million, $114.9 million and $108.2 million, respectively. The $1.2 million decrease in the provision for 2006 as compared to 2005 was primarily due to the $12.3 million federal tax effect of the non-deductible portion of “Settlement expense” accrued during 2005 partially offset by $10.1 million federal tax effect of higher income from continuing operations before taxes and $0.9 million in increased state taxes. The $6.7 million increase in the provision for 2005 as compared to 2004 was primarily due to the $8.8 million federal tax effect of the increase in the non-deductible portion of “Settlement expense” and $1.7 million in increased state taxes partially offset by the $3.1 million federal tax effect of lower income from continuing operations before taxes. The effective tax rate was 37.3% for 2006, 41.6% for 2005 and 38.0% for 2004. The decrease in the effective tax rate for 2006 as compared to 2005 is primarily related to the non-deductible portion of “Settlement expense” recorded in 2005. The increase in the effective tax rate for 2005 as compared to 2004 is primarily related to the increase in the non-deductible portion of “Settlement expense” and increased state taxes (see Note (15) to the Consolidated Financial Statements).

16 Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

For 2006, Federated’s pretax book income was $38.7 million in excess of federal taxable income due primarily to $33.0 million in permanent tax differences associated with tax deductions on stock options exercised during the year, $13.7 million in temporary tax differences associated with amortization of certain intangible assets, partially offset by $7.5 million of insurance proceeds recognized as income in the year of receipt for tax purposes versus a future year for book purposes (see Note 8 to the Consolidated Financial Statements). For 2005, Federated’s pretax book income was $9.2 million less than federal taxable income due primarily to the $35.0 million non-deductible portion of “Settlement expense” (see Note 22(c) to the Consolidated Financial Statements), partially offset by $16.5 million in insurance proceeds recognized as income for book purposes in 2005 versus a prior year for tax purposes (see Note 22(c) to the Consolidated Financial Statements) and $13.0 million in temporary tax differences associated with amortization of certain intangible assets. For 2004, Federated’s pretax book income was $100.2 million in excess of federal taxable income due primarily to permanent tax differences associated with tax deductions on stock options exercised ($57.4 million) and restricted stock vestings ($55.6 million) during the year, partially offset by $16.5 million of insurance proceeds recognized as income in the year of receipt for tax purposes versus in 2005 for book purposes.

Income from Continuing Operations. Income from continuing operations increased $30.1 million in 2006 as compared to 2005 primarily as a result of the changes in revenues and expenses noted above. Earnings per diluted share from continuing operations increased $0.31 in 2006 as compared to 2005 due to an increase in income from continuing operations and lower weighted-average diluted shares outstanding.

Income from continuing operations decreased $15.6 million in 2005 as compared to 2004 primarily as a result of the changes in revenues and expenses noted above. Earnings per diluted share from continuing operations decreased $0.11 in 2005 as compared to 2004 due to a decrease in income from continuing operations partially offset by lower weighted-average diluted shares outstanding.

Discontinued Operations. Discontinued operations, net of tax for 2006 reflects the after-tax gain on the sale of Federated’s trade-clearing business ($3.7 million), the reversal of a related deferred tax asset valuation allowance ($2.1 million) and after-tax operating income ($0.9 million) of Federated’s trade-clearing operations. Discontinued operations for 2005 primarily reflects the after-tax loss on the sale ($1.7 million) and after-tax operating loss ($1.1 million) of InvestLink Technologies, Inc., partially offset by after-tax operating income of Federated’s trade-clearing operations ($2.3 million). Discontinued operations for 2004 primarily reflects the after-tax results of operations of the sold businesses (see Note (3) to the Consolidated Financial Statements).

Liquidity and Capital Resources

At December 31, 2006, liquid assets, consisting of cash and cash equivalents, short-term investments and receivables, totaled $158.2 million as compared to $330.0 million in 2005. The decrease in liquid assets for 2006 resulted from $149.2 million of net cash used by investing activities and $271.7 million of net cash used by financing activities partially offset by $293.7 million of net cash generated by operations. As of December 31, 2006, Federated had $200 million available for borrowings under its credit facility and separately, a B-share funding arrangement with an independent third party (see Note (9) and Note (10) to the Consolidated Financial Statements).

Operating Activities. Net cash provided by operating activities totaled $293.7 million for 2006 as compared to $186.0 million for 2005. The increase was primarily due to 1) an increase of $52.2 million in net sales of trading securities resulting primarily from Federated’s redemptions of investments in various sponsored investment products, which were initially consolidated in the Consolidated Financial Statements in 2005; 2) an increase in net income of $37.4 million for 2006 as compared to 2005; and 3) timing differences of $25.9 million in the cash settlement of assets and liabilities.

Investing Activities. In 2006, Federated used $149.2 million for investing activities, which primarily represented cash paid for business acquisitions, including cash paid for the MDT Acquisition ($102.9 million), the final contingent payment related to the acquisition of substantially all of the business of the former advisor of the Kaufmann Fund (Kaufmann Acquisition) ($33.1 million) and the first contingent payment on the Alliance Acquisition ($10.7 million). See Note (2) to the Consolidated Financial Statements for additional information.

Financing Activities. In 2006, Federated used $271.7 million for financing activities. Of this amount, Federated paid $169.7 million to repurchase 5.3 million shares of Class B common stock in the open market under the stock repurchase program and in private transactions. As of December 31, 2006, Federated can repurchase an additional 7.2 million shares through December 31, 2008 under its authorized program.

Federated paid $73.0 million or $0.69 per share in dividends to holders of its common stock in 2006. Federated’s board of directors declared a dividend of $0.18 per share, for shareholders of record on February 8, 2007, that was paid on February 15, 2007.

Financial Position

“Receivables – Affiliates” at December 31, 2006 decreased $18.8 million from December 31, 2005 and “Accounts payable and accrued expenses – other” decreased $19.8 million due primarily to contractual changes implemented in May 2006 whereby the funds contract directly with intermediaries for the provision of shareholder services. Due to this change, Federated is no longer entitled to receive shareholder service fees on shareholder accounts for which Federated is not the named dealer of record. Likewise, for these shareholder accounts, Federated no longer has the obligation to pay the intermediaries for providing the shareholder services. Rather, the funds pay the intermediaries directly for these services.

2006 Annual Report 17

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

“Other current liabilities – affiliates” at December 31, 2006 decreased $24.8 million from December 31, 2005 primarily due to the payment of the final contingent payment of $33.1 million in the second quarter of 2006 related to the Kaufmann Acquisition, partially offset by $8.2 million in purchase price plus interest due as of December 31, 2006, to the remaining 11 percent minority interests associated with the MDT Acquisition (see Note (2) to the Consolidated Financial Statements).

“Other current liabilities – other” at December 31, 2006 increased $7.7 million from December 31, 2005 primarily due to $7.5 million in insurance recoveries received for claims submitted to cover costs associated with the internal review, government investigations into past mutual fund trading practices and related civil litigation (see Note (22)(c) to the Consolidated Financial Statements). The retention of this advance payment is contingent upon the approval of the claim. In the event that all or a portion of the claim is denied, Federated will be required to repay all or a portion of this advance payment. Because the outcome of this claim is uncertain at this time, Federated recorded the advance payment as a liability and will continue to evaluate the contingency until it is resolved.

Additional significant changes in assets and liabilities are discussed elsewhere in Management’s Discussion and Analysis.

Off-Balance Sheet Arrangements

As of December 31, 2006 and 2005, Federated did not have any material off-balance sheet arrangements.

Contractual Obligations and Contingent Liabilities

Contractual. The following table presents as of December 31, 2006, Federated’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included either in the referenced Note to the Consolidated Financial Statements or in a footnote to the table.

		Payments due in
in millions	Note Reference	2007	2008-2009	2010-2011	After 2011	Total
Capital lease obligations	(14)	$0.1	$0.2	$0	$0	$0.3
Operating lease obligations	(14)	13.2	21.6	16.3	21.7	72.8
Purchase obligations[1]		6.9	2.2	0	0	9.1
Employment-related commitments[2]		8.2	4.9	2.1	0.4	15.6

Total		$28.4	$28.9	$18.4	$22.1	$97.8

[1]

Federated is a party to various contracts pursuant to which it receives certain services including legal, trade order transmission and recovery services, as well as access to various fund-related information systems and research databases. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2009. Costs for such services are expensed as incurred.

[2]

Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2012.

As part of the MDT Acquisition, Federated may be required to make additional purchase price payments upon the occurrence of certain events. First, as previously mentioned, at December 31, 2006, certain MDTA employees held an aggregate 11 percent minority interest in MDTA. These minority interests were subject to a put/call option whereby the minority interests had the right to put their interest to Federated or Federated could call the interests in 2007. The minority interests exercised their option to put their interests to Federated in January 2007 and Federated paid approximately $8.0 million in cash as additional purchase price to acquire the remaining 11 percent on January 9, 2007. This payment reduced “Other current liabilities – affiliates” in January 2007. In addition, Federated may be required to make annual contingent purchase price payments based upon growth in MDTA net revenues over the next three years. These purchase price payments, which could aggregate as much as $130.0 million, will be recorded as additional goodwill at the time the contingency is resolved.

Also, as part of the MDT Acquisition, Federated entered into various long-term employment and compensation arrangements pursuant to which Federated will be obligated to make certain minimum and contingent compensation-related payments. These contracts expire on various dates through the year 2012. The remaining estimated minimum amount payable under these arrangements approximates $6.9 million, of which $2.2 million is payable in 2007. The remaining estimated maximum amount payable under these arrangements approximates $22.6 million, of which $4.7 million would be payable in 2007 if certain performance targets are achieved.

As part of the Alliance Acquisition, Federated is required to make contingent purchase price payments over a five-year period. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first contingent purchase price payment totaling $10.7 million was paid in the second quarter 2006. At current asset levels, these additional payments would approximate $69 million over the remaining four-year period, of which $10.3 million was accrued in “Other current liabilities – other” as of December 31, 2006 and will be paid in the second quarter of 2007.

18 Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Pursuant to various acquisition agreements, Federated may be required to make additional payments to the seller in each acquisition contingent upon the occurrence of certain events. In these cases, the payments occur quarterly or annually and could continue through the fourth quarter 2008.

Past Mutual Fund Trading Issues and Related Legal Proceedings. In 2005, Federated entered into settlement agreements with the SEC and NYAG to resolve the past mutual fund trading issues. Under the terms of the settlements, Federated paid for the benefit of fund shareholders a total of $80.0 million. In addition, Federated agreed to reduce the investment advisory fees on certain Federated funds by $4.0 million per year for the five-year period beginning January 1, 2006, based upon effective fee rates and assets under management as of September 30, 2005. Depending upon the level of assets under management in these funds during the five-year period, the actual investment advisory fee reduction could be greater or less than $4.0 million per year. For the year ended December 31, 2006, these fee reductions were approximately $4 million. Costs related to certain other undertakings required by these agreements will be incurred in future periods and the significance of such costs is currently not determinable.

Since October 2003, Federated has been named as a defendant in twenty-three cases filed in various federal district courts and state courts involving allegations relating to market timing, late trading and excessive fees. All of the pending cases involving allegations related to market timing and late trading have been transferred to the U.S. District Court for the District of Maryland and consolidated for pre-trial proceedings. One market timing/late trading case was voluntarily dismissed by the plaintiff without prejudice.

The seven excessive fee cases were originally filed in five different federal courts and one state court. All six of the federal cases are now pending in the U.S. District Court for the Western District of Pennsylvania. The state court case was voluntarily dismissed by the plaintiff without prejudice.

All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated is defending this litigation. The potential impact of these recent lawsuits and future potential similar suits, as well as the timing of settlements, judgements or other resolution of these matters, are uncertain. It is possible that an unfavorable determination will cause a material adverse impact to Federated’s reputation, financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

The Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004 reflect $9.1 million, $9.6 million and $15.4 million, respectively, for costs associated with various legal, regulatory and compliance matters, including costs related to Federated’s internal review, costs incurred on behalf of the funds, costs incurred and estimated to complete the distribution of Federated’s regulatory settlement and costs incurred and estimated to resolve certain of the above-mentioned ongoing legal proceedings. Accruals for these estimates represent management’s best estimate of probable losses at this time. Actual losses may differ from the estimate, and such differences may have a material impact on Federated’s consolidated results of operations, financial position or cash flows. The Consolidated Financial Statements for the years ended December 31, 2005 and 2004 reflect settlement expenses of $55.6 million and $17.4 million, respectively, primarily representing civil penalties and restoration to fund shareholders associated with the aforementioned settlements. In addition, 2005 net income included a $23.6 million pretax insurance recovery of certain of these costs which was recorded as a reduction to the various income statement line items to which these costs were originally charged.

Other Legal Proceedings. Federated has other claims asserted and threatened against it in the ordinary course of business. These other claims are subject to inherent uncertainties. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

Future Cash Needs. In addition to the contractual obligations and contingent liabilities described above, management expects that principal uses of cash will include funding marketing and distribution expenditures, paying incentive and base compensation, funding business acquisitions, repurchasing company stock, paying shareholder dividends, advancing sales commissions, seeding new products, repaying any potential future debt obligations and funding property and equipment acquisitions, including computer-related software and hardware. As a result of recently adopted regulations and requests for information from regulatory authorities, management anticipates that expenditures for compliance personnel, compliance systems and related professional and consulting fees may continue to increase. Resolution of the matters described above regarding past mutual fund trading issues and legal proceedings could result in payments which may have a significant impact on Federated’s liquidity, capital resources and results of operations. After considering Federated’s future cash needs in light of the balance of liquid assets at December 31, 2006, management believes Federated may borrow under its credit facility within the next twelve months. Management believes Federated’s existing liquid assets, together with the expected continuing cash flow from operations, its borrowing capacity under the current credit facility, the current and new B-share funding arrangements and its ability to issue stock will be sufficient to meet its present and reasonably foreseeable cash needs.

On October 31, 2006, Federated entered into a five-year $200 million Revolving Credit Facility with an option to increase it to $300 million during the term of the facility upon commitment from the lenders (the Credit Facility). Borrowings under the Credit Facility would bear interest, at the option of Federated, at a defined prime rate or at a spread dependent upon its debt rating over the London Interbank Offering Rate or Federal Funds effective rate. Under the Credit Facility, Federated will pay a facility fee based on its debt credit rating, currently 7.5 basis points, and can make cash payments for stock repurchases or shareholder dividend payments as long as

2006 Annual Report 19

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

liquidity of no less than $10 million is maintained during the payment period. Certain subsidiaries entered into a Continuing Agreement of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the Credit Facility. The Credit Facility also includes financial and non-financial covenants. The Credit Facility, which replaced the prior $150 million 364-day credit facility, expires October 31, 2011, and will be used for general corporate purposes.

On December 27, 2006, Federated amended its agreement with an independent financial institution for funding of the B-share sales commissions to extend the program through February 28, 2007. Federated expects to sign a definitive agreement with an independent financial institution, effective March 1, 2007, to continue funding B-share sales commissions through December 31, 2009.

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

Recent Accounting Pronouncements

SFAS 157 – In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. Management is currently evaluating this standard and its impact, if any, on the financial statements.

FIN 48 – In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The two-step process prescribed by FIN 48 for evaluating a tax position involves first determining whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities. The second step then requires a company to measure the tax position benefit as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. Management has substantially completed its analysis of the impact of adopting FIN 48 and, based on that analysis, has concluded that the adoption will not have a material impact on the financial statements.

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

Of the significant accounting policies described in Note (1) to the Consolidated Financial Statements, management believes that its policies regarding accounting for VIE consolidation, intangible assets, income taxes and loss contingencies involve a higher degree of judgment and complexity (see Note (1) of the Consolidated Financial Statements).

Variable Interest Entity Consolidation. From time to time, Federated enters into transactions with entities that may be VIEs, as defined in FIN 46. Federated makes judgments and estimates regarding the sufficiency of equity at risk, the rights of various holders of the entity to exercise control and the rights and obligations of holders to receive returns or absorb losses of the entity in order to determine whether these entities are VIEs. As necessary, Federated performs qualitative and quantitative analysis of a VIE to determine whether Federated is the primary beneficiary and therefore, must consolidate the VIE. In performing these analyses, Federated makes judgments and estimates regarding the future performance of the assets held by the VIE, taking into account estimates of credit risk, timing of cash flows and other significant factors, and the likelihood of various outcomes.

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

20 Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

The level, if any, of impairment of customer-related intangible assets, such as investment advisory contract intangible assets, is highly dependent upon the remaining level of managed assets acquired in connection with an acquisition. Approximately 29% of the carrying value of Federated’s customer-related intangible assets as of December 31, 2006 relates to a single renewable investment advisory contract with one fund. Consecutive annual declines in the managed asset balance in this particular fund in excess of 80% over its remaining useful life could have a considerable impact on the underlying value of Federated’s customer-related intangible assets. To date, the actual compound annual rate of change in the acquired assets in this fund since the acquisition in 2001 has been more favorable than the assumed rate. No changes have been made to this estimate in the current year. In addition, approximately 11% of the carrying value of Federated’s customer-relationship intangible assets as of December 31, 2006 relates to a single financial intermediary. Significant changes in Federated’s relationship with this intermediary customer could have a material adverse effect on Federated’s results of operations.

Accounting for Income Taxes. Significant management judgment is required in developing Federated’s provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. As of December 31, 2006, Federated had not recorded a valuation allowance on the $6.0 million deferred tax asset relating to Federated’s pre-2006 CDO other-than-temporary impairment losses (unrecognized for tax purposes). Federated considered the following facts in connection with its evaluation of the realizability of the $6.0 million deferred tax asset: (1) the actual amount of capital loss associated with Federated’s remaining investment in the CDOs will not be known until such time as those investments are either redeemed by the CDOs or sold by Federated; (2) the carry-forward period for capital losses is five years, and (3) Federated has historically generated capital gains in times of favorable market conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize these losses in the future. In the event that Federated’s preliminary strategies do not materialize, Federated may be required to record a valuation allowance of as much as $6.0 million for these deferred tax assets.

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

Certifications

J. Christopher Donahue and Thomas R. Donahue have provided certifications to the Securities and Exchange Commission as required by Section 302 of the Sarbanes-Oxley Act of 2002. These certifications are included as Exhibit 31.01 of Federated’s Form 10-K for the year ended December 31, 2006. As required by the New York Stock Exchange (NYSE), on May 9, 2006, J. Christopher Donahue submitted his annual certification to the NYSE as required by Section 303A.12 of the NYSE Corporate Governance Rules.

2006 Annual Report 21

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of its business, Federated is exposed to risk of loss due to fluctuations in the securities market and general economy. Management is responsible for identifying, assessing and managing market and other risks.

Market Risk - Investments. Federated’s short-term and long-term investments expose it to various market risks. A single investment can expose Federated to multiple risks. Interest-rate risk is the risk that unplanned fluctuations in earnings will result from interest-rate volatility while credit risk is the risk that an issuer of debt securities may default on its obligations. At December 31, 2006, Federated was exposed to interest-rate and, to a lesser extent, credit risk, as a result of holding investments in primarily investment-grade debt securities held by certain sponsored products ($8.4 million), a sponsored CDO ($1.5 million) and fixed-income sponsored funds ($6.1 million). Management considered a hypothetical 100 basis point fluctuation in interest rates and determined that the impact of such a fluctuation on these investments, individually and in the aggregate, would not have a material effect on Federated’s financial condition or results of operations.

Price risk is the risk that the market price of an investment will decline and ultimately result in the recognition of a loss for Federated. At December 31, 2006, Federated was exposed to price risk as a result of its $7.2 million investment in primarily sponsored fluctuating-value mutual funds. Management considered a hypothetical 10% fluctuation in market value and determined that the impact of such a fluctuation on these investments, individually and in the aggregate, would not have a material effect on Federated’s financial condition or results of operations.

Market Risk – Revenue. It is important to note that a significant portion of Federated’s revenue is based on the market value of managed and administered assets. Declines in the market values of these assets as a result of changes in the market or other conditions will therefore negatively impact revenue and net income.

Approximately 47% and 13% of Federated’s revenue in 2006 was from managed assets in money market and fixed-income products, respectively. After reaching record lows, short-term interest rates began to rise in 2004 and may continue to increase. In a rising rate environment, certain institutional investors using money market products and other short-term duration fixed-income products for cash management purposes may shift these investments to direct investments in comparable instruments in order to realize higher yields than those available in money market and other fund products holding lower-yielding instruments. In addition, rising interest rates will tend to reduce the market value of bonds held in various investment portfolios and other products. Thus, increases in interest rates could have an adverse effect on Federated’s revenue from money market portfolios and from other fixed-income products.

For further discussion of managed assets and factors that impact Federated’s revenue, see the sections entitled “General,” “Asset Highlights” and “Contractual Obligations and Contingent Liabilities” herein as well as the sections entitled “Regulatory Matters” and “Risk Factors” in Federated’s Annual Report on Form 10-K for the year ended December 31, 2006 on file with the SEC.

22 Federated Investors, Inc.

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

Management assessed the effectiveness of Federated’s internal control over financial reporting as of December 31, 2006, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2006, its system of internal control over financial reporting is properly designed and operating effectively to achieve the criteria of the “Internal Control – Integrated Framework.” Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an attestation report on management’s assessment of Federated’s internal control over financial reporting.

Federated Investors, Inc.

/s/ J. Christopher Donahue	/s/ Thomas R. Donahue
J. Christopher Donahue	Thomas R. Donahue
President and Chief Executive Officer	Chief Financial Officer

February 22, 2007

2006 Annual Report 23

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

The Shareholders and Board of Directors

Federated Investors, Inc.

We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. and subsidiaries (Federated) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of Federated’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 22, 2007, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 22, 2007

24 Federated Investors, Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Shareholders and Board of Directors

Federated Investors, Inc.

We have audited management’s assessment, included in the accompanying Management’s Report, that Federated Investors, Inc. maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Federated Investors, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

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

In our opinion, management’s assessment that Federated Investors, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Federated Investors, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Federated Investors, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, of Federated Investors, Inc., and our report dated February 22, 2007, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 22, 2007

2006 Annual Report 25

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

December 31,	2006	2005
Current Assets
Cash and cash equivalents	$118,721	$245,846
Restricted cash equivalents	29	587
Investments	16,193	38,372
Receivables—affiliates	21,808	40,631
Receivables—other, net of reserve of $494 and $117, respectively	1,489	5,173
Accrued revenue—affiliates	3,480	823
Accrued revenue—other	5,862	5,882
Current deferred tax asset, net	4,222	2,433
Prepaid and other current assets	10,247	6,676

Total current assets	182,051	346,423

Long-Term Assets
Goodwill	388,213	303,194
Customer-relationship intangible assets, net	89,748	60,102
Other intangible assets, net	10,689	6,730
Deferred sales commissions, net of accumulated amortization of $333,316 and $287,836, respectively	112,286	157,562
Property and equipment, net	24,168	22,006
Other long-term assets	3,139	604

Total long-term assets	628,243	550,198

Total assets	$810,294	$896,621

Current Liabilities
Accrued compensation and benefits	46,528	44,433
Accounts payable and accrued expenses—affiliates	2,241	1,399
Accounts payable and accrued expenses—other	50,982	70,746
Income taxes payable	620	1,098
Other current liabilities—affiliates	8,282	33,082
Other current liabilities—other	23,254	15,542

Total current liabilities	131,907	166,300

Long-Term Liabilities
Long-term debt—nonrecourse	112,987	159,784
Long-term deferred tax liability, net	27,699	21,433
Other long-term liabilities—affiliates	539	28
Other long-term liabilities—other	6,905	7,494

Total long-term liabilities	148,130	188,739

Total liabilities	280,037	355,039

Minority interest	882	1,253

Commitments and contingencies (Note (22))
Shareholders’ Equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	158,016	134,922
Additional paid-in capital from treasury stock transactions	0	768
Retained earnings	1,065,505	954,710
Treasury stock, at cost, 25,650,722 and 22,471,600 shares Class B common stock, respectively	(694,786)	(550,586)
Accumulated other comprehensive income, net of tax	451	326

Total shareholders’ equity	529,375	540,329

Total liabilities, minority interest, and shareholders’ equity	$810,294	$896,621

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

26 Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

Years Ended December 31,	2006	2005	2004
Revenue
Investment advisory fees, net—affiliates	$575,123	$548,739	$527,237
Investment advisory fees, net—other	39,313	21,956	18,930
Administrative service fees, net—affiliates	141,791	128,243	121,847
Administrative service fees, net—other	6,074	6,827	14,004
Other service fees, net—affiliates	203,235	177,256	134,428
Other service fees, net—other	6,847	5,959	6,386
Other, net	6,475	7,258	7,482

Total revenue	978,858	896,238	830,314

Operating Expenses
Marketing and distribution	287,030	219,480	153,819
Compensation and related	192,082	172,412	166,973
Professional service fees	35,566	8,569	34,368
Office and occupancy	21,785	20,774	20,290
Systems and communications	20,926	19,102	18,099
Advertising and promotional	15,141	15,210	15,040
Travel and related	12,362	11,944	12,065
Amortization of deferred sales commissions	51,822	51,732	55,716
Amortization of intangible assets	19,011	14,165	10,673
Settlement expense	0	55,592	17,410
Other	14,661	12,364	13,434

Total operating expenses	670,386	601,344	517,887

Operating income	308,472	294,894	312,427

Nonoperating Income (Expenses)
Dividend income	7,021	7,386	2,894
Interest income	2,507	1,346	491
Gain on securities, net	558	263	37
Debt expense—recourse	(482)	(348)	(352)
Debt expense—nonrecourse	(7,704)	(17,517)	(20,655)
Other, net	(6)	51	(143)

Total nonoperating income (expenses), net	1,894	(8,819)	(17,728)

Income from continuing operations before minority interest and income taxes	310,366	286,075	294,699
Minority interest	5,599	10,205	9,951

Income from continuing operations before income taxes	304,767	275,870	284,748
Income tax provision	113,719	114,896	108,213

Income from continuing operations	191,048	160,974	176,535
Discontinued operations, net of tax	6,681	(691)	4,644

Net income	$197,729	$160,283	$181,179

Earnings Per Share—basic
Income from continuing operations	$1.83	$1.52	$1.64
Income (loss) from discontinued operations	0.06	(0.01)	0.04

Net income[1]	$1.90	$1.51	$1.68

Earnings Per Share—diluted
Income from continuing operations	$1.80	$1.49	$1.60
Income (loss) from discontinued operations	0.06	(0.01)	0.04

Net income	$1.86	$1.48	$1.64

Cash dividends per share	$0.690	$0.575	$0.414

[1]	Totals may not sum due to rounding.

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2006 Annual Report 27

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands)

	Shares			Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income, Net of Tax	Total Shareholders’ Equity
	Class A	Class B	Treasury
Balance at January 1, 2004	9,000	108,655,758	20,849,698	$87,415	$3,809	$749,410	$(445,153)	$372	$395,853
Net income	0	0	0	0	0	181,179	0	0	181,179
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	35	35
Foreign currency translation	0	0	0	0	0	0	0	122	122

Comprehensive income									181,336

Amortization of employee restricted stock and other compensation plans	0	0	0	1,618	0	0	0	0	1,618
Restricted stock issuance	0	362,000	(362,000)	19,411	(320)	(3,019)	4,425	0	20,497
Dividends declared	0	0	0	0	0	(44,703)	0	0	(44,703)
Exercise of stock options	0	2,135,958	(2,135,958)	20,085	(3,489)	(17,519)	25,679	0	24,756
Purchase of treasury stock	0	(4,153,901)	4,153,901	0	0	0	(121,397)	0	(121,397)
Other	0	0	0	(207)	0	0	0	0	(207)

Balance at December 31, 2004	9,000	106,999,815	22,505,641	128,322	0	865,348	(536,446)	529	457,753
Net income	0	0	0	0	0	160,283	0	0	160,283
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	27	27
Foreign currency translation	0	0	0	0	0	0	0	(230)	(230)

Comprehensive income									160,080

Amortization of employee restricted stock and other compensation plans	0	0	0	4,252	0	0	0	0	4,252
Restricted stock issuance	0	679,796	(679,796)	198	46	(7,020)	8,375	0	1,599
Dividends declared	0	0	0	0	0	(61,465)	0	0	(61,465)
Exercise of stock options	0	274,348	(274,348)	2,339	722	(2,436)	2,958	0	3,583
Purchase of treasury stock	0	(920,103)	920,103	0	0	0	(25,473)	0	(25,473)

Balance at December 31, 2005	9,000	107,033,856	22,471,600	135,111	768	954,710	(550,586)	326	540,329
Net income	0	0	0	0	0	197,729	0	0	197,729
Other comprehensive income, net of tax:
Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	77	0	(142)	(65)
Foreign currency translation	0	0	0	0	0	0	0	267	267

Comprehensive income									197,931

Amortization of employee restricted stock and other compensation plans	0	0	0	10,698	0	0	0	0	10,698
Restricted stock issuance	0	777,596	(777,596)	806	(2,711)	(5,077)	9,606	0	2,624
Settlement of stock awards	0	(6,000)	6,000	(237)	0	0	(226)	0	(463)
Dividends declared	0	0	0	0	0	(72,800)	0	0	(72,800)
Exercise of stock options	0	1,279,626	(1,279,626)	12,213	1,943	(9,134)	15,119	0	20,141
Purchase of treasury stock	0	(5,230,344)	5,230,344	0	0	0	(168,699)	0	(168,699)
Other	0	0	0	(386)	0	0	0	0	(386)

Balance at December 31, 2006	9,000	103,854,734	25,650,722	$158,205	$0	$1,065,505	$(694,786)	$451	$529,375

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

28 Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2006	2005	2004
Operating Activities
Net income	$197,729	$160,283	$181,179
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Amortization of deferred sales commissions	51,822	51,732	55,716
Depreciation and other amortization	24,109	19,754	17,298
Share-based compensation expense	10,557	4,252	1,618
Minority interest	5,599	10,205	9,951
(Gain) loss on disposal of assets	(6,796)	908	(110)
(Benefit) provision for deferred income taxes	(2,635)	4,485	(1,592)
Tax benefit from share-based compensation	13,019	2,537	39,497
Excess tax benefits from share-based compensation	(11,998)	—	—
Net sales (purchases) of trading securities	16,358	(35,811)	(483)
Deferred sales commissions paid	(24,540)	(30,836)	(48,431)
Contingent deferred sales charges received	16,073	20,012	25,081
Other changes in assets and liabilities:
Decrease (increase) in receivables, net	22,922	(9,122)	4,072
(Increase) decrease in other assets	(6,083)	8,409	(5,776)
(Decrease) increase in accounts payable and accrued expenses	(17,617)	1,717	(3,967)
(Decrease) increase in income taxes payable	(478)	(1,073)	352
Increase (decrease) in other current liabilities	5,637	(17,522)	16,428
Increase (decrease) in other long-term liabilities	40	(3,924)	6,212

Net cash provided by operating activities	293,718	186,006	297,045

Investing Activities
Additions to property and equipment	(4,740)	(2,341)	(5,527)
Net proceeds from disposal of business, property, equipment and other assets	6,664	2,002	1,271
Cash paid for business acquisitions, net of cash acquired	(156,149)	(60,908)	(67,589)
Purchases of securities available for sale	(2,016)	(215)	(41)
Proceeds from redemptions of securities available for sale	6,533	695	73
Decrease (increase) in restricted cash equivalents	558	(587)	0

Net cash used by investing activities	(149,150)	(61,354)	(71,813)

Financing Activities
Distributions to minority interest	(5,797)	(30,212)	(9,925)
Contributions from minority interest	160	20,674	0
Dividends paid	(73,046)	(61,465)	(44,703)
Proceeds from shareholders for share-based compensation and other	9,746	2,650	5,546
Excess tax benefits from share-based compensation	11,998	0	0
Purchases of treasury stock	(169,653)	(25,732)	(119,558)
Proceeds from new borrowings—nonrecourse	18,128	26,021	42,720
Payments on debt—nonrecourse	(62,724)	(66,147)	(74,306)
Other financing activities	(505)	(808)	(1,257)

Net cash used by financing activities	(271,693)	(135,019)	(201,483)

Net (decrease) increase in cash and cash equivalents	(127,125)	(10,367)	23,749
Cash and cash equivalents, beginning of year	245,846	256,213	232,464

Cash and cash equivalents, end of year	$118,721	$245,846	$256,213

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$46	$51	$89
Income taxes	107,051	103,542	77,879

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2006 Annual Report 29

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(December 31, 2006, 2005 and 2004)

(1) Summary of Significant Accounting Policies

(a) Nature of Operations

Federated Investors, Inc. and its subsidiaries (collectively, Federated) provide investment advisory, administrative, distribution and other services primarily to Federated mutual funds, Separate Accounts (which include separately managed accounts, institutional accounts and sub-advised funds, both variable annuity and other) and other sponsored products in both domestic and international markets.

The majority of Federated’s revenue is derived from investment advisory services provided to mutual funds and Separate Accounts through various subsidiaries pursuant to investment advisory contracts. These subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940 and with certain states.

Federated also derives revenue from providing administrative and other fund-related services to third-party investment products. Other fund-related services provided to third-party investment products include distribution and retirement plan recordkeeping services.

Shares of the portfolios or classes of shares under management or administration by Federated are distributed by wholly owned subsidiaries, which are registered broker/dealers under the Securities Exchange Act of 1934 and under applicable state laws. Federated’s investment products are primarily distributed within the wealth management and trust, broker/dealer and global institutional markets.

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

(d) Principles of Consolidation

The Consolidated Financial Statements include the accounts of Federated Investors, Inc. and entities or sponsored products in which Federated holds a controlling financial interest. A controlling financial interest is determined either by the extent of Federated’s decision-making ability through voting interests, as prescribed by the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 94, “Consolidation of All Majority-Owned Subsidiaries,” or by the extent of Federated’s participation in the economic risks and rewards of the entity through variable interests pursuant to FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN 46). Federated provides for minority interests in consolidated entities for which Federated’s controlling financial interest is less than 100 percent. All significant intercompany accounts and transactions have been eliminated.

The equity method of accounting is used to account for investments in entities in which Federated’s ownership is between 20 and 50 percent and for investments in certain limited partnerships in which Federated is a general partner but does not have control of the partnership as a result of either substantive kick-out or participating rights held by the limited partners. Equity investments are carried at Federated’s share of net assets and are included in either “Investments” or “Other long-term assets” on the Consolidated Balance Sheets dependent upon management’s ability and intent to sell the investment. The proportionate share of income or loss is included in “Revenue – Other, net” in the Consolidated Statements of Income.

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

(g) Restricted Cash Equivalents

Restricted cash equivalents represent an investment in a third-party sponsored money market account held in escrow as required by an agreement with certain sponsored mutual funds. The restricted cash equivalents represent a return of shareholder service fees to various sponsored mutual funds resulting from an administrative delay in the implementation of contractual terms. The restricted cash equivalents are being distributed to various mutual funds over a period not to exceed 18 months, which ended in January 2007 in accordance with a payment schedule established by the independent boards of directors/trustees of the mutual funds. The offsetting obligation to the mutual funds is recorded as a current liability in “Accounts payable and accrued expenses – affiliates” (see Note (20)). All interest earned on the escrow account is payable to the mutual funds.

30 Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

(h) Investments

Investments include trading and available-for-sale securities held by Federated. Federated’s trading securities primarily represent investments in investment-grade debt instruments held by certain sponsored equity and fixed-income products which are consolidated by Federated as a result of Federated’s relationship as the primary beneficiary of the product (see Note (4)). Trading securities are carried at fair value based on quoted market prices. Federated’s trading securities held at December 31, 2006 and 2005 are classified as current and are included in “Investments” on the Consolidated Balance Sheets. Changes in the fair values of trading securities are recognized in “Gain on securities, net” in the Consolidated Statements of Income.

Federated’s available-for-sale securities include investments in fluctuating-value mutual funds and asset-backed securities. These investments are carried at fair value based on quoted market prices or, in the absence of quoted market prices, discounted cash flows. These investments are classified as current or long-term assets and are included in “Investments” or “Other long-term assets,” respectively, on the Consolidated Balance Sheets based on management’s ability or intention to sell the investment. The unrealized gains or losses on securities available-for-sale are included net of tax in “Accumulated other comprehensive income, net of tax” on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific-identification basis and recognized in “Gain on securities, net” in the Consolidated Statements of Income.

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

(i) Derivatives

From time to time, Federated may consolidate a sponsored investment product that holds freestanding derivative financial instruments for trading purposes. Federated recognizes derivative instruments at fair value and records the changes in fair value in Nonoperating Income (Expenses) on the Consolidated Statements of Income. Federated may also enter into derivative financial instruments to hedge price or interest-rate exposures with respect to seed investments in sponsored products or to hedge foreign-currency exchange risk. As of and for the years ending December 31, 2006 and 2005, Federated did not hold any derivatives designated in a formal hedge relationship under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(j) Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from one to 25 years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or their respective lease terms. As property and equipment are taken out-of-service, the cost and related accumulated depreciation and amortization are removed and any residual net book value is reflected as a loss in “Nonoperating Income (Expenses)—Other, net” in the Consolidated Statements of Income.

Management reviews the remaining useful lives and carrying values of property and equipment to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decrease in the market price of the asset, an accumulation of costs significantly in excess of the amount originally expected in the acquisition or development of the asset, historical and projected cash flows associated with the asset and an expectation that the asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Should there be an indication of a change in the useful life or an impairment in value, Federated compares the carrying value of the asset to the probability-weighted undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to fair value determined based on prices of similar assets if available or discounted cash flows. Impairment adjustments are recognized in “Operating Expenses – Other” in the Consolidated Statements of Income.

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

2006 Annual Report 31

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

(l) Intangible Assets

Intangible assets, consisting primarily of goodwill, customer relationship intangible assets and noncompete agreements acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of acquisition. The discounted cash flow model considers various factors to project future cash flows expected to be generated from the asset. Given the investment advisory nature of Federated’s business and of the businesses acquired over the years, these factors typically include: (1) an estimated rate of change for underlying managed assets; (2) expected revenue per managed asset; (3) incremental operating expenses; (4) useful life of the acquired asset; and (5) a discount rate. Management estimates a rate of change for underlying managed assets based on a combination of an estimated rate of market appreciation or depreciation and an estimated net redemption or sales rate. Expected revenue per managed asset, incremental operating expenses and the useful life of the acquired asset are generally based on contract terms and historical experience. The discount rate is estimated at the current market rate of return. After the fair value of all separately identifiable assets has been estimated, the cost of the acquisition in excess of the sum of the fair values of these assets is allocated to goodwill.

Federated tests goodwill for impairment at least annually or when indicators of potential impairment exist. Federated uses a two-step process to test for and measure impairment that begins with an estimation of the fair value of its reporting unit. This first step is a screen for potential impairment, and if impairment has occurred, the second step measures the amount of impairment.

Federated amortizes separately identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used. Federated uses either the straight-line or an accelerated method of amortization after considering specific characteristics of the underlying fund shareholder base to forecast the pattern in which the economic benefits will be consumed, including fund shareholder behavior, demographics and persistency levels. The assets are amortized over their estimated useful lives, which range from 5 to 14 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or impairment in value, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to its fair value determined using discounted cash flows. Federated writes-off the cost and accumulated amortization balances for all fully amortized intangible assets.

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

For share classes that do not charge both a distribution fee and CDSC, Federated expenses the cost of the upfront commission in “Marketing and distribution” in the Consolidated Statements of Income as incurred and credits “Marketing and distribution” for any CDSCs collected.

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

32 Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

fund asset to determine whether an impairment has occurred. Management writes down these asset and debt balances to fair value when reasonably estimable expected future cash flows indicate that cash flows will not be sufficient to fully amortize the remaining deferred sales commission asset and nonrecourse debt balance.

(n) Foreign Currency Translation

The balance sheets of certain wholly owned foreign subsidiaries of Federated are translated at the current exchange rate as of the end of the accounting period and the related income or loss is translated at the average exchange rate in effect during the period. Net exchange gains and losses resulting from these translations are excluded from income and are recorded in “Accumulated other comprehensive income, net of tax” on the Consolidated Balance Sheets. Foreign currency transaction gains and losses relating to Federated’s foreign subsidiaries are reflected in “Operating Expenses – Other” in the Consolidated Statements of Income.

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

(p) Revenue Recognition

Revenue from providing investment advisory, administrative and other services (including distribution, shareholder servicing and retirement plan recordkeeping) is recognized during the period in which the services are performed. Investment advisory, administrative and the majority of other service fees are based principally on the net asset value of the investment portfolios that are managed or administered by Federated. Federated may waive certain fees for competitive reasons, to meet regulatory requirements (including settlement-related (see Note (22)(c))) or to meet contractual requirements. Federated waived fees of $338.5 million, $383.4 million and $354.5 million for the years ended December 31, 2006, 2005 and 2004, respectively, nearly all of which was for competitive reasons.

Federated has contractual arrangements with third parties to provide certain fund-related services. Management considers various factors to determine whether Federated’s revenue should be recorded based on the gross amount payable by the funds or net of payments to third-party service providers. Management’s analysis is based on whether Federated is acting as the principal service provider or is performing as an agent. The primary factors considered include: (1) whether the customer holds Federated or the service provider responsible for the fulfillment and acceptability of the services to be provided; (2) whether Federated has any practical latitude in negotiating the price to pay a third-party provider; (3) whether Federated or the customer selects the ultimate service provider; and (4) whether Federated has credit risk in the arrangement. Generally, the less the customer is directly involved with or participates in making decisions regarding the ultimate third-party service provider, the more supportive the facts are that Federated is acting as the principal in these transactions and should therefore report gross revenues. As a result of considering these factors, investment advisory fees, distribution fees and certain other service fees are recorded gross of payments made to third parties. In the case of shareholder services, the funds contract directly with financial intermediaries for the provision of shareholder services as a result of contractual changes implemented in May 2006. As such, Federated is not entitled to and therefore does not record shareholder service fee revenue from the funds on assets serviced by a third-party intermediary. Prior to May 2006, Federated acted as an agent and recorded shareholder service fees net of certain third-party payments. Third-party payments for shareholder services recorded as an offset to revenue for the years ended December 31, 2006, 2005 and 2004 were $75.8 million, $199.3 million and $165.8 million, respectively.

(q) Share-Based Compensation

Effective January 1, 2006, Federated adopted the fair-value-recognition provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) “Share-Based Payment” (SFAS 123(R)) using the modified prospective method. Under this method, Federated recognizes compensation costs based on grant-date fair value for all share-based awards granted, modified or settled after January 1, 2006, as well as for any awards that were granted prior to adoption for which requisite service has not been provided as of January 1, 2006. Under the modified prospective method, prior periods are not restated for the effect of SFAS 123(R). For prior periods, Federated used the fair-value-based method of accounting for share-based awards under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 123) for all awards granted, modified or settled in 2003 through 2005. For all employee-related stock-option awards granted prior to 2003 with no subsequent modifications, Federated had applied the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations. Under APB 25, compensation expense was not recognized for stock-option awards granted with an exercise price equal to or greater than the market value of Federated’s Class B common stock on the date of grant.

Federated issues shares for share-based awards from treasury stock. Federated estimates the grant-date fair value of stock options using the Black-Scholes option-pricing model. For restricted stock awards, the fair value of the award is calculated as the difference between the market value of Federated’s Class B common stock on the date of grant and the purchase price paid by the employee. Federated’s

2006 Annual Report 33

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

awards are generally subject to graded vesting schedules. Compensation expense is adjusted for estimated forfeitures and is recognized on a straight-line or modified straight-line basis over the requisite service period of the award. Forfeiture assumptions are evaluated on a quarterly basis and updated as necessary.

For awards granted prior to the adoption of SFAS 123(R) with provisions that allow for accelerated vesting upon retirement, Federated recognizes expense over the vesting period of the awards, regardless of the employee’s attainment of retirement age. Subsequent to its adoption of SFAS 123(R), for all newly granted awards, Federated recognizes expense over the shorter of the vesting period or the period between grant date and the date on which the employee meets the minimum age requirement for retirement.

Had compensation costs for all stock options and employee restricted stock been determined based upon fair values at the grant dates in accordance with SFAS 123(R), Federated would have experienced net income and earnings per share similar to the pro forma amounts indicated below for the years ended December 31,

in thousands, except per share data	2005	2004
Net income	$160,283	$181,179
Add back: Share-based employee compensation expense included in reported net income, net of related tax effects	2,181	540
Deduct: Total Share-based employee compensation expense determined under fair-value-based method for all awards[1], net of related tax effects	(5,401)	(2,884)

Pro forma net income	$157,063	$178,835

Earnings per share:
Basic earnings per share	$1.51	$1.68
Pro forma basic earnings per share	$1.48	$1.66

Diluted earnings per share	$1.48	$1.64
Pro forma diluted earnings per share	$1.45	$1.62

[1]	“All awards” refers to awards granted, modified or settled on or after January 1, 1995, as required by SFAS 123.

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

(u) Earnings Per Share

Earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share,” which requires that both basic and diluted earnings per share be presented. Basic earnings per share is based on the weighted-average number of common shares outstanding during each period excluding nonvested restricted stock. Diluted earnings per share are based on basic shares as determined above plus nonvested restricted stock using the treasury stock method and incremental shares that would be issued upon the assumed exercise of in-the-money stock options provided the assumed exercise is in fact dilutive under the treasury stock method.

34 Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

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

(y) Recent Accounting Pronouncements

SFAS 157 – In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. Management is currently evaluating this standard and its impact, if any, on the financial statements.

FIN 48 – In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” (FIN 48). This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The two-step process prescribed by FIN 48 for evaluating a tax position involves first determining whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities. The second step then requires a company to measure the tax position benefit as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. Management has substantially completed its analysis of the impact of adopting FIN 48 and, based on that analysis, has concluded that the adoption will not have a material impact on the financial statements.

(2) Business Combinations and Acquisitions

MDTA LLC

In the third quarter 2006, Federated acquired MDTA LLC (MDTA) which, through its registered investment advisory division, MDT Advisers, managed approximately $6.7 billion in invested assets as of July 14, 2006 (MDT Acquisition). MDTA grew its business using quantitative investment techniques, having successfully developed a disciplined quantitative process to invest in equities. As a result of the acquisition, Federated has enhanced its product offerings by creating a quantitative line of equity mutual funds to complement Federated’s existing equity products. Federated acquired approximately 89 percent of the outstanding equity interests of MDTA in July 2006 and paid approximately $102.0 million in cash as upfront purchase price. As of December 31, 2006, Federated incurred $1.2 million in transaction costs directly attributable to the MDT Acquisition. The remaining 11 percent minority interest was held by various MDTA employees and was subject to a put/call option whereby the minority interest holders could put their interest to Federated in January 2007 or Federated could call the interests in June 2007. The minority interest holders exercised their put option in January 2007. Federated paid approximately $8.0 million in cash as additional purchase price to acquire the remaining 11 percent on January 9, 2007. For financial reporting purposes, beginning July 14, 2006, Federated consolidated 100 percent of MDTA’s operations into the Consolidated Statements of Income and accounted for the $8.0 million in minority interests as a short-term financing of upfront purchase price (included in “Other current liabilities – affiliates” at December 31, 2006).

2006 Annual Report 35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

The acquisition agreement provides for additional annual purchase price payments over the three-year period following the acquisition closing date based upon growth in revenues during that period. The contingent purchase price payments, which could aggregate as much as $130.0 million, will be recorded as additional goodwill at the time the contingency is resolved.

Federated has engaged external valuation experts to determine the fair value of the identifiable intangible assets. Although preliminary results of the external valuation are reflected in both the Consolidated Financial Statements as of and for the year ended December 31, 2006 and the related footnotes, the final purchase price allocation may result in adjustments to this preliminary valuation and such adjustments may be material. Preliminary valuation results indicate $46.7 million of the purchase price is assignable to identifiable intangible assets with a weighted-average useful life of 9.7 years. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisition closing date.

in millions	As of July 14, 2006
Investments (primarily investments of consolidated private investment funds)[1]	$15.2
Other current assets	1.9
Intangible assets
Customer relationships (10-year weighted-average useful life)	39.9
Noncompete (8-year weighted-average useful life)	6.8
Goodwill	68.8
Software (4-year weighted-average useful life)	3.0
Other long-term assets	1.3

Total assets acquired	136.9

Current liabilities[2]	(2.2)
Long-term deferred tax liability	(7.3)
Other long-term liabilities[2]	(1.3)
Minority interests in private investment funds[1]	(15.2)

Total assumed liabilities and minority interest	(26.0)

Total purchase price	$110.9

[1]	Subsequent to the acquisition and as of December 31, 2006, all but $0.5 million of the assets of the private funds were distributed to liquidate all but one of the private investment funds.
[2]

$0.6 million of the current liabilities balance and $1.1 million of the other long-term liabilities balance represent the present value of net future payments due under certain MDTA operating contracts which offer no future benefit to Federated. Payments made under these contracts will reduce these liabilities and will continue through July 2010.

Of the total customer relationship assets, approximately $14.9 million will be amortized on an accelerated basis over a ten-year useful life. The remaining $25.0 million in customer relationship assets, the noncompete asset and the software assets will be amortized on a straight-line basis over their respective useful lives. Of the total goodwill, approximately $48 million is expected to be deductible for tax purposes.

The following table summarizes unaudited pro forma financial information assuming the MDT Acquisition occurred at the beginning of the periods presented. This pro forma financial information is for informational purposes only and is not indicative of actual results that would have occurred had the MDT Acquisition been completed on the assumed dates and it is not indicative of future results. In addition, the following pro forma financial information has not been adjusted to reflect any operating efficiencies that may be realized as a result of the MDT Acquisition.

in thousands, except per share data	2006	2005
Revenue	$993,149	$910,093
Income from continuing operations	$189,262	$148,239
Net income	$195,943	$147,548
Income from continuing operations per basic share	$1.81	$1.40
Income from continuing operations per diluted share	$1.78	$1.37
Net income per basic share	$1.88	$1.39
Net income per diluted share	$1.84	$1.36

36 Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

The pro forma results include adjustments for the following: (1) to adjust for the effect of acquisition-related expenses including compensation and related, depreciation and amortization, interest and income tax expense; (2) to conform the accounting for share-based payments across all periods presented by assuming the adoption of SFAS 123(R) occurred at the beginning of the periods presented; and (3) to eliminate certain revenue and expense attributable to certain historical operations of MDTA which were not acquired by Federated.

Alliance Capital Management L.P.

During the second quarter 2005, Federated completed the acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition). As a result of the acquisition, approximately $19.3 billion in assets from 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services were transitioned into Federated money market funds. The upfront cost of this acquisition was $27.1 million, which included $25.0 million in purchase price and $2.1 million in transaction costs. The purchase agreement also provides for contingent purchase price payments payable over five years. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first contingent purchase price payment totaling $10.7 million was paid in the second quarter 2006. At current asset levels, these additional payments would approximate $69 million over the remaining four-year period, of which $10.3 million was accrued in “Other current liabilities – other” as of December 31, 2006 and will be paid in the second quarter of 2007. Federated began recognizing revenue and expenses related to the acquired assets in the Consolidated Statements of Income as of the acquisition date and allocated the cost of the acquisition to the acquired assets based on their estimated fair values as of the acquisition date. Federated recorded two investment advisory contract intangible assets totaling $23.4 million. These assets are being amortized on an accelerated basis over a weighted-average amortization period of nine years. Federated also recorded an intangible asset of $5.0 million representing the fair value of the noncompete agreement obtained from Alliance. This asset is being amortized on a straight-line basis over a seven-year useful life. Goodwill of $19.6 million, which represents the excess recorded costs of this acquisition over the fair value of the investment advisory contract and noncompete agreement intangible assets, has been recorded as of December 31, 2006 and is deductible for tax purposes.

Other Acquisitions

In the first quarter 2006, assets of an equity mutual fund previously advised by Wayne Hummer Asset Management Company, a direct subsidiary of Wintrust Financial Corporation, totaling approximately $158 million were acquired by a sponsored mutual fund. As a result of the transaction, Federated recorded a customer relationship intangible asset, which is being amortized on an accelerated basis over a seven-year useful life.

In the first quarter 2006, Federated purchased the non-controlling interest in Passport Research II, Ltd. (Passport II), a registered investment advisor organized as a limited partnership between an indirect, wholly owned subsidiary of Federated and Edward D. Jones & Co. As a result of the transaction, the partnership was dissolved and the Passport II minority interest is no longer recorded. As part of the transaction, Federated recorded a customer relationship intangible asset, which is being amortized on an accelerated basis over a nine-year useful life, and goodwill.

On December 30, 2005, Federated acquired all outstanding interests in Federated Asset Management GmbH (FAM), the German joint-venture company in which Federated held a 50% interest since 1998. In so doing, Federated obtained financial control of FAM, which serves as an administrator of separate accounts and distributor of Federated offshore fund products in Germany and other German-speaking countries in Europe. This transaction was accounted for using the purchase method of accounting and as a result, Federated consolidated the assets and liabilities of FAM in its Consolidated Balance Sheet as of December 31, 2005 based on their fair values and beginning January 1, 2006, Federated consolidated 100 percent of FAM’s operations into the Consolidated Statements of Income.

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

(3) Discontinued Operations

(a) Sale of Federated’s Clearing Business

In the third quarter 2006, an indirect, wholly owned subsidiary of Federated completed the sale of certain assets associated with its TrustConnect® mutual fund processing business (the Clearing Business) to Matrix Settlement and Clearance Services, LLC, one of the leading providers of mutual fund clearing and settlement processing for banks, trust companies and 401(k) providers. The sale was completed over a series of closings, which began in the first quarter 2006 and was completed in the third quarter 2006. The assets

2006 Annual Report 37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

included in the sale of the Clearing Business consisted primarily of customer relationships, customer contracts and intellectual property, which had no recorded carrying values on Federated’s Consolidated Balance Sheets. In exchange for the assets of the Clearing Business, Federated received upfront cash consideration on a pro-rata basis as the closings occurred, totaling $7.7 million. In addition, Federated is entitled to receive contingent consideration due in the third quarter 2008 if certain revenue targets are met. The contingent consideration will be calculated as a percentage of net revenue above a specific threshold directly attributed to the Clearing Business. After taking selling costs into consideration, Federated recognized a gain on the sale of the Clearing Business of $3.7 million, net of tax expense of $2.7 million. The majority of this gain, or $3.2 million, was recorded in the second quarter 2006 and $0.6 million was recorded in the third quarter 2006. This gain on sale was included in “Discontinued operations, net of tax” on the Consolidated Statements of Income for the year ended December 31, 2006.

Federated incurred $0.6 million in severance expense related to this sale; $0.3 million of which was recorded in “Discontinued operations, net of tax” during 2006. As of December 31, 2006, all severance payments have been made.

The results of operations of the Clearing Business included in “Discontinued operations, net of tax,” were as follows for the years ended December 31:

in thousands	2006	2005	2004
Net revenue from discontinued operations	$6,035	$13,367	$13,337
Pre-tax income from discontinued operations	1,548	4,142	5,531
Income tax expense	673	1,824	2,347

Income from discontinued operations, net of tax	$875	$2,318	$3,184

Also included in “Discontinued operations, net of tax” in 2006 is a $2.1 million reversal of a deferred tax asset valuation allowance for the portion of Federated’s capital loss carryforwards that will be utilized as a result of the capital gain on the sale of the Clearing Business.

(b) Sale of InvestLink Technologies, Inc.

During the third quarter 2005, Federated sold its interest in InvestLink Technologies, Inc., an indirect, wholly owned subsidiary (InvestLink), to an independent third party. InvestLink’s primary business was to provide software-related solutions for third-party administrators of defined contribution plans. The sale resulted in the disposal of $1.8 million in total InvestLink net assets, which consisted primarily of $0.8 million of goodwill, $0.7 million of fixed assets and $0.3 million of receivables/accrued revenues. After taking selling costs into consideration, Federated recognized a loss on the sale of InvestLink of $1.7 million, which included tax expense of $0.3 million. This loss on sale was included in “Discontinued operations, net of tax” on the Consolidated Statements of Income for the year ended December 31, 2005.

The results of operations of InvestLink, also included in “Discontinued operations, net of tax,” were as follows for the years ended December 31, 2005 and 2004. There was no activity related to InvestLink during the year ended December 31, 2006.

in thousands	2005	2004
Net revenue from discontinued operations	$1,385	$3,615
Pre-tax loss from discontinued operations	(1,750)	(1,015)
Income tax benefit	(612)	(354)

Loss from discontinued operations, net of tax	$(1,138)	$(661)

(c) Sale of Federated’s Transfer Agency Business

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

38 Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

The results of operations of the transfer agency business included in “Discontinued operations, net of tax” were as follows for the years ended December 31, 2005 and 2004. There was no activity related to the transfer agency business during the year ended December 31, 2006.

in thousands	2005	2004
Net revenue from discontinued operations	$0	$14,738
Pre-tax (loss) income from discontinued operations	(290)	3,018
Income tax (benefit) expense	(101)	1,056

(Loss) income from discontinued operations, net of tax	$(189)	$1,962

(4) Variable Interest Entities

Federated is involved with various entities in the normal course of business that may be deemed to be variable interest entities (VIEs). In 2006 and 2005, Federated determined that it was the primary beneficiary of certain VIEs and, as a result, consolidated the assets, liabilities and operations of these VIEs in its Consolidated Financial Statements.

(a) Consolidated VIEs

Under FIN 46, most of Federated’s sponsored mutual funds meet the definition of a VIE. In 2006 and 2005, Federated invested in certain newly launched products sponsored by Federated in order to provide investable cash to the product thereby allowing the product to establish a performance history. As the sole or majority investor in these various new products, Federated was deemed to be the primary beneficiary. At December 31, 2006, the aggregate assets and debt of the products that Federated consolidated were $9.9 million and $0.7 million, respectively, and Federated recorded $0.5 million to “Minority interest” on Federated’s Consolidated Balance Sheets. At December 31, 2005, the aggregate assets and debt of the products that Federated consolidated were $36.0 million and $0.1 million, respectively, and Federated recorded $0.7 million to “Minority interest” on Federated’s Consolidated Balance Sheets. The assets of the products are primarily classified as “Investments” on Federated’s Consolidated Balance Sheets. Neither creditors nor equity investors in the products have any recourse to Federated’s general credit.

(b) Non-Consolidated VIEs

Federated acts as the investment manager for certain investment products which are deemed to be VIEs. In addition to Federated’s involvement as the investment manager, Federated may also hold investments in these products. The products generally include domestic and offshore money market and fluctuating-value fund products, closed-end fixed-income funds and a group trust. Federated is not the primary beneficiary of these VIEs and therefore Federated has not consolidated these entities. As of December 31, 2006, total assets under management in these investment products approximated $175.5 billion. Federated’s investments in these products represent its maximum exposure to loss. As of December 31, 2006, Federated’s investment in these investment products was $18.0 million, $16.8 million of which was invested in money market products.

At December 31, 2006, Federated also acted as the investment manager for three collateralized debt obligations (CDOs) which meet the definition of a VIE. The CDOs are alternative investment vehicles created for the sole purpose of issuing collateralized debt instruments that offer investors the opportunity for returns that vary with the risk level of their investment. The notes issued by the CDOs are backed by diversified portfolios consisting primarily of structured debt and had original expected maturities of twelve years. As of December 31, 2006, aggregate total assets and aggregate total obligations of the CDOs approximated $1.2 billion and $1.3 billion, respectively. Federated holds a $1.5 million investment in one of these CDOs, which represents Federated’s maximum risk of loss.

(5) Investments

Investments as of December 31, 2006 and 2005 included trading and available-for-sale securities. At December 31, 2006, Federated held investments totaling $6.5 million in fluctuating-value mutual funds which were classified as current and included in “Investments” on the Consolidated Balance Sheets. A $1.5 million investment outstanding at December 31, 2006 was classified as long-term and was included in “Other long-term assets” on the Consolidated Balance Sheets. All investments held as of December 31, 2005 were classified as current and were included in “Investments” on the Consolidated Balance Sheets.

Federated’s trading securities totaled $9.6 million and $36.4 million at December 31, 2006 and 2005, respectively. Federated consolidated certain sponsored products into its Consolidated Financial Statements in 2006 and 2005 as a result of Federated’s controlling financial interest in the products (see Note (4)). As a result, all investments held by these sponsored products were included in Federated’s Consolidated Balance Sheet as of December 31, 2006 and 2005 as trading securities. These investments primarily represented investment-grade debt securities.

2006 Annual Report 39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

Available-for-sale securities (see Note (1)(h)) were as follows:

		Gross Unrealized		Estimated Market Value
in thousands	Cost	Gains	(Losses)
At December 31, 2006
Fluctuating-value mutual funds	$6,558	$101	$(112)	$6,547
Asset-backed Securities[1]	1,499	0	0	1,499

Total available-for-sale securities	$8,057	$101	$(112)	$8,046

At December 31, 2005

Fluctuating-value mutual funds	$1,801	$206	$0	$2,007

1	In the fourth quarter 2006, Federated launched a $1.0 billion CDO. The CDO, which meets the definition of a VIE, invests primarily in high-grade, asset-backed securities and offers investors opportunity for returns that vary with the risk level of their investment. The CDO has a term to maturity of 40 years and an expected life of 10 years.

At December 31, 2005, Federated consolidated three derivative financial instruments included in the investment portfolio of a wholly owned sponsored mutual fund. One such instrument was a total-return swap with a notional amount of $4.5 million and fair value of $0.1 million. The other two instruments were futures contracts with an aggregate notional value of $0.5 million. The futures contracts settled daily and as such, had no carrying value at December 31, 2005. Federated held no such instruments at December 31, 2006.

The following table presents gains and losses recognized in the Consolidated Statements of Income in connection with investments for the years ended December 31:

in thousands	2006	2005	2004
Unrealized gain on trading securities	$169	$34	$28
Realized gains[1]	586	256	12
Realized losses[2]	(197)	(27)	(3)

Gain on securities, net	$558	$263	$37

1	Of the realized gains, $237, $71 and $11 related to the disposal of available-for-sale securities in 2006, 2005 and 2004, respectively.
2	Of the realized losses recognized in 2006, $190 related to the disposal of trading securities. The realized losses recognized in 2005 and 2004 related entirely to the disposal of trading securities.

(6) Intangible Assets and Goodwill

Federated’s identifiable intangible assets consisted of the following at December 31:

	2006			2005
in thousands	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value
Customer relationships[1]	$143,723	$(53,975)	$89,748	$97,923	$(37,821)	$60,102
Noncompete agreements[2]	27,263	(16,580)	10,683	20,448	(13,725)	6,723
Other	12	(6)	6	12	(5)	7

Total identifiable intangible assets[3]	$170,998	$(70,561)	$100,437	$118,383	$(51,551)	$66,832

1	Weighted average amortization period of 10.0 years
2	Weighted average amortization period of 6.7 years
3	Weighted average amortization period of 9.5 years

During 2006, Federated recorded $45.8 million of customer relationship intangible assets primarily in connection with the MDT Acquisition. These assets are being amortized over a weighted-average useful life of 9.8 years on an accelerated or straight-line basis consistent with the expected pattern in which the economic benefits of the asset will be consumed. Federated also recorded an intangible asset of $6.8 million representing the fair value of the noncompete agreement obtained from MDTA. This asset is being amortized on a straight-line basis over an eight-year useful life. See Note (2) for a complete discussion on recent acquisitions.

40 Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

Amortization expense for identifiable intangible assets was $19.0 million, $14.2 million and $10.7 million in 2006, 2005 and 2004, respectively. Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five years following December 31, 2006 assuming no new acquisitions or impairments:

in thousands
2007	$19,256
2008	17,196
2009	15,927
2010	14,840
2011	9,879

Goodwill at December 31, 2006 and 2005 was $388.2 million and $303.2 million, respectively. During 2006, Federated recorded $85.0 million of goodwill primarily in connection with the MDT Acquisition ($69.0 million) and the Alliance Acquisition ($12.6 million). See Note (2) for additional information.

(7) Property and Equipment

Property and equipment consisted of the following at December 31:

in thousands	Estimated Useful Life	2006	2005
Computer software and hardware[1]	1 to 5 years	$28,579	$24,065
Transportation equipment	3 or 25 years	11,876	11,876
Leasehold improvements	Up to term of lease	9,081	8,726
Office furniture and equipment	4 to 10 years	6,895	7,556

Total cost/fair value		56,431	52,223
Accumulated depreciation and amortization[2]		(32,263)	(30,217)

Property and equipment, net		$24,168	$22,006

1	Amounts include $341 and $1,128 recorded under capital lease arrangements for 2006 and 2005, respectively.
2	Amounts include $99 and $786 related to capital lease arrangements for 2006 and 2005, respectively.

Depreciation and amortization expense from continuing operations was $6.0 million, $6.0 million and $7.2 million for the years ended December 31, 2006, 2005 and 2004, respectively, and included the depreciation of assets recorded under capital lease arrangements.

(8) Other Current Liabilities – Other

Federated’s “Other current liabilities – other” as of December 31, 2006 included $10.3 million related to the contingent purchase price of the Alliance Acquisition. See Note (2) for additional information on this acquisition. Also included at December 31, 2006 was $7.5 million related to an insurance recovery for a claim submitted to cover costs associated with the internal review, government investigations into past mutual fund trading practices and related civil litigation (see Note (22)(c)). The retention of this advance payment is contingent upon the approval of the claim. In the event that all or a portion of the claim is denied, Federated will be required to repay all or a portion of this advance payment. Because the outcome of this claim is uncertain at this time, Federated recorded the advance payment as a liability and will continue to evaluate the contingency until it is resolved.

Federated’s “Other current liabilities – other” as of December 31, 2005 included $8.4 million related to the purchase price of the Alliance Acquisition. See Note (2) for additional information on this acquisition.

(9) Recourse Debt

On October 31, 2006, Federated entered into a five-year $200 million Revolving Credit Facility with an option to increase it to $300 million during the term of the facility upon commitment from the lenders (the Credit Facility). Borrowings under the Credit Facility would bear interest, at the option of Federated, at a defined prime rate or at a spread dependent upon its debt rating over the London Interbank Offering Rate or Federal Funds effective rate. Under the Credit Facility, Federated will pay a facility fee based on its debt credit rating, currently 7.5 basis points, and can make cash payments for stock repurchases or shareholder dividend payments as long as liquidity of no less than $10 million is maintained during the payment period. Certain subsidiaries entered into a Continuing Agreement of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the Credit Facility. The Credit Facility also includes financial and non-financial covenants. The Credit Facility, which replaced the prior $150 million 364-day credit facility, expires October 31, 2011, and will be used for general corporate purposes.

See Note (14) for information on capital leases.

2006 Annual Report 41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

(10) Deferred Sales Commissions and Nonrecourse Debt

Deferred sales commissions consisted of the following at December 31:

in thousands	2006	2005
Deferred sales commissions on B-shares, net	$108,539	$154,544
Other deferred sales commissions, net	3,747	3,018

Deferred sales commissions, net	$112,286	$157,562

Since 1997, Federated has funded sales commissions paid for Class B shares of sponsored mutual funds under various arrangements with independent third parties by selling its right to future cash flow streams associated with the B-share deferred sales commissions. As a result of these funding arrangements, Federated has recorded nonrecourse debt, which comprised the following at December 31:

	Weighted-Average Interest Rates at December 31,		Remaining Amortization Period at December 31, 2006
dollars in thousands	2006	2005		2006	2005
Financings between April 1997 and September 2000	8.60%	8.30%	1.8	$8,738	$23,843
Financings between October 2000 and December 2003	4.79%	5.14%	5.0	53,632	86,445
Financings between January 2004 and December 2006	5.78%	5.16%	8.0	50,617	49,496

Total nonrecourse debt				$112,987	$159,784

Federated’s nonrecourse debt does not contain a contractual maturity but is amortized up to eight years dependent upon the cash flows of the related B-share fund assets, which are applied first to interest and then principal. Interest rates are imputed based on current market conditions at the time of issuance.

Management performs recoverability analyses of the deferred sales commission assets and nonrecourse debt related to B-share financings. The evaluations performed in 2006 and 2005 indicated that future cash flows related to financings closed through September 2000 will not be sufficient to fully amortize the related asset and debt balances. As such, in addition to the normal amortization occurring during the year based on B-share-related distribution, shareholder service and CDSC fee cash flows, the B-share-related deferred sales commission asset balance was written down by $2.2 million and $87.9 million during 2006 and 2005, respectively, while the nonrecourse debt was written down by $2.2 million and $88.0 million during 2006 and 2005, respectively. There was no material impact on the results of operations as a result of this write-down.

On December 27, 2006, Federated amended its agreement with an independent financial institution for funding of the B-share sales commissions to extend the program through February 28, 2007. Federated expects to sign a definitive agreement with an independent financial institution, effective March 1, 2007, to continue funding B-share sales commissions through December 31, 2009.

(11) Employee Benefit Plans

(a) 401(k)/Profit Sharing Plan

Federated offers a 401(k) plan covering substantially all employees. Under the 401(k) plan, employees can make salary deferral contributions at a rate of 1% to 50% of their annual compensation (as defined in the 401(k) plan), subject to Internal Revenue Code limitations. Federated makes a matching contribution in an amount equal to 100% of the first 2% that each participant defers and 50% of the next 4% of deferral contributions. Forfeitures of nonvested matching contributions are used to offset future matching contributions.

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

Matching contributions to the 401(k) plan recognized in “Compensation and related” expense amounted to $3.2 million, $3.0 million and $2.9 million for 2006, 2005 and 2004, respectively.

A Federated employee becomes eligible to participate in the Profit Sharing Plan upon the first day of employment. The Profit Sharing Plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the Profit Sharing Plan in 2006, 2005 or 2004. At December 31, 2006, the Profit Sharing Plan held 1.2 million shares of Federated Class B common stock.

42 Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

(b) Employee Stock Purchase Plan

Federated offers an Employee Stock Purchase Plan which allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares under the plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2006, 82,667 shares were purchased by the plan on the open market since the plan’s inception in 1998.

(12) Share-Based Compensation Plans

Federated’s long-term stock-incentive compensation has been provided for under the Stock Incentive Plan (the Plan), as amended and subsequently approved by shareholders in April 2002 and April 2006. Share-based awards are granted to reward Federated’s employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated. Since the Plan’s inception, a total of 23.6 million shares of Class B common stock have been authorized for granting share-based awards in the form of restricted stock, stock options or other share-based awards. As of December 31, 2006, 4.9 million shares are available under the Plan.

Federated’s net income for the year ended December 31, 2006 included $10.6 million of compensation costs and $4.0 million of income tax benefits related to share-based awards. Federated’s net income for the year ended December 31, 2005 included $4.3 million of compensation costs and $1.5 million of income tax benefits related to share-based awards. Federated’s net income for the year ended December 31, 2004 included $1.6 million of compensation costs and $0.6 million of income tax benefits related to share-based awards. At December 31, 2006, there was approximately $44.6 million of total unrecognized compensation cost related to share-based awards, which is expected to be recognized over a weighted-average period of 6.4 years.

For the year ended December 31, 2006, Federated recorded $4.4 million of share-based compensation expense in “Income from continuing operations before income taxes” and $2.8 million of share-based compensation expense in “Net income” related to Federated’s adoption of SFAS 123(R). This expense had the effect of reducing both basic and diluted earnings per share for the year ended December 31, 2006 by $0.03.

(a) Restricted Stock

Federated’s restricted stock awards represent shares of Federated Class B common stock that may be sold by the awardee only once the restrictions lapse, as dictated by the terms of the award. The awards are generally subject to graded vesting schedules that vary in length from three to ten years with a portion of the award vesting each year, as dictated by the terms of the award. For an award with a ten-year vesting period, the restrictions typically lapse on approximately the fifth- and tenth-year anniversaries of the grant date for the vested portion of the award. Certain restricted stock awards granted pursuant to a key employee bonus program have a three-year graded vesting schedule with restrictions lapsing at each vesting date. During the period of restriction, the recipient receives dividends on all shares awarded, regardless of their vesting status.

The following table summarizes activity of non-vested restricted stock awards for the year ended December 31, 2006:

	Restricted Shares	Weighted- Average Grant- Date Fair Value
Non-vested at January 1, 2006	1,009,343	$26.71
Granted[1]	777,596	$32.05
Vested	(118,167)	$28.10
Forfeited	(133,544)	$26.78

Non-vested at December 31, 2006	1,535,228	$29.30

[1]

During the first quarter of 2006, Federated awarded 171,596 shares of restricted Federated Class B common stock in connection with a bonus program in which certain key employees received a portion of their bonus in the form of restricted stock under the Plan. This restricted stock, which was granted on the bonus payment date, was issued out of treasury and will vest over a three-year period. During the second quarter of 2006, Federated awarded 606,000 shares of restricted Federated Class B common stock to certain key employees.

Federated awarded 777,596 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $32.05 to employees during 2006; awarded 679,796 shares of restricted Class B common stock with a weighted-average grant-date fair value of $27.52 during 2005; and awarded 362,000 shares of restricted Class B common stock with a weighted-average grant-date fair value of $25.53 during 2004.

The total fair value of restricted stock vested during 2006, 2005 and 2004 was $4.1 million, $0.7 million and $29.4 million, respectively.

(b) Stock Options

The outstanding stock options were granted with exercise prices that equaled or exceeded the market price of Federated’s Class B common stock on the grant date. The options generally have graded vesting schedules that vary in length from three to ten years and in certain cases, may contain accelerated vesting provisions based upon the attainment of specific performance criteria. The stated exercise period is typically a one-year period following the date on which the entire award becomes fully vested. Each vested option may be

2006 Annual Report 43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

exercised for the purchase of one share of Class B common stock at the exercise price. In some cases, Federated awarded stock options with no requisite service requirement. These options, which were fully vested on the date of grant, were immediately exercisable and expire no later than ten years after the grant date.

The following table summarizes the status of and changes in Federated’s stock option program during the past three years:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2006	7,748,111	$20.36
Granted	12,000	$37.73
Exercised	(1,279,626)	$6.20
Forfeited	(561,075)	$27.38

Outstanding at December 31, 2006	5,919,410	$22.79	3.9	$65.6

Vested at December 31, 2006	3,042,610	$20.19	3.7	$41.4

Exercisable at December 31, 2006	1,341,610	$18.96	3.5	$19.9

Total options exercised during 2006, 2005 and 2004 were 1,279,626, 274,348 and 2,135,958, respectively. The total intrinsic value of stock options exercised during 2006, 2005 and 2004 was $33.3 million, $6.9 million and $58.6 million, respectively.

Federated granted 12,000 stock options to independent directors with a weighted-average grant-date fair value of $7.93 and $5.45 during both of the second quarters of 2006 and 2005, respectively. Federated granted 16,500 stock option to independent directors with a weighted-average grant-date fair value of $7.97 during the second quarter of 2004. Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2006, 2005, and 2004 respectively: dividend yields based on latest annualized dividend of 1.91%, 2.19% and 1.34%; expected volatility factors based on historical volatility of 18.8%, 21.6% and 24.9%; risk-free interest rates based on the U.S. Treasury strip rate for the expected life of the option of 4.93%, 3.77% and 3.69%; and an expected life of 5.0 years, 5.0 years and 5.6 years. Because Federated does not have historical stock option exercise data on similar stock options, the expected life is based on the assumption that these options will be exercised evenly over the life of the option.

No awards were granted with an exercise price that was less than or greater than the market price on the date of grant in 2006, 2005 or 2004.

(13) Common Stock

The Class A common stockholder has the entire voting rights of Federated; however, without the consent of the majority of the holders of the Class B common stock, the Class A common stockholder cannot alter Federated’s structure, dispose of all or substantially all of Federated’s assets, amend the Articles of Incorporation or Bylaws of Federated to adversely affect the Class B common stockholders, or liquidate or dissolve Federated. With respect to dividends, distributions and liquidation rights, the Class A common stock and Class B common stock have equal preferences and rights.

Cash dividends of $73.0 million, $61.5 million and $44.7 million were paid in 2006, 2005 and 2004, respectively, to holders of common stock.

In 2004, and again in 2006, the board of directors approved a share repurchase program authorizing executive management to purchase Federated Class B common stock. Under the program, shares can be repurchased in the open market and private transactions through the life of the program. The program authorizes executive management to determine the timing and the amount of shares for each purchase. The repurchased stock will be held in treasury for employee benefit plans, potential acquisitions and other corporate activities. During the year ended December 31, 2006, Federated repurchased 5.2 million shares of its Class B common stock, 5.1 million shares of which were part of its current share-buyback program. As of December 31, 2006, Federated could repurchase up to 7.2 million additional shares under the current board-approved program. The remaining 0.1 million shares were repurchased in connection with employee separations during the year ended December 31, 2006, and were not counted against the board-approved share-buyback program.

As restricted under the Credit Facility, Federated is able to make cash payments for stock repurchases or shareholder dividends as long as liquidity of no less than $10 million is maintained during the payment period.

44 Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

(14) Leases

The following is a schedule by year of future minimum payments required under the capital leases and future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2006:

in thousands	Capital Leases	Operating Leases
2007	$104	$13,142
2008	104	12,064
2009	86	9,522
2010	0	8,771
2011	0	7,542
2012 and thereafter	0	21,736

Total minimum lease payments	$294	$72,777
Less executory costs and imputed interest costs	(44)

Present value of minimum lease payments	$250

Federated’s total capital lease obligation was $0.2 million and $0.3 million at December 31, 2006 and 2005, respectively, and was included in “Other current liabilities – other” and “Other long-term liabilities – other.” Federated entered into a new capital lease for computer hardware in 2005. This was the only capital lease outstanding at December 31, 2006; it carried an interest rate of 6.93% and expires in the fourth quarter 2009. The weighted-average interest rate for capital leases outstanding at December 31, 2005 was 6.83%.

Federated held a material operating lease at December 31, 2006 for its corporate headquarters building in Pittsburgh, Pennsylvania. This lease expires in 2014 and has renewal options for two successive terms of five years each. This lease includes provisions for leasehold improvement incentives, rent escalation and certain penalties for early termination. In addition, at December 31, 2006, Federated had various other operating lease agreements primarily involving facilities, office and computer equipment and vehicles. These leases are noncancelable and expire on various dates through the year 2014. Most leases include renewal or purchase options and, in certain leases, escalation clauses.

Federated began subleasing certain leased property in 2002. As of December 31, 2006, aggregate future minimum rentals to be received under noncancelable subleases that expire in 2007 and 2010 totaled $2.2 million.

Rental expenses related to continuing operations were $11.9 million, $11.9 million and $10.6 million for the years ended December 31, 2006, 2005 and 2004, respectively. Sublease income for the years ended December 31, 2006, 2005 and 2004 was $0.5 million, $0.5 million and $0.6 million, respectively.

(15) Income Taxes

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense (benefit), net from continuing operations consisted of the following components for the years ended December 31:

in thousands	2006	2005	2004
Current:
Federal	$107,040	$102,834	$104,373
State	8,624	7,021	4,794
Foreign	690	556	638

	116,354	110,411	109,805
Deferred:
Federal	(2,984)	3,444	(3,157)
State	349	1,041	1,565

Total	$113,719	$114,896	$108,213

In 2005, the federal net tax effects of deferred sales commissions of $8.2 million and insurance proceeds of ($5.8 million) are timing differences exceeding 5% of pretax income at the statutory federal income tax rate included in “Income tax provision” on the Consolidated Statements of Income. In 2004, the net tax effect of insurance proceeds timing differences of $5.8 million included in “Income tax provision” on the Consolidated Statements of Income exceeded 5% of pretax income at the statutory federal income tax rate. In 2006, there were no federal timing differences exceeding 5% of pretax income at the statutory federal income tax rate.

2006 Annual Report 45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

Discontinued operations, net of tax for the years ended December 31, 2006, 2005 and 2004 included income tax expense of $1.3 million, $1.4 million and $3.0 million, respectively.

For the years ended December 31, 2006, 2005 and 2004, the foreign subsidiaries had income from continuing operations before income taxes of $3.3 million, $3.7 million and $4.6 million, respectively, for which income tax expense of $1.2 million, $1.4 million and $1.6 million, respectively, has been recorded.

The reconciliation between the Federal statutory income tax rate and Federated’s effective income tax rate attributable to continuing operations consisted of the following for the years ended December 31:

	2006	2005	2004
Expected statutory rate	35.0%	35.0%	35.0%
Increase:
State income taxes, net of Federal benefit	1.9	1.9	1.4
Non-deductible portion of Settlement expense	0	4.4	1.2
Other	0.4	0.3	0.4

Total	37.3%	41.6%	38.0%

During 2006, Federated reversed a valuation allowance equal to $2.3 million for the portion of the federal capital loss carry forwards that will be utilized as a result of the capital gain on the sale of the Clearing Business and the gain on the sale of certain investments. The reversal was included in “Discontinued operations, net of tax” ($2.1 million) and “Income from continuing operations” ($0.2 million).

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following as of December 31:

in thousands	2006	2005
Deferred Tax Assets
State tax net operating losses[1]	$14,904	$10,920
Impairment losses on CDOs[2]	5,972	5,972
Share-based compensation	3,842	1,413
Deferred income	2,625	0
State taxes	1,328	658
Capital losses	312	3,273
Contingent payments	0	1,658
Other	2,253	490

Total gross deferred tax asset	31,236	24,384

Valuation allowance[1]	(14,480)	(13,480)

Total deferred tax asset, net of valuation allowance	$16,756	$10,904

Deferred Tax Liabilities
Intangible assets	$20,059	$9,275
Deferred sales commissions	9,048	11,611
State taxes	5,334	3,051
Property and equipment	2,772	3,091
Costs of internal-use software	1,094	1,056
Other	1,926	1,820

Total gross deferred tax liability	$40,233	$29,904

Net deferred tax liability	$23,477	$19,000

[1]

A valuation allowance has been recognized for $0.2 million of the deferred tax asset for state tax capital losses and for all but $0.7 million of the deferred tax asset for state tax net operating losses. The $0.7 million of the deferred state tax asset for state net operating losses will expire in 2018 ($0.3 million) and over 2007-2025 ($0.4 million). The valuation allowance was recorded due to management’s belief that it is more likely than not that Federated will not realize the benefit of these loss carry-forwards.

[2]

This amount represents deferred tax assets generated by the impairment charges recorded to write down the value of Federated’s investment in the pre-2006 CDOs. The amount of actual capital loss associated with these investments will not be known until they are either redeemed or sold. The five-year carry-forward period will begin in the first tax year after Federated’s CDO investments are either redeemed or sold. Management believes it is more likely than not that Federated will fully realize these deferred tax assets in the future.

46 Federated Investors, Inc

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

(16) Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

in thousands, except per share data	2006	2005	2004
Numerator
Income from continuing operations	$191,048	$160,974	$176,535
Income (loss) from discontinued operations	6,681	(691)	4,644

Net income	$197,729	$160,283	$181,179

Denominator
Denominator for basic earnings per share – weighted-average shares less nonvested restricted stock	104,293	106,114	107,615
Effect of dilutive securities:
Dilutive potential shares from share-based compensation	1,995	2,138	2,795

Denominator for diluted earnings per share – adjusted weighted-average shares and assumed conversions	106,288	108,252	110,410

Basic earnings per share
Income from continuing operations	$1.83	$1.52	$1.64
Income (loss) from discontinued operations	0.06	(0.01)	0.04

Net income[1]	$1.90	$1.51	$1.68

Diluted earnings per share
Income from continuing operations	$1.80	$1.49	$1.60
Income (loss) from discontinued operations	0.06	(0.01)	0.04

Net income	$1.86	$1.48	$1.64

[1]	Totals may not sum due to rounding.

Federated uses the treasury stock method to reflect the dilutive effect of unvested restricted stock and unexercised stock options in diluted earnings per share. For the years ended December 31, 2006, 2005 and 2004, 1.1 million, 1.3 million and 1.7 million share-based awards, respectively, were outstanding but not included in the computation of diluted earnings per share for each year either because the shares assumed repurchased exceeded the shares assumed issued upon exercise as a result of including the average unrecognized compensation cost of the awards in the assumed proceeds or because, in the case of options, the exercise price was greater than the average market price of Federated Class B common stock for each respective year. Under the treasury stock method, in the event the awards become dilutive, their dilutive effect would result in the addition of a net number of shares to the weighted-average number of shares used in the calculation of diluted earnings per share.

2006 Annual Report 47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

(17) Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income, net of tax, are as follows:

in thousands	Unrealized Gain (Loss) on Securities Available for Sale	Foreign Currency Translation Gain (Loss)	Total
Balance at January 1, 2004	$72	$300	$372
Total change in market value[1]	41	0	41
Reclassification adjustment – net realized gain[2]	(6)	0	(6)
Gain on currency conversion[3]	0	122	122

Balance at December 31, 2004	107	422	529
Total change in market value[1]	73	0	73
Reclassification adjustment – net realized gain[2]	(46)	0	(46)
Loss on currency conversion[3]	0	(230)	(230)

Balance at December 31, 2005	134	192	326
Total change in market value[1]	6	0	6
Reclassification adjustment – net realized gain[2]	(148)	0	(148)
Gain on currency conversion[3]	0	267	267

Balance at December 31, 2006	$(8)	$459	$451

[1]	The tax expense on the change in market value of securities available for sale was $3, $39 and $23 for 2006, 2005 and 2004, respectively.
[2]	The tax expense on the reclassification adjustment for securities available for sale was $79, $25 and $3 for 2006, 2005 and 2004, respectively.
[3]	The tax (expense) benefit on the foreign currency translation gain (loss) was $(144), $124 and $(66) for 2006, 2005 and 2004, respectively.

(18) Disclosures of Fair Value

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

The fair value of Federated’s nonrecourse debt is estimated based on estimated annual redemption and market appreciation rates of the underlying B-share fund assets (see Note (1)(m) and Note (10)). Based on this estimate, the carrying value of nonrecourse debt appearing on the Consolidated Balance Sheets approximates fair value.

(19) Minority Interest in Subsidiaries and Equity Investments

Federated has a majority interest (50.5%) and acts as the general partner in Passport Research Ltd., a limited partnership. Edward D. Jones & Co., L.P. is the limited partner with a 49.5% interest. The partnership acts as investment adviser to a sponsored fund.

In the first quarter 2006, Federated purchased the non-controlling interest in Passport II. See Note (2) for additional information.

48 Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

From 1998 to 2005, Federated owned a 50% interest in a German joint-venture company. Federated accounted for this investment under the equity method of accounting through the end of 2005. Federated purchased the outstanding shares in the joint venture company effective December 30, 2005. See Note (2) for more discussion regarding this acquisition.

In 2006 and 2005, Federated consolidated certain sponsored products, which were deemed to be VIEs. While Federated is the primary beneficiary and consolidator of the products, equity investments in certain of these products held by third parties are presented as minority interests in Federated’s Consolidated Financial Statements.

(20) Related Party Transactions

Federated has classified certain entities as affiliates in accordance with SFAS No. 57, “Related Party Disclosures.”

At December 31, 2006 and 2005, “Receivables – affiliates” totaled $21.8 million and $40.6 million, respectively, and “Accrued revenue – affiliates” totaled $3.5 million and $0.8 million, respectively, relating to services provided to various Federated products.

At December 31, 2006 and 2005, “Accounts payable and accrued expenses – affiliates” totaled $2.2 million and $1.4 million, respectively. For 2006, the balance primarily represents fund-related expenses assumed by Federated in certain cases in order to make the fund more competitive or to meet regulatory requirements. With regard to 2005, $0.6 million related to shareholder service fees payable to various Federated funds resulting from an administrative delay in the implementation of contractual terms. The remaining amounts in 2005 primarily represent fund-related expenses assumed by Federated in certain cases in order to make the fund more competitive or to meet regulatory requirements.

At December 31, 2006 and 2005, “Other current liabilities – affiliates” totaled $8.3 million and $33.1 million, respectively. For 2006, the balance primarily represents the accrual of the remaining purchase price to acquire the remaining 11 percent minority interest in MDT from various employees (see Note (2)). For 2005, $33.1 million represents the accrual for the final contingent purchase price payment earned as of that year-end related to Federated’s acquisition of substantially all of the business of the former advisor of the Kaufmann Fund.

(21) Concentration Risk

In terms of revenue concentration by product, approximately 17% of Federated’s total revenue for 2006 was derived from services provided to one sponsored fund. In addition, in terms of revenue concentration by customer, two intermediary customers accounted for a total of approximately 26% of Federated’s total revenue for 2006. Although in both cases the majority of this revenue is dependent upon the level of assets under management in numerous individual fund shareholder accounts in multiple sponsored products, significant changes in Federated’s relationship with these intermediary customers could have a significant adverse effect on Federated’s future revenues and, to a lesser extent, net income.

(22) Commitments and Contingencies

(a) Contractual

Federated is obligated to make certain future payments under various agreements to which it is a party, including capital and operating leases (see Note (14)). The following table summarizes minimum payments contractually due under Federated’s significant service contracts and employment arrangements:

	Payments due in
in millions	2007	2008	2009	2010	2011	2012	Total
Purchase obligations[1]	$6.9	$2.1	$0.1	$0	$0	$0	$9.1
Employment-related commitments[2]	8.2	3.0	1.9	1.3	0.8	0.4	15.6

Total	$15.1	$5.1	$2.0	$1.3	$0.8	$0.4	$24.7

[1]

Federated is a party to various contracts pursuant to which it receives certain services including legal, trade order transmission and recovery services, as well as access to various fund-related information systems and research databases. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2009. Costs for such services are expensed as incurred.

[2]

Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2012.

As part of the MDT Acquisition, Federated may be required to make additional purchase price payments upon the occurrence of certain events. First, as previously mentioned, at December 31, 2006, certain MDTA employees held an aggregate 11 percent minority interest in MDTA. These minority interests were subject to a put/call option whereby the minority interests had the right to put their interest to Federated or Federated could call the interests in 2007. The minority interests exercised their option to put their interests to Federated in January 2007 and Federated paid approximately $8.0 million in cash as additional purchase price to acquire the remaining 11 percent on January 9, 2007. This payment will be recorded as a reduction to “Other current liabilities – affiliates.” In addition,

2006 Annual Report 49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

Federated may be required to make annual contingent purchase price payments based upon growth in MDTA net revenues over the next three years. These purchase price payments, which could aggregate as much as $130.0 million, will be recorded as additional goodwill at the time the contingency is resolved.

Also, as part of the MDT Acquisition, Federated entered into various long-term employment and compensation arrangements pursuant to which Federated will be obligated to make certain minimum and contingent compensation-related payments. These contracts expire on various dates through the year 2012. The remaining estimated minimum amount payable under these arrangements approximates $6.9 million, of which $2.2 million is payable in 2007. The remaining estimated maximum amount payable under these arrangements approximates $22.6 million, of which $4.7 million would be payable in 2007 if certain performance targets are achieved.

As part of the Alliance Acquisition, Federated is required to make contingent purchase price payments over a five-year period. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first contingent purchase price payment totaling $10.7 million was paid in the second quarter 2006. At current asset levels, these additional payments would approximate $69 million over the remaining four-year period, of which $10.3 million was accrued in “Other current liabilities – other” as of December 31, 2006 and will be paid in the second quarter of 2007.

Pursuant to various acquisition agreements, Federated may be required to make additional payments to the seller in each acquisition contingent upon the occurrence of certain events. In these cases, the payments occur quarterly or annually and could continue through the fourth quarter 2008.

(b) Guarantees and Indemnifications

In connection with the sale of InvestLink (see Note (3)(b)), the real estate lease for office space was assigned to the purchaser of InvestLink. As of December 31, 2006, Federated was the named guarantor for this lease agreement. Pursuant to the guarantee agreement, the term of which expires December 31, 2008, Federated would be required to make the scheduled lease-related payments to the landlord in the event the lessee defaults on the payment. As of December 31, 2006, the maximum potential amount of future lease-related payments is $0.6 million. Management believes that the likelihood of making any payment under this guarantee is remote. Management estimated the fair value of the guarantee at inception by performing a probability-weighted future cash flow analysis which gave due regard to the remote likelihood that the lessee will default on the lease-related payments. Based on this analysis, management did not recognize a liability for the guarantee either at the inception of the guarantee or at December 31, 2006.

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

(c) Past Mutual Fund Trading Issues and Related Legal Proceedings

In 2005, Federated entered into settlement agreements with the Securities and Exchange Commission (SEC) and New York State Attorney General (NYAG) to resolve the past mutual fund trading issues. Under the terms of the settlements, Federated paid for the benefit of fund shareholders a total of $80.0 million. In addition, Federated agreed to reduce the investment advisory fees on certain Federated funds by $4.0 million per year for the five-year period beginning January 1, 2006, based upon effective fee rates and assets under management as of September 30, 2005. Depending upon the level of assets under management in these funds during the five-year period, the actual investment advisory fee reduction could be greater or less than $4.0 million per year. For the year ended December 31, 2006, these fee reductions were approximately $4 million. Costs related to certain other undertakings required by these agreements will be incurred in future periods and the significance of such costs is currently not determinable.

Since October 2003, Federated has been named as a defendant in twenty-three cases filed in various federal district courts and state courts involving allegations relating to market timing, late trading and excessive fees. All of the pending cases involving allegations related to market timing and late trading have been transferred to the U.S. District Court for the District of Maryland and consolidated for pre-trial proceedings. One market timing/late trading case was voluntarily dismissed by the plaintiff without prejudice.

The seven excessive fee cases were originally filed in five different federal courts and one state court. All six of the federal cases are now pending in the U.S. District Court for the Western District of Pennsylvania. The state court case was voluntarily dismissed by the plaintiff without prejudice.

50 Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated is defending this litigation. The potential impact of these recent lawsuits and future potential similar suits, as well as the timing of settlements, judgement or other resolution of these matters, are uncertain. It is possible that an unfavorable determination will cause a material adverse impact to Federated’s reputation, financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

The Consolidated Financial Statements for the years ended December 31, 2006, 2005 and 2004 reflect $9.1 million, $9.6 million and $15.4 million, respectively, for costs associated with various legal, regulatory and compliance matters, including costs related to Federated’s internal review, costs incurred on behalf of the funds, costs incurred and estimated to complete the distribution of Federated’s regulatory settlement and costs incurred and estimated to resolve certain of the above-mentioned ongoing legal proceedings. Accruals for these estimates represent management’s best estimate of probable losses at this time. Actual losses may differ from the estimate, and such differences may have a material impact on Federated’s consolidated results of operations, financial position or cash flows. The Consolidated Financial Statements for the years ended December 31, 2005 and 2004 reflect settlement expenses of $55.6 million and $17.4 million, respectively, primarily representing civil penalties and restoration to fund shareholders associated with the aforementioned settlements. In addition, 2005 net income included a $23.6 million pretax insurance recovery of certain of these costs which was recorded as a reduction to the various income statement line items to which these costs were originally charged.

(d) Other Legal Proceedings

Federated has other claims asserted and threatened against it in the ordinary course of business. These other claims are subject to inherent uncertainties. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

(23) Subsequent Events

On January 9, 2007, Federated acquired the remaining 11 percent of outstanding equity interests in MDTA, the first 89 percent of which were acquired by Federated on July 14, 2006 (see Note (2)).

On January 25, 2007, Federated’s board of directors declared a $0.18 per share dividend to shareholders of record as of February 8, 2007, which was paid on February 15, 2007.

2006 Annual Report 51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2006, 2005 and 2004)

(24) Supplementary Quarterly Financial Data (Unaudited)

in thousands, except per share data, for the quarters ended	March 31,	June 30,	September 30,	December 31,
2006
Revenue[1]	$238,781	$236,406	$243,935	$259,736
Operating income[2]	74,171	75,570	73,951	84,779
Income from continuing operations[2]	46,085	46,656	45,164	53,143
Income from discontinued operations	2,836	3,265	445	135
Net income[2]	48,921	49,921	45,609	53,278
Basic earnings per share
Income from continuing operations[2]	0.44	0.44	0.44	0.52
Income from discontinued operations	0.03	0.03	0.00	0.00
Net income[2,3]	0.46	0.48	0.44	0.52
Diluted earnings per share
Income from continuing operations[2]	0.43	0.44	0.43	0.51
Income from discontinued operations	0.03	0.03	0.00	0.00
Net income[2,3]	0.45	0.47	0.43	0.51
Cash dividends per share	0.150	0.180	0.180	0.180
Stock price per share[4]
High	40.17	39.31	34.75	35.43
Low	36.36	29.71	29.56	32.44

2005
Revenue[1]	$201,945	$217,732	$237,969	$238,591
Operating income[2]	28,664	73,726	107,087	85,416
Income from continuing operations[2]	6,792	38,000	64,833	51,350
Income (loss) from discontinued operations[2]	236	(239)	(1,166)	477
Net income[2]	7,028	37,761	63,667	51,827
Basic earnings per share
Income from continuing operations[2]	0.06	0.36	0.61	0.48
Income (loss) from discontinued operations[2]	0.00	(0.00)	(0.01)	0.00
Net income[2,3]	0.07	0.36	0.60	0.49
Diluted earnings per share
Income from continuing operations[2]	0.06	0.35	0.60	0.47
Income (loss) from discontinued operations[2]	0.00	(0.00)	(0.01)	0.00
Net income[2,3]	0.06	0.35	0.59	0.48
Cash dividends per share	0.125	0.150	0.150	0.150
Stock price per share[4]
High	30.49	30.25	33.79	38.11
Low	27.79	26.99	29.26	32.60

[1]	Certain previously reported amounts reflect reclassifications, primarily related to discontinued operations, to conform with the current year’s presentation.
[2]

The Consolidated Financial Statements for the quarters ended December 31, 2006, September 30, 2006, June 30, 2006 and March 31, 2006 included a $3.6 million, $4.2 million, $2.8 million and $2.3 million pretax charge, respectively, related to various legal, regulatory and compliance matters, including costs related to Federated’s internal review, costs incurred on behalf of the funds, costs incurred and estimated to complete the distribution of Federated’s regulatory settlement, costs incurred and estimated to resolve certain of the related ongoing legal proceedings and fee reductions agreed to as part of settlements with the SEC and NYAG. The Consolidated Financial Statements for the quarters ended December 31, 2005, September 30, 2005, June 30, 2005 and March 31, 2005 included a $3.2 million, ($21.9) million, $6.9 million and $53.4 million pretax charge, net of insurance-related proceeds, respectively, related to various legal, regulatory and compliance matters, including costs related to Federated’s internal review, costs incurred on behalf of the funds, costs incurred and estimated to complete the distribution of Federated’s regulatory settlement and costs incurred and estimated to resolve certain of the related ongoing legal proceedings (see Note (22)(c)).

[3]	Totals may not sum due to rounding.
[4]	Federated’s common stock is traded on the New York Stock Exchange under the symbol “FII.”

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of February 20, 2007, was one and 31,255, respectively.

52 Federated Investors, Inc.