Form 10-K, Exhibit 13
period 2007-12-31
FEDERATED INVESTORS INC /PA/
filed 2008-02-28
CIK 1056288

Exhibit 13.01

Financial Contents

Selected Consolidated Financial Data	8

Management’s Discussion and Analysis	9

Management’s Assessment of Internal Control Over Financial Reporting	27

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm, on Consolidated Financial Statements	28

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm, on Effectiveness of Internal Control Over Financial Reporting	29

Consolidated Balance Sheets	30

Consolidated Statements of Income	31

Consolidated Statements of Changes in Shareholders’ Equity	32

Consolidated Statements of Cash Flows	33

Notes to the Consolidated Financial Statements	34

Certain statements in this Annual Report on Form 10-K and the 2007 Annual Report to Shareholders, including those related to opportunities provided by the Federated Kaufmann products, business mix; market share; obligations to make additional contingent payments pursuant to acquisition agreements; obligations to make additional payments pursuant to employment agreements; the costs associated with the settlement with the Securities and Exchange Commission and the New York State Attorney General; legal proceedings; future cash needs and the likelihood of borrowing under Federated’s credit facility; future principal uses of cash; performance indicators; impact of accounting policies and new accounting pronouncements; management’s estimates regarding certain tax matters; concentration risk; indemnification obligations; the impact of increased regulation; the prospect of increased marketing and distribution-related expenses; final purchase price allocations relating to the Rochdale transaction; insurance recoveries; changes in the demand for mutual fund distribution and administration, and the various items set forth under the section entitled “Risk Factors” constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance or achievements of Federated or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Among other risks and uncertainties, market conditions may change significantly resulting in changes to Federated’s business mix and market share, and potentially adversely affecting the results of the Federated Kaufmann products. The obligation to make contingent payments is based on certain growth and fund performance targets and will be affected by the achievement of such targets, and the obligation to make additional payments pursuant to employment agreements is based on satisfaction of certain conditions set forth in those agreements. Future cash needs and future uses of cash will be impacted by a variety of factors, including the number and size of any acquisitions, Federated’s success in distributing its products, the resolution of pending litigation, as well as potential changes in assets under management and/or changes in the terms of distribution and shareholder services contracts with intermediaries who offer Federated’s products to customers. Federated’s risks and uncertainties also include revenue risk, which will be affected by changes in market values of assets under management and may be affected by changing interest rates. Many of these factors may be more likely to occur as a result of the ongoing threat of terrorism and the increased scrutiny of the mutual fund industry by federal and state regulators. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such statements in the future. For more information on these items, see the section entitled “Risk Factors” herein under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2007 Annual Report    7

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data and managed and administered assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed and administered assets) of Federated for the five years ended December 31, 2007 have been derived from the audited Consolidated Financial Statements of Federated. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes which follow.

Years Ended December 31,	2007	2006	2005	2004	2003
Statement of Income Data[1]
Total revenue[2,4]	$1,127,644	$978,858	$896,238	$830,314	$781,754
Operating income[2]	357,193	308,472	294,894	312,427	303,951
Income from continuing operations before income taxes	346,678	304,767	275,870	284,748	290,931
Income from continuing operations	217,471	191,048	160,974	176,535	186,226
Income (loss) from discontinued operations	0	6,681	(691)	4,644	5,259
Net income	217,471	197,729	160,283	181,179	191,485

Share Data
Basic earnings per share[1]
Income from continuing operations	$2.16	$1.83	$1.52	$1.64	$1.73
Income (loss) from discontinued operations	0.00	0.06	(0.01)	0.04	0.05
Net income[3]	2.16	1.90	1.51	1.68	1.78
Diluted earnings per share[1]
Income from continuing operations	$2.12	$1.80	$1.49	$1.60	$1.66
Income (loss) from discontinued operations	0.00	0.06	(0.01)	0.04	0.05
Net income	2.12	1.86	1.48	1.64	1.71
Book value per share at period end	$5.64	$5.10	$5.05	$4.28	$3.64
Cash dividends per share	$0.810	$0.690	$0.575	$0.414	$0.297
Weighted-average shares outstanding – basic	100,855	104,293	106,114	107,615	107,839
Weighted-average shares outstanding –diluted	102,606	106,288	108,252	110,410	112,059

Balance Sheet Data at Period End
Total assets[4]	$840,971	$810,294	$896,621	$954,688	$879,228
Long-term debt—nonrecourse[4]	62,701	112,987	159,784	284,915	327,142
Total liabilities and minority interest[4]	266,956	280,919	356,292	496,935	483,375
Shareholders’ equity	574,015	529,375	540,329	457,753	395,853

Managed and Administered Assets (in millions)
As of period end:
Managed assets[2]	$301,616	$237,440	$213,423	$179,268	$197,917
Administered assets	9,565	17,778	18,271	37,164	43,428
Average for the period:
Managed assets[2]	265,055	220,702	197,647	187,820	199,483
Administered assets	17,492	18,272	18,239	41,208	39,513

[1]

The Consolidated Financial Statements for the years ended December 31, 2005, 2004 and 2003, included pretax charges of $55.6 million, $17.4 million and $7.6 million, respectively, related to Federated’s settlements with government regulators. See Note (22)(c) to the Consolidated Financial Statements. The year ended December 31, 2005 also included a $23.6 million pretax insurance recovery for related costs incurred, which was recorded as a reduction to certain operating expenses.

[2]	During 2006, Federated acquired MDTA LLC and in 2005, Federated acquired the cash management business of Alliance Capital Management L.P. See Note (2) to the Consolidated Financial Statements.
[3]	Totals may not sum due to rounding.
[4]

In 2006, 2005 and 2004, Federated wrote-down the carrying value of certain B-share-related deferred sales commission assets and corresponding nonrecourse debt. In March 2007, pursuant to the terms of a new sales program with an independent third party, Federated began accounting for all new sales of its rights to future distribution fees and contingent deferred sales charges related to Class B shares of sponsored funds as sales. This was also the case in 2003. See Note (10) to the Consolidated Financial Statements.

8    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS

of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.

General

Federated Investors, Inc. (together with its subsidiaries, Federated) is one of the largest investment managers in the United States with $301.6 billion in managed assets as of December 31, 2007. The majority of Federated’s revenue is derived from advising and administering Federated mutual funds and Separate Accounts (which include separately managed accounts, institutional accounts, sub-advised funds (both variable annuity and other) and other managed products), in both domestic and international markets. Federated also derives revenue from administering mutual funds sponsored by third parties and from providing various other mutual fund-related services, including distribution, shareholder servicing, and retirement plan recordkeeping services (collectively, Other Services).

Federated’s investment products are primarily distributed in three markets. These markets and the relative percentage of managed assets at December 31, 2007 attributable to each are as follows: wealth management and trust (48%), broker/dealer (40%) and global institutional (8%).

Investment advisory fees, administrative fees and certain fees for Other Services, such as distribution and shareholder service fees, are contract-based fees that are calculated as a percentage of the net assets of the investment portfolios that are managed or administered by Federated. As such, Federated’s revenue is primarily dependent upon factors that affect the value of managed and administered assets including market conditions and the ability to attract and retain assets. Fee rates for Federated’s services generally vary by asset type and investment objective and, in certain instances, decline as the average net assets of the individual portfolios exceed certain thresholds. Generally, fee rates per invested dollar for advisory services provided to equity products are higher than those charged on money market and fixed-income products. Likewise, mutual funds typically have a higher management fee rate than Separate Accounts. Accordingly, revenue is also dependent upon the relative composition of average assets under management across both asset and product types. Federated may waive certain fees for competitive reasons, to meet regulatory requirements (including settlement-related (see Note (22)(c) to the Consolidated Financial Statements)) or to meet contractual requirements. Since Federated’s products are largely distributed and serviced through financial intermediaries, Federated pays a significant portion of the distribution fees from sponsored products to the financial intermediaries that sell these products. These payments are generally calculated as a percentage of net assets attributable to the party receiving the payment and are recorded on the Consolidated Statements of Income as a marketing and distribution expense.

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

Business Developments

2007 Disruption in Financial Markets

In 2007, the financial markets experienced elevated volatility due to uncertainty and disruption in large segments of the credit markets. As a result of investors’ increased concerns about risk and uncertainty in the financial markets and the Federal Reserve Bank interest rate cuts beginning in September 2007, Federated experienced significant asset inflows in its money market funds during the last five months of 2007. As always, fluctuations in financial markets and in the amount and composition of assets under management impact Federated’s revenue and results of operations. There can be no assurance that asset inflows related to uncertain credit markets will remain invested in Federated’s money market fund products or that continued volatility in the financial markets will necessarily result in similar or sustained inflows into Federated’s money market products.

Acquisitions

Rochdale Investment Management LLC. In the third quarter 2007, Federated completed a transaction with Rochdale Investment Management LLC (Rochdale) to acquire certain assets relating to its business of providing investment advisory and investment

2007 Annual Report    9

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). In connection with the acquisition, on August 24, 2007, the assets of the Rochdale Atlas Portfolio ($366 million as of August 24, 2007) were transitioned into the Federated InterContinental Fund, a new portfolio created for the purpose of continuing the investment operations of the Rochdale Atlas Portfolio as part of the Federated fund complex. This new fund is a solid addition to Federated’s international equity product group and is positioned to be a core international equity holding, investing in both developed and emerging markets. Federated paid $5.75 million of upfront purchase price in August 2007, and as of December 31, 2007, incurred approximately $1 million in transaction costs. As a result of the transaction, Federated recorded a customer relationship intangible asset and goodwill based upon preliminary valuation estimates. Although the preliminary valuation estimates are reflected in the Consolidated Financial Statements as of and for the period ended December 31, 2007, the final purchase price allocation may result in adjustments to these preliminary estimates and such adjustments may be material.

The Rochdale Acquisition agreement provides for two forms of contingent purchase price payments that are dependent upon asset growth and fund performance over the five-year period following the acquisition closing date. The first form of contingent payment is payable in 2010 and 2012 and could aggregate to as much as $20 million. The second form of contingent payment is payable on a semi-annual basis over the five-year period following the acquisition closing date and is based on certain revenue earned by Federated from the Federated InterContinental Fund. Both forms of contingent payments will be recorded as additional goodwill at the time the related contingency is resolved.

Dix Hills Investment. In the second quarter 2007, Federated acquired a non-voting, minority interest in both Dix Hills Partners, LLC, a registered investment adviser and commodity trading adviser, and its affiliate, Dix Hills Associates, LLC (collectively, Dix Hills). Dix Hills is based in Westbury, New York and manages over $500 million in both absolute return and enhanced fixed-income mandates, including a hedge fund strategy and an enhanced cash strategy. The total purchase price included an upfront cash payment as well as contingent payments that could be paid annually based on growth in Dix Hills’ cash earnings for each of the first three anniversary years following the acquisition date. Federated accounted for its minority interest using the equity method of accounting. The investment in Dix Hills is included in Other long-term assets on Federated’s Consolidated Balance Sheet at December 31, 2007.

MDTA LLC. In the third quarter 2006, Federated acquired MDTA LLC (MDTA) which, through its registered investment advisory division, MDT Advisers, managed $6.7 billion in invested assets as of July 14, 2006 (MDT Acquisition). MDTA grew its business using quantitative investment techniques, having successfully developed a disciplined quantitative process to invest in equities. As a result of the acquisition, Federated has enhanced its product offerings by creating a quantitative line of equity mutual funds to complement Federated’s existing equity products. Federated acquired approximately 89% of the outstanding equity interests of MDTA in July 2006 and paid approximately $102 million in cash as upfront purchase price. The remaining 11% minority interest was held by various MDTA employees and was subject to a put/call option whereby the minority interest holders could put their interest to Federated in January 2007 or Federated could call the interests in June 2007. The minority interest holders exercised their put option in January 2007. Federated paid approximately $8 million in cash as additional purchase price to acquire the remaining 11% on January 9, 2007 (see Note (8) to the Consolidated Financial Statements).

In the second quarter 2007, Federated completed its valuation and allocation of the upfront purchase price, which resulted in the following revised allocations: $36.8 million of customer relationship intangible assets (ten-year weighted-average useful life); a $6.3 million noncompete intangible asset (eight-year useful life); and goodwill of $72.3 million, of which approximately $66 million is deductible for tax purposes. In addition, $43.3 million of additional purchase price, which was recorded as goodwill in the second quarter 2007, was paid in the form of a contingent payment in the third quarter 2007. Of this additional goodwill, approximately $27 million is deductible for tax purposes. The remaining purchase price payments, which could aggregate to as much as $86.7 million ($43.3 million of which could be paid in 2008), will be recorded as additional goodwill at the time the contingency is resolved.

Passport Research II, Ltd. In the first quarter 2006, Federated purchased the non-controlling interest in Passport Research II, Ltd. (Passport II), a registered investment adviser organized as a limited partnership between an indirect, wholly owned subsidiary of Federated and Edward D. Jones & Co. As a result of the transaction, the partnership was dissolved and the Passport II minority interest is no longer recorded. As part of the transaction, Federated recorded a customer relationship intangible asset, which is being amortized on an accelerated basis over a nine-year useful life, and goodwill.

Alliance Capital Management L.P. During the second quarter 2005, Federated completed the acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition). As a result of the acquisition, $19.3 billion in assets from 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services were transitioned into Federated money market funds. The upfront cost of this acquisition was $27.1 million, which included $25.0 million in purchase price and $2.1 million in transaction costs. The purchase agreement also provides for contingent purchase price payments payable over five years. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first two contingent purchase price payments of $10.7 million and $13.3 million were paid in the second quarters of 2006 and 2007, respectively. At current asset levels, these additional payments would approximate $62 million over the remaining three-year period, which includes a $10.0 million lump-sum payment in 2010. As of December 31, 2007, $12.7 million related to the third year’s contingent purchase price payment was accrued in Other current liabilities – other and will be paid in the second quarter 2008. Federated began recognizing revenue and expenses related to the acquired assets in the Consolidated Statements of Income as of the

10    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

acquisition date and allocated the cost of the acquisition to the acquired assets based on their estimated fair values as of the acquisition date. Federated recorded two investment advisory contract intangible assets totaling $23.4 million. These assets are being amortized on an accelerated basis over a weighted-average amortization period of nine years. Federated also recorded an intangible asset of $5.0 million representing the fair value of the noncompete agreement obtained from Alliance. This asset is being amortized on a straight-line basis over a seven-year useful life. Goodwill of $35.3 million, which represents the excess recorded costs of this acquisition over the fair value of the investment advisory contract and noncompete agreement intangible assets, has been recorded as of December 31, 2007 and is deductible for tax purposes.

Dispositions

In the third quarter 2006, an indirect, wholly owned subsidiary of Federated completed the sale of certain assets associated with its TrustConnect® mutual fund processing business (the Clearing Business) to Matrix Settlement and Clearance Services, LLC, one of the leading providers of mutual fund clearing and settlement processing for banks, trust companies and 401(k) providers. The sale was completed over a series of closings that began in the first quarter 2006 and was completed at the beginning of the third quarter 2006. The assets included in the sale of the Clearing Business consisted primarily of customer relationships, customer contracts and intellectual property, which had no recorded carrying values on Federated’s Consolidated Balance Sheets. In exchange for the assets of the Clearing Business, Federated received upfront cash consideration on a pro-rata basis as the closings occurred, totaling $7.7 million. In addition, Federated is entitled to receive contingent consideration due in the third quarter 2008 if certain revenue targets are met. The contingent consideration will be calculated as a percentage of net revenue above a specific threshold directly attributed to the Clearing Business. After taking selling costs into consideration, Federated recognized a gain on the sale of the Clearing Business of $3.7 million, net of tax expense of $2.7 million. The majority of this gain, or $3.2 million, was recorded in the second quarter 2006 and $0.6 million was recorded in the third quarter 2006. This gain on sale was included in Discontinued operations, net of tax on the Consolidated Statements of Income for the year ended December 31, 2006.

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

B-Shares

In March 2007, pursuant to the terms of a new sales program with an independent third party, Federated began accounting for all new sales of its rights to future distribution fees and contingent deferred sales charges related to Class B shares of sponsored funds as sales. The sales of Federated’s rights to future shareholder service fees continued to be accounted for as financings due to Federated’s ongoing involvement in performing shareholder-servicing activities. Accordingly, nonrecourse debt has been recorded.

Management performs recoverability analyses of the deferred sales commission assets and nonrecourse debt related to B-share financings closed through February 2007. In 2007, 2006 and 2005, the evaluations for financings closed through September 2000 indicated that future cash flows would not be sufficient to fully amortize the related asset and debt balances. As such, in addition to the normal amortization occurring during the period based on B-share-related distribution fee, shareholder service fee and contingent deferred sales charge cash flows, the B-share-related deferred sales commission asset balance was written down by $0.2 million, $2.2 million and $87.9 million during 2007, 2006 and 2005, respectively, with a corresponding write-down of nonrecourse debt in each period. There was no material impact on the results of operations as a result of these write-downs. For purposes of evaluating trends in the company’s operating results, management generally excludes the impact of these income and expense items. See Note (10) to the Consolidated Financial Statements for more information regarding Federated’s accounting for B-share funding arrangements.

Accounting for Share-Based Payments

Effective January 1, 2006, Federated adopted the fair-value-recognition provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) using the modified prospective method. Under SFAS 123(R), Federated recognizes compensation costs based on grant-date fair value for all share-based awards granted, modified or settled after January 1, 2006, as well as for any awards that were granted prior to adoption for which requisite service has not been provided as of January 1, 2006. For the year ended December 31, 2006, Federated recorded $4.4 million and $2.8 million of share-based compensation expense in “Income from continuing operations before income taxes” and “Net income,” respectively, related to Federated’s adoption of SFAS 123(R). This reduced both basic and diluted earnings per share for the year ended December 31, 2006 by $0.03. Prior to its adoption of SFAS 123(R), Federated used the fair-value-based method of accounting for share-based awards under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 123) for all awards granted, modified or settled in 2003 through 2005. For all employee-related stock-option awards granted prior to 2003 with no subsequent modifications, Federated applied the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations. Under APB 25, compensation expense was not recognized for stock option

2007 Annual Report    11

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

awards granted with an exercise price equal to or greater than the market value of Federated’s Class B common stock on the date of grant. Under the modified prospective method, periods prior to 2006 were not restated for the effect of SFAS 123(R).

As of December 31, 2007, total compensation expense related to unvested share-based awards not yet recognized in the Statements of Income was approximately $46 million, which is expected to be recognized over a weighted-average period of 6.3 years.

Other Business Developments

In the fourth quarter 2007, Federated entered into long-term individual employment contracts with certain key employees responsible for investment management of the Federated Kaufmann products. The agreements, the terms of which run through December 31, 2014, obligate Federated to make certain compensation payments over the seven-year term of employment. In addition to the base salary and bonuses that were previously being paid to these employees, and are now covered by the employment contracts, the agreements include an up-front payment totaling $15 million to these employees, which was accrued in the fourth quarter 2007 and paid in January 2008. An additional $26.5 million is expected to be paid to these employees and to other current Federated employees also responsible for the management of Federated Kaufmann products over the next four years in equal quarterly installments of $1.7 million. These payments will be expensed in the periods in which they are earned and are generally subject to forfeiture if an employee terminates his or her employment with the company and in certain other circumstances. The agreements also contain provisions for new incentive compensation opportunities related to the revenue and asset growth generated from the newly created Federated Kaufmann Large Cap Fund, as well as covenants relating to confidentiality and non-competition, and provisions for severance payments in certain circumstances.

In the third quarter 2007, Federated realized a $4.9 million loss on a $5 million investment in a Federated-sponsored private investment partnership. The partnership is a short-term investment vehicle whose limited partners were accredited investors. The non-Federated partners redeemed their limited partnership interests at full value. As of December 31, 2007, two of Federated’s subsidiaries were the only investors in the partnership with a total investment of $0.1 million.

12    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Asset Highlights

Managed and Administered Assets at Period End

in millions as of December 31,	2007	2006	Percent Change
Managed Assets
By Asset Class
Money market	$236,630	$173,644	36%
Equity	42,162	40,894	3%
Fixed-income	22,824	22,902	(0)%

Total managed assets	$301,616	$237,440	27%

By Product Type
Mutual Funds:
Money market	$215,003	$155,183	39%
Equity	29,145	28,666	2%
Fixed-income	17,943	18,113	(1)%

Total mutual fund assets	262,091	201,962	30%

Separate Accounts:
Money market	21,627	18,461	17%
Equity	13,017	12,228	6%
Fixed-income	4,881	4,789	2%

Total separate account assets	39,525	35,478	11%

Total managed assets	$301,616	$237,440	27%

Administered Assets	$9,565	$17,778	(46)%

Average Managed and Administered Assets

in millions for the years ended December 31,	2007	2006	2005	2007 vs. 2006	2006 vs. 2005
Average Managed Assets
By Asset Class
Money market	$199,673	$163,901	$144,356	22%	14%
Equity	42,443	34,542	28,940	23%	19%
Fixed-income	22,939	22,259	24,351	3%	(9)%

Total average managed assets	$265,055	$220,702	$197,647	20%	12%

By Product Type
Mutual Funds:
Money market	$178,585	$146,980	$129,531	22%	13%
Equity	29,480	27,139	25,609	9%	6%
Fixed-income	17,886	18,323	20,170	(2)%	(9)%

Total average mutual fund assets	225,951	192,442	175,310	17%	10%

Separate Accounts:
Money market	21,088	16,921	14,825	25%	14%
Equity	12,963	7,403	3,331	75%	122%
Fixed-income	5,053	3,936	4,181	28%	(6)%

Total average separate account assets	39,104	28,260	22,337	38%	27%

Total average managed assets	$265,055	$220,702	$197,647	20%	12%

Average Administered Assets	$17,492	$18,272	$18,239	(4)%	0%

2007 Annual Report    13

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Changes in Federated’s average asset mix year-over-year across both asset and product types have a direct impact on Federated’s total revenue due to the difference in the fee rates per invested dollar earned on each asset and product type. Equity products generally have a higher management fee rate than fixed-income and money market products. Likewise, mutual fund products typically have a higher management fee rate than Separate Accounts. Additionally, Marketing and distribution expense can vary depending upon the asset type, distribution channel and/or the size of the customer relationship. The following table presents the relative composition of average managed assets and the percent of total revenue derived from each asset type over the last three years:

	Percent of Total Average Managed Assets			Percent of Total Revenue
	2007	2006	2005	2007	2006	2005
By Asset Class
Money market assets	75%	74%	73%	49%	47%	44%
Equity assets	16%	16%	15%	39%	39%	38%
Fixed-income assets	9%	10%	12%	11%	13%	16%
Other activities	—	—	—	1%	1%	2%

By Product Type
Mutual Funds:
Money market assets	67%	66%	66%	49%	47%	44%
Equity assets	11%	12%	13%	34%	36%	37%
Fixed-income assets	7%	8%	10%	10%	12%	15%
Separate Accounts:
Money market assets	8%	8%	7%	0%	0%	0%
Equity assets	5%	4%	2%	5%	3%	1%
Fixed-income assets	2%	2%	2%	1%	1%	1%
Other activities	—	—	—	1%	1%	2%

December 31, 2007 period-end managed assets increased 27% over period-end managed assets at December 31, 2006 as a result of increases in money market and equity assets. Average managed assets for 2007 increased 20% over average managed assets for 2006. Period-end money market assets increased 36% for 2007 compared to 2006. Average money market assets increased 22% for 2007 compared to 2006. These increases were primarily due to an increased demand for money market products as a result of investor perception of the uncertainty in credit markets, as well as a declining interest rate environment during the third and fourth quarters of 2007. Period-end equity assets increased 3% for 2007 as compared to 2006. Average equity assets increased 23% for 2007 compared to 2006 primarily due to the MDT Acquisition and market appreciation, partially offset by net redemptions. Period-end fixed-income assets were flat for 2007 compared to 2006. Average fixed-income assets increased 3% for 2007 as compared to 2006 primarily due to the launching of a new collateralized debt obligation (CDO) in the fourth quarter 2006. The increases were partially offset by decreases in average fixed-income mutual fund assets for 2007 as compared to 2006. December 31, 2007 period-end administered assets decreased 46% over period-end administered assets at December 31, 2006 primarily as a result of the discontinuation of a contract for fund administrative services by one bank client during the fourth quarter 2007.

December 31, 2006 period-end managed assets increased 11% over period-end managed assets at December 31, 2005 driven primarily by increases in money market and equity assets. Average managed assets for 2006 increased 12% over average managed assets for 2005. Period-end money market assets increased 8% for 2006 compared to 2005 primarily due to organic growth. Average money market assets increased 14% for 2006 compared to 2005 primarily due to the Alliance Acquisition and organic growth. Period-end and average equity assets increased 37% and 19%, respectively, for 2006 compared to 2005 primarily due to the MDT Acquisition and market appreciation. The increases were partially offset by net equity redemptions. Period-end fixed-income assets were flat for 2006 compared to 2005. Average fixed-income assets declined 9% for 2006 as compared to 2005 primarily from net redemptions, which were partially offset by market appreciation.

14    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Changes in Equity and Fixed-Income Fund Managed Assets

in millions for the years ended December 31,	2007	2006	Percent Change
Equity Funds
Beginning assets	$28,666	$26,031	10%

Sales	5,468	5,851	(7)%
Redemptions	(7,763)	(7,062)	10%

Net redemptions	(2,295)	(1,211)	90%
Net exchanges	(86)	(5)	1,620%
Acquisition related	366	643	(43)%
Other[1]	2,494	3,208	(22)%

Ending assets	$29,145	$28,666	2%

Fixed-Income Funds
Beginning assets	$18,113	$19,037	(5)%

Sales	4,911	4,537	8%
Redemptions	(5,651)	(6,205)	(9)%

Net redemptions	(740)	(1,668)	(56)%
Net exchanges	6	22	(73)%
Acquisition related	0	107	(100)%
Other[1]	564	615	(8)%

Ending assets	$17,943	$18,113	(1)%

[1]	Includes the approximate effect of changes in the market value of securities held by the funds, reinvested dividends and distributions and net investment income.

Changes in Equity and Fixed-Income Separate Account Assets

in millions for the year ended December 31,	2007[1]
Equity Separate Accounts
Beginning assets	$12,228

Net customer flows[2]	96
Other[2]	693

Ending assets	$13,017

Fixed-Income Separate Accounts
Beginning assets	$4,789

Net customer flows[2]	(290)
Other[2]	382

Ending assets	$4,881

[1]	Data for the year ended December 31, 2006 is not available for Changes in Equity and Fixed-Income Separate Account Assets.
[2]

For certain accounts, Net customer flows are calculated as the remaining difference between beginning and ending assets after the calculation of Other. Other includes the approximate effect of changes in the market value of securities held in the portfolios, reinvested dividends and distributions and net investment income.

2007 Annual Report    15

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Results of Operations

Revenue. The following table sets forth components of total revenue from continuing operations for the three years ended December 31:

in millions	2007	2006	2005	2007 vs. 2006	2006 vs. 2005
Revenue from managed assets	$1,114.1	$965.4	$882.7	15%	9%
Revenue from sources other than managed assets	13.5	13.5	13.5	0%	0%

Total revenue	$1,127.6	$978.9	$896.2	15%	9%

Revenue from managed assets increased $148.7 million in 2007 as compared to 2006 primarily due to (1) a $98.6 million increase resulting from increased average money market managed assets; (2) a $33.3 million increase resulting from increased average equity assets under management (excluding equity assets from the MDT Acquisition); and (3) a $26.8 million increase resulting from increased average equity assets under management from the July 2006 MDT Acquisition, partially offset by a decrease of $6.9 million due to a change in the mix of the average fixed-income assets under management.

Revenue from managed assets increased $82.7 million in 2006 as compared to 2005 primarily due to (1) a $43.2 million and $15.2 million increase generated from the investment management business acquired in connection with the Alliance and MDT Acquisitions, respectively; (2) a $27.6 million and $27.5 million increase resulting from an increase in average money market and equity assets under management, respectively (excluding assets acquired in the Alliance and MDT Acquisitions), partially offset by (1) an $18.0 million decrease resulting from a decrease in average fixed-income assets under management; (2) an increase in certain fees waived by Federated resulting from increases in certain fund expenses reducing revenue by $7.5 million; and (3) a decrease of $3.9 million from certain advisory fee reductions implemented January 1, 2006 (see Note (22)(c) to the Consolidated Financial Statements).

Operating Expenses. The following table sets forth operating expenses for the three years ended December 31:

in millions	2007	2006	2005	2007 vs. 2006	2006 vs. 2005
Marketing and distribution	$354.4	$287.0	$219.5	23%	31%
Compensation and related	229.1	192.1	172.4	19%	11%
Professional service fees	33.3	35.6	8.6	(6)%	314%
Amortization of deferred sales commissions	46.5	51.8	51.7	(10)%	0%
Settlement expense	0	0	55.6	0%	(100)%
All other	107.2	103.9	93.5	3%	11%

Total operating expenses	$770.5	$670.4	$601.3	15%	11%

Total operating expenses for 2007 increased $100.1 million compared to 2006. Marketing and distribution expense increased $67.4 million in 2007 as compared to 2006 primarily due to a $55.6 million increase from higher average money market assets under management and a $4.3 million increase from higher average equity assets under management. Compensation and related expense increased $37.0 million primarily due to (1) a $15.0 million expense related to the new Kaufmann employment agreements (see Business Developments – Other Business Developments); (2) a $10.9 million increase in incentive compensation expense (excluding increases related to the MDT Acquisition); and (3) an $8.5 million increase due to a full year of MDT-related expense in 2007 compared to a partial year in 2006.

Total operating expenses for 2006 increased $69.1 million compared to 2005. Marketing and distribution expense increased $67.5 million in 2006 as compared to 2005 primarily due to a (1) $36.3 million increase due to a full year of expense in 2006 as compared to a partial year in 2005 related to the Alliance Acquisition as well as growth within the business acquired; (2) a $19.8 million increase from higher average money market assets under management (excluding increases associated with the Alliance Acquisition); and (3) a $4.2 million increase from higher average equity assets under management ($0.3 million of which relates to the MDT Acquisition). Compensation and related expense increased $19.7 million primarily due to (1) a $6.0 million increase resulting from the MDT Acquisition in the third quarter 2006; (2) a $4.4 million increase due to the adoption of SFAS 123(R); (3) a $2.6 million increase in severance expense; and (4) a $2.2 million increase related to additional share-based awards granted in 2006. Professional service fees increased $27.0 million due primarily to the recognition of a $23.6 million insurance recovery in the third quarter 2005 related to costs incurred for various legal, regulatory and compliance matters. The insurance recovery was primarily recorded as a reduction to Professional service fees and Office and occupancy of $22.1 million and $1.3 million, respectively, in 2005. Settlement expense decreased $55.6 million as a result of the settlement with the Securities and Exchange Commission (SEC) and New York State Attorney General (NYAG) in the fourth quarter of 2005 (see Note (22)(c) to the Consolidated Financial Statements). All other increased primarily due to an increase of $4.8 million in Amortization of intangible assets due primarily to a $2.4 million increase related

16    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

to the MDT Acquisition, and a $1.2 million increase related to the Alliance Acquisition primarily due to a full year of amortization expense in 2006 as compared to a partial year in 2005.

Nonoperating Income (Expenses). Nonoperating expenses, net, increased $6.6 million in 2007 as compared to 2006 due primarily to the recognition of a $4.9 million capital loss on an investment in a sponsored private investment product structured as a limited partnership in the third quarter 2007 (see Business Developments – Other Business Developments) and a $1.2 million write-down in the fourth quarter 2007 related to an investment in a Federated-managed collateralized debt obligation product.

Nonoperating income, net, increased $10.7 million in 2006 as compared to 2005 due primarily to a $9.8 million decrease in Debt expense – nonrecourse attributable to lower amounts of average nonrecourse debt due mainly to the impairment write-down of B-share-related deferred sales commissions and related non-recourse debt taken in 2006 ($2.2 million) and 2005 ($88.0 million).

Income Taxes on Continuing Operations. The income tax provision for continuing operations for 2007, 2006 and 2005 was $129.2 million, $113.7 million and $114.9 million, respectively. The $15.5 million increase in the provision for 2007 as compared to 2006 was primarily due to the $14.7 million federal tax effect of higher income from continuing operations before taxes and $1.5 million in increased state taxes. The $1.2 million decrease in the provision for 2006 as compared to 2005 was primarily due to the $12.3 million federal tax effect of the non-deductible portion of Settlement expense accrued during 2005 partially offset by the $10.1 million federal tax effect of higher income from continuing operations before taxes and $0.9 million in increased state taxes. The effective tax rate was 37.3% for 2007, 37.3% for 2006 and 41.6% for 2005. The decrease in the effective tax rate for 2006 as compared to 2005 is primarily related to the non-deductible portion of Settlement expense recorded in 2005. See Note (15) to the Consolidated Financial Statements for additional information on the effective tax rate, as well as other tax disclosures.

For 2007, Federated’s pretax book income was $20.7 million in excess of federal taxable income due primarily to $17.9 million in permanent tax differences associated with tax deductions on restricted stock vestings and stock options exercised during the year.

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

For 2005, Federated’s pretax book income was $9.2 million less than federal taxable income due primarily to the $35.0 million non-deductible portion of Settlement expense (see Note 22(c) to the Consolidated Financial Statements), partially offset by $16.5 million in insurance proceeds recognized as income for book purposes in 2005 versus a prior year for tax purposes (see Note 22(c) to the Consolidated Financial Statements) and $13.0 million in temporary tax differences associated with amortization of certain intangible assets.

Income from Continuing Operations. Income from continuing operations increased $26.4 million in 2007 as compared to 2006 primarily as a result of the changes in revenues and expenses noted above. Earnings per diluted share from continuing operations increased $0.32 in 2007 as compared to 2006 due to an increase in income from continuing operations and lower weighted-average diluted shares outstanding.

Income from continuing operations increased $30.1 million in 2006 as compared to 2005 primarily as a result of the changes in revenues and expenses noted above. Earnings per diluted share from continuing operations increased $0.31 in 2006 as compared to 2005 due to an increase in income from continuing operations and lower weighted-average diluted shares outstanding.

Discontinued Operations. Discontinued operations, net of tax for 2006 reflects the after-tax gain on the sale of Federated’s trade-clearing business ($3.7 million), the reversal of a related deferred tax asset valuation allowance ($2.1 million) and after-tax operating income ($0.9 million) of Federated’s trade-clearing operations. Discontinued operations for 2005 primarily reflects the after-tax loss on the sale ($1.7 million) and after-tax operating loss ($1.1 million) of InvestLink Technologies, Inc., partially offset by after-tax operating income of Federated’s trade-clearing operations ($2.3 million) (see Note (3) to the Consolidated Financial Statements).

Liquidity and Capital Resources

At December 31, 2007, liquid assets, consisting of cash and cash equivalents, short-term investments and receivables, totaled $173.4 million as compared to $158.2 million in 2006. As of December 31, 2007, Federated had $200 million available for borrowings under its credit facility and separately, a B-share funding arrangement with an independent third party (see Note (9) and Note (10) to the Consolidated Financial Statements).

Operating Activities. Net cash provided by operating activities totaled $327.0 million for 2007 as compared to $293.7 million for 2006. The increase of $33.3 million was primarily due to an increase in net income of $19.7 million for 2007 as compared to 2006 and timing differences of $16.7 million in the cash settlement of assets and liabilities.

Investing Activities. In 2007, Federated used $90.2 million for investing activities, which primarily represented cash paid for business acquisitions and minority interest investments. See Note (2) to the Consolidated Financial Statements for additional information.

2007 Annual Report    17

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Financing Activities. In 2007, Federated used $235.1 million for financing activities. Of this amount, Federated paid $117.3 million to repurchase 3.5 million shares of Class B common stock in the open market under the stock repurchase program and in private transactions. As of December 31, 2007, Federated is authorized to repurchase an additional 3.9 million shares through December 31, 2008 under its current program.

Federated paid $83.1 million or $0.81 per share in dividends to holders of its common stock in 2007. In January 2008, Federated’s board of directors declared a dividend of $0.21 per share, for shareholders of record on February 8, 2008, which was paid on February 15, 2008.

Financial Position

Prepaid expenses at December 31, 2007 increased $5.9 million from December 31, 2006 primarily due to an increase in prepaid taxes as a result of required projections used in the calculation of estimated income tax payments.

Other current liabilities – affiliates at December 31, 2007 decreased $8.2 million from December 31, 2006 primarily due to the payment in 2007 of $8.2 million in purchase price and interest due as of December 31, 2006, to holders of the 11% minority interests associated with the MDT Acquisition (see Note (2) to the Consolidated Financial Statements).

Other current liabilities – other at December 31, 2007 increased $7.6 million from December 31, 2006 primarily due to $3.2 million in insurance recoveries received in 2007 for claims submitted to cover costs associated with the internal review, government investigations into past mutual fund trading practices and related civil litigation (see Note (22)(c) to the Consolidated Financial Statements). The retention of this advance payment is contingent upon the approval of the claim by the insurance carrier. In the event that all or a portion of the claim is denied, Federated will be required to repay all or a portion of this advance payment. Because the outcome of this claim is uncertain at this time, Federated recorded the advance payment as a liability and will continue to evaluate the contingency until it is resolved. Also included at December 31, 2007, was an increase of $2.4 million related to the accrued contingent purchase price payment associated with the Alliance Acquisition (see Note (2) to the Consolidated Financial Statements) and $1.8 million of nonrecourse debt that has been partially classified as a current liability beginning in 2007.

Additional significant changes in assets and liabilities are discussed elsewhere in Management’s Discussion and Analysis.

Off-Balance Sheet Arrangements

As of December 31, 2007 and 2006, Federated did not have any material off-balance sheet arrangements.

Contractual Obligations and Contingent Liabilities

Contractual. The following table presents as of December 31, 2007, Federated’s significant fixed and determinable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included either in the referenced Note to the Consolidated Financial Statements or in a footnote to the table.

	Note Reference	Payments due in				Total
in millions		2008	2009-2010	2011-2012	After 2012
Capital lease obligations	(14)	$0.1	$0.1	$0	$0	$0.2
Operating lease obligations	(14)	12.8	20.3	17.1	17.5	67.7
Purchase obligations[1]		6.3	2.5	0.5	1.1	10.4
Employment-related commitments[2]		30.7	27.8	20.2	10.8	89.5
Unrecognized tax benefits[3]		—	—	—	—	1.1

Total		$49.9	$50.7	$37.8	$29.4	$168.9

[1]

Federated is a party to various contracts pursuant to which it receives certain services including access to various fund-related information systems and research databases, trade order transmission and recovery services, as well as legal services. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2017. Costs for such services are expensed as incurred.

[2]

Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2014.

[3]	It is not possible to estimate the time periods during which these amounts might be paid to tax authorities.

As part of the MDT Acquisition, Federated is required to make annual contingent purchase price payments based upon growth in MDTA net revenues over a three-year period. The first contingent purchase price payment of $43.3 million, which was recorded as goodwill in the second quarter of 2007, was paid in the third quarter of 2007. The remaining purchase price payments, which could aggregate as much as $86.7 million ($43.3 million of which could be paid in 2008), will be recorded as additional goodwill at the time the contingency is resolved.

18    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Pursuant to various signficant employment arrangements, Federated may be required to make certain incentive compensation-related payments. The employment contracts expire on various dates through the year 2014 with payments possible through 2018. Excluding the impact of the incentive compensation opportunities related to the newly created Federated Kaufmann Large Cap Fund (the New Fund Bonus), the maximum bonus payable over the remaining terms of the contracts approximates $65 million, of which $9.3 million would be payable in 2008 if the necessary performance targets are met and the employees continue to be employed as of the relevant payment dates. At this time, management is unable to reasonably estimate a range of possible bonus payments for the New Fund Bonus due to the negligible level of assets in the new fund at December 31, 2007 and the wide range of possible growth-rate scenarios for the fund.

As part of the Alliance Acquisition, Federated is required to make contingent purchase price payments over a five-year period. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first two contingent purchase price payments of $10.7 million and $13.3 million were paid in the second quarters of 2006 and 2007, respectively. At current asset levels, these payments would approximate $62 million over the remaining three-year period, which includes a $10.0 million lump-sum payment in 2010. As of December 31, 2007, $12.7 million was accrued in Other current liabilities – other.

The Rochdale Acquisition agreement provides for two forms of contingent purchase price payments that are dependent upon asset growth and fund performance through 2012. The first form of contingent payment is payable in 2010 and 2012 and could aggregate to as much as $20 million. The second form of contingent payment is payable on a semi-annual basis over the five-year period following the acquisition closing date and is based on certain revenue earned by Federated from the Federated InterContinental Fund.

Pursuant to other acquisition agreements or long-term employment arrangements, Federated may be required to make additional payments upon the occurrence of certain events. Under these other agreements, payments could occur on an annual basis and continue through 2010.

Past Mutual Fund Trading Issues and Related Legal Proceedings. In 2005, Federated entered into settlement agreements with the SEC and NYAG to resolve the past mutual fund trading issues. Under the terms of the settlements, Federated paid for the benefit of fund shareholders a total of $80.0 million. In addition, Federated agreed to reduce the investment advisory fees on certain Federated funds by $4.0 million per year for the five-year period beginning January 1, 2006, based upon effective fee rates and assets under management as of September 30, 2005. Depending upon the level of assets under management in these funds during the five-year period, the actual investment advisory fee reduction could be greater or less than $4.0 million per year. For each of the years ended December 31, 2007 and 2006, these fee reductions were approximately $4 million.

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

All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated is defending this litigation. The potential impact of these recent lawsuits and future potential similar suits, as well as the timing of settlements, judgments or other resolution of these matters, are uncertain. It is possible that an unfavorable determination will cause a material adverse impact to Federated’s reputation, financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

The Consolidated Financial Statements for the years ended December 31, 2007, 2006 and 2005 reflect $4.4 million, $9.1 million and $9.6 million, respectively, for costs associated with various legal, regulatory and compliance matters, including costs related to Federated’s internal review, costs incurred on behalf of the funds, costs incurred and estimated to complete the distribution of Federated’s regulatory settlement, costs related to certain other undertakings of these settlement agreements, and costs incurred and estimated to resolve certain of the above-mentioned ongoing legal proceedings. Accruals for these estimates represent management’s best estimate of probable losses at this time. Actual losses may differ from the estimate, and such differences may have a material impact on Federated’s consolidated results of operations, financial position or cash flows. The Consolidated Financial Statements for the year ended December 31, 2005 reflect settlement expenses of $55.6 million primarily representing civil penalties and restoration to fund shareholders associated with the aforementioned settlements. In addition, 2005 net income included a $23.6 million pretax insurance recovery of certain of these costs which was recorded as a reduction to the various income statement line items to which these costs were originally charged.

Other Legal Proceedings. Federated has other claims asserted and threatened against it in the ordinary course of business. These other claims are subject to inherent uncertainties. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s reputation, financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

Future Cash Needs. In addition to the contractual obligations and contingent liabilities described above, management expects that principal uses of cash will include funding marketing and distribution expenditures, paying incentive and base compensation, funding

2007 Annual Report    19

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

business acquisitions, repurchasing company stock, paying shareholder dividends, advancing sales commissions, seeding new products, repaying any potential future debt obligations and funding property and equipment acquisitions, including computer-related software and hardware. As a result of recently adopted regulations and requests for information from regulatory authorities, management anticipates that expenditures for compliance personnel, compliance systems and related professional and consulting fees may continue to increase. Resolution of the matters described above regarding past mutual fund trading issues and legal proceedings could result in payments that may have a significant impact on Federated’s liquidity, capital resources and results of operations. After considering Federated’s future cash needs in light of the balance of liquid assets at December 31, 2007, management believes Federated may borrow under its credit facility within the next twelve months. Management believes Federated’s existing liquid assets, together with the expected continuing cash flow from operations, its borrowing capacity under the current credit facility, the current B-share funding arrangement and its ability to issue stock will be sufficient to meet its present and reasonably foreseeable cash needs. In addition, management estimates that of the $22.9 million of deferred tax assets at December 31, 2007, approximately $5 million and $13 million will reverse in 2008 and 2009, respectively.

Federated signed a definitive agreement with an independent financial institution, effective March 1, 2007, to continue funding B-share sales commissions through December 31, 2009.

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

Recent Accounting Pronouncements

SFAS 141(R) – In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (SFAS 141(R)). SFAS 141(R) is intended to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and expands the disclosure requirements for material business combinations. For calendar-year companies, SFAS 141(R) is effective for business combination transactions for which the acquisition date is on or after January 1, 2009. Management will adopt FAS 141(R) prospectively, as required by the standard, and is currently evaluating the impact SFAS 141(R) will have on Federated’s future business combinations.

SFAS 160 – In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 is intended to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way – as equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring that they be treated as equity transactions. SFAS 160 is effective for fiscal years beginning after December 15, 2008, and is required to be adopted prospectively. Management is currently evaluating the impact SFAS 160 will have on Federated’s financial position and results of operations.

EITF 06-11 – In June 2007, the FASB’s Emerging Issues Task Force (EITF) issued EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards,” (EITF 06-11). Under the provisions of EITF 06-11, a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity classified nonvested equity shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase to additional paid-in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to the income tax benefits that result from dividends on equity-classified employee share-based payment awards that are declared in fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Management has concluded that the adoption of EITF 06-11 will not have a material impact on the Consolidated Financial Statements.

SOP 07-1 and FSP SOP 07-1-1 – In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies,” (SOP 07-1). SOP 07-1 provides (1) guidance on the application of the definition of an investment company and (2) conditions that must be evaluated to determine whether the specialized industry accounting principles of the above-referenced guide applied by a subsidiary or equity method investee should be retained in the consolidated financial statements of a parent company that consolidates an investment company subsidiary or an investor that applies the equity method of accounting to its investments in investment companies. The provisions of SOP 07-1 were initially effective for fiscal years beginning on or after December 15, 2007; however, in February 2008, the FASB issued a FASB Staff Position (FSP) to indefinitely defer the effective date of this SOP.

20    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

SFAS 159 – In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 allows entities to voluntarily choose to measure many financial assets and liabilities at fair value. The election is made on an instrument-by-instrument basis and is irrevocable. Once the election is made for an instrument, all subsequent changes in fair value for that instrument must be reported in earnings. SFAS 159 is effective on January 1, 2008 for calendar-year companies. Management has not elected the fair value option for any assets or liabilities as of January 1, 2008 and has concluded that the adoption of this standard will not have a material impact on the Consolidated Financial Statements.

SFAS 157 and FSP SFAS 157-2 – In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements because the FASB had previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB issued an FSP to defer the effective date of SFAS 157 for one year for nonfinancial assets and liabilities. With respect to financial assets and liabilities, the provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. Management has concluded that the adoption of this standard for financial assets and liabilities will not have a material impact on the Consolidated Financial Statements. Management continues to evaluate the impact this statement will have on the Consolidated Financial Statements once its provisions are adopted for nonfinancial assets and liabilities.

Critical Accounting Policies

Federated’s Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Management continually evaluates the accounting policies and estimates it uses to prepare the Consolidated Financial Statements. In general, management's estimates are based on historical experience, on information from third-party professionals and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results may differ from those estimates made by management and those differences may be significant.

Of the significant accounting policies described in Note (1) to the Consolidated Financial Statements, management believes that its policies regarding accounting for VIE consolidation, intangible assets, income taxes and loss contingencies involve a higher degree of judgment and complexity.

Variable Interest Entity Consolidation. From time to time, Federated enters into transactions with entities that may be VIEs, as defined in FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities – an interpretation of Accounting Research Bulletin No. 51.” Federated makes judgments and estimates regarding the sufficiency of equity at risk, the rights of various holders of the entity to exercise control and the rights and obligations of holders to receive returns or absorb losses of the entity in order to determine whether these entities are VIEs. Whether at the time of Federated’s initial involvement with a VIE or as a result of a reconsideration event, Federated performs qualitative and quantitative analysis of a VIE to determine whether Federated is the primary beneficiary and therefore, must consolidate the VIE. In performing these analyses, Federated makes judgments and estimates regarding the future performance of the assets held by the VIE, taking into account estimates of credit risk, timing of cash flows and other significant factors, and the likelihood of various outcomes. With respect to a mutual fund that meets the definition of a VIE, reconsideration events occur frequently (e.g. as shares are issued or redeemed from the fund) but the risk of consolidation by Federated is typically low once the fund is well established. For CDOs that qualify as VIEs, reconsideration events are typically infrequent.

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

The level, if any, of impairment of customer-related intangible assets, such as investment advisory contract intangible assets, is highly dependent upon the remaining level of managed assets acquired in connection with an acquisition. Approximately 28% of the carrying value of Federated’s customer-related intangible assets as of December 31, 2007 relates to a single renewable investment advisory contract with one fund. Consecutive annual declines in the managed asset balance in this particular fund in excess of 80% over its remaining useful life could have a considerable impact on the underlying value of Federated’s customer-related intangible assets. To date, the actual compound annual rate of change in the acquired assets in this fund since the acquisition in 2001 has been more favorable than the assumed rate. No changes have been made to this estimate in the current year. In addition, approximately 10% of the carrying value of Federated’s customer-relationship intangible assets as of December 31, 2007 relates to a single financial intermediary. Significant changes in Federated’s relationship with this intermediary customer could cause a sudden decrease in the underlying managed asset balance, which could lead to impairment.

2007 Annual Report    21

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Accounting for Income Taxes. Significant management judgment is required in developing Federated’s provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. As of December 31, 2007, Federated had not recorded a valuation allowance on the $6.4 million deferred tax asset relating to write-downs of Federated’s CDO investments (unrecognized for tax purposes). Federated considered the following facts in connection with its evaluation of the realizability of the $6.4 million deferred tax asset: (1) the actual amount of capital loss associated with Federated’s remaining investment in the CDOs will not be known until such time as those investments are either redeemed by the CDOs or sold by Federated; (2) the carry-forward period for capital losses is five years; and (3) Federated has historically generated capital gains in times of favorable market conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize these losses in the future. In the event that Federated’s preliminary strategies do not materialize, Federated may be required to record a valuation allowance of as much as $6.4 million for these deferred tax assets.

In addition, as of December 31, 2007, Federated had not recorded a valuation allowance on the $1.7 million deferred federal tax asset relating to Federated’s loss on its investment in a Federated-sponsored private investment partnership. Federated considered the following facts in connection with its evaluation of the realizability of the $1.7 million deferred federal tax asset: (1) Federated believes it is likely that it will receive contingent consideration in 2008 from the sale of the Clearing Business; (2) the carry-forward period for capital losses is five years; and (3) Federated has historically generated capital gains in times of favorable market conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize these losses in the future. In the event that Federated’s preliminary strategies do not materialize, Federated may be required to record a valuation allowance of as much as $1.7 million for these deferred tax assets.

Significant management judgment is required to apply the two-step process prescribed by FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” to account for uncertainty in income taxes. The processes of determining (1) whether it is more likely than not that a position will be sustained upon examination and (2) the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority require management estimates and judgment as to expectations of the amounts and probabilities of the outcomes that could be realized. Management considers the facts and circumstances available as of the reporting date in order to determine the appropriate tax benefit to recognize including tax legislation and statutes, legislative intent, regulations, rulings and case law. Significant differences could exist between the ultimate outcome of the examination of a tax position and management’s estimate. These differences could have a material impact on Federated’s effective tax rate, results of operations, financial position and/or cash flows.

Accounting for Loss Contingencies. In accordance with SFAS No. 5, “Accounting for Contingencies,” Federated accrues for estimated costs, including legal costs related to existing lawsuits, claims and proceedings when it is probable that a liability has been incurred and the costs can be reasonably estimated. Accruals are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a suit and management’s estimate. These differences could have a material impact on Federated’s results of operations, financial position and/or cash flows.

Risk Factors

Potential Adverse Effects of Increased Competition in the Investment Management Business. The investment management business is highly competitive. Federated competes in the distribution of mutual funds and separate accounts with other independent fund management companies, national and regional broker/dealers, commercial banks, insurance companies and other institutions. Many of these competitors have substantially greater resources and brand recognition than Federated. Competition is based on various factors, including business reputation, investment performance, quality of service, the strength and continuity of management and selling relationships, marketing and distribution services offered, the range of products offered and fees charged.

Many of Federated’s products are designed for use by institutions such as banks, insurance companies and other corporations. A large portion of Federated’s managed assets, particularly money market and fixed-income managed assets, are held by institutional investors. Because most institutional investment vehicles are sold without sales commissions at either the time of purchase or the time of redemption, institutional investors may be more inclined to transfer their assets among various institutional funds than investors in retail mutual funds. Of Federated’s 148 managed funds, 92 are sold without a sales commission.

A significant portion of Federated’s revenue is derived from providing mutual funds to the wealth management and trust market, comprising approximately 1,500 banks and other financial institutions. Future profitability of Federated will be affected by its ability to retain its share of this market, and could also be adversely affected by the general consolidation occurring in the banking industry, as well as regulatory changes.

Potential Adverse Effects of Changes in our Distribution Channels. Federated acts as a wholesaler of investment products to financial intermediaries including banks, broker/dealers, registered investment advisers and other financial planners. Federated also sells investment products directly to corporations and institutions. Two intermediary customers [Edward D. Jones & Co., L.P. and the Bank of New York Mellon Corporation, including Pershing (a subsidiary of the Bank of New York Mellon Corporation) and other assets from the Bank of New York Mellon Corporation] accounted for a total of approximately 13% and 15%, respectively, of Federated’s

22    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

total revenue for 2007. If one or more of the major financial intermediaries that distribute Federated’s products were to cease operations or limit or otherwise end the distribution of Federated’s investment products, it could have a significant adverse effect on Federated’s future revenues and, to a lesser extent, net income. There can be no assurance that Federated will continue to have access to the financial intermediaries that currently distribute Federated products. In addition, Federated has experienced increases in the cost of distribution as a percentage of total revenue over the years and such costs could continue to rise. Higher distribution costs reduce Federated’s operating and net income.

Potential Adverse Effects of a Decline or Disruption in the Economy or Financial Markets. Economic or financial market downturns, including disruptions in securities and credit markets, may adversely affect the profitability and performance of, demand for and investor confidence in Federated’s investment products and services. The ability of Federated to compete and grow is dependent, in part, on the relative attractiveness of the types of investment products Federated offers and its investment performance and strategies under prevailing market conditions. In the event of extreme circumstances, including economic, political, or business crises, Federated may suffer significant redemptions in assets under management, severe liquidity issues in short-term investment products and declines in the value of and returns on assets under management, all of which could cause significant adverse effects on Federated’s reputation, financial position, results of operations and/or liquidity.

Adverse Effects of Declines in the Amount of or Changes in the Mix of Assets Under Management. A significant portion of Federated’s revenue is derived from investment advisory fees, which are based on the value of managed assets and vary with the type of asset being managed, with higher fees generally earned on equity products than on fixed-income and money market products. Likewise, mutual fund products generally have a higher management fee than separate accounts. Additionally, marketing and distribution expense can vary depending upon the asset type, distribution channel and/or the size of the customer relationship. Consequently, significant fluctuations in the market value of securities held by, or the level of redemptions from, the funds or other products advised by Federated may materially affect the amount of managed assets and thus Federated’s revenue, profitability and ability to grow. Similarly, changes in Federated’s average asset mix across both asset and product types have a direct impact on Federated’s revenue and profitability. Substantially all of Federated’s managed assets are in investment products that permit investors to redeem their investment at any time. Additionally, changing market conditions may cause a shift in Federated’s asset mix toward money market and fixed-income products, which may cause a decline in Federated’s revenue and net income.

Potential Adverse Effects on Money Market and Other Fixed-Income Assets Resulting From Changes in Interest Rates. Approximately 49% and 11% of Federated’s revenue in 2007 was from managed assets in money market and fixed-income products, respectively. These assets are largely from institutional investors. In a rising short-term interest rate environment, certain institutional investors using money market products and other short-term duration fixed-income products for cash management purposes may shift these investments to direct investments in comparable instruments in order to realize higher yields than those available in money market and other fund products holding lower-yielding instruments. In addition, rising interest rates will tend to reduce the market value of bonds held in various investment portfolios and other products. Thus, increases in interest rates could have an adverse effect on Federated’s revenue from money market portfolios and from other fixed-income products. Federated has been actively diversifying its products to expand its managed assets in equity products, which may be less sensitive to interest rate increases. There can be no assurance that Federated will be successful in these diversification efforts.

Adverse Effects of Poor Investment Performance. Success in the investment management business is largely dependent on investment performance relative to market conditions and the performance of competing products. Good performance generally assists retention and growth of assets, resulting in additional revenues. Conversely, poor performance tends to result in decreased sales and increased redemptions with corresponding decreases in revenues to Federated. Poor performance could, therefore, have a material adverse effect on Federated’s business, results of operations or business prospects. In terms of revenue concentration by product, approximately 17% of Federated’s total revenue for 2007 was derived from services provided to one sponsored fund (the Federated Kaufmann Fund). Sustained poor performance in this fund could have a material adverse effect on Federated’s results of operations.

Potential Adverse Effects of Changes in Laws and Regulations on Federated’s Investment Management Business. Federated and its investment management business are subject to extensive regulation in the United States and abroad. Federated and Federated mutual funds are subject to Federal securities laws, principally the Investment Company Act and the Advisers Act, state laws regarding securities fraud and regulations promulgated by various regulatory authorities, including the SEC, the Financial Industry Regulatory Authority (“FINRA”) (formerly, the National Association of Securities Dealers) and the New York Stock Exchange (the “NYSE”). Federated is also affected by the regulations governing banks and other financial institutions and, to the extent operations take place outside the United States, by foreign regulations. Changes in laws, regulations or governmental policies, and the costs associated with compliance, could materially and adversely affect the business and operations of Federated. For example, in the recent past, the Federal securities laws have been augmented substantially by, among other measures, the Sarbanes-Oxley Act of 2002, the Patriot Act of 2001 and the Gramm-Leach-Bliley Act of 1999. Currently pending legislation could impose additional requirements and restrictions on Federated and/or Federated mutual funds. In addition, during the past few years the SEC, FINRA and the NYSE have adopted regulations that have increased Federated’s operating expenses and affected the conduct of its business, and may continue to do so. Other significant regulations or amendments to regulations have been proposed that, if adopted, will affect Federated and the Federated Funds, and Federated anticipates that other reforms and regulatory actions affecting the mutual fund industry are likely to occur.

2007 Annual Report    23

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Operational Risks. Operational risks include, but are not limited to, improper or unauthorized execution and processing of transactions, deficiencies in operating systems, business disruptions, inadequacies or breaches in our internal control processes and noncompliance with regulatory requirements. Management relies on its employees and systems to comply with established procedures, controls and regulatory requirements. Breakdown or improper use of systems, human error or improper action by employees, or noncompliance with regulatory rules could cause significant adverse effects on Federated’s reputation, financial position, results of operations and/or liquidity.

No Assurance of Successful Future Acquisitions. Federated’s business strategy contemplates the acquisition of other investment management companies as well as investment assets. There can be no assurance that Federated will find suitable acquisition candidates at acceptable prices, have sufficient capital resources to realize its acquisition strategy, be successful in entering into definitive agreements for desired acquisitions, or successfully integrate acquired companies into Federated, or that any such acquisitions, if consummated, will prove to be advantageous to Federated.

Retaining and Recruiting Key Personnel. Federated’s ability to locate and retain quality personnel has contributed significantly to its growth and success and is important to attracting and retaining customers. The market for qualified executives, investment managers, analysts, sales representatives and other key personnel is extremely competitive. There can be no assurance that Federated will be successful in its efforts to recruit and retain the required personnel. Federated has encouraged the continued retention of its executives and other key personnel through measures such as providing competitive compensation arrangements and in certain cases employment agreements. The loss of any such personnel could have an adverse effect on Federated. Moreover, since certain of our products contribute significantly to our revenues and earnings, the loss of even a small number of key personnel associated with these products could have a disproportionate impact on our business.

Various executives, investment, sales and other key personnel now own restricted stock and hold stock options subject to vesting periods of up to ten years from the date acquired or awarded and to provisions that require resale or forfeiture to Federated in certain circumstances upon termination of employment. In addition, certain of these employees are employed under contracts which require periodic review of compensation and contain restrictive covenants with regard to divulging confidential information and engaging in competitive enterprises.

Systems and Technology Risks. Federated utilizes software and related technologies throughout its businesses including both proprietary systems and those provided by outside vendors. Unanticipated issues could occur and it is not possible to predict with certainty all of the adverse effects that could result from a failure of a third party to address computer system problems. Accordingly, there can be no assurance that potential system interruptions or the cost necessary to rectify the problems would not have a material adverse effect on Federated’s business, financial condition, results of operations or business prospects.

Adverse Effects of Rising Costs of Risk Management. Since 2001, expenses related to risk management have increased and management expects these costs to be significant going forward. As a result of a heightened regulatory environment, management anticipates that expenditures for risk management personnel, risk management systems and related professional and consulting fees may continue to increase. Insurance coverage for significant risks may not be available or may only be available at prohibitive costs. Renewals of insurance policies may expose Federated to additional cost through the assumption of higher deductibles, and co-insurance liability and/or lower coverage levels. Higher insurance costs, incurred deductibles and lower coverage levels may reduce Federated’s operating and net income.

Potential Adverse Effects Related to Federated’s Settlement of Past Mutual Fund Trading Issues and Related Legal Proceedings. In 2005, Federated entered into settlement agreements with the SEC and NYAG to resolve the past mutual fund trading issues. Since October 2003, Federated has been named as a defendant in twenty-three cases filed in various federal district courts and state courts involving allegations relating to market timing, late trading and excessive fees. All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated is defending this litigation. The potential impact of these recent lawsuits and future potential similar suits is uncertain. It is possible that an unfavorable determination will cause a material adverse impact to Federated’s reputation, financial position, results of operations and/or liquidity. Responding to future requests from regulatory authorities, defending pending litigation and addressing the undertakings required by the settlement agreements will increase Federated’s operating expenses and could have other material adverse effects on Federated’s business.

Potential Adverse Effects of Reputational Harm. Any material losses in client or shareholder confidence in Federated or in the mutual fund industry as a result of pending litigation, previously settled governmental inquiries or other matters could increase redemptions from and reduce sales of Federated Funds and other investment management services, resulting in a decrease in future revenues.

Adverse Effects of Termination or Failure to Renew Fund Agreements. A substantial majority of Federated’s revenues are derived from investment management agreements with the funds that, as required by law, are terminable upon 60 days notice. In addition, each such investment management agreement must be approved and renewed annually by each fund’s board of directors or trustees, including disinterested members of the board, or its shareholders, as required by law. Failure to renew, changes resulting in lower fees, or termination of a significant number of these agreements could have a material adverse impact on Federated. As required by the Investment Company Act of 1940, each investment advisory agreement with a mutual fund automatically terminates upon its “assignment,” although new investment advisory agreements may be approved by the mutual fund’s directors or trustees and

24    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

shareholders. A sale of a sufficient number of shares of Federated’s voting securities to transfer control of Federated could be deemed an “assignment” in certain circumstances. An assignment, actual or constructive, will trigger these termination provisions and may adversely affect Federated’s ability to realize the value of these agreements.

Under the terms of the settlement agreement with the SEC and NYAG, a Federated investment advisory subsidiary may not serve as investment adviser to any registered investment company unless: (1) at least 75% of the fund’s directors are independent of Federated; (2) the chairman of each such fund is independent of Federated; (3) no action may be taken by the fund’s board of directors or trustees or any committee thereof unless approved by a majority of the independent board members of the fund or committee, respectively; and (4) the fund appoints a senior officer who reports to the independent directors or trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved.

Potential Adverse Effects of Unpredictable Events. Unpredictable events, including natural disaster, technology failure, pandemic, war and terrorist attack, could adversely impact our ability to conduct business. Such events could cause disruptions in economic conditions, system interruption, loss of life or unavailability of personnel. As such, there can be no assurance that unpredictable events, or the costs to address such events, would not have a material adverse effect on Federated’s business, financial condition, results of operations or business prospects.

Certifications

J. Christopher Donahue and Thomas R. Donahue have provided certifications to the Securities and Exchange Commission as required by Section 302 of the Sarbanes-Oxley Act of 2002. These certifications are included as Exhibit 31.01 of Federated’s Form 10-K for the year ended December 31, 2007. As required by the New York Stock Exchange (NYSE), on May 21, 2007, J. Christopher Donahue submitted his annual certification to the NYSE as required by Section 303A.12 of the NYSE Corporate Governance Rules.

2007 Annual Report    25

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of its business, Federated is exposed to risk of loss due to fluctuations in the securities market and general economy. Management is responsible for identifying, assessing and managing market and other risks.

Market Risk – Investments. Federated’s short-term investments expose it to various market risks. A single investment can expose Federated to multiple risks. Interest-rate risk is the risk that unplanned fluctuations in earnings will result from interest-rate volatility while credit risk is the risk that an issuer of debt securities may default on its obligations. At December 31, 2007, Federated was exposed to interest-rate and, to a lesser extent, credit risk, as a result of holding investments in fixed-income sponsored funds ($10.7 million) and primarily investment-grade debt securities held by certain sponsored products ($6.1 million). At December 31, 2006, Federated was exposed to interest-rate and, to a lesser extent, credit risk, as a result of holding investments in primarily investment-grade debt securities held by certain sponsored products ($8.4 million), a sponsored CDO ($1.5 million) and fixed-income sponsored funds ($6.1 million). At both December 31, 2007 and 2006, Management considered a hypothetical 100 basis point fluctuation in interest rates and determined that the impact of such a fluctuation on these investments, individually and in the aggregate, would not have a material effect on Federated’s financial condition or results of operations.

Price risk is the risk that the market price of an investment will decline and ultimately result in the recognition of a loss for Federated. Federated was exposed to price risk as a result of its $15.3 million and $7.2 million investment primarily in sponsored fluctuating-value mutual funds held at December 31, 2007 and 2006, respectively. At both December 31, 2007 and 2006, Management considered a hypothetical 10% fluctuation in market value and determined that the impact of such a fluctuation on these investments, individually and in the aggregate, would not have a material effect on Federated’s financial condition or results of operations.

For further discussion of managed assets and factors that impact Federated’s revenue, see the sections entitled “General,” “Asset Highlights,” “Contractual Obligations and Contingent Liabilities” and “Risk Factors” herein as well as the section entitled “Regulatory Matters” in Federated’s Annual Report on Form 10-K for the year ended December 31, 2007 on file with the SEC.

26    Federated Investors, Inc.

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

Management assessed the effectiveness of Federated’s internal control over financial reporting as of December 31, 2007, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2007, its system of internal control over financial reporting is properly designed and operating effectively to achieve the criteria of the “Internal Control – Integrated Framework.” Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an attestation report on Federated’s internal control over financial reporting.

Federated Investors, Inc.

/s/ J. Christopher Donahue	/s/ Thomas R. Donahue
J. Christopher Donahue	Thomas R. Donahue
President and Chief Executive Officer	Chief Financial Officer

February 28, 2008

2007 Annual Report    27

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

The Shareholders and Board of Directors

Federated Investors, Inc.

We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of Federated Investors, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 28, 2008, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 28, 2008

28    Federated Investors, Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Shareholders and Board of Directors

Federated Investors, Inc.

We have audited Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Federated Investors, Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

In our opinion, Federated Investors, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Federated Investors, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007, of Federated Investors, Inc., and our report dated February 28, 2008, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 28, 2008

2007 Annual Report    29

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

December 31,	2007	2006
Current Assets
Cash and cash equivalents	$120,350	$118,721
Investments	25,921	16,193
Receivables—affiliates	24,639	21,808
Receivables—other, net of reserve of $143 and $494, respectively	2,454	1,489
Accrued revenue—affiliates	3,353	3,480
Accrued revenue—other	6,823	5,862
Prepaid expenses	14,618	8,705
Current deferred tax asset, net	6,443	4,222
Other current assets	1,690	1,571

Total current assets	206,291	182,051

Long-Term Assets
Goodwill	454,586	388,213
Customer-relationship intangible assets, net	71,821	89,748
Other intangible assets, net	8,196	10,689
Deferred sales commissions, net of accumulated amortization of $372,588 and $333,316, respectively	64,227	112,286
Property and equipment, net	25,873	24,168
Other long-term assets	9,977	3,139

Total long-term assets	634,680	628,243

Total assets	$840,971	$810,294

Current Liabilities
Accrued compensation and benefits	74,227	46,528
Accounts payable and accrued expenses—affiliates	2,817	2,241
Accounts payable and accrued expenses—other	56,166	50,982
Income taxes payable	420	620
Other current liabilities—affiliates	82	8,282
Other current liabilities—other	30,859	23,254

Total current liabilities	164,571	131,907

Long-Term Liabilities
Long-term debt—nonrecourse	62,701	112,987
Long-term deferred tax liability, net	27,097	27,699
Other long-term liabilities—affiliates	1,701	539
Other long-term liabilities—other	7,314	6,905

Total long-term liabilities	98,813	148,130

Total liabilities	263,384	280,037

Minority interest	3,572	882

Commitments and contingencies (Note (22))

Shareholders’ Equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	176,700	158,016
Additional paid-in capital from treasury stock transactions	679	0
Retained earnings	1,189,516	1,065,505
Treasury stock, at cost, 27,755,886 and 25,650,722 shares Class B common stock, respectively	(793,948)	(694,786)
Accumulated other comprehensive income, net of tax	879	451

Total shareholders’ equity	574,015	529,375

Total liabilities, minority interest, and shareholders’ equity	$840,971	$810,294

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

30    Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

Years Ended December 31,	2007	2006	2005
Revenue
Investment advisory fees, net—affiliates	$659,489	$575,123	$548,739
Investment advisory fees, net—other	66,970	39,313	21,956
Administrative service fees, net—affiliates	166,396	141,791	128,243
Administrative service fees, net—other	5,451	6,074	6,827
Other service fees, net—affiliates	216,347	203,235	177,256
Other service fees, net—other	7,414	6,847	5,959
Other, net	5,577	6,475	7,258

Total revenue	1,127,644	978,858	896,238

Operating Expenses
Marketing and distribution	354,407	287,030	219,480
Compensation and related	229,088	192,082	172,412
Professional service fees	33,262	35,566	8,569
Systems and communications	23,409	20,926	19,102
Office and occupancy	22,069	21,785	20,774
Advertising and promotional	14,391	15,141	15,210
Travel and related	12,852	12,362	11,944
Amortization of deferred sales commissions	46,456	51,822	51,732
Amortization of intangible assets	19,702	19,011	14,165
Settlement expense	0	0	55,592
Other	14,815	14,661	12,364

Total operating expenses	770,451	670,386	601,344

Operating income	357,193	308,472	294,894

Nonoperating Income (Expenses)
Dividend income	1,178	7,021	7,386
Interest income	5,572	2,507	1,346
(Loss) gain on securities, net	(5,371)	558	263
Debt expense—nonrecourse	(5,101)	(7,704)	(17,517)
Debt expense—recourse	(371)	(482)	(348)
Other, net	(657)	(6)	51

Total nonoperating (expenses) income, net	(4,750)	1,894	(8,819)

Income from continuing operations before minority interest and income taxes	352,443	310,366	286,075
Minority interest	5,765	5,599	10,205

Income from continuing operations before income taxes	346,678	304,767	275,870
Income tax provision	129,207	113,719	114,896

Income from continuing operations	217,471	191,048	160,974
Discontinued operations, net of tax	0	6,681	(691)

Net income	$217,471	$197,729	$160,283

Earnings Per Share—basic
Income from continuing operations	$2.16	$1.83	$1.52
Income (loss) from discontinued operations	0.00	0.06	(0.01)

Net income[1]	$2.16	$1.90	$1.51

Earnings Per Share—diluted
Income from continuing operations	$2.12	$1.80	$1.49
Income (loss) from discontinued operations	0.00	0.06	(0.01)

Net income	$2.12	$1.86	$1.48

Cash dividends per share	$0.810	$0.690	$0.575

[1]	Totals may not sum due to rounding.

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2007 Annual Report    31

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands)

	Shares			Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income, Net of Tax	Total Shareholders’ Equity
	Class A	Class B	Treasury
Balance at January 1, 2005	9,000	106,999,815	22,505,641	$128,322	$0	$865,348	$(536,446)	$529	$457,753
Net income	0	0	0	0	0	160,283	0	0	160,283
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0	0	0	0	0	27	27
Foreign currency translation	0	0	0	0	0	0	0	(230)	(230)

Comprehensive income									160,080

Amortization of share-based compensation plans	0	0	0	4,252	0	0	0	0	4,252
Restricted stock activity	0	679,796	(679,796)	198	46	(7,020)	8,375	0	1,599
Dividends declared	0	0	0	0	0	(61,465)	0	0	(61,465)
Exercise of stock options	0	274,348	(274,348)	2,339	722	(2,436)	2,958	0	3,583
Purchase of treasury stock	0	(920,103)	920,103	0	0	0	(25,473)	0	(25,473)

Balance at December 31, 2005	9,000	107,033,856	22,471,600	135,111	768	954,710	(550,586)	326	540,329
Net income	0	0	0	0	0	197,729	0	0	197,729
Other comprehensive income, net of tax:
Reclassification adjustment, net of unrealized gain on securities available for sale	0	0	0	0	0	77	0	(142)	(65)
Foreign currency translation	0	0	0	0	0	0	0	267	267

Comprehensive income									197,931

Amortization of share-based compensation plans	0	0	0	10,698	0	0	0	0	10,698
Restricted stock activity	0	777,596	(777,596)	806	(2,711)	(5,077)	9,606	0	2,624
Settlement of stock awards	0	(6,000)	6,000	(237)	0	0	(226)	0	(463)
Dividends declared	0	0	0	0	0	(72,800)	0	0	(72,800)
Exercise of stock options	0	1,279,626	(1,279,626)	12,213	1,943	(9,134)	15,119	0	20,141
Purchase of treasury stock	0	(5,230,344)	5,230,344	0	0	0	(168,699)	0	(168,699)
Other	0	0	0	(386)	0	0	0	0	(386)

Balance at December 31, 2006	9,000	103,854,734	25,650,722	158,205	0	1,065,505	(694,786)	451	529,375
Net income	0	0	0	0	0	217,471	0	0	217,471
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale and reclassification adjustment	0	0	0	0	0	(98)	0	183	85
Foreign currency translation	0	0	0	0	0	0	0	245	245

Comprehensive income									217,801

Amortization of share-based compensation plans	0	0	0	12,292	0	0	0	0	12,292
Restricted stock activity	0	694,334	(694,334)	50	(62)	(8,438)	10,017	0	1,567
Dividends declared	0	0	0	0	0	(82,818)	0	0	(82,818)
Exercise of stock options	0	631,210	(631,210)	6,342	741	(2,106)	7,259	0	12,236
Purchase of treasury stock	0	(3,430,708)	3,430,708	0	0	0	(116,438)	0	(116,438)

Balance at December 31, 2007	9,000	101,749,570	27,755,886	$176,889	$679	$1,189,516	$(793,948)	$879	$574,015

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

32    Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

Years Ended December 31,	2007	2006	2005
Operating Activities
Net income	$217,471	$197,729	$160,283
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Amortization of deferred sales commissions	46,456	51,822	51,732
Depreciation and other amortization	25,491	24,109	19,754
Share-based compensation expense	12,614	10,557	4,252
Minority interest	5,765	5,599	10,205
Loss (gain) on disposal of assets	4,280	(6,796)	908
(Benefit) provision for deferred income taxes	(2,402)	(2,635)	4,485
Tax benefit from share-based compensation	6,928	13,019	2,537
Excess tax benefits from share-based compensation	(6,001)	(11,998)	0
Net (purchases) sales of trading securities	(6,446)	16,358	(35,811)
Deferred sales commissions paid	(16,365)	(24,540)	(30,836)
Contingent deferred sales charges received	11,705	16,073	20,012
Proceeds from sale of certain B-share related future revenue	6,348	0	0
Other changes in assets and liabilities:
(Increase) decrease in receivables, net	(3,559)	22,922	(9,122)
(Increase) decrease in other assets	(15,264)	(6,083)	8,409
Increase (decrease) in accounts payable and accrued expenses	34,892	(17,617)	1,717
Decrease in income taxes payable	(265)	(478)	(1,073)
Increase (decrease) in other current liabilities	4,540	5,637	(17,522)
Increase (decrease) in other long-term liabilities	811	40	(3,924)

Net cash provided by operating activities	326,999	293,718	186,006

Investing Activities
Additions to property and equipment	(7,689)	(4,740)	(2,341)
Net proceeds from disposal of business, property, equipment and other assets	0	6,664	2,002
Cash paid for business acquisitions and minority interest investments, net of cash acquired	(81,447)	(156,149)	(60,908)
Purchases of securities available for sale	(2,215)	(2,016)	(215)
Proceeds from redemptions of securities available for sale	1,098	6,533	695
Decrease (increase) in restricted cash equivalents	29	558	(587)

Net cash used by investing activities	(90,224)	(149,150)	(61,354)

Financing Activities
Distributions to minority interest	(5,622)	(5,797)	(30,212)
Contributions from minority interest	6,957	160	20,674
Dividends paid	(83,140)	(73,046)	(61,465)
Proceeds from shareholders for share-based compensation and other	7,447	9,746	2,650
Excess tax benefits from share-based compensation	6,001	11,998	0
Purchases of treasury stock	(117,290)	(169,653)	(25,732)
Proceeds from new borrowings—nonrecourse	4,192	18,128	26,021
Payments on debt—nonrecourse	(53,534)	(62,724)	(66,147)
Other financing activities	(157)	(505)	(808)

Net cash used by financing activities	(235,146)	(271,693)	(135,019)

Net increase (decrease) in cash and cash equivalents	1,629	(127,125)	(10,367)
Cash and cash equivalents, beginning of year	118,721	245,846	256,213

Cash and cash equivalents, end of year	$120,350	$118,721	$245,846

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$65	$46	$51
Income taxes	130,524	107,051	103,542

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2007 Annual Report    33

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(December 31, 2007, 2006 and 2005)

(1) Summary of Significant Accounting Policies

(a) Nature of Operations

Federated Investors, Inc. and its subsidiaries (collectively, Federated) provide investment advisory, administrative, distribution and other services primarily to Federated mutual funds, Separate Accounts (which include separately managed accounts, institutional accounts and sub-advised funds, both variable annuity and other) and other managed products in both domestic and international markets.

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

(d) Principles of Consolidation

The Consolidated Financial Statements include the accounts of Federated Investors, Inc. and entities or sponsored products in which Federated holds a controlling financial interest. A controlling financial interest is determined either by the extent of Federated’s decision-making ability through voting interests, as prescribed by the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 94, “Consolidation of All Majority-Owned Subsidiaries” or by the extent of Federated’s participation in the economic risks and rewards of the entity through variable interests pursuant to FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities – an interpretation of Accounting Research Bulletin No. 51” (FIN 46). Federated provides for minority interests in consolidated entities for which Federated’s controlling financial interest is less than 100%. All significant intercompany accounts and transactions have been eliminated.

The equity method of accounting is used to account for investments in entities in which Federated’s equity investment gives it the ability to exercise significant influence over the operating and financial policies of the investee. From time to time, Federated also uses the equity method to account for investments in certain limited partnerships in which Federated is a general partner but does not have control of the partnership as a result of either substantive kick-out or participating rights held by the limited partners. Equity investments are carried at Federated’s share of net assets and are included in either Investments or Other long-term assets on the Consolidated Balance Sheets dependent upon management’s ability and intent to sell the investment. The proportionate share of income or loss is included in Nonoperating income (expenses) – other, net in the Consolidated Statements of Income.

(e) Business Combinations

Business combinations have been accounted for under the purchase method of accounting. Results of operations of an acquired business are included from the date of acquisition. Management allocates the cost of an acquired entity to acquired assets, including identifiable intangible assets, and assumed liabilities based on their estimated fair values as of the date of acquisition. Any excess cost of the acquired entity that exists after this allocation process is recorded as Goodwill on the Consolidated Balance Sheets.

(f) Cash and Cash Equivalents

Cash and cash equivalents include money market accounts, interest-bearing deposits with banks and overnight federal funds sold.

(g) Investments

Investments include trading and available-for-sale securities held by Federated. Federated’s trading securities primarily represent investments in investment-grade debt instruments held by certain sponsored equity and fixed-income products which are consolidated by Federated as a result of Federated’s relationship as the primary beneficiary of the product (see Note (4)). Trading securities are carried at fair value based on quoted market prices. Federated’s trading securities held at December 31, 2007 and 2006 are classified as current

34    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

and are included in Investments on the Consolidated Balance Sheets. Changes in the fair values of trading securities are recognized in (Loss) gain on securities, net in the Consolidated Statements of Income.

Federated’s available-for-sale securities include investments in fluctuating-value mutual funds and asset-backed securities. These investments are carried at fair value based on quoted market prices or, in the absence of quoted market prices, discounted cash flows. These investments may be classified as current or long-term assets and are included in Investments or Other long-term assets, respectively, on the Consolidated Balance Sheets based on management’s ability or intention to sell the investment. The unrealized gains or losses on securities available-for-sale are included net of tax in Accumulated other comprehensive income, net of tax on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific-identification basis and recognized in (Loss) gain on securities, net in the Consolidated Statements of Income.

On a periodic basis, management evaluates the carrying value of investments for impairment. With respect to its investments in fluctuating-value mutual funds, management considers various criteria, including the duration and extent of a decline in fair value, the ability and intent of management to retain the investment for a period of time sufficient to allow the value to recover and the financial condition and near-term prospects of the fund and the underlying investments of the fund, to determine whether a decline in fair value is other than temporary. If, after considering these criteria, management believes that a decline is other than temporary, the carrying value of the security is written down to fair value through the Consolidated Statements of Income. With respect to Federated’s investments in asset-backed securities, estimates of future cash flows are updated each quarter based on actual defaults, changes in anticipated default rates or other portfolio changes. The carrying values of these investments are written down to fair value at that time, as appropriate. Impairment adjustments are recognized in (Loss) gain on securities, net in the Consolidated Statements of Income.

(h) Derivatives

From time to time, Federated may consolidate a sponsored investment product that holds freestanding derivative financial instruments for trading purposes. Federated reports derivative instruments at fair value and records the changes in fair value in Nonoperating Income (Expenses) on the Consolidated Statements of Income. Federated may also enter into derivative financial instruments to hedge price or interest-rate exposures with respect to seed investments in sponsored products or to hedge foreign-currency exchange risk. As of and for the years ended December 31, 2007 and 2006, Federated did not hold any derivatives designated in a formal hedge relationship under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(i) Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from 1 to 25 years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or their respective lease terms. As property and equipment are taken out of service, the cost and related accumulated depreciation and amortization are removed and any residual net book value is reflected as a loss in Nonoperating Income (Expenses)—Other, net in the Consolidated Statements of Income.

Management reviews the remaining useful lives and carrying values of property and equipment to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decrease in the market price of the asset, an accumulation of costs significantly in excess of the amount originally expected in the acquisition or development of the asset, historical and projected cash flows associated with the asset and an expectation that the asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Should there be an indication of a change in the useful life or an impairment in value, Federated compares the carrying value of the asset to the probability-weighted undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to fair value determined based on prices of similar assets if available or discounted cash flows. Impairment adjustments are recognized in Operating Expenses – Other in the Consolidated Statements of Income.

(j) Costs of Computer Software Developed or Obtained for Internal Use

Certain internal and external costs incurred in connection with developing or obtaining software for internal use are capitalized. These capitalized costs are included in Property and equipment, net on the Consolidated Balance Sheets and are amortized using the straight-line method over the shorter of the estimated useful life of the software or four years. These assets are subject to the impairment test used for other categories of property and equipment described in Note (1)(i).

(k) Intangible Assets

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

2007 Annual Report    35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

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

Federated amortizes separately identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used. Federated uses either the straight-line or an accelerated method of amortization after considering specific characteristics of the underlying fund shareholder base to forecast the pattern in which the economic benefits will be consumed, including fund shareholder behavior, demographics and persistency levels. The assets are amortized over their estimated useful lives, which range from 4 to 10 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in operating cash flows. Should there be an indication of a change in the useful life or impairment in value, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to its fair value determined using discounted cash flows. Federated writes-off the cost and accumulated amortization balances for all fully amortized intangible assets.

(l) Deferred Sales Commissions and Nonrecourse Debt

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

For share classes that do not charge both a distribution fee and CDSC, Federated expenses the cost of the upfront commission in Marketing and distribution in the Consolidated Statements of Income as incurred and credits Marketing and distribution for any CDSCs collected.

Funding of the payments made by Federated of upfront commissions paid upon the sales of Class B shares of sponsored mutual funds is made through arrangements with independent third parties by selling the rights to all related future distribution fees, servicing fees and CDSCs. For financial reporting purposes, these arrangements are treated as financings through February 2007. As a result, Federated capitalized all of the upfront commissions as deferred sales commissions and recognizes B-share-related distribution fees and servicing fees in the Consolidated Statements of Income even though legal title to these fees has been transferred to the third party. In addition, Federated recorded nonrecourse debt equal to the proceeds received on the sale of future revenue streams. The debt does not contain a contractual maturity or stated interest rate. Interest rates are imputed based on current market conditions at the time of issuance. The deferred sales commission asset and nonrecourse debt balance are amortized over the estimated life of the B-share fund asset dependent upon the level and timing of cash flows from the sold future revenue streams, not to exceed eight years. CDSCs collected on the B-share fund assets are used to reduce the deferred sales commission asset.

In March 2007, pursuant to the terms of a new sales program with an independent third party, Federated began accounting for all new sales of its rights to future distribution fees and contingent deferred sales charges related to Class B shares of sponsored funds as sales. The sales of Federated’s rights to future shareholder service fees continued to be accounted for as financings due to Federated’s ongoing involvement in performing shareholder-servicing activities. Accordingly, nonrecourse debt has been recorded. Gains resulting from these sales are recorded in Other service fees, net – affiliates in the Consolidated Statements of Income.

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

(December 31, 2007, 2006 and 2005)

reasonably estimable expected future cash flows indicate that cash flows will not be sufficient to fully amortize the remaining deferred sales commission asset and nonrecourse debt balance.

(m) Foreign Currency Translation

The balance sheets of certain wholly owned foreign subsidiaries of Federated are translated at the current exchange rate as of the end of the accounting period and the related income or loss is translated at the average exchange rate in effect during the period. Net exchange gains and losses resulting from these translations are excluded from income and are recorded in Accumulated other comprehensive income, net of tax on the Consolidated Balance Sheets. Foreign currency transaction gains and losses relating to Federated’s foreign subsidiaries are reflected in Operating Expenses – Other in the Consolidated Statements of Income.

(n) Treasury Stock

Federated accounts for acquisitions of treasury stock at cost and reports total treasury stock held as a deduction from total shareholders’ equity on the Consolidated Balance Sheets. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a specific-identification basis. The Additional paid-in capital from treasury stock transactions account on the Consolidated Balance Sheets is increased as Federated reissues treasury stock for more than the cost of the shares. If Federated issues treasury stock for less than its cost, Additional paid-in capital from treasury stock transactions is reduced to no less than zero. Once this account is at zero, any further required reductions are recorded to Retained earnings on the Consolidated Balance Sheets.

(o) Revenue Recognition

Revenue from providing investment advisory, administrative and other services (including distribution, shareholder servicing and retirement plan recordkeeping) is recognized during the period in which the services are performed. Investment advisory, administrative and the majority of other service fees are based principally on the net asset value of the investment portfolios that are managed or administered by Federated. Federated may waive certain fees for competitive reasons, to meet regulatory requirements (including settlement-related (see Note (22)(c))) or to meet contractual requirements. Federated waived fees of $344.4 million, $338.5 million and $383.4 million for the years ended December 31, 2007, 2006 and 2005, respectively, nearly all of which was for competitive reasons.

Federated has contractual arrangements with third parties to provide certain fund-related services. Management considers various factors to determine whether Federated’s revenue should be recorded based on the gross amount payable by the funds or net of payments to third-party service providers. Management’s analysis is based on whether Federated is acting as the principal service provider or is performing as an agent. The primary factors considered include: (1) whether the customer holds Federated or the service provider responsible for the fulfillment and acceptability of the services to be provided; (2) whether Federated has any practical latitude in negotiating the price to pay a third-party provider; (3) whether Federated or the customer selects the ultimate service provider; and (4) whether Federated has credit risk in the arrangement. Generally, the less the customer is directly involved with or participates in making decisions regarding the ultimate third-party service provider, the more supportive the facts are that Federated is acting as the principal in these transactions and should therefore report gross revenues. As a result of considering these factors, investment advisory fees, distribution fees and certain other service fees are recorded gross of payments made to third parties. In the case of shareholder services, the funds contract directly with financial intermediaries for the provision of shareholder services as a result of contractual changes implemented in May 2006. As such, Federated is not entitled to and therefore does not record shareholder service fee revenue from the funds on assets serviced by a third-party intermediary. Prior to May 2006, Federated acted as an agent and recorded shareholder service fees net of certain third-party payments. Third-party payments for shareholder services recorded as an offset to revenue for the years ended December 31, 2006 and 2005 were $75.8 million and $199.3 million, respectively.

(p) Share-Based Compensation

Effective January 1, 2006, Federated adopted the fair-value-recognition provisions of SFAS No. 123 (revised 2004) “Share-Based Payment” (SFAS 123(R)) using the modified prospective method. Under this method, Federated recognizes compensation costs based on grant-date fair value for all share-based awards granted, modified or settled after January 1, 2006, as well as for any awards that were granted prior to adoption for which requisite service has not been provided as of January 1, 2006. For the year ended December 31, 2006, Federated recorded $4.4 million and $2.8 million of share-based compensation expense in “Income from continuing operations before income taxes” and “Net income,” respectively, related to Federated’s adoption of SFAS 123(R). This reduced both basic and diluted earnings per share for the year ended December 31, 2006 by $0.03. Under the modified prospective method, prior periods are not restated for the effect of SFAS 123(R). For prior periods, Federated used the fair-value-based method of accounting for share-based awards under the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS 123) for all awards granted, modified or settled in 2003 through 2005. For all employee-related stock-option awards granted prior to 2003 with no subsequent modifications, Federated had applied the intrinsic-value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations. Under APB 25, compensation expense was not recognized for stock-option awards granted with an exercise price equal to or greater than the market value of Federated’s Class B common stock on the date of grant.

Federated issues shares for share-based awards from treasury stock. Federated estimates the grant-date fair value of stock options using the Black-Scholes option-pricing model. For restricted stock awards, the fair value of the award is calculated as the difference between

2007 Annual Report    37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

the closing market value of Federated’s Class B common stock on the date of grant and the purchase price paid by the employee, if any. Federated’s awards are generally subject to graded vesting schedules. Compensation expense is adjusted for estimated forfeitures and is recognized on a straight-line or modified straight-line basis over the requisite service period of the award. Forfeiture assumptions are evaluated on a quarterly basis and updated as necessary.

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

Had compensation costs for all stock options and employee restricted stock been determined based upon fair values at the grant dates in accordance with SFAS 123(R), Federated would have experienced net income and earnings per share similar to the pro forma amounts indicated below for the year ended December 31,

in thousands, except per share data	2005
Net income	$160,283
Add back: Share-based employee compensation expense included in reported net income, net of related tax effects	2,181
Deduct: Total Share-based employee compensation expense determined under fair-value-based method for all awards[1], net of related tax effects	(5,401)

Pro forma net income	$157,063

Earnings per share:
Basic earnings per share	$1.51
Pro forma basic earnings per share	$1.48
Diluted earnings per share	$1.48
Pro forma diluted earnings per share	$1.45

[1]	“All awards” refers to awards granted, modified or settled on or after January 1, 1995, as required by SFAS 123.

(q) Leases

Federated classifies leases as either capital or operating leases in accordance with the provisions of SFAS No. 13, “Accounting for Leases.” Rent expense under noncancelable operating leases with scheduled rent increases or rent holidays is accounted for on a straight-line basis over the lease term, beginning on the date of initial possession or the effective date of the lease agreement. The amount of the excess of straight-line rent expense over scheduled payments is recorded as a deferred liability. Build-out allowances and other such lease incentives are recorded as deferred credits, and are amortized on a straight-line basis as a reduction of rent expense beginning in the period they are deemed to be earned, which generally coincides with the effective date of the lease. The current portion of unamortized deferred lease costs and build-out allowances is included in Other current liabilities – other and the long-term portion is included in Other long-term liabilities – other on the Consolidated Balance Sheets.

(r) Advertising Costs

Federated generally expenses the cost of all advertising and promotional activities as incurred. Certain printed matter, however, such as sales brochures, are accounted for as prepaid supplies and are included in Other current assets on the Consolidated Balance Sheets until they no longer are owned or expected to be used, at which time their costs are expensed.

(s) Income Taxes

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

Federated adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” (FIN 48) on January 1, 2007. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The two-step process prescribed by FIN 48 for evaluating a tax position involves first determining whether it is more likely than not that a

38    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

tax position will be sustained upon examination by the appropriate taxing authorities. The second step then requires a company to measure the tax position benefit as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Federated classifies any interest and penalties on tax liabilities on the Consolidated Statements of Income as components of Nonoperating Income (Expenses) – Other, net and Operating Expenses – Other, respectively.

(t) Earnings Per Share

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

(u) Comprehensive Income

Federated reports all changes in comprehensive income in the Consolidated Statements of Changes in Shareholders’ Equity, in accordance with the provisions of SFAS No. 130, “Reporting Comprehensive Income.” Comprehensive income includes net income, unrealized gains and losses on securities available for sale, net of tax, and foreign currency translation adjustments, net of tax.

(v) Loss Contingencies

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

(w) Business Segments

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

Federated operates in one operating segment, the investment management business. Federated’s Chief Executive Officer (CEO) is Federated’s chief operating decision maker as defined by SFAS 131. Federated’s CEO utilizes a consolidated approach to assess performance and allocate resources.

(x) Recent Accounting Pronouncements

SFAS 141(R) – In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (SFAS 141(R)). SFAS 141(R) is intended to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and expands the disclosure requirements for material business combinations. For calendar-year companies, SFAS 141(R) is effective for business combination transactions for which the acquisition date is on or after January 1, 2009. Management will adopt FAS 141(R) prospectively, as required by the standard, and is currently evaluating the impact SFAS 141 (R) will have on Federated’s future business combinations.

SFAS 160 – In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 is intended to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way – as equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring that they be treated as equity transactions. SFAS 160 is effective for fiscal years beginning after December 15, 2008, and is required to be adopted prospectively. Management is currently evaluating the impact SFAS 160 will have on Federated’s financial position and results of operations.

EITF 06-11 – In June 2007, the FASB issued EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards,” (EITF 06-11). Under the provisions of EITF 06-11, a realized income tax benefit from dividends or dividend equivalents that are charged to retained earnings and are paid to employees for equity classified nonvested equity shares, nonvested equity share units, and outstanding equity share options should be recognized as an increase to additional paid-in capital. The amount recognized in additional paid-in capital for the realized income tax benefit from dividends on those awards should be included in the

2007 Annual Report    39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. EITF 06-11 should be applied prospectively to the income tax benefits that result from dividends on equity-classified employee share-based payment awards that are declared in fiscal years beginning after December 15, 2007, and interim periods within those fiscal years. Management has concluded that the adoption of EITF 06-11 will not have a material impact on the Consolidated Financial Statements.

SOP 07-1 and FSP SOP 07-1-1 – In June 2007, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 07-1, “Clarification of the Scope of the Audit and Accounting Guide Investment Companies and Accounting by Parent Companies and Equity Method Investors for Investments in Investment Companies,” (SOP 07-1). SOP 07-1 provides (1) guidance on the application of the definition of an investment company and (2) conditions that must be evaluated to determine whether the specialized industry accounting principles of the above-referenced guide applied by a subsidiary or equity method investee should be retained in the consolidated financial statements of a parent company that consolidates an investment company subsidiary or an investor that applies the equity method of accounting to its investments in investment companies. The provisions of SOP 07-1 were initially effective for fiscal years beginning on or after December 15, 2007; however, in February 2008, the FASB issued a FASB Staff Position (FSP) to indefinitely defer the effective date of this SOP.

SFAS 159 – In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS 159). SFAS 159 allows entities to voluntarily choose to measure many financial assets and liabilities at fair value. The election is made on an instrument-by-instrument basis and is irrevocable. Once the election is made for an instrument, all subsequent changes in fair value for that instrument must be reported in earnings. SFAS 159 is effective on January 1, 2008 for calendar-year companies. Management has not elected the fair-value option for any assets or liabilities as of January 1, 2008 and has concluded that the adoption of this standard will not have a material impact on the Consolidated Financial Statements.

SFAS 157 and FSP SFAS 157-2 – In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements because the FASB had previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB issued an FSP to defer the effective date of SFAS 157 for one year for nonfinancial assets and liabilities. With respect to financial assets and liabilities, the provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. Management has concluded that the adoption of this standard for financial assets and liabilities will not have a material impact on the Consolidated Financial Statements. Management continues to evaluate the impact this statement will have on the Consolidated Financial Statements once its provisions are adopted for nonfinancial assets and liabilities.

(2) Business Combinations and Acquisitions

Rochdale Investment Management LLC. In the third quarter 2007, Federated completed a transaction with Rochdale Investment Management LLC (Rochdale) to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). In connection with the acquisition, on August 24, 2007, the assets of the Rochdale Atlas Portfolio ($366 million as of August 24, 2007) were transitioned into the Federated InterContinental Fund, a new portfolio created for the purpose of continuing the investment operations of the Rochdale Atlas Portfolio as part of the Federated fund complex. This new fund is a solid addition to Federated’s international equity product group and is positioned to be a core international equity holding, investing in both developed and emerging markets. Federated paid $5.75 million of upfront purchase price in August 2007, and as of December 31, 2007, incurred approximately $1 million in transaction costs. As a result of the transaction, Federated recorded a customer relationship intangible asset and goodwill based upon preliminary valuation estimates. Although the preliminary valuation estimates are reflected in the Consolidated Financial Statements as of and for the period ended December 31, 2007, the final purchase price allocation may result in adjustments to these preliminary estimates and such adjustments may be material.

The Rochdale Acquisition agreement provides for two forms of contingent purchase price payments that are dependent upon asset growth and fund performance over the five-year period following the acquisition closing date. The first form of contingent payment is payable in 2010 and 2012 and could aggregate to as much as $20 million. The second form of contingent payment is payable on a semi-annual basis over the five-year period following the acquisition closing date and is based on certain revenue earned by Federated from the Federated InterContinental Fund. Both forms of contingent payments will be recorded as additional goodwill at the time the related contingency is resolved.

Dix Hills Investment. In the second quarter 2007, Federated acquired a non-voting, minority interest in both Dix Hills Partners, LLC, a registered investment adviser and commodity trading adviser, and its affiliate, Dix Hills Associates, LLC (collectively, Dix Hills). Dix Hills is based in Westbury, New York and manages over $500 million in both absolute return and enhanced fixed-income mandates, including a hedge fund strategy and an enhanced cash strategy. The total purchase price included an upfront cash payment as well as contingent payments that could be paid annually based on growth in Dix Hills’ cash earnings for each of the first three anniversary years following the acquisition date. Federated accounted for its minority interest using the equity method of accounting. The investment in Dix Hills is included in Other long-term assets on Federated’s Consolidated Balance Sheet at December 31, 2007.

40    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

MDTA LLC. In the third quarter 2006, Federated acquired MDTA LLC (MDTA) which, through its registered investment advisory division, MDT Advisers, managed $6.7 billion in invested assets as of July 14, 2006 (MDT Acquisition). MDTA grew its business using quantitative investment techniques, having successfully developed a disciplined quantitative process to invest in equities. As a result of the acquisition, Federated has enhanced its product offerings by creating a quantitative line of equity mutual funds to complement Federated’s existing equity products. Federated acquired approximately 89% of the outstanding equity interests of MDTA in July 2006 and paid approximately $102 million in cash as upfront purchase price. The remaining 11% minority interest was held by various MDTA employees and was subject to a put/call option whereby the minority interest holders could put their interest to Federated in January 2007 or Federated could call the interests in June 2007. The minority interest holders exercised their put option in January 2007. Federated paid approximately $8 million in cash as additional purchase price to acquire the remaining 11% on January 9, 2007 (see Note (8)).

In the second quarter 2007, Federated completed its valuation and allocation of the upfront purchase price, which resulted in the following revised allocations: $36.8 million of customer relationship intangible assets (ten-year weighted-average useful life); a $6.3 million noncompete intangible asset (eight-year useful life); and goodwill of $72.3 million, of which approximately $66 million is deductible for tax purposes. In addition, $43.3 million of additional purchase price, which was recorded as goodwill in the second quarter 2007, was paid in the form of a contingent payment in the third quarter 2007. Of this additional goodwill, approximately $27 million is deductible for tax purposes. The remaining purchase price payments, which could aggregate to as much as $86.7 million ($43.3 million of which could be paid in 2008), will be recorded as additional goodwill at the time the contingency is resolved.

The following table summarizes unaudited pro forma financial information assuming the MDT Acquisition occurred at the beginning of the periods presented. This pro forma financial information is for informational purposes only and is not indicative of actual results that would have occurred had the MDT Acquisition been completed on the assumed dates and it is not indicative of future results. In addition, the following pro forma financial information has not been adjusted to reflect any operating efficiencies that may have been realized as a result of the MDT Acquisition.

in thousands, except per share data	2006	2005
Revenue	$993,149	$910,093
Income from continuing operations	$189,262	$148,239
Net income	$195,943	$147,548

Income from continuing operations per basic share	$1.81	$1.40
Income from continuing operations per diluted share	$1.78	$1.37
Net income per basic share	$1.88	$1.39
Net income per diluted share	$1.84	$1.36

The pro forma results include adjustments for the following: (1) the effect of acquisition-related expenses including compensation and related, depreciation and amortization, interest and income tax expense; (2) the accounting for share-based payments across all periods presented by assuming the adoption of SFAS 123(R) occurred at the beginning of the periods presented; and (3) the elimination of certain revenue and expense attributable to certain historical operations of MDTA which were not acquired by Federated.

Alliance Capital Management L.P. During the second quarter 2005, Federated completed the acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition). As a result of the acquisition, $19.3 billion in assets from 22 third-party-distributed money market funds of AllianceBernstein Cash Management Services were transitioned into Federated money market funds. The upfront cost of this acquisition was $27.1 million, which included $25.0 million in purchase price and $2.1 million in transaction costs. The purchase agreement also provides for contingent purchase price payments payable over five years. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first two contingent purchase price payments of $10.7 million and $13.3 million were paid in the second quarters of 2006 and 2007, respectively. At current asset levels, these additional payments would approximate $62 million over the remaining three-year period, which includes a $10.0 million lump-sum payment in 2010. As of December 31, 2007, $12.7 million related to the third year’s contingent purchase price payment was accrued in Other current liabilities – other, and will be paid in the second quarter 2008. Federated began recognizing revenue and expenses related to the acquired assets in the Consolidated Statements of Income as of the acquisition date and allocated the cost of the acquisition to the acquired assets based on their estimated fair values as of the acquisition date. Federated recorded two investment advisory contract intangible assets totaling $23.4 million. These assets are being amortized on an accelerated basis over a weighted-average amortization period of nine years. Federated also recorded an intangible asset of $5.0 million representing the fair value of the noncompete agreement obtained from Alliance. This asset is being amortized on a straight-line basis over a seven-year useful life. Goodwill of $35.3 million, which represents the excess recorded costs of this acquisition over the fair value of the investment advisory contract and noncompete agreement intangible assets, has been recorded as of December 31, 2007 and is deductible for tax purposes.

2007 Annual Report    41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

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

In the first quarter 2006, Federated purchased the non-controlling interest in Passport Research II, Ltd. (Passport II), a registered investment adviser organized as a limited partnership between an indirect, wholly owned subsidiary of Federated and Edward D. Jones & Co. As a result of the transaction, the partnership was dissolved and the Passport II minority interest is no longer recorded. As part of the transaction, Federated recorded a customer relationship intangible asset, which is being amortized on an accelerated basis over a nine-year useful life, and goodwill.

On December 30, 2005, Federated acquired all outstanding interests in Federated Asset Management GmbH (FAM), the German joint-venture company in which Federated held a 50% interest since 1998. In so doing, Federated obtained financial control of FAM, which serves as an administrator of separate accounts and distributor of Federated offshore fund products in Germany and other German-speaking countries in Europe. This transaction was accounted for using the purchase method of accounting and as a result, Federated consolidated the assets and liabilities of FAM in its Consolidated Balance Sheet as of December 31, 2005 based on their fair values and beginning January 1, 2006, Federated consolidated 100% of FAM’s operations into the Consolidated Statements of Income.

In the third quarter 2005, assets of three equity mutual funds previously advised by Investors Management Group Ltd., a wholly owned subsidiary of AMCORE Financial, Inc. totaling approximately $142 million were acquired by two sponsored mutual funds. As a result of the transaction, Federated recorded an investment advisory contract intangible asset, which is being amortized on an accelerated basis over a seven-year useful life.

(3) Discontinued Operations

(a) Sale of Federated’s Clearing Business

In the third quarter 2006, an indirect, wholly owned subsidiary of Federated completed the sale of certain assets associated with its TrustConnect® mutual fund processing business (the Clearing Business) to Matrix Settlement and Clearance Services, LLC, one of the leading providers of mutual fund clearing and settlement processing for banks, trust companies and 401(k) providers. The sale was completed over a series of closings that began in the first quarter 2006 and was completed at the beginning of the third quarter 2006. The assets included in the sale of the Clearing Business consisted primarily of customer relationships, customer contracts and intellectual property, which had no recorded carrying values on Federated’s Consolidated Balance Sheets. In exchange for the assets of the Clearing Business, Federated received upfront cash consideration on a pro-rata basis as the closings occurred, totaling $7.7 million. In addition, Federated is entitled to receive contingent consideration due in the third quarter 2008 if certain revenue targets are met. The contingent consideration will be calculated as a percentage of net revenue above a specific threshold directly attributed to the Clearing Business. After taking selling costs into consideration, Federated recognized a gain on the sale of the Clearing Business of $3.7 million, net of tax expense of $2.7 million. The majority of this gain, or $3.2 million, was recorded in the second quarter 2006 and $0.6 million was recorded in the third quarter 2006. This gain on sale was included in Discontinued operations, net of tax on the Consolidated Statements of Income for the year ended December 31, 2006.

Federated incurred $0.6 million in severance expense related to this sale; $0.3 million of which was recorded in Discontinued operations, net of tax during 2006. As of December 31, 2006, all severance payments had been made.

The results of operations of the Clearing Business included in Discontinued operations, net of tax, were as follows for the years ended December 31, 2006 and 2005. There was no activity related to the Clearing Business for the year ended December 31, 2007.

in thousands	2006	2005
Net revenue from discontinued operations	$6,035	$13,367
Pretax income from discontinued operations	1,548	4,142
Income tax expense	673	1,824

Income from discontinued operations, net of tax	$875	$2,318

Also included in Discontinued operations, net of tax in 2006 is a $2.1 million reversal of a deferred tax asset valuation allowance for the portion of Federated’s capital loss carryforwards that were utilized as a result of the capital gain on the sale of the Clearing Business.

(b) Sale of InvestLink Technologies, Inc.

During the third quarter 2005, Federated sold its interest in InvestLink Technologies, Inc., an indirect, wholly owned subsidiary (InvestLink), to an independent third party. InvestLink’s primary business was to provide software-related solutions for third-party administrators of defined contribution plans. The sale resulted in the disposal of $1.8 million in total InvestLink net assets, which consisted primarily of $0.8 million of goodwill, $0.7 million of fixed assets and $0.3 million of receivables/accrued revenues. After taking selling costs into consideration, Federated recognized a loss on the sale of InvestLink of $1.7 million, which included tax expense

42    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

of $0.3 million. This loss on sale was included in Discontinued operations, net of tax on the Consolidated Statements of Income for the year ended December 31, 2005.

The results of operations of InvestLink, also included in Discontinued operations, net of tax, were as follows for the year ended December 31, 2005. There was no activity related to InvestLink during the years ended December 31, 2007 and 2006.

in thousands	2005
Net revenue from discontinued operations	$1,385
Pretax loss from discontinued operations	(1,750)
Income tax benefit	(612)

Loss from discontinued operations, net of tax	$(1,138)

(4) Variable Interest Entities

Federated is involved with various entities in the normal course of business that may be deemed to be variable interest entities (VIEs). In 2007 and 2006, Federated determined that it was the primary beneficiary of certain VIEs and, as a result, consolidated the assets, liabilities and operations of these VIEs in its Consolidated Financial Statements.

(a) Consolidated VIEs

Under FIN 46, most of Federated’s sponsored mutual funds meet the definition of a VIE. In 2007 and 2006, Federated invested in certain newly launched products sponsored by Federated in order to provide investable cash to the product thereby allowing the product to establish a performance history. As the sole or majority investor in these various new products, Federated was deemed to be the primary beneficiary. At December 31, 2007, the aggregate assets and debt of the products that Federated consolidated were $13.0 million and $1.0 million, respectively, and Federated recorded $3.2 million to Minority interest on Federated’s Consolidated Balance Sheets. At December 31, 2006, the aggregate assets and debt of the products that Federated consolidated were $9.9 million and $0.7 million, respectively, and Federated recorded $0.5 million to Minority interest on Federated’s Consolidated Balance Sheets. The assets of the products are primarily classified as Investments on Federated’s Consolidated Balance Sheets. Neither creditors nor equity investors in the products have any recourse to Federated’s general credit.

(b) Non-Consolidated VIEs

Federated acts as the investment manager for certain investment products which are deemed to be VIEs. In addition to Federated’s involvement as the investment manager, Federated may also hold investments in these products. The products generally include domestic and offshore money market and fluctuating-value fund products, closed-end fixed-income funds and a group trust. Federated is not the primary beneficiary of these VIEs and therefore Federated has not consolidated these entities. As of December 31, 2007, total assets under management in these investment products approximated $232 billion. Federated’s investments in these products represent its maximum exposure to loss. As of December 31, 2007, Federated’s investment in these investment products approximated $124 million, $112 million of which was invested in money market products.

In 2007, Federated acquired a minority interest in Dix Hills, which meets the definition of a VIE (see Note (2) for more information regarding this investment). At December 31, 2007, the total assets and total obligations of Dix Hills approximated $4 million and $2 million, respectively. Federated’s investment of $8.8 million represented Federated’s maximum risk of loss at December 31, 2007.

At December 31, 2007, Federated also acted as the investment manager for three collateralized debt obligations (CDOs) which meet the definition of a VIE. The CDOs are alternative investment vehicles created for the sole purpose of issuing collateralized debt instruments that offer investors the opportunity for returns that vary with the risk level of their investment. The notes issued by the CDOs are backed by diversified portfolios consisting primarily of structured debt and had original expected maturities of twelve years. As of December 31, 2007, aggregate total assets and aggregate total obligations of the CDOs were $1.1 billion and $1.2 billion, respectively. As of December 31, 2007, the remaining carrying value of Federated’s investments in the CDOs was $0.2 million, which represents Federated’s maximum nontax risk of loss. See Note (15) for additional information.

(5) Investments

Investments as of December 31, 2007 and 2006 included trading and available-for-sale securities. At December 31, 2007 and 2006, Federated held investments totaling $12.0 million and $6.5 million, respectively, in fluctuating-value mutual funds which were classified as current and were included in Investments on the Consolidated Balance Sheets. A $1.5 million investment outstanding at December 31, 2006 was classified as long-term and was included in Other long-term assets on the Consolidated Balance Sheets.

Federated’s trading securities totaled $13.7 million and $9.6 million at December 31, 2007 and 2006, respectively. Federated consolidates certain sponsored products into its Consolidated Financial Statements as a result of Federated’s controlling financial interest in the products (see Note (4)). As a result, all investments held by these sponsored products were included in Federated’s Consolidated Balance Sheet as of December 31, 2007 and 2006 as trading securities. These investments primarily represented investment-grade debt securities.

2007 Annual Report    43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

Available-for-sale securities (see Note (1)(g)) were as follows:

	Cost	Gross Unrealized		Estimated Market Value
in thousands		Gains	(Losses)
At December 31, 2007
Fluctuating-value mutual funds	$11,767	$324	$(54)	$12,037
Asset-backed Securities[1]	179	0	0	179

Total available-for-sale securities	$11,946	$324	$(54)	$12,216

At December 31, 2006
Fluctuating-value mutual funds	$6,558	$101	$(112)	$6,547
Asset-backed Securities[1]	1,499	0	0	1,499

Total available-for-sale securities	$8,057	$101	$(112)	$8,046

[1]

In 2006, Federated launched a $1.0 billion CDO. The CDO, which meets the definition of a VIE, invests primarily in high-grade, asset-backed securities and offers investors opportunity for returns that vary with the risk level of their investment. The CDO has a term to maturity of 40 years and an expected life of 10 years. During 2007, Federated recorded a $1.2 million charge in (Loss) gain on securities, net in the Consolidated Statements of Income to write down the carrying value of this CDO. The fair value of this investment was written down as a result of unfavorable changes in estimated future cash flows for the CDO. Such revised cash flow estimates were triggered primarily by the implication of significant downgrades and rising default rates in the credit markets which became more significant to the CDO’s portfolio of investments in the fourth quarter 2007, as well as the downgrading of certain of the CDO’s investments in the fourth quarter 2007.

The following table presents gains and losses recognized in the Consolidated Statements of Income in connection with investments for the years ended December 31:

in thousands	2007	2006	2005
Unrealized gain on trading securities	$414	$169	$34
Realized gains[1]	318	586	256
Realized losses[2]	(6,103)	(197)	(27)

(Loss) gain on securities, net	$(5,371)	$558	$263

[1]	Of the realized gains, $318, $349 and $185 related to the disposal of trading securities in 2007, 2006 and 2005, respectively.
[2]

Of the realized losses recognized , $4,915 and $190 related to the disposal of trading securities in 2007 and 2006, respectively. The realized losses recognized in 2005 related entirely to the disposal of trading securities.

The realized losses in 2007 primarily reflect two events. First, Federated realized a $4.9 million loss on a $5 million investment in a Federated-sponsored private investment partnership. The partnership is a short-term investment vehicle whose limited partners were accredited investors. The non-Federated partners redeemed their limited partnership interests at full value. As of December 31, 2007, two of Federated’s subsidiaries were the only investors in the partnership with a total investment of $0.1 million. Second, Federated recorded a $1.2 million write-down of its investment in a Federated-managed CDO, as previously mentioned above.

(6) Intangible Assets and Goodwill

Federated’s identifiable intangible assets consisted of the following at December 31:

	2007			2006
in thousands	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value
Customer relationships[1]	$143,420	$(71,599)	$71,821	$143,723	$(53,975)	$89,748
Noncompete agreements[2]	11,396	(3,200)	8,196	27,263	(16,580)	10,683
Other	0	0	0	12	(6)	6

Total identifiable intangible assets[3]	$154,816	$(74,799)	$80,017	$170,998	$(70,561)	$100,437

[1]	Weighted average amortization period of 9.6 years
[2]	Weighted average amortization period of 7.6 years
[3]	Weighted average amortization period of 9.5 years

44    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

Amortization expense for identifiable intangible assets was $19.7 million, $19.0 million and $14.2 million in 2007, 2006 and 2005, respectively. Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five years following December 31, 2007 assuming no new acquisitions or impairments:

in thousands
2008	$18,166
2009	16,600
2010	15,544
2011	9,352
2012	6,045

Goodwill at December 31, 2007 and 2006 was $454.6 million and $388.2 million, respectively. During 2007, Federated recorded goodwill primarily in connection with the MDT Acquisition ($46.6 million) and the Alliance Acquisition ($15.7 million). See Note (2) for additional information.

(7) Property and Equipment

Property and equipment consisted of the following at December 31:

in thousands	Estimated Useful Life	2007	2006
Computer software and hardware[1]	1 to 5 years	$31,843	$28,579
Transportation equipment	3 or 25 years	11,876	11,876
Leasehold improvements	Up to term of lease	10,670	9,081
Office furniture and equipment	4 to 10 years	6,861	6,895

Total cost/fair value		61,250	56,431
Accumulated depreciation and amortization[2]		(35,377)	(32,263)

Property and equipment, net		$25,873	$24,168

[1]	Amounts include $341 recorded under capital lease arrangements for both 2007 and 2006.
[2]	Amounts include $185 and $99 related to capital lease arrangements for 2007 and 2006, respectively.

Depreciation and amortization expense from continuing operations was $5.9 million, $6.0 million and $6.0 million for the years ended December 31, 2007, 2006 and 2005, respectively, and included the depreciation of assets recorded under capital lease arrangements.

(8) Current Liabilities

In the fourth quarter 2007, Federated entered into long-term individual employment contracts with certain key employees responsible for investment management of the Federated Kaufmann products. The agreements, the terms of which run through December 31, 2014, obligate Federated to make certain compensation payments over the seven-year term of employment. In addition to the base salary and bonuses that were previously being paid to these employees, and are now covered by the employment contracts, the agreements include an up-front payment totaling $15 million to these employees. This amount is included in Accrued compensation and benefits at December 31, 2007, and was paid in January 2008. An additional $26.5 million is expected to be paid to these employees and to other current Federated employees also responsible for the management of Federated Kaufmann products over the next four years in equal quarterly installments of $1.7 million. These payments will be expensed in the periods in which they are earned and are generally subject to forfeiture if an employee terminates his or her employment with the company and in certain other circumstances. The agreements also contain provisions for new incentive compensation opportunities related to the revenue and asset growth generated from the newly created Federated Kaufmann Large Cap Fund, as well as covenants relating to confidentiality and non-competition, and provisions for severance payments in certain circumstances.

Federated’s Other current liabilities – other at December 31, 2007 included $12.7 million related to the contingent purchase price payment of the Alliance Acquisition (see Note (2) for additional information on this acquisition) and $10.7 million related to an insurance recovery for claims submitted to cover costs associated with the internal review and government investigations into past mutual fund trading practices and related civil litigation (see Note (22)(c)). The retention of these advance payments is contingent upon the approval of the claim by the insurance carrier. In the event that all or a portion of the claim is denied, Federated will be required to repay all or a portion of these advance payments. Because the outcome of this claim is uncertain at this time, Federated recorded the advance payment as a liability and will continue to evaluate the contingency until it is resolved. Also included at December 31, 2007, was $1.8 million of nonrecourse debt that has been reclassified as a current liability beginning in 2007. Federated’s Other current liabilities – other at December 31, 2006 included $10.3 million related to contingent purchase price payments for the Alliance Acquisition which was paid in the second quarter of 2007. Also included at December 31, 2006 was $7.5 million related to the aforementioned insurance recovery.

2007 Annual Report    45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

Federated’s Other current liabilities – affiliates at December 31, 2006 included approximately $8 million as additional purchase price accrued for the MDT Acquisition payable to various MDTA employees who held, in total, an 11% minority interest in MDT. The interests were subject to a put/call option whereby the minority interest holders could put their interest to Federated in January 2007 or Federated could call the interests in June 2007. The minority interest holders exercised their put option in January 2007 and Federated paid approximately $8 million of additional purchase price.

(9) Recourse Debt

On October 31, 2006, Federated entered into a five-year $200 million Revolving Credit Facility with an option to increase it to $300 million during the term of the facility upon commitment from the lenders (the Credit Facility). Borrowings under the Credit Facility would bear interest, at the option of Federated, at a defined prime rate or at a spread dependent upon its debt rating over the London Interbank Offering Rate or Federal Funds effective rate. Under the Credit Facility, Federated pays a facility fee based on its debt credit rating, currently 7.5 basis points, and can make cash payments for stock repurchases or shareholder dividend payments as long as liquidity of no less than $10 million is maintained during the payment period. Certain subsidiaries entered into a Continuing Agreement of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the Credit Facility. The Credit Facility also includes financial and non-financial covenants. The Credit Facility expires October 31, 2011, and will be used for general corporate purposes. As of and for the year ended December 31, 2007, Federated did not have any borrowings against the Credit Facility.

See Note (14) for information on capital leases.

(10) Deferred Sales Commissions and Nonrecourse Debt

In March 2007, pursuant to the terms of a new sales program with an independent third party, Federated began accounting for all new sales of its rights to future distribution fees and contingent deferred sales charges related to Class B shares of sponsored funds as sales. The sales of Federated’s rights to future shareholder service fees continued to be accounted for as financings due to Federated’s ongoing involvement in performing shareholder-servicing activities. Accordingly, nonrecourse debt has been recorded. This agreement expires December 31, 2009.

Deferred sales commissions consisted of the following at December 31:

in thousands	2007	2006
Deferred sales commissions on B-shares, net	$61,472	$108,539
Other deferred sales commissions, net	2,755	3,747

Deferred sales commissions, net	$64,227	$112,286

Since 1997, Federated has funded sales commissions paid for Class B shares of sponsored mutual funds under various arrangements with independent third parties by selling its right to future cash flow streams associated with the B-share deferred sales commissions. As a result of these funding arrangements, Federated has recorded nonrecourse debt, which comprised the following at December 31:

	Weighted-Average Interest Rates at December 31,		Remaining Amortization Period at December 31, 2007	2007	2006
dollars in thousands	2007	2006
Financings between April 1997 and September 2000	8.60%	8.60%	0.8	$1,799	$8,738
Financings between October 2000 and December 2003	4.75%	4.79%	4.1	26,706	53,632
Financings between January 2004 and February 2007	6.30%	5.78%	7.3	34,803	50,617
Financings between March 2007 and December 2007	7.10%	N/A	8.1	1,192	N/A

Total nonrecourse debt				$64,500	$112,987

Federated’s nonrecourse debt does not contain a contractual maturity but is amortized up to eight years dependent upon the cash flows of the related B-share fund assets, which are applied first to interest and then principal. Interest rates are imputed based on current market conditions at the time of issuance.

Management performs recoverability analyses of the deferred sales commission assets and nonrecourse debt related to B-share financings. The evaluations performed in 2007 and 2006 indicated that future cash flows related to financings closed through September 2000 will not be sufficient to fully amortize the related asset and debt balances. As such, in addition to the normal amortization occurring during the year based on B-share-related distribution, shareholder service and CDSC fee cash flows, the B-share-related deferred sales commission asset balance and related nonrecourse debt were written down by $0.2 million and $2.2 million during 2007 and 2006, respectively. There was no material impact on the results of operations as a result of these write-downs.

46    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

(11) Employee Benefit Plans

(a) 401(k)/Profit Sharing Plan

Federated offers a 401(k) plan covering substantially all employees. Under the 401(k) plan, employees can make salary deferral contributions at a rate of 1% to 50% of their annual compensation (as defined in the 401(k) plan), subject to Internal Revenue Code limitations. Federated makes a matching contribution in an amount equal to 100% of the first 2% that each participant defers and 50% of the next 4% of deferral contributions. Forfeitures of unvested matching contributions are used to offset future matching contributions.

Matching contributions to the 401(k) plan recognized in Compensation and related expense amounted to $3.3 million, $3.2 million and $3.0 million for 2007, 2006 and 2005, respectively.

Vesting in Federated’s matching contributions commences once a participant in the 401(k) plan has been employed at least two years and worked at least 1,000 hours per year. Upon completion of two years of service, 20% of Federated’s contribution included in a participant’s account vests and 20% vests for each of the following four years if the participant works at least 1,000 hours per year. Employees are immediately vested in their 401(k) salary deferral contributions.

A Federated employee becomes eligible to participate in the Profit Sharing Plan if employed on the last day of the year and has worked at least 500 hours for the year. The Profit Sharing Plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the Profit Sharing Plan in 2007, 2006 or 2005. At December 31, 2007, the Profit Sharing Plan held 0.8 million shares of Federated Class B common stock.

(b) Employee Stock Purchase Plan

Federated offers an Employee Stock Purchase Plan which allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares purchased under the plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2007, 87,823 shares were purchased by employees in the plan on the open market since the plan’s inception in 1998.

(12) Share-Based Compensation Plans

Federated’s long-term stock-incentive compensation has been provided for under the Stock Incentive Plan (the Plan), as amended and subsequently approved by shareholders in April 2002 and April 2006. Share-based awards are granted to reward Federated’s employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated. Since the Plan’s inception, a total of 23.6 million shares of Class B common stock have been authorized for granting share-based awards in the form of restricted stock, stock options or other share-based awards. As of December 31, 2007, 4.4 million shares are available under the Plan.

Federated’s net income for the year ended December 31, 2007 included $12.6 million of compensation expense and $4.7 million of income tax benefits related to share-based awards. Federated’s net income for the year ended December 31, 2006 included $10.6 million of compensation expense and $4.0 million of income tax benefits related to share-based awards. Federated’s net income for the year ended December 31, 2005 included $4.3 million of compensation expense and $1.5 million of income tax benefits related to share-based awards. At December 31, 2007, there was approximately $46 million of total unrecognized compensation expense related to share-based awards, which is expected to be recognized over a weighted-average period of 6.3 years. At December 31, 2006, there was approximately $45 million of total unrecognized compensation expense related to share-based awards, which is expected to be recognized over a weighted-average period of 6.4 years.

(a) Restricted Stock

Federated’s restricted stock awards represent shares of Federated Class B common stock that may be sold by the awardee only once the restrictions lapse, as dictated by the terms of the award. The awards are generally subject to graded vesting schedules that vary in length from three to ten years with a portion of the award vesting each year, as dictated by the terms of the award. For an award with a ten-year vesting period, the restrictions on the vested portion of the award typically lapse on approximately the award’s fifth- and tenth-year anniversaries. Certain restricted stock awards granted pursuant to a key employee bonus program have a three-year graded vesting schedule with restrictions lapsing at each vesting date. During the period of restriction, the recipient receives dividends on all shares awarded, regardless of their vesting status.

2007 Annual Report    47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

The following table summarizes activity of non-vested restricted stock awards for the year ended December 31, 2007:

	Restricted Shares	Weighted-Average Grant-Date Fair Value
Non-vested at January 1, 2007	1,535,228	$29.30
Granted[1]	694,334	$33.06
Vested	(176,827)	$31.67
Forfeited	(56,027)	$28.93

Non-vested at December 31, 2007	1,996,708	$30.41

[1]

During the first quarter of 2007, Federated awarded 188,834 shares of restricted Federated Class B common stock in connection with a bonus program in which certain key employees received a portion of their bonus in the form of restricted stock under the Plan. This restricted stock, which was granted on the bonus payment date, was issued out of treasury and will vest over a three-year period. During the third quarter and fourth quarter of 2007, Federated awarded 500,500 and 5,000 shares, respectively, of restricted Federated Class B common stock to certain key employees which was issued out of treasury and will vest over a ten-year period with restrictions on the vested portion of the awards lapsing on approximately the awards’ fifth- and tenth-year anniversaries.

Federated awarded 694,334 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $33.06 to employees during 2007; awarded 777,596 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $32.05 to employees during 2006; and awarded 679,796 shares of restricted Class B common stock with a weighted-average grant-date fair value of $27.52 during 2005.

The total fair value of restricted stock vested during 2007, 2006 and 2005 was $6.2 million, $4.1 million and $0.7 million, respectively.

(b) Stock Options

The outstanding stock options were granted with exercise prices that equaled or exceeded the market price of Federated’s Class B common stock on the grant date. The options generally have graded vesting schedules that vary in length from three to ten years and in certain cases, may contain accelerated vesting provisions based upon the attainment of specific performance criteria. The stated exercise period is typically a one-year period following the date on which the entire award becomes fully vested. Each vested option may be exercised for the purchase of one share of Class B common stock at the exercise price. In some cases, Federated awarded stock options with no requisite service requirement. These options, which were fully vested on the date of grant, were immediately exercisable and expire no later than ten years after the grant date.

The following table summarizes the status of and changes in Federated’s stock option program for the year ended December 31, 2007:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2007	5,919,410	$22.79
Granted	12,000	$38.85
Exercised	(631,210)	$9.34
Forfeited	(83,250)	$23.17

Outstanding at December 31, 2007	5,216,950	$24.44	3.2	$87.2

Vested at December 31, 2007	2,805,974	$22.49	3.2	$52.4

Exercisable at December 31, 2007	1,100,775	$22.56	3.2	$20.5

Total options exercised during 2007, 2006 and 2005 were 631,210, 1,279,626 and 274,348, respectively. The total intrinsic value of stock options exercised during 2007, 2006 and 2005 was $18.0 million, $33.3 million and $6.9 million, respectively.

Federated granted 12,000 stock options to independent directors with a weighted-average grant-date fair value of $6.96, $7.93 and $5.45 during each of the second quarters of 2007, 2006 and 2005, respectively. Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2007, 2006, and 2005 respectively: dividend yields based on latest annualized dividend of 2.16%, 1.91% and 2.19%; expected volatility factors based on historical volatility of 16.7%, 18.8% and 21.6%; risk-free interest rates based on the U.S. Treasury strip rate for the expected life of the option of 4.54%, 4.93% and 3.77%; and an expected life of 5.0 years for each grant in 2007, 2006 and 2005. The expected life is based on the assumption that these options will be exercised evenly over the life of the option.

No awards were granted with an exercise price that was less than or greater than the market price on the date of grant in 2007, 2006 or 2005.

48    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

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

Cash dividends of $83.1 million, $73.0 million and $61.5 million were paid in 2007, 2006 and 2005, respectively, to holders of common stock.

In 2006, the board of directors approved a share repurchase program authorizing executive management to purchase Federated Class B common stock. Under the program, shares can be repurchased in the open market and in private transactions through the life of the program. The program authorizes executive management to determine the timing and the amount of shares for each purchase. The repurchased stock will be held in treasury for employee share-based compensation plans, potential acquisitions and other corporate activities. During the year ended December 31, 2007, Federated repurchased 3.4 million shares of its Class B common stock, 3.3 million shares of which were part of its current share-buyback program. As of December 31, 2007, Federated is authorized to repurchase up to 3.9 million additional shares under the current program. The remaining 0.1 million shares were repurchased in connection with employee separations during the year ended December 31, 2007, and were not counted against the board-approved share-buyback program.

As restricted under the Credit Facility, Federated is able to make cash payments for stock repurchases or shareholder dividends as long as liquidity of no less than $10 million is maintained during the payment period.

(14) Leases

The following is a schedule by year of future minimum payments required under the capital leases and future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2007:

in thousands	Capital Leases	Operating Leases
2008	$104	$12,789
2009	86	10,436
2010	0	9,834
2011	0	8,698
2012	0	8,456
2013 and thereafter	0	17,496

Total minimum lease payments	$190	$67,709
Less executory costs and imputed interest costs	(23)

Present value of minimum lease payments	$167

Federated’s only capital lease obligation was $0.2 million at both December 31, 2007 and 2006 and was included in Other current liabilities – other and Other long-term liabilities – other. This lease carries an interest rate of 6.93% and expires in the fourth quarter 2009.

Federated held a material operating lease at December 31, 2007 for its corporate headquarters building in Pittsburgh, Pennsylvania. This lease expires in 2014 and has renewal options for two successive terms of five years each. This lease includes provisions for leasehold improvement incentives, rent escalation and certain penalties for early termination. In addition, at December 31, 2007, Federated had various other operating lease agreements primarily involving facilities, office and computer equipment and vehicles. These leases are noncancelable and expire on various dates through the year 2017. Most leases include renewal or purchase options and, in certain leases, escalation clauses.

Federated began subleasing certain leased property in 2002. As of December 31, 2007, aggregate future minimum rentals to be received under one noncancelable sublease that expires in 2010 totaled $1.2 million.

Rental expenses related to continuing operations were $11.3 million, $11.9 million and $11.9 million for the years ended December 31, 2007, 2006 and 2005, respectively. Sublease rental income was $0.5 million for each of the years ended December 31, 2007, 2006 and 2005.

2007 Annual Report    49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

(15) Income Taxes

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense (benefit), net from continuing operations consisted of the following components for the years ended December 31:

in thousands	2007	2006	2005
Current:
Federal	$120,184	$107,040	$102,834
State	10,773	8,624	7,021
Foreign	652	690	556

	131,609	116,354	110,411
Deferred:
Federal	(1,848)	(3,172)	2,884
State	(534)	537	1,601
Foreign	(20)	0	0

Total	$129,207	$113,719	$114,896

The federal net tax effects of timing differences exceeding 5% of pretax income at the statutory federal income tax rate included in Income tax provision on the Consolidated Statements of Income were $(6.8 million) for amortization of intangible assets in 2007, and $8.2 million for deferred sales commissions and $(5.8 million) for insurance proceeds in 2005. There were no federal timing differences exceeding 5% of pretax income at the statutory federal income tax rate in 2006.

Discontinued operations, net of tax for the years ended December 31, 2006 and 2005 included income tax expense of $1.3 million and $1.4 million, respectively.

For the years ended December 31, 2007, 2006 and 2005, the foreign subsidiaries had income from continuing operations before income taxes of $2.8 million, $3.3 million and $3.7 million, respectively, for which income tax expense of $1.0 million, $1.2 million and $1.4 million, respectively, has been recorded.

The reconciliation between the Federal statutory income tax rate and Federated’s effective income tax rate attributable to continuing operations consisted of the following for the years ended December 31:

	2007	2006	2005
Expected statutory rate	35.0%	35.0%	35.0%
Increase:
State income taxes, net of Federal benefit	1.9	2.0	2.0
Non-deductible portion of Settlement expense	0	0	4.4
Other	0.4	0.3	0.2

Total	37.3%	37.3%	41.6%

During 2006, Federated reversed a valuation allowance equal to $2.3 million for the portion of the federal capital loss carryforwards that were utilized as a result of the capital gain on the sale of the Clearing Business and the gain on the sale of certain investments. The reversal was included in Discontinued operations, net of tax ($2.1 million) and Income from continuing operations ($0.2 million).

50    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following as of December 31:

in thousands	2007	2006
Deferred Tax Assets
State tax net operating losses[1]	$15,733	$14,904
Write-down of CDO investments[2]	6,383	5,972
Share-based compensation	5,318	3,842
Deferred income	3,738	2,625
Capital losses[3]	1,957	312
Foreign tax net operating losses[1]	1,894	1,567
State taxes[1]	1,557	1,328
Contingent payments	1,108	0
Other	2,714	2,253

Total gross deferred tax asset	40,402	32,803

Valuation allowance[1]	(17,499)	(16,047)

Total deferred tax asset, net of valuation allowance	$22,903	$16,756

Deferred Tax Liabilities
Intangible assets	$27,278	$20,059
Deferred sales commissions	6,017	9,048
State taxes	4,971	5,334
Property and equipment	1,822	2,772
Costs of internal-use software	1,259	1,094
Other	2,210	1,926

Total gross deferred tax liability	$43,557	$40,233

Net deferred tax liability	$20,654	$23,477

[1]

A valuation allowance has been recognized for $0.3 million of the deferred tax asset for state tax capital losses, for all of the deferred tax asset for foreign tax net operating losses, and for all but $0.5 million of the deferred tax asset for state tax net operating losses. The $0.5 million of the deferred state tax asset for state net operating losses will expire over the period 2009-2026. The valuation allowance was recorded due to management’s belief that it is more likely than not that Federated will not realize the full benefit of these capital and net operating losses.

[2]

This amount represents deferred tax assets generated by the charges recorded to write down the value of Federated’s investment in the managed CDOs. The amount of actual capital loss associated with these investments will not be known until they are either redeemed or sold. The five-year carry-forward period will begin in the first tax year after Federated’s CDO investments are either redeemed or sold. Management believes it is more likely than not that Federated will fully realize these deferred tax assets in the future.

[3]

The 2007 amount includes a deferred tax asset recognized in connection with the investment loss recorded on Federated’s investment in a Federated-sponsored private investment partnership. Management believes it is more likely than not that Federated will fully realize this deferred tax asset in the future.

Effective January 1, 2007, Federated adopted the provisions of FIN 48, which did not have a material impact on its financial statements. At adoption, Federated had no change in the liability for unrecognized tax benefits that was recorded to retained earnings. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

in thousands
Balance at January 1, 2007	$1,390
Additions based on tax positions related to the current year	80
Reductions based on tax positions related to the current year	(141)
Reductions for tax positions of prior years	(55)
Lapse of statute of limitations	(128)

Balance at December 31, 2007	$1,146

As of December 31, 2007, management estimates that there will be a decrease of no more than $0.8 million in the total amount of unrecognized tax benefits within the next twelve months. The estimated decrease relates to pending approval of a request for change to a tax accounting method.

The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $0.4 million at January 1, 2007. During the year ended December 31, 2007, there were no material increases or decreases in this amount.

2007 Annual Report    51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

At both January 1, 2007 and December 31, 2007, Federated had $0.2 million of interest accrued on tax liabilities in the Consolidated Balance Sheets. No amounts were recorded for interest in the Consolidated Statements of Income for the year ended December 31, 2007. At both January 1, 2007 and December 31, 2007, Federated had no amounts accrued for penalties in the Consolidated Balance Sheets. No amounts were recorded for penalties in the Consolidated Statements of Income for the year ended December 31, 2007.

As of January 1, 2007, tax years 2003 through 2006 remained subject to examination by Federated’s major tax jurisdictions. As of December 31, 2007, tax year 2004 is effectively settled for federal tax purposes, tax years 2004 and 2005 are effectively settled for New York state tax purposes for its primary taxpayer in that jurisdiction, but the tax years 2004 through 2006 otherwise remain subject to examination by Federated’s major state and local tax jurisdictions, which include the states of California, New York and Pennsylvania and the city of New York.

(16) Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

in thousands, except per share data	2007	2006	2005
Numerator
Income from continuing operations	$217,471	$191,048	$160,974
Income (loss) from discontinued operations	0	6,681	(691)

Net income	$217,471	$197,729	$160,283

Denominator
Denominator for basic earnings per share – weighted-average shares less nonvested restricted stock	100,855	104,293	106,114
Effect of dilutive securities:
Dilutive potential shares from share-based compensation	1,751	1,995	2,138

Denominator for diluted earnings per share – adjusted weighted-average shares and assumed conversions	102,606	106,288	108,252

Basic earnings per share
Income from continuing operations	$2.16	$1.83	$1.52
Income (loss) from discontinued operations	0.00	0.06	(0.01)

Net income[1]	$2.16	$1.90	$1.51

Diluted earnings per share
Income from continuing operations	$2.12	$1.80	$1.49
Income (loss) from discontinued operations	0.00	0.06	(0.01)

Net income	$2.12	$1.86	$1.48

[1]	Totals may not sum due to rounding.

Federated uses the treasury stock method to reflect the dilutive effect of unvested restricted stock and unexercised stock options in diluted earnings per share. For the years ended December 31, 2007, 2006 and 2005, 0.3 million, 1.1 million and 1.3 million share-based awards, respectively, were outstanding but not included in the computation of diluted earnings per share for each year either because the shares assumed repurchased exceeded the shares assumed issued upon exercise as a result of including the average unrecognized compensation cost of the awards in the assumed proceeds or because, in the case of options, the exercise price was greater than the average market price of Federated Class B common stock for each respective year. Under the treasury stock method, in the event the awards become dilutive, their dilutive effect would result in the addition of a net number of shares to the weighted-average number of shares used in the calculation of diluted earnings per share.

52    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

(17) Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income, net of tax, are as follows:

in thousands	Unrealized Gain (Loss) on Securities Available for Sale	Foreign Currency Translation Gain (Loss)	Total
Balance at January 1, 2005	$107	$422	$529
Total change in market value[1]	73	0	73
Reclassification adjustment – net realized gain[2]	(46)	0	(46)
Loss on currency conversion[3]	0	(230)	(230)

Balance at December 31, 2005	134	192	326
Total change in market value[1]	6	0	6
Reclassification adjustment – net realized gain[2]	(148)	0	(148)
Gain on currency conversion[3]	0	267	267

Balance at December 31, 2006	(8)	459	451
Total change in market value[1]	180	0	180
Reclassification adjustment – net realized loss[2]	3	0	3
Gain on currency conversion[3]	0	245	245

Balance at December 31, 2007	$175	$704	$879

[1]	The tax expense on the change in market value of securities available for sale was $97, $3 and $39 for 2007, 2006 and 2005, respectively.
[2]	The tax (benefit) expense on the reclassification adjustment for securities available for sale was $(1), $79 and $25 for 2007, 2006 and 2005, respectively.
[3]	The tax (expense) benefit on the foreign currency translation gain (loss) was $(132), $(144) and $124 for 2007, 2006 and 2005, respectively.

(18) Disclosures of Fair Value

Estimated fair values of Federated’s financial instruments have been determined using available market information and appropriate valuation methodologies, as set forth below. These fair values are not necessarily indicative of the amounts that would be realized upon exchange of these instruments or Federated’s intent to dispose of these instruments.

Carrying amounts approximate fair value for the following financial instruments due to their short maturities:

•	Cash and cash equivalents

•	Receivables

•	Accrued revenue

•	Accrued compensation and benefits

•	Accounts payable and accrued expenses

•	Income taxes payable

Investments are carried at fair value (see Note (1)(g)).

The fair value of Federated’s nonrecourse debt is estimated based on estimated annual redemption and market appreciation rates of the underlying B-share fund assets (see Note (1)(l) and Note (10)). Based on this estimate, the carrying value of nonrecourse debt appearing on the Consolidated Balance Sheets approximates fair value.

(19) Minority Interest in Subsidiaries and Equity Investments

In the second quarter 2007, Federated acquired a 12% interest in Dix Hills. Federated accounted for its minority interest in the partnership using the equity method of accounting in accordance with EITF Issue No. 03-16, “Accounting for Investments in Limited Liability Companies.” The investment in Dix Hills is included in Other long-term assets on Federated’s Consolidated Balance Sheet at December 31, 2007.

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

2007 Annual Report    53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

In 2007 and 2006, Federated consolidated certain sponsored products, which were deemed to be VIEs. While Federated is the primary beneficiary and consolidator of the products, equity investments in certain of these products held by third parties are presented as minority interests in Federated’s Consolidated Financial Statements.

(20) Related Party Transactions

Federated has classified certain entities as affiliates in accordance with SFAS No. 57, “Related Party Disclosures.”

In 2007, Federated realized a $4.9 million loss on a $5 million investment in a Federated-sponsored private investment partnership. The partnership is a short-term investment vehicle whose limited partners were accredited investors. The non-Federated partners redeemed their limited partnership interests at full value. Federated contributed $4.0 million of additional capital to the partnership in September 2007 which was redeemed in December 2007. As of December 31, 2007, two of Federated’s subsidiaries were the only investors in the partnership with a total investment of $0.1 million.

At December 31, 2007 and 2006, Receivables – affiliates totaled $24.6 million and $21.8 million, respectively, and Accrued revenue –affiliates totaled $3.4 million and $3.5 million, respectively, relating to services provided to various Federated products.

At December 31, 2007 and 2006, Accounts payable and accrued expenses – affiliates totaled $2.8 million and $2.2 million, respectively. For 2007 and 2006, the balance primarily represents fund-related expenses assumed by Federated in certain cases in order to make the fund more competitive or to meet regulatory requirements.

At December 31, 2006, Other current liabilities – affiliates totaled $8.3 million, which primarily represents the accrual of the remaining purchase price to acquire the remaining 11% minority interest in MDT from various employees (see Note (2)) that was paid in January 2007.

(21) Concentration Risk

In terms of revenue concentration by product, approximately 17% of Federated’s total revenue for 2007 was derived from services provided to one sponsored fund (the Federated Kaufmann Fund). In addition, in terms of revenue concentration by customer, two intermediary customers [Edward D. Jones & Co., L.P. and the Bank of New York Mellon Corporation, including Pershing (a subsidiary of the Bank of New York Mellon Corporation) and other assets from the Bank of New York Mellon Corporation] accounted for a total of approximately 13% and 15%, respectively, of Federated’s total revenue for 2007. With respect to both intermediary customers, most of this revenue is derived from broker/dealer cash sweep money market products. Significant changes in Federated’s relationship with these intermediary customers, including changes which may result from the Bank of New York Company, Inc. merger with Mellon Financial Corp., could have a significant adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to corresponding significant reductions to Marketing and distribution expenses associated with such intermediaries.

(22) Commitments and Contingencies

(a) Contractual

Federated is obligated to make certain future payments under various agreements to which it is a party, including capital and operating leases (see Note (14)). The following table summarizes minimum payments contractually due under Federated’s significant service contracts and employment arrangements:

	Payments due in						Total
in millions	2008	2009	2010	2011	2012	After 2012
Purchase obligations[1]	$6.3	$1.5	$1.0	$0.3	$0.2	$1.1	$10.4
Employment-related commitments[2]	30.7	14.3	13.5	12.7	7.5	10.8	89.5

Total	$37.0	$15.8	$14.5	$13.0	$7.7	$11.9	$99.9

[1]

Federated is a party to various contracts pursuant to which it receives certain services including access to various fund-related information systems and research databases, trade order transmission and recovery services, as well as legal services. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2017. Costs for such services are expensed as incurred.

[2]

Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2014.

As part of the MDT Acquisition, Federated is required to make annual contingent purchase price payments based upon growth in MDTA net revenues over a three-year period. The first contingent purchase price payment of $43.3 million, which was recorded as goodwill in the second quarter of 2007, was paid in the third quarter of 2007. The remaining purchase price payments, which could aggregate as much as $86.7 million ($43.3 million of which could be paid in 2008), will be recorded as additional goodwill at the time the contingency is resolved.

54    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

Pursuant to various significant employment arrangements, Federated may be required to make certain incentive compensation-related payments. The employment contracts expire on various dates through the year 2014 with payments possible through 2018. Excluding the impact of the incentive compensation opportunities related to the newly created Federated Kaufmann Large Cap Fund (the New Fund Bonus), the maximum bonus payable over the remaining terms of the contracts approximates $65 million, of which $9.3 million would be payable in 2008 if the necessary performance targets are met and the employees continue to be employed as of the relevant payment dates. At this time, management is unable to reasonably estimate a range of possible bonus payments for the New Fund Bonus due to the negligible level of assets in the new fund at December 31, 2007 and the wide range of possible growth-rate scenarios for the fund.

As part of the Alliance Acquisition, Federated is required to make contingent purchase price payments over a five-year period. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first two contingent purchase price payments of $10.7 million and $13.3 million were paid in the second quarters of 2006 and 2007, respectively. At current asset levels, these payments would approximate $62 million over the remaining three-year period, which includes a $10.0 million lump-sum payment in 2010. As of December 31, 2007, $12.7 million was accrued in Other current liabilities – other.

The Rochdale Acquisition agreement provides for two forms of contingent purchase price payments that are dependent upon asset growth and fund performance through 2012. The first form of contingent payment is payable in 2010 and 2012 and could aggregate to much as $20 million. The second form of contingent payment is payable on a semi-annual basis over the five–year period following the acquisition closing date based on certain revenue earned by Federated from the Federated InterContinental Fund.

Pursuant to other acquisition agreements or long-term employment arrangements, Federated may be required to make additional payments upon the occurrence of certain events. Under these other agreements, payments could occur on an annual basis and continue through 2010.

(b) Guarantees and Indemnifications

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

(c) Past Mutual Fund Trading Issues and Related Legal Proceedings

In 2005, Federated entered into settlement agreements with the Securities and Exchange Commission (SEC) and New York State Attorney General (NYAG) to resolve the past mutual fund trading issues. Under the terms of the settlements, Federated paid for the benefit of fund shareholders a total of $80.0 million. In addition, Federated agreed to reduce the investment advisory fees on certain Federated funds by $4.0 million per year for the five-year period beginning January 1, 2006, based upon effective fee rates and assets under management as of September 30, 2005. Depending upon the level of assets under management in these funds during the five-year period, the actual investment advisory fee reduction could be greater or less than $4.0 million per year. For each of the years ended December 31, 2007 and 2006, these fee reductions were approximately $4 million.

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

All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated is defending this litigation. The potential impact of these recent lawsuits and future potential similar suits, as well as the timing of settlements, judgments or other resolution of these matters, are uncertain. It is possible that an unfavorable determination will cause a material adverse impact to Federated’s reputation, financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

The Consolidated Financial Statements for the years ended December 31, 2007, 2006 and 2005 reflect $4.4 million, $9.1 million and $9.6 million, respectively, for costs associated with various legal, regulatory and compliance matters, including costs related to Federated’s internal review, costs incurred on behalf of the funds, costs incurred and estimated to complete the distribution of

2007 Annual Report    55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

Federated’s regulatory settlement, costs related to certain other undertakings of these settlement agreements, and costs incurred and estimated to resolve certain of the above-mentioned ongoing legal proceedings. Accruals for these estimates represent management’s best estimate of probable losses at this time. Actual losses may differ from the estimate, and such differences may have a material impact on Federated’s consolidated results of operations, financial position or cash flows. The Consolidated Financial Statements for the year ended December 31, 2005 reflect settlement expenses of $55.6 million primarily representing civil penalties and restoration to fund shareholders associated with the aforementioned settlements. In addition, 2005 net income included a $23.6 million pretax insurance recovery of certain of these costs which was recorded as a reduction to the various income statement line items to which these costs were originally charged.

(d) Other Legal Proceedings

Federated has other claims asserted and threatened against it in the ordinary course of business. These other claims are subject to inherent uncertainties. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s reputation, financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

(23) Subsequent Events

On January 22, 2008, Federated’s board of directors declared a $0.21 per share dividend to shareholders of record as of February 8, 2008, which was paid on February 15, 2008.

56    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2007, 2006 and 2005)

(24) Supplementary Quarterly Financial Data (Unaudited)

in thousands, except per share data, for the quarters ended	March 31,	June 30,	September 30,	December 31,
2007
Revenue[1]	$264,414	$276,530	$286,408	$300,292
Operating income[1,2]	83,784	88,882	98,229	86,298
Net income[2]	51,763	55,277	57,727	52,704
Basic earnings per share
Net income[2]	0.51	0.55	0.57	0.53
Diluted earnings per share
Net income[2]	0.50	0.54	0.57	0.52
Cash dividends per share	0.18	0.21	0.21	0.21
Stock price per share[4]
High	38.40	41.42	40.58	43.35
Low	33.37	36.39	30.31	36.28
2006
Revenue[1]	$238,781	$236,406	$243,935	$259,736
Operating income	74,171	75,570	73,951	84,779
Income from continuing operations	46,085	46,656	45,164	53,143
Income from discontinued operations	2,836	3,265	445	135
Net income	48,921	49,921	45,609	53,278
Basic earnings per share
Income from continuing operations	0.44	0.44	0.44	0.52
Income from discontinued operations	0.03	0.03	0.00	0.00
Net income[3]	0.46	0.48	0.44	0.52
Diluted earnings per share
Income from continuing operations	0.43	0.44	0.43	0.51
Income from discontinued operations	0.03	0.03	0.00	0.00
Net income[3]	0.45	0.47	0.43	0.51
Cash dividends per share	0.15	0.18	0.18	0.18
Stock price per share[4]
High	40.17	39.31	34.75	35.43
Low	36.36	29.71	29.56	32.44

[1]	Certain previously reported amounts reflect reclassifications to conform with the current year’s presentation.
[2]

The Consolidated Financial Statements for the quarter ended December 31, 2007 included a $15 million pretax charge related to the new employment agreements for certain employees responsible for investment management of the Federated Kaufmann products. See Note (8).

[3]	Totals may not sum due to rounding.
[4]	Federated’s common stock is traded on the New York Stock Exchange under the symbol “FII.”

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of February 12, 2008, was one and 41,979, respectively.

57    Federated Investors, Inc.