Form 10-K, Exhibit 13
period 2008-12-31
FEDERATED INVESTORS INC /PA/
filed 2009-02-20
CIK 1056288

Exhibit 13.01

Financial Contents

Selected Consolidated Financial Data	2

Management’s Discussion and Analysis	3

Management’s Assessment of Internal Control Over Financial Reporting	24

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm, on Consolidated Financial Statements	25

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm, on Effectiveness of Internal Control Over Financial Reporting	26

Consolidated Balance Sheets	27

Consolidated Statements of Income	28

Consolidated Statements of Changes in Shareholders’ Equity	29

Consolidated Statements of Cash Flows	30

Notes to the Consolidated Financial Statements	31

Certain statements in this Annual Report on Form 10-K and the 2008 Annual Report to Shareholders, including those related to asset flows and business mix; obligations to make additional contingent payments pursuant to acquisition agreements; obligations to make additional payments pursuant to employment agreements; the costs associated with the settlement with the Securities and Exchange Commission and the New York State Attorney General; legal proceedings; future cash needs; future principal uses of cash; performance indicators; impact of accounting policies and new accounting pronouncements; concentration risk; indemnification obligations; the impact of increased regulation; the prospect of increased marketing and distribution-related expenses; insurance recoveries; management’s expectations regarding fee waivers and the impact of such waivers on revenues and net income; the ability to raise additional capital; the rising costs of risk management; the possibility that money market funds may close to new and/or existing shareholders or their shareholders may become subject to an interim cash management fee; government programs relating to money market funds; sale of B-share related revenue streams; possible impairment charges and the various items set forth under the section entitled “Risk Factors” constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance or achievements of Federated or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Among other risks and uncertainties, market conditions may change significantly resulting in changes to Federated’s asset flows and business mix, which may cause a decline in revenues and net income, result in impairments and increase the amount of fee waivers incurred by Federated. The obligation to make contingent payments is based on certain growth and fund performance targets and will be affected by the achievement of such targets, and the obligation to make additional payments pursuant to employment agreements is based on satisfaction of certain conditions set forth in those agreements. Future cash needs and future uses of cash will be impacted by a variety of factors, including the number and size of any acquisitions, Federated’s success in distributing its products, the resolution of pending litigation, potential increases in costs relating to risk management, as well as potential changes in assets under management and/or changes in the terms of distribution and shareholder services contracts with intermediaries who offer Federated’s products to customers. Federated’s risks and uncertainties also include liquidity and credit risks in Federated’s money market funds and revenue risk, which will be affected by yield levels in money market fund products, changes in market values of assets under management, the ability of Federated to keep money market fund products open to new and/or existing shareholders and to collect fees in connection with the management of such products. Many of these factors may be more likely to occur as a result of the ongoing threat of terrorism, the increased scrutiny of the mutual fund industry by federal and state regulators, and the recent and ongoing disruption in global financial markets. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such statements in the future. For more information on these items, see the section entitled Risk Factors herein under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2008 Annual Report    1

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data and managed and administered assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed and administered assets) of Federated for the five years ended December 31, 2008 have been derived from the audited Consolidated Financial Statements of Federated. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes which follow.

Years Ended December 31,	2008	2007	2006	2005	2004
Statement of Income Data[1]
Total revenue[2]	$1,223,680	$1,127,644	$978,858	$896,238	$830,314
Operating income	361,175	357,193	308,472	294,894	312,427
Income from continuing operations before income taxes	349,677	346,678	304,767	275,870	284,748
Income from continuing operations	221,509	217,471	191,048	160,974	176,535
Income (loss) from discontinued operations	2,808	0	6,681	(691)	4,644
Net income	224,317	217,471	197,729	160,283	181,179

Share Data
Basic earnings per share[1]
Income from continuing operations	$2.22	$2.16	$1.83	$1.52	$1.64
Income (loss) from discontinued operations	0.03	0.00	0.06	(0.01)	0.04
Net income[3]	2.25	2.16	1.90	1.51	1.68
Diluted earnings per share[1]
Income from continuing operations	$2.20	$2.12	$1.80	$1.49	$1.60
Income (loss) from discontinued operations	0.03	0.00	0.06	(0.01)	0.04
Net income[3]	2.22	2.12	1.86	1.48	1.64
Cash dividends per share[4]	$3.690	$0.810	$0.690	$0.575	$0.414
Weighted-average shares outstanding – basic	99,605	100,855	104,293	106,114	107,615
Weighted-average shares outstanding – diluted	100,855	102,606	106,288	108,252	110,410

Balance Sheet Data at Period End
Intangible assets, net and Goodwill	$657,321	$534,603	$488,650	$370,026	$311,974
Total assets[2]	846,610	840,971	810,294	896,621	954,688
Long-term debt—recourse[5]	126,000	71	160	243	8
Long-term debt—nonrecourse[2]	30,497	62,701	112,987	159,784	284,915
Shareholders’ equity[4]	423,374	574,015	529,375	540,329	457,753

Managed and Administered Assets (in millions)
As of period end:
Managed assets	$407,310	$301,616	$237,440	$213,423	$179,268
Administered assets	8,373	9,565	17,778	18,271	37,164
Average for the period:
Managed assets	$342,521	$265,055	$220,702	$197,647	$187,820
Administered assets	9,376	17,492	18,272	18,239	41,208

1	The Consolidated Financial Statements for the years ended December 31, 2005 and 2004, included pretax charges of $55.6 million and $17.4 million, respectively, related to Federated’s settlements with government regulators. See Note (22)(c) to the Consolidated Financial Statements. The year ended December 31, 2005 also included a $23.6 million pretax insurance recovery for related costs incurred, which was recorded as a reduction to certain operating expenses.
2	In 2006, 2005 and 2004, Federated adjusted the carrying value of certain B-share-related deferred sales commission assets and corresponding nonrecourse debt by approximately $2 million, $88 million and $8 million, respectively. In March 2007, pursuant to the terms of a new sales program with an independent third party, Federated began accounting for all new sales of its rights to future distribution fees and contingent deferred sales charges related to Class B shares of sponsored funds as sales. See Note (13) to the Consolidated Financial Statements.
3	Totals may not sum due to rounding.
4	On September 15, 2008, Federated paid $2.76 per share or $281.2 million as a special dividend to shareholders of record as of September 9, 2008. See Note (16)(a) to the Consolidated Financial Statements.
5	In 2008, Federated entered into a variable-rate $140 million term-loan facility. In addition, Federated had $37.0 million in outstanding borrowings against its revolving credit facility as of December 31, 2008. Of these amounts, $51.0 million has been classified as a current liability on the Consolidated Balance Sheets as of December 31, 2008. See Note (12) to the Consolidated Financial Statements.

2    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS

of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.

General

Federated Investors, Inc. (together with its subsidiaries, Federated) is one of the largest investment managers in the United States with $407.3 billion in managed assets as of December 31, 2008. The majority of Federated’s revenue is derived from advising and administering Federated mutual funds and Separate Accounts (which include separately managed accounts, institutional accounts, sub-advised funds and other managed products) in both domestic and international markets. Federated also derives revenue from administering mutual funds sponsored by third parties and from providing various other mutual fund-related services, including distribution, shareholder servicing, and retirement plan recordkeeping services (collectively, Other Services).

Federated’s investment products are primarily distributed in three markets. These markets and the relative percentage of managed assets at December 31, 2008 attributable to such markets are as follows: wealth management and trust (57%), broker/dealer (30%) and global institutional (10%).

Investment advisory fees, administrative fees and certain fees for Other Services, such as distribution and shareholder service fees, are contract-based fees that are generally calculated as a percentage of the net assets of the investment portfolios that are managed or administered by Federated. As such, Federated’s revenue is primarily dependent upon factors that affect the value of managed and administered assets including market conditions and the ability to attract and retain assets. Fee rates for Federated’s services generally vary by asset type and investment objective and, in certain instances, decline as the average net assets of the individual portfolios exceed certain thresholds. Generally, rates charged for advisory services provided to equity products are higher than rates charged on money market and fixed-income products. Likewise, mutual funds typically have a higher fee rate than Separate Accounts. Accordingly, revenue is also dependent upon the relative composition of average assets under management across both asset and product types. Federated may waive certain fees for competitive reasons such as to maintain positive or zero net yields, to meet regulatory requirements (including settlement-related (see Note (22)(c) to the Consolidated Financial Statements)) or to meet contractual requirements. Since Federated’s products are largely distributed and serviced through financial intermediaries, Federated pays a significant portion of the distribution fees from sponsored products to the financial intermediaries that sell these products. These payments are generally calculated as a percentage of net assets attributable to the party receiving the payment and are recorded on the Consolidated Statements of Income as a marketing and distribution expense.

Federated’s remaining Other Services fees are primarily based on fixed rates per retirement plan participant. Revenue relating to these services will vary with changes in the number of plan participants which generally react to sales and marketing efforts, competitive fund performance, introduction and market reception of new products and acquisitions.

Federated’s most significant operating expenses include marketing and distribution costs and compensation and related costs, which represent fixed and variable compensation and related employee benefits. Certain of these expenses are dependent upon sales, product performance, levels of assets and asset mix.

The discussion and analysis of Federated’s financial condition and results of operations are based on Federated’s Consolidated Financial Statements. Management evaluates Federated’s performance at the consolidated level based on the view that Federated operates in a single operating segment, the investment management business. Management analyzes all expected revenue and expenses and considers market demands in determining an overall fee structure for services provided and in evaluating the addition of new business. Federated’s growth and profitability are dependent upon its ability to attract and retain assets under management and, in light of the recent adverse market conditions, are also dependent upon the profitability of those assets, which is impacted by management’s decisions regarding fee waivers to maintain positive or zero net yields on certain products. Fees for fund-related services are ultimately subject to the approval of the independent directors or trustees of the mutual funds. Management believes the most meaningful indicators of Federated’s performance are assets under management, total revenue and net income, both in total and per diluted share.

Business Developments

Recent and Ongoing Disruption in Global Financial Markets

Since late 2007, the financial markets have experienced extreme volatility due to uncertainty and disruption in large segments of the credit markets. During the latter half of 2008, the disruptions in the financial markets worsened causing severe dislocations on the functioning of the markets and unprecedented strain on the availability of liquidity in the short-term debt markets, including the commercial paper markets, which are important for the operation of prime money market funds.

Through the market turmoil, Federated’s government agency and treasury money market funds experienced significant asset inflows, which drove substantial increases in Federated’s money market managed assets in 2008. These funds grew as certain investors favored the perceived safety and liquidity of portfolios backed by government securities over other investment products. Of Federated’s total $327 billion in money market fund assets at December 31, 2008, $214 billion or 65% were invested in government agency and treasury funds. Reflecting increased demand in the market for government securities, and thereby government money market funds, yields on such products have decreased to record lows. In certain products, the gross yield is not sufficient to cover all of the fund’s normal operating expenses and fee waivers have been used to maintain positive or zero net yields.

2008 Annual Report    3

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

During 2008, the fee waivers to maintain positive or zero net yields totaled $3.6 million and were offset by a related reduction in marketing and distribution expenses of $1.9 million such that the net impact to Federated was $1.7 million in reduced operating income. Management expects these waivers to increase in 2009. Such increases in fee waivers could be significant and will negatively impact Federated’s revenues and net income. Management cannot predict the impact of the waivers due to the number of variables and the range of potential outcomes. Variables include available yields on instruments held by the funds, changes in assets within the funds, actions by the Federal Reserve and the U.S. Department of the Treasury, changes in expenses of the funds, changes in the mix of customer assets, and Federated’s willingness to continue the waivers. In addition, in response to the challenges posed by the unprecedented rate environment, extreme volatility and liquidity concerns in the marketplace, money market funds may close to new and/or existing shareholders and/or their shareholders may become subject to an interim cash management service fee, either of which could cause material adverse effects on Federated’s reputation, financial position, results of operations or liquidity.

Recent U.S. Government Programs Affecting Money Market Funds

In September 2008, the U.S. Government took steps designed to improve market conditions by offering the following two programs: (1) the Treasury’s Temporary Guarantee Program for Money Market Funds, and (2) the Asset-Backed Commercial Paper (ABCP) Money Market Fund Liquidity Facility (ABCP Liquidity Facility).

Treasury’s Temporary Guarantee Program for Money Market Funds – In October 2008, all Federated domestic money market funds enrolled in the Treasury’s Temporary Guarantee Program for Money Market Funds. This program was open to money market funds registered under the Investment Company Act of 1940 (1940 Act) that publicly offer securities registered under the Securities Act of 1933 and operate in compliance with Rule 2a-7 under the 1940 Act. The program will insure balances as of September 19, 2008 of all shareholders with investments in a participating money market fund in the event that such a fund is liquidated with a net asset value (NAV) less than $1.00. No protection is provided to those shareholders who entered the fund after September 19, 2008 or to any increase in holdings in that fund made after September 19, 2008 by a shareholder covered by the program. In November 2008, all Federated domestic money market funds renewed their participation when the program was extended until April 30, 2009. The program may be renewed by the U.S. Department of the Treasury through September 18, 2009. If the program is extended again, participating funds desiring continued coverage will need to renew their participation and submit additional fees for the extended coverage. The cost of the insurance will be borne primarily by the shareholders of the money market funds.

ABCP Liquidity Facility – Under the ABCP Liquidity Facility, the Federal Government is facilitating the purchase of ABCP from money market funds at amortized cost value, providing same-day liquidity to those funds. This new facility allows banks and other intermediaries to use the Federal Reserve Bank of Boston to buy, at par, ABCP from domestic money market funds that are regulated by Rule 2a-7. The ABCP Liquidity Facility was extended until October 30, 2009.

The Treasury’s Temporary Guarantee Program and the ABCP Liquidity Facility have been designed by the government as temporary measures. There can be no assurance that these programs will be extended, that Federated will continue to participate in these programs if extended or that market conditions will not deteriorate either before or following the expiration of these programs.

Business Combinations and Acquisitions

Prudent Bear Funds. In the fourth quarter 2008, Federated completed the acquisition of certain assets of David W. Tice & Associates LLC that relate to the management of the Prudent Bear Fund and the Prudent Global Income Fund (collectively, the Prudent Bear Funds) with $1.1 billion and $0.4 billion in assets under management, respectively, as of December 5, 2008 (Prudent Bear Acquisition). In connection with the acquisition, the assets in the Prudent Bear Funds were transitioned into the newly created Federated Prudent Bear Fund and the Federated Prudent Global Income Fund. The addition of the Prudent Bear Funds complements Federated’s existing alternative investment products as well as other core offerings as part of an investor’s overall investment strategy. The initial purchase price for the transaction was $43 million. As of December 31, 2008, Federated incurred $0.7 million in transaction costs directly attributable to the acquisition of the Prudent Bear Funds. See Note (22)(a) to the Consolidated Financial Statements for information on contingent payments related to this acquisition.

Clover Capital. In the fourth quarter 2008, Federated completed the acquisition of certain assets of Clover Capital Management, Inc. (Clover Capital), a Rochester, New York-based investment manager that specializes in value investing (Clover Capital Acquisition). Clover Capital managed approximately $2.1 billion in assets as of December 1, 2008, consisting primarily of Separate Accounts. The addition of Clover Capital results in a suite of traditional value investment offerings for Federated’s clients. The initial purchase price for the transaction was $30 million. As of December 31, 2008, Federated incurred $0.4 million in transaction costs directly attributable to the acquisition of Clover Capital. See Note (22)(a) to the Consolidated Financial Statements for information on contingent payments related to this acquisition.

Federated has not completed its valuations to determine the fair value of the identifiable intangible assets associated with the Prudent Bear and Clover Capital Acquisitions. Although preliminary results of the valuations are reflected in both the Consolidated Financial Statements as of and for the year ended December 31, 2008 and the related footnotes, the final purchase price allocations may result in adjustments to the preliminary valuations and such adjustments may be material. Preliminary valuation results indicate $14.4

4    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

million of the purchase price is assignable to identifiable intangible assets with a weighted-average useful life of 9 years, $46.7 million to intangible assets with indefinite lives and $17.5 million to goodwill, all of which will be deductible for tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisitions’ closing dates.

Preliminary Purchase Price Allocations in thousands	Clover Capital	Prudent Bear
Intangible assets
Renewable investment advisory contract (indefinite life)	$0	$44,700
Customer relationships (10-year weighted-average useful life)[1]	11,300	0
Noncompete (7-year weighted-average useful life)[2]	600	2,500
Trade name (indefinite life)	700	1,300
Goodwill	17,531	0
Other long-term assets	340	0

Total assets acquired	30,471	48,500

Liabilities[3]	(103)	(4,817)

Total purchase price	$30,368	$43,683

1	The customer relationship intangible assets will be amortized on a straight-line basis over their respective useful lives.
2	The noncompete assets will be amortized on an accelerated basis over their respective useful lives in a manner that best matches the benefit received.
3	$4.6 million of the liabilities for Prudent Bear is recorded in Other long-term liabilities – affiliates. It represents the excess of the preliminary fair value of the net assets acquired over the initial cash paid for the acquisition. Based on current estimates for asset and revenue growth related to the Federated Prudent Bear Funds, Federated expects to make a contingent payment in the first quarter of 2010 in an amount at least equal to $4.6 million. See Note 22(a) to the Consolidated Financial Statements for additional information on contingent payments.

The results of operations for both the Prudent Bear and Clover Capital Acquisitions were included in Federated’s Consolidated Financial Statements beginning on the date of the respective acquisition. The following table summarizes unaudited pro forma financial information assuming both the Prudent Bear Acquisition and the Clover Capital Acquisition occurred at the beginning of the years presented. This pro forma financial information is for informational purposes only and is not indicative of actual results that would have occurred had these acquisitions been completed on the assumed dates and it is not indicative of future results. In addition, the following pro forma financial information has not been adjusted to reflect any operating efficiencies that may have been realized as a result of the acquisitions.

in thousands, except per share data	2008	2007
Revenue	$1,254.6	$1,156.1
Income from continuing operations	$227.4	$220.8
Net income	$230.2	$220.8

Income from continuing operations per basic share	$2.29	$2.19
Income from continuing operations per diluted share	$2.25	$2.15
Net income per basic share	$2.31	$2.19
Net income per diluted share	$2.28	$2.15

The pro forma results include adjustments for the effect of acquisition-related expenses including compensation and related, depreciation and amortization, interest and income tax expense.

Rochdale Investment Management LLC. In the third quarter 2007, Federated completed a transaction with Rochdale Investment Management LLC (Rochdale) to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). In connection with the acquisition, on August 24, 2007, the $366 million of assets in the Rochdale Atlas Portfolio were transitioned into the Federated InterContinental Fund, a new portfolio created for the purpose of continuing the investment operations of the Rochdale Atlas Portfolio as part of the Federated fund complex. Federated paid $5.75 million of upfront purchase price in August 2007 and incurred approximately $1 million in transaction costs. To account for the acquisition, Federated recorded a customer relationship intangible asset and goodwill. See Note (22)(a) to the Consolidated Financial Statements for information on contingent payments related to this acquisition.

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

2008 Annual Report    5

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

complement Federated’s existing equity products. Federated acquired approximately 89% of the outstanding equity interests of MDTA in July 2006 and paid approximately $102 million in cash as upfront purchase price. The remaining 11% minority interest was held by various MDTA employees and was subject to a put/call option whereby the minority interest holders could put their interest to Federated in January 2007 or Federated could call the interests in June 2007. The minority interest holders exercised their put option in January 2007. Federated paid approximately $8 million in cash as additional purchase price to acquire the remaining 11% on January 9, 2007.

The initial purchase price has been allocated as follows: $36.8 million of customer relationship intangible assets (ten-year weighted-average useful life); a $6.3 million noncompete intangible asset (eight-year useful life); and goodwill of $72.3 million, of which approximately $66 million is deductible for tax purposes. See Note (22)(a) to the Consolidated Financial Statements for information on subsequent contingent payments related to this acquisition.

Dispositions

In the third quarter 2006, an indirect, wholly owned subsidiary of Federated completed the sale of certain assets associated with its TrustConnect® mutual fund processing business (the Clearing Business) to Matrix Settlement and Clearance Services, LLC (Matrix). The sale was completed over a series of closings during 2006. In exchange for the assets of the Clearing Business, Federated received upfront cash consideration totaling $7.7 million. In addition, Federated accrued contingent consideration of $4.8 million in the second quarter of 2008, which was calculated as a percentage of Matrix’s second quarter 2008 net revenue above a specific threshold directly attributed to the Clearing Business. This contingent consideration was received in the third quarter 2008 and is included, net of tax, as income from discontinued operations for the year ended December 31, 2008.

Special Cash Dividend

In the third quarter 2008, Federated paid $2.76 per share, or $281.2 million, as a special cash dividend to shareholders. This payment was in addition to the aggregate $0.93 per share, or $94.5 million, regular quarterly cash dividends paid throughout the course of 2008. All dividends are considered ordinary dividends for tax purposes.

B-Shares

The income tax provision for continuing operations for 2008 as compared to 2007 reflects a $2.6 million favorable adjustment due primarily to a correction of deferred tax balances following the full amortization of certain deferred sales commission assets.

In March 2007, pursuant to the terms of a new sales program with an independent third party, Federated began accounting for all new sales of its rights to future distribution fees and contingent deferred sales charges related to Class B shares of sponsored funds as sales. The sales of Federated’s rights to future shareholder service fees continued to be accounted for as financings due to Federated’s ongoing involvement in performing shareholder-servicing activities. Accordingly, nonrecourse debt has been recorded. This agreement expires December 31, 2009. Given the uncertainty regarding management’s ability to continue selling the rights to future B-share-related revenue streams in 2010 and thereafter, management is evaluating other funding options, including self-funding.

Management performs recoverability analyses of the deferred sales commission assets and nonrecourse debt related to B-share financings closed through February 2007. In 2007 and 2006, the evaluations for financings closed through September 2000 indicated that future cash flows would not be sufficient to fully amortize the related asset and debt balances. As such, in addition to the normal amortization occurring during the period based on B-share-related distribution fee, shareholder service fee and contingent deferred sales charge cash flows, the B-share-related deferred sales commission asset balance was adjusted down to fair value by $0.2 million and $2.2 million during 2007 and 2006, respectively, with a corresponding adjustment to the nonrecourse debt balances in each period. There was no material impact on the results of operations as a result of these adjustments. For purposes of evaluating trends in Federated’s operating results, management generally excludes the impact of these income and expense items. There were no B-share-related adjustments during 2008. See Note (13) to the Consolidated Financial Statements for more information regarding Federated’s accounting for B-share funding arrangements.

Other Business Developments

During the third quarter 2008, Federated entered into a variable-rate $140 million term-loan facility that matures on October 31, 2011 (Term Loan). Federated has the option to increase its borrowings to $150 million during the term of the facility upon commitment from the lending banks. The Term Loan requires quarterly principal payments totaling $14 million, $21 million and $28 million in 2009, 2010 and 2011, respectively, and a balloon payment of $77 million on October 31, 2011. Proceeds from the Term Loan were used to finance a portion of the special cash dividend payment in the third quarter 2008 and will be used for share repurchase programs, future dividends, acquisition-related payments and reasonably foreseeable cash needs. See Note (12) to the Consolidated Financial Statements for additional information.

In the fourth quarter 2007, Federated entered into long-term individual employment contracts with certain key employees responsible for investment management of the Federated Kaufmann products. The agreements, the terms of which run through December 31,

6    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

2014, obligate Federated to make certain compensation payments over the seven-year term of employment. In addition to the base salary and bonuses that were previously being paid to these employees, and are now covered by the employment contracts, the agreements included an up-front payment totaling $15 million to these employees, which was accrued in the fourth quarter 2007 and paid in January 2008. The agreements also provided for quarterly bonuses approximating $1.7 million to be paid in 2008, 2009 and 2010 to these employees and other Federated employees also responsible for the management of Federated Kaufmann products. These payments are expensed in the periods in which they are earned and are generally subject to forfeiture if an employee terminates his or her employment with Federated and in certain other circumstances. The agreements also contain provisions for new incentive compensation opportunities related to the revenue and asset growth generated from the Federated Kaufmann Large Cap Fund, as well as covenants relating to confidentiality and non-competition, and provisions for severance payments in certain circumstances.

In the third quarter 2007, Federated realized a $4.9 million loss on a $5 million investment in a Federated-sponsored private investment partnership. The partnership was a short-term investment vehicle whose limited partners were accredited investors. The non-Federated partners redeemed their limited partnership interests at full value.

2008 Annual Report    7

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Asset Highlights

Managed and Administered Assets at Period End

in millions as of December 31,	2008	2007	Percent Change
Managed Assets
By Asset Class
Money market	$355,658	$236,630	50%
Equity	26,661	42,162	(37)%
Fixed-income	24,991	22,824	9%

Total managed assets	$407,310	$301,616	35%

By Product Type
Mutual Funds:
Money market	$327,267	$215,003	52%
Equity	17,562	29,145	(40)%
Fixed-income	19,321	17,943	8%

Total mutual fund assets	364,150	262,091	39%

Separate Accounts:
Money market	28,391	21,627	31%
Equity	9,099	13,017	(30)%
Fixed-income	5,670	4,881	16%

Total separate account assets	43,160	39,525	9%

Total managed assets	$407,310	$301,616	35%

Administered Assets	$8,373	$9,565	(12)%

Average Managed and Administered Assets

in millions for the years ended December 31,	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
Average Managed Assets
By Asset Class
Money market	$283,901	$199,673	$163,901	42%	22%
Equity	34,363	42,443	34,542	(19)%	23%
Fixed-income	24,257	22,939	22,259	6%	3%

Total average managed assets	$342,521	$265,055	$220,702	29%	20%

By Product Type
Mutual Funds:
Money market	$254,330	$178,585	$146,980	42%	22%
Equity	23,636	29,480	27,139	(20)%	9%
Fixed-income	18,720	17,886	18,323	5%	(2)%

Total average mutual fund assets	296,686	225,951	192,442	31%	17%

Separate Accounts:
Money market	29,571	21,088	16,921	40%	25%
Equity	10,727	12,963	7,403	(17)%	75%
Fixed-income	5,537	5,053	3,936	10%	28%

Total average separate account assets	45,835	39,104	28,260	17%	38%

Total average managed assets	$342,521	$265,055	$220,702	29%	20%

Average Administered Assets	$9,376	$17,492	$18,272	(46)%	(4)%

8    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Changes in Federated’s average asset mix year-over-year across both asset and product types have a direct impact on Federated’s operating income. Asset mix impacts Federated’s total revenue due to the difference in the fee rates per invested dollar earned on each asset and product type. Equity products generally have a higher management-fee rate than fixed-income and money market products. Likewise, mutual fund products typically earn a higher management-fee rate than Separate Accounts. Additionally, certain components of Marketing and distribution expense can vary depending upon the asset type, distribution channel and/or the size of the customer relationship. Federated generally pays a larger portion of the revenue earned from managed assets in money market funds than equity or fixed-income funds. The following table presents the relative composition of average managed assets and the percent of total revenue derived from each asset type over the last three years:

	Percent of Total Average Managed Assets			Percent of Total Revenue
	2008	2007	2006	2008	2007	2006
By Asset Class
Money market assets	83%	75%	74%	61%	49%	47%
Equity assets	10%	16%	16%	29%	39%	39%
Fixed-income assets	7%	9%	10%	9%	11%	13%
Other activities	—	—	—	1%	1%	1%

By Product Type
Mutual Funds:
Money market assets	74%	67%	66%	60%	49%	47%
Equity assets	7%	11%	12%	25%	34%	36%
Fixed-income assets	5%	7%	8%	9%	10%	12%
Separate Accounts:
Money market assets	9%	8%	8%	1%	0%	0%
Equity assets	3%	5%	4%	4%	5%	3%
Fixed-income assets	2%	2%	2%	0%	1%	1%
Other activities	—	—	—	1%	1%	1%

Total managed assets represent the balance of assets under management at a point in time. By contrast, average managed assets represent the average balance of assets under management during a period of time. Because substantially all revenue and certain components of Marketing and distribution expense are generally calculated daily based on assets under management, changes in average managed assets are typically a key indicator of changes in revenue earned and asset-based expenses incurred during the same period.

December 31, 2008 period-end managed assets increased 35% over period-end managed assets at December 31, 2007 as a result of increases in money market and fixed-income assets, partially offset by decreases in equity assets. Average managed assets for 2008 increased 29% over average managed assets for 2007. Period-end money market assets increased 50% for 2008 compared to 2007. Average money market assets increased 42% for 2008 compared to 2007. These increases were largely due to investors’ heightened concerns about risk and uncertainty in the credit and financial markets and the Federal Reserve’s interest rate cuts beginning in September 2007. Period-end equity assets decreased 37% for 2008 as compared to 2007. Average equity assets decreased 19% for 2008 compared to 2007 due to market depreciation and, to a lesser extent, net redemptions. Period-end fixed-income assets increased 9% for 2008 as compared to 2007. Average fixed-income assets increased 6% for 2008 as compared to 2007 primarily due to positive net sales. December 31, 2008 period-end administered assets decreased 12% over period-end administered assets at December 31, 2007 primarily as a result of the internalization of proprietary administration functions for one client.

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

2008 Annual Report    9

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Changes in Equity and Fixed-Income Fund Managed Assets

in millions for the years ended December 31,	2008	2007	Percent Change
Equity Funds
Beginning assets	$29,145	$28,666	2%

Sales	5,040	5,468	(8)%
Redemptions	(7,205)	(7,763)	(7)%

Net redemptions	(2,165)	(2,295)	(6)%
Net exchanges	(266)	(86)	209%
Acquisition-related	1,191	366	225%
Other[1]	(10,343)	2,494	(515)%

Ending assets	$17,562	$29,145	(40)%

Fixed-Income Funds
Beginning assets	$17,943	$18,113	(1)%

Sales	8,681	4,911	77%
Redemptions	(7,242)	(5,651)	28%

Net sales (redemptions)	1,439	(740)	294%
Net exchanges	92	6	1,433%
Acquisition-related	658	0	—%
Other[1]	(811)	564	(244)%

Ending assets	$19,321	$17,943	8%

1	Includes changes in the market value of securities held by the funds, reinvested dividends and distributions and net investment income.

Changes in Equity and Fixed-Income Separate Account Assets

in millions for the years ended December 31,	2008	2007	Percent Change
Equity Separate Accounts
Beginning assets	$13,017	$12,228	6%

Net customer flows[2]	(1,375)	96	(1,532)%
Acquisition-related	1,537	0	—%
Other[2]	(4,080)	693	(689)%

Ending assets	$9,099	$13,017	(30)%

Fixed-Income Separate Accounts
Beginning assets	$4,881	$4,789	2%

Net customer flows[2]	738	(290)	354%
Acquisition-related	444	0	—%
Other[2]	(393)	382	(203)%

Ending assets	$5,670	$4,881	16%

2	For certain accounts, Net customer flows are calculated as the remaining difference between beginning and ending assets after the calculation of Other. Other includes the approximate effect of changes in the market value of securities held in the portfolios, reinvested dividends and distributions and net investment income.

10    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Results of Operations

Revenue. The following table sets forth components of total revenue from continuing operations for the three years ended December 31:

in millions	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
Revenue from managed assets	$1,212.6	$1,114.1	$965.4	9%	15%
Revenue from sources other than managed assets	11.1	13.5	13.5	(18)%	0%

Total revenue	$1,223.7	$1,127.6	$978.9	9%	15%

Revenue from managed assets increased $98.5 million in 2008 as compared to 2007 primarily due to a $198.3 million increase resulting from an increase in average money market managed assets. This increase was partially offset by a decrease in revenue of $83.5 million due to a decrease in average equity assets under management and a decrease of $4.6 million due to a change in the mix of average fixed-income assets under management. In addition, Federated incurred an additional $11.0 million in voluntary fee waivers in 2008 for competitive reasons as compared to the same period in 2007. Of the $11.0 million increase in voluntary fee waivers, $3.6 million related to certain money market fund fees that were waived primarily in the fourth quarter of 2008 in order to maintain positive or zero net yields. This increase in fee waivers on the money market funds was offset by a related reduction in marketing and distribution expenses of $1.9 million in 2008 such that the net impact on operating income for 2008 as compared to 2007 was a decrease of $1.7 million.

Management expects these money market fund fee waivers to increase and these increases could be significant. The specific level of these waivers will be determined by a variety of factors including available yields on instruments held by the money market funds, changes in assets within the money market funds, actions by the Federal Reserve and the U.S. Department of the Treasury, changes in expenses of the money market funds, changes in the mix of customer assets and Federated’s willingness to continue these waivers.

Revenue from managed assets increased $148.7 million in 2007 as compared to 2006 primarily due to (1) a $98.6 million increase resulting from increased average money market managed assets; (2) a $33.3 million increase resulting from increased average equity assets under management (excluding equity assets from the MDT Acquisition); and (3) a $26.8 million increase resulting from increased average equity assets under management from the July 2006 MDT Acquisition, partially offset by a decrease of $6.9 million due to a change in the mix of the average fixed-income managed assets.

Operating Expenses. The following table sets forth operating expenses for the three years ended December 31:

in millions	2008	2007	2006	2008 vs. 2007	2007 vs. 2006
Marketing and distribution	$440.3	$354.4	$287.0	24%	23%
Compensation and related	237.2	229.1	192.1	4%	19%
Amortization of deferred sales commissions	31.4	46.5	51.8	(32)%	(10)%
All other	153.6	140.5	139.5	9%	1%

Total operating expenses	$862.5	$770.5	$670.4	12%	15%

Total operating expenses for 2008 increased $92.0 million compared to 2007. Marketing and distribution expense increased $85.9 million primarily due to increased average money market managed assets in 2008 as compared to 2007. Compensation and related expense increased $8.1 million in 2008 as compared to 2007 primarily due to: (1) a $10.8 million increase in incentive compensation, (2) an $8.7 million increase in regular pay primarily attributable to annual merit adjustments and higher staffing levels and (3) a $2.4 million increase in stock-based compensation primarily related to new award grants in 2007 and 2008, partially offset by a $15.0 million decrease in expense related to the payment due upon execution of the Kaufmann employment agreements in 2007 (see Other Business Developments). Amortization of deferred sales commission decreased $15.1 million in 2008 as compared to 2007 primarily due to lower average B-share assets. All other expenses increased primarily due to a $7.0 million increase in Professional service fees.

Exclusive of any reduction related to Federated’s decision to waive fees to maintain positive or zero net yields, Federated expects Marketing and distribution expense to continue to increase due to asset growth and the competitive nature of the mutual fund business. These increases have historically resulted from increases in and/or changes in the mix of assets under management and/or from changes in the terms of the distribution and shareholder services contracts with the intermediaries who offer Federated’s products to their customers. Marketing and distribution expense can vary depending upon the asset type, distribution channel and/or the size of the customer relationship. In the broker/dealer channel, Federated managed $95.7 billion in money market assets for various broker/dealer customers as of December 31, 2008 as compared to $79.1 billion as of December 31, 2007. The structure of these products and the related distribution and shareholder services agreements with these broker/dealers result in a significant portion of the revenue collected being paid to the intermediary as compensation for various services. Asset increases in this market result in higher Marketing and distribution expense per dollar of revenue compared to other distribution channels.

2008 Annual Report    11

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Total operating expenses for 2007 increased $100.1 million compared to 2006. Marketing and distribution expense increased $67.4 million in 2007 as compared to 2006 primarily due to a $55.6 million increase from higher average money market managed assets and a $4.3 million increase from higher average equity managed assets. Compensation and related expense increased $37.0 million primarily due to (1) a $15.0 million expense related to the payment due upon execution of the Kaufmann employment agreements (see Other Business Developments); (2) a $10.9 million increase in incentive compensation expense (excluding increases related to the MDT Acquisition); and (3) an $8.5 million increase due to a full year of MDT-related expense in 2007 compared to a partial year in 2006.

Nonoperating Income (Expenses). Nonoperating expenses, net, decreased $0.4 million in 2008 as compared to 2007 due primarily to a $2.4 million decrease in non-recourse debt expense due primarily to lower average non-recourse debt balances. This decrease was partially offset by a $2.1 million increase in recourse debt expense due to the Term Loan that was entered into in the third quarter 2008, as well as borrowings on the existing revolving credit facility.

Nonoperating expenses, net, increased $6.6 million in 2007 as compared to 2006 due primarily to the recognition of a $4.9 million capital loss on an investment in a sponsored private investment product structured as a limited partnership in the third quarter 2007 (see Other Business Developments) and a $1.2 million write-down in the fourth quarter 2007 related to an investment in a Federated-managed collateralized debt obligation product.

Income Taxes on Continuing Operations. The income tax provision for continuing operations for 2008, 2007 and 2006 was $128.2 million, $129.2 million and $113.7 million, respectively. The provision for 2008 as compared to 2007 reflects a $2.6 million favorable adjustment due primarily to a correction of deferred tax balances following the full amortization of certain deferred sales commission assets, partially offset by higher income from continuing operations before taxes. The $15.5 million increase in the provision for 2007 as compared to 2006 was primarily due to the $14.7 million federal tax effect of higher income from continuing operations before taxes and $1.5 million in increased state taxes. The effective tax rate was 36.7% for 2008, 37.3% for 2007 and 37.3% for 2006. See Note (18) to the Consolidated Financial Statements for additional information on the effective tax rate, as well as other tax disclosures.

For 2008, Federated’s pretax book income was $32.7 million in excess of federal taxable income due primarily to $26.0 million in temporary tax differences associated with amortization of certain intangible assets and permanent tax differences of $16.7 million associated with tax deductions on stock options exercised during the year and $6.8 million associated with dividends paid on certain unvested restricted shares, partially offset by temporary differences of $6.3 million associated with insurance proceeds recognized as income in the year of receipt for tax purposes versus a future year for book purposes (see Note (11) to the Consolidated Financial Statements) and $5.8 million related to deferred sales commissions.

For 2007, Federated’s pretax book income was $20.7 million in excess of federal taxable income due primarily to $17.9 million in permanent tax differences associated with tax deductions on restricted stock vestings and stock options exercised during the year.

For 2006, Federated’s pretax book income was $38.7 million in excess of federal taxable income due primarily to $33.0 million in permanent tax differences associated with tax deductions on stock options exercised during the year, $13.7 million in temporary tax differences associated with amortization of certain intangible assets, partially offset by $7.5 million of insurance proceeds recognized as income in the year of receipt for tax purposes versus a future year for book purposes (see Note (11) to the Consolidated Financial Statements).

Income from Continuing Operations. Income from continuing operations increased $4.0 million in 2008 as compared to 2007 primarily as a result of the changes in revenues and expenses noted above. Diluted earnings per share for income from continuing operations for the year ended December 31, 2008 increased $0.08 as compared to the same period of 2007 primarily from the impact of increased income from continuing operations ($0.04), as well as decreased weighted-average shares outstanding ($0.04).

Income from continuing operations increased $26.4 million in 2007 as compared to 2006 primarily as a result of the changes in revenues and expenses noted above. Diluted earnings per share for income from continuing operations for the year ended December 31, 2007 increased $0.32 as compared to the same period of 2006 primarily from the impact of increased income from continuing operations ($0.25), as well as decreased weighted-average shares outstanding ($0.07).

Discontinued Operations. Discontinued operations, net of tax, for 2008 reflects the recognition of a $4.8 million pre-tax gain related to the final contingent payment received as a result of the 2006 sale of the Clearing Business.

Discontinued operations, net of tax for 2006 reflects the after-tax gain on the sale of the Clearing Business ($3.7 million), the reversal of a related deferred tax asset valuation allowance ($2.1 million) and after-tax operating income ($0.9 million) of the Clearing Business (see Note (4) to the Consolidated Financial Statements).

12    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Cash Flow

Operating Activities. Net cash provided by operating activities totaled $308.8 million for 2008 as compared to $327.0 million for 2007. The decrease of $18.2 million was primarily due to lower amortization of deferred sales commissions of $15.1 million and timing differences of $12.0 million in the cash settlement of assets and liabilities, partially offset by a $6.8 million increase in net income.

Investing Activities. In 2008, Federated used $126.2 million for investing activities, which primarily represented cash paid for business acquisitions. See Note (3) to the Consolidated Financial Statements for additional information.

Financing Activities. In 2008, Federated used $257.5 million for financing activities. Of this amount, Federated paid the following in 2008: (1) $375.7 million in dividends to holders of its common shares, (2) $42.1 million to repurchase 1.3 million shares of Class B common stock in the open market under the stock repurchase program and in private transactions, and (3) $37.1 million to pay down nonrecourse debt using cash flows from certain B-share related assets. See Note (13) to the Consolidated Financial Statements for more information on Nonrecourse debt. In addition, Federated received $262.4 million in connection with the Term Loan and borrowings against its $200 million revolving credit facility and repaid $85.4 million during the second half of 2008. See Note (12) to the Consolidated Financial Statements for more information on Recourse debt.

In 2008, the board of directors authorized a new share repurchase program that allows Federated to buy back as many as 5 million additional shares of class B common stock in the future with no stated expiration date. On December 31, 2008, a July 2006 board-approved repurchase program expired with Federated having repurchased 4.8 million shares of 7.5 million authorized.

In January 2009, Federated’s board of directors declared a dividend of $0.24 per share, for shareholders of record on February 6, 2009, which was paid on February 13, 2009.

Financial Position

Deferred sales commissions, net at December 31, 2008 decreased $34.0 million from December 31, 2007 and Long-term debt – nonrecourse at December 31, 2008 decreased $32.2 million from December 31, 2007 in large part as a result of a decrease in the level of Class B share sales of sponsored funds in 2008. In addition, the asset and debt balances are reduced each quarter as amortization of the deferred sales commission asset is recorded and as cash flows from financings prior to March 2007 are recorded, in large part, as a reduction to the nonrecourse debt.

Accrued compensation and benefits at December 31, 2008 decreased $14.7 million from December 31, 2007 primarily due to a non-recurring $15 million payment in January 2008 to certain key employees responsible for investment management of the Federated Kaufmann products in connection with individual employment contracts signed in the fourth quarter of 2007.

Additional significant changes in assets and liabilities are discussed elsewhere in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Off-Balance Sheet Arrangements

As of December 31, 2008 and 2007, Federated did not have any material off-balance sheet arrangements.

2008 Annual Report    13

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Contractual Obligations and Contingent Liabilities

Contractual. The following table presents as of December 31, 2008, Federated’s significant minimum noncancelable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included either in the referenced Note to the Consolidated Financial Statements or in a footnote to the table.

		Payments due in
in millions	Note Reference	2009	2010- 2011	2012- 2013	After 2013	Total
Long-term debt obligations	(12)	$14.2	$163.4	$0	$0	$177.6
Capital lease obligations	(17)	0.1	0	0	0	0.1
Operating lease obligations	(17)	10.3	23.0	20.9	19.6	73.8
Purchase obligations[1]		10.9	10.3	0.9	1.5	23.6
Employment-related commitments[2]		17.4	32.5	16.7	7.6	74.2
Unrecognized tax benefits[3]		—	—	—	—	0.5

Total		$52.9	$229.2	$38.5	$28.7	$349.8

1	Federated is a party to various contracts pursuant to which it receives certain services including legal, access to various fund-related information systems and research databases, as well as trade order transmission and recovery services. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2019. Costs for such services are expensed as incurred.
2	Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2014.
3	It is not possible to estimate the time periods during which these amounts might be paid to tax authorities.

As part of the Prudent Bear Acquisition, Federated is required to make additional purchase price payments based upon certain revenues growth targets over the next four years. In light of these potential contingent purchase price payments and due to the fact that the fair value of the identifiable intangible assets exceeded the upfront costs of the acquisition, based on the preliminary results of this valuation, Federated recognized the excess fair value over cost as a liability for future contingent consideration ($4.6 million) as of the date of the acquisition and was recorded in Other long-term liabilities – affiliates on the Consolidated Balance Sheet at December 31, 2008. As such, the payment of any contingent purchase price, which could aggregate as much as $99.5 million, will be recorded at the time the contingency is resolved first as a reduction to the liability and then as goodwill.

As part of the Clover Capital Acquisition, Federated is required to make additional purchase price payments based upon growth in revenues over the next five years. The purchase price payments, which could total as much as $56 million, will be recorded as additional goodwill at the time the contingency is resolved.

As part of the MDT Acquisition, Federated is required to make annual contingent purchase price payments based upon growth in MDTA net revenues over a three-year period. The first two contingent purchase price payments of $43.3 million and $40.9 million were paid in the third quarters of 2007 and 2008, respectively, and were recorded as goodwill at the time the contingencies were resolved. The final contingent purchase price payment, which could total up to $43.3 million and would be recorded as additional goodwill, is payable in the third quarter 2009. Given the current market conditions, management does not expect that the applicable growth targets will be met for the anniversary year ending in July 2009 and, as such, expects that the final contingent payment will be considerably less than $43.3 million.

As part of the second quarter 2005 acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition), Federated is required to make contingent purchase price payments over a five-year period. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first three contingent purchase price payments of $10.7 million, $13.3 million and $16.2 million were paid in the second quarters of 2006, 2007 and 2008, respectively. At current asset levels, these payments would approximate $56.8 million over the remaining two-year period, which includes a $10 million lump-sum payment in 2010. As of December 31, 2008, $15.4 million was accrued in Other current liabilities and recorded as goodwill. This contingent payment is expected to be made in the second quarter of 2009.

The Rochdale Acquisition agreement provides for two forms of contingent purchase price payments that are dependent upon asset growth and fund performance through 2012. The first form of contingent payment is payable in 2010 and 2012 and could aggregate to as much as $20 million. The second form of contingent payment is payable on a semi-annual basis over the five-year period following the acquisition closing date based on certain revenue earned by Federated from the Federated InterContinental Fund. As of December 31, 2008, $1.6 million was paid related to these semi-annual contingent purchase price payments.

Pursuant to various significant employment arrangements, Federated may be required to make certain incentive compensation-related payments. The employment contracts expire on various dates through the year 2014 with payments possible through 2018. As of December 31, 2008, excluding the impact of the incentive compensation opportunities related to the Federated Kaufmann Large Cap

14    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Fund (the Fund Bonus), the maximum bonus payable over the remaining terms of the contracts approximates $109 million, of which approximately $12 million would be payable in 2009 if the necessary performance targets are met and the employees continue to be employed as of the relevant payment dates. At this time, management is unable to reasonably estimate a range of possible bonus payments for the Fund Bonus due to the low level of assets in that fund at December 31, 2008 and the wide range of possible growth-rate scenarios.

Pursuant to another acquisition agreement or other long-term employment arrangements, Federated may be required to make additional payments upon the occurrence of certain events. Under these other agreements, payments could occur on an annual basis and continue through 2010.

Past Mutual Fund Trading Issues and Related Legal Proceedings. In 2005, Federated entered into settlement agreements with the Securities and Exchange Commission (SEC) and New York State Attorney General (NYAG) to resolve the past mutual fund trading issues. Under the terms of the settlements, Federated paid for the benefit of fund shareholders a total of $80.0 million. In addition, Federated agreed to reduce the investment advisory fees on certain Federated funds by $4.0 million per year for the five-year period beginning January 1, 2006, based upon effective fee rates and assets under management as of September 30, 2005. Depending upon the level of assets under management in these funds during the five-year period, the actual investment advisory fee reduction could be greater or less than $4.0 million per year. For the years ended December 31, 2008, 2007 and 2006, these fee reductions were approximately $3 million, $4 million and $4 million, respectively.

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

The seven excessive fee cases were originally filed in five different federal courts and one state court. All six of the federal cases are now consolidated and pending in the U.S. District Court for the Western District of Pennsylvania. The state court case was voluntarily dismissed by the plaintiff without prejudice.

All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated is defending this litigation. The potential impact of these recent lawsuits and future potential similar suits, as well as the timing of settlements, judgments or other resolution of these matters, is uncertain. It is possible that an unfavorable determination will cause a material adverse impact to Federated’s reputation, financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

The Consolidated Financial Statements for the years ended December 31, 2008, 2007 and 2006 reflect $7.5 million, $4.4 million and $9.1 million, respectively, for costs associated with various legal, regulatory and compliance matters, including costs related to Federated’s internal review, costs incurred on behalf of the funds, costs incurred and estimated to complete the distribution of Federated’s regulatory settlement, costs related to certain other undertakings of these settlement agreements, and costs incurred and estimated to resolve certain of the above-mentioned ongoing legal proceedings. Accruals for these estimates represent management’s best estimate of probable losses at this time. Actual losses may differ from the estimate, and such differences may have a material impact on Federated’s consolidated results of operations, financial position or cash flows.

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

Liquidity and Capital Resources

Liquid Assets. At December 31, 2008, liquid assets, consisting of cash and cash equivalents, short-term investments and receivables, totaled $82.5 million as compared to $173.4 million in 2007.

Borrowings. During the third quarter 2008, Federated entered into a $140 million Term Loan with an option to increase its borrowings to $150 million during the term of the facility upon commitment from the lending banks. The Term Loan requires quarterly principal payments totaling $14 million, $21 million and $28 million in 2009, 2010 and 2011, respectively, and a balloon payment of $77 million when the loan expires on October 31, 2011. Proceeds from the Term Loan were used to finance a portion of the special cash dividend payment in the third quarter 2008 and will be used for share repurchase programs, future dividends, acquisition-related payments and reasonably foreseeable cash needs.

Federated also has a $200 million Revolving Credit Facility that expires October 31, 2011 (the Revolver). Both the Revolver and Term Loan have interest coverage ratio covenants (consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) to consolidated interest expense) of at least 4 to 1 and a leverage ratio covenant (consolidated debt to consolidated EBITDA) of no more than 2 to 1, as well as other customary terms and conditions. As of December 31, 2008, the interest coverage ratio and leverage ratio were 197.4 to 1 and 0.43 to 1, respectively. Federated was in compliance with its interest coverage and leverage ratios at and during the year ended December 31, 2008. As of December 31, 2008, Federated had $163.0 million available for borrowings under the Revolver. See Note (12) to the Consolidated Financial Statements for more information on Recourse debt.

2008 Annual Report    15

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Future Cash Needs. In addition to the contractual obligations and contingent liabilities described above, management expects that principal uses of cash will include funding marketing and distribution expenditures, funding business acquisitions, paying incentive and base compensation, repaying recourse debt obligations, repurchasing company stock, paying shareholder dividends, advancing sales commissions, seeding new products and funding property and equipment acquisitions, including computer-related software and hardware. As a result of the highly regulated nature of the investment management business, management anticipates that expenditures for compliance personnel, compliance systems and related professional and consulting fees may continue to increase. Resolution of the matters previously described regarding past mutual fund trading issues and legal proceedings could result in payments which may have a significant impact on Federated’s liquidity, capital resources and results of operations.

After evaluating the sufficiency of Federated’s existing liquid assets, expected continuing cash flow from operations and the current B-share funding arrangement, which is effective through December 31, 2009, management believes Federated will continue borrowing against the $200 million Revolver at various times in 2009 to meet its present and reasonably foreseeable cash needs. Management expects Federated’s average monthly debt balance, comprised of both the Term Loan and Revolver borrowings, may approximate $142 million over the course of the next 12 months with total borrowings ranging between $126 million and $180 million in any given month.

Management estimates that of the $26.8 million of deferred tax assets at December 31, 2008, $3.2 million will reverse in 2009.

Variable Interest Entities

Federated is involved with various entities in the normal course of business that may be deemed to be variable interest entities (VIEs). Federated determined that it was the primary beneficiary of certain VIEs and, as a result, consolidated the assets, liabilities and operations of these VIEs in its Consolidated Financial Statements. See Note (6) to the Consolidated Financial Statements for more information.

Recent Accounting Pronouncements

FSP SFAS 140-4 and FIN 46(R)-8 – In December 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) FAS 140-4 and FASB Interpretation No. (FIN) 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” The purpose of the FSP is to enhance existing disclosures about transfers of financial assets and interests in variable interest entities. The adoption of FSP 140-4 and FIN 46(R)-8 did not have a significant impact on Federated’s financial position and results of operations.

FSP SFAS 157-3 – In October 2008, the FASB issued FSP 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of Statement of Financial Accounting Standard (SFAS) No. 157, “Fair Value Measurements” (SFAS 157) in a market that is not active, and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS 157. The adoption of FSP 157-3 did not have a significant impact on Federated’s financial position and results of operations.

FSP EITF 03-06-1 – In June 2008, the FASB issued an FSP on FASB’s Emerging Issues Task Force (EITF) Issue No. 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” (FSP EITF 03-06-1). This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in SFAS No. 128, “Earnings Per Share.” It affects entities that accrue or pay nonforfeitable cash dividends on share-based payment awards during the awards’ service periods. FSP EITF 03-06-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and will require a retrospective adjustment to all prior period EPS. Federated does not expect that the adoption of FSP EITF 03-06-1 will have a significant impact to diluted earnings per share.

SFAS 162 – In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (SFAS 162). This standard reorganizes the generally accepted accounting principles (GAAP) hierarchy in order to improve financial reporting by providing a consistent framework for determining what accounting principles should be used when preparing U.S. GAAP financial statements. SFAS 162 shall be effective 60 days after the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to Interim Auditing Standard, AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” Federated does not expect that the adoption of SFAS 162 will have a significant impact on its financial position and results of operations.

FSP SFAS 142-3 – In April 2008, the FASB issued FSP SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets,” (FSP SFAS 142-3). This FSP amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, “Goodwill and Other Intangible

16    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Assets,” (SFAS 142). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141, “Business Combinations.” FSP SFAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Federated does not expect that the adoption of FSP SFAS 142-3 will have a significant impact on its financial position and results of operations.

SFAS 141(R) – In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (SFAS 141(R)). SFAS 141(R) is intended to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and expands the disclosure requirements for material business combinations. For calendar-year companies, SFAS 141(R) is effective for business combination transactions for which the acquisition date is on or after January 1, 2009. Management will adopt FAS 141(R) prospectively, as required by the standard. SFAS 141(R) will have a significant impact on Federated’s accounting for future business combinations.

SFAS 160 – In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 is intended to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way – as equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring that they be treated as equity transactions. SFAS 160 is effective for fiscal years beginning after December 15, 2008, and is required to be adopted prospectively. Management has concluded that the adoption of SFAS 160 will not have a material impact on Federated’s financial position and results of operations.

SFAS 157 and FSP SFAS 157-2 – In September 2006, the FASB issued SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements because the FASB had previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB issued an FSP to defer the effective date of SFAS 157 for one year for nonfinancial assets and liabilities recognized or disclosed at fair value on a non-recurring basis (SFAS 157-2) such as intangible assets, including goodwill, deferred sales commissions and property and equipment. Management adopted the provisions of SFAS 157 related to all financial assets and liabilities and nonfinancial assets and liabilities recognized or disclosed at fair value on a recurring basis on January 1, 2008. Federated does not expect that the adoption of SFAS 157-2 will have a significant impact on its financial position and results of operations.

Critical Accounting Policies

Federated’s Consolidated Financial Statements have been prepared in accordance with U.S. GAAP. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Management continually evaluates the accounting policies and estimates it uses to prepare the Consolidated Financial Statements. In general, management’s estimates are based on historical experience, on information from third-party professionals and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results may differ from those estimates made by management and those differences may be significant.

Of the significant accounting policies described in Note (1) to the Consolidated Financial Statements, management believes that its policies regarding accounting for VIE consolidation, intangible assets, income taxes and loss contingencies involve a significant degree of judgment and complexity.

Variable Interest Entity Consolidation. From time to time, Federated enters into transactions with entities that may be VIEs, as defined in FIN 46 (revised December 2003), “Consolidation of Variable Interest Entities – an interpretation of Accounting Research Bulletin No. 51.” Federated makes judgments and estimates regarding the sufficiency of equity at risk, the rights of various holders of the entity to exercise control and the rights and obligations of holders to receive returns or absorb losses of the entity in order to determine whether these entities are VIEs. Whether at the time of Federated’s initial involvement with a VIE or as a result of a reconsideration event, Federated performs qualitative and quantitative analysis of a VIE to determine whether Federated is the primary beneficiary and therefore, must consolidate the VIE. In performing these analyses, Federated makes judgments and estimates regarding the future performance of the assets held by the VIE, taking into account estimates of credit risk, timing of cash flows and other significant factors, and the likelihood of various outcomes. With respect to a mutual fund that meets the definition of a VIE, reconsideration events occur frequently (e.g. as shares are issued or redeemed from the fund) but the risk of consolidation by Federated is typically low once the fund is well established. For CDOs that qualify as VIEs, reconsideration events are typically infrequent.

2008 Annual Report    17

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

The level, if any, of impairment of customer-related intangible assets is highly dependent upon the remaining level of managed assets acquired in connection with an acquisition. At December 31, 2008, Federated had $111.5 million in investment contract/customer relationship intangible assets. For $7.2 million of these intangible assets, consecutive annual declines of 10% in the underlying assets under management as of December 31, 2008 over the period of expected future cash flows of the intangible asset could lead to an impairment charge or an acceleration of the remaining 8-year useful life of the intangible asset. For another $21.7 million of these intangible assets, consecutive annual declines of 20%-30% in the underlying assets under management as of December 31, 2008 over the period of expected future cash flows of the intangible assets could lead to an impairment charge or an acceleration of the remaining useful lives of the intangible assets, which range between 2 and 8 years. Factors contributing to changes in the underlying asset levels include appreciation or depreciation of existing assets based upon market conditions and net sales or redemptions of acquired customer assets. The actual amount of the impairment charge, if any, would depend on the estimated fair value of the intangible asset at that time, which will be determined based on the actual level of managed assets, the then-current projections of future changes in managed assets, the estimated operating margin and the discount rate.

Accounting for Income Taxes. Significant management judgment is required in developing Federated’s provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. As of December 31, 2008, Federated had not recorded a valuation allowance on the $6.6 million deferred tax asset relating to write-downs of Federated’s CDO investments (unrecognized for tax purposes). Federated considered the following facts in connection with its evaluation of the realizability of this asset: (1) the actual amount of capital loss associated with Federated’s remaining investment in the CDOs will not be known until such time as those investments are either redeemed by the CDOs or sold by Federated; (2) the carry-forward period for capital losses is five years; and (3) Federated has historically generated capital gains in times of favorable market conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize these losses in the future. In the event that Federated’s preliminary strategies do not materialize, Federated may be required to record a valuation allowance of as much as $6.6 million for these deferred tax assets.

Significant management judgment is required to apply the two-step process prescribed by FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” to account for uncertainty in income taxes. The processes of determining (1) whether it is more likely than not that a position will be sustained upon examination and (2) the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority require management estimates and judgment as to expectations of the amounts and probabilities of the outcomes that could be realized. Management considers the facts and circumstances available as of the reporting date in order to determine the appropriate tax benefit to recognize including tax legislation and statutes, legislative intent, regulations, rulings and case law. Significant differences could exist between the ultimate outcome of the examination of a tax position and management’s estimate. These differences could have a material impact on Federated’s effective tax rate, results of operations, financial position and/or cash flows.

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

Risk Factors

Potential Adverse Effects of Historically Low Interest Rates. In December 2008, the Federal Reserve cut the federal funds target rate, a benchmark used by banks to set rates paid on many types of consumer and business loans, to a range between 0% and 0.25%. This action by the Federal Reserve negatively impacts the yields of money market funds, in particular treasury and government agency money market funds. Money market fund yields reflect the return on short-term investments (e.g. Treasury bills), less fund expenses. With short-term interest rates at or near zero, money market funds may not be able to maintain positive yields for shareholders. From time to time, Federated voluntarily waives certain fees for competitive reasons such as to maintain positive or zero net yields. Federated may decide to waive a significant portion or all of its revenue related to certain money market funds or even assume expenses of the funds in an effort to maintain positive or zero net yields, all of which could cause material adverse effects on Federated’s financial position, results of operations or liquidity. Federated, however, is not obligated to make such waivers.

18    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Of Federated’s total $327 billion in money market fund assets at December 31, 2008, $214 billion or 65% were invested in government agency and treasury funds. During 2008, fee waivers to maintain positive or zero net yields totaled $3.6 million and were offset by a related reduction in marketing and distribution expenses of $1.9 million such that the net impact to Federated was $1.7 million in reduced operating income. Management expects these waivers to increase in 2009. Such increases in fee waivers could be material and will negatively impact Federated’s revenues and net income. Management cannot predict the impact of the waivers due to the number of variables and the range of potential outcomes. Variables include available yields on instruments held by the funds, changes in assets within the funds, actions by the Federal Reserve and the U.S. Department of the Treasury, changes in expenses of the funds, changes in the mix of customer assets, and Federated’s willingness to continue the waivers. In addition, in response to the challenges posed by the unprecedented rate environment, extreme volatility and liquidity concerns in the marketplace, money market funds may close to new and/or existing shareholders and/or their shareholders may become subject to an interim cash management service fee, either of which could cause material adverse effects on Federated’s reputation, financial position, results of operations or liquidity.

Potential Adverse Effects of a Decline or Disruption in the Economy or Financial Markets. Economic or financial market downturns, including disruptions in securities and credit markets, may adversely affect the profitability and performance of, demand for and investor confidence in Federated’s investment products and services. The ability of Federated to compete and sustain asset and revenue growth is dependent, in part, on the relative attractiveness of the types of investment products Federated offers and its investment performance and strategies under prevailing market conditions. In the event of extreme circumstances, including economic, political, or business crises, Federated’s products may suffer significant net redemptions in assets under management causing severe liquidity issues in its short-term sponsored investment products and declines in the value of and returns on assets under management, all of which could cause material adverse effects on Federated’s reputation, financial position, results of operations or liquidity.

Likewise, a service provider or vendor of Federated, including the major banks that provide custody and portfolio accounting services for Federated’s investment products, could also be adversely affected by the adverse market conditions described above. It is not possible to predict with certainty the extent to which the services or products Federated receives from such service provider or vendor would be interrupted or affected by such situations. Accordingly, there can be no assurance that potential service interruption or Federated’s ability to find a suitable replacement would not have a material adverse effect on Federated’s reputation, financial position, results of operations or liquidity.

Potential Adverse Effects of Changes in Laws and Regulations on Federated’s Investment Management Business. Federated and its investment management business are subject to extensive regulation in the United States and abroad. Federated and the Federated Funds are subject to Federal securities laws, principally the Securities Act of 1933, the Investment Company Act of 1940 and the Investment Advisers Act of 1940, state laws regarding securities fraud and regulations promulgated by various regulatory authorities, including the SEC, the Financial Industry Regulatory Authority (FINRA), the Board of Governors of the Federal Reserve System, U.S. Department of the Treasury and the New York Stock Exchange (the NYSE). Federated is also affected by the regulations governing banks and other financial institutions and, to the extent operations take place outside the United States, by foreign laws and regulatory authorities. Changes in laws, regulations or governmental policies, and the costs associated with compliance, could materially and adversely affect the business and operations of Federated.

From time to time, the Federal securities laws have been augmented substantially. For example, among other measures, Federated has been impacted by the Sarbanes-Oxley Act of 2002, the Patriot Act of 2001 and the Gramm-Leach-Bliley Act of 1999. Currently pending legislation could impose additional requirements and restrictions on, or otherwise affect the operations of, Federated and/or the Federated Funds. In addition, during the past few years the SEC, FINRA and the NYSE have adopted regulations that have increased Federated’s operating expenses and affected the conduct of its business, and may continue to do so. Other significant regulations or amendments to regulations have been proposed that, if adopted, will affect Federated and the Federated Funds, and Federated anticipates that other reforms and regulatory actions affecting Federated and/or the mutual fund industry are likely to occur.

Recent recommendations for regulatory reform and other actions that could result in a material adverse effect on Federated’s business of managing money market funds include the imposition of banking regulations on investment advisers, the creation of net capital requirements for investment advisers and/or a change in the rules governing money market mutual fund net asset value calculations including the use of amortized cost accounting that results in fluctuating net asset values for money market mutual funds.

Over the past few years, various service industries, including mutual fund service providers, have been the subject of changes in tax policy that impact their state tax liability. Changes that have been adopted or proposed include (1) an expansion of the nature of a service company’s activities that subject it to tax in a state, (2) a change in the methodology by which multi-state companies apportion their income between states, and (3) a requirement that affiliated companies calculate their state tax as one combined entity. As adopted changes become effective and additional states effect similar changes, there could be a material adverse effect on Federated’s tax liability and effective tax rate and, as a result, net income.

Potential Adverse Effect of Providing Financial Support to Investment Products. Federated may, at its sole discretion, from time to time elect to provide financial support to its sponsored investment products. Providing such support utilizes capital that would otherwise be available for other corporate purposes. Losses on such support, or failure to have or devote sufficient capital to support products, could have a material adverse effect on Federated’s financial position, results of operations or liquidity.

2008 Annual Report    19

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Risk of Federated’s Money Market Products’ Ability to Maintain a Stable $1.00 Net Asset Value. Approximately 61% of Federated’s revenue in 2008 was from managed assets in money market products. An investment in money market funds is neither insured nor guaranteed by the Federal Deposit Insurance Corporation though certain shareholder balances held on September 19, 2008, are insured by the Treasury’s Temporary Guarantee Program for Money Market Funds (see discussion herein under Business Developments). Although money market funds seek to preserve an NAV of $1.00 per share, it is possible for an investor to lose money by investing in these funds. Federated devotes substantial resources including significant credit analysis to the management of its products. Federated money market funds have always maintained a $1.00 NAV; however, there is no guarantee that such results will be achieved in the future. Market conditions could lead to severe liquidity issues or historically low yields in money market products which could impact their NAVs. If the NAV of a Federated money market fund were to decline to less than $1.00 per share, Federated money market funds would likely experience significant redemptions in assets under management, loss of shareholder confidence and reputational harm, all of which could cause material adverse effects on Federated’s financial position, results of operations or liquidity.

No Assurance of Access to Sufficient Liquidity. From time to time, Federated’s operations may require more cash than is then available from operations. In these circumstances, it may be necessary to borrow from lending facilities or to raise capital by securing new debt or by selling shares of Federated equity or debt securities. Federated’s ability to raise additional capital in the future will be affected by several factors including Federated’s creditworthiness, the market value of Federated’s common stock, as well as general market conditions. There can be no assurance that Federated will be able to obtain these funds and financing on acceptable terms, if at all.

Potential Adverse Effects of Rising Interest Rates. Institutional investors accounted for approximately 70% of the assets in Federated’s money market products. In a rising short-term interest rate environment, certain institutional investors using money market products and other short-term duration fixed-income products for cash management purposes may shift these investments to direct investments in comparable instruments in order to realize higher yields than those available in money market and other fund products holding lower-yielding instruments. In addition, rising interest rates will tend to reduce the market value of bonds held in various investment portfolios and other products. Thus, increases in interest rates could have an adverse effect on Federated’s revenue from money market products and from other fixed-income products.

Retaining and Recruiting Key Personnel. Federated’s ability to locate and retain quality personnel has contributed significantly to its growth and success and is important to attracting and retaining customers. The market for qualified executives, investment managers, analysts, sales representatives and other key personnel is extremely competitive. There can be no assurance that Federated will be successful in its efforts to recruit and retain the required personnel. Federated has encouraged the continued retention of its executives and other key personnel through measures such as providing competitive compensation arrangements and in certain cases employment agreements. The loss of any such personnel could have an adverse effect on Federated. In certain circumstances, the departure of key employees could cause higher redemption rates for certain assets under management or the loss of client accounts. Moreover, since certain of Federated’s products contribute significantly to its revenues and earnings, the loss of even a small number of key personnel associated with these products could have a disproportionate impact on Federated’s business.

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

Potential Adverse Effects of Increased Competition in the Investment Management Business. The investment management business is highly competitive. Federated competes in the management and distribution of mutual funds and separate accounts with other independent fund management companies, national and regional broker/dealers, commercial banks, insurance companies and other institutions. Many of these competitors have substantially greater resources and brand recognition than Federated. Competition is based on various factors, including business reputation, investment performance, quality of service, the strength and continuity of management and selling relationships, marketing and distribution services offered, the range of products offered and fees charged.

Many of Federated’s products are designed for use by institutions such as banks, insurance companies and other corporations. A large portion of Federated’s managed assets, particularly money market and fixed-income managed assets, are held by institutional investors. Because most institutional investment vehicles are sold without sales commissions at either the time of purchase or the time of redemption, institutional investors may be more inclined to transfer their assets among various institutional funds than investors in retail mutual funds. Of Federated’s 158 managed funds, 99 are sold without a sales commission.

A significant portion of Federated’s revenue is derived from providing mutual funds to the wealth management and trust market, comprising approximately 1,500 banks and other financial institutions. Future profitability of Federated will be affected by its ability to retain its share of this market, and could also be adversely affected by consolidations occurring in the banking industry, as well as regulatory changes.

20    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Potential Adverse Effects of Changes in Federated’s Distribution Channels. Federated acts as a wholesaler of investment products to financial intermediaries including banks, broker/dealers, registered investment advisers and other financial planners. Federated also sells investment products directly to corporations and institutions. Two intermediary customers, Edward Jones and the Bank of New York Mellon Corporation (including its Pershing subsidiary and other assets from the Bank of New York Mellon Corporation), accounted for a total of approximately 31% of Federated’s total revenue for 2008. If one or more of the major financial intermediaries that distribute Federated’s products were to cease operations or limit or otherwise end the distribution of Federated’s investment products, it could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income. There can be no assurance that Federated will continue to have access to the financial intermediaries that currently distribute Federated products or that Federated’s relationship with such intermediaries will persist over time. In addition, Federated has experienced increases in the cost of distribution as a percentage of total revenue over the years and expects such costs to continue to increase due to asset growth and the competitive nature of the mutual fund business, exclusive of potential decreases related to maintaining positive or zero net yields. Higher distribution costs reduce Federated’s operating and net income.

Adverse Effects of Declines in the Amount of or Changes in the Mix of Assets Under Management. A significant portion of Federated’s revenue is derived from investment advisory fees, which are based on the value of managed assets and vary with the type of asset being managed, with higher fees generally earned on equity products than on fixed-income and money market products. Likewise, mutual fund products generally have a higher management fee than separate accounts. Additionally, marketing and distribution expense can vary depending upon the asset type, distribution channel and/or the size of the customer relationship. Consequently, significant fluctuations in the market value of securities held by, or the level of redemptions from, the funds or other products advised by Federated may materially affect the amount of managed assets and thus Federated’s revenue, profitability and ability to grow. Similarly, changes in Federated’s average asset mix across both asset and product types have a direct impact on Federated’s revenue and profitability. Substantially all of Federated’s managed assets are in investment products that permit investors to redeem their investment at any time. Additionally, changing market conditions may continue to cause a shift in Federated’s asset mix towards money market and fixed-income products which may cause a decline in Federated’s revenue and net income.

Adverse Effects of Poor Investment Performance. Success in the investment management business is largely dependent on investment performance relative to market conditions and the performance of competing products. Good performance generally assists retention and growth of assets, resulting in additional revenues. Conversely, poor performance tends to result in decreased sales and increased redemptions with corresponding decreases in revenues to Federated. Poor performance could, therefore, have a material adverse effect on Federated’s business, results of operations or business prospects. In terms of revenue concentration by product, approximately 13% of Federated’s total revenue for 2008 was derived from services provided to one sponsored fund (the Federated Kaufmann Fund). A significant and prolonged decline in the assets under management in this fund could have a material adverse effect on Federated’s results of operations.

Operational Risks. Operational risks include, but are not limited to, improper or unauthorized execution and processing of transactions, deficiencies in operating systems, business disruptions, inadequacies or breaches in Federated’s internal control processes and noncompliance with regulatory requirements. Management relies on its employees and systems to comply with established procedures, controls and regulatory requirements. Breakdown or improper use of systems, human error or improper action by employees, or noncompliance with regulatory rules could cause material adverse effects on Federated’s reputation, financial position, results of operations and/or liquidity.

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

Impairment Risk. At December 31, 2008, Federated had intangible assets including goodwill totaling $657.3 million on its Consolidated Balance Sheet, the vast majority of which represent assets capitalized in connection with Federated’s acquisitions and business combinations. Accounting for intangible assets requires significant management estimates and judgment. Federated may not realize the value of these intangible assets. Management performs an annual review of the carrying value of goodwill and periodic reviews of the carrying values of all other intangible assets to determine whether events and circumstances indicate that an impairment in value may have occurred. A variety of factors could cause the carrying value of an intangible asset to become impaired. Should a review indicate impairment, a write-down of the carrying value of the intangible asset would occur, resulting in a non-cash charge which would adversely affect Federated’s results of operations for the period.

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

2008 Annual Report    21

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

Potential Adverse Effects of Reputational Harm. Any material losses in client or shareholder confidence in Federated or in the mutual fund industry as a result of pending litigation, previously settled governmental inquiries, economic or financial market downturns or disruptions or other matters could increase redemptions from and reduce sales of Federated Funds and other investment management services, resulting in a decrease in future revenues.

Adverse Effects of Termination or Failure to Renew Fund Agreements. A substantial majority of Federated’s revenues are derived from investment management agreements with the funds that, as required by law, are terminable upon 60 days notice. In addition, each such investment management agreement must be approved and renewed annually by each fund’s board of directors or trustees, including disinterested members of the board, or its shareholders, as required by law. Failure to renew, changes resulting in lower fees, or termination of a significant number of these agreements could have a material adverse impact on Federated. As required by the Investment Company Act of 1940, each investment advisory agreement with a mutual fund automatically terminates upon its “assignment,” although new investment advisory agreements may be approved by the mutual fund’s directors or trustees and shareholders. A sale of a sufficient number of shares of Federated’s voting securities to transfer control of Federated could be deemed an “assignment” in certain circumstances. An assignment, actual or constructive, will trigger these termination provisions and may adversely affect Federated’s ability to realize the value of these agreements.

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

Potential Adverse Effects of Unpredictable Events. Unpredictable events, including natural disaster, technology failure, pandemic, war and terrorist attack, could adversely impact Federated’s ability to conduct business. Such events could cause disruptions in economic conditions, system interruption, loss of life or unavailability of personnel. As such, there can be no assurance that unpredictable events, or the costs to address such events, would not have a material adverse effect on Federated’s business, financial condition, results of operations or business prospects.

Certifications

J. Christopher Donahue and Thomas R. Donahue have provided certifications to the Securities and Exchange Commission as required by Section 302 of the Sarbanes-Oxley Act of 2002. These certifications are included as Exhibits 31.01 and 31.02 of Federated’s Form 10-K for the year ended December 31, 2008. As required by the NYSE, on May 21, 2008, J. Christopher Donahue submitted his annual certification to the NYSE as required by Section 303A.12 of the NYSE Corporate Governance Rules.

22    Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of its business, Federated is exposed to risk of loss due to fluctuations in the securities market and general economy. Management is responsible for identifying, assessing and managing market and other risks to the extent possible.

Market Risk - Investments. Federated’s short-term investments expose it to various market risks. A single investment can expose Federated to multiple risks. Interest-rate risk is the risk that unplanned fluctuations in earnings will result from interest-rate volatility while credit risk is the risk that an issuer of debt securities may default on its obligations. At December 31, 2008, Federated was exposed to interest-rate and, to a lesser extent, credit risk, as a result of holding investments in fixed-income sponsored funds ($4.2 million) and primarily investment-grade debt securities held by certain sponsored products ($2.1 million). At December 31, 2007, Federated was exposed to interest-rate and, to a lesser extent, credit risk, as a result of holding investments in fixed-income sponsored funds ($10.7 million) and primarily investment-grade debt securities held by certain sponsored products ($6.1 million). At December 31, 2008 and 2007, management considered a hypothetical 200 and 100 basis point fluctuation in interest rates, respectively, and determined that the impact of such fluctuations on these investments, individually and in the aggregate, would not have a material effect on Federated’s financial condition or results of operations.

Price risk is the risk that the market price of an investment will decline and ultimately result in the recognition of a loss for Federated. Federated was exposed to price risk as a result of its $9.5 million and $15.3 million investment primarily in sponsored fluctuating-value mutual funds at December 31, 2008 and 2007, respectively. Federated’s investment in these products represents its maximum exposure to loss. At December 31, 2008 and 2007, management considered a hypothetical 20% and 10% fluctuation in market value, respectively, and determined that the impact of such fluctuations on these investments, individually and in the aggregate, would not have a material effect on Federated’s financial condition or results of operations.

For further discussion of managed assets and factors that impact Federated’s revenue, see the sections entitled “General,” “Asset Highlights,” “Contractual Obligations and Contingent Liabilities” and “Risk Factors” herein as well as the section entitled “Regulatory Matters” in Federated’s Annual Report on Form 10-K for the year ended December 31, 2008 on file with the SEC.

2008 Annual Report    23

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

Management assessed the effectiveness of Federated’s internal control over financial reporting as of December 31, 2008, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2008, its system of internal control over financial reporting is properly designed and operating effectively to achieve the criteria of the “Internal Control – Integrated Framework.” Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an attestation report on Federated’s internal control over financial reporting.

Federated Investors, Inc.

J. Christopher Donahue	Thomas R. Donahue
President and Chief Executive Officer	Chief Financial Officer

February 19, 2009

24    Federated Investors, Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Shareholders

Federated Investors, Inc.

We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of Federated Investors, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 19, 2009, expressed an unqualified opinion thereon.

Pittsburgh, Pennsylvania

February 19, 2009

2008 Annual Report    25

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders

Federated Investors, Inc.

We have audited Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Federated Investors, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

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

In our opinion, Federated Investors, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Federated Investors, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008, of Federated Investors, Inc., and our report dated February 19, 2009, expressed an unqualified opinion thereon.

Pittsburgh, Pennsylvania

February 19, 2009

26    Federated Investors, Inc.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

December 31,	2008	2007
Current Assets
Cash and cash equivalents	$45,438	$120,350
Investments	13,209	25,921
Receivables—affiliates	21,049	24,639
Receivables—other, net of reserve of $247 and $143, respectively	2,829	2,454
Accrued revenue—affiliates	2,277	3,353
Accrued revenue—other	7,056	6,823
Prepaid expenses	11,324	14,618
Current deferred tax asset, net	9,600	6,443
Other current assets	4,050	1,690

Total current assets	116,832	206,291

Long-Term Assets
Goodwill	534,100	454,586
Customer-related intangible assets, net	111,503	71,821
Other intangible assets, net	11,718	8,196
Deferred sales commissions, net of accumulated amortization of $175,369 and $372,588, respectively	30,261	64,227
Property and equipment, net	29,389	25,873
Other long-term assets	12,807	9,977

Total long-term assets	729,778	634,680

Total assets	$846,610	$840,971

Current Liabilities
Accrued compensation and benefits	$59,487	$74,227
Accounts payable and accrued expenses—affiliates	4,949	2,817
Accounts payable and accrued expenses—other	60,931	56,166
Short-term debt—recourse	51,071	89
Other current liabilities	41,400	31,272

Total current liabilities	217,838	164,571

Long-Term Liabilities
Long-term debt—recourse	126,000	71
Long-term debt—nonrecourse	30,497	62,701
Long-term deferred tax liability, net	31,648	27,097
Other long-term liabilities—affiliates	7,213	1,701
Other long-term liabilities—other	8,844	7,243

Total long-term liabilities	204,202	98,813

Total liabilities	422,040	263,384

Minority interest	1,196	3,572

Commitments and contingencies (Note (22))
Shareholders’ Equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 shares issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	198,441	176,700
Additional paid-in capital from treasury stock transactions	0	679
Retained earnings	1,028,928	1,189,516
Treasury stock, at cost, 27,242,712 and 27,755,886 shares Class B common stock, respectively	(804,481)	(793,948)
Accumulated other comprehensive income, net of tax	297	879

Total shareholders’ equity	423,374	574,015

Total liabilities, minority interest, and shareholders’ equity	$846,610	$840,971

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2008 Annual Report    27

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

Years Ended December 31,	2008	2007	2006
Revenue
Investment advisory fees, net—affiliates	$711,914	$659,489	$575,123
Investment advisory fees, net—other	63,467	66,970	39,313
Administrative service fees, net—affiliates	218,735	166,396	141,791
Administrative service fees, net—other	3,318	5,451	6,074
Other service fees, net—affiliates	213,914	216,347	203,235
Other service fees, net—other	7,413	7,414	6,847
Other, net	4,919	5,577	6,475

Total revenue	1,223,680	1,127,644	978,858

Operating Expenses
Marketing and distribution	440,317	354,407	287,030
Compensation and related	237,186	229,088	192,082
Professional service fees	40,301	33,262	35,566
Office and occupancy	24,342	22,069	21,785
Systems and communications	23,648	23,409	20,926
Advertising and promotional	14,819	14,391	15,141
Travel and related	14,048	12,852	12,362
Amortization of deferred sales commissions	31,376	46,456	51,822
Amortization of intangible assets	18,388	19,702	19,011
Other	18,080	14,815	14,661

Total operating expenses	862,505	770,451	670,386

Operating income	361,175	357,193	308,472

Nonoperating Income (Expenses)
Dividend income	4,111	5,572	7,021
Interest income	381	1,178	2,507
(Loss) gain on securities, net	(3,242)	(5,371)	558
Debt expense—recourse	(2,425)	(371)	(482)
Debt expense—nonrecourse	(2,750)	(5,101)	(7,704)
Other, net	(457)	(657)	(6)

Total nonoperating (expenses) income, net	(4,382)	(4,750)	1,894

Income from continuing operations before minority interest and income taxes	356,793	352,443	310,366
Minority interest	7,116	5,765	5,599

Income from continuing operations before income taxes	349,677	346,678	304,767
Income tax provision	128,168	129,207	113,719

Income from continuing operations	221,509	217,471	191,048
Discontinued operations, net of tax	2,808	0	6,681

Net income	$224,317	$217,471	$197,729

Earnings Per Share—Basic
Income from continuing operations	$2.22	$2.16	$1.83
Income from discontinued operations	0.03	0.00	0.06

Net income[1]	$2.25	$2.16	$1.90

Earnings Per Share—Diluted
Income from continuing operations	$2.20	$2.12	$1.80
Income from discontinued operations	0.03	0.00	0.06

Net income[1]	$2.22	$2.12	$1.86

Cash dividends per share	$3.69	$0.81	$0.69

1	Totals may not sum due to rounding.

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

28    Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands)

	Shares			Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income, Net of Tax	Total Shareholders’ Equity
	Class A	Class B	Treasury
Balance at January 1, 2006	9,000	107,033,856	22,471,600	$135,111	$768	$954,710	$(550,586)	$326	$540,329
Net income	0	0	0	0	0	197,729	0	0	197,729
Other comprehensive income, net of tax:
Reclassification adjustment, net of unrealized gain on securities available for sale	0	0	0	0	0	77	0	(142)	(65)
Foreign currency translation	0	0	0	0	0	0	0	267	267

Comprehensive income									197,931

Amortization of share-based compensation plans	0	0	0	10,698	0	0	0	0	10,698
Restricted stock activity	0	777,596	(777,596)	806	(2,711)	(5,077)	9,606	0	2,624
Settlement of stock awards	0	(6,000)	6,000	(237)	0	0	(226)	0	(463)
Dividends declared	0	0	0	0	0	(72,800)	0	0	(72,800)
Exercise of stock options	0	1,279,626	(1,279,626)	12,213	1,943	(9,134)	15,119	0	20,141
Purchase of treasury stock	0	(5,230,344)	5,230,344	0	0	0	(168,699)	0	(168,699)
Other	0	0	0	(386)	0	0	0	0	(386)

Balance at December 31, 2006	9,000	103,854,734	25,650,722	158,205	0	1,065,505	(694,786)	451	529,375
Net income	0	0	0	0	0	217,471	0	0	217,471
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale and reclassification adjustment	0	0	0	0	0	(98)	0	183	85
Foreign currency translation	0	0	0	0	0	0	0	245	245

Comprehensive income									217,801

Amortization of share-based compensation plans	0	0	0	12,292	0	0	0	0	12,292
Restricted stock activity	0	694,334	(694,334)	50	(62)	(8,438)	10,017	0	1,567
Dividends declared	0	0	0	0	0	(82,818)	0	0	(82,818)
Exercise of stock options	0	631,210	(631,210)	6,342	741	(2,106)	7,259	0	12,236
Purchase of treasury stock	0	(3,430,708)	3,430,708	0	0	0	(116,438)	0	(116,438)

Balance at December 31, 2007	9,000	101,749,570	27,755,886	176,889	679	1,189,516	(793,948)	879	574,015

Net income	0	0	0	0	0	224,317	0	0	224,317
Other comprehensive income, net of tax:
Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0	0	0	189	0	(485)	(296)
Foreign currency translation	0	0	0	0	0	0	0	(97)	(97)

Comprehensive income									223,924

Amortization of share-based compensation plans	0	0	0	13,164	0	0	0	0	13,164
Restricted stock activity	0	758,551	(758,551)	292	(920)	(11,041)	13,573	0	1,904
Dividends declared	0	0	0	0	0	(373,753)	0	0	(373,753)
Exercise of stock options	0	1,052,343	(1,052,343)	8,285	241	(300)	18,040	0	26,266
Purchase of treasury stock	0	(1,297,720)	1,297,720	0	0	0	(42,146)	0	(42,146)

Balance at December 31, 2008	9,000	102,262,744	27,242,712	$198,630	$0	$1,028,928	$(804,481)	$297	$423,374

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2008 Annual Report    29

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

Years Ended December 31,	2008	2007	2006
Operating Activities
Net income	$224,317	$217,471	$197,729
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Amortization of deferred sales commissions	31,376	46,456	51,822
Depreciation and other amortization	24,509	25,491	24,109
Share-based compensation expense	15,062	12,614	10,557
Minority interest	7,116	5,765	5,599
(Gain) loss on disposal of assets	(4,059)	4,280	(6,796)
Provision (benefit) for deferred income taxes	987	(2,402)	(2,635)
Tax benefit from share-based compensation	8,576	6,928	13,019
Excess tax benefits from share-based compensation	(6,734)	(6,001)	(11,998)
Net (purchases) sales of trading securities	(4,324)	(6,446)	16,358
Deferred sales commissions paid	(11,114)	(16,365)	(24,540)
Contingent deferred sales charges received	8,080	11,705	16,073
Proceeds from sale of certain B-share related future revenue	5,878	6,348	0
Other changes in assets and liabilities:
Decrease (increase) in receivables, net	2,136	(3,559)	22,922
Decrease (increase) in prepaid expenses and other assets	4,516	(15,264)	(6,083)
(Decrease) increase in accounts payable and accrued expenses	(5,180)	34,892	(17,617)
Increase (decrease) in income taxes payable	429	(265)	(478)
Increase in other liabilities	7,205	5,351	5,677

Net cash provided by operating activities	308,776	326,999	293,718

Investing Activities
Cash paid for business acquisitions and minority interest investments	(133,863)	(81,447)	(156,149)
Additions to property and equipment	(8,128)	(7,689)	(4,740)
Proceeds from disposal of business	4,800	0	6,664
Purchases of securities available for sale	(16)	(2,215)	(2,016)
Proceeds from redemptions of securities available for sale	11,036	1,098	6,533
Decrease in restricted cash equivalents	0	29	558

Net cash used by investing activities	(126,171)	(90,224)	(149,150)

Financing Activities
Purchases of treasury stock	(42,146)	(117,290)	(169,653)
Distributions to minority interest	(7,649)	(5,622)	(5,797)
Contributions from minority interest	502	6,957	160
Dividends paid	(375,651)	(83,140)	(73,046)
Proceeds from shareholders for share-based compensation	19,592	7,447	9,746
Excess tax benefits from share-based compensation	6,734	6,001	11,998
Proceeds from new borrowings—recourse	262,400	0	0
Proceeds from new borrowings—nonrecourse	1,290	4,192	18,128
Payments on debt—recourse	(85,489)	(83)	(86)
Payments on debt—nonrecourse	(37,100)	(53,534)	(62,724)
Other financing activities	0	(74)	(419)

Net cash used by financing activities	(257,517)	(235,146)	(271,693)

Net (decrease) increase in cash and cash equivalents	(74,912)	1,629	(127,125)
Cash and cash equivalents, beginning of year	120,350	118,721	245,846

Cash and cash equivalents, end of year	$45,438	$120,350	$118,721

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest	$1,232	$65	$46
Income taxes	117,448	130,524	107,051

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

30    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(December 31, 2008, 2007 and 2006)

(1) Summary of Significant Accounting Policies

(a) Nature of Operations

Federated Investors, Inc. and its subsidiaries (collectively, Federated) provide investment advisory, administrative, distribution and other services primarily to Federated mutual funds and Separate Accounts (which include separately managed accounts, institutional accounts, sub-advised funds and other managed products) in both domestic and international markets.

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

(d) Principles of Consolidation

The Consolidated Financial Statements include the accounts of Federated Investors, Inc. and entities or sponsored products in which Federated holds a controlling financial interest. A controlling financial interest is determined either by the extent of Federated’s decision-making ability through voting interests, as prescribed by the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standard (SFAS) No. 94, “Consolidation of All Majority-Owned Subsidiaries” or by the extent of Federated’s participation in the economic risks and rewards of the entity through variable interests pursuant to FASB Interpretation No. (FIN) 46 (revised December 2003), “Consolidation of Variable Interest Entities – an interpretation of Accounting Research Bulletin No. 51” (FIN 46). Federated provides for minority interests in consolidated entities for which Federated’s controlling financial interest is less than 100%. All significant intercompany accounts and transactions have been eliminated.

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

(f) Cash and Cash Equivalents

Cash and cash equivalents include money market accounts and interest-bearing deposits with banks.

(g) Investments

Investments include trading and available-for-sale securities held by Federated. Federated’s trading securities primarily represent investments in stocks of large- and mid-cap U.S. and international companies and investment-grade debt instruments held by certain sponsored equity and fixed-income products which are consolidated by Federated as a result of Federated’s relationship as the primary beneficiary of the product (see Note (6)). Trading securities are carried at fair value based on quoted market prices.

2008 Annual Report    31

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

Federated’s trading securities held at December 31, 2008 and 2007 are classified as current and are included in Investments on the Consolidated Balance Sheets. Changes in the fair values of trading securities are recognized in (Loss) gain on securities, net in the Consolidated Statements of Income. Federated’s available-for-sale securities include investments in fluctuating-value mutual funds and asset-backed securities. These investments are carried at fair value based on quoted market prices or, in the absence of quoted market prices, discounted cash flows. These investments may be classified as current or long-term assets and are included in Investments or Other long-term assets, respectively, on the Consolidated Balance Sheets based on management’s ability or intention to sell the investment. The unrealized gains or losses on securities available-for-sale are included net of tax in Accumulated other comprehensive income, net of tax on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific-identification basis and recognized in (Loss) gain on securities, net in the Consolidated Statements of Income.

Investments are generally carried at fair value based on quoted market prices in active markets for identical instruments. If quoted market prices are not available, fair value is generally based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. In the absence of observable market data inputs and/or value drivers, internally generated valuation techniques may be utilized in which one or more significant inputs or significant value drivers are unobservable in the market place. On a periodic basis, management evaluates the carrying value of investments for impairment. With respect to its investments in fluctuating-value mutual funds, management considers various criteria, including the duration and extent of a decline in fair value, the ability and intent of management to retain the investment for a period of time sufficient to allow the value to recover and the financial condition and near-term prospects of the fund and the underlying investments of the fund, to determine whether a decline in fair value is other than temporary. If, after considering these criteria, management believes that a decline is other than temporary, the carrying value of the security is written down to fair value through the Consolidated Statements of Income. With respect to Federated’s investments in asset-backed securities, estimates of future cash flows are updated each quarter based on actual defaults, changes in anticipated default rates or other portfolio changes. The carrying values of these investments are written down to fair value at that time, as appropriate. Impairment adjustments are recognized in (Loss) gain on securities, net in the Consolidated Statements of Income.

(h) Derivatives

From time to time, Federated may consolidate a sponsored investment product that holds freestanding derivative financial instruments for trading purposes. Federated reports derivative instruments at fair value and records the changes in fair value in Nonoperating Income (Expenses) on the Consolidated Statements of Income. Federated may also enter into derivative financial instruments to hedge price or interest-rate exposures with respect to variable-rate loan facilities, seed investments in sponsored products or to hedge foreign-currency exchange risk. As of and for the years ended December 31, 2008 and 2007, Federated did not hold any derivatives designated in a formal hedge relationship under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(i) Property and Equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from 1 to 14 years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or their respective lease terms. As property and equipment are taken out of service, the cost and related accumulated depreciation and amortization are removed and any residual net book value is reflected as a loss in Nonoperating Income (Expenses)—Other, net in the Consolidated Statements of Income.

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

32    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

(k) Intangible Assets

Intangible assets, consisting primarily of goodwill, customer relationship intangible assets, renewable investment advisory contracts and noncompete agreements acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of acquisition. The discounted cash flow model considers various factors to project future cash flows expected to be generated from the asset. Given the investment advisory nature of Federated’s business and of the businesses acquired over the years, these factors typically include: (1) an estimated rate of change for underlying managed assets; (2) expected revenue per managed asset; (3) incremental operating expenses; (4) useful life of the acquired asset; and (5) a discount rate. Management estimates a rate of change for underlying managed assets based on a combination of an estimated rate of market appreciation or depreciation and an estimated net redemption or sales rate. Expected revenue per managed asset, incremental operating expenses and the useful life of the acquired asset are generally based on contract terms and historical experience. The discount rate is estimated at the current market rate of return. After the fair value of all separately identifiable assets has been estimated, goodwill is recorded to the extent the cost of the acquisition exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities.

Federated amortizes finite-lived identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used. Federated uses either the straight-line or an accelerated method of amortization after considering specific characteristics of the underlying fund shareholder base to forecast the pattern in which the economic benefits will be consumed, including fund shareholder behavior, demographics and persistency levels. The assets are amortized over their estimated useful lives, which range from 3 to 11 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred.

Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in underlying operating cash flows. Should there be an indication of a change in the useful life or impairment in value of the finite-lived intangible assets, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to its fair value determined using discounted cash flows. Federated writes-off the cost and accumulated amortization balances for all fully amortized intangible assets.

Federated has determined that certain acquired assets, specifically, certain renewable investment advisory contracts, have indefinite useful lives. In reaching this conclusion, management considered the legal, regulatory and contractual provisions of the investment advisory contract that enable the renewal of the contract, the level of cost and effort required in renewing the investment advisory contract, and the effects of obsolescence, demand, competition and other economic factors that could impact the funds’ projected performance and existence. These indefinite-lived intangible assets are reviewed for impairment annually or whenever events or circumstances indicate that a change in the useful life or impairment in value may have occurred.

Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions of the renewable investment advisory contracts and reductions in underlying operating cash flows. Should there be an indication of a change in the useful life or impairment in the value of the indefinite-lived intangible assets, Federated estimates the fair value of the intangible asset and compares it to the asset’s remaining book value to determine whether an impairment charge is necessary.

Federated tests goodwill for impairment at least annually or when indicators of potential impairment exist. Federated uses a two-step process to test for and measure impairment which begins with an estimation of the fair value of Federated’s reporting unit. This first step is a screen for potential impairment, and if impairment has occurred, the second step measures the amount of impairment.

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

For share classes that do not charge both a distribution fee and CDSC, Federated expenses the cost of the upfront commission as incurred in Marketing and distribution in the Consolidated Statements of Income and credits Marketing and distribution for any CDSCs collected.

2008 Annual Report    33

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

Funding of the payments made by Federated of upfront commissions paid upon the sales of Class B shares of sponsored mutual funds is made through arrangements with an independent third party by selling the rights to all related future distribution fees, servicing fees and CDSCs. For financial reporting purposes, these arrangements are treated as financings through February 2007. As a result, Federated capitalized all of the upfront commissions as deferred sales commissions and recognizes B-share-related distribution fees and servicing fees in the Consolidated Statements of Income even though legal title to these fees has been transferred to the third party. In addition, Federated recorded nonrecourse debt equal to the proceeds received on the sale of future revenue streams. The debt does not contain a contractual maturity or stated interest rate. Interest rates are imputed based on current market conditions at the time of issuance. The deferred sales commission asset and nonrecourse debt balance are amortized over the estimated life of the B-share fund asset dependent upon the level and timing of cash flows from the sold future revenue streams, not to exceed eight years. CDSCs collected on the B-share fund assets are used to reduce the nonrecourse debt and deferred sales commission asset.

In March 2007, pursuant to the terms of a new sales program with an independent third party, Federated began accounting for all new sales of its rights to future distribution fees and CDSCs related to Class B shares of sponsored funds as sales. The sales of Federated’s rights to future shareholder service fees continued to be accounted for as financings due to Federated’s ongoing involvement in performing shareholder-servicing activities. Accordingly, nonrecourse debt has been recorded. Gains resulting from these sales are recorded in Other service fees, net – affiliates in the Consolidated Statements of Income. Given the uncertainty regarding management’s ability to continue selling the rights to future B-share-related revenue streams in 2010 and thereafter, management is evaluating other funding options, including self-funding.

Federated reviews the carrying value of B-share-related deferred sales commission assets on a periodic basis to determine whether a significant long-term decline in the equity or bond markets or other events or circumstances indicate that an impairment in value may have occurred. Should there be an indication of an impairment in value, Federated compares the carrying value of the asset to the probability-weighted undiscounted cash flows from the sold future revenue streams over the remaining life of the underlying B-share fund asset to determine whether an impairment has occurred. Management adjusts these asset and debt balances to fair value when reasonably estimable expected future cash flows are not expected to be sufficient to fully amortize the remaining deferred sales commission asset and nonrecourse debt balance.

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

(o) Revenue Recognition

Revenue from providing investment advisory, administrative and other services (including distribution, shareholder servicing and retirement plan recordkeeping) is recognized during the period in which the services are performed. Investment advisory, administrative and the majority of other service fees are based principally on the total net assets of the investment portfolios that are managed or administered by Federated. Federated may waive certain fees for competitive reasons, to meet regulatory requirements (including settlement-related (see Note (22)(c))) or to meet contractual requirements. Federated waived fees of $470.0 million, $344.4 million and $338.5 million for the years ended December 31, 2008, 2007 and 2006, respectively, nearly all of which was for competitive reasons. The increase in fee waivers for the year ended December 31, 2008 as compared to the same period of 2007 was primarily due to an increase in money market assets. In 2009 if yields on government securities decrease and short-term interest rates continue to decline, fee waivers are expected to increase in order to maintain positive or zero net yields in addition to other competitive reasons.

Federated has contractual arrangements with third parties to provide certain fund-related services. Management considers various factors to determine whether Federated’s revenue should be recorded based on the gross amount payable by the funds or net of payments to third-party service providers. Management’s analysis is based on whether Federated is acting as the principal service provider or is performing as an agent. The primary factors considered include: (1) whether the customer holds Federated or the service provider responsible for the fulfillment and acceptability of the services to be provided; (2) whether Federated has any practical latitude in negotiating the price to pay a third-party provider; (3) whether Federated or the customer selects the ultimate service provider; and (4) whether Federated has credit risk in the arrangement. Generally, the less the customer is directly involved

34    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

with or participates in making decisions regarding the ultimate third-party service provider, the more supportive the facts are that Federated is acting as the principal in these transactions and should therefore report gross revenues. As a result of considering these factors, investment advisory fees, distribution fees and certain other service fees are recorded gross of payments made to third parties. In the case of shareholder services, the funds contract directly with financial intermediaries for the provision of shareholder services as a result of contractual changes implemented in May 2006. As such, Federated is not entitled to and therefore does not record shareholder service fee revenue from the funds on assets serviced by a third-party intermediary. Prior to May 2006, Federated acted as an agent and recorded shareholder service fees net of certain third-party payments. Third-party payments for shareholder services recorded as an offset to revenue for the years ended December 31, 2006 were $75.8 million.

(p) Share-Based Compensation

In accordance with the modified prospective method allowed under SFAS No. 123 (revised 2004) “Share-Based Payment” (SFAS 123(R)), Federated recognizes compensation costs based on grant-date fair value for all share-based awards granted, modified or settled after January 1, 2006, as well as for any awards that were granted prior to adoption for which requisite service has not been provided as of January 1, 2006.

All periods presented reflect the adoption of SFAS 123(R).

Federated issues shares for share-based awards from treasury stock. Federated estimates the grant-date fair value of stock options using the Black-Scholes option-pricing model. For restricted stock awards, the fair value of the award is calculated as the difference between the closing market value of Federated’s Class B common stock on the date of grant and the purchase price paid by the employee, if any. Federated’s awards are generally subject to graded vesting schedules. Compensation expense is adjusted for estimated forfeitures and is recognized on a straight-line or modified straight-line basis over the requisite service period of the award. Compensation expense also includes dividends paid on actual and estimated forfeited awards. Forfeiture assumptions are evaluated on a quarterly basis and updated as necessary.

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

(q) Leases

Federated classifies leases as either capital or operating in accordance with the provisions of SFAS No. 13, “Accounting for Leases.” Rent expense under noncancelable operating leases with scheduled rent increases or rent holidays is accounted for on a straight-line basis over the lease term, beginning on the date of initial possession or the effective date of the lease agreement. The amount of the excess of straight-line rent expense over scheduled payments is recorded as a deferred liability. Build-out allowances and other such lease incentives are recorded as deferred credits, and are amortized on a straight-line basis as a reduction of rent expense beginning in the period they are deemed to be earned, which generally coincides with the effective date of the lease. The current portion of unamortized deferred lease costs and build-out allowances is included in Other current liabilities and the long-term portion is included in Other long-term liabilities – other on the Consolidated Balance Sheets.

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

Federated adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109,” (FIN 48) on January 1, 2007. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The two-step process prescribed by FIN 48 for evaluating a tax position involves first determining whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities. The second step then requires a company to measure the tax position benefit as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Federated classifies any interest and penalties on tax liabilities on the Consolidated Statements of Income as components of Nonoperating Income (Expenses) – Other, net and Operating Expenses – Other, respectively.

2008 Annual Report    35

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

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

(2) Recent Accounting Pronouncements

FSP SFAS 140-4 and FIN 46(R)-8 – In December 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities.” The purpose of the FSP is to enhance existing disclosures about transfers of financial assets and interests in variable interest entities. The adoption of FSP 140-4 and FIN 46(R)-8 did not have a significant impact on Federated’s financial position and results of operations.

FSP SFAS 157-3 – In October 2008, the FASB issued FSP 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (FSP 157-3). FSP 157-3 clarifies the application of Statement of Financial Accounting Standard (SFAS) No. 157, “Fair Value Measurements” (SFAS 157) in a market that is not active, and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with SFAS 157. The adoption of FSP 157-3 did not have a significant impact on Federated’s financial position and results of operations.

FSP EITF 03-06-1 – In June 2008, the FASB issued an FSP on FASB’s Emerging Issues Task Force (EITF) Issue No. 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” (FSP EITF 03-06-1). This FSP addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in SFAS No. 128, “Earnings Per Share.” It affects entities that accrue or pay nonforfeitable cash dividends on share-based payment awards during the awards’ service periods. FSP EITF 03-06-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and will require a retrospective adjustment to all prior period EPS. Federated does not expect that the adoption of FSP EITF 03-06-1 will have a significant impact to diluted earnings per share.

SFAS 162 – In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (SFAS 162). This standard reorganizes the generally accepted accounting principles (GAAP) hierarchy in order to improve financial reporting by providing a consistent framework for determining what accounting principles should be used when preparing U.S.

36    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

GAAP financial statements. SFAS 162 shall be effective 60 days after the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to Interim Auditing Standard, AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” Federated does not expect that the adoption of SFAS 162 will have a significant impact on its financial position and results of operations.

FSP SFAS 142-3 – In April 2008, the FASB issued FSP SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets,” (FSP SFAS 142-3). This FSP amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under SFAS No. 142, “Goodwill and Other Intangible Assets,” (SFAS 142). The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141, “Business Combinations.” FSP SFAS 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. Federated does not expect that the adoption of FSP SFAS 142-3 will have a significant impact on its financial position and results of operations.

SFAS 141(R) – In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (SFAS 141(R)). SFAS 141(R) is intended to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable and relevant information for investors and other users of financial statements. To achieve this goal, the new standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and expands the disclosure requirements for material business combinations. For calendar-year companies, SFAS 141(R) is effective for business combination transactions for which the acquisition date is on or after January 1, 2009. Management will adopt FAS 141(R) prospectively, as required by the standard. SFAS 141(R) will have a significant impact on Federated’s accounting for future business combinations.

SFAS 160 – In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160). SFAS 160 is intended to improve the relevance, comparability, and transparency of financial information provided to investors by requiring all entities to report noncontrolling (minority) interests in subsidiaries in the same way – as equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring that they be treated as equity transactions. SFAS 160 is effective for fiscal years beginning after December 15, 2008, and is required to be adopted prospectively. Management has concluded that the adoption of SFAS 160 will not have a material impact on Federated’s financial position and results of operations.

SFAS 157 and FSP SFAS 157-2 – In September 2006, the FASB issued SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements because the FASB had previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. In February 2008, the FASB issued an FSP to defer the effective date of SFAS 157 for one year for nonfinancial assets and liabilities recognized or disclosed at fair value on a non-recurring basis (SFAS 157-2) such as intangible assets, including goodwill, deferred sales commissions and property and equipment. Management adopted the provisions of SFAS 157 related to all financial assets and liabilities and nonfinancial assets and liabilities recognized or disclosed at fair value on a recurring basis on January 1, 2008. Federated does not expect that the adoption of SFAS 157-2 will have a significant impact on its financial position and results of operations.

(3) Business Combinations and Acquisitions

Prudent Bear Funds. In the fourth quarter 2008, Federated completed the acquisition of certain assets of David W. Tice & Associates LLC that relate to the management of the Prudent Bear Fund and the Prudent Global Income Fund (collectively, the Prudent Bear Funds) with $1.1 billion and $0.4 billion in assets under management, respectively, as of December 5, 2008 (Prudent Bear Acquisition). In connection with the acquisition, the assets in the Prudent Bear Funds were transitioned into the newly created Federated Prudent Bear Fund and the Federated Prudent Global Income Fund. The addition of the Prudent Bear Funds complements Federated’s existing alternative investment products as well as other core offerings as part of an investor’s overall investment strategy. The initial purchase price for the transaction was $43 million. As of December 31, 2008, Federated incurred $0.7 million in transaction costs directly attributable to the acquisition of the Prudent Bear Funds. See Note (22)(a) for information on contingent payments related to this acquisition.

Clover Capital. In the fourth quarter 2008, Federated completed the acquisition of certain assets of Clover Capital Management, Inc. (Clover Capital), a Rochester, New York-based investment manager that specializes in value investing (Clover Capital Acquisition). Clover Capital managed approximately $2.1 billion in assets as of December 1, 2008, consisting primarily of Separate Accounts. The addition of Clover Capital results in a suite of traditional value investment offerings for Federated’s clients. The initial purchase price for the transaction was $30 million. As of December 31, 2008, Federated incurred $0.4 million in transaction costs directly attributable to the acquisition of Clover Capital. See Note (22)(a) for information on contingent payments related to this acquisition.

2008 Annual Report    37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

Federated has not completed its valuations to determine the fair value of the identifiable intangible assets associated with the Prudent Bear and Clover Capital Acquisitions. Although preliminary results of the valuations are reflected in both the Consolidated Financial Statements as of and for the year ended December 31, 2008 and the related footnotes, the final purchase price allocation may result in adjustments to this preliminary valuation and such adjustments may be material. Preliminary valuation results indicate $14.4 million of the purchase price is assignable to identifiable intangible assets with a weighted-average useful life of 9 years, $46.7 million to intangible assets with indefinite lives and $17.5 million to goodwill, all of which will be deductible for tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisitions’ closing dates.

Preliminary Purchase Price Allocations in thousands	Clover Capital	Prudent Bear
Intangible assets
Renewable investment advisory contract (indefinite life)	$0	$44,700
Customer relationships (10-year weighted-average useful life)[1]	11,300	0
Noncompete (7-year weighted-average useful life)[2]	600	2,500
Trade name (indefinite life)	700	1,300
Goodwill	17,531	0
Other long-term assets	340	0

Total assets acquired	30,471	48,500

Liabilities[3]	(103)	(4,817)

Total purchase price	$30,368	$43,683

1	The customer relationship intangible assets will be amortized on a straight-line basis over their respective useful lives.
2	The noncompete assets will be amortized on an accelerated basis over their respective useful lives in a manner that best matches the benefit received.
3	$4.6 million of the liabilities for Prudent Bear is recorded in Other long-term liabilities – affiliates. It represents the excess of the preliminary fair value of the net assets acquired over the initial cash paid for the acquisition. Based on current estimates for asset and revenue growth related to the Federated Prudent Bear Funds, Federated expects to make a contingent payment in the first quarter of 2010 in an amount at least equal to $4.6 million. See Note 22(a) for additional information on contingent payments.

The results of operations for both the Prudent Bear and Clover Capital Acquisitions were included in Federated’s Consolidated Financial Statements beginning on the date of the respective acquisition. The following table summarizes unaudited pro forma financial information assuming both the Prudent Bear Acquisition and the Clover Capital Acquisition occurred at the beginning of the years presented. This pro forma financial information is for informational purposes only and is not indicative of actual results that would have occurred had these acquisitions been completed on the assumed dates and it is not indicative of future results. In addition, the following pro forma financial information has not been adjusted to reflect any operating efficiencies that may have been realized as a result of the acquisitions.

in thousands, except per share data	2008	2007
Revenue	$1,254.6	$1,156.1
Income from continuing operations	$227.4	$220.8
Net income	$230.2	$220.8

Income from continuing operations per basic share	$2.29	$2.19
Income from continuing operations per diluted share	$2.25	$2.15
Net income per basic share	$2.31	$2.19
Net income per diluted share	$2.28	$2.15

The pro forma results include adjustments for the effect of acquisition-related expenses including compensation and related, depreciation and amortization, interest and income tax expense.

Rochdale Investment Management LLC. In the third quarter 2007, Federated completed a transaction with Rochdale Investment Management LLC (Rochdale) to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). In connection with the acquisition, on August 24, 2007, the $366 million of assets in the Rochdale Atlas Portfolio were transitioned into the Federated InterContinental Fund, a new portfolio created for the purpose of continuing the investment operations of the Rochdale Atlas Portfolio as part of the Federated fund complex. Federated paid $5.75 million of upfront purchase price in August 2007 and incurred approximately $1 million in transaction costs. To account for the acquisition, Federated recorded a customer relationship intangible asset and goodwill. See Note (22)(a) for information on contingent payments related to this acquisition.

38    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

MDTA LLC. In the third quarter 2006, Federated acquired MDTA LLC (MDTA) which, through its registered investment advisory division, MDT Advisers, managed $6.7 billion in invested assets as of July 14, 2006 (MDT Acquisition). MDTA grew its business using quantitative investment techniques, having successfully developed a disciplined quantitative process to invest in equities. As a result of the acquisition, Federated has enhanced its product offerings by creating a quantitative line of equity mutual funds to complement Federated’s existing equity products. Federated acquired approximately 89% of the outstanding equity interests of MDTA in July 2006 and paid approximately $102 million in cash as upfront purchase price. The remaining 11% minority interest was held by various MDTA employees and was subject to a put/call option whereby the minority interest holders could put their interest to Federated in January 2007 or Federated could call the interests in June 2007. The minority interest holders exercised their put option in January 2007. Federated paid approximately $8 million in cash as additional purchase price to acquire the remaining 11% on January 9, 2007.

The initial purchase price has been allocated as follows: $36.8 million of customer relationship intangible assets (ten-year weighted-average useful life); a $6.3 million noncompete intangible asset (eight-year useful life); and goodwill of $72.3 million, of which approximately $66 million is deductible for tax purposes. See Note (22)(a) for information on subsequent contingent payments related to this acquisition.

The following table summarizes unaudited pro forma financial information assuming the MDT Acquisition occurred at the beginning of the year presented. This pro forma financial information is for informational purposes only and is not indicative of actual results that would have occurred had the MDT Acquisition been completed on the assumed date and it is not indicative of future results. In addition, the following pro forma financial information has not been adjusted to reflect any operating efficiencies that may have been realized as a result of the MDT Acquisition.

in thousands, except per share data	2006
Revenue	$993,149
Income from continuing operations	$189,262
Net income	$195,943

Income from continuing operations per basic share	$1.81
Income from continuing operations per diluted share	$1.78
Net income per basic share	$1.88
Net income per diluted share	$1.84

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

(4) Discontinued Operations

In the third quarter 2006, an indirect, wholly owned subsidiary of Federated completed the sale of certain assets associated with its TrustConnect® mutual fund processing business (the Clearing Business) to Matrix Settlement and Clearance Services, LLC (Matrix). The sale was completed over a series of closings during 2006. The assets included in the sale of the Clearing Business consisted primarily of customer relationships, customer contracts and intellectual property, which had no recorded carrying values on Federated’s Consolidated Balance Sheets. In exchange for the assets of the Clearing Business, Federated received upfront cash consideration totaling $7.7 million. After taking selling costs into consideration, Federated recognized a gain on the sale of the Clearing Business of $3.7 million, net of tax expense of $2.7 million. The majority of this gain, or $3.2 million, was recorded in the second quarter 2006 and $0.6 million was recorded in the third quarter 2006. This gain on sale was included in Discontinued operations, net of tax on the Consolidated Statements of Income for the year ended December 31, 2006.

In addition, Federated accrued contingent consideration of $4.8 million in the second quarter of 2008, which was calculated as a percentage of Matrix’s second quarter 2008 net revenue above a specific threshold directly attributed to the Clearing Business. This contingent consideration was received in the third quarter 2008 and is included, net of tax, as income from discontinued operations for the year ended December 31, 2008.

Federated incurred $0.6 million in severance expense related to this sale; $0.3 million of which was recorded in Discontinued operations, net of tax during 2006. As of December 31, 2006, all severance payments had been made.

2008 Annual Report    39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

There was no activity related to the Clearing Business for the years ended December 31, 2008 and 2007. The results of operations of the Clearing Business included in Discontinued operations, net of tax, were as follows for the year ended December 31, 2006:

in thousands
Net revenue from discontinued operations	$6,035
Pretax income from discontinued operations	1,548
Income tax expense	673

Income from discontinued operations, net of tax	$875

Also included in Discontinued operations, net of tax in 2006 is a $2.1 million reversal of a deferred tax asset valuation allowance for the portion of Federated’s capital loss carryforwards that were utilized as a result of the capital gain on the sale of the Clearing Business.

(5) Concentration Risk

Revenue concentration by asset class – Approximately 61% of Federated’s total revenue for 2008 was attributable to money market assets. A significant change in Federated’s money market business due to regulatory changes, financial market crises, significant deterioration in investor confidence, persistent declines in or prolonged periods of historically low short-term interest rates and potential resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s results of operations.

Through the adverse market conditions of 2008, Federated’s government agency and treasury money market funds experienced significant asset inflows, which drove substantial increases in Federated’s money market managed assets in 2008. These funds grew as certain investors favored the perceived safety and liquidity of portfolios backed by government securities over other investment products. Of Federated’s total $327 billion in money market fund assets at December 31, 2008, $214 billion or 65% were invested in government agency and treasury funds. Reflecting increased demand in the market for government securities, and thereby government money market funds, yields on such products have decreased to record lows. In certain products, the gross yield is not sufficient to cover all of the fund’s normal operating expenses and fee waivers have been used to maintain positive or zero net yields.

During 2008, fee waivers to maintain positive or zero net yields totaled $3.6 million and were offset by a related reduction in Marketing and distribution expenses of $1.9 million such that the net impact to Federated was $1.7 million in reduced operating income. Management expects these waivers to increase in 2009 and such increases in fee waivers will negatively impact Federated’s revenues and net income. Management cannot predict the impact of the waivers due to the number of variables and the range of potential outcomes. Variables include available yields on instruments held by the funds, changes in assets within the funds, actions by the Federal Reserve and the U.S. Department of the Treasury, changes in expenses of the funds, changes in the mix of customer assets, and Federated’s willingness to continue the waivers. In addition, in response to the challenges posed by the unprecedented rate environment, extreme volatility and liquidity concerns in the marketplace, money market funds may close to new and/or existing shareholders and/or their shareholders may become subject to an interim cash management service fee, either of which could cause material adverse effects on Federated’s reputation, financial position, results of operations or liquidity.

Revenue concentration by product – Approximately 13% of Federated’s total revenue for 2008 was derived from services provided to one sponsored fund (the Federated Kaufmann Fund). A significant and prolonged decline in the assets under management in this fund could have a material adverse effect on Federated’s results of operations.

Revenue concentration by customer – Two intermediary customers, Edward Jones and the Bank of New York Mellon Corporation (including its Pershing subsidiary and other assets from the Bank of New York Mellon Corporation), accounted for approximately 12% and 19%, respectively, of Federated’s total revenue for 2008. With respect to both intermediary customers, most of this revenue is derived from broker/dealer cash sweep money market products. Significant changes in Federated’s relationship with these intermediary customers could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to corresponding material reductions to Marketing and distribution expenses associated with such intermediaries.

(6) Consolidation and Equity Investments

Federated is involved with various entities in the normal course of business that may be deemed to be voting rights entities or variable interest entities (VIEs). In accordance with Federated’s consolidation accounting policy, Federated first determines whether the entity being evaluated is a voting rights or variable interest entity. Once this determination is made, Federated proceeds with its evaluation of whether or not to consolidate the entity. The disclosures below represent the results of such evaluations pertaining to 2008 and 2007.

(a) Consolidated Voting Interest Entities

Federated has a majority interest (50.5%) and acts as the general partner in Passport Research Ltd., a limited partnership. Edward Jones is the limited partner with a 49.5% interest. The partnership acts as investment adviser to two sponsored funds.

40    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

(b) Consolidated Variable Interest Entities

Under FIN 46, most of Federated’s sponsored mutual funds meet the definition of a VIE primarily due to the fact that given Federated’s typical series fund structure, the shareholders of each participating portfolio underlying the series fund generally lack the ability as an individual group to make decisions regarding the board of directors/trustees of the fund through voting rights. From time to time, Federated invests in certain of these launched products sponsored by Federated in order to provide investable cash to the product thereby allowing the product to establish a performance history. Federated’s investment in these products represents its maximum exposure to loss. As of December 31, 2008 and 2007, Federated was the sole or majority investor in certain of these various products and was deemed to be the primary beneficiary since Federated’s majority interest would absorb the majority of the variability of the net assets of the VIE. At December 31, 2008, the aggregate assets and liabilities of the entities that Federated consolidated were $6.0 million and $0.8 million, respectively, and Federated recorded $0.8 million to Minority interest on Federated’s Consolidated Balance Sheets. At December 31, 2007, the aggregate assets and liabilities of the entities that Federated consolidated were $13.0 million and $1.0 million, respectively, and Federated recorded $3.2 million to Minority interest on Federated’s Consolidated Balance Sheets. The assets of the products are primarily classified as Investments on Federated’s Consolidated Balance Sheets. Neither creditors nor equity investors in the products have any recourse to Federated’s general credit.

(c) Non-Consolidated VIEs

Federated acts as the investment manager for certain investment products which are deemed to be VIEs, as disclosed above. In addition to Federated’s involvement as the investment manager, Federated may also hold investments in these products. The products generally include domestic and offshore money market and fluctuating-value fund products, closed-end fixed-income funds and a group trust. Federated is not the primary beneficiary of these VIEs since Federated’s involvement is limited to that of investment manager or represents a minority interest in the fund’s assets under management, or both. As a result, Federated’s variable interest is not deemed to absorb the majority of the variability of the entity’s net assets and therefore Federated has not consolidated these entities. As of December 31, 2008, total assets under management in these investment products approximated $336.7 billion. Federated’s investments in these products represent its maximum exposure to loss. As of December 31, 2008, Federated’s investment in these investment products approximated $44 million, $38 million of which was invested in money market products.

At December 31, 2008, Federated also acted as the investment manager for three collateralized debt obligations (CDOs) that meet the definition of a VIE due primarily to the lack of unilateral decision making authority of the equity holders. The CDOs are alternative investment vehicles created for the sole purpose of issuing collateralized debt instruments that offer investors the opportunity for returns that vary with the risk level of their investment. The notes issued by the CDOs are backed by diversified portfolios consisting primarily of structured debt and had original expected maturities of ten to twelve years. Federated is not the primary beneficiary of these VIEs since as investment manager and a minority equity interest holder, Federated’s variable interest is not deemed to absorb the majority of the variability of the entities’ net assets. At December 31, 2008, aggregate total assets and aggregate total obligations of the CDOs were $1.1 billion and $1.1 billion, respectively. As of December 31, 2008, Federated’s investments in the CDOs had no remaining carrying value and therefore Federated has no remaining non-tax risk of loss related to these CDOs. See Note (18) for additional information.

(d) Equity Investment

Federated holds a 12% non-voting, minority interest in both Dix Hills Partners, LLC, a registered investment adviser and commodity trading adviser, and its affiliate, Dix Hills Associates, LLC (collectively, Dix Hills). Dix Hills is based in Jericho, New York and manages over $500 million in both absolute return and enhanced fixed-income mandates, including a hedge fund strategy and an enhanced cash strategy. Federated accounts for its minority interest in the partnership using the equity method of accounting in accordance with EITF Issue No. 03-16, “Accounting for Investments in Limited Liability Companies.” The investment in Dix Hills is included in Other long-term assets on Federated’s Consolidated Balance Sheet at December 31, 2008 and 2007. Due primarily to the nature of the voting rights of the equity holders, Dix Hills meets the definition of a VIE, however, with its 12% interest, Federated is not deemed to be the primary beneficiary. At December 31, 2008, the total assets and total obligations of Dix Hills approximated $5 million and $2 million, respectively. Federated’s investment of $8.2 million represented Federated’s maximum risk of loss at December 31, 2008.

2008 Annual Report    41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

(7) Fair Value Measurements

On January 1, 2008, Federated adopted the provisions of SFAS 157 for all financial assets and liabilities and nonfinancial assets and liabilities recognized or disclosed at fair value on a recurring basis. SFAS 157 establishes a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Federated’s market assumptions. These two types of inputs create the following fair value hierarchy:

Level 1–Quoted prices for identical instruments in active markets.

Level 2–Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3–Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires Federated to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

Federated’s available-for-sale securities include investments in fluctuating-value mutual funds. Federated’s trading securities primarily represent investments in equities and investment-grade debt instruments as a result of the consolidation of certain sponsored products when Federated is deemed to have a controlling financial interest. These financial assets are classified as current on the balance sheet.

The following table presents fair value measurements at December 31, 2008 for major categories of Federated’s financial assets measured at fair value on a recurring basis:

	Fair Value Measurements Using
(in thousands)	Quoted Prices (Level 1)	Significant Other Inputs(Level 2)	Significant Unobservable Inputs (Level 3)	Total
Cash and cash equivalents	$45,438	$—	$—	$45,438

Available-for-sale securities	$5,615	$—	$—	$5,615
Trading securities	3,997	3,597	—	7,594

Total investments	$9,612	$3,597	$—	$13,209

Federated did not hold material investments in securities that were measured at fair value using significant unobservable inputs (Level 3) during the year ended December 31, 2008. At December 31, 2008, Federated held financial liabilities of $0.6 million measured at fair value on a recurring basis. These liabilities were classified as short-term and the fair value was determined using quoted prices (Level 1). In addition, Federated did not hold any nonfinancial assets or liabilities recognized or disclosed at fair value on a recurring basis during the year ended December 31, 2008.

Carrying amounts approximate fair value for the following financial instruments due to their short maturities:

•	Receivables

•	Accrued revenue

•	Accrued compensation and benefits

•	Accounts payable and accrued expenses

•	Income taxes payable

The fair value of Federated’s nonrecourse debt is estimated based on estimated annual redemption and market appreciation rates of the underlying B-share fund assets (see Note (1)(l) and Note (13)). Based on this estimate, the carrying value of nonrecourse debt appearing on the Consolidated Balance Sheets approximates fair value.

The fair value of Federated’s recourse debt is estimated based on the current market rate for debt with similar remaining maturities. Based on this fair value estimate, the carrying value of recourse debt liabilities appearing on the Consolidated Balance Sheets approximates fair value.

42    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

(8) Investments

Investments as of December 31, 2008 and 2007 included trading and available-for-sale securities. At December 31, 2008 and 2007, Federated held investments totaling $5.6 million and $12.0 million, respectively, in fluctuating-value mutual funds that were classified as current and were included in Investments on the Consolidated Balance Sheets.

Federated’s trading securities totaled $7.6 million and $13.7 million at December 31, 2008 and 2007, respectively. Federated consolidates certain sponsored products into its Consolidated Financial Statements as a result of Federated’s controlling financial interest in the products (see Note (6)). As a result, all investments held by these sponsored products were included in Federated’s Consolidated Balance Sheet as of December 31, 2008 and 2007 as trading securities. These investments primarily represented stocks of large- and mid-cap U.S. and international companies and investment-grade debt securities.

Available-for-sale securities (see Note (1)(g)) were as follows:

		Gross Unrealized		Estimated Market Value
in thousands	Cost	Gains	(Losses)
At December 31, 2008
Fluctuating-value mutual funds[1]	$6,091	$130	$(606)	$5,615

At December 31, 2007
Fluctuating-value mutual funds	$11,767	$324	$(54)	$12,037
Asset-backed Securities[2]	179	0	0	179

Total available-for-sale securities	$11,946	$324	$(54)	$12,216

1	As of December 31, 2008 the unrealized losses of $606 related to investments with a fair value of $4,527. Of these, investments with a fair value of $4,471 with unrealized losses of $562 had sustained continuous unrealized losses for a period shorter than 12 months.
2	In 2006, Federated launched a $1.0 billion CDO. The CDO, which meets the definition of a VIE, invests primarily in asset-backed securities and offers investors opportunity for returns that vary with the risk level of their investment. The CDO has a term to maturity of 40 years and an expected life of 10 years. During 2007, Federated recorded a $1.2 million charge in (Loss) gain on securities, net in the Consolidated Statements of Income to write down the carrying value of this CDO. The fair value of this investment was written down as a result of unfavorable changes in estimated future cash flows for the CDO. Such revised cash flow estimates were triggered primarily by the implication of significant downgrades and rising default rates in the credit markets which became more significant to the CDO’s portfolio of investments in the fourth quarter 2007, as well as the downgrading of certain of the CDO’s investments in the fourth quarter 2007.

The following table presents gains and losses recognized in the Consolidated Statements of Income in connection with investments for the years ended December 31:

in thousands	2008	2007	2006
Unrealized (loss) gain on trading securities	$(1,673)	$414	$169
Realized gains[1]	282	318	586
Realized losses[2]	(1,851)	(6,103)	(197)

(Loss) gain on securities, net	$(3,242)	$(5,371)	$558

1	Of the realized gains, $114, $318 and $349 related to the disposal of trading securities in 2008, 2007 and 2006, respectively.
2	Of the realized losses recognized, $1,256, $4,915 and $190 related to the disposal of trading securities in 2008, 2007 and 2006, respectively.

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

2008 Annual Report    43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

(9) Intangible Assets and Goodwill

Federated’s identifiable intangible assets consisted of the following at December 31:

	2008			2007
	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value

in thousands
Finite-lived intangible assets:
Customer relationships[1]	$154,121	$(87,318)	$66,803	$143,420	$(71,599)	$71,821
Noncompete agreements[2]	14,496	(4,778)	9,718	11,396	(3,200)	8,196

Total finite-lived intangible assets[3]	168,617	(92,096)	76,521	154,816	(74,799)	80,017
Indefinite-lived intangible assets:
Renewable investment advisory contract	44,700	0	44,700	0	0	0
Trade name	2,000	0	2,000	0	0	0

Total indefinite-lived intangible assets	46,700	0	46,700	0	0	0

Total identifiable intangible assets	$215,317	$(92,096)	$123,221	$154,816	$(74,799)	$80,017

1	Weighted average amortization period of 9.7 years
2	Weighted average amortization period of 7.4 years
3	Weighted average amortization period of 9.5 years

The carrying value of Federated’s identifiable intangible assets increased in 2008 primarily as a result of the Clover Capital and Prudent Bear Acquisitions (see Note (3)).

Amortization expense for identifiable intangible assets was $18.4 million, $19.7 million and $19.0 million in 2008, 2007 and 2006, respectively. Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five years following December 31, 2008 assuming no new acquisitions or impairments:

in thousands
2009	$18,390
2010	17,344
2011	10,991
2012	7,484
2013	6,599

Goodwill at December 31, 2008 and 2007 was $534.1 million and $454.6 million, respectively. During 2008, Federated recorded goodwill primarily in connection with the MDT Acquisition ($40.9 million), the second quarter 2005 acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition) ($18.9 million) and the Clover Capital Acquisition ($17.5 million). See Note (3) for additional information.

(10) Property and Equipment

Property and equipment consisted of the following at December 31:

in thousands	Estimated Useful Life	2008	2007
Computer software and hardware[1]	1 to 5 years	$34,907	$31,843
Transportation equipment	14 years	11,876	11,876
Leasehold improvements	Up to term of lease	12,820	10,670
Office furniture and equipment	1 to 10 years	7,430	6,861

Total cost/fair value		67,033	61,250
Accumulated depreciation and amortization[2]		(37,644)	(35,377)

Property and equipment, net		$29,389	$25,873

1	Amounts include $341 recorded under capital lease arrangements for both 2008 and 2007.
2	Amounts include $270 and $185 related to capital lease arrangements for 2008 and 2007, respectively.

44    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

Depreciation and amortization expense from continuing operations was $6.2 million, $5.9 million and $6.0 million for the years ended December 31, 2008, 2007 and 2006, respectively, and included the depreciation of assets recorded under capital lease arrangements.

(11) Other Current Liabilities

Federated’s Other current liabilities at December 31, 2008 included $17.0 million related to an insurance recovery for claims submitted to cover costs associated with the internal review and government investigations into past mutual fund trading practices and related civil litigation (see Note (22)(c)). The retention of these advance insurance payments is contingent upon final approval of the claim by the insurance carrier. In the event that all or a portion of the claim is denied, Federated will be required to repay all or a portion of these advance payments. Because the outcome of this claim is uncertain at this time, Federated recorded the advance payments as a liability and will continue to evaluate the contingency until it is resolved. Also included at December 31, 2008 was a $15.4 million accrual related to the next annual contingent purchase price payment for the Alliance Acquisition, which is due in the second quarter of 2009.

Federated’s Other current liabilities at December 31, 2007 included $12.7 million related to an annual contingent purchase price payment for the Alliance Acquisition, which was paid in the second quarter of 2008, and $10.7 million related to the aforementioned insurance recovery.

In the fourth quarter 2007, Federated entered into long-term individual employment contracts with certain key employees responsible for investment management of the Federated Kaufmann products. The agreements, the terms of which run through December 31, 2014, obligate Federated to make certain compensation payments over the seven-year term of employment. In addition to the base salary and bonuses that were previously being paid to these employees, and are now covered by the employment contracts, the agreements include an up-front payment totaling $15 million to these employees. This amount is included in Accrued compensation and benefits at December 31, 2007, and was paid in January 2008. An additional $20.1 million is expected to be paid to these employees and to other current Federated employees also responsible for the management of Federated Kaufmann products over the next three years in equal quarterly installments of $1.7 million. These payments will be expensed in the periods in which they are earned and are generally subject to forfeiture if an employee terminates his or her employment with Federated and in certain other circumstances. The agreements also contain provisions for new incentive compensation opportunities related to the revenue and asset growth generated from the Federated Kaufmann Large Cap Fund, as well as covenants relating to confidentiality and non-competition, and provisions for severance payments in certain circumstances.

(12) Recourse Debt

Recourse debt at December 31 consisted of the following:

in thousands	2008	2007
Term Loan[1]	$140,000	$0
Revolver[2]	37,000	0
Capital Lease[3]	71	160

Total debt—recourse	177,071	160
Less: Short-term debt—recourse	51,071	89

Long-term debt—recourse	$126,000	$71

1	The Term Loan allows up to eight separate borrowing tranches for the purpose of setting different interest rates and maturities.
2	The Revolver allows up to eight separate borrowing tranches for the purpose of setting different interest rates and maturities.
3	See Note(17) for information.

Term Loan – During the third quarter 2008, Federated entered into a variable-rate $140 million term-loan facility that matures on October 31, 2011 (Term Loan). Federated has the option to increase its borrowings to $150 million during the term of the facility upon commitment from the lending banks. The Term Loan requires quarterly principal payments totaling $14 million, $21 million and $28 million in 2009, 2010 and 2011, respectively, and a balloon payment of $77 million on October 31, 2011. Proceeds from the Term Loan were used to finance a portion of the special cash dividend payment in the third quarter 2008 and will be used for share repurchase programs, future dividends, acquisition-related payments and reasonably foreseeable cash needs.

Borrowings under the Term Loan currently bear interest at Federated’s option at either (1) the one-, two-, three-, six- or twelve-month London Interbank Offered Rate (LIBOR) plus a spread, currently 100 basis points; or (2) a base rate announced from time to time by the lending banks. At December 31, 2008, borrowings under the Term Loan consisted of a one-month $80 million tranche that bears interest at 2.89% based on a one-month LIBOR rate and a twelve-month $60 million tranche that bears interest at 3.71% based on a twelve-month LIBOR rate. Federated has the ability and intent to convert its rate throughout the term of the loan. The weighted-average interest rate for Term Loan borrowings at December 31, 2008 was 3.24%.

2008 Annual Report    45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

Revolver – Federated has a $200 million Revolving Credit Facility that expires October 31, 2011 (the Revolver). Federated pays an annual facility fee, currently 7.5 basis points, based on its credit rating. Borrowings on the Revolver bear interest similar to that under the Term Loan except the LIBOR spread is currently 22.5 basis points. At December 31, 2008, borrowings under the Revolver consisted of a one-month $7 million LIBOR tranche and a one-month $30 million LIBOR tranche with rates of 1.43% and 2.11%, respectively. These borrowings have been classified as short-term as Federated intends to repay these borrowings within one year. Federated has the ability to select and/or convert its rate on the Revolver’s borrowings. The weighted-average interest rate for the Revolver loan borrowings at December 31, 2008 was 1.98%. During the year ended December 31, 2008, Federated borrowed $122.4 million and subsequently repaid $85.4 million under the Revolver. As of December 31, 2008, Federated had $163.0 million available for borrowings under the Revolver.

For both the Term Loan and the Revolver (collectively, the Credit Facilities), the LIBOR spreads are dependent upon Federated’s credit rating. Under the Credit Facilities, Federated can make cash payments for stock repurchases or shareholder dividend payments as long as cash, cash equivalents or unused borrowing from the Revolver of no less than $10 million is maintained during the payment period and certain other covenants are maintained. Certain subsidiaries entered into Continuing Agreements of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the Credit Facilities. The Credit Facilities include customary financial and non-financial covenants. Federated was in compliance with all such covenants at December 31, 2008.

(13) Deferred Sales Commissions and Nonrecourse Debt

In March 2007, pursuant to the terms of a new sales program with an independent third party, Federated began accounting for all new sales of its rights to future distribution fees and CDSCs related to Class B shares of sponsored funds as sales. The sales of Federated’s rights to future shareholder service fees continued to be accounted for as financings due to Federated’s ongoing involvement in performing shareholder-servicing activities. Accordingly, nonrecourse debt has been recorded. This agreement expires December 31, 2009.

Deferred sales commissions consisted of the following at December 31:

in thousands	2008	2007
Deferred sales commissions on B-shares, net	$28,637	$61,472
Other deferred sales commissions, net	1,624	2,755

Deferred sales commissions, net	$30,261	$64,227

Since 1997, Federated has funded sales commissions paid for Class B shares of sponsored mutual funds under various arrangements with independent third parties by selling its right to future cash flow streams associated with the B-share deferred sales commissions. As a result of these funding arrangements, Federated has recorded nonrecourse debt, which comprised the following at December 31:

dollars in thousands	Weighted- Average Interest Rates at December 31,		Remaining Amortization Period at December 31, 2008	2008	2007
	2008	2007
Financings between April 1997 and September 2000	N/A	8.60%	N/A	$0	$1,799
Financings between October 2000 and December 2003	4.75%	4.75%	3.1	8,165	26,706
Financings between January 2004 and February 2007	6.59%	6.30%	6.3	20,311	34,803
Financings between March 2007 and December 2008	5.65%	7.10%	8.1	2,021	1,192

Total debt—nonrecourse				$30,497	$64,500

Federated’s nonrecourse debt does not contain a contractual maturity but is amortized up to eight years dependent upon the cash flows of the related B-share fund assets, which are applied first to interest and then principal. Interest rates are imputed based on current market conditions at the time of issuance.

Management performs recoverability analyses of the deferred sales commission assets and nonrecourse debt related to B-share financings to determine if future cash flows related to financings will be sufficient to fully amortize the related asset and debt balances. There were no material B-share-related adjustments during 2008 or 2007.

(14) Employee Benefit Plans

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

46    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

Matching contributions to the 401(k) plan recognized in Compensation and related expense amounted to $3.5 million, $3.3 million and $3.2 million for 2008, 2007 and 2006, respectively.

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

A Federated employee becomes eligible to participate in the Profit Sharing Plan if employed on the last day of the year and has worked at least 500 hours for the year. The Profit Sharing Plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the Profit Sharing Plan in 2008, 2007 or 2006. At December 31, 2008, the Profit Sharing Plan held 0.7 million shares of Federated Class B common stock.

(b) Employee Stock Purchase Plan

Federated offers an Employee Stock Purchase Plan that allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares purchased under this plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2008, 94,209 shares were purchased by employees in this plan on the open market since the plan’s inception in 1998.

(15) Share-Based Compensation Plans

Federated’s long-term stock-incentive compensation has been provided for under the Stock Incentive Plan (the Plan), as amended and subsequently approved by shareholders in April 2002 and April 2006. Share-based awards are granted to reward Federated’s employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated. Since the Plan’s inception, a total of 23.6 million shares of Class B common stock have been authorized for granting share-based awards in the form of restricted stock, stock options or other share-based awards. As of December 31, 2008, 3.8 million shares are available under the Plan.

Federated’s net income for the year ended December 31, 2008 included $15.1 million of compensation expense and $5.8 million of income tax benefits related to share-based awards. Federated’s net income for the year ended December 31, 2007 included $12.6 million of compensation expense and $4.7 million of income tax benefits related to share-based awards. Federated’s net income for the year ended December 31, 2006 included $10.6 million of compensation expense and $4.0 million of income tax benefits related to share-based awards. At December 31, 2008, there was approximately $47 million of total unrecognized compensation expense related to share-based awards, which is expected to be recognized over a weighted-average period of 6.1 years.

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

The following table summarizes activity of non-vested restricted stock awards for the year ended December 31, 2008:

	Restricted Shares	Weighted- Average Grant- Date Fair Value
Non-vested at January 1, 2008	1,996,708	$30.41
Granted[1]	758,551	$23.53
Vested	(271,729)	$32.51
Forfeited	(64,320)	$29.37

Non-vested at December 31, 2008	2,419,210	$28.04

1	During the first quarter of 2008, Federated awarded 221,051 shares of restricted Federated Class B common stock in connection with a bonus program in which certain key employees received a portion of their bonus in the form of restricted stock under the Plan. This restricted stock, which was granted on the bonus payment date, was issued out of treasury and will generally vest over a three-year period. During the fourth quarter of 2008, Federated awarded 537,500 shares of restricted Federated Class B common stock to certain key employees which was issued out of treasury and will generally vest over a ten-year period with restrictions on the vested portion of the awards lapsing on approximately the awards’ fifth- and tenth-year anniversaries.

2008 Annual Report    47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

Federated awarded 758,551 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $23.53 to employees during 2008; awarded 694,334 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $33.06 to employees during 2007; and awarded 777,596 shares of restricted Class B common stock with a weighted-average grant-date fair value of $32.05 during 2006.

The total fair value of restricted stock vested during 2008, 2007 and 2006 was $10.1 million, $6.2 million and $4.1 million, respectively.

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

The following table summarizes the status of and changes in Federated’s stock option program for the year ended December 31, 2008:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2008	5,216,950	$24.44
Granted	12,000	$33.78
Exercised	(1,052,343)	$17.08
Forfeited	(96,000)	$25.26

Outstanding at December 31, 2008	4,080,607	$26.35	2.4	$1.6

Vested at December 31, 2008	2,256,082	$23.76	2.3	$1.6

Exercisable at December 31, 2008	783,357	$20.66	1.9	$1.5

Total options exercised during 2008, 2007 and 2006 were 1,052,343, 631,210 and 1,279,626, respectively. The total intrinsic value of stock options exercised during 2008, 2007 and 2006 was $17.7 million, $18.0 million and $33.3 million, respectively.

Federated granted 12,000 stock options to non-management directors with a weighted-average grant-date fair value of $4.05, $6.96 and $7.93 during each of the second quarters of 2008, 2007 and 2006, respectively. Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2008, 2007, and 2006 respectively: dividend yields based on latest annualized dividend of 2.84%, 2.16% and 1.91%; expected volatility factors based on historical volatility of 15.2%, 16.7% and 18.8%; risk-free interest rates based on the U.S. Treasury strip rate for the expected life of the option of 3.09%, 4.54% and 4.93%; and an expected life of 5 years for each grant in 2008, 2007 and 2006. The expected life is based on the assumption that these options will be exercised evenly over the life of the option.

All awards granted in 2008, 2007 and 2006 were granted with an exercise price that was equal to the market price on the date of grant.

(16) Common Stock

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

(a) Dividends

Cash dividends of $375.7 million, $83.1 million and $73.0 million were paid in 2008, 2007 and 2006, respectively, to holders of common stock. In the third quarter 2008, Federated paid $2.76 per share or $281.2 million for a special cash dividend. This payment was in addition to the aggregate $0.93 per share, or $94.5 million, regular quarterly cash dividends paid throughout the course of 2008. All dividends are considered ordinary dividends for tax purposes.

(b) Treasury Stock Repurchase

In 2006, the board of directors approved a share repurchase program authorizing executive management to purchase Federated Class B common stock. Under the program, which expired on December 31, 2008, shares could be repurchased in the open market and in private transactions through the life of the program. In August 2008, the board of directors authorized management to purchase up to 5.0 million shares of Federated Class B common stock with no stated expiration date for the additional buy back program. No

48    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

other programs exist as of December 31, 2008. The programs authorize executive management to determine the timing and the amount of shares for each purchase. The repurchased stock is to be held in treasury for employee share-based compensation plans, potential acquisitions and other corporate activities. During the year ended December 31, 2008, Federated repurchased 1.3 million shares of its Class B common stock, 1.2 million shares of which were part of the share-buyback program, which expired on December 31, 2008. The remaining 0.1 million shares were repurchased in connection with employee separations during the year ended December 31, 2008 and, as permitted, were not counted against the board-approved share-buyback program.

Under the Credit Facilities, certain covenants are maintained including one that allows Federated to make cash payments for stock repurchases or shareholder dividends as long as liquidity of no less than $10 million is maintained during the payment period.

(17) Leases

The following is a schedule by year of future minimum payments required under the capital leases and future minimum rental payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2008:

in thousands	Capital Leases	Operating Leases[1]
2009	$86	$10,246
2010	0	12,077
2011	0	10,938
2012	0	10,531
2013	0	10,408
2014 and thereafter	0	19,570

Total minimum lease payments	$86	$73,770
Less executory costs and imputed interest costs	(9)

Present value of minimum lease payments	$77

1	Included in this amount is $0.8 million related to a lease acquired in connection with a business combination which provides no future economic benefit to Federated. As of December 31, 2008, aggregate future minimum rentals to be received under the related noncancelable sublease that expires in 2010 totaled $0.8 million.

Federated’s only capital lease obligation was $0.1 million at December 31, 2008 and was included in Other current liabilities. The balance of this capital lease at December 31, 2007 was $0.2 million and was included in Other current liabilities and Other long-term liabilities – other. This lease carries an interest rate of 6.93% and expires in the fourth quarter 2009.

Federated held a material operating lease at December 31, 2008 for its corporate headquarters building in Pittsburgh, Pennsylvania. This lease expires in 2014 and has renewal options for two successive terms of five years each. This lease includes provisions for leasehold improvement incentives, rent escalation and certain penalties for early termination. In addition, at December 31, 2008, Federated had various other operating lease agreements primarily involving facilities, vehicles and office and computer equipment. These leases are noncancelable and expire on various dates through the year 2019. Most leases include renewal or purchase options and, in certain leases, escalation clauses.

Rental expenses related to continuing operations were $11.7 million, $11.8 million and $12.4 million for the years ended December 31, 2008, 2007 and 2006, respectively. In addition, sublease rental income was $0.5 million for each of the years ended December 31, 2007 and 2006. There was no sublease rental income for the year ended December 31, 2008.

(18) Income Taxes

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense (benefit), net from continuing operations consisted of the following components for the years ended December 31:

in thousands	2008	2007	2006
Current:
Federal	$117,210	$120,184	$107,040
State	9,160	10,773	8,624
Foreign	811	652	690

	127,181	131,609	116,354

Deferred:
Federal	1,655	(1,848)	(3,172)
State	(166)	(534)	537
Foreign	(502)	(20)	0

Total	$128,168	$129,207	$113,719

2008 Annual Report    49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

The federal net tax effects of timing differences exceeding 5% of pretax income at the statutory federal income tax rate included in Income tax provision on the Consolidated Statements of Income were ($9.1 million) and ($6.8 million) for amortization of intangible assets in 2008 and 2007, respectively. There were no federal timing differences exceeding 5% of pretax income at the statutory federal income tax rate in 2006.

Discontinued operations, net of tax for the years ended December 31, 2008 and 2006 included income tax expense of $2.0 million and $1.3 million, respectively. There were no discontinued operations in 2007.

For the years ended December 31, 2008, 2007 and 2006, the foreign subsidiaries had income from continuing operations before income taxes of $6.8 million, $2.8 million and $3.3 million, respectively, for which income tax expense of $1.5 million, $1.0 million and $1.2 million, respectively, has been recorded.

The reconciliation between the Federal statutory income tax rate and Federated’s effective income tax rate attributable to continuing operations consisted of the following for the years ended December 31:

	2008	2007	2006
Expected statutory rate	35.0%	35.0%	35.0%
Increase:
State income taxes, net of Federal benefit	1.7	1.9	2.0
Other	0.0	0.4	0.3

Effective rate	36.7%	37.3%	37.3%

During 2008, a $2.6 million favorable adjustment was made to the income tax provision due primarily to a correction of deferred tax balances following the full amortization of certain deferred sales commission assets.

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

(December 31, 2008, 2007 and 2006)

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following as of December 31:

in thousands	2008	2007
Deferred Tax Assets
State tax net operating losses[1]	$14,548	$15,733
Write-down of CDO investments[2]	6,557	6,383
Share-based compensation	6,270	5,318
Deferred income	5,948	3,738
Foreign tax net operating losses[1]	2,096	1,894
State taxes	1,939	1,557
Contingent payments	1,772	1,108
Capital losses[3]	887	1,957
Other	3,027	2,714

Total gross deferred tax asset	43,044	40,402

Valuation allowance[1,3]	(16,285)	(17,499)

Total deferred tax asset, net of valuation allowance	$26,759	$22,903

Deferred Tax Liabilities
Intangible assets	$36,119	$27,278
State taxes	5,701	4,971
Property and equipment	2,553	1,822
Deferred sales commissions	2,347	6,017
Costs of internal-use software	1,284	1,259
Other	803	2,210

Total gross deferred tax liability	$48,807	$43,557

Net deferred tax liability	$22,048	$20,654

1	A valuation allowance has been recognized for $1.6 million of the deferred tax asset for foreign tax net operating losses, and for all but $0.7 million of the deferred tax asset for state tax net operating losses. The $0.7 million of the deferred state tax asset for state net operating losses will expire over the period 2009-2026. The valuation allowances were recorded due to management’s belief that it is more likely than not that Federated will not realize the full benefit of these net operating losses.
2	This amount represents deferred tax assets generated by the charges recorded to write down the value of Federated’s investment in the managed CDOs. The amount of actual capital loss associated with these investments will not be known until they are either redeemed or sold. The five-year carry-forward period will begin in the first tax year after Federated’s CDO investments are either redeemed or sold. Management believes it is more likely than not that Federated will fully realize these deferred tax assets in the future.
3	The 2007 amount included a deferred tax asset recognized in connection with the investment loss recorded on Federated’s investment in a Federated-sponsored private investment partnership. As a result of the capital gain on the sale of the Clearing Business and the gain on the sale of certain investments, Federated realized the benefit of all but $0.9 million of this deferred tax asset in 2008 . Management currently believes that it is more likely than not that Federated will not realize the full benefit of the remaining portion of the deferred tax asset in the future and, as such, has recognized a valuation allowance for the full amount of the deferred tax asset.

Effective January 1, 2007, Federated adopted the provisions of FIN 48, which did not have a material impact on its financial statements. At adoption, Federated had no change in the liability for unrecognized tax benefits that was recorded to retained earnings. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows for the years ending December 31:

in thousands	2008	2007
Balance at beginning of year	$1,146	$1,390
Additions based on tax positions related to the current year	98	80
Additions based on tax positions related to prior years	60	0
Reductions based on tax positions related to the current year	(41)	(141)
Reductions for tax positions of prior years	(756)	(55)
Lapse of statute of limitations	0	(128)

Balance at end of year	$507	$1,146

The decrease in unrecognized tax benefits relates to the Internal Revenue Service’s approval of a requested change in accounting method. As of December 31, 2008, there was no reasonable possibility of a significant increase or decrease in unrecognized tax benefits within the next twelve months.

2008 Annual Report    51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $0.5 million and $0.4 million as of December 31, 2008 and 2007, respectively.

As of December 31, 2008 and 2007, Federated had $0.1 million and $0.2 million, respectively, of interest accrued on tax liabilities on the Consolidated Balance Sheets. For the year ended December 31, 2008, $0.1 million was recorded for interest in the Consolidated Statements of Income. No amount was recorded for interest in the Consolidated Statements of Income for the year ended December 31, 2007. At December 31, 2008 and 2007, Federated had no amounts accrued for penalties in the Consolidated Balance Sheets. No amounts were recorded for penalties in the Consolidated Statements of Income for either of the years ended December 31, 2008 or 2007.

As of December 31, 2008 tax years 2005 through 2007 remained subject to examination by Federated’s major tax jurisdictions, which include the United States, the states of California, New York and Pennsylvania and the city of New York, with the exception of tax year 2005, which was effectively settled for New York state tax purposes for its primary taxpayer in that jurisdiction.

As of December 31, 2007 tax years 2004 through 2006 remained subject to examination by Federated’s major tax jurisdictions, with the exception of tax year 2004, which was effectively settled for United States tax purposes and tax years 2004 and 2005, which were effectively settled for New York state tax purposes for its primary taxpayer in that jurisdiction.

(19) Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

in thousands, except per share data	2008	2007	2006
Numerator
Income from continuing operations	$221,509	$217,471	$191,048
Income from discontinued operations	2,808	0	6,681

Net income	$224,317	$217,471	$197,729

Denominator
Denominator for basic earnings per share – weighted-average shares less nonvested restricted stock	99,605	100,855	104,293
Effect of dilutive securities:
Dilutive potential shares from share-based compensation	1,250	1,751	1,995

Denominator for diluted earnings per share – adjusted weighted-average shares and assumed conversions	100,855	102,606	106,288

Basic earnings per share
Income from continuing operations	$2.22	$2.16	$1.83
Income from discontinued operations	0.03	0.00	0.06

Net income[1]	$2.25	$2.16	$1.90

Diluted earnings per share
Income from continuing operations	$2.20	$2.12	$1.80
Income from discontinued operations	0.03	0.00	0.06

Net income[1]	$2.22	$2.12	$1.86

1	Totals may not sum due to rounding.

Federated uses the treasury stock method to reflect the dilutive effect of unvested restricted stock and unexercised stock options in diluted earnings per share. For the years ended December 31, 2008, 2007 and 2006, 1.6 million, 0.3 million and 1.1 million share-based awards, respectively, were outstanding but not included in the computation of diluted earnings per share for each year either because the shares assumed repurchased exceeded the shares assumed issued upon exercise as a result of including the average unrecognized compensation cost of the awards in the assumed proceeds or because, in the case of options, the exercise price was greater than the average market price of Federated Class B common stock for each respective year. Under the treasury stock method, in the event the awards become dilutive, their dilutive effect would result in the addition of a net number of shares to the weighted-average number of shares used in the calculation of diluted earnings per share.

52    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

(20) Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income, net of tax, are as follows:

in thousands	Unrealized Gain (Loss) on Securities Available for Sale	Foreign Currency Translation Gain (Loss)	Total
Balance at January 1, 2006	$134	$192	$326
Total change in market value[1]	6	0	6
Reclassification adjustment – net realized gain[2]	(148)	0	(148)
Gain on currency conversion[3]	0	267	267

Balance at December 31, 2006	(8)	459	451
Total change in market value[1]	180	0	180
Reclassification adjustment – net realized loss[2]	3	0	3
Gain on currency conversion[3]	0	245	245

Balance at December 31, 2007	175	704	879
Total change in market value[1]	(244)	0	(244)
Reclassification adjustment – net realized gain[2]	(241)	0	(241)
Loss on currency conversion[3]	0	(97)	(97)

Balance at December 31, 2008	$(310)	$607	$297

1	The tax benefit (expense) on the change in market value of securities available for sale was $131, ($97) and ($3) for 2008, 2007 and 2006, respectively.
2	The tax expense (benefit) on the reclassification adjustment for securities available for sale was $130, ($1) and $79 for 2008, 2007 and 2006, respectively.
3	The tax benefit (expense) on the foreign currency translation (loss) gain was $52, ($132) and ($144) for 2008, 2007 and 2006, respectively.

(21) Related Party Transactions

Federated has classified certain entities, primarily sponsored funds, as affiliates in accordance with SFAS No. 57, “Related Party Disclosures.”

At December 31, 2008 and 2007, Receivables – affiliates totaled $21.0 million and $24.6 million, respectively, and Accrued revenue –affiliates totaled $2.3 million and $3.4 million, respectively, relating to services provided to various Federated products.

At December 31, 2008 and 2007, Accounts payable and accrued expenses – affiliates totaled $4.9 million and $2.8 million, respectively. For 2008 and 2007, the balance primarily represents fund-related expenses assumed by Federated in certain cases in order to make the fund more competitive.

In 2007, Federated realized a $4.9 million loss on a $5 million investment in a Federated-sponsored private investment partnership. The partnership was a short-term investment vehicle whose limited partners were accredited investors. The non-Federated partners redeemed their limited partnership interests at full value. Federated contributed $4.0 million of additional capital to the partnership in September 2007 which was redeemed in December 2007.

2008 Annual Report    53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

(22) Commitments and Contingencies

(a) Contractual

Federated is obligated to make certain future payments under various agreements to which it is a party, including capital and operating leases (see Note (17)). The following table summarizes minimum noncancelable payments contractually due under Federated’s significant service contracts and employment arrangements:

	Payments due in
in millions	2009	2010	2011	2012	2013	After 2013	Total
Purchase obligations[1]	$10.9	$8.5	$1.8	$0.5	$0.4	$1.5	$23.6
Employment-related commitments[2]	17.4	16.8	15.7	9.1	7.6	7.6	74.2

Total	$28.3	$25.3	$17.5	$9.6	$8.0	$9.1	$97.8

1	Federated is a party to various contracts pursuant to which it receives certain services including legal, access to various fund-related information systems and research databases, as well as trade order transmission and recovery services. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2019. Costs for such services are expensed as incurred.
2	Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2014.

As part of the Prudent Bear Acquisition, Federated is required to make additional purchase price payments based upon certain revenues growth targets over the next four years. In light of these potential contingent purchase price payments and due to the fact that the fair value of the identifiable intangible assets exceeded the upfront costs of the acquisition, based on the preliminary results of this valuation, Federated recognized the excess fair value over cost as a liability for future contingent consideration ($4.6 million) as of the date of the acquisition which was recorded in Other long-term liabilities – affiliates on the Consolidated Balance Sheet at December 31, 2008. As such, the payment of any contingent purchase price, which could aggregate as much as $99.5 million, will be recorded at the time the contingency is resolved first as a reduction to the liability and then as goodwill.

As part of the Clover Capital Acquisition, Federated is required to make additional purchase price payments based upon growth in revenues over the next five years. The purchase price payments, which could total as much as $56 million, will be recorded as additional goodwill at the time the contingency is resolved.

As part of the MDT Acquisition, Federated is required to make annual contingent purchase price payments based upon growth in MDTA net revenues over a three-year period. The first two contingent purchase price payments of $43.3 million and $40.9 million were paid in the third quarters of 2007 and 2008, respectively, and were recorded as goodwill at the time the contingencies were resolved. The final contingent purchase price payment, which could total up to $43.3 million and would be recorded as additional goodwill, is payable in the third quarter 2009. Given the current market conditions, management does not expect that the applicable growth targets will be met for the anniversary year ending in July 2009 and, as such, expects that the final contingent payment will be considerably less than $43.3 million.

As part of the Alliance Acquisition, Federated is required to make contingent purchase price payments over a five-year period. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first three contingent purchase price payments of $10.7 million, $13.3 million and $16.2 million were paid in the second quarters of 2006, 2007 and 2008, respectively. At current asset levels, these payments would approximate $56.8 million over the remaining two-year period, which includes a $10 million lump-sum payment in 2010. As of December 31, 2008, $15.4 million was accrued in Other current liabilities and recorded as goodwill. This contingent payment is expected to be made in the second quarter of 2009.

The Rochdale Acquisition agreement provides for two forms of contingent purchase price payments that are dependent upon asset growth and fund performance through 2012. The first form of contingent payment is payable in 2010 and 2012 and could aggregate to much as $20 million. The second form of contingent payment is payable on a semi-annual basis over the five-year period following the acquisition closing date based on certain revenue earned by Federated from the Federated InterContinental Fund. As of December 31, 2008, $1.6 million was paid related to these semi-annual contingent purchase price payments.

Pursuant to various significant employment arrangements, Federated may be required to make certain incentive compensation-related payments. The employment contracts expire on various dates through the year 2014 with payments possible through 2018. As of December 31, 2008, excluding the impact of the incentive compensation opportunities related to the Federated Kaufmann Large Cap Fund (the Fund Bonus), the maximum bonus payable over the remaining terms of the contracts approximates $109 million, of which approximately $12 million would be payable in 2009 if the necessary performance targets are met and the employees continue to be employed as of the relevant payment dates. At this time, management is unable to reasonably estimate a range of possible bonus payments for the Fund Bonus due to the low level of assets in that fund at December 31, 2008 and the wide range of possible growth-rate scenarios.

54    Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

Pursuant to another acquisition agreement or other long-term employment arrangements, Federated may be required to make additional payments upon the occurrence of certain events. Under these other agreements, payments could occur on an annual basis and continue through 2010.

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

(c) Past Mutual Fund Trading Issues and Related Legal Proceedings

In 2005, Federated entered into settlement agreements with the Securities and Exchange Commission (SEC) and New York State Attorney General (NYAG) to resolve the past mutual fund trading issues. Under the terms of the settlements, Federated paid for the benefit of fund shareholders a total of $80.0 million. In addition, Federated agreed to reduce the investment advisory fees on certain Federated funds by $4.0 million per year for the five-year period beginning January 1, 2006, based upon effective fee rates and assets under management as of September 30, 2005. Depending upon the level of assets under management in these funds during the five-year period, the actual investment advisory fee reduction could be greater or less than $4.0 million per year. For the years ended December 31, 2008, 2007 and 2006, these fee reductions were approximately $3 million, $4 million and $4 million, respectively.

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

The seven excessive fee cases were originally filed in five different federal courts and one state court. All six of the federal cases are now consolidated and pending in the U.S. District Court for the Western District of Pennsylvania. The state court case was voluntarily dismissed by the plaintiff without prejudice.

All of these lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated is defending this litigation. The potential impact of these recent lawsuits and future potential similar suits, as well as the timing of settlements, judgments or other resolution of these matters, is uncertain. It is possible that an unfavorable determination will cause a material adverse impact to Federated’s reputation, financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

The Consolidated Financial Statements for the years ended December 31, 2008, 2007 and 2006 reflect $7.5 million, $4.4 million and $9.1 million, respectively, for costs associated with various legal, regulatory and compliance matters, including costs related to Federated’s internal review, costs incurred on behalf of the funds, costs incurred and estimated to complete the distribution of Federated’s regulatory settlement, costs related to certain other undertakings of these settlement agreements, and costs incurred and estimated to resolve certain of the above-mentioned ongoing legal proceedings. Accruals for these estimates represent management’s best estimate of probable losses at this time. Actual losses may differ from the estimate, and such differences may have a material impact on Federated’s consolidated results of operations, financial position or cash flows.

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

(23) Subsequent Events

On January 22, 2009, Federated’s board of directors declared a $0.24 per share dividend to shareholders of record as of February 6, 2009, which was paid on February 13, 2009.

2008 Annual Report    55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2008, 2007 and 2006)

(24) Supplementary Quarterly Financial Data (Unaudited)

in thousands, except per share data, for the quarters ended	March 31,	June 30,	September 30,	December 31,
2008
Revenue	$305,693	$310,306	$305,913	$301,768
Operating income	90,944	91,213	93,260	85,757
Income from continuing operations	55,819	55,217	56,211	54,263
Income from discontinued operations[1]	0	2,808	0	0
Net income[1]	55,819	58,025	56,211	54,263
Basic earnings per share
Income from continuing operations	0.56	0.56	0.57	0.54
Income from discontinued operations[1]	0.00	0.03	0.00	0.00
Net income[1,2]	0.56	0.58	0.57	0.54
Diluted earnings per share
Income from continuing operations	0.55	0.55	0.56	0.54
Income from discontinued operations[1]	0.00	0.03	0.00	0.00
Net income[1]	0.55	0.58	0.56	0.54
Cash dividends per share[3]	0.21	0.24	3.00	0.24
Stock price per share[4]
High	45.01	41.45	36.63	29.59
Low	36.03	32.30	17.17	15.80

2007
Revenue	$264,414	$276,530	$286,408	$300,292
Operating income[5]	83,784	88,882	98,229	86,298
Net income[5]	51,763	55,277	57,727	52,704
Basic earnings per share [5]	0.51	0.55	0.57	0.53
Diluted earnings per share [5]	0.50	0.54	0.57	0.52
Cash dividends per share	0.18	0.21	0.21	0.21
Stock price per share[4]
High	38.40	41.42	40.58	43.35
Low	33.37	36.39	30.31	36.28

1	Income from discontinued operations for the quarter ended June 30, 2008 reflects the recognition of a $4.8 million pre-tax gain related to the final contingent payment received as a result of the 2006 sale of the Clearing Business.
2	Totals may not sum due to rounding.
3	For the quarter ended September 30, 2008, Federated paid $2.76 per share for a special cash dividend. This payment was in addition to the $0.24 per share dividend paid in that quarter. All dividends are considered ordinary dividends for tax purposes.
4	Federated’s common stock is traded on the New York Stock Exchange under the symbol “FII.”
5	The Consolidated Financial Statements for the quarter ended December 31, 2007 included a $15 million pretax charge related to the new employment agreements for certain employees responsible for investment management of the Federated Kaufmann products. See Note (11).

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of February 12, 2009, was 1 and 74,915, respectively.

56    Federated Investors, Inc.