Form 10-K, Exhibit 13
period 2009-12-31
FEDERATED INVESTORS INC /PA/
filed 2010-02-19
CIK 1056288

Exhibit 13.01

Financial Review

Selected Consolidated Financial Data	8

Management’s Discussion and Analysis	9

Management’s Assessment of Internal Control Over Financial Reporting	29

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm, on Consolidated Financial Statements	30

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm, on Effectiveness of Internal Control Over Financial Reporting	31

Consolidated Balance Sheets	32

Consolidated Statements of Income	33

Consolidated Statements of Changes in Equity	34

Consolidated Statements of Cash Flows	36

Notes to the Consolidated Financial Statements	37

FORWARD-LOOKING STATEMENTS

Certain statements in this Annual Report on Form 10-K and the 2009 Annual Report to Shareholders, including those related to asset flows and business mix; obligations to make additional contingent payments pursuant to acquisition agreements; obligations to make additional payments pursuant to employment agreements; the costs associated with the settlement with the Securities and Exchange Commission and the New York State Attorney General; legal proceedings; future cash needs and management’s expectations regarding borrowing; future principal uses of cash; performance indicators; impact of accounting policies and new accounting pronouncements, including the new consolidation standard; concentration risk; indemnification obligations; the impact of increased regulation (including the possible impact of recent amendments to Rule 2a-7 of the Investment Company Act of 1940); the prospect of increased marketing and distribution-related expenses; insurance recoveries; management’s expectations regarding fee waivers and the impact of such waivers on revenues and net income; the ability to raise additional capital; the rising costs of risk management; the possibility that money market funds may close to new and/or existing shareholders or their shareholders may become subject to an interim cash management fee; possible impairment charges; self-funding of B-shares; tax expenses; the ability to use capital loss carryforwards and the various items set forth under the section entitled Risk Factors constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance or achievements of Federated or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Among other risks and uncertainties, market conditions may change significantly resulting in changes to Federated’s asset flows and business mix, which may cause a decline in revenues and net income, result in impairments and increase the amount of fee waivers incurred by Federated. The obligation to make contingent payments is based on certain growth and fund performance targets and will be affected by the achievement of such targets, and the obligation to make additional payments pursuant to employment agreements is based on satisfaction of certain conditions set forth in those agreements. Future cash needs and future uses of cash will be impacted by a variety of factors, including the number and size of any acquisitions, Federated’s success in distributing its products, the resolution of pending litigation, potential increases in costs relating to risk management, as well as potential changes in assets under management and/or changes in the terms of distribution and shareholder services contracts with intermediaries who offer Federated’s products to customers. Federated’s risks and uncertainties also include liquidity and credit risks in Federated’s money market funds and revenue risk, which will be affected by yield levels in money market fund products, changes in market values of assets under management, the ability of Federated to keep money market fund products open to new and/or existing shareholders and to collect fees in connection with the management of such products. Many of these factors may be more likely to occur as a result of the ongoing threat of terrorism and the increased scrutiny of the mutual fund industry by federal and state regulators, and the recent and ongoing disruption in global financial markets. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such statements in the future. For more information on these items, see the section entitled Risk Factors herein under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2009 Annual Report	7

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data and managed assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed assets) of Federated for the five years ended December 31, 2009 have been derived from the audited Consolidated Financial Statements of Federated. Certain prior year amounts have been revised to reflect the adoption of a new accounting standard regarding noncontrolling interests in consolidated financial statements and a new accounting standard regarding determining whether instruments granted in share-based payment transactions are participating securities for purposes of calculating earnings per share. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes which follow.

Years Ended December 31,	2009	2008	2007	2006	2005
Statement of Income Data[1,2,3]
Total revenue	$1,175,950	$1,223,680	$1,127,644	$978,858	$896,238
Operating income	329,227	361,175	357,193	308,472	294,894
Income from continuing operations including noncontrolling interests in subsidiaries	208,540	228,625	223,236	196,647	171,179
Amounts attributable to Federated Investors, Inc.
Income from continuing operations	197,292	221,509	217,471	191,048	160,974
Income (loss) from discontinued operations	0	2,808	0	6,681	(691)
Net income	197,292	224,317	217,471	197,729	160,283
Share Data attributable to Federated Investors, Inc.
Earnings per share – Basic[1,2,3]
Income from continuing operations	$1.93	$2.17	$2.12	$1.81	$1.51
Income (loss) from discontinued operations	0.00	0.03	0.00	0.06	(0.01)
Net income	1.93	2.20	2.12	1.87	1.50
Earnings per share – Diluted[1,2,3]
Income from continuing operations	$1.92	$2.15	$2.10	$1.78	$1.48
Income (loss) from discontinued operations	0.00	0.03	0.00	0.06	(0.01)
Net income[4]	1.92	2.18	2.10	1.85	1.47
Cash dividends per share[5]	$0.960	$3.690	$0.810	$0.690	$0.575
Weighted-average shares outstanding – basic	99,923	99,605	100,855	104,293	106,114
Weighted-average shares outstanding – diluted	100,056	100,395	102,067	105,855	108,005
Balance Sheet Data at Period End
Intangible assets, net and Goodwill[3]	$662,996	$657,321	$534,603	$488,650	$370,026
Total assets[3]	912,433	846,610	840,971	810,294	896,621
Long-term debt—recourse[6]	105,000	126,000	71	160	243
Long-term debt—nonrecourse[7]	13,556	30,497	62,701	112,987	159,784
Federated Investors shareholders’ equity[5]	528,207	423,374	574,015	529,375	540,329
Managed Assets (in millions)
As of period end	$389,316	$407,310	$301,616	$237,440	$213,423
Average for the period	$405,595	$342,521	$265,055	$220,702	$197,647

1	During 2005, charges of $55.6 million were recorded related to Federated’s settlements with government regulators. See Note (21)(c) to the Consolidated Financial Statements. In addition, 2005 results also included a $23.6 million pretax insurance recovery for related costs incurred, which was recorded as a reduction to certain operating expenses.
2	During 2009, fee waivers to maintain positive or zero net yields totaled $120.6 million. These fee waivers were partially offset by related reductions in marketing and distribution expenses of $86.4 million such that the net impact to Federated was $34.2 million in reduced operating income.
3	During 2009, Federated recorded impairments totaling $21.7 million primarily related to intangible and fixed assets. See Note (7) to the Consolidated Financial Statements.
4	Totals may not sum due to rounding.
5	In 2008, Federated paid $2.76 per share or $281.2 million as a special dividend to shareholders. See Note (16)(a) to the Consolidated Financial Statements.
6	In 2008, Federated entered into a term-loan facility and began borrowing against its revolving credit facility. See Note (12) to the Consolidated Financial Statements.
7	In March 2007, Federated began accounting for all new sales of its rights to future distribution fees and contingent deferred sales charges related to Class B shares of sponsored funds as sales. See Note (1)(l) and Note (13) to the Consolidated Financial Statements.

8	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS

of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.

Certain balances in the accompanying Consolidated Financial Statements and the related notes have been reclassified to give retrospective presentation for the effect of adopting a new accounting standard regarding noncontrolling interests in consolidated financial statements and a new accounting standard regarding determining whether instruments granted in share-based payment transactions are participating securities for purposes of calculating earnings per share. See Note (1)(t) and Note (2) to the Consolidated Financial Statements for additional information.

General

Federated Investors, Inc. (together with its subsidiaries, Federated) is one of the largest investment managers in the United States with $389.3 billion in managed assets as of December 31, 2009. The majority of Federated’s revenue is derived from advising and administering Federated mutual funds and Separate Accounts (which include separately managed accounts, institutional accounts, sub-advised funds and other managed products) in both domestic and international markets. Federated also derives revenue from providing various other mutual fund-related services, including distribution, shareholder servicing, and retirement plan recordkeeping services (collectively, Other Services).

Federated’s investment products are primarily distributed in three markets. These markets and the relative percentage of managed assets at December 31, 2009 attributable to such markets are as follows: wealth management and trust (55%), broker/dealer (27%) and global institutional (15%).

Investment advisory fees, administrative fees and certain fees for Other Services, such as distribution and shareholder service fees, are contract-based fees that are generally calculated as a percentage of the net assets of the investment portfolios that are managed by Federated. As such, Federated’s revenue is primarily dependent upon factors that affect the value of managed assets including market conditions and the ability to attract and retain assets. Nearly all assets under management in Federated’s investment products can be redeemed at any time with no advance notice requirement. Fee rates for Federated’s services generally vary by asset type and investment objective and, in certain instances, decline as the average net assets of the individual portfolios exceed certain thresholds. Generally, rates charged for advisory services provided to equity products are higher than rates charged on money market and fixed-income products. Likewise, mutual funds typically have a higher fee rate than Separate Accounts. Accordingly, revenue is also dependent upon the relative composition of average assets under management across both asset and product types. Federated may waive certain fees for competitive reasons such as to maintain positive or zero net yields, to meet regulatory requirements (including settlement-related waivers (see Note (21)(c) to the Consolidated Financial Statements)) or to meet contractual requirements. Since Federated’s products are largely distributed and serviced through financial intermediaries, Federated pays a significant portion of the distribution fees earned from sponsored products to the financial intermediaries that sell these products. These payments are generally calculated as a percentage of net assets attributable to the party receiving the payment and are recorded on the Consolidated Statements of Income as a marketing and distribution expense.

Federated’s remaining Other Services fees are primarily based on fixed rates per retirement plan participant. Revenue relating to these services generally depends upon the number of plan participants which may vary as a result of sales and marketing efforts, competitive fund performance, introduction and market reception of new product features and acquisitions.

Federated’s most significant operating expenses include marketing and distribution costs and compensation and related costs, which represent fixed and variable compensation and related employee benefits. Certain of these expenses are dependent upon sales, product performance, levels of assets and asset mix and the willingness to continue fee waivers to maintain positive or zero net yields.

The discussion and analysis of Federated’s financial condition and results of operations are based on Federated’s Consolidated Financial Statements. Management evaluates Federated’s performance at the consolidated level based on the view that Federated operates in a single operating segment, the investment management business. Management analyzes all expected revenue and expenses and considers market demands in determining an overall fee structure for services provided and in evaluating the addition of new business. Federated’s growth and profitability are dependent upon its ability to attract and retain assets under management and, in light of the recent and continuing adverse market conditions, are also dependent upon the profitability of those assets, which is impacted, in part, by management’s decisions regarding fee waivers to maintain positive or zero net yields on certain products. Fees for fund-related services are ultimately subject to the approval of the independent directors or trustees of the mutual funds. Management believes the most meaningful indicators of Federated’s performance are assets under management, total revenue and net income, both in total and per diluted share.

2009 Annual Report	9

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Business Developments

Recent Disruption in Global Financial Markets

In recent years, the financial markets have experienced periods of extreme volatility due to uncertainty and disruption in large segments of the credit markets. During the latter half of 2008 and early 2009, the disruptions in the financial markets worsened causing severe dislocations on the functioning of the markets and unprecedented strain on the availability of liquidity in the short-term debt markets, including the commercial paper markets, which are important for the operation of prime money market funds which invest primarily in a portfolio of short-term, high-quality, fixed-income securities.

Through the adverse market conditions of 2008, Federated’s government agency and treasury money market funds experienced significant asset inflows, which drove substantial increases in Federated’s money market managed assets. These funds grew as certain investors favored the perceived safety and liquidity of portfolios backed by government securities over other investment products. Of Federated’s total $281.6 billion in money market fund assets at December 31, 2009, $150.2 billion or 53% were invested in government agency and treasury funds. Reflecting increased market demand beginning in the latter part of 2008 for government securities, and thereby government and treasury money market funds, yields on such products have decreased to record lows. In certain products, the gross yield is not sufficient to cover all of the fund’s normal operating expenses. During the fourth quarter 2008, Federated began waiving fees in order for certain funds to maintain positive or zero net yields.

During the course of 2009, fee waivers to maintain positive or zero net yields progressively increased quarter over quarter as fund yields declined. These fee waivers which totaled $120.6 million for 2009 were partially offset by a related reduction in marketing and distribution expenses of $86.4 million such that the net impact to Federated was $34.2 million in reduced operating income. The impact of these fee waivers was significantly less in 2008 with $3.6 million in waived fees, $1.9 million in reduced marketing and distribution expenses and a net impact on operating income of $1.7 million. (See Note (23) to the Consolidated Financial Statements for information regarding the quarterly operating income impact of the fee waivers.) Management expects the fee waivers and the related reduction in marketing and distribution expense will continue in 2010 and will likely be material. An increase in interest rates that results in higher yields on securities purchased in money market fund portfolios would reduce the operating income impact of these waivers. Management is unable to provide a reasonable estimate of the impact of fee waivers expected for 2010 as the amount of the waivers is contingent on a number of variables including available yields on instruments held by the funds, changes in assets within the funds, actions by the Federal Reserve and the U.S. Department of the Treasury, changes in expenses of the funds, changes in the mix of customer assets, and Federated’s willingness to continue the waivers.

For the year ended December 31, 2009, approximately 65% of Federated’s total revenue was attributable to money market managed assets as compared to 61% and 49% for the same periods of 2008 and 2007, respectively. A significant change in Federated’s money market business or a significant reduction in money market managed assets due to regulatory changes, changes in the financial markets, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s results of operations.

Asset Impairments

In 2009, Federated experienced significant declines in the underlying assets under management related to certain customer relationship intangible assets acquired primarily in connection with one acquisition in a prior year. The declines reflected significant market depreciation as well as investor net redemptions in 2009, which were incremental to similar significant declines in the latter half of 2008. Management’s quarterly recoverability test of the carrying value of these customer relationships as of March 31, 2009 indicated that the carrying values were not fully recoverable. Cash flow projections at March 31, 2009 were lower than previous projections prepared in connection with this recoverability testing as a result of continued managed asset declines due to market depreciation and net outflows. Management estimated the fair value of these customer relationship intangible assets based upon expected future cash flows using an income approach valuation methodology with unobservable inputs. Such inputs included (1) an estimated rate of change for underlying managed assets; (2) expected revenue per managed asset; (3) incremental operating expenses; (4) useful life of the acquired asset; and (5) a discount rate. Management estimates a rate of change for underlying managed assets based on a combination of an estimated rate of market appreciation or depreciation and an estimated net redemption or sales rate. Expected revenue per managed asset, incremental operating expenses and the useful life of the acquired asset are generally based on contract terms and historical experience. The discount rate is estimated at the current market rate of return. In addition, because of the subjective nature of the projected discounted cash flows, management considered several scenarios and used probability weighting to calculate the expected future cash flows attributable to the intangible assets. As a result of this fair value analysis, Federated recorded a $16.0 million impairment charge in Intangible asset impairment and amortization on the Consolidated Statements of Income to write down these customer relationship intangible assets to $11.1 million as of March 31, 2009.

As a result of deterioration in the resale market for used aircraft in 2008 and 2009 and management’s intent to sell its aircraft before the end of its previously estimated useful life, Federated recognized impairment charges totaling $5.2 million to write down the carrying value of one of Federated’s aircraft in 2009. Based upon independent valuation and market data for similar assets, management estimated

10	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

the value of this aircraft less expected costs to sell to be $3.4 million at December 31, 2009. The impairment charges were recorded as operating expense in Other on the Consolidated Statements of Income for the year ended December 31, 2009. As a result of adopting a plan to sell this aircraft late in 2009, the aircraft is included in Other current assets on the Consolidated Balance Sheets as of December 31, 2009.

Business Combinations and Acquisitions

In 2008, Federated completed two significant business acquisitions. On December 5, 2008, Federated acquired certain assets of David W. Tice & Associates LLC that relate to the management of the Prudent Bear Fund and the Prudent Global Income Fund (collectively, the Prudent Bear Funds) with $1.1 billion and $0.4 billion in assets under management, respectively, as of December 5, 2008 (Prudent Bear Acquisition). On December 1, 2008, Federated acquired certain assets of Clover Capital Management, Inc. (Clover Capital), a Rochester, New York-based investment manager that specializes in value investing (Clover Capital Acquisition). Clover Capital managed approximately $2.1 billion in assets as of December 1, 2008, consisting primarily of Separate Accounts.

Federated has completed its detailed valuations to determine the fair value of the identifiable intangible assets associated with the Prudent Bear and Clover Capital Acquisitions. The valuation results included in the Consolidated Balance Sheet as of December 31, 2009 and the related Consolidated Statements of Income for the year ended December 31, 2009 include certain adjustments to revise the estimates of fair value as originally recorded as of December 31, 2008. See Note (3) and Note (21)(a) to the Consolidated Financial Statements for additional information on these acquisitions and the related contingent payments.

Special Cash Dividends

In 2008, Federated paid $2.76 per share or $281.2 million as a special cash dividend to shareholders. This payment was in addition to the aggregate $0.93 per share, or $94.5 million, regular quarterly cash dividends paid throughout the course of 2008.

A $1.26 per share or $129.8 million special cash dividend was paid in February 2010. This payment was in addition to the regular quarterly cash dividend of $0.24 per share or $24.7 million also paid in February 2010. See Note (22) to the Consolidated Financial Statements for more information.

All dividends were considered ordinary dividends for tax purposes.

B-Shares

The income tax provision for continuing operations for 2008 as compared to 2007 reflects a $2.6 million favorable adjustment due primarily to a correction of deferred tax balances following the full amortization of certain deferred sales commission assets.

In March 2007, pursuant to the terms of a new sales program with an independent third party, Federated began accounting for all new sales of its rights to future distribution fees and contingent deferred sales charges related to Class B shares of sponsored funds as sales. The sales of Federated’s rights to future shareholder service fees continued to be accounted for as financings due to Federated’s ongoing involvement in performing shareholder-servicing activities. Accordingly, nonrecourse debt has been recorded. Federated’s current B-share funding arrangement expires in February 2010. Management expects to self-fund B-share sales beginning March 2010. Under the current structure, B-share advanced commissions totaled $6.1 million for 2009.

Other Business Developments

During the third quarter 2008, Federated entered into a variable-rate $140 million term-loan facility that matures on October 31, 2011 (Term Loan). The Term Loan requires quarterly principal payments totaling $21 million and $28 million in 2010 and 2011, respectively, and a balloon payment of $77 million on October 31, 2011. During the year ended December 31, 2009, Federated repaid $14 million of its borrowings on its Term Loan. See Note (12) to the Consolidated Financial Statements for additional information.

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

2009 Annual Report	11

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Asset Highlights

Managed Assets at Period End

In millions as of December 31,	2009	2008	Percent Change
By Asset Class
Money market	$313,260	$355,658	(12%)
Fixed-income	33,787	23,486	44%
Equity	29,673	26,661	11%
Liquidation portfolios[1]	12,596	1,505	737%

Total managed assets	$389,316	$407,310	(4%)

By Product Type
Mutual Funds:
Money market	$281,569	$327,267	(14%)
Fixed-income	28,427	19,321	47%
Equity	20,960	17,562	19%

Total mutual fund assets	330,956	364,150	(9%)

Separate Accounts:
Money market	31,691	28,391	12%
Fixed-income	5,360	4,165	29%
Equity	8,713	9,099	(4%)

Total separate account assets	45,764	41,655	10%

Liquidation Portfolios[1]	$12,596	$1,505	737%

Total managed assets	$389,316	$407,310	(4%)

Average Managed Assets

in millions for the years ended December 31,	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
By Asset Class
Money market	$343,265	$283,901	$199,673	21%	42%
Fixed-income	28,684	22,628	21,779	27%	4%
Equity	26,680	34,363	42,443	(22%)	(19%)
Liquidation portfolios[1]	6,966	1,629	1,160	328%	40%

Total average managed assets	$405,595	$342,521	$265,055	18%	29%

By Product Type
Mutual Funds:
Money market	$311,221	$254,330	$178,585	22%	42%
Fixed-income	23,989	18,720	17,886	28%	5%
Equity	18,325	23,636	29,480	(22%)	(20%)

Total average mutual fund assets	353,535	296,686	225,951	19%	31%

Separate Accounts:
Money market	32,044	29,571	21,088	8%	40%
Fixed-income	4,695	3,908	3,893	20%	0%
Equity	8,355	10,727	12,963	(22%)	(17%)

Total average separate account assets	45,094	44,206	37,944	2%	17%

Liquidation Portfolios[1]	$6,966	$1,629	$1,160	328%	40%

Total average managed assets	$405,595	$342,521	$265,055	18%	29%

1	Liquidation portfolios include portfolios of distressed fixed-income securities and liquidating collateralized debt obligation (CDO) products. In the distressed security category, Federated has been retained by a third party to manage these assets through an orderly liquidation process that will generally occur over a multi-year period. In the case of liquidating CDOs, the CDO structure has unwound earlier than expected due to events of default related to certain distressed securities in the portfolio. Management fee rates earned from these portfolios are significantly different than those of traditional separate account mandates.

12	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Changes in Federated’s average asset mix year-over-year across both asset and product types have a direct impact on Federated’s operating income. Asset mix impacts Federated’s total revenue due to the difference in the fee rates per invested dollar earned on each asset and product type. Equity products generally have a higher management-fee rate than fixed-income products, money market products and liquidation portfolios. Likewise, mutual fund products typically have a higher management-fee rate than Separate Accounts. Similarly, traditional separate accounts typically have a higher management-fee rate than liquidation portfolios. Additionally, certain components of marketing and distribution expense can vary depending upon the asset type, distribution channel and/or the size of the customer relationship. Federated generally pays out a larger portion of the revenue earned from managed assets in money market funds than managed assets in equity or fixed-income funds. The following table presents the relative composition of average managed assets and the percent of total revenue derived from each asset type over the last three years:

	Percent of Total Average Managed Assets			Percent of Total Revenue
	2009	2008	2007	2009	2008	2007
By Asset Class
Money market assets	85%	83%	75%	65%	61%	49%
Fixed-income assets	7%	7%	9%	12%	9%	11%
Equity assets	6%	10%	16%	23%	29%	39%
Liquidation portfolios	2%	0%	0%	0%	0%	0%
Other activities	—	—	—	0%	1%	1%
By Product Type
Mutual Funds:
Money market assets	77%	74%	67%	64%	60%	49%
Fixed-income assets	6%	5%	7%	11%	9%	10%
Equity assets	4%	7%	11%	20%	25%	34%
Separate Accounts:
Money market assets	8%	9%	8%	1%	1%	0%
Fixed-income assets	1%	2%	2%	1%	0%	1%
Equity assets	2%	3%	5%	3%	4%	5%
Liquidation Portfolios	2%	0%	0%	0%	0%	0%
Other activities	—	—	—	0%	1%	1%

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

December 31, 2009 period-end managed assets decreased 4% over period-end managed assets at December 31, 2008 as a result of decreases in money market assets, partially offset by increases in fixed-income and equity assets. Average managed assets for 2009 increased 18% over average managed assets for 2008. Period-end money market assets decreased 12% for 2009 compared to 2008. Average money market assets increased 21% for 2009 compared to 2008 primarily as a result of the significant inflows of assets into Federated’s money market funds in late 2008 and early 2009. Period-end equity assets increased 11% for 2009 as compared to 2008 due primarily to market appreciation. Average equity assets decreased 22% for 2009 compared to 2008 primarily due to market depreciation and net redemptions which had largely occurred in 2008, partially offset by the Clover Capital and Prudent Bear Acquisitions. Period-end fixed-income assets increased 44% for 2009 as compared to 2008. Average fixed-income assets increased 27% for 2009 as compared to 2008 primarily due to positive net sales and, to a lesser extent, market appreciation and the Prudent Bear and Clover Capital Acquisitions. Liquidation portfolios at December 31, 2009 increased 737% as compared to December 31, 2008. Average assets in liquidation portfolios increased for 2009 as compared to 2008. These increases were primarily due to the selection of Federated to advise a multi-billion-dollar portfolio in the third quarter 2009.

December 31, 2008 period-end managed assets increased 35% over period-end managed assets at December 31, 2007 as a result of increases in money market and fixed-income assets, partially offset by decreases in equity assets. Average managed assets for 2008 increased 29% over average managed assets for 2007. Period-end money market assets increased 50% for 2008 compared to 2007. Average money market assets increased 42% for 2008 compared to 2007. These increases were largely due to investors’ heightened concerns about risk and uncertainty in the credit and financial markets and the Federal Reserve’s interest rate cuts beginning in September 2007. Period-end equity assets decreased 37% for 2008 as compared to 2007. Average equity assets decreased 19% for 2008 compared to 2007 due to market depreciation and, to a lesser extent, net redemptions. Period-end fixed-income assets increased 8% for 2008 as compared to 2007. Average fixed-income assets increased 4% for 2008 as compared to 2007 primarily due to positive net sales.

2009 Annual Report	13

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Changes in Equity and Fixed-Income Fund Managed Assets

in millions for the years ended December 31,	2009	2008	Percent Change
Fixed-Income Funds
Beginning assets	$19,321	$17,943	8%

Sales	16,892	8,681	95%
Redemptions	(10,073)	(7,242)	39%

Net sales	6,819	1,439	374%
Net exchanges	128	92	39%
Acquisition-related	0	658	(100%)
Market gains and losses/reinvestments[1]	2,159	(811)	366%

Ending assets	$28,427	$19,321	47%

Equity Funds
Beginning assets	$17,562	$29,145	(40%)

Sales	5,560	5,040	10%
Redemptions	(5,607)	(7,205)	(22%)

Net redemptions	(47)	(2,165)	(98%)
Net exchanges	(90)	(266)	(66%)
Acquisition-related	257	1,191	(78%)
Market gains and losses/reinvestments[1]	3,278	(10,343)	132%

Ending assets	$20,960	$17,562	19%

1	Reflects approximate changes in the market value of the securities held by the funds, and, to a lesser extent, reinvested dividends, distributions, net investment income and the impact of changes in foreign exchange rates.

Changes in Equity and Fixed-Income Separate Account Assets

in millions for the years ended December 31,	2009	2008	Percent Change
Fixed-Income Separate Accounts
Beginning assets	$4,165	$3,754	11%

Net customer flows[2]	510	86	493%
Acquisition-related	0	444	(100%)
Market gains and losses/reinvestments[4]	685	(119)	676%

Ending assets	$5,360	$4,165	29%

Equity Separate Accounts
Beginning assets	$9,099	$13,017	(30%)

Net customer flows[2]	(1,429)	(1,375)	4%
Acquisition-related[3]	(257)	1,537	(117%)
Market gains and losses/reinvestments[4]	1,300	(4,080)	132%

Ending assets	$8,713	$9,099	(4%)

Liquidation Portfolios
Beginning assets	$1,505	$1,127	34%

Net customer flows[2]	11,085	652	1600%
Market gains and losses/reinvestments[4]	6	(274)	102%

Ending assets	$12,596	$1,505	737%

2	For certain accounts, Net customer flows are calculated as the remaining difference between beginning and ending assets after the calculation of Market gains and losses/reinvestments.
3	Includes assets that were reclassified from Equity Separate Accounts to Equity Funds as a result of the acquisition of a previously sub-advised fund during the third quarter 2009.
4	Reflects approximate changes in the market value of the securities held in the portfolios, and, to a lesser extent, reinvested dividends, distributions, net investment income and the impact of changes in foreign exchange rates.

14	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Results of Operations

Revenue. The following table sets forth components of total revenue from continuing operations for the three years ended December 31:

in millions	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
Revenue from managed assets	$1,169.2	$1,212.6	$1,114.1	(4%)	9%
Revenue from sources other than managed assets	6.8	11.1	13.5	(39%)	(18%)

Total revenue	$1,176.0	$1,223.7	$1,127.6	(4%)	9%

Revenue from managed assets decreased $43.4 million in 2009 as compared to 2008. Certain money market fund fees for 2009 totaling $120.6 million were voluntarily waived in order to maintain positive or zero net yields. See Business Developments – Recent Disruption in Global Financial Markets for additional information on the related offsetting reduction in expense and the net impact on operating income. In addition, revenue from managed assets decreased $113.6 million due to a decrease in average equity assets under management (excluding assets acquired in connection with the significant acquisitions in the fourth quarter 2008). These decreases were partially offset by an increase in revenue of $120.2 million due to an increase in average money market assets under management, a $31.6 million increase in revenue generated from assets acquired in connection with significant acquisitions in the fourth quarter 2008, a $19.4 million increase due to an increase in average fixed-income managed assets excluding assets from the aforementioned significant acquisitions and a $12.4 million decrease in voluntary fee waivers for competitive reasons exclusive of fees waived to maintain positive or zero net yields.

Management expects the fee waivers and the related reduction in marketing and distribution expense will continue in 2010 and will likely be material. An increase in interest rates that results in higher yields on securities purchased in money market fund portfolios would reduce the operating income impact of these waivers. Management is unable to provide a reasonable estimate of the impact of fee waivers expected for 2010 as the amount of the waivers is contingent on a number of variables including available yields on instruments held by the funds, changes in assets within the funds, actions by the Federal Reserve and the U.S. Department of the Treasury, changes in expenses of the funds, changes in the mix of customer assets, and Federated’s willingness to continue the waivers.

Federated’s ratio of revenue from managed assets to average managed assets for 2009 was 0.29% as compared to 0.35% for 2008. The decrease in the rate was primarily due to the increase in average money market managed assets for 2009 as compared to 2008, the decrease in average equity managed assets for the same periods of comparison as well as the significant increase in voluntary fee waivers to maintain positive or zero net yields. Average managed assets invested in money market products for 2009 represented 85% of Federated’s total average managed assets as compared to 83% for 2008, while average equity managed assets represented 6% of total average managed assets for 2009 as compared to 10% for 2008. Money market products, fixed-income products and liquidation portfolios generally have a lower management-fee rate than equity products.

Revenue from managed assets increased $98.5 million in 2008 as compared to 2007 primarily due to a $198.3 million increase resulting from an increase in average money market managed assets. This increase was partially offset by a decrease in revenue of $83.5 million due to a decrease in average equity assets under management and a decrease of $4.6 million due to a change in the mix of average fixed-income assets under management in 2008 as compared to 2007. In addition, Federated incurred an increase of $11.0 million in voluntary fee waivers in 2008 for competitive reasons as compared to the same period in 2007. Of the $11.0 million increase in voluntary fee waivers, $3.6 million represented fee waivers to maintain positive or zero net yields.

Federated’s ratio of revenue from managed assets to average managed assets for 2008 was 0.35% as compared to 0.42% for 2007. The decrease in the rate was primarily due to the significant increase in average money market managed assets as well as the significant decrease in average equity managed assets throughout 2008. Average managed assets invested in money market products for 2008 represented 83% of Federated’s total average managed assets as compared to 75% for 2007, while average equity managed assets represented 10% of total average managed assets for 2008 as compared to 16% for 2007. Money market and fixed-income products generally have a lower management-fee rate than equity products.

2009 Annual Report	15

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Operating Expenses. The following table sets forth operating expenses for the three years ended December 31:

in millions	2009	2008	2007	2009 vs. 2008	2008 vs. 2007
Marketing and distribution	$408.3	$440.3	$354.4	(7%)	24%
Compensation and related	254.4	237.2	229.1	7%	4%
Amortization of deferred sales commissions	18.5	31.4	46.5	(41%)	(32%)
Intangible asset impairment and amortization	32.6	18.4	19.7	77%	(7%)
All other	132.9	135.2	120.8	(2%)	12%

Total operating expenses	$846.7	$862.5	$770.5	(2%)	12%

Total operating expenses for 2009 decreased $15.8 million compared to 2008. Marketing and distribution expense decreased $32.0 million primarily due to the aforementioned $86.4 million reduction associated with maintaining positive or zero net yields in certain money market funds, partially offset by a $56.3 million increase related to increased average money market managed assets in 2009 as compared to 2008. Compensation and related expense increased $17.2 million primarily due to: (1) a $10.0 million increase due to a full year of expenses in 2009 for the Clover Capital and Prudent Bear Acquisitions as compared to a partial year in 2008, (2) a $3.8 million increase in incentive compensation exclusive of the impact of the Clover Capital and Prudent Bear acquisitions and (3) a $3.3 million increase in share-based compensation due primarily to new share-based awards. Intangible asset impairment and amortization increased $14.2 million due primarily to the impairment of certain customer relationship intangible assets in the first quarter 2009. See Business Developments – Asset Impairments for additional information. Amortization of deferred sales commission decreased $12.9 million in 2009 as compared to 2008 primarily due to lower average B-share assets. All other expenses decreased primarily due to a $3.7 million decrease in Advertising and promotional.

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

Nonoperating Income (Expenses). Nonoperating expenses, net, decreased $2.0 million in 2009 as compared to 2008 due to a $5.5 million increase in Gain (loss) on securities, net due primarily to increased market values of trading securities and a $1.4 million decrease in Debt expense – nonrecourse primarily as a result of lower average B-share-related debt balances partially offset by a $3.5 million decrease in Investment income, net primarily related to a decrease in average investment balances and average yields and a $1.9 million increase in Debt expense – recourse due to a term-loan facility that Federated entered into in the third quarter 2008.

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

Income Taxes on Continuing Operations. The income tax provision for continuing operations for 2009, 2008 and 2007 was $118.3 million, $128.2 million and $129.2 million, respectively. The provision for 2009 decreased $9.9 million as compared to 2008 primarily due to lower Income from continuing operations before taxes partially offset by increases in valuation allowances on certain deferred tax assets. The provision for 2008 as compared to 2007 decreased $1.0 million and reflects a $2.6 million favorable adjustment due primarily to a correction of deferred tax balances following the full amortization of certain deferred sales commission assets, partially offset by higher Income from continuing operations before taxes. The effective tax rate was 36.2% for 2009, 35.9% for 2008 and 36.7% for 2007. See Note (18) to the Consolidated Financial Statements for additional information on the effective tax rate, as well as other tax disclosures.

For 2009, Federated’s pretax book income was $35.3 million in excess of federal taxable income due primarily to $19.4 million in temporary tax differences associated with amortization of certain intangible assets and $15.5 million in temporary tax differences related to bonus accruals.

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

Income from Continuing Operations attributable to Federated Investors, Inc. Income from continuing operations decreased $24.2 million in 2009 as compared to 2008 primarily as a result of the changes in revenues and expenses noted above. Diluted earnings per share for income from continuing operations for the year ended December 31, 2009 decreased $0.23 as compared to the same period of 2008 primarily due to decreased income from continuing operations.

Income from continuing operations increased $4.0 million in 2008 as compared to 2007 primarily as a result of the changes in revenues and expenses noted above. Diluted earnings per share for income from continuing operations for the year ended December 31, 2008 increased $0.05 as compared to the same period of 2007 primarily due to decreased weighted-average shares outstanding ($0.03) as well as the impact of increased income from continuing operations ($0.02).

Discontinued Operations. Discontinued operations, net of tax totaled $2.8 million for 2008. In the second quarter 2008, Federated recognized a $4.8 million pre-tax gain for the final contingent payment received from the sale of certain assets associated with its TrustConnect® mutual fund processing business (the Clearing Business) to Matrix Settlement and Clearance Services, LLC (Matrix) in 2006. The final payment, which was received in the third quarter 2008, was earned in the second quarter 2008 and was calculated as a percentage of Matrix’s second quarter 2008 net revenue above a specific threshold directly attributed to the Clearing Business.

Liquidity and Capital Resources

Liquid Assets. At December 31, 2009, liquid assets, consisting of cash and cash equivalents, short-term investments and receivables, totaled $132.7 million as compared to $82.5 million in 2008. The increase of $50.2 million primarily reflects an increase of $45.0 million in Cash and cash equivalents which was attributable to the following significant items:

Cash from Operating Activities. Net cash provided by operating activities totaled $274.6 million for 2009 as compared to $311.0 million for 2008. The decrease of $36.4 million was primarily due to: (1) a $22.9 million decrease in Net income including noncontrolling interests in subsidiaries, (2) a $12.9 million decrease in amortization of deferred sales commissions primarily due to lower average B-share assets, (3) an $8.6 million reduction in tax benefits from stock-based compensation primarily due to decreased stock option exercise activity ($4.4 million) and a lower average market price related to those exercises ($1.4 million) and a decrease in tax benefits related to restricted stock ($1.8 million) primarily as a result of a lower average market price at the time of restricted stock vesting in 2009 as compared to 2008 and (4) timing differences of $14.4 million in the cash settlement of assets and liabilities. These items were partially offset by a $21.1 million increase in impairments recorded in 2009 as compared to 2008 (see Business Developments – Asset Impairments for additional information).

Cash Used in Investing Activities. In 2009, Federated used $51.6 million for investing activities, which included $26.2 million in cash paid for property and equipment that included the purchase of a new aircraft ($16.5 million) and $24.3 million in cash paid primarily in connection with a contingent purchase price payment for a prior year acquisition.

Cash Used in Financing Activities. In 2009, Federated used $178.0 million for financing activities. Of this amount, Federated paid $98.5 million or a total of $0.96 per share in dividends to holders of its common shares in 2009 and $20.1 million to repurchase 0.8 million shares of Class B common stock in the open market under the stock repurchase program and in private transactions. In addition, Federated repaid $91.8 million and borrowed $54.8 million during the year ended December 31, 2009 in connection with its $200 million revolving credit facility. During the year ended December 31, 2009, Federated also repaid $14 million of its borrowings on its Term Loan. See Note (12) to the Consolidated Financial Statements for more information on Recourse debt.

Borrowings. During 2008, Federated entered into a $140 million Term Loan with an option to increase its borrowings to $150 million during the term of the facility upon commitment from the lending banks. The Term Loan requires quarterly principal payments totaling $21 million and $28 million in 2010 and 2011, respectively, and a balloon payment of $77 million when the loan expires on October 31, 2011. As mentioned above, during the year ended December 31, 2009, Federated repaid $14 million of its borrowings on its Term Loan.

Federated also has a $200 million Revolving Credit Facility that expires October 31, 2011 (Revolver). As of December 31, 2009, Federated had no borrowings against the Revolving Credit Facility. See Note (12) to the Consolidated Financial Statements for more information on Recourse debt.

Proceeds from the debt facilities have been used for general corporate purposes including cash payments related to acquisitions, regular quarterly dividends and share repurchase programs. The proceeds were also used to finance a portion of the special cash dividend payment in 2008.

Both the Revolver and Term Loan have interest coverage ratio covenants (consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) to consolidated interest expense) of at least 4 to 1 and a leverage ratio covenant (consolidated debt to

2009 Annual Report	17

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

consolidated EBITDA) of no more than 2 to 1, as well as other customary terms and conditions. As of December 31, 2009, the interest coverage ratio and leverage ratio were 97.1 to 1 and 0.3 to 1, respectively. Federated was in compliance with its interest coverage and leverage ratios at and during the year ended December 31, 2009. Both the Revolver and Term Loan also have certain stated events of default and cross default provisions which would permit the lenders to accelerate the repayment of the debt if not cured within the applicable grace periods. The events of default generally include breaches of contract, failure to make required loan payments, insolvency, cessation of business, notice of lien or assessment and other proceedings, whether voluntary or involuntary, that would require the repayment of amounts borrowed.

Future Cash Needs. In addition to the contractual obligations and contingent liabilities described below, management expects that principal uses of cash will include funding marketing and distribution expenditures, paying incentive and base compensation, repaying recourse debt obligations, paying shareholder dividends, funding business acquisitions, repurchasing company stock, advancing sales commissions, seeding new products and funding property and equipment acquisitions, including computer-related software and hardware. As a result of the highly regulated nature of the investment management business, management anticipates that expenditures for compliance personnel, compliance systems and related professional and consulting fees may continue to increase. Resolution of the matters previously described regarding past mutual fund trading issues and related legal proceedings, including the excessive fee cases could result in payments which may have a material impact on Federated’s liquidity, capital resources and results of operations.

On January 28, 2010, the board of directors declared a $1.50 per share cash dividend to shareholders of record as of February 5, 2010, which was paid on February 12, 2010. The dividend consists of a $0.24 per share quarterly dividend and a $1.26 per share special dividend. A significant portion of the dividend was funded by cash on hand. All dividends were considered ordinary dividends for tax purposes.

After evaluating Federated’s existing liquid assets, expected continuing cash flow from operations, its remaining borrowing capacity under the Revolver and its ability to obtain additional financing arrangements and issue debt or stock, management believes it will have sufficient liquidity to meet its present and reasonably foreseeable cash needs. In February, Federated borrowed $53.5 million against the Revolver in order to meet cash needs. In the first half of 2010, management expects to borrow additional amounts under the Revolver to meet certain future cash needs including the payment of incentive compensation, taxes and contingent consideration under certain acquisition agreements. Management may choose to borrow additional amounts up to the maximum available under the Revolver which could cause total outstanding borrowings to total as much as $321 million.

Management estimates that of the $28.1 million of deferred tax assets (net of valuation allowances) at December 31, 2009, $11.9 million will reverse in 2010.

Financial Position

The following discussion summarizes significant changes in assets and liabilities that are not discussed elsewhere in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Investments at December 31, 2009 increased $18.3 million from December 31, 2008 primarily due to an increase in trading securities held by consolidated products as a result of new share subscriptions by redeemable noncontrolling interests.

Prepaid expenses at December 31, 2009 increased $15.8 million from December 31, 2008 primarily due to an increase in prepaid taxes as a result of required projections used in the calculation of estimated income tax payments.

Deferred sales commissions, net at December 31, 2009 decreased $14.9 million from December 31, 2008 and Long-term debt – nonrecourse at December 31, 2009 decreased $16.9 million from December 31, 2008 in large part as a result of a decrease in the level of Class B share sales of sponsored funds in 2009. In addition, the asset and debt balances are reduced each quarter as amortization of the deferred sales commission asset is recorded and as cash flows from financings prior to March 2007 are recorded, in large part, as a reduction to the nonrecourse debt.

Other current liabilities at December 31, 2009 increased $19.8 million from December 31, 2008 due primarily to the increase in the contingent purchase price payment accrual for the Alliance Acquisition at December 31, 2009 as compared to December 31, 2008. Also included in Other current liabilities at December 31, 2009 and 2008 was $20.8 million and $17.0 million, respectively, related to an insurance recovery for claims submitted to cover costs associated with the internal review and government investigations into past mutual fund trading practices and related civil litigation (see Note (21)(c) to the Consolidated Financial Statements). The retention of these advance insurance payments is contingent upon final approval of the claim by the insurance carrier. In the event that all or a portion of the claim is denied, Federated will be required to repay all or a portion of these advance payments. Because the outcome of this claim is uncertain at this time, Federated recorded the advance payments as a liability and will continue to evaluate the contingency until it is resolved.

Accounts payable and accrued expenses at December 31, 2009 decreased $15.5 million from December 31, 2008 due primarily to reduced accruals for marketing and distribution expenses due mostly to reductions related to fee waivers to maintain positive or zero net yields. See Business Developments – Recent Disruption in Global Financial Markets for additional information on these reductions.

18	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Goodwill at December 31, 2009 increased $47.6 million from December 31, 2008. During 2009, Federated recorded goodwill primarily in connection with contingent purchase price payments and accruals related to the 2005 acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition) ($33.4 million) and adjustments to revise the preliminary purchase price allocations recorded for the Prudent Bear Acquisition ($10.6 million) and the Clover Capital Acquisition ($3.1 million). See Note (3) and Note (21)(a) to the Consolidated Financial Statements for additional information. As of December 31, 2009, Federated’s market capitalization exceeded the recorded goodwill balance by more than 350%.

Off-Balance Sheet Arrangements

As of December 31, 2009 and 2008, Federated did not have any material off-balance sheet arrangements.

Contractual Obligations and Contingent Liabilities

Contractual. The following table presents as of December 31, 2009, Federated’s significant minimum noncancelable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included either in the referenced Note to the Consolidated Financial Statements or in a footnote to the table.

			Payments due in
in millions	Note Reference		2010	2011-2012	2013-2014	After 2014	Total
Long-term debt obligations[1]	(12)		$23.0	$106.3	$0	$0	$129.3
Operating lease obligations	(17)		12.1	22.3	21.3	9.4	65.1
Purchase obligations[2]			11.1	5.3	1.3	1.2	18.9
Employment-related commitments[3]			23.7	27.2	15.9	0	66.8
Acquisition-related contingent payments	(22	)(a)	34.3	0	0	0	34.3

Total			$104.2	$161.1	$38.5	$10.6	$314.4

1	Amounts include principal and interest payments. Assuming recourse debt balances and the weighted-average interest rates in effect at December 31, 2009 (see Note (12) to the Consolidated Financial Statements), Federated’s minimum contractual interest payments would be approximately $2 million and $1.3 million for 2010 and 2011-2012 periods, respectively.
2	Federated is a party to various contracts pursuant to which it receives certain services including legal, access to various fund-related information systems and research databases, as well as trade order transmission and recovery services. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2019. Costs for such services are expensed as incurred.
3	Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2014.

As part of the Prudent Bear Acquisition, Federated is required to make contingent purchase price payments based upon certain revenue growth targets over the four-year period following the acquisition date. The purchase price payments, which could total as much as $99.5 million, will be recorded as additional goodwill at the time the contingency is resolved. As of December 31, 2009, $5.1 million related to the first contingent purchase price payment was accrued in Other current liabilities, was recorded as goodwill and will be paid in the first quarter of 2010.

As part of the Clover Capital Acquisition, Federated is required to make contingent purchase price payments based upon growth in revenues over the five-year period following the acquisition date. The purchase price payments, which could total as much as $56 million, will be recorded as additional goodwill at the time the contingency is resolved. The applicable growth targets were not met for the first payment related to the anniversary year ended in December 2009. As such, no amounts were accrued in 2009, or will be paid in 2010.

As part of the 2006 acquisition of MDTA LLC (MDTA), Federated was required to make annual contingent purchase price payments based upon growth in MDTA net revenues over a three-year period. The first two contingent purchase price payments of $43.3 million and $40.9 million were paid in the third quarters of 2007 and 2008, respectively, and were recorded as goodwill. The applicable growth targets were not met for the final payment related to the anniversary year ended in July 2009. As such, there will be no further payments.

As part of the Alliance Acquisition, Federated is required to make contingent purchase price payments over a five-year period. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first four contingent purchase price payments of $10.7 million, $13.3 million, $16.2 million and $19.8 million were paid in the second quarters of 2006, 2007, 2008 and 2009, respectively. At current asset levels, the final payments in 2010 would total approximately $36 million. As of December 31, 2009, $28.9 million, which includes a $10 million lump-sum payment, was accrued in Other current liabilities and recorded as goodwill. Contingent payments are recorded as additional goodwill at the time the related contingency is resolved.

2009 Annual Report	19

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

In the third quarter 2007, Federated completed a transaction with Rochdale Investment Management LLC to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). The Rochdale Acquisition agreement provides for two forms of contingent purchase price payments that are dependent upon asset growth and fund performance through 2012. The first form of contingent payment is payable in 2010 and 2012 and could aggregate to as much as $20 million. The second form of contingent payment is payable on a semi-annual basis over the five-year period following the acquisition closing date based on certain revenue earned by Federated from the Federated InterContinental Fund. As of December 31, 2009, $2.1 million was paid related to these semi-annual contingent purchase price payments and $0.3 million related to future contingent purchase price payments was accrued in Other current liabilities and recorded as goodwill. Contingent payments are recorded as additional goodwill at the time the related contingency is resolved.

Pursuant to various significant employment arrangements, Federated may be required to make certain incentive compensation-related payments. The employment contracts expire on various dates through the year 2014 with payments possible through 2018. As of December 31, 2009, the maximum bonus payable over the remaining terms of the contracts approximates $91 million, of which approximately $4 million would be payable in 2010 if the necessary performance targets are met and the employees continue to be employed as of the relevant payment dates. In addition, certain employees have incentive compensation opportunities related to the Federated Kaufmann Large Cap Fund (the Fund Bonus). Based on current asset levels, a nominal amount would be paid in 2011 as the first Fund Bonus payment. Management is unable to reasonably estimate a range of possible bonus payments for the Fund Bonus for subsequent years due to the wide range of possible growth-rate scenarios.

Pursuant to another acquisition agreement and long-term employment arrangements, Federated may be required to make additional payments upon the occurrence of certain events. Under these other agreements, payments could occur on an annual basis and continue through 2013.

Past Mutual Fund Trading Issues and Related Legal Proceedings. During the fourth quarter 2005, Federated entered into settlement agreements with the Securities and Exchange Commission (SEC) and New York State Attorney General (NYAG) to resolve the past mutual fund trading issues. Under the terms of the settlements, Federated paid for the benefit of fund shareholders a total of $80.0 million. In addition, Federated agreed to reduce the investment advisory fees on certain Federated funds by $4.0 million per year for the five-year period beginning January 1, 2006, based upon effective fee rates and assets under management as of September 30, 2005. Depending upon the level of assets under management in these funds during the five-year period, the actual investment advisory fee reduction could be greater or less than $4.0 million per year. For the years ended December 31, 2009, 2008 and 2007, these fee reductions were approximately $3 million, $3 million and $4 million, respectively.

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

The plaintiffs in the excessive fee cases seek compensatory damages reflecting a return of all advisory fees earned by Federated in connection with the management of the Federated Kaufmann Fund since June 28, 2003, as well as attorneys’ fees and expenses. The remaining lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated is defending this litigation. The potential impact of these lawsuits and similar suits against third parties, as well as the timing of settlements, judgments or other resolution of these matters, is uncertain. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

The Consolidated Financial Statements for the years ended December 31, 2009, 2008 and 2007 reflect $10.6 million, $7.5 million and $4.4 million, respectively, for costs associated with various legal, regulatory and compliance matters, including costs incurred on behalf of the funds, costs incurred and estimated to complete the distribution of Federated’s regulatory settlement, costs related to certain other undertakings of these settlement agreements, and costs incurred and estimated to resolve certain of the above-mentioned ongoing legal proceedings. Accruals for these estimates represent management’s best estimate of probable losses at this time. Actual losses may differ from these estimates, and such differences may have a material impact on Federated’s consolidated results of operations, financial position or cash flows.

20	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Other Legal Proceedings. Federated has other claims asserted and threatened against it in the ordinary course of business. As of December 31, 2009, Federated does not believe that a material loss related to these claims is reasonably estimable. These claims are subject to inherent uncertainties. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s reputation, financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

Variable Interest Entities

Federated is involved with various entities in the normal course of business that may be deemed to be variable interest entities (VIEs). Federated determined that it was the primary beneficiary of certain investment-fund VIEs and, as a result, consolidated the assets, liabilities and operations of these VIEs in its Consolidated Financial Statements. See Note (6) to the Consolidated Financial Statements for more information.

Recent Accounting Pronouncements

(a) In June 2009, the Financial Accounting Standards Board (FASB) issued literature introducing a new consolidation model. The new literature prescribes a qualitative model for identifying whether a company has a controlling financial interest in a VIE and eliminates the quantitative model under previous U.S. generally accepted accounting principles (GAAP). The new model identifies two primary characteristics of a controlling financial interest: (1) the power to direct significant activities of the VIE, and (2) the obligation to absorb losses of and/or provide rights to receive benefits from the VIE. Under the new accounting standard, a company is required to reassess on an ongoing basis whether it holds a controlling financial interest in a VIE. A company that holds a controlling financial interest is deemed to be the primary beneficiary of the VIE and is required to consolidate the VIE. The new consolidation model was effective January 1, 2010 for calendar-year-end companies.

In December 2009, the FASB exposed for comment a draft amendment to the new consolidation model. The proposed amendment addresses concerns with the application of the new consolidation model for reporting enterprises in the asset management industry by proposing a deferral of the effective date of the new rules for certain investment funds including mutual funds, hedge funds, REITs, private equity funds, and venture capital funds. The proposed amendment, which would most significantly affect investment management companies, would defer the requirements of the new consolidation model indefinitely until such time that the FASB and International Accounting Standards Board complete their joint project on consolidation accounting. The proposed amendment would also indefinitely defer the effective date of the new consolidation model for interests in money market funds that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940.

Management continues to evaluate and assess the impact of applying the new consolidation model. In light of the proposed deferral which the FASB is expected to issue in final form in the near future, management does not believe its adoption of the new consolidation model will have a material impact on Federated’s Consolidated Financial Statements.

(b) On January 1, 2009, Federated adopted a new accounting standard regarding determining whether instruments granted in share-based payment transactions are participating securities for purposes of calculating earnings per share. This new accounting standard addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. It affects entities that accrue or pay nonforfeitable cash dividends on share-based payment awards during the awards’ service periods. The prior period basic and diluted earnings per share data presented have been restated to conform to the new two-class method. As restated, diluted earnings per share for continuing operations for the years ended December 31, 2008 and December 31, 2007, respectively, were $0.05 and $0.02 less than the amounts previously reported.

(c) On January 1, 2009, Federated adopted a new accounting standard regarding business combinations. This new accounting standard is intended to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable and relevant information for investors and other users of financial statements. To achieve this goal, this new accounting standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and expands the disclosure requirements for material business combinations. The adoption of this new accounting standard did not have a material impact on Federated’s financial position and results of operations for the year ended December 31, 2009, but will have a significant impact on Federated’s accounting for future business combinations in the period of acquisition.

(d) On January 1, 2009, Federated adopted a new accounting standard regarding noncontrolling interests in consolidated financial statements. This new accounting standard required the recharacterization of minority interests as noncontrolling interests and the classification thereof as a component of equity, if permanent. The new accounting standard also required temporary equity classification for financial instruments issued by a subsidiary that are redeemable or convertible for cash or other assets at the option of the holder. The new accounting standard eliminated the diversity that existed in accounting for transactions between an entity and noncontrolling interests by requiring that they be treated as equity transactions. The presentation and disclosure requirements of this new accounting standard were applied retrospectively and as a result of adoption, Federated has distinguished between temporary and permanent equity.

2009 Annual Report	21

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Federated recharacterized the minority interests in consolidated sponsored investment products as “Redeemable noncontrolling interests in subsidiaries” and classified them as temporary equity while all other minority interests were recharacterized as “Nonredeemable noncontrolling interests in subsidiaries” and classified as permanent equity in the Consolidated Financial Statements. The adoption of this new accounting standard did not have a material impact on Federated’s financial position and results of operations.

For a complete list of new accounting standards recently adopted by Federated and new accounting standards issued, but not yet adopted by Federated, see Note (2) to the Consolidated Financial Statements.

Critical Accounting Policies

Federated’s Consolidated Financial Statements have been prepared in accordance with U.S. GAAP. In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Management continually evaluates the accounting policies and estimates it uses to prepare the Consolidated Financial Statements. In general, management’s estimates are based on historical experience, information from third-party professionals and various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results may differ from those estimates made by management and those differences may be significant.

Of the significant accounting policies described in Note (1) to the Consolidated Financial Statements, management believes that its policies regarding accounting for VIE consolidation, intangible assets, income taxes and loss contingencies involve a significant degree of judgment and complexity.

Variable Interest Entity Consolidation. From time to time, Federated enters into transactions with entities that may be VIEs. Federated makes judgments and estimates regarding the sufficiency of equity at risk, the rights of various holders of the entity to exercise control and the rights and obligations of holders to receive returns or absorb losses of the entity in order to determine whether these entities are VIEs. Whether at the time of Federated’s initial involvement with a VIE or as a result of a reconsideration event, Federated performs qualitative and quantitative analysis of a VIE to determine whether Federated is the primary beneficiary and therefore, must consolidate the VIE. In performing these analyses, Federated makes judgments and estimates regarding the future performance of the assets held by the VIE, taking into account estimates of credit risk, timing of cash flows and other significant factors, and the likelihood of various outcomes. With respect to a mutual fund that meets the definition of a VIE, reconsideration events occur frequently (e.g. as shares are issued or redeemed from the fund) but the risk of consolidation by Federated is typically low once the fund is well established. For CDOs that qualify as VIEs, reconsideration events are typically infrequent.

Accounting for Intangible Assets. Three aspects of accounting for intangible assets require significant management estimates and judgment: (1) valuation in connection with the initial purchase price allocation; (2) ongoing evaluation for impairment and (3) the determination of the useful life or whether the life is indefinite. The process of determining the fair value of identifiable intangible assets at the date of acquisition requires management estimates and judgment as to expectations for earnings on the related managed assets acquired, redemption rates for such managed assets, growth from sales efforts and the effects of market conditions. Management often utilizes an independent valuation expert to help with this process. If actual changes in the related managed assets or the projected useful life of the intangible asset, among other assumptions, differ significantly from the estimates and judgments used in determining the initial fair value, the intangible asset amounts recorded in the financial statements could be subject to possible impairment or could require an acceleration in amortization expense that could have a material adverse effect on Federated’s consolidated financial position and results of operations.

The level, if any, of impairment of customer-related intangible assets is highly dependent upon the remaining level of managed assets acquired in connection with an acquisition. Management monitors changes in the level of these managed assets for potential indicators of impairment. The recoverability of a finite-lived customer relationship intangible asset is assessed using an undiscounted cash flow model that considers various factors to project future cash flows expected to be generated from the respective asset. Indefinite-lived intangible assets are tested for impairment annually and/or when events or changes in circumstances indicate the assets may be impaired. Impairment is indicated when the carrying value of the intangible asset exceeds its fair value. In estimating the fair value of the indefinite-lived intangible assets, Federated considers the results of various valuation techniques including an income approach where future cash flows are discounted.

In developing cash flow estimates, management considers the following: (1) an estimated rate of change for underlying managed assets; (2) expected revenue per managed asset; (3) identifiable incremental operating expenses; (4) useful life of the acquired asset; and, for indefinite-lived intangible assets; (5) the discount rate. Management estimates a rate of change for underlying managed assets based on a combination of an estimated rate of market appreciation or depreciation and an estimated net redemption or sales rate. Expected revenue per managed asset, incremental operating expenses and the useful life of the acquired asset are generally based on contract terms, average market participant data and historical experience.

At December 31, 2009, Federated had $39.7 million in indefinite-lived intangible assets recorded on its Consolidated Balance Sheets. The indefinite-lived intangible assets related primarily to a renewable investment advisory contract intangible asset acquired in connection with the Prudent Bear acquisition that was tested for impairment in 2009 at which time it was determined that no impairment existed.

22	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Of the $34.2 million in finite-lived customer-related intangible assets at December 31, 2009, $18.7 million represented customer-related assets for which the underlying managed assets have experienced growth since the acquisition date in excess of the assumptions included in the initial valuation. As of December 31, 2009, the undiscounted cash flow projections for these assets exceeded their respective carrying values by more than 400% on average assuming a 15% annual decline rate for assets under management. Declines in assets under management in excess of 65% over the subsequent 12 months could cause the assets to be considered for impairment.

For certain other finite-lived customer-related assets that were impaired in the first quarter 2009 with a remaining fair value of $9.1 million, given the volatility of the markets and the possible impact on the inputs to the recoverability analysis, management performed a recoverability analysis as of December 31, 2009. Based upon the results of the recoverability analysis, management concluded that the assets were not further impaired at December 31, 2009. The undiscounted cash flows continue to exceed the carrying amount of the assets by more than 30%. The undiscounted cash flows were estimated using probability-weighted scenarios which assumed assets under management growth rates ranging from 35% to -45%. The different scenarios were developed after taking into consideration uncertain market conditions, the timing and pace of a forecasted recovery and possible prolonged periods of underperformance compared to peer funds and indices. As of December 31, 2009, declines in assets under management related to these intangible assets in excess of 15% over the subsequent twelve months could cause the assets to be considered for further impairment.

For the remaining finite-lived customer-related intangible assets, undiscounted cash flow projections as of December 31, 2009 exceeded the carrying values of the assets by more than 80% on average. The undiscounted cash flows as of December 31, 2009 were estimated assuming a 15% annual decline rate for assets under management. As of December 31, 2009, declines in assets under management in excess of 20% over the subsequent 12 months could cause the assets to be considered for impairment.

Actual changes in the underlying managed assets and other assumptions could cause the projected cash flows to vary significantly, which may cause impairment of the related identifiable intangible asset. The actual amount of an impairment charge, if any, would depend on the estimated fair value of the intangible asset at that time, which will be determined based on the actual level of managed assets, the then-current projections of future changes in managed assets, estimated earnings and the discount rate.

Accounting for Income Taxes. Significant management judgment is required in developing Federated’s provision for income taxes, including the determination of deferred tax assets and liabilities and any valuation allowances that might be required against the deferred tax assets. As of December 31, 2009, Federated had not recorded a valuation allowance on $3.2 million of its deferred tax assets relating to write-downs of Federated’s CDO investments (all of which was unrecognized for tax purposes). Federated considered various factors in connection with its evaluation of the partial realizability of these assets including: (1) the fact that the carry-forward period for capital losses is five years beginning in the first tax year after the losses are recognized and (2) Federated has historically generated capital gains in times of favorable market conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize a portion of these losses in the future. In the event that Federated’s strategies do not materialize, Federated may be required to record an additional valuation allowance of as much as $3.2 million for these deferred tax assets.

Significant management judgment is required to account for uncertainty in income taxes. The processes of determining (1) whether it is more likely than not that a position will be sustained upon examination and (2) the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority require management estimates and judgment as to expectations of the amounts and probabilities of the outcomes that could be realized. Management considers the facts and circumstances available as of the reporting date in order to determine the appropriate tax benefit to recognize including tax legislation and statutes, legislative intent, regulations, rulings and case law. Significant differences could exist between the ultimate outcome of the examination of a tax position and management’s estimate. These differences could have a material impact on Federated’s effective tax rate, results of operations, financial position and/or cash flows.

Accounting for Loss Contingencies. Federated accrues for estimated costs, including legal costs related to existing lawsuits, claims and proceedings when it is probable that a loss has been incurred and the costs can be reasonably estimated. Accruals are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a suit and management’s estimate. These differences could have a material impact on Federated’s results of operations, financial position and/or cash flows.

2009 Annual Report	23

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Risk Factors

Potential Adverse Effects of a Material Concentration in Revenue. For 2009, approximately 65% of Federated’s total revenue was attributable to money market managed assets as compared to 61% and 49% for 2008 and 2007, respectively. A significant change in Federated’s money market business or a significant decline in money market managed assets due to regulatory changes, changes in the financial markets, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s results of operations.

Potential Adverse Effects of Historically Low Interest Rates. In December 2008, the Federal Reserve cut the federal funds target rate, a benchmark used by banks to set rates paid on many types of consumer and business loans, to a range between 0% and 0.25%. This action by the Federal Reserve negatively impacts the yields of money market funds, in particular treasury and government agency money market funds. Money market fund yields reflect the return on short-term investments (e.g. Treasury bills), less fund expenses. With short-term interest rates at or near zero, money market funds may not be able to maintain positive yields for shareholders. Federated voluntarily waives certain fees or assumes expenses of the funds for competitive reasons such as to maintain positive or zero net yields, which could cause material adverse effects on Federated’s financial position, results of operations or liquidity in the future. Federated, however, is not obligated to make such fee waivers or to assume such fund expenses.

Federated began waiving fees during the fourth quarter 2008 in order for certain funds to maintain positive or zero net yields. During the course of 2009, fee waivers to maintain positive or zero net yields progressively increased quarter over quarter as fund yields declined. These fee waivers which totaled $120.6 million for 2009 were partially offset by a related reduction in marketing and distribution expenses of $86.4 million such that the net impact to Federated was $34.2 million in reduced operating income. The impact of these fee waivers was significantly less in 2008 with $3.6 million in waived fees, $1.9 million in reduced marketing and distribution expenses and a net impact on operating income of $1.7 million. (See Note (23) to the Consolidated Financial Statements for information regarding the quarterly operating income impact of the fee waivers.) Management expects the fee waivers and the related reduction in marketing and distribution expense will continue in 2010 and will likely be material. An increase in interest rates that results in higher yields on securities purchased in money market fund portfolios would reduce the operating income impact of these waivers. Management is unable to provide a reasonable estimate of the impact of fee waivers expected for 2010 as the amount of the waivers is contingent on a number of variables including available yields on instruments held by the funds, changes in assets within the funds, actions by the Federal Reserve and the U.S. Department of the Treasury, changes in expenses of the funds, changes in the mix of customer assets, and Federated’s willingness to continue the waivers. In addition, in response to the challenges posed by the unprecedented rate environment, extreme volatility and liquidity concerns that could arise in the marketplace, money market funds may close to new and/or existing shareholders and/or their shareholders may become subject to an interim cash management service fee, either of which could cause material adverse effects on Federated’s reputation, financial position, results of operations or liquidity.

Potential Adverse Effects of Rising Interest Rates. In a rising short-term interest rate environment, certain investors using money market products and other short-term duration fixed-income products for cash management purposes may shift these investments to direct investments in comparable instruments in order to realize higher yields than those available in money market and other fund products holding lower-yielding instruments. In addition, rising interest rates will tend to reduce the market value of securities held in various investment portfolios and other products. Thus, increases in interest rates could have an adverse effect on Federated’s revenue from money market products and from other fixed-income products.

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

Potential Adverse Effects of Changes in Laws and Regulations on Federated’s Investment Management Business. Federated and its investment management business are subject to extensive regulation in the United States and abroad. Federated and the Federated Funds are subject to Federal securities laws, principally the Securities Act of 1933, the Investment Company Act of 1940 (Investment

24	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Company Act) and the Investment Advisers Act of 1940, state laws regarding securities fraud and regulations promulgated by various regulatory authorities, including the SEC, the Financial Industry Regulatory Authority (FINRA), the Board of Governors of the Federal Reserve System, U.S. Department of the Treasury and the New York Stock Exchange (the NYSE). Federated is also affected by the regulations governing banks and other financial institutions and, to the extent operations take place outside the United States, by foreign laws and regulatory authorities. Changes in laws, regulations or governmental policies, and the costs associated with compliance, could materially and adversely affect the business and operations of Federated.

From time to time, the Federal securities laws have been augmented substantially. For example, among other measures, Federated has been impacted by the Sarbanes-Oxley Act of 2002, the Patriot Act of 2001 and the Gramm-Leach-Bliley Act of 1999. Currently pending legislation could impose additional requirements and restrictions on, or otherwise affect the operations of, Federated and/or the Federated Funds. In addition, during the past few years the SEC, FINRA and the NYSE have adopted regulations that have increased Federated’s operating expenses and affected the conduct of its business, and may continue to do so. In January 2010, the SEC adopted amendments to Rule 2a-7 of the Investment Company Act which could impact the operation of certain Federated Funds, although Federated does not expect any such impact to Federated or the Federated Funds to be material. Other significant regulations or amendments to regulations have been proposed that, if adopted, will affect Federated and the Federated Funds, and Federated anticipates that other reforms and regulatory actions affecting Federated and/or the mutual fund industry are likely to occur.

Certain regulatory changes by governmental agencies, including the SEC, and industry groups could result in a material adverse effect on Federated’s business of managing money market funds if enacted. Examples of regulatory changes that could cause such harm include the imposition of banking regulations on investment advisers, the creation of net capital requirements for investment advisers and/or a change in the rules governing money market mutual fund net asset value (NAV) calculations including the elimination of amortized cost accounting, which would result in fluctuating NAVs for money market mutual funds.

Over the past few years, various service industries, including mutual fund service providers, have been the subject of changes in tax policy that impact their state and local tax liability. Changes that have been adopted or proposed include (1) an expansion of the nature of a service company’s activities that subject it to tax in a jurisdiction, (2) a change in the methodology by which multi-state companies apportion their income between jurisdictions, and (3) a requirement that affiliated companies calculate their state tax as one combined entity. As adopted changes become effective and additional jurisdictions effect similar changes, there could be a material adverse effect on Federated’s tax liability and effective tax rate and, as a result, net income.

Potential Adverse Effect of Providing Financial Support to Investment Products. Federated may, at its sole discretion, from time to time elect to provide financial support to its sponsored investment products. Providing such support utilizes capital that would otherwise be available for other corporate purposes. Losses on such support, or failure to have or devote sufficient capital to support products, could have a material adverse effect on Federated’s reputation, financial position, results of operations or liquidity.

Risk of Federated’s Money Market Products’ Ability to Maintain a Stable $1.00 Net Asset Value. Approximately 65% of Federated’s revenue in 2009 was from managed assets in money market products. An investment in money market funds is neither insured nor guaranteed by the Federal Deposit Insurance Corporation. Although money market funds seek to preserve an NAV of $1.00 per share, it is possible for an investor to lose money by investing in these funds. Federated devotes substantial resources including significant credit analysis to the management of its products. Federated money market funds have always maintained a $1.00 NAV; however, there is no guarantee that such results will be achieved in the future. Market conditions could lead to severe liquidity issues and/or prolonged periods of historically low yields in money market products which could impact their NAVs. If the NAV of a Federated money market fund were to decline to less than $1.00 per share, Federated money market funds would likely experience significant redemptions in assets under management, loss of shareholder confidence and reputational harm, all of which could cause material adverse effects on Federated’s financial position, results of operations or liquidity.

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

Retaining and Recruiting Key Personnel. Federated’s ability to locate and retain quality personnel has contributed significantly to its growth and success and is important to attracting and retaining customers. The market for qualified executives, investment managers, analysts, traders, sales representatives and other key personnel is extremely competitive. There can be no assurance that Federated will be successful in its efforts to recruit and retain the required personnel. Federated has encouraged the continued retention of its executives and other key personnel through measures such as providing competitive compensation arrangements and in certain cases employment agreements. The loss of any such personnel could have an adverse effect on Federated. In certain circumstances, the departure of key employees could cause higher redemption rates for certain assets under management or the loss of client accounts. Moreover, since certain of Federated’s products contribute significantly to its revenues and earnings, the loss of even a small number of key personnel associated with these products could have a disproportionate impact on Federated’s business.

2009 Annual Report	25

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)

of Financial Condition and Results of Operations

Various executives, investment, sales and other key personnel own restricted stock and hold stock options subject to vesting periods of up to ten years from the date acquired or awarded and to provisions that require resale or forfeiture to Federated in certain circumstances upon termination of employment. In addition, certain of these employees are employed under contracts which require periodic review of compensation and contain restrictive covenants with regard to divulging confidential information and engaging in competitive activities.

Potential Adverse Effects of Increased Competition in the Investment Management Business. The investment management business is highly competitive. Federated competes in the management and distribution of mutual funds and Separate Accounts with other fund management companies, national and regional broker/dealers, commercial banks, insurance companies and other institutions. Many of these competitors have substantially greater resources and brand recognition than Federated. Competition is based on various factors, including business reputation, investment performance, quality of service, the strength and continuity of management and selling relationships, marketing and distribution services offered, the range of products offered and fees charged.

Many of Federated’s products are designed for use by institutions such as banks, insurance companies and other corporations. A large portion of Federated’s managed assets, particularly money market and fixed-income managed assets, are held by institutional investors. Because most institutional investment vehicles are sold without sales commissions at either the time of purchase or the time of redemption, institutional investors may be more inclined to transfer their assets among various institutional funds than investors in retail mutual funds. Of Federated’s 145 managed funds, 88 are sold without a sales commission.

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

Potential Adverse Effects of Changes in Federated’s Distribution Channels. Federated acts as a wholesaler of investment products to financial intermediaries including banks, broker/dealers, registered investment advisers and other financial planners. Federated also sells investment products directly to corporations and institutions. Two intermediary customers, the Bank of New York Mellon Corporation (including its Pershing subsidiary) and Edward Jones & Co., L.P., accounted for a total of approximately 28% of Federated’s total revenue for 2009. If one or more of the major financial intermediaries that distribute Federated’s products were to cease operations or limit or otherwise end the distribution of Federated’s investment products, it could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income. There can be no assurance that Federated will continue to have access to the financial intermediaries that currently distribute Federated products or that Federated’s relationship with such intermediaries will continue over time. Recently, financial intermediaries have experienced increases in employee turnover rates which may negatively impact the distribution of our products. In addition, Federated has experienced increases in the cost of distribution as a percentage of total revenue over the years and expects such costs to continue to increase due to asset growth and the competitive nature of the mutual fund business, exclusive of decreases related to maintaining positive or zero net yields. Higher distribution costs reduce Federated’s operating and net income.

Adverse Effects of Declines in the Amount of or Changes in the Mix of Assets Under Management. A significant portion of Federated’s revenue is derived from investment advisory fees, which are based on the value of managed assets and vary with the type of asset being managed, with higher fees generally earned on equity products than on fixed-income and money market products and liquidation portfolios. Likewise, mutual fund products generally have a higher management fee than Separate Accounts. Additionally, certain components of marketing and distribution expense can vary depending upon the asset type, distribution channel and/or the size of the customer relationship. Consequently, significant fluctuations in the market value of securities held by, or the level of redemptions from, the funds or other products advised by Federated may materially affect the amount of managed assets and thus Federated’s revenue, profitability and ability to grow. Similarly, changes in Federated’s average asset mix across both asset and product types have a direct impact on Federated’s revenue and profitability. Federated generally pays out a larger portion of the revenue earned from managed assets in money market funds than managed assets in equity or fixed-income funds. Substantially all of Federated’s managed assets are in investment products that permit investors to redeem their investment at any time. Additionally, changing market conditions may continue to cause a shift in Federated’s asset mix towards money market and fixed-income products which may cause a decline in Federated’s revenue and net income.

Adverse Effects of Poor Investment Performance. Success in the investment management business is largely dependent on investment performance relative to market conditions and the performance of competing products. Good performance generally assists retention and growth of assets, resulting in additional revenues. Conversely, poor performance tends to result in decreased sales and increased redemptions with corresponding decreases in revenues to Federated. Poor performance could, therefore, have a material adverse effect on Federated’s business, results of operations or business prospects. In terms of revenue concentration by product, approximately 10% of Federated’s total revenue for 2009 was derived from services provided to one sponsored fund (Government Obligations Fund). A significant and prolonged decline in the assets under management in this fund could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to a related reduction to marketing and distribution expenses associated with this fund.

26	Federated Investors, Inc.

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

Impairment Risk. At December 31, 2009, Federated had intangible assets including goodwill totaling $663.0 million on its Consolidated Balance Sheet, the vast majority of which represent assets capitalized in connection with Federated’s acquisitions and business combinations. Accounting for intangible assets requires significant management estimates and judgment. Federated may not realize the value of these intangible assets. Management performs an annual review of the carrying values of goodwill and indefinite-lived intangible assets and periodic reviews of the carrying values of all other intangible assets to determine whether events and circumstances indicate that an impairment in value may have occurred. A variety of factors could cause the carrying value of an intangible asset to become impaired. Should a review indicate impairment, a write-down of the carrying value of the intangible asset would occur, resulting in a non-cash charge which would adversely affect Federated’s results of operations for the period.

Systems and Technology Risks. Federated utilizes software and related technologies throughout its businesses including both proprietary systems and those provided by outside vendors. Unanticipated issues could occur and it is not possible to predict with certainty all of the adverse effects that could result from a failure of a third party to address computer system problems. Accordingly, there can be no assurance that potential system interruptions or the cost necessary to rectify the problems would not have a material adverse effect on Federated’s business, financial condition, results of operations or business prospects. In addition, Federated cannot predict the impact to its business and/or the costs to rectify situations involving unauthorized system access, computer theft and computer viruses.

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

Potential Adverse Effects Related to Past Mutual Fund Trading Issues and Related Legal Proceedings. In the fourth quarter 2005, Federated entered into settlement agreements with the SEC and NYAG to resolve the past mutual fund trading issues. Since October 2003, Federated has been named as a defendant in twenty-three cases filed in various federal district courts and state courts involving allegations relating to market timing, late trading and excessive fees. The plaintiffs in the excessive fee cases seek compensatory damages reflecting a return of all advisory fees earned by Federated in connection with the management of the Federated Kaufmann Fund since June 28, 2003, as well as attorneys’ fees and expenses. The remaining lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated is defending this litigation. The potential impact of these lawsuits and similar suits against third parties is uncertain. It is possible that an unfavorable determination will cause a material adverse impact to Federated’s reputation, financial position, results of operations and/or liquidity. Responding to future requests from regulatory authorities, defending pending litigation and addressing the undertakings required by the settlement agreements will increase Federated’s operating expenses or may reduce Federated’s revenue and could have other material adverse effects on Federated’s business.

Potential Adverse Effects of Reputational Harm. Any material losses in client or shareholder confidence in Federated or in the mutual fund industry as a result of pending litigation, previously settled governmental inquiries, economic or financial market downturns or disruptions, material errors in public news reports, misconduct, rumors on the internet or other matters could increase redemptions from and reduce sales of Federated Funds and other investment management services, resulting in a decrease in future revenues.

Adverse Effects of Termination or Failure to Renew Fund Agreements. A substantial majority of Federated’s revenues are derived from investment management agreements with sponsored funds that, as required by law, are terminable upon 60 days notice. In addition, each such investment management agreement must be approved and renewed annually by each fund’s board of directors or trustees, including disinterested members of the board, or its shareholders, as required by law. Failure to renew, changes resulting in lower fees, or termination of a significant number of these agreements could have a material adverse impact on Federated. As required by the Investment Company Act, each investment advisory agreement with a mutual fund automatically terminates upon its “assignment,” although new investment advisory agreements may be approved by the mutual fund’s directors or trustees and

2009 Annual Report	27

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

Capital Losses on Investments. Federated has and may continue to realize capital losses upon disposition of its investments. To the extent that these losses are not offset by capital gains in the year realized, there are specific rules in each tax jurisdiction (federal and state) that dictate the other tax years, if any, in which these losses may be used to offset net capital gains. The inability to utilize the capital loss deferred tax assets net of a valuation allowance within the prescribed timeframe may increase Federated’s federal and/or state income tax expense.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of its business, Federated is exposed to risk of loss due to fluctuations in the securities market and general economy. Management is responsible for identifying, assessing and managing market and other risks to the extent possible.

Market Risk - Investments. Federated’s short-term investments expose it to various market risks. A single investment can expose Federated to multiple risks. Interest-rate risk is the risk that unplanned fluctuations in earnings will result from interest-rate volatility while credit risk is the risk that an issuer of debt securities may default on its obligations. At December 31, 2009, Federated was exposed to interest-rate and, to a lesser extent, credit risk, as a result of holding investments in fixed-income sponsored funds ($6.1 million) and primarily investment-grade debt securities held by certain sponsored products ($5.3 million). At December 31, 2008, Federated was exposed to interest-rate and, to a lesser extent, credit risk, as a result of holding investments in fixed-income sponsored funds ($4.2 million) and primarily investment-grade debt securities held by certain sponsored products ($2.1 million). At December 31, 2009 and 2008, management considered a hypothetical 200 basis point fluctuation in interest rates, respectively, and determined that the impact of such fluctuations on these investments, individually and in the aggregate, would not have a material effect on Federated’s financial condition or results of operations.

Price risk is the risk that the market price of an investment will decline and ultimately result in the recognition of a loss for Federated. Federated was exposed to price risk as a result of its $11.4 million and $9.5 million investment primarily in sponsored fluctuating-value mutual funds at December 31, 2009 and 2008, respectively. Federated’s investment in these products represents its maximum exposure to loss. At December 31, 2009 and 2008, management considered a hypothetical 20% fluctuation in market value and determined that the impact of such fluctuations on these investments, individually and in the aggregate, would not have a material effect on Federated’s financial condition or results of operations.

For further discussion of managed assets and factors that impact Federated’s revenue, see the sections entitled “General,” “Asset Highlights,” “Contractual Obligations and Contingent Liabilities” and “Risk Factors” herein as well as the section entitled “Regulatory Matters” in Federated’s Annual Report on Form 10-K for the year ended December 31, 2009 on file with the SEC.

28	Federated Investors, Inc.

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

Management assessed the effectiveness of Federated’s internal control over financial reporting as of December 31, 2009, in relation to criteria for effective internal control over financial reporting as described in “Internal Control – Integrated Framework,” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2009, its system of internal control over financial reporting is properly designed and operating effectively to achieve the criteria of the “Internal Control – Integrated Framework.” Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an attestation report on Federated’s internal control over financial reporting.

Federated Investors, Inc.

/s/ J. Christopher Donahue	/s/ Thomas R. Donahue
J. Christopher Donahue	Thomas R. Donahue
President and Chief Executive Officer	Chief Financial Officer

February 19, 2010

2009 Annual Report	29

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

    ON CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Shareholders

Federated Investors, Inc.

We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of Federated Investors Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. and subsidiaries at December 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note (2) to the consolidated financial statements, effective January 1, 2009, Federated changed its presentation of noncontrolling interests in the consolidated financial statements with the adoption of Statement of Financial Accounting Standards No. 160, Accounting and Reporting Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No.51 (codified in FASB ASC Topic 810, Consolidation) and Federated adopted the two-class method of calculating earnings per share with the adoption of FASB Staff Position Emerging Issues Task Force (“EITF”) 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (codified in FASB ASC Topic 260, Earnings Per Share).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 19, 2010, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 19, 2010

2009 Annual Report	30

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,

    ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders

Federated Investors, Inc.

We have audited Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Federated Investors, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

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

In our opinion, Federated Investors, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Federated Investors, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2009, of Federated Investors, Inc., and our report dated February 19, 2010, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 19, 2010

2009 Annual Report	31

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

December 31,	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$90,452	$45,438
Investments	31,538	13,209
Receivables—affiliates	9,187	21,049
Receivables—other, net of reserve of $200 and $247, respectively	1,497	2,829
Accrued revenue—affiliates	2,303	2,277
Accrued revenue—other	6,647	7,056
Prepaid expenses	27,090	11,324
Current deferred tax asset, net	11,166	9,600
Other current assets	4,907	4,050

Total current assets	184,787	116,832

Long-Term Assets
Goodwill	581,673	534,100
Customer-related intangible assets, net	71,959	111,503
Other intangible assets, net	9,364	11,718
Deferred sales commissions, net of accumulated amortization of $50,018 and $175,369, respectively	15,318	30,261
Property and equipment, net	40,027	29,389
Other long-term assets	9,305	12,807

Total long-term assets	727,646	729,778

Total assets	$912,433	$846,610

LIABILITIES
Current Liabilities
Accrued compensation and benefits	$64,387	$59,487
Accounts payable and accrued expenses	50,404	65,880
Short-term debt—recourse	21,000	51,071
Other current liabilities	61,207	41,400

Total current liabilities	196,998	217,838

Long-Term Liabilities
Long-term debt—recourse	105,000	126,000
Long-term debt—nonrecourse	13,556	30,497
Long-term deferred tax liability, net	39,234	31,648
Other long-term liabilities	14,917	16,057

Total long-term liabilities	172,707	204,202

Total liabilities	369,705	422,040

Commitments and contingencies (Note (21))
TEMPORARY EQUITY
Redeemable noncontrolling interests in subsidiaries	13,913	779

PERMANENT EQUITY
Federated Investors shareholders’ equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 shares issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	216,820	198,441
Retained earnings	1,105,073	1,028,928
Treasury stock, at cost, 26,571,219 and 27,242,712 shares Class B common stock, respectively	(795,389)	(804,481)
Accumulated other comprehensive income, net of tax	1,514	297

Total Federated Investors shareholders’ equity	528,207	423,374
Nonredeemable noncontrolling interest in subsidiary	608	417

Total permanent equity	528,815	423,791

Total liabilities, temporary equity and permanent equity	$912,433	$846,610

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

32	Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

Years Ended December 31,	2009	2008	2007
Revenue
Investment advisory fees, net—affiliates	$691,170	$711,914	$659,489
Investment advisory fees, net—other	58,653	63,467	66,970
Administrative service fees, net—affiliates	261,610	218,735	166,396
Other service fees, net—affiliates	148,586	213,914	216,347
Other service fees, net—other	10,413	7,413	7,414
Other, net	5,518	8,237	11,028

Total revenue	1,175,950	1,223,680	1,127,644

Operating Expenses
Marketing and distribution	408,300	440,317	354,407
Compensation and related	254,428	237,186	229,088
Professional service fees	38,133	40,301	33,262
Systems and communications	25,189	23,648	23,409
Office and occupancy	24,509	24,342	22,069
Travel and related	11,374	14,048	12,852
Advertising and promotional	11,085	14,819	14,391
Amortization of deferred sales commissions	18,462	31,376	46,456
Intangible asset impairment and amortization	32,574	18,388	19,702
Other	22,669	18,080	14,815

Total operating expenses	846,723	862,505	770,451

Operating income	329,227	361,175	357,193

Nonoperating Income (Expenses)
Gain (loss) on securities, net	2,271	(3,242)	(5,371)
Investment income, net	1,037	4,492	6,750
Debt expense—recourse	(4,345)	(2,425)	(371)
Debt expense—nonrecourse	(1,366)	(2,750)	(5,101)
Other, net	(6)	(457)	(657)

Total nonoperating expenses, net	(2,409)	(4,382)	(4,750)

Income from continuing operations before income taxes	326,818	356,793	352,443
Income tax provision	118,278	128,168	129,207

Income from continuing operations including noncontrolling interests in subsidiaries	208,540	228,625	223,236
Discontinued operations, net of tax	0	2,808	0

Net income including noncontrolling interest in subsidiaries	208,540	231,433	223,236
Less: Net income attributable to the noncontrolling interest in subsidiaries	11,248	7,116	5,765

Net income	$197,292	$224,317	$217,471

Amounts attributable to Federated Investors, Inc.
Income from continuing operations	$197,292	$221,509	$217,471
Discontinued operations, net of tax	0	2,808	0

Net income	$197,292	$224,317	$217,471

Earnings Per Share—Basic
Income from continuing operations	$1.93	$2.17	$2.12
Income from discontinued operations	0.00	0.03	0.00

Net income	$1.93	$2.20	$2.12

Earnings Per Share—Diluted
Income from continuing operations	$1.92	$2.15	$2.10
Income from discontinued operations	0.00	0.03	0.00

Net income	$1.92	$2.18	$2.10

Cash dividends per share	$0.96	$3.69	$0.81

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2009 Annual Report	33

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(dollars in thousands)

	Shares
	Class A	Class B	Treasury
Balance at January 1, 2007	9,000	103,854,734	25,650,722
Net income	0	0	0
Other comprehensive income, net of tax:
Reclassification adjustment, net of unrealized loss	0	0	0
Foreign currency translation	0	0	0

Comprehensive income
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Deconsolidation	0	0	0
Amortization of share-based compensation plans	0	0	0
Restricted stock activity	0	694,334	(694,334)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Exercise of stock options	0	631,210	(631,210)
Purchase of treasury stock	0	(3,430,708)	3,430,708

Balance at December 31, 2007	9,000	101,749,570	27,755,886
Net income	0	0	0
Other comprehensive income, net of tax:
Unrealized loss, net of reclassification adjustment	0	0	0
Foreign currency translation	0	0	0

Comprehensive income
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Deconsolidation	0	0	0
Amortization of share-based compensation plans	0	0	0
Restricted stock activity	0	758,551	(758,551)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Exercise of stock options	0	1,052,343	(1,052,343)
Purchase of treasury stock	0	(1,297,720)	1,297,720

Balance at December 31, 2008	9,000	102,262,744	27,242,712
Net income	0	0	0
Other comprehensive income, net of tax:
Unrealized gain and reclassification adjustment	0	0	0
Foreign currency translation	0	0	0

Comprehensive income
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Deconsolidation	0	0	0
Amortization of share-based compensation plans	0	0	0
Restricted stock activity	0	1,155,136	(1,155,136)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Exercise of stock options	0	345,275	(345,275)
Purchase of treasury stock	0	(828,918)	828,918

Balance at December 31, 2009	9,000	102,934,237	26,571,219

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

34	Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(dollars in thousands)

Federated Investors, Inc. Shareholders
Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income, Net of Tax	Total Shareholder’s Equity	Nonredeemable Noncontrolling Interest in Subsidiary	Total Permanent Equity	Redeemable Noncontrolling Interests in Subsidiaries/ Temporary Equity
$158,205	$0	$1,065,505	$(694,786)	$451	$529,375	$361	$529,736	$521
0	0	217,471	0	0	217,471	5,595	223,066	170
0	0	(98)	0	183	85	0	85	0
0	0	0	0	245	245	0	245	0

					217,801	5,595	223,396

0	0	0	0	0	0	0	0	7,008
0	0	0	0	0	0	0	0	(4,410)
12,292	0	0	0	0	12,292	0	12,292	0
50	(62)	(8,438)	10,017	0	1,567	0	1,567	0
0	0	(82,818)	0	0	(82,818)	(5,623)	(88,441)	(50)
6,342	741	(2,106)	7,259	0	12,236	0	12,236	0
0	0	0	(116,438)	0	(116,438)	0	(116,438)	0

176,889	679	1,189,516	(793,948)	879	574,015	333	574,348	3,239
0	0	224,317	0	0	224,317	7,412	231,729	(296)
0	0	189	0	(485)	(296)	0	(296)	0
0	0	0	0	(97)	(97)	0	(97)	0

					223,924	7,412	231,336

0	0	0	0	0	0	0	0	941
0	0	0	0	0	0	0	0	(2,772)
13,164	0	0	0	0	13,164	0	13,164	0
292	(920)	(11,041)	13,573	0	1,904	0	1,904	0
0	0	(373,753)	0	0	(373,753)	(7,328)	(381,081)	(333)
8,285	241	(300)	18,040	0	26,266	0	26,266	0
0	0	0	(42,146)	0	(42,146)	0	(42,146)	0

198,630	0	1,028,928	(804,481)	297	423,374	417	423,791	779
0	0	197,292	0	0	197,292	9,473	206,765	1,775
0	0	(132)	0	734	602	0	602	0
0	0	0	0	483	483	0	483	50

					198,377	9,473	207,850

0	0	0	0	0	0	0	0	11,940
0	0	0	0	0	0	0	0	(423)
18,505	0	0	0	0	18,505	0	18,505	0
(733)	(149)	(20,652)	22,754	0	1,220	0	1,220	0
0	0	(98,230)	0	0	(98,230)	(9,282)	(107,512)	(208)
607	149	(2,133)	6,440	0	5,063	0	5,063	0
0	0	0	(20,102)	0	(20,102)	0	(20,102)	0

$217,009	$0	$1,105,073	$(795,389)	$1,514	$528,207	$608	$528,815	$13,913

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2009 Annual Report	35

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

Years Ended December 31,	2009	2008	2007
Operating Activities
Net income including noncontrolling interest in subsidiaries	$208,540	$231,433	$223,236
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Depreciation and other amortization	23,751	24,509	25,491
Impairment of assets	21,663	541	1,175
Share-based compensation expense	18,775	15,062	12,614
Amortization of deferred sales commissions	18,462	31,376	46,456
Provision (benefit) for deferred income taxes	5,250	987	(2,402)
(Gain) loss on disposal of assets	(47)	(4,059)	4,280
Tax (detriment) benefit from share-based compensation	(41)	8,576	6,928
Excess tax benefits from share-based compensation	(1,259)	(6,734)	(6,001)
Net purchases of trading securities	(13,629)	(4,324)	(6,446)
Deferred sales commissions paid	(11,949)	(11,114)	(16,365)
Contingent deferred sales charges received	3,399	8,080	11,705
Proceeds from sale of certain B-share related future revenue	5,296	5,878	6,348
Other changes in assets and liabilities:
Decrease (increase) in receivables, net	13,548	2,136	(3,559)
(Increase) decrease in prepaid expenses and other assets	(15,097)	5,225	(16,439)
(Decrease) increase in accounts payable and accrued expenses	(10,800)	(5,180)	34,892
Increase (decrease) in income taxes payable	1,007	429	(265)
Increase in other liabilities	7,720	8,134	5,351

Net cash provided by operating activities	274,589	310,955	326,999

Investing Activities
Cash paid for property and equipment	(26,210)	(10,307)	(7,689)
Cash paid for business acquisitions	(24,332)	(133,863)	(81,447)
Purchases of securities available for sale	(1,388)	(16)	(2,215)
Proceeds from redemptions of securities available for sale	363	11,036	1,098
Proceeds from disposal of business	0	4,800	0
Decrease in restricted cash equivalents	0	0	29

Net cash used in investing activities	(51,567)	(128,350)	(90,224)

Financing Activities
Dividends paid	(98,499)	(375,651)	(83,140)
Purchases of treasury stock	(20,102)	(42,146)	(117,290)
Distributions to noncontrolling interest in subsidiaries	(9,490)	(7,649)	(5,622)
Contributions from noncontrolling interest in subsidiaries	11,521	502	6,957
Proceeds from shareholders for share-based compensation	6,409	19,592	7,447
Excess tax benefits from share-based compensation	1,259	6,734	6,001
Proceeds from new borrowings—recourse	54,800	262,400	0
Proceeds from new borrowings—nonrecourse	1,163	1,290	4,192
Payments on debt—recourse	(105,871)	(85,489)	(83)
Payments on debt—nonrecourse	(19,198)	(37,100)	(53,534)
Other financing activities	0	0	(74)

Net cash used in financing activities	(178,008)	(257,517)	(235,146)

Net increase (decrease) in cash and cash equivalents	45,014	(74,912)	1,629
Cash and cash equivalents, beginning of year	45,438	120,350	118,721

Cash and cash equivalents, end of year	$90,452	$45,438	$120,350

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Income taxes	$126,837	$117,448	$130,524
Interest	$4,351	$1,232	$65

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

36	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(December 31, 2009, 2008 and 2007)

(1) Summary of Significant Accounting Policies

(a) Nature of Operations

Federated Investors, Inc. and its subsidiaries (collectively, Federated) provide investment advisory, administrative, distribution and other services primarily to Federated mutual funds and Separate Accounts (which include separately managed accounts, institutional accounts, sub-advised funds and other managed products) in both domestic and international markets. For presentation purposes in the consolidated financial statements, the Federated-sponsored mutual funds are considered to be affiliates of Federated.

The majority of Federated’s revenue is derived from investment advisory services provided to Federated mutual funds and Separate Accounts through various subsidiaries pursuant to investment advisory contracts. These subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940 and with certain states.

Shares of the portfolios or classes of shares under management or administration by Federated are distributed by wholly owned subsidiaries, which are registered broker/dealers under the Securities Exchange Act of 1934 and under applicable state laws. Federated’s investment products are primarily distributed within the wealth management and trust, broker/dealer and global institutional markets.

(b) Basis of Presentation

The Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results may differ from those estimates, and such differences may be material to the Consolidated Financial Statements.

(c) Reclassification of Prior Period Financial Statements

Certain items previously reported have been reclassified to conform with the current year’s presentation.

Certain balances in the accompanying Consolidated Financial Statements and the related notes have been recast to give retrospective presentation for the effect of adopting a new accounting standard regarding noncontrolling interests in consolidated financial statements. Prior year earnings per share data has been restated to comply with the current year’s presentation under a new accounting standard regarding determining whether instruments granted in share-based payment transactions are participating securities for purposes of calculating earnings per share. See Note (1)(t) and Note (2) for additional information.

(d) Principles of Consolidation

The Consolidated Financial Statements include the accounts of Federated Investors, Inc. and entities or sponsored products in which Federated holds a controlling financial interest. A controlling financial interest is determined either by the extent of Federated’s decision-making ability through voting interests, or by the extent of Federated’s participation in the economic risks and rewards of the entity through variable interests. To the extent Federated’s controlling financial interest in a consolidated subsidiary represents less than 100% of the subsidiary’s equity, Federated recognizes noncontrolling interests in subsidiaries. Further, noncontrolling interests in subsidiaries whose equity is redeemable or convertible for cash or other assets at the option of the holder represent temporary equity and are classified as such in the mezzanine section of the Consolidated Balance Sheets. All other noncontrolling interests in subsidiaries are classified as permanent equity. All significant intercompany accounts and transactions have been eliminated.

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

(g) Investments

Investments include trading and available-for-sale securities held by Federated. Federated’s trading securities primarily represent investments in stocks of large- and mid-cap U.S. and international companies and investment-grade debt instruments held by certain sponsored equity and fixed-income products which are consolidated by Federated as a result of Federated’s relationship as the primary beneficiary of the product (see Note (6)). Trading securities are carried at fair value based on quoted market prices. Federated’s trading securities held at December 31, 2009 and 2008 are classified as current and are included in Investments on the Consolidated Balance Sheets. Changes in the fair values of trading securities are recognized in Gain (loss) on securities, net in the Consolidated Statements of Income. Federated’s available-for-sale securities include investments in fluctuating-value mutual funds and asset-backed securities. These

2009 Annual Report	37

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

investments are carried at fair value based on quoted market prices or, in the absence of quoted market prices, discounted cash flows. These investments may be classified as current or long-term assets and are included in Investments or Other long-term assets, respectively, on the Consolidated Balance Sheets based on management’s ability or intention to sell the investment. The unrealized gains or losses on securities available-for-sale are included net of tax in Accumulated other comprehensive income, net of tax on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific-identification basis and recognized in Gain (loss) on securities, net in the Consolidated Statements of Income.

Investments are generally carried at fair value based on quoted market prices in active markets for identical instruments. If quoted market prices are not available, fair value is generally based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. In the absence of observable market data inputs and/or value drivers, internally generated valuation techniques may be utilized in which one or more significant inputs or significant value drivers are unobservable in the market place. On a periodic basis, management evaluates the carrying value of investments for impairment. With respect to its investments in fluctuating-value mutual funds, management considers various criteria, including the duration and extent of a decline in fair value, the ability and intent of management to retain the investment for a period of time sufficient to allow the value to recover and the financial condition and near-term prospects of the fund and the underlying investments of the fund, to determine whether a decline in fair value is other than temporary. If, after considering these criteria, management believes that a decline is other than temporary, the carrying value of the security is written down to fair value through the Consolidated Statements of Income. With respect to Federated’s investments in asset-backed securities, estimates of future cash flows are updated each quarter based on actual defaults, changes in anticipated default rates or other portfolio changes. The carrying values of these investments are written down to fair value at that time, as appropriate. Impairment adjustments are recognized in Gain (loss) on securities, net in the Consolidated Statements of Income.

(h) Derivatives

From time to time, Federated may consolidate a sponsored investment product that holds freestanding derivative financial instruments for trading purposes. Federated reports derivative instruments at fair value and records the changes in fair value in Nonoperating Income (Expenses) on the Consolidated Statements of Income. Federated may also enter into derivative financial instruments to hedge price or interest-rate exposures with respect to variable-rate loan facilities, seed investments in sponsored products or to hedge foreign-currency exchange risk. As of and for the years ended December 31, 2009 and 2008, Federated did not hold any derivatives designated in a formal hedge relationship.

(i) Property and Equipment

Property and equipment are initially recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from 1 to 12 years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or their respective lease terms. As property and equipment are taken out of service, the cost and related accumulated depreciation and amortization are removed. The write-off of any material residual net book value is reflected as a loss in Operating expenses – Other in the Consolidated Statements of Income.

Management reviews the remaining useful lives and carrying values of property and equipment to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decrease in the market price of the asset, an accumulation of costs significantly in excess of the amount originally expected in the acquisition or development of the asset, historical and projected cash flows associated with the asset and an expectation that the asset will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. Should there be an indication of a change in the useful life or an impairment in value, Federated compares the carrying value of the asset to the probability-weighted undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether an impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to fair value which is determined based on prices of similar assets if available or discounted cash flows. Impairment adjustments are recognized in Operating Expenses – Other in the Consolidated Statements of Income.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

estimated net redemption or sales rate. Expected revenue per managed asset, incremental operating expenses and the useful life of the acquired asset are generally based on contract terms, average market participant data and historical experience. The discount rate is estimated at the current market rate of return. After the fair value of all separately identifiable assets has been estimated, goodwill is recorded to the extent the consideration paid for the acquisition exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities.

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

Federated tests goodwill for impairment at least annually or when indicators of potential impairment exist. Goodwill is evaluated at the reporting unit level. Federated has determined that it has a single reporting unit consistent with its single operating segment based on the fact that Federated’s operations are managed as a single business: investment management. Federated does not have multiple operating segments or business components for which discrete financial information is prepared. Federated uses a two-step process to test for and measure impairment which begins with an estimation of the fair value of its reporting unit by considering Federated’s market capitalization. If Federated’s market capitalization falls to a level below its recorded book value of net assets, Federated’s goodwill would be considered for possible impairment.

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

For share classes that pay both a distribution fee and CDSC, excluding B-shares, Federated generally capitalizes all or a portion of the upfront commissions as deferred sales commissions, dependent upon expected recoverability rates. The deferred sales commission asset is amortized over the estimated period of benefit of one year. Distribution fees are recognized in the Consolidated Statements of Income over the life of the mutual fund share class. CDSCs collected on these share classes are used to reduce the deferred sales commission asset.

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

2009 Annual Report	39

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

Federated recorded nonrecourse debt equal to the proceeds received on the sale of future revenue streams. The debt does not contain a contractual maturity or stated interest rate. Interest rates are imputed based on current market conditions at the time of funding. The deferred sales commission asset and nonrecourse debt balance are amortized over the estimated life of the B-share fund asset dependent upon the level and timing of cash flows from the sold future revenue streams, not to exceed eight years. CDSCs collected on the B-share fund assets are used to reduce the nonrecourse debt and deferred sales commission asset.

In March 2007, Federated entered into a new funding arrangement with an independent third party. The terms of the new program were written to remove any remote potential for recourse by making clear the fact that Federated is not responsible to indemnify the purchaser for any action initiated unilaterally by the fund board or others that would result in the termination of the revenue stream sold to the purchaser. Accordingly, Federated began accounting for all new sales of its rights to future distribution fees and CDSCs related to Class B shares of sponsored funds as sales. The sales of Federated’s rights to future shareholder service fees continued to be accounted for as financings due to Federated’s ongoing involvement in performing shareholder-servicing activities. Accordingly, nonrecourse debt has been recorded.

Federated’s current B-share funding arrangement expires in February 2010. Management expects to self-fund B-share sales beginning in March 2010. Under the current structure, B-share advanced commissions totaled $6.1 million for 2009.

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

(n) Treasury Stock

Federated accounts for acquisitions of treasury stock at cost and reports total treasury stock held as a deduction from Federated Investors shareholders’ equity on the Consolidated Balance Sheets. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on a specific-identification basis. Additional paid-in capital from treasury stock transactions is increased as Federated reissues treasury stock for more than the cost of the shares. If Federated issues treasury stock for less than its cost, Additional paid-in capital from treasury stock transactions is reduced to no less than zero. Once this account is at zero, any further required reductions are recorded to Retained earnings on the Consolidated Balance Sheets. At December 31, 2009 and 2008, there was no balance in Additional paid-in capital from treasury stock transactions.

(o) Revenue Recognition

Revenue from providing investment advisory, administrative and other services (including distribution, shareholder servicing and retirement plan recordkeeping) is recognized during the period in which the services are performed. Investment advisory, administrative and the majority of other service fees are generally calculated as a percentage of total net assets of the investment portfolios that are managed by Federated. The fair value of the investment portfolios is primarily determined using quoted market prices or independent third-party broker or dealer price quotes. In limited circumstances, a quotation or price evaluation is not readily available from a pricing source. In these cases, pricing is determined by management based on a prescribed valuation process that has been approved by the directors/trustees of the sponsored products. For the periods presented, a de minimus amount of assets under management were priced by Federated management. Federated may waive certain fees for competitive reasons such as to maintain positive or zero net yields, to meet regulatory requirements (including settlement-related (see Note (21)(c))) or to meet contractual requirements. Federated waived fees of $645.5 million, $470.0 million and $344.4 million for the years ended December 31, 2009, 2008 and 2007, respectively, nearly all of which was for competitive reasons. The increase in fee waivers for the year ended December 31, 2009 as compared to the same period of 2008 was primarily due to a $117.0 million increase in fee waivers to maintain positive or zero net yields and a $74.5 million increase in waivers due to increased money market assets. Fee waivers may continue to increase in order to maintain positive or zero net yields in addition to other competitive reasons. Fee waivers to maintain positive or zero net yields are partially offset by a related reduction to marketing and distribution expense (see Note (5) for additional information on the net impact of these waivers).

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

(December 31, 2009, 2008 and 2007)

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

(p) Share-Based Compensation

Federated recognizes compensation costs based on grant-date fair value for all share-based awards granted, modified or settled after January 1, 2006, as well as for any awards that were granted prior to January 1, 2006 for which requisite service has not yet been provided.

Federated issues shares for share-based awards from treasury stock. For restricted stock awards, the fair value of the award is calculated as the difference between the closing market value of Federated’s Class B common stock on the date of grant and the purchase price paid by the employee, if any. Federated estimates the grant-date fair value of stock options using the Black-Scholes option-pricing model. Federated’s awards are generally subject to graded vesting schedules. Compensation expense is adjusted for estimated forfeitures and is recognized on a straight-line or modified straight-line basis over the requisite service period of the award. Compensation expense also includes dividends paid on actual and estimated forfeited awards. Forfeiture assumptions are evaluated on a quarterly basis and updated as necessary.

For awards granted prior to January 1, 2006 with provisions that allow for accelerated vesting upon retirement, Federated recognizes expense over the vesting period of the awards, regardless of the employee’s attainment of retirement age. Beginning January 1, 2006, for all newly granted awards with provisions that allow for accelerated vesting upon retirement, Federated recognizes expense over the shorter of the vesting period or the period between grant date and the date on which the employee meets the minimum age requirement for retirement.

(q) Leases

Federated classifies leases as operating in accordance with the provisions of lease accounting. Rent expense under noncancelable operating leases with scheduled rent increases or rent holidays is accounted for on a straight-line basis over the lease term, beginning on the date of initial possession or the effective date of the lease agreement. The amount of the excess of straight-line rent expense over scheduled payments is recorded as a deferred liability. Build-out allowances and other such lease incentives are recorded as deferred credits, and are amortized on a straight-line basis as a reduction of rent expense beginning in the period they are deemed to be earned, which generally coincides with the effective date of the lease. The current portion of unamortized deferred lease costs and build-out allowances is included in Other current liabilities and the long-term portion is included in Other long-term liabilities on the Consolidated Balance Sheets.

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

Regarding the recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, Federated follows a two-step process prescribed by GAAP. The first step for evaluating a tax position involves first determining whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities. The second step then requires a company to measure the tax position benefit as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. Federated classifies any interest and penalties on tax liabilities on the Consolidated Statements of Income as components of Nonoperating Income (Expenses) – Other, net and Operating Expenses – Other, respectively.

(t) Earnings Per Share

Basic and diluted earnings per share are calculated under the two-class method. Pursuant to the two-class method, Federated’s unvested restricted stock awards with nonforfeitable rights to dividends are considered participating securities and are included in the computation of earnings per share. All prior periods presented have been restated to conform to the two-class method which was initially adopted by Federated in 2009.

2009 Annual Report	41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

(u) Accumulated Other Comprehensive Income

Accumulated other comprehensive income is reported in the Consolidated Balance Sheets and the Consolidated Statements of Changes in Equity and includes unrealized gains and losses on securities available for sale, net of tax, and foreign currency translation adjustments, net of tax.

(v) Loss Contingencies

Federated accrues for estimated costs, including legal costs related to existing lawsuits, claims and proceedings when it is probable that a loss has been incurred and the costs can be reasonably estimated. Accruals are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a suit and management’s estimate. These differences could have a material impact on Federated’s results of operations, financial position and/or cash flows. Recoveries of losses are recognized in the Consolidated Statements of Income when receipt is deemed probable.

(w) Business Segments

Business or operating segments are defined as components of an enterprise about which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and assess performance.

Federated does not have multiple operating segments or business components for which discrete financial information is prepared. Federated operates in one operating segment, the investment management business. Federated’s Chief Executive Officer (CEO) is Federated’s chief operating decision maker. Federated’s CEO utilizes a consolidated approach to assess performance and allocate resources.

(2) Recent Accounting Pronouncements

(a) In January 2010, the Financial Accounting Standards Board (FASB) issued an update to add new requirements for disclosures about transfers into and out of Levels 1 and 2 fair value measurements and separate enhanced disclosures for Level 3 measurements. The new requirements also clarify existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The majority of the new requirements are effective for Federated on January 1, 2010. These new rules impact disclosures only and will have no impact on Federated’s financial position and results of operations.

(b) In June 2009, the FASB issued literature introducing a new consolidation model. The new literature prescribes a qualitative model for identifying whether a company has a controlling financial interest in a variable interest entity (VIE) and eliminates the quantitative model under previous GAAP. The new model identifies two primary characteristics of a controlling financial interest: (1) the power to direct significant activities of the VIE, and (2) the obligation to absorb losses of and/or provide rights to receive benefits from the VIE. Under the new accounting standard, a company is required to reassess on an ongoing basis whether it holds a controlling financial interest in a VIE. A company that holds a controlling financial interest is deemed to be the primary beneficiary of the VIE and is required to consolidate the VIE. The new consolidation model was effective January 1, 2010 for calendar-year-end companies.

In December 2009, the FASB exposed for comment a draft amendment to the new consolidation model. The proposed amendment addresses concerns with the application of the new consolidation model for reporting enterprises in the asset management industry by proposing a deferral of the effective date of the new rules for certain investment funds including mutual funds, hedge funds, REITs, private equity funds, and venture capital funds. The proposed amendment, which would most significantly affect investment management companies, would defer the requirements of the new consolidation model indefinitely until such time that the FASB and International Accounting Standards Board complete their joint project on consolidation accounting. The proposed amendment would also indefinitely defer the effective date of the new consolidation model for interests in money market funds that are required to comply with or operate in accordance with requirements that are similar to those in Rule 2a-7 of the Investment Company Act of 1940.

Management continues to evaluate and assess the impact of applying the new consolidation model. In light of the proposed deferral which the FASB is expected to issue in final form in the near future, management does not believe its adoption of the new consolidation model will have a material impact on Federated’s Consolidated Financial Statements.

(c) In June 2009, the FASB issued a new accounting standard regarding accounting for transfers of financial assets that removes the concept of a qualifying special-purpose entity from authoritative guidance and also removes the exception previously under GAAP. This new accounting standard also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This new accounting standard is effective for fiscal years beginning after November 15, 2009. As such, Federated plans to adopt this new accounting standard effective January 1, 2010. Management does not expect the adoption of this new accounting standard to have a material impact on its Consolidated Financial Statements based on the fact that Federated is not currently involved with any transactions to transfer financial assets.

(d) Effective September 30, 2009, Federated adopted the new FASB Accounting Standards Codification (Codification). The Codification was officially launched on July 1, 2009, and became the primary source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under the authority of Federal securities laws are also sources of authoritative GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting

42	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

Standards Updates that will be included in the Codification. As the Codification is neither expected nor intended to change GAAP, Federated’s adoption of the Codification did not have a material impact on its Consolidated Financial Statements.

(e) Effective June 30, 2009, Federated adopted a new accounting standard regarding subsequent events. This new accounting standard is based upon the same principles that exist within the auditing standards and thus formally establishes accounting standards for disclosing those events occurring after the balance sheet date but before the financial statements are issued or available to be issued. The new accounting standard requires public entities to evaluate subsequent events through the date that financial statements are issued, while all other entities should evaluate subsequent events through the date that financial statements are available to be issued. The new accounting standard categorizes subsequent events into recognized subsequent events (or historically Type I events) and nonrecognized subsequent events (or historically Type II events). The new accounting standard also enhances disclosure requirements for subsequent events. Effective upon issuance, the adoption of the new accounting standard did not have a material impact on Federated’s financial position or results of operations.

(f) Effective June 30, 2009, Federated adopted a new accounting standard regarding interim disclosures about fair value of financial instruments. This new accounting standard requires a company to disclose in the body or in the accompanying notes of its summarized financial information for interim reporting periods the fair value of all financial instruments for which it is practicable to estimate fair value, whether recognized or not recognized in the balance sheet. This new accounting standard also requires entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions. Federated has presented the necessary disclosures in Note (8).

(g) Effective June 30, 2009, Federated adopted a new accounting standard regarding recognition and presentation of other-than-temporary impairments. This new accounting standard amends the other-than-temporary impairment guidance for debt securities to make that guidance more operational and to improve the presentation and disclosure of a company’s investments, including other-than-temporary impairments on debt and equity securities, in the financial statements. The adoption of this new accounting standard did not have a material impact on Federated’s financial position and results of operations. Federated has presented the necessary disclosures in Note (9).

(h) Effective June 30, 2009, Federated adopted a new accounting standard regarding determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This new accounting standard provides guidance related to: (1) estimating fair value when the volume and level of activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability, and (2) circumstances that may indicate that a transaction is not orderly (i.e. forced liquidation or distressed sale). This new accounting standard was effective prospectively for interim and annual reporting periods ending after June 15, 2009. The adoption of this new accounting standard did not have a material impact on Federated’s financial position and results of operations.

(i) On January 1, 2009, Federated adopted a new accounting standard regarding determining whether instruments granted in share-based payment transactions are participating securities for purposes of calculating earnings per share. This new accounting standard addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method. It affects entities that accrue or pay nonforfeitable cash dividends on share-based payment awards during the awards’ service periods. The prior period basic and diluted earnings per share data presented have been restated to conform to the new two-class method. As restated, diluted earnings per share for continuing operations for the years ended December 31, 2008 and December 31, 2007, respectively, were $0.05 and $0.02 less than the amounts previously reported.

(j) On January 1, 2009, Federated adopted a new accounting standard regarding the determination of the useful life of intangible assets. This new accounting standard amends the list of factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets. The intent of this new accounting standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset previously under GAAP. The adoption of this new accounting standard did not have a material impact on Federated’s financial position and results of operations.

(k) On January 1, 2009, Federated adopted a new accounting standard regarding business combinations. This new accounting standard is intended to improve reporting by creating greater consistency in the accounting and financial reporting of business combinations, resulting in more complete, comparable and relevant information for investors and other users of financial statements. To achieve this goal, this new accounting standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and expands the disclosure requirements for material business combinations. The adoption of this new accounting standard did not have a material impact on Federated’s financial position and results of operations for the year ended December 31, 2009, but will have a significant impact on Federated’s accounting for future business combinations in the period of acquisition.

(l) On January 1, 2009, Federated adopted a new accounting standard regarding noncontrolling interests in consolidated financial statements. This new accounting standard required the recharacterization of minority interests as noncontrolling interests and the

2009 Annual Report	43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

classification thereof as a component of equity, if permanent. The new accounting standard also required temporary equity classification for financial instruments issued by a subsidiary that are redeemable or convertible for cash or other assets at the option of the holder. The new accounting standard eliminated the diversity that existed in accounting for transactions between an entity and noncontrolling interests by requiring that they be treated as equity transactions. The presentation and disclosure requirements of this new accounting standard were applied retrospectively and as a result of adoption, Federated has distinguished between temporary and permanent equity. Federated recharacterized the minority interests in consolidated sponsored investment products as “Redeemable noncontrolling interests in subsidiaries” and classified them as temporary equity while all other minority interests were recharacterized as “Nonredeemable noncontrolling interests in subsidiaries” and classified as permanent equity in the Consolidated Financial Statements. The adoption of this new accounting standard did not have a material impact on Federated’s financial position and results of operations.

(m) On January 1, 2009, Federated adopted a new accounting standard regarding fair value measurements related to nonfinancial assets and liabilities recognized or disclosed at fair value on a nonrecurring basis. These provisions were applied to the determination of fair value for the nonfinancial assets subject to impairment during 2009. See Note (8) for additional information on the fair value determinations.

(3) Business Combinations and Acquisitions

Prudent Bear Funds. In 2008, Federated completed the acquisition of certain assets of David W. Tice & Associates LLC that relate to the management of the Prudent Bear Fund and the Prudent Global Income Fund (collectively, the Prudent Bear Funds) with $1.1 billion and $0.4 billion in assets under management, respectively, as of December 5, 2008 (Prudent Bear Acquisition). In connection with the acquisition, the assets in the Prudent Bear Funds were transitioned into the newly created Federated Prudent Bear Fund and the Federated Prudent Global Income Fund. The addition of the Prudent Bear Funds complements Federated’s existing alternative investment products as well as other core offerings as part of an investor’s overall investment strategy. The initial purchase price for the transaction was $43 million. As of December 31, 2009, Federated incurred $0.9 million in transaction costs directly attributable to the acquisition of the Prudent Bear Funds. See Note (21)(a) for information on contingent payments related to this acquisition.

Clover Capital. In 2008, Federated completed the acquisition of certain assets of Clover Capital Management, Inc. (Clover Capital), a Rochester, New York-based investment manager that specializes in value investing (Clover Capital Acquisition). Clover Capital managed approximately $2.1 billion in assets as of December 1, 2008, consisting primarily of separately managed accounts. The addition of Clover Capital results in a suite of traditional value investment offerings for Federated’s clients. The initial purchase price for the transaction was $30 million. As of December 31, 2009, Federated incurred $0.5 million in transaction costs directly attributable to the acquisition of Clover Capital. See Note (21)(a) for information on contingent payments related to this acquisition.

Federated has completed its detailed valuations to determine the fair value of the identifiable intangible assets associated with the Prudent Bear and Clover Capital Acquisitions. The valuation results included in the Consolidated Balance Sheet as of December 31, 2009 and the related Consolidated Statements of Income for the year ended December 31, 2009 include certain adjustments to revise the December 31, 2008 estimates of fair value. See Note (9) for additional information on these revisions. The final valuation results indicate $11.7 million of the purchase price is assignable to identifiable intangible assets with a weighted-average useful life of 9 years, $36.7 million to intangible assets with indefinite lives and $26.1 million to goodwill, all of which is deductible for tax purposes. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as of the acquisitions’ closing dates.

Purchase Price Allocations in millions	Clover Capital	Prudent Bear
Intangible assets
Renewable investment advisory contract (indefinite life)	$0	$34.8
Customer relationships (10-year weighted-average useful life)[1]	8.7	0
Noncompete (5-year weighted-average useful life)[2]	0.5	2.5
Trade name (indefinite life)	0.6	1.3
Goodwill	20.6	5.5
Other long-term assets	0.3	0

Total assets acquired	30.7	44.1

Liabilities	(0.2)	(0.2)

Total purchase price	$30.5	$43.9

1	The customer relationship intangible assets are being amortized on a straight-line basis over their respective useful lives.
2	The noncompete assets are being amortized on an accelerated basis over their respective useful lives in a manner that best matches the benefit received.

44	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

The results of operations for both the Prudent Bear and Clover Capital Acquisitions were included in Federated’s Consolidated Financial Statements beginning in December 2008 based on the date of each respective acquisition. The following table summarizes unaudited pro forma financial information assuming both the Prudent Bear Acquisition and the Clover Capital Acquisition occurred at the beginning of the years presented. This pro forma financial information is for informational purposes only and is not indicative of actual results that would have occurred had these acquisitions been completed on the assumed dates and it is not indicative of future results. In addition, the following pro forma financial information has not been adjusted to reflect any operating efficiencies that may have been realized as a result of the acquisitions.

in millions except for per share data for the years ended,	2008	2007
Revenue	$1,254.6	$1,156.1
Income from continuing operations attributable to Federated Investors, Inc.	$227.4	$220.8
Net income attributable to Federated Investors, Inc.	$230.2	$220.8

Earnings per share – Basic
Income from continuing operations attributable to Federated Investors, Inc.	$2.23	$2.16
Net income attributable to Federated Investors, Inc.	$2.26	$2.16

Earnings per share – Diluted
Income from continuing operations attributable to Federated Investors, Inc.	$2.21	$2.13
Net income attributable to Federated Investors, Inc.	$2.24	$2.13

The pro forma results include adjustments for the effect of acquisition-related expenses including compensation and related, depreciation and amortization, interest and income tax expense.

Rochdale Investment Management LLC. In the third quarter 2007, Federated completed a transaction with Rochdale Investment Management LLC (Rochdale) to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). In connection with the acquisition, on August 24, 2007, the $366 million of assets in the Rochdale Atlas Portfolio were transitioned into the Federated InterContinental Fund, a new portfolio created for the purpose of continuing the investment operations of the Rochdale Atlas Portfolio as part of the Federated fund complex. Federated paid $5.75 million of upfront purchase price in August 2007 and incurred approximately $1 million in transaction costs. To account for the acquisition, Federated recorded a customer relationship intangible asset and goodwill. See Note (21)(a) for information on contingent payments related to this acquisition.

(4) Discontinued Operations

In the third quarter 2006, an indirect, wholly owned subsidiary of Federated completed the sale of certain assets associated with its TrustConnect® mutual fund processing business (the Clearing Business) to Matrix Settlement and Clearance Services, LLC (Matrix). The sale was completed over a series of closings during 2006.

In connection with the sale, Federated earned and accrued contingent consideration of $4.8 million in the second quarter of 2008, which was calculated as a percentage of Matrix’s second quarter 2008 net revenue above a specific threshold directly attributed to the Clearing Business. This contingent consideration was received in the third quarter of 2008 and is included, net of tax, as income from discontinued operations for the year ended December 31, 2008.

(5) Concentration Risk

Revenue concentration by asset class – Approximately 65% of Federated’s total revenue for 2009 was attributable to money market managed assets. A significant change in Federated’s money market business or a significant reduction in money market managed assets due to regulatory changes, changes in the financial markets, significant deterioration in investor confidence, persistent declines in or prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s results of operations.

Through the adverse market conditions of 2008, Federated’s government agency and treasury money market funds experienced significant asset inflows, which drove substantial increases in Federated’s money market managed assets. These funds grew as certain investors favored the perceived safety and liquidity of portfolios backed by government securities over other investment products. Of Federated’s total $281.6 billion in money market fund assets at December 31, 2009, $150.2 billion or 53% were invested in government agency and treasury funds. Reflecting increased market demand beginning in the latter part of 2008 for government securities, and thereby government and treasury money market funds, yields on such products have decreased to record lows. In certain products, the gross yield is not sufficient to cover all of the fund’s normal operating expenses. During the fourth quarter 2008, Federated began waiving fees in order for certain funds to maintain positive or zero net yields.

2009 Annual Report	45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

During the course of 2009, fee waivers to maintain positive or zero net yields progressively increased quarter over quarter as fund yields declined. These fee waivers which totaled $120.6 million for 2009 were partially offset by a related reduction in marketing and distribution expenses of $86.4 million such that the net impact to Federated was $34.2 million in reduced operating income. The impact of these fee waivers was significantly less in 2008 with $3.6 million in waived fees, $1.9 million in reduced marketing and distribution expenses and a net impact on operating income of $1.7 million. (See Note (23) for information regarding the quarterly operating income impact of the fee waivers.) Management expects the fee waivers and the related reduction in marketing and distribution expense will continue in 2010 and will likely be material. An increase in interest rates that results in higher yields on securities purchased in money market fund portfolios would reduce the operating income impact of these waivers. Management is unable to provide a reasonable estimate of the impact of fee waivers expected for 2010 as the amount of the waivers is contingent on a number of variables including available yields on instruments held by the funds, changes in assets within the funds, actions by the Federal Reserve and the U.S. Department of the Treasury, changes in expenses of the funds, changes in the mix of customer assets, and Federated’s willingness to continue the waivers.

Revenue concentration by product – Approximately 10% of Federated’s total revenue for 2009 was derived from services provided to one sponsored fund (Government Obligations Fund). A significant and prolonged decline in the assets under management in this fund could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to a related reduction to marketing and distribution expenses associated with this fund.

Revenue concentration by customer – Two intermediary customers, the Bank of New York Mellon Corporation (including its Pershing subsidiary) and Edward Jones & Co., L.P. (Edward Jones), accounted for approximately 19% and 9%, respectively, of Federated’s total revenue for 2009. Most of this revenue is derived from broker/dealer cash sweep money market products. Significant changes in Federated’s relationship with these customers could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to related material reductions to marketing and distribution expenses associated with such intermediaries.

A listing of Federated’s risk factors is included herein under the section entitled Risk Factors in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(6) Consolidation

Federated is involved with various entities in the normal course of business that may be deemed to be voting rights entities or VIEs. In accordance with Federated’s consolidation accounting policy, Federated first determines whether the entity being evaluated is a voting rights entity or a VIE. Once this determination is made, Federated proceeds with its evaluation of whether or not to consolidate the entity. The disclosures below represent the results of such evaluations pertaining to 2009 and 2008.

(a) Consolidated Voting Interest Entities

Federated has a majority interest (50.5%) and acts as the general partner in Passport Research Ltd., a limited partnership. Edward Jones is the limited partner with a 49.5% interest. The partnership acts as investment adviser to two sponsored funds. Noncontrolling interests in this subsidiary are included in Nonredeemable noncontrolling interest in subsidiary on the Consolidated Balance Sheets.

(b) Consolidated VIEs

Most of Federated’s sponsored mutual funds meet the definition of a VIE primarily due to the fact that given Federated’s typical series fund structure, the shareholders of each participating portfolio underlying the series fund generally lack the ability as an individual group to make decisions through voting rights regarding the board of directors/trustees of the fund. From time to time, Federated invests in certain of these launched products in order to provide investable cash thereby allowing the product to establish a performance history. Federated’s investment in these products represents its maximum exposure to loss. As of December 31, 2009 and 2008, Federated was the sole or majority investor in certain of these various products and was deemed to be the primary beneficiary since Federated’s majority interest would absorb the majority of the variability of the net assets of the VIE. Federated’s conclusion to consolidate a sponsored product may vary from period to period based on changes in Federated’s percentage interest in the product resulting from changes in the number of fund shares held by either Federated or third parties. Given that the products follow investment-company accounting, which prescribes fair-value accounting, a deconsolidation generally does not result in gains or losses for Federated. There was no significant impact to the Consolidated Balance Sheets or Statements of Income from entities that were either deconsolidated or newly consolidated in 2009. At December 31, 2009, the aggregate assets and liabilities of such entities that Federated consolidated were $22.6 million and $0.5 million, respectively, and Federated recorded $13.9 million to Redeemable noncontrolling interest in subsidiaries on Federated’s Consolidated Balance Sheets. At December 31, 2008, the aggregate assets and liabilities of such entities that Federated consolidated were $6.0 million and $0.8 million, respectively, and Federated recorded $0.8 million to Redeemable noncontrolling interest in subsidiaries on Federated’s Consolidated Balance Sheets. The assets of the products are primarily classified as Investments on Federated’s Consolidated Balance Sheets. The liabilities of the products are primarily classified as Accounts payable and accrued expenses on Federated’s Consolidated Balance Sheets and primarily represent operating liabilities of the entities. Neither creditors nor equity investors in the products have any recourse to Federated’s general credit.

46	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

(c) Non-Consolidated VIEs

At December 31, 2009, Federated was involved with certain VIEs in which it held a significant variable interest or was the sponsor that held a variable interest, but for which it was not the primary beneficiary. The assets and liabilities of these unconsolidated VIEs and Federated’s maximum risk of loss related thereto were as follows:

	As of December 31, 2009			As of December 31, 2008
in millions	Unconsolidated VIE assets	Unconsolidated VIE Liabilities	Total remaining carrying value of investment and maximum risk of loss	Unconsolidated VIE assets	Unconsolidated VIE Liabilities	Total remaining carrying value of investment and maximum risk of loss
Sponsored investment products[1]	$305,652.4	$—	$89.2	$336,739.0	$—	$43.4
CDOs[2]	$31.1	$127.3	$0	$1,056.4	$1,145.8	$0
Equity investment	$9.0	$4.9	$7.6	$5.2	$2.3	$8.2

1	The unconsolidated VIE assets for the sponsored investment products represent total net assets under management for the related products. Of Federated’s $89.2 million invested in these products at December 31, 2009, $81.6 million represents investments in money market products included in Cash and cash equivalents, with the remaining $7.6 million included in Investments on the Consolidated Balance Sheets. Of Federated’s $43.4 million invested in these products at December 31, 2008, $37.8 million represents investments in money market products included in Cash and cash equivalents, with the remaining $5.6 million included in Investments on the Consolidated Balance Sheets.
2	The risk of loss does not reflect any potential loss as a result of a related deferred tax asset expiring unutilized.

Sponsored Investment Products – Federated acts as the investment manager for certain investment products that are deemed to be VIEs, as disclosed above. In addition to Federated’s involvement as the investment manager, Federated may also hold investments in these products. Federated is not the primary beneficiary of these VIEs since Federated’s involvement is limited to that of service provider or represents a minority interest in the fund’s assets under management, or both. As a result, Federated’s variable interest is not deemed to absorb the majority of the variability of the entity’s net assets and therefore Federated has not consolidated these entities.

CDOs – At December 31, 2009, Federated acted as the investment manager for two CDOs that meet the definition of a VIE due primarily to the lack of unilateral decision making authority of the equity holders. The CDOs are alternative investment vehicles created for the sole purpose of issuing collateralized debt instruments that offer investors the opportunity for returns that vary with the risk level of their investment. The notes issued by the CDOs are backed by diversified portfolios consisting primarily of structured debt and had original expected maturities of ten to twelve years. Federated’s variable interests in the CDOs are limited to a 25% equity interest and a fixed, asset-based management fee earned prospectively as services are provided. As an equity holder, Federated participates in all rights and obligations to income and expected losses of the CDOs on a proportionate basis with all other equity holders. In its role as investment manager, Federated is not entitled to any additional residual return nor is it obligated to absorb any expected losses of the entities.

Federated is not the primary beneficiary of these VIEs since as investment manager and a minority equity interest holder, Federated’s variable interests are not deemed to absorb the majority of the variability of the entities’ net assets and therefore Federated has not consolidated these entities.

Equity Investment – Federated holds a 12% non-voting, noncontrolling interest in both Dix Hills Partners, LLC, a registered investment adviser and commodity trading adviser, and its affiliate, Dix Hills Associates, LLC (collectively, Dix Hills). Dix Hills is based in Jericho, New York and manages over $800 million in both absolute return and enhanced fixed-income mandates, including a hedge fund strategy and an enhanced cash strategy. Due primarily to the nature of the voting rights of the equity holders, Dix Hills meets the definition of a VIE, however, with its 12% interest, Federated is not deemed to be the primary beneficiary. Federated’s investment in Dix Hills is included in Other long-term assets on the Consolidated Balance Sheets.

(7) Fair Value Measurements

Federated measures certain financial and nonfinancial assets and liabilities at fair value using inputs that are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Federated’s market assumptions.

These two types of inputs create the following fair value hierarchy:

Level 1–Quoted prices for identical instruments in active markets.

2009 Annual Report	47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

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

Pursuant to this hierarchy, Federated uses observable market data, when available, and minimizes the use of unobservable inputs when determining fair value.

(a) Fair Value Measurements on a Recurring Basis

Federated’s available-for-sale securities include investments in fluctuating-value mutual funds. Federated’s trading securities primarily represent investments in equities and investment-grade debt instruments as a result of the consolidation of certain sponsored products when Federated is deemed to have a controlling financial interest. These financial assets are classified as current on the Consolidated Balance Sheets.

The following table presents fair value measurements for major categories of Federated’s financial assets measured at fair value on a recurring basis:

	December 31, 2009 Fair Value Measurements Using				December 31, 2008 Fair Value Measurements Using
in thousands	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$90,452	$—	$—	$90,452	$45,438	$—	$—	$45,438

Available-for-sale securities	$7,591	$—	$—	$7,591	$5,615	$—	$—	$5,615
Trading securities	4,803	19,144	—	23,947	3,997	3,597	—	7,594

Total investments	$12,394	$19,144	$—	$31,538	$9,612	$3,597	$—	$13,209

Federated did not hold material investments in securities that were measured at fair value using significant unobservable inputs (Level 3) during the years ended December 31, 2009 or 2008. At December 31, 2009 and 2008, Federated held financial liabilities of $0.2 million and $0.6 million, respectively, measured at fair value on a recurring basis. These liabilities were classified as short-term and the fair value was determined primarily using quoted prices for similar instruments (Level 2) and quoted prices for identical instruments (Level 1) as of December 31, 2009 and 2008, respectively. In addition, with the exception of the aircraft that was classified as held for sale in 2009 (and further discussed below), Federated did not hold any nonfinancial assets or liabilities measured at fair value on a recurring basis at December 31, 2009 and 2008.

(b) Fair Value Measurements on a Nonrecurring Basis

In the first quarter 2009, Federated experienced significant declines in the underlying assets under management related to certain customer relationship intangible assets acquired primarily in connection with one acquisition in a prior year. The declines reflected significant market depreciation as well as investor net redemptions in 2009, which were incremental to the significant declines in the latter half of 2008. Management’s quarterly recoverability test of the carrying value of these customer relationships as of March 31, 2009 indicated that the carrying values were not fully recoverable. Cash flow projections at March 31, 2009 were lower than previous projections prepared in connection with this recoverability testing as a result of continued managed asset declines due to market depreciation and net outflows. Management estimated the fair value of these customer relationship intangible assets based upon expected future cash flows using an income approach valuation methodology with unobservable inputs (Level 3). Such inputs included (1) an estimated rate of change for underlying managed assets; (2) expected revenue per managed asset; (3) incremental operating expenses; (4) useful life of the acquired asset; and (5) a discount rate. Management estimates a rate of change for underlying managed assets based on a combination of an estimated rate of market appreciation or depreciation and an estimated net redemption or sales rate. Expected revenue per managed asset, incremental operating expenses and the useful life of the acquired asset are generally based on contract terms, average market participant data and historical experience. The discount rate is estimated at the current market rate of return. In addition, because of the subjective nature of the projected discounted cash flows, management considered several scenarios and used probability weighting to calculate the expected future cash flows attributable to the intangible assets. The probability-weighted scenarios assumed assets under management growth rates ranging from 35% to -30%. As a result of this fair value analysis, Federated recorded a $16.0 million impairment charge in Intangible asset impairment and amortization on the Consolidated Statements of Income to write down these customer relationship intangible assets to $11.1 million as of March 31, 2009. Given the uncertainties regarding future market conditions, the timing and pace of a forecasted recovery and possible prolonged periods of underperformance compared to peer funds and indices and the significance of these factors to assets under management, management cannot be certain of the outcome of future undiscounted cash flow analyses.

48	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

As a result of deterioration in the resale market for used aircraft in 2008 and 2009 and management’s intent to sell its aircraft before the end of its previously estimated useful life, Federated recognized impairment charges totaling $5.2 million to write down the carrying value of one of Federated’s aircraft in 2009. Based upon independent valuation and market data for similar assets (Level 2), management estimated the value of this aircraft less expected costs to sell to be $3.4 million at December 31, 2009. The impairment charges were recorded as operating expense in Other on the Consolidated Statements of Income for the year ended December 31, 2009. As a result of adopting a plan to sell this aircraft late in 2009, the aircraft is included in Other current assets on the Consolidated Balance Sheets as of December 31, 2009.

(c) Fair Value Measurements of Other Financial Instruments

The fair value of Federated’s nonrecourse debt is estimated based on estimated annual redemption and market appreciation rates of the underlying B-share fund assets (see Note (1)(l) and Note (13)). Based on this estimate, the carrying value of nonrecourse debt appearing on the Consolidated Balance Sheets approximates fair value.

The fair value of Federated’s recourse debt is estimated based on the current market rate for debt with similar remaining maturities. Based on this fair value estimate, the carrying value of recourse debt appearing on the Consolidated Balance Sheets approximates fair value.

(8) Investments

Investments as of December 31, 2009 and 2008 included trading and available-for-sale securities. At December 31, 2009 and 2008, Federated held investments totaling $7.6 million and $5.6 million, respectively, in fluctuating-value mutual funds that were classified as available-for-sale securities and were included in Investments on the Consolidated Balance Sheets.

Federated’s trading securities totaled $23.9 million and $7.6 million at December 31, 2009 and 2008, respectively. Federated consolidates certain sponsored products into its Consolidated Financial Statements as a result of Federated’s controlling financial interest in the products (see Note (6)). As a result, all investments held by these sponsored products were included in Federated’s Consolidated Balance Sheets as of December 31, 2009 and 2008 as trading securities. Federated’s trading investments primarily represented stocks of large- and mid-cap U.S. and international companies and investment-grade debt securities and were included in Investments on the Consolidated Balance Sheets.

Available-for-sale securities (see Note (1)(g)) were as follows:

	At December 31, 2009				At December 31, 2008
		Gross Unrealized		Estimated Market Value		Gross Unrealized		Estimated Market Value
in thousands	Cost	Gains	(Losses)		Cost	Gains	(Losses)
Equity mutual funds	$2,301	$343	$0	$2,644	$3,017	$0	$(318)	$2,699
Fixed-income mutual funds	4,620	332	(5)	4,947	3,074	130	(288)	2,916

Total fluctuating-value mutual funds[1]	$6,921	$675	$(5)	$7,591	$6,091	$130	$(606)	$5,615

1	As of December 31, 2008 the unrealized losses of $606 related to investments with a fair value of $4,527. Of these, investments with a fair value of $4,471 with unrealized losses of $562 had sustained continuous unrealized losses for a period shorter than 12 months. In 2009, a portion of the unrealized losses at December 31, 2008 were deemed to be other-than-temporary losses. As a result, Federated recorded a $314 charge to write down the carrying value of the investments.

2009 Annual Report	49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

The following table presents gains and losses recognized in Gain (loss) on securities, net on the Consolidated Statements of Income in connection with investments for the years ended December 31:

in thousands	2009	2008	2007
Unrealized gain (loss) on trading securities	$2,806	$(1,673)	$414
Realized gains[1,5]	1,256	282	318
Realized losses[2,3,5]	(1,405)	(1,353)	(4,928)
Impairments[4]	(386)	(498)	(1,175)

Gain (loss) on securities, net	$2,271	$(3,242)	$(5,371)

1	Realized gains of $1,138, $114 and $318 related to the disposal of trading securities in 2009, 2008 and 2007, respectively. Realized gains of $118 and $168 related to the disposal of available-for-sale securities in 2009 and 2008, respectively.
2	Realized losses of $1,405, $1,353 and $4,915 related to the disposal of trading securities in 2009, 2008 and 2007, respectively. Realized losses of $13 related to the disposal of available-for-sale securities in 2007.
3	In 2007, Federated realized a $4.9 million loss on a $5 million investment in a Federated-sponsored private investment partnership. The partnership was a short-term investment vehicle whose limited partners were accredited investors. The non-Federated partners redeemed their limited partnership interests at full value.
4	During 2007, Federated recorded a $1.2 million charge to write down the carrying value of one of its CDOs. The fair value of this investment was written down as a result of unfavorable changes in estimated future cash flows for the CDO. Such revised cash flow estimates were triggered primarily by the implication of significant downgrades and rising default rates in the credit markets which became more significant to the CDO’s portfolio of investments in the fourth quarter 2007, as well as the downgrading of certain of the CDO’s investments in the fourth quarter 2007.
5	Realized gains and losses are computed on a specific-identification basis and recognized in Gain (loss) on securities, net on the Consolidated Statements of Income.

(9) Intangible Assets and Goodwill

Federated’s identifiable intangible assets consisted of the following at December 31:

	2009			2008
in thousands	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value
Finite-lived intangible assets:
Customer relationships[1]	$134,869	$(100,710)	$34,159	$154,121	$(87,318)	$66,803
Noncompete agreements[2]	14,396	(6,932)	7,464	14,496	(4,778)	9,718

Total finite-lived intangible assets[3]	149,265	(107,642)	41,623	168,617	(92,096)	76,521
Indefinite-lived intangible assets:
Renewable investment advisory contracts	37,800	N/A	37,800	44,700	N/A	44,700
Trade names	1,900	N/A	1,900	2,000	N/A	2,000

Total indefinite-lived intangible assets	39,700	N/A	39,700	46,700	N/A	46,700

Total identifiable intangible assets	$188,965	$(107,642)	$81,323	$215,317	$(92,096)	$123,221

1	Weighted average amortization period of 9.6 years at December 31, 2009
2	Weighted average amortization period of 7.1 years at December 31, 2009
3	Weighted average amortization period of 9.4 years at December 31, 2009

The decrease of $19.3 million in the cost of the Customer relationship intangible assets at December 31, 2009 as compared to December 31, 2008 primarily relates to the $16.0 million impairment of certain intangible assets primarily related to one acquisition. This write-down was recorded in the first quarter 2009 and is reflected in Intangible asset impairment and amortization on the Consolidated Statement of Income for 2009. See Note (7)(b) for additional information on the impairment.

The decrease of $6.9 million in the cost of the Renewable investment advisory contracts intangible asset at December 31, 2009, as compared to December 31, 2008, primarily reflects an adjustment to revise the preliminary purchase price allocation recorded for the Prudent Bear Acquisition. See Note (3) for additional information.

Amortization expense for identifiable intangible assets was $16.6 million, $18.4 million and $19.7 million in 2009, 2008 and 2007, respectively. This expense is included in Intangible asset impairment and amortization on the Consolidated Statements of Income for each period. See Note (7)(b) for information regarding the intangible asset impairments.

50	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five succeeding years assuming no new acquisitions or impairments:

in millions	For the years ending December 31,
2010	$14.8
2011	$8.6
2012	$5.0
2013	$4.2
2014	$3.3

Goodwill at December 31, 2009 and 2008 was $581.7 million and $534.1 million, respectively. During 2009, Federated recorded goodwill primarily in connection with contingent purchase price payments and accruals related to the 2005 acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition) ($33.4 million) and adjustments to revise the preliminary purchase price allocations recorded for the Prudent Bear Acquisition ($10.6 million) and the Clover Capital Acquisition ($3.1 million). See Note (3) for additional information.

(10) Property and Equipment

Property and equipment consisted of the following at December 31:

in thousands	Estimated Useful Life	2009	2008
Computer software and hardware[1]	1 to 5 years	$35,693	$34,907
Transportation equipment	12 years	17,833	11,876
Leasehold improvements	Up to term of lease	15,574	12,820
Office furniture and equipment	2 to 10 years	6,468	7,430

Total cost		75,568	67,033
Accumulated depreciation and amortization[2]		(35,541)	(37,644)

Property and equipment, net		$40,027	$29,389

1	The 2008 amount includes $341 recorded under capital lease arrangements. No such amount was recorded for 2009.
2	The 2008 amount includes $270 related to capital lease arrangements. No such amount was recorded for 2009.

Depreciation and amortization expense from continuing operations was $7.5 million, $6.2 million and $5.9 million for the years ended December 31, 2009, 2008 and 2007, respectively, and included the depreciation of assets recorded under capital lease arrangements.

(11) Other Current Liabilities

Federated’s Other current liabilities at December 31, 2009 and 2008 included accruals of $28.9 million and $15.4 million, respectively, related to the contingent purchase price payments for the Alliance Acquisition which is payable annually in April with a final payment due in July 2010. Also included in Other current liabilities at December 31, 2009 and 2008 was $20.8 million and $17.0 million, respectively, related to an insurance recovery for claims submitted to cover costs associated with the internal review and government investigations into past mutual fund trading practices and related civil litigation (see Note (21)(c)). The retention of these advance insurance payments is contingent upon final approval of the claim by the insurance carrier. In the event that all or a portion of the claim is denied, Federated will be required to repay all or a portion of these advance payments. Because the outcome of this claim is uncertain at this time, Federated recorded the advance payments as a liability and will continue to evaluate the contingency until it is resolved.

2009 Annual Report	51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

(12) Recourse Debt

Recourse debt at December 31 consisted of the following:

	Weighted- Average Interest Rates at December 31,
dollars in thousands	2009	2008	Maturity Date	2009	2008
$140 million Term Loan[1,2]	1.72%	3.24%	October 31, 2011	$126,000	$140,000
$200 million Revolving Credit Facility[1]	N/A	1.98%	October 31, 2011	0	37,000
Capital Lease	N/A	6.93%	October 31, 2009	0	71

Total debt – recourse				126,000	177,071
Less: Short-term debt – recourse				21,000	51,071

Long-term debt – recourse				$105,000	$126,000

1	The terms of these agreements allow up to eight separate borrowing tranches each for the purpose of setting different interest rates and maturities.
2	The current rate is the weighted-average rate of several loan tranches maturing on various dates through February 2, 2010.

Term Loan – During the third quarter 2008, Federated entered into a variable-rate $140 million term-loan facility (Term Loan). Federated has the option to increase its borrowings to $150 million during the term of the facility upon commitment from the lending banks. The Term Loan requires quarterly principal payments totaling $21 million and $28 million in 2010 and 2011, respectively, and a balloon payment of $77 million on October 31, 2011. During the year ended December 31, 2009, Federated repaid $14 million of its borrowings on its Term Loan. Proceeds from the Term Loan were used for general corporate purposes including cash payments related to acquisitions, regular quarterly dividends and share repurchase programs. The proceeds were also used to finance a portion of the special cash dividend payment in 2008.

Borrowings under the Term Loan currently bear interest at Federated’s option at either (1) the one-, two-, three-, six- or twelve-month London Interbank Offered Rate (LIBOR) plus a spread, currently 100 basis points; or (2) a base rate announced from time to time by the lending banks.

Revolver – Federated has a $200 million Revolving Credit Facility (the Revolver). Federated pays an annual facility fee, currently 7.5 basis points, based on its credit rating. Borrowings on the Revolver bear interest similar to that under the Term Loan except the LIBOR spread is currently 22.5 basis points. As of December 31, 2009, all of the Revolver was available for borrowings.

For both the Term Loan and the Revolver (collectively, the Credit Facilities), the LIBOR spreads are dependent upon Federated’s credit rating. Under the Credit Facilities, Federated can make cash payments for stock repurchases or shareholder dividend payments as long as cash, cash equivalents or unused borrowing from the Revolver of no less than $10 million is maintained during the payment period and certain other covenants are maintained. Certain subsidiaries entered into Continuing Agreements of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the Credit Facilities. The Credit Facilities include customary financial and non-financial covenants. Federated was in compliance with all such covenants at and during the year ended December 31, 2009.

(13) Deferred Sales Commissions and Nonrecourse Debt

Deferred sales commissions consisted of the following at December 31:

in thousands	2009	2008
Deferred sales commissions on B-shares, net	$12,585	$28,637
Other deferred sales commissions, net	2,733	1,624

Deferred sales commissions, net	$15,318	$30,261

52	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

Since 1997, Federated has funded sales commissions paid for Class B shares of sponsored mutual funds under various arrangements with independent third parties by selling its right to future cash flow streams associated with the B-share deferred sales commissions. As a result of these funding arrangements, Federated has recorded nonrecourse debt, which comprised the following at December 31:

	Weighted-Average Interest Rates at December 31,		Maximum Remaining Amortization Period at December 31, 2009
dollars in thousands	2009	2008	(in years)	2009	2008
Financings between October 2000 and December 2003	N/A	4.75%	N/A	$0	$8,165
Financings between January 2004 and February 2007	7.09%	6.59%	5.3	11,007	20,311
Financings between March 2007 and December 2009	4.56%	5.65%	8.1	2,549	2,021

Total debt—nonrecourse				$13,556	$30,497

Federated’s nonrecourse debt does not contain a contractual maturity but is amortized up to eight years dependent upon the cash flows of the related B-share fund assets, which are applied first to interest and then principal. Interest rates are imputed based on current market conditions at the time of issuance.

Management performs recoverability analyses of the deferred sales commission assets and nonrecourse debt related to B-share financings to determine if future cash flows related to financings will be sufficient to fully amortize the related asset and debt balances. There were no material B-share-related adjustments during 2009 or 2008.

Federated’s current B-share funding arrangement expires in February 2010. Management expects to self-fund B-share sales beginning in March 2010. Under the current structure, B-share advanced commissions totaled $6.1 million for 2009.

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

Matching contributions to the 401(k) plan recognized in Compensation and related expense amounted to $3.9 million, $3.5 million and $3.3 million for 2009, 2008 and 2007, respectively.

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

A Federated employee becomes eligible to participate in the profit sharing plan if employed on the last day of the year and has worked at least 500 hours for the year. The profit sharing plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the profit sharing plan in 2009, 2008 or 2007. At December 31, 2009, the profit sharing plan held 0.7 million shares of Federated Class B common stock.

(b) Employee Stock Purchase Plan

Federated offers an employee stock purchase plan that allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares purchased under this plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2009, 106,146 shares were purchased by employees in this plan on the open market since the plan’s inception in 1998.

(15) Share-Based Compensation Plans

Federated’s long-term stock-incentive compensation has been provided for under the Stock Incentive Plan (the Plan), as amended and subsequently approved by shareholders in April 2002 and April 2006. Share-based awards are granted to reward Federated’s employees and independent directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated. Since the Plan’s inception, a total of 23.6 million shares of Class B common stock have been authorized for granting share-based awards in the form of restricted stock, stock options or other share-based awards. As of December 31, 2009, 2.7 million shares are available under the Plan.

2009 Annual Report	53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

Share-based compensation expense was $18.8 million, $15.1 million and $12.6 million for the years ended December 31, 2009, 2008 and 2007, respectively. The associated tax benefits recorded in connection with share-based compensation expense was $7.1 million, $5.8 million and $4.7 million for the years ended December 31, 2009, 2008 and 2007, respectively. At December 31, 2009, the maximum remaining unrecognized compensation expense related to share-based awards approximated $66 million which is expected to be recognized over a weighted-average period of approximately 7 years.

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

The following table summarizes activity of non-vested restricted stock awards for the year ended December 31, 2009:

	Restricted Shares	Weighted- Average Grant- Date Fair Value
Non-vested at January 1, 2009	2,419,210	$28.04
Granted[1]	1,155,136	$20.41
Vested	(342,993)	$32.39
Forfeited	(30,518)	$30.03

Non-vested at December 31, 2009	3,200,835	$24.80

1	During the first quarter of 2009, Federated awarded 504,136 shares of restricted Federated Class B common stock in connection with a bonus program in which certain key employees received a portion of their bonus in the form of restricted stock under the Plan. This restricted stock, which was granted on the bonus payment date and issued out of treasury, generally vests over a three-year period. During the first quarter, third quarter and fourth quarter of 2009, Federated awarded 100,000 shares, 4,000 shares and 547,000 shares, respectively, of restricted Federated Class B common stock to certain key employees. The restricted stock awards vest over a ten-year period with restrictions on the vested portion of the awards lapsing on approximately the awards’ fifth- and tenth-year anniversaries.

Federated awarded 1,155,136 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $20.41 to employees during 2009; awarded 758,551 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $23.53 to employees during 2008; and awarded 694,334 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $33.06 to employees during 2007.

The total fair value of restricted stock vested during 2009, 2008 and 2007 was $6.8 million, $10.1 million and $6.2 million, respectively.

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

The following table summarizes the status of and changes in Federated’s stock option program for the year ended December 31, 2009:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2009	4,080,607	$26.35
Granted	12,000	$23.56
Exercised	(345,275)	$12.87
Forfeited	(42,250)	$26.87

Outstanding at December 31, 2009	3,705,082	$27.59	1.6	$6.7

Vested at December 31, 2009	2,277,857	$25.81	1.6	$5.7

Exercisable at December 31, 2009	690,082	$24.05	1.8	$3.2

Total options exercised during 2009, 2008 and 2007 were 345,275, 1,052,343 and 631,210, respectively. The total intrinsic value of stock options exercised during 2009, 2008 and 2007 was $4.0 million, $17.7 million and $18.0 million, respectively.

54	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

Federated granted 12,000 stock options to non-management directors with a weighted-average grant-date fair value of $3.38, $4.05 and $6.96 during each of the second quarters of 2009, 2008 and 2007, respectively. Federated estimated the grant-date fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2009, 2008, and 2007 respectively: dividend yields based on latest annualized dividend of 4.07%, 2.84% and 2.16%; expected volatility factors based on historical volatility of 24.9%, 15.2% and 16.7%; risk-free interest rates based on the U.S. Treasury strip rate for the expected life of the option of 1.89%, 3.09% and 4.54%; and an expected life of 5 years for each grant in 2009, 2008 and 2007. The expected life is based on the assumption that these options will be exercised evenly over the life of the option.

All awards granted in 2009, 2008 and 2007 were granted with an exercise price that was equal to the market price on the date of grant.

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

(a) Dividends

Cash dividends of $98.5 million, $375.7 million and $83.1 million were paid in 2009, 2008 and 2007, respectively, to holders of common stock. In the third quarter 2008, Federated paid $2.76 per share or $281.2 million for a special cash dividend in addition to the regular quarterly cash dividends paid throughout the course of 2008. All dividends are considered ordinary dividends for tax purposes.

(b) Treasury Stock Repurchase

During 2008, the board of directors authorized a share repurchase program that allows Federated to buy back as many as 5 million shares of Class B common stock following the December 31, 2008 expiration of the previous board-approved share repurchase program. The current program has no stated expiration date. No other programs exist as of December 31, 2009. The program authorizes executive management to determine the timing and the amount of shares for each purchase. The repurchased stock will be held in treasury for employee share-based compensation plans, potential acquisitions and other corporate activities. During the year ended December 31, 2009, Federated repurchased 0.8 million shares of common stock for $20.1 million, the majority of which were repurchased in the open market and the remaining shares were repurchased in connection with employee separations and are not counted against the board-approved share repurchase program. At December 31, 2009, approximately 4.2 million shares remain available to be purchased under the current buyback program.

Under the Credit Facilities, certain covenants are maintained including one that allows Federated to make cash payments for stock repurchases or shareholder dividends as long as liquidity of no less than $10 million is maintained during the payment period.

(17) Leases

The following is a schedule by year of future minimum payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2009:

in millions
2010	$12.1
2011	11.4
2012	10.9
2013	10.7
2014	10.6
2015 and thereafter	9.4

Total minimum lease payments	$65.1

Federated held a material operating lease at December 31, 2009 for its corporate headquarters building in Pittsburgh, Pennsylvania. This lease expires in 2014 and has renewal options for two successive terms of five years each. This lease includes provisions for leasehold improvement incentives, rent escalation and certain penalties for early termination. In addition, at December 31, 2009, Federated had various other operating lease agreements primarily involving additional facilities and vehicles. These leases are noncancelable and expire on various dates through the year 2019. Most leases include renewal or purchase options and, in certain leases, escalation clauses.

Rental expenses related to continuing operations were $11.1 million, $11.7 million and $11.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. In addition, sublease rental income was $0.5 million the year ended December 31, 2007. There was no sublease rental income for the years ended December 31, 2009 and 2008.

2009 Annual Report	55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

(18) Income Taxes

Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.

Income tax expense (benefit), net from continuing operations consisted of the following components for the years ended December 31:

in thousands	2009	2008	2007
Current:
Federal	$101,649	$117,210	$120,184
State	11,082	9,160	10,773
Foreign	297	811	652

	113,028	127,181	131,609
Deferred:
Federal	8,269	1,655	(1,848)
State	(3,399)	(166)	(534)
Foreign	380	(502)	(20)

Total	$118,278	$128,168	$129,207

The federal net tax effects of timing differences exceeding 5% of pretax income at the statutory federal income tax rate included in Income tax provision on the Consolidated Statements of Income were ($6.8 million), ($9.1 million) and ($6.8 million) for impairments and amortization of intangible assets in 2009, 2008 and 2007, respectively.

Discontinued operations, net of tax for the year ended December 31, 2008 included income tax expense of $2.0 million. There were no discontinued operations in 2009 or 2007.

For the years ended December 31, 2009, 2008 and 2007, the foreign subsidiaries had income from continuing operations before income taxes of $2.0 million, $6.8 million and $2.8 million, respectively, for which income tax expense of $0.8 million, $1.5 million and $1.0 million, respectively, has been recorded.

The reconciliation between the Federal statutory income tax rate and Federated’s effective income tax rate attributable to continuing operations consisted of the following for the years ended December 31:

	2009	2008	2007
Expected statutory rate	35.0%	35.0%	35.0%
Increase/(decrease):
State income taxes, net of Federal benefit	1.5	1.6	1.9
Capital loss valuation allowance	1.2	0.1	0.0
Book income of consolidated entities attributable to noncontrolling interests	(1.3)	(0.8)	(0.6)
Other	(0.2)	0.0	0.4

Effective rate	36.2%	35.9%	36.7%

During 2009, changes to the New York City corporate tax rules were enacted. These changes, some of which were retroactive to the beginning of 2009, resulted in a net favorable adjustment of $2.1 million, comprised of a deferred tax benefit of approximately $3.4 million and a current tax detriment of approximately $1.3 million. Management anticipates its New York City tax expense will increase going forward as a result of these new rules.

During 2009, Federated recognized a $1.6 million deferred tax asset relating to a net operating loss carryforward acquired in connection with a prior period acquisition. Management concluded its evaluation of the availability of the loss carryforward for use by Federated as the acquirer and believes it is more likely than not that Federated will be able to realize the net operating loss carryforwards to partially offset post-acquisition federal taxable income.

During 2009, Federated recorded an additional $3.7 million valuation allowance primarily related to certain deferred tax assets generated by charges recorded in prior years to write down the value of Federated’s investments in certain managed CDOs. After reassessing the viability and timing of certain tax-planning strategies in light of current market conditions, management believes it is more likely than not that Federated will not be able to realize the full benefit of these deferred tax assets once the capital losses are recognized for tax purposes.

During 2008, a $2.6 million favorable adjustment was made to the income tax provision due primarily to a correction of deferred tax balances following the full amortization of certain deferred sales commission assets.

56	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following as of December 31:

in thousands	2009	2008
Deferred Tax Assets
State tax net operating losses[1]	$14,942	$14,548
Share-based compensation	8,105	6,270
Deferred income	7,274	5,948
Write-down of CDO investments[2]	6,240	6,557
State taxes	2,417	1,939
Foreign tax net operating losses[1]	2,176	2,096
Federal tax net operating losses	1,648	0
Capital losses[3]	898	887
Other	5,202	4,799

Total gross deferred tax asset	48,902	43,044

Valuation allowance[1,2,3]	(20,806)	(16,285)

Total deferred tax asset, net of valuation allowance	$28,096	$26,759

Deferred Tax Liabilities
Intangible assets	$42,892	$36,119
Property and equipment	4,426	2,553
State taxes	3,696	5,701
Deferred sales commissions	2,141	2,347
Costs of internal-use software	1,546	1,284
Other	1,462	803

Total gross deferred tax liability	$56,163	$48,807

Net deferred tax liability	$28,067	$22,048

1	A valuation allowance has been recognized for $2.0 million of the deferred tax asset for foreign tax net operating losses, and for all but $0.8 million of the deferred tax asset for state tax net operating losses. The $14.9 million deferred tax asset for state net operating losses will expire over the period 2010-2026. The valuation allowances were recorded due to management’s belief that it is more likely than not that Federated will not realize the full benefit of these net operating losses.
2	Federated recognized deferred tax assets as a result of charges recorded to write down the value of its investment in certain managed CDOs. The carry-forward period for capital losses, once recognized, is five years. Management currently believes it is more likely than not that Federated will not fully realize these deferred tax assets in the future and therefore has recognized a related valuation allowance for $3.2 million.
3	Management currently believes that it is more likely than not that Federated will not realize any benefit from its capital loss deferred tax asset in the future and, as such, has recognized a valuation allowance for its full amount.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows for the years ending December 31:

in thousands	2009	2008
Balance at beginning of year	$507	$1,146
Additions based on tax positions related to the current year	161	98
Additions based on tax positions related to prior years	0	60
Reductions based on tax positions related to the current year	0	(41)
Reductions based on tax positions related to prior years	0	(756)
Lapse of statute of limitations	(167)	0

Balance at end of year	$501	$507

The decrease in unrecognized tax benefits in 2008 relates to the Internal Revenue Service’s approval of a requested change in accounting method. As of December 31, 2009, there was no reasonable possibility of a significant increase or decrease in unrecognized tax benefits within the next twelve months.

The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $0.5 million and $0.5 million as of December 31, 2009 and 2008, respectively.

As of both December 31, 2009 and 2008, Federated had $0.1 million of interest accrued on tax liabilities on the Consolidated Balance Sheets. For the year ended December 31, 2008, $0.1 million was recorded for interest in the Consolidated Statements of Income. There was no interest recorded for the year ended December 31, 2009. As of and for the years ended December 31, 2009 and 2008, Federated had no amounts accrued for penalties in the Consolidated Balance Sheets or in the Consolidated Statements of Income.

2009 Annual Report	57

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

As of December 31, 2009 tax years 2006 through 2008 remained subject to examination by Federated’s major tax jurisdictions, which include the United States, the states of California, New York and Pennsylvania and the city of New York.

As of December 31, 2008 tax years 2005 through 2007 remained subject to examination by Federated’s major tax jurisdictions, which include the United States, the states of California, New York and Pennsylvania and the city of New York, with the exception of tax year 2005, which was effectively settled for New York state tax purposes for its primary taxpayer in that jurisdiction.

(19) Earnings Per Share Attributable to Federated Investors, Inc. Shareholders

The following table sets forth the computation of basic and diluted earnings per share using the two-class method for amounts attributable to Federated Investors, Inc. for the years ended December 31:

in thousands, except per share data	2009	2008	2007
Numerator – Basic
Income from continuing operations attributable to Federated Investors, Inc.	$197,292	$221,509	$217,471
Less: Total income available to participating unvested restricted shareholders[1]	(4,917)	(5,169)	(3,322)

Total income from continuing operations attributable to Federated Common Stock[2]	$192,375	$216,340	$214,149

Income from discontinued operations attributable to Federated Investors, Inc.	$0	$2,808	$0
Less: Total income available to participating unvested restricted shareholders[1]	0	(65)	0

Total income from discontinued operations attributable to Federated Common Stock[2]	$0	$2,743	$0

Net income attributable to Federated Common Stock[2]	$192,375	$219,083	$214,149

Numerator – Diluted
Income from continuing operations attributable to Federated Investors, Inc.	$197,292	$221,509	$217,471
Less: Total income available to participating unvested restricted shareholders[1]	(4,913)	(5,169)	(3,295)

Total income from continuing operations attributable to Federated Common Stock[2]	$192,379	$216,340	$214,176

Income from discontinued operations attributable to Federated Investors, Inc.	$0	$2,808	$0
Less: Total income available to participating unvested restricted shareholders[1]	0	(65)	0

Total income from discontinued operations attributable to Federated Common Stock[2]	$0	$2,743	$0

Net income attributable to Federated Common Stock[2]	$192,379	$219,083	$214,176

Denominator
Basic weighted-average common shares outstanding	99,923	99,605	100,855
Dilutive potential shares from stock options	133	790	1,212

Diluted weighted-average common shares outstanding	100,056	100,395	102,067

Earnings per share – Basic
Income from continuing operations attributable to Federated Common Stock	$1.93	$2.17	$2.12
Income from discontinued operations attributable to Federated Common Stock	0.00	0.03	0.00

Net income attributable to Federated Common Stock	$1.93	$2.20	$2.12

Earnings per share – Diluted
Income from continuing operations attributable to Federated Common Stock	$1.92	$2.15	$2.10
Income from discontinued operations attributable to Federated Common Stock	0.00	0.03	0.00

Net income attributable to Federated Common Stock	$1.92	$2.18	$2.10

1	Income available to participating restricted shareholders includes dividends paid to unvested restricted shareholders, net of estimated and actual forfeited dividends, and their proportionate share of undistributed earnings.
2	Federated Common Stock excludes unvested restricted stock which are deemed participating securities in accordance with the two-class method of computing earnings per share.

For the years ended December 31, 2009, 2008 and 2007, 2.7 million, 1.3 million and 0.3 million stock option awards, respectively, were outstanding but not included in the computation of diluted earnings per share for each year because the exercise price was greater

58	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

than the average market price of Federated Class B common stock for each respective year. In the event the awards become dilutive, these shares would be included in the calculation of diluted earnings per share and would result in additional dilution.

(20) Accumulated Other Comprehensive Income attributable to Federated Shareholders

The components of accumulated other comprehensive income, net of tax, attributable to Federated shareholders are as follows:

in thousands	Unrealized Gain (Loss) on Securities Available for Sale	Foreign Currency Translation Gain (Loss)	Total
Balance at January 1, 2007	$(8)	$459	$451
Total change in market value[1]	(543)	0	(543)
Reclassification adjustment[2]	726	0	726
Gain on currency conversion[3]	0	245	245

Balance at December 31, 2007	175	704	879
Total change in market value[1]	(675)	0	(675)
Reclassification adjustment[2]	190	0	190
Loss on currency conversion[3]	0	(97)	(97)

Balance at December 31, 2008	(310)	607	297
Total change in market value[1]	494	0	494
Reclassification adjustment[2]	240	0	240
Gain on currency conversion[3]	0	483	483

Balance at December 31, 2009	$424	$1,090	$1,514

1	The tax (expense) benefit on the change in market value of securities available for sale was ($266), $364 and ($292) for 2009, 2008 and 2007, respectively.
2	The tax expense on the reclassification adjustments was $145, $102 and $391 for 2009, 2008 and 2007, respectively.
3	The tax (expense) benefit on the foreign currency translation gain/loss was ($260), $52 and ($132) for 2009, 2008 and 2007, respectively.

(21) Commitments and Contingencies

(a) Contractual

Federated is obligated to make certain future payments under various agreements to which it is a party, including operating leases (see Note (17)). The following table summarizes minimum noncancelable payments contractually due under Federated’s significant service contracts and employment arrangements:

	Payments due in
in millions	2010	2011	2012	2013	2014	After 2014	Total
Purchase obligations[1]	$11.1	$4.1	$1.2	$0.7	$0.6	$1.2	$18.9
Employment-related commitments[2]	23.7	17.0	10.2	8.3	7.6	0	66.8

Total	$34.8	$21.1	$11.4	$9.0	$8.2	$1.2	$85.7

1	Federated is a party to various contracts pursuant to which it receives certain services including legal, access to various fund-related information systems and research databases, as well as trade order transmission and recovery services. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2019. Costs for such services are expensed as incurred.
2	Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2014.

As part of the Prudent Bear Acquisition, Federated is required to make contingent purchase price payments based upon certain revenue growth targets over the four-year period following the acquisition. The purchase price payments, which could total to as much as $99.5 million, will be recorded as additional goodwill at the time the contingency is resolved. As of December 31, 2009, $5.1 million related to the first contingent purchase price payment was accrued in Other current liabilities, was recorded as goodwill and will be paid in the first quarter of 2010.

As part of the Clover Capital Acquisition, Federated is required to make contingent purchase price payments based upon growth in revenues over the five-year period following the acquisition date. The purchase price payments, which could total as much as $56 million, will be recorded as additional goodwill at the time the contingency is resolved. The applicable growth targets were not met for the first payment related to the anniversary year ended in December 2009. As such, no amounts were accrued in 2009, or will be paid in 2010.

2009 Annual Report	59

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

As part of the 2006 acquisition of MDTA LLC (MDTA), Federated was required to make annual contingent purchase price payments based upon growth in MDTA net revenues over a three-year period. The first two contingent purchase price payments of $43.3 million and $40.9 million were paid in the third quarters of 2007 and 2008, respectively, and were recorded as goodwill. The applicable growth targets were not met for the final payment related to the anniversary year ending in July 2009. As such, there will be no further payments.

As part of the Alliance Acquisition, Federated is required to make contingent purchase price payments over a five-year period. These payments are calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. The first four contingent purchase price payments of $10.7 million, $13.3 million, $16.2 million and $19.8 million were paid in the second quarters of 2006, 2007, 2008 and 2009, respectively. At current asset levels, the final payments in 2010 would total approximately $36 million. As of December 31, 2009, $28.9 million, which includes a $10 million lump-sum payment, was accrued in Other current liabilities and recorded as goodwill. Contingent payments are recorded as additional goodwill at the time the related contingency is resolved.

In the third quarter 2007, Federated completed a transaction with Rochdale Investment Management LLC to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). The Rochdale Acquisition agreement provides for two forms of contingent purchase price payments that are dependent upon asset growth and fund performance through 2012. The first form of contingent payment is payable in 2010 and 2012 and could aggregate to as much as $20 million. The second form of contingent payment is payable on a semi-annual basis over the five-year period following the acquisition closing date based on certain revenue earned by Federated from the Federated InterContinental Fund. As of December 31, 2009, $2.1 million was paid related to these semi-annual contingent purchase price payments and $0.3 million related to future contingent purchase price payments was accrued in Other current liabilities and recorded as goodwill. Contingent payments are recorded as additional goodwill at the time the related contingency is resolved.

Pursuant to various significant employment arrangements, Federated may be required to make certain incentive compensation-related payments. The employment contracts expire on various dates through the year 2014 with payments possible through 2018. As of December 31, 2009, the maximum bonus payable over the remaining terms of the contracts approximates $91 million, of which approximately $4 million would be payable in 2010 if the necessary performance targets are met and the employees continue to be employed as of the relevant payment dates. In addition, certain employees have incentive compensation opportunities related to the Federated Kaufmann Large Cap Fund (the Fund Bonus). Based on current asset levels, a nominal amount would be paid in 2011 as the first Fund Bonus payment. Management is unable to reasonably estimate a range of possible bonus payments for the Fund Bonus for subsequent years due to the wide range of possible growth-rate scenarios.

Pursuant to another acquisition agreement and long-term employment arrangements, Federated may be required to make additional payments upon the occurrence of certain events. Under these other agreements, payments could occur on an annual basis and continue through 2013.

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

(c) Past Mutual Fund Trading Issues and Related Legal Proceedings

During the fourth quarter 2005, Federated entered into settlement agreements with the SEC and New York State Attorney General to resolve the past mutual fund trading issues. Under the terms of the settlements, Federated paid for the benefit of fund shareholders a total of $80.0 million. In addition, Federated agreed to reduce the investment advisory fees on certain Federated funds by $4.0 million per year for the five-year period beginning January 1, 2006, based upon effective fee rates and assets under management as of September 30, 2005. Depending upon the level of assets under management in these funds during the five-year period, the actual investment advisory fee reduction could be greater or less than $4.0 million per year. For the years ended December 31, 2009, 2008 and 2007, these fee reductions were approximately $3 million, $3 million and $4 million, respectively.

Since October 2003, Federated has been named as a defendant in twenty-three cases filed in various federal district courts and state courts involving allegations relating to market timing, late trading and excessive fees. All of the pending cases involving allegations

60	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

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

The plaintiffs in the excessive fee cases seek compensatory damages reflecting a return of all advisory fees earned by Federated in connection with the management of the Federated Kaufmann Fund since June 28, 2003, as well as attorneys’ fees and expenses. The remaining lawsuits seek unquantified damages, attorneys’ fees and expenses. Federated is defending this litigation. The potential impact of these lawsuits and similar suits against third parties, as well as the timing of settlements, judgments or other resolution of these matters, is uncertain. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

The Consolidated Financial Statements for the years ended December 31, 2009, 2008 and 2007 reflect $10.6 million, $7.5 million and $4.4 million, respectively, for costs associated with various legal, regulatory and compliance matters, including costs incurred on behalf of the funds, costs incurred and estimated to complete the distribution of Federated’s regulatory settlement, costs related to certain other undertakings of these settlement agreements, and costs incurred and estimated to resolve certain of the above-mentioned ongoing legal proceedings. Accruals for these estimates represent management’s best estimate of probable losses at this time. Actual losses may differ from these estimates, and such differences may have a material impact on Federated’s consolidated results of operations, financial position or cash flows.

(d) Other Legal Proceedings

Federated has other claims asserted and threatened against it in the ordinary course of business. As of December 31, 2009, Federated does not believe that a material loss related to these claims is reasonably estimable. These claims are subject to inherent uncertainties. It is possible that an unfavorable determination will cause a material adverse impact on Federated’s reputation, financial position, results of operations and/or liquidity in the period in which the effect becomes reasonably estimable.

(22) Subsequent Events

On January 28, 2010, Federated’s board of directors declared a $1.50 per share cash dividend to shareholders of record as of February 5, 2010, which was paid on February 12, 2010. The dividend consists of a $0.24 per share quarterly dividend and a $1.26 per share special dividend. A significant portion of the dividend was funded by cash on hand. The dividend was considered an ordinary dividend for tax purposes.

On February 11, 2010, Federated borrowed $53.5 million against the Revolver in order to meet cash needs.

Federated has evaluated subsequent events through February 19, 2009, the date these financial statements were issued.

2009 Annual Report	61

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)

(December 31, 2009, 2008 and 2007)

(23) Supplementary Quarterly Financial Data (Unaudited)

in thousands, except per share data, for the quarters ended	March 31,	June 30,	September 30,	December 31,
2009
Revenue[1]	$310,643	$306,894	$293,603	$264,810
Operating income[1,2]	60,049	88,065	94,733	86,381
Net income including noncontrolling interests in subsidiaries	37,469	56,083	60,287	54,700
Amounts attributable to Federated Investors, Inc.
Net income[1,2]	35,135	53,274	56,986	51,897
Basic earnings per share[1,2]	0.34	0.52	0.56	0.51
Diluted earnings per share[1,2]	0.34	0.52	0.56	0.51
Cash dividends per share	0.24	0.24	0.24	0.24
Stock price per share[3]
High	23.21	26.85	27.50	28.31
Low	16.10	21.08	22.35	24.76
2008
Revenue	$305,693	$310,306	$305,913	$301,768
Operating income	90,944	91,213	93,260	85,757
Net income including noncontrolling interests in subsidiaries	57,205	60,045	58,666	55,519
Amounts attributable to Federated Investors, Inc.
Income from continuing operations	55,819	55,217	56,211	54,263
Income from discontinued operations[4]	0	2,808	0	0
Net income[4]	55,819	58,025	56,211	54,263
Basic earnings per share[5]
Income from continuing operations	0.55	0.55	0.52	0.53
Income from discontinued operations[4]	0.00	0.03	0.00	0.00
Net income[4,6]	0.55	0.57	0.52	0.53
Diluted earnings per share[5]
Income from continuing operations	0.54	0.54	0.52	0.53
Income from discontinued operations[4]	0.00	0.03	0.00	0.00
Net income[4]	0.54	0.57	0.52	0.53
Cash dividends per share[7]	0.21	0.24	3.00	0.24
Stock price per share[3]
High	45.01	41.45	36.63	29.59
Low	36.03	32.30	17.17	15.80

1	During the first, second, third and fourth quarters of 2009, fee waivers to maintain positive or zero net yields totaled $9.7 million, $17.0 million, $36.5 million and $57.5 million, respectively. These fee waivers were partially offset by related reductions in marketing and distribution expenses of $4.6 million, $11.4 million, $27.9 million and $42.6 million such that the net impact to Federated was $5.1 million, $5.6 million, $8.6 million and $14.9 million in reduced operating income for the first, second, third and fourth quarters of 2009, respectively.
2	Federated recorded impairments totaling $21.7 million primarily related to intangible and fixed assets in the first quarter 2009. See Note (7) for additional information.
3	Federated’s common stock is traded on the New York Stock Exchange under the symbol “FII.”
4	Income from discontinued operations for the quarter ended June 30, 2008 reflects the recognition of a $4.8 million pre-tax gain related to the final contingent payment received as a result of the 2006 sale of the Clearing Business.
5	Certain prior year amounts have been restated to reflect the adoption of a new accounting standard regarding determining whether instruments granted in share-based payment transactions are participating securities for purposes of calculating earnings per share.
6	Totals may not sum due to rounding.
7	For the quarter ended September 30, 2008, Federated paid $2.76 per share for a special cash dividend. This payment was in addition to the $0.24 per share dividend paid in that quarter. All dividends are considered ordinary dividends for tax purposes.

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of February 5, 2010, was 1 and 72,301, respectively.

62	Federated Investors, Inc.