Form 10-K, Exhibit 13
period 2011-12-31
FEDERATED INVESTORS INC /PA/
filed 2012-02-24
CIK 1056288

EXHIBIT 13.01

FORWARD-LOOKING STATEMENTS
Certain statements in this Annual Report on Form 10-K and the 2011 Annual Report to Shareholders, including those related to asset flows and business mix; obligations to make additional contingent payments pursuant to acquisition agreements; obligations to make additional payments pursuant to employment arrangements; legal proceedings; future cash needs and management’s expectations regarding borrowing; future principal uses of cash; performance indicators; impact of accounting policies and new accounting pronouncements; concentration risk; indemnification obligations; the impact of increased regulation including potential rule proposals by the Securities and Exchange Commission affecting money market funds; the prospect of increased distribution-related expenses; management’s expectations regarding fee waivers and the impact of such waivers on revenues and net income; the ability to raise additional capital; the rising costs of risk management; possible impairment charges; tax liability and the realization of deferred tax assets; capital losses; the impact of the interest rate swap and the various items set forth under the section entitled Risk Factors constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance or achievements of Federated or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Among other risks and uncertainties, market conditions may change significantly resulting in changes to Federated’s asset flows and business mix, which may cause a decline in revenues and net income, result in impairments and increase the amount of fee waivers incurred by Federated. The obligation to make contingent payments is based on certain growth and fund performance targets and will be affected by the achievement of such targets, and the obligation to make additional payments pursuant to employment agreements is based on satisfaction of certain conditions set forth in those agreements. Future cash needs and future uses of cash will be impacted by a variety of factors, including the number and size of any acquisitions, Federated’s success in distributing its products, the resolution of pending litigation, potential increases in costs relating to risk management, as well as potential changes in assets under management and/or changes in the terms of distribution and shareholder services contracts with intermediaries who offer Federated’s products to customers. Federated’s risks and uncertainties also include liquidity and credit risks in Federated’s money market funds and revenue risk, which will be affected by yield levels in money market fund products, changes in market values of assets under management and the ability of Federated to collect fees in connection with the management of such products. Many of these factors may be more likely to occur as a result of the increased scrutiny of the mutual fund industry by federal and state regulators, and the recent and ongoing disruption in global financial markets. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such statements in the future. For more information on these items, see the section entitled Risk Factors herein under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2011 Annual Report	7

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data and managed assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed assets) of Federated for the five years ended December 31, 2011 have been derived from the audited Consolidated Financial Statements of Federated. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes which follow.

Years Ended December 31,	2011	2010	2009	2008	2007
Statement of Income Data[1,2]
Total revenue	$895,114	$951,943	$1,175,950	$1,223,680	$1,127,644
Operating income	257,455	309,791	329,227	361,175	357,193
Income from continuing operations including noncontrolling interests in subsidiaries	155,083	189,163	208,540	228,625	223,236
Amounts attributable to Federated Investors, Inc.
Income from continuing operations	150,906	179,114	197,292	221,509	217,471
Income from discontinued operations	0	0	0	2,808	0
Net income	150,906	179,114	197,292	224,317	217,471
Share Data attributable to Federated Investors, Inc.
Earnings per share – Basic[1,2]
Income from continuing operations	$1.45	$1.73	$1.93	$2.17	$2.12
Income from discontinued operations	0.00	0.00	0.00	0.03	0.00
Net income	1.45	1.73	1.93	2.20	2.12
Earnings per share – Diluted[1,2]
Income from continuing operations	$1.45	$1.73	$1.92	$2.15	$2.10
Income from discontinued operations	0.00	0.00	0.00	0.03	0.00
Net income	1.45	1.73	1.92	2.18	2.10
Cash dividends per share[3]	$0.96	$2.22	$0.96	$3.69	$0.81
Weighted-average shares outstanding – basic	100,609	99,925	99,923	99,605	100,855
Weighted-average shares outstanding – diluted	100,632	99,993	100,056	100,395	102,067
Balance Sheet Data at Period End
Intangible assets, net and Goodwill[1]	$720,926	$720,825	$662,996	$657,321	$534,603
Total assets[1]	1,150,856	1,153,504	912,433	846,610	840,971
Long-term debt—recourse[4]	318,750	361,250	105,000	126,000	71
Federated Investors shareholders’ equity[3]	541,959	491,799	528,207	423,374	574,015
Managed Assets (in millions)
As of period end	$369,697	$358,241	$389,316	$407,310	$301,616
Average for the period	$354,387	$347,074	$405,595	$342,521	$265,055

1
During 2010 and 2009, Federated recorded impairments totaling $10.2 million and $21.7 million, respectively, primarily related to certain intangible and fixed assets. See Note (6) to the Consolidated Financial Statements.

2
During 2011, 2010 and 2009, fee waivers in order for certain money market funds to maintain positive or zero net yields totaled $320.7 million, $241.6 million and $120.6 million, respectively. These fee waivers were partially offset by related reductions in distribution expenses of $232.3 million, $186.6 million and $86.4 million for 2011, 2010 and 2009, respectively, and net income attributable to noncontrolling interests of $6.5 million and $1.0 million for 2011 and 2010, respectively, such that the net negative pre-tax impact to Federated was $81.9 million, $54.0 million and $34.2 million for 2011, 2010 and 2009, respectively.

3
In 2010, Federated paid $1.26 per share or $129.8 million as a special dividend to shareholders. See Note (14)(a) to the Consolidated Financial Statements. In 2008, Federated paid $2.76 per share or $281.2 million as a special dividend to shareholders.

4
In 2008, Federated entered into a term-loan facility and began borrowing against its revolving credit facility. In 2010, and again in 2011, Federated amended and restated its term-loan facility. See Note (11) to the Consolidated Financial Statements.

8	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.
General
Federated Investors, Inc. (together with its subsidiaries, Federated) is one of the largest investment managers in the United States with $369.7 billion in managed assets as of December 31, 2011. The majority of Federated’s revenue is derived from advising and administering Federated mutual funds and Separate Accounts (which include separately managed accounts, institutional accounts, sub-advised funds and other managed products) in both domestic and international markets. Federated also derives revenue from providing various other mutual fund-related services, including distribution, shareholder servicing, and retirement plan recordkeeping services (collectively, Other Services).
Federated’s investment products are primarily distributed in three markets. These markets and the relative percentage of managed assets at December 31, 2011 attributable to such markets are as follows: wealth management and trust (51%), broker/dealer (30%) and global institutional (17%).
Investment advisory fees, administrative fees and certain fees for Other Services, such as distribution and shareholder service fees, are contract-based fees that are generally calculated as a percentage of the net assets of the investment portfolios that are managed by Federated. As such, Federated’s revenue is primarily dependent upon factors that affect the value of managed assets including market conditions and the ability to attract and retain assets. Nearly all assets under management in Federated’s investment products can be redeemed at any time with no advance notice requirement. Fee rates for Federated’s services generally vary by asset type and investment objective and, in certain instances, decline as the average net assets of the individual portfolios exceed certain thresholds. Generally, management-fee rates charged for advisory services provided to equity products are higher than management-fee rates charged on money market and fixed-income products. Likewise, mutual funds typically have a higher management-fee rate than Separate Accounts. Similarly, traditional separate accounts typically have a higher management-fee rate than liquidation portfolios. Accordingly, revenue is also dependent upon the relative composition of average assets under management across both asset and product types. Federated may waive certain fees for competitive reasons such as to maintain positive or zero net yields, to meet regulatory requirements or to meet contractual requirements. Since Federated’s products are largely distributed and serviced through financial intermediaries, Federated pays a significant portion of the distribution fees earned from sponsored products to the financial intermediaries that sell these products. These payments are generally calculated as a percentage of net assets attributable to the financial intermediary selling the product and are recorded on the Consolidated Statements of Income as a distribution expense. Certain components of distribution expense can vary depending upon the asset type, distribution channel and/or the size of the customer relationship. Federated generally pays out a larger portion of the distribution revenue earned from managed assets in money market funds than managed assets in equity or fixed-income funds.
Federated’s remaining Other Services fees are primarily based on fixed rates per retirement plan participant. Revenue relating to these services generally depends upon the number of plan participants which may vary as a result of sales and marketing efforts, competitive fund performance, introduction and market reception of new product features and acquisitions.
Federated’s most significant operating expenses include compensation and related costs, which include fixed and variable compensation and related employee benefits, and distribution expenses. Certain of these expenses are dependent upon sales, product performance, levels of assets and asset mix and the willingness to continue fee waivers in order for certain money market funds to maintain positive or zero net yields.
The discussion and analysis of Federated’s financial condition and results of operations are based on Federated’s Consolidated Financial Statements. Federated operates in a single operating segment, the investment management business. Management evaluates Federated’s performance at the consolidated level. Management analyzes all expected revenue and expenses and considers market demands in determining an overall fee structure for services provided and in evaluating the addition of new business. Federated’s growth and profitability are dependent upon its ability to attract and retain assets under management and, in light of the recent and continuing adverse market conditions, are also dependent upon the profitability of those assets, which is impacted, in part, by management’s decisions regarding fee waivers in order for certain money market funds to maintain positive or zero net yields. Fees for fund-related services are ultimately subject to the approval of the independent directors or trustees of the mutual funds. Management believes the most meaningful indicators of Federated’s performance are assets under management, total revenue and net income, both in total and per diluted share.

2011 Annual Report	9

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Business Developments
Money Market Fund Matters
For the year ended December 31, 2011, 46% of Federated’s total revenue was attributable to money market assets as compared to 50% and 65% for 2010 and 2009, respectively. A significant change in Federated’s money market business or a significant reduction in money market assets due to regulatory changes, changes in the financial markets including significant and rapid increases in interest rates over a short period of time causing certain investors to prefer direct investments in interest-bearing securities, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s results of operations.
(a) Current Regulatory Environment
In January 2010, the Securities and Exchange Commission (SEC) adopted extensive amendments to Rule 2a-7 of the Investment Company Act of 1940 (Investment Company Act) aimed at enhancing the resiliency of money market funds. These amendments included a series of enhancements including rules that required all money market funds to meet specific portfolio liquidity standards and rules that significantly enhanced the public disclosure and regulatory reporting obligations of these funds. In Federated's view, the amendments of 2010 meaningfully and sufficiently strengthened money market funds. Recent experience demonstrated that the amendments of 2010 were effective in meeting heightened requests for redemptions occurring at various times throughout 2011 in connection with the U.S. credit rating downgrade and the ongoing European debt crisis.
The SEC staff is considering additional changes to Rule 2a-7 that could adversely impact the viability of money market funds, including requiring a floating net asset value, imposing capital requirements, and creating redemption restrictions. Federated believes the changes currently under consideration, if enacted, would significantly reduce the utility and attractiveness of money market funds to investors. Thus, rather than enhance the resiliency of money market funds, the contemplated changes would potentially severely harm the utility of money market funds for investors who, in Federated's view, value money market funds in their current form as an efficient and effective cash management investment product offering daily liquidity at par. It has been reported that the SEC may propose amendments to Rule 2a-7 as early as the first quarter of 2012.
If ultimately enacted, some or all of these changes would be detrimental to Federated's money market fund business and could materially and adversely affect Federated's operations. The very proposal of such amendments could have an adverse impact on Federated's money market fund business and operations and could also negatively impact the short-term credit markets. Management is carefully monitoring developments in this area and plans to actively participate both individually and with industry groups in the public comment process that would accompany any rule change proposal. Federated is unable to assess the degree of any potential impact such additional reforms may have on its business and operations until such proposals are issued. Even when issued, the final version of any SEC rule amendment could vary significantly from the form in which it is proposed.

10	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

(b) Historically Low Short-Term Interest Rates
Throughout 2011, the Federal Reserve left the near-zero federal funds rate unchanged and short-term interest rates continued at all-time low levels. As a result, for the third consecutive year, Federated voluntarily waived fees in certain money market funds in 2011 in order for certain funds to maintain positive or zero net yields. These fee waivers were partially offset by related reductions in distribution expense and net income attributable to noncontrolling interests as a result of Federated's ability to share the impact of the waivers with third-party intermediaries. The impact of such fee waivers on various components of Federated's Consolidated Statements of Income was as follows for the years ended December 31:

				2011	2010
in millions	2011	2010	2009	vs. 2010	vs. 2009
Investment advisory fees	$(201.6)	$(134.3)	$(69.0)	50%	95%
Other service fees	(119.1)	(107.3)	(51.6)	11%	108%
Total Revenue	(320.7)	(241.6)	(120.6)	33%	100%
Distribution expense	(232.3)	(186.6)	(86.4)	24%	116%
Operating income	(88.4)	(55.0)	(34.2)	61%	61%
Noncontrolling interest	(6.5)	(1.0)	0	550%	N/A
Pre-tax impact	$(81.9)	$(54.0)	$(34.2)	52%	58%
During 2011, changes in asset mix as well as further declines in interest rates for certain money market investments caused an increase in these fee waivers. (See Note (22) to the Consolidated Financial Statements for information regarding the quarterly pre-tax impact of the fee waivers.) Based on recent Federal Reserve Bank commentary on their outlook for interest rates, management expects the fee waivers and the related reduction in distribution expense and net income attributable to noncontrolling interests will continue at least until late 2014. Based on recent market conditions and assuming asset levels remain constant, fee waivers for the first quarter 2012 may result in a net negative pre-tax impact on income of approximately $27 million. Increases in short-term interest rates that result in higher yields on securities purchased in money market fund portfolios would reduce the net pre-tax impact of these waivers. Management estimates that an increase of 10 basis points in gross yields on securities purchased in money market fund portfolios will likely reduce the net pre-tax impact of these waivers between thirty-five and forty percent from the current levels and an increase of 25 basis points would reduce the impact between sixty-five and seventy percent. The actual amount of future fee waivers could vary significantly from management’s estimates as they are contingent on a number of variables including, but not limited to, changes in assets within the money market funds, available yields on instruments held by the money market funds, actions by the Federal Reserve, the U.S. Department of the Treasury and other governmental entities, changes in expenses of the money market funds, changes in the mix of money market customer assets, Federated’s willingness to continue the fee waivers and changes in the extent to which the impact of the waivers is shared by third parties.
Amended and Restated Credit Agreement
In the second quarter 2011, Federated entered into an Amended and Restated Credit Agreement by and among Federated, certain of its subsidiaries, PNC Bank, National Association as administrative agent, a syndicate of 19 banks led by PNC Capital Markets LLC as sole bookrunner and joint lead arranger and Citigroup Global Markets, Inc. as joint lead arranger (Credit Agreement). The Credit Agreement amended and restated Federated’s prior $425 million term loan facility dated April 9, 2010. The borrowings of $382.5 million under the Credit Agreement represented the remaining principal balance from the prior $425 million term loan. The Credit Agreement qualified for modification accounting treatment. Accordingly, closing costs of $1.8 million were capitalized in the second quarter 2011 and are being amortized over the 5-year term of the amended loan.
The Credit Agreement expires on June 10, 2016 and requires principal payments of $10.6 million per quarter for the first three years and $28.3 million per quarter for the fourth and fifth years and a final payment of $28.3 million due upon its expiration. The borrowings under the term loan component of the Credit Agreement bear interest at a reduced spread over London Interbank Offering Rate (LIBOR), as compared to the prior term loan. The interest rate swap (the Swap) that Federated entered into with PNC Bank, National Association and certain other banks during 2010 to hedge its interest rate risk associated with the prior $425 million term loan remains in effect.
Under the Swap, which expires on April 1, 2015, Federated will receive payments based on LIBOR plus a spread and will make payments based on an annual fixed rate of 3.646%. See Note (11) to the Consolidated Financial Statements for additional information regarding the Credit Agreement and Swap.

2011 Annual Report	11

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

The Credit Agreement also contains a $200 million revolving credit facility. This new revolving credit facility replaced the previous $200 million revolving credit facility, which was scheduled to expire on October 31, 2011, and was terminated in connection with Federated’s entry into the Credit Agreement. Federated had no borrowings outstanding on the previous revolving credit facility. As of December 31, 2011, the entire $200 million revolving credit facility was available for borrowings.

Legal Proceedings

On April 28, 2011, Federated reached a final settlement to resolve the consolidated cases involving the fees being charged to the Federated Kaufmann Fund. Operating income for the year ended December 31, 2011 included a charge of $17.3 million in legal and related costs associated with these cases compared to $8.9 million for the year ended December 31, 2010. The 2011 amount was recorded primarily in the first quarter of 2011 and was charged mainly to Professional service fees. Federated is currently involved in legal proceedings with certain insurance carriers to obtain and/or retain insurance reimbursements for these and other related costs.
Business Combinations and Acquisitions
In the third quarter 2010, Federated acquired the money market management business of SunTrust Banks, Inc. (SunTrust Acquisition). Pursuant to the definitive agreement signed on July 16, 2010, $14.1 billion of money market assets transitioned to Federated during the third and fourth quarters of 2010. The SunTrust Acquisition included upfront cash payments that totaled $6.6 million. The transaction also includes annual contingent purchase price payments payable in the fourth quarters of each of the five years following the acquisition date. The contingent purchase price payments are calculated as a percentage of revenue less operating expenses directly attributed to certain eligible assets. At December 31, 2011, management estimated remaining contingent payments could total $19 million over the four years that remain, however, the actual amount of the contingent payments will vary based on asset levels and related net revenues and is not limited by any maximum amount. A wide range of outcomes for actual payments is possible due to the extent of reasonably possible flow-rate volatility for the assets under management. The SunTrust Acquisition was accounted for under the acquisition method of accounting. The valuation resulted in total consideration with a fair value of $24.1 million assignable to a single identifiable intangible asset with an indefinite life and recorded in Renewable investment advisory rights on the Consolidated Balance Sheets. This asset is deductible for tax purposes. The valuation results, which were finalized in the first quarter 2011, are reflected in the Consolidated Balance Sheet and the related footnotes as of and for the period ended December 31, 2011. As of December 31, 2011, a liability of $13.4 million representing the estimated fair value of future consideration payments was recorded in Other current liabilities ($4.0 million) and Other long-term liabilities ($9.4 million) (see Note (6)(a) to the Consolidated Financial Statements for a discussion regarding the valuation methodology). This liability is remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense on the Consolidated Statements of Income. See Note (3) and Note (20)(a) to the Consolidated Financial Statements for additional information on these acquisitions and the related contingent payments.
Recognition of Insurance Proceeds
In the second quarter 2010, Federated obtained the final approval from one of its insurance carriers for $25 million of claims submitted over the past several years to cover costs associated with government investigations into past mutual fund trading practices and related legal proceedings. Because the retention of these advance insurance payments was contingent upon final approval of the claim by the insurance carrier, Federated had recorded a liability upon receipt of the cash. Upon receipt of final approval from its insurance carrier, Federated reversed the liability and recognized the $25 million of insurance proceeds on the Consolidated Statements of Income as reductions to the operating expense line items originally charged, primarily Professional service fees.
Special Cash Dividend
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
All dividends were considered ordinary dividends for tax purposes.

12	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Asset Impairments
In light of declines in assets under management related to certain quantitative investment products acquired in 2006, and given the performance of these products relative to peers and indices, the carrying values of the related intangible assets were deemed to be impaired in 2009 and 2010. In 2009, Federated recorded a $15.5 million impairment charge in Intangible asset related expense on the Consolidated Statements of Income. In 2010, Federated recorded $10.2 million in impairment charges on the Consolidated Statements of Income, $8.2 million of which was included in Intangible asset related expense with the remainder in Operating expenses – Other. Given the uncertainties regarding future market conditions, the timing and pace of a forecasted recovery and possible prolonged periods of underperformance of the quantitative products compared to peers and indices and the significance of these factors to assets under management, management cannot be certain of the outcome of future undiscounted cash flow analyses.
In 2009, Federated recognized impairment charges totaling $5.2 million to write down the carrying value of Federated’s former aircraft to $3.4 million. The impairment charges were recorded as operating expense in Other on the Consolidated Statements of Income for the year ended December 31, 2009.
See Note (6)(b) and Note (8) to the Consolidated Financial Statements for additional information regarding these impairments and future amortization expense estimates.

2011 Annual Report	13

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Asset Highlights
Managed Assets at Period End

in millions as of December 31,	2011	2010	Percent Change
By Asset Class
Money market	$285,140	$276,026	3%
Fixed-income	44,814	40,705	10%
Equity	30,887	30,802	0%
Liquidation portfolios[1]	8,856	10,708	(17)%
Total managed assets	$369,697	$358,241	3%
By Product Type
Mutual Funds:
Money market	$255,857	$244,796	5%
Fixed-income	37,241	31,933	17%
Equity	21,930	22,626	(3)%
Total mutual fund assets	315,028	299,355	5%
Separate Accounts:
Money market	$29,283	$31,230	(6)%
Fixed-income	7,573	8,772	(14)%
Equity	8,957	8,176	10%
Total separate account assets	45,813	48,178	(5)%
Liquidation Portfolios[1]	$8,856	$10,708	(17)%
Total managed assets	$369,697	$358,241	3%

Average Managed Assets

in millions for the years ended December 31,	2011	2010	2009	2011 vs. 2010	2010 vs. 2009
By Asset Class
Money market	$271,501	$268,701	$343,265	1%	(22)%
Fixed-income	42,573	37,690	28,684	13%	31%
Equity	30,560	29,104	26,680	5%	9%
Liquidation portfolios[1]	9,753	11,579	6,966	(16)%	66%
Total average managed assets	$354,387	$347,074	$405,595	2%	(14)%
By Product Type
Mutual Funds:
Money market	$242,187	$238,767	$311,221	1%	(23)%
Fixed-income	34,455	30,864	23,989	12%	29%
Equity	22,071	21,016	18,325	5%	15%
Total average mutual fund assets	298,713	290,647	353,535	3%	(18)%
Separate Accounts:
Money market	$29,314	$29,934	$32,044	(2)%	(7)%
Fixed-income	8,118	6,826	4,695	19%	45%
Equity	8,489	8,088	8,355	5%	(3)%
Total average separate account assets	45,921	44,848	45,094	2%	(1)%
Liquidation Portfolios[1]	$9,753	$11,579	$6,966	(16)%	66%
Total average managed assets	$354,387	$347,074	$405,595	2%	(14)%

1
Liquidation portfolios include portfolios of distressed fixed-income securities. Federated has been retained by a third party to manage these assets through an orderly liquidation process that will generally occur over a multi-year period.

14	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Changes in Federated’s average asset mix year-over-year across both asset class and product types have a direct impact on Federated’s operating income. Asset mix impacts Federated’s total revenue due to the difference in the fee rates earned on each asset class and product type per invested dollar. Equity products generally have a higher management-fee rate than fixed-income products, money market products and liquidation portfolios. Likewise, mutual fund products typically have a higher management-fee rate than Separate Accounts. Similarly, traditional separate accounts typically have a higher management-fee rate than liquidation portfolios. Additionally, certain components of distribution expense can vary depending upon the asset class, distribution channel and/or the size of the customer relationship. Federated generally pays out a larger portion of the revenue earned from managed assets in money market funds than managed assets in equity or fixed-income funds. The following table presents the relative composition of average managed assets and the percent of total revenue derived from each asset class and product type over the last three years:

	Percent of Total Average Managed Assets			Percent of Total Revenue
	2011	2010	2009	2011	2010	2009
By Asset Class
Money market assets	76%	78%	85%	46%	50%	65%
Fixed-income assets	12%	11%	7%	20%	18%	12%
Equity assets	9%	8%	6%	33%	31%	23%
Liquidation portfolios	3%	3%	2%	0%	0%	0%
Other activities	--	--	--	1%	1%	0%
By Product Type
Mutual Funds:
Money market assets	68%	69%	77%	45%	49%	64%
Fixed-income assets	10%	9%	6%	19%	17%	11%
Equity assets	6%	6%	4%	28%	27%	20%
Separate Accounts:
Money market assets	8%	9%	8%	1%	1%	1%
Fixed-income assets	2%	2%	1%	1%	1%	1%
Equity assets	3%	2%	2%	5%	4%	3%
Liquidation Portfolios	3%	3%	2%	0%	0%	0%
Other activities	--	--	--	1%	1%	0%
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
December 31, 2011 period-end managed assets increased 3% over period-end managed assets at December 31, 2010 primarily as a result of increases in money market assets and fixed-income assets. Average managed assets for 2011 increased 2% over average managed assets for 2010. Period-end money market assets increased 3% for 2011 compared to 2010. Average money market assets increased 1% for 2011 compared to 2010. Period-end equity assets remained flat for 2011 as compared to 2010. Average equity assets increased 5% for 2011 compared to 2010 primarily due to positive net sales and acquisitions, partially offset by market depreciation. Period-end fixed-income assets increased 10% for 2011 as compared to 2010. Average fixed-income assets increased 13% for 2011 as compared to 2010 primarily due to positive net sales and, to a lesser extent, market appreciation. Liquidation portfolios at December 31, 2011 decreased 17% as compared to December 31, 2010. Average assets in liquidation portfolios decreased 16% for 2011 as compared to 2010 due to the anticipated gradual liquidation of the portfolio.
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

2011 Annual Report	15

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Changes in Fixed-Income and Equity Fund Assets

in millions for the years ended December 31,	2011	2010	Percent Change
Fixed-Income Funds
Beginning assets	$31,933	$28,427	12%
Sales	17,990	15,595	15%
Redemptions	(15,844)	(13,136)	21%
Net sales	2,146	2,459	(13)%
Net exchanges	1,873	(20)	9,465%
Acquisition-related	132	0	N/A
Market gains and losses/reinvestments[1]	1,157	1,067	8%
Ending assets	$37,241	$31,933	17%
Equity Funds
Beginning assets	$22,626	$20,960	8%
Sales	7,633	6,288	21%
Redemptions	(7,461)	(7,041)	6%
Net sales (redemptions)	172	(753)	123%
Net exchanges	(76)	(47)	(62)%
Acquisition-related	463	0	N/A
Market gains and losses/reinvestments[1]	(1,255)	2,466	(151)%
Ending assets	$21,930	$22,626	(3)%

1
Reflects approximate changes in the market value of the securities held by the funds, and, to a lesser extent, reinvested dividends, distributions, net investment income and the impact of changes in foreign exchange rates.

Changes in Fixed-Income and Equity Separate Account Assets and Liquidation Portfolios

in millions for the years ended December 31,	2011	2010	Percent Change
Fixed-Income Separate Accounts
Beginning assets	$8,772	$5,360	64%
Sales[2]	1,698	4,303	(61)%
Redemptions[2]	(1,443)	(1,228)	18%
Net sales[2]	255	3,075	(92)%
Net exchanges	(1,806)	0	N/A
Market gains and losses/reinvestments[3]	352	337	4%
Ending assets	$7,573	$8,772	(14)%
Equity Separate Accounts
Beginning assets	$8,176	$8,713	(6)%
Sales[2]	2,861	1,689	69%
Redemptions[2]	(2,530)	(3,149)	(20)%
Net sales (redemptions)[2]	331	(1,460)	123%
Net exchanges	54	41	32%
Market gains and losses/reinvestments[3]	396	882	(55)%
Ending assets	$8,957	$8,176	10%
Liquidation Portfolios
Beginning assets	$10,708	$12,596	(15)%
Sales[2]	2	12	(83)%
Redemptions[2]	(1,854)	(1,900)	(2)%
Net redemptions[2]	(1,852)	(1,888)	(2)%
Ending assets	$8,856	$10,708	(17)%

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

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Results of Operations
Revenue. The following table sets forth components of total revenue for the three years ended December 31:

in millions	2011	2010	2009	2011 vs. 2010	2010 vs. 2009
Revenue from managed assets	$887.1	$944.4	$1,169.2	(6)%	(19)%
Revenue from sources other than managed assets	8.0	7.5	6.8	7%	10%
Total revenue	$895.1	$951.9	$1,176.0	(6)%	(19)%
Revenue from managed assets decreased $57.3 million in 2011 as compared to 2010 primarily due to an increase of $79.1 million in voluntary fee waivers related to certain money market funds in order for these funds to maintain positive or zero net yields. The decrease in revenue was partially offset by an increase of $13.4 million due to higher average fixed-income assets, an increase of $9.1 million resulting from higher average money market assets (inclusive of an increase in revenue of approximately $26.6 million from average assets attributable to the SunTrust Acquisition) and an increase of $3.5 million due to higher average equity assets.
See Business Developments – Historically Low Short-Term Interest Rates for additional information on voluntary fee waivers related to certain money market funds in order for these funds to maintain positive or zero net yields, including the offsetting decreases in expense and net income attributable to noncontrolling interests, the net pre-tax impact on income and a discussion of management's expectation regarding the pre-tax impact on income from fee waivers for the first quarter of 2012.
Federated’s ratio of revenue from managed assets to average managed assets for 2011 was 0.25% as compared to 0.27% for 2010. The decrease in the rate was primarily due to the significant increase in voluntary fee waivers to maintain positive or zero net yields for 2011 as compared to 2010.
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
Federated’s ratio of revenue from managed assets to average managed assets for 2010 was 0.27% as compared to 0.29% for 2009. The decrease in the rate was primarily due to the significant increase in voluntary fee waivers to maintain positive or zero net yields for 2010 as compared to 2009, partially offset by the increase in average managed assets invested in higher fee-paying fixed-income and equity products for the same periods of comparison. Average assets invested in money market products for 2010 represented 78% of Federated’s total average managed assets as compared to 85% for 2009, while average fixed-income and equity assets represented 11% and 8% of total average managed assets for 2010, respectively, as compared to 7% and 6% for 2009, respectively.

Operating Expenses. The following table sets forth significant fluctuations in operating expenses for the three years ended December 31:

in millions	2011	2010	2009	2011 vs. 2010	2010 vs. 2009
Distribution	$235.7	$259.2	$410.0	(9)%	(37)%
Professional service fees	53.7	19.0	38.1	183%	(50)%
Intangible asset related	7.9	22.5	32.6	(65)%	(31)%
All other	340.4	341.5	366.0	0%	(7)%
Total operating expenses	$637.7	$642.2	$846.7	(1)%	(24)%
Total operating expenses for 2011 decreased $4.5 million compared to 2010. Distribution expense decreased $23.5 million in 2011 as compared to 2010 primarily due to a $45.7 million decrease as a result of higher fee waivers in order for certain money market funds to maintain positive or zero net yields, partially offset by a $17.5 million increase related to the client mix of average money market assets in 2011 as compared to 2010 and a $4.2 million increase resulting from higher average fixed-income assets in 2011 as compared to 2010. Professional service fees increased $34.7 million primarily due to the recognition

2011 Annual Report	17

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

of $25.0 million in insurance proceeds in 2010 related to various previously disclosed legal proceedings, $21.6 million of which was recorded as a reduction to Professional service fees. See Business Developments – Recognition of Insurance Proceeds for additional information. In addition, there was an $8.5 million increase in Professional service fees related to certain of these legal proceedings. See Business Developments – Legal Proceedings for information regarding these charges. Intangible asset related expense decreased $14.6 million primarily due to the $8.2 million impairment of certain intangible assets in 2010 and a $5.4 million decrease due to certain intangible assets becoming fully amortized in 2010 and the second quarter of 2011. See Business Developments – Asset Impairments for additional information.
Total operating expenses for 2010 decreased $204.5 million compared to 2009. Distribution expense decreased $150.8 million primarily due to a $100.2 million decrease in 2010 as compared to 2009 associated with maintaining positive or zero net yields in certain money market funds and a $60.3 million decrease related to lower average money market assets in 2010 as compared to 2009. Professional service fees decreased $19.1 million due primarily to the recognition of the aforementioned insurance proceeds in 2010. Intangible asset related expense decreased $10.1 million due primarily to the decrease of impairments of certain customer relationship intangible assets in 2010 as compared to 2009. See Business Developments – Asset Impairments for additional information.
Nonoperating Income (Expenses). Nonoperating expenses, net, increased $2.4 million in 2011 as compared to 2010. The increase reflects a $2.1 million decrease in Gain on securities due primarily to decreases in market values of trading securities held during 2011 as compared to 2010 and an increase of $2.0 million in Debt expense - recourse primarily resulting from borrowings under the Credit Agreement outstanding for a full year in 2011 as compared to a partial year in 2010 (see Business Developments – Amended and Restated Credit Agreement for additional information). This was partially offset by a $1.5 million increase in Investment Income, net in 2011 as compared to 2010 due primarily to increases in average investment balances and investments in higher yielding products.
Nonoperating expenses, net, increased $6.3 million in 2010 as compared to 2009. The increase reflects a $10.7 million increase in Debt expense - recourse related primarily to increased average outstanding loan balances ($5.6 million) and an increase due to a higher average interest rate ($4.6 million) as a result of increased borrowings beginning in April 2010 (see Business Developments – Amended and Restated Credit Agreement for additional information). This was partially offset by a $2.3 million increase in Investment income, net primarily related to increases in average investment balances and a $1.3 million increase in Gain on securities, net primarily due to increased realized gains on investments.
Income Taxes. The income tax provision for 2011, 2010, and 2009 was $91.3 million, $112.0 million, and $118.3 million, respectively. The provision for 2011 decreased $20.7 million as compared to 2010 primarily due to lower Income before income taxes. The provision for 2010 decreased $6.3 million as compared to 2009 primarily due to lower Income before income taxes partially offset by increases in state taxes. The effective tax rate was 37.1% for 2011, 37.2% for 2010, and 36.2% for 2009. See Note (16) to the Consolidated Financial Statements for additional information on the effective tax rate, as well as other tax disclosures.
For 2011, Federated’s pretax book income was $50.9 million in excess of federal taxable income due primarily to $53.4 million in temporary tax differences associated with amortization of certain intangible assets.
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

For 2009, Federated’s pretax book income was $35.3 million in excess of federal taxable income due primarily to $19.4 million in temporary tax differences associated with amortization of certain intangible assets and $15.5 million in temporary tax differences related to incentive compensation accruals.

Net Income attributable to Noncontrolling Interests in Subsidiaries. Net income attributable to noncontrolling interests in subsidiaries decreased $5.9 million for 2011 as compared to 2010 primarily as a result of a $5.5 million decrease related to the impact of higher fee waivers in order for certain money market funds to maintain positive or zero net yields.

Net income attributable to noncontrolling interests in subsidiaries decreased $1.2 million for 2010 as compared to 2009 primarily due to the impact of higher fee waivers in order for certain money market funds to maintain positive or zero net yields.

18	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Net Income attributable to Federated Investors, Inc. Net income decreased $28.2 million in 2011 as compared to 2010 primarily as a result of the changes in revenues and expenses noted above. Diluted earnings per share for the year ended December 31, 2011 decreased $0.28 as compared to the same period of 2010 primarily due to decreased net income.
Net income decreased $18.2 million in 2010 as compared to 2009 primarily as a result of the changes in revenues and expenses noted above. Diluted earnings per share for the year ended December 31, 2010 decreased $0.19 as compared to the same period of 2009 primarily due to decreased net income.
Liquidity and Capital Resources
Liquid Assets. At December 31, 2011, liquid assets, consisting of cash and cash equivalents, investments and receivables, totaled $343.8 million as compared to $354.9 million at December 31, 2010. The decrease of $11.1 million primarily reflects a decrease of $149.5 million in Cash and cash equivalents partially offset by an increase of $138.2 million in investments which are described further in the discussions below relating to Operating and Investing Activities.
At December 31, 2011, Federated held investments in Federated-sponsored money market funds and certain fluctuating-value mutual funds that have limited direct and indirect exposures to international sovereign debt and currency risks. Federated has been actively managing its money market, fixed-income and equity portfolios to reduce sovereign debt and currency risks by reducing its potential exposure to deterioration in these markets. Further, for cash invested in money market funds (approximately $118 million), only indirect short-term exposures exist primarily to high-quality international bank names that are subject to Federated's stringent credit analysis process and comply with the requirements of Rule 2a-7.
Cash Provided by Operating Activities. Net cash provided by operating activities totaled $113.5 million for 2011 as compared to $215.9 million for 2010. The decrease of $102.4 million for 2011 as compared to 2010 was primarily due to an increase of $76.9 million in net cash paid for trading securities and a decrease in cash received from customers due to the $57.3 million decrease in revenue from managed assets previously discussed. Federated’s trading securities as of December 31, 2011 were primarily comprised of high quality short-term debt securities held by a consolidated, non-US dollar-denominated sponsored money market fund ($77.1 million), as well as shares of an offshore master fund invested in global project and trade finance transactions ($17.9 million) and stocks of large-cap U.S. and international companies ($10.9 million) held by various other consolidated investment companies.
Cash Used by Investing Activities. In 2011, Federated used $107.5 million for investing activities including primarily cash payments for both prior and current year acquisitions ($53.5 million) and a net investment of $45.7 million of available cash resources primarily in fixed-income sponsored investment companies.
Cash (Used) Provided by Financing Activities. In 2011, cash used by financing activities was $155.5 million. During 2011, Federated paid $100.0 million or $0.96 per share in dividends to holders of its common shares, repaid $42.5 million in connection with its long-term debt obligations (see Business Developments – Amended and Restated Credit Agreement for additional information) and used $28.5 million to repurchase 1.5 million shares of Class B common stock in the open market under the stock repurchase program and in private transactions. These items were partially offset by $16.8 million received related primarily to the exercise of 0.6 million stock options in 2011.
Borrowings. In 2008, Federated entered into a $140 million term loan. In the second quarter 2010, Federated amended and restated the $140 million term loan with its $425 million term loan. In the second quarter 2011, Federated amended and restated the $425 million term loan. See Business Developments – Amended and Restated Credit Agreement for additional information. During 2011 and 2010, Federated made principal payments of $42.5 million and $31.8 million, respectively, on these loans.
The Credit Agreement also contains a $200 million revolving credit facility. This new revolving credit facility replaced the previous $200 million revolving credit facility, which was scheduled to expire on October 31, 2011, and was terminated in connection with Federated’s entry into the Credit Agreement. Federated had no borrowings outstanding on the previous revolving credit facility. As of December 31, 2011, the entire $200 million revolving credit facility was available for borrowings.
Proceeds from the debt facilities have been used for general corporate purposes including cash payments related to acquisitions, quarterly dividends, investments and share repurchases.
The Credit Agreement has an interest coverage ratio covenant (consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) to consolidated interest expense) and a leverage ratio covenant (consolidated debt to consolidated EBITDA) as well as other customary terms and conditions. An interest coverage ratio of at least 4 to 1 is required and as of

2011 Annual Report	19

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

December 31, 2011, the interest coverage ratio was 19.23 to 1. A leverage ratio of no more than 2.5 to 1 is required and as of December 31, 2011, the leverage ratio was 1.21 to 1. Federated was in compliance with its interest coverage and leverage ratios at and during the year ended December 31, 2011. The Credit Agreement and the Swap also have certain stated events of default and cross default provisions which would permit the lenders/counterparties to accelerate the repayment of the debt or the Swap if not cured within the applicable grace periods. The events of default generally include breaches of contract, failure to make required loan payments, insolvency, cessation of business, notice of lien or assessment and other proceedings, whether voluntary or involuntary, that would require the repayment of amounts borrowed.
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
On January 26, 2012, the board of directors declared a $0.24 per share dividend to shareholders of record as of February 8, 2012, which was paid on February 15, 2012.
After evaluating Federated’s existing liquid assets, expected continuing cash flow from operations, its remaining borrowing capacity under the revolving credit facility of the Credit Agreement and its ability to obtain additional financing arrangements and issue debt or stock, management believes it will have sufficient liquidity to meet its present and reasonably foreseeable cash needs. Although management currently is not projecting to draw on the availability under the revolving credit facility in 2012, management may choose to borrow additional amounts up to the maximum available under the revolving credit facility which could cause total outstanding borrowings to total as much as $551 million.
Management estimates that of the $21.9 million of deferred tax assets (net of valuation allowances) at December 31, 2011, $7.1 million and $2.7 million will reverse in 2012 and 2013, respectively. These reversals primarily represent tax deductions in those years for various expenses recorded in 2011 or prior years, such as certain compensation-related expenses. The years of reversal for the remaining $12.1 million are uncertain as those deferred tax assets primarily relate to unrealized and realized capital losses ($6.4 million) and insurance proceeds ($3.5 million).
Financial Position
The following discussion summarizes significant changes in assets and liabilities that are not discussed elsewhere in Management’s Discussion and Analysis of Financial Condition and Results of Operations.
Accounts payable and accrued expenses at December 31, 2011 decreased $44.5 million from December 31, 2010 primarily due to a $44.7 million payment of contingent consideration related to a prior year acquisition.
Other current liabilities at December 31, 2011 increased $18.7 million from December 31, 2010 primarily as a result of the $10.0 million in insurance proceeds received related to claims submitted to cover costs associated with various legal proceedings. See Note (10) to the Consolidated Financial Statements for additional information.
Long-term deferred tax liability, net at December 31, 2011 increased $21.9 million from December 31, 2010 primarily as a result of $19.2 million of tax amortization in excess of book amortization of intangible assets.
As of December 31, 2011, Federated's market capitalization exceeded the recorded goodwill balance by more than 100%.

Off-Balance Sheet Arrangements
As of December 31, 2011 and 2010, Federated did not have any material off-balance sheet arrangements.

20	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Contractual Obligations and Contingent Liabilities
Contractual. The following table presents as of December 31, 2011, Federated’s significant minimum noncancelable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included either in the referenced Note to the Consolidated Financial Statements or in a footnote to the table.

		Payments due in
in millions	Note Reference	2012	2013-2014	2015-2016	After 2016	Total
Long-term debt obligations[1]	(11)	$55.1	$140.3	$204.4	$0	$399.8
Operating lease obligations	(15)	11.7	24.0	19.3	37.3	92.3
Purchase obligations[2]		17.9	18.1	1.3	0.5	37.8
Employment-related commitments[3]		16.1	15.9	0	0	32.0
Acquisition-related commitments[4]	(20)	7.5	0	0	0	7.5
Total		$108.3	$198.3	$225.0	$37.8	$569.4

1
Amounts include principal and interest payments. Assuming the recourse debt balance and the weighted-average interest rate in effect at December 31, 2011 (see Note (11) to the Consolidated Financial Statements), Federated’s minimum contractual interest payments would be approximately $12.6 million, $19.8 million and $6.1 million for 2012, 2013-2014 and 2015-2016, respectively.

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

4
Amount represents Federated's obligation to make acquisition-related contingent purchase price payments in cases where the related contingencies are resolved as of December 31, 2011. For a full discussion of Federated's commitments regarding acquisition-related purchase price payments, see the discussion that follows herein under Contingent Payments.

Contingent Payments. Pursuant to various acquisition-related and employee-related agreements, Federated is required to make certain periodic contingent payments. Details regarding these commitments are as follows:
As part of the SunTrust Acquisition, Federated is required to make annual contingent purchase price payments in the fourth quarters of each of the five years following the acquisition date. The contingent purchase price payments are calculated as a percentage of revenue less operating expenses directly attributed to certain eligible assets. The first contingent purchase price payment of $5.0 million was paid in the fourth quarter of 2011. At December 31, 2011, management estimated remaining contingent payments could total $19.0 million over the four years that remain, however, the actual amount of the contingent payments will vary based on asset levels and related net revenues and is not limited by any maximum amount. A wide range of outcomes for actual payments is possible due to the extent of reasonably possible flow-rate volatility for the assets under management. As of December 31, 2011, a liability of $13.4 million representing the estimated fair value of future consideration payments was recorded in Other current liabilities ($4.0 million) and Other long-term liabilities ($9.4 million) (see Note (6)(a) to the Consolidated Financial Statements for a discussion regarding the valuation methodology). This liability is remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense on the Consolidated Statements of Income.
In the fourth quarter 2008, Federated completed the acquisition of certain assets of David W. Tice & Associates LLC that relate to the management of the Prudent Bear Fund and the Prudent DollarBear Fund (Prudent Bear Acquisition). As part of the Prudent Bear Acquisition, Federated is required to make contingent purchase price payments based upon certain revenue growth targets over the four-year period following the acquisition date. The contingent purchase price payments are recorded as additional goodwill at the time the contingency is resolved. The first two contingent purchase price payments of $5.1 million and $44.7 million were paid in the first quarters of 2010 and 2011, respectively. The remaining contingent purchase price payments could total as much as $49 million. As of December 31, 2011, no amounts were accrued for the third anniversary year ended in December 2011.
In the fourth quarter 2008, Federated completed the acquisition of certain assets of Clover Capital Management, Inc., a Rochester, New York-based investment manager that specializes in value investing (Clover Capital Acquisition). As part of the Clover Capital Acquisition, Federated is required to make contingent purchase price payments based upon growth in revenues

2011 Annual Report	21

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

over the five-year period following the acquisition date. The contingent purchase price payments, which could total as much as $56 million, will be recorded as additional goodwill at the time the contingency is resolved. The applicable growth targets were not met for the first two anniversary years and as such, no amounts were accrued or paid related to 2009 or 2010. As of December 31, 2011, $5.9 million was accrued for the third anniversary year ended in December 2011 and was paid in January 2012.
As part of the 2005 acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition), Federated was required to make contingent purchase price payments over a five-year period following the acquisition date. These payments were primarily calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. Contingent purchase price payments of $10.7 million, $13.3 million, $16.2 million, $19.8 million and $32.4 million were paid in the second quarters of 2006, 2007, 2008, 2009, and 2010, respectively. In addition, a final contingent purchase price payment of $3.3 million was paid in the third quarter 2010. Contingent payments were recorded as additional goodwill at the time the related contingency was resolved.
In the third quarter 2007, Federated completed a transaction with Rochdale Investment Management LLC to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). The Rochdale Acquisition agreement provides for two forms of contingent purchase price payments. The first form of contingent payment is based on Federated InterContinental Fund asset growth and performance through 2012. This form of payment was payable in 2010, will be payable again in 2012 and could aggregate to as much as $20 million. In the fourth quarter of 2010, $1.1 million was paid with respect to this first form of contingent payment and was recorded as goodwill. As of December 31, 2011, no amounts were accrued related to the potential payment in 2012. The second form of contingent payment is payable on a semi-annual basis over the five-year period following the acquisition closing date and is based on certain revenue earned by Federated from the Federated InterContinental Fund as well as fund performance. As of December 31, 2011, $4.1 million was paid in semi-annual contingent purchase price payments and, related to future semi-annual contingent purchase price payments, $0.4 million was accrued in Other current liabilities and recorded as goodwill. Contingent payments are recorded as additional goodwill at the time the related contingency is resolved.
In addition to the $16.1 million of employee-related commitments to be paid in 2012, Federated may be required to make certain incentive compensation-related payments in connection with various significant employment arrangements. The employment contracts expire on various dates through the year 2014 with payments possible through 2018. As of December 31, 2011, the maximum bonus payable over the remaining terms of the contracts approximates $54 million, none of which would be payable in 2012. In addition, certain employees have incentive compensation opportunities related to the Federated Kaufmann Large Cap Fund (the Fund Bonus). Based on asset levels at December 31, 2011, $0.5 million would be paid in 2012 as a Fund Bonus payment. Management is unable to reasonably estimate a range of possible bonus payments for the Fund Bonus for subsequent years due to the wide range of possible growth-rate scenarios.
Past Mutual Fund Trading Issues and Related Legal Proceedings. Since February 2004, Federated has been named as a defendant in seven cases involving the fees charged to the Federated Kaufmann Fund. These cases were originally filed in five different federal courts and one state court. The state court case was voluntarily dismissed by the plaintiff without prejudice. The six federal cases were consolidated in the U.S. District Court for the Western District of Pennsylvania.
The plaintiffs in these cases sought compensatory damages reflecting a return of all advisory fees earned by Federated in connection with the management of the Federated Kaufmann Fund since June 28, 2003, as well as attorneys' fees and expenses. On April 28, 2011, Federated reached a final settlement to resolve these cases. Operating income for the year ended December 31, 2011 included charges of $17.3 million in legal and related costs associated with these cases. This amount was charged primarily to Professional service fees. Federated is currently involved in legal proceedings with certain insurance carriers to obtain and/or retain insurance reimbursements for these and other related costs.
As of the date of this filing, no material additional accruals or costs relating to Past Mutual Fund Trading Issues and Related Legal Proceedings are reasonably possible.
Other Legal Proceedings. Federated has claims asserted and threatened against it in the ordinary course of business. As of December 31, 2011, Federated does not believe that a material loss related to these claims is reasonably possible.
Variable Interest Entities
Federated is involved with various entities in the normal course of business that may be deemed to be variable interest entities (VIEs). Federated determined that it was the primary beneficiary of certain investment-fund VIEs and, as a result, consolidated the assets, liabilities and operations of these VIEs in its Consolidated Financial Statements. See Note (5) to the Consolidated

22	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Financial Statements for more information.
Recent Accounting Pronouncements
For a complete list of new accounting standards recently adopted by Federated and new accounting standards issued, but not yet adopted by Federated, see Note (2) to the Consolidated Financial Statements.
Critical Accounting Policies
Federated’s Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). In preparing the financial statements, management is required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Management continually evaluates the accounting policies and estimates it uses to prepare the Consolidated Financial Statements. In general, management’s estimates are based on historical experience, information from third-party professionals and various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results may differ from those estimates made by management and those differences may be material.
Of the significant accounting policies described in Note (1) to the Consolidated Financial Statements, management believes that its policies regarding accounting for intangible assets, the acquisition-related future consideration liability and income taxes involve a higher degree of judgment and complexity.
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
The level, if any, of impairment of Federated's intangible assets is highly dependent upon the remaining level of managed assets acquired in connection with an acquisition. Management monitors changes in the levels of managed assets for potential indicators of impairment. The recoverability of a finite-lived customer relationship intangible asset is assessed using an undiscounted cash flow model that considers various factors to project future cash flows expected to be generated from the respective asset. The fair value of indefinite-lived renewable investment advisory rights are also highly dependent upon the level of managed assets associated with the advisory rights as well as the impact of voluntary fee waivers related to certain money market funds in order for these funds to maintain positive or zero net yields. The indefinite-lived intangible assets are tested for impairment annually or more frequently if events or changes in circumstances indicate the assets may be impaired. Impairment is indicated when the carrying value of the intangible assets exceed their fair value. In estimating the fair value of the indefinite-lived intangible assets, Federated considers the results of various valuation techniques including an income approach where future cash flows are discounted.
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
At December 31, 2011, Federated had $66.5 million in indefinite-lived intangible assets recorded on its Consolidated Balance Sheets. Based on testing performed in 2011, it was determined that no impairment existed for these assets. For the $12.1 million in finite-lived intangible assets, no indicators of impairment existed as of December 31, 2011 and no impairments were recorded during 2011. In 2009 and 2010, Federated recognized impairment charges related to certain finite-lived intangible assets acquired in connection with a prior-year acquisition of a quantitative investment management business. For information regarding these prior-period impairments, see Note (6)(b) to the Consolidated Financial Statements.

2011 Annual Report	23

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
Accounting for Acquisition-Related Future Consideration Liability. Federated is required to carry its liability for future consideration payments related to the SunTrust Acquisition at fair value each period end with changes in fair value recorded in earnings. As of December 31, 2011, the fair value of the liability was $13.4 million. Future consideration payments will be calculated as a percentage of revenue less operating expenses directly attributed to certain eligible assets. The process of estimating the fair value of the related liability requires management estimates and judgment as to expectations for the amount of net revenue to be earned on the applicable assets under management, net sales/redemptions for such assets under management and the discount rate. Expected net revenue per managed asset is generally based on contract terms, historical experience and management's expectation regarding the impact of potential future fee waivers to maintain positive or zero net yields. Net flow rates are estimated by evaluating historical net flow rates in similar money market funds and recent trends in the eligible assets under management. The discount rate is estimated as the current market rate of return.
If actual amounts or management’s estimates and judgment regarding changes in the related managed assets, revenue earned from the managed assets or the discount rate, among other assumptions, differ significantly at a period-end date as compared to the estimates and judgments used in determining the fair value as of the prior period-end date, the adjustment to record the change in the fair value of the liability could result in a significant favorable or unfavorable adjustment to earnings which could have a material effect on Federated’s consolidated financial position and results of operations. Since the September 2010 acquisition date, Federated has recognized a $0.9 million charge to earnings to record an increase in the fair-value estimate of this liability for future consideration payments. See Note (6)(a) to the Consolidated Financial Statements for additional information regarding this liability.

Accounting for Income Taxes. Significant management judgment is required in developing Federated’s provision for income taxes and the determination of any valuation allowances related to deferred tax assets. As of December 31, 2011, Federated had not recorded a valuation allowance on $1.0 million of its deferred tax assets relating to capital losses (recognized for tax purposes) and the write-down of Federated’s remaining CDO investment (unrecognized for tax purposes). Federated considered various factors in connection with its evaluation of the partial realizability of these assets including: (1) for the preponderance of these assets, the five-year carry-forward period for capital losses has not yet begun and (2) Federated has invested available cash with the intent to generate capital gains and has historically generated capital gains in times of favorable market conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize a portion of these losses in the future. In the event that Federated’s strategies do not materialize, Federated may be required to record an additional valuation allowance of as much as $1.0 million for these deferred tax assets.
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

Risk Factors
Potential Adverse Effects of a Material Concentration in Revenue. For 2011, approximately 46% of Federated’s total revenue was attributable to money market assets as compared to 50% and 65% for 2010 and 2009, respectively. A significant change in Federated’s money market business or a significant reduction in money market assets due to regulatory changes, changes in the financial markets including significant increases in interest rates over a short period of time, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s results of operations.
Potential Adverse Effects of Historically Low Interest Rates. In December 2008, the Federal Reserve cut the federal funds target rate, a benchmark used by banks to set rates paid on many types of consumer and business loans, to a range between 0% and 0.25%. This action by the Federal Reserve negatively impacts the yields of money market funds, in particular treasury and government agency money market funds. Money market fund yields reflect the return on short-term investments (e.g. Treasury bills), less fund expenses. With short-term interest rates at or near zero, money market funds may not be able to maintain positive yields for shareholders. On January 25, 2012, the Federal Reserve announced that they would keep the target range between 0% and 0.25% and that economic conditions are likely to warrant exceptionally low levels for the federal funds rate at least until late 2014. Federated voluntarily waives certain fees or assumes expenses of the funds for competitive reasons such as to maintain positive or zero net yields, which has and could continue to cause material adverse effects on Federated’s results of operations. Federated, however, is not obligated to waive such fees or to assume such fund expenses.
Since the fourth quarter 2008, Federated has voluntarily waived fees in order for certain money market funds to maintain positive or zero net yields. See Business Developments – Historically Low Short-Term Interest Rates for additional information on voluntary fee waivers related to certain money market funds in order for these funds to maintain positive or zero net yields, including a discussion of management’s expectation regarding fee waivers and the related reduction in distribution expense for the first quarter of 2012. Increases in short-term interest rates that result in higher yields on securities purchased in money market fund portfolios would reduce the net pre-tax impact of these waivers. Management estimates that an increase of 10 basis points in gross yields on securities purchased in money market fund portfolios will likely reduce the net pre-tax impact of these waivers between thirty-five and forty percent from the current levels and an increase of 25 basis points would reduce the impact between sixty-five and seventy percent. The actual amount of future fee waivers could vary significantly from management’s estimates as they are contingent on a number of variables including, but not limited to, changes in assets within the money market funds, available yields on instruments held by the money market funds, actions by the Federal Reserve, the U.S. Department of the Treasury and other governmental entities, changes in expenses of the money market funds, changes in the mix of money market customer assets, Federated’s willingness to continue the fee waivers and changes in the extent to which the impact of the waivers is shared by third parties.
Potential Adverse Effects of Rising Interest Rates. In a rising short-term interest rate environment, certain investors using money market products and other short-term duration fixed-income products for cash management purposes may shift these investments to direct investments in comparable instruments in order to realize higher yields than those available in money market and other fund products holding lower-yielding instruments. In addition, rising interest rates will tend to reduce the market value of securities held in various investment portfolios and other products. Thus, increases in interest rates could have an adverse effect on Federated’s revenue from money market and other fixed-income products.
Potential Adverse Effects of a Decline or Disruption in the Economy or Financial Markets. Economic or financial market downturns (domestic or international), including disruptions in securities and credit markets, may adversely affect the profitability and performance of, demand for and investor confidence in Federated’s investment products and services. In addition, Federated's products may be adversely affected by potential deterioration in sovereign or currency market conditions. The ability of Federated to compete and sustain asset and revenue growth is dependent, in part, on the relative attractiveness of the types of investment products Federated offers and its investment performance and strategies under prevailing market conditions. In the event of extreme circumstances, including economic, political, or business crises, Federated’s products may suffer significant net redemptions in assets under management causing severe liquidity issues in its short-term sponsored investment products and declines in the value of and returns on assets under management, all of which could cause material adverse effects on Federated’s reputation, financial position, results of operations or liquidity.
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

2011 Annual Report	25

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Federated’s reputation, financial position, results of operations or liquidity.
Potential Adverse Effects of Changes in Laws and Regulations on Federated’s Investment Management Business. Federated and its investment management business are subject to extensive regulation in the United States and abroad. Federated and the Federated Funds are subject to Federal securities laws, principally the Securities Act of 1933, the Investment Company Act and the Investment Advisers Act of 1940, state laws regarding securities fraud, and regulations promulgated by various regulatory authorities, including the SEC, the Financial Industry Regulatory Authority (FINRA), and the New York Stock Exchange (the NYSE). Federated is also affected by the regulations governing banks and other financial institutions and, to the extent operations take place outside the United States, by foreign laws and regulatory authorities. Changes in laws, regulations or governmental policies, and the costs associated with compliance, could materially and adversely affect the business and operations of Federated.
From time to time, the Federal securities laws have been augmented substantially. For example, among other measures, Federated has been impacted by the Sarbanes-Oxley Act of 2002, the Patriot Act of 2001 and the Gramm-Leach-Bliley Act of 1999. The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) was enacted into law on July 21, 2010. Under the Dodd-Frank Act, Federated, as well as mutual funds, continue to be primarily regulated by the SEC. The Dodd-Frank Act provides, however, for a new systemic risk regulation regime under which it is possible that Federated and/or any one or more of its mutual funds could be designated by a newly created Financial Stability Oversight Council (FSOC) for enhanced prudential regulation by the Federal Reserve Board, in addition to primary regulation by the SEC. Other provisions of the Dodd-Frank Act may affect intermediaries in their sale or use of Federated's products. Prior to complete implementation, it will be difficult to assess the full impact of the Dodd-Frank Act on Federated.
On October 21, 2010, the President's Working Group issued its report on Money Market Fund Reform Options (the Report). The President's Working Group was tasked with studying possible reforms relating to money market funds that could mitigate systemic risk in the financial markets (including the potential for disruption in the financial markets caused by rapid shareholder redemptions in money market funds). The Report discusses the conditions that could cause money market funds to experience rapid shareholder redemptions and describes the advantages and disadvantages of a variety of policy options that could reduce the risk of such rapid redemptions. The Report suggests that the FSOC examine these options as part of its implementation of the Dodd-Frank Act.
In January 2010, the SEC adopted extensive amendments to Rule 2a-7 of the Investment Company Act aimed at enhancing the resiliency of money market funds. These amendments included a series of enhancements including rules that required all money market funds to meet specific portfolio liquidity standards and rules that significantly enhanced the public disclosure and regulatory reporting obligations of these funds. In Federated's view, the amendments of 2010 meaningfully and sufficiently strengthened money market funds. Recent experience demonstrated that the amendments of 2010 were effective in meeting heightened requests for redemptions occurring at various times throughout 2011 in connection with the U.S. credit rating downgrade and the ongoing European debt crisis.
The SEC staff is considering additional changes to Rule 2a-7 that could adversely impact the viability of money market funds, including requiring a floating net asset value, imposing capital requirements, and creating redemption restrictions. Federated believes the changes currently under consideration, if enacted, would significantly reduce the utility and attractiveness of money market funds to investors. Thus, rather than enhance the resiliency of money market funds, the contemplated changes would potentially severely harm the utility of money market funds for investors who, in Federated's view, value money market funds in their current form as an efficient and effective cash management investment product offering daily liquidity at par. It has been reported that the SEC may propose amendments to Rule 2a-7 as early as the first quarter of 2012.
If ultimately enacted, some or all of these changes would be detrimental to Federated's money market fund business and could materially and adversely affect Federated's operations. The very proposal of such amendments could have an adverse impact on Federated's money market fund business and operations and could also negatively impact the short-term credit markets. Management is carefully monitoring developments in this area and plans to actively participate both individually and with industry groups in the public comment process that would accompany any rule change proposal. Federated is unable to assess the degree of any potential impact such additional reforms may have on its business and operations until such proposals are issued. Even when issued, the final version of any SEC rule amendment could vary significantly from the form in which it is proposed.
In addition, during the past few years the SEC, FINRA and the NYSE have adopted regulations that have increased Federated's operating expenses and affected the conduct of its business, and may continue to do so. Other significant regulations or amendments to regulations have been proposed that, if adopted, will affect Federated and the Federated Funds. Federated anticipates that other reforms and regulatory actions affecting Federated and/or the mutual fund industry are likely to occur,

26	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

including proposals for further amendments to Rule 2a-7.
Over the past few years, various service industries, including mutual fund service providers, have been the subject of changes in tax policy that impact their state and local tax liability. Changes that have been adopted or proposed include (1) an expansion of the nature of a service company's activities that subject it to tax in a jurisdiction, (2) a change in the methodology by which multi-state companies apportion their income between jurisdictions, and (3) a requirement that affiliated companies calculate their state tax as one combined entity. As adopted changes become effective and additional jurisdictions effect similar changes, there could be a material adverse effect on Federated's tax liability and effective tax rate and, as a result, net income.
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
Risk of Federated’s Money Market Products’ Ability to Maintain a Stable $1.00 Net Asset Value. Approximately 46% of Federated’s total revenue for 2011 was attributable to money market assets. An investment in money market funds is neither insured nor guaranteed by the Federal Deposit Insurance Corporation. Although money market funds seek to preserve an NAV of $1.00 per share, it is possible for an investor to lose money by investing in these funds. Federated devotes substantial resources including significant credit analysis to the management of its products. Federated money market funds have always maintained a $1.00 NAV; however, there is no guarantee that such results will be achieved in the future. Market conditions could lead to severe liquidity issues and/or prolonged periods of historically low yields in money market products which could impact their NAVs. If the NAV of a Federated money market fund were to decline to less than $1.00 per share, Federated money market funds would likely experience significant redemptions in assets under management, loss of shareholder confidence and reputational harm, all of which could cause material adverse effects on Federated’s financial position, results of operations or liquidity.
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

2011 Annual Report	27

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
Potential Adverse Effects of Changes in Federated’s Distribution Channels. Federated acts as a wholesaler of investment products to financial intermediaries including banks, broker/dealers, registered investment advisers and other financial planners. Federated also sells investment products directly to corporations and institutions. Approximately 10% of Federated’s total revenue for 2011 was derived from services provided to one intermediary customer, the Bank of New York Mellon Corporation. If this financial intermediary were to cease operations or limit or otherwise end the distribution of Federated’s investment products, it could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income. There can be no assurance that Federated will continue to have access to the financial intermediaries that currently distribute Federated products or that Federated’s relationship with such intermediaries will continue over time. In addition, Federated has experienced increases in the cost of distribution as a percentage of total revenue over the years and expects such costs to continue to increase due to asset growth and the competitive nature of the mutual fund business, exclusive of decreases related to maintaining positive or zero net yields. Higher distribution costs reduce Federated’s operating and net income.
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
Adverse Effects of Poor Investment Performance. Success in the investment management business is largely dependent on investment performance relative to market conditions and the performance of competing products. Good performance generally assists retention and growth of assets, resulting in additional revenues. Conversely, poor performance tends to result in decreased sales and increased redemptions with corresponding decreases in revenues to Federated. Poor performance could, therefore, have a material adverse effect on Federated’s business, results of operations or business prospects. In terms of revenue concentration by product, approximately 12% and 11%  of Federated’s total revenue for 2011 were derived from services provided to two sponsored funds, the Federated Kaufmann Fund and the Federated Prime Obligations Fund, respectively. A significant and prolonged decline in the assets under management in these funds could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to related reductions to distribution expenses associated with these funds.
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
No Assurance of Successful Future Acquisitions. Federated’s business strategy contemplates the acquisition of other investment management companies as well as investment assets, both domestically and internationally. There can be no

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
Impairment Risk. At December 31, 2011, Federated had intangible assets including goodwill totaling $720.9 million on its Consolidated Balance Sheet, the vast majority of which represents assets capitalized in connection with Federated’s acquisitions and business combinations. Accounting for intangible assets requires significant management estimates and judgment. Federated may not realize the value of these intangible assets. Management performs an annual review of the carrying values of goodwill and indefinite-lived intangible assets and periodic reviews of the carrying values of all other intangible assets to determine whether events and circumstances indicate that an impairment in value may have occurred. A variety of factors could cause the carrying value of an intangible asset to become impaired. Should a review indicate impairment, a write-down of the carrying value of the intangible asset would occur, resulting in a non-cash charge which would adversely affect Federated’s results of operations for the period.

Systems and Technology Risks. Federated utilizes software and related technologies throughout its business including both proprietary systems and those provided by outside vendors. Unanticipated issues could occur and it is not possible to predict with certainty all of the adverse effects that could result from a failure of a third party to address computer system problems. Accordingly, there can be no assurance that potential system interruptions or the cost necessary to rectify the problems would not have a material adverse effect on Federated’s business, financial condition, results of operations or business prospects. In addition, Federated cannot predict the impact to its business and/or the costs to rectify situations involving unauthorized system access, computer theft and computer viruses.
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
Potential Adverse Effects of Reputational Harm. Any material losses of client or shareholder confidence in Federated or in the mutual fund industry as a result of pending litigation, previously settled governmental inquiries, economic or financial market downturns or disruptions, material errors in public news reports, misconduct, rumors on the internet or other matters could increase redemptions from and reduce sales of Federated Funds and other investment management services, resulting in a decrease in future revenues.
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
Under the terms of a settlement agreement with the SEC and NYAG, a Federated investment advisory subsidiary may not serve as investment adviser to any registered investment company unless: (1) at least 75% of the fund’s directors are independent of Federated; (2) the chairman of each such fund is independent of Federated; (3) no action may be taken by the fund’s board of directors or trustees or any committee thereof unless approved by a majority of the independent board members of the fund or committee, respectively; and (4) the fund appoints a senior officer who reports to the independent directors or trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved.
Potential Adverse Effects of Unpredictable Events. Unpredictable events, including natural disaster, technology failure, pandemic, war and terrorist attack, could adversely impact Federated’s ability to conduct business. Such events could cause

2011 Annual Report	29

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

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

30	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Quantitative and Qualitative Disclosures About Market Risk
In the normal course of its business, Federated is exposed to fluctuations in the securities market and general economy. As an investment manager, Federated’s business requires that it continuously identify, assess, monitor and manage market and other risks including those risks affecting its own investment portfolio. Federated invests in sponsored investment companies for the primary purpose of generating returns from capital appreciation, investment income, or both, or in the case of newly launched sponsored investment companies, in order to provide the fund with investable cash to establish a performance history. These investments expose Federated to various market risks. A single investment can expose Federated to multiple risks arising from changes in interest rates, credit ratings, equity prices and foreign currency exchange rates. Federated manages its exposure to market risk by diversifying its investments among different asset classes and by altering its investment holdings from time to time in response to changes in market risks and other factors.  In addition, in certain cases, Federated enters into derivative instruments for purposes of hedging its market risks.
Interest-rate risk is the risk that unplanned fluctuations in earnings will result from interest-rate volatility while credit risk is the risk that an issuer of debt securities may default on its obligations. At December 31, 2011, Federated was exposed to interest-rate risk as a result of holding investments in fixed-income sponsored funds ($116.5 million) and investments in debt securities held by certain consolidated investment companies ($101.7 million). At December 31, 2010, Federated was exposed to interest-rate risk as a result of holding investments in fixed-income sponsored funds ($60.0 million) and investments in debt securities held by certain consolidated investment companies ($16.2 million). At December 31, 2011 and 2010, management considered a hypothetical 100-basis-point fluctuation in interest rates, respectively, and determined that the impact of such fluctuations on these investments would not have a material effect on Federated’s financial condition or results of operations.
These investments also exposed Federated to credit risk at December 31, 2011 and 2010. At December 31, 2011 and 2010, management considered a hypothetical 50-basis-point fluctuation in credit spreads and determined that the impact of such fluctuations on these investments would not have a material effect on Federated’s financial condition or results of operations.
In the second quarter 2011, Federated entered into the Credit Agreement (see Business Developments – Amended and Restated Credit Agreement),which amended and restated its previous term-loan facility. The Swap associated with the previous term-loan facility remains in effect. Federated entered into the Swap to convert the variable rate on its term loan to a fixed rate thereby mitigating its exposure to interest-rate risk. As of December 31, 2011, Federated’s fair value on the Swap was a liability of $15.2 million, which is recognized in earnings as a component of Federated’s interest rate and is fixed at 3.646% over the term of the Swap. Near-term reductions in the fair value of the Swap are reasonably possible as a result of changes in projected interest rates. Management performed a sensitivity analysis of the fair value of the Swap and considered hypothetical six- and twelve-month forward shifts in the assumed yield curve. The analysis showed that a six- and twelve-month forward shift in the current yield curve would lead to a further decrease in the fair value of the Swap of approximately $1 million and $2 million, respectively. Gains and losses in the fair value of the Swap are recorded in Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheet.
Price risk is the risk that the market price of an investment will decline and ultimately result in the recognition of a loss. Federated was exposed to price risk as a result of its $54.3 million investment in sponsored equity products at December 31, 2011. Federated’s investment in these products represents its maximum exposure to loss. At December 31, 2011, management considered a hypothetical 20% fluctuation in market value and determined that the impact of such fluctuations on these investments could impact Federated’s financial condition and results of operations by approximately $10.9 million.
At December 31, 2010, Federated was exposed to price risk as a result of its $57.1 million investment primarily in sponsored equity products. Federated’s investment in these products represented its maximum exposure to loss. At December 31, 2010, management considered a hypothetical 20% fluctuation in market value and determined that the impact of such fluctuations on these investments could impact Federated’s financial condition and results of operations by approximately $11.4 million.
Foreign exchange risk is the risk that an investment’s value will change due to changes in currency exchange rates. Federated was exposed to foreign exchange risk as a result of its investments in sponsored mutual funds holding non-US dollar-denominated securities as well as non-US dollar-denominated operating cash accounts held at certain foreign operating subsidiaries of Federated ($90.4 million) as of December 31, 2011. These investments primarily exposed Federated to risk of changes in the British pound and the Euro. Of these investments, Federated's exposure to the British pound of $77.7 million was fully hedged at December 31, 2011 by certain foreign currency forward contracts. Of the remaining investments at December 31, 2011, management considered a hypothetical 20% fluctuation in these currency exchange rates and determined that the impact of such fluctuation on these investments would not have a material effect on Federated’s financial condition or results of operations.

2011 Annual Report	31

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Federated was exposed to foreign exchange risk as a result of its investments in sponsored fluctuating-value mutual funds holding non-US dollar-denominated securities as well as non-US dollar-denominated operating cash accounts held at certain foreign operating subsidiaries of Federated ($26.7 million) as of December 31, 2010. These investments primarily exposed Federated to risk of changes in the Euro, the Norwegian Krone, the Danish Krone and the British pound. At December 31, 2010, management considered a hypothetical 20% fluctuation in these currency exchange rates and determined that the impact of such fluctuations on these investments could impact Federated’s financial condition or results of operations by approximately $5.3 million.
In addition to market risks attributable to Federated’s investments, a significant portion of Federated’s revenue is based on the market value of managed assets. Declines in the market values of these assets as a result of changes in the market or other conditions will negatively impact revenue and net income. For further discussion of managed assets and factors that impact Federated’s revenue, see the sections entitled General, Asset Highlights, Contractual Obligations and Contingent Liabilities and Risk Factors herein as well as the section entitled Regulatory Matters in Federated’s Annual Report on Form 10-K for the year ended December 31, 2011 on file with the SEC.

32	Federated Investors, Inc.

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
Management assessed the effectiveness of Federated’s internal control over financial reporting as of December 31, 2011, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2011, Federated’s internal controls over financial reporting were effective. Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an attestation report on Federated’s internal control over financial reporting.

Federated Investors, Inc.

/s/ J. Christopher Donahue	/s/ Thomas R. Donahue
J. Christopher Donahue	Thomas R. Donahue
President and Chief Executive Officer	Chief Financial Officer

February 24, 2012

2011 Annual Report	33

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Shareholders
Federated Investors, Inc.
We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of Federated Investors, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 24, 2012, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 24, 2012

34	Federated Investors, Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
Federated Investors, Inc.
We have audited Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Federated Investors, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Federated Investors, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Federated Investors, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2011, of Federated Investors, Inc., and our report dated February 24, 2012, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 24, 2012

2011 Annual Report	35

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

December 31,	2011	2010
ASSETS
Current Assets
Cash and cash equivalents	$49,273	$198,756
Investments—affiliates	159,539	105,724
Investments—other	113,505	29,161
Receivables, net of reserve of $121 and $60, respectively	21,526	21,228
Prepaid expenses	17,420	15,861
Other current assets	5,248	2,440
Total current assets	366,511	373,170
Long-Term Assets
Goodwill	642,329	635,313
Renewable investment advisory rights	64,600	64,500
Other intangible assets	13,997	21,012
Property and equipment	38,228	38,516
Other long-term assets	25,191	20,993
Total long-term assets	784,345	780,334
Total assets	$1,150,856	$1,153,504
LIABILITIES
Current Liabilities
Short-term debt—recourse	$42,500	$42,500
Accounts payable and accrued expenses	41,691	86,191
Accrued compensation and benefits	59,971	61,129
Other current liabilities	43,194	24,532
Total current liabilities	187,356	214,352
Long-Term Liabilities
Long-term debt—recourse	318,750	361,250
Long-term deferred tax liability, net	73,246	51,380
Other long-term liabilities	28,321	32,807
Total long-term liabilities	420,317	445,437
Total liabilities	607,673	659,789
Commitments and contingencies (Note (20))
TEMPORARY EQUITY
Redeemable noncontrolling interest in subsidiaries	506	1,543
PERMANENT EQUITY
Federated Investors shareholders’ equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 shares issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	252,950	237,208
Additional paid-in capital from treasury stock transactions	0	135
Retained earnings	1,069,913	1,036,571
Treasury stock, at cost, 25,762,366 and 25,841,365 shares Class B common stock, respectively	(772,481)	(778,609)
Accumulated other comprehensive loss, net of tax	(8,612)	(3,695)
Total Federated Investors shareholders’ equity	541,959	491,799
Nonredeemable noncontrolling interest in subsidiary	718	373
Total permanent equity	542,677	492,172
Total liabilities, temporary equity and permanent equity	$1,150,856	$1,153,504
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

36	Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

Years Ended December 31,	2011	2010	2009
Revenue
Investment advisory fees, net—affiliates	$524,779	$579,159	$691,170
Investment advisory fees, net—other	61,561	60,245	58,653
Administrative service fees, net—affiliates	220,356	215,643	261,610
Other service fees, net—affiliates	73,343	82,476	148,586
Other service fees, net—other	12,042	11,559	10,413
Other, net	3,033	2,861	5,518
Total revenue	895,114	951,943	1,175,950
Operating Expenses
Compensation and related	245,439	242,853	254,428
Distribution	235,670	259,210	410,019
Professional service fees	53,737	18,980	38,133
Office and occupancy	24,689	22,958	24,509
Systems and communications	22,971	22,828	23,470
Advertising and promotional	13,413	10,110	11,085
Travel and related	12,174	11,461	11,374
Intangible asset related	7,915	22,511	32,574
Other	21,651	31,241	41,131
Total operating expenses	637,659	642,152	846,723
Operating income	257,455	309,791	329,227
Nonoperating Income (Expenses)
Investment income, net	4,827	3,330	1,037
Gain on securities, net	1,432	3,542	2,271
Debt expense—recourse	(17,047)	(15,049)	(4,345)
Other, net	(296)	(494)	(1,372)
Total nonoperating expenses, net	(11,084)	(8,671)	(2,409)
Income before income taxes	246,371	301,120	326,818
Income tax provision	91,288	111,957	118,278
Net income including noncontrolling interests in subsidiaries	155,083	189,163	208,540
Less: Net income attributable to the noncontrolling interests in subsidiaries	4,177	10,049	11,248
Net income	$150,906	$179,114	$197,292
Amounts attributable to Federated Investors, Inc.
Earnings Per Share—Basic	$1.45	$1.73	$1.93
Earnings Per Share—Diluted	$1.45	$1.73	$1.92
Cash dividends per share	$0.96	$2.22	$0.96
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2011 Annual Report	37

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(dollars in thousands)

	Shares
	Class A	Class B	Treasury
Balance at January 1, 2009	9,000	102,262,744	27,242,712
Net income	0	0	0
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0
Foreign currency translation gain	0	0	0
Comprehensive income
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Deconsolidation	0	0	0
Stock award activity	0	1,155,136	(1,155,136)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Exercise of stock options	0	345,275	(345,275)
Purchase of treasury stock	0	(828,918)	828,918
Balance at December 31, 2009	9,000	102,934,237	26,571,219
Net income	0	0	0
Other comprehensive income, net of tax:
Unrealized gain on securities available for sale, net of reclassification adjustment	0	0	0
Unrealized loss on hedging instruments, net of reclassification adjustment	0	0	0
Foreign currency translation loss	0	0	0
Comprehensive income
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Deconsolidation	0	0	0
Stock award activity	0	903,379	(903,379)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Exercise of stock options	0	486,150	(486,150)
Purchase of treasury stock	0	(659,675)	659,675
Balance at December 31, 2010	9,000	103,664,091	25,841,365
Net income	0	0	0
Other comprehensive income, net of tax:
Unrealized loss on securities available for sale, net of reclassification adjustment	0	0	0
Unrealized loss on hedging instruments, net of reclassification adjustment	0	0	0
Foreign currency translation loss	0	0	0
Comprehensive income
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Deconsolidation	0	0	0
Stock award activity	0	1,016,376	(1,016,376)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Stock option activity	0	603,418	(603,418)
Purchase of treasury stock	0	(1,540,795)	1,540,795
Balance at December 31, 2011	9,000	103,743,090	25,762,366
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

38	Federated Investors, Inc.

Federated Investors, Inc. Shareholders
Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive (Loss) Income, Net of Tax	Total Shareholder’s Equity	Nonredeemable Noncontrolling Interest in Subsidiary	Total Permanent Equity	Redeemable Noncontrolling Interest in Subsidiaries/ Temporary Equity
$198,630	$0	$1,028,928	$(804,481)	$297	$423,374	$417	$423,791	$779
0	0	197,292	0	0	197,292	9,473	206,765	1,775

0	0	(132)	0	734	602	0	602	0
0	0	0	0	483	483	0	483	50
					198,377	9,473	207,850
0	0	0	0	0	0	0	0	11,940
0	0	0	0	0	0	0	0	(423)
17,772	(149)	(20,652)	22,754	0	19,725	0	19,725	0
0	0	(98,230)	0	0	(98,230)	(9,282)	(107,512)	(208)
607	149	(2,133)	6,440	0	5,063	0	5,063	0
0	0	0	(20,102)	0	(20,102)	0	(20,102)	0
217,009	0	1,105,073	(795,389)	1,514	528,207	608	528,815	13,913
0	0	179,114	0	0	179,114	8,823	187,937	1,226

0	0	42	0	2,840	2,882	0	2,882	0
0	0	0	0	(7,627)	(7,627)	0	(7,627)	0
0	0	0	0	(422)	(422)	0	(422)	(48)
					173,947	8,823	182,770
0	0	0	0	0	0	0	0	10,074
0	0	0	0	0	0	0	0	(21,334)
20,118	0	(19,096)	20,883	0	21,905	0	21,905	0
0	0	(228,084)	0	0	(228,084)	(9,058)	(237,142)	(2,288)
270	135	(478)	10,146	0	10,073	0	10,073	0
0	0	0	(14,249)	0	(14,249)	0	(14,249)	0
237,397	135	1,036,571	(778,609)	(3,695)	491,799	373	492,172	1,543
0	0	150,906	0	0	150,906	4,061	154,967	116

0	0	(3)	0	(2,939)	(2,942)	0	(2,942)	0
0	0	0	0	(1,639)	(1,639)	0	(1,639)	0
0	0	0	0	(339)	(339)	0	(339)	(28)
					145,986	4,061	150,047
0	0	0	0	0	0	0	0	6,511
0	0	0	0	0	0	0	0	(7,626)
19,770	(797)	(17,640)	19,717	0	21,050	0	21,050	0
0	0	(99,921)	0	0	(99,921)	(3,716)	(103,637)	(10)
(4,028)	662	0	14,468	0	11,102	0	11,102	0
0	0	0	(28,057)	0	(28,057)	0	(28,057)	0
$253,139	$0	$1,069,913	$(772,481)	$(8,612)	$541,959	$718	$542,677	$506

2011 Annual Report	39

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

Years Ended December 31,	2011	2010	2009
Operating Activities
Net income including noncontrolling interest in subsidiaries	$155,083	$189,163	$208,540
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Amortization of deferred sales commissions	7,378	12,197	18,462
Depreciation and other amortization	14,400	21,075	23,751
Share-based compensation expense	19,006	19,124	18,775
Gain on disposal of assets	(2,834)	(2,584)	(47)
Provision for deferred income taxes	17,252	24,213	5,250
Fair-value adjustments for contingent liabilities	900	0	0
Tax benefit (detriment) from share-based compensation	179	1,830	(41)
Excess tax benefits from share-based compensation	(1,693)	(3,005)	(1,259)
Impairment of assets	0	10,191	21,663
Net purchases of trading securities	(102,738)	(25,803)	(13,629)
Deferred sales commissions paid	(9,386)	(10,638)	(11,949)
Contingent deferred sales charges received	1,443	2,275	3,399
Proceeds from sale of certain B-share-related future revenue	0	1,223	5,296
Other changes in assets and liabilities:
Decrease (increase) in receivables, net	2,188	(2,408)	13,932
Decrease (increase) in prepaid expenses and other assets	1,255	11,391	(15,481)
Decrease in accounts payable and accrued expenses	(3,990)	(14,249)	(10,800)
Increase (decrease) in other liabilities	15,047	(18,048)	8,727
Net cash provided by operating activities	113,490	215,947	274,589
Investing Activities
Purchases of securities available for sale	(73,192)	(99,284)	(1,388)
Cash paid for business acquisitions	(53,507)	(49,561)	(24,332)
Proceeds from redemptions of securities available for sale	27,492	55,121	363
Cash paid for property and equipment	(8,247)	(7,870)	(26,210)
Cash paid for purchased loans	0	(47,178)	0
Proceeds from sale of purchased loans	0	1,044	0
Proceeds from disposal of property and equipment	0	3,298	0
Net cash used by investing activities	(107,454)	(144,430)	(51,567)
Financing Activities
Dividends paid	(99,960)	(228,651)	(98,499)
Purchases of treasury stock	(28,545)	(13,462)	(20,102)
Distributions to noncontrolling interests in subsidiaries	(3,726)	(11,347)	(9,490)
Contributions from noncontrolling interests in subsidiaries	6,511	10,074	11,521
Proceeds from shareholders for share-based compensation	16,795	11,590	6,409
Excess tax benefits from share-based compensation	1,693	3,005	1,259
Proceeds from new borrowings – recourse	0	407,000	54,800
Payments on debt – recourse	(42,500)	(129,250)	(105,871)
Payments on debt – nonrecourse	(3,951)	(9,577)	(19,198)
Other financing activities	(1,836)	(2,595)	1,163
Net cash (used) provided by financing activities	(155,519)	36,787	(178,008)
Net (decrease) increase in cash and cash equivalents	(149,483)	108,304	45,014
Cash and cash equivalents, beginning of year	198,756	90,452	45,438
Cash and cash equivalents, end of year	$49,273	$198,756	$90,452
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Income Taxes	$72,052	$77,072	$126,837
Interest	$15,893	$12,941	$4,351
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

40	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(December 31, 2011, 2010 and 2009)

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
(d) Principles of Consolidation
The Consolidated Financial Statements include the accounts of Federated Investors, Inc. and entities or sponsored products in which Federated holds a controlling financial interest. A controlling financial interest is determined by the extent of Federated’s (1) decision-making ability through voting interests, (2) decision-making ability and rights/obligations to benefits/losses through variable interest or (3) participation in the economic risks and rewards of the entity through variable interests. To the extent Federated’s controlling financial interest in a consolidated subsidiary represents less than 100% of the subsidiary’s equity, Federated recognizes noncontrolling interests in subsidiaries. In the case of consolidated sponsored products (see Note (5)(b)), the noncontrolling interests represent equity which is redeemable or convertible for cash or other assets at the option of the equity holder. As such, these noncontrolling interests are deemed to represent temporary equity and are classified as redeemable noncontrolling interests in subsidiaries in the mezzanine section of the Consolidated Balance Sheets. All other noncontrolling interests in subsidiaries are classified as permanent equity. All significant intercompany accounts and transactions have been eliminated.
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

2011 Annual Report	41

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

Balance Sheets dependent upon management’s ability and intent to sell the investment. The proportionate share of income or loss is included in Nonoperating income (expenses) – other, net in the Consolidated Statements of Income.
(e) Business Combinations
Beginning in 2009, business combinations are accounted for under the acquisition method of accounting. Results of operations of an acquired business are included from the date of acquisition. Management estimates the fair value of the acquired assets, including identifiable intangible assets, and assumed liabilities based on their estimated fair values as of the date of acquisition. Any excess fair value of the acquired net assets over the acquisition-date fair value of the consideration transferred, including the fair value of any contingent consideration, is recorded as Goodwill on the Consolidated Balance Sheets. The fair value of contingent consideration is recorded as a liability in Other current liabilities and Other long-term liabilities on the Consolidated Balance Sheets as of the acquisition date. This liability is remeasured at fair value each period end with changes in fair value recognized in Intangible asset related expense on the Consolidated Statements of Income. For a discussion regarding the approach used to estimate the fair value of the liability, see Note (6)(a).
(f) Cash and Cash Equivalents
Cash and cash equivalents include money market accounts and deposits with banks.
(g) Investments
Federated's investments are categorized as Investments – affiliates or Investments – other on the Consolidated Balance Sheets. Investments – affiliates represent Federated’s available-for-sale investments in Federated sponsored fluctuating-value mutual funds. These investments are carried at fair value with unrealized gains or losses on securities included in Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific-identification basis and recognized in Gain on securities, net in the Consolidated Statements of Income.
Investments – other represents trading securities held by Federated primarily as a result of consolidating certain Federated-sponsored investment companies. Federated’s trading securities at December 31, 2011 were primarily comprised of high quality short-term debt securities held by a consolidated, non-US dollar-denominated sponsored money market fund, as well as shares of an offshore master fund invested in global project and trade finance transactions and stocks of large-cap U.S. and international companies held by various other consolidated investment companies (see Note (7) for additional information). Trading securities are carried at fair value with changes in fair value recognized in Gain on securities, net in the Consolidated Statements of Income.
The fair value of Federated's investments is generally based on quoted market prices in active markets for identical instruments. If quoted market prices are not available, fair value is generally based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. In the absence of observable market data inputs and/or value drivers, internally generated valuation techniques may be utilized in which one or more significant inputs or significant value drivers are unobservable in the market place. On a periodic basis, management evaluates the carrying value of investments for impairment. With respect to its investments in fluctuating-value mutual funds, management considers various criteria, including the duration and extent of a decline in fair value, the ability and intent of management to retain the investment for a period of time sufficient to allow the value to recover and the financial condition and near-term prospects of the fund and the underlying investments of the fund, to determine whether a decline in fair value is other than temporary. If, after considering these criteria, management believes that a decline is other than temporary, the carrying value of the security is written down to fair value through the Consolidated Statements of Income.
(h) Derivatives and Hedging Instruments
From time to time, Federated may consolidate an investment product that holds freestanding derivative financial instruments for trading purposes. Federated reports such derivative instruments at fair value and records the changes in fair value in Gain on securities, net on the Consolidated Statements of Income.
From time to time, Federated may also enter into and designate as accounting hedges derivative financial instruments to hedge interest-rate exposures with respect to variable-rate loan facilities (cash flow hedges) or to hedge foreign-currency exchange risk with respect to non-US dollar-denominated trading investments in consolidated investment companies (net investment hedges). To qualify for hedge accounting, the derivative must be deemed to be highly effective in offsetting the designated changes in the hedged item. For cash flow hedges and net investment hedges, the effective portions of the change in the fair value of the derivative are reported as a component of Accumulated other comprehensive loss, net of tax on the Consolidated

42	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

Balance Sheets and subsequently reclassified to earnings in the period or periods during which the hedged item affects earnings. The change in fair value of the ineffective portion of the derivative, if any, is recognized immediately in earnings. If it is determined that the derivative instrument is not highly effective, hedge accounting is discontinued. If hedge accounting is discontinued because it is no longer probable that a forecasted transaction will occur, the derivative will continue to be recorded on the balance sheet at its fair value with changes in fair value included in current earnings, and the gains and losses in Accumulated other comprehensive loss, net of tax will be recognized immediately into earnings. If hedge accounting is discontinued because the hedging instrument is sold, terminated or no longer designated, the amount reported in Accumulated other comprehensive loss, net of tax up to the date of sale, termination or de-designation continues to be reported in Accumulated other comprehensive loss, net of tax until the forecasted transaction or the hedged item affects earnings. See Note (6) and Note (11) for additional information on the fair value of the hedges at December 31, 2011.

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
Federated amortizes finite-lived identifiable intangible assets using a method that reflects the pattern in which the economic benefits of the intangible asset are expected to be consumed or otherwise used. Federated uses either the straight-line or an accelerated method of amortization after considering specific characteristics of the underlying fund shareholder base to forecast the pattern in which the economic benefits will be consumed, including fund shareholder behavior, demographics and persistency levels. The assets are amortized over their estimated useful lives, which range from 5 to 11 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and

2011 Annual Report	43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

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
Federated has determined that certain acquired assets, specifically, certain renewable investment advisory contracts, have indefinite useful lives. In reaching this conclusion, management considered the legal, regulatory and contractual provisions of the investment advisory contract that enable the renewal of the contract, the level of cost and effort required in renewing the investment advisory contract, and the effects of obsolescence, demand, competition and other economic factors that could impact the funds’ projected performance and existence. The contracts generally renew annually and the value of these acquired assets assumes renewal. These indefinite-lived intangible assets are reviewed for impairment annually or whenever events or circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions of the renewable investment advisory contracts and reductions in underlying operating cash flows. Federated estimates the fair value of the indefinite-lived intangible assets and compares it to the remaining book value of the assets to determine whether an impairment charge is necessary. Impairment is indicated when the carrying value of the intangible assets exceed their fair value.
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
For share classes that pay both a distribution fee and CDSC, Federated generally capitalizes a portion of the upfront commissions as deferred sales commissions, dependent upon expected recoverability rates. The deferred sales commission asset is amortized over the estimated period of benefit of up to eight years. Deferred sales commission amortization expense was $7.4 million, $12.2 million and $18.5 million for 2011, 2010 and 2009, respectively, and was included in Operating expenses – Other on the Consolidated Statements of Income.
Distribution and shareholder service fees are recognized in Other service fees, net-affiliates on the Consolidated Statements of Income over the life of the mutual fund share class. CDSCs collected on these share classes are used to reduce the deferred sales commission asset. Federated reviews the carrying value of deferred sales commission assets on a periodic basis to determine whether a significant long-term decline in the equity or bond markets or other events or circumstances indicate that an impairment in value may have occurred. Should there be an indication of an impairment in value, Federated compares the carrying value of the asset to the probability-weighted undiscounted future cash flows of the underlying asset to determine whether an impairment has occurred. Management writes down the asset balance to fair value when reasonably estimable expected future cash flows are not expected to be sufficient to fully amortize the remaining deferred sales commission asset.
For share classes that do not pay both a distribution fee and CDSC, Federated expenses the cost of the upfront commission as incurred in Distribution expense in the Consolidated Statements of Income and credits Distribution expense for any CDSCs collected.

44	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

(m) Foreign Currency Translation
The balance sheets of certain wholly owned foreign subsidiaries of Federated and certain consolidated foreign-denominated investment products are translated at the current exchange rate as of the end of the accounting period and the related income or loss is translated at the average exchange rate in effect during the period. Net exchange gains and losses resulting from these translations are excluded from income and are recorded in Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets. Foreign currency transaction gains and losses are reflected in Operating Expenses – Other in the Consolidated Statements of Income.
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
(o) Revenue Recognition
Revenue from providing investment advisory, administrative and other services (including distribution, shareholder servicing and retirement plan recordkeeping) is recognized during the period in which the services are performed. Investment advisory, administrative and the majority of other service fees are generally calculated as a percentage of total net assets of the investment portfolios that are managed by Federated. The fair value of the investment portfolios is primarily determined using quoted market prices or independent third-party broker or dealer price quotes. In limited circumstances, a quotation or price evaluation is not readily available from a pricing source. In these cases, pricing is determined by management based on a prescribed valuation process that has been approved by the directors/trustees of the sponsored products. For the periods presented, a de minimus amount of assets under management were priced by Federated management. Federated may waive certain fees for competitive reasons such as to maintain positive or zero net yields, to meet regulatory requirements or to meet contractual requirements. Federated waived fees of $724.9 million, $653.1 million and $645.5 million for the years ended December 31, 2011, 2010 and 2009, respectively, nearly all of which was for competitive reasons. The increase in fee waivers for the year ended December 31, 2011 as compared to the same period of 2010 was primarily due to a $79.1 million increase in fee waivers to maintain positive or zero net yields. Fee waivers may continue to increase in order to maintain positive or zero net yields in addition to other competitive reasons. Fee waivers to maintain positive or zero net yields are partially offset by a related reduction to distribution expense and net income attributable to noncontrolling interests (see Note (4) for additional information on the net impact of these waivers).
Federated has contractual arrangements with third parties to provide certain fund-related services. Management considers various factors to determine whether Federated’s revenue should be recorded based on the gross amount payable by the funds or net of payments to third-party service providers. Management’s analysis is based on whether Federated is acting as the principal service provider or as an agent. The primary factors considered include: (1) whether the customer holds Federated or the service provider responsible for the fulfillment and acceptability of the services to be provided; (2) whether Federated has any practical latitude in negotiating the price to pay a third-party provider; (3) whether Federated or the customer selects the ultimate service provider; and (4) whether Federated has credit risk in the arrangement. Generally, the less the customer is directly involved with or participates in making decisions regarding the ultimate third-party service provider, the more supportive the facts are that Federated is acting as the principal in these transactions and should therefore report gross revenues. As a result of considering these factors, investment advisory fees, distribution fees and certain other service fees are recorded gross of payments made to third parties.

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

2011 Annual Report	45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

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
(r) Advertising Costs
Federated generally expenses the cost of all advertising and promotional activities as incurred. Certain printed matter, however, such as sales brochures, are accounted for as prepaid supplies and are included in Other current assets on the Consolidated Balance Sheets until they no longer are owned or expected to be used, at which time their costs are expensed. Federated expensed advertising costs of $2.6 million, $0.2 million and $0.1 million in 2011, 2010 and 2009, respectively.
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
(u) Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss, net of tax is reported in the Consolidated Balance Sheets and the Consolidated Statements of Changes in Equity and includes net of tax, the unrealized gains and losses on securities available for sale, foreign currency translation adjustments and the effective portion of the gain or loss on a derivative instrument designated and qualifying as a cash flow or net investment hedge.

46	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

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
(w) Business Segments
Business or operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the chief operating decision maker in deciding how to allocate resources and assess performance.
Federated does not have multiple operating segments or business components for which discrete financial information is prepared. Federated operates in one operating segment, the investment management business, nearly all of which is conducted within the United States. Federated’s Chief Executive Officer (CEO) is Federated’s chief operating decision maker. Federated’s CEO utilizes a consolidated approach to assess performance and allocate resources.

(2) Recent Accounting Pronouncements
(a) Fair Value Measurement
On May 12, 2011, the FASB issued an update to the accounting standard on fair value measurement. The update amends certain fair value measurement guidance and expands disclosure requirements primarily for fair value measurements utilizing significant unobservable inputs (Level 3) and items not measured at fair value but for which fair value must be disclosed. This update is effective for interim and annual periods beginning after December 15, 2011. Management does not expect the adoption of the update to have a material impact on Federated's Consolidated Financial Statements.
(b) Comprehensive Income
In June and December 2011, the FASB issued updates to the accounting standard on the presentation of comprehensive income. The updates require presentation of the components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. The updates, which do not modify the components of comprehensive income, are effective for interim and annual periods beginning after December 15, 2011. As the updates affect disclosure only, the adoption of the updates will not impact Federated’s Consolidated Financial Statements.
(c) Intangibles - Goodwill and Other
On September 15, 2011, the FASB issued an update to the accounting standard on intangibles. The update amends guidance on testing goodwill for impairment to permit a qualitative assessment prior to performance of the two-step impairment test. If the result of the qualitative assessment reveals that there are no indicators of impairment, a quantitative calculation would not be required. This update is effective for interim and annual periods beginning after December 15, 2011. Management does not expect the adoption of the update to impact Federated's Consolidated Financial Statements.

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

The SunTrust Acquisition included upfront cash payments that totaled $6.6 million. The transaction also includes annual contingent purchase price payments payable in the fourth quarters of each of the five years following the acquisition date. The contingent purchase price payments are calculated as a percentage of revenue less operating expenses directly attributed to certain eligible assets. As of the acquisition date, Federated recognized a liability of $20.1 million to record the estimated fair

2011 Annual Report	47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

value of these future payments. See Note (20)(a) for information on contingent payments related to this acquisition. At December 31, 2011, management estimated remaining contingent payments could total $19 million over the four years that remain, however, the actual amount of the contingent payments will vary based on asset levels and related net revenues and is not limited by any maximum amount. A wide range of outcomes for actual payments is possible due to the extent of reasonably possible flow-rate volatility for the assets under management.

The SunTrust Acquisition was accounted for under the acquisition method of accounting. The valuation resulted in total consideration with a fair value of $24.1 million assignable to a single identifiable intangible asset with an indefinite life and recorded in Renewable investment advisory rights on the Consolidated Balance Sheets. This asset is deductible for tax purposes. The valuation results, which were finalized in the first quarter 2011, are reflected in the Consolidated Balance Sheets and the related footnotes. As of December 31, 2011, the estimated fair value of future consideration payments was $13.4 million and was recorded in Other current liabilities ($4.0 million) and Other long-term liabilities ($9.4 million) (see Note (6)(a) for a discussion regarding the valuation methodology). This liability is remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense on the Consolidated Statements of Income.
The results of operations for the SunTrust Acquisition were included in Federated’s Consolidated Financial Statements beginning in September 2010 based on the date of the acquisition. The following table summarizes unaudited pro forma financial information assuming the SunTrust Acquisition occurred at the beginning of the year presented. This pro forma financial information is for informational purposes only and is not indicative of future results. In addition, the following pro forma financial information was not adjusted to reflect lower current levels of assets under management:

in millions, except per share data for the years ended,	2010	2009
Revenue	$980.7	$1,226.8
Net income attributable to Federated Investors, Inc.	$186.6	$211.5

Earnings per share – Basic and Diluted
Net income attributable to Federated Investors, Inc.	$1.80	$2.06
The pro forma results include adjustments for the effect of acquisition-related expenses including accretion of interest on the contingent consideration liability and income tax expense.

(4) Concentration Risk
(a) Revenue Concentration by Asset Class
The following table summarizes revenue from Federated's asset classes over the last three years:

	2011	2010	2009
Money market assets	46%	50%	65%
Equity assets	33%	31%	23%
Fixed-income assets	20%	18%	12%
Approximately 46% of Federated’s total revenue for 2011 was attributable to money market assets.
A significant change in Federated’s money market business or a significant reduction in money market assets due to regulatory changes, changes in the financial markets including significant and rapid increases in interest rates over a short period of time causing certain investors to prefer direct investments in interest-bearing securities, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s results of operations.

Current Regulatory Environment
In January 2010, the Securities and Exchange Commission (SEC) adopted extensive amendments to Rule 2a-7 of the Investment Company Act of 1940 aimed at enhancing the resiliency of money market funds. These amendments included a series of enhancements including rules that required all money market funds to meet specific portfolio liquidity standards and rules that significantly enhanced the public disclosure and regulatory reporting obligations of these funds. In Federated's view, the amendments of 2010 meaningfully and sufficiently strengthened money market funds. Recent experience demonstrated that the amendments of 2010 were effective in meeting heightened requests for redemptions occurring at various times throughout

48	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

2011 in connection with the U.S. credit rating downgrade and the ongoing European debt crisis.
The SEC staff is considering additional changes to Rule 2a-7 that could adversely impact the viability of money market funds, including requiring a floating net asset value, imposing capital requirements, and creating redemption restrictions. Federated believes the changes currently under consideration, if enacted, would significantly reduce the utility and attractiveness of money market funds to investors. Thus, rather than enhance the resiliency of money market funds, the contemplated changes would potentially severely harm the utility of money market funds for investors who, in Federated's view, value money market funds in their current form as an efficient and effective cash management investment product offering daily liquidity at par. It has been reported that the SEC may propose amendments to Rule 2a-7 as early as the first quarter of 2012.
If ultimately enacted, some or all of these changes would be detrimental to Federated's money market fund business and could materially and adversely affect Federated's operations. The very proposal of such amendments could have an adverse impact on Federated's money market fund business and operations and could also negatively impact the short-term credit markets. Management is carefully monitoring developments in this area and plans to actively participate both individually and with industry groups in the public comment process that would accompany any rule change proposal. Federated is unable to assess the degree of any potential impact such additional reforms may have on its business and operations until such proposals are issued. Even when issued, the final version of any SEC rule amendment could vary significantly from the form in which it is proposed.

Historically Low Short-Term Interest Rates
In certain money market funds, the gross yield is not sufficient to cover all of the fund’s normal operating expenses due to historically low short-term interest rates. Since the fourth quarter 2008, Federated has voluntarily waived fees in order for certain funds to maintain positive or zero net yields. These fee waivers were partially offset by related reductions in distribution expense and net income attributable to noncontrolling interests as a result of Federated's ability to share the impact of the waivers with third-party intermediaries.
The impact of such fee waivers on various components of Federated's Consolidated Statements of Income was as follows for the years ended December 31:

in millions	2011	2010	2009
Revenue	$(320.7)	$(241.6)	$(120.6)
Distribution expense	(232.3)	(186.6)	(86.4)
Operating income	(88.4)	(55.0)	(34.2)
Noncontrolling interest	(6.5)	(1.0)	0
Pre-tax impact	$(81.9)	$(54.0)	$(34.2)
During 2011, changes in asset mix as well as further declines in interest rates for certain money market investments caused an increase in these fee waivers. (See Note (22) for information regarding the quarterly pre-tax impact of the fee waivers.) Based on recent Federal Reserve Bank commentary on their outlook for interest rates, management expects the fee waivers and the related reduction in distribution expense and net income attributable to noncontrolling interests will continue at least until late 2014. Based on recent market conditions and assuming asset levels remain constant, fee waivers for the first quarter 2012 may result in a net negative pre-tax impact on income of approximately $27 million. Increases in short-term interest rates that result in higher yields on securities purchased in money market fund portfolios would reduce the net pre-tax impact of these waivers. Management estimates that an increase of 10 basis points in gross yields on securities purchased in money market fund portfolios will likely reduce the net pre-tax impact of these waivers between thirty-five and forty percent from the current levels and an increase of 25 basis points would reduce the impact between sixty-five and seventy percent. The actual amount of future fee waivers could vary significantly from management’s estimates as they are contingent on a number of variables including, but not limited to, changes in assets within the money market funds, available yields on instruments held by the money market funds, actions by the Federal Reserve, the U.S. Department of the Treasury and other governmental entities, changes in expenses of the money market funds, changes in the mix of money market customer assets, Federated’s willingness to continue the fee waivers and changes in the extent to which the impact of the waivers is shared by third parties.

2011 Annual Report	49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

(b) Revenue Concentration by Investment Fund
Approximately 12% and 11% of Federated’s total revenue for 2011 were derived from services provided to two sponsored funds, the Federated Kaufmann Fund and the Federated Prime Obligations Fund, respectively. A significant and prolonged decline in the assets under management in these funds could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to a related reduction to distribution expenses associated with these funds.
(c) Revenue Concentration by Customer
Approximately 10% of Federated’s total revenue for 2011 was derived from services provided to one intermediary customer, the Bank of New York Mellon Corporation. Significant changes in Federated’s relationship with this customer could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to related material reductions to distribution expenses associated with this intermediary.
A listing of Federated’s risk factors is included herein under the section entitled Risk Factors in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(5) Consolidation
Federated is involved with various entities in the normal course of business that may be deemed to be voting rights entities or VIEs. In accordance with Federated’s consolidation accounting policy, Federated first determines whether the entity being evaluated is a voting rights entity or a VIE. Once this determination is made, Federated proceeds with its evaluation of whether or not to consolidate the entity. The disclosures below represent the results of such evaluations pertaining to 2011 and 2010.
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
(b) Consolidated Variable Interest Entities
From time to time, Federated invests in investment companies that meet the definition of a VIE for general corporate investment purposes or, in the case of newly launched products, in order to provide investable cash thereby allowing the product to establish a performance history. Most of Federated’s sponsored mutual funds meet the definition of a VIE primarily due to the fact that given the funds' typical series fund structure, the shareholders of each participating portfolio underlying the series fund generally lack the ability as an individual group to make decisions through voting rights regarding the board of directors/trustees of the fund. Federated’s investment in investment companies represents its maximum exposure to loss. As of December 31, 2011 and 2010, Federated was the sole or majority investor in certain investment companies and was deemed to be the primary beneficiary since Federated’s majority interest would absorb the majority of the variability of the net assets of the VIE. At December 31, 2011, the aggregate assets and liabilities of such entities that Federated consolidated were $111.1 million and $0.5 million, respectively, and Federated recorded $0.5 million to Redeemable noncontrolling interest in subsidiaries on Federated’s Consolidated Balance Sheets. At December 31, 2010, the aggregate assets and liabilities of such entities that Federated consolidated were $27.1 million and $0.2 million, respectively, and Federated recorded $1.5 million to Redeemable noncontrolling interest in subsidiaries on Federated’s Consolidated Balance Sheets. The assets of the investment companies are primarily classified as Investments and Cash and cash equivalents on Federated’s Consolidated Balance Sheets and are restricted for use by the investment company. The liabilities of the investment companies are primarily classified as Accounts payable and accrued expenses on Federated’s Consolidated Balance Sheets and primarily represent unsettled trades and operating liabilities of the entities.
Federated’s conclusion to consolidate an investment company may vary from period to period based on changes in Federated’s percentage interest in the entity resulting from changes in the number of fund shares held by either Federated or third parties. Given that the entities follow investment company accounting, which prescribes fair-value accounting, a deconsolidation generally does not result in gains or losses for Federated. During 2011, Federated deconsolidated two sponsored mutual funds based on a determination that it no longer was the primary beneficiary of the funds as a result of new subscriptions in fund shares by unrelated third parties. Accordingly, Federated deconsolidated $17.7 million in Investments and $7.6 million in Redeemable noncontrolling interest in subsidiaries on the Consolidated Balance Sheet as of the dates of deconsolidation. During 2010, Federated deconsolidated a sponsored mutual fund based on a determination that it no longer was the primary

50	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

beneficiary of the fund as a result of new subscriptions in fund shares by unrelated third parties. Accordingly, Federated deconsolidated $22.0 million in Investments and $21.3 million in Redeemable noncontrolling interest in subsidiaries on the Consolidated Balance Sheet as of the date of deconsolidation. There was no impact to the Consolidated Statements of Income in 2011, 2010 or 2009 from entities upon their deconsolidation.
Neither creditors nor equity investors in the investment companies have any recourse to Federated’s general credit. In the ordinary course of business, from time to time, Federated may choose to waive certain fees or assume operating expenses of sponsored investment companies for competitive, regulatory or contractual reasons (see Note (1)(o) for information regarding fee waivers). Federated has not provided financial support to any of these entities outside the ordinary course of business.
(c) Non-Consolidated Variable Interest Entities
At December 31, 2011 and 2010, Federated was involved with certain VIEs in which it held a variable interest but for which it was not the primary beneficiary. The assets and liabilities of these unconsolidated VIEs and Federated’s maximum risk of loss related thereto were as follows at December 31:

	2011			2010
in millions	Unconsolidated VIE assets	Unconsolidated VIE Liabilities	Total remaining carrying value of investment and maximum risk of loss	Unconsolidated VIE assets	Unconsolidated VIE Liabilities	Total remaining carrying value of investment and maximum risk of loss
Investment companies[1]	$290,517.7	$—	$221.5	$275,365.1	$—	$297.0
CDOs[2]	$2.1	$12.0	$0	$12.8	$121.6	$0
Equity investment	$4.5	$0.7	$7.1	$6.4	$2.4	$7.4

1
The unconsolidated VIE assets for the investment companies represent total net assets under management for the related investment companies. Of Federated’s $221.5 million invested in these entities at December 31, 2011, $44.0 million represents investments in money market funds included in Cash and cash equivalents, with the remaining $177.5 million included in Investments on the Consolidated Balance Sheets. Of Federated’s $297.0 million invested in these entities at December 31, 2010, $191.2 million represents investments in money market funds included in Cash and cash equivalents, with the remaining $105.8 million included in Investments on the Consolidated Balance Sheets.

2	The risk of loss does not include the potential loss associated with related deferred tax assets expiring unutilized.
Investment Companies – Federated's involvement with certain investment companies that are deemed to be VIEs includes serving as the investment manager, or at times, holding a minority interest or both. Federated’s variable interest is not deemed to absorb the majority of the variability of the entity’s net assets. Therefore Federated is not the primary beneficiary of these VIEs and has not consolidated these entities.
In the ordinary course of business, from time to time, Federated may choose to waive certain fees or assume operating expenses of these sponsored investment companies for competitive, regulatory or contractual reasons (see Note (1)(o) for information regarding fee waivers). Federated has not provided financial support to any of these entities outside the ordinary course of business.
Collateralized Debt Obligations (CDOs) – At December 31, 2010, Federated acted as the investment manager for two CDOs with assets under management of $12.8 million. Because one of these CDOs unwound in the first quarter 2011, Federated acted as the investment manager for only one CDO with assets under management of $2.1 million as of December 31, 2011. This remaining CDO is expected to unwind in the first half of 2012. The CDOs, which are alternative investment products created for the purpose of providing investors with an opportunity for returns that vary with the risk level of their investment, met the definition of a VIE due primarily to the lack of unilateral decision making authority of the equity holders. Federated’s variable interests in the remaining CDO is limited to a 25% pro-rata equity interest and a fixed, asset-based management fee earned prospectively as services are provided. As an equity holder, Federated participates in all rights and obligations to income and expected losses of the CDO on a proportionate basis with all other equity holders. In its role as investment manager, Federated is not entitled to any additional residual return nor is it obligated to absorb any expected losses of the entity. Federated has not provided financial support to the CDO.
Federated was not the primary beneficiary of either of these VIEs at December 31, 2011 or 2010. Upon consideration of the qualitative power and benefits model, Federated determined that as of December 31, 2011 and December 31, 2010, neither its 25% pro-rata equity interest nor its management fee potential could result in Federated receiving benefits or absorbing losses that could potentially be significant to either of these entities. Therefore Federated has not consolidated these entities.

2011 Annual Report	51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

Equity Investment – Federated holds a 12% non-voting, noncontrolling interest in both Dix Hills Partners, LLC, a registered investment adviser and commodity trading adviser, and its affiliate, Dix Hills Associates, LLC (collectively, Dix Hills). Dix Hills is based in Jericho, New York and as of December 31, 2011, managed over $700 million in both absolute return and enhanced fixed-income mandates, including a hedge fund strategy and an enhanced cash strategy. Due primarily to the nature of the voting rights of the equity holders, Dix Hills meets the definition of a VIE, however, with its non-voting 12% interest, Federated is not deemed to have power to direct the activities of Dix Hills and therefore is not the primary beneficiary. Federated has not provided financial support to Dix Hills. Federated’s investment in Dix Hills is included in Other long-term assets on the Consolidated Balance Sheets.

(6) Fair Value Measurements
Fair value is the price that would be received to sell an asset or the price paid to transfer a liability as of the measurement date. A three-tier, fair-value reporting hierarchy exists for disclosure of fair value measurements based on the observability of the inputs to the valuation of financial assets and liabilities. The three levels are:
Level 1 – Quoted prices for identical instruments in active markets. Level 1 assets may include equity and debt securities that are traded in an active exchange market, including shares of mutual funds.
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

(a) Fair Value Measurements on a Recurring Basis
Fair value measurements for classes of Federated’s assets and liabilities measured at fair value on a recurring basis consisted of the following at December 31:

	2011				2010
	Fair Value Measurements Using				Fair Value Measurements Using
in thousands	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents	$49,273	$0	$0	$49,273	$198,756	$0	$0	$198,756
Available-for-sale equity securities	159,539	0	0	159,539	105,724	0	0	105,724
Trading securities – equity	10,805	18,653	0	29,458	6,937	4,431	0	11,368
Trading securities – debt	216	83,831	0	84,047	10,016	7,777	0	17,793
Foreign currency forward contract	0	55	0	55	0	68	0	68
Total financial assets	$219,833	$102,539	$0	$322,372	$321,433	$12,276	$0	$333,709
Financial Liabilities
Interest rate swap	$0	$15,241	$0	$15,241	$0	$11,734	$0	$11,734
SunTrust Acquisition future consideration payments liability	0	0	13,404	13,404	0	0	20,058	20,058
Foreign currency forward contracts	0	245	0	245	0	0	0	0
Total financial liabilities	$0	$15,486	$13,404	$28,890	$0	$11,734	$20,058	$31,792

The following is a description of the valuation methodologies used for financial assets and liabilities measured at fair value on a recurring basis. Federated did not hold any nonfinancial assets or liabilities measured at fair value on a recurring basis at December 31, 2011 or December 31, 2010.

52	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

Cash and cash equivalents
Cash and cash equivalents include investments in money market funds and deposits with banks. Cash and cash equivalents invested in Federated money market funds totaled $45.8 million and $194.5 million at December 31, 2011 and 2010, respectively. Cash investments in money market funds are valued under the market approach through the use of quoted market prices in an active market, which is the net asset value of the underlying funds, and are classified within Level 1 of the valuation hierarchy.

Available-for-sale equity securities
Available-for-sale equity securities include investments in sponsored fluctuating-value mutual funds and are included in Investments - affiliates on the Consolidated Balance Sheets. The securities are valued under the market approach through the use of quoted market prices available in an active market, which is the net asset value of the underlying funds, and are classified within Level 1 of the valuation hierarchy. There is no modeling or additional information needed to arrive at the fair values of these investments.
Trading securities - equity
These trading securities primarily represent the equity securities held by consolidated investment funds and are included in Investments - other on the Consolidated Balance Sheets. For the publicly traded equity securities available in an active exchange market, whether domestic or foreign, the fair value of these securities is often classified as Level 1 and is based on unadjusted quoted market prices. From time to time, however, the fair value of certain equity securities traded principally in foreign markets may be determined by third-party pricing services when it has been determined that there has been a significant trend in the U.S. equity markets or in index futures trading. The determination to use the third-party pricing service versus the unadjusted quoted market price is the cause for transfers between Level 1 and Level 2 for these securities. For the period between December 31, 2010 and December 31, 2011, approximately $3.5 million of investments transferred from Level 2 to Level 1 as a result of a determination by management to use adjusted quoted market prices because there had been a significant trend in the U.S. equity markets or in index futures trading after the foreign markets closed on December 31, 2010, as compared to using unadjusted quoted market prices to determine fair values of these equity securities at December 31, 2011. Transfers into and out of Levels 1 and 2 of the fair value hierarchy are reported at fair values as of the beginning of the period in which the transfers occur.

At December 31, 2011, equity trading securities also included shares of an offshore master investment fund held by a consolidated feeder fund. The offshore master investment fund, which is not publicly traded in an active exchange market, makes investments in global project and trade finance transactions. The $17.9 million fair value of the feeder fund's investment in the master fund was determined using the net asset value of the master fund, as a practical expedient, and was classified as Level 2 in the valuation hierarchy at December 31, 2011. Certain near-term, lock-up restrictions surrounding the holding period of the feeder fund's investment in the master fund existed at December 31, 2011, but did not materially impact the measurement of fair value.

Trading securities - debt
These trading securities primarily represent high-quality short-term debt securities held by a consolidated, non-U.S. dollar-denominated money market fund ($77.1 million). Such assets had a maximum weighted-average maturity of 15 days at December 31, 2011 and were valued based on amortized cost, which approximates fair value given the high-quality, short-term nature of these securities. The remaining amount of trading debt securities primarily represents U.S. and foreign investment-grade bonds held by consolidated sponsored investment funds. The fair value of these securities may include observable market data such as closing market prices provided by independent pricing services after considering factors such as the yields or prices of investments of comparable quality, coupon, maturity, call rights and other potential prepayments, terms and type, reported transactions, indications as to values from dealers and general market conditions. The entire amount of these securities is included in Investments - other on the Consolidated Balance Sheets.
Foreign currency forward contracts
The fair value of foreign currency forward contracts is included in Receivables or Accounts payable and accrued expense on the Consolidated Balance Sheets. These contracts are entered into by Federated to hedge foreign exchange risk related to investments denominated in foreign currencies. Additionally, certain consolidated sponsored investment funds may hold foreign currency forward contracts as part of their investment strategy. Pricing is determined by interpolating a value by utilizing the spot foreign exchange rate and forward points (based on the spot rate and currency interest rate differentials), which are all inputs that are observable in active markets.

2011 Annual Report	53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

Interest rate swap
The fair value of Federated's interest rate swap is included in Other current liabilities on the Consolidated Balance Sheets. Pricing is determined based on a third-party, model-derived valuation in which all significant inputs are observable in active markets including the Eurodollar future rate and yields for three- and thirty-year Treasury securities. See Note (11) for more information regarding the swap.
SunTrust Acquisition future consideration payments liability
The liability for future consideration payments related to the SunTrust Acquisition is recorded at fair value on a recurring basis in Other current liabilities ($4.0 million) and Other long-term liabilities ($9.4 million) on the Consolidated Balance Sheet as of December 31, 2011. Management estimated the fair value of future consideration payments related to the SunTrust Acquisition based primarily upon expected future cash flows using an income approach valuation methodology with unobservable market data inputs (Level 3). Such inputs included (1) an estimated rate of change for underlying assets under management based on estimated net redemptions or sales; (2) expected net revenue per managed asset based generally on contract terms; and (3) a discount rate estimated at the current market rate of return.

The following table presents a reconciliation of the beginning and ending fair-value measurements of Federated’s liability for future consideration payments related to the SunTrust Acquisition:

in thousands
Balance at December 31, 2010	$20,058
Adjustment to reflect final valuation[1]	(2,600)
Changes in fair value[2]	900
Contingent consideration payments	(4,954)
Balance at December 31, 2011	$13,404

1	As a result of finalizing the valuation relating to the SunTrust Acquisition in the first quarter 2011, this adjustment was required in order to revise the preliminary estimate of fair value.

2	Amounts included in Intangible asset related expense on the Consolidated Statements of Income.
(b) Fair Value Measurements on a Nonrecurring Basis
Since 2008, Federated experienced significant declines in the assets under management related to certain quantitative investment products acquired in 2006. The declines in assets under management reflected significant market depreciation as well as investor net redemptions. In light of these declines in assets under management, performance relative to peers and indices and the uncertainty regarding each of these in the future, the carrying values of the related intangible assets were tested for recoverability at various times over the past several years. In 2009, as a result of management’s impairment testing, Federated recorded a $15.5 million impairment charge in Intangible asset related expense on the Consolidated Statements of Income. Management’s quarterly recoverability test of the carrying value of these intangible assets performed as of June 30, 2010 and December 31, 2010 indicated that the carrying values were not fully recoverable. Cash flow projections at June 30, 2010 and December 31, 2010 were lower than previous projections prepared in connection with recoverability testing as a result of actual and projected declines in assets under management in excess of prior estimates. Management estimated the fair value of these intangible assets at June 30, 2010 and December 31, 2010 based primarily upon expected future cash flows using an income approach valuation methodology with unobservable market data inputs (Level 3). Such inputs included (1) an estimated rate of change for underlying assets under management; (2) expected revenue per managed asset; (3) direct operating expenses; and (4) a discount rate. Management estimated a rate of change for underlying assets under management based on a combination of an estimated rate of market appreciation or depreciation and an estimated net redemption or sales rate. Expected revenue per managed asset and direct operating expenses are generally based on contract terms, average market participant data and historical experience. The discount rate was estimated at the current market rate of return. In addition, because of the subjective nature of the projected discounted cash flows, management considered several scenarios and used probability weighting to calculate the expected future cash flows attributable to the intangible assets. The probability-weighted scenarios assumed growth rates in assets under management ranging from -100% to 9% over the cash-flow projection period. As a result of these fair value analyses, during 2010 Federated recorded a $10.2 million impairment charge on the Consolidated Statements of Income, $8.2 million of which was included in Intangible asset related expenses with the remainder in Operating expenses – Other. The related customer relationship intangible assets were written down to $2.0 million, the noncompete agreement included in Other intangible assets was written down to $0.8 million and the related fixed assets were written down to $0.7 million as of December 31, 2010. Intangible asset amortization expense and fixed asset depreciation for future periods were reduced as a result of this impairment. Given the uncertainties regarding future market conditions, the timing and pace of a forecasted recovery and possible prolonged periods of underperformance of the quantitative products compared to peers and

54	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

indices and the significance of these factors to assets under management, management cannot be certain of the outcome of future undiscounted cash flow analyses for these assets with a remaining net book value of $2.8 million at December 31, 2011.
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

(7) Investments
Investments on the Consolidated Balance Sheets as of December 31, 2011 and 2010 included available-for-sale and trading securities. At December 31, 2011 and 2010, Federated held investments totaling $159.5 million and $105.7 million, respectively, in fluctuating-value Federated-sponsored mutual funds that were classified as available-for-sale securities and were included in Investments- affiliates on the Consolidated Balance Sheets. Federated’s trading securities totaled $113.5 million and $29.2 million at December 31, 2011 and 2010, respectively, and were included in Investments - other on the Consolidated Balance Sheets. Federated consolidates certain investment companies into its Consolidated Financial Statements as a result of Federated’s controlling financial interest in the products (see Note (5)). All investments held by these investment companies, which primarily represented Federated-sponsored investment companies, were included in Federated’s Consolidated Balance Sheets as of December 31, 2011 and 2010 as trading securities.
Federated’s trading securities as of December 31, 2011 were primarily comprised of high quality short-term debt securities held by a consolidated, non-US dollar-denominated sponsored money market fund ($77.1 million), as well as shares of an offshore master fund invested in global project and trade finance transactions ($17.9 million) and stocks of large-cap U.S. and international companies ($10.9 million) held by various other consolidated investment companies.

Available-for-sale securities (see Note (1)(g)) consisted of the following at December 31:

	2011				2010
		Gross Unrealized		Estimated Market Value		Gross Unrealized		Estimated Market Value
in thousands	Cost	Gains	(Losses)		Cost	Gains	(Losses)
Equity mutual funds	$43,217	$2,037	$(925)	$44,329	$41,879	$5,200	$(24)	$47,055
Fixed-income mutual funds	115,699	461	(950)	115,210	58,143	662	(136)	58,669
Total fluctuating-value mutual funds	$158,916	$2,498	$(1,875)	$159,539	$100,022	$5,862	$(160)	$105,724

The increase in available-for-sale securities at December 31, 2011 as compared to December 31, 2010, was primarily due to Federated investing $60.0 million of available cash in certain Federated-sponsored fixed-income mutual funds during 2011. As of December 31, 2011, unrealized gains of $2.5 million related to equity and fixed-income investments with a fair value of $48.4 million. As of December 31, 2011, unrealized losses of $1.9 million related to fixed-income and equity investments with a fair value of $111.1 million, all of which were outstanding for less than twelve months.

2011 Annual Report	55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

Gains and losses recognized in Gain on securities, net on the Consolidated Statements of Income in connection with investments consisted of the following for the years ended December 31:

in thousands	2011	2010	2009
Unrealized (loss) gain
Trading securities	$(871)	$541	$2,824
Derivatives[1]	(560)	190	(18)
Realized gains[2]
Available-for-sale securities	3,006	1,239	118
Trading securities	931	2,045	810
Derivatives[1]	570	720	328
Purchased loans	0	678	0
Realized losses[2]
Available-for-sale securities	0	(6)	0
Trading securities	(830)	(958)	(1,405)
Derivatives[1]	(814)	(907)	0
Impairments	0	0	(386)
Gain on securities, net[3]	$1,432	$3,542	$2,271

1	These items relate to the settlement of economic derivatives held either by certain consolidated sponsored products or Federated.

2	Realized gains and losses are computed on a specific-identification basis.

3	Amounts related to consolidated investment companies totaled $(1.2) million, $1.5 million and $2.3 million for 2011, 2010 and 2009, respectively.

(8) Intangible Assets and Goodwill
Federated’s identifiable intangible assets and goodwill consisted of the following at December 31:

	2011			2010
in thousands	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value
Finite-lived intangible assets:
Customer relationships[1]	$56,492	$(45,958)	$10,534	$119,472	$(103,552)	$15,920
Noncompete agreements[2]	12,142	(10,579)	1,563	12,142	(8,950)	3,192
Total finite-lived intangible assets[3]	68,634	(56,537)	12,097	131,614	(112,502)	19,112
Indefinite-lived intangible assets:
Renewable investment advisory rights	64,600	N/A	64,600	64,500	N/A	64,500
Trade names	1,900	N/A	1,900	1,900	N/A	1,900
Total indefinite-lived intangible assets	66,500	N/A	66,500	66,400	N/A	66,400
Goodwill	642,329	N/A	642,329	635,313	N/A	635,313
Total identifiable intangible assets and goodwill	$777,463	$(56,537)	$720,926	$833,327	$(112,502)	$720,825

1	Weighted average amortization period of 9.3 years at December 31, 2011

2	Weighted average amortization period of 6.9 years at December 31, 2011

3	Weighted average amortization period of 8.9 years at December 31, 2011
The decrease of $63.0 million in the cost of the total finite-lived intangible assets at December 31, 2011 as compared to December 31, 2010 primarily relates to a $60.0 million write-off of a fully amortized customer relationship intangible asset relating to a prior year acquisition.

Amortization expense for identifiable intangible assets was $7.0 million, $14.3 million and $16.6 million in 2011, 2010 and 2009, respectively. This expense was included in Intangible asset related on the Consolidated Statements of Income for each period. See Note (6)(b) for information regarding the intangible asset impairments.

56	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five succeeding years assuming no new acquisitions or impairments:

in millions	For the years ending December 31,
2012	$3.4
2013	$2.6
2014	$2.0
2015	$1.4
2016	$1.0
Goodwill at December 31, 2011 and 2010 was $642.3 million and $635.3 million, respectively. During 2011, Federated recorded goodwill primarily in connection with contingent purchase price payment accrual related to the acquisition of certain assets of Clover Capital Management, Inc., a Rochester, New York-based investment manager that specializes in value investing (Clover Capital Acquisition). This acquisition was accounted for under the purchase method of accounting and therefore goodwill was recorded at the time the contingencies lapsed. See Note (20)(a) for additional information.

(9) Property and Equipment
Property and equipment consisted of the following at December 31:

in thousands	Estimated Useful Life				2011	2010
Computer software and hardware	2	to	7	years	$45,468	$40,642
Transportation equipment		12		years	17,875	17,875
Leasehold improvements	Up to term of lease				15,934	15,853
Office furniture and equipment	5	to	10	years	6,200	6,127
Total cost					85,477	80,497
Accumulated depreciation and amortization					(47,249)	(41,981)
Property and equipment, net					$38,228	$38,516
Depreciation and amortization expense was $8.3 million, $7.5 million and $7.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.

(10) Other Current Liabilities
Federated’s Other current liabilities at December 31, 2011 included an accrual of $15.2 million related to an interest rate swap (see Note (11) for additional information), $5.9 million contingent purchase price payment accrual related to the Clover Capital Acquisition (see Note (20)(a) for additional information) and $4.0 million for the short-term portion of the SunTrust Acquisition future consideration payments liability (see Note (3) for additional information). Also included in Other current liabilities at December 31, 2011 was $10.0 million related to insurance proceeds for claims submitted to cover costs associated with various legal proceedings. Federated is involved in legal proceedings with certain insurance carriers to, among other things, retain these insurance reimbursements. In the event that Federated does not prevail, it will be required to repay all or a portion of these advance payments. Because the outcome of this claim is uncertain at this time, Federated recorded the advance payments as a liability and will continue to evaluate the contingency until it is resolved.
Federated’s Other current liabilities at December 31, 2010 included an accrual of $11.7 million related to the aforementioned interest rate swap and $5.3 million for the short-term portion of the SunTrust Acquisition future consideration payments liability.

2011 Annual Report	57

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

(11) Recourse Debt and Interest Rate Swap
Recourse debt at December 31 consisted of the following:

dollars in thousands	Weighted-Average Interest Rates at December 31,		2011	2010
	2011[1]	2010
Term Loan[2]	3.646%	4.396%	$361,250	$403,750
Less: Short-term debt – recourse			42,500	42,500
Long-term debt – recourse			$318,750	$361,250

1	See additional information below regarding the interest rate fixed at 3.646% in connection with an interest rate swap, which expires on April 1, 2015.

2	The term loan borrowings under the Credit Agreement expire on June 10, 2016.
In the second quarter 2011, Federated entered into an Amended and Restated Credit Agreement by and among Federated, certain of its subsidiaries, PNC Bank, National Association as administrative agent, a syndicate of 19 banks led by PNC Capital Markets LLC as sole bookrunner and joint lead arranger and Citigroup Global Markets, Inc. as joint lead arranger (Credit Agreement). The Credit Agreement amended and restated Federated’s prior $425 million term loan facility dated April 9, 2010. The borrowings of $382.5 million under the Credit Agreement represented the remaining principal balance from the prior $425 million term loan. The Credit Agreement qualified for modification accounting treatment. Accordingly, closing costs of $1.8 million were capitalized in the second quarter 2011 and are being amortized over the 5-year term of the amended loan.
The Credit Agreement expires on June 10, 2016 and requires principal payments of $10.6 million per quarter for the first three years and $28.3 million per quarter for the fourth and fifth years and a final payment of $28.3 million due upon its expiration. Certain subsidiaries entered into an Amended and Restated Continuing Agreement of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the Credit Agreement. The Credit Agreement also includes representations, warranties and other financial and non-financial covenants. Federated was in compliance with all such covenants at and for the year ended December 31, 2011.
The borrowings under the term loan component of the Credit Agreement bear interest at a reduced spread over LIBOR, as compared to the prior term loan. The interest rate swap (the Swap) that Federated entered into with PNC Bank, National Association and certain other banks during 2010 to hedge its interest rate risk associated with the prior $425 million term loan remains in effect.
Under the Swap, which expires on April 1, 2015, Federated will receive payments based on LIBOR plus a spread and will make payments based on an annual fixed rate of 3.646%. The Swap requires monthly cash settlements of interest paid or received. The differential between the interest paid or interest received from the monthly settlements will be recorded as adjustments to Debt expense – recourse on the Consolidated Statements of Income. The Swap is accounted for as a cash flow hedge and has been determined to be highly effective. Federated evaluates effectiveness using the long-haul method. Changes in the fair value of the Swap will likely be offset by an equal and opposite change in the fair value of the hedged item, therefore very little, if any, net impact on reported earnings is expected. The fair value of the Swap agreement at December 31, 2011 was a liability of $15.2 million which was recorded in Other current liabilities on the Consolidated Balance Sheet. The entire amount of this loss in fair value was recorded in Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheet at December 31, 2011. During the next twelve months management expects to charge $6.4 million of this loss to Debt expense – recourse on the Consolidated Statements of Income as a component of Federated’s fixed interest rate of 3.646%. This amount could differ from amounts actually recognized due to changes in interest rates subsequent to December 31, 2011 and will not affect the amount of interest expense recognized in total on the Credit Agreement for any period presented. During the years ended December 31, 2011 and 2010, $8.3 million and $6.5 million, respectively, were charged to Debt expense – recourse on the Consolidated Statements of Income as a component of Federated’s fixed interest rate associated with the Swap.
The Credit Agreement also contains a $200 million revolving credit facility. This new revolving credit facility replaced the previous $200 million revolving credit facility, which was scheduled to expire on October 31, 2011, and was terminated in connection with Federated’s entry into the Credit Agreement. Federated had no borrowings outstanding on the previous revolving credit facility. Federated pays an annual facility fee, currently 15 basis points, based on its credit rating. Borrowings under the new revolving credit facility bear interest similar to the term loan borrowings under the Credit Agreement except the London Interbank Offering Rate (LIBOR) spread is currently 110 basis points, based on Federated's credit rating. As of December 31, 2011, the entire $200 million revolving credit facility was available for borrowings.

58	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

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
Matching contributions to the 401(k) plan recognized in Compensation and related expense amounted to $4.0 million, $3.9 million and $3.9 million for 2011, 2010 and 2009, respectively.
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
A Federated employee becomes eligible to participate in the profit sharing plan if they are employed on the last day of the year and have worked at least 500 hours for the year. The profit sharing plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the profit sharing plan in 2011, 2010 or 2009. At December 31, 2011, the profit sharing plan held 0.5 million shares of Federated Class B common stock.
(b) Employee Stock Purchase Plan
Federated offers an employee stock purchase plan that allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares purchased under this plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2011, 128,712 shares were purchased by employees in this plan on the open market since the plan’s inception in 1998.

(13) Share-Based Compensation Plans
Federated’s long-term stock-incentive compensation has been provided for under the Stock Incentive Plan (the Plan), as amended and subsequently approved by shareholders from time to time. Share-based awards are granted to reward Federated’s employees and non-management directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated. Since the Plan’s inception, a total of 27.1 million shares of Class B common stock have been authorized for granting share-based awards in the form of restricted stock, stock options or other share-based awards. As of December 31, 2011, 6.6 million shares are available under the Plan.
Share-based compensation expense was $19.0 million, $19.1 million and $18.8 million for the years ended December 31, 2011, 2010 and 2009, respectively. The associated tax benefits recorded in connection with share-based compensation expense was $7.1 million, $7.2 million and $7.1 million for the years ended December 31, 2011, 2010 and 2009, respectively. At December 31, 2011, the maximum remaining unrecognized compensation expense related to share-based awards approximated $66 million which is expected to be recognized over a weighted-average period of approximately 6 years.
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

2011 Annual Report	59

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

The following table summarizes activity of non-vested restricted stock awards for the year ended December 31, 2011:

	Restricted Shares	Weighted- Average Grant- Date Fair Value
Non-vested at January 1, 2011	3,503,326	$24.14
Granted[1]	1,011,876	$19.97
Vested	(646,152)	$25.76
Forfeited	(99,029)	$23.99
Non-vested at December 31, 2011	3,770,021	$22.74

1
During the first quarter of 2011, Federated awarded 456,876 shares of restricted Federated Class B common stock in connection with a bonus program in which certain key employees received a portion of their bonus in the form of restricted stock under the Plan. This restricted stock, which was granted on the bonus payment date and issued out of treasury, generally vests over a three-year period. During 2011, Federated awarded 555,000 shares of restricted Federated Class B common stock to certain key employees. The restricted stock award generally vests over a ten-year period with restrictions on the vested portion of the award lapsing on approximately the awards’ fifth- and tenth-year anniversaries.

Federated awarded 1,011,876 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $19.97 to employees during 2011; awarded 897,379 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $22.97 to employees during 2010; and awarded 1,155,136 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $20.41 to employees during 2009.
The total fair value of restricted stock vested during December 31, 2011, 2010 and 2009 was $15.4 million, $12.2 million and $6.8 million, respectively.
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

The following table summarizes the status of and changes in Federated’s stock option program for the year ended December 31, 2011:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2011	3,215,432	$28.67
Granted	0	N/A
Exercised	(603,418)	$25.07
Forfeited	0	N/A
Expired unexercised	(2,219,535)	$29.46
Outstanding at December 31, 2011	392,479	$29.72	1.3	$0
Vested at December 31, 2011	392,479	$29.72	1.3	$0
Exercisable at December 31, 2011	392,479	$29.72	1.3	$0
Total options exercised during December 31, 2011, 2010 and 2009 were 603,418, 486,150 and 345,275, respectively. The total intrinsic value of stock options exercised during December 31, 2011, 2010 and 2009 was $1.2 million, $2.3 million and $4.0 million, respectively.
There were no stock options granted in 2011 or 2010. Federated granted 12,000 stock options to non-management directors with a weighted-average grant-date fair value of $3.38 during the second quarter of 2009. Federated estimated the grant-date

60	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

fair value using the Black-Scholes option-pricing model with the following weighted-average assumptions for options granted in 2009: dividend yield based on latest annualized dividend of 4.07%; expected volatility factor based on historical volatility of 24.9%; risk-free interest rate based on the U.S. Treasury strip rate for the expected life of the option of 1.89%; and an expected life of 5 years. The expected life is based on the assumption that these options will be exercised evenly over the life of the option. These awards were granted with an exercise price that was equal to the market price on the date of grant.

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
(a) Dividends
Cash dividends of $100.0 million, $228.7 million and $98.5 million were paid in 2011, 2010 and 2009, respectively, to holders of common stock. In the first quarter 2010, Federated paid $1.26 per share or $129.8 million for a special dividend in addition to the regular quarterly cash dividends paid throughout 2010. All dividends are considered ordinary dividends for tax purposes.
(b) Treasury Stock Repurchase
During 2008, the board of directors authorized a share repurchase program that allows Federated to buy back as many as 5 million shares of Class B common stock. The program has no stated expiration date and no other programs existed as of December 31, 2011. The program authorizes executive management to determine the timing and the amount of shares for each purchase. The repurchased stock is held in treasury for employee share-based compensation plans, potential acquisitions and other corporate activities. During the year ended December 31, 2011, Federated repurchased 1.5 million shares of common stock for $28.1 million, nearly all of which were repurchased in the open market. The remaining shares were repurchased in connection with employee separations and are not counted against the board-approved share repurchase program. At December 31, 2011, approximately 2.2 million shares remain available to be purchased under the current buyback program.

(15) Leases
The following is a schedule by year of future minimum payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2011:

in millions
2012	$11.7
2013	12.1
2014	11.9
2015	10.0
2016	9.3
2017 and thereafter	37.3
Total minimum lease payments	$92.3
Federated held a material operating lease at December 31, 2011 for its corporate headquarters building in Pittsburgh, Pennsylvania. This lease expires in 2021 and has renewal options for two successive terms of five years each. This lease includes provisions for leasehold improvement incentives, rent escalation and certain penalties for early termination. In addition, at December 31, 2011, Federated had various other operating lease agreements primarily involving additional facilities. These leases are noncancelable and expire on various dates through the year 2019. Most leases include renewal options and, in certain leases, escalation clauses.
Rental expenses were $10.5 million, $10.6 million and $11.1 million for the years ended December 31, 2011, 2010 and 2009, respectively.

2011 Annual Report	61

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

(16) Income Taxes
Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.
Income tax expense (benefit), net consisted of the following components for the years ended December 31:

in thousands	2011	2010	2009
Current:
Federal	$67,662	$79,273	$101,649
State	6,426	8,504	11,082
Foreign	(56)	(33)	297
	74,032	87,744	113,028
Deferred:
Federal	15,996	20,997	8,269
State	1,291	3,210	(3,399)
Foreign	(31)	6	380
Total	$91,288	$111,957	$118,278
The federal net tax effects of timing differences exceeding 5% of 2011 pretax income at the statutory federal income tax rate included in Income tax provision on the Consolidated Statements of Income were $(18.7) million, $(11.8) million and $(6.8) million for amortization and/or impairments of intangible assets in 2011, 2010 and 2009, respectively, $5.1 million, $(1.2) million and $(5.4) million for accrued incentive compensation in 2011, 2010 and 2009, respectively, and $3.5 million, $(7.3) million and $1.3 million for insurance proceeds in 2011, 2010 and 2009, respectively.
The reconciliation between the statutory income tax rate and the effective tax rate consisted of the following for the years ended December 31:

	2011	2010	2009
Expected statutory income tax rate	35.0%	35.0%	35.0%
Increase/(decrease):
State and local income taxes, net of Federal benefit	2.1	2.5	1.5
Capital loss valuation allowance	0	0.1	1.2
Other	0.6	0.9	(0.2)
Effective tax rate (excluding noncontrolling interests)	37.7	38.5	37.5
Income attributable to noncontrolling interests	(0.6)	(1.3)	(1.3)
Effective tax rate per Consolidated Statements of Income	37.1%	37.2%	36.2%

During 2010, state and local taxes increased as a result of the combination of changing apportionment factors and the full year impact of prior year tax law changes.

62	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following at December 31:

in thousands	2011	2010
Deferred Tax Assets
Tax net operating losses	$16,481	$17,885
Unrealized and realized capital losses	7,835	2,460
Other compensation related	5,843	268
Deferred income	3,500	0
Share-based compensation	3,405	8,274
Write-down of CDO and other investments	3,331	6,317
Other	2,560	4,648
Total deferred tax assets	42,955	39,852
Valuation allowance	(21,030)	(20,774)
Total deferred tax asset, net of valuation allowance	$21,925	$19,078
Deferred Tax Liabilities
Intangible assets	$73,269	$54,734
Property and equipment	5,902	4,376
Deferred sales commissions	3,788	2,838
State taxes	3,546	3,087
Costs of internal-use software	2,630	2,566
Other	1,791	1,728
Total gross deferred tax liability	$90,926	$69,329
Net deferred tax liability	$69,001	$50,251
At December 31, 2011, the company had deferred tax assets related to foreign and state tax net operating loss carryforwards in certain taxing jurisdictions in the aggregate of $16.3 million, which will expire over the period 2012 through 2031. A valuation allowance has been recognized for $1.7 million (or 94%) of the deferred tax asset for foreign tax net operating losses, and for $14.3 million (or 99%) of the deferred tax asset for state tax net operating losses. The valuation allowances were recorded due to management’s belief that it is more likely than not that Federated will not realize the full benefit of these net operating losses. No valuation allowance has been recorded with regard to the federal tax net operating loss of $0.2 million acquired in connection with a prior period acquisition.
At December 31, 2010, the company had deferred tax assets related to foreign and state tax net operating loss carryforwards in certain taxing jurisdictions in the aggregate of $16.2 million, which will expire over the period 2011 through 2030. A valuation allowance has been recognized for $1.8 million (or 94%) of the deferred tax asset for foreign tax net operating losses, and for $14.0 million (or 98%) of the deferred tax asset for state tax net operating losses. The valuation allowances were recorded due to management’s belief that it is more likely than not that Federated will not realize the full benefit of these net operating losses. No valuation allowance has been recorded with regard to the federal tax net operating loss of $1.7 million acquired in connection with a prior period acquisition.
In addition, at December 31, 2011 and 2010, Federated had recognized deferred tax assets resulting from capital losses on certain CDO and other investments and the write down in prior years in the then-remaining value of its investment in certain managed CDOs. The carry-forward period for capital losses, once recognized, is five years. Management currently believes it is more likely than not that Federated will not fully realize these deferred tax assets in the future and therefore has recognized a related valuation allowance for $4.8 million.
The company and its subsidiaries file annual income tax returns in the U.S. federal jurisdiction, various U.S. state and local jurisdictions, and in certain foreign jurisdictions. Based upon its review of these filings, there were no material unrecognized tax benefits as of December 31, 2011 or 2010. Therefore, there were no material changes during 2011, and no reasonable possibility of a significant increase or decrease in unrecognized tax benefits within the next twelve months.

2011 Annual Report	63

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

(17) Earnings Per Share Attributable to Federated Investors, Inc. Shareholders
The following table sets forth the computation of basic and diluted earnings per share using the two-class method for amounts attributable to Federated Investors, Inc. for the years ended December 31:

in thousands, except per share data	2011	2010	2009
Numerator – Basic
Net income attributable to Federated Investors, Inc.	$150,906	$179,114	$197,292
Less: Total income available to participating unvested restricted shareholders[1]	(4,922)	(6,443)	(4,917)
Total net income attributable to Federated Common Stock[2]	$145,984	$172,671	$192,375
Numerator – Diluted
Net income attributable to Federated Investors, Inc.	$150,906	$179,114	$197,292
Less: Total income available to participating unvested restricted shareholders[1]	(4,921)	(6,443)	(4,913)
Total net income attributable to Federated Common Stock[2]	$145,985	$172,671	$192,379
Denominator
Basic weighted-average common shares outstanding	100,609	99,925	99,923
Dilutive potential shares from stock options	23	68	133
Diluted weighted-average common shares outstanding	100,632	99,993	100,056
Earnings per share
Net income attributable to Federated Common Stock - Basic[2]	$1.45	$1.73	$1.93
Net income attributable to Federated Common Stock - Diluted[2]	$1.45	$1.73	$1.92

1
Income available to participating restricted shareholders includes dividends paid to unvested restricted shareholders, net of forfeited dividends, and their proportionate share of undistributed earnings.

2	Federated Common Stock excludes unvested restricted stock which are deemed participating securities in accordance with the two-class method of computing earnings per share.
For the years ended December 31, 2011, 2010 and 2009, 0.7 million, 3.0 million and 2.7 million stock option awards, respectively, were outstanding but not included in the computation of diluted earnings per share for each year because the exercise price was greater than the average market price of Federated Class B common stock for each respective year. In the event the awards become dilutive, these shares would be included in the calculation of diluted earnings per share and would result in additional dilution.

64	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

(18) Accumulated Other Comprehensive (Loss) Income attributable to Federated Shareholders
The components of accumulated other comprehensive (loss) income, net of tax, attributable to Federated shareholders are as follows:

in thousands	Unrealized Loss on Hedging Instruments	Unrealized (Loss) Gain on Securities Available for Sale	Foreign Currency Translation Gain (Loss)	Total
Balance at January 1, 2009	$0	$(310)	$607	$297
Change in market value[1]	0	483	0	483
Reclassification adjustment[2]	0	251	0	251
Gain on currency conversion[3]	0	0	483	483
Balance at December 31, 2009	0	424	1,090	1,514
Change in market value[1]	(11,828)	3,642	0	(8,186)
Reclassification adjustment[2]	4,201	(802)	0	3,399
Loss on currency conversion[3]	0	0	(422)	(422)
Balance at December 31, 2010	(7,627)	3,264	668	(3,695)
Change in market value[1]	(7,005)	(1,449)	0	(8,454)
Reclassification adjustment[2]	5,366	(1,490)	0	3,876
Loss on currency conversion[3]	0	0	(339)	(339)
Balance at December 31, 2011	$(9,266)	$325	$329	$(8,612)

1
The tax (benefit) expense related to the change in market value of the hedging instruments was $(4,458) and $(6,369) for 2011 and 2010, respectively. The tax (benefit) expense related to the change in market value of securities available for sale was $(1,337), $2,640 and $277 for 2011, 2010 and 2009, respectively.

2
The tax (expense) benefit related to the reclassification adjustment for the hedging instruments was $(2,889) and $(2,262) for 2011 and 2010, respectively. The tax (expense) benefit related to the reclassification adjustments for securities available for sale was $802, $431 and $(134) for 2011, 2010 and 2009, respectively.

3	The tax (benefit) expense related to the foreign currency translation gain/loss was $(183), $(227) and $260 for 2011, 2010 and 2009, respectively.

(19) Purchased Loans
As part of seeding a new Federated-sponsored fund, Federated began investing in purchased loans, consisting primarily of syndicated, commercial, US dollar-denominated, floating-rate term loans during the second quarter 2010. The purchased loans were recorded at fair value and included in Other current assets on the Consolidated Balance Sheet. During 2010, Federated transferred $46.2 million in purchased loans and $4.3 million in cash into a new Federated-sponsored fund in exchange for shares of the fund. This transfer of assets was recorded as a sale for accounting purposes given that the loans were legally isolated from Federated, the Federated-sponsored fund has the right to pledge or exchange the loans and Federated has not maintained effective control over the transferred loans. For the year ended December 31, 2010, Federated recorded $0.7 million in Gain on securities, net on the Consolidated Statement of Income as a result of the sale of these loans. As of December 31, 2011 and 2010, Federated did not hold any purchased loans but maintains a seed investment in this fund.

2011 Annual Report	65

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

(20) Commitments and Contingencies
(a) Contractual
Federated is obligated to make certain future payments under various agreements to which it is a party, including operating leases (see Note (15)). The following table summarizes minimum noncancelable payments contractually due under Federated’s significant service contracts and employment arrangements:

	Payments due in
						After
in millions	2012	2013	2014	2015	2016	2016	Total
Purchase obligations[1]	$17.9	$13.2	$4.9	$0.9	$0.4	$0.5	$37.8
Employment-related commitments[2]	16.1	8.3	7.6	0	0	0	32.0
Total	$34.0	$21.5	$12.5	$0.9	$0.4	$0.5	$69.8

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

As part of the SunTrust Acquisition, Federated is required to make annual contingent purchase price payments in the fourth quarters of each of the five years following the acquisition date. The contingent purchase price payments are calculated as a percentage of revenue less operating expenses directly attributed to certain eligible assets. The first contingent purchase price payment of $5.0 million was paid in the fourth quarter of 2011. At December 31, 2011, management estimated remaining contingent payments could total $19.0 million over the four years that remain, however, the actual amount of the contingent payments will vary based on asset levels and related net revenues and is not limited by any maximum amount. A wide range of outcomes for actual payments is possible due to the extent of reasonably possible flow-rate volatility for the assets under management. As of December 31, 2011, a liability of $13.4 million representing the estimated fair value of future consideration payments was recorded in Other current liabilities ($4.0 million) and Other long-term liabilities ($9.4 million) (see Note (6)(a) for a discussion regarding the valuation methodology). This liability is remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense on the Consolidated Statements of Income.
In the fourth quarter 2008, Federated completed the acquisition of certain assets of David W. Tice & Associates LLC that relate to the management of the Prudent Bear Fund and the Prudent DollarBear Fund (Prudent Bear Acquisition). As part of the Prudent Bear Acquisition, Federated is required to make contingent purchase price payments based upon certain revenue growth targets over the four-year period following the acquisition date. The contingent purchase price payments are recorded as additional goodwill at the time the contingency is resolved. The first two contingent purchase price payments of $5.1 million and $44.7 million were paid in the first quarters of 2010 and 2011, respectively. The remaining contingent purchase price payments could total as much as $49 million. As of December 31, 2011, no amounts were accrued for the third anniversary year ended in December 2011.
As part of the Clover Capital Acquisition, Federated is required to make contingent purchase price payments based upon growth in revenues over the five-year period following the acquisition date. The contingent purchase price payments, which could total as much as $56 million, will be recorded as additional goodwill at the time the contingency is resolved. The applicable growth targets were not met for the first two anniversary years and as such, no amounts were accrued or paid related to 2009 or 2010. As of December 31, 2011, $5.9 million was accrued for the third anniversary year ended in December 2011 and was paid in January 2012.
As part of the 2005 acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition), Federated was required to make contingent purchase price payments over a five-year period following the acquisition date. These payments were primarily calculated as a percentage of revenues less certain operating expenses directly attributed to the assets acquired. Contingent purchase price payments of $10.7 million, $13.3 million, $16.2 million, $19.8 million and $32.4 million were paid in the second quarters of 2006, 2007, 2008, 2009, and 2010, respectively. In addition, a final contingent purchase price payment of $3.3 million was paid in the third quarter 2010. Contingent payments were recorded as additional goodwill at the time the related contingency was resolved.

66	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

In the third quarter 2007, Federated completed a transaction with Rochdale Investment Management LLC to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). The Rochdale Acquisition agreement provides for two forms of contingent purchase price payments. The first form of contingent payment is based on Federated InterContinental Fund asset growth and performance through 2012. This form of payment was payable in 2010, will be payable again in 2012 and could aggregate to as much as $20 million. In the fourth quarter of 2010, $1.1 million was paid with respect to this first form of contingent payment and was recorded as goodwill. As of December 31, 2011, no amounts were accrued related to the potential payment in 2012. The second form of contingent payment is payable on a semi-annual basis over the five-year period following the acquisition closing date and is based on certain revenue earned by Federated from the Federated InterContinental Fund as well as fund performance. As of December 31, 2011, $4.1 million was paid in semi-annual contingent purchase price payments and, related to future semi-annual contingent purchase price payments, $0.4 million was accrued in Other current liabilities and recorded as goodwill. Contingent payments are recorded as additional goodwill at the time the related contingency is resolved.
In addition to the $16.1 million of employee-related commitments to be paid in 2012, Federated may be required to make certain incentive compensation-related payments in connection with various significant employment arrangements. The employment contracts expire on various dates through the year 2014 with payments possible through 2018. As of December 31, 2011, the maximum bonus payable over the remaining terms of the contracts approximates $54 million, none of which would be payable in 2012. In addition, certain employees have incentive compensation opportunities related to the Federated Kaufmann Large Cap Fund (the Fund Bonus). Based on asset levels at December 31, 2011, $0.5 million would be paid in 2012 as a Fund Bonus payment. Management is unable to reasonably estimate a range of possible bonus payments for the Fund Bonus for subsequent years due to the wide range of possible growth-rate scenarios.
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
(c) Past Mutual Fund Trading Issues and Related Legal Proceedings
Since February 2004, Federated has been named as a defendant in seven cases involving the fees charged to the Federated Kaufmann Fund. These cases were originally filed in five different federal courts and one state court. The state court case was voluntarily dismissed by the plaintiff without prejudice. The six federal cases were consolidated in the U.S. District Court for the Western District of Pennsylvania.
The plaintiffs in these cases sought compensatory damages reflecting a return of all advisory fees earned by Federated in connection with the management of the Federated Kaufmann Fund since June 28, 2003, as well as attorneys' fees and expenses. On April 28, 2011, Federated reached a final settlement to resolve these cases. Operating income for the year ended December 31, 2011 included charges of $17.3 million in legal and related costs associated with these cases. This amount was charged primarily to Professional service fees. Federated is currently involved in legal proceedings with certain insurance carriers to obtain and/or retain insurance reimbursements for these and other related costs.
As of the date of this filing, no material additional accruals or costs relating to Past Mutual Fund Trading Issues and Related Legal Proceedings are reasonably possible.
(d) Other Legal Proceedings
Federated has claims asserted and threatened against it in the ordinary course of business. As of December 31, 2011, Federated does not believe that a material loss related to these claims is reasonably possible.

2011 Annual Report	67

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

(21) Subsequent Events
On January 26, 2012, the board of directors declared a $0.24 per share dividend to shareholders of record as of February 8, 2012, which was paid on February 15, 2012.

68	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2011, 2010 and 2009)

(22) Supplementary Quarterly Financial Data (Unaudited)

in thousands, except per share data, for the quarters ended	March 31,	June 30,	September 30,	December 31,
2011
Revenue[1]	$238,882	$225,777	$214,048	$216,406
Operating income[1]	56,500	72,083	67,011	61,861
Net income including noncontrolling interest in subsidiaries[1]	35,054	42,885	38,520	38,625
Amounts attributable to Federated Investors, Inc.
Net income[1]	33,231	42,413	38,320	36,943
Earnings per share – Basic and Diluted[1]	0.32	0.41	0.37	0.36
Cash dividends per share	0.24	0.24	0.24	0.24
Stock price per share[2]
High	28.57	27.11	24.54	22.39
Low	24.93	23.43	16.01	14.36
2010
Revenue[1,3]	$232,970	$231,484	$242,173	$245,317
Operating income[1,4]	71,810	83,861	75,088	79,032
Net income including noncontrolling interest in subsidiaries[1,4]	44,195	48,275	48,063	48,631
Amounts attributable to Federated Investors, Inc.
Net income[1,4]	42,007	47,650	43,056	46,401
Earnings per share – Basic and Diluted[1,4]	0.38	0.46	0.42	0.45
Cash dividends per share[5]	1.50	0.24	0.24	0.24
Stock price per share[2]
High	28.14	27.32	23.54	27.02
Low	23.85	20.67	20.01	22.76

1
During the first, second, third and fourth quarters of 2011, fee waivers in order for certain money market funds to maintain positive or zero net yields totaled $63.4 million, $79.4 million, $88.9 million and $89.0 million, respectively. These fee waivers were partially offset by related reductions in distribution expenses of $49.5 million, $57.8 million, $63.2 million and $61.9 million and net income attributable to noncontrolling interests of $0.8 million, $2.2 million, $2.5 million and $1.0 million such that the net negative pre-tax impact to Federated was $13.1 million, $19.4 million, $23.2 million, and $26.1 million for the first, second, third and fourth quarters of 2011, respectively. During the first, second, third and fourth quarters of 2010, fee waivers in order for certain money market funds to maintain positive or zero net yields totaled $69.5 million, $58.2 million, $53.8 million and $60.0 million, respectively. These fee waivers were partially offset by related reductions in distribution expenses of $51.2 million, $45.0 million, $42.6 million and $47.7 million and net income attributable to noncontrolling interests of $0.5 million, $0.2 million, $0.2 million and $0.2 million such that the net negative pre-tax impact to Federated was $17.8 million, $13.0 million, $11.0 million, and $12.1 million for the first, second, third and fourth quarters of 2010, respectively.

2	Federated’s common stock is traded on the New York Stock Exchange under the symbol FII.

3
As a result of the SunTrust Acquisition, revenue for the fourth quarter ended December 31, 2010 included $7.4 million related to the acquired assets under management. See Note (3) for additional information.

4
Federated recorded impairment charges of $7.0 million and $3.2 million related to intangible and fixed assets in the second and fourth quarters of 2010, respectively. See Note (6) for additional information.

5
For the quarter ended March 31, 2010, Federated paid $1.26 per share for a special cash dividend. This payment was in addition to the $0.24 per share dividend paid in that quarter. All dividends are considered ordinary dividends for tax purposes.

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of February 16, 2012, was 1 and 35,922, respectively.

2011 Annual Report	69