Form 10-K, Exhibit 13
period 2012-12-31
FEDERATED INVESTORS INC /PA/
filed 2013-02-22
CIK 1056288

EXHIBIT 13.01

FORWARD-LOOKING STATEMENTS
Certain statements in this Annual Report on Form 10-K and the 2012 Annual Report to Shareholders, including those related to asset flows and business mix; obligations to make additional contingent payments pursuant to acquisition agreements; obligations to make additional payments pursuant to employment arrangements; legal proceedings; future cash needs and management’s expectations regarding borrowing; future principal uses of cash; performance indicators; impact of accounting policies and new accounting pronouncements; concentration risk; indemnification obligations; the impact of increased regulation including potential rule proposals by the Securities and Exchange Commission affecting money market funds or action taken by the Financial Stability Oversight Council; the prospect of increased distribution-related expenses; management’s expectations regarding fee waivers, the impact of interest rates on such waivers, and the impact of such waivers on revenues and net income; the ability to raise additional capital; possible impairment charges; tax liability and the realization of deferred tax assets; capital losses; the impact of the interest rate swap; plans for international growth and the various items set forth under the section entitled Risk Factors constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance or achievements of Federated or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Among other risks and uncertainties, market conditions may change significantly resulting in changes to Federated’s asset flows and business mix, which may cause a decline in revenues and net income, result in impairments and increase the amount of fee waivers incurred by Federated. The obligation to make contingent payments is based on certain growth and fund performance targets and will be affected by the achievement of such targets, and the obligation to make additional payments pursuant to employment arrangements is based on satisfaction of certain conditions set forth in those arrangements. Future cash needs and future uses of cash will be impacted by a variety of factors, including the number and size of any acquisitions, Federated’s success in distributing its products, as well as potential changes in assets under management and/or changes in the terms of distribution and shareholder services contracts with intermediaries who offer Federated’s products to customers. Federated’s risks and uncertainties also include liquidity and credit risks in Federated’s money market funds and revenue risk, which will be affected by yield levels in money market fund products, changes in fair values of assets under management and the ability of Federated to collect fees in connection with the management of such products. Many of these factors may be more likely to occur as a result of the increased scrutiny of the mutual fund industry by federal and state regulators, and the recent and ongoing disruption in global financial markets. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such statements in the future. For more information on these items, see the section entitled Risk Factors herein under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2012 Annual Report	7

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data and managed assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed assets) of Federated for the five years ended December 31, 2012 have been derived from the audited Consolidated Financial Statements of Federated. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes which follow.

Years Ended December 31,	2012	2011	2010	2009	2008
Statement of Income Data[1,2]
Total revenue	$945,706	$895,114	$951,943	$1,175,950	$1,223,680
Operating income	312,593	257,455	309,791	329,227	361,175
Income from continuing operations including noncontrolling interests in subsidiaries	197,628	155,083	189,163	208,540	228,625
Amounts attributable to Federated Investors, Inc.
Income from continuing operations	188,088	150,906	179,114	197,292	221,509
Income from discontinued operations	0	0	0	0	2,808
Net income	188,088	150,906	179,114	197,292	224,317
Share Data attributable to Federated Investors, Inc.
Earnings per share – Basic[1,2]
Income from continuing operations	$1.79	$1.45	$1.73	$1.93	$2.17
Income from discontinued operations	0.00	0.00	0.00	0.00	0.03
Net income	1.79	1.45	1.73	1.93	2.20
Earnings per share – Diluted[1,2]
Income from continuing operations	$1.79	$1.45	$1.73	$1.92	$2.15
Income from discontinued operations	0.00	0.00	0.00	0.00	0.03
Net income	1.79	1.45	1.73	1.92	2.18
Cash dividends per share[3]	$2.47	$0.96	$2.22	$0.96	$3.69
Weighted-average shares outstanding – basic	100,313	100,609	99,925	99,923	99,605
Weighted-average shares outstanding – diluted	100,313	100,632	99,993	100,056	100,395
Balance Sheet Data at Period End
Intangible assets, net and Goodwill[1,4]	$727,857	$720,926	$720,825	$662,996	$657,321
Total assets[1,4]	1,090,061	1,150,856	1,153,504	912,433	846,610
Long-term debt[5]	276,250	318,750	361,250	105,000	126,000
Federated Investors shareholders’ equity[3]	495,432	541,959	491,799	528,207	423,374
Impact of Minimum Yield Waivers[6]
Revenue	$(290,966)	$(320,671)	$(241,576)	$(120,587)	$(3,743)
Less: Reduction in Distribution expense	218,479	232,336	186,573	86,357	2,067
Operating income	(72,487)	(88,335)	(55,003)	(34,230)	(1,676)
Less: Reduction in Noncontrolling interest	1,243	6,473	1,023	0	0
Pre-tax impact	(71,244)	(81,862)	(53,980)	(34,230)	(1,676)
Managed Assets (in millions)
As of period end	$379,771	$369,697	$358,241	$389,316	$407,310
Average for the period	365,149	354,387	347,074	405,595	342,521

1
In 2010 and 2009, Federated recorded pretax impairments totaling $10.2 million and $21.7 million, respectively, primarily related to certain intangible and fixed assets. See Note (6) to the Consolidated Financial Statements for information on the 2010 impairment.

2
In 2012 and 2010, results included pretax insurance recoveries totaling $20.2 million and $25.0 million, respectively, for claims submitted over the past several years related to various legal proceedings.

3
Federated paid a special dividend to shareholders of $1.51 per share or $156.9 million in 2012, $1.26 per share or $129.8 million in 2010 (see Note (14)(a) to the Consolidated Financial Statements) and $2.76 per share or $281.2 million in 2008.

4
In connection with business acquisitions, Federated recorded Intangible assets, net and Goodwill in 2010 of $44.7 million and $24.1 million. See Note (20)(a) and Note (3), respectively, to the Consolidated Financial Statements.

5
In 2010, Federated amended and restated its term-loan facility which increased borrowings and extended the term of the loan. See Note (11) to the Consolidated Financial Statements for additional information.

6	See Note (4) to the Consolidated Financial Statements for additional information regarding the impact of minimum yield waivers.

8	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.
General
Federated Investors, Inc. (together with its subsidiaries, Federated) is one of the largest investment managers in the United States with $379.8 billion in managed assets as of December 31, 2012. The majority of Federated’s revenue is derived from advising Federated mutual funds and Separate Accounts (which include separately managed accounts, institutional accounts, sub-advised funds and other managed products) in both domestic and international markets. Federated also derives revenue from providing administrative and other mutual fund-related services, including distribution, shareholder servicing, and retirement plan recordkeeping services.
Federated’s investment products are primarily distributed in four markets. These markets and the relative percentage of managed assets at December 31, 2012 attributable to such markets are as follows: wealth management and trust (48%), broker/dealer (31%), institutional (12%) and international (6%).
Investment advisory fees, administrative service fees and certain fees for other services, such as distribution and shareholder service fees, are contract-based fees that are generally calculated as a percentage of the net assets of the investment portfolios that are managed by Federated. Federated’s revenue is primarily dependent upon factors that affect the value of managed assets including market conditions and the ability to attract and retain assets. Nearly all assets under management (AUM or managed assets) in Federated’s investment products can be redeemed at any time with no advance notice requirement. Fee rates for Federated's services generally vary by asset and service type and may vary based on changes in asset levels. Generally, management-fee rates charged for advisory services provided to equity products are higher than management-fee rates charged on money market and fixed-income products. Likewise, mutual funds typically have a higher management-fee rate than Separate Accounts. Similarly, traditional separate accounts typically have a higher management-fee rate than liquidation portfolios. Accordingly, revenue is also dependent upon the relative composition of average AUM across both asset and product types. Federated may waive certain fees for competitive reasons such as to maintain positive or zero net yields, to meet regulatory requirements or to meet contractual requirements. Since Federated’s products are largely distributed and serviced through financial intermediaries, Federated pays a portion of fees earned from sponsored products to the financial intermediaries that sell these products. These payments are generally calculated as a percentage of net assets attributable to the financial intermediary selling the product and comprise the vast majority of Distribution expense on the Consolidated Statements of Income. Certain components of distribution expense can vary depending upon the asset type, distribution channel and/or the size of the customer relationship. Federated generally pays out a larger portion of revenue earned from managed assets in money market funds than revenue earned from managed assets in equity or fixed-income funds.
Federated’s most significant operating expense, aside from distribution expense previously described, is compensation and related expense. Compensation and related costs include base salary and wages, incentive compensation and other employee expenses including payroll taxes and benefits. Incentive compensation, which includes stock-based compensation, can vary dependent on various factors including, but not limited to, overall results of operations for Federated, investment management performance and sales performance.
The discussion and analysis of Federated’s financial condition and results of operations are based on Federated’s Consolidated Financial Statements. Federated operates in a single operating segment, the investment management business. Management evaluates Federated’s performance at the consolidated level. Management analyzes all expected revenue and expenses and considers market demands in determining an overall fee structure for services provided and in evaluating the addition of new business. Federated’s growth and profitability are dependent upon its ability to attract and retain AUM and upon the profitability of those assets, which is impacted, in part, by management’s decisions regarding fee waivers in order for certain money market funds to maintain positive or zero net yields. Fees for fund-related services are ultimately subject to the approval of the independent directors or trustees of the mutual funds. Management believes the most meaningful indicators of Federated’s performance are AUM, total revenue and net income, both in total and per diluted share.

2012 Annual Report	9

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Business Developments
Money Market Fund Matters
For the year ended December 31, 2012, approximately 47% of Federated’s total revenue was attributable to money market assets as compared to 46% and 50% for 2011 and 2010, respectively. A significant change in Federated’s money market business or a significant reduction in money market assets due to regulatory changes, changes in the financial markets including significant and rapid increases in interest rates over a short period of time causing certain investors to prefer direct investments in interest-bearing securities, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s results of operations.
(a) Current Regulatory Environment
In January 2010, the Securities and Exchange Commission (SEC) adopted extensive amendments to Rule 2a-7 of the Investment Company Act of 1940 (Rule 2a-7) aimed at enhancing the resiliency of money market funds. These amendments included a series of enhancements including rules that require all money market funds to meet specific portfolio liquidity standards and rules that significantly enhance the public disclosure and regulatory reporting obligations of these funds. In 2010 and 2011, Federated dedicated internal resources to comply with these amendments including efforts to enhance its information systems and improve related reporting capabilities. These efforts were internally sourced and not material to Federated's financial position, results of operations or cash flows for those years. In Federated's view, the amendments of 2010 meaningfully and sufficiently strengthen money market funds. Recent experience demonstrated that the amendments of 2010 were effective in meeting heightened requests for redemptions occurring in connection with the U.S. credit rating downgrade in 2011 and the ongoing European debt crisis.
The SEC undertook a project to develop a proposal for additional reforms related to money market funds. In August 2012, then SEC Chairman Mary Schapiro issued a public statement announcing that she did not have sufficient votes from the other SEC commissioners to pursue certain proposed reforms relating to money market funds. In her statement, Ms. Schapiro stated that the SEC had been considering two alternative reform proposals, one which would have required a floating net asset value (NAV), and the other which would have imposed capital requirements coupled with some form of redemption restriction. In her statement, she invited other policymakers to take up the issue of reform. On September 27, 2012, then Treasury Secretary Timothy Geithner sent a letter to the members of the Financial Stability Oversight Council (FSOC) announcing his intent to pursue money market fund reform. His letter urged FSOC to use its authority under Section 120 of the Dodd-Frank Act to recommend that the SEC proceed with money market reform. Mr. Geithner outlined three potential options for reform in his letter and stated that he had asked his staff to begin drafting a formal recommendation for FSOC to consider at its November 2012 meeting.
In November 2012, FSOC issued Proposed Recommendations Regarding Mutual Fund Reform citing its authority under Section 120 of the Dodd-Frank Act (Proposed Recommendations). The Proposed Recommendations are in draft form and are subject to a public comment period which ended on February 15, 2013. The Proposed Recommendations include three main alternatives: a floating NAV for money market funds; an NAV capital buffer and minimum balance at risk (or 30-day hold back of up to 3% on certain redemptions); and an NAV capital buffer combined with other measures. In response to the Proposed Recommendations, Federated has filed five comment letters on the Proposed Recommendations pointing out, among other things, that: (1) FSOC exceeded its authority in how it used the Section 120 process; (2) FSOC has not provided justification for further reform efforts; (3) a floating NAV would not prevent “runs” on money market funds; (4) an NAV capital buffer of the kind proposed is impractical and not economically attainable in the current interest rate environment; and (5) the minimum-balance-at-risk concept would impair the utility of money market funds to investors and would be prohibitively costly for both fund groups and intermediaries to implement.
On November 30, 2012, the SEC Staff issued a study entitled Response to Questions Posed by Commissioners Aguilar, Parades and Gallagher. This study responded to questions posed by the Commissioners in response to potential reform measures being advanced by then SEC Chairman Mary Shapiro. The study addressed certain misconceptions about the role of money market funds in the financial crisis of 2008 and confirmed the effectiveness of the 2010 amendments to Rule 2a-7. Federated also filed a comment letter on the study commending the SEC Staff for its work while raising questions on some aspects of the study and recommending further analysis.

10	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Finally, it has been reported that the SEC Staff is working on its own rule proposal and that proposal could include a floating NAV for certain money market funds, in particular prime funds. It could also include a floating NAV proposal for all money market funds as well as other reform measures.
Federated believes the changes currently under consideration, if enacted, would significantly reduce the utility and attractiveness of money market funds for investors who, in Federated's view, value money market funds in their current form as an efficient and effective cash management investment product offering daily liquidity at par.
If ultimately enacted, some or all of these changes would be detrimental to Federated's money market fund business and could materially and adversely affect Federated's operations. The very proposal of such amendments could have an adverse impact on Federated's money market fund business and operations and could also negatively impact the short-term credit markets. Management is carefully monitoring developments in this area and plans to actively participate both individually and with industry groups in the public comment process that would accompany any rule change proposal. Federated is unable to assess the degree of any potential impact such additional reforms may have on its business and operations until such proposals are issued. Even when issued, the final version of any rule amendment could vary significantly from the form in which it is proposed.
(b) Historically Low Short-Term Interest Rates
Throughout 2011 and 2012, the Federal Reserve left the near-zero federal funds rate unchanged and short-term interest rates continued at all-time low levels. Since the fourth quarter 2008, Federated has voluntarily waived fees in order for certain money market funds to maintain positive or zero net yields. These fee waivers were partially offset by related reductions in distribution expense and net income attributable to noncontrolling interests as a result of Federated's mutual understanding and agreement with third-party intermediaries to share the impact of the waivers.

These voluntary fee waivers are calculated as a percent of AUM in certain money market funds and thus will vary dependent upon the asset levels in such funds. In addition, the level of waivers are dependent on several other factors including, but not limited to, available yields on instruments held by the money market funds, changes in expenses of the money market funds and changes in the mix of money market assets. In any given period, a combination of these factors drives the amount of fee waivers necessary in order for certain funds to maintain positive or zero net yields. As an isolated variable, an increase in yields on instruments held by the money market funds will cause fee waivers to decrease. Conversely, as an isolated variable, an increase in expenses of the money market fund would cause fee waivers to increase.

With regard to asset mix, changes in the relative amount of money market fund assets in prime and government money market funds as well as the distribution among certain share classes that vary in pricing structure will impact the level of fee waivers. Generally, prime money market funds waive less than government money market funds as a result of higher gross yields on the underlying investments. As such, as an isolated variable, an increase in the relative proportion of average managed assets invested in prime money market funds as compared to total average money market fund assets should typically result in lower waivers to maintain positive or zero net yields. Conversely, the opposite would also be true.
The impact of such fee waivers on various components of Federated's Consolidated Statements of Income was as follows for the years ended December 31:

				2012	2011
in millions	2012	2011	2010	vs. 2011	vs. 2010
Investment advisory fees	$(177.2)	$(201.6)	$(134.3)	12%	(50)%
Other service fees	(113.8)	(119.1)	(107.3)	4%	(11)%
Total Revenue	(291.0)	(320.7)	(241.6)	9%	(33)%
Less: Reduction in Distribution expense	218.5	232.3	186.6	(6)%	24%
Operating income	(72.5)	(88.4)	(55.0)	18%	(61)%
Less: Reduction in Noncontrolling interest	1.3	6.5	1.0	(80)%	550%
Pre-tax impact	$(71.2)	$(81.9)	$(54.0)	13%	(52)%
The negative pre-tax impact of fee waivers to maintain positive or zero net yields decreased in 2012 as compared to 2011 primarily as a result of improved yields on instruments held by the money market funds. During 2011, further declines in

2012 Annual Report	11

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

interest rates for certain money market investments drove an increase in these fee waivers as compared to 2010. (See Note (22) to the Consolidated Financial Statements for information regarding the quarterly pre-tax impact of these fee waivers.)

Based on recent commentary from the Federal Reserve Bank in its January 30, 2013 press release, “the current highly accommodative stance of monetary policy will remain appropriate for a considerable time…,” Federated is unable to predict when the Federal Reserve will increase its target for the federal funds rate. As such, fee waivers to maintain positive or zero net yields and the related reduction in distribution expense and net income attributable to noncontrolling interests could continue for the foreseeable future. Assuming asset levels and mix remain constant and based on recent market conditions including the lower short-term interest rate environment in the first quarter of 2013 as compared to the fourth quarter of 2012, fee waivers for the first quarter 2013 may result in a negative pre-tax impact on income of approximately $21 million. While the level of fee waivers are impacted by various factors, increases in short-term interest rates that result in higher yields on securities purchased in money market fund portfolios would reduce the negative pre-tax impact of these waivers. Management estimates that an increase of 10 basis points in gross yields on securities purchased in money market fund portfolios will likely reduce the negative pre-tax impact of these waivers by approximately forty percent from the current levels and an increase of 25 basis points would reduce the impact by approximately seventy percent from the current levels. The actual amount of future fee waivers could vary significantly from management’s estimates as they are contingent on a number of variables including, but not limited to, changes in assets within the money market funds, available yields on instruments held by the money market funds, actions by the Federal Reserve, the U.S. Department of the Treasury, the SEC, FSOC and other governmental entities, changes in expenses of the money market funds, changes in the mix of money market customer assets, Federated’s willingness to continue the fee waivers and changes in the extent to which the impact of the waivers is shared by third parties.
Global Expansion
Federated continues to explore opportunities to further expand its global footprint. In the second quarter 2012, Federated completed the acquisition of London-based Prime Rate Capital Management LLP, a cash management firm with $4.3 billion in money market AUM as of the date of acquisition. In the third quarter 2012, Federated expanded its European distribution capabilities through an agreement with Bury Street Capital, a European distribution firm based in London. Federated also expanded into the Asia-Pacific region by opening an office in Australia. The expansion into the Asia-Pacific region will result in increased operating costs that could approximate $5 million over the next twelve months. The actual increase in operating costs could vary significantly from management’s estimates as further business development plans are finalized and implemented.
Prior Year Business Combinations and Acquisitions
In the third quarter 2010, Federated acquired the money market management business of SunTrust Banks, Inc. (SunTrust Acquisition). Pursuant to the acquisition agreement, $14.1 billion of money market assets transitioned to Federated in a series of closings during the third and fourth quarters of 2010. The SunTrust Acquisition included upfront cash payments that totaled $6.6 million. The transaction also includes annual contingent purchase price payments payable in the fourth quarters of each of the five years following the acquisition date. See Note (3) and Note (20)(a) to the Consolidated Financial Statements for additional information on this acquisition and the related contingent payments.
Insurance Proceeds

In 2012 and 2010, Federated obtained the final approvals from various insurance carriers for claims submitted over the past several years related to various legal proceedings. Accordingly, in 2012 and 2010 Federated recognized $20.2 million and $25.0 million, respectively, in the Consolidated Statements of Income as a reduction to the operating expense lines originally charged, primarily Professional service fees.
Special Cash Dividend
In the fourth quarter 2012, Federated paid $1.51 per share, or $156.9 million, as a special cash dividend to shareholders. This payment was in addition to the aggregate $0.96 per share, or $99.9 million, regular quarterly cash dividends paid throughout the course of 2012. The fourth quarter 2012 special dividend of $1.51 per share negatively impacted diluted earnings per share for the fourth quarter 2012 by $0.04 per share and for the full-year 2012 by $0.02 per share due to the application of the two-class method of calculating earnings per share.
In the first quarter 2010, Federated paid $1.26 per share, or $129.8 million, as a special cash dividend to shareholders. This payment was in addition to the aggregate $0.96 per share, or $98.9 million, regular quarterly cash dividends paid throughout the course of 2010. The first quarter 2010 special dividend of $1.26 per share negatively impacted diluted earnings per share for the

12	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

first quarter 2010 by $0.03 per share and for the full-year 2010 by $0.01 per share due to the application of the two-class method of calculating earnings per share.
All dividends were considered ordinary dividends for tax purposes.
Asset Impairments
In 2012, Federated recorded a $3.0 million charge to write down the value of its equity-method investment and in 2010, recorded a $10.2 million charge to write down the value of certain intangible assets. See Note (6)(b) to the Consolidated Financial Statements for additional information regarding these impairments.

2012 Annual Report	13

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Asset Highlights
Managed Assets at Period End

in millions as of December 31,	2012	2011	Percent Change
By Asset Class
Money market	$284,704	$285,140	0%
Fixed-income	52,711	44,814	18%
Equity	35,010	30,887	13%
Liquidation portfolios[1]	7,346	8,856	(17)%
Total managed assets	$379,771	$369,697	3%
By Product Type
Mutual Funds:
Money market	$255,689	$255,857	0%
Fixed-income	42,478	37,241	14%
Equity	23,152	21,930	6%
Total mutual fund assets	321,319	315,028	2%
Separate Accounts:
Money market	$29,015	$29,283	(1)%
Fixed-income	10,233	7,573	35%
Equity	11,858	8,957	32%
Total separate account assets	51,106	45,813	12%
Liquidation Portfolios[1]	$7,346	$8,856	(17)%
Total managed assets	$379,771	$369,697	3%

Average Managed Assets

in millions for the years ended December 31,	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
By Asset Class
Money market	$274,206	$271,501	$268,701	1%	1%
Fixed-income	48,986	42,573	37,690	15%	13%
Equity	33,816	30,560	29,104	11%	5%
Liquidation portfolios[1]	8,141	9,753	11,579	(17)%	(16)%
Total average managed assets	$365,149	$354,387	$347,074	3%	2%
By Product Type
Mutual Funds:
Money market	$246,731	$242,187	$238,767	2%	1%
Fixed-income	39,941	34,455	30,864	16%	12%
Equity	23,015	22,071	21,016	4%	5%
Total average mutual fund assets	309,687	298,713	290,647	4%	3%
Separate Accounts:
Money market	$27,475	$29,314	$29,934	(6)%	(2)%
Fixed-income	9,045	8,118	6,826	11%	19%
Equity	10,801	8,489	8,088	27%	5%
Total average separate account assets	47,321	45,921	44,848	3%	2%
Liquidation Portfolios[1]	$8,141	$9,753	$11,579	(17)%	(16)%
Total average managed assets	$365,149	$354,387	$347,074	3%	2%

1
Liquidation portfolios include portfolios of distressed fixed-income securities. Federated has been retained by a third party to manage these assets through an orderly liquidation process that will generally occur over a multi-year period.

14	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Changes in Federated’s average asset mix year-over-year across both asset and product types have a direct impact on Federated’s operating income. As described above, asset mix impacts Federated’s total revenue due to the difference in the fee rates earned on each asset class and product type per invested dollar and certain components of distribution expense can vary depending upon the asset class, distribution channel and/or the size of the customer relationship. The following table presents the relative composition of average managed assets and the percent of total revenue derived from each asset class and product type over the last three years:

	Percent of Total Average Managed Assets			Percent of Total Revenue
	2012	2011	2010	2012	2011	2010
By Asset Class
Money market assets	75%	76%	78%	47%	46%	50%
Fixed-income assets	14%	12%	11%	21%	20%	18%
Equity assets	9%	9%	8%	31%	33%	31%
Liquidation portfolios	2%	3%	3%	0%	0%	0%
Other activities	--	--	--	1%	1%	1%
By Product Type
Mutual Funds:
Money market assets	68%	68%	69%	46%	45%	49%
Fixed-income assets	11%	10%	9%	19%	19%	17%
Equity assets	6%	6%	6%	26%	28%	27%
Separate Accounts:
Money market assets	7%	8%	9%	1%	1%	1%
Fixed-income assets	3%	2%	2%	2%	1%	1%
Equity assets	3%	3%	2%	5%	5%	4%
Liquidation Portfolios	2%	3%	3%	0%	0%	0%
Other activities	--	--	--	1%	1%	1%
Total managed assets represent the balance of AUM at a point in time. By contrast, average managed assets represent the average balance of AUM during a period of time. Because substantially all revenue and certain components of distribution expense are generally calculated daily based on AUM, changes in average managed assets are typically a key indicator of changes in revenue earned and asset-based expenses incurred during the same period.
December 31, 2012 period-end and average managed assets for the year then ended increased 3% over December 31, 2011 period-end and average managed assets for the year then ended primarily as a result of increases in fixed-income and equity assets. Period-end money market assets remained flat for 2012 compared to 2011. Average money market assets increased 1% for 2012 compared to 2011. The financial markets posted a strong performance in 2012 despite the continued pressure of global macroeconomic events, including political uncertainty regarding U.S. election outcomes and fiscal policies on taxes and federal spending as well as the ongoing effects of the global financial crisis. Short-term interest rates remained low as 2012 proved to be another historic year for U.S. Federal Reserve quantitative easing. Federated experienced net sales in both equity and fixed-income asset classes in 2012, once again led by income-oriented investment strategies. Average equity assets increased 11% for 2012 compared to 2011. Period-end equity assets increased 13% for 2012 as compared to 2011 primarily due to market appreciation and, to a lesser extent, positive net sales. Average fixed-income assets increased 15% for 2012 as compared to 2011. Period-end fixed-income assets increased 18% for 2012 as compared to 2011 primarily due to positive net sales and, to a lesser extent, market appreciation. Average assets in liquidation portfolios decreased 17% for 2012 as compared to 2011 due to the anticipated gradual liquidation of the portfolio.
December 31, 2011 period-end managed assets increased 3% over period-end managed assets at December 31, 2010 primarily as a result of increases in money market assets and fixed-income assets. Average managed assets for 2011 increased 2% over average managed assets for 2010. Period-end money market assets increased 3% for 2011 compared to 2010. Average money market assets increased 1% for 2011 compared to 2010. In 2011, the financial markets experienced extreme volatility, driven by the effects of the global financial crisis and uncertainty surrounding U.S. policies regarding deficit reduction and federal debt ceiling limits. Historically low interest rates persisted in 2011. In this environment, investors favored income-seeking strategies. As a result, Federated experienced net sales in both equity and fixed-income asset classes in 2011. Average equity assets increased 5% for 2011 compared to 2010, while period-end equity assets remained flat. Strong net sales in certain equity portfolios investing in domestic and international dividend-paying companies were largely offset by market depreciation and net redemptions in other equity products. In addition, Federated completed two acquisitions in mid-2011 which resulted in an increase in equity assets. Period-end fixed-income assets increased 10% and average fixed-income assets increased 13% for

2012 Annual Report	15

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

2011 as compared to 2010. Net sales in the multi-sector and high-yield bond strategies and market appreciation drove the increase. Average assets in liquidation portfolios decreased 16% for 2011 as compared to 2010 due to the anticipated gradual liquidation of the portfolio.

Changes in Fixed-Income and Equity Fund Assets

in millions for the years ended December 31,	2012	2011	Percent Change
Fixed-Income Funds
Beginning assets	$37,241	$31,933	17%
Sales	20,426	17,990	14%
Redemptions	(15,664)	(15,844)	(1)%
Net sales	4,762	2,146	122%
Net exchanges	(1,520)	1,873	(181)%
Acquisition-related	144	132	9%
Market gains and losses/reinvestments[1]	1,851	1,157	60%
Ending assets	$42,478	$37,241	14%
Equity Funds
Beginning assets	$21,930	$22,626	(3)%
Sales	6,221	7,633	(18)%
Redemptions	(7,377)	(7,461)	(1)%
Net (redemptions) sales	(1,156)	172	(772)%
Net exchanges	(70)	(76)	8%
Acquisition-related	190	463	(59)%
Market gains and losses/reinvestments[1]	2,258	(1,255)	280%
Ending assets	$23,152	$21,930	6%

1
Reflects approximate changes in the fair value of the securities held by the funds, and, to a lesser extent, reinvested dividends, distributions, net investment income and the impact of changes in foreign exchange rates.

16	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Changes in Fixed-Income and Equity Separate Account Assets and Liquidation Portfolios

in millions for the years ended December 31,	2012	2011	Percent Change
Fixed-Income Separate Accounts
Beginning assets	$7,573	$8,772	(14)%
Sales[2]	1,546	1,698	(9)%
Redemptions[2]	(1,128)	(1,443)	(22)%
Net sales[2]	418	255	64%
Net exchanges	1,593	(1,806)	188%
Market gains and losses/reinvestments[3]	649	352	84%
Ending assets	$10,233	$7,573	35%
Equity Separate Accounts
Beginning assets	$8,957	$8,176	10%
Sales[2]	4,252	2,861	49%
Redemptions[2]	(2,291)	(2,530)	(9)%
Net sales[2]	1,961	331	492%
Net exchanges	(8)	54	(115)%
Market gains and losses/reinvestments[3]	948	396	139%
Ending assets	$11,858	$8,957	32%
Liquidation Portfolios
Beginning assets	$8,856	$10,708	(17)%
Sales[2]	0	2	(100)%
Redemptions[2]	(1,509)	(1,854)	(19)%
Net redemptions[2]	(1,509)	(1,852)	(19)%
Market gains and losses/reinvestments[3]	(1)	0	N/A
Ending assets	$7,346	$8,856	(17)%

2
For certain accounts, Sales, Redemptions or Net sales/redemptions are calculated as the remaining difference between beginning and ending assets after the calculation of Market gains and losses/reinvestments.

3
Reflects approximate changes in the fair value of the securities held in the portfolios, and, to a lesser extent, reinvested dividends, distributions, net investment income and the impact of changes in foreign exchange rates.

Results of Operations
Revenue. The following table sets forth components of total revenue for the three years ended December 31:

in millions	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
Revenue from managed assets	$937.9	$887.1	$944.4	6%	(6)%
Revenue from sources other than managed assets	7.8	8.0	7.5	(3)%	7%
Total revenue	$945.7	$895.1	$951.9	6%	(6)%
Revenue from managed assets increased $50.8 million in 2012 as compared to 2011 primarily due to a decrease of $29.7 million in voluntary fee waivers related to certain money market funds in order for these funds to maintain positive or zero net yields and an increase of $19.2 million due to higher average fixed-income assets.
See Business Developments – Historically Low Short-Term Interest Rates for additional information on voluntary fee waivers related to certain money market funds in order for these funds to maintain positive or zero net yields, including the offsetting decreases in expense and net income attributable to noncontrolling interests, the net pre-tax impact on income and a discussion of management's expectation regarding the pre-tax impact on income from fee waivers for the first quarter of 2013.
Federated’s ratio of revenue from managed assets to average managed assets for 2012 was 0.26% as compared to 0.25% for 2011. The increase in the rate was primarily due to the decrease in voluntary fee waivers to maintain positive or zero net yields for 2012 as compared to 2011.

2012 Annual Report	17

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

Operating Expenses. The following table sets forth significant fluctuations in operating expenses for the three years ended December 31:

in millions	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
Compensation and related	$257.6	$245.4	$242.9	5%	1%
Distribution	253.4	235.7	259.2	8%	(9)%
Professional service fees	18.9	53.7	19.0	(65)%	183%
Intangible asset related	2.6	7.9	22.5	(67)%	(65)%
All other	100.6	95.0	98.6	6%	(4)%
Total operating expenses	$633.1	$637.7	$642.2	(1)%	(1)%
Total operating expenses for 2012 decreased $4.6 million compared to 2011. Professional service fees decreased $34.8 million primarily due to a $20.2 million decrease related to the recognition of insurance proceeds in 2012 (See Business Developments – Insurance Proceeds for additional information) and a $17.2 million decrease in expenses related to non-recurring legal proceedings in 2011. Distribution expense increased $17.7 million in 2012 as compared to 2011 primarily due to a $13.8 million increase resulting from lower fee waivers associated with maintaining positive or zero net yields in certain money market funds and a $4.7 million increase related to higher average fixed-income assets. Compensation and related expense increased $12.2 million in 2012 as compared to 2011 reflecting a $5.9 million increase in base compensation primarily due to increased headcount and a $5.4 million increase in incentive compensation. Intangible asset related expense decreased $5.3 million primarily due to a $2.2 million decrease due to certain intangible assets becoming fully amortized in 2011 and a $1.7 million decrease related to changes in fair value of acquisition-related future consideration liabilities.
Total operating expenses for 2011 decreased $4.5 million compared to 2010. Professional service fees increased $34.7 million primarily due to the recognition of $25.0 million in insurance proceeds in 2010 related to various previously disclosed legal proceedings, $21.6 million of which was recorded as a reduction to Professional service fees. See Business Developments – Insurance Proceeds for additional information. In addition, there was an $8.5 million increase in Professional service fees related to certain of these legal proceedings. Distribution expense decreased $23.5 million in 2011 as compared to 2010 primarily due to a $45.7 million decrease as a result of higher fee waivers associated with maintaining positive or zero net yields in certain money market funds, partially offset by a $17.5 million increase related to the client mix of average money market assets in 2011 as compared to 2010 and a $4.2 million increase resulting from higher average fixed-income assets in 2011 as compared to 2010. Intangible asset related expense decreased $14.6 million primarily due to the $8.2 million impairment of certain intangible assets in 2010 and a $5.4 million decrease due to certain intangible assets becoming fully amortized in 2010 and the second quarter of 2011. See Note (6)(b) to the Consolidated Financial Statements for additional information on these impairments. Compensation and related expense increased $2.5 million in 2011 as compared to 2010 reflecting a $3.1 million increase in base compensation primarily due to merit increases and a $1.1 million increase in other compensation, including payroll taxes and benefits. These increases were partially offset by a $1.7 million decrease in incentive compensation.
Nonoperating Income (Expenses). Nonoperating expenses, net, decreased $7.0 million in 2012 as compared to 2011. The decrease reflects a $5.5 million increase in Gain on securities, net due primarily to increases in fair values of trading securities held ($3.1 million) and increased realized gains on Investments—affiliates ($1.4 million), a $2.6 million decrease in Debt expense primarily due to decreased average outstanding loan balances ($1.7 million) and a lower average interest rate ($1.2 million) due to Federated refinancing this debt in June 2011 (see Note (11) to the Consolidated Financial Statements for additional information) and a $1.9 million increase in Investment income, net primarily due to a higher average yield on Federated's investment portfolio. This decrease was partially offset by a $3.0 million increase in Other, net primarily due to an

18	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

impairment charge recorded in 2012 to write down the value of Federated's equity-method investment to fair value (see Note (6)(b) to the Consolidated Financial Statements for additional information).
Nonoperating expenses, net, increased $2.4 million in 2011 as compared to 2010. The increase reflects a $2.1 million decrease in Gain on securities, net due primarily to decreases in fair values of trading securities held during 2011 as compared to 2010 and an increase of $2.0 million in Debt expense primarily resulting from loan borrowings outstanding for a full year in 2011 as compared to a partial year in 2010. See Liquidity and Capital Resources – Borrowings for additional information.This was partially offset by a $1.5 million increase in Investment income, net in 2011 as compared to 2010 due primarily to increases in average investment balances and investments in higher yielding products.
Income Taxes. The income tax provision for 2012, 2011, and 2010 was $110.9 million, $91.3 million, and $112.0 million, respectively. The provision for 2012 increased $19.6 million as compared to 2011 primarily due to higher Income before income taxes. The provision for 2011 decreased $20.7 million as compared to 2010 primarily due to lower Income before income taxes. The effective tax rate was 35.9% for 2012, 37.1% for 2011 and 37.2% for 2010. See Note (16) to the Consolidated Financial Statements for additional information on the effective tax rate, as well as other tax disclosures.
For 2012, Federated’s pretax book income was $76.8 million in excess of federal taxable income due primarily to temporary tax differences of $56.4 million associated with certain intangible assets, $9.2 million associated with capital losses recognized in 2012 for tax purposes for which impairment charges had been recognized in a prior year for book purposes and $8.3 million related to the insurance proceeds recognized as income for book purposes in 2012 versus when received in a prior year for tax purposes. See Business Developments – Insurance Proceeds for additional information.
For 2011, Federated’s pretax book income was $50.9 million in excess of federal taxable income due primarily to $53.4 million in temporary tax differences associated with certain intangible assets.
For 2010, Federated’s pretax book income was $69.0 million in excess of federal taxable income due primarily to $33.8 million in temporary tax differences associated with certain intangible assets and $20.8 million in temporary tax differences related to the insurance proceeds recognized as income for book purposes in 2010 versus when received in a prior year for tax purposes. See Business Developments – Insurance Proceeds for additional information.

Net Income attributable to Noncontrolling Interests in Subsidiaries. Net income attributable to noncontrolling interests in subsidiaries increased $5.4 million for 2012 as compared to 2011 primarily due to the impact of lower fee waivers associated with maintaining positive or zero net yields in certain money market funds.

Net income attributable to noncontrolling interests in subsidiaries decreased $5.9 million for 2011 as compared to 2010 primarily due to the impact of higher fee waivers associated with maintaining positive or zero net yields in certain money market funds.
Net Income attributable to Federated Investors, Inc. Net income increased $37.2 million in 2012 as compared to 2011 primarily as a result of the changes in revenues and expenses noted above. Diluted earnings per share for the year ended December 31, 2012 increased $0.34 as compared to the same period of 2011 primarily due to increased net income.
Net income decreased $28.2 million in 2011 as compared to 2010 primarily as a result of the changes in revenues and expenses noted above. Diluted earnings per share for the year ended December 31, 2011 decreased $0.28 as compared to the same period of 2010 primarily due to decreased net income.
Liquidity and Capital Resources
Liquid Assets. At December 31, 2012, liquid assets, consisting of cash and cash equivalents, investments and receivables, totaled $282.7 million as compared to $343.8 million at December 31, 2011. The decrease of $61.1 million primarily reflects a decrease of $58.5 million in Investments—other due primarily to net redemptions of trading securities and a decrease of $23.5 million in Investments—affiliates due primarily to net redemptions of available-for-sale securities in 2012, partially offset by an increase of $18.3 million in Cash and cash equivalents, which is described further in the discussion below.
At December 31, 2012, Federated's liquid assets included investments in certain Federated-sponsored money market and fluctuating-value funds that may have direct and/or indirect exposures to international sovereign debt and currency risks. Federated has been actively monitoring its money market, fixed-income and equity portfolios to manage sovereign debt and currency risks with respect to recent events in certain euro-zone countries. Federated's experienced portfolio managers and analysts work to evaluate credit risk through quantitative and fundamental analysis. Further, for cash invested in certain money

2012 Annual Report	19

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

market funds (approximately $53 million), only indirect short-term exposures exist primarily to high-quality international bank names that are subject to Federated's credit analysis process and meet the requirements of Rule 2a-7.
Cash Provided by Operating Activities. Net cash provided by operating activities totaled $316.3 million for 2012 as compared to $113.5 million for 2011. The increase of $202.8 million was primarily due to a $169.1 million increase in net sales of trading securities and an increase in cash received from customers due to the $50.8 million increase in revenue from managed assets previously discussed.
Cash Provided by Investing Activities. In 2012, cash provided by investing activities was $11.4 million and was primarily related to $92.4 million in redemptions of available-for-sale securities, partially offset by $58.3 million in cash paid for purchases of available-for-sale securities and $14.1 million in cash paid in connection with acquisitions. See the section entitled Contractual Obligations and Contingent Liabilities for additional information on payments made in connection with acquisitions.
Cash Used by Financing Activities. In 2012, cash used by financing activities was $309.4 million. During 2012, Federated paid $256.8 million or $2.47 per share in dividends to holders of its common shares, $156.9 million or $1.51 per share of which related to a special cash dividend to shareholders. Federated also repaid $42.5 million during 2012 in connection with its long-term debt obligations (see Note (11) to the Consolidated Financial Statements for additional information).
Borrowings. In the second quarter 2011, Federated entered into an Amended and Restated Credit Agreement with a syndicate of banks (Credit Agreement). The borrowings included a $382.5 million term loan (Term Loan) and $200 million revolving credit facility. Proceeds from the debt facilities have been used for general corporate purposes including cash payments related to acquisitions, dividends, investments and share repurchases. During each of 2012 and 2011, Federated made principal payments of $42.5 million on the Term Loan. As of December 31, 2012, the entire $200 million revolving credit facility was available for borrowings. The interest rate swap (the Swap) that Federated entered into during 2010 to hedge its interest rate risk associated with the term loan remains in effect. The Swap converts the variable interest rate on the Term Loan to a fixed rate of 3.646%. See Note (11) to the Consolidated Financial Statements for additional information.
The Credit Agreement has an interest coverage ratio covenant (consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) to consolidated interest expense) and a leverage ratio covenant (consolidated debt to consolidated EBITDA) as well as other customary terms and conditions. An interest coverage ratio of at least 4 to 1 is required and as of December 31, 2012, the interest coverage ratio was 27.00 to 1. A leverage ratio of no more than 2.5 to 1 is required and as of December 31, 2012, the leverage ratio was 0.91 to 1. Federated was in compliance with its interest coverage and leverage ratios at and during the year ended December 31, 2012. The Credit Agreement and the Swap also have certain stated events of default and cross default provisions which would permit the lenders/counterparties to accelerate the repayment of the debt or the Swap if not cured within the applicable grace periods. The events of default generally include breaches of contract, failure to make required loan payments, insolvency, cessation of business, deterioration in credit rating to below investment grade, notice of lien or assessment and other proceedings, whether voluntary or involuntary, that would require the repayment of amounts borrowed.
Future Cash Needs. In addition to the contractual obligations and contingent liabilities described below, management expects that principal uses of cash will include paying incentive and base compensation, funding distribution expenditures, paying shareholder dividends, repaying debt obligations, funding business acquisitions and global expansion, paying taxes, repurchasing company stock, advancing sales commissions, seeding new products and funding property and equipment acquisitions, including computer-related software and hardware. As a result of the highly regulated nature of the investment management business, management anticipates that expenditures for compliance and investment management personnel, compliance systems and related professional and consulting fees may continue to increase.
On January 24, 2013, the board of directors declared a $0.24 per share dividend to shareholders of record as of February 8, 2013, which was paid on February 15, 2013.
After evaluating Federated’s existing liquid assets, expected continuing cash flow from operations, its remaining borrowing capacity under the revolving credit facility of the Credit Agreement and its ability to obtain additional financing arrangements and issue debt or stock, management believes it will have sufficient liquidity to meet its present and reasonably foreseeable cash needs. Although management currently is not projecting to draw on the availability under the revolving credit facility in 2013, management may choose to borrow additional amounts up to the maximum available under the revolving credit facility which could cause total outstanding borrowings to total as much as $508 million.

20	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Management estimates that of the $14.1 million of deferred tax assets (net of valuation allowances) at December 31, 2012, $6.9 million and $1.7 million will reverse in 2013 and 2014, respectively, as tax deductions are taken in those years for various expenses recorded in 2012 or prior years, such as certain compensation-related expenses. In addition, a $3.9 million deferred tax asset associated with the Swap is expected to reverse no later than its expiration in 2015.
Financial Position
The following discussion summarizes significant changes in assets and liabilities that are not discussed elsewhere in Management’s Discussion and Analysis of Financial Condition and Results of Operations and the status of Federated's goodwill and equity-method investment as of December 31, 2012.
Long-term deferred tax liability, net at December 31, 2012 increased $26.2 million from December 31, 2011 primarily as a result of tax amortization in excess of book amortization of intangible assets.
There were no indicators of goodwill impairment as of December 31, 2012 as Federated's market capitalization exceeded the book value of equity by more than 300%.

Federated holds a 12% non-voting, noncontrolling interest in a privately-held investment management firm that is registered as an investment adviser and a commodity trading adviser. This investment is accounted for using the equity-method of accounting. Federated's investment in and maximum exposure to loss related to its equity-method investment as compared to its proportionate share of the investee's underlying net assets is characterized as goodwill. Federated evaluates the carrying value of its investment for other-than-temporary impairment under the equity-method of accounting. Due to declines in the investee's AUM, their performance relative to indices and the uncertainty regarding each in the future, management estimated the fair value of its investment at June 30, 2012 and September 30, 2012. Based on the evaluation of qualitative and quantitative factors, management concluded that the investment was not other-than-temporarily impaired as of June 30, 2012 and September 30, 2012.

In light of significant declines in the investee's AUM in the fourth quarter of 2012 and lower short-term growth forecasts in AUM, management once again estimated the fair value of its investment at December 31, 2012 and considered whether it was other-than-temporarily impaired. The estimate of fair value was based primarily upon the present value of expected future cash flows using an income-approach valuation methodology with unobservable data inputs (Level 3). Significant unobservable model inputs included: (1) projected AUM across product lines with a 10-year compounded annual growth rate of 15% and a terminal growth rate of 3%; and (2) a 17% discount rate based upon the current estimated market rate of return. Based on management's evaluation of qualitative and quantitative factors, management concluded that the investment was other-than-temporarily impaired as of December 31, 2012. Accordingly, Federated recorded a $3.0 million impairment charge in Nonoperating Income (Expenses) – Other, net to write down the equity-method investment to a fair value of $3.8 million. Given uncertainties regarding the success of future sales efforts and possible prolonged periods of over/underperformance compared to indices and the significance of these factors to AUM, management cannot be certain of the outcome of future cash flow analyses.
Off-Balance Sheet Arrangements
As of December 31, 2012 and 2011, Federated did not have any material off-balance sheet arrangements.

2012 Annual Report	21

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Contractual Obligations and Contingent Liabilities
Contractual. The following table presents as of December 31, 2012, Federated’s significant minimum noncancelable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included either in the referenced Note to the Consolidated Financial Statements or in a footnote to the table.

		Payments due in
in millions	Note Reference	2013	2014-2015	2016-2017	After 2017	Total
Long-term debt obligations[1]	(11)	$53.4	$205.3	$86.0	$0	$344.7
Operating lease obligations	(15)	12.7	21.9	18.2	28.5	81.3
Purchase obligations[2]		20.0	8.5	1.0	0.2	29.7
Employment-related commitments[3]		16.9	7.7	0	0	24.6
Acquisition-related commitments[4]	(20)	4.5	0	0	0	4.5
Total		$107.5	$243.4	$105.2	$28.7	$484.8

1
Amounts include principal and interest payments. Assuming the debt amortization schedule and the fixed interest rate in effect at December 31, 2012 as a result of the Swap (see Note (11) to the Consolidated Financial Statements), Federated’s minimum contractual interest payments would be approximately $10.9 million, $14.0 million and $1.0 million for 2013, 2014-2015 and 2016, respectively.

2
Federated is a party to various contracts pursuant to which it receives certain services including services for legal, marketing and information technology, access to various fund-related information systems and research databases, trade order transmission and recovery services as well as other services. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2019. Costs for such services are expensed as incurred.

3
Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2014.

4
Amount represents Federated's obligation to make acquisition-related contingent purchase price payments in cases where the related contingencies are resolved as of December 31, 2012. For a full discussion of Federated's commitments regarding acquisition-related purchase price payments, see the discussion that follows herein under Contingent Payments.

Contingent Payments. Pursuant to various acquisition- and employee-related agreements, Federated is required to make certain periodic contingent payments. Details regarding these commitments are as follows:
As part of the SunTrust Acquisition, Federated is required to make annual contingent purchase price payments in the fourth quarters of each of the five years following the acquisition date. The contingent purchase price payments are calculated as a percentage of revenue less distribution expenses directly attributed to certain eligible assets. The first two contingent purchase price payments of $5.0 million and $4.2 million were paid in the fourth quarters of 2011 and 2012, respectively. At December 31, 2012, management estimated remaining contingent payments could total $11 million over the three years that remain; however, the actual amount of the contingent payments will vary based on asset levels and related net revenues and is not limited by any maximum amount. A wide range of outcomes for actual payments is possible due to the extent of reasonably possible flow-rate volatility for the respective AUM. As of December 31, 2012, a liability of $8.2 million representing the estimated fair value of future consideration payments was recorded in Other current liabilities ($3.5 million) and Other long-term liabilities ($4.7 million) (see Note (6)(a) for a discussion regarding the valuation methodology). This liability is remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense on the Consolidated Statements of Income.
In 2008, Federated completed the acquisition of certain assets of David W. Tice & Associates LLC that relate to the management of the Prudent Bear Fund and the Prudent DollarBear Fund (Prudent Bear Acquisition). As part of the Prudent Bear Acquisition, Federated was required to make contingent purchase price payments based upon certain revenue growth targets over the four-year period following the acquisition date. The contingent purchase price payments were recorded as additional goodwill at the time the contingency was resolved. The first two contingent purchase price payments of $5.1 million and $44.7 million were paid in the first quarters of 2010 and 2011, respectively. The applicable growth targets were not met for the third or fourth anniversary years. As such, no amount was paid related to the third anniversary year and no amount was accrued for the fourth and final anniversary year ended in December 2012.
In 2008, Federated completed the acquisition of certain assets of Clover Capital Management, Inc., a Rochester, New York-based investment manager that specializes in value investing (Clover Capital Acquisition). As part of the Clover Capital Acquisition, Federated is required to make contingent purchase price payments based upon growth in revenues over the five-

22	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

year period following the acquisition date. The contingent purchase price payments, which could total as much as $56 million, will be recorded as additional goodwill at the time the contingency is resolved. The applicable growth targets were not met for the first two anniversary years and as such, no related payments were made. In the first quarter 2012, $5.9 million was paid with regard to the third anniversary year ended in December 2011. As of December 31, 2012, $3.4 million was accrued for the fourth anniversary year ended in December 2012 and was paid in January 2013.
As part of the 2005 acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition), Federated was required to make contingent purchase price payments over a five-year period following the acquisition date. These payments were primarily calculated as a percentage of revenues less certain distribution expenses directly attributed to the assets acquired. Contingent purchase price payments totaled $95.7 million, including $35.7 million paid in 2010, the final year of the contingent-payment period. Contingent payments were recorded as additional goodwill at the time the related contingency was resolved.
In 2007, Federated completed a transaction with Rochdale Investment Management LLC to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). The Rochdale Acquisition agreement provided for two forms of contingent purchase price payments payable over the five-year period following the acquisition date based on certain revenue earned by Federated from the Federated InterContinental Fund and/or related asset growth and performance. Contingent purchase price payments over the five-year period totaled $8.0 million, which included payments totaling $2.1 million in 2010, $1.1 million in 2011 and $2.8 million in 2012, the final year of payment. Contingent payments were recorded as additional goodwill at the time the related contingency was resolved.
Pursuant to other acquisition agreements, Federated may be required to make additional purchase price payments based on a percentage of revenue less certain direct expenses attributable to eligible AUM. The payments could occur annually through 2017 and, based on current projections, are not expected to be material to the Consolidated Financial Statements.
In addition to the $16.9 million of employee-related commitments to be paid in 2013, Federated may be required to make certain incentive compensation-related payments in connection with various significant employment arrangements. The employment contracts expire on various dates through the year 2014 with payments possible through 2018. As of December 31, 2012, the maximum bonus payable over the remaining terms of the contracts approximates $43 million, none of which would be payable in 2013. In addition, certain employees have incentive compensation opportunities related to the Federated Kaufmann Large Cap Fund (the Fund Bonus). Based on asset levels at December 31, 2012, $0.6 million would be paid in 2013 as a Fund Bonus payment. Management is unable to reasonably estimate a range of possible bonus payments for the Fund Bonus for subsequent years due to the wide range of possible growth-rate scenarios.
Legal Proceedings. Federated has claims asserted and threatened against it in the ordinary course of business. As of December 31, 2012, Federated does not believe that a material loss related to these claims is reasonably possible.
Variable Interest Entities
Federated is involved with various entities in the normal course of business that may be deemed to be variable interest entities (VIEs). Federated determined that it was the primary beneficiary of certain investment-fund VIEs and, as a result, consolidated the assets, liabilities and operations of these VIEs in its Consolidated Financial Statements. See Note (5) to the Consolidated Financial Statements for more information.
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

2012 Annual Report	23

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Of the significant accounting policies described in Note (1) to the Consolidated Financial Statements, management believes that its policies regarding accounting for intangible assets, acquisition-related future consideration liabilities and income taxes involve a higher degree of judgment and complexity.
Accounting for Intangible Assets. Three aspects of accounting for intangible assets require significant management estimates and judgment: (1) valuation in connection with the initial purchase price allocation; (2) ongoing evaluation for impairment and (3) reconsideration of an asset's useful life. The process of determining the fair value of identifiable intangible assets at the date of acquisition requires significant management estimates and judgment as to expectations for earnings on the related managed assets acquired, redemption rates for such managed assets, growth from sales efforts and the effects of market conditions. Management often utilizes an independent valuation expert to help with this process. If actual changes in the related managed assets or the projected useful life of the intangible asset, among other assumptions, differ significantly from the estimates and judgments used in determining the initial fair value, the intangible asset amounts recorded in the financial statements could be subject to possible impairment or could require an acceleration in amortization expense that could have a material adverse effect on Federated’s consolidated financial position and results of operations.
Indefinite-lived intangible assets are reviewed for impairment annually as of October 1 using a qualitative approach which requires the weighing of positive and negative evidence collected through the consideration of various factors to determine whether it is more likely than not that an indefinite-lived intangible asset or asset group is impaired. Management considers entity-specific and macroeconomic factors and their potential impact on significant inputs used to determine the fair value measurement for the indefinite-lived intangible assets including, primarily, changes in AUM, net revenue rates, operating margins, tax rates and discount rates. In addition, management reconsiders on a quarterly basis whether events or circumstances indicate that a change in the useful life may have occurred. Indicators of a possible change in useful life monitored by management include a significant decline in the level of managed assets, changes to legal, regulatory or contractual provisions of the renewable investment advisory contracts and reductions in underlying operating cash flows.
If actual changes in the underlying managed assets or other conditions indicate that it is more likely than not that the asset is impaired, or if the estimated useful life is reduced, management estimates the fair value of the intangible asset using an income approach where future cash flows are discounted. Impairment is indicated when the carrying value of the intangible asset exceeds its fair value.
At December 31, 2012, Federated had $70.4 million in indefinite-lived intangible assets recorded on its Consolidated Balance Sheets. Based on testing performed in 2012, 2011 and 2010, it was determined that no impairment or change in useful life existed for these assets. For the $8.7 million in finite-lived intangible assets, no indicators of impairment existed as of December 31, 2012 or 2011 and no impairments were recorded during the years then ended.
In 2010, in light of declines in AUM related to certain quantitative investment products acquired in 2006, and given the performance of these products relative to peers and indices, the carrying values of the related intangible assets were deemed to be impaired. Accordingly, Federated recorded $10.2 million in impairment charges on the Consolidated Statements of Income during 2010, $8.2 million of which was included in Intangible asset related expense with the remainder in Operating expenses – Other. See Note (6)(b) to the Consolidated Financial Statements for additional information.
Accounting for Acquisition-Related Future Consideration Liabilities. For acquisitions completed since January 1, 2009, Federated is required to carry its liability for future consideration payments at fair value each period end with changes in fair value recorded in earnings. As of December 31, 2012, the fair value of all acquisition-related future consideration liabilities was $11.8 million. Future consideration payments will be calculated as a percentage of revenue less certain distribution expenses directly attributed to eligible assets. The process of estimating the fair value of the related liabilities requires management estimates and judgment as to expectations for the amount of net revenue to be earned on the applicable AUM, net sales/redemptions for such AUM and the discount rate. Expected net revenue per managed asset is generally based on contract terms, historical experience and management's expectation regarding the impact of potential future fee waivers for certain money market funds to maintain positive or zero net yields. Net flow rates are estimated by evaluating historical net flow rates in similar funds and recent trends in the eligible AUM. The discount rate is estimated as the current market rate of return.
If actual amounts or management’s estimates and judgment regarding changes in the related managed assets, revenue earned from the managed assets or the discount rate, among other assumptions, differ significantly at a period-end date as compared to the estimates and judgments used in determining the fair value as of the prior period-end date, the adjustment to record the change in the fair value of the respective liability could result in a significant favorable or unfavorable adjustment to earnings which could have a material effect on Federated’s consolidated financial position and results of operations. See Note (6)(a) to the Consolidated Financial Statements for additional information regarding this liability.

24	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Accounting for Income Taxes. Significant management judgment is required in developing Federated’s provision for income taxes and the determination of any valuation allowances related to deferred tax assets. As of December 31, 2012, Federated had recorded a valuation allowance on $3.5 million of its $4.0 million of deferred tax assets relating to capital losses (recognized for tax purposes). Federated considered various factors in connection with its evaluation of the partial realizability of these assets including: the five-year carry-forward period for capital losses, Federated's continued investment of available cash with the intent to generate capital gains and its history of generating capital gains in times of favorable market conditions. Based on these factors, management believes it is more likely than not that Federated will be able to utilize a portion of these losses in the future. In the event that Federated’s strategies do not materialize, Federated may be required to record an additional valuation allowance of as much as $0.5 million for these deferred tax assets.
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
Risk Factors
Potential Adverse Effects of a Material Concentration in Revenue. For 2012, approximately 47% of Federated’s total revenue was attributable to money market assets as compared to 46% and 50% for 2011 and 2010, respectively. The change in the relative proportion of Federated's revenue attributable to money market assets from 2011 to 2012 was primarily the result of decreases in fee waivers for certain money market funds to maintain positive or zero net yields. The decline in the relative proportion of Federated's revenue attributable to money market assets from 2010 to 2011 was primarily the result of increases in fee waivers for certain money market funds to maintain positive or zero net yields. A significant change in Federated’s money market business or a significant reduction in money market assets due to regulatory changes, changes in the financial markets including significant increases in interest rates over a short period of time, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s results of operations.
Potential Adverse Effects of Historically Low Interest Rates. In December 2008, the Federal Reserve cut the federal funds target rate, a benchmark used by banks to set rates paid on many types of consumer and business loans, to a range between 0% and 0.25%. This action by the Federal Reserve negatively impacts the yields of money market funds, in particular treasury and government agency money market funds. Money market fund yields reflect the return on short-term investments (e.g. Treasury bills), less fund expenses. With short-term interest rates at or near zero, money market funds may not be able to maintain positive yields for shareholders. Based on recent commentary from the Federal Reserve Bank in its January 30, 2013 press release, “the current highly accommodative stance of monetary policy will remain appropriate for a considerable time…,” Federated is unable to predict when the Federal Reserve will increase its target for the federal funds rate. As such, economic conditions are likely to warrant exceptionally low levels for the federal funds rate for the foreseeable future. Federated voluntarily waives certain fees or assumes expenses of certain funds for competitive reasons such as to maintain positive or zero net yields, which has and could continue to cause material adverse effects on Federated’s results of operations. Federated, however, is not obligated to make such fee waivers or to assume any such fund expenses.
Since the fourth quarter 2008, Federated has voluntarily waived fees in order for certain money market funds to maintain positive or zero net yields. These fee waivers were partially offset by related reductions in distribution expense and net income attributable to noncontrolling interests as a result of Federated's mutual understanding and agreement with third-party intermediaries to share the impact of the waivers.

These voluntary fee waivers are calculated as a percent of AUM in certain money market funds and thus will vary dependent upon the asset levels in such funds. In addition, the level of waivers are dependent on several other factors including, but not limited to, available yields on instruments held by the money market funds, changes in expenses of the money market funds and changes in the mix of money market assets. In any given period, a combination of these factors drives the amount of fee waivers necessary in order for certain funds to maintain positive or zero net yields. As an isolated variable, an increase in yields on instruments held by the money market funds will cause fee waivers to decrease. Conversely, as an isolated variable, an increase in expenses of the money market fund would cause fee waivers to increase.

2012 Annual Report	25

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

With regard to asset mix, changes in the relative amount of money market fund assets in prime and government money market funds as well as the distribution among certain share classes that vary in pricing structure will impact the level of fee waivers. Generally, prime money market funds waive less than government money market funds as a result of higher gross yields on the underlying investments. As such, as an isolated variable, an increase in the relative proportion of average managed assets invested in prime money market funds as compared to total average money market fund assets should typically result in lower waivers to maintain positive or zero net yields. Conversely, the opposite would also be true.
The impact of such fee waivers on various components of Federated's Consolidated Statements of Income was as follows for the years ended December 31:

				2012	2011
in millions	2012	2011	2010	vs. 2011	vs. 2010
Investment advisory fees	$(177.2)	$(201.6)	$(134.3)	12%	(50)%
Other service fees	(113.8)	(119.1)	(107.3)	4%	(11)%
Total Revenue	(291.0)	(320.7)	(241.6)	9%	(33)%
Less: Reduction in Distribution expense	218.5	232.3	186.6	(6)%	24%
Operating income	(72.5)	(88.4)	(55.0)	18%	(61)%
Less: Reduction in Noncontrolling interest	1.3	6.5	1.0	(80)%	550%
Pre-tax impact	$(71.2)	$(81.9)	$(54.0)	13%	(52)%
The negative pre-tax impact of fee waivers to maintain positive or zero net yields decreased in 2012 as compared to 2011 primarily as a result of improved yields on instruments held by the money market funds. During 2011, further declines in interest rates for certain money market investments drove an increase in these fee waivers as compared to 2010. (See Note (22) to the Consolidated Financial Statements for information regarding the quarterly pre-tax impact of these fee waivers.)
Based on the above-mentioned Federal Reserve Bank commentary, Federated is unable to predict when the Federal Reserve will increase its target for the federal funds rate. As such, fee waivers to maintain positive or zero net yields and the related reduction in distribution expense and net income attributable to noncontrolling interests could continue for the foreseeable future. Assuming asset levels and mix remain constant and based on recent market conditions including the lower short-term interest rate environment in the first quarter of 2013 as compared to the fourth quarter of 2012, fee waivers for the first quarter 2013 may result in a negative pre-tax impact on income of approximately $21 million. While the level of fee waivers are impacted by various factors, increases in short-term interest rates that result in higher yields on securities purchased in money market fund portfolios would reduce the negative pre-tax impact of these waivers. Management estimates that an increase of 10 basis points in gross yields on securities purchased in money market fund portfolios will likely reduce the negative pre-tax impact of these waivers by approximately forty percent from the current levels and an increase of 25 basis points would reduce the impact by approximately seventy percent from the current levels. The actual amount of future fee waivers could vary significantly from management’s estimates as they are contingent on a number of variables including, but not limited to, changes in assets within the money market funds, available yields on instruments held by the money market funds, actions by the Federal Reserve, the U.S. Department of the Treasury, FSOC and other governmental entities, changes in expenses of the money market funds, changes in the mix of money market customer assets, Federated’s willingness to continue the fee waivers and changes in the extent to which the impact of the waivers is shared by third parties.
Potential Adverse Effects of Rising Interest Rates. Despite the expectation that increases in short-term interest rates above the historically low rates of 0% - 0.25% will reduce the impact of fee waivers to maintain positive or zero net yields, increases in interest rates could also have an adverse effect on Federated’s revenue from money market and other fixed-income products. In a rising short-term interest rate environment, certain investors using money market products and other short-term duration fixed-income products for cash management purposes may shift these investments to direct investments in comparable instruments in order to realize higher yields than those available in money market and other fund products holding lower-yielding instruments. In addition, rising interest rates will tend to reduce the fair value of securities held in various investment portfolios and other products. Management cannot estimate the impact of rising interest rates on Federated’s revenue, but such impact could be material.
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

addition, Federated's products may be adversely affected by potential deterioration in international sovereign or currency market conditions. At December 31, 2012, Federated's liquid assets of $282.7 million included investments in certain Federated-sponsored money market and fluctuating-value funds that may have direct and/or indirect exposures to international sovereign debt and currency risks. Federated actively monitors its money market, fixed-income and equity portfolios to manage sovereign debt and currency risks with respect to recent events in certain euro-zone countries. Federated's experienced portfolio managers and analysts work to evaluate credit risk through quantitative and fundamental analysis. Further, for cash invested in certain money market funds (approximately $53 million), only indirect short-term exposures exist primarily to high-quality international bank names that are subject to Federated's credit analysis process and meet the requirements of Rule 2a-7. Although investments held by sponsored money market and fluctuating-value funds are subject to Federated's proprietary investment research process, there can be no assurance that potential losses that may be realized as a result of these exposures will not have a material adverse effect on Federated's business, financial condition or results of operations.
The ability of Federated to compete and sustain asset and revenue growth is dependent, in part, on the relative attractiveness of the types of investment products Federated offers and its investment performance and strategies under prevailing market conditions. In the event of extreme circumstances, including economic, political, or business crises, Federated’s products may suffer significant net redemptions in AUM causing severe liquidity issues in its short-term sponsored investment products and declines in the value of and returns on AUM, all of which could cause material adverse effects on Federated’s reputation, financial position, results of operations or liquidity.
Custody and portfolio accounting services for all of Federated's mutual fund products are outsourced to one of three third-party financial institutions that are leading providers of such mutual fund services. Accounting records for Federated's mutual funds are maintained by these service providers. These service providers, or other vendors of Federated, could also be adversely affected by the adverse market conditions described above. It is not possible to predict with certainty the extent to which the services or products Federated receives from such service providers or vendors would be interrupted or affected by such situations. Accordingly, there can be no assurance that potential service interruption or Federated’s ability to find a suitable replacement would not have a material adverse effect on Federated’s reputation, financial position, results of operations or liquidity.
Potential Adverse Effects of Changes in Laws and Regulations on Federated’s Investment Management Business. Federated and its investment management business are subject to extensive regulation in the United States and abroad. Federated and the Federated Funds are subject to Federal securities laws, principally the Securities Act of 1933, the Investment Company Act of 1940 (Investment Company Act) and the Investment Advisers Act of 1940, state laws regarding securities fraud and regulations promulgated by various regulatory authorities, including the SEC, the Financial Industry Regulatory Authority (FINRA) and the New York Stock Exchange (the NYSE). Federated is also affected by the regulations governing banks and other financial institutions. Federated's operations outside of the United States are subject to foreign laws and regulation by foreign regulatory authorities, such as the U.K. Financial Services Authority (FSA) for its London-based operations, the Central Bank of Ireland for its Irish-domiciled operations, the German Federal Financial Supervisory Authority for its Frankfurt-based operations and the Australian Securities and Investments Commission for its Melbourne-based operations. Changes in laws, regulations or governmental policies, both domestically and abroad, and the costs associated with compliance, could materially and adversely affect the business and operations of Federated.
From time to time, the Federal securities laws have been augmented substantially. For example, among other measures, Federated has been impacted by the Sarbanes-Oxley Act of 2002, the Patriot Act of 2001 and the Gramm-Leach-Bliley Act of 1999. The Dodd-Frank Act was enacted into law on July 21, 2010. Under the Dodd-Frank Act, Federated, as well as mutual funds, continue to be primarily regulated by the SEC. The Dodd-Frank Act provides, however, for a new systemic risk regulation regime under which it is possible that Federated and/or any one or more of its mutual funds could be subject to designation as a systemically important financial institution by FSOC thereby resulting in additional regulation by the Federal Reserve Board, in addition to primary regulation by the SEC. Any such designation would subject the designated entity to enhanced prudential measures, including capital and liquidity requirements, leverage limits, enhanced public disclosures and risk management requirements. Other provisions of the Dodd-Frank Act may affect intermediaries in their sale or use of Federated's products. Prior to complete implementation, it will be difficult to assess the full impact of the Dodd-Frank Act on Federated.
In January 2010, the SEC adopted extensive amendments to Rule 2a-7 aimed at enhancing the resiliency of money market funds. These amendments included a series of enhancements including rules that require all money market funds to meet specific portfolio liquidity standards and rules that significantly enhance the public disclosure and regulatory reporting obligations of these funds. In 2010 and 2011, Federated dedicated internal resources to comply with these amendments including efforts to enhance its information systems and improve related reporting capabilities. These efforts were internally

2012 Annual Report	27

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

sourced and not material to Federated's financial position, results of operations or cash flows for those years. In Federated's view, the amendments of 2010 meaningfully and sufficiently strengthen money market funds. Recent experience demonstrated that the amendments of 2010 were effective in meeting heightened requests for redemptions occurring in connection with the U.S. credit rating downgrade in 2011 and the ongoing European debt crisis.
On October 21, 2010, the President's Working Group issued its report on Money Market Fund Reform Options (the Report). The President's Working Group was tasked with studying possible additional reforms relating to money market funds that could mitigate systemic risk in the financial markets (including the potential for disruption in the financial markets caused by rapid shareholder redemptions in money market funds). The Report discusses the conditions that could cause money market funds to experience rapid shareholder redemptions and describes the advantages and disadvantages of a variety of policy options that could reduce the risk of such rapid redemptions. The Report suggests that the FSOC examine these options as part of its implementation of the Dodd-Frank Act.
The SEC undertook a project to develop a proposal for additional reforms related to money market funds. In August 2012, then SEC Chairman Mary Schapiro issued a public statement announcing that she did not have sufficient votes from the other SEC commissioners to pursue certain proposed reforms relating to money market funds. In her statement, Ms. Schapiro stated that the SEC had been considering two alternative reform proposals, one which would have required a floating NAV, and the other which would have imposed capital requirements coupled with some form of redemption restriction. In her statement, she invited other policymakers to take up the issue of reform. On September 27, 2012, then Treasury Secretary Timothy Geithner sent a letter to the members of the FSOC announcing his intent to pursue money market fund reform. His letter urged FSOC to use its authority under Section 120 of the Dodd-Frank Act to recommend that the SEC proceed with money market reform. Mr. Geithner outlined three potential options for reform in his letter and stated that he had asked his staff to begin drafting a formal recommendation for FSOC to consider at its November 2012 meeting.
In November 2012, FSOC issued Proposed Recommendations Regarding Mutual Fund Reform citing its authority under Section 120 of the Dodd-Frank Act (Proposed Recommendations). The Proposed Recommendations are in draft form and are subject to a public comment period which ended on February 15, 2013. The Proposed Recommendations include three main alternatives: a floating NAV for money market funds; an NAV capital buffer and minimum balance at risk (or 30-day hold back of up to 3% on certain redemptions); and an NAV capital buffer combined with other measures. In response to the Proposed Recommendations, Federated has filed five comment letters on the Proposed Recommendations pointing out, among other things, that: (1) FSOC exceeded its authority in how it used the Section 120 process; (2) FSOC has not provided justification for further reform efforts; (3) a floating NAV would not prevent “runs” on money market funds; (4) an NAV capital buffer of the kind proposed is impractical and not economically attainable in the current interest rate environment; and (5) the minimum-balance-at-risk concept would impair the utility of money market funds to investors and would be prohibitively costly for both fund groups and intermediaries to implement.
On November 30, 2012, the SEC Staff issued a study entitled Response to Questions Posed by Commissioners Aguilar, Parades and Gallagher. This study responded to questions posed by the Commissioners in response to potential reform measures being advanced by then SEC Chairman Mary Shapiro. The study addressed certain misconceptions about the role of money market funds in the financial crisis of 2008 and confirmed the effectiveness of the 2010 amendments to Rule 2a-7. Federated also filed a comment letter on the study commending the SEC Staff for its work while raising questions on some aspects of the study and recommending further analysis.
Finally, it has been reported that the SEC Staff is working on its own rule proposal and that proposal could include a floating NAV for certain money market funds, in particular prime funds. It could also include a floating NAV proposal for all money market funds as well as other reform measures.
Federated believes the changes currently under consideration, if enacted, would significantly reduce the utility and attractiveness of money market funds for investors who, in Federated's view, value money market funds in their current form as an efficient and effective cash management investment product offering daily liquidity at par.
If ultimately enacted, some or all of these changes would be detrimental to Federated's money market fund business and could materially and adversely affect Federated's operations. The very proposal of such amendments could have an adverse impact on Federated's money market fund business and operations and could also negatively impact the short-term credit markets. Management is carefully monitoring developments in this area and plans to actively participate both individually and with industry groups in the public comment process that would accompany any rule change proposal. Federated is unable to assess the degree of any potential impact such additional reforms may have on its business and operations until such proposals are issued. Even when issued, the final version of any rule amendment could vary significantly from the form in which it is proposed.

28	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

In addition, during the past few years regulators such as the SEC, FINRA and the NYSE have adopted other regulations, rules and amendments that have increased Federated's operating expenses and affected the conduct of its business, and may continue to do so. Rule amendments adopted by the Commodity Futures Trading Commission in the first quarter 2012 may also increase Federated's operating expenses and affect the conduct of its business. International regulators, such as the FSA, have also adopted and proposed regulations that could increase Federated's operating expenses and affect the conduct of its business. Other significant regulations or amendments to regulations have been proposed that, if adopted, will affect Federated and the Federated Funds.
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
Risk of Federated’s Money Market Products’ Ability to Maintain a Stable $1.00 Net Asset Value. Approximately 47% of Federated’s total revenue for 2012 was attributable to money market assets. An investment in money market funds is neither insured nor guaranteed by the Federal Deposit Insurance Corporation. Although money market funds seek to preserve an NAV of $1.00 per share, it is possible for an investor to lose money by investing in these funds. Federated devotes substantial resources including significant credit analysis to the management of its products. Federated money market funds have always maintained a $1.00 NAV; however, there is no guarantee that such results will be achieved in the future. Market conditions could lead to severe liquidity issues and/or further persistent declines in or additional prolonged periods of historically low yields in money market products which could impact their NAVs. If the NAV of a Federated money market fund were to decline to less than $1.00 per share, Federated money market funds would likely experience significant redemptions in AUM, loss of shareholder confidence and reputational harm, all of which could cause material adverse effects on Federated’s financial position, results of operations or liquidity.
No Assurance of Access to Sufficient Liquidity. From time to time, Federated’s operations may require more cash than is then available from operations. In these circumstances, it may be necessary to borrow from lending facilities or to raise capital by securing new debt or by selling shares of Federated equity or debt securities. Federated’s ability to raise additional capital in the future will be affected by several factors including Federated’s creditworthiness, the fair value of Federated’s common stock, as well as general market conditions. There can be no assurance that Federated will be able to obtain these funds and financing on acceptable terms, if at all.
Retaining and Recruiting Key Personnel. Federated’s ability to locate and retain quality personnel has contributed significantly to its growth and success and is important to attracting and retaining customers. The market for qualified executives, investment managers, analysts, traders, sales representatives and other key personnel is extremely competitive. There can be no assurance that Federated will be successful in its efforts to recruit and retain the required personnel. Federated has encouraged the continued retention of its executives and other key personnel through measures such as providing competitive compensation arrangements and in certain cases, employment agreements. The loss of any such personnel could have an adverse effect on Federated. In certain circumstances, the departure of key employees could cause higher redemption rates for certain AUM or the loss of client accounts. Moreover, since certain of Federated’s products contribute significantly to its revenues and earnings, the loss of even a small number of key personnel associated with these products could have a disproportionate impact on Federated’s business.
Various executives, investment, sales and other key personnel own restricted stock subject to vesting periods of up to ten years from the date awarded and to provisions that require resale or forfeiture to Federated in certain circumstances upon termination of employment. In addition, certain of these employees are employed under contracts which require periodic review of compensation and contain restrictive covenants with regard to divulging confidential information and engaging in competitive activities.
Potential Adverse Effects of Increased Competition in the Investment Management Business. The investment management business is highly competitive. Federated competes in the management and distribution of mutual funds and Separate Accounts

2012 Annual Report	29

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

A significant portion of Federated’s revenue is derived from providing mutual funds to the wealth management and trust market, comprising approximately 1,500 banks and other financial institutions. Future profitability of Federated will be affected by its ability to retain its share of this market, and could also be adversely affected by consolidations in the banking industry, as well as regulatory changes.
Potential Adverse Effects of Changes in Federated’s Distribution Channels. Federated acts as a wholesaler of investment products to financial intermediaries including banks, broker/dealers, registered investment advisers and other financial planners. Federated also sells investment products directly to corporations and institutions. Approximately 10% of Federated’s total revenue for 2012 was derived from services provided to one intermediary customer, the Bank of New York Mellon Corporation. If this financial intermediary were to cease operations or limit or otherwise end the distribution of Federated’s investment products, it could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income. There can be no assurance that Federated will continue to have access to the financial intermediaries that currently distribute Federated products or that Federated’s relationship with such intermediaries will continue over time. In addition, exclusive of the impacts of minimum yield waivers and related reductions in distribution expense to maintain positive or zero net yields, Federated has experienced increases in the cost of distribution as a percentage of total revenue from 31% in 2007 to over 38% in 2012. Federated expects such costs to continue to increase in total due to asset growth and per dollar of revenue due to the competitive pressures of the mutual fund business. Higher distribution costs reduce Federated’s operating and net income.
Adverse Effects of Declines in the Amount of or Changes in the Mix of Assets Under Management. A significant portion of Federated’s revenue is derived from investment advisory fees, which are based on the value of managed assets and vary with the type of asset being managed, with higher fees generally earned on equity products than on fixed-income and money market products and liquidation portfolios. Likewise, mutual fund products generally have a higher management-fee rate than Separate Accounts. Similarly, traditional separate accounts typically have a higher management-fee rate than liquidation portfolios. Additionally, certain components of distribution expense can vary depending upon the asset class, distribution channel and/or the size of the customer relationship. Consequently, significant fluctuations in the fair value of securities held by, or the level of redemptions from, the funds or other products advised by Federated may materially affect the amount of managed assets and thus Federated’s revenue, profitability and ability to grow. Similarly, changes in Federated’s average asset mix across both asset and product types have a direct impact on Federated’s revenue and profitability. Federated generally pays out a larger portion of the revenue earned from managed assets in money market funds than the revenue earned from managed assets in equity or fixed-income funds. Substantially all of Federated’s managed assets are in investment products that permit investors to redeem their investment at any time. Additionally, changing market conditions may continue to cause a shift in Federated’s asset mix towards money market and fixed-income products which may cause a decline in Federated’s revenue and net income.
Adverse Effects of Poor Investment Performance. Success in the investment management business is largely dependent on investment performance relative to market conditions and the performance of competing products. Good performance generally assists retention and growth of managed assets, resulting in additional revenues. Conversely, poor performance tends to result in decreased sales and increased redemptions with corresponding decreases in revenues to Federated. Poor performance could, therefore, have a material adverse effect on Federated’s business, results of operations or business prospects. In terms of revenue concentration by product, approximately 11% and 10% of Federated’s total revenue for 2012 were derived from services provided to two sponsored funds, the Federated Prime Obligations Fund and the Federated Kaufmann Fund, respectively. A significant and prolonged decline in the AUM in these funds could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to related reductions to distribution expenses associated with these funds.
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
Impairment Risk. At December 31, 2012, Federated had intangible assets including goodwill and a long-term equity-method investment totaling $731.7 million on its Consolidated Balance Sheets, the vast majority of which represents assets capitalized in connection with Federated’s acquisitions and business combinations. Federated may not realize the value of these assets. Management performs an annual review of the carrying values of goodwill and indefinite-lived intangible assets and periodic reviews of the carrying values of all other assets to determine whether events and circumstances indicate that an impairment in value may have occurred. A variety of factors could cause the carrying value of an asset to become impaired. Should a review indicate impairment, a write-down of the carrying value of the asset would occur, resulting in a non-cash charge which would adversely affect Federated’s results of operations for the period.

Systems and Technology Risks. Federated utilizes software and related technologies throughout its business including both proprietary systems and those provided by outside vendors. Unanticipated issues could occur and it is not possible to predict with certainty all of the adverse effects that could result from a failure of a third party to address computer system problems. Accordingly, there can be no assurance that potential system interruptions or the cost necessary to rectify the problems would not have a material adverse effect on Federated’s business, financial condition, results of operations or business prospects. In addition, Federated's operating systems are dependent on the effectiveness of its information security policies and procedures which help to ensure that its systems are protected from cyber-security incidents such as attacks by hackers, viruses, worms or other methods. Any such attacks could result in unauthorized access to Federated's systems which could cause a business interruption or the loss of proprietary information and/or sensitive or confidential client information. Federated cannot predict the financial or reputational impact to its business resulting from any such situations.
Potential Adverse Effects of Reputational Harm. Any material losses in client or shareholder confidence in Federated or in the mutual fund industry as a result of potential litigation, economic or financial market downturns or disruptions, material errors in public news reports, misconduct, rumors on the internet or other matters could increase redemptions from and/or reduce sales of Federated funds and other investment management services, resulting in a decrease in future revenues.
Adverse Effects of Termination or Failure to Renew Fund Agreements. A substantial majority of Federated’s revenues are derived from investment management agreements with sponsored funds that, as required by law, are terminable upon 60 days notice. In addition, each such investment management agreement must be approved and renewed annually by each fund’s board of directors or trustees, including independent members of the board, or its shareholders, as required by law. Failure to renew, changes resulting in lower fees, or termination of a significant number of these agreements could have a material adverse impact on Federated. As required by the Investment Company Act, each investment advisory agreement with a mutual fund automatically terminates upon its assignment, although new investment advisory agreements may be approved by the mutual fund’s directors or trustees and shareholders. A sale of a sufficient number of shares of Federated’s voting securities to transfer control of Federated could be deemed an assignment in certain circumstances. An assignment, actual or constructive, will trigger these termination provisions and may adversely affect Federated’s ability to realize the value of these agreements.
Under the terms of a settlement agreement with the SEC and New York State Attorney General, a Federated investment advisory subsidiary may not serve as investment adviser to any registered investment company unless: (1) at least 75% of the fund’s directors are independent of Federated; (2) the chairman of each such fund is independent of Federated; (3) no action may be taken by the fund’s board of directors or trustees or any committee thereof unless approved by a majority of the independent board members of the fund or committee, respectively; and (4) the fund appoints a senior officer who reports to the independent directors or trustees and is responsible for monitoring compliance by the fund with applicable laws and fiduciary duties and for managing the process by which management fees charged to a fund are approved.
Potential Adverse Effects of Unpredictable Events. Unpredictable events, including natural disaster, pandemic, war and terrorist attack, could adversely impact Federated’s ability to conduct business. Such events could cause disruptions in

2012 Annual Report	31

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
Federated’s status as a "controlled company." Federated has two classes of common stock: Class A Common Stock, which has voting power, and Class B Common Stock, which is non-voting except in certain limited circumstances. All of the outstanding shares of Federated's Class A Common Stock are held by the Voting Shares Irrevocable Trust for the benefit of the members of the family of John F. Donahue. The three trustees of this trust are Chairman of Federated's board of directors, Mr. John F. Donahue, his wife, and his son, Mr. J. Christopher Donahue, who is Federated's President, Chief Executive Officer and a director. Accordingly, Federated qualifies as a “controlled company” under Section 303A of the NYSE Listed Company Manual. As a controlled company, Federated qualifies for and relies upon exemptions from several NYSE corporate governance requirements, including requirements that: (1) a majority of the Board of Directors consists of independent directors; and (2) the entity maintains a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities. As a result, Federated's board does not have a majority of independent directors nor does it maintain a nominating/corporate governance committee.

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
Interest-rate risk is the risk that unplanned fluctuations in earnings will result from interest-rate volatility while credit risk is the risk that an issuer of debt securities may default on its obligations. At December 31, 2012 and 2011, Federated was exposed to interest-rate risk as a result of holding investments in fixed-income sponsored funds ($86.3 million and $116.5 million, respectively) and investments in debt securities held by certain consolidated investment companies ($33.8 million and $101.7 million, respectively). At both December 31, 2012 and 2011, management considered a hypothetical 100-basis-point fluctuation in interest rates and determined that the impact of such fluctuations on these investments would not have a material effect on Federated’s financial condition or results of operations.
These investments also exposed Federated to credit risk at December 31, 2012 and 2011. At both December 31, 2012 and 2011, management considered a hypothetical 50-basis-point fluctuation in credit spreads and determined that the impact of such fluctuations on these investments would not have a material effect on Federated’s financial condition or results of operations.
In the second quarter 2011, Federated entered into the Credit Agreement which amended and restated its previous term-loan facility. The Swap associated with the previous term-loan facility remains in effect. Federated entered into the Swap to convert the variable rate on its term loan to a fixed rate thereby mitigating its exposure to interest-rate risk. As of December 31, 2012 and December 31, 2011, Federated’s fair value on the Swap was a liability of $11.2 million and $15.2 million, respectively, which is recognized in earnings as a component of Federated’s fixed interest rate of 3.646% over the term of the Swap. Near-term reductions in the fair value of the Swap are reasonably possible as a result of changes in projected interest rates. Management performed a sensitivity analysis of the fair value of the Swap and considered hypothetical six- and twelve-month forward shifts in the assumed yield curve. The analysis showed that a six- and twelve-month forward shift in the current yield curve would lead to a further decrease in the fair value of the Swap of approximately $0.3 million and $0.4 million, respectively, as of December 31, 2012 and approximately $1 million and $2 million, respectively, as of December 31, 2011. Gains and losses in the fair value of the Swap are recorded in Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets.
Price risk is the risk that the market price of an investment will decline and ultimately result in the recognition of a loss. Federated was exposed to price risk as a result of its $62.8 million and $54.3 million investment in sponsored equity products at December 31, 2012 and 2011, respectively. Federated’s investment in these products represents its maximum exposure to loss. At both December 31, 2012 and 2011, management considered a hypothetical 20% fluctuation in fair value and determined that

32	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

the impact of such fluctuations on these investments could impact Federated’s financial condition and results of operations by approximately $12.6 million and $10.9 million, respectively.
Foreign exchange risk is the risk that an investment’s value will change due to changes in currency exchange rates. As of December 31, 2012 and December 31, 2011, Federated was exposed to foreign exchange risk as a result of its investments in sponsored mutual funds holding non-U.S. dollar securities as well as non-U.S. dollar operating cash accounts held at certain foreign operating subsidiaries of Federated ($13.6 million and $90.4 million, respectively). These investments and cash accounts primarily exposed Federated to risk of changes in the Euro and the British pound. Of these investments held as of December 31, 2011, Federated's exposure to the British pound of $77.7 million was fully hedged at December 31, 2011 by certain foreign currency forward contracts. For the remaining investments at both December 31, 2012 and December 31, 2011, management considered a hypothetical 20% fluctuation in these currency exchange rates and determined that the impact of such fluctuation on these investments would not have a material effect on Federated's financial condition or results of operations.
In addition to market risks attributable to Federated’s investments, substantially all of Federated's revenue is calculated based on AUM. Accordingly, changes in the market value of managed assets have a direct impact on Federated's revenue. Declines in the fair values of these assets as a result of changes in the market or other conditions will negatively impact revenue and net income. Assuming the ratio of revenue from managed assets to average AUM for 2012 or 2011 remained unchanged, a 20% decline in the average AUM for either period would result in a corresponding 20% decline in revenue. Certain expenses including distribution and compensation and related expenses may not vary in proportion with changes in the market value of managed assets. As such, the impact on net income of a decline in the market values of managed assets may be greater or less than the percentage decline in the market value of managed assets. For further discussion of managed assets and factors that impact Federated’s revenue, see the sections entitled General, Asset Highlights, Contractual Obligations and Contingent Liabilities and Risk Factors herein as well as the section entitled Regulatory Matters in Federated’s Annual Report on Form 10-K for the year ended December 31, 2012 on file with the SEC.

2012 Annual Report	33

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
Management assessed the effectiveness of Federated’s internal control over financial reporting as of December 31, 2012, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management concluded that, as of December 31, 2012, Federated’s internal controls over financial reporting were effective. Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an attestation report on Federated’s internal control over financial reporting.

Federated Investors, Inc.

/s/ J. Christopher Donahue	/s/ Thomas R. Donahue
President and Chief Executive Officer	Chief Financial Officer

February 22, 2013

34	Federated Investors, Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Shareholders
Federated Investors, Inc.
We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of Federated Investors, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 22, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 22, 2013

2012 Annual Report	35

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
Federated Investors, Inc.
We have audited Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Federated Investors, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Federated Investors, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Federated Investors, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2012, of Federated Investors, Inc., and our report dated February 22, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
February 22, 2013

36	Federated Investors, Inc.

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

December 31,	2012	2011
ASSETS
Current Assets
Cash and cash equivalents	$67,585	$49,273
Investments—affiliates	136,023	159,539
Investments—other	55,020	113,505
Receivables, net of reserve of $50 and $121, respectively	24,120	21,526
Prepaid expenses	12,986	17,420
Other current assets	4,328	5,248
Total current assets	300,062	366,511
Long-Term Assets
Goodwill	648,820	642,329
Renewable investment advisory rights	68,455	64,600
Other intangible assets, net	10,582	13,997
Property and equipment, net	38,912	38,228
Other long-term assets	23,230	25,191
Total long-term assets	789,999	784,345
Total assets	$1,090,061	$1,150,856
LIABILITIES
Current Liabilities
Short-term debt	$42,500	$42,500
Accounts payable and accrued expenses	45,255	41,691
Accrued compensation and benefits	68,172	59,971
Other current liabilities	25,207	34,324
Total current liabilities	181,134	178,486
Long-Term Liabilities
Long-term debt	276,250	318,750
Long-term deferred tax liability, net	99,399	73,246
Other long-term liabilities	29,334	37,191
Total long-term liabilities	404,983	429,187
Total liabilities	586,117	607,673
Commitments and contingencies (Note (20))
TEMPORARY EQUITY
Redeemable noncontrolling interest in subsidiaries	7,268	506
PERMANENT EQUITY
Federated Investors shareholders’ equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 shares issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	273,697	252,950
Retained earnings	984,505	1,069,913
Treasury stock, at cost, 25,064,280 and 25,762,366 shares Class B common stock, respectively	(760,022)	(772,481)
Accumulated other comprehensive loss, net of tax	(2,937)	(8,612)
Total Federated Investors shareholders’ equity	495,432	541,959
Nonredeemable noncontrolling interest in subsidiary	1,244	718
Total permanent equity	496,676	542,677
Total liabilities, temporary equity and permanent equity	$1,090,061	$1,150,856
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2012 Annual Report	37

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

Years Ended December 31,	2012	2011	2010
Revenue
Investment advisory fees, net—affiliates	$560,978	$524,779	$579,159
Investment advisory fees, net—other	69,856	61,561	60,245
Administrative service fees, net—affiliates	225,529	220,356	215,643
Other service fees, net—affiliates	74,103	73,343	82,476
Other service fees, net—other	11,799	12,042	11,559
Other, net	3,441	3,033	2,861
Total revenue	945,706	895,114	951,943
Operating Expenses
Compensation and related	257,622	245,439	242,853
Distribution	253,445	235,670	259,210
Systems and communications	25,716	22,971	22,828
Office and occupancy	24,828	24,689	22,958
Professional service fees	18,925	53,737	18,980
Advertising and promotional	13,413	13,413	10,110
Travel and related	12,838	12,174	11,461
Intangible asset related	2,593	7,915	22,511
Other	23,733	21,651	31,241
Total operating expenses	633,113	637,659	642,152
Operating income	312,593	257,455	309,791
Nonoperating Income (Expenses)
Investment income, net	6,756	4,827	3,330
Gain on securities, net	6,911	1,432	3,542
Debt expense	(14,441)	(17,047)	(15,049)
Other, net	(3,308)	(296)	(494)
Total nonoperating expenses, net	(4,082)	(11,084)	(8,671)
Income before income taxes	308,511	246,371	301,120
Income tax provision	110,883	91,288	111,957
Net income including noncontrolling interests in subsidiaries	197,628	155,083	189,163
Less: Net income attributable to the noncontrolling interests in subsidiaries	9,540	4,177	10,049
Net income	$188,088	$150,906	$179,114
Amounts attributable to Federated Investors, Inc.
Earnings Per Share—Basic and Diluted	$1.79	$1.45	$1.73
Cash dividends per share	$2.47	$0.96	$2.22
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

38	Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

Years Ended December 31,	2012	2011	2010
Net income including noncontrolling interest in subsidiaries	$197,628	$155,083	$189,163

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on securities available for sale and reclassification adjustment[1]	3,319	(2,939)	2,840
Reclassification adjustment and unrealized loss on interest rate swap[2]	2,563	(2,007)	(7,627)
Foreign currency translation (loss) gain and reclassification adjustment[3]	(422)	1	(470)
Other comprehensive income (loss)	5,460	(4,945)	(5,257)
Comprehensive income including noncontrolling interest in subsidiaries	203,088	150,138	183,906
Less: Comprehensive (loss) income attributable to redeemable noncontrolling interest in subsidiaries	(147)	88	1,178
Less: Comprehensive income attributable to nonredeemable noncontrolling interest in subsidiary	9,472	4,061	8,823
Comprehensive income attributable to Federated Investors, Inc.	$193,763	$145,989	$173,905

1	The tax expense (benefit) related to this line item was $2,282, $(2,139) and $2,209 for the years ended December 31, 2012, 2011 and 2010, respectively.

2	The tax expense (benefit) related to this line item was $1,500, $(1,501) and $(4,107) for the years ended December 31, 2012, 2011 and 2010, respectively.

3	The tax benefit related to this line item was $(8), $(251) and $(227) for the years ended December 31, 2012, 2011 and 2010, respectively.

(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2012 Annual Report	39

	Shares
	Class A	Class B	Treasury
Balance at January 1, 2010	9,000	102,934,237	26,571,219
Net income	0	0	0
Other comprehensive income (loss), net of tax:
Unrealized gain on securities available for sale and reclassification adjustment	0	0	0
Unrealized loss on interest rate swap and reclassification adjustment	0	0	0
Foreign currency translation loss	0	0	0
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Consolidation/(Deconsolidation)	0	0	0
Stock award activity	0	903,379	(903,379)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Exercise of stock options	0	486,150	(486,150)
Purchase of treasury stock	0	(659,675)	659,675
Other	0	0	0
Balance at December 31, 2010	9,000	103,664,091	25,841,365
Net income	0	0	0
Other comprehensive income (loss), net of tax:
Reclassification adjustment and unrealized loss on securities available for sale	0	0	0
Unrealized loss on interest rate swap and reclassification adjustment	0	0	0
Foreign currency translation gain (loss)	0	0	0
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Consolidation/(Deconsolidation)	0	0	0
Stock award activity	0	1,016,376	(1,016,376)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Stock option activity	0	603,418	(603,418)
Purchase of treasury stock	0	(1,540,795)	1,540,795
Other	0	0	0
Balance at December 31, 2011	9,000	103,743,090	25,762,366
Net income	0	0	0
Other comprehensive income (loss), net of tax:
Unrealized gain on securities available for sale and reclassification adjustment	0	0	0
Reclassification adjustment and unrealized loss on interest rate swap	0	0	0
Foreign currency translation loss and reclassification adjustment	0	0	0
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Consolidation/(Deconsolidation)	0	0	0
Stock award activity	0	1,019,773	(1,019,773)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Stock option activity	0	0	0
Purchase of treasury stock	0	(321,687)	321,687
Other	0	0	0
Balance at December 31, 2012	9,000	104,441,176	25,064,280
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

40	Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(dollars in thousands)

Federated Investors, Inc. Shareholders
Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive (Loss) Income, Net of Tax	Total Shareholder’s Equity	Nonredeemable Noncontrolling Interest in Subsidiary	Total Permanent Equity	Redeemable Noncontrolling Interest in Subsidiaries/ Temporary Equity
$217,009	$0	$1,105,073	$(795,389)	$1,514	$528,207	$608	$528,815	$13,913
0	0	179,114	0	0	179,114	8,823	187,937	1,226

0	0	0	0	2,840	2,840	0	2,840	0
0	0	0	0	(7,627)	(7,627)	0	(7,627)	0
0	0	0	0	(422)	(422)	0	(422)	(48)
0	0	0	0	0	0	0	0	10,074
0	0	0	0	0	0	0	0	(21,334)
20,118	0	(19,096)	20,883	0	21,905	0	21,905	0
0	0	(228,084)	0	0	(228,084)	(9,058)	(237,142)	(2,288)
270	135	(478)	10,146	0	10,073	0	10,073	0
0	0	0	(14,249)	0	(14,249)	0	(14,249)	0
0	0	42	0	0	42	0	42	0
237,397	135	1,036,571	(778,609)	(3,695)	491,799	373	492,172	1,543
0	0	150,906	0	0	150,906	4,061	154,967	116

0	0	0	0	(2,939)	(2,939)	0	(2,939)	0
0	0	0	0	(2,007)	(2,007)	0	(2,007)	0
0	0	0	0	29	29	0	29	(28)
0	0	0	0	0	0	0	0	6,511
0	0	0	0	0	0	0	0	(7,626)
19,770	(797)	(17,640)	19,717	0	21,050	0	21,050	0
0	0	(99,921)	0	0	(99,921)	(3,716)	(103,637)	(10)
(4,028)	662	0	14,468	0	11,102	0	11,102	0
0	0	0	(28,057)	0	(28,057)	0	(28,057)	0
0	0	(3)	0	0	(3)	0	(3)	0
253,139	0	1,069,913	(772,481)	(8,612)	541,959	718	542,677	506
0	0	188,088	0	0	188,088	9,472	197,560	68

0	0	0	0	3,319	3,319	0	3,319	0
0	0	0	0	2,563	2,563	0	2,563	0
0	0	0	0	(207)	(207)	0	(207)	(215)
0	0	0	0	0	0	0	0	14,070
0	0	0	0	0	0	0	0	5,353
21,227	0	(17,189)	18,793	0	22,831	0	22,831	0
0	0	(256,319)	0	0	(256,319)	(8,946)	(265,265)	(12,514)
(480)	0	0	0	0	(480)	0	(480)	0
0	0	0	(6,334)	0	(6,334)	0	(6,334)	0
0	0	12	0	0	12	0	12	0
$273,886	$0	$984,505	$(760,022)	$(2,937)	$495,432	$1,244	$496,676	$7,268

2012 Annual Report	41

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

Years Ended December 31,	2012	2011	2010
Operating Activities
Net income including noncontrolling interest in subsidiaries	$197,628	$155,083	$189,163
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Amortization of deferred sales commissions	7,465	7,378	12,197
Depreciation and other amortization	10,445	14,400	21,075
Share-based compensation expense	20,135	19,006	19,124
Gain on disposal of assets	(5,093)	(2,834)	(2,584)
Provision for deferred income taxes	25,030	17,252	24,213
Fair-value adjustments for contingent liabilities	(793)	900	0
Tax benefit from share-based compensation	1,543	179	1,830
Excess tax benefits from share-based compensation	(2,974)	(1,693)	(3,005)
Impairment of assets	3,000	0	10,191
Net sales (purchases) of trading securities	66,403	(102,738)	(25,803)
Deferred sales commissions paid	(12,102)	(9,386)	(10,638)
Contingent deferred sales charges received	1,383	1,443	2,275
Proceeds from sale of certain B-share-related future revenue	0	0	1,223
Other changes in assets and liabilities:
(Increase) decrease in receivables, net	(2,552)	2,188	(2,408)
Decrease in prepaid expenses and other assets	4,525	1,255	11,391
Increase (decrease) in accounts payable and accrued expenses	7,727	(3,990)	(14,249)
(Decrease) increase in other liabilities	(5,427)	15,047	(18,048)
Net cash provided by operating activities	316,343	113,490	215,947
Investing Activities
Purchases of securities available for sale	(58,284)	(73,192)	(99,284)
Cash paid for business acquisitions	(14,064)	(53,507)	(49,561)
Proceeds from redemptions of securities available for sale	92,398	27,492	55,121
Cash paid for property and equipment	(8,675)	(8,247)	(7,870)
Cash paid for purchased loans	0	0	(47,178)
Proceeds from sale of purchased loans	0	0	1,044
Proceeds from disposal of property and equipment	0	0	3,298
Net cash provided (used) by investing activities	11,375	(107,454)	(144,430)
Financing Activities
Dividends paid	(256,750)	(99,960)	(228,651)
Purchases of treasury stock	(6,633)	(28,545)	(13,462)
Distributions to noncontrolling interests in subsidiaries	(21,460)	(3,726)	(11,347)
Contributions from noncontrolling interests in subsidiaries	14,070	6,511	10,074
Proceeds from shareholders for share-based compensation	1,604	16,795	11,590
Excess tax benefits from share-based compensation	2,974	1,693	3,005
Proceeds from new borrowings	0	0	407,000
Payments on debt	(42,500)	(42,500)	(129,250)
Other financing activities	(711)	(5,787)	(12,172)
Net cash (used) provided by financing activities	(309,406)	(155,519)	36,787
Net increase (decrease) in cash and cash equivalents	18,312	(149,483)	108,304
Cash and cash equivalents, beginning of year	49,273	198,756	90,452
Cash and cash equivalents, end of year	$67,585	$49,273	$198,756
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Income Taxes	$79,817	$72,149	$77,072
Interest	$13,091	$15,893	$12,941
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

42	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(December 31, 2012, 2011 and 2010)

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
The majority of Federated’s revenue is derived from investment advisory services provided to Federated mutual funds and Separate Accounts through various subsidiaries pursuant to investment advisory contracts. These subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940 or operate in similar capacities under applicable jurisdictional law.
Federated's U.S.-domiciled mutual funds are distributed by a wholly owned subsidiary registered as a broker/dealer under the Securities Exchange Act of 1934 and under applicable state laws. Federated's non-U.S.-domiciled products are distributed by wholly owned subsidiaries and a third-party distribution firm which are registered under applicable jurisdictional law. Federated’s investment products are primarily distributed within the wealth management and trust, broker/dealer and global institutional markets.
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

2012 Annual Report	43

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

The equity method of accounting is used to account for an investment in an entity in which Federated’s noncontrolling equity investment is deemed to give it the ability to exercise significant influence over the operating and financial policies of the investee. This equity-method investment is included in Other long-term assets on the Consolidated Balance Sheets. The proportionate share of income or loss is included in Nonoperating Income (Expenses) – Other, net in the Consolidated Statements of Income. The investment is subject to review for other-than-temporary impairments as indicators arise. If the carrying value of the investment is deemed to be other-than-temporarily impaired, an impairment charge is recorded in Nonoperating Income (Expenses) – Other, net to write the asset down to fair value.
(e) Business Combinations
Beginning in 2009, business combinations are accounted for under the acquisition method of accounting. Results of operations of an acquired business are included from the date of acquisition. Management estimates the fair value of the acquired assets, including identifiable intangible assets, and assumed liabilities based on their estimated fair values as of the date of acquisition. Any excess fair value of the acquired net assets over the acquisition-date fair value of the consideration transferred, including the fair value of any contingent consideration, is recorded as Goodwill on the Consolidated Balance Sheets. The fair value of contingent consideration is recorded as a liability in Other current liabilities and Other long-term liabilities on the Consolidated Balance Sheets as of the acquisition date. This liability is remeasured at fair value each quarter end with changes in fair value recognized in Intangible asset related expense on the Consolidated Statements of Income. For a discussion regarding the approach used to estimate the fair value of such liabilities, see Note (6)(a).
(f) Cash and Cash Equivalents
Cash and cash equivalents include money market accounts and deposits with banks.
(g) Investments
Federated's investments are categorized as Investments—affiliates or Investments—other on the Consolidated Balance Sheets. Investments—affiliates represent Federated’s available-for-sale investments in Federated sponsored fluctuating-value mutual funds. These investments are carried at fair value with unrealized gains or losses on securities included in Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific-identification basis and recognized in Gain on securities, net in the Consolidated Statements of Income.
Investments—other represents trading securities held by Federated primarily as a result of consolidating certain Federated-sponsored investment companies. Trading securities are carried at fair value with changes in fair value recognized in Gain on securities, net in the Consolidated Statements of Income. See Note (7) for additional information regarding investments held as of December 31, 2012 and 2011.
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
From time to time, Federated may also enter into and designate as accounting hedges derivative financial instruments to hedge interest-rate exposures with respect to variable-rate loan facilities (cash flow hedges) or to hedge foreign-currency exchange risk with respect to non-U.S. dollar trading investments in consolidated investment companies (net investment hedges). To qualify for hedge accounting, the derivative must be deemed to be highly effective in offsetting the designated changes in the

44	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

hedged item. For cash flow hedges and net investment hedges, the effective portions of the change in the fair value of the derivative are reported as a component of Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets and subsequently reclassified to earnings in the period or periods during which the hedged item affects earnings. The change in fair value of the ineffective portion of the derivative, if any, is recognized immediately in earnings. If it is determined that the derivative instrument is not highly effective, hedge accounting is discontinued. If hedge accounting is discontinued because it is no longer probable that a forecasted transaction will occur, the derivative will continue to be recorded on the balance sheets at its fair value with changes in fair value included in current earnings, and the gains and losses in Accumulated other comprehensive loss, net of tax will be recognized immediately into earnings. If hedge accounting is discontinued because the hedging instrument is sold, terminated or no longer designated, the amount reported in Accumulated other comprehensive loss, net of tax up to the date of sale, termination or de-designation continues to be reported in Accumulated other comprehensive loss, net of tax until the forecasted transaction or the hedged item affects earnings. See Note (6) and Note (11) for additional information on the fair value of the hedges at December 31, 2012.

(i) Property and Equipment
Property and equipment are initially recorded at cost and are depreciated using the straight-line method over their estimated useful lives ranging from 1 to 12 years. Depreciation and amortization expense is recorded in Office and occupancy in the Consolidated Statements of Income. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or their respective lease terms. As property and equipment are taken out of service, the cost and related accumulated depreciation and amortization are removed. The write-off of any material residual net book value is reflected as a loss in Operating Expenses – Other in the Consolidated Statements of Income.
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
(k) Intangible Assets
Intangible assets, consisting primarily of goodwill and renewable investment advisory contracts acquired in connection with various acquisitions, are recorded at fair value determined using a discounted cash flow model as of the date of acquisition. The discounted cash flow model considers various factors to project future cash flows expected to be generated from the asset. Given the investment advisory nature of Federated’s business and of the businesses acquired over the years, these factors typically include: (1) an estimated rate of change for underlying managed assets; (2) expected revenue per managed asset; (3) incremental operating expenses; and (4) a discount rate. Management estimates a rate of change for underlying managed assets based on a combination of an estimated rate of market appreciation or depreciation and an estimated net redemption or sales rate. Expected revenue per managed asset and incremental operating expenses of the acquired asset are generally based on contract terms, average market participant data and historical experience. The discount rate is estimated at the current market rate of return. After the fair value of all separately identifiable assets has been estimated, goodwill is recorded to the extent the consideration paid for the acquisition exceeds the sum of the fair values of the separately identifiable acquired assets and assumed liabilities.
Federated tests goodwill for impairment at least annually or when indicators of potential impairment exist. Goodwill is evaluated at the reporting unit level. Federated has determined that it has a single reporting unit consistent with its single operating segment based on the fact that Federated’s operations are managed as a single business: investment management.

2012 Annual Report	45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

Federated does not have multiple operating segments or business components for which discrete financial information is prepared. Federated uses a qualitative approach to test for potential impairment of goodwill. If after considering various factors, management determines that it is more likely than not that goodwill is impaired, a two-step process to test for and measure impairment is performed which begins with an estimation of the fair value of its reporting unit by considering Federated’s market capitalization. If Federated’s market capitalization falls to a level below its recorded book value of equity, Federated’s goodwill would be considered for possible impairment.
Federated has determined that certain acquired assets, specifically, certain renewable investment advisory contracts, have indefinite useful lives. In reaching this conclusion, management considered the legal, regulatory and contractual provisions of the investment advisory contract that enable the renewal of the contract, the level of cost and effort required in renewing the investment advisory contract, and the effects of obsolescence, demand, competition and other economic factors that could impact the funds’ projected performance and existence. The contracts generally renew annually and the value of these acquired assets assumes renewal. These indefinite-lived intangible assets are reviewed for impairment annually using a qualitative approach which requires that positive and negative evidence collected as a result of considering various factors be weighed in order to determine whether it is more likely than not that an indefinite-lived intangible asset or asset group is impaired. In addition, management reconsiders on a quarterly basis whether events or circumstances indicate that a change in the useful life may have occurred. Indicators of a possible change in useful life monitored by management include a significant decline in the level of managed assets, changes to legal, regulatory or contractual provisions of the renewable investment advisory contracts and reductions in underlying operating cash flows. Federated estimates the fair value of the indefinite-lived intangible asset and compares it to the book value of the asset to determine whether an impairment charge is necessary. Impairment is indicated when the carrying value of the intangible asset exceed its fair value.
Federated generally amortizes finite-lived identifiable intangible assets on a straight-line basis over their estimated useful lives, which range from 5 to 11 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in underlying operating cash flows. Should there be an indication of a change in the useful life or impairment in value of the finite-lived intangible assets, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to its fair value determined using discounted cash flows. Federated writes-off the cost and accumulated amortization balances for all fully amortized intangible assets.
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
For share classes that pay both a distribution fee and CDSC, Federated generally capitalizes a portion of the upfront commissions as deferred sales commissions, dependent upon expected recoverability rates. The deferred sales commission asset is amortized over the estimated period of benefit of up to eight years. Deferred sales commission amortization expense was $7.5 million, $7.4 million and $12.2 million for 2012, 2011 and 2010, respectively, and was included in Operating Expenses – Other on the Consolidated Statements of Income.
Distribution and shareholder service fees are recognized in Other service fees, net—affiliates on the Consolidated Statements of Income over the life of the mutual fund share class. CDSCs collected on these share classes are used to reduce the deferred sales commission asset. Federated reviews the carrying value of deferred sales commission assets on a periodic basis to determine whether a significant long-term decline in the equity or bond markets or other events or circumstances indicate that an impairment in value may have occurred. Should there be an indication of an impairment in value, Federated compares the carrying value of the asset to the probability-weighted undiscounted future cash flows of the underlying asset to determine whether an impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the deferred sales commission asset is written down to its estimated fair value determined using discounted cash flows.

46	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

For share classes that do not pay both a distribution fee and CDSC, Federated expenses the cost of the upfront commission as incurred in Distribution expense on the Consolidated Statements of Income and credits Distribution expense for any CDSCs collected.
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
(o) Revenue Recognition
Revenue from providing investment advisory, administrative and other services (including distribution, shareholder servicing and retirement plan recordkeeping) is recognized during the period in which the services are performed. Investment advisory, administrative and the majority of other service fees are generally calculated as a percentage of total net assets of the investment portfolios that are managed by Federated. The fair value of the investment portfolios is primarily determined using quoted market prices or independent third-party broker or dealer price quotes. In limited circumstances, a quotation or price evaluation is not readily available from a pricing source. In these cases, pricing is determined by management based on a prescribed valuation process that has been approved by the directors/trustees of the sponsored products. For the periods presented, a de minimus amount of assets under management (AUM or managed assets) were priced by Federated management. Federated may waive certain fees for competitive reasons, such as to maintain positive or zero net yields, to meet regulatory requirements or to meet contractual requirements. Federated waived fees of $709.3 million, $724.9 million and $653.1 million for the years ended December 31, 2012, 2011 and 2010, respectively, nearly all of which was for competitive reasons. The decrease in fee waivers for the year ended December 31, 2012 as compared to the same period of 2011 was primarily due to a $29.7 million decrease in fee waivers to maintain positive or zero net yields, partially offset by a $16.2 million increase in fee waivers related to managed asset growth for the year ended December 31, 2012 as compared to the same period of 2011. Fee waivers may continue to increase as a result of continued waivers to maintain positive or zero net yields and other competitive reasons. Fee waivers to maintain positive or zero net yields are partially offset by a related reduction to distribution expense and net income attributable to noncontrolling interests (see Note (4) for additional information on the net impact of these waivers).
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

2012 Annual Report	47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

Federated issues shares for share-based awards from treasury stock. For restricted stock awards, the fair value of the award is calculated as the difference between the closing fair value of Federated’s Class B common stock on the date of grant and the purchase price paid by the employee, if any. Federated’s awards are generally subject to graded vesting schedules. Compensation and related expense is adjusted for estimated forfeitures and is recognized on a straight-line or modified straight-line basis over the requisite service period of the award. Compensation and related expense also includes dividends paid on forfeited awards. Forfeiture assumptions are evaluated on a quarterly basis and updated as necessary.
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
(r) Advertising Costs
Federated generally expenses the cost of all advertising and promotional activities as incurred. Certain printed matter, however, such as sales brochures, are accounted for as prepaid supplies and are included in Other current assets on the Consolidated Balance Sheets until they no longer are owned or expected to be used, at which time their costs are expensed. Federated expensed advertising costs of $2.7 million, $2.6 million and $0.2 million in 2012, 2011 and 2010, respectively.
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
(t) Earnings Per Share
Basic and diluted earnings per share are calculated under the two-class method. Pursuant to the two-class method, Federated’s unvested restricted stock awards with nonforfeitable rights to dividends are considered participating securities and are required to be considered in the computation of earnings per share. Dividends paid to unvested restricted shares and their proportionate share of undistributed earnings, if any, is excluded from the computation of earnings per share attributable to Federated Investors, Inc.
(u) Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss, net of tax is reported in the Consolidated Balance Sheets and the Consolidated Statements of Changes in Equity and includes net of tax, the unrealized gains and losses on securities available for sale, foreign currency translation adjustments and the effective portion of the gain or loss on derivative instruments designated and qualifying as a cash flow or net investment hedge.
(v) Loss Contingencies
Federated accrues for estimated costs, including legal costs related to existing lawsuits, claims and proceedings, if any, when it is probable that a loss has been incurred and the costs can be reasonably estimated. Accruals are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a

48	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

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

(2) Recent Accounting Pronouncements
(a) Intangibles - Goodwill and Other
On July 27, 2012, the FASB issued an update to the accounting standard on intangibles. The update amends guidance on testing indefinite-lived intangible assets for impairment to permit an optional qualitative assessment prior to performing a fair value calculation. If the result of the qualitative assessment determines it is more likely than not that an indefinite-lived intangible asset is not impaired, a quantitative fair value calculation would not be required. This update is effective for interim and annual impairment tests performed for fiscal years beginning after September 15, 2012, however, early adoption is permitted. Federated elected to early adopt the new guidance effective October 1, 2012 in connection with its annual impairment testing of indefinite-lived intangible assets. The adoption of the update did not have a financial impact on Federated's Consolidated Financial Statements.
On January 1, 2012, Federated adopted a FASB update to the accounting standard on intangibles that amends guidance on testing goodwill for impairment to permit a qualitative assessment prior to performance of the two-step impairment test. If the result of the qualitative assessment reveals that there are no indicators of impairment, a quantitative calculation would not be required. This update did not have a financial impact on Federated's Consolidated Financial Statements.
(b) Fair Value Measurement
On January 1, 2012, Federated adopted updated requirements for expanded fair-value disclosures as issued by the FASB. The update amends certain fair value measurement guidance and expands disclosure requirements primarily for fair value measurements utilizing significant unobservable inputs (Level 3) and items not measured at fair value but for which fair value must be disclosed. As the updates affect disclosure only, the adoption of the update did not have a financial impact on Federated’s Consolidated Financial Statements.
(c) Comprehensive Income
On January 1, 2012, Federated adopted FASB updates to the accounting standard on the presentation of comprehensive income that requires presentation of the components of comprehensive income in either (1) a continuous statement of comprehensive income or (2) two separate but consecutive statements. Federated elected to present the components of comprehensive income in two separate but consecutive statements and as a result, began reporting the Consolidated Statements of Comprehensive Income.

(3) Prior Year Business Combinations and Acquisitions
SunTrust. On September 20, 2010, Federated acquired the money market management business of SunTrust Banks, Inc. (SunTrust Acquisition). Pursuant to the acquisition agreement, $14.1 billion of money market assets transitioned to Federated in a series of closings during the third and fourth quarters of 2010. Money market mutual fund assets in nine money market mutual funds managed by SunTrust’s RidgeWorth Capital Management were transitioned into eight existing Federated money market mutual funds with similar investment objectives. The first and most significant closing occurred on September 20, 2010.

2012 Annual Report	49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

The SunTrust Acquisition included upfront cash payments that totaled $6.6 million. The transaction also includes annual contingent purchase price payments payable in the fourth quarters of each of the five years following the acquisition date. The contingent purchase price payments are calculated as a percentage of revenue less operating expenses directly attributed to certain eligible assets. As of the acquisition date, Federated recognized a liability of $20.1 million to record the estimated fair value of these future payments. See Note (20)(a) for information on contingent payments related to this acquisition. At December 31, 2012, management estimated remaining contingent payments could total $11 million over the three years that remain; however, the actual amount of the contingent payments will vary based on managed asset levels and related net revenues and is not limited by any maximum amount. A wide range of outcomes for actual payments is possible due to the extent of reasonably possible flow-rate volatility for the respective AUM.

The SunTrust Acquisition was accounted for under the acquisition method of accounting. The valuation resulted in total consideration with a fair value of $24.1 million assignable to a single identifiable intangible asset with an indefinite life and recorded in Renewable investment advisory rights on the Consolidated Balance Sheets. This asset is deductible for tax purposes. The valuation results, which were finalized in the first quarter 2011, are reflected in the Consolidated Balance Sheets and the related footnotes. As of December 31, 2012, the estimated fair value of future consideration payments was $8.2 million and was recorded in Other current liabilities ($3.5 million) and Other long-term liabilities ($4.7 million) (see Note (6)(a) for a discussion regarding the valuation methodology). This liability is remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense on the Consolidated Statements of Income.
The results of operations for the SunTrust Acquisition were included in Federated’s Consolidated Financial Statements beginning in September 2010 based on the date of the acquisition. The following table summarizes unaudited pro forma financial information assuming the SunTrust Acquisition occurred at the beginning of the year presented. This pro forma financial information is for informational purposes only and is not indicative of future results. In addition, the following pro forma financial information was not adjusted to reflect lower current levels of AUM:

in millions, except per share data for the year ended,	2010
Revenue	$980.7
Net income attributable to Federated Investors, Inc.	$186.6

Earnings per share – Basic and Diluted
Net income attributable to Federated Investors, Inc.	$1.80
The pro forma results include adjustments for the effect of acquisition-related expenses including accretion of interest on the contingent consideration liability and income tax expense.

(4) Concentration Risk
(a) Revenue Concentration by Asset Class
The following table summarizes the percentage of total revenue earned from Federated's asset classes over the last three years:

	2012	2011	2010
Money market assets	47%	46%	50%
Equity assets	31%	33%	31%
Fixed-income assets	21%	20%	18%
The change in the relative proportion of Federated's revenue attributable to money market assets from 2011 to 2012 was primarily the result of decreases in fee waivers for certain money market funds to maintain positive or zero net yields. The decline in the relative proportion of Federated's revenue attributable to money market assets from 2010 to 2011 was primarily the result of increases in fee waivers for certain money market funds to maintain positive or zero net yields. A significant change in Federated’s money market business or a significant reduction in money market assets due to regulatory changes, changes in the financial markets including significant and rapid increases in interest rates over a short period of time causing certain investors to prefer direct investments in interest-bearing securities, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s results of operations.

50	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

Current Regulatory Environment
In January 2010, the Securities and Exchange Commission (SEC) adopted extensive amendments to Rule 2a-7 of the Investment Company Act of 1940 (Rule 2a-7) aimed at enhancing the resiliency of money market funds. These amendments included a series of enhancements including rules that require all money market funds to meet specific portfolio liquidity standards and rules that significantly enhance the public disclosure and regulatory reporting obligations of these funds. In 2010 and 2011, Federated dedicated internal resources to comply with these amendments including efforts to enhance its information systems and improve related reporting capabilities. These efforts were internally sourced and not material to Federated's financial position, results of operations or cash flows for those years. In Federated's view, the amendments of 2010 meaningfully and sufficiently strengthen money market funds. Recent experience demonstrated that the amendments of 2010 were effective in meeting heightened requests for redemptions occurring in connection with the U.S. credit rating downgrade in 2011 and the ongoing European debt crisis.
The SEC undertook a project to develop a proposal for additional reforms related to money market funds. In August 2012, then SEC Chairman Mary Schapiro issued a public statement announcing that she did not have sufficient votes from the other SEC commissioners to pursue certain proposed reforms relating to money market funds. In her statement, Ms. Schapiro stated that the SEC had been considering two alternative reform proposals, one which would have required a floating net asset value (NAV), and the other which would have imposed capital requirements coupled with some form of redemption restriction. In her statement, she invited other policymakers to take up the issue of reform. On September 27, 2012, then Treasury Secretary Timothy Geithner sent a letter to the members of the Financial Stability Oversight Council (FSOC) announcing his intent to pursue money market fund reform. His letter urged FSOC to use its authority under Section 120 of the Dodd-Frank Act to recommend that the SEC proceed with money market reform. Mr. Geithner outlined three potential options for reform in his letter and stated that he had asked his staff to begin drafting a formal recommendation for FSOC to consider at its November 2012 meeting.
In November 2012, FSOC issued Proposed Recommendations Regarding Mutual Fund Reform citing its authority under Section 120 of the Dodd-Frank Act (Proposed Recommendations). The Proposed Recommendations are in draft form and are subject to a public comment period which ended on February 15, 2013. The Proposed Recommendations include three main alternatives: a floating NAV for money market funds; an NAV capital buffer and minimum balance at risk (or 30-day hold back of up to 3% on certain redemptions); and an NAV capital buffer combined with other measures. In response to the Proposed Recommendations, Federated has filed five comment letters on the Proposed Recommendations pointing out, among other things, that: (1) FSOC exceeded its authority in how it used the Section 120 process; (2) FSOC has not provided justification for further reform efforts; (3) a floating NAV would not prevent “runs” on money market funds; (4) an NAV capital buffer of the kind proposed is impractical and not economically attainable in the current interest rate environment; and (5) the minimum-balance-at-risk concept would impair the utility of money market funds to investors and would be prohibitively costly for both fund groups and intermediaries to implement.
On November 30, 2012, the SEC Staff issued a study entitled Response to Questions Posed by Commissioners Aguilar, Parades and Gallagher. This study responded to questions posed by the Commissioners in response to potential reform measures being advanced by then SEC Chairman Mary Shapiro. The study addressed certain misconceptions about the role of money market funds in the financial crisis of 2008 and confirmed the effectiveness of the 2010 amendments to Rule 2a-7. Federated also filed a comment letter on the study commending the SEC Staff for its work while raising questions on some aspects of the study and recommending further analysis.
Finally, it has been reported that the SEC Staff is working on its own rule proposal and that proposal could include a floating NAV for certain money market funds, in particular prime funds. It could also include a floating NAV proposal for all money market funds as well as other reform measures.
Federated believes the changes currently under consideration, if enacted, would significantly reduce the utility and attractiveness of money market funds for investors who, in Federated's view, value money market funds in their current form as an efficient and effective cash management investment product offering daily liquidity at par.
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

2012 Annual Report	51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

issued. Even when issued, the final version of any rule amendment could vary significantly from the form in which it is proposed.

Historically Low Short-Term Interest Rates
In certain money market funds, the gross yield is not sufficient to cover all of the fund’s normal operating expenses due to historically low short-term interest rates. Since the fourth quarter 2008, Federated has voluntarily waived fees in order for certain funds to maintain positive or zero net yields. These fee waivers were partially offset by related reductions in distribution expense and net income attributable to noncontrolling interests as a result of Federated's mutual understanding and agreement with third-party intermediaries to share the impact of the waivers.

These voluntary fee waivers are calculated as a percent of AUM in certain money market funds and thus will vary dependent upon the asset levels in such funds. In addition, the level of waivers are dependent on several other factors including, but not limited to, available yields on instruments held by the money market funds, changes in expenses of the money market funds and changes in the mix of money market assets. In any given period, a combination of these factors drives the amount of fee waivers necessary in order for certain funds to maintain positive or zero net yields. As an isolated variable, an increase in yields on instruments held by the money market funds will cause fee waivers to decrease. Conversely, as an isolated variable, an increase in expenses of the money market fund would cause fee waivers to increase.

With regard to asset mix, changes in the relative amount of money market fund assets in prime and government money market funds as well as the distribution among certain share classes that vary in pricing structure will impact the level of fee waivers. Generally, prime money market funds waive less than government money market funds as a result of higher gross yields on the underlying investments. As such, as an isolated variable, an increase in the relative proportion of average managed assets invested in prime money market funds as compared to total average money market fund assets should typically result in lower waivers to maintain positive or zero net yields. Conversely, the opposite would also be true.
The impact of such fee waivers on various components of Federated's Consolidated Statements of Income was as follows for the years ended December 31:

in millions	2012	2011	2010
Revenue	$(291.0)	$(320.7)	$(241.6)
Less: Reduction in Distribution expense	218.5	232.3	186.6
Operating income	(72.5)	(88.4)	(55.0)
Less: Reduction in Noncontrolling interest	1.3	6.5	1.0
Pre-tax impact	$(71.2)	$(81.9)	$(54.0)
The negative pre-tax impact of fee waivers to maintain positive or zero net yields decreased in 2012 as compared to 2011 primarily as a result of improved yields on instruments held by the money market funds. During 2011, further declines in interest rates for certain money market investments drove an increase in these fee waivers as compared to 2010. (See Note (22) for information regarding the quarterly pre-tax impact of these fee waivers.)
Based on recent commentary from the Federal Reserve Bank in its January 30, 2013 press release, “the current highly accommodative stance of monetary policy will remain appropriate for a considerable time…,” Federated is unable to predict when the Federal Reserve will increase its target for the federal funds rate. As such, fee waivers to maintain positive or zero net yields and the related reduction in distribution expense and net income attributable to noncontrolling interests could continue for the foreseeable future. Assuming asset levels and mix remain constant and based on recent market conditions including the lower short-term interest rate environment in the first quarter of 2013 as compared to the fourth quarter of 2012, fee waivers for the first quarter 2013 could increase as compared to the fourth quarter. See Management's Discussion and Analysis for additional information on management’s expectations regarding fee waivers. While the level of fee waivers are impacted by various factors, increases in short-term interest rates that result in higher yields on securities purchased in money market fund portfolios would reduce the negative pre-tax impact of these waivers. The actual amount of future fee waivers are contingent on a number of variables including, but not limited to, changes in assets within the money market funds, available yields on instruments held by the money market funds, actions by the Federal Reserve, the U.S. Department of the Treasury, the SEC, FSOC and other governmental entities, changes in expenses of the money market funds, changes in the mix of money market customer assets, Federated’s willingness to continue the fee waivers and changes in the extent to which the impact of the waivers is shared by third parties.

52	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

(b) Revenue Concentration by Investment Fund
Approximately 11% and 10% of Federated’s total revenue for 2012 were derived from services provided to two sponsored funds, the Federated Prime Obligations Fund and the Federated Kaufmann Fund, respectively. A significant and prolonged decline in the AUM in these funds could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to a related reduction to distribution expenses associated with these funds.
(c) Revenue Concentration by Customer
Approximately 10% of Federated’s total revenue for 2012 was derived from services provided to one intermediary customer, the Bank of New York Mellon Corporation. Significant changes in Federated’s relationship with this customer could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to related material reductions to distribution expenses associated with this intermediary.
A listing of Federated’s risk factors is included herein under the section entitled Risk Factors in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(5) Consolidation
Federated is involved with various entities in the normal course of business that may be deemed to be voting rights entities or VIEs. In accordance with Federated’s consolidation accounting policy, Federated first determines whether the entity being evaluated is a voting rights entity or a VIE. Once this determination is made, Federated proceeds with its evaluation of whether or not to consolidate the entity. The disclosures below represent the results of such evaluations pertaining to 2012 and 2011.
(a) Consolidated Voting Interest Entities
Federated has a majority interest (50.5%) and acts as the general partner in Passport Research Ltd., a limited partnership. Edward D. Jones & Co., L.P. is the limited partner with a 49.5% interest. The partnership is an investment adviser to two sponsored funds. Noncontrolling interests in this subsidiary are included in Nonredeemable noncontrolling interest in subsidiary on the Consolidated Balance Sheets.
(b) Consolidated Variable Interest Entities
From time to time, Federated invests in investment companies that meet the definition of a VIE for general corporate investment purposes or, in the case of newly launched products, in order to provide investable cash to establish a performance history. Most of Federated’s sponsored mutual funds meet the definition of a VIE primarily due to the funds' typical series fund structure in which the shareholders of each participating portfolio underlying the series fund generally lack the ability as an individual group to make decisions through voting rights regarding the board of directors/trustees of the fund. Federated’s investment in investment companies represents its maximum exposure to loss. As of December 31, 2012 and 2011, Federated was the sole or majority investor in certain investment companies and was deemed to be the primary beneficiary since Federated’s majority interest would absorb the majority of the variability of the net assets of the VIE. At December 31, 2012, the aggregate assets and liabilities of such entities that Federated consolidated were $52.8 million and $2.0 million, respectively, and Federated recorded $7.3 million to Redeemable noncontrolling interest in subsidiaries on Federated’s Consolidated Balance Sheets. At December 31, 2011, the aggregate assets and liabilities of such entities that Federated consolidated were $111.1 million and $0.5 million, respectively, and Federated recorded $0.5 million to Redeemable noncontrolling interest in subsidiaries on Federated’s Consolidated Balance Sheets. The assets of the consolidated investment companies are primarily classified as Investments—other on Federated’s Consolidated Balance Sheets and are restricted for use by the respective investment company. The liabilities of the consolidated investment companies are primarily classified as Other current liabilities on Federated’s Consolidated Balance Sheets and primarily represent investments sold short.
Federated’s conclusion to consolidate an investment company may vary from period to period, most commonly as a result of changes in its percentage interest in the entity resulting from changes in the number of fund shares held by either Federated or third parties. Given that the entities follow investment company accounting, which prescribes fair-value accounting, a deconsolidation generally does not result in gains or losses for Federated. During 2012, Federated deconsolidated three mutual funds. The first mutual fund was deconsolidated based on a determination that Federated no longer was the primary beneficiary of the fund as a result of new subscriptions in fund shares by unrelated third parties. The remaining two mutual funds, in which Federated was previously the sole investor, were deconsolidated as a result of Federated redeeming its investments. Accordingly, Federated deconsolidated $80.3 million in Investments—other and $0.6 million in Redeemable noncontrolling interest in subsidiaries on the Consolidated Balance Sheets as of the date of deconsolidation. One of the deconsolidated funds

2012 Annual Report	53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

was a non-U.S. dollar money market fund. Upon its deconsolidation, Federated realized a foreign currency gain of $1.2 million in Nonoperating Income (Expenses) - Other, net on the Consolidated Statements of Income that had been recorded in Accumulated other comprehensive loss, net of tax. Federated's foreign currency risk in this investment was hedged by investments in foreign currency forward contracts which were settled in the third quarter 2012. Accordingly, an offsetting pre-tax loss of $1.1 million was reclassified out of Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets and realized in Nonoperating Income (Expenses) - Other, net on the Consolidated Statements of Income.
In addition, during 2012, Federated consolidated two funds as a result of new investments. Accordingly, Federated consolidated $21.0 million in Investments—other and $6.0 million in Redeemable noncontrolling interest in subsidiaries on the Consolidated Balance Sheets as of the date of consolidation.
During 2011, Federated deconsolidated two mutual funds based on a determination that it no longer was the primary beneficiary of the funds as a result of new subscriptions in fund shares by unrelated third parties. Accordingly, Federated deconsolidated $17.7 million in Investments—other and $7.6 million in Redeemable noncontrolling interest in subsidiaries on the Consolidated Balance Sheets as of the date of deconsolidation. There was no impact to the Consolidated Statements of Income in 2011 or 2010 as a result of deconsolidation.
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
(c) Non-Consolidated Variable Interest Entities
At December 31, 2012 and 2011, Federated was involved with certain VIEs in which it held a variable interest but for which it was not the primary beneficiary. The assets and liabilities of these unconsolidated VIEs and Federated’s maximum risk of loss related thereto were as follows at December 31:

	2012			2011
in millions	Unconsolidated VIE assets	Unconsolidated VIE Liabilities	Total carrying value of investment and maximum risk of loss	Unconsolidated VIE assets	Unconsolidated VIE Liabilities	Total carrying value of investment and maximum risk of loss
Investment companies[1]	$295,414.3	$—	$205.3	$290,517.7	$—	$221.5
Collateralized debt obligation[2]	$0	$0	$0	$2.1	$12.0	$0
Equity investment	$2.8	$0.3	$3.8	$4.5	$0.7	$7.1

1
The unconsolidated VIE assets for the investment companies represent total net AUM for the related investment companies. Of Federated’s $205.3 million invested in these entities at December 31, 2012, $57.2 million represents investments in money market funds included in Cash and cash equivalents, with the remaining $148.1 million included in Investments—affiliates and Investments—other on the Consolidated Balance Sheets. Of Federated’s $221.5 million invested in these entities at December 31, 2011, $44.0 million represents investments in money market funds included in Cash and cash equivalents, with the remaining $177.5 million included in Investments—affiliates and Investments—other on the Consolidated Balance Sheets.

2	The Collateralized Debt Obligation closed in July 2012. There was no resulting impact to the Consolidated Financial Statements.
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
Equity Investment – Federated holds a 12% non-voting, noncontrolling interest in a privately-held investment management firm that is registered as an investment adviser and a commodity trading adviser. This investment is accounted for using the equity method of accounting. As of December 31, 2012, the equity-method investee managed over $400 million in both absolute return and enhanced fixed-income mandates, including a hedge fund strategy and an enhanced cash strategy. Due primarily to the nature of the voting rights of the equity holders of the investee, the investee meets the definition of a VIE,

54	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

however, with its non-voting 12% interest, Federated is not deemed to have power to direct the investee's activities and therefore is not the primary beneficiary. Federated has not provided financial support to the investee. Federated’s investment is included in Other long-term assets on the Consolidated Balance Sheets. In 2012, Federated recorded a $3.0 million impairment charge to write down the investment to a fair value of $3.8 million. See Note (6)(b) for additional information.

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

(a) Fair Value Measurements on a Recurring Basis
Fair value measurements for classes of Federated’s assets and liabilities measured at fair value on a recurring basis consisted of the following at December 31:

	2012				2011
	Fair Value Measurements Using				Fair Value Measurements Using
in thousands	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents	$67,585	$0	$0	$67,585	$49,273	$0	$0	$49,273
Available-for-sale equity securities[1]	102,493	33,530	0	136,023	128,611	30,928	0	159,539
Trading securities—equity	9,194	16,776	0	25,970	10,805	18,653	0	29,458
Trading securities—debt	614	28,436	0	29,050	216	83,831	0	84,047
Foreign currency forward contract	0	158	0	158	0	55	0	55
Total financial assets	$179,886	$78,900	$0	$258,786	$188,905	$133,467	$0	$322,372
Financial Liabilities
Interest rate swap	$0	$11,178	$0	$11,178	$0	$15,241	$0	$15,241
Acquisition-related future consideration liabilities	0	0	11,759	11,759	0	0	13,404	13,404
Other[2]	1,015	0	0	1,015	0	245	0	245
Total financial liabilities	$1,015	$11,178	$11,759	$23,952	$0	$15,486	$13,404	$28,890

1
Previously reported fair value measurements as of December 31, 2011 have been restated herein to reflect as Level 2 the fair value measurement of an investment in a mutual fund that is not traded in an active exchange market but for which net asset value was used as a practical expedient to estimate fair value. The entire balance in Level 2 as of December 31, 2011 had previously been listed as Level 1.

2	Amounts include investments sold short within sponsored investment products and/or foreign currency forward contracts recorded in Other current liabilities on the Consolidated Balance Sheets.

The following is a description of the valuation methodologies used for financial assets and liabilities measured at fair value on a recurring basis. Federated did not hold any nonfinancial assets or liabilities measured at fair value on a recurring basis at December 31, 2012 or 2011.

2012 Annual Report	55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

Cash and cash equivalents
Cash and cash equivalents include investments in money market funds and deposits with banks. Cash and cash equivalents invested in Federated money market funds totaled $60.2 million and $45.8 million at December 31, 2012 and 2011, respectively. Cash investments in money market funds are valued under the market approach through the use of quoted market prices in an active market, which is the net asset value of the underlying funds, and are classified within Level 1 of the valuation hierarchy.

Available-for-sale equity securities
Available-for-sale equity securities include investments in sponsored fluctuating-value mutual funds and are included in Investments—affiliates on the Consolidated Balance Sheets. For investments in mutual funds that are listed on an active exchange, the securities are valued under the market approach through the use of quoted market prices available in an active market, which is the net asset value of the underlying funds, and are classified within Level 1 of the valuation hierarchy. For one investment in a mutual fund that is not listed on an active exchange but for which the net asset value is calculated daily and for which there are no redemption restrictions, the security is valued using net asset value as a practical expedient and is classified as Level 2. There is no modeling or additional information needed to arrive at the fair values of these investments.
Trading securities—equity
These trading securities primarily represented the equity securities held by consolidated investment funds and are included in Investments—other on the Consolidated Balance Sheets. For the publicly traded equity securities available in an active exchange market, whether domestic or foreign, the fair value of these securities is often classified as Level 1 and is based on unadjusted quoted market prices. From time to time, however, the fair value of certain equity securities traded principally in foreign markets may be determined by third-party pricing services when it has been determined that there has been a significant trend in the U.S. equity markets or in index futures trading. The determination to use the third-party pricing service versus the unadjusted quoted market price is the cause for transfers between Level 1 and Level 2 for these securities. For the period between December 31, 2011 and December 31, 2012, $2.0 million of investments transferred from Level 1 to Level 2 as a result of a determination by management at the end of 2012 to use adjusted quoted market prices because there had been a significant trend to do so in the U.S. equity markets or in index futures trading after the foreign markets closed, as compared to, at the end of 2011, using unadjusted quoted market prices to determine fair values of these equity securities. For the period between December 31, 2010 and December 31, 2011, approximately $3.5 million of investments transferred from Level 2 to Level 1 as a result of a determination by management at the end of 2010 to use adjusted quoted market prices for the reasons noted above. Transfers into and out of Levels 1 and 2 of the fair value hierarchy are reported at fair values as of the beginning of the period in which the transfers occur.

At December 31, 2012 and 2011, equity trading securities also included shares of certain non-publicly traded mutual funds that were valued using net asset value as a practical expedient (Level 2). Most significantly, Federated held shares of an offshore master investment fund as a result of consolidating one of its feeder funds as of December 31, 2012 and 2011. The offshore master investment fund, which is not publicly traded in an active exchange market, makes investments in global project and trade finance transactions. The $12.1 million and $17.9 million fair value at December 31, 2012 and 2011, respectively, of the feeder fund's investment in the master fund was determined using the net asset value of the master fund, as a practical expedient, and was classified as Level 2 in the valuation hierarchy at December 31, 2012 and 2011.

Trading securities—debt
At December 31, 2012, trading debt securities primarily represented U.S. and foreign bonds held by consolidated sponsored investment funds. The fair value of these securities may include observable market data such as closing market prices provided by independent pricing services after considering factors such as the yields or prices of investments of comparable quality, coupon, maturity, call rights and other potential prepayments, terms and type, reported transactions, indications as to values from dealers and general market conditions. At December 31, 2011, trading debt securities primarily represented high-quality, short-term debt securities held by a consolidated, non-U.S. dollar money market fund ($77.1 million). Such assets had a maximum weighted-average maturity of 15 days at December 31, 2011 and were valued based on amortized cost, which approximated fair value given the high-quality, short-term nature of these securities. The entire amount of these securities is included in Investments—other on the Consolidated Balance Sheets.
Foreign currency forward contracts
The fair value of foreign currency forward contracts is primarily included in Receivables, net or Other current liabilities on the Consolidated Balance Sheets. These contracts primarily represent contracts held by certain consolidated sponsored investment funds as part of their investment strategy. Pricing is determined by interpolating a value by utilizing the spot foreign exchange

56	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

rate and forward points (based on the spot rate and currency interest rate differentials), which are all inputs that are observable in active markets (Level 2).
Interest rate swap
The fair value of Federated's interest rate swap (the Swap) at December 31, 2012 is included in Other current liabilities ($5.9 million) and Other long-term liabilities ($5.3 million) on the Consolidated Balance Sheets. Pricing is determined based on a third-party, model-derived valuation in which all significant inputs are observable in active markets including the Eurodollar future rate and yields for three- and thirty-year Treasury securities. See Note (11) for more information regarding the Swap.
Acquisition-related future consideration liabilities
From time to time, pursuant to purchase and sale agreements entered into in connection with certain business combinations, Federated may be required to make future consideration payments if certain contingencies are met. See Note (20)(a) for additional information regarding the nature and timing of these payments. In connection with these arrangements entered into after January 1, 2009, Federated records a liability representing the estimated fair value of future consideration payments as of the acquisition date. The liability is subsequently remeasured at fair value on a recurring basis with changes in fair value recorded in earnings. As of December 31, 2012, acquisition-related future consideration liabilities were recorded in Other current liabilities ($3.5 million) and Other long-term liabilities ($8.3 million) on the Consolidated Balance Sheets. Management estimated the fair value of future consideration payments based primarily upon expected future cash flows using an income approach valuation methodology with unobservable data inputs (Level 3). As of December 31, 2012, significant inputs involving unobservable market data included (1) an estimated rate of change for underlying AUM ranging from (13)% - 28% per year (weighted average of 4%); (2) an estimate ranging from 0.01% - 0.02% per year of the impact of fee waivers to maintain positive or zero net yields on the contractually-derived net revenue per managed asset assumptions (weighted average of 0.01%); and (3) an estimated discount rate ranging from 15% - 18% based on the current estimated market rate of return (weighted average of 16%). Assuming no other changes in model inputs, the fair value of the future consideration liability will increase, resulting in additional Intangible asset related expense in the period of change if: (1) the underlying AUM grow at a rate that is greater than the assumed rate, (2) the actual impact of fee waivers to maintain positive or zero net yields on the net revenue is less than the assumed amount, or (3) the discount rate decreases. Conversely, the fair value of the future consideration liability will decrease if the inverse occurs for any of these inputs, assuming no other changes.

The following table presents a reconciliation of the beginning and ending fair value measurements of Federated’s liability for future consideration payments related to these acquisitions for each year presented:

in thousands	2012	2011	2010
Beginning balance	$13,404	$20,058	$0
New acquisition adjustment[1]	3,361	(2,600)	20,058
Changes in fair value[2]	(793)	900	0
Contingent consideration payments	(4,213)	(4,954)	0
Ending balance	$11,759	$13,404	$20,058

1
Amounts include the preliminary fair value estimate of the contingent payment liability recorded in connection with a new acquisition or the revision thereof upon finalization of the valuation process related to initial purchase accounting.

2	Amounts primarily included as a (decrease) increase to Intangible asset related expense on the Consolidated Statements of Income.

Investments sold short
The fair value of investments sold short within a consolidated investment fund is included in Other current liabilities on the Consolidated Balance Sheets. These investments primarily relate to domestic equity securities that are available in an active exchange market. The fair value of these investments is classified as Level 1 and is based on unadjusted quoted market prices.
(b) Fair Value Measurements on a Nonrecurring Basis
As previously disclosed, Federated holds a 12% non-voting, noncontrolling interest in a privately-held investment management firm that is registered as an investment adviser and a commodity trading adviser. This investment is accounted for using the equity-method of accounting. Federated's investment in and maximum exposure to loss related to its equity-method investment as compared to its proportionate share of the investee's underlying net assets is characterized as goodwill. Federated evaluated the carrying value of its investment for other-than-temporary impairment under the equity-method of accounting. Due to declines in the investee's AUM, their performance relative to indices and the uncertainty regarding each in the future, management estimated the fair value of its investment at June 30, 2012 and September 30, 2012. Based on the evaluation of

2012 Annual Report	57

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

qualitative and quantitative factors, management concluded that the investment was not other-than-temporarily impaired as of June 30, 2012 and September 30, 2012.

In light of significant declines in the investee's AUM in the fourth quarter 2012 and lower short-term growth forecasts in AUM, management once again estimated the fair value of its investment at December 31, 2012 and considered whether it was other-than-temporarily impaired. The estimate of fair value was based primarily upon the present value of expected future cash flows using an income approach valuation methodology with unobservable data inputs (Level 3). Significant unobservable model inputs included: (1) projected AUM across product lines with a 10-year compounded annual growth rate of 15% and a terminal growth rate of 3%; and (2) a 17% discount rate based upon the current estimated market rate of return. Based on management's evaluation of qualitative and quantitative factors, management concluded that the investment was other-than-temporarily impaired as of December 31, 2012. Accordingly, Federated recorded a $3.0 million impairment charge in Nonoperating Income (Expenses) – Other, net to write down the equity-method investment to a fair value of $3.8 million. Given uncertainties regarding the success of future sales efforts and possible prolonged periods of over/underperformance compared to indices and the significance of these factors to AUM, management cannot be certain of the outcome of future cash flow analyses.

Since 2008, Federated experienced significant declines in the AUM related to certain quantitative investment products acquired in 2006. The declines in AUM reflected significant market depreciation as well as investor net redemptions. In light of these declines in AUM, performance relative to peers and indices and the uncertainty regarding each of these in the future, the carrying values of the related intangible assets were tested for recoverability at various times over the past several years. Management’s quarterly recoverability test of the carrying value of these intangible assets performed as of June 30, 2010 and December 31, 2010 indicated that the carrying values were not fully recoverable. Cash flow projections at June 30, 2010 and December 31, 2010 were lower than previous projections prepared in connection with recoverability testing as a result of actual and projected declines in AUM in excess of prior estimates. Management estimated the fair value of these intangible assets at June 30, 2010 and December 31, 2010 based primarily upon expected future cash flows using an income approach valuation methodology with unobservable data inputs (Level 3). Such inputs included (1) an estimated rate of change for underlying AUM; (2) expected revenue per managed asset; (3) direct operating expenses; and (4) a discount rate. Management estimated a rate of change for underlying AUM based on a combination of an estimated rate of market appreciation or depreciation and an estimated net redemption or sales rate. Expected revenue per managed asset and direct operating expenses are generally based on contract terms, average market participant data and historical experience. The discount rate was estimated at the current market rate of return. In addition, because of the subjective nature of the projected discounted cash flows, management considered several scenarios and used probability weighting to calculate the expected future cash flows attributable to the intangible assets. The probability-weighted scenarios assumed growth rates in AUM ranging from -100% to 9% over the cash-flow projection period. As a result of these fair value analyses, during 2010 Federated recorded a $10.2 million impairment charge on the Consolidated Statements of Income, $8.2 million of which was included in Intangible asset related expenses with the remainder in Operating Expenses – Other. The related customer relationship intangible assets were written down to $2.0 million, the noncompete agreement included in Other intangible assets was written down to $0.8 million and the related fixed assets were written down to $0.7 million as of December 31, 2010. Intangible asset amortization expense and fixed asset depreciation for future periods were reduced as a result of this impairment. Given the uncertainties regarding future market conditions, the timing and pace of a forecasted recovery and possible prolonged periods of underperformance of the quantitative products compared to peers and indices and the significance of these factors to AUM, management cannot be certain of the outcome of future undiscounted cash flow analyses for these assets with a remaining net book value of $2.1 million at December 31, 2012.
(c) Fair Value Measurements of Other Financial Instruments
The fair value of Federated’s debt is estimated by management based upon expected future cash flows utilizing a discounted cash flow methodology under the income approach. The fair value of the liability is estimated using observable market data (Level 2) in estimating inputs including the discount rate. Based on this fair value estimate, the carrying value of debt appearing on the Consolidated Balance Sheets approximates fair value.

(7) Investments
Investments on the Consolidated Balance Sheets as of December 31, 2012 and 2011 included available-for-sale and trading securities. At December 31, 2012 and 2011, Federated held investments totaling $136.0 million and $159.5 million, respectively, in fluctuating-value Federated-sponsored mutual funds that were classified as available-for-sale securities and were included in Investments—affiliates on the Consolidated Balance Sheets. Federated’s trading securities totaled $55.0 million and $113.5 million at December 31, 2012 and 2011, respectively, and were included in Investments—other on the

58	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

Consolidated Balance Sheets. Federated consolidates certain investment companies into its Consolidated Financial Statements as a result of Federated’s controlling financial interest in the products (see Note (5)). All investments held by these investment companies, which primarily represented Federated-sponsored investment companies, were included in Federated’s Consolidated Balance Sheets as of December 31, 2012 and 2011 as trading securities.

Federated’s trading securities as of December 31, 2012 were primarily comprised of domestic and foreign debt securities ($28.7 million), stocks of large U.S. and international companies ($13.9 million) held by various other consolidated investment companies and an offshore master fund invested in global project and trade finance transactions ($12.1 million). Federated’s trading securities as of December 31, 2011 were primarily comprised of high quality, short-term debt securities held by a consolidated, non-U.S. dollar, sponsored money market fund ($77.1 million), as well as shares of an offshore master fund invested in global project and trade finance transactions ($17.9 million) and stocks of large U.S. and international companies ($10.9 million) held by various other consolidated investment companies.

Available-for-sale securities (see Note (1)(g)) consisted of the following at December 31:

	2012				2011
		Gross Unrealized		Estimated Fair Value		Gross Unrealized		Estimated Fair Value
in thousands	Cost	Gains	(Losses)		Cost	Gains	(Losses)
Equity mutual funds	$44,944	$4,814	$(5)	$49,753	$43,217	$2,037	$(925)	$44,329
Fixed-income mutual funds	84,855	1,436	(21)	86,270	115,699	461	(950)	115,210
Total fluctuating-value mutual funds	$129,799	$6,250	$(26)	$136,023	$158,916	$2,498	$(1,875)	$159,539

The decrease in available-for-sale securities at December 31, 2012 as compared to December 31, 2011, was primarily due to $92.4 million in redemptions of fixed-income and equity mutual funds during 2012 partially offset by purchases of $58.3 million of fixed-income and equity mutual funds in 2012. As of December 31, 2012, unrealized gains of $6.3 million related to equity and fixed-income investments with a fair value of $120.6 million. As of December 31, 2011, unrealized losses of $1.9 million related to fixed-income and equity investments with a fair value of $111.1 million, all of which were outstanding for less than twelve months.

Gains and losses recognized in Gain on securities, net on the Consolidated Statements of Income in connection with investments and economic derivatives held by certain consolidated investment companies consisted of the following for the years ended December 31:

in thousands	2012	2011	2010
Unrealized gain (loss)
Trading securities	$1,614	$(871)	$541
Derivatives[1]	72	(560)	190
Realized gains[2]
Available-for-sale securities	4,439	3,006	1,239
Trading securities	1,200	931	2,045
Derivatives[1]	310	570	720
Purchased loans	0	0	678
Realized losses[2]
Available-for-sale securities	0	0	(6)
Trading securities	(627)	(830)	(958)
Derivatives[1]	(97)	(814)	(907)
Gain on securities, net[3]	$6,911	$1,432	$3,542

1	Amounts related to the settlement of economic derivatives held by certain consolidated sponsored products.

2	Realized gains and losses are computed on a specific-identification basis.

3	Amounts related to consolidated investment companies totaled $2.0 million, $(1.2) million and $1.5 million for 2012, 2011 and 2010, respectively.

2012 Annual Report	59

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

(8) Intangible Assets and Goodwill
Federated’s identifiable intangible assets and goodwill consisted of the following at December 31:

	2012			2011
in thousands	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value
Finite-lived intangible assets:
Customer relationships	$45,812	$(37,914)	$7,898	$56,492	$(45,958)	$10,534
Noncompete agreements	7,094	(6,310)	784	12,142	(10,579)	1,563
Total finite-lived intangible assets	52,906	(44,224)	8,682	68,634	(56,537)	12,097
Indefinite-lived intangible assets:
Renewable investment advisory rights	68,455	N/A	68,455	64,600	N/A	64,600
Trade names	1,900	N/A	1,900	1,900	N/A	1,900
Total indefinite-lived intangible assets	70,355	N/A	70,355	66,500	N/A	66,500
Goodwill	648,820	N/A	648,820	642,329	N/A	642,329
Total identifiable intangible assets and goodwill	$772,081	$(44,224)	$727,857	$777,463	$(56,537)	$720,926
The decrease of $15.7 million in the cost of the total finite-lived intangible assets at December 31, 2012 as compared to December 31, 2011 relates to the write-off of fully amortized customer relationship intangible assets and noncompete agreements relating to prior year acquisitions.

Amortization expense for finite-lived intangible assets was $3.4 million, $7.0 million and $14.3 million in 2012, 2011 and 2010, respectively. This expense was included in Intangible asset related on the Consolidated Statements of Income for each period. See Note (6)(b) for information regarding the intangible asset impairments.
Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five succeeding years assuming no new acquisitions or impairments:

in millions
2013	$2.6
2014	$2.0
2015	$1.4
2016	$1.0
2017	$0.6
Goodwill at December 31, 2012 and 2011 was $648.8 million and $642.3 million, respectively. During 2012, Federated recorded goodwill primarily in connection with contingent purchase price payments or accruals thereof related to the acquisition of certain assets of Clover Capital Management, Inc., a Rochester, New York-based investment manager that specializes in value investing (Clover Capital Acquisition) and the acquisition of certain assets of Rochdale Investment Management LLC relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). These acquisitions were accounted for under the purchase method of accounting and therefore goodwill was recorded at the time the contingencies lapsed. See Note (20)(a) for additional information.

60	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

(9) Property and Equipment
Property and equipment consisted of the following at December 31:

in thousands	Estimated Useful Life			2012	2011
Computer software and hardware	3	to	7 years	$47,566	$45,468
Transportation equipment		12 years		17,875	17,875
Leasehold improvements	Up to term of lease			18,143	15,934
Office furniture and equipment	5	to	10 years	6,238	6,200
Total cost				89,822	85,477
Accumulated depreciation				(50,910)	(47,249)
Property and equipment, net				$38,912	$38,228
Depreciation expense was $8.1 million, $8.3 million and $7.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(10) Insurance Proceeds
Federated’s Other current liabilities at December 31, 2011 included an accrual of $10.0 million related to insurance proceeds received for claims submitted to cover costs primarily associated with various legal proceedings. The retention of these advance insurance payments was contingent upon final approval of the claim by the insurance carrier. In the event that all or a portion of the claim had been denied, Federated would have been required to repay all or a portion of these advance payments. During the third and fourth quarters of 2012, Federated received final approvals from various insurance carriers for $20.2 million of claims. Accordingly, Federated recognized $20.2 million in the Consolidated Statements of Income as a reduction to Professional service fees. Federated reversed the $10.0 million in Other current liabilities in the third quarter 2012 and the remaining $10.2 million in insurance proceeds was received in the fourth quarter 2012.

(11) Debt and Interest Rate Swap
Debt at December 31 consisted of the following:

dollars in thousands	Weighted-Average Interest Rate[1]	2012	2011
Term Loan	3.646%	$318,750	$361,250
Less: Short-term debt		42,500	42,500
Long-term debt		$276,250	$318,750

1	See additional information below regarding the interest rate fixed at 3.646% in connection with the Swap.
In the second quarter 2011, Federated entered into an Amended and Restated Credit Agreement with a syndicate of banks that included a $382.5 million term loan (Term Loan) and $200 million revolving credit facility (collectively, Credit Agreement). The Credit Agreement expires on June 10, 2016. The Term Loan, a variable-rate note, requires principal payments of $10.6 million per quarter for the first three years and $28.3 million per quarter for the fourth and fifth years and a final payment of $28.3 million due upon its expiration. Certain subsidiaries entered into an Amended and Restated Continuing Agreement of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the Credit Agreement.
The borrowings under the Term Loan bear interest at a spread over London Interbank Offering Rate (LIBOR). The interest rate swap (the Swap) that Federated entered into with PNC Bank, National Association and certain other banks during 2010 to hedge its interest rate risk associated with the prior term loan remains in effect.
Under the Swap, which expires on April 1, 2015, Federated will receive payments based on LIBOR plus a spread and will make payments based on an annual fixed rate of 3.646%. The Swap requires monthly cash settlements of interest paid or received. The differential between the interest paid or interest received from the monthly settlements will be recorded as adjustments to Debt expense on the Consolidated Statements of Income. The Swap is accounted for as a cash flow hedge and has been determined to be highly effective. Federated evaluates effectiveness using the long-haul method. Changes in the fair value of the Swap will likely be offset by an equal and opposite change in the fair value of the hedged item, therefore very little, if any, net impact on reported earnings is expected. The fair value of the Swap agreement at December 31, 2012 was a liability of $11.2 million which was recorded in Other current liabilities ($5.9 million) and Other long-term liabilities ($5.3 million) on the Consolidated Balance Sheets. The entire amount of this loss in fair value was recorded in Accumulated other

2012 Annual Report	61

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

comprehensive loss, net of tax on the Consolidated Balance Sheets at December 31, 2012. During the next twelve months management expects to charge $5.9 million of this loss to Debt expense on the Consolidated Statements of Income as a component of Federated’s fixed interest rate of 3.646%. This amount could differ from amounts actually recognized due to changes in interest rates subsequent to December 31, 2012 and will not affect the amount of interest expense recognized in total on the Term Loan for any period presented. During the years ended December 31, 2012 and 2011, $7.3 million and $8.3 million, respectively, were charged to Debt expense on the Consolidated Statements of Income as a component of Federated’s fixed interest rate associated with the Swap.
As of December 31, 2012, the entire $200 million revolving credit facility was available for borrowings. Federated pays an annual facility fee, currently 15 basis points, based on its credit rating. Borrowings under the revolving credit facility bear interest similar to the Term Loan borrowings under the Credit Agreement except the LIBOR spread is currently 110 basis points, based on Federated's credit rating.
The Credit Agreement includes representations, warranties and other covenants, including an interest coverage ratio covenant and a leverage ratio covenant. Federated was in compliance with all covenants at and during the year ended December 31, 2012. The Credit Agreement and the Swap also have certain stated events of default and cross default provisions which would permit the lenders/counterparties to accelerate the repayment of the debt or to terminate the Swap if not cured within the applicable grace periods. The events of default generally include breaches of contract, failure to make required loan payments, insolvency, cessation of business, deterioration in credit rating to below investment grade, notice of lien or assessment and other proceedings, whether voluntary or involuntary, that would require the repayment of amounts borrowed.

(12) Employee Benefit Plans
(a) 401(k)/Profit Sharing Plan
Federated offers defined contribution plans to its employees. Its 401(k) plan covers substantially all employees. Under the 401(k) plan, employees can make salary deferral contributions at a rate of 1% to 50% of their annual compensation (as defined in the 401(k) plan), subject to Internal Revenue Code limitations. Federated makes a matching contribution in an amount equal to 100% of the first 2% that each participant defers and 50% of the next 4% of deferral contributions. Forfeitures of unvested matching contributions are used to offset future matching contributions.
Matching contributions to the 401(k) plan recognized in Compensation and related expense amounted to $4.2 million, $4.0 million and $3.9 million for 2012, 2011 and 2010, respectively.
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
A Federated employee becomes eligible to participate in the profit sharing plan if they are employed on the last day of the year and have worked at least 500 hours for the year. The profit sharing plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions have been made to the profit sharing plan in 2012, 2011 or 2010. At December 31, 2012, the profit sharing plan held 0.5 million shares of Federated Class B common stock.
(b) Employee Stock Purchase Plan
Federated offers an employee stock purchase plan that allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares purchased under this plan may be newly issued shares, treasury shares or shares purchased on the open market. As of December 31, 2012, 140,600 shares were purchased by employees in this plan on the open market since the plan’s inception in 1998.

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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

have been authorized for granting share-based awards in the form of restricted stock, stock options or other share-based awards. As of December 31, 2012, 6.0 million shares are available under the Plan.
Share-based compensation expense was $20.1 million, $19.0 million and $19.1 million for the years ended December 31, 2012, 2011 and 2010, respectively. The associated tax benefits recorded in connection with share-based compensation expense was $7.6 million, $7.1 million and $7.2 million for the years ended December 31, 2012, 2011 and 2010, respectively. At December 31, 2012, the maximum remaining unrecognized compensation expense related to share-based awards approximated $64 million which is expected to be recognized over a weighted-average period of approximately 6 years.
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
The following table summarizes activity of non-vested restricted stock awards for the year ended December 31, 2012:

	Restricted Shares	Weighted- Average Grant- Date Fair Value
Non-vested at January 1, 2012	3,770,021	$22.74
Granted[1]	1,015,273	$18.06
Vested	(722,825)	$24.53
Forfeited	(21,687)	$23.71
Non-vested at December 31, 2012	4,040,782	$21.24

1
During 2012, Federated awarded 480,773 shares of restricted Federated Class B common stock in connection with a bonus program in which certain key employees received a portion of their bonus in the form of restricted stock under the Plan. This restricted stock, which was granted on the bonus payment date and issued out of treasury, generally vests over a three-year period. Also during 2012, Federated awarded 534,500 shares of restricted Federated Class B common stock to certain key employees. The restricted stock awards generally vest over ten-year periods with restrictions on the vested portions of the awards lapsing on approximately the awards’ fifth- and tenth-year anniversaries.

Federated awarded 1,015,273 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $18.06 to employees during 2012; awarded 1,011,876 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $19.97 to employees during 2011; and awarded 897,379 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $22.97 to employees during 2010.
The total fair value of restricted stock vested during December 31, 2012, 2011 and 2010 was $14.1 million, $15.4 million and $12.2 million, respectively.
(b) Stock Options
The outstanding stock options as of December 31, 2012 were granted to non-management directors with exercise prices that equaled the market price of Federated’s Class B common stock on the grant dates. Nearly all of these stock options were awarded with no requisite service requirement, were immediately exercisable and expire no later than ten years after the grant date. Each vested option may be exercised for the purchase of one share of Class B common stock at the exercise price.

2012 Annual Report	63

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

The following table summarizes the status of and changes in Federated’s stock option program for the year ended December 31, 2012:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2012	392,479	$29.72
Expired unexercised	(337,729)	$29.36
Outstanding at December 31, 2012[1]	54,750	$31.97	3.7	$0

1	All stock options outstanding at December 31, 2012 were also vested and exercisable.
Total options exercised during the years ended December 31, 2011 and 2010 were 603,418 and 486,150, respectively. There were no options exercised during the year ended December 31, 2012. The total intrinsic value of stock options exercised during 2011 and 2010 was $1.2 million and $2.3 million, respectively.
There were no stock options granted in 2012, 2011 or 2010.
(c) Non-management Director Stock Award
Federated awarded 4,500, 4,500 and 6,000 shares of Federated Class B common stock to non-management directors in the second quarters of 2012, 2011 and 2010, respectively. There were no additional awards to non-management directors in 2012, 2011 or 2010.

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
(a) Dividends
Cash dividends of $256.8 million, $100.0 million and $228.7 million were paid in 2012, 2011 and 2010, respectively, to holders of common stock. Of the amount paid in 2012, $156.9 million represented a $1.51 per share special dividend paid in the fourth quarter. Of the amount paid in 2010, $129.8 million represented a $1.26 per share special dividend paid in the first quarter. All dividends are considered ordinary dividends for tax purposes.
(b) Treasury Stock Repurchases
During 2008, the board of directors authorized a share repurchase program that allows Federated to buy back as many as 5 million shares of Class B common stock. The program has no stated expiration date and no other programs existed as of December 31, 2012. The program authorizes executive management to determine the timing and the amount of shares for each purchase. The repurchased stock is held in treasury for employee share-based compensation plans, potential acquisitions and other corporate activities. During the year ended December 31, 2012, Federated repurchased 0.3 million shares of common stock for $6.3 million, nearly all of which were repurchased in the open market. The remaining shares were repurchased in connection with employee separations and are not counted against the board-approved share repurchase program. At December 31, 2012, approximately 1.9 million shares remained available to be purchased under the current buyback program.

64	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

(15) Leases
The following is a schedule by year of future minimum payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2012:

in millions
2013	$12.7
2014	11.9
2015	10.0
2016	9.3
2017	8.9
2018 and thereafter	28.5
Total minimum lease payments	$81.3
Federated held a material operating lease at December 31, 2012 for its corporate headquarters building in Pittsburgh, Pennsylvania. This lease expires in 2021 and has renewal options for two successive terms of five years each. This lease includes provisions for leasehold improvement incentives, rent escalation and certain penalties for early termination. In addition, at December 31, 2012, Federated had various other operating lease agreements primarily involving additional facilities. These leases are noncancelable and expire on various dates through the year 2019. Most leases include renewal options and, in certain leases, escalation clauses.
Rental expenses were $11.5 million, $11.2 million and $11.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

(16) Income Taxes
Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.
Income tax expense (benefit), net consisted of the following components for the years ended December 31:

in thousands	2012	2011	2010
Current:
Federal	$78,422	$67,662	$79,273
State	7,430	6,426	8,504
Foreign	6	(56)	(33)
	85,858	74,032	87,744
Deferred:
Federal	23,143	15,996	20,997
State	1,878	1,291	3,210
Foreign	4	(31)	6
Total	$110,883	$91,288	$111,957
The federal net tax effects of timing differences exceeding 5% of the respective year’s pretax income at the statutory federal income tax rate included in Income tax provision on the Consolidated Statements of Income were as follows: $(19.7) million, $(18.7) million and $(11.8) million related to intangible assets in 2012, 2011 and 2010, respectively; $5.1 million related to accrued incentive compensation in 2011; and $(7.3) million related to the recognition of insurance proceeds in 2010.

2012 Annual Report	65

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

The reconciliation between the statutory income tax rate and the effective tax rate consisted of the following for the years ended December 31:

	2012	2011	2010
Expected statutory income tax rate	35.0%	35.0%	35.0%
Increase/(decrease):
State and local income taxes, net of Federal benefit	2.1	2.1	2.5
Other	0	0.6	1.0
Effective tax rate (excluding noncontrolling interests)	37.1	37.7	38.5
Income attributable to noncontrolling interests	(1.2)	(0.6)	(1.3)
Effective tax rate per Consolidated Statements of Income	35.9%	37.1%	37.2%
The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following at December 31:

in thousands	2012	2011
Deferred Tax Assets
Tax net operating losses	$16,781	$16,481
Other compensation related	6,226	5,843
Unrealized and realized capital losses, net	4,839	7,835
Share-based compensation	3,622	3,405
Deferred income	578	3,500
Write-down of Collateralized Debt Obligation and other investments	169	3,331
Other	1,944	2,560
Total deferred tax assets	34,159	42,955
Valuation allowance	(20,069)	(21,030)
Total deferred tax asset, net of valuation allowance	$14,090	$21,925
Deferred Tax Liabilities
Intangible assets	$92,823	$73,269
Property and equipment	5,323	5,902
State taxes	5,156	3,546
Deferred sales commissions	4,927	3,788
Costs of internal-use software	2,811	2,630
Other	1,595	1,791
Total gross deferred tax liability	$112,635	$90,926
Net deferred tax liability	$98,545	$69,001
At December 31, 2012, the company had deferred tax assets related to state and foreign tax net operating loss carryforwards in certain taxing jurisdictions in the aggregate of $16.8 million, which will expire through 2032. A valuation allowance has been recognized for $14.8 million (or 99%) of the deferred tax asset for state tax net operating losses, and for $1.8 million (or 95%) of the deferred tax asset for foreign tax net operating losses. The valuation allowances were recorded due to management’s belief that it is more likely than not that Federated will not realize the full benefit of these net operating losses.
At December 31, 2011, the company had deferred tax assets related to state and foreign tax net operating loss carryforwards in certain taxing jurisdictions in the aggregate of $16.3 million, which will expire through 2031. A valuation allowance has been recognized for $14.3 million (or 99%) of the deferred tax asset for state tax net operating losses, and for $1.7 million (or 94%) of the deferred tax asset for foreign tax net operating losses. The valuation allowances were recorded due to management’s belief that it is more likely than not that Federated will not realize the full benefit of these net operating losses.
In addition, at December 31, 2012 and 2011, Federated had recorded deferred tax assets resulting from capital losses on certain previously held investments in Collateralized Debt Obligations and other investments. The carry-forward period for capital losses, once recognized, is five years. Management currently believes it is more likely than not that Federated will not fully

66	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

realize these deferred tax assets in the future and therefore has a related valuation allowance balance of $3.5 million and $5.0 million at December 31, 2012 and 2011, respectively.
The company and its subsidiaries file annual income tax returns in the U.S. federal jurisdiction, various U.S. state and local jurisdictions, and in certain foreign jurisdictions. Based upon its review of these filings, there were no material unrecognized tax benefits as of December 31, 2012 or 2011. Therefore, there were no material changes during 2012, and no reasonable possibility of a significant increase or decrease in unrecognized tax benefits within the next twelve months.

(17) Earnings Per Share Attributable to Federated Investors, Inc. Shareholders
The following table sets forth the computation of basic and diluted earnings per share using the two-class method for amounts attributable to Federated Investors, Inc. for the years ended December 31:

in thousands, except per share data	2012	2011	2010
Numerator – Basic
Net income attributable to Federated Investors, Inc.	$188,088	$150,906	$179,114
Less: Total income available to participating unvested restricted shareholders[1]	(8,400)	(4,922)	(6,443)
Total net income attributable to Federated Common Stock[2]	$179,688	$145,984	$172,671
Numerator – Diluted
Net income attributable to Federated Investors, Inc.	$188,088	$150,906	$179,114
Less: Total income available to participating unvested restricted shareholders[1]	(8,400)	(4,921)	(6,443)
Total net income attributable to Federated Common Stock[2]	$179,688	$145,985	$172,671
Denominator
Basic weighted-average common shares outstanding	100,313	100,609	99,925
Dilutive potential shares from stock options	0	23	68
Diluted weighted-average common shares outstanding	100,313	100,632	99,993
Earnings per share
Net income attributable to Federated Common Stock - Basic and Diluted[2]	$1.79	$1.45	$1.73

1	Income available to participating restricted shareholders includes dividends paid on unvested restricted shares and their proportionate share of undistributed earnings, if any.

2	Federated Common Stock excludes unvested restricted stock which are deemed participating securities in accordance with the two-class method of computing earnings per share.
For the years ended December 31, 2012, 2011 and 2010, 0.2 million, 0.7 million and 3.0 million stock option awards, respectively, were not included in the computation of diluted earnings per share for each year because the exercise price was greater than the average market price of Federated Class B common stock for each respective year. As of December 31, 2012, 0.1 million stock option awards remain outstanding. In the event the awards become dilutive, these shares would be included in the calculation of diluted earnings per share and would result in a proportional amount of dilution.

2012 Annual Report	67

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

(18) Accumulated Other Comprehensive (Loss) Income attributable to Federated Shareholders
The components of accumulated other comprehensive (loss) income, net of tax, attributable to Federated shareholders are as follows:

in thousands	Unrealized Loss on Interest Rate Swap	Unrealized Gain (Loss) on Securities Available for Sale	Foreign Currency Translation (Loss) Gain	Total
Balance at January 1, 2010	$0	$424	$1,090	$1,514
Change in fair value[1]	(11,828)	3,642	0	(8,186)
Reclassification adjustment[2]	4,201	(802)	0	3,399
Loss on currency conversion[3]	0	0	(422)	(422)
Balance at December 31, 2010	(7,627)	3,264	668	(3,695)
Change in fair value[1]	(7,373)	(1,449)	0	(8,822)
Reclassification adjustment[2]	5,366	(1,490)	0	3,876
Gain on currency conversion[3]	0	0	29	29
Balance at December 31, 2011	(9,634)	325	697	(8,612)
Change in fair value[1]	(2,193)	5,535	0	3,342
Reclassification adjustment[2]	4,756	(2,216)	(44)	2,496
Loss on currency conversion[3]	0	0	(163)	(163)
Balance at December 31, 2012	$(7,071)	$3,644	$490	$(2,937)

1
The tax benefit related to the change in fair value of the interest rate swap was $(1,060), $(4,390) and $(6,369) for 2012, 2011 and 2010, respectively. The tax expense (benefit) related to the change in fair value of securities available for sale was $3,474, $(1,337) and $2,640 for 2012, 2011 and 2010, respectively.

2
The tax expense related to the reclassification adjustments for the interest rate swap was $2,560, $2,889 and $2,262 for 2012, 2011 and 2010, respectively. The tax benefit related to the reclassification adjustments for securities available for sale was $(1,192), $(802) and $(431) for 2012, 2011 and 2010, respectively. The tax benefit related to the reclassification adjustments for foreign currency translation was $(24) for 2012.

3	The tax expense (benefit) related to the foreign currency translation gain/loss was $16, $(251) and $(227) for 2012, 2011 and 2010, respectively.

(19) Purchased Loans
As part of seeding a new Federated-sponsored fund, Federated began investing in purchased loans, consisting primarily of syndicated, commercial, U.S. dollar, floating-rate term loans during the second quarter 2010. The purchased loans were recorded at fair value using a third-party pricing service that determined fair value based on bid and ask prices (Level 2) and were included in Other current assets on the Consolidated Balance Sheets. During 2010, Federated transferred $46.2 million in purchased loans and $4.3 million in cash into a new Federated-sponsored fund in exchange for shares of the fund. This transfer of assets was recorded as a sale for accounting purposes given that the loans were legally isolated from Federated, the Federated-sponsored fund has the right to pledge or exchange the loans and Federated has not maintained effective control over the transferred loans. For the year ended December 31, 2010, Federated recorded $0.7 million in Gain on securities, net on the Consolidated Statements of Income as a result of the sale of these loans. As of December 31, 2012 and 2011, Federated did not hold any purchased loans but maintained an investment in this fund.

68	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

(20) Commitments and Contingencies
(a) Contractual
Federated is obligated to make certain future payments under various agreements to which it is a party, including operating leases (see Note (15)). The following table summarizes minimum noncancelable payments contractually due under Federated’s significant service contracts and employment arrangements:

	Payments due in
						After
in millions	2013	2014	2015	2016	2017	2017	Total
Purchase obligations[1]	$20.0	$7.4	$1.1	$0.6	$0.4	$0.2	$29.7
Employment-related commitments[2]	16.9	7.7	0	0	0	0	24.6
Total	$36.9	$15.1	$1.1	$0.6	$0.4	$0.2	$54.3

1
Federated is a party to various contracts pursuant to which it receives certain services including services for legal, marketing and information technology, access to various fund-related information systems and research databases, trade order transmission and recovery services as well as other services. These contracts contain certain minimum noncancelable payments, cancellation provisions and renewal terms. The contracts expire on various dates through the year 2019. Costs for such services are expensed as incurred.

2
Federated has certain domestic and international employment arrangements pursuant to which Federated is obligated to make minimum compensation payments. These contracts expire on various dates through the year 2014.

As part of the SunTrust Acquisition, Federated is required to make annual contingent purchase price payments in the fourth quarters of each of the five years following the acquisition date. The contingent purchase price payments are calculated as a percentage of revenue less distribution expenses directly attributed to certain eligible assets. The first two contingent purchase price payments of $5.0 million and $4.2 million were paid in the fourth quarters of 2011 and 2012, respectively. At December 31, 2012, management estimated remaining contingent payments could total $11 million over the three years that remain; however, the actual amount of the contingent payments will vary based on asset levels and related net revenues and is not limited by any maximum amount. A wide range of outcomes for actual payments is possible due to the extent of reasonably possible flow-rate volatility for the respective AUM. As of December 31, 2012, a liability of $8.2 million representing the estimated fair value of future consideration payments was recorded in Other current liabilities ($3.5 million) and Other long-term liabilities ($4.7 million) (see Note (6)(a) for a discussion regarding the valuation methodology). This liability is remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense on the Consolidated Statements of Income.
In 2008, Federated completed the acquisition of certain assets of David W. Tice & Associates LLC that relate to the management of the Prudent Bear Fund and the Prudent DollarBear Fund (Prudent Bear Acquisition). As part of the Prudent Bear Acquisition, Federated was required to make contingent purchase price payments based upon certain revenue growth targets over the four-year period following the acquisition date. The contingent purchase price payments were recorded as additional goodwill at the time the contingency is resolved. The first two contingent purchase price payments of $5.1 million and $44.7 million were paid in the first quarters of 2010 and 2011, respectively. The applicable growth targets were not met for the third or fourth anniversary years. As such, no amount was paid related to the third anniversary year and no amount was accrued for the fourth and final anniversary year ended in December 2012.
As part of the Clover Capital Acquisition, Federated is required to make contingent purchase price payments based upon growth in revenues over the five-year period following the acquisition date. The contingent purchase price payments, which could total as much as $56 million, will be recorded as additional goodwill at the time the contingency is resolved. The applicable growth targets were not met for the first two anniversary years and as such, no related payments were made. In the first quarter 2012, $5.9 million was paid with regard to the third anniversary year ended in December 2011. As of December 31, 2012, $3.4 million was accrued for the fourth anniversary year ended in December 2012 and was paid in January 2013.
As part of the 2005 acquisition of the cash management business of Alliance Capital Management L.P. (Alliance Acquisition), Federated was required to make contingent purchase price payments over a five-year period following the acquisition date. These payments were primarily calculated as a percentage of revenues less certain distribution expenses directly attributed to the assets acquired. Contingent purchase price payments totaled $95.7 million, including $35.7 million paid in 2010, the final year of the contingent-payment period. Contingent payments were recorded as additional goodwill at the time the related contingency was resolved.

2012 Annual Report	69

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

The Rochdale Acquisition agreement provided for two forms of contingent purchase price payments payable over the five-year period following the acquisition date based on certain revenue earned by Federated from the Federated InterContinental Fund and/or related asset growth and performance. Contingent purchase price payments over the five-year period totaled $8.0 million, which included payments totaling $2.1 million in 2010, $1.1 million in 2011 and $2.8 million in 2012, the final year of payment. Contingent payments were recorded as additional goodwill at the time the related contingency was resolved.
Pursuant to other acquisition agreements, Federated may be required to make additional purchase price payments based on a percentage of revenue less certain direct expenses attributable to eligible AUM. The payments could occur annually through 2017 and, based on current projections, are not expected to be material to the Consolidated Financial Statements.
In addition to the $16.9 million of employee-related commitments to be paid in 2013, Federated may be required to make certain incentive compensation-related payments in connection with various significant employment arrangements. The employment contracts expire on various dates through the year 2014 with payments possible through 2018. As of December 31, 2012, the maximum bonus payable over the remaining terms of the contracts approximates $43 million, none of which would be payable in 2013. In addition, certain employees have incentive compensation opportunities related to the Federated Kaufmann Large Cap Fund (the Fund Bonus). Based on asset levels at December 31, 2012, $0.6 million would be paid in 2013 as a Fund Bonus payment. Management is unable to reasonably estimate a range of possible bonus payments for the Fund Bonus for subsequent years due to the wide range of possible growth-rate scenarios.
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
(c) Legal Proceedings
Federated has claims asserted and threatened against it in the ordinary course of business. As of December 31, 2012, Federated does not believe that a material loss related to these claims is reasonably possible.

(21) Subsequent Events
On January 24, 2013, the board of directors declared a $0.24 per share dividend to shareholders of record as of February 8, 2013, which was paid on February 15, 2013.

70	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2012, 2011 and 2010)

(22) Supplementary Quarterly Financial Data (Unaudited)

in thousands, except per share data, for the quarters ended	March 31,	June 30,	September 30,	December 31,
2012
Revenue	$230,281	$232,132	$238,468	$244,824
Operating income[1]	70,347	69,020	90,033	83,192
Net income including noncontrolling interest in subsidiaries[1,2]	44,407	43,073	58,193	51,956
Amounts attributable to Federated Investors, Inc.
Net income[1,2]	42,325	40,410	55,773	49,581
Earnings per share – Basic and Diluted[1,2,3]	0.41	0.39	0.54	0.44
Cash dividends per share[3]	0.24	0.24	0.24	1.75
Stock price per share[4]
High	23.89	23.23	22.31	23.48
Low	15.45	18.54	19.32	18.28
Impact of Minimum Yield Waivers
Revenue	(80,468)	(70,254)	(69,495)	(70,748)
Less: Reduction in Distribution expense	57,547	53,080	52,934	54,918
Operating income	(22,921)	(17,174)	(16,561)	(15,830)
Less: Reduction in Noncontrolling interest	618	(5)	298	331
Pre-tax impact	(22,303)	(17,179)	(16,263)	(15,499)
2011
Revenue	$238,882	$225,777	$214,048	$216,406
Operating income	56,500	72,083	67,011	61,861
Net income including noncontrolling interest in subsidiaries	35,054	42,885	38,520	38,625
Amounts attributable to Federated Investors, Inc.
Net income	33,231	42,413	38,320	36,943
Earnings per share – Basic and Diluted	0.32	0.41	0.37	0.36
Cash dividends per share	0.24	0.24	0.24	0.24
Stock price per share[4]
High	28.57	27.11	24.54	22.39
Low	24.93	23.43	16.01	14.36
Impact of Minimum Yield Waivers
Revenue	(63,461)	(79,355)	(88,901)	(88,953)
Less: Reduction in Distribution expense	49,484	57,807	63,187	61,857
Operating income	(13,977)	(21,548)	(25,714)	(27,096)
Less: Reduction in Noncontrolling interest	839	2,172	2,483	978
Pre-tax impact	(13,138)	(19,376)	(23,231)	(26,118)

1
For the quarters ended September 30, 2012 and December 31, 2012, Federated recorded pretax insurance recoveries totaling $17.3 million and $3.0 million, respectively, for claims submitted over the past several years related to various legal proceedings. See Note (10) for additional information.

2	Federated recorded an impairment charge of $3.0 million related to an equity-method investment in the fourth quarter of 2012. See Note (6) for additional information.

3
For the quarter ended December 31, 2012, Federated paid $1.51 per share as a special cash dividend and a $0.24 per share regular dividend. All dividends are considered ordinary dividends for tax purposes. The special dividend negatively impacted fourth quarter 2012 diluted earnings per share by $0.04 per share.

4	Federated’s common stock is traded on the New York Stock Exchange under the symbol FII.

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of February 15, 2013, was 1 and 25,779, respectively.

2012 Annual Report	71