Form 10-K, Exhibit 13
period 2013-12-31
FEDERATED INVESTORS INC /PA/
filed 2014-02-21
CIK 1056288

EXHIBIT 13.01
FORWARD-LOOKING STATEMENTS
Certain statements in this 2013 Annual Report to Shareholders and the Annual Report on Form 10-K,including those related to asset flows and levels; business mix; levels of revenues, expenses, losses and net income; obligations to make additional contingent payments pursuant to acquisition agreements; obligations to make additional payments pursuant to employment arrangements; legal proceedings; future cash needs and cash flows; management’s expectations, projections or estimates regarding fee rates and market conditions, as well as the level, degree and continuance of fee waivers and reimbursements or assumptions of expenses (fee waivers), the level, timing, degree and impact of changes in interest rates, yields or asset levels or mix, the impact of asset mix and levels, interest rates or yields on such fee waivers, and the impact of such fee waivers on revenues, expenses, net income and taxes; management’s expectations, estimates or projections regarding borrowing, taxes, tax assets, tax rates, interest rates, earnings, cash flows, credit spreads, recovery rates, dilution, product demand, investor preferences, performance, legal, compliance and other professional services expenses, interest payments or expenses, amortization expense, compensation expense, other expenses, the availability of investments, the impact and value of the interest rate swap and certain other investments, and liquidity; future principal uses of cash; performance indicators; the impact of accounting policies and new accounting pronouncements; interest rate, credit, price, sovereign debt, currency, technology, foreign exchange, concentration, market and other risks; guarantee and indemnification obligations; the timing and impact of increased regulation by governments and regulators including current and potential rule proposals by the Securities and Exchange Commission affecting money market funds or action taken by the Board of Governors of the Federal Reserve System, the Financial Stability Oversight Council or other U.S. or foreign government entities, and management’s beliefs regarding such proposals and actions; the level of and prospect for increased distribution-related expenses; levels of investment, potential losses associated with investments and the timing of redemption of certain investments; the ability to raise additional capital; impairment charges and other charges for losses and expenses; tax liability and the realization of deferred tax assets; plans for international growth; and certain items set forth under the section entitled Risk Factors constitute forward-looking statements, which involve known and unknown risks, uncertainties, and other factors that may cause the actual results, levels of activity, performance or achievements of Federated or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Among other risks and uncertainties, market conditions may change significantly resulting in changes to Federated’s asset flows, asset levels and business mix, which may cause a decline in revenues and net income, result in impairments and increase the amount of fee waivers incurred by Federated. The obligation to make contingent payments is based on net revenue levels and will be affected by the achievement of such levels, and the obligation to make additional payments pursuant to employment arrangements is based on satisfaction of certain conditions set forth in those arrangements. Future cash needs, cash flows and future uses of cash will be impacted by a variety of factors, including the number and size of any acquisitions, Federated’s success in distributing its products, potential changes in assets under management and/or changes in the terms of distribution and shareholder services contracts with intermediaries who offer Federated’s products to customers, and potential increased legal, compliance and other professional services expenses stemming from additional regulation. Federated’s risks and uncertainties also include liquidity and credit risks in Federated’s money market funds and revenue risk, which will be affected by yield levels in money market fund products, changes in fair values of assets under management, investor preferences and confidence, and the ability of Federated to collect fees in connection with the management of such products. Many of these factors may be more likely to occur as a result of the increased scrutiny of the mutual fund industry by domestic or foreign regulators, and the recent and any ongoing disruption in global financial markets. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither Federated nor any other person assumes responsibility for the accuracy and completeness of such statements in the future. For more information on these items and additional risks that may impact the forward-looking statements, see the section entitled Risk Factors herein under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

2013 Annual Report	7

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data and managed assets)

The selected consolidated financial data below should be read in conjunction with Federated Investors, Inc. and its consolidated subsidiaries’ (Federated) Consolidated Financial Statements and Notes. The selected consolidated financial data (except managed assets) of Federated for the five years ended December 31, 2013 have been derived from the audited Consolidated Financial Statements of Federated. See Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and Notes which follow.

Years Ended December 31,	2013	2012	2011	2010	2009
Statement of Income Data[1,2]
Total revenue	$878,365	$945,706	$895,114	$951,943	$1,175,950
Operating income	251,743	312,593	257,455	309,791	329,227
Net income including noncontrolling interests in subsidiaries	166,355	197,628	155,083	189,163	208,540
Net income attributable to Federated Investors, Inc.	162,177	188,088	150,906	179,114	197,292
Share Data attributable to Federated Investors, Inc.
Earnings per share – Basic[1,2]	$1.55	$1.79	$1.45	$1.73	$1.93
Earnings per share – Diluted[1,2]	$1.55	$1.79	$1.45	$1.73	$1.92
Cash dividends per share[3]	$0.98	$2.47	$0.96	$2.22	$0.96
Weighted-average shares outstanding – Basic	100,668	100,313	100,609	99,925	99,923
Weighted-average shares outstanding – Diluted	100,669	100,313	100,632	99,993	100,056
Balance Sheet Data at Period End
Intangible assets, net and Goodwill[1,4]	$735,345	$727,857	$720,926	$720,825	$662,996
Total assets[1,4]	1,135,797	1,090,061	1,150,856	1,153,504	912,433
Long-term debt[5]	198,333	276,250	318,750	361,250	105,000
Federated Investors shareholders’ equity[3]	566,119	495,432	541,959	491,799	528,207
Impact of Minimum Yield Waivers[6]
Revenue	$(389,031)	$(290,966)	$(320,671)	$(241,576)	$(120,587)
Less: Reduction in Distribution expense	277,168	218,479	232,336	186,573	86,357
Operating income	(111,863)	(72,487)	(88,335)	(55,003)	(34,230)
Less: Reduction in Noncontrolling interest	6,800	1,243	6,473	1,023	0
Pre-tax impact	(105,063)	(71,244)	(81,862)	(53,980)	(34,230)
Managed Assets (in millions)
As of period end	$376,084	$379,771	$369,697	$358,241	$389,316
Average for the period	371,127	365,149	354,387	347,074	405,595

1	In 2010 and 2009, Federated recorded pretax impairments totaling $10.2 million and $21.7 million, respectively, primarily related to certain intangible and fixed assets.

2
In 2012 and 2010, results included pretax insurance recoveries totaling $20.2 million and $25.0 million, respectively, for claims submitted over the past several years related to various legal proceedings.

3	Federated paid a special dividend to shareholders of $1.51 per share or $156.9 million in 2012 and $1.26 per share or $129.8 million in 2010.

4	In connection with business acquisitions, Federated recorded Intangible assets, net and Goodwill in 2010 of $44.7 million and $24.1 million. See Note (18)(a) to the Consolidated Financial Statements.

5
In 2010, Federated amended and restated its term-loan facility which increased borrowings and extended the term of the loan. In 2011, Federated amended and restated the 2010 agreement to extend the term of the loan. See Note (10) to the Consolidated Financial Statements for additional information.

6	See Note (3) to the Consolidated Financial Statements for additional information regarding the impact of minimum yield waivers.

8	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS
of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements appearing elsewhere in this report.
General
Federated Investors, Inc. (together with its consolidated subsidiaries, Federated) is one of the largest investment managers in the United States with $376.1 billion in managed assets as of December 31, 2013. The majority of Federated’s revenue is derived from advising Federated-sponsored funds (Federated Funds) and Separate Accounts (which include separately managed accounts, institutional accounts, sub-advised funds and other managed products) in both domestic and international markets. Federated also derives revenue from providing administrative and other mutual fund-related services, including distribution, shareholder servicing and retirement plan recordkeeping services.
Federated’s investment products are primarily distributed in four markets. These markets and the relative percentage of managed assets at December 31, 2013 attributable to such markets are as follows: wealth management and trust (45%), broker/dealer (31%), institutional (15%) and international (6%).
Investment advisory fees, administrative service fees and certain fees for other services, such as distribution and shareholder service fees, are contract-based fees that are generally calculated as a percentage of the net assets of managed investment portfolios. Federated’s revenue is primarily dependent upon factors that affect the value of managed assets including market conditions and the ability to attract and retain assets. Nearly all assets under management (AUM or managed assets) in Federated’s investment products can be redeemed at any time with no advance notice requirement. Fee rates for Federated's services generally vary by asset and service type and may vary based on changes in asset levels. Generally, management-fee rates charged for advisory services provided to equity products are higher than management-fee rates charged on money market and fixed-income products. Likewise, mutual funds typically have a higher management-fee rate than Separate Accounts, which in turn, typically have a higher management-fee rate than liquidation portfolios. Accordingly, revenue is also dependent upon the relative composition of average AUM across both asset and product types. Federated may waive certain fees for competitive reasons such as to maintain certain mutual fund expense ratios, to maintain positive or zero net yields on money market funds, to meet regulatory requirements or to meet contractual requirements. Since Federated’s products are largely distributed and serviced through financial intermediaries, Federated pays a portion of fees earned from sponsored products to the financial intermediaries that sell these products. These payments are generally calculated as a percentage of net assets attributable to the financial intermediary selling the product and represent the vast majority of Distribution expense on the Consolidated Statements of Income. Certain components of distribution expense can vary depending upon the asset type, distribution channel and/or the size of the customer relationship. Federated generally pays out a larger portion of revenue earned from managed assets in money market funds than revenue earned from managed assets in equity or fixed-income funds.
Federated’s most significant operating expenses are Compensation and related expense and Distribution expense as described above. Compensation and related expense includes base salary and wages, incentive compensation and other employee expenses including payroll taxes and benefits. Incentive compensation, which includes stock-based compensation, can vary depending on various factors including, but not limited to, overall results of operations of Federated, investment management performance and sales performance.
The discussion and analysis of Federated’s financial condition and results of operations are based on Federated’s Consolidated Financial Statements. Federated operates in a single operating segment, the investment management business. Management evaluates Federated’s performance at the consolidated level. Management analyzes all expected revenue and expenses and considers market demands in determining an overall fee structure for services provided and in evaluating the addition of new business. Federated’s growth and profitability are dependent upon its ability to attract and retain AUM and upon the profitability of those assets, which is impacted, in part, by management’s decisions regarding fee waivers in order for certain money market funds to maintain positive or zero net yields. Fees for fund-related services are ultimately subject to the approval of the independent directors or trustees of the mutual funds. Management believes the most meaningful indicators of Federated’s performance are AUM, gross and net product sales, total revenue and net income, both in total and per diluted share.

2013 Annual Report	9

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Business Developments
Money Market Fund Matters
For the year ended December 31, 2013, approximately 39% of Federated’s total revenue was attributable to money market assets as compared to 47% and 46% for 2012 and 2011, respectively. A significant change in Federated’s money market business or a significant reduction in money market assets due to regulatory changes, changes in the financial markets, including significant and rapid increases in interest rates over a short period of time causing certain investors to prefer direct investments in interest-bearing securities, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s business, results of operations, financial condition and/or cash flows.
(a) Current Regulatory Environment
Domestic
In January 2010, the Securities and Exchange Commission (SEC) adopted extensive amendments to Rule 2a-7 of the Investment Company Act of 1940 (Rule 2a-7) aimed at enhancing the resiliency of money market funds. These amendments included a series of enhancements including rules that require all money market funds to meet specific portfolio liquidity standards and rules that significantly enhance the public disclosure and regulatory reporting obligations of these funds. In 2010 and 2011, Federated dedicated internal resources to comply with these amendments including efforts to enhance our information systems and improve related reporting capabilities. These efforts were internally sourced and not material to Federated's results of operations, financial condition or cash flows for those years. In Federated's view, the amendments of 2010 meaningfully and sufficiently strengthened money market funds. Recent experience demonstrated that the amendments of 2010 were effective in meeting heightened requests for redemptions occurring in connection with the U.S. debt ceiling debate and subsequent downgrade of the country's credit rating in 2011, the European debt crisis in 2011/2012 and its ongoing fallout as well as the U.S. debt ceiling debate in 2013.
Since January 2010, the SEC has been working to develop a proposal for additional reforms related to money market funds. On June 5, 2013, the SEC issued such a rule proposal for public comment. The SEC's proposal was lengthy (approximately 700 pages) and included two principal alternative reforms that could be adopted alone or in combination. One alternative would require a floating net asset value (NAV) for institutional prime money market funds and other money market funds (such as, for example, municipal money market funds) other than government and retail money market funds. The other alternative would allow a fund's board to use liquidity fees and redemption gates when the fund fails to maintain the prescribed liquidity threshold. In addition, in the case of either alternative, the proposal would eliminate the amortized cost method of valuation of securities maturing in more than 60 days while permitting the use of the penny rounding method to maintain a stable share price for money market funds not required to have a floating NAV. The proposal also included additional diversification and disclosure measures that would apply under either alternative.
Federated supports liquidity fees and redemption gates in certain contexts. Federated believes the floating NAV, if enacted, would significantly reduce the utility and attractiveness of money market funds for investors who, in Federated's view, value money market funds in their current form as an efficient and effective cash management investment product offering daily liquidity at par. The elimination of the amortized cost method of valuation of securities also could impact the usefulness of money market funds as a cash management product. If ultimately enacted, the floating NAV would be detrimental to Federated's money market fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows. The elimination of the amortized cost method of valuation of securities, if ultimately enacted, also could be detrimental to Federated's money market fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows.
Management reviewed the SEC proposal and actively participated in the public comment process both individually through the filing of 13 comment letters and with industry groups. While the public comment period formally closed on September 17, 2013, comments on the SEC's proposal have continued to be submitted, including additional comment letters submitted on behalf of Federated. Comment letters are available on the SEC's website at http://www.sec.gov/comments/s7-03-13/s70313.shtml. Management does not expect final rules to be adopted prior to the second or third quarter of 2014 given, among other things, the number of industry comments and the complexity of the proposed rule amendments, as well as the SEC's regulatory agenda published in late 2013, which specifies an October 2014 timetable for final action on the SEC's proposal. Federated is unable to assess the degree of any potential impact the SEC proposed reforms may have on its business, results of operations, financial condition and/or cash flows until any rule amendments are finalized, as the final amendments could vary significantly from the form in which proposed. Moreover, the SEC's proposal also contemplates that, once the final

10	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

amendments become effective, there would be staggered compliance dates: (1) if the fluctuating NAV alternative is adopted, an additional two years after the effective date for any reforms relating to that alternative; (2) if the liquidity fee and redemption gate alternative is adopted, an additional one year after the effective date for any reforms relating to that alternative; and (3) any reforms not specifically related to either the fluctuating NAV nor liquidity fee and redemption gate alternatives would have a compliance date of nine months after the final amendments become effective.
The Financial Stability Oversight Council (FSOC) may recommend new or heightened regulation for "nonbank financial companies" under Section 120 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). On April 3, 2013, the Board of Governors of the Federal Reserve System (the Governors) issued a final regulation, which became effective on May 6, 2013, that defines the term "predominantly engaged in financial activities" for purposes of identifying "nonbank financial companies" under the Dodd-Frank Act. In the adopting release for the regulation, the Governors stated that they believe "that it is clear that open-end investment companies, such as mutual funds including money market funds, ... engage in financial activities" for the purpose of asserting regulatory jurisdiction. Management respectfully disagrees with this position. Management believes that (1) the final regulation is inconsistent with the clear language and intent of the Dodd-Frank Act, (2) the conclusion that mutual funds, including money market mutual funds, fall within the scope of "financial activities" is without a valid statutory basis and (3) Congress intended the scope of "financial activities" for Dodd-Frank Act regulation to be strictly limited to specific lines of business previously defined under the Bank Holding Company Act, which historically have not been viewed as including mutual funds as a specific line of business.
In a Congressional Appropriations Committee conference report that accompanied the Consolidated Appropriations Act, 2014, which was signed into law by President Obama on January 17, 2014, Congress instructed the SEC to undertake a “rigorous economic analysis” before promulgating its final money market fund proposal, and indicated that the “Committee expects that the final rules will take into account the substantive concerns of stakeholders who use these products for short-term financing needs.” In the conference report, Congress also expressed that “[i]mpairing or restricting the use of money market funds could potentially result in a decrease in the ability of these products to provide liquidity, potentially resulting in hundreds of market participants issuing longer-term debt, significantly increasing their funding costs, slowing expansion rates, and depressing jobs and economic growth.” In addition to underscoring the importance to the capital markets of money market funds as currently structured, management believes that the conference report reflects Congress’ view that the regulation of money market funds is within the purview of the SEC, not FSOC.
On November 1, 2013, Federated also responded to the SEC’s request for comment on a September 2013 report of the U.S. Department of the Treasury's (Treasury Department) Office of Financial Research entitled “Asset Management and Financial Stability” (the OFR Report), which was prepared at the request of FSOC. Federated believes that the OFR Report is lacking in both substance and depth of analysis in its effort to justify FSOC’s and the Governors' role in fundamentally changing the structure and operation of investment managers, investors and the markets. While the SEC requested comments to be submitted by November 1, 2013, comments have continued to be submitted. Comment letters are available on the SEC's website at http://www.sec.gov/comments/am-1/am-1.shtml.
Federated is unable to assess whether, or the degree to which, any of the Federated Funds, including money market funds, could ultimately be designated a systematically important nonbank financial company by FSOC. In management's view, the issuance of final regulations is, and any reforms ultimately put into effect would be, detrimental to Federated's money market fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows. Federated is unable to assess the degree of any potential impact any reforms or other actions by the Governors, FSOC or other governmental entities may have on its business, results of operations, financial condition and/or cash flows at this time.
Europe
European-based money market funds face regulatory reform pressure in Europe similar to that faced in the U.S. The European Commission released its money market fund reform proposal on September 4, 2013. The proposal would permit either floating NAV money market funds or constant NAV money market funds subject to capital requirements. Under the proposal, a constant NAV money market fund generally must either build a capital buffer of 3% or convert to a floating NAV money market fund. The proposal is subject to the approval of the European Parliament and European Council and the final regulation could vary materially from that of the proposal. Management does not anticipate agreement on a final regulation before late fourth quarter 2014.
Eleven European countries continue to develop the financial transactions tax (FTT) proposal. Although a revised draft of this proposal may be presented during the second quarter of 2014, management does not expect the FTT to be effective in 2014. Notwithstanding challenges to its legality, the participating countries continue to consider whether the FTT should be introduced in stages, with perhaps stocks being taxed first. Debate also continues regarding whether certain types of

2013 Annual Report	11

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

transactions, such as certain derivatives and bonds, should be exempted, in which country the transaction should be taxed (country of issue, country of purchase, or both), the allocation of taxes collected and certain other fundamental principles. Once agreed upon, final terms of the proposed FTT also will be subject to additional government approval prior to enactment.
European money market reform and the imposition of the FTT, particularly with its initially proposed broad application, would each be detrimental to Federated's fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows. Federated is unable to assess the degree of any potential impact that European money market reform proposals or the FTT may have on its business, results of operations, financial condition and/or cash flows until such proposals are finalized and approved or the FTT is enacted.
On January 8, 2014, the Financial Stability Board (FSB) also published for comment as a consultative document “Assessment Methodologies for Identifying Non-Bank Non-Insurer Global Systemically Important Financial Institutions” (Consultation). The FSB is an international organization, of which the Governors, the SEC and the Treasury Department are members, that was established to coordinate, at the international level, the work of national authorities and bodies in developing and promoting the implementation of regulatory policies. The Consultation sets forth proposed methodologies for identifying systemically important non-bank, non-insurance company financial institutions, including, among others, “market intermediaries” which the Consultation appears to define as including investment advisers, brokers and certain other intermediaries, and “investment funds,” which the Consultation appears to define as including money market funds, other open-end or closed-end mutual funds, and hedge funds and other private funds. The proposed methodologies include consideration of size (U.S. $100 billion is a proposed materiality threshold), exposures, complexity, interconnectedness, leverage and other factors. The Consultation specifically notes that, in addition to individual funds, it may also be necessary to consider families of funds following the same or similar investment strategies. The deadline for the formal comment period on the Consultation is April 7, 2014. Federated is unable to assess whether, or the degree to which Federated, any of its investment management subsidiaries or any of the Federated Funds, including money market funds, could ultimately be determined to be a significantly important financial institution.
(b) Historically Low Short-Term Interest Rates
For several years, the Governors have kept the near-zero federal funds rate unchanged and short-term interest rates continued at all-time low levels. In certain money market funds, the gross yield earned by the fund is not sufficient to cover all of the fund's operating expenses due to these historically low short-term interest rates. Since the fourth quarter 2008, Federated has voluntarily waived fees (either through fee waivers or reimbursements or assumptions of expenses) in order for certain money market funds to maintain positive or zero net yields. These fee waivers have been partially offset by related reductions in distribution expense and net income attributable to noncontrolling interests as a result of Federated's mutual understanding and agreement with third-party intermediaries to share the impact of the waivers.

These voluntary fee waivers are calculated as a percent of AUM in certain money market funds and thus will vary depending upon the asset levels in such funds. In addition, the level of waivers are dependent on several other factors including, but not limited to, yields on instruments available for purchase by the money market funds, changes in expenses of the money market funds and changes in the mix of money market assets. In any given period, a combination of these factors drives the amount of fee waivers necessary in order for certain funds to maintain positive or zero net yields. As an isolated variable, an increase in yields on instruments held by the money market funds will cause the pre-tax impact of fee waivers to decrease. Conversely, as an isolated variable, an increase in expenses of the money market funds would cause the pre-tax impact of fee waivers to increase.

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

12	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

The impact of such fee waivers on various components of Federated's Consolidated Statements of Income was as follows for the years ended December 31:

				2013	2012
in millions	2013	2012	2011	vs. 2012	vs. 2011
Investment advisory fees	$(255.9)	$(177.2)	$(201.6)	(44)%	12%
Other service fees	(133.1)	(113.8)	(119.1)	(17)%	4%
Total Revenue	(389.0)	(291.0)	(320.7)	(34)%	9%
Less: Reduction in Distribution expense	277.1	218.5	232.3	27%	(6)%
Operating income	(111.9)	(72.5)	(88.4)	(54)%	18%
Less: Reduction in Noncontrolling interest	6.8	1.3	6.5	423%	(80)%
Pre-tax impact	$(105.1)	$(71.2)	$(81.9)	(48)%	13%
The negative pre-tax impact of fee waivers to maintain positive or zero net yields on certain money market funds increased in 2013 as compared to 2012 primarily as a result of lower yields on instruments held by the money market funds. During 2012, improved yields on instruments held by the money market funds caused a decline in these fee waivers as compared to 2011. (See Note (20) to the Consolidated Financial Statements for information regarding the quarterly pre-tax impact of these fee waivers.)

Based on recent commentary from the Governors in a January 29, 2014 press release, "a highly accommodative stance of monetary policy will remain appropriate for a considerable time...," Federated is unable to predict when the Governors will increase their target for the federal funds rate. As such, fee waivers to maintain positive or zero net yields on certain money market funds and the related reduction in distribution expense and net income attributable to noncontrolling interests could continue for the foreseeable future. Assuming asset levels and mix remain constant and based on recent market conditions, fee waivers for the first quarter 2014 may result in a negative pre-tax impact on income of approximately $30 million, which is consistent with the impact to both the third and fourth quarters 2013 (see Note (20) to the Consolidated Financial Statements for additional information on the quarterly impact of these fee waivers). While the level of fee waivers are impacted by various factors, increases in short-term interest rates that result in higher yields on securities purchased in money market fund portfolios would reduce the negative pre-tax impact of these waivers. Management estimates that an increase of 10 basis points in gross yields on securities purchased in money market fund portfolios will likely reduce the negative pre-tax impact of these waivers by approximately 45% from the current levels and an increase of 25 basis points would reduce the impact by approximately 70% from the current levels. The actual amount of future fee waivers and the resulting negative impact of these waivers could vary significantly from management’s estimates as they are contingent on a number of variables including, but not limited to, changes in assets within the money market funds, available yields on instruments held by the money market funds, actions by the Governors, the Treasury Department, the SEC, FSOC and other governmental entities, changes in expenses of the money market funds, changes in the mix of money market customer assets, changes in the distribution fee arrangements with third parties, Federated’s willingness to continue the fee waivers and changes in the extent to which the impact of the waivers is shared by third parties.
Asset Impairments
In 2012, Federated recorded a $3.0 million charge to write down the value of an equity-method investment. During 2013, Federated recorded additional impairments totaling $3.7 million to fully write off the value of this investment. See Note (5)(b) to the Consolidated Financial Statements for additional information regarding these impairments.
Global Expansion
Federated continues to explore opportunities to further expand its global footprint. In 2013, Federated enhanced its capabilities in trade finance investments by adding three experienced professionals and obtaining the right to use certain intellectual property from GML Capital LLP. Federated also enhanced its capabilities in emerging-market debt investments by adding two emerging-market specialists. These five professionals were added to Federated Investors (UK) LLP, Federated's London-based subsidiary. These enhancements built on Federated’s 2012 acquisition of Prime Rate Capital Management LLP (now Federated Investors (UK) LLP) and the expansion in 2012 of Federated’s European distribution capabilities through an agreement with Bury Street Capital, a European distribution firm based in London. In 2013, Federated also continued to seek acquisition candidates, including those capable of growing its Asia-Pacific business.

2013 Annual Report	13

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Insurance Proceeds
In 2012, Federated obtained the final approval from various insurance carriers for claims submitted over the past several years related to various legal proceedings. Accordingly, in 2012 Federated recognized $20.2 million in the Consolidated Statements of Income as a reduction to Professional service fees. See Note (9) to the Consolidated Financial Statements for additional information regarding these proceeds.
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

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Asset Highlights
Managed Assets at Period End

in millions as of December 31,	2013	2012	Percent Change
By Asset Class
Money market	$275,952	$284,704	(3)%
Fixed-income	50,126	52,711	(5)%
Equity	44,148	35,010	26%
Liquidation portfolio[1]	5,858	7,346	(20)%
Total managed assets	$376,084	$379,771	(1)%
By Product Type
Mutual Funds:
Money market	$240,048	$255,689	(6)%
Fixed-income	39,606	42,478	(7)%
Equity	28,097	23,152	21%
Total mutual fund assets	307,751	321,319	(4)%
Separate Accounts:
Money market	$35,904	$29,015	24%
Fixed-income	10,520	10,233	3%
Equity	16,051	11,858	35%
Total separate account assets	62,475	51,106	22%
Liquidation Portfolio[1]	$5,858	$7,346	(20)%
Total managed assets	$376,084	$379,771	(1)%

Average Managed Assets

in millions for the years ended December 31,	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
By Asset Class
Money market	$273,680	$274,206	$271,501	0%	1%
Fixed-income	51,340	48,986	42,573	5%	15%
Equity	39,474	33,816	30,560	17%	11%
Liquidation portfolio[1]	6,633	8,141	9,753	(19)%	(17)%
Total average managed assets	$371,127	$365,149	$354,387	2%	3%
By Product Type
Mutual Funds:
Money market	$239,440	$246,731	$242,187	(3)%	2%
Fixed-income	41,177	39,941	34,455	3%	16%
Equity	25,512	23,015	22,071	11%	4%
Total average mutual fund assets	306,129	309,687	298,713	(1)%	4%
Separate Accounts:
Money market	$34,240	$27,475	$29,314	25%	(6)%
Fixed-income	10,163	9,045	8,118	12%	11%
Equity	13,962	10,801	8,489	29%	27%
Total average separate account assets	58,365	47,321	45,921	23%	3%
Liquidation Portfolio[1]	$6,633	$8,141	$9,753	(19)%	(17)%
Total average managed assets	$371,127	$365,149	$354,387	2%	3%

1
Liquidation portfolio represents a portfolio of distressed bonds at cost. Federated has been retained by a third party to manage these assets through an orderly liquidation process that will generally occur over multiple years.

2013 Annual Report	15

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Changes in Fixed-Income and Equity Fund and Separate Account Assets

in millions for the years ended December 31,	2013	2012	Percent Change
Fixed-income Funds
Beginning assets	$42,478	$37,241	14%
Sales	18,706	20,426	(8)%
Redemptions	(21,075)	(15,664)	35%
Net (redemptions) sales	(2,369)	4,762	(150)%
Net exchanges	(351)	(1,520)	(77)%
Acquisition-related	0	144	(100)%
Market gains and losses/reinvestments[1]	(152)	1,851	(108)%
Ending assets	$39,606	$42,478	(7)%
Fixed-income Separate Accounts[3]
Beginning assets	$10,233	$7,573	35%
Sales[2]	2,342	1,546	51%
Redemptions[2]	(2,150)	(1,128)	91%
Net sales[2]	192	418	(54)%
Net exchanges	4	1,593	(100)%
Market gains and losses/reinvestments[1]	91	649	(86)%
Ending assets	$10,520	$10,233	3%
Total Fixed-income Assets[3]
Beginning assets	$52,711	$44,814	18%
Sales[2]	21,048	21,972	(4)%
Redemptions[2]	(23,225)	(16,792)	38%
Net (redemptions) sales[2]	(2,177)	5,180	(142)%
Net exchanges	(347)	73	(575)%
Acquisition-related	0	144	(100)%
Market gains and losses/reinvestments[1]	(61)	2,500	(102)%
Ending assets	$50,126	$52,711	(5)%
Equity Funds
Beginning assets	$23,152	$21,930	6%
Sales	7,439	6,221	20%
Redemptions	(8,328)	(7,377)	13%
Net redemptions	(889)	(1,156)	(23)%
Net exchanges	214	(70)	406%
Acquisition-related	0	190	(100)%
Market gains and losses/reinvestments[1]	5,620	2,258	149%
Ending assets	$28,097	$23,152	21%
Equity Separate Accounts[3]
Beginning assets	$11,858	$8,957	32%
Sales[2]	4,445	4,252	5%
Redemptions[2]	(3,004)	(2,291)	31%
Net sales[2]	1,441	1,961	(27)%
Net exchanges	0	(8)	100%
Market gains and losses/reinvestments[1]	2,752	948	190%
Ending assets	$16,051	$11,858	35%
Total Equity Assets[3]
Beginning assets	$35,010	$30,887	13%
Sales[2]	11,884	10,473	13%
Redemptions[2]	(11,332)	(9,668)	17%
Net sales[2]	552	805	(31)%
Net exchanges	214	(78)	374%
Acquisition-related	0	190	(100)%
Market gains and losses/reinvestments[1]	8,372	3,206	161%
Ending assets	$44,148	$35,010	26%

1
Reflects approximate changes in the fair value of the securities held by the portfolios and, to a lesser extent, reinvested dividends, distributions, net investment income and the impact of changes in foreign exchange rates.

2	For certain accounts, Sales and Redemptions are calculated as the remaining difference between beginning and ending assets after the calculation of Market gains and losses/reinvestments.

3	Includes separately managed accounts, institutional accounts and sub-advised funds and other managed products.

16	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Changes in Liquidation Portfolio

in millions for the years ended December 31,	2013	2012	Percent Change
Liquidation Portfolio[1]
Beginning assets	$7,346	$8,856	(17)%
Liquidations[2]	(1,488)	(1,510)	(1)%
Ending assets	$5,858	$7,346	(20)%

1
Liquidation portfolio represents a portfolio of distressed bonds at cost. Federated has been retained by a third party to manage these assets through an orderly liquidation process that will generally occur over multiple years. Management-fee rates earned from this portfolio are lower than those of traditional separate account mandates.

2	Liquidations reflect the cost of liquidated assets.

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

	Percent of Total Average Managed Assets			Percent of Total Revenue
	2013	2012	2011	2013	2012	2011
By Asset Class
Money market assets	74%	75%	76%	39%	47%	46%
Fixed-income assets	14%	14%	12%	23%	21%	20%
Equity assets	10%	9%	9%	37%	31%	33%
Liquidation portfolio	2%	2%	3%	0%	0%	0%
Other activities	--	--	--	1%	1%	1%
By Product Type
Mutual Funds:
Money market assets	65%	68%	68%	37%	46%	45%
Fixed-income assets	11%	11%	10%	21%	19%	19%
Equity assets	7%	6%	6%	31%	26%	28%
Separate Accounts:
Money market assets	9%	7%	8%	2%	1%	1%
Fixed-income assets	3%	3%	2%	2%	2%	1%
Equity assets	3%	3%	3%	6%	5%	5%
Liquidation Portfolio	2%	2%	3%	0%	0%	0%
Other Activities	--	--	--	1%	1%	1%
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
As of December 31, 2013, total managed assets decreased 1% from December 31, 2012 primarily as a result of decreases in money market and fixed-income assets, partially offset by an increase in equity assets. Average managed assets increased 2% for the year ended December 31, 2013 compared to the year ended December 31, 2012. Period-end money market assets decreased 3% at December 31, 2013 as compared to December 31, 2012. Average money market assets remained flat for 2013 compared to 2012, following the industry trend in the accommodative monetary policy environment. Short-term interest rates remained low throughout 2013 as the Governors kept the near-zero federal funds rate unchanged in pursuit of a sustained economic recovery. In the bond market, anticipation of the beginning of the Governors’ tapering, impacting long-term bond rates, contributed to fund outflows industrywide in the second half of 2013. In this difficult year for the bond market overall, period-end fixed-income assets decreased 5% at December 31, 2013 as compared to December 31, 2012 primarily as a result of net redemptions, while average fixed-income assets increased 5% for 2013 as compared to 2012. In equities, the S&P 500 Index rose nearly 30%, as the market benefited from economic growth, rising corporate profits and the continuation of the Governors’ economic stimulus. Period-end equity assets increased 26% at December 31, 2013 as compared to December 31, 2012

2013 Annual Report	17

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

primarily due to market appreciation, and to a lesser extent, net sales. Average equity assets increased 17% for 2013 as compared to 2012 during a strong year for the equity market. Average assets in the liquidation portfolio decreased 19% for 2013 as compared to 2012 due to the gradual liquidation of the portfolio.
December 31, 2012 period-end and average managed assets for the year then ended increased 3% over December 31, 2011 period-end and average managed assets for the year then ended primarily as a result of increases in fixed-income and equity assets. Period-end money market assets remained flat for 2012 compared to 2011. Average money market assets increased 1% for 2012 compared to 2011. The financial markets posted a strong performance in 2012 despite the continued pressure of global macroeconomic events, including political uncertainty regarding U.S. election outcomes and fiscal policies on taxes and federal spending as well as the ongoing effects of the global financial crisis. Short-term interest rates remained low as 2012 proved to be another historic year for U.S. Federal Reserve quantitative easing. Federated generated net sales in both equity and fixed-income asset classes in 2012, once again led by income-oriented investment strategies. Average equity assets increased 11% for 2012 compared to 2011. Period-end equity assets increased 13% for 2012 compared to 2011 primarily due to market appreciation and, to a lesser extent, positive net sales. Average fixed-income assets increased 15% for 2012 as compared to 2011. Period-end fixed-income assets increased 18% for 2012 as compared to 2011 primarily due to positive net sales, and to a lesser extent, market appreciation. Average assets in the liquidation portfolio decreased 17% for 2012 as compared to 2011 due to the anticipated gradual liquidation of the portfolio.

Results of Operations
Revenue. The following table sets forth components of total revenue for the three years ended December 31:

in millions	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Revenue from managed assets	$868.7	$937.9	$887.1	(7)%	6%
Revenue from sources other than managed assets	9.7	7.8	8.0	24%	(3)%
Total revenue	$878.4	$945.7	$895.1	(7)%	6%
Revenue from managed assets decreased $69.2 million in 2013 as compared to 2012 primarily due to an increase of $98.0 million in voluntary fee waivers related to certain money market funds in order for these funds to maintain positive or zero net yields and a decrease of $3.4 million due to lower average money market assets. This decrease in revenue was partially offset by an increase of $34.1 million resulting from higher average equity assets.
See Business Developments – Historically Low Short-Term Interest Rates for additional information on voluntary fee waivers related to certain money market funds in order for these funds to maintain positive or zero net yields, including the offsetting decreases in expense and net income attributable to noncontrolling interests and the net pre-tax impact on income.
Federated’s ratio of revenue from managed assets to average managed assets for 2013 was 0.23% as compared to 0.26% for 2012. The decrease in the rate was primarily due to the increase in voluntary fee waivers to maintain positive or zero net yields on certain money market funds for 2013 as compared to 2012, partially offset by the increase in average managed assets invested in higher fee-paying equity products for the same period of comparison.
Revenue from managed assets increased $50.8 million in 2012 as compared to 2011 primarily due to a decrease of $29.7 million in voluntary fee waivers related to certain money market funds in order for these funds to maintain positive or zero net yields and an increase of $19.2 million resulting from higher average fixed-income assets.
Federated’s ratio of revenue from managed assets to average managed assets for 2012 was 0.26% as compared to 0.25% for 2011. The increase in the rate was primarily due to the decrease in voluntary fee waivers to maintain positive or zero net yields for 2012 as compared to 2011.

18	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Operating Expenses. The following table sets forth significant fluctuations in operating expenses for the three years ended December 31:

in millions	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Compensation and related	$269.1	$257.6	$245.4	4%	5%
Distribution	212.9	253.4	235.7	(16)%	8%
Professional service fees	37.1	18.9	53.7	96%	(65)%
All other	107.5	103.2	102.9	4%	0%
Total operating expenses	$626.6	$633.1	$637.7	(1)%	(1)%
Total operating expenses for 2013 decreased $6.5 million compared to 2012. Distribution expense decreased $40.5 million in 2013 as compared to 2012 primarily due to a $58.6 million decrease resulting from higher fee waivers associated with maintaining positive or zero net yields on certain money market funds, partially offset by a $13.8 million increase related to the client mix of average money market assets and a $5.5 million increase related to higher average equity assets. Professional service fees increased $18.2 million in 2013 compared to 2012 primarily due to the aforementioned recognition of insurance proceeds in 2012 (See Business Developments – Insurance Proceeds for additional information). Compensation and related expense increased $11.5 million in 2013 as compared to 2012 reflecting a $5.3 million increase in base compensation primarily due to increased salary levels, a $4.2 million increase in incentive compensation primarily due to an increase in bonus expense driven primarily by investment management performance and a $1.7 million increase in other employee expenses, including payroll taxes and benefits.
Total operating expenses for 2012 decreased $4.6 million compared to 2011. Professional service fees decreased $34.8 million primarily due to a $20.2 million decrease related to the recognition of insurance proceeds in 2012 (See Business Developments – Insurance Proceeds for additional information) and a $17.2 million decrease in expenses related to non-recurring legal proceedings in 2011. Distribution expense increased $17.7 million in 2012 as compared to 2011 primarily due to a $13.8 million increase resulting from lower fee waivers associated with maintaining positive or zero net yields in certain money market funds and a $4.7 million increase related to higher average fixed-income assets. Compensation and related expense increased $12.2 million in 2012 as compared to 2011 reflecting a $5.9 million increase in base compensation primarily due to increased headcount and a $5.4 million increase in incentive compensation primarily due to an increase in bonus expense driven primarily by sales performance.
Nonoperating Income (Expenses). Nonoperating income (expenses), net, increased $11.4 million in 2013 as compared to 2012. The increase is primarily due to a $10.1 million increase in Gain on securities, net due primarily to increased gains on the sale of certain available-for-sale securities and a $2.0 million decrease in Debt expense primarily due to decreased average outstanding loan balances.
Nonoperating income (expenses), net increased $7.0 million in 2012 as compared to 2011. The increase reflects a $5.5 million increase in Gain on securities, net due primarily to increases in fair values of trading securities held ($3.1 million) and increased realized gains on Investments—affiliates ($1.4 million), a $2.6 million decrease in Debt expense primarily due to decreased average outstanding loan balances ($1.7 million) and a lower average interest rate ($1.2 million) due to Federated refinancing this debt in June 2011 (see Note (10) to the Consolidated Financial Statements for additional information) and a $1.9 million increase in Investment income, net primarily due to a higher average yield on Federated's investment portfolio. This increase was partially offset by a $3.0 million decrease in Other, net primarily due to an impairment charge recorded in 2012 to write down the value of an equity-method investment to fair value (see Note (5)(b) to the Consolidated Financial Statements for additional information).
Income Taxes. The income tax provision for 2013, 2012, and 2011 was $92.7 million, $110.9 million, and $91.3 million, respectively. The provision for 2013 decreased $18.2 million as compared to 2012 primarily due to lower Income before income taxes. The provision for 2012 increased $19.6 million as compared to 2011 primarily due to higher Income before income taxes. The effective tax rate was 35.8% for 2013, 35.9% for 2012 and 37.1% for 2011. See Note (15) to the Consolidated Financial Statements for additional information on the effective tax rate, as well as other tax disclosures.
For 2013, Federated's pretax book income was $71.0 million in excess of federal taxable income due primarily to temporary tax differences of $55.1 million associated with certain intangible assets and $10.5 million associated with capital gains recognized in the current year which, for tax purposes, were offset by capital losses reported in prior years for book purposes.

2013 Annual Report	19

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

For 2012, Federated’s pretax book income was $86.3 million in excess of federal taxable income due primarily to temporary tax differences of $56.4 million associated with certain intangible assets, $9.2 million associated with capital losses recognized in 2012 for tax purposes for which impairment charges had been recognized in a prior year for book purposes and $8.3 million related to the insurance proceeds recognized as income for book purposes in 2012 versus when received in a prior year for tax purposes. See Business Developments – Insurance Proceeds for additional information.
For 2011, Federated’s pretax book income was $55.1 million in excess of federal taxable income due primarily to $53.4 million in temporary tax differences associated with certain intangible assets.

Net Income attributable to the Noncontrolling Interests in Subsidiaries. Net income attributable to the noncontrolling interests in subsidiaries decreased $5.4 million for 2013 as compared to 2012 primarily due to the impact of higher fee waivers associated with maintaining positive or zero net yields in certain money market funds.

Net income attributable to the noncontrolling interests in subsidiaries increased $5.4 million for 2012 as compared to 2011 primarily due to the impact of lower fee waivers associated with maintaining positive or zero net yields in certain money market funds.
Net Income attributable to Federated Investors, Inc. Net income decreased $25.9 million in 2013 as compared to 2012 primarily as a result of the changes in revenues and expenses noted above. Diluted earnings per share for the year ended December 31, 2013 decreased $0.24 as compared to the same period of 2012 primarily due to decreased net income.
Net income increased $37.2 million in 2012 as compared to 2011 primarily as a result of the changes in revenues and expenses noted above. Diluted earnings per share for the year ended December 31, 2012 increased $0.34 as compared to the same period of 2011 primarily due to increased net income.
Liquidity and Capital Resources
Liquid Assets. At December 31, 2013, liquid assets, net of noncontrolling interests, consisting of cash and cash equivalents, investments and receivables, totaled $303.2 million as compared to $271.9 million at December 31, 2012. The increase of $31.3 million primarily reflects an increase of $36.9 million in Cash and cash equivalents, which is summarized in the discussion below, partially offset by a decrease of $6.6 million in Investments—affiliates due primarily to net redemptions of available-for-sale securities and a decrease of $5.1 million in Investments—consolidated investment companies due primarily to net redemptions of trading securities in 2013.
At December 31, 2013, Federated's liquid assets included investments in certain Federated-sponsored money market and fluctuating-value funds that may have direct and/or indirect exposures to international sovereign debt and currency risks. Federated has been actively monitoring its money market, fixed-income and equity portfolios to manage sovereign debt and currency risks. Federated's experienced portfolio managers and analysts work to evaluate credit risk through quantitative and fundamental analysis. Further, for cash invested in certain money market funds (approximately $87 million), only indirect short-term exposures exist primarily to high-quality international bank names that are subject to Federated's credit analysis process and meet the requirements of Rule 2a-7.
Cash Provided by Operating Activities. Net cash provided by operating activities totaled $261.0 million for 2013 as compared to $316.3 million for 2012. The decrease of $55.3 million was primarily due to the $69.2 million decrease in revenue from managed assets previously discussed.
Cash Used by Investing Activities. In 2013, cash used by investing activities was $2.1 million and primarily reflected $91.9 million in cash paid for purchases of available-for-sale securities, $10.3 million in cash paid for property and equipment and $8.5 million in cash paid for contingent payments related to prior year acquisitions, partially offset by the receipt of $108.6 million in proceeds from redemptions of available-for-sale securities.
Cash Used by Financing Activities. In 2013, cash used by financing activities was $222.0 million. During 2013, Federated paid $102.5 million or $0.98 per share in dividends to holders of its common shares. Federated distributed $88.7 million to noncontrolling interests in subsidiaries primarily representing the proceeds surrounding the closing and related liquidation of a sponsored offshore money market fund that was a consolidated investment company in 2013 (see Note (4) to the Consolidated Financial Statements for additional information). In 2013, Federated also repaid $42.5 million of its long-term debt obligations (see Note (10) to the Consolidated Financial Statements for additional information).

20	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Borrowings. In 2011, Federated entered into an Amended and Restated Credit Agreement with a syndicate of banks that included a $382.5 million term loan (Term Loan) and a $200 million revolving credit facility (collectively, as amended, Credit Agreement). Proceeds have been used for general corporate purposes including cash payments related to acquisitions, dividends, investments and share repurchases. During each of the years ended December 31, 2013, 2012 and 2011, Federated made principal payments of $42.5 million on the Term Loan. As of December 31, 2013, the entire $200 million revolving credit facility was available for borrowings. Federated is a party to an interest rate swap (the Swap) to hedge its interest rate risk associated with the Term Loan. The Swap converts the variable interest rate on the Term Loan to a fixed rate of 3.646%. See Note (10) to the Consolidated Financial Statements for additional information.
The Credit Agreement has an interest coverage ratio covenant (consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) to consolidated interest expense) and a leverage ratio covenant (consolidated debt to consolidated EBITDA) as well as other customary terms and conditions. Federated was in compliance with all of its covenants, including its interest coverage and leverage ratios at and during the year ended December 31, 2013. An interest coverage ratio of at least 4 to 1 is required and as of December 31, 2013, the interest coverage ratio was 28 to 1. A leverage ratio of no more than 2.5 to 1 is required and as of December 31, 2013, the leverage ratio was 0.9 to 1. The Credit Agreement and the Swap also have certain stated events of default and cross default provisions which would permit the lenders/counterparties to accelerate the repayment of the debt or the Swap if not cured within the applicable grace periods. The events of default generally include breaches of contract, failure to make required loan payments, insolvency, cessation of business, deterioration in credit rating to below investment grade, notice of lien or assessment and other proceedings, whether voluntary or involuntary, that would require the repayment of amounts borrowed.
Future Cash Needs. In addition to the contractual obligations and contingent liabilities described below, management expects that principal uses of cash will include paying incentive and base compensation, funding distribution expenditures, paying shareholder dividends, repaying debt obligations, funding business acquisitions and global expansion, paying taxes, repurchasing company stock, seeding new products and funding property and equipment acquisitions including computer-related software and hardware. As a result of the highly regulated nature of the investment management business, management anticipates that expenditures for compliance and investment management personnel, compliance systems and related professional and consulting fees may continue to increase.
On January 23, 2014, the board of directors declared a $0.25 per share dividend to shareholders of record as of February 7, 2014, which was paid on February 14, 2014.
After evaluating Federated’s existing liquid assets, expected continuing cash flow from operations, its borrowing capacity under the revolving credit facility of the Credit Agreement and its ability to obtain additional financing arrangements and issue debt or stock, management believes it will have sufficient liquidity to meet its present and reasonably foreseeable cash needs. Although management currently is not projecting to draw on the availability under the revolving credit facility for the next twelve months, management may choose to borrow additional amounts up to the maximum available under the revolving credit facility which could cause total outstanding borrowings to total as much as $466 million.
Management estimates that of the $18.9 million of deferred tax assets (net of valuation allowances) at December 31, 2013, $10.3 million and $3.3 million will reverse in 2014 and 2015, respectively, as tax deductions are taken in those years for various expenses recorded in 2013 or prior years, primarily related to certain compensation-related expenses.
Financial Position
The following discussion summarizes significant changes in assets and liabilities that are not discussed elsewhere in Management’s Discussion and Analysis of Financial Condition and Results of Operations as well as the status of Federated's goodwill and equity-method investment as of December 31, 2013.
Long-term deferred tax liability, net at December 31, 2013 increased $21.8 million from December 31, 2012 primarily as a result of tax amortization deductions in excess of book amortization related to intangibles and indefinite lived assets.
There were no indicators of goodwill impairment as of December 31, 2013 as Federated's market capitalization exceeded the book value of equity by more than 400%.
Federated holds a 12% non-voting, noncontrolling interest in a privately-held investment management firm that is registered as an investment adviser and a commodity trading adviser. This investment is accounted for using the equity method of accounting. The excess carrying value of Federated's equity-method investment as compared to its proportionate share of the investee's underlying net assets reflects goodwill. During 2012, due to declines in the investee's AUM, their performance

2013 Annual Report	21

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

relative to indices and the uncertainty regarding each in the future, management evaluated the carrying value of this investment for other-than-temporary impairment. Management estimated the fair value of this investment at December 31, 2012 and determined that it was other-than-temporarily impaired. Accordingly, Federated recorded a $3.0 million impairment charge in Nonoperating Income (Expenses) – Other, net to write down this equity-method investment to a fair value of $3.8 million as of December 31, 2012. The estimate of fair value was based primarily upon the present value of expected future cash flows using an income approach valuation methodology with unobservable data inputs (Level 3). Significant unobservable model inputs included: (1) projected AUM across product lines with a 10-year compounded annual growth rate of 15% and a terminal growth rate of 3%; and (2) a 17% discount rate based upon the current estimated market rate of return.
During the third quarter 2013, upon consideration of continued investment underperformance and a decrease in forecasted growth of AUM, management evaluated the carrying value of this investment. Accordingly, after recording its share of equity-related losses, Federated recorded a $3.1 million impairment charge in Nonoperating Income (Expenses) – Other, net to write down this equity-method investment to a fair value of $0.6 million as of September 30, 2013. The estimate of fair value was based primarily upon the present value of expected future cash flows using probability-weighted scenarios in an income approach valuation methodology with unobservable data inputs (Level 3). Significant unobservable model inputs included: (1) projected scenario AUM across product lines with a 10-year compounded annual growth rate ranging from 0% - 9%; (2) a terminal growth rate of 3%; and (3) a 17% discount rate based upon the current estimated market rate of return. During the fourth quarter 2013, management made the decision to terminate a research agreement and sub-advisory agreement with this investment management firm, resulting in a significant decrease in forecasted AUM. Management estimated the fair value of this investment at December 31, 2013 and determined that it was fully impaired. Federated recorded a $0.6 million impairment charge in Nonoperating Income (Expenses) – Other, net to write-off the remaining value of this equity-method investment as of December 31, 2013.
Off-Balance Sheet Arrangements
As of December 31, 2013 and 2012, Federated did not have any material off-balance sheet arrangements.
Contractual Obligations and Contingent Liabilities
Contractual. The following table presents as of December 31, 2013, Federated’s significant minimum noncancelable contractual obligations by payment date. The payment amounts represent amounts contractually due to the recipient and do not include any unamortized discounts or other similar carrying value adjustments. Further discussion of the nature of each obligation is included either in the referenced Note to the Consolidated Financial Statements or in a footnote to the table.

		Payments due in
in millions	Note Reference	2014	2015-2016	2017-2018	After 2018	Total
Long-term debt obligations[1]	(10)	$86.9	$204.4	$0.0	$0.0	$291.3
Operating lease obligations	(14)	13.0	27.3	25.4	45.5	111.2
Purchase obligations[2]		12.9	3.7	0.5	0.0	17.1
Employment-related commitments[3]		18.5	1.7	0.0	0.0	20.2
Acquisition-related commitments[4]	(18)	10.2	0.0	0.0	0.0	10.2
Total		$141.5	$237.1	$25.9	$45.5	$450.0

1
Amounts include principal and interest payments. Assuming the debt amortization schedule and the fixed interest rate in effect at December 31, 2013 as a result of the Swap (see Note (10) to the Consolidated Financial Statements), Federated’s minimum contractual interest payments would be approximately $8.9 million and $6.1 million for 2014 and 2015-2016, respectively.

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

4
Amount represents Federated's obligation to make acquisition-related contingent purchase price payments in cases where the related contingencies are resolved as of December 31, 2013. For a full discussion of Federated's commitments regarding acquisition-related purchase price payments, see the discussion that follows herein under Contingent Payments.

22	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Contingent Payments. Pursuant to various acquisition- and employee-related agreements, Federated is required to make certain periodic contingent payments. Details regarding these commitments are as follows:
In 2010, Federated acquired the money market management business of SunTrust Banks, Inc. (SunTrust Acquisition). As part of the SunTrust Acquisition, Federated is required to make annual contingent purchase price payments in the fourth quarters of each of the five years following the acquisition date. The contingent purchase price payments are calculated as a percentage of revenue less distribution expenses directly attributed to certain eligible assets. The first three contingent purchase price payments of $5.0 million, $4.2 million and $3.8 million were paid in the fourth quarters of 2011, 2012 and 2013, respectively. At December 31, 2013, management estimated remaining contingent payments could total $6 million over the two years that remain; however, the actual amount of the contingent payments will vary based on asset levels and related net revenues and is not limited by any maximum amount. A wide range of outcomes for actual payments is possible due to the extent of reasonably possible flow-rate volatility for the respective AUM. As of December 31, 2013, a liability of $4.4 million representing the estimated fair value of future consideration payments was recorded in Other current liabilities ($2.3 million) and Other long-term liabilities ($2.1 million) (see Note (5)(a) to the Consolidated Financial Statements for a discussion regarding the valuation methodology). This liability is remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense on the Consolidated Statements of Income.
In 2008, Federated completed the acquisition of certain assets of David W. Tice & Associates LLC that relate to the management of the Prudent Bear Fund and the Prudent DollarBear Fund (Prudent Bear Acquisition). As part of the Prudent Bear Acquisition, Federated was required to make contingent purchase price payments based upon certain revenue growth targets over the four-year period following the acquisition date. The contingent purchase price payments were recorded as additional goodwill at the time the contingency was resolved. Contingent purchase price payments over the four-year period totaled $49.8 million, which included a payment of $44.7 million related to the second anniversary year in the first quarter 2011. The applicable growth targets were not met for the third or fourth anniversary years. As such, no amount was paid related to these anniversary years.
In 2008, Federated completed the acquisition of certain assets of Clover Capital Management, Inc., an investment manager that specializes in value investing (Clover Capital Acquisition). As part of the Clover Capital Acquisition, Federated is required to make contingent purchase price payments based upon growth in revenues over the five-year period following the acquisition date. The contingent purchase price payments were recorded as additional goodwill at the time the contingency was resolved. The applicable growth targets were not met for the first two anniversary years and as such, no related payments were made. In the first quarter 2012 and 2013, $5.9 million and $3.4 million were paid with regard to the third and fourth anniversary years, respectively. As of December 31, 2013, $9.2 million was accrued in Other current liabilities for the fifth and final anniversary year and was paid in January 2014.
In 2007, Federated completed a transaction with Rochdale Investment Management LLC to acquire certain assets relating to its business of providing investment advisory and investment management services to the Rochdale Atlas Portfolio (Rochdale Acquisition). The Rochdale Acquisition agreement provided for two forms of contingent purchase price payments payable over the five-year period following the acquisition date based on certain revenue earned by Federated from the Federated InterContinental Fund and/or related asset growth and performance. Contingent purchase price payments over the five-year period totaled $8.0 million, which included payments totaling $1.1 million in 2011 and $2.8 million in 2012, the final year of payment. Contingent payments were recorded as additional goodwill at the time the related contingency was resolved.
Pursuant to other acquisition agreements, Federated may be required to make additional purchase price payments based on a percentage of revenue less certain direct expenses attributable to eligible AUM. The payments could occur annually through 2017. As of December 31, 2013, liabilities totaling $2.1 million, representing the estimated fair value of future consideration payments, were recorded in Other current liabilities ($0.9 million) and Other long-term liabilities ($1.2 million) (see Note (5)(a) to the Consolidated Financial Statements for a discussion regarding the valuation methodology). The liabilities are remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense and/or Other expense on the Consolidated Statements of Income.
Federated may be required to make certain incentive compensation-related payments through 2018 in connection with various significant employment arrangements. In addition to the $18.5 million of employment-related commitments to be paid in 2014 included in the table above, as of December 31, 2013, Federated may be required to pay up to an additional $33 million over the remaining terms of the arrangements based on the achievement of performance goals. In addition, certain employees have incentive compensation opportunities related to the Federated Kaufmann Large Cap Fund (the Fund Bonus). Based on asset levels at December 31, 2013, $1.7 million would be paid in 2014 as a Fund Bonus payment. Management is unable to

2013 Annual Report	23

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

reasonably estimate a range of possible bonus payments for the Fund Bonus for subsequent years due to the wide range of possible growth-rate scenarios.
Legal Proceedings. Federated has claims asserted and threatened against it in the ordinary course of business. As of December 31, 2013, Federated does not have any material pending legal proceedings and, as such, does not believe that a material loss related to these claims is reasonably possible.
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
Of the significant accounting policies described in Note (1) to the Consolidated Financial Statements, management believes that its policies regarding accounting for intangible assets and acquisition-related future consideration liabilities involve a higher degree of judgment and complexity.
Accounting for Intangible Assets. Three aspects of accounting for intangible assets require significant management estimates and judgment: (1) valuation in connection with the initial purchase price allocation; (2) ongoing evaluation for impairment; and (3) reconsideration of an asset's useful life. The process of determining the fair value of identifiable intangible assets at the date of acquisition requires significant management estimates and judgment as to expectations for earnings on the related managed assets acquired, redemption rates for such managed assets, growth from sales efforts and the effects of market conditions. Management often utilizes an independent valuation expert to help with this process. If actual changes in the related managed assets or the projected useful life of the intangible asset, among other assumptions, differ significantly from the estimates and judgments used in determining the initial fair value, the intangible asset amounts recorded in the financial statements could be subject to possible impairment or could require an acceleration in amortization expense that could have a material adverse effect on Federated’s results of operations and/or financial condition.
Indefinite-lived intangible assets are reviewed for impairment annually as of October 1 using a qualitative approach which requires the weighing of positive and negative evidence collected through the consideration of various factors to determine whether it is more likely than not that an indefinite-lived intangible asset or asset group is impaired. Management considers entity-specific and macroeconomic factors and their potential impact on significant inputs used to determine the fair value measurement for the indefinite-lived intangible assets including, primarily, changes in AUM, net revenue rates, operating margins, tax rates and discount rates. In addition, management reconsiders on a quarterly basis whether events or circumstances indicate that a change in the useful life may have occurred. Indicators of a possible change in useful life monitored by management generally include a significant decline in the level of managed assets, changes to legal, regulatory or contractual provisions of the renewable investment advisory contracts and reductions in underlying operating cash flows.
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

At December 31, 2013, Federated had $70.5 million and $6.1 million in indefinite-lived and finite-lived intangible assets, respectively, recorded on its Consolidated Balance Sheets. No indicators of impairment existed as of December 31, 2013 or 2012 and no impairments were recorded during the years then ended.
Accounting for Acquisition-Related Future Consideration Liabilities. For acquisitions completed since January 1, 2009, Federated is required to carry its liability for future consideration payments at fair value each period end with changes in fair value recorded in earnings. As of December 31, 2013, the fair value of all acquisition-related future consideration liabilities was $6.5 million. Future consideration payments will be calculated as a percentage of revenue less certain distribution expenses directly attributed to eligible assets. The process of estimating the fair value of the related liabilities requires management estimates and judgment as to expectations for the amount of net revenue to be earned on the applicable AUM, net sales/redemptions for such AUM and the discount rate. Expected net revenue per managed asset is generally based on contract terms, historical experience and management's expectation regarding the impact of potential future fee waivers for certain money market funds to maintain positive or zero net yields. Net flow rates are estimated by evaluating historical net flow rates in similar funds and recent trends in the eligible AUM. The discount rate is estimated as the current market rate of return.
If actual amounts or management’s estimates and judgment regarding changes in the related managed assets, revenue earned from the managed assets or the discount rate, among other assumptions, differ significantly at a period-end date as compared to the estimates and judgments used in determining the fair value as of the prior period-end date, the adjustment to record the change in the fair value of the respective liability could result in a significant favorable or unfavorable adjustment to earnings which could have a material effect on Federated’s consolidated financial position and results of operations. See Note (5)(a) to the Consolidated Financial Statements for additional information regarding this liability.
Risk Factors
Potential Adverse Effects of a Material Concentration in Revenue. For 2013, approximately 39% of Federated’s total revenue was attributable to money market assets as compared to 47% and 46% for 2012 and 2011, respectively. The change in the relative proportion of Federated's revenue attributable to money market assets from 2012 to 2013 was primarily the result of increases in fee waivers for certain money market funds to maintain positive or zero net yields. The change in the relative proportion of Federated's revenue attributable to money market assets from 2011 to 2012 was primarily the result of decreases in fee waivers for certain money market funds to maintain positive or zero net yields. A significant change in Federated’s money market business or a significant reduction in money market assets due to regulatory changes, changes in the financial markets, including significant and rapid increases in interest rates over a short period of time causing certain investors to prefer direct investments in interest-bearing securities, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s business, results of operations, financial condition and/or cash flows.
Potential Adverse Effects of Historically Low Interest Rates. For several years, the Governors have kept the near-zero federal funds rate unchanged and short-term interest rates continued at all-time low levels. In certain money market funds, the gross yield earned by the fund is not sufficient to cover all of the fund’s operating expenses due to these historically low short-term interest rates. Since the fourth quarter 2008, Federated has voluntarily waived fees (either through fee waivers or reimbursements or assumptions of expenses) in order for certain money market funds to maintain positive or zero net yields. These fee waivers have been partially offset by related reductions in distribution expense and net income attributable to noncontrolling interests as a result of Federated's mutual understanding and agreement with third-party intermediaries to share the impact of the waivers.
These voluntary fee waivers are calculated as a percent of AUM in certain money market funds and thus will vary depending upon the asset levels in such funds. In addition, the level of waivers are dependent on several other factors including, but not limited to, yields on instruments available for purchase by the money market funds, changes in expenses of the money market funds and changes in the mix of money market assets. In any given period, a combination of these factors drives the amount of fee waivers necessary in order for certain funds to maintain positive or zero net yields. As an isolated variable, an increase in yields on instruments held by the money market funds will cause the pre-tax impact of fee waivers to decrease. Conversely, as an isolated variable, an increase in expenses of the money market funds would cause the pre-tax impact of fee waivers to increase.
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

2013 Annual Report	25

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

invested in prime money market funds as compared to total average money market fund assets should typically result in lower waivers to maintain positive or zero net yields. Conversely, the opposite would also be true.
The impact of such fee waivers on various components of Federated's Consolidated Statements of Income was as follows for the years ended December 31:

				2013	2012
in millions	2013	2012	2011	vs. 2012	vs. 2011
Investment advisory fees	$(255.9)	$(177.2)	$(201.6)	(44)%	12%
Other service fees	(133.1)	(113.8)	(119.1)	(17)%	4%
Total Revenue	(389.0)	(291.0)	(320.7)	(34)%	9%
Less: Reduction in Distribution expense	277.1	218.5	232.3	27%	(6)%
Operating income	(111.9)	(72.5)	(88.4)	(54)%	18%
Less: Reduction in Noncontrolling interest	6.8	1.3	6.5	423%	(80)%
Pre-tax impact	$(105.1)	$(71.2)	$(81.9)	(48)%	13%
The negative pre-tax impact of fee waivers to maintain positive or zero net yields on certain money market funds increased in 2013 as compared to 2012 primarily as a result of lower yields on instruments held by the money market funds. During 2012, improved yields on instruments held by the money market funds caused a decline in these fee waivers as compared to 2011. (See Note (20) to the Consolidated Financial Statements for information regarding the quarterly pre-tax impact of these fee waivers.)
Based on recent commentary from the Governors in a January 29, 2014 press release, "a highly accommodative stance of monetary policy will remain appropriate for a considerable time...," Federated is unable to predict when the Governors will increase their target for the federal funds rate. As such, fee waivers to maintain positive or zero net yields on certain money market funds and the related reduction in distribution expense and net income attributable to noncontrolling interests could continue for the foreseeable future. Assuming asset levels and mix remain constant and based on recent market conditions, fee waivers for the first quarter 2014 may result in a negative pre-tax impact on income of approximately $30 million, which is consistent with the impact to both the third and fourth quarters 2013 (see Note (20) to the Consolidated Financial Statements for additional information on the quarterly impact of these fee waivers). While the level of fee waivers are impacted by various factors, increases in short-term interest rates that result in higher yields on securities purchased in money market fund portfolios would reduce the negative pre-tax impact of these waivers. Management estimates that an increase of 10 basis points in gross yields on securities purchased in money market fund portfolios will likely reduce the negative pre-tax impact of these waivers by approximately 45% from the current levels and an increase of 25 basis points would reduce the impact by approximately 70% from the current levels. The actual amount of future fee waivers and the resulting negative impact of these waivers could vary significantly from management’s estimates as they are contingent on a number of variables including, but not limited to, changes in assets within the money market funds, available yields on instruments held by the money market funds, actions by the Governors, the Treasury Department, the SEC, FSOC and other governmental entities, changes in expenses of the money market funds, changes in the mix of money market customer assets, changes in the distribution fee arrangements with third parties, Federated’s willingness to continue the fee waivers and changes in the extent to which the impact of the waivers is shared by third parties.
Potential Adverse Effects of Rising Interest Rates. Despite the expectation that increases in short-term interest rates above the historically low rates of 0% - 0.25% will reduce the impact of fee waivers to maintain positive or zero net yields, increases in interest rates could also have an adverse effect on Federated’s revenue from money market and other fixed-income products. In a rising short-term interest rate environment, certain investors using money market products and other short-term duration fixed-income products for cash management purposes may shift these investments to direct investments in comparable instruments in order to realize higher yields than those available in money market and other fund products holding lower-yielding instruments. In addition, rising interest rates will tend to reduce the fair value of securities held in various investment portfolios and other products. Management cannot estimate the impact of rising interest rates on Federated’s revenue, but such impact could have a material adverse effect on Federated’s business, results of operations, financial condition and/or cash flows.
Potential Adverse Effects of a Decline or Disruption in the Economy or Financial Markets. Economic or financial market downturns (domestic or international), including disruptions in securities and credit markets, may adversely affect the profitability and performance of, demand for and investor confidence in Federated’s investment products and services. In addition, Federated's products may be adversely affected by changes in U.S. markets, downgrades of U.S. credit ratings or the

26	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

U.S. debt ceiling as well as be adversely affected by potential deterioration in international sovereign or currency market conditions.
At December 31, 2013, Federated's liquid assets of $303.2 million included investments in certain Federated-sponsored money market and fluctuating-value funds that may have direct and/or indirect exposures to international sovereign debt and currency risks. Federated has been actively monitoring its money market, fixed-income and equity portfolios to manage sovereign debt and currency risks with respect to certain eurozone countries and the credit rating downgrade and debt ceiling debates in the United States. Federated's experienced portfolio managers and analysts work to evaluate credit risk through quantitative and fundamental analysis. Further, regarding international exposure, for cash invested in certain money market funds (approximately $87 million), only indirect short-term exposures exist primarily to high-quality international bank names that are subject to Federated's credit analysis process and meet the requirements of Rule 2a-7. Federated and the money market and fluctuating NAV funds managed or distributed by Federated also interact with various other financial industry participants, such as counterparties, broker-dealers, banks, clearing organizations, other investment products and customers, as a result of operations, trading, distribution and other relationships. As a result, Federated’s business (including, but not limited to, reputation), results of operations, financial condition and/or cash flows could be adversely affected by the creditworthiness or financial soundness of other financial industry participants, particularly in times of economic or financial stress or disruption. Although investments held by sponsored money market and fluctuating-value funds are subject to Federated's proprietary investment research process, there can be no assurance that potential losses that may be realized as a result of these exposures will not have a material adverse effect on Federated’s business (including, but not limited to, reputation), results of operations, financial condition and/or cash flows.
The ability of Federated to compete and sustain asset and revenue growth is dependent, in part, on the relative attractiveness of the types of investment products Federated offers and its investment performance and strategies under prevailing market conditions. Adverse market conditions or other events could also impact Federated's customers. In the event of extreme circumstances, including economic, political, or business crises, Federated’s products may suffer significant net redemptions in AUM causing severe liquidity issues in its short-term sponsored investment products and declines in the value of and returns on AUM, all of which could cause material adverse effects on Federated’s business (including, but not limited to, reputation), results of operations, financial condition and/or cash flows.
Custody and portfolio accounting services for all of Federated's mutual fund products are outsourced to one of three third-party financial institutions that are leading providers of such mutual fund services. Accounting records for Federated's mutual funds are maintained by these service providers. These service providers, or other vendors of Federated, could also be adversely affected by the adverse market conditions described above. It is not possible to predict with certainty the extent to which the services or products Federated receives from such service providers or vendors would be interrupted or affected by such situations. Accordingly, there can be no assurance that potential service interruption or Federated’s ability to find a suitable replacement would not have a material adverse effect on Federated’s business (including, but not limited to, reputation), results of operations, financial condition and/or cash flows.
Potential Adverse Effects of Changes in Laws and Regulations on Federated’s Investment Management Business. Federated and its investment management business are subject to extensive regulation in the United States and abroad. Federated and the Federated Funds are subject to Federal securities laws, principally the Securities Act of 1933, the Investment Company Act of 1940 (Investment Company Act), the Investment Advisers Act of 1940 (Advisers Act), state laws regarding securities fraud and regulations promulgated by various regulatory authorities, including the SEC, the Financial Industry Regulatory Authority (FINRA) and the New York Stock Exchange (NYSE). Federated, and certain Federated Funds, are also subject to regulation by the U.S. Commodity Futures Trading Commission (CFTC) and the National Futures Association (NFA). Federated is also affected by certain regulations governing banks and other financial institutions. Federated's operations outside of the United States are subject to foreign laws and regulation by foreign regulatory authorities, such as the U.K. Financial Conduct Authority (FCA) for its London-based operations, the Central Bank of Ireland for its Dublin-based operations, the German Federal Financial Supervisory Authority for its Frankfurt-based operations and the Australian Securities and Investments Commission for its Melbourne-based operations. Changes in laws, regulations or governmental policies, both domestically and abroad, and the costs associated with compliance, could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows.
From time to time, the Federal securities laws have been augmented substantially. For example, among other measures, Federated has been impacted by the Sarbanes-Oxley Act of 2002, the Patriot Act of 2001, the Gramm-Leach-Bliley Act of 1999 and the Dodd-Frank Act. Federated and the domestic Federated Funds continue to be primarily regulated by the SEC. As a result of the Dodd-Frank Act and certain rule amendments by the CFTC, Federated and certain Federated Funds also are regulated by the CFTC and NFA due to these funds investing in futures, swaps or certain other commodity interests in more

2013 Annual Report	27

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

than de minimis amounts. In addition, the Dodd-Frank Act provides for a new systemic risk regulation regime under which it is possible that Federated, and/or any one or more of the Federated Funds, could be subject to designation as a systemically important financial institution by FSOC, thereby resulting in additional regulation by the Governors in addition to primary regulation by the SEC. Any such designation would subject the designated entity to enhanced banking-oriented measures, including capital and liquidity requirements, leverage limits, enhanced public disclosures and risk management requirements. Other provisions of the Dodd-Frank Act may affect intermediaries in their sale or use of Federated's products. Prior to complete implementation, it is difficult to assess the full impact of the Dodd-Frank Act on Federated, but the impact could have a material adverse effect on Federated’s business, results of operations, financial condition and/or cash flows.
In addition, during the past few years regulators such as the SEC, FINRA, CFTC and NYSE have adopted other regulations and amendments that have increased Federated's operating expenses and affected the conduct of its business, and may continue to do so. Additional regulations or interpretations have been, or may be, proposed by regulators such as the SEC, CFTC, FINRA and/or NYSE which, if adopted or issued, may also increase Federated's operating expenses and affect the conduct of its business. International regulators, such as the FCA, have also adopted and proposed regulations that could increase Federated's operating expenses and affect the conduct of its business.
Over the past few years, various service industries, including mutual fund service providers, have been the subject of changes in tax policy that impact their state and local tax liability. Changes that have been adopted or proposed include (1) an expansion of the nature of a service company's activities that subject it to tax in a jurisdiction, (2) a change in the methodology by which multi-state companies apportion their income between jurisdictions, and (3) a requirement that affiliated companies calculate their state tax as one combined entity. As adopted changes become effective and additional jurisdictions effect similar changes, there could be a material adverse effect on Federated's tax liability and effective tax rate and, as a result, net income. Various investment products, such as municipal and tax-free Federated Funds, also may be impacted by tax changes, which could have an adverse effect on the products and Federated’s business, results of operations, financial condition and/or cash flows.
Current Regulatory Environment - Domestic
In January 2010, the SEC adopted extensive amendments to Rule 2a-7 aimed at enhancing the resiliency of money market funds. These amendments included a series of enhancements including rules that require all money market funds to meet specific portfolio liquidity standards and rules that significantly enhance the public disclosure and regulatory reporting obligations of these funds. In 2010 and 2011, Federated dedicated internal resources to comply with these amendments including efforts to enhance our information systems and improve related reporting capabilities. These efforts were internally sourced and not material to Federated's results of operations, financial condition or cash flows for those years. In Federated's view, the amendments of 2010 meaningfully and sufficiently strengthened money market funds. Recent experience demonstrated that the amendments of 2010 were effective in meeting heightened requests for redemptions occurring in connection with the U.S. debt ceiling debate and subsequent downgrade of the country's credit rating in 2011, the European debt crisis in 2011/2012 and its ongoing fallout as well as the U.S. debt ceiling debate in 2013.
Since January 2010, the SEC has been working to develop a proposal for additional reforms related to money market funds. On June 5, 2013, the SEC issued such a rule proposal for public comment. The SEC's proposal was lengthy (approximately 700 pages) and included two principal alternative reforms that could be adopted alone or in combination. One alternative would require a floating NAV for institutional prime money market funds and other money market funds (such as, for example, municipal money market funds) other than government and retail money market funds. The other alternative would allow a fund's board to use liquidity fees and redemption gates when the fund fails to maintain the prescribed liquidity threshold. In addition, in the case of either alternative, the proposal would eliminate the amortized cost method of valuation of securities maturing in more than 60 days while permitting the use of the penny rounding method to maintain a stable share price for money market funds not required to have a floating NAV. The proposal also included additional diversification and disclosure measures that would apply under either alternative.
Federated supports liquidity fees and redemption gates in certain contexts. Federated believes the floating NAV, if enacted, would significantly reduce the utility and attractiveness of money market funds for investors who, in Federated's view, value money market funds in their current form as an efficient and effective cash management investment product offering daily liquidity at par. The elimination of the amortized cost method of valuation of securities also could impact the usefulness of money market funds as a cash management product. If ultimately enacted, the floating NAV would be detrimental to Federated's money market fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows. The elimination of the amortized cost method of valuation of securities, if ultimately enacted, also could be detrimental to Federated's money market fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows.

28	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Management reviewed the SEC proposal and actively participated in the public comment process both individually through the filing of 13 comment letters and with industry groups. While the public comment period formally closed on September 17, 2013, comments on the SEC's proposal have continued to be submitted, including additional comment letters submitted on behalf of Federated. Comment letters are available on the SEC's website at http://www.sec.gov/comments/s7-03-13/s70313.shtml. Management does not expect final rules to be adopted prior to the second or third quarter of 2014 given, among other things, the number of industry comments and the complexity of the proposed rule amendments, as well as the SEC's regulatory agenda published in late 2013, which specifies an October 2014 timetable for final action on the SEC's proposal. Federated is unable to assess the degree of any potential impact the SEC proposed reforms may have on its business, results of operations, financial condition and/or cash flows until any rule amendments are finalized, as the final amendments could vary significantly from the form in which proposed. Moreover, the SEC's proposal also contemplates that, once the final amendments become effective, there would be staggered compliance dates: (1) if the fluctuating NAV alternative is adopted, an additional two years after the effective date for any reforms relating to that alternative; (2) if the liquidity fee and redemption gate alternative is adopted, an additional one year after the effective date for any reforms relating to that alternative; and (3) any reforms not specifically related to either the fluctuating NAV nor liquidity fee and redemption gate alternatives would have a compliance date of nine months after the final amendments become effective.
FSOC may recommend new or heightened regulation for "nonbank financial companies" under Section 120 of the Dodd-Frank Act. On April 3, 2013, the Governors issued a final regulation, which became effective on May 6, 2013, that defines the term "predominantly engaged in financial activities" for purposes of identifying "nonbank financial companies" under the Dodd-Frank Act. In the adopting release for the regulation, the Governors stated that they believe "that it is clear that open-end investment companies, such as mutual funds including money market funds, ... engage in financial activities" for the purpose of asserting regulatory jurisdiction. Management respectfully disagrees with this position. Management believes that (1) the final regulation is inconsistent with the clear language and intent of the Dodd-Frank Act, (2) the conclusion that mutual funds, including money market mutual funds, fall within the scope of "financial activities" is without a valid statutory basis and (3) Congress intended the scope of "financial activities" for Dodd-Frank Act regulation to be strictly limited to specific lines of business previously defined under the Bank Holding Company Act, which historically have not been viewed as including mutual funds as a specific line of business.
In a Congressional Appropriations Committee conference report that accompanied the Consolidated Appropriations Act, 2014, which was signed into law by President Obama on January 17, 2014, Congress instructed the SEC to undertake a “rigorous economic analysis” before promulgating its final money market fund proposal, and indicated that the “Committee expects that the final rules will take into account the substantive concerns of stakeholders who use these products for short-term financing needs.” In the conference report, Congress also expressed that “[i]mpairing or restricting the use of money market funds could potentially result in a decrease in the ability of these products to provide liquidity, potentially resulting in hundreds of market participants issuing longer-term debt, significantly increasing their funding costs, slowing expansion rates, and depressing jobs and economic growth.” In addition to underscoring the importance to the capital markets of money market funds as currently structured, management believes that the conference report reflects Congress’ view that the regulation of money market funds is within the purview of the SEC, not FSOC.
On November 1, 2013, Federated also responded to the SEC’s request for comment on a September 2013 report of the Treasury Department’s Office of Financial Research entitled “Asset Management and Financial Stability” (the OFR Report), which was prepared at the request of FSOC. Federated believes that the OFR Report is lacking in both substance and depth of analysis in its effort to justify FSOC’s and the Governors' role in fundamentally changing the structure and operation of investment managers, investors and the markets. While the SEC requested comments to be submitted by November 1, 2013, comments have continued to be submitted. Comment letters are available on the SEC's website at http://www.sec.gov/comments/am-1/am-1.shtml.
Federated is unable to assess whether, or the degree to which, any of the Federated Funds, including money market funds, could ultimately be designated a systematically important nonbank financial company by FSOC. In management's view, the issuance of final regulations is, and any reforms ultimately put into effect would be, detrimental to Federated's money market fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows. Federated is unable to assess the degree of any potential impact any reforms or other actions by the Governors, FSOC or other governmental entities may have on its business, results of operations, financial condition and/or cash flows at this time.
Current Regulatory Environment - Europe
European-based money market funds face regulatory reform pressure in Europe similar to that faced in the U.S. The European Commission released its money market fund reform proposal on September 4, 2013. The proposal would permit either floating NAV money market funds or constant NAV money market funds subject to capital requirements. Under the proposal, a constant

2013 Annual Report	29

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

NAV money market fund generally must either build a capital buffer of 3% or convert to a floating NAV money market fund. The proposal is subject to the approval of the European Parliament and European Council and the final regulation could vary materially from that of the proposal. Management does not anticipate agreement on a final regulation before late fourth quarter 2014.
Eleven European countries continue to develop the FTT proposal. Although a revised draft of this proposal may be presented during the second quarter of 2014, management does not expect the FTT to be effective in 2014. Notwithstanding challenges to its legality, the participating countries continue to consider whether the FTT should be introduced in stages, with perhaps stocks being taxed first. Debate also continues regarding whether certain types of transactions, such as certain derivatives and bonds, should be exempted, in which country the transaction should be taxed (country of issue, country of purchase, or both), the allocation of taxes collected and certain other fundamental principles. Once agreed upon, final terms of the proposed FTT also will be subject to additional government approval prior to enactment.
European money market reform and the imposition of the FTT, particularly with its initially proposed broad application, would each be detrimental to Federated's fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows. Federated is unable to assess the degree of any potential impact that European money market reform proposals or the FTT may have on its business, results of operations, financial condition and/or cash flows until such proposals are finalized and approved or the FTT is enacted.
On January 8, 2014, the FSB also published for comment as a consultative document “Assessment Methodologies for Identifying Non-Bank Non-Insurer Global Systemically Important Financial Institutions” (Consultation). The FSB is an international organization, of which the Governors, the SEC and the Treasury Department are members, that was established to coordinate, at the international level, the work of national authorities and bodies in developing and promoting the implementation of regulatory policies. The Consultation sets forth proposed methodologies for identifying systemically important non-bank, non-insurance company financial institutions, including, among others, “market intermediaries” which the Consultation appears to define as including investment advisers, brokers and certain other intermediaries, and “investment funds,” which the Consultation appears to define as including money market funds, other open-end or closed-end mutual funds, and hedge funds and other private funds. The proposed methodologies include consideration of size (U.S. $100 billion is a proposed materiality threshold), exposures, complexity, interconnectedness, leverage and other factors. The Consultation specifically notes that, in addition to individual funds, it may also be necessary to consider families of funds following the same or similar investment strategies. The deadline for the formal comment period on the Consultation is April 7, 2014. Federated is unable to assess whether, or the degree to which Federated, any of its investment management subsidiaries or any of the Federated Funds, including money market funds, could ultimately be determined to be a significantly important financial institution.
Potential Adverse Effect of Providing Financial Support to Investment Products. Federated may, at its sole discretion, from time to time elect to provide financial support to its sponsored investment products. Providing such support utilizes capital that would otherwise be available for other corporate purposes. Losses on such support, or failure to have or devote sufficient capital to support products, could have a material adverse effect on Federated’s business (including, but not limited to, reputation), results of operations, financial condition and/or cash flows.
Risk of Federated’s Money Market Products’ Ability to Maintain a Stable $1.00 Net Asset Value. Approximately 39% of Federated’s total revenue for 2013 was attributable to money market assets. An investment in money market funds is neither insured nor guaranteed by the Federal Deposit Insurance Corporation. Although money market funds seek to preserve an NAV of $1.00 per share, it is possible for an investor to lose money by investing in these funds. Federated devotes substantial resources including significant credit analysis to the management of its products. Federated money market funds have always maintained a $1.00 NAV; however, there is no guarantee that such results will be achieved in the future. Market conditions could lead to a limited supply of money market fund securities and severe liquidity issues and/or further persistent declines in or additional prolonged periods of historically low yields in money market products which could impact their NAVs and performance. If the NAV of a Federated money market fund were to decline to less than $1.00 per share, Federated money market funds would likely experience significant redemptions in AUM, loss of shareholder confidence and reputational harm, all of which could cause material adverse effects on Federated’s business, results of operations, financial condition and/or cash flows.
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

well as general market conditions. There can be no assurance that Federated will be able to obtain these funds and financing on acceptable terms, if at all, and if Federated cannot obtain such funds, it could have a material adverse effect on Federated’s business, results of operations, financial condition and/or cash flows.
Retaining and Recruiting Key Personnel. Federated’s ability to locate and retain quality personnel has contributed significantly to its growth and success and is important to attracting and retaining customers. The market for qualified executives, investment managers, analysts, traders, sales representatives and other key personnel is extremely competitive. There can be no assurance that Federated will be successful in its efforts to recruit and retain the required personnel. Federated has encouraged the continued retention of its executives and other key personnel through measures such as providing competitive compensation arrangements and, in certain cases, employment agreements. The loss of any such personnel could have an adverse effect on Federated. In certain circumstances, the departure of key employees could cause higher redemption rates for certain AUM or the loss of client accounts. Moreover, since certain of Federated’s products contribute significantly to its revenues and earnings, the loss of even a small number of key personnel associated with these products could have a disproportionate impact on Federated’s business.
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
Potential Adverse Effects of Increased Competition in the Investment Management Business. The investment management business is highly competitive. Federated competes in the management and distribution of mutual funds and Separate Accounts with other fund management companies, national and regional broker/dealers, commercial banks, insurance companies and other institutions. Many of these competitors have substantially greater resources and brand recognition than Federated. Competition is based on various factors, including business reputation, investment performance, quality of service, the strength and continuity of management and selling relationships, distribution services offered, the range of products offered and fees charged. As with any highly competitive market, competitive pricing structures are important. If competitors charge lower fees for similar products, Federated may decide to reduce the fees on its own products (either directly on a gross basis or on a net basis through fee waivers) in order to retain or attract customers. Such fee reductions could have a material adverse effect on Federated’s business, results of operations, financial condition and/or cash flows.
Many of Federated’s products are designed for use by institutions such as banks, insurance companies and other corporations. A large portion of Federated’s managed assets, particularly money market and fixed-income assets, are held by institutional investors. Because most institutional investment vehicles are sold without sales commissions at either the time of purchase or the time of redemption, institutional investors may be more inclined to transfer their assets among various institutional funds than investors in retail mutual funds.

A significant portion of Federated’s revenue is derived from providing mutual funds to the wealth management and trust market, comprising approximately 1,800 banks and other financial institutions. Future profitability of Federated will be adversely affected if it is unable to retain or grow its share of this market, and could also be adversely affected by consolidations in the banking industry, as well as regulatory changes.
Potential Adverse Effects of Changes in Federated’s Distribution Channels. Federated acts as a wholesaler of investment products to financial intermediaries including banks, broker/dealers, registered investment advisers and other financial planners. Federated also sells investment products directly to corporations and institutions. There can be no assurance that Federated will continue to have access to the financial intermediaries that currently distribute Federated products or that Federated’s relationship with such intermediaries will continue over time. In addition, exclusive of the impacts of minimum yield waivers and related reductions in distribution expense to maintain positive or zero net yields, Federated has experienced increases in the cost of distribution as a percentage of total revenue from 31% in 2007 to over 38% in 2013. Federated expects such costs to continue to increase in total due to asset growth and per dollar of revenue due to the competitive pressures of the mutual fund business. Higher distribution costs reduce Federated’s operating and net income.
Adverse Effects of Declines in the Amount of or Changes in the Mix of Assets Under Management. A significant portion of Federated’s revenue is derived from investment advisory fees, which are based on the value of managed assets and vary with the type of asset being managed, with higher fees generally earned on equity products than on fixed-income and money market products and a liquidation portfolio. Likewise, mutual fund products generally have a higher management-fee rate than Separate Accounts, which in turn typically have a higher management-fee rate than a liquidation portfolio. Additionally, certain

2013 Annual Report	31

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

components of distribution expense can vary depending upon the asset class, distribution channel and/or the size of the customer relationship. Consequently, significant fluctuations in the fair value of securities held by, or the level of redemptions from, the funds or other products advised by Federated may materially affect the amount of managed assets and thus Federated’s revenue, profitability and ability to grow. Similarly, changes in Federated’s average asset mix across both asset and product types have a direct impact on Federated’s revenue and profitability. Federated generally pays out a larger portion of the revenue earned from managed assets in money market funds than the revenue earned from managed assets in equity or fixed-income funds. Substantially all of Federated’s managed assets are in investment products that permit investors to redeem their investment at any time. Additionally, changing market conditions may cause a shift in Federated’s asset mix towards money market and fixed-income products which may cause a decline in Federated’s revenue and net income.
Adverse Effects of Poor Investment Performance. Success in the investment management business is largely dependent on investment performance relative to market conditions and the performance of competing products. Good performance generally assists retention and growth of managed assets, resulting in additional revenues. Conversely, poor performance tends to result in decreased sales and increased redemptions with corresponding decreases in revenues to Federated. Poor performance could, therefore, have a material adverse effect on Federated’s business (including, but not limited to, business prospects), results of operations, financial condition and/or cash flows. The effects of poor performance on Federated could be magnified where assets or customers are concentrated in certain products, asset classes or sectors. In terms of revenue concentration by product, approximately 11% and 10% of Federated’s total revenue for 2013 were derived from services provided to two sponsored funds, the Federated Kaufmann Fund and the Federated Prime Obligations Fund, respectively. A significant and prolonged decline in the AUM in these funds could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to related reductions to distribution expenses associated with these funds.
Operational Risks. Federated's business operations are supported internally and through management of relationships with various third party service providers. Operational risks include, but are not limited to, improper, inefficient, or unauthorized execution, processing, pricing and/or monitoring of transactions, deficiencies in operating systems, business disruptions, inadequacies or breaches in Federated’s or a service provider's internal control processes, unauthorized disclosure of confidential information and noncompliance with regulatory requirements. As Federated's business expands, operational risk increases both domestically and internationally. Management relies on its employees and systems, and those of Federated's service providers, to comply with established procedures, controls and regulatory requirements. Breakdown or improper use of systems, human error or improper action by employees or service providers, or noncompliance with regulatory rules, could cause material adverse effects on Federated’s business (including, but not limited to, reputation), results of operations, financial condition and/or cash flows.
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
Impairment Risk. At December 31, 2013, Federated had intangible assets including goodwill totaling $735.3 million on its Consolidated Balance Sheets, the vast majority of which represents assets capitalized in connection with Federated’s acquisitions and business combinations. Federated may not realize the value of these assets. Management performs an annual review of the carrying values of goodwill and indefinite-lived intangible assets and periodic reviews of the carrying values of all other assets to determine whether events and circumstances indicate that an impairment in value may have occurred. A variety of factors could cause the carrying value of an asset to become impaired. Should a review indicate impairment, a write-down of the carrying value of the asset would occur, resulting in a non-cash charge which would adversely affect Federated’s financial position and results of operations for the period.
Systems and Technology Risks. Federated utilizes software and related technologies throughout its business including both proprietary systems and those provided by outside vendors. Unanticipated issues could occur and it is not possible to predict with certainty all of the adverse effects that could result from a failure of Federated or a third party to address computer system problems. Data or model imprecision, software or other technology malfunctions, programming inaccuracies and similar or other circumstances or events may impair the performance of systems and technology. Accordingly, there can be no assurance that potential system interruptions, other technology-related issues or the cost necessary to rectify the problems would not have a material adverse effect on Federated’s business, financial condition, results of operations or business prospects. In addition, Federated's and its service providers' operating systems are dependent on the effectiveness of information security policies and procedures which help to ensure that its and its service providers' systems are protected from cyber-security incidents such as

32	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

attacks by hackers, viruses, worms or other methods. Any such attacks could result in unauthorized access to Federated's or its service providers' systems which could cause a business interruption or the loss of proprietary information and/or sensitive or confidential client information. While Federated cannot predict the financial or reputational impact to its business resulting from any such situations, the occurrence of such a situation or similar incident could have a material adverse effect on Federated’s business (including, but not limited to, reputation), results of operations, financial condition and/or cash flows.
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
Adverse Effects of Termination or Failure to Renew Fund Agreements. A substantial majority of Federated’s revenues are derived from investment management agreements with sponsored funds that, as required by law, are terminable upon 60 days notice. In addition, each such investment management agreement must be approved and renewed annually by each fund’s board of directors or trustees, including independent members of the board, or its shareholders, as required by law. Failure to renew, changes resulting in lower fees, or termination of a significant number of these agreements could have a material adverse impact on Federated. As required by the Investment Company Act, each investment advisory agreement with a mutual fund automatically terminates upon its assignment, although new investment advisory agreements may be approved by the mutual fund’s directors or trustees and shareholders. A sale or other transfer of a sufficient number of shares of Federated’s voting securities to transfer control of Federated could be deemed an assignment in certain circumstances. An assignment, actual or constructive, will trigger these termination provisions and may adversely affect Federated’s ability to realize the value of these agreements. As required by the Advisers Act, investment advisory agreements for Separate Accounts that are not investment companies also provide that consent is required from Federated's customers before the agreements may be assigned and an assignment, actual or constructive, also will trigger these consent requirements and may adversely affect Federated's ability to realize the value of these agreements.
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
Potential Adverse Effects of Unpredictable Events. Unpredictable events, including natural disaster, pandemic, war and terrorist attack, could adversely impact Federated’s or Federated's service providers' or customers' ability to conduct business. Such events could cause disruptions in economic conditions and financial markets, system interruption, loss of life, unavailability of personnel or additional costs. As such, there can be no assurance that unpredictable events, or the costs to address such events, would not have a material adverse effect on Federated’s business (including, but not limited to, business prospects), results of operations, financial condition and/or cash flows.
Federated’s status as a "controlled company." Federated has two classes of common stock: Class A Common Stock, which has voting power, and Class B Common Stock, which is non-voting except in certain limited circumstances. All of the outstanding shares of Federated's Class A Common Stock are held by the Voting Shares Irrevocable Trust for the benefit of the members of the family of John F. Donahue. The three trustees of this trust are Mr. John F. Donahue, the Chairman of Federated's board of directors, his wife, and his son, Mr. J. Christopher Donahue, who is Federated's President, Chief Executive Officer and a director. Accordingly, Federated qualifies as a “controlled company” under Section 303A of the NYSE Listed Company Manual. As a controlled company, Federated qualifies for and relies upon exemptions from several NYSE corporate governance requirements, including requirements that: (1) a majority of the Board of Directors consists of independent directors; and (2) the entity maintains a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities. As a result, Federated's board does not have a majority of independent directors nor does it maintain a nominating/corporate governance committee. Federated is also exempt as a "controlled company" from certain additional independence requirements and responsibilities regarding compensation advisers applicable to Compensation Committee members, including those that became effective in 2013.

2013 Annual Report	33

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

Quantitative and Qualitative Disclosures About Market Risk
In the normal course of its business, Federated is exposed to fluctuations in the securities market and general economy. As an investment manager, Federated’s business requires that it continuously identify, assess, monitor and manage market and other risks including those risks affecting its own investment portfolio. Federated invests in sponsored investment companies for the primary purpose of generating returns from capital appreciation, investment income, or both, or in the case of newly launched sponsored investment companies or new separate account strategies, in order to provide the product with investable cash to establish a performance history. These investments expose Federated to various market risks. A single investment can expose Federated to multiple risks arising from changes in interest rates, credit ratings, equity prices and foreign currency exchange rates. Federated manages its exposure to market risk by diversifying its investments among different asset classes and by altering its investment holdings from time to time in response to changes in market risks and other factors. In addition, in certain cases, Federated enters into derivative instruments for purposes of hedging its market risks.
Interest-rate risk is the risk that unplanned fluctuations in earnings will result from interest-rate volatility while credit risk is the risk that an issuer of debt securities may default on its obligations. At December 31, 2013 and 2012, Federated was exposed to interest-rate risk as a result of holding investments in fixed-income sponsored funds ($102.3 million and $86.3 million, respectively) and investments in debt securities held by certain consolidated investment companies ($25.7 million and $33.8 million, respectively). At December 31, 2013 and 2012, management considered a hypothetical 150-basis-point fluctuation in interest rates, a 50-basis point increase over the rate used in the prior year based on an expectation that such an increase may be reasonably possible. Management determined that the impact of such a fluctuation on these investments would not have a material effect on Federated's financial condition or results of operations for investments held as of December 31, 2013, but could have impacted Federated's financial condition or results of operations by approximately $5 million for investments held as of December 31, 2012.
These investments also exposed Federated to credit risk at December 31, 2013 and 2012. At December 31, 2013 and 2012, management considered a hypothetical 100-basis-point fluctuation in credit spreads, a 50-basis point increase over the rate used in the prior year based on an expectation that such an increase may be reasonably possible. Management determined that the impact of such a fluctuation on these investments held at both December 31, 2013 and 2012 could impact Federated's financial condition and results of operations by approximately $5 million.
In 2011, Federated entered into the Credit Agreement which amended and restated its previous term-loan facility. The Swap associated with the previous term-loan facility remains in effect. Federated entered into the Swap to convert the variable rate on its term loan to a fixed rate thereby mitigating its exposure to interest-rate risk. As of December 31, 2013 and 2012, Federated’s fair value on the Swap was a liability of $5.1 million and $11.2 million, respectively, which is recognized in earnings as a component of Federated’s fixed interest rate of 3.646% over the term of the Swap. Near-term reductions in the fair value of the Swap are reasonably possible as a result of changes in projected interest rates. Management performed a sensitivity analysis of the fair value of the Swap and considered hypothetical six- and twelve-month forward shifts in the assumed yield curve. The analysis showed that a six- and twelve-month forward shift in the current yield curve would lead to a decrease in the fair value of the Swap of $0.1 million and $0.2 million, respectively, as of December 31, 2013 and $0.3 million and $0.4 million, respectively, as of December 31, 2012. Gains and losses in the fair value of the Swap are recorded in Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets.
Price risk is the risk that the market price of an investment will decline and ultimately result in the recognition of a loss. Federated was exposed to price risk as a result of its $44.2 million and $62.8 million investment in sponsored equity products at December 31, 2013 and 2012, respectively. Federated’s investment in these products represents its maximum exposure to loss. At both December 31, 2013 and 2012, management considered a hypothetical 20% fluctuation in fair value and determined that the impact of such a fluctuation on these investments could impact Federated’s financial condition and results of operations by approximately $9 million and $13 million, respectively.
Foreign exchange risk is the risk that an investment’s value will change due to changes in currency exchange rates. As of December 31, 2013 and 2012, Federated was exposed to foreign exchange risk as a result of its investments in sponsored mutual funds holding non-U.S. dollar securities as well as non-U.S. dollar operating cash accounts held at certain foreign operating subsidiaries of Federated ($7.7 million and $13.6 million, respectively). These investments and cash accounts primarily exposed Federated to risk of changes in the Euro and the Japanese Yen at December 31, 2013 and the Euro and the British Pound at December 31, 2012. Of these investments and cash accounts held at both December 31, 2013 and 2012, management considered a hypothetical 20% fluctuation in these currency exchange rates and determined that the impact of such a fluctuation on these investments and cash accounts would not have a material effect on Federated's financial condition or results of operations. Federated also has certain investments in foreign operations, whose net assets and results of operations are

34	Federated Investors, Inc.

MANAGEMENT’S DISCUSSION AND ANALYSIS (continued)
of Financial Condition and Results of Operations

exposed to foreign currency translation risk when translated into U.S. dollars upon consolidation. Federated does not hedge these exposures.
In addition to market risks attributable to Federated’s investments, substantially all of Federated's revenue is calculated based on AUM. Accordingly, changes in the market value of managed assets have a direct impact on Federated's revenue. Declines in the fair values of these assets as a result of changes in the market or other conditions will negatively impact revenue and net income. Assuming the ratio of revenue from managed assets to average AUM for 2013 or 2012 remained unchanged, a 20% decline in the average AUM for either period would result in a corresponding 20% decline in revenue. Certain expenses including distribution and compensation and related expenses may not vary in proportion with changes in the market value of managed assets. As such, the impact on net income of a decline in the market values of managed assets may be greater or less than the percentage decline in the market value of managed assets. For further discussion of managed assets and factors that impact Federated’s revenue, see the sections entitled General, Asset Highlights, Contractual Obligations and Contingent Liabilities and Risk Factors herein as well as the section entitled Regulatory Matters in Federated’s Annual Report on Form 10‑K for the year ended December 31, 2013 on file with the SEC.

2013 Annual Report	35

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
Management assessed the effectiveness of Federated’s internal control over financial reporting as of December 31, 2013, in relation to criteria for effective internal control over financial reporting as described in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework). Based on this assessment, management concluded that, as of December 31, 2013, Federated’s internal controls over financial reporting were effective. Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in this annual report and has issued an attestation report on Federated’s internal control over financial reporting.

Federated Investors, Inc.

/s/ J. Christopher Donahue	/s/ Thomas R. Donahue
J. Christopher Donahue	Thomas R. Donahue
President and Chief Executive Officer	Chief Financial Officer

February 21, 2014

36	Federated Investors, Inc.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and Shareholders
Federated Investors, Inc.
We have audited the accompanying consolidated balance sheets of Federated Investors, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
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
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Federated Investors, Inc. at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) and our report dated February 21, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young

Pittsburgh, Pennsylvania
February 21, 2014

2013 Annual Report	37

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors and Shareholders
Federated Investors, Inc.
We have audited Federated Investors, Inc.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (the COSO criteria). Federated Investors, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
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
In our opinion, Federated Investors, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Federated Investors, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2013 of Federated Investors, Inc. and our report dated February 21, 2014 expressed an unqualified opinion thereon.

/s/ Ernst & Young

Pittsburgh, Pennsylvania
February 21, 2014

38	Federated Investors, Inc.

CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

December 31,	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$104,443	$67,585
Investments—affiliates	129,413	136,023
Investments—consolidated investment companies	53,476	51,073
Investments—other	4,846	3,947
Receivables, net of reserve of $59 and $50, respectively	29,320	24,120
Prepaid expenses	12,860	12,986
Other current assets	4,960	4,328
Total current assets	339,318	300,062
Long-Term Assets
Goodwill	658,743	648,820
Renewable investment advisory contracts	68,595	68,455
Other intangible assets, net	8,007	10,582
Property and equipment, net	40,088	38,912
Other long-term assets	21,046	23,230
Total long-term assets	796,479	789,999
Total assets	$1,135,797	$1,090,061
LIABILITIES
Current Liabilities
Short-term debt	$77,917	$42,500
Accounts payable and accrued expenses	36,364	45,255
Accrued compensation and benefits	70,272	68,172
Other current liabilities	29,652	25,207
Total current liabilities	214,205	181,134
Long-Term Liabilities
Long-term debt	198,333	276,250
Long-term deferred tax liability, net	121,203	99,399
Other long-term liabilities	20,195	29,334
Total long-term liabilities	339,731	404,983
Total liabilities	553,936	586,117
Commitments and contingencies (Note (18))
TEMPORARY EQUITY
Redeemable noncontrolling interest in subsidiaries	15,517	7,268
PERMANENT EQUITY
Federated Investors shareholders’ equity
Common stock:
Class A, no par value, 20,000 shares authorized, 9,000 shares issued and outstanding	189	189
Class B, no par value, 900,000,000 shares authorized, 129,505,456 shares issued	295,769	273,697
Retained earnings	1,022,608	984,505
Treasury stock, at cost, 24,715,473 and 25,064,280 shares Class B common stock, respectively	(751,239)	(760,022)
Accumulated other comprehensive loss, net of tax	(1,208)	(2,937)
Total Federated Investors, Inc. shareholders’ equity	566,119	495,432
Nonredeemable noncontrolling interest in subsidiary	225	1,244
Total permanent equity	566,344	496,676
Total liabilities, temporary equity and permanent equity	$1,135,797	$1,090,061
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2013 Annual Report	39

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)

Years Ended December 31,	2013	2012	2011
Revenue
Investment advisory fees, net—affiliates	$486,798	$560,978	$524,779
Investment advisory fees, net—other	84,154	69,856	61,561
Administrative service fees, net—affiliates	222,487	225,529	220,356
Other service fees, net—affiliates	66,998	74,103	73,343
Other service fees, net—other	12,610	11,799	12,042
Other, net	5,318	3,441	3,033
Total revenue	878,365	945,706	895,114
Operating Expenses
Compensation and related	269,138	257,622	245,439
Distribution	212,901	253,445	235,670
Professional service fees	37,082	18,925	53,737
Office and occupancy	26,301	24,828	24,689
Systems and communications	25,801	25,716	22,971
Advertising and promotional	15,094	13,413	13,413
Travel and related	13,671	12,838	12,174
Intangible asset related	1,597	2,593	7,915
Other	25,037	23,733	21,651
Total operating expenses	626,622	633,113	637,659
Operating income	251,743	312,593	257,455
Nonoperating Income (Expenses)
Investment income, net	6,590	6,756	4,827
Gain on securities, net	16,986	6,911	1,432
Debt expense	(12,464)	(14,441)	(17,047)
Other, net	(3,840)	(3,308)	(296)
Total nonoperating income (expenses), net	7,272	(4,082)	(11,084)
Income before income taxes	259,015	308,511	246,371
Income tax provision	92,660	110,883	91,288
Net income including the noncontrolling interests in subsidiaries	166,355	197,628	155,083
Less: Net income attributable to the noncontrolling interests in subsidiaries	4,178	9,540	4,177
Net income	$162,177	$188,088	$150,906
Amounts attributable to Federated Investors, Inc.
Earnings per share—Basic and Diluted	$1.55	$1.79	$1.45
Cash dividends per share	$0.98	$2.47	$0.96
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

40	Federated Investors, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

Years Ended December 31,	2013	2012	2011
Net income including noncontrolling interest in subsidiaries	$166,355	$197,628	$155,083

Other comprehensive income (loss), net of tax
Permanent equity
Unrealized loss on interest rate swap	(254)	(2,052)	(6,731)
Reclassification adjustment related to interest rate swap	4,140	4,615	4,724
Unrealized gain (loss) on securities available for sale	4,179	5,339	(1,613)
Reclassification adjustment related to securities available for sale	(6,237)	(2,020)	(1,326)
Foreign currency items	(99)	(334)	29
Reclassification adjustment related to foreign currency items	0	127	0
Temporary equity
Foreign currency translation gain (loss)	5,771	(215)	(28)
Other comprehensive income (loss)	7,500	5,460	(4,945)
Comprehensive income including noncontrolling interest in subsidiaries	173,855	203,088	150,138
Less: Comprehensive income (loss) attributable to redeemable noncontrolling interest in subsidiaries	6,829	(147)	88
Less: Comprehensive income attributable to nonredeemable noncontrolling interest in subsidiary	3,120	9,472	4,061
Comprehensive income attributable to Federated Investors, Inc.	$163,906	$193,763	$145,989
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

2013 Annual Report	41

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(dollars in thousands)

	Shares
	Class A	Class B	Treasury
Balance at January 1, 2011	9,000	103,664,091	25,841,365
Net income	0	0	0
Other comprehensive loss, net of tax	0	0	0
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Consolidation/(deconsolidation)	0	0	0
Stock award activity	0	1,016,376	(1,016,376)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Stock option activity	0	603,418	(603,418)
Purchase of treasury stock	0	(1,540,795)	1,540,795
Other	0	0	0
Balance at December 31, 2011	9,000	103,743,090	25,762,366
Net income	0	0	0
Other comprehensive income (loss), net of tax	0	0	0
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Consolidation/(deconsolidation)	0	0	0
Stock award activity	0	1,019,773	(1,019,773)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Stock option activity	0	0	0
Purchase of treasury stock	0	(321,687)	321,687
Other	0	0	0
Balance at December 31, 2012	9,000	104,441,176	25,064,280
Net income	0	0	0
Other comprehensive income, net of tax	0	0	0
Subscriptions – redeemable noncontrolling interest holders	0	0	0
Consolidation/(deconsolidation)	0	0	0
Stock award activity	0	994,150	(994,150)
Dividends declared/Distributions to noncontrolling interest in subsidiaries	0	0	0
Purchase of treasury stock	0	(645,343)	645,343
Other	0	0	0
Balance at December 31, 2013	9,000	104,789,983	24,715,473
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

42	Federated Investors, Inc.

Federated Investors, Inc. Shareholders
Common Stock	Additional Paid-in Capital from Treasury Stock Transactions	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive (Loss) Income, Net of Tax	Total Shareholders' Equity	Nonredeemable Noncontrolling Interest in Subsidiary	Total Permanent Equity	Redeemable Noncontrolling Interest in Subsidiaries/ Temporary Equity
$237,397	$135	$1,036,571	$(778,609)	$(3,695)	$491,799	$373	$492,172	$1,543
0	0	150,906	0	0	150,906	4,061	154,967	116
0	0	0	0	(4,917)	(4,917)	0	(4,917)	(28)
0	0	0	0	0	0	0	0	6,511
0	0	0	0	0	0	0	0	(7,626)
19,770	(797)	(17,640)	19,717	0	21,050	0	21,050	0
0	0	(99,921)	0	0	(99,921)	(3,716)	(103,637)	(10)
(4,028)	662	0	14,468	0	11,102	0	11,102	0
0	0	0	(28,057)	0	(28,057)	0	(28,057)	0
0	0	(3)	0	0	(3)	0	(3)	0
253,139	0	1,069,913	(772,481)	(8,612)	541,959	718	542,677	506
0	0	188,088	0	0	188,088	9,472	197,560	68
0	0	0	0	5,675	5,675	0	5,675	(215)
0	0	0	0	0	0	0	0	14,070
0	0	0	0	0	0	0	0	5,353
21,227	0	(17,189)	18,793	0	22,831	0	22,831	0
0	0	(256,319)	0	0	(256,319)	(8,946)	(265,265)	(12,514)
(480)	0	0	0	0	(480)	0	(480)	0
0	0	0	(6,334)	0	(6,334)	0	(6,334)	0
0	0	12	0	0	12	0	12	0
273,886	0	984,505	(760,022)	(2,937)	495,432	1,244	496,676	7,268
0	0	162,177	0	0	162,177	3,120	165,297	1,058
0	0	0	0	1,729	1,729	0	1,729	5,771
0	0	0	0	0	0	0	0	21,671
0	0	0	0	0	0	0	0	64,292
22,072	0	(21,424)	22,969	0	23,617	0	23,617	0
0	0	(102,455)	0	0	(102,455)	(4,139)	(106,594)	(84,543)
0	0	0	(14,186)	0	(14,186)	0	(14,186)	0
0	0	(195)	0	0	(195)	0	(195)	0
$295,958	$0	$1,022,608	$(751,239)	$(1,208)	$566,119	$225	$566,344	$15,517

2013 Annual Report	43

CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

Years Ended December 31,	2013	2012	2011
Operating Activities
Net income including noncontrolling interest in subsidiaries	$166,355	$197,628	$155,083
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities
Amortization of deferred sales commissions	9,153	7,465	7,378
Depreciation and other amortization	10,435	10,445	14,400
Share-based compensation expense	20,560	20,135	19,006
Gain on disposal of assets	(14,950)	(5,093)	(2,834)
Provision for deferred income taxes	19,213	25,030	17,252
Fair-value adjustments for contingent liabilities	(941)	(793)	900
Tax benefit from share-based compensation	1,571	1,543	179
Excess tax benefits from share-based compensation	(1,973)	(2,974)	(1,693)
Impairment of assets	3,731	3,000	0
Net sales (purchases) of trading securities	66,246	66,403	(102,738)
Deferred sales commissions paid	(12,650)	(12,102)	(9,386)
Contingent deferred sales charges received	1,838	1,383	1,443
Other changes in assets and liabilities:
(Increase) decrease in receivables, net	(4,906)	(2,552)	2,188
Decrease in prepaid expenses and other assets	2,043	4,525	1,255
(Decrease) increase in accounts payable and accrued expenses	(9,698)	7,727	(3,990)
Increase (decrease) in other liabilities	4,945	(5,427)	15,047
Net cash provided by operating activities	260,972	316,343	113,490
Investing Activities
Purchases of securities available for sale	(91,866)	(58,284)	(73,192)
Cash paid for business acquisitions	(8,524)	(14,064)	(53,507)
Proceeds from redemptions of securities available for sale	108,595	92,398	27,492
Cash paid for property and equipment	(10,316)	(8,675)	(8,247)
Net cash (used) provided by investing activities	(2,111)	11,375	(107,454)
Financing Activities
Dividends paid	(102,515)	(256,750)	(99,960)
Purchases of treasury stock	(12,995)	(6,633)	(28,545)
Distributions to noncontrolling interests in subsidiaries	(88,682)	(21,460)	(3,726)
Contributions from noncontrolling interests in subsidiaries	21,671	14,070	6,511
Proceeds from shareholders for share-based compensation	1,545	1,604	16,795
Excess tax benefits from share-based compensation	1,973	2,974	1,693
Payments on debt	(42,500)	(42,500)	(42,500)
Other financing activities	(500)	(711)	(5,787)
Net cash used by financing activities	(222,003)	(309,406)	(155,519)
Net increase (decrease) in cash and cash equivalents	36,858	18,312	(149,483)
Cash and cash equivalents, beginning of year	67,585	49,273	198,756
Cash and cash equivalents, end of year	$104,443	$67,585	$49,273
Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Income taxes	$72,196	$79,817	$72,149
Interest	$11,288	$13,091	$15,893
(The accompanying notes are an integral part of these Consolidated Financial Statements.)

44	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(December 31, 2013, 2012 and 2011)

(1) Summary of Significant Accounting Policies
(a) Nature of Operations
Federated Investors, Inc. and its consolidated subsidiaries (collectively, Federated) provide investment advisory, administrative, distribution and other services primarily to Federated-sponsored funds (Federated Funds) and Separate Accounts (which include separately managed accounts, institutional accounts, sub-advised funds and other managed products) in both domestic and international markets. For presentation purposes in the Consolidated Financial Statements, the Federated-sponsored mutual funds are considered to be affiliates of Federated.
The majority of Federated’s revenue is derived from investment advisory services provided to the Federated Funds and Separate Accounts through various subsidiaries pursuant to investment advisory contracts. These subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940 or operate in similar capacities under applicable jurisdictional law.
Federated's U.S.-domiciled mutual funds are distributed by a wholly owned subsidiary registered as a broker/dealer under the Securities Exchange Act of 1934 and under applicable state laws. Federated's non-U.S.-domiciled products are distributed by wholly owned subsidiaries and a third-party distribution firm which are registered under applicable jurisdictional law. Federated’s investment products are primarily distributed within the wealth management and trust, broker/dealer, institutional and international markets.
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
(c) Reclassification of Prior Period Financial Statements
Certain items previously reported have been reclassified to conform with the current year’s presentation, including, but not limited to items included in the Consolidated Statements of Comprehensive Income, Note (15) and Note (17).
(d) Principles of Consolidation
The Consolidated Financial Statements include the accounts of Federated and entities or sponsored products in which Federated holds a controlling financial interest. A controlling financial interest is determined by the extent of Federated’s (1) decision-making ability through voting interests, (2) decision-making ability and rights/obligations to benefits/losses through variable interest or (3) participation in the economic risks and rewards of the entity through variable interests. To the extent Federated’s controlling financial interest in a consolidated subsidiary represents less than 100% of the subsidiary’s equity, Federated recognizes noncontrolling interests in subsidiaries. In the case of consolidated sponsored products (see Note (4)(b)), the noncontrolling interests represent equity which is redeemable or convertible for cash or other assets at the option of the equity holder. As such, these noncontrolling interests are deemed to represent temporary equity and are classified as redeemable noncontrolling interests in subsidiaries in the mezzanine section of the Consolidated Balance Sheets. All other noncontrolling interests in subsidiaries are classified as permanent equity. All significant intercompany accounts and transactions have been eliminated.
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

2013 Annual Report	45

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

entity absorbs the majority of the variability in the entity’s net assets, Federated is deemed to be the primary beneficiary and thus consolidates the entity.
The equity method of accounting is used to account for an investment in an entity in which Federated’s noncontrolling equity investment is deemed to give it the ability to exercise significant influence over the operating and financial policies of the investee. This equity-method investment was included in Other long-term assets on the Consolidated Balance Sheets. The proportionate share of income or loss was included in Nonoperating Income (Expenses) – Other, net in the Consolidated Statements of Income. The investment was subject to review for other-than-temporary impairments as indicators arose. Since the carrying value of the investment was deemed to be other-than-temporarily impaired, impairment charges were recorded in Nonoperating Income (Expenses) – Other, net to write the asset down to fair value. See Note (5) for information about recent impairments on this investment.
(e) Business Combinations
Beginning in 2009, business combinations are accounted for under the acquisition method of accounting. Results of operations of an acquired business are included from the date of acquisition. Management estimates the fair value of the acquired assets, including identifiable intangible assets, and assumed liabilities based on their estimated fair values as of the date of acquisition. Any excess fair value of the acquired net assets over the acquisition-date fair value of the consideration transferred, including the fair value of any contingent consideration, is recorded as Goodwill on the Consolidated Balance Sheets. The fair value of contingent consideration is recorded as a liability in Other current liabilities and Other long-term liabilities on the Consolidated Balance Sheets as of the acquisition date. This liability is remeasured at fair value each quarter end with changes in fair value recognized in Intangible asset related expense on the Consolidated Statements of Income. For a discussion regarding the approach used to estimate the fair value of such liabilities, see Note (5)(a).
(f) Cash and Cash Equivalents
Cash and cash equivalents include money market accounts and deposits with banks.
(g) Investments
Federated's investments are categorized as Investments—affiliates, Investments—consolidated investment companies or Investments—other on the Consolidated Balance Sheets. Investments—affiliates represent Federated’s available-for-sale investments in Federated-sponsored fluctuating-value mutual funds. These investments are carried at fair value with unrealized gains or losses on securities included in Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets. Realized gains and losses on these securities are computed on a specific-identification basis and recognized in Gain on securities, net in the Consolidated Statements of Income.
Investments—consolidated investment companies represent trading securities held by Federated as a result of consolidating certain Federated-sponsored investment companies. Investments—other represent other trading investments held in separate accounts for which Federated is the beneficiary. Trading securities are carried at fair value with changes in fair value recognized in Gain on securities, net in the Consolidated Statements of Income. See Note (6) for additional information regarding investments held as of December 31, 2013 and 2012.
The fair value of Federated's investments is generally based on quoted market prices in active markets for identical instruments. If quoted market prices are not available, fair value is generally based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, or model-derived valuations in which all significant inputs and significant value drivers are observable in active markets. In the absence of observable market data inputs and/or value drivers, internally generated valuation techniques may be utilized in which one or more significant inputs or significant value drivers are unobservable in the market place. See Note (5) for additional information regarding the fair value of investments held as of December 31, 2013 and 2012. On a periodic basis, management evaluates the carrying value of investments for impairment. With respect to its investments in fluctuating-value mutual funds, management considers various criteria, including the duration and extent of a decline in fair value, the ability and intent of management to retain the investment for a period of time sufficient to allow the value to recover and the financial condition and near-term prospects of the fund and the underlying investments of the fund, to determine whether a decline in fair value is other than temporary. If, after considering these criteria, management believes that a decline is other than temporary, the carrying value of the security is written down to fair value through the Consolidated Statements of Income.

46	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

(h) Derivatives and Hedging Instruments
From time to time, Federated may consolidate an investment product that holds freestanding derivative financial instruments for trading purposes. Federated reports such derivative instruments at fair value and records the changes in fair value in Gain on securities, net on the Consolidated Statements of Income.
From time to time, Federated may also enter into and designate as accounting hedges derivative financial instruments to hedge interest-rate exposures with respect to variable-rate loan facilities (cash flow hedges) or to hedge foreign-currency exchange risk with respect to non-U.S. dollar trading investments in consolidated investment companies (net investment hedges). To qualify for hedge accounting, the derivative must be deemed to be highly effective in offsetting the designated changes in the hedged item. For cash flow hedges and net investment hedges, the effective portions of the change in the fair value of the derivative are reported as a component of Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets and subsequently reclassified to earnings in the period or periods during which the hedged item affects earnings. The change in fair value of the ineffective portion of the derivative, if any, is recognized immediately in earnings. If it is determined that the derivative instrument is not highly effective, hedge accounting is discontinued. If hedge accounting is discontinued because it is no longer probable that a forecasted transaction will occur, the derivative will continue to be recorded on the balance sheets at its fair value with changes in fair value included in current earnings, and the gains and losses in Accumulated other comprehensive loss, net of tax will be recognized immediately into earnings. If hedge accounting is discontinued because the hedging instrument is sold, terminated or no longer designated, the amount reported in Accumulated other comprehensive loss, net of tax up to the date of sale, termination or de-designation continues to be reported in Accumulated other comprehensive loss, net of tax until the forecasted transaction or the hedged item affects earnings. See Note (5) and Note (10) for additional information on the fair value of the hedges at December 31, 2013.

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
(k) Intangible Assets and Goodwill
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

2013 Annual Report	47

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

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
Federated generally amortizes finite-lived identifiable intangible assets on a straight-line basis over their estimated useful lives, which range from 7 to 11 years. Management periodically evaluates the remaining useful lives and carrying values of the intangible assets to determine whether events and circumstances indicate that a change in the useful life or impairment in value may have occurred. Indicators of impairment monitored by management include a decline in the level of managed assets, changes to contractual provisions underlying certain intangible assets and reductions in underlying operating cash flows. Should there be an indication of a change in the useful life or impairment in value of the finite-lived intangible assets, Federated compares the carrying value of the asset and its related useful life to the projected undiscounted cash flows expected to be generated from the underlying asset over its remaining useful life to determine whether impairment has occurred. If the carrying value of the asset exceeds the undiscounted cash flows, the asset is written down to its fair value determined using discounted cash flows. Federated writes-off the cost and accumulated amortization balances for all fully amortized intangible assets.
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
For share classes that pay both a distribution fee and CDSC, Federated generally capitalizes a portion of the upfront commissions as deferred sales commissions, dependent upon expected recoverability rates. The deferred sales commission asset is amortized over the estimated period of benefit of up to eight years. Deferred sales commission amortization expense was $9.2 million, $7.5 million and $7.4 million for 2013, 2012 and 2011, respectively, and was included in Operating Expenses – Other on the Consolidated Statements of Income.
Distribution and shareholder service fees are recognized in Other service fees, net—affiliates on the Consolidated Statements of Income over the life of the mutual fund share class. CDSCs collected on these share classes are used to reduce the deferred

48	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

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
(o) Revenue Recognition
Revenue from providing investment advisory, administrative and other services (including distribution, shareholder servicing and retirement plan recordkeeping) is recognized during the period in which the services are performed. Investment advisory, administrative and the majority of other service fees are generally calculated as a percentage of total net assets of the investment portfolios that are managed by Federated. The fair value of the investment portfolios is primarily determined using quoted market prices or independent third-party broker or dealer price quotes. In limited circumstances, a quotation or price evaluation is not readily available from a pricing source. In these cases, pricing is determined by management based on a prescribed valuation process that has been approved by the directors/trustees of the sponsored products. For the periods presented, a de minimus amount of assets under management (AUM or managed assets) were priced by Federated management. Federated may waive certain fees for competitive reasons, such as to maintain positive or zero net yields on certain money market funds, to meet regulatory requirements or to meet contractual requirements. Federated waived fees of $802.5 million, $709.3 million and $724.9 million for the years ended December 31, 2013, 2012 and 2011, respectively, nearly all of which was for competitive reasons. The increase for the year ended December 31, 2013 as compared to the same period of 2012 was primarily due to a $98.0 million increase in fee waivers to maintain positive or zero net yields. Fee waivers may continue to increase as a result of continued waivers to maintain positive or zero net yields and for other competitive reasons. Fee waivers to maintain positive or zero net yields are partially offset by a related reduction to distribution expense and net income attributable to noncontrolling interests (see Note (3) for additional information on the net impact of these waivers).
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

2013 Annual Report	49

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

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
(r) Advertising Costs
Federated generally expenses the cost of all advertising and promotional activities as incurred. Certain printed matter, however, such as sales brochures, are accounted for as prepaid supplies and are included in Other current assets on the Consolidated Balance Sheets until they are distributed or are no longer expected to be used, at which time their costs are expensed. Federated expensed advertising costs of $2.9 million, $2.7 million and $2.6 million in 2013, 2012 and 2011, respectively.
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
(t) Earnings Per Share
Basic and diluted earnings per share are calculated under the two-class method. Pursuant to the two-class method, Federated’s unvested restricted stock awards with nonforfeitable rights to dividends are considered participating securities and are required to be considered in the computation of earnings per share. Dividends paid on unvested restricted shares and their proportionate share of undistributed earnings, if any, are excluded from the computation of earnings per share attributable to Federated Investors, Inc.
(u) Accumulated Other Comprehensive Loss
Accumulated other comprehensive loss, net of tax is reported in the Consolidated Balance Sheets and the Consolidated Statements of Changes in Equity and includes the unrealized gains and losses on securities available for sale, foreign currency

50	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

translation adjustments and the effective portion of the gain or loss on derivative instruments designated and qualifying as a cash flow or net investment hedge.
(v) Loss Contingencies
Federated accrues for estimated costs, including legal costs related to existing lawsuits, claims and proceedings, if any, when it is probable that a loss has been incurred and the costs can be reasonably estimated. Accruals are reviewed at least quarterly and are adjusted to reflect the impact and status of settlements, rulings, advice of counsel and other information pertinent to a particular matter. Significant differences could exist between the actual cost required to investigate, litigate and/or settle a claim or the ultimate outcome of a lawsuit and management’s estimate. These differences could have a material impact on Federated’s results of operations, financial position and/or cash flows. Recoveries of losses are recognized in the Consolidated Statements of Income when receipt is deemed probable.
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

(2) Recent Accounting Pronouncements
(a) Comprehensive Income
Effective January 1, 2013, Federated adopted the FASB accounting standards update relating to the presentation of comprehensive income. The update requires disclosure of the changes in accumulated other comprehensive income balances by component as well as additional disclosure related to amounts reclassified out of accumulated other comprehensive income. See Note (17) for this new disclosure. As the update affected disclosure only, the adoption of the update did not have a financial impact on Federated's Consolidated Financial Statements.
(b) Investment Companies
On June 7, 2013, the FASB issued a final accounting standards update amending the criteria for an entity to qualify as an investment company under GAAP. Any entity regulated under the Investment Company Act of 1940 is automatically an investment company under the new definition. The update also amends certain disclosure requirements and measurement criteria. The update is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2013 and prohibits early adoption. Management is currently evaluating the impact of adoption on Federated's financial statement but does not expect the impact to be material.

(3) Concentration Risk
(a) Revenue Concentration by Asset Class
The following table summarizes the percentage of total revenue earned from Federated's asset classes over the last three years:

	2013	2012	2011
Money market assets	39%	47%	46%
Equity assets	37%	31%	33%
Fixed-income assets	23%	21%	20%
The change in the relative proportion of Federated's revenue attributable to money market assets from 2012 to 2013 was primarily the result of increases in fee waivers for certain money market funds to maintain positive or zero net yields. The change in the relative proportion of Federated's revenue attributable to money market assets from 2011 to 2012 was primarily the result of decreases in fee waivers for certain money market funds to maintain positive or zero net yields. A significant

2013 Annual Report	51

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

change in Federated’s money market business or a significant reduction in money market assets due to regulatory changes, changes in the financial markets, including significant and rapid increases in interest rates over a short period of time causing certain investors to prefer direct investments in interest-bearing securities, significant deterioration in investor confidence, further persistent declines in or additional prolonged periods of historically low short-term interest rates and resulting fee waivers or other circumstances, could have a material adverse effect on Federated’s business, results of operations, financial condition and/or cash flows.

Current Regulatory Environment - Domestic
In January 2010, the Securities and Exchange Commission (SEC) adopted extensive amendments to Rule 2a-7 of the Investment Company Act of 1940 (Rule 2a-7) aimed at enhancing the resiliency of money market funds. These amendments included a series of enhancements including rules that require all money market funds to meet specific portfolio liquidity standards and rules that significantly enhance the public disclosure and regulatory reporting obligations of these funds. In 2010 and 2011, Federated dedicated internal resources to comply with these amendments including efforts to enhance our information systems and improve related reporting capabilities. These efforts were internally sourced and not material to Federated's results of operations, financial condition or cash flows for those years. In Federated's view, the amendments of 2010 meaningfully and sufficiently strengthened money market funds. Recent experience demonstrated that the amendments of 2010 were effective in meeting heightened requests for redemptions occurring in connection with the U.S. debt ceiling debate and subsequent downgrade of the country's credit rating in 2011, the European debt crisis in 2011/2012 and its ongoing fallout as well as the U.S. debt ceiling debate in 2013.
Since January 2010, the SEC has been working to develop a proposal for additional reforms related to money market funds. On June 5, 2013, the SEC issued such a rule proposal for public comment. The SEC's proposal was lengthy (approximately 700 pages) and included two principal alternative reforms that could be adopted alone or in combination. One alternative would require a floating net asset value (NAV) for institutional prime money market funds and other money market funds (such as, for example, municipal money market funds) other than government and retail money market funds. The other alternative would allow a fund's board to use liquidity fees and redemption gates when the fund fails to maintain the prescribed liquidity threshold. In addition, in the case of either alternative, the proposal would eliminate the amortized cost method of valuation of securities maturing in more than 60 days while permitting the use of the penny rounding method to maintain a stable share price for money market funds not required to have a floating NAV. The proposal also included additional diversification and disclosure measures that would apply under either alternative.
Federated supports liquidity fees and redemption gates in certain contexts. Federated believes the floating NAV, if enacted, would significantly reduce the utility and attractiveness of money market funds for investors who, in Federated's view, value money market funds in their current form as an efficient and effective cash management investment product offering daily liquidity at par. The elimination of the amortized cost method of valuation of securities also could impact the usefulness of money market funds as a cash management product. If ultimately enacted, the floating NAV would be detrimental to Federated's money market fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows. The elimination of the amortized cost method of valuation of securities, if ultimately enacted, also could be detrimental to Federated's money market fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows.
Management reviewed the SEC proposal and actively participated in the public comment process both individually through the filing of 13 comment letters and with industry groups. While the public comment period formally closed on September 17, 2013, comments on the SEC's proposal have continued to be submitted, including additional comment letters submitted on behalf of Federated. Comment letters are available on the SEC's website at http://www.sec.gov/comments/s7-03-13/s70313.shtml. Management does not expect final rules to be adopted prior to the second or third quarter of 2014 given, among other things, the number of industry comments and the complexity of the proposed rule amendments, as well as the SEC's regulatory agenda published in late 2013, which specifies an October 2014 timetable for final action on the SEC's proposal. Federated is unable to assess the degree of any potential impact the SEC proposed reforms may have on its business, results of operations, financial condition and/or cash flows until any rule amendments are finalized, as the final amendments could vary significantly from the form in which proposed. Moreover, the SEC's proposal also contemplates that, once the final amendments become effective, there would be staggered compliance dates: (1) if the fluctuating NAV alternative is adopted, an additional two years after the effective date for any reforms relating to that alternative; (2) if the liquidity fee and redemption gate alternative is adopted, an additional one year after the effective date for any reforms relating to that alternative; and (3) any reforms not specifically related to either the fluctuating NAV nor liquidity fee and redemption gate alternatives would have a compliance date of nine months after the final amendments become effective.

52	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

The Financial Stability Oversight Council (FSOC) may recommend new or heightened regulation for "nonbank financial companies" under Section 120 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act). On April 3, 2013, the Board of Governors of the Federal Reserve System (the Governors) issued a final regulation, which became effective on May 6, 2013, that defines the term "predominantly engaged in financial activities" for purposes of identifying "nonbank financial companies" under the Dodd-Frank Act. In the adopting release for the regulation, the Governors stated that they believe "that it is clear that open-end investment companies, such as mutual funds including money market funds, ... engage in financial activities" for the purpose of asserting regulatory jurisdiction. Management respectfully disagrees with this position. Management believes that (1) the final regulation is inconsistent with the clear language and intent of the Dodd-Frank Act, (2) the conclusion that mutual funds, including money market mutual funds, fall within the scope of "financial activities" is without a valid statutory basis and (3) Congress intended the scope of "financial activities" for Dodd-Frank Act regulation to be strictly limited to specific lines of business previously defined under the Bank Holding Company Act, which historically have not been viewed as including mutual funds as a specific line of business.
In a Congressional Appropriations Committee conference report that accompanied the Consolidated Appropriations Act, 2014, which was signed into law by President Obama on January 17, 2014, Congress instructed the SEC to undertake a “rigorous economic analysis” before promulgating its final money market fund proposal, and indicated that the “Committee expects that the final rules will take into account the substantive concerns of stakeholders who use these products for short-term financing needs.” In the conference report, Congress also expressed that “[i]mpairing or restricting the use of money market funds could potentially result in a decrease in the ability of these products to provide liquidity, potentially resulting in hundreds of market participants issuing longer-term debt, significantly increasing their funding costs, slowing expansion rates, and depressing jobs and economic growth.” In addition to underscoring the importance to the capital markets of money market funds as currently structured, management believes that the conference report reflects Congress’ view that the regulation of money market funds is within the purview of the SEC, not FSOC.
On November 1, 2013, Federated also responded to the SEC’s request for comment on a September 2013 report of the U.S. Department of the Treasury's (Treasury Department) Office of Financial Research entitled “Asset Management and Financial Stability” (the OFR Report), which was prepared at the request of FSOC. Federated believes that the OFR Report is lacking in both substance and depth of analysis in its effort to justify FSOC’s and the Governors' role in fundamentally changing the structure and operation of investment managers, investors and the markets. While the SEC requested comments to be submitted by November 1, 2013, comments have continued to be submitted. Comment letters are available on the SEC's website at http://www.sec.gov/comments/am-1/am-1.shtml.
Federated is unable to assess whether, or the degree to which, any of the Federated Funds, including money market funds, could ultimately be designated a systematically important nonbank financial company by FSOC. In management's view, the issuance of final regulations is, and any reforms ultimately put into effect would be, detrimental to Federated's money market fund business and could materially and adversely affect Federated’s business, results of operations, financial condition and/or cash flows. Federated is unable to assess the degree of any potential impact any reforms or other actions by the Governors, FSOC or other governmental entities may have on its business, results of operations, financial condition and/or cash flows at this time.
Current Regulatory Environment - Europe
European-based money market funds face regulatory reform pressure in Europe similar to that faced in the U.S. The European Commission released its money market fund reform proposal on September 4, 2013. The proposal would permit either floating NAV money market funds or constant NAV money market funds subject to capital requirements. Under the proposal, a constant NAV money market fund generally must either build a capital buffer of 3% or convert to a floating NAV money market fund. The proposal is subject to the approval of the European Parliament and European Council and the final regulation could vary materially from that of the proposal. Management does not anticipate agreement on a final regulation before late fourth quarter 2014.
Eleven European countries continue to develop the financial transactions tax (FTT) proposal. Although a revised draft of this proposal may be presented during the second quarter of 2014, management does not expect the FTT to be effective in 2014. Notwithstanding challenges to its legality, the participating countries continue to consider whether the FTT should be introduced in stages, with perhaps stocks being taxed first. Debate also continues regarding whether certain types of transactions, such as certain derivatives and bonds, should be exempted, in which country the transaction should be taxed (country of issue, country of purchase, or both), the allocation of taxes collected and certain other fundamental principles. Once agreed upon, final terms of the proposed FTT also will be subject to additional government approval prior to enactment.
European money market reform and the imposition of the FTT, particularly with its initially proposed broad application, would each be detrimental to Federated's fund business and could materially and adversely affect Federated’s business, results of

2013 Annual Report	53

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

operations, financial condition and/or cash flows. Federated is unable to assess the degree of any potential impact that European money market reform proposals or the FTT may have on its business, results of operations, financial condition and/or cash flows until such proposals are finalized and approved or the FTT is enacted.
On January 8, 2014, the Financial Stability Board (FSB) also published for comment as a consultative document “Assessment Methodologies for Identifying Non-Bank Non-Insurer Global Systemically Important Financial Institutions” (Consultation). The FSB is an international organization, of which the Governors, the SEC and the Treasury Department are members, that was established to coordinate, at the international level, the work of national authorities and bodies in developing and promoting the implementation of regulatory policies. The Consultation sets forth proposed methodologies for identifying systemically important non-bank, non-insurance company financial institutions, including, among others, “market intermediaries” which the Consultation appears to define as including investment advisers, brokers and certain other intermediaries, and “investment funds,” which the Consultation appears to define as including money market funds, other open-end or closed-end mutual funds, and hedge funds and other private funds. The proposed methodologies include consideration of size (U.S. $100 billion is a proposed materiality threshold), exposures, complexity, interconnectedness, leverage and other factors. The Consultation specifically notes that, in addition to individual funds, it may also be necessary to consider families of funds following the same or similar investment strategies. The deadline for the formal comment period on the Consultation is April 7, 2014. Federated is unable to assess whether, or the degree to which Federated, any of its investment management subsidiaries or any of the Federated Funds, including money market funds, could ultimately be determined to be a significantly important financial institution.
Historically Low Short-Term Interest Rates
For several years, the Governors have kept the near-zero federal funds rate unchanged and short-term interest rates continued at all-time low levels. In certain money market funds, the gross yield earned by the fund is not sufficient to cover all of the fund’s operating expenses due to these historically low short-term interest rates. Since the fourth quarter 2008, Federated has voluntarily waived fees (either through fee waivers or reimbursements or assumptions of expenses) in order for certain money market funds to maintain positive or zero net yields. These fee waivers have been partially offset by related reductions in distribution expense and net income attributable to noncontrolling interests as a result of Federated's mutual understanding and agreement with third-party intermediaries to share the impact of the waivers.

These voluntary fee waivers are calculated as a percent of AUM in certain money market funds and thus will vary depending upon the asset levels in such funds. In addition, the level of waivers are dependent on several other factors including, but not limited to, yields on instruments available for purchase by the money market funds, changes in expenses of the money market funds and changes in the mix of money market assets. In any given period, a combination of these factors drives the amount of fee waivers necessary in order for certain funds to maintain positive or zero net yields. As an isolated variable, an increase in yields on instruments held by the money market funds will cause the pre-tax impact of fee waivers to decrease. Conversely, as an isolated variable, an increase in expenses of the money market funds would cause the pre-tax impact of fee waivers to increase.

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
The impact of such fee waivers on various components of Federated's Consolidated Statements of Income was as follows for the years ended December 31:

in millions	2013	2012	2011
Revenue	$(389.0)	$(291.0)	$(320.7)
Less: Reduction in Distribution expense	277.1	218.5	232.3
Operating income	(111.9)	(72.5)	(88.4)
Less: Reduction in Noncontrolling interest	6.8	1.3	6.5
Pre-tax impact	$(105.1)	$(71.2)	$(81.9)

54	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

The negative pre-tax impact of fee waivers to maintain positive or zero net yields on certain money market funds increased in 2013 as compared to 2012 primarily as a result of lower yields on instruments held by the money market funds. During 2012, improved yields on instruments held by the money market funds caused a decline in these fee waivers as compared to 2011. (See Note (20) for information regarding the quarterly pre-tax impact of these fee waivers).
Based on recent commentary from the Governors in a January 29, 2014 press release, "a highly accommodative stance of monetary policy will remain appropriate for a considerable time...," Federated is unable to predict when the Governors will increase their target for the federal funds rate. As such, fee waivers to maintain positive or zero net yields on certain money market funds and the related reduction in distribution expense and net income attributable to noncontrolling interests could continue for the foreseeable future. Assuming asset levels and mix remain constant and based on recent market conditions, fee waivers for the first quarter 2014 may result in a negative pre-tax impact on income of approximately $30 million, which is consistent with the impact to both the third and fourth quarters 2013 (see Note (20) for additional information on the quarterly impact of these fee waivers). See Management's Discussion and Analysis for additional information on management's expectations regarding fee waivers. While the level of fee waivers are impacted by various factors, increases in short-term interest rates that result in higher yields on securities purchased in money market fund portfolios would reduce the negative pre-tax impact of these waivers. The actual amount of future fee waivers and the resulting negative impact of these waivers are contingent on a number of variables including, but not limited to, changes in assets within the money market funds, available yields on instruments held by the money market funds, actions by the Governors, the Treasury Department, the SEC, FSOC and other governmental entities, changes in expenses of the money market funds, changes in the mix of money market customer assets, changes in the distribution fee arrangements with third parties, Federated's willingness to continue the fee waivers and changes in the extent to which the impact of the waivers is shared by third parties.
(b) Revenue Concentration by Investment Fund
A significant portion of Federated's total revenue for 2013 was derived from services provided to two sponsored funds, the Federated Kaufman Fund (11%) and the Federated Prime Obligations Fund (10%). A significant and prolonged decline in the AUM in these funds could have a material adverse effect on Federated’s future revenues and, to a lesser extent, net income, due to a related reduction to distribution expenses associated with these funds.
A listing of Federated’s risk factors is included herein under the section entitled Risk Factors in Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(4) Consolidation
Federated is involved with various entities in the normal course of business that may be deemed to be voting rights entities (VREs) or VIEs. In accordance with Federated’s consolidation accounting policy, Federated first determines whether the entity being evaluated is a VRE or a VIE. Once this determination is made, Federated proceeds with its evaluation of whether or not to consolidate the entity. The disclosures below represent the results of such evaluations pertaining to 2013 and 2012.
(a) Consolidated Voting Rights Entities
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
(b) Consolidated Variable Interest Entities
From time to time, Federated invests in investment companies that meet the definition of a VIE for general corporate investment purposes or, in the case of newly launched products, in order to provide investable cash to establish a performance history. Most of Federated’s sponsored investment companies meet the definition of a VIE primarily due to their typical series fund structure in which the shareholders of each participating portfolio underlying the series fund generally lack the ability as an individual group to make decisions through voting rights regarding the board of directors/trustees of the fund. Federated’s investment in investment companies represents its maximum exposure to loss. Federated's conclusion to consolidate an investment company may vary from period to period, most commonly as a result of changes in its percentage interest in the entity resulting from changes in the number of shares held by either Federated or third parties. Given that the entities follow investment company accounting, which prescribes fair-value accounting, a deconsolidation generally does not result in gains or losses for Federated.

2013 Annual Report	55

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

As of December 31, 2013 and 2012, Federated was deemed to be the primary beneficiary of and therefore consolidated several investment companies as a result of its majority ownership interest in the investment companies. The following table presents the balances related to the consolidated investment companies that were included on the Consolidated Balance Sheets as well as Federated's net interest in the investment companies at December 31:

in millions	2013	2012
Cash and cash equivalents	$1.1	$1.0
Investments—consolidated investment companies	53.5	51.1
Receivables	0.9	0.7
Less: Liabilities	1.6	2.0
Less: Redeemable noncontrolling interest in subsidiaries	15.5	7.3
Federated's net interest in consolidated investment companies	$38.4	$43.5
Federated's net interest in the consolidated investment companies of $38.4 million and $43.5 million at December 31, 2013 and 2012, respectively, represents the value of Federated's economic ownership interest in these sponsored investment companies. The assets of the consolidated investment companies are restricted for use by the respective investment company. The liabilities of the consolidated investment companies primarily represent investments sold short for one fund, and otherwise represent operating liabilities of the entities. The liabilities are primarily classified as Other current liabilities on Federated's Consolidated Balance Sheets.
Federated consolidated a mutual fund in the fourth quarter of 2013 as a result of an investment in a newly launched product. Accordingly, Federated consolidated $1.0 million in Investments—consolidated investment companies on the Consolidated Balance Sheets as of the date of consolidation.
During the first quarter 2013, Federated began consolidating a sponsored offshore money market fund for which it was deemed to be the primary beneficiary as a result of a vote by the fund board of directors to unwind the fund in the near term and the expectation that Federated would absorb the remaining net operating expenses of the fund. Federated consolidated $63.4 million in Investments—consolidated investment companies, $4.0 million in Cash and cash equivalents and $67.4 million in Redeemable noncontrolling interest in subsidiaries on the Consolidated Balance Sheets as of the date of consolidation. During the fourth quarter 2013, this fund was closed and, as a result, Federated deconsolidated $73.2 million in Investments—consolidated investment companies, $15.6 million in Cash and cash equivalents and $88.8 million in Redeemable noncontrolling interest in subsidiaries on the Consolidated Balance Sheets as of the date of deconsolidation. There was no impact to the Consolidated Statements of Income in 2013 as a result of deconsolidation.
During 2012, Federated consolidated two investment companies due to changes in the investment companies' ownership, resulting in Federated holding the majority ownership interest in the investment companies. Accordingly, Federated consolidated $21.0 million in Investments—consolidated investment companies and $6.0 million in Redeemable noncontrolling interest in subsidiaries on the Consolidated Balance Sheets as of the date of consolidation.
In addition, during 2012, Federated deconsolidated three mutual funds. The first mutual fund was deconsolidated based on a determination that Federated no longer was the primary beneficiary of the fund as a result of new subscriptions in fund shares by unrelated third parties. The remaining two mutual funds, in which Federated was previously the sole investor, were deconsolidated as a result of Federated redeeming its investments. Accordingly, Federated deconsolidated $80.3 million in Investments—other and $0.6 million in Redeemable noncontrolling interest in subsidiaries on the Consolidated Balance Sheets as of the date of deconsolidation. One of the deconsolidated funds was a non-U.S. dollar money market fund. Upon its deconsolidation, Federated realized a foreign currency gain of $1.2 million in Nonoperating Income (Expenses) - Other, net on the Consolidated Statements of Income that had been recorded in Accumulated other comprehensive loss, net of tax. Federated's foreign currency risk in this investment was hedged by investments in foreign currency forward contracts which were settled in the third quarter 2012. Accordingly, an offsetting pre-tax loss of $1.1 million was reclassified out of Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets and realized in Nonoperating Income (Expenses) - Other, net on the Consolidated Statements of Income.
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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

(c) Non-Consolidated Variable Interest Entities
At December 31, 2013 and 2012, Federated was involved with certain VIEs in which it held a variable interest but for which it was not the primary beneficiary. Federated’s investment and maximum risk of loss related to these unconsolidated VIEs were as follows at December 31:

	2013	2012
in millions	Total carrying value of investment and maximum risk of loss	Total carrying value of investment and maximum risk of loss
Investment companies[1,2]	$220.5	$193.7
Equity investment[3]	$0.0	$3.8

1	AUM for these unconsolidated investment companies totaled $280.3 billion and $295.4 billion at December 31, 2013 and December 31, 2012, respectively.

2	Accounts receivable from sponsored investment companies for advisory and other services totaled $13.5 million and $11.6 million at December 31, 2013 and December 31, 2012, respectively.

3	Total assets and liabilities of the equity investment were $2.8 million and $0.3 million, at December 31, 2012.
Investment Companies – Federated's involvement with certain investment companies that are deemed to be VIEs includes serving as the investment manager, or at times, holding a minority interest or both. Federated’s variable interest is not deemed to absorb the majority of the variability of the entity’s net assets. Therefore, Federated is not the primary beneficiary of these VIEs and has not consolidated these entities.
In the ordinary course of business, from time to time, Federated may choose to waive certain fees or assume operating expenses of these sponsored investment companies for competitive, regulatory or contractual reasons (see Note (1)(o) for information regarding fee waivers). Federated has not provided financial support to any of these entities outside the ordinary course of business.
Equity Investment – Federated holds a 12% non-voting, noncontrolling interest in a privately-held investment management firm that is registered as an investment adviser and a commodity trading adviser. This investment is accounted for using the equity method of accounting. Due primarily to the nature of the voting rights of the equity holders of the investee, the investee meets the definition of a VIE, however, with its non-voting 12% interest, Federated is not deemed to have power to direct the investee's activities and therefore is not the primary beneficiary. Federated has not provided financial support to the investee. Federated’s investment was included in Other long-term assets on the Consolidated Balance Sheets. See Note (5)(b) for information on recent impairments on this equity investment.

(5) Fair Value Measurements
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
Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable in active markets.

2013 Annual Report	57

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

(a) Fair Value Measurements on a Recurring Basis
The following table presents fair value measurements for classes of Federated’s financial assets and liabilities measured at fair value on a recurring basis at December 31:

	2013				2012
	Fair Value Measurements Using				Fair Value Measurements Using
in thousands	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Financial Assets
Cash and cash equivalents	$104,443	$0	$0	$104,443	$67,585	$0	$0	$67,585
Available-for-sale equity securities	81,550	47,863	0	129,413	102,493	33,530	0	136,023
Trading securities – equity	11,925	9,906	0	21,831	9,194	16,776	0	25,970
Trading securities – debt	0	36,491	0	36,491	614	28,436	0	29,050
Foreign currency forward contracts	0	159	0	159	0	158	0	158
Total financial assets	$197,918	$94,419	$0	$292,337	$179,886	$78,900	$0	$258,786
Financial Liabilities
Interest rate swap	$0	$5,061	$0	$5,061	$0	$11,178	$0	$11,178
Acquisition-related future consideration liabilities	0	0	6,489	6,489	0	0	11,759	11,759
Other[1]	1,118	2	0	1,120	1,015	0	0	1,015
Total financial liabilities	$1,118	$5,063	$6,489	$12,670	$1,015	$11,178	$11,759	$23,952

1
Amounts include investments sold short within one of the consolidated investment companies and/or foreign currency forward contracts recorded in Other current liabilities on the Consolidated Balance Sheets.

The following is a description of the valuation methodologies used for financial assets and liabilities measured at fair value on a recurring basis. Federated did not hold any nonfinancial assets or liabilities measured at fair value on a recurring basis at December 31, 2013 or 2012.

Cash and cash equivalents
Cash and cash equivalents include investments in money market funds and deposits with banks. Investments in Federated money market funds totaled $94.4 million and $60.2 million at December 31, 2013 and 2012, respectively. Cash investments in money market funds are valued under the market approach through the use of quoted market prices in an active market, which is the NAV of the funds, and are classified within Level 1 of the valuation hierarchy.

Available-for-sale equity securities
Available-for-sale equity securities include investments in sponsored fluctuating-value mutual funds and are included in Investments—affiliates on the Consolidated Balance Sheets. For investments in mutual funds that are publicly available, the securities are valued under the market approach through the use of quoted market prices available in an active market, which is the NAV of the funds, and are classified within Level 1 of the valuation hierarchy. For one investment in a mutual fund that is not publicly available but for which the NAV is calculated daily and for which there are no redemption restrictions, the security is valued using NAV as a practical expedient and is classified as Level 2. There is no modeling or additional information needed to arrive at the fair values of any of these investments.
Trading securities—equity
These equity trading securities primarily represent the equity securities held by consolidated investment companies (included in Investments—consolidated investment companies on the Consolidated Balance Sheets) as well as certain equity investments held in separate accounts for which Federated is the beneficiary (included in Investments—other on the Consolidated Balance Sheets). For the publicly traded equity securities available in an active market, whether domestic or foreign, the fair value of these securities is often classified as Level 1 and is based on unadjusted quoted market prices. From time to time, however, the fair value of certain equity securities traded principally in foreign markets and held by consolidated investment companies may be determined by third-party pricing services when a country's exchange is closed due to a holiday or when there has been a significant trend in the U.S. equity markets or in index futures trading between the time the foreign market closes and the pricing time of the consolidated investment company. The determination to use a third-party pricing service versus the

58	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

unadjusted quoted market price is the cause for transfers between Level 1 and Level 2 for these securities. For the period between December 31, 2012 and December 31, 2013, $0.1 million of investments transferred from Level 1 to Level 2 as a result of a determination by management at December 31, 2013 to use a third-party pricing service to determine the fair value of these equity securities as a result of a country's exchange being closed due to a holiday. During the same period, $0.3 million of investments transferred from Level 2 to Level 1 as a result of a determination by management at December 31, 2013 to use unadjusted quoted market prices to determine the fair value of these equity securities. For the period between December 31, 2011 and December 31, 2012, $2.0 million of investments transferred from Level 1 to Level 2 as a result of a determination by management at the end of 2012 to use a third-party pricing service to determine the fair value of these equity securities because there had been a significant trend in the U.S. equity markets or in index futures trading after the foreign markets closed. Transfers into and out of Level 1 and Level 2 of the fair value hierarchy are reported at fair value as of the beginning of the period in which the transfers occur.

At December 31, 2013 and 2012, equity trading securities also included shares of certain non-publicly traded mutual funds that were valued using NAV as a practical expedient (Level 2). Most significantly, Federated held shares of an offshore master investment fund as a result of consolidating one of its feeder funds as of December 31, 2013 and 2012. The offshore master investment fund, which is not publicly available, makes investments in global project and trade finance transactions. The $2.5 million and $12.1 million fair value at December 31, 2013 and 2012, respectively, of the feeder fund's investment in the master fund was determined using the NAV of the master fund, as a practical expedient, and was classified as Level 2 in the valuation hierarchy at December 31, 2013 and 2012.

Trading securities—debt
At December 31, 2013 and 2012, debt trading securities primarily represent U.S. and foreign bonds held by consolidated Federated-sponsored investment companies. The fair value of these securities may include observable market data such as valuations provided by independent pricing services after considering factors such as the yields or prices of investments of comparable quality, coupon, maturity, call rights and other potential prepayments, terms and type, reported transactions, indications as to values from dealers and general market conditions.
Foreign currency forward contracts
The fair value of foreign currency forward contracts is primarily included in Receivables, net or Other current liabilities on the Consolidated Balance Sheets, representing contracts held by certain consolidated Federated-sponsored investment companies as part of their investment strategy. Pricing is determined by interpolating a value by utilizing the spot foreign exchange rate and forward points (based on the spot rate and currency interest rate differentials), which are all inputs that are observable in active markets (Level 2).
Interest rate swap
The fair value of Federated's interest rate swap (the Swap) at December 31, 2013 is included in Other current liabilities ($4.6 million) and Other long-term liabilities ($0.5 million) on the Consolidated Balance Sheets. Pricing is determined based on a third-party, model-derived valuation in which all significant inputs are observable in active markets including the Eurodollar future rate and yields for three- and thirty-year Treasury securities. See Note (10) for more information regarding the Swap.
Acquisition-related future consideration liabilities
From time to time, pursuant to purchase and sale agreements entered into in connection with certain business combinations, Federated may be required to make future consideration payments if certain contingencies are met. See Note (18)(a) for additional information regarding the nature and timing of these payments. In connection with these arrangements entered into after January 1, 2009, Federated records a liability representing the estimated fair value of future consideration payments as of the acquisition date. The liability is subsequently remeasured at fair value on a recurring basis with changes in fair value recorded in earnings. As of December 31, 2013, acquisition-related future consideration liabilities were recorded in Other current liabilities ($3.2 million) and Other long-term liabilities ($3.3 million) on the Consolidated Balance Sheets. Management estimated the fair value of future consideration payments based primarily upon expected future cash flows using an income approach valuation methodology with unobservable data inputs (Level 3). As of December 31, 2013, significant inputs involving unobservable market data included (1) an estimated rate of change for underlying AUM ranging from (5)% - 6% per year (weighted average of 3%); (2) an estimate ranging from 0.02% - 0.03% per year of the impact of fee waivers to maintain positive or zero net yields on the contractually-derived net revenue per managed asset assumptions (weighted average of 0.02%); and (3) an estimated discount rate ranging from 16% - 19% based on the current estimated market rate of return (weighted average of 16%). Assuming no other changes in model inputs, the fair value of the future consideration liability will increase, resulting in additional Intangible asset related expense in the period of change if: (1) the underlying AUM grow at a rate that is greater than the assumed rate, (2) the actual impact of fee waivers to maintain positive or zero net yields on the net

2013 Annual Report	59

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

revenue is less than the assumed amount, or (3) the discount rate decreases. Conversely, the fair value of the future consideration liability will decrease if the inverse occurs for any of these inputs, assuming no other changes.

The following table presents a reconciliation of the beginning and ending balances for Federated’s liability for future consideration payments related to these acquisitions for each year presented:

in thousands	2013	2012	2011
Beginning balance	$11,759	$13,404	$20,058
New acquisition adjustment[1]	330	3,361	(2,600)
Changes in fair value[2]	(941)	(793)	900
Contingent consideration payments	(4,659)	(4,213)	(4,954)
Ending balance	$6,489	$11,759	$13,404

1
Amounts include the preliminary fair value estimate of the contingent payment liability recorded in connection with a new acquisition or the revision thereof upon finalization of the valuation process related to initial purchase accounting.

2	Amounts were primarily included as a (decrease) increase to Intangible asset related expense on the Consolidated Statements of Income.

Investments sold short
The fair value of investments sold short within a consolidated investment company is included in Other current liabilities on the Consolidated Balance Sheets. The investments primarily relate to domestic equity securities that are available in an active exchange market. The fair value of these investments is classified as Level 1 and is based on unadjusted quoted market prices.
(b) Fair Value Measurements on a Nonrecurring Basis
Federated holds a 12% non-voting, noncontrolling interest in a privately-held investment management firm that is registered as an investment adviser and a commodity trading adviser. This investment is accounted for using the equity method of accounting. The excess carrying value of Federated's equity-method investment as compared to its proportionate share of the investee's underlying net assets reflects goodwill. During 2012, due to declines in the investee's AUM, their performance relative to indices and the uncertainty regarding each in the future, management evaluated the carrying value of this investment for other-than-temporary impairment. Management estimated the fair value of this investment at December 31, 2012 and determined that it was other-than-temporarily impaired. Accordingly, Federated recorded a $3.0 million impairment charge in Nonoperating Income (Expenses) – Other, net to write down this equity-method investment to a fair value of $3.8 million as of December 31, 2012. The estimate of fair value was based primarily upon the present value of expected future cash flows using an income approach valuation methodology with unobservable data inputs (Level 3). Significant unobservable model inputs included: (1) projected AUM across product lines with a 10-year compounded annual growth rate of 15% and a terminal growth rate of 3%; and (2) a 17% discount rate based upon the current estimated market rate of return.
During the third quarter 2013, upon consideration of continued investment underperformance and a decrease in forecasted growth of AUM, management evaluated the carrying value of this investment. Accordingly, after recording its share of equity-related losses, Federated recorded a $3.1 million impairment charge in Nonoperating Income (Expenses) – Other, net to write down this equity-method investment to a fair value of $0.6 million as of September 30, 2013. The estimate of fair value was based primarily upon the present value of expected future cash flows using probability-weighted scenarios in an income approach valuation methodology with unobservable data inputs (Level 3). Significant unobservable model inputs included: (1) projected scenario AUM across product lines with a 10-year compounded annual growth rate ranging from 0% - 9%; (2) a terminal growth rate of 3%; and (3) a 17% discount rate based upon the current estimated market rate of return. During the fourth quarter 2013, management made the decision to terminate a research agreement and sub-advisory agreement with this investment management firm, resulting in a significant decrease in forecasted AUM. Management estimated the fair value of this investment at December 31, 2013 and determined that it was fully impaired. Federated recorded a $0.6 million impairment charge in Nonoperating Income (Expenses) – Other, net to write-off the remaining value of this equity-method investment as of December 31, 2013.
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

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

(6) Investments
Investments on the Consolidated Balance Sheets as of December 31, 2013 and 2012 included available-for-sale and trading securities. At December 31, 2013 and 2012, Federated held investments totaling $129.4 million and $136.0 million, respectively, in fluctuating-value Federated-sponsored mutual funds that were classified as available-for-sale securities and were included in Investments—affiliates on the Consolidated Balance Sheets.

Available-for-sale securities (see Note (1)(g)) were as follows:

	2013				2012
		Gross Unrealized		Estimated Fair Value		Gross Unrealized		Estimated Fair Value
in thousands	Cost	Gains	(Losses)		Cost	Gains	(Losses)
Equity mutual funds	$24,737	$2,423	$0	$27,160	$44,944	$4,814	$(5)	$49,753
Fixed-income mutual funds	102,072	786	(605)	102,253	84,855	1,436	(21)	86,270
Total fluctuating-value mutual funds	$126,809	$3,209	$(605)	$129,413	$129,799	$6,250	$(26)	$136,023

The decrease in available-for-sale securities at December 31, 2013 as compared to December 31, 2012, was primarily due to $108.6 million in redemptions of equity and fixed-income mutual funds during 2013 partially offset by purchases of $91.9 million of fixed-income and equity mutual funds in 2013.
Federated’s trading securities totaled $58.3 million and $55.0 million at December 31, 2013 and 2012, respectively. Federated consolidates certain investment companies into its Consolidated Financial Statements as a result of Federated’s controlling financial interest in the companies (see Note (4)). All investments held by these investment companies, which primarily represented Federated-sponsored investment companies, were included in Investments—consolidated investment companies on Federated’s Consolidated Balance Sheets as of December 31, 2013 and 2012. Investments—other on the Consolidated Balance Sheets represented other trading investments held in separate accounts for which Federated is the beneficiary.
Federated’s trading securities as of December 31, 2013 were primarily composed of foreign and domestic debt securities ($36.5 million), stocks of large U.S. and international companies ($17.0 million) and an offshore master fund invested in global project and trade finance transactions ($2.5 million). Federated’s trading securities as of December 31, 2012 were primarily composed of domestic and foreign debt securities ($28.4 million), stocks of large U.S. and international companies ($13.9 million) and an offshore master fund invested in global project and trade finance transactions ($12.1 million).

The following table presents gains and losses recognized in Gain on securities, net on the Consolidated Statements of Income in connection with investments and economic derivatives held by certain consolidated investment companies for the years ended December 31:

in thousands	2013	2012	2011
Unrealized gain (loss)
Trading securities	$2,036	$1,614	$(871)
Derivatives[1]	(49)	72	(560)
Realized gains[2]
Available-for-sale securities	15,390	4,439	3,006
Trading securities	1,306	1,200	931
Derivatives[1]	1,083	310	570
Realized losses[2]
Available-for-sale securities	(1,561)	0	0
Trading securities	(870)	(627)	(830)
Derivatives[1]	(349)	(97)	(814)
Gain on securities, net[3]	$16,986	$6,911	$1,432

1	Amounts related to the settlement of economic derivatives held by certain consolidated sponsored products.

2	Realized gains and losses are computed on a specific-identification basis.

3	Amounts related to consolidated investment companies totaled $2.6 million, $2.0 million and $(1.2) million for 2013, 2012 and 2011, respectively.

2013 Annual Report	61

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

(7) Intangible Assets and Goodwill
Federated’s identifiable intangible assets and goodwill consisted of the following at December 31:

	2013			2012
in thousands	Cost	Accumulated Amortization	Carrying Value	Cost	Accumulated Amortization	Carrying Value
Finite-lived intangible assets:
Customer relationships	$43,966	$(38,110)	$5,856	$45,812	$(37,914)	$7,898
Noncompete agreements	4,594	(4,343)	251	7,094	(6,310)	784
Total finite-lived intangible assets	48,560	(42,453)	6,107	52,906	(44,224)	8,682
Indefinite-lived intangible assets:
Renewable investment advisory contracts	68,595	N/A	68,595	68,455	N/A	68,455
Trade names	1,900	N/A	1,900	1,900	N/A	1,900
Total indefinite-lived intangible assets	70,495	N/A	70,495	70,355	N/A	70,355
Goodwill	658,743	N/A	658,743	648,820	N/A	648,820
Total identifiable intangible assets and goodwill	$777,798	$(42,453)	$735,345	$772,081	$(44,224)	$727,857
The decrease of $4.3 million in the cost of the total finite-lived intangible assets at December 31, 2013 as compared to December 31, 2012 relates to the write-off of fully amortized customer relationship intangible assets and noncompete agreements relating to prior year acquisitions.

Amortization expense for finite-lived intangible assets was $2.6 million, $3.4 million and $7.0 million in 2013, 2012 and 2011, respectively. This expense was included in Intangible asset related on the Consolidated Statements of Income for each period.
Following is a schedule of expected aggregate annual amortization expense for intangible assets in each of the five succeeding years assuming no new acquisitions or impairments:

in millions
2014	$2.0
2015	$1.4
2016	$1.0
2017	$0.6
2018	$0.6
Goodwill at December 31, 2013 and 2012 was $658.7 million and $648.8 million, respectively. During 2013, Federated recorded goodwill primarily in connection with accruals related to contingent purchase price payments related to the 2008 acquisition of certain assets of Clover Capital Management, Inc., an investment manager that specializes in value investing (Clover Capital Acquisition). This acquisition was accounted for under the purchase method of accounting and therefore goodwill was recorded at the time the contingencies lapsed. See Note (18)(a) for additional information.

62	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

(8) Property and Equipment
Property and equipment consisted of the following at December 31:

in thousands	Estimated Useful Life			2013	2012
Computer software and hardware	3	to	7 years	$52,206	$47,566
Transportation equipment	3	to	12 years	17,897	17,875
Leasehold improvements	Up to term of lease			18,355	18,143
Office furniture and equipment	5	to	10 years	6,421	6,238
Total cost				94,879	89,822
Accumulated depreciation				(54,791)	(50,910)
Property and equipment, net				$40,088	$38,912
Depreciation expense was $9.1 million, $8.1 million and $8.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

(9) Insurance Proceeds
As Federated received cash related to insurance claims submitted to cover costs primarily associated with various legal proceedings, the amounts were recorded as a liability. The retention of these advance insurance payments was contingent upon final approval of the claim by the insurance carrier. In the event that all or a portion of the claim had been denied, Federated would have been required to repay all or a portion of these advance payments. During the third and fourth quarters of 2012, Federated received final approvals from various insurance carriers related to $20.2 million of claims. Accordingly, Federated recognized $20.2 million in the Consolidated Statements of Income as a reduction to Professional service fees. Federated removed $10.0 million in Other current liabilities in the third quarter 2012 and the remaining $10.2 million in insurance proceeds was received in the fourth quarter 2012.

(10) Debt and Interest Rate Swap
Debt consisted of the following at December 31:

dollars in thousands	Weighted-Average Interest Rate[1]	2013	2012
Term Loan	3.646%	$276,250	$318,750
Less: Short-term debt		77,917	42,500
Long-term debt		$198,333	$276,250

1	See additional information below regarding the interest rate fixed at 3.646% in connection with the Swap.
In 2011, Federated entered into an Amended and Restated Credit Agreement with a syndicate of banks that included a $382.5 million term loan (Term Loan) and a $200 million revolving credit facility (collectively, as amended, Credit Agreement). The Credit Agreement expires on June 10, 2016. The Term Loan, a variable-rate note, requires principal payments of $10.6 million per quarter for the first three years and $28.3 million per quarter for the fourth and fifth years and a final payment of $28.3 million due upon its expiration. Certain subsidiaries entered into an Amended and Restated Continuing Agreement of Guaranty and Suretyship whereby these subsidiaries guarantee payment of all obligations incurred through the Credit Agreement.
The borrowings under the Term Loan bear interest at a spread over the London Interbank Offering Rate (LIBOR). Federated is a party to an interest rate swap (the Swap) with PNC Bank, National Association and certain other banks to hedge its interest rate risk on the Term Loan. Under the Swap, which expires on April 1, 2015, Federated receives payments based on LIBOR plus a spread and makes payments based on an annual fixed rate of 3.646%. The Swap requires monthly cash settlements of interest paid or received. The differential between the interest paid or interest received from the monthly settlements is recorded as adjustments to Debt expense on the Consolidated Statements of Income. The Swap is accounted for as a cash flow hedge and has been determined to be highly effective. Federated evaluates effectiveness using the long-haul method. Changes in the fair value of the Swap will likely be offset by an equal and opposite change in the fair value of the hedged item, therefore very little, if any, net impact on reported earnings is expected. The fair value of the Swap agreement at December 31, 2013 was a liability of $5.1 million which was recorded in Other current liabilities ($4.6 million) and Other long-term liabilities ($0.5 million) on the Consolidated Balance Sheets. The entire amount of this loss in fair value was recorded in Accumulated other comprehensive loss, net of tax on the Consolidated Balance Sheets at December 31, 2013. During the next twelve months management expects to charge $4.6 million of this loss to Debt expense on the Consolidated Statements of Income as a component of Federated’s fixed interest rate of 3.646%. This amount could differ from amounts actually recognized due to

2013 Annual Report	63

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

changes in interest rates subsequent to December 31, 2013 and will not affect the amount of interest expense recognized in total on the Term Loan for any period presented. During the years ended December 31, 2013 and 2012, $6.5 million and $7.3 million, respectively, were charged to Debt expense on the Consolidated Statements of Income as a component of Federated’s fixed interest rate associated with the Swap.
As of December 31, 2013, the entire $200 million revolving credit facility was available for borrowings. Federated pays an annual facility fee, currently 15 basis points, based on its credit rating. Borrowings under the revolving credit facility bear interest similar to the Term Loan borrowings under the Credit Agreement except the LIBOR spread is currently 110 basis points, based on Federated's credit rating.
The Credit Agreement includes representations, warranties and other covenants, including an interest coverage ratio covenant and a leverage ratio covenant. Federated was in compliance with all covenants at and during the year ended December 31, 2013. The Credit Agreement and the Swap also have certain stated events of default and cross default provisions which would permit the lenders/counterparties to accelerate the repayment of the debt or to terminate the Swap if not cured within the applicable grace periods. The events of default generally include breaches of contract, failure to make required loan payments, insolvency, cessation of business, deterioration in credit rating to below investment grade, notice of lien or assessment and other proceedings, whether voluntary or involuntary, that would require the repayment of amounts borrowed.

(11) Employee Benefit Plans
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
Matching contributions to the 401(k) plan recognized in Compensation and related expense amounted to $4.4 million, $4.2 million and $4.0 million for 2013, 2012 and 2011, respectively.
Vesting in Federated’s matching contributions commences once a participant in the 401(k) plan has worked at least 1,000 hours per year for two years. Upon completion of this initial service, 20% of Federated’s contribution included in a participant’s account vests and 20% vests for each of the following four years if the participant works at least 1,000 hours per year. Employees are immediately vested in their 401(k) salary deferral contributions.
A Federated employee becomes eligible to participate in the profit sharing plan if they are employed on the last day of the year and have worked at least 500 hours for the year. The profit sharing plan is a defined contribution plan to which Federated may contribute amounts as authorized by its board of directors. No contributions were made to the profit sharing plan in 2013, 2012 or 2011. At December 31, 2013, the profit sharing plan held 0.5 million shares of Federated Class B common stock.
(b) Employee Stock Purchase Plan
Federated offers an employee stock purchase plan that allows employees to purchase a maximum of 750,000 shares of Class B common stock. Employees may contribute up to 10% of their salary to purchase shares of Federated’s Class B common stock on a quarterly basis at the market price. The shares purchased under this plan may be newly issued shares, treasury shares or shares purchased on the open market. During 2013, 9,851 shares were purchased by employees in this plan and, as of December 31, 2013, a total of 150,451 shares were purchased by employees in this plan on the open market since the plan’s inception in 1998.

(12) Share-Based Compensation Plans
Federated’s long-term stock-incentive compensation has been provided for under the Stock Incentive Plan (the Plan), as amended and subsequently approved by shareholders from time to time. Share-based awards are granted to reward Federated’s employees and non-management directors who have contributed to the success of Federated and to provide incentive to increase their efforts on behalf of Federated. Since the Plan’s inception, a total of 27.1 million shares of Class B common stock have been authorized for granting share-based awards in the form of restricted stock, stock options or other share-based awards. As of December 31, 2013, 5.1 million shares are available under the Plan.

64	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

Share-based compensation expense was $20.6 million, $20.1 million and $19.0 million for the years ended December 31, 2013, 2012 and 2011, respectively. The associated tax benefits recorded in connection with share-based compensation expense was $7.7 million, $7.6 million and $7.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. At December 31, 2013, the maximum remaining unrecognized compensation expense related to share-based awards approximated $65 million which is expected to be recognized over a weighted-average period of approximately 6 years.
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
The following table summarizes activity of non-vested restricted stock awards for the year ended December 31, 2013:

	Restricted Shares	Weighted- Average Grant- Date Fair Value
Non-vested at January 1, 2013	4,040,782	$21.24
Granted[1]	989,050	$24.25
Vested	(778,553)	$22.63
Forfeited	(118,905)	$22.14
Non-vested at December 31, 2013	4,132,374	$21.67

1
During 2013, Federated awarded 474,050 shares of restricted Federated Class B common stock in connection with a bonus program in which certain key employees received a portion of their bonus in the form of restricted stock under the Plan. This restricted stock, which was granted on the bonus payment date and issued out of treasury, generally vests over a three-year period. Also during 2013, Federated awarded 515,000 shares of restricted Federated Class B common stock to certain key employees. The restricted stock awards generally vest over ten-year periods with restrictions on the vested portions of the awards lapsing on approximately the awards' fifth- and tenth-year anniversaries.

Federated awarded 989,050 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $24.25 to employees during 2013; awarded 1,015,273 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $18.06 to employees during 2012; and awarded 1,011,876 shares of restricted Federated Class B common stock with a weighted-average grant-date fair value of $19.97 to employees during 2011.
The total fair value of restricted stock vested during December 31, 2013, 2012 and 2011 was $18.5 million, $14.1 million and $15.4 million, respectively.
(b) Stock Options
The outstanding stock options as of December 31, 2013 were granted to non-management directors with exercise prices that equaled the market price of Federated’s Class B common stock on the grant dates. Nearly all of these stock options were awarded with no requisite service requirement, were immediately exercisable and expire no later than ten years after the grant date. Each vested option may be exercised for the purchase of one share of Class B common stock at the exercise price.

2013 Annual Report	65

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

The following table summarizes the status of and changes in Federated’s stock option program for the year ended December 31, 2013:

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2013	54,750	$31.97
Expired unexercised	(2,250)	$27.22
Outstanding at December 31, 2013[1]	52,500	$32.18	2.8	$0

1	All stock options outstanding at December 31, 2013 were vested and exercisable.
There were no options exercised during the years ended December 31, 2013 and 2012. Total options exercised during the year ended December 31, 2011 were 603,418, with an intrinsic value of of $1.2 million.
There were no stock options granted in 2013, 2012 or 2011.
(c) Non-management Director Stock Award
Federated awarded 5,100, 4,500 and 4,500 shares of Federated Class B common stock to non-management directors in the second quarters of 2013, 2012 and 2011, respectively. There were no additional awards to non-management directors in 2013, 2012 or 2011.

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
(a) Dividends
Cash dividends of $102.5 million, $256.8 million and $100.0 million were paid in 2013, 2012 and 2011, respectively, to holders of common stock. Of the amount paid in 2012, $156.9 million represented a $1.51 per share special dividend paid in the fourth quarter. All dividends are considered ordinary dividends for tax purposes.
(b) Treasury Stock Repurchases
During 2008, the board of directors authorized a share repurchase program that allows Federated to buy back up to 5 million shares of Class B common stock. The program has no stated expiration date and no other programs existed as of December 31, 2013. The program authorizes executive management to determine the timing and the amount of shares for each purchase. The repurchased stock is held in treasury for employee share-based compensation plans, potential acquisitions and other corporate activities. During the year ended December 31, 2013, Federated repurchased 0.6 million shares of common stock for $14.2 million, the majority of which were repurchased in the open market. The remaining shares were repurchased in connection with employee separations and are not counted against the board-approved share repurchase program. At December 31, 2013, approximately 1.3 million shares remained available to be purchased under the current buyback program.

66	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

(14) Leases
The following is a schedule by year of future minimum payments required under the operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2013:

in millions
2014	$13.0
2015	14.0
2016	13.3
2017	12.7
2018	12.7
2019 and thereafter	45.5
Total minimum lease payments	$111.2
Federated held a material operating lease at December 31, 2013 for its corporate headquarters building in Pittsburgh, Pennsylvania. This lease expires in 2021 and has renewal options for two successive terms of five years each. This lease includes provisions for leasehold improvement incentives, rent escalation and certain penalties for early termination. In addition, at December 31, 2013, Federated had various other operating lease agreements primarily involving additional facilities. These leases are noncancelable and expire on various dates through the year 2025. Most leases include renewal options and, in certain leases, escalation clauses.
Rental expenses were $11.8 million, $11.5 million and $11.2 million for the years ended December 31, 2013, 2012 and 2011, respectively.

(15) Income Taxes
Federated files a consolidated federal income tax return. Financial statement tax expense is determined under the liability method.
Income tax expense (benefit), net consisted of the following components for the years ended December 31:

in thousands	2013	2012	2011
Current:
Federal	$66,408	$78,422	$67,662
State	6,849	7,430	6,426
Foreign	190	6	(56)
	73,447	85,858	74,032
Deferred:
Federal	18,220	23,143	15,996
State	1,347	1,878	1,291
Foreign	(354)	4	(31)
Total	$92,660	$110,883	$91,288
The federal net tax effects of timing differences exceeding 5% of the respective year’s pretax income at the statutory federal income tax rate included in Income tax provision on the Consolidated Statements of Income were as follows: $(19.3) million, $(19.7) million and $(18.7) million related to intangible assets in 2013, 2012 and 2011, respectively; $5.1 million related to the accrued incentive compensation in 2011.

2013 Annual Report	67

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

The reconciliation between the statutory income tax rate and the effective tax rate consisted of the following for the years ended December 31:

	2013	2012	2011
Expected statutory income tax rate	35.0%	35.0%	35.0%
Increase/(decrease):
State and local income taxes, net of Federal benefit	2.2	2.1	2.1
Other	(1.0)	0.0	0.6
Effective tax rate (excluding noncontrolling interests)	36.2	37.1	37.7
Income attributable to noncontrolling interests	(0.4)	(1.2)	(0.6)
Effective tax rate per Consolidated Statements of Income	35.8%	35.9%	37.1%
The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities consisted of the following at December 31:

in thousands	2013	2012
Deferred Tax Assets
Tax net operating losses	$17,017	$16,781
Compensation related	12,840	9,848
Unrealized losses	1,771	3,912
Realized capital losses	0	3,678
Other	3,958	2,691
Total deferred tax assets	35,586	36,910
Valuation allowance	(16,729)	(20,069)
Total deferred tax asset, net of valuation allowance	$18,857	$16,841
Deferred Tax Liabilities
Intangible assets	$112,923	$92,823
Property and equipment	8,770	8,134
State taxes	6,316	5,156
Deferred sales commissions	5,508	4,927
Other	3,755	4,346
Total gross deferred tax liability	$137,272	$115,386
Net deferred tax liability	$118,415	$98,545
At December 31, 2013, Federated had deferred tax assets related to state and foreign tax net operating loss carryforwards in certain taxing jurisdictions in the aggregate of $17.0 million, which will expire through 2033. A valuation allowance has been recognized for $15.1 million (or 99%) of the deferred tax asset for state tax net operating losses, and for $1.6 million (or 91%) of the deferred tax asset for foreign tax net operating losses. The valuation allowances were recorded due to management’s belief that it is more likely than not that Federated will not realize the full benefit of these net operating losses.
At December 31, 2012, Federated had deferred tax assets related to state and foreign tax net operating loss carryforwards in certain taxing jurisdictions in the aggregate of $16.8 million, which will expire through 2032. A valuation allowance has been recognized for $14.8 million (or 99%) of the deferred tax asset for state tax net operating losses, and for $1.8 million (or 95%) of the deferred tax asset for foreign tax net operating losses. The valuation allowances were recorded due to management’s belief that it is more likely than not that Federated will not realize the full benefit of these net operating losses.
In addition, at December 31, 2012, Federated had recorded deferred tax assets resulting from capital losses on certain previously held investments in Collateralized Debt Obligations and other investments. The carry-forward period for capital losses, once recognized, is five years. At that time, management believed it was more likely than not that Federated would not fully realize these deferred tax assets in the future and therefore had a related valuation allowance balance of $3.5 million at December 31, 2012. As of December 31, 2013, sufficient capital gains had been recognized to offset the capital loss carry-forwards, thereby resulting in the elimination of the corresponding deferred tax assets and the related valuation allowance.

68	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

Federated and its subsidiaries file annual income tax returns in the U.S. federal jurisdiction, various U.S. state and local jurisdictions, and in certain foreign jurisdictions. Based upon its review of these filings, there were no material unrecognized tax benefits as of December 31, 2013 or 2012. Therefore, there were no material changes during 2013, and no reasonable possibility of a significant increase or decrease in unrecognized tax benefits within the next twelve months.

(16) Earnings Per Share attributable to Federated Investors, Inc. Shareholders
The following table sets forth the computation of basic and diluted earnings per share using the two-class method for amounts attributable to Federated Investors, Inc. for the years ended December 31:

in thousands, except per share data	2013	2012	2011
Numerator – Basic
Net income attributable to Federated Investors, Inc.	$162,177	$188,088	$150,906
Less: Total income available to participating unvested restricted shareholders[1]	(6,065)	(8,400)	(4,922)
Total net income attributable to Federated Common Stock[2]	$156,112	$179,688	$145,984
Numerator – Diluted
Net income attributable to Federated Investors, Inc.	$162,177	$188,088	$150,906
Less: Total income available to participating unvested restricted shareholders[1]	(6,065)	(8,400)	(4,921)
Total net income attributable to Federated Common Stock[2]	$156,112	$179,688	$145,985
Denominator
Basic weighted-average common shares outstanding	100,668	100,313	100,609
Dilutive potential shares from stock options	1	0	23
Diluted weighted-average common shares outstanding	100,669	100,313	100,632
Earnings per share
Net income attributable to Federated Common Stock - Basic and Diluted[2]	$1.55	$1.79	$1.45

1	Income available to participating unvested restricted shareholders includes dividends paid on unvested restricted shares and their proportionate share of undistributed earnings.

2	Federated Common Stock excludes unvested restricted stock which are deemed participating securities in accordance with the two-class method of computing earnings per share.
For the year ended December 31, 2013, fewer than 50 thousand stock option awards were not included in the computation of diluted earnings per share. For the years ended December 31, 2012 and 2011, 0.2 million and 0.7 million stock option awards, respectively, were not included in the computation of diluted earnings per share for each year. In all cases, these options were antidilutive because the exercise price was greater than the average market price of Federated Class B common stock for each respective year. In the event the awards become dilutive, these shares would be included in the calculation of diluted earnings per share and would result in a proportional amount of dilution.

2013 Annual Report	69

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

(17) Accumulated Other Comprehensive (Loss) Income attributable to Federated Investors, Inc. Shareholders
The components of Accumulated other comprehensive loss, net of tax attributable to Federated shareholders are as follows:

in thousands	Unrealized Loss on Interest Rate Swap[1]	Unrealized (Loss)Gain on Securities Available for Sale[2]	Unrealized Gain (Loss) on Foreign Currency Hedge[3]	Foreign Currency Translation (Loss) Gain[3]	Total
Balance at December 31, 2010	$(7,627)	$3,264	$0	$668	$(3,695)
Other comprehensive (loss) income before relcassifications and tax	(11,763)	(2,786)	462	(522)	(14,609)
Tax impact	5,032	1,173	(94)	183	6,294
Reclassification adjustment, before tax	8,255	(2,292)	0	0	5,963
Tax impact	(3,531)	966	0	0	(2,565)
Net current-period other comprehensive (loss) income	(2,007)	(2,939)	368	(339)	(4,917)
Balance at December 31, 2011	$(9,634)	$325	$368	$329	$(8,612)
Other comprehensive (loss) income before relcassifications and tax	(3,253)	9,009	(1,631)	1,484	5,609
Tax impact	1,201	(3,670)	332	(519)	(2,656)
Reclassification adjustment, before tax	7,316	(3,408)	1,169	(1,237)	3,840
Tax impact	(2,701)	1,388	(238)	433	(1,118)
Net current-period other comprehensive income (loss)	2,563	3,319	(368)	161	5,675
Balance at December 31, 2012	$(7,071)	$3,644	$0	$490	$(2,937)
Other comprehensive (loss) income before relcassifications and tax	(400)	7,346	0	(149)	6,797
Tax impact	146	(3,167)	0	50	(2,971)
Reclassification adjustment, before tax	6,518	(10,966)	0	0	(4,448)
Tax impact	(2,378)	4,729	0	0	2,351
Net current-period other comprehensive income (loss)	3,886	(2,058)	0	(99)	1,729
Balance at December 31, 2013	$(3,185)	$1,586	$0	$391	$(1,208)

1	Amounts reclassified from Accumulated other comprehensive loss, net of tax were recorded in Debt expense on the Consolidated Statements of Income.

2	Amounts reclassified from Accumulated other comprehensive loss, net of tax were recorded in Gain on securities, net on the Consolidated Statements of Income.

3	Amounts reclassified from Accumulated other comprehensive loss, net of tax were recorded in Nonoperating Income (Expenses) - Other, net on the Consolidated Statements of Income.

70	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

(18) Commitments and Contingencies
(a) Contractual
Federated is obligated to make certain future payments under various agreements to which it is a party, including operating leases (see Note (14)). The following table summarizes minimum noncancelable payments contractually due under Federated’s significant service contracts and employment arrangements:

	Payments due in
						After
in millions	2014	2015	2016	2017	2018	2018	Total
Purchase obligations[1]	$12.9	$3.0	$0.7	$0.4	$0.1	$0.0	$17.1
Employment-related commitments[2]	18.5	1.5	0.2	0.0	0.0	0.0	20.2
Total	$31.4	$4.5	$0.9	$0.4	$0.1	$0.0	$37.3

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
In 2010, Federated acquired the money market management business of SunTrust Banks, Inc. (SunTrust Acquisition). As part of the SunTrust Acquisition, Federated is required to make annual contingent purchase price payments in the fourth quarters of each of the five years following the acquisition date. The contingent purchase price payments are calculated as a percentage of revenue less distribution expenses directly attributed to certain eligible assets. The first three contingent purchase price payments of $5.0 million, $4.2 million and $3.8 million were paid in the fourth quarters of 2011, 2012 and 2013, respectively. At December 31, 2013, management estimated remaining contingent payments could total $6 million over the two years that remain; however, the actual amount of the contingent payments will vary based on asset levels and related net revenues and is not limited by any maximum amount. A wide range of outcomes for actual payments is possible due to the extent of reasonably possible flow-rate volatility for the respective AUM. As of December 31, 2013, a liability of $4.4 million representing the estimated fair value of future consideration payments was recorded in Other current liabilities ($2.3 million) and Other long-term liabilities ($2.1 million) (see Note (5)(a) for a discussion regarding the valuation methodology). This liability is remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense on the Consolidated Statements of Income.
In 2008, Federated completed the acquisition of certain assets of David W. Tice & Associates LLC that relate to the management of the Prudent Bear Fund and the Prudent DollarBear Fund (Prudent Bear Acquisition). As part of the Prudent Bear Acquisition, Federated was required to make contingent purchase price payments based upon certain revenue growth targets over the four-year period following the acquisition date. The contingent purchase price payments were recorded as additional goodwill at the time the contingency was resolved. Contingent purchase price payments over the four-year period totaled $49.8 million, which included a payment of $44.7 million related to the second anniversary year in the first quarter 2011. The applicable growth targets were not met for the third or fourth anniversary years. As such, no amount was paid related to these anniversary years.
As part of the 2008 Clover Capital Acquisition, Federated is required to make contingent purchase price payments based upon growth in revenues over the five-year period following the acquisition date. The contingent purchase price payments were recorded as additional goodwill at the time the contingency was resolved. The applicable growth targets were not met for the first two anniversary years and as such, no related payments were made. In the first quarter 2012 and 2013, $5.9 million and $3.4 million were paid with regard to the third and fourth anniversary years, respectively. As of December 31, 2013, $9.2 million was accrued in Other current liabilities for the fifth and final anniversary year and was paid in January 2014.
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

2013 Annual Report	71

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

period totaled $8.0 million, which included payments totaling $1.1 million in 2011 and $2.8 million in 2012, the final year of payment. Contingent payments were recorded as additional goodwill at the time the related contingency was resolved.
Pursuant to other acquisition agreements, Federated may be required to make additional purchase price payments based on a percentage of revenue less certain direct expenses attributable to eligible AUM. The payments could occur annually through 2017. As of December 31, 2013, liabilities totaling $2.1 million, representing the estimated fair value of future consideration payments, were recorded in Other current liabilities ($0.9 million) and Other long-term liabilities ($1.2 million) (see Note (5)(a) for a discussion regarding the valuation methodology). The liabilities are remeasured at each reporting date with changes in the fair value recognized in Intangible asset related expense and/or Other expense on the Consolidated Statements of Income.
Federated may be required to make certain incentive compensation-related payments through 2018 in connection with various significant employment arrangements. In addition to the $18.5 million of employment-related commitments to be paid in 2014 included in the table above, as of December 31, 2013, Federated may be required to pay up to an additional $33 million over the remaining terms of the arrangements based on the achievement of performance goals. In addition, certain employees have incentive compensation opportunities related to the Federated Kaufmann Large Cap Fund (the Fund Bonus). Based on asset levels at December 31, 2013, $1.7 million would be paid in 2014 as a Fund Bonus payment. Management is unable to reasonably estimate a range of possible bonus payments for the Fund Bonus for subsequent years due to the wide-range of possible growth-rate scenarios.
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
(c) Legal Proceedings
Federated has claims asserted and threatened against it in the ordinary course of business. As of December 31, 2013, Federated does not believe that a material loss related to these claims is reasonably possible.

(19) Subsequent Events
On January 23, 2014, the board of directors declared a $0.25 per share dividend to shareholders of record as of February 7, 2014, which was paid on February 14, 2014.

72	Federated Investors, Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
(December 31, 2013, 2012 and 2011)

(20) Supplementary Quarterly Financial Data (Unaudited)

in thousands, except per share data, for the quarters ended	March 31,	June 30,	September 30,	December 31,
2013
Revenue	$227,972	$223,806	$211,866	$214,722
Operating income	68,199	66,028	57,758	59,758
Net income including noncontrolling interest in subsidiaries[1]	44,688	41,861	37,629	42,176
Amounts attributable to Federated Investors, Inc.
Net income[1]	42,994	40,408	37,704	41,071
Earnings per share – Basic and Diluted[1]	0.41	0.39	0.36	0.39
Cash dividends per share	0.24	0.24	0.25	0.25
Stock price per share[2]
High	25.32	29.08	30.87	28.98
Low	20.68	21.92	26.71	25.50
Impact of Minimum Yield Waivers
Revenue	(87,342)	(91,946)	(105,081)	(104,661)
Less: Reduction in Distribution expense	64,751	66,938	72,140	73,338
Operating income	(22,591)	(25,008)	(32,941)	(31,323)
Less: Reduction in Noncontrolling interest	844	1,267	2,665	2,024
Pre-tax impact	(21,747)	(23,741)	(30,276)	(29,299)
2012
Revenue	$230,281	$232,132	$238,468	$244,824
Operating income[3]	70,347	69,020	90,033	83,192
Net income including noncontrolling interest in subsidiaries[1,3]	44,407	43,073	58,193	51,956
Amounts attributable to Federated Investors, Inc.
Net income[1,3]	42,325	40,410	55,773	49,581
Earnings per share – Basic and Diluted[1,3,4]	0.41	0.39	0.54	0.44
Cash dividends per share[4]	0.24	0.24	0.24	1.75
Stock price per share[2]
High	23.89	23.23	22.31	23.48
Low	15.45	18.54	19.32	18.28
Impact of Minimum Yield Waivers
Revenue	(80,468)	(70,254)	(69,495)	(70,748)
Less: Reduction in Distribution expense	57,547	53,080	52,934	54,918
Operating income	(22,921)	(17,174)	(16,561)	(15,830)
Less: Reduction in Noncontrolling interest	618	(5)	298	331
Pre-tax impact	(22,303)	(17,179)	(16,263)	(15,499)

1
Federated recorded impairment charges of $3.1 million and $0.6 million related to an equity-method investment in the third and fourth quarters of 2013, respectively, as well as an impairment charge of $3.0 million in the fourth quarter of 2012. See Note (5) for additional information.

2	Federated’s Class B common stock is traded on the New York Stock Exchange under the symbol FII.

3
For the quarters ended September 30, 2012 and December 31, 2012, Federated recorded pretax insurance recoveries totaling $17.3 million and $3.0 million, respectively, for claims submitted over the past several years related to various legal proceedings. See Note (9) for additional information.

4
For the quarter ended December 31, 2012, Federated paid $1.51 per share as a special cash dividend and a $0.24 per share regular dividend. All dividends are considered ordinary dividends for tax purposes. The special dividend negatively impacted fourth quarter 2012 basic and diluted earnings per share by $0.04 per share.

The approximate number of beneficial shareholders of Federated’s Class A and Class B common stock as of February 7, 2014, was 1 and 26,513, respectively.

2013 Annual Report	73

PERFORMANCE GRAPH (UNAUDITED)

The following performance graph compares the total shareholder return of an investment in Federated’s Class B Common Stock to that of the Standard and Poor’s MidCap 400® Index (S&P MidCap 400 Index) and to the S&P 1500 Asset Management & Custody Banks Index for the five-year period ended on December 31, 2013. A comparison to Standard and Poor’s 500® Index (S&P 500 Index) is also included. The change in indices is being made because, beginning on January 1, 2013, Federated was moved from the S&P 500 Index to the S&P MidCap 400 Index.
The graph assumes that the value of the investment in Federated’s Class B Common Stock and each index was $100 on December 31, 2008. Total return includes reinvestment of all dividends. As a member of the S&P MidCap 400 Index as of December 31, 2013, Federated is required to include this comparison. The historical information set forth below is not necessarily indicative of future performance. Federated does not make or endorse any predictions as to future stock performance.

Comparison of Cumulative Five Year Total Return
$300
$250
$200
$150
$100
$50
$0
2008
2009
2010
2011
2012
2013
Federated Investors, Inc.
S&P MidCap 400 Index
S&P 1500 Asset Management & Custody Banks
S&P 500 Index

	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013
Federated	168.86	175.91	106.68	160.50	237.15
S&P MidCap 400 Index	137.38	173.98	170.96	201.53	269.04
S&P 1500 Asset Management & Custody Banks Index	126.37	144.18	117.18	150.05	223.96
S&P 500 Index	126.46	145.51	148.59	172.37	228.19

74	Federated Investors, Inc.